As filed with the Securities and Exchange Commission on March 11, 2005
Registration No. 333-121220

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mittal Steel Company N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	3312	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Hofplein 20, 15th Floor

3032 AC Rotterdam
The Netherlands
+31 10 217 8800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marc R. Jeske

Ispat Inland Inc.
3210 Watling Street
East Chicago, IN 46312
(219) 399-1200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John A. Marzulli, Jr., Esq. Peter J. Rooney, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 United States (212) 848-4000	Henk Scheffer, Esq. Mittal Steel Company N.V. Hofplein 20, 15th Floor 3032 AC Rotterdam The Netherlands +31 10 217 8819	Robert A. Profusek, Esq. Marilyn W. Sonnie, Esq. Jones Day 222 East 41st Street New York, NY 10017-6702 United States (212) 326-3939

    Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed proxy statement/prospectus.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Registration
Securities to Be Registered	Registered	Per Unit	Offering Price(2)	Fee(3)

Class A Common Shares, par value €0.01 per share	(1)	(1)	$2,048,736,256	$241,136.26

(1)	Pursuant to Securities Act Rule 457(o), this information is not included.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and (3) and Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on (i) the product of (a) $41.48, the average of the high and low sales prices of International Steel Group Inc. common stock as reported by the New York Stock Exchange on March 8, 2005 and (b) 100,035,950 shares of International Steel Group Inc. common stock outstanding at the close of business on March 8, 2005 less (ii) $2,100,754,950, the amount of cash to be paid by the Registrant in exchange for shares of International Steel Group Inc. common stock (equal to the product of $42.00 times 50,017,975 shares of International Steel Group Inc. common stock to be converted into cash).

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $241,136.26 which is equal to 0.0001177 multiplied by the proposed maximum aggregate offering price of $2,048,736,256.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 11, 2005

March [     ], 2005

To International Steel Group Inc. Stockholders:

          I am pleased to invite you to the special stockholders meeting to consider the proposed merger of International Steel Group Inc. and Mittal Steel Company N.V., formerly known as Ispat International N.V. The meeting will be held at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York on [day], April [     ], 2005 at [time], local time.

          In the merger, ISG stockholders will be entitled to receive: (1) $42.00 per share in cash, (2) a number of Mittal Steel class A common shares equal to $42.00 divided by the average closing price of Mittal Steel class A common shares on the New York Stock Exchange during the 20-trading-day period ending on (and including) the trading day that is two days prior to the completion of the merger, up to a maximum of 1.21740 shares and a minimum of 0.95865 shares, or (3) a combination of cash and Mittal Steel class A common shares. ISG stockholders may elect to receive cash, Mittal Steel class A common shares or a combination of the two, but may receive a different proportion of cash and shares because 50% of the shares of ISG common stock will be converted into cash and 50% of the shares of ISG common stock will be converted into Mittal Steel class A common shares.

          Mittal Steel class A common shares are listed and traded on the New York Stock Exchange, Mittal Steel’s principal U.S. trading market, and outside the United States on Euronext Amsterdam, in each case under the symbol “MT”.

          You should carefully consider the risk factors relating to the proposed merger beginning on page 30.

          Whether or not you plan to attend the meeting, please complete and return your proxy card in the envelope enclosed for your convenience. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

          On behalf of the entire ISG board of directors, thank you for your involvement in ISG. We hope that the next chapter in the ISG story is as exciting and profitable as those that came before.

Sincerely yours,

WILBUR L. ROSS, Jr.

Chairman of the Board

          If you have any questions concerning the proposed merger, please call ISG’s proxy solicitors, MacKenzie Partners, Inc., toll free at (800) 322-2885. Please do not send in your stock certificates with your proxy card.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE MITTAL STEEL CLASS A COMMON SHARES TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          This proxy statement/prospectus is dated March [     ], 2005, and is first being mailed to ISG stockholders on or about [that date.]

INTERNATIONAL STEEL GROUP INC.

4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [Day], April [     ], 2005 at [Time]

TO INTERNATIONAL STEEL GROUP INC. STOCKHOLDERS:

      Notice is hereby given that a special meeting of stockholders of International Steel Group Inc. relating to the proposed merger of ISG with a subsidiary of Mittal Steel Company N.V., formerly known as Ispat International N.V., will be held on [day], April [     ], 2005, at [time], local time, at [the InterContinental The Barclay New York, 111 East 48th Street, New York, New York], to consider and vote upon:

(1) A proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of October 24, 2004, among Mittal Steel (formerly known as Ispat International N.V.), Park Acquisition Corp, a wholly owned subsidiary of Mittal Steel, and ISG; and

(2) A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposed merger.

      Information regarding the merger and related matters is contained in the accompanying proxy statement/prospectus and the annexes to the proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

      The ISG board of directors has fixed the close of business on March 14, 2005, as the record date for determination of ISG stockholders entitled to notice of, and to vote at, the special meeting. Only the holders of record of shares of ISG common stock on the record date are entitled to have their votes counted at the special meeting. A list of stockholders entitled to vote at the special meeting will be available for examination by any ISG stockholder, for any purpose concerning the meeting, during ordinary business hours at ISG’s principal executive offices, located at 4020 Kinross Lakes Parkway, Richfield, Ohio, during the ten days preceding the special meeting.

      Adoption of the merger agreement requires the votes represented by a majority of the outstanding shares of ISG common stock entitled to vote to be voted “FOR” the proposal. Failure to vote your shares of ISG common stock at the special meeting has the same effect as a vote “AGAINST” the merger.

      You have the power to revoke your proxy at any time prior to its use at the special meeting. If you attend the special meeting, you may withdraw your proxy and vote in person.

      You may attend the special meeting in person. It is important that your shares of ISG common stock are represented at the special meeting regardless of the number of shares that you hold. Your early attention to the proxy card will be greatly appreciated because it will reduce the cost ISG incurs in obtaining voting instructions from its stockholders.

      The ISG board of directors has approved and declared advisable the merger agreement and unanimously recommends that you vote or give instructions to vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

      You should not return your ISG common stock certificates with the enclosed proxy card.

By Order of the Board of Directors

CARLOS M. HERNANDEZ
Secretary

Richfield, Ohio

March [     ], 2005

ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates important business and financial information about Mittal Steel and ISG from other documents that are not included in or delivered with this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” on page 1 for a listing of documents incorporated by reference. These documents are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

Mittal Steel Company N.V.	International Steel Group Inc.
Investor Relations	Investor Relations
Mittal Steel Company N.V.	International Steel Group Inc.
Hofplein 20	4020 Kinross Lakes Parkway
15th Floor	Richfield, Ohio 44286-9000
3032 AC Rotterdam	(330) 659-9100
The Netherlands
+31 10 217 8800

      If you would like to request any documents, you must do so by April [     ], 2005 in order to receive them before the special meeting of ISG stockholders.

i

Page

Shareholder Votes on Certain Reorganizations	244
Certain Provisions Relating to Business Combinations	245
Rights of Inspection	245
Shareholder Suits	245
Conflict of Interest Transactions	246
Financial Information Available to Shareholders	246
MARKET DATA	247
ENFORCEABILITY OF CIVIL LIABILITIES	249
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS	250
LEGAL MATTERS	251
EXPERTS	251
CERTAIN DEFINED TERMS	254
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENTS	F-1
EX-5.1: OPINION OF NAUTADUTILH N.V.
EX-8.1: TAX OPINION OF JONES DAY
EX-8.2: TAX OPINION OF SHEARMAN & STERLING LLP
EX-23.1: CONSENT OF DELOITTE ACCOUNTANTS B.V.
EX-23.2: CONSENT OF ERNST & YOUNG ACCOUNTANTS
EX-23.3: CONSENT OF ERNST & YOUNG DEUTSCHE
EX-23.4: CONSENT OF ERNST & YOUNG
EX-23.5: CONSENT OF ERNST & YOUNG AUDIT
EX-23.6: CONSENT OF KPMG LLP
EX-23.7: CONSENT OF KPMG INC.
EX-23.8: CONSENT OF KPMG LLP
EX-23.9: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-99.1: FORM OF PROXY
EX-99.3: CONSENT OF GOLDMAN, SACHS & CO.
EX-99.6: FORM OF ELECTION AND INSTRUCTIONS

Annexes

Annex A	Agreement and Plan of Merger and Reorganization, dated as of October 24, 2004, among Mittal Steel Company N.V. (formerly known as Ispat International N.V.), Park Acquisition Corp. and International Steel Group Inc.

Annex B	Letter Agreement relating to the acquisition of LNM Holdings N.V., dated as of October 24, 2004, between The Richmond Investment Holdings Limited and International Steel Group Inc.

Annex C	Parent Shareholder Support Agreement, dated as of October 24, 2004, between International Steel Group Inc. and Ispat International Investments, S.L.

Annex D	Company Shareholder Support Agreement, dated as of October 24, 2004, among Mittal Steel Company N.V. (formerly known as Ispat International N.V.) and certain stockholders of International Steel Group Inc.

Annex E	Opinion of UBS Securities LLC

Annex F	Opinion of Goldman, Sachs & Co.

Annex G	Appraisal Rights Procedures Relating to International Steel Group Inc. Common Stock.

v

WHERE YOU CAN FIND MORE INFORMATION

      Mittal Steel files Annual Reports on Form 20-F with, and furnishes other information under cover of a Report on Form 6-K to, the U.S. Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Prior to December 17, 2004, Mittal Steel filed with, or furnished to, the SEC documents under its former name Ispat International N.V. As a foreign private issuer, Mittal Steel is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and will not be required to file proxy statements with the SEC, and Mittal Steel’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act. ISG files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference room, located at 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549.

      You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at the above address, at prescribed rates.

      The SEC also maintains an Internet website that contains reports and other information about issuers, like Mittal Steel and ISG, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      You can also inspect reports and other information about Mittal Steel and ISG at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      Mittal Steel filed a registration statement on Form F-4 to register with the SEC the issuance of the Mittal Steel class A common shares pursuant to the merger. This proxy statement/ prospectus is a part of that registration statement. This proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the registration statement, including the exhibits to the registration statement, on Form F-4 (and any amendments to those documents) in the manner described above.

      The SEC allows Mittal Steel and ISG to “incorporate by reference” information into this proxy statement/ prospectus, which means that Mittal Steel and ISG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus or subsequent filings deemed incorporated by reference herein.

      This proxy statement/ prospectus incorporates by reference the documents set forth below that Mittal Steel and ISG have previously filed with the SEC. These documents contain important information about Mittal Steel and ISG and their financial condition.

MITTAL STEEL SEC FILINGS (File No. 001-14666)	Period

Annual Report on Form 20-F, as amended	Year ended December 31, 2003
The description of Mittal Steel class A common shares set forth in Mittal Steel’s registration statement filed by Mittal Steel pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description
Filed on July 24, 1997
The Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ispat International set forth in Exhibit 1.2 to Ispat International’s Form 6-K	Filed on November 18, 2004
Reports on Form 6-K	Filed on:
• May 6, 2004
• August 5, 2004
• October 25, 2004 (filing regarding third quarter earnings)
• December 15, 2004
• December 17, 2004
• January 6, 2005
• January 12, 2005

ISG SEC FILINGS (File No. 001-31926)	Period

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended:
• September 30, 2004
• June 30, 2004
• March 31, 2004
Current Reports on Form 8-K	Filed on:
• February 23, 2004
• April 2, 2004 (filed pursuant to Items 5 and 7)
• April 13, 2004
• May 6, 2004
• June 17, 2004
• June 23, 2004
• October 7, 2004
• October 25, 2004
• October 28, 2004
• December 20, 2004
• February 1, 2005
• February 9, 2005

      Mittal Steel and ISG also incorporate by reference into this proxy statement/ prospectus additional documents that they may file with or furnish to the SEC from the date of this proxy statement/ prospectus to the date of the special meeting of ISG stockholders. These include reports such as Annual Reports on Form 10-K or Form 20-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K filed with (as opposed to furnished to) the SEC, any Reports on Form 6-K designated as being incorporated by reference into this proxy statement/ prospectus, as well as proxy statements filed by ISG.

      You should rely only on the information contained in, or incorporated by reference into, this proxy statement/ prospectus in deciding how to vote on the merger. No one has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this proxy statement/ prospectus. This proxy statement/ prospectus is dated March [     ], 2005. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/ prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/ prospectus to ISG stockholders nor the issuance by Mittal Steel of Mittal Steel class A common shares in connection with the merger will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE ISG SPECIAL MEETING

AND THE PROPOSED MERGER

      The following questions and answers briefly address some questions you may have regarding the special meeting of ISG stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as an ISG stockholder. Please refer to the more detailed information contained in this proxy statement/ prospectus, the annexes to this proxy statement/ prospectus and the documents referred to, or incorporated by reference in, this proxy statement/ prospectus.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	The proposed transaction is the merger of ISG with a wholly owned subsidiary of Mittal Steel, Park Acquisition Corp. Assuming the closing conditions to the merger agreement are satisfied or waived, it is currently contemplated that ISG will be merged with Park Acquisition Corp., and either Park Acquisition Corp. or ISG will continue as the surviving company and as a wholly owned subsidiary of Mittal Steel.

Q:	What will the ISG stockholders receive in the merger?

A:	As consideration for each share of ISG common stock exchanged in the merger, ISG stockholders may elect to receive:

•	$42.00 in cash,

•	a number of Mittal Steel class A common shares valued at $42.00, subject to a restriction on the maximum and minimum number of Mittal Steel class A common shares to be issued in connection with the merger, or

•	a combination of cash and Mittal Steel class A common shares.

Q:	Will each ISG stockholder receive the specific amount of cash or Mittal Steel class A common shares elected?

A:	Not necessarily. The merger agreement requires that, in the aggregate, 50% of the shares of ISG common stock must be converted into cash and 50% of the shares of ISG common stock must be converted into Mittal Steel class A common shares. As such, if there is an oversubscription for cash or Mittal Steel class A common shares, a pro rata adjustment will be made to ensure that 50% of the outstanding shares of ISG common stock are converted into cash and 50% are converted into Mittal Steel class A common shares. As a result, the amounts of cash and Mittal Steel class A common shares that an ISG stockholder will receive may be different from the amounts that such ISG stockholder elects to receive. For example, if ISG stockholders owning more than 50% of the shares of ISG common stock elect to receive all cash, then the number of shares of ISG common stock converted into cash will be less than the number elected. Similarly, if ISG stockholders owning more than 50% of the shares of ISG common stock elect to receive all Mittal Steel class A common shares, then the number of shares of ISG common stock converted into Mittal Steel class A common shares will be less than the number elected.

In addition, Mittal Steel will have the option to increase the amount of Mittal Steel class A common shares to be received by ISG stockholders if necessary to allow the merger to qualify as a reorganization for U.S. federal income tax purposes.

Q:	How and when do ISG stockholders make their election?

A:	Written instructions for ISG stockholders to make elections to receive cash or Mittal Steel class A common shares or a combination of cash and Mittal Steel class A common shares will be distributed separately from this proxy statement/prospectus. The form of election will also be posted on ISG’s website at www.intlsteel.com. To be effective, a form of election must be received by The Bank of New York, the exchange agent for the merger, by 5:00 P.M., New York City time, on or before the third day after the effective time of the merger.

Q:	If I make an election, may I change it later?

A:	Yes, so long as the subsequent election is received before the election deadline described above. Any subsequent election will automatically cancel a prior election.

Q:	What happens if an ISG stockholder fails to make a proper election or misses the election deadline?

A:	Mittal Steel or the exchange agent has sole discretion to determine that a form of election was received after the election deadline or was otherwise improperly made. Any shares of ISG common stock subject to such a determination will be treated as if no election has been made with respect to such shares. Mittal Steel may, subject to certain limitations, treat any shares of ISG common stock with respect to which no election has been made (or deemed to have been made) as either cash election shares or stock election shares, in its sole discretion. Accordingly, ISG stockholders are urged to make their elections.

Q:	What is Mittal Steel and how does it relate to Ispat International N.V. and LNM Holdings N.V.?

A:	Mittal Steel was named “Ispat International N.V.” when it executed the merger agreement with ISG. Simultaneously with the announcement of the proposed merger with ISG, Ispat International announced that it had entered into an acquisition agreement with The Richmond Investment Holdings Limited (an entity owned by Mr. Lakshmi N. Mittal, the Chairman of the board of directors and Chief Executive Officer of Ispat International, and his wife, Mrs. Usha Mittal, who together were the controlling shareholder of the former Ispat International) to acquire LNM Holdings. Upon the completion of the acquisition of LNM Holdings on December 17, 2004, Ispat International changed its name to “Mittal Steel Company N.V.” LNM Holdings is now a wholly owned subsidiary of Mittal Steel. ISG stockholders who receive Mittal Steel class A common shares in the proposed merger between Mittal Steel and ISG will become stockholders in Mittal Steel, which will be comprised of Ispat International, its recently acquired subsidiary, LNM Holdings, and ISG.

Q:	When do you expect to complete the transaction?

A:	Mittal Steel and ISG are working toward completing the merger as quickly as possible, and anticipate that it will be completed on or around April [ ], 2005. In order to complete the merger, Mittal Steel and ISG must each obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What vote is required by the ISG stockholders to adopt the merger agreement or adjourn the special meeting, if necessary, to solicit additional proxies?

A:	The adoption of the merger agreement and the adjournment of the special meeting, if necessary, to solicit additional proxies require the affirmative vote of a majority of the outstanding shares of ISG common stock entitled to vote and the affirmative vote of a majority of the outstanding shares of ISG common stock present (in person or by proxy) at the meeting and entitled to vote, respectively.

Q:	How does the ISG board of directors recommend that I vote?

A:	The ISG board of directors recommends that the ISG stockholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies. You should read “THE MERGER — ISG’s Reasons for the Merger” beginning on page 53 for a discussion of the factors that the ISG board of directors considered in deciding to recommend to the ISG stockholders the adoption of the merger agreement.

Q:	Who is entitled to vote?

A:	You can vote at the special meeting if you owned ISG common stock at the close of business on March 14, 2005, the record date. As of the record date, there were 100,035,950 shares of ISG common stock outstanding, all of which are entitled to be voted at the special meeting. At the close of business on the record date, directors and executive officers of ISG beneficially owned, in the aggregate, approximately 8,796,000 shares of ISG common stock, representing approximately 8.8% of the shares of ISG common stock outstanding. This number excludes shares deemed to be beneficially owned by virtue of owning unexercised options.

Q:	If my shares of ISG common stock are held in “street name” by my broker, will my broker vote my shares of ISG common stock for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares of ISG common stock. Without those instructions, your shares of ISG common stock will not be voted.

Q:	What happens if I do not vote?

A:	Because the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of ISG common stock entitled to vote at the special meeting, your failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Q:	May I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by either:

•	advising ISG’s Secretary in writing or

•	delivering a new proxy.

In addition, you may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Am I entitled to exercise any dissenters’ or appraisal rights in connection with the merger?

A:	Yes, under Delaware General Corporation Law, or the DGCL, holders of ISG common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined in accordance with the DGCL if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote to adopt the merger agreement and comply with the DGCL procedures explained in this proxy statement/ prospectus. The appraisal amount could be more than, the same as or less than the amount an ISG stockholder would be entitled to receive under the terms of the merger agreement.

Q:	As an ISG stockholder, should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your ISG stock certificates for the merger consideration. Please DO NOT send in your ISG stock certificates with your proxy or with your form of election.

Q:	Where and when is the special meeting?

A:	ISG will hold the special meeting at [time], local time, on [day], April [ ], 2005 at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York.

Q:	What do I need to do now if I hold shares of ISG common stock?

A:	Mittal Steel and ISG urge you to read this proxy statement/ prospectus carefully, including its annexes, and consider how the merger affects you. As soon as possible after you have read this document, please complete, sign and date your proxy card and mail it in the enclosed return envelope.

Q:	Will the combined company, Mittal Steel, have a controlling shareholder?

A:	Yes, Mr. Lakshmi N. Mittal, the Chairman of the board of directors and Chief Executive Officer of Mittal Steel, and his wife, Mrs. Usha Mittal — together the controlling shareholder of Mittal Steel — directly and indirectly own, as of the date of this proxy statement/ prospectus, approximately 95.6% of all Mittal Steel common shares, representing approximately 99.6% of the combined voting power. Following the completion of the merger with ISG, the controlling shareholder will continue to directly and indirectly own shares representing a comparable percentage of the combined voting power of all the shares of the combined company, Mittal Steel.

Q:	Is the approval of Mittal Steel shareholders required for the ISG merger?

A:	Yes, Mittal Steel shareholder approval is required in order to complete the ISG merger. Mittal Steel shareholders will receive a separate document in connection with that vote and approval. Mittal Steel S.à.r.l, an entity controlled by the controlling shareholder and the record holder of approximately 83.9% of the combined voting power of all shares of Mittal Steel’s voting stock, has indicated to Mittal Steel that it intends to vote its shares in favor of the merger.

SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS

      This summary highlights selected information in this proxy statement/ prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which you are referred for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/ prospectus, including the merger agreement, which is attached as Annex A. In addition, we incorporate by reference into this proxy statement/ prospectus important business and financial information about Mittal Steel and ISG, see “WHERE YOU CAN FIND MORE INFORMATION” on page 1. We have included page references in this summary to direct you to more complete descriptions of the topics presented in this summary.

      Unless otherwise indicated, as used in this proxy statement/prospectus:

•	“Ispat International” refers to the company formerly known as Ispat International N.V. on a stand alone basis with respect to time periods occurring prior to its recently completed acquisition of LNM Holdings N.V. and the related renaming of Ispat International as Mittal Steel Company N.V.

•	“LNM Holdings” refers to LNM Holdings N.V. on a stand alone basis with respect to time periods occurring prior to its acquisition by Ispat International, and as a subsidiary of Mittal Steel Company N.V. with respect to time periods occurring after its recently completed acquisition by Ispat International.

•	“ISG” refers to International Steel Group Inc. on a stand alone basis with respect to time periods occurring prior to the effective time of the proposed merger, and as a subsidiary of Mittal Steel Company N.V. with respect to time periods occurring after the effective time of the proposed merger.

•	“Mittal Steel” refers to Mittal Steel Company N.V., the company formerly known as Ispat International, on a stand alone basis with respect to time periods occurring prior to its recently completed acquisition of LNM Holdings and related renaming, the combined company of the former Ispat International and LNM Holdings with respect to time periods occurring after the recent completion of the acquisition of LNM Holdings and prior to the effective time of the proposed merger, and the combined company of the former Ispat International, LNM Holdings and ISG with respect to time periods occurring after the effective time of the proposed merger. “Mittal Steel (including LNM Holdings)” refers to Ispat International and LNM Holdings on a combined basis, including with respect to time periods prior to Ispat International’s acquisition of LNM Holdings.

Information about Mittal Steel (Page 136) and Park Acquisition Corp.

Mittal Steel Company N.V.

Hofplein 20, 15th Floor
3032 AC Rotterdam
The Netherlands
+31 10 217 8800

      Mittal Steel is one of the world’s largest steel producers1 with steel-making operations in fourteen countries. Mittal Steel’s operating philosophy embraces both integrated and mini-mill processes for steel-making. Mittal Steel’s steel shipments have increased from 1.5 million tons in 1992 to 27.4 million tons (including LNM Holdings) in 2003. In fiscal year 2003, Mittal Steel (including LNM Holdings) consolidated sales, operating income and net income were $9,567 million, $1,299 million and $1,182 million, respectively. For the nine months ended September 30, 2004, the consolidated sales, operating income and net income of Mittal Steel (including LNM Holdings) were $16,019 million, $4,419 million and $3,147 million, respectively.

      1 Source: International Iron and Steel Institute Report, “World Steel in Figures 2004.”

Park Acquisition Corp.

c/o Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware

      Park Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Mittal Steel created solely for the purpose of entering into the transactions contemplated under the merger agreement. Park Acquisition Corp. has not conducted any activities other than those incidental to its formation and the entering into of the merger agreement.

Information about ISG (Page 163)

International Steel Group Inc.

4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9000
(330) 659-9100

      ISG is one of the largest integrated steel producers in North America2 with annual raw steel production capability of about 23 million net tons. ISG ships a variety of steel products from 13 major steel producing and finishing facilities in eight states. ISG has grown by acquiring out of bankruptcy the steel-making assets of LTV Steel Company Inc., or LTV, Acme Steel Company, or Acme, Bethlehem Steel Corporation, or Bethlehem, Weirton Steel Corporation, or Weirton, and Georgetown Steel Corporation, or Georgetown. For the nine months ended September 30, 2004, net sales, income from operations and net income were $6,462.4 million, $556.4 million and $421.4 million, respectively.

The Merger (Page 48)

      In the merger, ISG will merge with Park Acquisition Corp., a wholly owned subsidiary of Mittal Steel, and either Park Acquisition Corp. or ISG will continue as the surviving company and as a wholly owned subsidiary of Mittal Steel.

Merger Consideration (Page 83)

      As consideration for each share of ISG common stock exchanged in the merger, ISG stockholders may elect to receive:

•	$42.00 in cash;

•	a number of Mittal Steel class A common shares valued at $42.00, subject to a restriction on both the maximum and minimum number of Mittal Steel class A common shares to be issued in connection with the merger; or

•	a combination of cash and Mittal Steel class A common shares.

      The number of Mittal Steel class A common shares to be exchanged for each share of ISG common stock will be based on an exchange ratio determined by reference to the average closing price of Mittal Steel class A common shares on the New York Stock Exchange during the 20-trading-day period ending on (and including) the trading day that is two days prior to the effective time of the merger. The maximum and minimum number of Mittal Steel class A common shares to be issued in connection with the merger limit the variation in the exchange ratio so that if the average closing price of Mittal Steel class A common shares is:

•	equal to or greater than the minimum of approximately $34.50 per share and equal to or less than the maximum of approximately $43.81 per share, then each share of ISG common stock will be exchanged for an amount of Mittal Steel class A common shares equal to $42.00 in average closing prices over the measurement period;

      2 Source: International Iron and Steel Institute Report, “World Steel in Figures 2004.”

•	less than the minimum of approximately $34.50 per share, then each share of ISG common stock will be exchanged for 1.21740 Mittal Steel class A common shares, regardless of the value of those shares; or

•	greater than the maximum of approximately $43.81 per share, then each share of ISG common stock will be exchanged for 0.95865 Mittal Steel class A common shares, regardless of the value of those shares.

      Under the merger agreement, 50% of the issued and outstanding shares of ISG common stock must be exchanged for cash, and the other 50% must be exchanged for Mittal Steel class A common shares.

      As a result, the number of Mittal Steel class A common shares ISG stockholders receive in the merger will depend on the market prices for Mittal Steel class A common shares during the measurement period prior to the merger. ISG stockholders should therefore review these prices prior to making a decision on the merger or as to which election to make. The portion of the merger consideration payable in cash will not fluctuate from $42.00 per share of ISG common stock.

      The total number of Mittal Steel class A common shares that will be issued as consideration in the merger, will be between approximately 47,949,732 shares and 60,891,883 shares (assuming that 100,035,950 shares of ISG common stock are issued and outstanding at the effective time of the merger and 50% of such shares are converted into Mittal Steel class A common shares).

      The following table illustrates the number of Mittal Steel class A common shares that may be issued in the merger, using a range of illustrative values for the average closing price of Mittal Steel class A common shares during the 20-trading-day period ending on (and including) the trading day that is two days prior to the effective time of the merger. Please refer to “MARKET DATA” beginning on page 247 for historical data on the share price of Mittal Steel class A common shares.

		Approximate Number of
Illustrative Values for the Average		Mittal Steel Class A
Closing Price of Mittal Steel	Indicative	Common Shares to be
Class A Common Shares	Exchange Ratio	Issued in the Merger

Less than $34.50(1)	1.21740 (2)	60,891,883 (2)
$34.50(1)	1.21740	60,891,883
$36.83	1.140	57,020,492
$39.16	1.073	53,669,287
$41.48	1.013	50,668,209
$42.00	1.000	50,017,975
$43.81(1)	0.95865	47,949,732
Greater than $43.81(1)	0.95865	47,949,732

(1)	Rounded to the nearest cent.

(2)	Assumes Mittal Steel does not exercise its option available in certain circumstances to increase the amount of stock consideration, as further described under “THE MERGER AGREEMENT — Tax Adjustment and Alternative Structure”, beginning on page 84.

Recommendation of the ISG Board of Directors (Page 52)

      The ISG board of directors:

•	has determined unanimously that the merger is fair to, and in the best interests of, ISG and its stockholders;

•	has approved and declared advisable the merger agreement; and

•	unanimously recommends that you vote or give instructions to vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinions of ISG’s Financial Advisors (Page 57)

      UBS Securities LLC, or UBS, and Goldman, Sachs & Co., or Goldman Sachs, ISG’s financial advisors, each rendered its opinion, dated October 24, 2004, to the ISG board of directors that, based upon and subject to the factors, assumptions and procedures set forth therein, it is UBS’ and Goldman Sachs’ opinion that as of October 24, 2004, the consideration to be received by the holders of ISG common stock in the merger, taken in the aggregate, is fair from a financial point of view to such holders.

      The full text of the written opinions of UBS and Goldman Sachs, each dated October 24, 2004, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, are attached as Annexes E and F, respectively, to this document. UBS and Goldman Sachs each provided its opinion for the information and assistance of the ISG board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The UBS and Goldman Sachs opinions are not recommendations as to how any holder of shares of ISG common stock should vote or make any election with respect to the transaction contemplated by the merger agreement. ISG stockholders are urged to read these opinions carefully and in their entirety.

Conditions of the Merger (Page 98)

      Before the merger can be completed, a number of conditions must be satisfied, including:

•	the closing of the acquisition of LNM Holdings;

•	the registration statement, of which this proxy statement/ prospectus forms a part, having been declared effective by the SEC;

•	the receipt of ISG stockholder approval for the merger;

•	the receipt of Mittal Steel shareholder approval for the merger;

•	the Mittal Steel class A common shares to be issued in the merger having been authorized for listing on the New York Stock Exchange and Euronext Amsterdam, subject to notice of issuance;

•	the absence of any governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing of the merger;

•	that the representations and warranties of each party are true and correct (without regard to materiality or material adverse effect qualifications), except where the failure of the party’s representations and warranties to be true and correct (without regard to materiality or material adverse effect qualifications) would not reasonably be expected to have a material adverse effect on the party and its subsidiaries, taken as a whole;

•	the performance in all material respects by each party of its covenants and agreements in the merger agreement;

•	the receipt by each of ISG and Mittal Steel of an opinion of counsel regarding the tax treatment of the merger if structured as a forward-subsidiary merger or the receipt by ISG of an opinion of counsel regarding the tax treatment of the merger if structured as a reverse-subsidiary merger; and

•	the expiration (or termination) of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and receipt of applicable approvals of any other jurisdictions.

      The parties currently believe that all regulatory merger approvals required prior to completing the merger have been received. These include the merger clearance decision required under German Law which has been issued and notice of the early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. In addition, the acquisition of LNM Holdings was completed on December 17, 2004 and the Mittal Steel class A common shares that will be issued as consideration in the merger have been approved for listing by the New York Stock Exchange, subject to official notice of effectiveness of the merger.

      The parties expect to complete the merger on or around April [     ], 2005, after the receipt of the required approvals of the ISG stockholders at the ISG special meeting and the Mittal Steel shareholders at the Mittal Steel extraordinary meeting and subject to satisfaction or waiver of all remaining conditions of the merger.

      Neither Mittal Steel nor ISG currently expects to waive any material condition to completion of the merger. If either Mittal Steel or ISG determines to waive any condition to the merger that would result in a material and adverse change in the terms of the merger to ISG stockholders (including any change in the tax consequences of the transaction to ISG stockholders), we would circulate a revised proxy statement/ prospectus and resolicit stockholder approval.

Termination of the Merger Agreement (Page 100)

      ISG and Mittal Steel may agree in writing to terminate the merger agreement at any time prior to the effective time of the merger without completing the merger, even after the ISG stockholders and /or the Mittal Steel shareholders have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either ISG or Mittal Steel if:

•	the closing has not occurred on or before April 30, 2005 (which date may be extended at the written request of either ISG or Mittal Steel for up to an additional 60 days to the extent necessary to satisfy the condition to the merger related to antitrust approvals so long as all other conditions have been or are then capable of being satisfied), so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	the merger agreement fails to receive the requisite vote for adoption at the ISG special stockholders’ meeting or the Mittal Steel shareholders’ meeting;

•	there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 45 days; or

•	any governmental authority in the United States or The Netherlands has enacted or entered any injunction or other ruling or takes any other action which has the effect of making the merger illegal or otherwise preventing or prohibiting completion of the merger;

•	by Mittal Steel if,

•	the ISG board of directors has (i) recommended a “Competing Transaction”, as more fully described in “THE MERGER AGREEMENT — Additional Agreements — No Solicitation of Transactions; Fiduciary Termination Right” beginning on page 93, or entered into an agreement relating to a “Competing Transaction”, (ii) failed to include its recommendation in favor of the merger in the proxy statement relating to the merger, (iii) failed to reaffirm its recommendation in favor of the merger within five business days after Mittal Steel requests in writing such reaffirmation, or (iv) failed to recommend against or takes no position with respect to a tender offer or exchange offer (if any) for 30% or more of the outstanding shares of ISG capital stock within ten business days after such offer is commenced; or

•	(i) the parties are unable to complete the “forward subsidiary merger” in a manner that would qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code or to complete a “reverse subsidiary merger”, in a manner that would, taken together with the acquisition of LNM Holdings, qualify as transfers of property by The Richmond Investment Holdings Limited and each of the stockholders of ISG within the meaning of Section 351(a) of the Internal Revenue Code, (ii) all conditions to completion of the merger other than the receipt of the required tax opinion(s) related to such tax treatment have been satisfied or waived and (iii) ISG has failed to consent to proceed with completion of the transaction as a taxable reverse subsidiary merger within five business days following notice by Mittal Steel to ISG that it intends to proceed to complete the merger on a taxable basis;

•	by ISG if,

•	prior to the ISG special stockholders meeting, ISG received a “superior proposal”, as more fully described in “THE MERGER AGREEMENT — Additional Agreements — No Solicitation of Transactions; Fiduciary Termination Right” beginning on page 93, in accordance with the terms of the merger agreement, but only after ISG has provided Mittal Steel a three-business-day period to make an offer that is at least as favorable as the superior proposal.

Fees and Expenses (Page 102)

      Under certain circumstances, in connection with termination of the merger agreement, ISG will be required to pay Mittal Steel a fee of $130 million and, in certain other circumstances, reimburse Mittal Steel for certain expenses incurred in connection with the merger up to $10 million. In certain other circumstances, Mittal Steel is required to reimburse ISG for certain expenses of ISG incurred in connection with the merger up to $10 million.

No Solicitation of Transactions (Page 93)

      The merger agreement contains customary restrictions on the ability of ISG to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving ISG. Notwithstanding these restrictions, the ISG board of directors may respond to an unsolicited written bona fide proposal for a competing transaction or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Richmond Support Letter Agreement (Page 106)

      In connection with Mittal Steel entering into the merger agreement, at the request of ISG, The Richmond Investment Holdings Limited (an entity owned by Mr. Lakshmi Mittal, the Chairman of the board of directors and Chief Executive Officer of Mittal Steel, and his wife, Mrs. Usha Mittal, who together are the controlling shareholder of Mittal Steel), at the time the sole shareholder of LNM Holdings, made certain representations and warranties to ISG as of the date of the Richmond support letter agreement with respect to LNM Holdings and the LNM Holdings acquisition agreement and provided ISG with certain rights to conduct due diligence with respect to LNM Holdings between October 24, 2004 and the effective time of the merger.

      In addition, pursuant to the Richmond support letter agreement, The Richmond Investment Holdings Limited agreed that from the date of the Richmond support letter agreement to the earlier of the termination of the merger agreement and the completion of the acquisition of LNM Holdings by Ispat International, The Richmond Investment Holdings Limited will cause LNM Holdings not to declare any dividends or distributions with respect to the shares of LNM Holdings or repurchase any of such shares, except for the payment of dividends permitted or otherwise contemplated by the LNM Holdings acquisition agreement. As described above, the acquisition of LNM Holdings was completed on December 17, 2004. The LNM Holdings acquisition agreement specifically permits LNM Holdings to pay a $2 billion dividend to its then sole shareholder, which dividend was previously declared on October 11, 2004. LNM Holdings has made dividend payments totaling $625 million to The Richmond Investment Holdings Limited as of the date of this proxy statement/prospectus and has indicated that it intends to pay the balance of this dividend to The Richmond Investment Holdings Limited in 2005. This dividend will be entirely paid from cash flow from operations. Mittal Steel does not anticipate using any borrowings to pay this dividend.

Parent Shareholder Support Agreement (Page 108)

      In connection with Mittal Steel entering into the merger agreement, at the request of ISG, Ispat International Investments, S.L. entered into a parent shareholder support agreement with ISG. The parent shareholder support agreement provides, among other things, that Ispat International Investments, S.L. will vote all of its Mittal Steel class A common shares and Mittal Steel class B common shares in favor of approval of the merger agreement. Ispat International Investments, S.L. owns 26,100,000 Mittal Steel class A common shares and 72,150,000 Mittal Steel class B common shares, representing approximately 15.7% of the combined voting power of all shares of Mittal Steel’s voting stock as of the date of this proxy statement/prospectus.

Company Shareholder Support Agreement (Page 110)

      In connection with ISG entering into the merger agreement, Wilbur L. Ross, Chairman of the ISG board of directors, and certain affiliates of Mr. Ross and Rodney B. Mott, ISG’s President and Chief Executive Officer and a member of the ISG board of directors, entered into a company shareholder support agreement required by Mittal Steel in connection with its entering into the merger agreement. Among other things, this agreement provides that they will each vote all of the shares of ISG common stock they own in favor of the adoption of the merger agreement. Mr. Ross and certain affiliates of Mr. Ross and Mr. Mott beneficially owned 6.9% and 1.4%, respectively, of the shares of ISG common stock outstanding as of the record date. These percentages do not include shares deemed to be beneficially owned by virtue of owning unexercised options. This covenant terminates automatically if the merger agreement is terminated, regardless of the circumstances. In addition, the ISG stockholder parties granted an irrevocable option to Mittal Steel to purchase each such stockholder’s shares of ISG common stock at $38.50 per share. Mittal Steel paid the grantors of these options $3.50 per option share, which amount will be credited against the merger consideration receivable by the grantors in the merger. The option becomes exercisable under certain circumstances upon the termination of the merger agreement, but expires on April 30, 2005.

Directors and Senior Management Following the Merger (Page 114)

      Following the merger, the directors and senior management of Mittal Steel are expected to include (among others) the following individuals:

•	Mr. Lakshmi N. Mittal will serve as Chairman and Chief Executive Officer;

•	Mr. Aditya Mittal will serve as President and Group Chief Financial Officer;

•	Mr. Wilbur L. Ross will join Mittal Steel’s board of directors; and

•	Mr. Rodney B. Mott will become the Chief Executive Officer of Mittal Steel’s combined U.S. operations.

      The merger agreement and related documentation do not guarantee that Mr. Ross or Mr. Mott will serve in these roles with Mittal Steel as a director of Mittal Steel for any specified period after the merger. It is also expected that Mr. Ross and Mr. Mott will join the board of directors of Mittal Steel’s U.S. subsidiary after the merger.

Interest of Certain Persons in the Merger (Page 129)

      In considering the recommendation of the ISG board of directors to vote for the adoption of the merger agreement, ISG stockholders should be aware that certain members of the ISG board of directors and executive officers of ISG may have interests in the merger that differ from, or are in addition to, their interests as ISG stockholders. The ISG board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. A summary of these interests, in addition to the interests arising out of the company shareholder support agreement and the expected roles in Mittal Steel’s management described in the preceding two sections, is set forth below.

•	The merger agreement requires the surviving company in the merger to indemnify ISG directors and officers, to honor indemnification in favor of ISG’s directors and officers in ISG’s Certificate of Incorporation, Bylaws and agreements with directors and officers and to maintain director and officer liability insurance.

•	The merger agreement provides that all ISG stock options will be cancelled at the effective time of the merger and the holders of ISG stock options, including ISG executive officers, will receive an amount in cash equal to the difference between $42.00 per share and the applicable per share exercise price of the relevant option. As of the date of this proxy statement/ prospectus, executive officers of ISG own options to purchase 3,003,330 shares of ISG common stock, 268,875 of which are currently exercisable. Many of these options were granted during 2002, around the time ISG was founded, at exercise prices that are now substantially below current market prices for shares of ISG common stock. The pre-tax amounts payable to ISG’s executive officers at the closing of the merger for cancellation of these options are:

		Amount
		Payable
		(amounts in
ISG Executive Officer	Title	millions)

Rodney B. Mott	President, Chief Executive Officer and Director	$60.1
Leonard M. Anthony	Chief Financial Officer and Treasurer	2.4
Lonnie A. Arnett	Vice President, Controller and Chief Accounting Officer	0.5
V. John Goodwin	Chief Operating Officer	2.4
Carlos M. Hernandez	General Counsel and Secretary	0.5
Jerome V. Nelson	Vice President, Sales and Marketing	16.7
Karen A. Smith	Vice President, Human Resources	3.0
Gordon C. Spelich	Vice President, Business Development	15.5

•	The merger agreement contemplates that on or prior to December 31, 2004, ISG will pay to each participant in the ISG officer cash and stock bonus plan the participant’s earned bonus for the fiscal year ending December 31, 2004. The amounts payable under the plan did not change and ISG would have accrued such amounts as compensation expense in 2004 in any event. ISG paid these bonuses on December 20, 2004. In addition, bonuses accrued under the ISG officer cash and stock bonus plan for the period from January 1, 2005 through the merger closing date will be paid at the closing.

•	The merger agreement provides that, following the completion of the merger, Mittal Steel will cause the surviving corporation of the merger and its subsidiaries to honor all existing ISG contracts, agreements, arrangements, policies, plans and commitments in effect applying to any current or former employees or directors of ISG or its subsidiaries. Messrs. Mott, Goodwin, Anthony and Nelson are each parties to an employment agreement with ISG, and Mr. Hernandez is a party to a letter agreement with ISG, each entered into before the commencement of discussions relating to the possible merger. In connection with such employment agreements:

•	the employment agreements and Mr. Hernandez’s letter agreement provide that, in the case of a termination of employment by ISG without “cause” or a termination of employment by the ISG executive for “good reason,” each ISG executive other than Mr. Mott would be entitled to a severance payment equal to two times his usual base salary and bonus compensation (using the average bonus over the past three years or if he was employed for less than three years, such shorter period), or three times his usual base salary and bonus in the case of Mr. Mott;

•	Messrs. Mott and Hernandez are entitled to “gross-up” payments in the event that any payments in conjunction with the merger trigger U.S. federal 20% excise taxes imposed in respect of certain change-in-control payments;

•	Mr. Goodwin’s and Mr. Mott’s employment agreement each provide, in connection with certain terminations of employment, for the provision of continued medical benefits for each employee and his dependents until Messrs. Goodwin or Mott reach 65 years of age; and

•	the estimated value of the severance benefits, excluding the value of executive perquisite coverage or the excise tax gross-up payment, payable to Messrs. Anthony, Goodwin, Hernandez, Mott and

Nelson, assuming a qualified termination has occurred, would be approximately $1.9 million, $2.0 million, $1.9 million, $6.5 million and $1.4 million, respectively.

      ISG’s executive severance pay plan provides officers of ISG certain benefits following a termination of employment, consisting of cash payments and continuation of certain benefits for a period of six to twenty-four months. Messrs. Anthony, Goodwin, Hernandez, Mott and Nelson are not participants in the executive severance pay plan. Mr. Arnett, Ms. Smith and Mr. Spelich, among others, are participants in the plan. If the employment of any of these ISG executives is terminated involuntarily without “cause,” voluntarily for “good reason” or involuntarily for any reason within six months of a change-in-control and the termination is in connection with the merger, these benefits are enhanced to include a bonus payment equal to the average bonus amounts paid with respect to the previous three calendar years (or, if employed for less than three years, the shorter period) and an additional lump sum cash payment equal to six months of salary. This severance amount may not exceed twice the ISG officer’s annual compensation during the year immediately preceding termination of employment with ISG (or, if employed for less than one year, the year of termination).

      The estimated value of the severance benefits payable to Mr. Arnett, Ms. Smith and Mr. Spelich, assuming a qualifying termination occurs in connection with the merger, would be approximately $800,000, $700,000 and $900,000, respectively.

Accounting Treatment and Considerations (Page 68)

      Mittal Steel will account for the merger as a purchase for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger to ISG Stockholders (Page 68)

      The U.S. federal income tax consequences of the merger to an ISG stockholder will depend on the form of consideration received by such stockholder in the merger. An ISG stockholder that receives solely Mittal Steel class A common shares in exchange for such stockholder’s ISG common stock will not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash received instead of fractional shares). An ISG stockholder who receives part cash and part Mittal Steel class A common shares, and who has an adjusted tax basis in ISG common stock that is less than the sum of the amount of cash and the fair market value (as of the date of the merger) of the Mittal Steel class A common shares received in the merger, will recognize a gain equal to the amount of such difference or, if less, the amount of cash received in the merger. However, if an ISG stockholder’s adjusted tax basis in ISG common stock is greater than the sum of the amount of cash and the fair market value (as of the date of the merger) of the Mittal Steel class A common shares received for the ISG common stock, the resulting loss will not currently be allowed for U.S. federal income tax purposes. If an ISG stockholder receives solely cash, gain or loss generally will be recognized by such stockholder to the extent of the difference between the amount of cash received and such stockholder’s adjusted tax basis in such stockholder’s ISG common stock.

      The consequences described above assume that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that Section 367(a)(1) of the Internal Revenue Code does not apply to the receipt of Mittal Steel class A common shares by the ISG stockholders. The same U.S. federal income tax consequences generally will apply to ISG stockholders in the event Mittal Steel effects the merger pursuant to a reverse-subsidiary merger which, together with the recently completed acquisition of the shares of LNM Holdings, qualifies as transfers of property described in Section 351(a) of the Internal Revenue Code. Completion of the merger is conditioned on receipt of certain tax opinions as described below under “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares Received by ISG Stockholders” beginning on page 68.

      THE TAX CONSEQUENCES OF THE MERGER TO AN ISG STOCKHOLDER WILL DEPEND ON EACH STOCKHOLDER’S INDIVIDUAL SITUATION. ISG STOCKHOLDERS

SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER.

Material Dutch Tax Consequences of the Merger to Dutch Resident ISG Stockholders (Page 75)

      Under Dutch tax laws the exchange of shares of ISG common stock for cash and/or Mittal Steel class A common shares will not qualify as a tax free merger. Consequently, any capital gain that may be realized upon the exchange of shares of ISG common stock for cash and/or Mittal Steel class A common shares by individuals and corporate entities who are resident or deemed to be resident in The Netherlands for Dutch tax purposes, or Dutch resident individuals and Dutch resident entities may be subject to Dutch income or corporate income tax. For Dutch resident individuals any such capital gain will generally not be subject to tax, provided that the Mittal Steel class A common shares are not attributable to an enterprise from which such individual derives a share of the profit, whether as an entrepreneur or as a person who has a co-entitlement to the net worth of such enterprise without being a shareholder and such individual does not have an actual or deemed substantial interest (statutorily defined term; see page 78 for a further description) in Mittal Steel. For Dutch resident entities a capital gain will generally not be subject to tax if such entity is a qualifying Dutch pension fund or Dutch resident investment fund (fiscale beleggingsinstelling) or if the Dutch participation exemption applies to the Mittal Steel class A common shares. Please see the section “THE MERGER — Material Dutch Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares to ISG Stockholders” beginning on page 75 for a more detailed description of the taxation of Dutch resident individual and corporate shareholders.

      THE TAX CONSEQUENCES OF THE MERGER TO A DUTCH RESIDENT ISG STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S OWN SITUATION. ISG STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER.

Dissenter’s Rights of Appraisal (Page 81 and Annex G)

      The DGCL provides ISG stockholders with appraisal rights in connection with the merger. This means that ISG stockholders are entitled to have the value of their common stock determined by the Delaware Chancery Court and to receive payment based on that valuation. The ultimate amount an ISG stockholder receives as a dissenting stockholder in an appraisal proceeding may be more or less than or the same as they would have otherwise received as consideration under the merger agreement.

      To exercise appraisal rights, an ISG stockholder must deliver a written objection to the merger to ISG at or before the vote on the adoption of the merger agreement at the special meeting and such ISG stockholder must not vote in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of such appraisal rights.

      A copy of Section 262 of the DGCL governing the exercise of appraisal rights is attached to this proxy statement/prospectus as Annex G.

Listing of Mittal Steel’s Class A Common Shares (Page 81)

      Mittal Steel’s class A common shares are listed on the New York Stock Exchange, Mittal Steel’s principal U.S. trading market, and outside the United States on Euronext Amsterdam, in each case under the symbol “MT”. In accordance with the terms of the merger agreement, Mittal Steel has made an application to list on Euronext Amsterdam the Mittal Steel class A common shares that Mittal Steel will issue as consideration in the merger, subject to notice of issuance. The Mittal Steel class A common shares that will be issued as consideration in the merger have been approved for listing by the New York Stock Exchange, subject to official notice of effectiveness of the merger. Listing and trading of the Mittal Steel class A common shares that will be issued as consideration in the merger will commence on the New York Stock Exchange on

the date of effectiveness of the merger, which is expected to be on or around April [     ], 2005 and on Euronext Amsterdam on the first trading day immediately following the date of effectiveness of the merger.

Comparison of Rights of Shareholders under Delaware Law and Dutch Law (Page 233)

      ISG is organized under the laws of the State of Delaware while Mittal Steel is organized under the laws of The Netherlands. Therefore, your rights as a shareholder of Mittal Steel will be governed by Dutch law and by Mittal Steel’s Articles of Association. These rights differ in certain respects from the current rights of ISG stockholders, which are governed by Delaware law and by ISG’s Certificate of Incorporation and Bylaws. In addition, Mittal Steel class A common shares entitle the holder to one vote per share, while Mittal Steel class B common shares entitle the holder to ten votes per share, on all matters submitted to a vote of Mittal Steel shareholders. Immediately following the completion of the merger, the former ISG stockholders, on a fully diluted basis, will own approximately 7% to 9% of the common shares of Mittal Steel, representing approximately 1% to 1.3% of the combined voting power of Mittal Steel.

ISPAT INTERNATIONAL SELECTED HISTORICAL FINANCIAL DATA

      The following table presents selected consolidated financial information of Ispat International for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 derived from Ispat International’s consolidated financial statements and related notes. This selected historical financial information should be read in conjunction with the respective audited and unaudited consolidated financial statements of Ispat International, including the notes thereto, beginning on page F-20.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(All amounts in $ millions except per share and quantity information)
Statement of Income Data:
Sales(1)	$4,898	$5,343	$4,486	$4,889	$5,441	$4,032	$6,320
Cost of sales (exclusive of depreciation)	4,270	4,670	4,273	4,356	4,943	3,645	4,794
Gross profit (before deducting depreciation)	628	673	213	533	498	387	1,526
Depreciation	164	177	177	177	183	136	147
Selling, general and administrative expenses	156	181	155	152	164	122	136
Other operating expenses	—	—	75	62	—	—	—
Operating income/(loss)	308	315	(194)	142	151	129	1,243
Other income (expense) — net(2)	15	23	13	44	53	32	43
Financing costs:
Net interest expenses	(184)	(216)	(228)	(203)	(151)	(116)	(130)
Net gain/(loss) from foreign exchange and monetary positions	(11)	—	(9)	23	4	3	2
Income/(loss) before taxes(2)	128	122	(418)	6	57	48	1,158
Net income/(loss)	85	99	(312)	49	66	55	887
Basic and diluted earnings/(loss) per common share(3)	0.71	0.82	(2.58)	0.40	0.53	0.44	7.51
Cash dividends per common share(4)	0.15	0.15	—	—	—	—	—

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

			Restated(5)	Restated(5)

	(All amounts in $ millions except margin and quantity information)
Other Data:
Net cash provided by operating activities	$599	$381	$22	$138	$189	$113	$686
Net cash used in investing activities	(184)	(195)	(35)	(80)	(124)	(94)	(37)
Net cash used by financing activities	(432)	(139)	(118)	(71)	(63)	(29)	(559)
Capital expenditures	(214)	(184)	(97)	(108)	(164)	(135)	(93)
Gross margin (as percentage of Sales)	12.82%	12.60%	4.75%	10.90%	9.15%	9.60%	24.15%
Operating margin (as percentage of Sales)	6.29%	5.90%	(4.32)%	2.90%	2.78%	3.20%	19.67%
Total production of direct reduced iron (thousand tonnes)	6,353	6,872	4,918	5,893	7,202	5,345	5,995
Total shipments of steel products (thousand tons)	15,430	16,356	14,118	15,037	15,162	11,374	12,389

	At December 31,					At September 30,

	1999	2000	2001	2002	2003	2003	2004

	(All amounts in $ millions)
Balance Sheet Data:
Cash and cash equivalents, including short-term investments	$317	$292	$85	$77	$80	$71	$170
Property, plant and equipment — net	3,333	3,299	3,109	3,035	3,091	3,087	3,030
Total assets	5,966	5,978	5,313	5,512	5,635	5,523	6,244
Payable to banks and current portion of long-term debt	457	391	338	262	363	391	394
Long-term debt	2,184	2,124	2,041	2,022	1,914	1,901	1,370
Shareholders’ equity	854	884	338	128	149	210	1,008

(1)	In 2001, Ispat International adopted EITF 00-10 (issued by the FASB Emerging Issues Task Force) which requires the inclusion of all shipping and handling fees and costs billed to customers in the Sales figure as well as in Cost of Sales. Ispat International accordingly recast prior period numbers for 1999 and 2000 to reflect the same. In the above, the Sales are inclusive of shipping and handling fees and costs; and Sales and Cost of Sales for 1999, 2000, 2001, 2002 and 2003 are based on the EITF 00-10 methodology. The application of EITF 00-10 does not affect earnings, as it only involves inclusion of shipping and handling fees and costs in both Sales and Cost of Sales.

      A reconciliation of Sales and Net Sales is given below:

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(All amounts in $ millions)
Sales	$4,898	$5,343	$4,486	$4,889	$5,441
Less: Freight and handling costs	218	246	208	243	247

Net Sales	4,680	5,097	4,278	4,646	5,194

(2)	During the first quarter of 2003, Ispat International purchased $22 million ($39 million in first quarter of 2002) of its own bonds at discounts from face value. As a result of these purchases, Ispat International recognized a gain of $13 million net of tax ($19 million net of tax in 2002) in Other income. In accordance with adoption of Statement of Financial Accounting Standard No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS 145”), by Ispat International as of January 1, 2003, gain or loss on extinguishments of debt that was previously classified as an extraordinary item in prior periods was reclassified and included within Other (income) expense, net on Ispat International’s income statement.

(3)	Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the periods presented.

(4)	Dividends are presented on a cash basis.

(5)	Subsequent to the issuance of the consolidated financial statements for the period ended December 31, 2003, Ispat International determined that it should have eliminated the gains on the early extinguishment of debt in computing 2002 and 2001 Cash flows provided from operating activities rather than being reported as part of Ispat International’s Cash flow used by financing activities. Additionally, in 2001, a non-cash equity investment was included in Cash flows from operating activities and investing activities, rather than being excluded from the statement of Cash flows and disclosed as a non-cash investment. A restatement of the consolidated financial statements was reflected in Ispat International’s Form 20-F/ A, dated August 9, 2004.

	As Previously
	Reported	As Restated

	(All amounts in $ millions)
Year Ended December 31, 2002
Cash flows provided by operating activities	$168	$138
Cash flows used in financing activities	(101)	(71)
Year Ended December 31, 2001
Cash flows provided by operating activities	40	22
Cash flows used in investing activities	(48)	(35)
Cash flows used in financing activities	(123)	(118)

ISG SELECTED HISTORICAL FINANCIAL DATA

      The following selected financial data of ISG presented below under the caption “Statement of Operations Data” for the period from inception (February 22, 2002) through December 31, 2002, the year ended December 31, 2003 and the nine months ended September 27, 2003 and September 30, 2004, and under the caption “Balance Sheet Data” as of December 31, 2002, December 31, 2003, September 27, 2003 and September 30, 2004, are derived from ISG’s consolidated financial statements and related notes. In each period presented below, ISG completed a substantial acquisition. Period-to-period comparisons have to take these transactions into account. This selected historical financial information should be read in conjunction with the respective audited and unaudited consolidated financial statements of ISG, including the notes thereto, beginning on page F-354.

	Period from
	Inception
	(February 22,
	2002)		Nine Months	Nine Months
	Through	Year Ended	Ended	Ended
	December 31,	December 31,	September 27,	September 30,
	2002	2003	2003	2004

	(All amounts in $ millions except
	per share information and quantity information)
Statement of Operations Data:
Net sales	$933.1	$4,070.0	$2,651.7	$6,462.4
Costs and expenses
Costs of sales	755.3	3,836.9	2,559.2	5,633.2
Marketing, administrative and other expenses	50.2	153.6	96.7	174.5
Depreciation and amortization	11.0	76.0	45.5	98.3

Total costs and expenses	816.5	4,066.5	2,701.4	5,906.0

Income (loss) from operations	116.6	3.5	(49.7)	556.4
Interest and other financing expense, net	2.6	50.9	30.7	48.1

Income (loss) before income taxes	114.0	(47.4)	(80.4)	508.3
Provision (benefit) for income taxes	45.9	(23.9)	(32.0)	86.9

Net income (loss)	68.1	(23.5)	(48.4)	421.4

Deemed dividend on conversion of Class B common stock(1)	—	(73.6)	—	—

Net income (loss) applicable to common stock	$68.1	$(97.1)	$(48.4)	$421.4

Income (loss) per common share:
Basic	$1.02	$(1.26)	$(0.66)	$4.29
Diluted	$0.99	$(1.26)	$(0.66)	$4.15
Weighted average number of shares of common stock outstanding used in calculating income per share
Basic	66.5	77.1	73.4	98.3
Diluted	68.9	77.1	73.4	101.8
Balance Sheet Data (at end of period):
Cash and cash equivalents	$9.8	$193.6	$48.3	$603.7
Working capital	160.2	875.9	761.6	1,363.3
Property, plant, and equipment, net	244.8	861.9	816.0	1,022.5
Total assets	668.1	2,635.0	2,409.7	3,921.1
Total debt and capital lease obligations (including current portion)	69.5	622.3	983.3	867.9
Total liabilities	363.9	1,685.8	1,981.4	2,523.6
Stockholders’ equity	304.2	949.2	428.3	1,397.5

(1)	Upon completion of ISG’s initial public offering in December 2003, all outstanding shares of ISG class B common stock automatically converted into 8,759,929 shares of ISG common stock at the $28.00 per share price of the public offering. The conversion of ISG class B common stock resulted in a one-time non-cash “deemed dividend” to the holders of ISG class B common stock of $73.6 million.

SELECTED COMBINED FINANCIAL DATA FOR

MITTAL STEEL

      The following table presents selected combined financial information of Mittal Steel (including LNM Holdings) for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and September 30, 2004. This selected combined financial information should be read in conjunction with the respective audited and unaudited combined financial statements of Mittal Steel, including the notes thereto, beginning on page F-198.

	Year Ended					Nine Months	Nine Months
	December 31,					Ended	Ended
						September 30,	September 30,
	1999	2000	2001	2002	2003	2003	2004

	(All amounts in $ millions
	except per share information)
Statement of Income Data:
Sales	$5,551	$6,274	$5,423	$7,080	$9,567	$7,119	$16,019
Cost of sales (exclusive of depreciation)	5,746	5,180	4,952	5,752	7,568	5,598	10,677
Gross profit (before deducting depreciation)	805	1,094	471	1,328	1,999	1,521	5,342
Depreciation	214	240	229	266	331	242	411
Selling, general and administrative expenses	200	231	204	298	369	260	512
Other operating expenses	—	—	75	62	—	—	—
Operating income/(loss)	391	623	(37)	702	1,299	1,019	4,419
Other income (expense) — net	13	24	20	143	232	140	72
Financing costs:
Net interest expenses	(216)	(242)	(235)	(222)	(175)	(141)	(137)
Net gain/(loss) from foreign exchange and monetary positions	12	(2)	(18)	15	44	9	9
Income/(loss) before taxes and minority interest	200	403	(270)	638	1,400	1,027	4,363
Net income/(loss)	157	398	(199)	595	1,182	855	3,147
Basic and diluted earnings/(loss) per common share	0.24	0.62	(0.31)	0.92	1.83	1.32	4.89

	Year Ended					Nine Months	Nine Months
	December 31,					Ended	Ended
						September 30,	September 30,
	1999	2000	2001	2002	2003	2003	2004

	(All amounts in $ millions
	except quantity information)
Other Data:
Net cash provided by operating activities	$715	$740	$237	$539	$1,438	$935	$2,867
Net cash used in investing activities	(260)	(281)	(214)	(360)	(814)	(549)	(567)
Net cash provided (used) by financing activities	(473)	(408)	(92)	16	(282)	(143)	(1,007)
Gross margin (as percentage of Sales)	14.5%	17.4%	8.7%	18.8%	20.9%	21.4%	33.3%
Operating margin (as percentage of Sales)	7.0%	9.9%	(0.7)%	9.9%	13.6%	14.3%	27.6%
Total production of direct reduced iron (thousand tonnes)	6,353	6,872	4,918	5,893	7,202	5,345	5,995
Total shipments of steel products (thousand tons)	18,853	20,304	18,634	24,547	27,446	20,431	31,978

						At
	At December 31,					September 30,

	1999	2000	2001	2002	2003	2004

	(All amounts in $ millions)
Assets:
Current assets
Cash and cash equivalents and restricted cash	$360	$339	$225	$417	$900	$2,325
Trade accounts receivable, net	731	637	697	768	889	2,228
Inventories	1,130	1,085	1,128	1,301	1,587	3,174
Other current assets	136	140	172	200	307	878

Total current assets	2,357	2,201	2,222	2,686	3,683	8,605
Property, plant and equipment — net	3,924	3,914	4,138	4,094	4,654	7,294
Investments in affiliates	305	335	318	517	967	597
Other assets	174	376	483	612	833	802

Total assets	6,760	6,826	7,161	7,909	10,137	17,298

Liabilities and Shareholders’ Equity:
Current liabilities
Payable to banks and current portion of long-term debt	$466	$403	$470	$546	$780	$745
Trade accounts payable	629	670	907	933	1,015	1,733
Accrued expenses and other current liabilities	406	428	418	516	824	1,838

Total current liabilities	1,501	1,501	1,795	2,147	2,619	4,316
Long-term debt including affiliates	2,259	2,187	2,262	2,187	2,287	2,066
Deferred employee benefits	1,252	1,319	1,531	1,909	1,933	1,996
Deferred tax liabilities and other long-term obligations	587	289	315	240	476	1,596

Total liabilities	5,599	5,296	5,903	6,331	7,315	9,974
Minority interest	—	—	152	136	261	1,556
Shareholders’ equity	1,161	1,530	1,106	1,442	2,561	5,768

Total liabilities and shareholders’ equity	6,760	6,826	7,161	7,909	10,137	17,298

Notes:

(1)	Intercompany transactions and balances between Ispat International and LNM Holdings have been eliminated from the combined accounts. The transaction costs relating to the acquisition of LNM Holdings by Ispat International have not been included.

(2)	The common shares issued to the sole shareholder of LNM Holdings in the LNM Holdings acquisition have been considered in the combined accounts.

(3)	Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the periods presented considering retroactively the shares issued by Ispat International in connection with the acquisition of LNM Holdings.

SELECTED PRO FORMA UNAUDITED FINANCIAL DATA FOR

MITTAL STEEL AND ISG

      The following table presents selected unaudited pro forma consolidated financial information of Mittal Steel and ISG, adjusted to give effect to the acquisition of LNM Holdings and the merger with ISG, for the year ended December 31, 2003 and for the nine months ended September 30, 2004. This selected pro forma unaudited financial information should be read in conjunction with the Ispat International, LNM Holdings and ISG historical financial information, the supplemental combined financial information of Mittal Steel, and the “Unaudited Pro Forma Condensed Combined Financial Statements of Mittal Steel and ISG”, and the notes thereto beginning on page F-2.

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2003	2004

	(All amounts in $ millions
	except per share information)
Statement of Income Data:
Sales	$15,934	$22,938
Cost of sales (exclusive of depreciation)	13,501	16,427
Gross profit (before deducting depreciation)	2,433	6,511
Depreciation	746	676
Selling, general and administrative expenses	464	692
Other operating expenses	5	—
Operating income	1,218	5,143
Other income (expense) — net	73	65
Income from equity method investment	159	7
Financing costs:
Net interest expenses	(271)	(223)
Net gain from foreign exchange and monetary positions	44	9
Income before taxes and minority interest	1,223	5,001
Net income	778	3,639
Basic and diluted earnings per common share	1.11	5.21
Cash dividends per common share	—	—

	Year Ended	Nine Months
	December 31,	Ended
		September 30,
	2003	2004

	(All amounts in $ millions
	except quantity information)
Other Data:
Net cash provided by operating activities	$1,470	$3,417
Net cash used in investing activities	(1,581)	(3,194)
Net cash provided by (used in) financing activities	498	(1,109)
Gross margin (as percentage of Sales)	15.27%	28.39%
Operating margin (as percentage of Sales)	7.64%	22.42%
Total production of direct reduced iron (thousand tonnes)	8,769	7,076
Total shipments of steel products (thousand tons)	37,852	43,693

At
September 30,
2004

(All amounts
in $ millions)
Assets
Current assets:
Cash and cash equivalents	$157
Trade accounts receivable	3,141
Inventories	4,647
Other current assets	1,229
Total current assets	9,174
Property, plant and equipment — net	10,507
Investments in affiliates	632
Other assets	1,370

Total assets	21,683

Liabilities and Shareholders’ Equity
Current liabilities:
Payable to banks and current portion of long-term debt	$801
Trade accounts payable	2,445
Accrued expenses and other current liabilities	2,535
Total current liabilities	5,781
Long-term debt including affiliates	4,404
Deferred employee benefits	2,117
Deferred tax liabilities and other long-term obligations	1,957
Total liabilities	14,259
Minority interest	1,556
Shareholders’ equity	5,868

Total liabilities and shareholders’ equity	21,683

Notes:

(1)	Intercompany transactions and balances between Ispat International and LNM Holdings have been eliminated from the combined accounts. The transaction costs relating to the acquisition of LNM Holdings by Ispat International and the merger with ISG have not been included.

(2)	The common shares issued to the sole shareholder of LNM Holdings in the LNM Holdings acquisition have been considered in the combined accounts.

(3)	Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the periods presented considering the shares issued in connection with the acquisition of LNM Holdings and the merger with ISG.

(4)	The dividend of $2,000 million by LNM Holdings, which was declared in October 2004, is included as a reduction in cash and cash equivalents in the combined accounts presented above.

COMPARATIVE AUDITED AND UNAUDITED PER SHARE DATA

      The following table presents per share information for Ispat International, Mittal Steel (adjusted to give effect to the acquisition of LNM Holdings) and ISG on a historical basis, and Mittal Steel (adjusted to give effect to the acquisition of LNM Holdings and the merger with ISG) on an unaudited pro forma combined basis.

      The combined data for Mittal Steel gives effect to the acquisition of LNM Holdings, accounted for using common control accounting. The pro forma information for Mittal Steel gives effect to the acquisition of LNM Holdings, accounted for using common control accounting, as if it had occurred on January 1, 2001, as described in the audited and unaudited supplemental combined financial statements of Mittal Steel and accompanying notes beginning on page F-201, and the merger with ISG using the purchase method of accounting and is presented as if the merger was completed on January 1, 2003 for statement of operations purposes and on September 30, 2004 for balance sheet purposes, as described in the “Unaudited Pro Forma Condensed Combined Financial Statements” and accompanying notes beginning on page F-2. All pro forma information in this proxy statement/ prospectus is unaudited.

      The book value per Ispat International common share, per Mittal Steel common share or per share of ISG common stock is computed by dividing shareholders’ equity by the number of Ispat International common shares, Mittal Steel common shares or shares of ISG common stock outstanding at the end of the period, as the case maybe. The pro forma combined book value per Mittal Steel common share, giving effect to the merger with ISG, is computed by dividing pro forma shareholders’ equity by the pro forma number of Mittal Steel common shares outstanding at the end of the period, including shares issued in connection with the merger with ISG. Neither Ispat International nor ISG has declared or paid cash dividends on its common stock.

      The information in the following table is based on, and should be read together with, the Ispat International, LNM Holdings and ISG historical financial information, the combined financial information of Mittal Steel, and the “Unaudited Pro Forma Condensed Combined Financial Statements” and accompanying notes beginning on page F-2.

      The Mittal Steel (adjusted to give effect to the acquisition of LNM Holdings) and the unaudited pro forma combined Mittal Steel (adjusted to give effect to the acquisition of LNM Holdings and the merger with ISG) net income per share and book value per share data is presented for informational purposes only. You should not rely on this pro forma combined data as being indicative of the consolidated results or financial condition of Mittal Steel that would have been reported had the acquisition of LNM Holdings and the merger with ISG been completed as of the dates presented, and you should not regard this data as representative of future consolidated results of operations or financial condition of Mittal Steel. The ISG equivalent pro forma information was obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.50 of a share of Mittal Steel common stock to be issued for each share of ISG common stock. Such exchange ratio is based on the assumption that the average closing price of Mittal Steel class A common shares for the relevant 20-trading-day period for purposes of determining the actual exchange ratio is $42.00 per share, which would correspond to an exchange ratio of 1.0. However, because 50% of the outstanding shares of ISG common stock are to be converted into cash, the effective exchange ratio for purposes of the ISG equivalent pro forma information is one half of 1.0 or 0.5.

COMPARATIVE PER SHARE DATA OF MITTAL STEEL, ISPAT INTERNATIONAL AND ISG

	Year Ended	Nine Months Ended
	December 31, 2003	September 30, 2004

	(Amounts in $ millions except per share
	and quantity information)
	(Audited)	(Unaudited)
Ispat International
Historical
Net income	$66	$887
Shareholders’ equity	149	1,008
Weighted average number of shares (millions)	122	118
Number of shares at period end (millions)	127	127
Net income per share — basic	$0.53	$7.51
Net income per share — diluted	0.53	7.51
Book value per share at period end	1.17	7.94
Cash dividend per share	—	—

Mittal Steel (adjusted to give effect to the acquisition of LNM Holdings)
Historical
Net income	$1,182	$3,147
Shareholders’ equity	2,561	5,768
Weighted average number of shares (millions)	647	643
Number of shares at period end (millions)	652	652
Net income per share — basic	$1.83	$4.89
Net income per share — diluted	1.83	4.89
Book value per share at period end	3.93	8.85
Cash dividend per share	0.25	0.64

ISG
Historical
Net income (loss) applicable to common stock	$(97.1)	$421.4
Stockholders’ equity	949.2	1,397.5
Weighted average number of shares — Basic (millions)	77.1	98.3
Weighted average number of shares — Diluted (millions)	77.1	101.8
Number of shares at period end (millions)	97.5	100.0
Net income per share — basic	$(1.26)	$4.29
Net income per share — diluted	(1.26)	4.15
Book value per share at period end	9.74	13.97
Cash dividend per share	—	—

	Year Ended	Nine Months Ended
	December 31, 2003	September 30, 2004

	(Unaudited and amounts in $ millions
	except per share and quantity information)
Mittal Steel (adjusted to give effect to the acquisition of LNM Holdings and the merger with ISG)
Pro forma combined
Net income	$778	$3,639
Shareholders’ equity	3,510	5,868
Weighted average number of shares — Basic (millions)	702	698
Weighted average number of shares — Diluted (millions)	702	698
Number of shares at period end (millions)	707	707
Net income per share — basic	$1.11	$5.21
Net income per share — diluted	1.11	5.21
Book value per share at period end	4.96	8.30
Cash dividend per share	0.23	0.59
ISG equivalent pro forma
Net income per share — basic	0.55	2.60
Net income per share — diluted	0.55	2.60
Book value per share at period end	2.48	4.15
Cash dividend per share	0.12	0.30

COMPARATIVE PER SHARE MARKET DATA

      Mittal Steel class A common shares are listed and traded on the New York Stock Exchange, Mittal Steel’s principal U.S. trading market, and outside the United States on Euronext Amsterdam, in each case under the symbol “MT”. ISG common stock is listed and traded on the New York Stock Exchange under the symbol “ISG”.

      The following table sets forth closing sales prices per share of Mittal Steel class A common shares and ISG common stock as reported on the New York Stock Exchange Composite Tape and on Euronext Amsterdam, on October 22, 2004, the last full trading day before the public announcement of the merger, and on March [     ], 2005, the most recent date for which quotations were available prior to the printing of this proxy statement/ prospectus.

	Mittal Steel Class A		ISG Common
	Common Shares		Stock

	Euronext	New York	New York
	Amsterdam	Stock Exchange	Stock Exchange

October 22, 2004	€20.35	$25.34	$29.68
March [ ], 2005	€ [ ]	$ [ ]	$ [ ]

      The number of Mittal Steel class A common shares to be exchanged for each share of ISG common stock in the merger will depend on the average closing price of Mittal Steel class A common shares during the 20-trading-day period ending two trading days before the effective time of the merger. Based on the closing price of Mittal Steel class A common shares on October 22, 2004, each share of ISG common stock would be convertible into the right to receive 1.21740 Mittal Steel class A common shares in the merger (assuming the relevant 20-trading-day average closing price was equal to such closing price) to the extent the holder of such shares elected to receive stock consideration (subject to proration). Based on the closing price of Mittal Steel class A common shares on March [     ], 2005 (the last day of trading prior to the printing of this proxy statement/ prospectus), each share of ISG common stock would be convertible into the right to receive [                    ] Mittal Steel class A common shares (assuming the relevant 20-trading-day average closing price was equal to such closing price) to the extent the holder of such shares elected to receive stock consideration (subject to proration).

      The market prices of the shares of ISG common stock and Mittal Steel class A common shares are subject to fluctuation. As a result, ISG stockholders are urged to obtain current market quotations.

      On March 9, 2005, there were approximately 44 holders of record of ISG common stock and approximately 60 holders of record of Mittal Steel class A common shares that are registered and traded on the New York Stock Exchange. As further discussed in the section entitled “MAJOR SHAREHOLDERS AND NOTIFICATION OBLIGATIONS — Major Shareholders of Mittal Steel”, Mittal Steel cannot present the number of record holders of Mittal Steel class A common shares held in The Netherlands, because a portion of such shares are held in bearer form.

RISK FACTORS

      You should carefully consider the risks and the risk factors incorporated by reference into this proxy statement/ prospectus including, among others, those disclosed under the heading “Risk Factors” from ISG’s 2003 Annual Report on Form 10-K, together with all of the other information included or incorporated by reference in this proxy statement/ prospectus (including the matters addressed in “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 43), before you decide whether to vote or instruct your vote to be cast to adopt the merger agreement. In addition, you should carefully consider the following risks relating to the merger.

Risks Relating to the Merger

The market value of the Mittal Steel class A common shares that ISG stockholders receive in the transaction may be less than $42.00 per share as a result of fluctuations in the market price of Mittal Steel class A common shares.

      Mittal Steel is offering to exchange shares of ISG common stock for cash and Mittal Steel class A common shares at an exchange ratio which is subject to a limitation on both the maximum and minimum number of Mittal Steel class A common shares to be issued in connection with the merger. The cash price per share to be paid for each share of ISG common stock is fixed at $42.00. This cash price will not be adjusted based on changes in market prices of Mittal Steel class A common shares. The value of Mittal Steel class A common shares delivered to ISG stockholders is intended to produce a value equal to $42.00 if the average closing price of a Mittal Steel class A common share over the 20-day trading period ending two trading days before the effective time of the merger is between $34.50 and $43.81. However, if the average trading price of Mittal Steel class A common shares is less than the floor of $34.50 per share, then each share of ISG common stock will be exchanged for 1.21740 Mittal Steel class A common shares, regardless of the value of such shares, and the value of those shares delivered to ISG stockholders in exchange for each share of ISG common stock will be less than $42.00 per share. Additionally, ISG may not be able to terminate the merger in such a scenario and, therefore, some or all of the ISG stockholders would receive less than $42.00 of consideration in exchange for each share of ISG common stock.

ISG stockholders may receive a form of consideration different from what they elect.

      The consideration to be received by ISG stockholders in the merger is subject to proration to preserve the contractual limitations on the maximum amount of cash and number of Mittal Steel class A common shares. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Mittal Steel class A common shares. If you elect all Mittal Steel class A common shares and the available shares are oversubscribed, then you will receive a portion of the merger consideration in cash, which generally will be taxable for U.S. federal income tax purposes. Similarly, mixed elections are subject to similar adjustment in the case of oversubscription of cash or shares.

The mix of stock and cash consideration that ISG stockholders receive and the exchange ratio may not be known on the date of the ISG special meeting of stockholders.

      Although ISG stockholders will be able to elect to exchange their shares of ISG common stock for either cash or Mittal Steel class A common shares (or a combination of cash and Mittal Steel class A common shares), subject to proration, the exchange ratio may not be determined at the time of the ISG stockholder vote to adopt the merger agreement, as the exchange ratio will not be determinable until the completion of the 20-day trading period ending two trading days before the effective time of the merger. Additionally, the deadline for ISG stockholders to make their election, which will affect proration, will be three days after the effective time of the merger. Therefore, the mix of stock and cash consideration that any individual ISG stockholder receives will not be known on the date of the ISG special meeting.

Benefits of the recently completed acquisition of LNM Holdings and the proposed merger with ISG may not be realized.

      Assuming Mittal Steel completes the proposed merger with ISG, and taking into account the recent completion of the acquisition of LNM Holdings, Mittal Steel will be integrating three companies that have previously operated independently. Integrating Ispat International’s operations and personnel with those of ISG and LNM Holdings will be a complex process. Mittal Steel may not be able to integrate the operations of ISG and LNM Holdings with Ispat International’s operations rapidly or without encountering difficulties. The successful integration of Ispat International with ISG and LNM Holdings will require, among other things, integration of ISG’s, LNM Holdings’ and Ispat International’s products, sales and marketing operations, information and software systems, coordination of employee retention, hiring and training operations and coordination of future research and development efforts. The diversion of the attention of the combined company’s management to the integration effort and any difficulties encountered in combining operations could adversely affect the combined company’s businesses. Further, the process of combining Ispat International, ISG and LNM Holdings could negatively impact employee morale and the ability of Mittal Steel to retain some of Ispat International’s, ISG’s and LNM Holdings’ key personnel after the acquisition of LNM Holdings and the merger.

Some of ISG’s directors and executive officers have interests in the merger that are different from yours.

      In considering the recommendation of the ISG board of directors to vote for the proposal to adopt the merger agreement, you should be aware that certain members of the ISG board of directors and members of ISG’s management team have pre-existing agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of ISG stockholders generally. These interests arise because of positions they may have as directors or officers of Mittal Steel or because pre-existing agreements or arrangements entitle them to payments in certain circumstances to which they would not have been entitled had the merger not occurred. The ISG board of directors was aware of these pre-existing agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to the ISG stockholders that they vote “FOR” the proposal to adopt the merger agreement. For a more detailed description of such interests, see “INTEREST OF CERTAIN PERSONS IN THE MERGER” beginning on page 129.

Mittal Steel is a Dutch corporation, and shareholders of a Dutch corporation have fewer rights and privileges than stockholders of a Delaware corporation in certain respects.

      Mittal Steel is governed by the Dutch Civil Code and by its Deed of Incorporation (akte van oprichting) and Articles of Association (statuten). The Dutch Civil Code extends to shareholders certain rights and privileges that may not exist under the DGCL and, conversely, does not extend certain rights and privileges that stockholders of a company governed by the DGCL may have. Differences between the Dutch Civil Code and the DGCL that could result in stockholders of a Delaware corporation having fewer rights and privileges than shareholders of a Dutch company include, among others, the fact that the Dutch Civil Code does not provide for class action suits. However, the Dutch Civil Code currently authorizes shareholders to form associations which may commence joint actions. Such joint actions can only result in a declaratory judgment (verklaring voor recht) on the basis of which each individual person may institute civil proceedings. Legislative proposals pending before the Dutch Parliament may in the future authorize class action suits. For a more detailed comparison of the rights of Mittal Steel shareholders versus the rights of ISG stockholders, see “COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER DELAWARE AND DUTCH LAW” beginning on page 233.

Following the merger, Mittal Steel will still have a controlling shareholder who can appoint its directors and determine the outcome of shareholder votes.

      After the merger, Mr. Lakshmi N. Mittal and his wife, Mrs. Usha Mittal, who together are Mittal Steel’s controlling shareholder, will continue to have the power to elect the majority of the members of the Mittal

Steel board of directors, and to exercise voting control over the decisions adopted at the Mittal Steel general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, and the incurrence of indebtedness. Circumstances may occur in which the interests of Mittal Steel’s controlling shareholder could be in conflict with the interests of other shareholders. In addition, Mittal Steel’s controlling shareholder may pursue certain transactions that in its view will enhance its equity investment, even though such transactions may not be in the interest of other Mittal Steel shareholders.

Mittal Steel’s actual financial position and results of operations may differ significantly from the unaudited condensed combined pro forma financial data included in this proxy statement/ prospectus.

      The unaudited condensed combined pro forma operating data contained in this proxy statement/ prospectus are not necessarily indicative of the results that actually would have been achieved had the merger been completed on January 1, 2003, or that may be achieved in the future. Mittal Steel can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company. For instance, the unaudited pro forma condensed combined financial statements include a preliminary estimate of the fair values of the assets acquired and the liabilities assumed to allocate the purchase price consideration. The final estimate of the fair values of assets and liabilities acquired, which will be determined by Mittal Steel with the assistance of an independent third party specialist, may differ from the valuations used in the unaudited pro forma condensed combined financial statements. Further differences between Mittal Steel’s actual financial statements and the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus could arise from the results of impairment tests required under generally accepted accounting principles in the United States, or U.S. GAAP. For example, goodwill is required to be tested for impairment on an annual basis and between annual tests in certain circumstances. In addition, other long-lived assets held by Mittal Steel and ISG may need to be tested for impairment given certain events or changes in circumstances.

Risks Relating to Mittal Steel’s Business

Mittal Steel has experienced rapid growth through successful acquisitions in a relatively short period of time. Mittal Steel may not have the management resources or sufficient levels of investment to continue to meet its strategic objectives.

      Mittal Steel has experienced rapid growth and development through successful acquisitions in a relatively short period of time and may continue to do so in order to pursue its strategic objectives. Such growth entails significant investment, as well as increased operating costs. Overall growth in Mittal Steel’s business also requires greater allocation of management resources from daily operations. In addition, the management of such growth (including management of multiple operating assets) will require, among other things, the continued development of Mittal Steel’s financial and information management control systems, the ability to integrate newly acquired assets with existing operations, the ability to attract and retain sufficient numbers of qualified management and other personnel, the continued training of such personnel and the presence of adequate supervision. Failure to manage such growth, while at the same time maintaining adequate focus on the existing assets of Mittal Steel, could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects. In addition, although Mittal Steel has grown through successful acquisitions in the past, no assurance can be given that it will be able to identify, acquire and successfully integrate additional companies in the future.

Mittal Steel relies on economic growth in the countries in which its operating subsidiaries operate, which may not continue. A slowdown in economic growth in such countries may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

      Mittal Steel’s business strategy was developed partly on the assumptions that economic growth in the countries in which it operates and the modernization, restructuring and upgrading of the physical infrastruc-

ture in such countries will continue, thus creating an increased demand for its steel products and maintaining a stable level of steel prices in such countries and in other key product markets. While the demand in these countries for steel and steel products has gradually increased, there is no assurance that this trend will continue. Any slowdown in the development of these economies or any reduction in the investment budgets of governmental agencies and companies responsible for the modernization of such physical infrastructure may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Mittal Steel is subject to political and social uncertainties in some of the developing countries in which it operates. Any disruption or volatility in the political or social environment in those countries may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

      Mittal Steel operates in a number of developing countries. Approximately 70% of the sales of Mittal Steel (including LNM Holdings) for the nine months ended September 30, 2004 originated in developing countries. Some of the developing countries in which Mittal Steel operates have been undergoing substantial political transformations, from centrally controlled command economies to pluralist market-oriented democracies. There can be no assurance that the political and economic reforms necessary to complete such a transformation will continue. In addition, ethnic, religious, historical and other divisions have, on occasion, given rise to tensions and, in certain cases, military conflict. The political systems in these countries may be vulnerable to the populations’ dissatisfaction with reforms, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries or at all.

Mittal Steel is subject to economic risks and uncertainties in the countries in which it operates. Any deterioration or disruption of the economic environment in those countries may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

      Over the past few years, many of the countries in which Mittal Steel operates have experienced economic growth and improved economic stability in certain sectors. However, there can be no assurance that economic growth will continue in the future and the legal systems in these countries, in particular with respect to bankruptcy proceedings, remains underdeveloped. Although economic conditions have improved in the last two and a half years, the prospect still exists of widespread bankruptcy, mass unemployment and the deterioration of certain sectors of these economies. No assurance can be given that reform policies will continue to be implemented and, if implemented, will be successful, that these countries will remain receptive to foreign trade and investment, or that their economies will improve.

Mittal Steel’s high debt level may limit its flexibility in managing its business.

      At September 30, 2004, Mittal Steel (including LNM Holdings) had outstanding $2,811 million in aggregate principal amount of indebtedness consisting of $745 million of short-term indebtedness (including current portion of long-term debt) and $2,066 million of long-term indebtedness. A portion of Mittal Steel’s working capital financing consists of uncommitted lines of credit, which may be cancelled by the lenders in certain circumstances. In addition, on January 25, 2005, Mittal Steel announced that it had arranged commitments, subject to customary conditions, from a group of arrangers for a $3.2 billion unsecured revolving credit facility, the proceeds from which it expects to utilize to finance the cash portion of the merger with ISG, to refinance existing indebtedness and for general corporate purposes.

      The high level of debt outstanding could have important adverse consequences to Mittal Steel, including the following:

•	significant cash interest expense and principal repayment obligations;

•	impairment of its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limitations on its flexibility to adjust to changing market conditions, reduction in its ability to withstand competitive pressures and greater vulnerability to a downturn in general economic conditions; and

•	adverse business conditions may lead to difficulties in debt servicing which may limit its ability to make acquisitions, finance capital expenditures and working capital requirements.

Mittal Steel has guaranteed its subsidiaries’ debt, which may limit its flexibility in managing its business.

      Mittal Steel has provided guarantees for some of the debt and credit lines of its operating subsidiaries. Out of the total debt of $2,811 million at September 30, 2004 of the operating subsidiaries of Mittal Steel (including LNM Holdings), approximately 52%, or $1,469 million, was guaranteed by Mittal Steel. Some of these guarantees have provisions whereby a default in one operating subsidiary could, under certain circumstances, lead to defaults at other operating subsidiaries.

      Any possible invocation of any of these guarantees could cause some or all of the other guaranteed debt to accelerate, creating severe liquidity pressures. Further, it may also limit Mittal Steel’s ability to raise additional financing and may limit its flexibility in managing its business.

Mittal Steel has made significant capital expenditure commitments and other commitments in connection with certain acquisitions.

      In connection with the acquisition of certain of its operating subsidiaries, Mittal Steel has made significant capital expenditure commitments and other commitments with various governmental bodies. Mittal Steel expects to fund such capital expenditure commitments and other commitments primarily through internal sources, but there can be no assurance that Mittal Steel will be able to generate or obtain sufficient funds to meet these requirements in the future or to complete these projects on a timely basis or at all. In addition, completion of these projects may be affected by factors that are beyond the control of Mittal Steel. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MITTAL STEEL — Liquidity and Capital Resources — Tabular Disclosure of Contractual Obligations.” Capital expenditures of Mittal Steel (including LNM Holdings) in 2003 were $421 million, as compared to $265 million in 2002 and $200 million in 2001. Of the total capital expenditures mentioned above, $89 million in 2003 and $12 million in 2002 pertained to the reline of Blast Furnace No. 7 at Ispat Inland Inc., or Inland, and $161 million in 2003 and $51 million in 2002 related to committed capital expenditure by LNM Holdings’ subsidiaries. Capital expenditures of Mittal Steel (including LNM Holdings) during the second quarter of 2004 were $35 million and for the nine months ended September 30, 2004 were $523 million. Capital expenditures exclude repairs and maintenance, as these costs are expensed as incurred.

      Mittal Steel has also made certain commitments relating to employees at certain of its operating subsidiaries. In many of these jurisdictions, it has agreed, in connection with the acquisition of interests in these subsidiaries that it will not make collective dismissals for certain periods. These periods generally extend up to 10 years following the date of acquisition. The inability to make such dismissals may affect the ability of Mittal Steel to coordinate its workforce in response to changing market conditions and may have an effect on its business, financial condition, results of operations or prospects.

      Although Mittal Steel has remained in compliance with its obligations under the relevant acquisition agreements, Mittal Steel may not be able to remain in compliance with some or all of these requirements in the future. Failure to remain in compliance may result in forfeiture of part of Mittal Steel’s investment and/or the loss of certain tax and regulatory benefits and may therefore have an adverse effect on its business, financial condition, results of operations or prospects.

Pension plan under-funding at some of Mittal Steel’s operating subsidiaries and the need to make substantial cash contributions, which may increase in the future, may reduce the cash available for its business.

      Mittal Steel’s principal operating subsidiaries in Canada, France, Germany, Trinidad, the United States, South Africa and Kazakhstan provide defined benefit pension plans to their employees. Some of these plans are currently under-funded, in particular Inland’s pension plan. As at December 31, 2003, the value of Inland’s pension plan assets was $1,781.4 million, while the projected benefit obligation was $2,555.9 million, resulting in a deficit of $774.5 million. A large part of Mittal Steel’s pension liabilities and funding requirements are at its U.S. operating subsidiary. See Note 12 to the Mittal Steel Supplemental Combined Financial Statements.

      The funded status of Inland’s pension plan has been adversely affected in the last few years by a number of factors including low interest rates, which have impacted investment returns and discount rate assumptions and weak equity market performance. This also has had an impact on required future cash funding requirements. In addition to its agreement with the Pension Benefit Guaranty Corporation, or the PBGC, Mittal Steel is also required to make significant cash contributions pursuant to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Assuming modestly rising interest rates and reasonable market returns, the total of these contribution requirements (including the contributions required under the agreement with the PBGC) could exceed $500 million over the next few years and could be significantly higher depending on future asset performance, the levels of interest rates used to determine ERISA minimum funding requirements, actuarial assumptions and experience, union negotiated changes, future government regulations and the terms of the agreement with PBGC. Total cash contributions made to Inland’s pension plan were $313 million from 1998 through December 31, 2003. The contribution required in 2004 is $111 million, of which $97.8 million had been paid as of September 30, 2004.

      Mittal Steel’s funding obligations depend upon future asset performance, the level of interest rates used to measure ERISA minimum funding levels, actuarial assumptions and experience, union negotiated changes, future government regulation and the terms of the agreement with PBGC. Due to the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for Mittal Steel’s pension plans could be significantly higher than amounts currently estimated. These funding requirements could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

The dependence of certain operating subsidiaries of Mittal Steel on either export or domestic markets may limit its flexibility in managing its business.

      Some of Mittal Steel’s operating subsidiaries are primarily export oriented, as domestic markets are not adequate to support operations, and some of its operating subsidiaries are substantially dependent on the domestic markets of their countries of operation. Any rise in trade barriers or trade related actions in main export markets, or any fall in demand in the export or domestic markets due to weak economic conditions or other reasons, may adversely affect the operations of these subsidiaries and may limit Mittal Steel’s flexibility in managing its business. See “MITTAL STEEL — Government Regulation” and “MITTAL STEEL — Litigation” and Note 17 to the Mittal Steel Supplemental Combined Financial Statements.

Mittal Steel may be unable to fully utilize its deferred tax asset.

      At September 30, 2004, Mittal Steel (including LNM Holdings) had $484 million recorded as a deferred tax asset on its balance sheet. This asset can only be utilized if, and to the extent that, Mittal Steel’s operating subsidiaries generate adequate levels of taxable income in future periods to set off the loss carryforwards and reverse the temporary differences before they expire. Mittal Steel’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Consequently, Mittal Steel cannot assure you that it will generate sufficient taxable income to realize its deferred tax asset. If Mittal Steel generates lower taxable income than the amount it has assumed in determining the deferred tax asset, then a valuation reserve will be required, with a corresponding charge against income.

Credit rating downgrades or similar triggers may affect Mittal Steel’s flexibility in managing its business.

      Although Mittal Steel currently enjoys an investment grade credit rating, it has been in the past subject of credit rating downgrades during periods of cyclical downturns in the steel industry. For example, during the course of 2002 as a result of developments relating to the restructuring of the debt at Ispat Mexicana, S.A. de C.V., or Imexsa, certain of the credit ratings of Mittal Steel and its subsidiaries were downgraded. Although Mittal Steel does not have negative rating triggers in its debt agreements, any decline in its credit rating may lead to some of its lenders recalling loans, withdrawing credit lines or increasing the cost of borrowing. Any of these actions may adversely affect its business, financial condition, results of operations or prospects.

Mittal Steel may encounter difficulties in enforcing foreign court judgments or arbitral awards in certain countries in which it operates.

      Some of the countries in which Mittal Steel operates are not parties to multilateral or bilateral treaties with western jurisdictions for the mutual enforcement of court judgments. Consequently, should a judgment be obtained from a court in any such jurisdictions it is unlikely to be given direct effect in the courts of these countries. However, all of the countries in which Mittal Steel’s operating subsidiaries are located are parties to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Accordingly, most of the agreements to which Mittal Steel’s operating subsidiaries in such jurisdictions are party contain provisions allowing for arbitration of disputes. A foreign arbitral award obtained in a state that is party to that convention should be recognized and enforced by a court in a signatory country (subject to the qualifications provided for in the convention and requirements established by relevant legislation). Reliance upon international treaties may meet with resistance or a lack of understanding on the part of the applicable court or other officials, thereby introducing delay and unpredictability into the process of enforcing any foreign judgment or any foreign arbitral award in these countries.

Because Mittal Steel is a holding company with no revenue-generating operations, it depends on earnings and cash flows of operating subsidiaries, which may not be sufficient to meet future needs.

      Because Mittal Steel is a holding company with no business operations of its own, it is dependent upon the earnings and cash flows of, and dividends and distributions from, operating subsidiaries to pay expenses, meet any future debt obligations and pay any cash dividends or distributions on its common shares. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends.

      Since Mittal Steel is incorporated under the laws of The Netherlands it can only pay dividends and other distributions to the extent it receives dividends and other distributions from its operating subsidiaries, recognizes gain from the sale of assets or records share premium as a result of the issuance of common shares. See Notes 9 and 11 to the Mittal Steel Supplemental Combined Financial Statements.

Mittal Steel may encounter supply shortages and increases in the cost of raw materials, energy and transportation.

      Steel production requires substantial amounts of raw materials and energy, including iron ore fines, iron ore pellets, scrap, electricity, natural gas, coal and coke. Any prolonged interruption in the supply of raw materials or energy, or substantial increases in their costs, could adversely affect the business, financial condition, results of operations or prospects of steel companies. The availability and prices of raw materials may be negatively affected by:

•	new laws or regulations;

•	suppliers’ allocations to other purchasers;

•	interruptions in production by suppliers;

•	accidents or other similar events at suppliers’ premises or along the supply chain;

•	changes in exchange rates;

•	consolidation in steel-related industries;

•	worldwide price fluctuations and other factors; and

•	availability and cost of transportation.

      In addition, energy costs, including the cost of natural gas and electricity, make up a substantial portion of the cost of goods sold by steel companies. The price of energy has varied significantly in the past and may vary significantly in the future largely as a result of market conditions and other factors beyond the control of steel companies. Because the production of direct reduced iron and steel involves the use of significant amounts of natural gas, steel companies are sensitive to the price of natural gas.

      Further, global developments, particularly the dramatic increase in the demand for materials and inputs used in steel manufacturing from China, may cause severe shortages and/or substantial price increases of key raw materials and ocean transportation capacity. Inability to recoup such cost increases from increases in the selling prices of steel companies’ products, or inability to cater to their customers’ demands because of non-availability of key raw materials or other inputs, may have a material adverse effect on the business, financial condition, results of operations or prospects of steel companies.

      While Mittal Steel has been able to procure sufficient supplies of raw materials to meet its production needs, there can be no assurance that it will be able to procure adequate supplies in the future. In addition, Mittal Steel does not generally procure supplies under long-term contracts; supply contracts typically have terms of one year. Any prolonged interruption, discontinuation or other disruption in the supply of raw materials or energy, or substantial increases in their costs, could adversely affect the business, financial condition, results of operations or prospects of Mittal Steel.

Mittal Steel may face significant price and other forms of competition from other steel producers, which could have a material adverse effect on its business, financial condition, results of operations or prospects.

      Generally, the markets in which steel companies conduct business are highly competitive. Increased competition could cause Mittal Steel to lose market share, increase expenditures or reduce pricing, any one of which could have a material adverse effect on its business, financial condition, results of operations or prospects. The global steel industry has historically suffered from substantial over-capacity. Excess capacity in some of the products sold by Mittal Steel will intensify price competition for such products. This could require Mittal Steel to reduce the price for its products and, as a result, have a material adverse effect on its business, financial condition, results of operations or prospects. Mittal Steel competes primarily on the basis of quality and the ability to meet customers’ product specifications, delivery schedules and price. Some of the competitors of Mittal Steel may:

•	benefit from greater capital resources;

•	have different technologies;

•	have lower raw material and energy costs; and

•	have lower employee post-retirement benefit costs. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR MITTAL STEEL.”

      In addition, the competitive position of Mittal Steel within the global steel industry may be affected by, among other things:

•	the recent trend toward consolidation amongst competitors in the steel industry, particularly in Europe and the United States;

•	exchange rate fluctuations that may make the products of Mittal Steel less competitive in relation to the products of steel companies based in other countries; and

•	the development of new technologies for the production of steel and steel-related products.

Competition from other materials may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

      In many applications, steel competes with other materials, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Additional substitutes for steel products could adversely affect future market prices and demand for steel products.

The competitive position of Mittal Steel depends on its senior management team and the loss of any member from such senior management team could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

      The ability of Mittal Steel to maintain a competitive position and to implement its business strategy is dependent to a large degree on the services of its senior management team and particularly Mr. Lakshmi N. Mittal, Chairman of the board of directors and Chief Executive Officer of Mittal Steel. The loss of or any diminution in Mr. Lakshmi N. Mittal’s services or those of the members of the senior management team of Mittal Steel or an inability to attract, retain and maintain additional senior management personnel, could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects. Mittal Steel may not be able to retain its existing senior management personnel or to attract additional qualified senior management personnel in the future. Mittal Steel does not maintain key man life insurance on any members of its senior management.

Mittal Steel may experience currency fluctuations and become subject to exchange controls that could adversely affect its business, financial condition, results of operations or prospects.

      Mittal Steel operates and sells products in a number of countries, and as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. Major changes in exchange rates, particularly changes in the value of the U.S. dollar against the currencies of countries in which Mittal Steel operates, could have an adverse effect on its business, financial condition, results of operations or prospects.

      The imposition of exchange controls or other similar restrictions on currency convertibility in the countries in which Mittal Steel operates could adversely affect its business, financial condition, results of operations or prospects. For example, some operations involving South African rand and the Kazakh tenge are subject to limitations imposed by the South African Reserve Bank and National Bank of Kazakhstan, respectively. These restrictions have not historically had a material adverse effect on the business, financial condition, results of operations or prospects of Iscor Ltd. or Ispat Karmet OJSC, respectively. However, in the future these or other restrictions could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Mittal Steel could experience labor disputes that could disrupt operations.

      A substantial majority of the employees of Mittal Steel are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during the negotiations leading to new collective bargaining agreements, during wage and benefits negotiations or, occasionally, during other periods for other reasons. See “MITTAL STEEL — Litigation” and Note 17 to the Mittal Steel Supplemental Combined Financial Statements.

      Any such breakdown leading to work stoppage and disruption of operations could have an adverse effect on the operations and financial results of Mittal Steel. Additionally, many of the contractors working at Mittal Steel’s operating subsidiaries’ plants employ workers who are represented by various trade unions. Disruptions with these contractors could also have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Equipment downtime or shutdowns could adversely affect Mittal Steel’s business, financial condition, results of operations or prospects.

      Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and this equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. Mittal Steel’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. Such disruptions could have an adverse effect on Mittal Steel’s operations, customer service levels and financial results.

The income tax liability of Mittal Steel may substantially increase if the tax laws and regulations in countries in which it operates change or are subject to varying interpretations and inconsistent enforcement or if the operating subsidiaries of Mittal Steel are unable to utilize certain tax benefits.

      Taxes payable by companies in many of the countries in which Mittal Steel operates are substantial and include value added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Historically, the system of tax collection in some of these countries has been relatively ineffective. However, there have been some reforms of the applicable tax systems that have resulted in some improvements.

      Tax laws and regulations in some of the countries in which Mittal Steel operates may be subject to frequent change, varying interpretation and inconsistent enforcement. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of some business decisions. This uncertainty could expose Mittal Steel to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See “MITTAL STEEL — Government Regulation” and “MITTAL STEEL — Litigation” and Note 17 to the Mittal Steel Supplemental Combined Financial Statements.

      In addition, many of the jurisdictions in which Mittal Steel operates have adopted transfer pricing legislation. While Mittal Steel believes that its operations are conducted in compliance with applicable transfer pricing legislation, if tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects. Ineffective tax collection systems and continuing budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties in the future, which could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

      Mittal Steel’s operating subsidiaries receive certain tax benefits (such as net operating losses), which result in temporary reductions or limitations on the total tax liability of the relevant operating subsidiary. The loss of these benefits on their scheduled expiration or as a result of a failure to comply with conditions imposed in connection with the acquisition of the relevant operating subsidiary may cause a corresponding increase in the tax liability associated with these operations.

      It is possible that taxing authorities in the countries in which Mittal Steel operates will introduce additional revenue raising measures. Although it is unclear how these provisions would operate, introduction of any such provisions may affect the overall tax efficiency of Mittal Steel and may result in significant additional taxes becoming payable. Although Mittal Steel will undertake to minimize such exposures, it cannot offer any assurance that additional tax exposure will not arise or that any such additional tax exposure could not have a material adverse effect on its business, financial condition, results of operations or prospects.

      Mittal Steel may face a significant increase in its income taxes if tax rates in the jurisdictions in which it operates increase and/or are modified by regulatory authorities in an adverse manner. This may adversely affect Mittal Steel’s cash flows, liquidity and ability to pay dividends. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR MITTAL STEEL — Review of Operating Results — Year Ended December 31, 2003 compared to Year Ended December 31, 2002 — Income Taxes.”

Steel companies are subject to stringent environmental regulations, and Mittal Steel may be required to spend considerable amounts of money in order to comply with such regulations.

      Steel companies have spent, and can be expected to spend in the future, substantial amounts to comply with environmental laws and regulations, which, over time, have become more stringent. The operations of steel companies are subject to strict environmental laws and regulations in each of the jurisdictions in which they operate. These laws and regulations govern, generally, air and water pollution, the management and disposal of hazardous substances and the remediation of contamination. These requirements, or enforcement of these requirements, may become even more stringent in the future. Failure to comply could result in the assessment of civil and criminal penalties, the suspension of operations and lawsuits by private parties.

      EU Directive 2004/35/EC of April 21, 2004 on Environmental Liability with Regard to the Prevention and Remedy of Environmental Damage, or the Environmental Liability Directive, provides for remedies for damage to the environment. While the manner and impact of the implementation of the Environmental Liability Directive is not yet certain, Mittal Steel is closely monitoring the potential impact on its business, financial condition, results of operations or prospects.

      EU Directive 2003/87/EC of October 13, 2003, or the Directive, established a program under which member states are allowed to trade greenhouse gas emission allowances within the European Community, subject to certain conditions. Member states must ensure that, from January l, 2005, no installation undertakes certain activities specified in the Directive that results in emissions specified in relation to that activity unless its operator holds a permit issued by a competent authority. The Directive also establishes carbon dioxide emission trading starting from January 1, 2005.

      These new rules as well as any new or additional environmental compliance requirements that may arise out of the implementation by different countries of the Kyoto Protocol (United Nations Framework on Climate Change, 1992) may impose new and/or additional rules or more stringent environmental norms that steel companies may have to comply with. Such requirements may require additional capital expenditures or modifications in operating practices, particularly at steel companies operating in countries that have recently joined the European Union or are scheduled to join the European Union in the near future. If any of these new rules, regulations, norms or allocations contain major changes or are introduced very rapidly, there could be a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

      Inland is involved in various environmental and other administrative or judicial actions initiated by governmental agencies. In 1990, Inland was a party to a lawsuit filed by the U.S. Environmental Protection Agency, or the EPA, under the Resource Conservation and Recovery Act. In 1993, Inland entered into a consent decree, or the EPA Consent Decree, which, among other things, requires the investigation and remediation of the Indiana Harbor Works. Corrective actions relating to the EPA Consent Decree may require significant expenditures over the next several years that may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects. At September 30, 2004 and December 31, 2003, Inland’s reserves for environmental liabilities totaled $36.9 million and $36.8 million, respectively, $22.2 million and $22.1 million of which is related to the sediment remediation under the EPA Consent Decree. See “MITTAL STEEL — Government Regulation” and “MITTAL STEEL — Litigation,” and Notes 9 and 17 to the Mittal Steel Supplemental Combined Financial Statements.

      In addition, Mittal Steel has agreed to make certain capital expenditures related to environmental matters in connection with its acquisition of certain of its operating subsidiaries. See “MITTAL STEEL — Government Regulation” and “MITTAL STEEL — Litigation,” and Note 17 to the Mittal Steel Supplemental Combined Financial Statements.

Future sales of Mittal Steel’s common shares may affect the market price of its shares.

      Sales, or the possibility of sales, of substantial numbers of Mittal Steel’s common shares in the public markets, including in The Netherlands and the United States, could have an adverse affect on the market price of its common shares. Any subsequent offering of the common shares of Mittal Steel may have rights, preferences or privileges senior to those of the common shares of Mittal Steel currently outstanding.

Natural disasters could significantly damage Mittal Steel’s production facilities.

      Natural disasters could significantly damage Mittal Steel’s production facilities and general infrastructure. In particular, Imexsa’s production facilities are located in Lazaro Cardenas, Michoacan, Mexico and Ispat Karmet is located in the Karaganda region of the Republic of Kazakhstan, both of which are areas that have historically experienced earthquakes of varying magnitude. Extensive damage to either facility, or any other major production complexes, whether as a result of an earthquake or other natural disaster, could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Mittal Steel’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

      The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects. Mittal Steel maintains comprehensive insurance on all property and equipment in amounts believed to be consistent with industry practices but it may not be fully insured against some business risks. Mittal Steel’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policy. Under these policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. Each of the operating subsidiaries of Mittal Steel also maintains various other insurances, such as workmen’s compensation insurance and marine insurance. Notwithstanding the insurance coverage that Mittal Steel carries, the occurrence of an accident that causes losses in excess of limits specified under the policy, or losses arising from events not covered by insurance policies, could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Product liability claims could adversely affect Mittal Steel’s operations.

      Mittal Steel sells products to major manufacturers of a large number of goods. Furthermore, Mittal Steel’s products are also sold to, and used in, certain safety-critical applications. If Mittal Steel were to sell steel that is inconsistent with the specifications of the order or the requirements of the application, significant disruptions to the customer’s production lines could result. There could also be significant consequential damages resulting from the use of such products. Mittal Steel has a limited amount of product liability insurance coverage and a major claim for damages related to products sold could have a material adverse effect on its business, financial condition, results of operations or prospects.

Mittal Steel is susceptible to the cyclicality of the steel industry.

      The steel industry is highly cyclical and is affected significantly by general economic conditions and other factors such as worldwide production capacity, fluctuations in steel imports/exports and tariffs. Steel prices are sensitive to a number of supply and demand factors. Steel markets recently have been experiencing larger and more pronounced cyclical fluctuations. This trend, combined with the upward pressure on costs of key inputs, mainly metallics and energy, presents an increasing challenge for steel producers. The key drivers for maintaining a competitive position and good financial performance in this challenging environment are product differentiation, customer service, cost reduction and cash management.

      The volatility and the length and nature of business cycles affecting the steel industry have become increasingly unpredictable, and the recurrence of another major downturn in the industry may have a material adverse effect on the business, financial condition, results of operations or prospects of many steel companies.

International trade actions or regulations and trade-related legal proceedings may adversely affect sales, revenues and business in general of steel companies.

      Mittal Steel is an international operation with sales spanning many countries, and therefore, its businesses have significant exposure to the effects of trade actions and barriers. In the past, various countries, including the United States, have instituted, or are contemplating the institution of, trade actions and barriers.

      Mittal Steel cannot predict the timing and nature of similar or other trade actions by the United States or any other country. Because of the international nature of Mittal Steel’s operations it may be affected by any trade actions or restrictions introduced by any country in which it sells, or has the potential to sell, its products. Any such trade actions could adversely affect Mittal Steel’s profit margins and, as a result, its business, financial condition, results of operations or prospects and, depending on the timing, nature and jurisdiction of such actions, such adverse effects could be material.

      In addition to the more general trade barriers described above, if any steel company were party to a regulatory or trade-related legal proceeding that was decided adversely to such company, or an operating subsidiary thereof, it could adversely affect the business, financial condition, results of operations or prospects of such company. See “MITTAL STEEL — Government Regulation” and “MITTAL STEEL — Litigation” and Note 17 to the Mittal Steel Supplemental Combined Financial Statements.

Steel companies are susceptible to changes in governmental policies and international economic conditions.

      Governmental, political and economic developments relating to inflation, interest rates, taxation, currency fluctuations, social or political instability, diplomatic relations, international conflicts and other factors may adversely affect the business, financial condition, results of operations or prospects of international steel companies. Mittal Steel has not, and currently does not intend to obtain, political risk insurance in any country in which it conducts its business.

Significant expenditures and senior management time may be required with respect to Mittal Steel’s internal controls to ensure compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 when the regulations of the SEC thereunder come fully into effect.

      Section 404 of the Sarbanes-Oxley Act and the regulations of the SEC thereunder, upon becoming effective, will require senior executive and senior financial officers of Mittal Steel to assess on a regular basis the internal controls for financial reporting, evaluate the effectiveness of such internal controls and disclose any material weaknesses in such internal controls. Mittal Steel’s external auditors will also be required to provide an attestation of management’s evaluation. In the event that Mittal Steel senior management or independent auditors determine that Mittal Steel internal controls over financial reporting are not effective as defined under Section 404, investor perceptions of Mittal Steel may be adversely affected and could cause a decline in the market price of Mittal Steel stock. The rules regarding management’s report on internal controls and attestation will apply to Mittal Steel from the fiscal year ending December 31, 2006.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus, and the documents to which you are referred in this proxy statement/prospectus, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include, among other things, statements concerning the financial condition, results of operations and the business of Mittal Steel, including its recently acquired subsidiary, LNM Holdings, and ISG, the anticipated financial and other benefits of the recently completed acquisition of LNM Holdings and the proposed merger with ISG and Mittal Steel’s plans and objectives following the recently completed acquisition of LNM Holdings and the proposed merger. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business or operations of the combined company. These forward-looking statements speak only as of the date on which the statements were made and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this proxy statement/ prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this proxy statement/ prospectus, it is believed the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	cost savings expected to result from the recently completed acquisition of LNM Holdings and the proposed merger may not be fully realized or realized within the expected time frame;

•	costs or difficulties related to the integration of the businesses of Mittal Steel, its recently acquired subsidiary LNM Holdings and ISG may be greater than expected;

•	the risk of a significant delay in the completion of the proposed merger and/or unexpected consequences resulting from the recently completed acquisition of LNM Holdings and the proposed merger;

•	the risk that a government authority may impose unfavorable terms as a condition to the merger;

•	operating results following the recently completed acquisition of LNM Holdings and the proposed merger may be lower than expected;

•	adverse changes in interest rates may reduce interest margins or adversely affect asset values of Mittal Steel or ISG;

•	general economic conditions, whether nationally or in the market areas in which Mittal Steel or ISG conduct business, may be less favorable than expected;

•	the risk of disruption or volatility in the economic, political or social environment in those countries in which Mittal Steel or ISG conduct business;

•	legislation or regulatory changes may adversely affect the businesses in which Mittal Steel or ISG are engaged;

•	adverse changes may occur in the securities markets;

•	uncertainty as to the actions of the controlling shareholder of Mittal Steel, who will also be the controlling shareholder of the combined company;

•	the combined company’s ability to maintain operational flexibility given its high debt level;

•	the combined company’s ability to attract and retain talented management;

•	the risk of reduced efficiencies due to the combined company’s limited capital expenditures;

•	fluctuations in currency exchange rates;

•	the combined company’s ability to operate within the limitations imposed by financing arrangements;

•	the combined company’s ability to obtain financing on acceptable terms to finance its growth;

•	uncertainty as to the revenues generated by the combined company’s subsidiaries;

•	the risk of significant supply shortages and increases in the cost of raw materials, energy and transportation;

•	the risk of labor disputes;

•	the risk of decreasing prices for the combined company’s products and other forms of competition in the steel industry;

•	increased competition from substitute materials (e.g., aluminum);

•	the combined company’s ability to successfully operate within a cyclical industry; and

•	the risk that ISG will not be able to effectively integrate and operate the assets that it has acquired from other steel companies.

ISG SPECIAL MEETING OF STOCKHOLDERS

Proxy Statement/ Prospectus

      This proxy statement/ prospectus is being furnished to ISG stockholders as part of the solicitation of proxies by the ISG board of directors for use at the special meeting in connection with the proposed merger. This document provides ISG stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time, Place and Purpose of the Special Stockholders’ Meeting

      ISG will hold the special stockholders’ meeting at [time], local time, on [day], April [     ], 2005 at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York to consider and vote on the proposal to adopt the merger agreement and the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

      ISG does not expect that any matter other than the proposal to adopt the merger agreement and the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, will be brought before the special meeting. If, however, such a matter, which is unknown a reasonable time before the solicitation of proxies in connection with the special meeting, is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Record Date; Quorum and Voting Power

      The holders of record of ISG common stock at the close of business on March 14, 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 100,035,950 shares of ISG common stock outstanding, all of which are entitled to vote at the special meeting. Each share of ISG common stock outstanding on the record date entitles the holder to one vote on each matter submitted to ISG stockholders for approval at the special meeting.

      A quorum of shares of ISG common stock is necessary to hold a valid special meeting. The holders of a majority of ISG common stock issued and outstanding and entitled to vote, present in person or represented by proxy, at the special meeting will constitute a quorum for purposes of the special meeting. Once a quorum is present it is not broken by the subsequent withdrawal of any ISG stockholder.

Vote Required

      Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of ISG common stock outstanding on the record date. At the close of business on the record date, directors and executive officers of ISG beneficially owned, in the aggregate, approximately 8,796,000 shares of ISG common stock, representing approximately 8.8% of the shares of ISG common stock outstanding. This number excludes shares deemed to be beneficially owned by virtue of owning unexercised options.

Voting Your Shares

      Each share of ISG common stock entitles the holder on the record date of the special meeting to one vote with respect to all matters on which the holders of ISG common stock are entitled to vote at the special meeting.

      If you are a holder of record, there are two ways to vote your shares of ISG common stock at the special meeting and have them included in the vote:

•	YOU CAN VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. If you vote by proxy card, your “proxy” (one of the individuals named on the proxy card) will vote your shares at the special meeting as you instruct on the proxy card.

•	YOU CAN ATTEND THE SPECIAL MEETING AND VOTE IN PERSON. ISG will give you a ballot when you arrive. However, if your shares of ISG common stock are held in the name of a broker, bank or other nominee, you must have a proxy from the broker, bank or nominee so that ISG can be sure that the broker, bank or other nominee has not already voted your shares.

      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals (i.e., “broker non-votes”).

      Shares of ISG common stock held by persons attending the special meeting but not voting, or shares for which ISG has received proxies with respect to which ISG stockholders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as votes “AGAINST” the adoption of the merger agreement.

Company Shareholder Support Agreement

      In connection with ISG entering into the merger agreement, Wilbur L. Ross, Chairman of the ISG board of directors, and certain affiliates of Mr. Ross and Rodney B. Mott, ISG’s President and Chief Executive Officer and a member of the ISG board of directors, entered into a company shareholder support agreement required by Mittal Steel in connection with its entering into the merger agreement. Among other things, the agreement provides that they will each vote all of the shares of ISG common stock that they own in favor of the adoption of the merger agreement. Mr. Ross and certain affiliates of Mr. Ross and Mr. Mott beneficially owned 6.9% and 1.4%, respectively, of the ISG common stock outstanding as of the record date. For a more complete summary of the company shareholder support agreement, please see “COMPANY SHAREHOLDER SUPPORT AGREEMENT” beginning on page 110. These percentages do not include shares deemed to be beneficially owned by virtue of owning unexercised options.

Proxy; Revocation of Proxy

      If you vote your shares of ISG common stock by signing a proxy, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares of ISG common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise ISG’s Secretary in writing and deliver a new proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

      If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply, and instead you must follow the directions provided by your broker to change these instructions.

Means of Solicitation; Fees and Expenses

      Mittal Steel and ISG have agreed to each pay one-half of all expenses and fees relating to the printing, filing and mailing of this proxy statement/ prospectus. All other costs of solicitation of proxies from ISG stockholders will be paid by ISG. ISG has retained MacKenzie Partners, Inc. for a fee of $8,000, plus expenses, to aid in the solicitation of proxies and to verify certain records related to the solicitations. In addition to soliciting proxies by mail, directors, officers and employees of ISG may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. ISG may, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

General Description of the Merger

      The merger agreement provides that ISG will merge with and into Park Acquisition Corp., a wholly owned subsidiary of Mittal Steel, and Park Acquisition Corp. will continue as the surviving company and as a wholly owned subsidiary of Mittal Steel. In the merger, each outstanding share of ISG common stock (other than those shares that are held by ISG as treasury stock, Mittal Steel or a wholly owned subsidiary of Mittal Steel or ISG) will be converted into the right to receive cash or Mittal Steel class A common shares, or a combination of cash and Mittal Steel class A common shares.

      Each ISG stockholder may elect the form of consideration he or she would like to receive, but this election is subject to proration as well as a potential adjustment driven by tax considerations. See “THE MERGER AGREEMENT — Tax Adjustment and Alternative Structure” beginning on page 84. Under the merger agreement, 50% of all issued and outstanding shares of ISG common stock must be exchanged for cash, and 50% must be exchanged for Mittal Steel class A common shares. If ISG stockholders owning more than 50% of the ISG common stock elect to receive cash, the number of shares of ISG common stock converted into cash will be less than the number elected. Similarly, if ISG stockholders owning more than 50% of the ISG common stock elect to receive Mittal Steel class A common shares, the number of shares of ISG common stock converted into Mittal Steel class A common shares will be less than the number elected.

      For tax reasons that are explained below, Mittal Steel may elect to increase the number of Mittal Steel class A common shares issued to ISG stockholders in the merger. In the alternative, Mittal Steel may elect to have the merger restructured so that Park Acquisition Corp. would merge with and into ISG and ISG would be the surviving company. For a discussion of the U.S. federal income tax consequences of the structure of the merger, please see “THE MERGER — Material U.S. Federal Tax Consequences of the Merger to Mittal Steel, Park Acquisition Corp. and ISG” and “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares Received by ISG Stockholders” in each case beginning on page 68.

      As consideration for each share of ISG common stock exchanged in the merger, ISG stockholders may elect to receive: $42.00 in cash; a number of Mittal Steel class A common shares valued at $42.00, subject to a restriction on the maximum and minimum number of Mittal Steel class A common shares to be issued; or a combination of cash and Mittal Steel class A common shares.

      The number of Mittal Steel class A common shares to be exchanged for each share of ISG common stock will be based on an exchange ratio equal to the average closing price of Mittal Steel class A common shares during the 20-trading-day period ending on (and including) the trading day that is two days prior to the effective time of the merger. If the average closing price of Mittal Steel class A common shares is equal to or greater than the minimum of approximately $34.50 per share and equal to or less than the maximum of approximately $43.81 per share, then each share of ISG common stock will be exchanged for an amount of Mittal Steel class A common shares equal to $42.00. If the average closing price of Mittal Steel class A common shares is less than the minimum of approximately $34.50 per share, then each share of ISG common stock will be exchanged for 1.21740 Mittal Steel class A common shares, regardless of the value of those shares. If the average closing price of Mittal Steel class A common shares is greater than the maximum of approximately $43.81 per share, then each share of ISG common stock will be exchanged for 0.95865 Mittal Steel class A common shares, regardless of the value of those shares.

Background of the Merger

      From its formation in 2002, ISG has grown through a number of strategic business combination transactions. In 2002, ISG acquired out of bankruptcy proceedings the steel-making assets of LTV and Acme Steel and, in 2003, Bethlehem Steel. After its initial public offering in 2003, ISG acquired substantially all of the assets of Weirton Steel and of Georgetown Steel. ISG also had informal discussions from time to time during this period with other companies regarding other possible strategic transactions.

      In late August 2004, while considering the acquisition of LNM Holdings, Ispat International also began considering, in a meeting chaired by Aditya Mittal, a director and senior executive of Ispat International, acquisition opportunities for expanding Ispat International’s operations in the United States to complement its current businesses. On August 24, 2004, Wilbur L. Ross, Chairman of the ISG board of directors, Lakshmi N. Mittal, Ispat International’s Chairman and Chief Executive Officer, and Aditya Mittal, attended a meeting that was arranged by representatives of UBS. At the meeting, the parties discussed industry conditions, the two companies and other business matters.

      During September 2004, due to potential interest in a transaction indicated by Ispat International and LNM Holdings to UBS representatives, UBS representatives had conversations with Mr. Ross about whether other steel companies might have a similar interest. Mr. Ross conducted exploratory discussions with representatives of one such company. While that company indicated an initial willingness to enter into discussions of a possible transaction, it did not propose specific terms or otherwise pursue a possible transaction.

      In mid-September 2004, Messrs. L. Mittal and A. Mittal contacted Mr. Ross to propose a merger of the two companies in a 75% stock, 25% cash transaction. The proposed exchange ratio would be set pursuant to a collar mechanism in which ISG stockholders would receive stock of the combined Mittal Steel company valued at between $41.00 and $43.50 within the collar, but less if the stock traded below the collar and more if it traded above the collar. The cash portion of the merger consideration was proposed to range from $41.00 to $43.50 per share of ISG common stock for 25% of ISG’s shares. The proposal also contemplated possible arrangements to provide cash for ISG stockholders for up to one-third of the shares of stock they would receive in the merger.

      The Ispat International proposal was reviewed by the ISG board of directors at its regularly scheduled September 23, 2004 board meeting. At the conclusion of that meeting, the ISG board of directors instructed Mr. Ross and Rodney B. Mott, ISG’s President and Chief Executive Officer and a member of the ISG board of directors, to explore the possible transaction and authorized them to take any action they deemed appropriate to facilitate further discussions.

      On September 28, 2004, ISG, Ispat International and LNM Holdings entered into exclusivity and confidentiality agreements in which, among other things, ISG, Ispat International and LNM Holdings agreed not to solicit an alternative transaction for a 26-day period and Ispat International and LNM Holdings agreed to a one-year standstill prohibition on unsolicited takeover proposals for ISG. Thereafter, the parties exchanged information about their respective businesses.

      The ISG board of directors met on October 8, 2004 to review discussions with Ispat International and LNM Holdings. Mr. Ross reviewed the terms of Ispat International’s initial proposal in detail. Among other things, he informed the ISG board of directors that representatives of Ispat International and LNM Holdings had requested that, if the transaction proceeded, Mr. Ross join the boards of the combined company and its U.S. subsidiary and that Mr. Mott lead the combined company’s U.S. operations after the merger. The specific terms of Mr. Mott’s continuing relationships were not specified in any discussions prior to the merger.

      A representative of Jones Day, counsel to ISG, also participated in the October 8 meeting. He reviewed the directors’ fiduciary obligations in this context, the key issues that normally arise in transactions like that under consideration and questions presented by the preliminary proposal from Ispat International and LNM Holdings. It was the ISG board of directors’ consensus that alternatives in which more certain value would be received in a merger should be explored. During the October 8 meeting, the ISG board of directors discussed management retention arrangements that companies frequently adopt in transactions like that under consideration, and authorized the ISG compensation committee to study this possibility. The ISG board of directors also authorized ISG to retain UBS and Goldman Sachs as financial advisers if the transaction were to proceed. The ISG board of directors authorized the retention of Goldman Sachs (in addition to UBS, which had been involved from the outset in the discussions between ISG and Ispat International), in light of, among other factors, Goldman Sachs’ familiarity with ISG and Goldman Sachs, together with UBS, having led ISG’s initial public offering. In addition, representatives of Jones Day advised the ISG board that it was not unusual for companies in ISG’s circumstances to retain more than one financial advisor in an effort to obtain input from multiple perspectives.

      Shortly thereafter, Shearman & Sterling LLP, counsel to Ispat International, provided ISG proposed merger documentation, and representatives of Ispat International and ISG, including their respective legal and financial advisors, discussed and negotiated the draft documents on a substantially continuous basis. Issues discussed between the parties included (1) the amount of the merger consideration that would consist of cash instead of stock of Mittal Steel and the arrangements by which the cash would be paid, (2) whether a majority of ISG stockholders would commit to vote their shares in favor of the merger, (3) the maximum and minimum prices for the collar on the exchange ratio applicable to the stock portion of the merger consideration, (4) whether the controlling shareholders of Ispat International and LNM Holdings would enter into agreements to support the merger and the acquisition of LNM Holdings by Ispat International, and (5) the scope of the no-shop and termination provisions that would apply to ISG.

      On October 14, 2004, Messrs. Ross and Mott met with representatives of the United Steelworkers of America, or USWA. Under the ISG/ USWA union contract, the USWA had a right of first refusal to acquire ISG in the event of any proposed change of control and certain other provisions of the union contract required clarification due to the proposed transaction. In addition, Messrs. Ross and Mott wanted to ensure the union’s support of any possible transaction. The union representatives’ response was generally positive and a meeting with representatives of Ispat International was scheduled.

      Later that day, the ISG board of directors reviewed the developments in the negotiations at a meeting. Mr. Ross reported the results of the discussions with union representatives and Ispat International. A representative of Jones Day again reviewed the directors’ fiduciary issues and the key issues then presented by the negotiation including the issues discussed above. At the conclusion of the meeting, the ISG board of directors authorized management to continue to pursue the possible transaction.

      The board of directors of Ispat International met on October 15, 2004. The senior management and Credit Suisse First Boston, Ispat International’s financial adviser, presented to the Ispat International board of directors the possibility of an acquisition by Ispat International of a large integrated U.S. steel company, the identity of which was not disclosed to the board.

      Thereafter, the parties continued to engage in ongoing discussions and negotiations. The principal issues on which the parties focused were the targeted merger price, the amount of cash that would be included in the merger consideration and the collar mechanism Ispat International had proposed. Representatives of the parties and their legal and financial advisors discussed these issues on numerous occasions during the first three weeks of October. ISG sought from the outset of discussions to obtain a higher price and a greater percentage of cash than the 25% originally proposed by Ispat International. ISG’s representatives also indicated on several occasions that ISG would be willing to consider a collar mechanism along the lines originally indicated if the other pricing-related provisions were satisfactorily resolved. After various discussions of these issues, during the third week of October, the parties agreed in concept to a basic structure under which 50% of the ISG shares would be converted into the right to receive the merger consideration in cash at $42.00 per share and 50% of the shares of ISG common stock would be converted into the right to receive Mittal Steel class A common shares at a floating exchange ratio based on a targeted $42.00 per ISG share with a collar mechanism providing for the targeted $42 per share in value if Ispat International trading prices at the time of the merger were within a collar of $34.50 per share and $43.81 per share. Under this mechanism, (1) if the average trading price of Ispat International class A common shares is less than the minimum of approximately $34.50 per share, then each share of ISG common stock will be exchanged for 1.21740 Ispat International class A common shares, regardless of the value of those shares, and (2) if the average trading price of Ispat International class A common shares is greater than the maximum of approximately $43.81 per share, then each share of ISG common stock will be exchanged for 0.95865 Ispat International class A common shares, regardless of the value of those shares. Representatives of the parties also resolved other key transaction issues in these negotiations; including (1) the scope of the no-shop and termination provisions that would apply to ISG, (2) that the controlling shareholders of Ispat International and LNM Holdings would enter into agreements to support the merger and the acquisition of LNM Holdings by Ispat International, and (3) that Messrs. Ross and Mott (but not any other ISG shareholder) would each enter into voting and option agreements with respect to shares under their respective control.

      On October 18, 2004, Messrs. Ross, Mott, L. Mittal and A. Mittal met with representatives of the USWA to discuss the transaction. The union representatives indicated that they would sign an agreement to support the transaction.

      On October 22, 2004, the ISG board of directors reviewed the possible transaction in detail. At that meeting, management reviewed the discussions to date, including with union representatives, the strategic rationale for a possible transaction, opportunities for synergies and cost savings and the results of the ongoing due diligence process. The financial aspects of the transaction were reviewed in detail by representatives of UBS and Goldman Sachs. Jones Day reviewed the material terms of, and open issues under, the draft merger agreement and shareholder support agreements, Ispat International’s corporate governance mechanisms, the legal requirements applicable in the circumstances and due diligence review conducted to date. Among other things, the board determined, upon management’s recommendation, not to further pursue at that time a transaction-related retention program for management. As discussed in “INTEREST OF CERTAIN PERSONS IN THE MERGER” on page 129, the ISG board of directors later determined it advisable to discuss with Mittal Steel the possibility of implementing retention arrangements for certain ISG senior executives.

      The merger discussions proceeded from the outset on the assumption that Ispat International’s proposed combination with LNM Holdings would be completed prior to the ISG merger, and the ISG merger agreement conditions the parties’ obligations to close on the completion of the acquisition of LNM Holdings. Among other matters, at its October 22, 2004 meeting, the ISG board of directors considered historical and prospective operational and financial information about Ispat International and LNM Holdings separately and on a combined basis, share trading price analyses of comparable companies, the terms of the proposed acquisition of LNM Holdings and effect thereof on the combined company’s equity ownership and pro forma contribution and other financial analyses giving effect to the merger.

      The ISG board also considered the fact that trading prices for Ispat International shares at the end of October were below the lower point at the proposed collar range and that, if trading prices for Ispat International shares did not increase, each ISG share to be converted into Ispat International stock in the merger would be converted at a fixed number of shares that would produce a value below the targeted $42.00 per share merger price. The ISG board considered the impact of changes in the trading prices for Ispat International shares on the value to be received by ISG stockholders, as well as possible future trading prices giving effect to the acquisition of LNM Holdings by Ispat International in light of pro forma operating and financial information, trading multiples for other companies and other factors.

      On October 23, 2004, the Ispat International board met in New York and received presentations from senior management, and representatives of Credit Suisse First Boston, Shearman & Sterling LLP and NautaDutilh, Ispat International’s Dutch counsel, describing a proposed acquisition of ISG by Ispat International. At the meeting, management outlined for the board the strategic basis for the transaction and the financial effects upon Ispat International of the proposed combination with ISG.

      The ISG board of directors again reviewed the matter on October 24, 2004. At that meeting, representatives of UBS and Goldman Sachs presented their financial analysis of the transaction, after which each firm orally informed the ISG board of directors (subsequently confirmed in writing), that, as of such date and based upon and subject to the considerations, assumptions and limitations set forth in the opinions, the consideration to be received by ISG stockholders in the merger, taken in the aggregate, is fair from a financial point of view to ISG stockholders. UBS’ and Goldman Sachs’ opinions are subject to the various assumptions and limitations described under the heading “THE MERGER — Opinions of ISG’s Financial Advisors” on pages 57 to 68.

      Representatives of UBS and Goldman Sachs also reviewed ISG’s strategic alternatives at the October 24th meeting, including a merger or other strategic transaction and a recapitalization or similar event. Representatives of Jones Day reviewed how the various open issues in the documentation reviewed at the

October 22nd meeting had been tentatively resolved, the material terms of the merger agreement, including the no-shop and termination provisions of the merger agreement and shareholder support agreements, the legal requirements in these circumstances and the results of its due diligence review. Representatives of Jones Day also specifically reviewed each aspect of the proposed transaction in which it could be said that ISG directors or officers had an interest that was different from or in addition to the interests of shareholders generally. Management reviewed other aspects of the transaction, including discussions with various representatives conducted to date. After discussion, the ISG board of directors unanimously authorized ISG to enter into the merger agreement.

      On October 24, 2004 the board of directors of Ispat International resumed their meeting to review with senior management, Credit Suisse First Boston, Shearman & Sterling LLP and NautaDutilh, the terms and conditions of the proposed merger agreement. Following further discussion, the board of directors of Ispat International unanimously authorized Ispat International to enter into the merger agreement and determined to recommend to Ispat International shareholders that they vote for the merger.

      On October 24, 2004, ISG entered into an agreement with the USWA in which the union waived its right of first refusal and amended certain other provisions of the union contract. The agreement provides that two union designees would join the board of directors of the surviving company in the merger.

      Late in the evening on October 24, 2004, Ispat International and ISG entered into the merger agreement. Simultaneously Ispat International Investments, S.L. (an entity owned by the controlling shareholder of Ispat International) entered into a shareholder support agreement with ISG. The Richmond Investment Holdings Limited (an entity owned by the controlling shareholder of Ispat International and, at the time, the sole shareholder of LNM Holdings) entered into a support letter agreement with ISG related to Ispat International’s acquisition of LNM Holdings. Mr. Ross and Mr. Mott also simultaneously entered into a shareholder support agreement with Ispat International. Prior to the opening of financial markets in New York on October 25, 2004, Ispat International and ISG issued a joint press release announcing the transaction.

Recommendation of the ISG Board of Directors

      The ISG board of directors unanimously determined that the merger is fair to and in the best interests of ISG and its stockholders. The ISG board of directors unanimously approved and declared advisable the merger agreement and recommends that you vote or give instructions to vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

      In considering the recommendation of the ISG board of directors to vote for the adoption of the merger agreement, you should be aware that certain members of the ISG board of directors and executive officers of ISG may have interests in the merger that differ from, or are in addition to, their interests as ISG stockholders. The ISG board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Please see the section entitled “INTEREST OF CERTAIN PERSONS IN THE MERGER” that begins on page 129.

Approval of the Mittal Steel Board of Directors

      The Mittal Steel board of directors has unanimously approved the merger agreement and recommended it to Mittal Steel shareholders who will vote on a proposal to approve the merger agreement at a separate extraordinary meeting of Mittal Steel shareholders. The parent shareholder support agreement provides, among other things, that Ispat International Investments, S.L. (an entity owned by the controlling shareholder of Mittal Steel) will vote all of its Mittal Steel class A common shares and all of its Mittal Steel class B common shares (representing as of the date of this proxy statement/prospectus approximately 15.7% of the combined voting power of all shares of Mittal Steel’s voting stock) in favor of the merger.

ISG’s Reasons for the Merger

      In reaching its decision to approve the merger agreement and the merger, the ISG board of directors consulted with legal counsel regarding the ISG board of directors’ legal duties, the terms of the merger agreement, the U.S. federal income tax consequences of the merger and related issues; with its financial advisors regarding the financial aspects and the fairness of the transaction from a financial point of view; and with senior management of ISG regarding, among other things, the industry, management’s plans, ISG’s prospects and operational matters, including synergistic aspects of the transaction. The determination by the ISG board of directors to approve the merger agreement and the merger was the result of consideration of numerous factors, including (in addition to the specific factors described in “THE MERGER — Background of the Merger” beginning on page 48):

•	its understanding of the business, operations, financial condition, earnings and future strategy of each of ISG, Ispat International and LNM Holdings, both separately and on a combined basis (including the report of legal counsel of the results of its due diligence review of Ispat International and LNM Holdings);

•	its understanding of the current and prospective economy and the steel industry, including the globalization of the steel industry and the effect of that trend on ISG in the absence of the proposed transaction;

•	the potential for the combined company to use otherwise under-utilized finishing capacity;

•	the competitive landscape in the steel industry and the need for scale and global capacity in order to remain competitive;

•	the opportunity for ISG stockholders to participate in the growth of one of the world’s largest steel producers based on 2003 steel output;[1]

•	the increased access that ISG would have to raw materials supply, technical resources and research and development capabilities;

•	the importance of capital resources to fund technology investments, research and development and plant and equipment upgrades and the increased availability of those resources to the combined company;

•	the fact that the merger consideration represented a premium of 23% of the closing price of ISG common stock on October 22, 2004, the last trading day prior to the announcement of the merger, based on the closing price of Ispat International’s shares on the NYSE on that date, and a range from 23% to 50% of the closing price of ISG common stock on October 22, 2004, based on an analysis of potential trading prices for Ispat International’s shares giving effect to the LNM Holdings acquisition as discussed in “THE MERGER — Opinions of ISG’s Financial Advisors” at page 57;

•	the potential for cost savings and synergies from combining ISG, Ispat International and LNM Holdings;

•	the fact that the USWA and the Independent Steelworkers Union were supportive of the proposed transaction;

•	the reports of ISG management, the financial presentations of UBS and Goldman Sachs and the opinions of UBS and Goldman Sachs that, as of the date of those opinions, the consideration to be received by ISG stockholders in the merger, taken in the aggregate, was fair from a financial point of view to ISG stockholders;

•	the provisions of the merger agreement which give the ISG board of directors the ability, should ISG receive an unsolicited superior proposal, to furnish information to and conduct negotiations with a third party, and to enter into an agreement for a superior proposal after complying with certain requirements, including payment of either a termination fee or the reimbursement of certain expenses;

      1 Source: International Iron and Steel Institute Report, “World Steel in Figures 2004.”

•	the support commitments from Ispat International Investments, S.L. (an entity owned by the controlling shareholder of Mittal Steel) to vote all of its Mittal Steel common shares in favor of approval of the merger agreement, and The Richmond Investment Holdings Limited (an entity owned by the controlling shareholder of Mittal Steel and prior to the acquisition of LNM Holdings by Ispat International, the sole shareholder of LNM Holdings) to make certain representations and warranties and agreements in favor of ISG with respect to LNM Holdings and the LNM Holdings acquisition agreement;

•	the shareholder support agreement required by Mittal Steel of Messrs. Ross and Mott, the terms of options they granted and the termination provisions applicable to their undertaking to support the merger;

•	the structure of the merger and the terms of the merger agreement, including the fact that the floating exchange ratio provides certainty within the restriction on the maximum and minimum range as to the value of the shares to be received by ISG stockholders in the merger;

•	the expectation that the receipt of Ispat International class A common shares in the merger would be tax-free for U.S. federal income tax purposes, including the related provisions of the merger agreement; and

•	the likelihood of the merger being approved by appropriate regulatory authorities.

      The ISG board of directors also considered and balanced against the potential benefits of the proposed merger the potential risks associated with the merger, including:

•	the potential for growth and increased stockholder value if ISG were to remain independent;

•	the fact that LNM Holdings was not a publicly traded company and therefore had not been subject to market regulation, including disclosure requirements;

•	the fact that the maximum and minimum exchange ratios were determined on the assumption that the trading prices for Ispat International class A common shares after the LNM Holdings acquisition would be higher than prices at which Ispat International class A common shares traded prior to the announcement of the merger;

•	the fact that the receipt of cash in the merger would be a taxable event for U.S. federal income tax purposes;

•	the fact that the combined company would be controlled by the Mittal family;

•	the possibility that expected benefits from the merger might not be fully realized;

•	the challenges of integrating the businesses, management teams and workforce of the companies;

•	the possible disruption to ISG’s business that might result from the announcement of the merger;

•	the possibility that the merger might not be completed and the potential adverse consequences; and

•	the risk that Mittal Steel class A common shares might trade below $34.50 and that the resulting value of 50% of the merger consideration might be less than $42.00 per share of ISG common stock.

      The factors described above include the material factors considered by the ISG board of directors. In view of its many considerations, the ISG board of directors considered these factors as a whole and did not quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the ISG board of directors may have given different weights to different factors.

Mittal Steel’s Reasons for the Merger

      In reaching its decision to approve the merger agreement and to recommend that the Mittal Steel shareholders approve the merger agreement, Mittal Steel consulted with legal counsel regarding the terms of the merger agreement and related issues, with its financial advisors regarding the financial aspects and the fairness of the transaction from a financial point of view, and with senior management of Mittal Steel regarding, among other things, the industry, management’s plans, Mittal Steel’s prospects and operational matters. The determination of the Mittal Steel board of directors to approve the merger agreement was the result of careful consideration of numerous factors, including:

•	Mittal Steel and ISG bring complementary resources and strengths which the Mittal Steel board believes will result in providing Mittal Steel shareholders with enhanced long-term shareholder value;

•	the combined company will encompass all aspects of modern steel making to produce an extensive product portfolio to meet a wide range of customer needs across all steel consuming sectors, including automotive, appliance, machinery and construction;

•	the merger will significantly increase Mittal Steel’s presence in the North American market; and

•	the expectation that the shares of the combined company would have greater liquidity in the stock market as a result of the two-fold to three-fold increase (depending on the final exchange ratio) in the number of Mittal Steel class A common shares held by persons other than the controlling shareholder of Mittal Steel following completion of the merger.

      The Mittal Steel board of directors also considered and balanced against the potential benefits of the proposed merger the potential risks associated with the merger, including

•	risks associated with ISG’s internal and disclosure controls generally, also considering ISG’s public disclosures regarding those controls;

•	potential environmental liabilities arising out of ISG’s operations; and

•	the risk that Mittal Steel will be unable to successfully integrate the operations of ISG with Mittal Steel’s operations.

      The Mittal Steel board of directors did not consider it practical, nor did it try, to rank or weight the importance of each factor, and individual members of the board may have given different weight to different factors.

Prospective Financial Data

      During the discussions relating to the negotiation and execution of the merger agreement, ISG furnished Mittal Steel and its representatives certain prospective financial information for the years 2004 and 2005 as shown in the table below.

	Year Ended	Year Ended
	December 31,	December 31,
	2004	2005

	(In millions, except per share
	data)
Net sales	$9,163	$11,999
Gross profit	$1,246	$1,480
Net income	$667	$605
Earnings per share (diluted)	$6.53	$5.90

      The principal assumptions ISG management used in September 2004 for the preparation of its prospective financial information for the remainder of 2004 assume that then-existing operating levels, prices and costs remained the same.

      The principal assumptions ISG management used in September 2004 for the preparation of its 2005 prospective financial information included:

•	Continued stand-alone operation. The data do not include effects of the proposed merger.

•	Economic trends. The data assume that current global and U.S. gross domestic product growth will continue, leading to a continued strong demand for steel.

•	China and exchange rates. The data assume that China would remain the principal growth engine in the global steel industry, exchange rates will continue to be favorable for U.S. steel manufacturing and continued strong demand should allow steel prices to remain firm.

•	Disruptions. The data assume that there will be no material disruption caused by geopolitical or external events.

•	Shipments by major product, market and customer. The data assume that shipments by major product, market and customer will increase modestly to approximately 18 million tons to reflect a full year of operation for all assets acquired in 2004.

•	Prices by major product, market and customer. The data assume that spot steel prices will decline and average annual contract prices will increase from their 2004 levels.

•	Production levels. The data take into account the effect of planned maintenance and other potential outages of ISG’s production equipment on anticipated production levels and assume that no significant unplanned outages affect production levels.

•	Productivity levels for labor and equipment. The data assume that future productivity levels for labor and equipment remain consistent with 2004 levels.

•	Input costs and availability. The data assume that input costs for major raw materials, energy and supplies will be based on existing contracts and market conditions. In addition, the data assume that current economic trends will cause input prices to remain high relative to historical levels. No assumption has been made for significant input shortages. In total, the data assume that input costs will remain approximately the same as 2004 levels.

      These prospective financial data referred to above are included in this proxy statement/prospectus only because they were made available to Mittal Steel. ISG prepares prospective financial data for internal use and for assisting management in capital, budgeting and other management decisions. The prospective financial data are subject to periodic revision based on actual experience, business developments and other external factors. None of these data were prepared with a view toward compliance with SEC published guidelines, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or under generally accepted accounting principles in the United States. KPMG LLP, ISG’s auditors, and PricewaterhouseCoopers LLP, Bethlehem Steel Corporation’s auditors, have not compiled, examined or performed any procedures with respect to the prospective financial data included in this proxy statement/prospectus, nor have they expressed any opinion or given any form of assurance on such data or its achievability. The KPMG reports included elsewhere in this proxy statement/prospectus relate only to ISG’s historical consolidated financial information. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to Bethlehem Steel Corporation’s historical financial information and does not extend to prospective financial information and should not be read to do so.

      The ISG prospective financial data do not guarantee performance. Instead, these data, which were prepared in September 2004, consist of forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. For a discussion of some of the factors that could cause actual results to differ, see “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 43 and “RISK FACTORS” on page 30 and further incorporated herein by reference to ISG’s filings. The ISG prospective financial data are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the data reflect numerous assumptions made by ISG management with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ISG and all of which are difficult to predict. In addition, the ISG prospective financial data do not take into account any of the transactions contemplated by the merger agreement. Actual results can be materially greater or less than the projections. Accordingly, there can be no assurance that the assumptions made in preparing the ISG prospective financial data or the data itself will prove accurate. ISG does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing before or after the date of the preparation or the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The foregoing does not affect Mittal Steel’s obligation to disclose information pursuant to the Listing and Issuing Rules (Fondsenreglement) of Euronext Amsterdam, if applicable. You should not regard the inclusion of the ISG prospective financial data in this document as an indication that ISG or Mittal Steel considered or consider the projections to be a reliable prediction of future events, and you should not place undue reliance on the ISG prospective financial data contained in this proxy statement/ prospectus.

Opinions of ISG’s Financial Advisors

UBS

      The ISG board of directors retained UBS to act as its lead financial advisor in connection with the merger. The ISG board of directors selected UBS to act as its lead financial advisor based on UBS’ qualifications, expertise and reputation and its knowledge of ISG’s business and affairs. At the meeting of the ISG board of directors on October 24, 2004, UBS rendered its oral opinion, subsequently confirmed in writing as of that date, that based upon and subject to the factors, assumptions and procedures set forth therein, it is UBS’ opinion that as of October 24, 2004, the consideration to be received by the holders of ISG common stock in the merger, taken in the aggregate, is fair from a financial point of view to such holders.

      The full text of UBS’ opinion, dated as of October 24, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS, is attached as Annex E to this proxy statement/ prospectus. Holders of ISG common stock are urged to read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

      UBS’ opinion, which was directed to the ISG board of directors, addressed only the fairness, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken, in its opinion, from a financial point of view to holders of ISG’s outstanding ISG common stock of the consideration to be received by such holders in the merger, taken in the aggregate, and did not address any other aspect of the merger.

      UBS’ opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to ISG or its underlying business decision to proceed with or effect the merger, nor did it constitute a recommendation to any ISG stockholder as to how such ISG stockholder should vote with respect to the merger. In addition, UBS’ opinion does not address or constitute a recommendation with respect to any particular stockholder election. At the direction of the ISG board of directors, UBS was neither asked to, nor did it, offer any opinion as to the material terms of the merger agreement (other than with respect to the consideration as expressly set forth therein) or the form of the merger. UBS expressed no opinion as to what the value of Mittal Steel class A common shares will be when issued pursuant to the merger agreement or the prices at which they will trade at any time in the future. In rendering its opinion, UBS assumed, with the consent of the ISG board of directors, that each party to the merger agreement would comply in all material respects with all the terms of the merger agreement and that the merger would be completed in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement. UBS also assumed, with the consent of the ISG board of directors, that the acquisition of LNM Holdings would be completed prior to the completion of the merger in accordance with the terms of the LNM Holdings acquisition agreement without waiver, modification or amendment of any material term, condition or agreement.

      In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information and other data relating to ISG, Ispat International and LNM Holdings;

•	reviewed the reported prices and trading activity for shares ISG common stock and Mittal Steel class A common shares;

•	reviewed certain internal financial information and other data, including estimates and financial forecasts provided by ISG, Ispat International and LNM Holdings, that were provided to UBS by ISG, Ispat International and LNM Holdings, respectively, and were not publicly available;

•	conducted discussions with members of senior management of ISG, Ispat International and LNM Holdings concerning the business and financial prospects of ISG, Ispat International and LNM Holdings, respectively;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transaction UBS believed to be generally relevant;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS believed to be generally comparable to ISG, Ispat International and LNM Holdings;

•	considered certain pro forma effects of the merger on Ispat International financial statements;

•	reviewed the merger agreement and the LNM Holdings acquisition agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

      In connection with its review, with the consent of the ISG board of directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of the ISG board of directors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the ISG board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ISG, Park Acquisition Corp. and Ispat International, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, UBS was advised by management of ISG, Ispat International and LNM Holdings that they reflect the best currently available estimates and judgments as to the future financial performance of ISG, Ispat International and LNM Holdings. UBS assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement and the LNM Holdings acquisition agreement would be obtained without any adverse effect on any of ISG, Ispat International, LNM Holdings or on the expected benefits of the transaction contemplated by the merger agreement or the LNM Holdings acquisition agreement in any way meaningful to its analysis. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, October 24, 2004. UBS assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after October 24, 2004.

      In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond its control. No company, transaction or business used in the analyses described above is identical to us or the proposed merger. Any estimates contained in UBS’ analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of UBS’ analysis of the fairness from a financial point of view, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken, in its opinion, of the consideration to be received by holders of outstanding ISG common stock pursuant to the merger agreement, taken in the aggregate, to such holders and were conducted in connection with the delivery by UBS of its opinion dated October 24, 2004, to ISG’s board. UBS’ analyses do not purport to be appraisals or to reflect the prices at which Mittal Steel class A common shares might actually trade.

      UBS is an internationally recognized investment banking and advisory firm. UBS, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, UBS and its predecessors have provided investment banking services to ISG and Ispat International and received compensation for the rendering of such services. In 2003 and 2004, ISG paid to UBS an aggregate of approximately $21.4 million in fees for such investment banking services and reimbursed UBS for any expenses it incurred. In the ordinary course of business, UBS, its successors and affiliates have held or traded, and may in the future hold or trade, securities of ISG and Mittal Steel for their own account and the accounts of their customers, and, accordingly, may at any time hold long or short positions in such securities.

      Pursuant to a letter agreement dated October 22, 2004, ISG engaged UBS to act as its lead financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, ISG has paid UBS a $250,000 retainer fee and a $2.5 million opinion fee and has agreed to pay UBS, upon the completion of the transaction contemplated by the merger agreement (A) a $1.0 million transaction initiation fee and (B) a transaction success fee equal to the greater of (i) 0.30% of the aggregate consideration paid in such transaction or (ii) $15,000,000 (in each case, including the $2.75 million already paid). Aggregate consideration for purposes of calculating the transaction success fee means (a) the total consideration paid for ISG common stock in the merger (including amounts paid to holders of ISG options, warrants and convertible securities), as well as amounts payable in connection with consulting agreements, non-compete agreements and contingent payments, plus (b) the principal amount of all indebtedness for borrowed money as set forth on ISG’s most recent consolidated balance sheet prior to the completion of the merger. The value of the portion of the aggregate consideration paid in Mittal Steel class A common shares will be determined by the average of the last sale prices of the Mittal Steel class A common shares on the five trading days ending five trading days prior to the date of completion of the merger. Aggregate consideration also includes the aggregate amount of any (i) dividends or other distributions declared by ISG with respect to its stock after the date of its most recent consolidated balance sheet (other than normal recurring cash dividends in amounts not materially greater than currently paid), and (ii) amounts paid by ISG to repurchase any securities of ISG outstanding on the date of its most recent consolidated balance sheet. ISG has also agreed to pay UBS a fee equal to 15% of any break-up or similar fee received by ISG in connection with the termination of the merger agreement. In addition, ISG has agreed to reimburse UBS for its expenses, including attorneys’ fees and disbursements, and to indemnify UBS against various liabilities, including certain liabilities under the federal securities laws.

Goldman Sachs

      Goldman Sachs rendered its opinion to the ISG board of directors that, based upon and subject to the factors, assumptions and procedures set forth therein, it is Goldman Sachs’ opinion that as of October 24, 2004, the consideration to be received by the holders of ISG common stock in the merger, taken in the aggregate, is fair from a financial point of view to such holders.

      The full text of the written opinion of Goldman Sachs, dated October 24, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F hereto and incorporated herein by reference. ISG stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the ISG board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of ISG common stock should vote with respect to the merger or whether to elect to receive the stock consideration or the cash consideration, or both, in connection with the merger.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the LNM Holdings acquisition agreement;

•	the annual report to stockholders and Annual Report on Form 10-K of ISG for the fiscal year ended December 31, 2003;

•	the Registration Statement on Form S-1 of ISG with respect to the initial public offering of ISG common stock, including the prospectus dated December 10, 2003, included therein;

•	the annual reports to shareholders and Annual Reports on Form 20-F of Ispat International for the three fiscal years ended December 31, 2003;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ISG;

•	unaudited consolidated financial statements of Ispat International and its subsidiaries for the six-month period ended June 30, 2004;

•	certain other communications from ISG and Ispat International to their respective stockholders;

•	audited consolidated financial statements of LNM Holdings and its subsidiaries for the three fiscal years ended December 31, 2003;

•	unaudited consolidated financial statements of LNM Holdings and its subsidiaries for the six-month period ended June 30, 2004; and

•	certain internal financial analyses and forecasts for ISG, Ispat International and LNM Holdings prepared by their respective managements.

      Goldman Sachs also held discussions with members of the senior management of ISG, Ispat International and LNM Holdings regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the LNM Holdings acquisition agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of ISG common stock and the Mittal Steel class A common shares, compared certain financial and stock market information for ISG and Ispat International with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the steel industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the ISG board of directors, that the internal financial forecasts prepared by the managements of ISG, Ispat International and LNM Holdings were reasonably prepared on a basis reflecting the best currently available estimates and judgments of ISG, Ispat International and LNM Holdings, as the case may be. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of ISG, Ispat International or LNM Holdings or any of their respective subsidiaries. No evaluation or appraisal of the assets or liabilities of ISG, Ispat International or LNM Holdings or any of their respective subsidiaries was furnished to Goldman Sachs. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the transactions contemplated by the merger agreement and the LNM Holdings acquisition agreement would be obtained without any adverse effect on ISG, Ispat International or LNM Holdings or on the expected benefits of the transactions contemplated by the merger agreement and the LNM Holdings acquisition agreement in any way meaningful to the analysis of Goldman Sachs. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with ISG. The opinion of Goldman Sachs did not address the relative merits of the transaction contemplated by the merger agreement as compared to any alternative business transaction that might have been available to ISG, nor did it address the underlying business decision of ISG to engage in the transaction contemplated by the merger agreement. In addition, in the opinion of Goldman Sachs described above, Goldman Sachs did not express an opinion as to the prices at which Mittal Steel class A common shares will trade at any time. Goldman Sachs also assumed, with the consent of the ISG board of directors, that the acquisition of LNM Holdings will be completed prior to the completion of the merger in accordance with the terms of the LNM Holdings acquisition agreement without waiver, modification or amendment of any material term, condition or agreement.

      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to ISG in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement.

      Goldman Sachs also has provided certain investment banking and other services to ISG from time to time, including having acted as joint bookrunner, joint lead arranger and syndication agent of ISG’s $1,000,000,000 aggregate principal amount of senior secured credit facilities in May 2003, having acted as ISG’s financial advisor in connection with the acquisition of certain assets of Bethlehem Steel Corporation by ISG in May 2003, having acted as joint bookrunning lead manager of the initial public offering of 18,975,000 shares of ISG common stock in December 2003 and having acted as joint bookrunning lead manager of the offering of $600,000,000 aggregate principal amount of 6.5% senior notes of ISG in April 2004. Goldman Sachs also may provide investment banking and other services to ISG and Mittal Steel and their affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive in the future, compensation. In 2003 and 2004, ISG paid to Goldman Sachs an aggregate of approximately $22,413,536 in fees for such investment banking services and reimbursed Goldman Sachs for any expenses it incurred. The ISG board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement.

      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities (or related derivative securities) of ISG, Mittal Steel and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      Pursuant to a letter agreement dated October 10, 2004, ISG engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, ISG has paid Goldman Sachs $2.5 million and has agreed to pay Goldman Sachs a transaction fee of 0.30% of the aggregate consideration paid in the transaction contemplated by the merger agreement (including the $2.5 million already paid), payable upon completion of such transaction. Aggregate consideration for purposes of calculating the transaction fee means the total consideration paid for ISG common stock in the merger (including amounts paid to holders of ISG options, warrants and convertible securities), plus the principal amount of all indebtedness for borrowed money as set forth on ISG’s most recent consolidated balance sheet prior to the completion of the merger. The value of the portion of the aggregate consideration paid in Mittal Steel class A common shares will be determined by the average of the last sales prices of the Mittal Steel class A common shares on the five trading days ending five trading days prior to the date of completion of the merger. Aggregate consideration also includes the aggregate amount of any (i) dividends or other distributions declared by ISG with respect to its stock after October 10, 2004 (other than normal recurring cash dividends in amounts not materially greater than currently paid), and (ii) amounts paid by ISG to repurchase any securities of ISG outstanding on October 10, 2004. ISG has also agreed to pay Goldman Sachs a fee equal to 15% of any break-up or similar fee received by ISG in connection with the termination of the merger agreement. In addition, ISG has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Analyses Used by UBS and Goldman Sachs

      The following is a summary of the material financial analyses used by UBS and Goldman Sachs in connection with rendering the opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by UBS and Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by UBS and

Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses of UBS and Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 24, 2004 and is not necessarily indicative of current market conditions.

      Historical Stock Trading and Transaction Premium Analysis. UBS and Goldman Sachs reviewed the historical trading prices and historical trading volumes for the shares of ISG common stock for the period commencing upon the initial public offering of ISG common stock, December 12, 2003, and ending on October  19, 2004 and October 22, 2004, respectively. For the period from December 12, 2003 to October 19, 2004 and for the three-month period ended October 19, 2004, UBS and Goldman Sachs calculated the weighted average price per share of ISG common stock and total shares of ISG common stock traded as a percentage of shares outstanding. The results of this calculation are set forth below:

		Total Shares Traded
	Weighted Average	as a Percentage of
Trading Period	Price	Shares Outstanding

Daily from December 12, 2003 to October 19, 2004	$33.11	170.9%
Daily for three months ended October 19, 2004	31.77	77.8

      In addition, UBS and Goldman Sachs analyzed the consideration to be paid for each share of ISG common stock in the merger, calculated based on various prices per share for Mittal Steel class A common shares, to derive the implied premia based on the following trading prices for the shares of ISG common stock:

•	the closing price on October 22, 2004, which was the last trading day before the ISG board of directors’ meeting at which the board approved the transaction contemplated by the merger agreement; and

•	the average trading price over the 20-day period ending October 22, 2004.

      For this purpose, UBS and Goldman Sachs calculated the indicative value per share of the ISG common stock based upon the sum of the total cash and stock consideration to be received in respect of each share of ISG common stock, assuming that 50% of each share of ISG common stock were converted into cash consideration and 50% of each share of ISG common stock were converted into stock consideration.

      The results of this analysis are set forth below:

	Indicative Price per Mittal Steel Class A Common Share

	As of		Collar Range
	October 22,
	2004		Bottom	Top

	$25.34	$30.00	$34.50	$43.81	$49.00

Indicative Value Per ISG Share	$36.42	$39.26	$42.00	$42.00	$44.49
Premium to October 22, 2004 Share Price ($29.68)	23%	32%	42%	42%	50%
Premium to 20-day Average Share Price ($32.03)	14%	23%	31%	31%	39%

      Implied Transaction Multiples and Ownership. UBS and Goldman Sachs calculated implied multiples of estimated 2005 EBITDA for Mittal Steel after giving effect to the transaction contemplated by the LNM Holdings acquisition agreement based on various prices per share for Mittal Steel class A common shares. This calculation was based on forecasts for Ispat International by its management and for LNM Holdings by its management. UBS and Goldman Sachs also calculated, for each Mittal Steel class A common share price, the percentage of ownership by ISG stockholders in Mittal Steel after giving effect to the transactions contemplated by the LNM Holdings acquisition agreement and the merger. In performing these calculations, UBS and Goldman Sachs assumed that all outstanding ISG stock options were converted into cash consideration pursuant to the terms of the merger agreement.

      In addition, UBS and Goldman Sachs calculated the implied enterprise values of ISG in the merger and on a stand-alone basis as a multiple of the following historical and estimated financial results for ISG:

•	EBITDA (earnings before interest, taxes, depreciation and amortization) for the 12-month period ended June 30, 2004, referred to as the LTM period;

•	EBITDA for 2004 and 2005 based on the average estimate of publicly available research reports, referred to as Street estimates;

•	ISG management’s EBITDA estimates for 2004 and 2005;

•	median estimated earnings per share, or EPS, for 2005 provided by the Institutional Brokerage Estimate System, or IBES, a data service that compiles estimates issued by securities analysts; and

•	ISG management’s estimated EPS for 2005.

      The implied enterprise values were derived first by calculating the fully-diluted equity values of ISG utilizing:

•	the consideration to be paid for each share of ISG common stock in the merger calculated using various prices per share for Mittal Steel class A common shares; and

•	for the stand-alone case, the price per share of ISG common stock as of October 22, 2004.

      For this purpose, UBS and Goldman Sachs calculated the consideration per share for the ISG common stock based upon the sum of the total cash and stock consideration to be received in respect of each share of ISG common stock, assuming that 50% of each share of ISG common stock were converted into cash consideration and 50% of each share of ISG common stock were converted into stock consideration. In calculating the fully diluted equity values of ISG, UBS and Goldman Sachs utilized the number of fully diluted shares of ISG common stock outstanding on October 22, 2004, based on the information provided by ISG’s management, and assumed that all outstanding ISG stock options were converted into cash consideration pursuant to the terms of the merger agreement and, in the stand-alone case, utilizing the price per share of ISG common stock as of October 22, 2004. From these equity values UBS and Goldman Sachs subtracted ISG’s net cash as of December 31, 2004, as estimated by ISG’s management, to arrive at the implied enterprise value. Net cash means cash and cash equivalents less total debt.

      The results of these analyses are as follows:

				Indicative Price per Mittal Steel
				Class A Common Share
		ISG Common
		Stock Price per		As of
		Share as of		October 22,				Collar Range
		October 22, 2004		2004
								Bottom		Top
		$29.68		$25.34		$30.00		$34.50		$43.81		$49.00

Implied Value per Share to ISG Stockholders		$29.68		$36.42		$39.26		$42.00		$42.00		$44.99
Implied Equity Value of ISG (in millions)		$3,058		$3,799		$4,095		$4,381		$4,381		$4,640
Implied Enterprise Value of ISG (in millions)		$3,361		$4,102		$4,398		$4,684		$4,684		$4,943
Implied Multiple of Mittal Steel 2005E EBITDA				2.53	x	3.00	x	3.44	x	4.37	x	4.89	x
ISG Ownership in Combined Entity				8.6%		8.6%		8.6%		6.9%		6.9%
Transaction Multiple
LTM EBITDA		7.3	x	8.9	x	9.5	x	10.1	x	10.1	x	10.7	x
Street EBITDA	2004E	4.0	x	4.9	x	5.3	x	5.6	x	5.6	x	5.9	x
	2005E	3.5	x	4.3	x	4.6	x	4.9	x	4.9	x	5.2	x
Management
EBITDA	2004E	3.3	x	4.1	x	4.3	x	4.6	x	4.6	x	4.9	x
	2005E	2.7	x	3.3	x	3.5	x	3.7	x	3.7	x	3.9	x
Street EPS	2005E	5.4	x	6.6	x	7.1	x	7.6	x	7.6	x	8.1	x
Management EPS	2005E	5.0	x	6.2	x	6.7	x	7.1	x	7.1	x	7.5	x

      Selected Companies Analysis. UBS and Goldman Sachs reviewed and compared certain financial information for ISG to corresponding financial information, ratios and public market multiples for the following selected publicly traded corporations in the steel industry, referred to as the ISG Comparables:

•	AK Steel Corporation

•	Dofasco Inc.

•	IPSCO Inc.

•	Nucor Corporation

•	Steel Dynamics Inc.

•	United States Steel Corporation

      In addition, UBS and Goldman Sachs reviewed and compared certain financial information for Ispat International to corresponding financial information and ratios for the following selected publicly traded corporations in the steel industry, referred to as the Mittal Steel Comparables:

Large Market Capitalization	Emerging Market

• Nippon Steel Corp. • JFE Steel Corporation • China Steel Corporation • Shanghai Baosteel Group Corporation (Baosteel) • Arcelor S.A. • Pohang Iron & Steel Co. (POSCO)	• Eregli Demir ve Çelik Fabrikalari T.A.S. (Erdemir)

• Companhia Siderúrgica Nacional (CSN)

• Usinas Siderúrgicas de Minas Gerais S.A.   (Usiminas)

• Gerdau S.A.

• Severstal Joint-Stock Company

• Iscor

• Companhia Siderúrgica de Tubarão (CST)

      Although none of the selected companies is directly comparable to ISG, Ispat International or LNM Holdings, the companies included were chosen because they are publicly traded companies with business, end markets and operations that, for purposes of analysis, may be considered similar to certain business, end markets and operations of ISG, Ispat International or LNM Holdings, as the case may be.

      UBS and Goldman Sachs also calculated and compared financial information and various financial multiples and ratios of the selected companies based on information it obtained from SEC filings, publicly available research estimates and IBES median estimates. The multiples and ratios of ISG and Ispat International and of the selected companies were calculated using closing prices on October 22, 2004. With respect to ISG and the ISG Comparables, UBS and Goldman Sachs calculated:

•	the equity market capitalization based on a fully diluted number of shares outstanding;

•	the enterprise value;

•	the enterprise value as a multiple of calendar 2004 and 2005 estimated EBITDA;

•	the ratio of the price per share to the calendarized estimated 2005 earnings per share based on a fully diluted number of shares outstanding; and

•	the estimated EBITDA margin for calendar year 2005.

      With respect to the Ispat International and the Mittal Steel Comparables, UBS and Goldman Sachs calculated:

•	the equity market capitalization based on the fully diluted number of shares outstanding;

•	the enterprise value;

•	the enterprise value as a multiple of the estimated EBITDA for calendar year 2005; and

•	the estimated EBITDA margin for calendar year 2005.

      Each company’s enterprise value was calculated by adding to its equity market capitalization as of October 22, 2004 the amount of its net debt and minority interests as of the end of its most recently completed fiscal quarter. The EBITDA margins for each company were calculated by dividing its estimated 2005 EBITDA by its estimated 2005 sales. Historical financial results utilized by UBS and Goldman Sachs for purposes of this analysis were based upon information contained in the applicable company’s latest publicly available financial statements prior to October 22, 2004.

      Estimates of future results used by UBS and Goldman Sachs in this analysis were calendarized and based on mean estimates provided by IBES and estimates from ISG management. ISG management estimates were excluded from median calculations.

      The results of these analyses are summarized as follows:

	Enterprise Value
	Multiples

	2004E		2005E		2005E		2005E
ISG Comparables	EBITDA		EBITDA		P/E Multiple		EBITDA Margin

AK Steel Corporation	4.6	x	4.9	x	8.1	x	8.1%
Dofasco Inc.	3.7	x	3.5	x	8.6	x	21.8%
Ipsco Inc.	3.6	x	5.6	x	7.5	x	15.9%
ISG (Street)	4.0	x	3.5	x	5.4	x	11.0%
ISG (Management)	3.3	x	2.7	x	5.0	x	10.3%
Nucor Corporation	3.4	x	4.8	x	8.4	x	13.8%
Steel Dynamics Inc.	3.4	x	3.7	x	5.9	x	25.2%
United States Steel Corporation	3.4	x	3.2	x	5.6	x	12.6%
Median:	3.6	x	3.7	x	7.5	x	13.8%
Integrated Median*	3.9	x	3.5	x	6.8	x	11.8%

*	The integrated median represents the median for the following integrated steelmakers: ISG (Street), United States Steel Corporation, AK Steel Corporation and Dofasco Inc.

	Enterprise Value
	as a Multiple of		2005E
Mittal Steel Comparables	2005E EBITDA		EBITDA Margin

Large Market Capitalization
Arcelor	3.8	x	12%
Baosteel	5.4	x	39%
China Steel	5.9	x	34%
JFE Steel	5.9	x	21%
Nippon Steel	6.4	x	15%
Posco	3.0	x	31%
Median	5.7	x
Emerging Market
CSN	4.3	x	42%
CST	2.8	x	45%
Erdemir	4.5	x	21%
Gerdau	3.9	x	24%
Iscor	3.2	x	30%
Ispat International (Management)	2.7	x	22%
Ispat International (Street)	3.8	x	18%
Severstal	3.6	x	29%
Usiminas	3.9	x	36%
Median	3.8	x

      Selected Transactions Analysis. UBS and Goldman Sachs analyzed certain information relating to the following selected transactions in the steel industry since 1998:

Date Announced	Acquiror	Target

June 2004	Arcelor S.A.(1)	CST
August 2002	LNM Holdings N.V.(2)	Iscor
July 2002	Corus Group plc(3)	CSN
April 2001	Kawasaki Steel Company(4)	NKK Corporation
February 2001	Usinor S.A.	Arbed S.A.
February 2001	Usinor S.A.	Aceralia S.A.
August 1999	Gerdau S.A.(5)	Ameristeel
June 1999	British Steel	Koninklijke Hoogovens N.V.
May 1999	AK Steel Corporation	Armco Steel Corporation
March 1998	Ispat International N.V.	Inland Steel Company

(1)	Arcelor acquired 33.75% of CST. The implied enterprise value was calculated based on 100% of CST.

(2)	LNM Holdings acquired 12.2% of Iscor. The implied enterprise value was calculated based on 100% of Iscor.

(3)	This transaction was not completed.

(4)	This transaction was originally announced with no exchange ratio determined. The transaction value and premium were calculated based on the exchange ratio announced on December 21, 2001.

(5)	Gerdau acquired 75% of Ameristeel. The implied enterprise value was calculated based on 100% of Ameristeel.

      For each of the selected transactions, UBS and Goldman Sachs calculated and compared the resulting (a) enterprise value, (b) enterprise value per tons shipped, (c) enterprise value as a multiple of LTM sales, and (d) enterprise value as a multiple of LTM EBITDA. For purposes of this analysis, enterprise value was calculated by determining each entity’s implied equity value and then adding each entity’s net debt and minority interests. LTM EBITDA and LTM sales were calculated using each entity’s most recent quarterly financial information as of each announcement date.

      The following table presents the results of this analysis:

	Mean	Median	Range

Enterprise Value (in millions)	$3,761	$2,284	$541 to $12,943
Enterprise Value/ Tons Shipped (in millions)	$420	$393	$155 to $881
Enterprise Value as a Multiple of LTM Sales	1.0x	0.7x	0.6x to 2.5x
Enterprise Value as a Multiple of LTM EBITDA	5.9x	5.5x	4.6x to 8.2x

Source:	Public filings, news releases

      Contribution Analysis. UBS and Goldman Sachs analyzed the hypothetical equity ownership of the holders of ISG common stock in the pro forma combined entity resulting from the merger based on the hypothetical relative income statement contributions of ISG and Mittal Steel to the combined entity. Hypothetical equity ownership percentages were determined for various prices per share for Mittal Steel class A common shares and were calculated net of the cash consideration to be received by holders of ISG common stock in the merger. Adjustments were made for differences in capital structure.

      UBS and Goldman Sachs compared the following estimated financial results for each of ISG, Mittal Steel and ISG and Mittal Steel combined:

•	estimated EBITDA for 2004 and 2005;

•	estimated EBITDA less capital expenditures for 2004 and 2005; and

•	estimated net income for 2004 and 2005.

      In performing this analysis, UBS and Goldman Sachs utilized indicative multiples for each of these items based on various prices per share for Mittal Steel class A common shares, after giving effect to the acquisition of LNM Holdings.

      This analysis was based on forecasts provided to UBS and Goldman Sachs for ISG by its management, for Ispat International by its management and for LNM Holdings by its management. The indicative ownership was calculated utilizing net debt as of December 31, 2004 for each entity, as estimated by each of their managements, and valuing minority interests for Mittal Steel based on the same corresponding multiples. The combined net income figures did not incorporate any transaction adjustments.

      The results of the calculations by UBS and Goldman Sachs are as follows:

		Indicative Price per Mittal Steel
		Class A Common Share

		As of		Collar Range
		October 22,
		2004		Bottom	Top

		$25.34	$30.00	$34.50	$43.81	$49.00

		Implied ISG Equity Ownership

EBITDA	2004E	0.7%	3.0%	4.5%	6.7%	7.5%
	2005E	3.7%	5.8%	7.3%	9.4%	10.1%
EBITDA — Capex	2004E	(2.3)%	0.1%	1.8%	4.1%	4.9%
	2005E	(0.1)%	2.2%	3.8%	6.0%	6.8%
Net Income	2004E	(1.0)%	0.8%	2.1%	4.1%	4.8%
	2005E	(2.7)%	(0.8)%	0.5%	2.5%	3.3%

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of UBS and Goldman Sachs. In arriving at their fairness determinations, UBS and Goldman Sachs considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, UBS and Goldman Sachs made their determinations as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to ISG or the contemplated transaction.

      UBS and Goldman Sachs prepared the analyses described herein for purposes of providing their opinions to the ISG board of directors as to the fairness from a financial point of view of the transaction contemplated by the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ISG, Mittal Steel, UBS, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      The summary contained herein does not purport to be a complete description of the analyses performed by UBS and Goldman Sachs in connection with their fairness opinions and is qualified in its entirety by reference to the written opinion of UBS and the written opinion of Goldman Sachs, attached as Annex E and Annex F, respectively.

      As described above, the opinions of UBS and Goldman Sachs to the ISG board of directors were one of many factors taken into consideration by the ISG board of directors in making its determination to approve the transaction contemplated by the merger agreement. Neither UBS nor Goldman Sachs recommended to ISG the amount of consideration to be paid in the merger.

Accounting Treatment and Considerations

      The merger of ISG with Park Acquisition Corp. will be accounted for as a “purchase”, as such term is used under U.S. GAAP, for accounting and financial reporting purposes. ISG will be treated as the acquired corporation for such purposes. Therefore, the total merger consideration paid by Mittal Steel in connection with the merger, together with the direct costs of the merger, will be allocated to ISG’s assets and liabilities based on their estimated fair market values, with any excess being accounted for as goodwill. The parties have prepared the unaudited pro forma condensed combined financial information related to the merger contained in this proxy statement/ prospectus using the purchase accounting method to account for the merger. See “Unaudited Pro Forma Condensed Combined Financial Statements” on page F-2.

Material U.S. Federal Income Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares Received by ISG Stockholders

      The discussion set forth below, subject to the limitations and conditions set forth herein, constitutes the opinion of Shearman & Sterling LLP, counsel to Mittal Steel, and Jones Day, counsel to ISG, as to the material U.S. federal income tax consequences of the merger (whether structured as a forward-subsidiary merger, as currently contemplated, or as a reverse-subsidiary merger) and the ownership of Mittal Steel class A common shares received by ISG stockholders in the merger. This discussion is based upon the provisions of the Internal Revenue Code, Treasury regulations, administrative pronoucements of the Internal Revenue Service and judicial decisions all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to ISG stockholders who hold their ISG common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not apply to the following:

•	stockholders who received their ISG common stock pursuant to the exercise of employee stock options or similar securities or otherwise as compensation;

•	stockholders who hold their ISG common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	stockholders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities and stockholders subject to the alternative minimum tax) who may be subject to special rules;

•	stockholders whose functional currency is not the U.S. dollar; or

•	stockholders who, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations (or entities treated as a corporation for U.S. federal income tax purposes), foreign partnerships, or foreign estates or trusts.

This discussion also does not consider the effect of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal tax laws pertaining to income taxation. Accordingly, ISG stockholders should consult their own tax advisors as to the particular tax consequences to them of the merger and, if applicable, the ownership of Mittal Steel class A common shares, including the application and effect of U.S. federal, state, local and foreign income and other tax laws.

      The opinions expressed herein are based upon certain assumptions and representations, including the assumptions that there will be full compliance without waiver with all of the provisions in the merger agreement, that no condition to the merger will be waived or the merger agreement amended and that the representations and covenants contained in the merger agreement, this proxy statement/ prospectus and certificates of officers of Mittal Steel, ISG and others are currently true, correct and complete and will remain so, and will be complied with, at all relevant times. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences to ISG stockholders of the merger or the ownership of Mittal Steel class A common shares received in the merger. Because opinions of counsel are not binding on the Internal Revenue Service or the courts, there can be no assurance that the Internal Revenue Service will not take a position contrary to the conclusions of Shearman & Sterling LLP and Jones Day or that a court will not agree with a contrary position of the Internal Revenue Service in the event of litigation.

Tax Status of the Merger

      Provided that the value, at the time of merger, of the Mittal Steel Class A common shares issued in the merger represents no less than 42.5% of the sum of (a) the value of the total consideration received by all ISG stockholders in the merger and (b) the value of all other amounts, if any, paid to ISG stockholders in connection with the merger (such sum, the Total Consideration), Shearman & Sterling LLP and Jones Day believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that each of Mittal Steel, ISG and Park Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code and that the transfer of ISG common stock by ISG stockholders will not be subject to Section 367(a)(1) of the Code. If, however, Mittal Steel determines prior to completion of the merger that the value of the Mittal Steel class A common shares to be received by ISG stockholders will not constitute at least 42.5% of the value of the Total Consideration received by all ISG stockholders (and elects not to increase the stock consideration to meet that percentage)or otherwise if Mittal Steel or ISG is advised by its counsel that such counsel is unlikely to be able to deliver its opinion that the merger will qualify as a reorganization for U.S. federal income tax purposes, then Mittal Steel will cause Park Acquisition Corp. to merge into ISG in the reverse-subsidiary merger in lieu of the forward-subsidiary merger that is currently contemplated. Shearman & Sterling LLP and Jones Day, believe that such a reverse-subsidiary merger, together with the recently completed acquisition of LNM Holdings by Mittal Steel, will qualify as transfers of property by the transferor of LNM Holdings and each of the stockholders of ISG described in Section 351(a) (subject to Section 351(b)) of the Internal Revenue Code and the transfer of ISG common stock by ISG stockholders will not be subject to Section 367(a)(1) of the Internal Revenue Code.

      The completion of the merger is conditioned upon the receipt by:

•	Mittal Steel of an opinion from its counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and each of Mittal Steel, Park Acquisition Corp. and ISG will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code (but this requirement will be waived in the case of a reverse-subsidiary merger); and

•	ISG of an opinion from its counsel to the effect that:

•	either (a) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and each of Mittal Steel, Park Acquisition Corp. and ISG will be a party to the reorganization within the meaning of section 368(b) of the Internal Revenue Code, or (b) the reverse subsidiary merger, together with the acquisition of the shares of LNM Holdings, will qualify as transfers of property described in Section 351(a) (subject to Section 351(b)) of the Internal Revenue Code by The Richmond Investment Holdings Limited and each of the stockholders of ISG, and

•	the transfer of shares of ISG common stock by ISG stockholders will not be subject to Section 367(a)(1) of the Internal Revenue Code.

      Such opinions will be based on assumptions and representations substantially similar to those described herein, and on the facts and circumstances existing at the time of the merger. Changes in the facts and circumstances arising after the date hereof could affect the ability of Shearman & Sterling LLP and Jones

Day to provide the requisite opinions. Because opinions of counsel are not binding on the Internal Revenue Service or the courts, there can be no assurance that the Internal Revenue Service will not take a position contrary to the conclusions of Shearman & Sterling LLP or Jones Day or that a court will not agree with a contrary position of the Internal Revenue Service in the event of litigation.

Tax Consequences of the Merger to ISG Stockholders

      The following discussion of U.S. federal income tax consequences of the merger to ISG stockholders is based in part on the opinions of Shearman & Sterling LLP and Jones Day that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or the reverse-subsidiary merger, together with the recently completed acquisition of the shares of LNM Holdings, will qualify as transfers of property by the transferor of LNM Holdings and each of the stockholders of ISG described in Section 351(a) (subject to Section 351(b)) of the Internal Revenue Code, and in either case, the transfer of shares of ISG common stock by ISG stockholders will not be subject to Section 367(a)(1) of the Internal Revenue Code. As discussed below, the U.S. federal income tax consequences of the merger to a particular ISG stockholder will depend on the form of consideration received by the stockholder, and may further depend on whether:

•	the stockholder is deemed to constructively own ISG shares under Section 318 of the Internal Revenue Code (which generally deems a person to own stock that is owned by certain family members or related entities or that is the subject of an option or options owned or deemed owned by such person), and

•	the stockholder actually or constructively owns any Mittal Steel shares.

The U.S. federal income tax consequences to ISG stockholders generally should be the same in the event Mittal Steel effects the merger pursuant to a forward-subsidiary merger as currently contemplated or as a reverse-subsidiary merger.

      Stockholders Who Receive Solely Mittal Steel Class A Common Shares. An ISG stockholder who exchanges ISG common stock solely for Mittal Steel class A common shares (whether in a forward-subsidiary merger, as currently contemplated, or in a reverse-subsidiary merger) will not recognize any gain or loss on that exchange, except to the extent the ISG stockholder receives cash in lieu of fractional shares of Mittal Steel (as discussed below). The aggregate adjusted tax basis of Mittal Steel class A common shares received by an ISG stockholder will equal the ISG stockholder’s aggregate adjusted tax basis in the ISG common stock surrendered in the merger (reduced by the tax basis allocable to any fractional shares of Mittal Steel class A common shares received by an ISG stockholder in the merger). The holding period of the Mittal Steel class A common shares received pursuant to the merger will include the holding period of the ISG common stock surrendered in the merger.

      Stockholders Who Receive Cash and Mittal Steel Class A Common Shares. If the consideration received in the merger (whether in a forward-subsidiary merger, as currently contemplated, or in a reverse-subsidiary merger) by an ISG stockholder consists of part cash and part Mittal Steel class A common shares and the ISG stockholder’s adjusted tax basis in the ISG common stock surrendered in the merger is less than the sum of the fair market value, as of the date of the merger, of the Mittal Steel class A common shares and the amount of cash received by the ISG stockholder, then the ISG stockholder will recognize a gain equal to the lesser of:

•	the sum of the amount of cash and the fair market value, as of the date of the merger, of the Mittal Steel class A common shares received by the ISG stockholder, minus the adjusted tax basis of the ISG common stock surrendered in exchange therefor, and

•	the amount of cash received by the ISG stockholder in the merger.

However, if an ISG stockholder’s adjusted tax basis in the ISG common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the Mittal Steel class A common shares received in the merger, the ISG stockholder will realize a loss that is not currently allowed or recognized for U.S. federal income tax purposes. ISG stockholders who bought shares of ISG at different prices, or otherwise own shares with unequal bases, must make the above calculations separately for each ISG share surrendered in the merger, taking into account the ISG stockholder’s adjusted tax basis in each share and a pro rata portion of the aggregate consideration received by the ISG stockholder. A loss realized on one ISG share may not be used to offset a gain realized on another share.

      In the case of an ISG stockholder who recognizes gain on the exchange in the forward-subsidiary merger, if the exchange sufficiently reduces the ISG stockholder’s proportionate stock interest (as discussed below), the gain will be characterized as a capital gain. Gain recognized by an ISG stockholder in the case of a reverse-subsidiary merger generally will be characterized as capital gain. Such gain will be long-term capital gain if the ISG stockholder’s holding period for the ISG common stock surrendered in the merger exceeds one year. In the case of a forward-subsidiary merger, if the exchange does not sufficiently reduce the ISG stockholder’s proportionate stock interest, such gain will be taxable as a dividend to the extent of the ISG stockholder’s ratable share of available earnings and profits (and the remainder of such recognized gain, if any, will be capital gain).

      The determination of whether the exchange sufficiently reduces an ISG stockholder’s proportionate stock interest will be made in accordance with Section 302 of the Internal Revenue Code, taking into account the stock ownership attribution rules of Section 318 of the Internal Revenue Code. Under those rules, for purposes of determining whether the exchange sufficiently reduces a stockholder’s proportionate stock interest, an ISG stockholder is treated as if:

•	all of such stockholder’s ISG common stock was first exchanged in the merger for Mittal Steel class A common shares; and

•	a portion of those Mittal Steel class A common shares were then redeemed for the cash actually received in the merger.

      The ISG stockholder’s hypothetical stock interest in Mittal Steel (both actual and constructive) after the second step is compared to such ISG stockholder’s hypothetical stock interest in Mittal Steel (both actual and constructive) after the first step. Dividend treatment will apply unless the stockholder’s stock interest in Mittal Steel has been completely terminated, there has been a “substantially disproportionate” reduction in the stockholder’s stock interest in Mittal Steel (i.e., such interest after the second step is less than 80% of the interest after the first step), or the exchange is not “essentially equivalent to a dividend.” While the determination is based on an ISG stockholder’s particular facts and circumstances, the Internal Revenue Service has indicated in published rulings that a distribution is not “essentially equivalent to a dividend” and will therefore result in capital gain treatment if the distribution results in any actual reduction in the stock interest of an extremely small minority stockholder in a publicly held corporation and the stockholder exercises no control with respect to corporate affairs.

      BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND GENERALLY WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH ISG STOCKHOLDER, ISG STOCKHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER, INCLUDING THE APPLICATION OF THE CONSTRUCTIVE OWNERSHIP RULES OF THE INTERNAL REVENUE CODE AND THE EFFECT OF ANY TRANSACTIONS IN MITTAL STEEL CLASS A COMMON SHARES OR ISG COMMON STOCK BY THE ISG STOCKHOLDER.

      In the case of an ISG stockholder who receives cash and Mittal Steel class A common shares in the merger, such stockholder’s initial tax basis in the Mittal Steel class A common shares will equal the exchanging ISG stockholder’s adjusted tax basis in the ISG common stock surrendered in the merger, increased by any gain recognized as a result of the merger and reduced by the amount of cash received in the merger. The holding period of the Mittal Steel class A common shares received in the merger will include the holding period of the ISG common stock surrendered in the merger.

      Stockholders Who Receive Solely Cash. The exchange of ISG common stock solely for cash generally will result in recognition of gain or loss by the ISG stockholder in an amount equal to the difference between the amount of cash received in the merger and the ISG stockholder’s adjusted tax basis in the ISG common stock surrendered in the merger. The gain or loss recognized by an ISG stockholder will be long-term capital gain or loss if the ISG stockholder’s holding period for the ISG common stock surrendered in the merger exceeds one year. An ISG stockholder who receives only cash in exchange for all of such ISG stockholder’s common stock and actually or constructively owns Mittal Steel class A common shares after the merger should consult such ISG stockholder’s tax advisor, however, to determine the amount and character of any income recognized in connection with the merger. Furthermore, there are limitations on the extent to which any ISG stockholder may deduct capital losses from ordinary income.

      Cash Received in Lieu of Fractional Shares. An ISG stockholder who receives cash in lieu of a fractional Mittal Steel class A common share will be treated as having first received such fractional Mittal Steel class A common share in the merger and then as having received cash in exchange for the fractional share interest. Thus, such an ISG stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional Mittal Steel class A common share and the portion of the adjusted tax basis in the ISG common stock allocable to that fractional share interest. The character of the gain or loss, as capital gain or loss or as dividend income (possibly even if such stockholder realizes a loss with respect to the fractional share), will depend on the application of the rules under Section 302 of the Internal Revenue Code as described above.

      Backup Withholding and Information Reporting. In general, except in the case of certain exempt recipients such as corporations, backup withholding (currently at a rate of 28%) may apply with respect to the amount of cash, if any, received by an ISG stockholder in the merger (whether structured as the forward-subsidiary, as currently contemplated, or as the reverse-subsidiary merger), including cash received in lieu of fractional shares, if such stockholder fails to provide an accurate tax identification number, to certify that such stockholder is not subject to backup withholding, or to otherwise comply with the applicable backup withholding rules. Backup withholding is not an additional tax. The amount of backup withholding imposed upon a payment to an ISG stockholder will be allowed as a credit against the holder’s U.S. federal income tax liability provided that the required information is properly furnished to the Internal Revenue Service.

      Under Section 6043A of the Internal Revenue Code, Mittal Steel or Park Acquisition Corp. may be required, under regulations and forms to be promulgated by the U.S. Treasury and the Internal Revenue Service, to report certain information to the Internal Revenue Service and to ISG stockholders regarding the merger, the consideration and the stockholders receiving non-stock consideration.

Tax Consequences of the Merger to Mittal Steel, ISG and Park Acquisition Corp.

      Because the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, as described above, none of Mittal Steel, ISG or Park Acquisition Corp. will recognize taxable gain or loss solely as a result of the merger. Furthermore, the result will be the same if the merger is restructured as a reverse-subsidiary merger that, together with the recently completed acquisition by Mittal Steel of the shares of LNM Holdings, qualifies as a transfer of property by the transferor of LNM Holdings and each of the stockholders of ISG described in Section 351(a) of the Internal Revenue Code (subject to Section 351(b) of the Internal Revenue Code).

Tax Consequences of the Ownership of Mittal Steel Class A Common Shares Received in the Merger

      The following discussion applies to ISG stockholders who receive Mittal Steel class A common shares in the merger.

      Taxation of Dividends. Subject to the passive foreign investment company rules discussed below, under U.S. federal income tax law, the gross amount of any distribution made by Mittal Steel in respect of Mittal Steel class A common shares (including the amount of any applicable withholding tax in The Netherlands) will constitute a taxable dividend to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The U.S. dollar amount of such a dividend generally will be included in the gross income of stockholders as ordinary income derived from sources outside the United States for U.S. foreign tax credit purposes. Dividends paid by Mittal Steel will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

      Subject to certain exceptions for short-term and hedged positions, and provided that Mittal Steel is not a passive foreign investment company (as discussed below), dividends received by certain stockholders (including individuals) prior to January 1, 2009 with respect to the Mittal Steel class A common shares will be subject to U.S. federal income taxation at a maximum rate of 15%. ISG stockholders should be aware that the U.S. Treasury Department has announced its intention to promulgate rules in proposed form pursuant to which shareholders (and intermediaries) will be permitted to rely on certifications from issuers to establish that dividends qualify for the reduced rate of U.S. federal income taxation. Because proposed certification procedures have not yet been issued, Mittal Steel is uncertain that it will be able to comply with them. ISG stockholders who acquire Mittal Steel class A common shares should consult their own tax advisors regarding the availability of the reduced rate of U.S. federal income tax on dividends in light of their own particular circumstances.

      To the extent, if any, that the amount of any distribution received by a stockholder in respect of Mittal Steel class A common shares exceeds the current and accumulated earnings and profits of Mittal Steel, as determined under U.S. federal income tax principles, the distribution first will be treated as a tax-free return of such stockholder’s adjusted tax basis in those Mittal Steel class A common shares, and thereafter as U.S. source capital gain. Distributions of additional Mittal Steel class A common shares that are made to stockholders with respect to their Mittal Steel class A common shares and that are part of a pro rata distribution to all the stockholders of Mittal Steel generally will not be subject to U.S. federal income tax.

      Subject to the limitations and conditions provided in the Internal Revenue Code, a stockholder holding Mittal Steel class A common shares may deduct from its U.S. federal taxable income, or claim as a credit against its U.S. federal income tax liability, the amount of any Dutch taxes withheld from a dividend paid by Mittal Steel to such stockholder. As discussed below in “THE MERGER — Material Dutch Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares to ISG Stockholders — Material Dutch Tax Consequences of the acquisition, holding and disposal of Mittal Steel Class A Common Shares by both Dutch residents and non-Dutch residents” beginning on page 75, the rate of withholding tax on dividends paid by Dutch companies to residents of the United States is reduced by treaty to 15% in most cases. The rules with respect to foreign tax credits are complex, involve the application of rules that depend on a stockholder’s particular circumstances and have been amended by recently enacted legislation that is effective for taxable years beginning after December 31, 2006. Accordingly, ISG stockholders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the U.S. federal income tax treatment of any reduction in the amount of the dividend withholding tax in the Netherlands that is required to be remitted by Mittal Steel to the tax authorities in the Netherlands, as discussed below in “THE MERGER — Material Dutch Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares to ISG Stockholders — Material Dutch Tax Consequences of the acquisition, holding and disposal of Mittal Steel Class A Common Shares by both Dutch residents and non-Dutch residents” beginning on page 75.

      Taxation of Capital Gains and Losses. In general, upon a sale, exchange or other taxable disposition of Mittal Steel class A common shares, a stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the stockholder’s adjusted tax basis in those Mittal Steel class A common shares, as determined above in the discussion of the tax consequences of the merger to ISG stockholders. In general, subject to the passive foreign investment company rules discussed below, such gain or loss recognized on a sale, exchange or other taxable disposition of Mittal Steel class A common shares will be capital gain or loss and, if the stockholder’s holding period for those Mittal Steel class A common shares exceeds one year, will be long-term capital gain or loss. Certain stockholders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. Under U.S. federal income tax law, the deduction of capital losses is subject to limitations. Any gain or loss recognized by a stockholder in respect of the sale, exchange or other taxable disposition of Mittal Steel class A common shares generally will be treated as derived from U.S. sources for U.S. foreign tax credit purposes.

      Passive Foreign Investment Companies. Based on current estimates of Mittal Steel’s income and assets, Mittal Steel does not believe that it was classified for its most recently ended taxable year, or will be classified for its current taxable year, as a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes, and Mittal Steel intends to continue its operations in such a manner that it does not expect that it would become a PFIC in the future. However, there can be no assurance in this regard, because the PFIC determination is made annually and is based on the portion of Mittal Steel’s assets (including goodwill) and income that is characterized as passive under the PFIC rules. If Mittal Steel is or becomes a PFIC, unless a former ISG stockholder elects to be taxed annually on a mark-to-market basis with respect to its Mittal Steel class A common shares, any gain realized on a sale, exchange or other taxable disposition of Mittal Steel class A common shares and certain “excess distributions” (generally distributions in excess of 125% of the average distribution over a three-year period or shorter holding period for the Mittal Steel class A common shares) would be treated as realized ratably over the stockholder’s holding period for its Mittal Steel class A common shares, and amounts allocated to prior years while Mittal Steel is a PFIC would be taxed at the highest tax rate in effect for each such year. In addition, an interest charge may apply to the portion of the U.S. federal income tax liability on such gains or distributions treated under the PFIC rules as having been deferred by the ISG stockholder.

      If a mark-to-market election were made, a former ISG stockholder would take into account each year the appreciation or depreciation in value of such ISG stockholder’s Mittal Steel class A common shares, which would be treated as ordinary income or (subject to limitations) ordinary loss, as would gains or losses on actual dispositions of Mittal Steel class A common shares. Any former ISG stockholder who owns Mittal Steel class A common shares during any year that Mittal Steel is a PFIC would be required to file Internal Revenue Service Form 8621. ISG stockholders should consult their own tax advisors regarding the application of the PFIC rules to the Mittal Steel class A common shares and the availability and advisability of making an election to avoid the adverse tax consequences of the PFIC rules should Mittal Steel be considered a PFIC for any taxable year. Moreover, dividends that a former ISG stockholder receives from Mittal Steel will not be eligible for the reduced U.S. federal income tax rates described above if Mittal Steel is a PFIC either in the taxable year of the distribution or the preceding taxable year (and instead will be taxable at rates applicable to ordinary income).

      Backup Withholding and Information Reporting. In general, except in the case of certain exempt recipients such as corporations, information reporting requirements will apply to dividends on Mittal Steel class A common shares paid to stockholders in the United States or through certain U.S. related financial intermediaries and to the proceeds received upon the sale, exchange or redemption of Mittal Steel class A common shares by stockholders within the United States or through certain U.S. related financial intermediaries. Furthermore, backup withholding (currently at a rate of 28%) may apply to those amounts if a stockholder fails to provide an accurate tax identification number, to certify that such stockholder is not subject to backup withholding or to otherwise comply with the applicable backup withholding rules.

      Backup Withholding is Not an Additional Tax. The amount of backup withholding imposed on a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability provided that the required information is properly furnished to the Internal Revenue Service.

      THE TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP OF MITTAL STEEL CLASS A COMMON SHARES COULD BE AFFECTED BY THE PERSONAL CIRCUMSTANCES OF AN ISG STOCKHOLDER. ACCORDINGLY, EACH ISG STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AND OF THE OWNERSHIP OF MITTAL STEEL CLASS A COMMON SHARES BASED ON THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Material Dutch Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares to ISG Stockholders

      The following is a summary of certain Dutch tax consequences of (i) the exchange of shares of ISG common stock for cash and/or Mittal Steel class A common shares by Dutch resident holders of shares of ISG common stock and (ii) of the acquisition, holding and disposal of Mittal Steel class A common shares by both Dutch residents and non-Dutch residents. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to a holder of ISG common stock or a holder or prospective holder of Mittal Steel class A common shares and particularly it does not purport to describe the tax consequences of the exchange of shares of ISG common stock for cash and/or Mittal Steel class A common shares by non-Dutch resident holders of shares of ISG common stock, even if such non-Dutch holders have a taxable basis in The Netherlands. In view of its general nature, it should be treated with corresponding caution. Each Dutch holder of ISG common stock should consult with a tax advisor with regard to the tax consequences of the exchange of ISG common stock for cash and/or Mittal Steel class A common shares and in general each holder or prospective holder of Mittal Steel class A common shares should consult with a tax adviser with regard to the Dutch tax consequences of its investment in Mittal Steel class A common shares.

      Except as otherwise indicated, this summary only addresses The Netherlands tax legislation, as in effect and in force at the date hereof, as interpreted in published case law, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Material Dutch Tax Consequences of the Exchange of Shares of ISG Common Stock for Cash and/or Mittal Steel Class A Common Shares by Dutch Resident Holders of Shares of ISG Common Stock

      Under Dutch tax laws the exchange of shares of ISG common stock for cash and/or Mittal Steel class A common shares does not qualify as a tax free merger. Consequently, any capital gain that may be realised upon the exchange of shares of ISG common stock for cash and/or Mittal Steel class A common shares by individuals and corporate entities who are resident or deemed to be resident in The Netherlands for Dutch tax purposes, or Dutch resident individuals and Dutch resident entities, may be subject to Dutch income or corporate income tax. For Dutch resident individuals any such capital gain will generally not be subject to tax, provided that the Mittal Steel class A common shares are not attributable to an enterprise from which such individual derives a share of the profit, whether as an entrepreneur or as a person who has a co-entitlement to the net worth of such enterprise without being a shareholder and such individual does not have an actual or deemed substantial interest in Mittal Steel. For Dutch resident entities a capital gain will generally not be subject to tax if such entity is a qualifying Dutch pension fund or Dutch resident investment fund (fiscale beleggingsinstelling) or if the Dutch participation exemption applies to the Mittal Steel class A common shares. Please see further below for the taxation of income and capital gains for Dutch resident individuals and Dutch resident entities.

Material Dutch Tax Consequences of the acquisition, holding and disposal of Mittal Steel Class A Common Shares by both Dutch residents and non-Dutch residents

      Withholding Tax. Dividends distributed by Mittal Steel generally are subject to a withholding tax imposed by The Netherlands at a rate of 25%. The expression “dividends distributed” includes, among other things:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Netherlands’ dividend withholding tax purposes (In general, paid-in capital may not be recognized for Netherlands’ dividend withholding tax purposes if it arises from mergers or reorganizations);

•	liquidation proceeds, proceeds of redemption of shares or consideration for the repurchase of shares by Mittal Steel, or one of its subsidiaries, to the extent such proceeds or consideration exceeds the average paid-in capital recognized on these shares for Netherlands’ dividend withholding tax purposes;

•	the par value of shares issued to a holder of shares or an increase of the par value of shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Netherlands’ dividend withholding tax purposes, has been made or will be made; and

•	partial repayment of paid-in capital, recognized for Netherlands’ dividend withholding tax purposes, if and to the extent that Mittal Steel has net profits (zuivere winst), unless the general meeting of shareholders has resolved in advance to make such repayment and provided that the par value of the shares concerned has been reduced by an equal amount by way of an amendment of the Articles of Association.

      If a holder of shares is resident in a country other than The Netherlands and if a double taxation convention is in effect between The Netherlands and such other country, such holder of shares may, depending on the terms of that double taxation convention, be eligible for a full or partial exemption from, or refund of, Netherlands’ dividend withholding tax. Under the terms of the double taxation convention currently in force between the United States and The Netherlands, dividends paid by a Dutch company to a U.S. shareholder are generally subject to Dutch withholding tax at a rate of 15%.

      Dutch resident individuals and Dutch resident entities can generally credit the withholding tax against their income tax or corporate income tax liability. Dutch resident entities may be eligible for a full exemption from Dutch dividend withholding tax if the Dutch participation exemption applies on their shares in Mittal Steel.

      Pursuant to legislation to counteract “dividend stripping”, a reduction, exemption, credit or refund of dividend withholding tax is denied if the recipient of the dividend is not the beneficial owner. This legislation generally targets situations, commonly referred to as “dividend stripping”, in which a shareholder retains its economic interest in shares, but reduces the withholding tax cost on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. However, the Dutch state secretary of finance published its view that the rules should not be applicable to an unsuspecting recipient who purchased the shares on the stock exchange whereby he indicated that the larger the amounts involved, the less likely the recipient of the dividends is “an unsuspecting recipient who purchased the shares on the stock exchange”. Furthermore, the state secretary of finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

      In general, upon making a distribution to shareholders, Mittal Steel is required to remit all amounts withheld as Dutch dividend withholding tax to the tax authorities. However, under certain circumstances Mittal Steel may be allowed to reduce the amount of Dutch dividend withholding tax that is required to be remitted to the Dutch tax authorities by the lesser of:

•	3% of the portion of the gross amount of the dividend paid by Mittal Steel that is subject to Dutch dividend withholding tax; and

•	3% of the gross amount of the dividends and profit distributions received by Mittal Steel from qualifying non-Netherlands subsidiaries in the current calendar year (up to the date of the distribution) and the two preceding calendar years, to the extent that these dividends and profit distributions have not yet been taken into account for the purposes of establishing the foregoing reduction.

      Although this credit reduces the amount of dividend withholding tax that Mittal Steel is required to pay to the Dutch authorities, it does not reduce the amount of tax Mittal Steel is required to withhold from dividends. In these circumstances, to the extent that Mittal Steel is not required to remit the amount withheld as Dutch dividend withholding tax to the Dutch tax authorities, the withholding tax may not qualify as a creditable tax for foreign tax credit purposes.

Taxes on Income and Capital Gains

      Dutch Resident Individuals. As a general rule, Dutch resident individuals will be taxed annually on a deemed income of 4% of their net investment assets at an income tax rate of 30%. The net investment assets for the year are the average of the investment assets less the attributable liabilities at the beginning and at the end of the relevant year. The value of the Mittal Steel class A common shares is included in the calculation of the net investment assets. A tax-free allowance for the first €19,252 (€38,504 for partners (statutorily defined term)) of the net investment assets may be available. Actual benefits derived from the Mittal Steel class A common shares, including any capital gains realised upon the disposal thereof, are not as such subject to Dutch income tax.

      However, if the Mittal Steel class A common shares are attributable to an enterprise from which a Dutch resident individual derives a share of the profit, whether as an entrepreneur or as a person who has a co-entitlement to the net worth of such enterprise without being a shareholder, any benefit derived or deemed to be derived from the Mittal Steel class A common shares, including any capital gain realised on the disposal or exercise thereof, are generally subject to income tax at a progressive rate with a maximum of 52%. Subject to the same progressive rate are benefits derived from the Mittal Steel class A common shares in case a Dutch resident individual carries out activities that exceed regular portfolio asset management.

      Furthermore, if a Dutch resident individual has an actual or deemed substantial interest in Ispat International, any benefit derived or deemed to be derived from the Mittal Steel class A common shares, including any capital gains realised on the disposal or exercise thereof, are subject to income tax at a rate of 25%. Please see below for the further clarification of the term “substantial interest”.

      Dutch Resident Entities. Any benefit derived or deemed to be derived from the Mittal Steel class A common shares held by Dutch resident entities, including any capital gains realised on the disposal or exercise thereof, is generally subject to corporate income tax at a general rate of 34.5%9, unless the participation exemption is applicable. Under the participation exemption Dutch resident companies are exempt from corporate income tax with respect to dividends and capital gains (and losses) derived from or realised on the disposal of a qualifying shareholding. Generally, the participation exemption applies if a Dutch resident entity holds an interest of at least 5% in the issued and paid up share capital of Mittal Steel.

      A Dutch qualifying pension fund is not subject to corporate income tax with respect to any benefits derived from the Mittal Steel class A common shares (except to the extent it generates benefits from activities that are considered not to be directly related with certain qualifying pension arrangements). A qualifying Dutch resident investment fund (fiscale beleggingsinstelling) is subject to corporate income tax at a special rate of 0%.

      Non-resident Holders. A holder of Mittal Steel class A common shares will not be subject to Dutch taxes on income or capital gains in respect of any distribution or other payment in respect of the Mittal Steel class A common shares or in respect of any gain realised on the disposal or deemed disposal of the Mittal Steel class A common shares, provided that:

•	such holder is neither resident nor deemed to be resident of The Netherlands nor, if such holder is an individual, has made an election for the application of the rules of the Dutch income tax act 2001 as they apply to residents of The Netherlands; and

•	such holder does not have, or is not deemed to have, an enterprise or an interest in an enterprise which is, in whole or in part, effectively managed in The Netherlands and/or carried on through a permanent establishment, a deemed permanent establishment, or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the Mittal Steel class A common shares are attributable; and

•	such holder does not carry out any activities in The Netherlands that exceed regular asset management to which the Mittal Steel class A common shares are attributable; and

•	such holder, and if such holder is an individual, individuals relating to such holder and certain of their relatives by blood or marriage in the direct line (including foster children) do not have a substantial

      9 Please note that in the recently published Tax Bill 2005 it has been proposed to decrease the corporate income tax rate to 31.5% as from January 1, 2005, to 30.5% as from January 1, 2006 and to 30% as from January 1, 2007.

interest or deemed substantial interest in Mittal Steel or, if such holder does have such an interest, such interest forms part of its business assets.

      Generally, (a resident or non-resident) holder of shares will have a substantial interest if he, his partner, certain other relatives (including foster children) or certain persons sharing his household, alone or together, directly or indirectly:

•	hold shares representing 5% or more of Mittal Steel’s total issued and outstanding capital (or the issued and outstanding capital of any class of shares);

•	hold or have rights to acquire shares, whether or not already issued, that represent at any time (and from time to time) 5% or more of Mittal Steel’s total issued and outstanding capital (or the issued and outstanding capital of any class of shares); or

•	hold or have the ownership of certain profit participating rights that relate to 5% or more of Mittal Steel’s annual profit and/or to 5% or more of Mittal Steel’s liquidation proceeds.

      A deemed substantial interest arises if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

Gift, Estate and Inheritance Tax

      Dutch Residents. Gift, estate and inheritance taxes will arise in The Netherlands with respect to an acquisition of Mittal Steel class A common shares by way of a gift by, or on the death of, a holder of Mittal Steel class A common shares who is resident or deemed to be resident in The Netherlands at the time of the gift or his death.

      Non-residents. No Dutch gift, estate or inheritance taxes will arise on the transfer of Mittal Steel class A common shares by way of gift by, or on the death of, a holder of Mittal Steel class A common shares who is neither resident nor deemed to be resident in The Netherlands, unless:

•	such holder at the time of the gift has or at the time of his death had an enterprise or an interest in an enterprise that is or was, in whole or in part, effectively managed in The Netherlands and/or carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the Mittal Steel class A common shares are or were attributable; or

•	in the case of a gift of Mittal Steel class A common shares by an individual who at the date of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands.

      For purposes of Dutch gift, estate and inheritance taxes, amongst others, a person that holds Dutch nationality will be deemed to be resident in The Netherlands if he has been resident in The Netherlands at any time during the ten years preceding the date of the gift or his death. Additionally, for purposes of Netherlands gift tax, amongst others, a person not holding The Netherlands nationality will be deemed to be resident in The Netherlands if he has been resident in The Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

      Other Taxes and Duties. No Dutch registration tax, customs duty, stamp duty or any other similar documentary tax or duty other than court fees, will be payable by a holder of Mittal Steel class A common shares in respect of or in connection with the issuance, grant, exercise or disposal of Mittal Steel class A common shares or with respect of any payment of dividends by Mittal Steel thereon.

Regulatory Matters

      The merger agreement contemplates that ISG and Mittal Steel will use their reasonable best efforts to complete the merger, including by obtaining required regulatory approvals (including antitrust approvals), but Mittal Steel will not be required to divest assets or take other actions requested by regulators that would have a material adverse effect on ISG or the equivalent of a material adverse effect on ISG. For a more detailed description, please refer to “THE MERGER AGREEMENT — Additional Agreements — Further Action;

Reasonable Best Efforts” beginning on page 96. ISG and Mittal Steel currently believe that they have obtained all regulatory merger approvals required to complete the merger.

United States Antitrust Laws

      Under the Hart-Scott-Rodino Antitrust Improvements Act and the rules that have been promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and a waiting period expires. The merger is subject to these requirements.

      Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, Mittal Steel, on behalf of the controlling shareholder, and ISG filed premerger notification and report forms with respect to the merger with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on November 22, 2004.

      Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act applicable to the merger, the parties may not complete the merger of ISG and Park Acquisition Corp. until the expiration of a 30 calendar-day waiting period following the submission of the Hart-Scott-Rodino Antitrust Improvements Act filing made by Mittal Steel, on behalf of the controlling shareholder, and ISG. Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, the parties requested early termination of the 30-day Hart-Scott-Rodino Antitrust Improvements Act waiting period applicable to the merger. On December 17, 2004, the Federal Trade Commission notified Mittal Steel and ISG that it had granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act is a condition to completing the merger. See “THE MERGER AGREEMENT — Conditions of the Merger” on page 98.

      The Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice frequently scrutinize the legality under the antitrust laws of business combinations. At any time before or after the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of substantial assets of Mittal Steel, ISG or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See “THE MERGER AGREEMENT — Conditions of the Merger” beginning on page 98 for certain conditions to the offer, including conditions with respect to litigation.

German Merger Control

      Under the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbesbeschränkungen), the merger cannot be completed until the Federal Cartel Office, or the FCO, has given its clearance to complete the merger or the prescribed waiting period has elapsed. The filing for the clearance was made with the FCO on November 30, 2004. On December 17, 2004, the FCO issued the clearance decision required under German law to complete the merger.

Italian Merger Control

      Under Italy’s Law No. 287 of October 10, 1990, as amended, prior to the completion of the merger a merger control notification must be submitted to the Autorità Garante della Concorrenza e del Mercato, or the IAA. The filing for the clearance decision was made with the IAA on January 20, 2005 and clearance was received on February 9, 2005.

Chinese Merger Control

      Pursuant to Article 21 of the Provisional Regulations on the Acquisitions of Domestic Enterprises by Foreign Investors, effective as of April 12, 2003, prior to the completion of the merger, a merger control notification is being submitted on a voluntary basis to the Ministry of Commerce, or MOFCOM, and the State Administration for Industry and Commerce, or SAIC, of the People’s Republic of China. The filing for the clearance decision was made to MOFCOM and the SAIC on January 26, 2005. The merger may be completed prior to receiving the consent of MOFCOM or the SAIC.

Delaware Anti-Takeover Law

      ISG is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On October 24, 2004, prior to the execution of the merger agreement, the ISG board of directors approved the merger agreement. Accordingly, Section 203 is inapplicable to the merger.

Exon-Florio

      The provisions of the Exon-Florio Amendment to the Defense Production Act of 1950 authorize the President of the United States to review and, when appropriate for national security reasons, investigate and block acquisitions of and mergers with U.S. companies by foreign interests. The President of the United States has delegated his authority to conduct reviews to the Committee on Foreign Investment in the United States, or CFIUS, an interagency committee chaired by the Secretary of the Treasury.

      A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS has 30 calendar days from the date of submission to decide whether to initiate a formal investigation. If CFIUS declines to investigate, it sends a “no action” letter, and the review process is complete.

      Under the terms of the merger agreement, Mittal Steel is required to submit an Exon-Florio notice. Accordingly, on December 23, 2004, Mittal Steel and ISG submitted a notice to CFIUS, in accordance with the regulations implementing the Exon-Florio Amendment. On January 24, 2005, CFIUS delivered a “no action” letter to Mittal Steel through its counsel stating that CFIUS had determined that there are no issues of national security with respect to the merger sufficient to warrant an investigation under the Exon-Florio Amendment and thus action under the Exon-Florio Amendment is concluded.

Other Laws

      Mittal Steel intends to file a notice of exemption with the Surface Transportation Board, or STB, at least seven days prior to the completion of the merger in connection with ISG’s three common carrier railroad companies, which Mittal Steel will acquire as a result of the merger. Pursuant to the STB’s authority to exempt certain classes of rail transactions from STB approval, this exemption filing will permit Mittal Steel to acquire ISG’s railroad companies without obtaining the otherwise required affirmative approval of the STB. Apart from the transfer of ISG’s railroad companies to Mittal Steel, the merger may be completed prior to filing or effectiveness of the notice of exemption with the STB.

Federal Securities Law Consequences; Resale Restrictions

      All of the shares of Mittal Steel issued to ISG stockholders will be freely transferable under U.S. federal securities laws, except for restrictions applicable to “affiliates” of ISG under the Securities Act of 1933, as amended, or the Securities Act. Affiliates may resell those shares they receive only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of ISG for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, ISG, and would not generally include stockholders who are not executive officers, directors or significant stockholders of ISG. The merger agreement requires ISG to deliver a list of all those persons who ISG believes may be deemed to be affiliates of ISG. ISG is also required, pursuant to the merger agreement, to use its reasonable best efforts to cause each person it identifies on the list as a potential affiliate of ISG to deliver to Mittal Steel, at or prior to the effective time of the merger, a written agreement that the affiliate will not sell, transfer or otherwise dispose of any Mittal Steel class A common shares issued to the affiliate pursuant to the merger unless the sale, transfer or other disposition meets one of the following criteria:

•	it is made pursuant to an effective registration statement filed under the Securities Act;

•	it is in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act (or Rule 144 promulgated by the SEC under the Securities Act in the case of persons who become affiliates of Mittal Steel); or

•	it is otherwise exempt from registration under the Securities Act as indicated in an opinion of counsel reasonably acceptable to Mittal Steel.

      This proxy statement/ prospectus does not cover any resales of Mittal Steel class A common shares, and no person is authorized to make any use of this proxy statement/ prospectus in connection with any resale.

Dissenter’s Rights of Appraisal

Mittal Steel

      Mittal Steel shareholders do not have any rights of appraisal in connection with the merger under Dutch law.

ISG

      Record holders of shares of ISG common stock at the time of the merger will have the right under Section 262 of the DGCL to dissent and demand appraisal of their shares of ISG common stock in certain circumstances. All references in Section 262 of the DGCL, in this paragraph, and in Annex G to “stockholder” are to the record holder of the shares of ISG common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of ISG common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the proper steps summarized in Annex G and described in Section 262 of the DGCL in a timely manner to perfect appraisal rights. Under Section 262 of the DGCL, dissenting ISG stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares of ISG common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of this fair value in cash, together with a fair rate of interest, if any. The methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination cannot be assured.

      The foregoing discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by the summary of procedures for seeking appraisal rights, which is set out in Annex G to this proxy statement/ prospectus, and the full text of Section 262 of the DGCL, which is reprinted in its entirety after the summary in Annex G to this proxy statement/ prospectus.

Stock Exchange Listing

      Mittal Steel class A common shares are listed on the New York Stock Exchange, Mittal Steel’s principal U.S. trading market, and outside the United States on Euronext Amsterdam, in each case under the symbol “MT”. In accordance with the terms of the merger agreement, Mittal Steel has made an application to list on Euronext Amsterdam the Mittal Steel class A common shares that Mittal Steel will issue as consideration in the merger. The Mittal Steel class A common shares that will be issued as consideration in the merger have been approved for listing by the New York Stock Exchange, subject to official notice of effectiveness of the merger. Listing and trading of the Mittal Steel class A common shares that will be issued as consideration in the merger will commence on the New York Stock Exchange on the date of effectiveness of the merger, which is expected to be on or around April [          ], 2005, and on Euronext Amsterdam on the first trading day immediately following the date of effectiveness of the merger.

Delisting and Deregistration of ISG Common Stock after the Merger

      Following completion of the merger, ISG common stock will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act.

Letter of Understanding with the United Steelworkers of America

      In connection with the merger, on October 24, 2004 the LNM Group (consisting of Ispat International and LNM Holdings), ISG and the USWA, executed a letter of understanding in which the USWA agreed to support the merger and to waive its right of first refusal under the ISG collective bargaining agreement. The parties also agreed, among other things, that:

•	LNM Holdings, Ispat International and ISG will fully consult with and solicit the advice and involvement of the USWA regarding the acquisition of LNM Holdings and the merger;

•	subject to the reasonable and timely approval of the USWA (such approval not to be unreasonably withheld) and the company’s board of directors, the company would aggressively pursue acquisitions in certain strategic areas;

•	to facilitate such growth, a strategic committee would be established, such committee to be comprised of the Chairman of the company and two individuals designated by the Chairman of the company which may include the Vice Chairman of LNM Holdings and the senior official responsible for U.S. operations, the USWA’s International President and two individuals designated by the USWA’s International President;

•	two USWA designees would join the board of directors of the company in the merger;

•	upon completion of the acquisition of LNM Holdings and the merger, the ISG collective bargaining agreement with the USWA will be adapted, subject to ratification, to the Inland plants and the Inland employees will be covered under the ISG collective bargaining agreement with the USWA, as amended to include the terms agreed to pursuant to such letter of understanding and any other adjustments regarding Inland employees negotiated by the parties and consistent with the principles set forth under ISG’s current collective bargaining agreement; and

•	during the term of the collective bargaining agreement, the company will maintain substantially all of the current steelmaking capacity at Inland Indiana Harbor Works.

THE MERGER AGREEMENT

      The following is a summary description of the material provisions of the merger agreement among Mittal Steel, Park Acquisition Corp. and ISG. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/ prospectus and incorporated herein by reference. We urge you to read the full text of the merger agreement in its entirety for a more complete description of the terms and conditions of the merger agreement as it is the legal document that governs the merger.

Structure of the Merger

      Unless the alternative structure described below under “THE MERGER AGREEMENT — Tax Adjustment and Alternative Structure” beginning on page 84 is implemented, at the effective time of the merger, ISG will be merged with and into Park Acquisition Corp. Park Acquisition Corp. will continue as the surviving company and as a wholly owned subsidiary of Mittal Steel.

Closing and Effective Time of the Merger

      The closing of the merger will take place as promptly as practicable after all the conditions to the merger described below under “THE MERGER AGREEMENT — Conditions of the Merger” beginning on page 98 are satisfied or waived. The merger will become effective at the time Mittal Steel and ISG file a certificate of merger with the Secretary of State of the State of Delaware.

Merger Consideration

      Pursuant to the merger agreement, as of the effective time of the merger, each issued and outstanding share of ISG common stock not owned by Park Acquisition Corp., Mittal Steel, or any direct or indirect wholly owned subsidiary of Mittal Steel or ISG or held in the treasury of ISG, will be cancelled and converted automatically into the right to receive the merger consideration. Each ISG stockholder shall have a right to make an election to receive the merger consideration in the form of cash consideration, stock consideration or a combination of cash consideration and stock consideration, in each case, subject to proration or adjustment based on tax considerations as explained below under “THE MERGER AGREEMENT — Oversubscription for Cash or Stock” beginning on page 84 and “THE MERGER AGREEMENT — Tax Adjustment and Alternative Structure” beginning on page 84.

      The cash consideration is $42.00, without interest, per share of ISG common stock. The stock consideration is a fraction of Mittal Steel class A common shares, based on an exchange ratio, that will vary, and is subject to a collar setting both a floor and a ceiling on the number of Mittal Steel class A common shares into which each share of ISG common stock will be converted. The exchange ratio is equal to the quotient determined by dividing $42.00 by the average of the per share closing prices of Mittal Steel class A common shares on the New York Stock Exchange during the 20 consecutive trading days ending on (and including) the trading day that is two days prior to the date of the effective time of the merger. The exchange ratio is subject to a collar such that, if the average trading price of Mittal Steel class A common shares is equal to or greater than the floor of approximately $34.50 per share and equal to or less than the ceiling of approximately $43.81 per share, then each share of ISG common stock will be exchanged for an amount of Mittal Steel class A shares equal to $42.00. However, if the average trading price of Mittal Steel class A common shares is less than the floor of approximately $34.50 per share, then each share of ISG common stock will be exchanged for 1.21740 Mittal Steel class A common shares, regardless of the value of those shares. If the average trading price of Mittal Steel class A common shares is greater than the ceiling of approximately $43.81 per share, then each share of ISG common stock will be exchanged for 0.95865 Mittal Steel class A common shares, regardless of the value of those shares. If an ISG stockholder elects to receive a combination of cash consideration and stock consideration, a mixed consideration election, such ISG stockholder must designate the number of such stockholder’s shares of ISG common stock that such ISG stockholder would like to convert into the cash consideration and into the stock consideration. Any shares of ISG common stock designated as cash consideration and stock consideration pursuant to an election of mixed consideration will be treated under the relevant conversion mechanisms described for cash consideration and stock consideration described above in this paragraph.

Oversubscription for Cash or Stock

      Pursuant to the merger agreement and subject to any adjustments for tax reasons (as described below under “THE MERGER AGREEMENT — Tax Adjustment and Alternative Structure”), as of the effective time 50% of all outstanding shares of ISG common stock will be converted into cash and 50% of all outstanding shares of ISG common stock will be converted into Mittal Steel class A common shares. However, despite such terms set forth in the merger agreement, it is possible that ISG stockholders, as a group, either may submit elections to convert more than 50% of the outstanding shares of ISG common stock into cash or to convert more than 50% of the outstanding shares of ISG common stock into Mittal Steel class A common shares. Therefore, the merger agreement also provides that, if either the cash portion or the stock portion of the merger consideration is oversubscribed, then an equitable pro rata adjustment will be made to ensure that 50% of the outstanding shares of ISG common stock are converted into cash and 50% are converted into Mittal Steel class A common shares.

      For example, if the aggregate number of shares of ISG common stock for which an election is made to receive cash consideration amounts to more than 50% of the total merger consideration, then each share of ISG common stock as to which an election was submitted to be converted into $42.00 in cash will, instead, be converted into an amount of cash that is equal to less than $42.00 plus a number of Mittal Steel class A common shares, each as calculated in accordance with the formula set forth in section 2.01(e) of the merger agreement. Similarly, if the aggregate number of shares of ISG common stock for which an election is made to receive stock consideration amounts to more than 50% of the total merger consideration, then each share of ISG common stock as to which an election was submitted to be converted into Mittal Steel class A common shares will, instead, be converted into a smaller number of Mittal Steel class A common shares plus an amount of cash, each as calculated in accordance with the formula set forth in section 2.01(g) of the merger agreement.

Tax Adjustment and Alternative Structure

      It is intended for the merger to qualify as a “reorganization” within the meaning of the Internal Revenue Code and, therefore, be tax free for ISG stockholders except to the extent of any cash received in the merger. Under the Internal Revenue Code, however, the merger might not qualify as such a reorganization if, among other things, on the closing date of the merger, the total value of Mittal Steel class A common shares that ISG stockholders receive does not represent at least 42.5% of the value of the Total Consideration — including Mittal Steel class A common shares, cash and any other amounts treated as consideration in connection with the merger for purposes of the Internal Revenue Code — that ISG stockholders receive in connection with the merger. Assuming that there are 100,035,950 shares of ISG common stock outstanding at the effective time of the merger and thus 50% of such shares are converted into Mittal Steel class A common shares, this condition would not be met if the share price of Mittal Steel class A common shares as measured at the effective time of the merger falls below approximately US$ 25.50.(1)

      To prevent this from happening, if the value of the Mittal Steel class A common shares received by ISG stockholders would otherwise be less than 42.5% of the value of the Total Consideration, Mittal Steel in its sole and absolute discretion may increase the amount of stock consideration so that the total value of Mittal Steel class A common shares that ISG stockholders receive represents at least 42.5% of the value of the Total Consideration. Any increase in stock consideration would effectively result in an increase in the exchange ratio reflecting the fraction of Mittal Steel class A common shares that one share of ISG common stock would

      1 This calculation further assumes that there is no other consideration received by ISG stockholders as consideration in connection with the merger other than as described under “THE MERGER, AGREEMENT — Merger Consideration” that would be included in Total Consideration as such term is defined under the Internal Revenue Code.

otherwise convert into. The increase in stock consideration would thus be allocated on a pro rata basis among ISG stockholders receiving stock consideration (based on the number of shares of ISG common stock being converted into Mittal Steel class A common shares). Mittal Steel would make any such determination no later than the date of the effective time of the merger, which is three days prior to the deadline for ISG stockholders to make the election as to the form of consideration that they wish to receive, as further described in “THE MERGER AGREEMENT — Election Procedures” beginning on page 85.

      If taking into account any such aforementioned increase, the value of the Mittal Steel class A common shares received by ISG stockholders would be less than 42.5% of the value of the Total Consideration on the closing date or either Mittal Steel or ISG fails to receive the applicable tax opinions from its outside counsel regarding the qualification of the merger under certain provisions of the Internal Revenue Code, as further described under “THE MERGER AGREEMENT — Conditions of the Merger” beginning on page 98, Mittal Steel will effect the acquisition of ISG pursuant to a “reverse-subsidiary merger” structure in which Park Acquisition Corp. will instead merge with and into ISG and ISG will continue as the surviving company of the merger and as a wholly owned subsidiary of Mittal Steel.

Election Procedures

      Copies of the form of election will be mailed to record holders of shares of ISG common stock not less than 30 days prior to the effective time of the merger and made available to persons who become record holders after the date of such mailing but not later than the close of business on the seventh business day prior to the effective time of the merger. The form of election will also be posted on ISG’s website at www.intlsteel.com. To be effective, a form of election must be received by the exchange agent by the election deadline which is 5:00 p.m., New York City time, on the third day after the effective time of the merger. A record holder of ISG common stock who holds such shares as nominee or trustee or in another representative capacity may submit multiple forms of election; provided that such representative certifies that each such form of election covers all the shares of ISG common stock held by such representative for a particular beneficial owner. All elections made by an ISG stockholder may be revoked in writing until the election deadline specified above.

      Upon a determination by Mittal Steel or the exchange agent that a form of election was received after the election deadline or otherwise improperly made, any shares subject to such an untimely or improperly made election will be treated as if no election has been made with respect to such shares. Mittal Steel may treat any shares of ISG common stock with respect to which either no election has been made or an election has been deemed not to have been made, as either cash election shares or stock election shares, in its sole discretion, unless the treatment would impact the tax consequences of the merger.

Cancellation of Shares

      As of the effective time of the merger, each share of ISG common stock will be automatically cancelled and no shares of ISG common stock will be outstanding. Each share of ISG common stock held by ISG in treasury, or held by Park Acquisition Corp., Mittal Steel or any wholly owned subsidiary of Mittal Steel or ISG, immediately prior to the effective time will cease to have any stockholder rights and such shares will not be exchangeable for cash, Mittal Steel class A shares or any other consideration. Each share of ISG common stock held by any other ISG stockholder will cease to have any stockholder rights, except for the right to receive the merger consideration of cash, Mittal Steel class A common shares or a combination of cash and Mittal Steel class A common shares.

Exchange Agent

      Mittal Steel will deposit with an exchange agent, designated by Mittal Steel and reasonably satisfactory to ISG, cash and certificates representing Mittal Steel class A common shares to be issued as merger consideration, from time to time, as required to make payments in respect of the cash consideration and payments in lieu of any fractional shares and the stock consideration (as further described below under “THE MERGER AGREEMENT — Procedures for Exchange of Certificates; No Fractional Shares”).

Procedures for Exchange of Certificates; No Fractional Shares

      As promptly as practicable after the effective time of the merger, the exchange agent will mail a transmittal letter to each former record holder of ISG common stock. The transmittal letter will contain instructions with respect to the surrender of certificates previously representing shares of ISG common stock to be exchanged for certificates representing Mittal Steel class A common shares, cash in respect of any cash consideration the ISG stockholder is entitled to receive in the merger and any cash the ISG stockholder is entitled to receive in place of fractional Mittal Steel class A common shares to which the stockholder would otherwise have been entitled to receive under the merger agreement.

      ISG STOCKHOLDERS SHOULD NOT FORWARD ISG STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. ISG STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR WITH THE ENCLOSED FORM OF ELECTION.

      ISG stockholders who surrender their ISG stock certificates to the exchange agent, together with a properly completed and validly executed letter of transmittal and such other documents as may be required, will be entitled to receive a certificate representing the number of whole Mittal Steel class A common shares into which their shares of ISG common stock have been converted in the merger, cash in respect of any cash consideration the ISG stockholder is entitled to receive in the merger and any cash the ISG stockholder is entitled to receive in place of fractional Mittal Steel class A common shares to which the ISG stockholder would otherwise have been entitled to receive under the merger agreement.

      Mittal Steel will not issue fractional Mittal Steel class A common shares in the merger and fractional share interests will not entitle the owner of such fractional interest to vote or to any other rights of a shareholder of Mittal Steel. Instead, each holder of a fractional share interest will receive from Mittal Steel an amount in cash (without interest and subject to applicable withholding taxes) equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled, by the average of the per share closing prices of Mittal Steel class A common shares on the New York Stock Exchange during the 20 consecutive trading days ending on (and including) the trading day that is two days prior to the date of the effective time of the merger. However, if this procedure would have an adverse effect on the qualification of the merger as a reorganization, an alternative procedure will be adopted under which fractional shares will be distributed and sold.

      Mittal Steel will not pay any dividends or other distributions to any holder of an ISG common stock certificate in respect of Mittal Steel class A common shares into which the shares of ISG common stock represented by such ISG stock certificate has been converted until such ISG stock certificate has been properly surrendered to the exchange agent. At the time of surrender, the new Mittal Steel shareholder will be paid the amount of any cash payable with respect to the fractional Mittal Steel class A common shares to which such holder is entitled and the amount of dividends or other distributions that have been paid with respect to such shares since the effective time of the merger.

Treatment of ISG Stock Options and Stock Appreciation Rights

      At the effective time of the merger, each option to acquire shares of ISG common stock then outstanding under ISG’s 2002 stock option plan (whether or not exercisable and whether or not vested) will be, in settlement of such option, converted into an amount (subject to any applicable withholding tax) in cash equal to the difference between $42.00 and the exercise price per share of ISG common stock, to the extent such difference is a positive number. Under the terms of the merger agreement, at the effective time of the merger, following the cash settlement of each ISG option, each outstanding and unexercised stock option under the ISG 2002 stock option plan will be cancelled and the holder of such option will have no further rights in respect of any such options.

      Under the terms of the merger agreement, each stock appreciation right granted by ISG under ISG’s managers incentive plan which is outstanding or unsatisfied immediately prior to the effective time of the merger will be converted at the effective time of the merger into a right or award measured by the value of a number of shares of Mittal Steel class A common shares, on the same terms and conditions as were applicable under the ISG stock appreciation rights, except that:

•	the terms and conditions of the converted right will take into account any adjustments provided for in ISG’s managers incentive plan or in any related award agreement that are triggered by the merger agreement or the transactions contemplated by the merger agreement;

•	each converted stock appreciation right will be measured by the number of shares of ISG common stock by which such ISG stock appreciation right would have otherwise been measured multiplied by the number of whole Mittal Steel class A common shares an ISG stockholder would be entitled to receive for one share of ISG common stock as stock consideration in the merger; and

•	the exercise price by which each converted stock appreciation right is measured will be equal to the exercise price by which such stock appreciation right would have been otherwise measured divided by the number of Mittal Steel class A common shares an ISG stockholder would be entitled to receive for one share of ISG common stock as stock consideration in the merger; provided that the maximum value of each such converted stock appreciation right will not exceed the maximum value of the related unconverted ISG stock appreciation right.

Representations and Warranties

Representations and Warranties of ISG

      The merger agreement contains a number of customary representations and warranties relating to each of the parties and its ability to complete the merger. Among others, ISG made representations and warranties to Mittal Steel and Park Acquisition Corp. regarding:

•	organization and qualification to do business,

•	subsidiaries,

•	certificate of incorporation and by-laws,

•	capitalization,

•	corporate authority to enter into the merger agreement,

•	absence of a breach of ISG’s Certificate of Incorporation and Bylaws, applicable laws or other agreements entered into by ISG as a result of entering into the merger agreement or the transactions contemplated by the merger agreement,

•	governmental consents, approvals, authorizations, permits, filings and notifications required in connection with the transactions contemplated by the merger agreement,

•	possession of franchises, grants, authorizations, licenses, permits, easements, approvals and orders required to operate ISG’s business,

•	compliance with laws,

•	SEC filings, financial statements and internal controls and procedures,

•	absence of certain changes and events since December 10, 2003,

•	absence of litigation,

•	employee benefit plans,

•	labor and employment matters,

•	real property and leases,

•	intellectual property,

•	tax matters,

•	environmental matters,

•	inventories,

•	material contracts,

•	insurance,

•	approval of the ISG board of directors and the required ISG stockholder vote,

•	certain unlawful business practices,

•	absence of interested party transactions since December 10, 2003,

•	opinion of financial advisors, and

•	brokers.

      The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Representations and Warranties of Mittal Steel and Park Acquisition Corp.

      Among others, Mittal Steel and Park Acquisition Corp., where applicable, made representations and warranties to ISG regarding:

•	organization and qualification to do business,

•	subsidiaries,

•	organizational documents,

•	capitalization,

•	corporate authority to enter into the merger agreement,

•	absence of a breach of Mittal Steel’s Deed of Incorporation or Articles of Association, Park Acquisition Corp.’s Certificate of Incorporation or By-laws, applicable laws or other agreements entered into by Mittal Steel as a result of entering into the merger agreement or the transactions contemplated by the merger agreement,

•	governmental consents, approvals, authorizations, permits, filings and notifications required in connection with the transactions contemplated by the merger agreement,

•	possession of franchises, grants, authorizations, licenses, permits, easements, approvals and orders required to operate Mittal Steel’s business,

•	compliance with laws,

•	SEC filings, financial statements and internal controls and procedures,

•	absence of certain changes and events since December 31, 2003,

•	absence of litigation,

•	the acquisition agreement between Ispat International and The Richmond Investment Holdings Limited related to the acquisition of the shares of LNM Holdings,

•	labor and employment matters,

•	operations of Park Acquisition Corp.,

•	tax matters,

•	approval of the Mittal Steel board of directors and the required Mittal Steel shareholder vote,

•	certain unlawful business practices,

•	absence of interested party transactions since December 31, 2003, and

•	brokers.

      The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Material Adverse Effect

      Certain of the representations and warranties of each party are qualified by a material adverse effect standard.

ISG Material Adverse Effect

      With respect to ISG, a material adverse effect is any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of ISG and its subsidiaries taken as a whole or prevent or materially delay the completion of any of the transactions contemplated by the merger agreement or otherwise prevent or materially delay ISG from performing its obligations under the merger agreement, subject to certain exceptions for:

•	changes in general economic conditions, or

•	general changes in the industry of manufacturing, processing, selling, marketing and distributing steel in which ISG and its subsidiaries operate, in each case, that do not have a disproportionate effect (relative to other industry participants) on ISG and its subsidiaries, taken as a whole.

Mittal Steel Material Adverse Effect

      With respect to Mittal Steel, a material adverse effect is any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Mittal Steel and its subsidiaries (including LNM Holdings following the closing of the transactions contemplated by the LNM Holdings acquisition agreement) taken as a whole or (ii) prevent or materially delay the completion of any of the transactions contemplated by the merger agreement or otherwise prevent or materially delay Mittal Steel from performing its obligations under the merger agreement, subject to certain exceptions for:

•	changes in general economic conditions, or

•	general changes in the industry of manufacturing, processing, selling, marketing and distributing steel in which Mittal Steel and its subsidiaries operate, in each case, that do not have a disproportionate effect (relative to other industry participants) on Mittal Steel and its subsidiaries, taken as a whole.

Conduct of Business Pending the Merger

Conduct of Business of ISG Pending the Merger

      ISG has agreed that, between October 24, 2004 and the effective time of the merger, except as set forth in ISG’s disclosure schedule to the merger agreement, or as expressly contemplated by any other provision of the merger agreement, unless Mittal Steel consents in writing, which consent may not be unreasonably withheld or delayed:

•	the businesses of ISG and its subsidiaries will be conducted only in, and ISG and its subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

•	ISG will use its reasonable best efforts to preserve substantially intact the business organization of ISG and its subsidiaries, to keep available the services of the key current officers, employees and consultants of ISG and its subsidiaries and to preserve the current relationships of ISG and its subsidiaries with material customers, suppliers and other persons with which ISG or any of its subsidiaries has significant material business relations.

      More specifically, except as expressly contemplated by any other provision of the merger agreement or as set forth in ISG’s disclosure schedule to the merger agreement, neither ISG nor any of its subsidiaries will, between October  24, 2004 and the effective time of the merger, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Mittal Steel, which may not be unreasonably withheld or delayed:

•	amend or otherwise change its certificate of incorporation or by-laws;

•	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of,

•	any shares of any class of capital stock of ISG or any of its material subsidiaries, or any options (except upon exercise of existing stock options), warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of ISG or any of its material subsidiaries or

•	any assets of ISG or any of its material subsidiaries, except for (w) granting of permitted liens in the ordinary course of business and in a manner consistent with past practice, (x) sales, pledges, disposals or encumbrances of assets not involving $25 million in the aggregate, (y) sales of inventory in the ordinary course of business, and (z) sales of certain assets listed on ISG’s disclosure schedule to the merger agreement after written notice to, and reasonable consultation with, Mittal Steel;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of ISG’s capital stock;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of ISG’s capital stock;

•	(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or other assets or other business combination) any corporation, partnership, other business organization or any division thereof or, except as permitted by sub-clause (C) of this provision, any amount of assets in excess of $25 million in the aggregate, (B) incur any indebtedness for borrowed money or issue any debt securities in excess of $25 million in the aggregate or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person other than any subsidiary of ISG, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice, or (C) authorize, or make any commitment with respect to any individual capital expenditure in excess of $5 million, other than authorizations and commitments with respect to capital expenditures that are made or entered into after written notice to, and reasonable consultation with, Mittal Steel;

•	hire any additional employees except in the ordinary course of business and consistent with past practices or increase the compensation payable or to become payable or the benefits provided to its directors or officers, except as required by law or existing agreement, or increase the compensation payable or to become payable or the benefits to be provided to its employees, except for an increase as set forth in ISG’s disclosure schedule to the merger agreement in salaries or wages of employees of ISG or any of its subsidiaries who are not directors or officers of ISG or any material subsidiary of ISG, or, except as required by law or any existing agreement or plan, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or, except in the ordinary course of business, any employee of ISG or of any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or group of employees;

•	(A) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any options under ISG’s 2002 stock option plan as a result of the merger, any other change of control of ISG (as defined in such stock option plan) or otherwise or (B) exercise its discretion with respect to or otherwise amend, modify or supplement ISG’s stock purchase plan;

•	take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as required by U.S. GAAP or applicable law;

•	except in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, settle or compromise any material tax liability, consent to any claim or assessment relating to a material amount of taxes or any waiver of the statute of limitations, change any method of tax accounting, or file any amended tax return or claim for refund of material taxes;

•	commence, settle, pay, discharge or satisfy any actions, claims, liabilities or obligations in excess of $20 million in the aggregate, other than the payment, discharge or satisfaction of obligations other than actions in the ordinary course of business and consistent with past practice;

•	enter into, amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of ISG’s or any of its subsidiaries’ material rights under any such contract, other than in the ordinary course of business and consistent with past practice;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

•	enter into any binding agreement or otherwise make a commitment to do any of the foregoing.

Conduct of Business of Mittal Steel Pending the Merger

      Mittal Steel has agreed that, between October 24, 2004 and the effective time of the merger, except as set forth in Mittal Steel’s disclosure schedule to the merger agreement, or as expressly contemplated by any other provision of the merger agreement, unless ISG consents in writing, which may not be unreasonably withheld or delayed:

•	the businesses of Mittal Steel and its subsidiaries will be conducted only in, and Mittal Steel and its subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

•	Mittal Steel will use its reasonable best efforts to preserve substantially intact the business organization of Mittal Steel and its subsidiaries, to keep available the services of the key current officers, employees and consultants of Mittal Steel and its subsidiaries and to preserve the current relationships of Mittal Steel and its subsidiaries with material customers, suppliers and other persons with which Mittal Steel or any of its subsidiaries has material business relations.

      More specifically, except as expressly contemplated by any other provision of the merger agreement or as set forth in Mittal Steel’s disclosure schedule to the merger agreement, between October 24, 2004 and the earlier of the termination of the merger agreement and the effective time of the merger, neither Mittal Steel nor any of its subsidiaries will, directly or indirectly, without the prior written consent of ISG, which may not be unreasonably withheld or delayed:

•	issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of capital stock of Mittal Steel, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of Mittal Steel except pursuant to the terms of the LNM Holdings acquisition agreement or in exchange for fair market value;

•	declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of Mittal Steel’s capital stock other than as set forth on Mittal Steel’s disclosure schedule (such disclosure schedule includes an exception for a declared and at the time unpaid dividend of LNM Holdings in the amount of $2 billion), reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of Mittal Steel’s capital stock;

•	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or other assets or other business combination) any corporations, partnerships, other business organizations or any divisions thereof or any material amount of assets in one or more transactions involving consideration in excess of $1.5 billion in the aggregate;

•	directly or indirectly take, or propose to take, without ISG’s prior written consent, any action with the intent to cause Mittal Steel’s representations and warranties described above under “THE MERGER AGREEMENT — Representations and Warranties” beginning on page 87 to be untrue in any material respect;

•	amend, modify or waive any closing condition or financial term of the LNM Holdings acquisition agreement in a manner that would adversely affect Ispat International’s rights thereunder;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets in excess of $1.5 billion in the aggregate;

•	amend or otherwise change Mittal Steel’s Deed of Incorporation (akte van oprichting) or Articles of Association (statuten) except as required by the transactions contemplated by the LNM Holdings acquisition agreement or the actions authorized pursuant to the shareholder vote to be taken in connection with such agreement; or

•	enter into any formal binding agreement or otherwise make a commitment to do any of the foregoing.

Additional Agreements

Registration Statement on Form F-4; Proxy Statement/ Prospectus

      The merger agreement requires Mittal Steel and ISG to prepare and file with the SEC as promptly as practicable after the execution of the merger agreement a proxy statement to be sent to the stockholders of ISG relating to the meeting of the ISG stockholders to be held to consider approval and adoption of the merger agreement. In addition, the merger agreement requires Mittal Steel to prepare and file with the SEC a registration statement on Form F-4 in which the ISG proxy statement will be included as a prospectus, in connection with the registration under the Securities Act of the Mittal Steel class A common shares to be issued to the ISG stockholders pursuant to the merger.

      Mittal Steel and ISG each must use its reasonable best efforts to cause the registration statement on Form F-4 to become effective as promptly as practicable. As promptly as practicable after the registration statement on Form F-4 becomes effective, ISG is required to mail the proxy statement related to the merger to its stockholders. Pursuant to the merger agreement, Mittal Steel and ISG each makes certain representations and warranties to the other concerning the accuracy of the information supplied in connection with the preparation of the proxy statement and the registration statement on Form F-4 to be filed with the SEC as of the date on which the document becomes effective and is mailed to the ISG stockholders, in each case related to the merger. Each party has also agreed to inform the other of any changes in the information provided to the other that would require an amendment or supplement to such filings.

Shareholder Circular/ Prospectus

      As promptly as practicable after the execution of the merger agreement and prior to the effective time, Mittal Steel will also prepare a shareholder circular in connection with the approval of the transactions contemplated by the merger agreement by its shareholders and will prepare a prospectus to be made available by Mittal Steel after clearance is received from Euronext Amsterdam in connection with such transactions in addition to the prospectus that was filed with Euronext Amsterdam on November 18, 2004 in conjunction with the acquisition of LNM Holdings. Mittal Steel will use its reasonable best efforts to cause the prospectus to be cleared as promptly as practicable by Euronext Amsterdam. Mittal Steel and ISG each makes certain representations and warranties to the other concerning the accuracy of the information supplied in connection with the preparation of the shareholder circular and the prospectus. Each party has also agreed to inform the other of any changes in the information provided to the other that would require an amendment or supplement to such filings.

ISG Stockholders Meeting

      ISG has agreed to call and hold a meeting of the holders of ISG common stock for the purpose of voting upon the adoption of the merger agreement and must use its reasonable best efforts to hold such meeting as soon as practicable after the date on which the F-4 registration statement becomes effective. However, under the terms of the merger agreement, ISG is specifically not required to hold such stockholders’ meeting prior to December 23, 2004. Subject to the terms of the merger agreement, ISG must use its reasonable best efforts to solicit from the ISG stockholders proxies in favor of the adoption of the merger agreement and take all other action necessary or advisable to secure the required stockholder vote except in the case where the ISG board of directors withdraws or modifies its recommendation subject to the conditions to such withdrawal or modification described below under “THE MERGER AGREEMENT — Additional Agreements — No Solicitation of Transactions; Fiduciary Termination Right”.

Mittal Steel Shareholders Meeting

      Mittal Steel must also call and hold a general meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and must use its reasonable best efforts to hold such meeting as promptly as practicable after the date on which the prospectus is approved by Euronext Amsterdam.

No Solicitation of Transactions; Fiduciary Termination Right

      Pursuant to the merger agreement, neither ISG nor any of its subsidiaries nor any of their respective directors, officers or employees will, nor will ISG authorize or permit either its or its subsidiaries’ agents, advisors and other representatives, to directly or indirectly:

•	solicit (including by way of furnishing nonpublic information), or take any other action intended or reasonably likely to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the ISG stockholders) that constitutes, or may reasonably be expected to lead to, any “Competing Transaction” (as defined in the merger agreement and described below), or

•	enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a “Competing Transaction”, or

•	agree to, approve, endorse or recommend any “Competing Transaction” or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any “Competing Transaction”, or

•	authorize or permit any of the officers, directors or employees of ISG or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by ISG or any of its subsidiaries, to take any such action.

      In addition, ISG will notify Mittal Steel as promptly as practicable (and in any event within one day after an executive officer of ISG attains knowledge thereof), orally and promptly thereafter in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a “Competing Transaction” is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact. ISG will provide Mittal Steel with forty-eight hours’ prior notice (or such lesser prior notice as is provided to the members of the ISG board of directors) of any meeting of the ISG board of directors at which the board is expected to discuss any “Competing Transaction”.

      Fiduciary Termination Right. However, the merger agreement provides that the ISG board of directors may furnish information to, and enter into discussions with, a person who has made an unsolicited, written proposal or offer regarding a “Competing Transaction”, if the ISG board of directors has:

•	determined, in its good faith judgment (after consultation with a financial advisor), that such proposal or offer constitutes a “Superior Proposal” (as defined in the merger agreement and described below),

•	provided written notice to Mittal Steel of its intent to furnish information to or enter into discussions with such person at least three business days prior to taking any such action, and

•	obtained from such person an executed confidentiality agreement on terms not substantially less favorable to ISG in the aggregate than those contained in the confidentiality agreement, dated September 28, 2004, between Mittal Steel and ISG.

      A “Competing Transaction” is defined in the merger agreement as any of the following (other than the transactions contemplated by the merger agreement):

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving ISG or any of its material subsidiaries;

•	any sale, lease, exchange, transfer or other disposition (including a disposition of stock of one or more of ISG’s subsidiaries) of 15% or more of the assets of ISG and its subsidiaries taken as a whole;

•	any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of ISG or any of its material subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of ISG’s equity securities;

•	any solicitation in opposition to adoption of the merger agreement by the ISG stockholders; or

•	any other transaction the completion of which would reasonably be expected to prevent or materially delay any of the transactions contemplated by the merger agreement.
      In addition, under the terms of the merger agreement, ISG will use its reasonable best efforts to keep Mittal Steel informed on a reasonably prompt basis of the status of any negotiations it enters into regarding a “Superior Proposal”, including any material amendments or proposed material amendments to such a proposal. ISG will also provide Mittal Steel with all information regarding ISG that is provided to any person making a “Superior Proposal” to the extent such information has not previously been provided to Mittal Steel.

      A “Superior Proposal” is defined in the merger agreement as an unsolicited written proposal or offer made by a third party to consummate any of the following transactions:

•	a merger, consolidation, share exchange, business combination or other similar transaction involving ISG pursuant to which the ISG stockholders immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, or

•	the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving ISG), directly or indirectly, of ownership of more than 50% of the then outstanding shares of ISG voting stock, in each case on pricing and other terms (including conditions to completion of such contemplated transaction) that the ISG board of directors determines, in its good faith judgment (after consultation with a financial advisor), to be more favorable to the ISG stockholders than the merger being contemplated pursuant to the merger agreement.

      Except as otherwise permitted by the merger agreement as described above, the ISG board of directors may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Mittal Steel or Park Acquisition Corp., its recommendation in favor of the merger, or approve or recommend, or cause or permit ISG to enter into any letter of intent, agreement or obligation with respect to, any “Competing Transaction”.

However, if the ISG board of directors determines, in its good faith judgment prior to an ISG stockholders’ meeting required to adopt the merger agreement and after consultation with legal counsel, that it is required to change its recommendation to comply with its fiduciary obligations to ISG and its stockholders under applicable law, the ISG board of directors may change its recommendation or terminate the merger agreement to accept a “Superior Proposal”, but only, in the case of termination of the merger agreement, to accept a “Superior Proposal”:

•	after providing written notice to Mittal Steel of the “Superior Proposal” specifying the material terms and conditions of such proposal and the identity of the person making such proposal and indicating that the ISG board of directors intends to consider whether to change its recommendation regarding the merger; and

•	if Mittal Steel does not make an offer within three business days of its receipt of notice of a “Superior Proposal” that the ISG board of directors determines in its good faith judgment (after consultation with a financial advisor) to be at least as favorable to the ISG stockholders as the “Superior Proposal”.

      In addition, under the merger agreement, ISG is prohibited from submitting to the vote of the ISG stockholders any “Competing Transaction”, or proposing to do so, except as expressly permitted in the merger agreement.

      Directors’ and Officers’ Indemnification and Insurance. The merger agreement requires the certificate of incorporation and bylaws of the surviving company of the merger to contain indemnity provisions at least as favorable as those of ISG’s Certificate of Incorporation prior to the merger. These indemnity provisions may not be amended, repealed or otherwise modified for six years following the merger’s closing in any way, except as required by law, that may adversely affect the rights of individuals who were directors, officers, employees, fiduciaries, or agents of ISG at the time of the merger’s closing.

      After the merger’s closing, in the event of any threatened or actual civil, criminal or administrative claim, action, suit, proceeding or investigation, including in which any individual who is now, or has been at any time prior to the date of the merger agreement, or whom becomes prior to the merger’s closing, a director, officer or employee of ISG or any of ISG’s subsidiaries or who is or was serving at the request of ISG or any of ISG’s subsidiaries as a director, officer or employee of another person, is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, (i) the fact that the individual is or was a director, officer or employee of ISG or any of ISG’s subsidiaries or, (ii) this merger agreement or any of the transactions contemplated by this merger agreement, whether asserted or arising before or after the merger’s closing, the surviving company of the merger will indemnify, defend and hold harmless, those individuals against those claims, actions or suits or proceedings, to the fullest extent that would be permitted under the DGCL (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, action, suit, proceeding or investigation to each indemnified party) (assuming for purposes of applying any applicable limitations on indemnification under the DGCL that they were directors, officers or employees of the surviving company of the merger at the time of the relevant action or inaction). From and after the merger closing, the surviving company of the merger will fulfill and honor in all material respects the obligations of ISG to indemnify, defend and hold harmless, the individuals to be indemnified as provided in ISG’s Certificate of Incorporation and Bylaws in effect on the date of the merger agreement, and any indemnification agreement listed in Section 6.07(b) of the ISG disclosure schedule to the merger agreement; provided, however, to the extent any such matter arises out of service by any individual such as a director or officer of Mittal Steel or any Mittal Steel subsidiary as of or after the merger’s closing, the indemnity will be provided in accordance with Mittal Steel’s Deed of Incorporation and Articles of Association, as in effect from time to time, and any director and officer indemnification agreements between Mittal Steel and such person.

      In addition, the merger agreement provides that the surviving company of the merger must use its reasonable best efforts to maintain in effect for six years from the merger’s closing, if available, the directors’ and officers’ liability insurance policies maintained by ISG (or substitute policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to merger’s closing; provided, however, the surviving company of the merger is not required to expend more than an amount per year equal to 250% of current annual premiums paid by ISG for the insurance. If this insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, Mittal Steel is required to maintain policies of directors’ and officers’ insurance obtainable for an annual premium equal to the maximum premium.

      In the event that Mittal Steel or the surviving company of the merger or their respective successors or assigns

•	consolidates with or merges into any other person and is not the continuing or surviving company or entity in the consolidation or merger, or

•	transfers all or substantially all of its properties and assets to any person,

then, proper provision must be made so that the successor and assign of Mittal Steel or the surviving company of the merger, as the case may be, assumes responsibility and liability for the obligations set forth with respect to Mittal Steel or the surviving company of the merger, as the case may be.

Further Action; Reasonable Best Efforts

      The merger agreement contemplates that prior to the closing of the merger, ISG and Mittal Steel will use their reasonable best efforts to take all appropriate action necessary under applicable laws or otherwise to complete and make effective the merger, including using their reasonable best efforts to obtain all permits, consents and approvals of governmental authorities and parties to contracts with ISG as are necessary for the completion of the merger and to fulfill the conditions to the merger; provided that Mittal Steel will not be required to take any action, including entering into any consent decree, hold separate order or other arrangement, that:

•	requires the divestiture of any assets of any of Mittal Steel or any of its subsidiaries or limits Mittal Steel’s freedom of action with respect to, or its ability to retain, any of Mittal Steel’s or its affiliates’ assets or businesses, that, in any such case, if such action were to be taken with respect to a comparable amount of assets or businesses of ISG, would have a material adverse effect on ISG; or

•	requires the divestiture of any assets of any of ISG or any of its subsidiaries or limits Mittal Steel’s freedom of action with respect to, or its ability to retain, ISG and its subsidiaries or any of ISG and its subsidiaries’ assets or businesses that, in any such case, would have a material adverse effect of ISG.

     Certain Post-Closing Matters

      Following the effective time of the merger, Mittal Steel will cause the surviving company of the merger and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of ISG and its subsidiaries as in effect immediately prior to the effective time of the merger that are applicable to any current or former employees or directors of ISG or any of its subsidiaries.

     Certain Employee Benefits and Other Matters

      Promptly after the effective time of the merger, Mittal Steel will cause:

•	a member of the ISG board of directors designated by such board prior to the completion of the merger, after consultation with Mittal Steel, or, if no such individual is so designated, the chairman of the ISG board of directors, to be elected to the Mittal Steel board of directors; and

•	ISG’s Chief Executive Officer, to be made the chief executive officer for all of Mittal Steel’s U.S. operations;

provided, that if ISG’s then-current Chief Executive Officer no longer holds that position at the time of the closing, then Mittal Steel’s obligation will be solely to consult with the ISG board of directors prior to the closing before making any substitute appointment.

      In addition, the merger agreement provides that, on or prior to December 31, 2004, ISG will pay to each participant in ISG’s officer cash and stock bonus plan and the return on equity bonus program the participant’s bonus for the fiscal year ending December 31, 2004.

     ISG Affiliates

      Pursuant to the terms of the merger agreement, ISG delivered to Mittal Steel a list of persons who were, in ISG’s judgment, affiliates of ISG within the meaning of Rule 145 of the Securities Act. ISG will use its reasonable best efforts to deliver to Mittal Steel prior to the effective time of the merger an affiliate letter executed by each ISG affiliate. ISG affiliates will not be entitled to receive the stock portion of the merger consideration until the ISG affiliate has executed and delivered to Mittal Steel an affiliate letter.

     Reorganization

      The merger agreement is intended to constitute a “plan of reorganization” within the meaning of the Internal Revenue Code and, therefore to be tax free for ISG stockholders except to the extent of any cash received. Until the effective time of the merger, the parties to the merger agreement will use their reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of the Internal Revenue Code. In addition, the parties to the merger agreement acknowledge and agree that Mittal Steel will have the sole and absolute discretion to exercise its rights to increase the amount of stock consideration received by ISG stockholders in the merger or to effect the acquisition of ISG pursuant to a “reverse-subsidiary merger” structure, as further described under “THE MERGER AGREEMENT — Tax Adjustment and Alternative Structure” beginning on page 84.

     Sale and Charter

      Prior to the closing of the merger, ISG is required to consummate a transaction in which it transfers ownership of two shipping vessels used for shipping in the Great Lakes region of the United States to a third party approved by the U.S. Maritime Administration, and charters such vessels from the approved third party.

     Access to Information; Confidentiality

      Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Mittal Steel or ISG or any of their respective subsidiaries is a party or pursuant to applicable law, from the date of the merger agreement until the effective time of the merger, ISG has agreed to (and to cause its subsidiaries to):

•	provide to Mittal Steel and its representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of ISG and its subsidiaries and to the books and records thereof, including access to conduct any reasonable environmental assessment; and

•	furnish promptly to Mittal Steel such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of ISG and its subsidiaries as Mittal Steel or its representatives may reasonably request;

and Mittal Steel has agreed to (and will cause its subsidiaries to):

•	provide to ISG and its representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of Mittal Steel and its subsidiaries and to such entities’ books and records; and

•	furnish promptly to Mittal Steel such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Mittal Steel and its subsidiaries as is reasonably necessary in order for ISG to perform a due diligence review with respect to the representations, warranties and covenants provided to ISG pursuant to the merger agreement.

      All information obtained by Mittal Steel or ISG pursuant to this provision must be kept confidential in accordance with the confidentiality agreement, dated September 28, 2004, between Mittal Steel and ISG.

Conditions of the Merger

Conditions to the Obligations of ISG, Mittal Steel and Park Acquisition Corp.

      The obligations of ISG, Mittal Steel and Park Acquisition Corp. to complete the merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the transactions contemplated by the LNM Holdings acquisition agreement will have been completed on the terms set forth in such agreement, with such amendments as have been entered into with the approval of the parties to the acquisition agreement and ISG;

•	the registration statement on Form F-4 relating to the merger will have been declared effective by the SEC and no stop order suspending its effectiveness will have been issued by the SEC and no proceeding for that purpose will have been initiated by the SEC;

•	the merger agreement will have been adopted by the requisite affirmative vote of the stockholders of ISG in accordance with DGCL and ISG’s Certificate of Incorporation;

•	the merger agreement will have been adopted by the requisite affirmative vote of the shareholders of Mittal Steel in accordance with Section 2:107A of the Dutch Civil Code;

•	no governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award that will make the merger illegal or otherwise prohibit completion of the merger;

•	any waiting period (and any extension of such period) applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act will have expired or been terminated;

•	the Mittal Steel class A common shares to be issued in the merger will have been authorized for listing on the New York Stock Exchange and Euronext Amsterdam, subject to official notice of issuance; and

•	all applicable approvals to the extent required to be obtained from the European Commission, the member states of such commission, or any other country in which Mittal Steel or ISG operate which has jurisdiction over the merger or the transactions contemplated by the merger agreement will have been obtained.

      The parties currently expect that the only non-U.S. regulatory approval required for completion of the merger is approval under German law.

Conditions to the Obligations of Mittal Steel and Park Acquisition Corp.

      In addition, the obligations of Mittal Steel and Park Acquisition Corp. to complete the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	the representations and warranties of ISG contained in the merger agreement will have been true and correct when made and will be true and correct as of the effective time of the merger, with the same force and effect as if made as of the effective time (other than such representations and warranties as are made as of another date which will be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to “materially” (including the word “material”) or “Company Material Adverse Effect”) would not, individually or in the aggregate, have a material adverse effect with respect to ISG (as such term is summarized with respect to ISG under “THE MERGER AGREEMENT — Material Adverse Effect” beginning on page 89);

•	ISG will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger;

•	ISG will have delivered to Mittal Steel a certificate, dated the date of the closing of the merger, certifying as to the satisfaction of the conditions related to its representations and warranties and covenants described directly above;

•	no event, circumstance, change or effect will have occurred since the date of the merger agreement that, individually or in the aggregate with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of ISG and its subsidiaries taken as a whole; provided, however, that the scope of this condition will not include any event, circumstance, change or effect resulting from changes in general economic conditions, or general changes in the industry of manufacturing, processing, selling, marketing and distributing steel in which ISG and its subsidiaries operate that do not have a disproportionate effect (relative to other industry participants) on ISG and its subsidiaries, taken as a whole; and

•	Mittal Steel will have received the opinion of Shearman & Sterling LLP, counsel to Mittal Steel, based upon customary or reasonable representations and subject to customary or reasonable limitations and assumptions, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and each of Mittal Steel, Park Acquisition Corp. and ISG will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, which opinion will not have been withdrawn or modified in any material respect. The representations upon which the opinion is based will be provided in representation letters signed and dated the date of such opinion by an authorized officer of the representing entity, and will not have been withdrawn or modified in any material respect as of the effective time of the merger.

Conditions to the Obligations of ISG

      The obligations of ISG to complete the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	the representations and warranties of Mittal Steel and Park Acquisition Corp. contained in the merger agreement will have been true and correct when made and will be true and correct as of the effective time of the merger, with the same force and effect as if made as of the effective time (other than such representations and warranties as are made as of another date which will be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to “materially” (including the word “material”) or “Parent Material Adverse Effect”) would not, individually or in the aggregate, have a material adverse effect with respect to Ispat International (as such term is summarized with respect to Mittal Steel under “THE MERGER AGREEMENT — Material Adverse Effect”);

•	Mittal Steel and Park Acquisition Corp. will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger;

•	Mittal Steel will have delivered to ISG a certificate, dated the date of the closing of the merger, certifying as to the satisfaction of the conditions related to its representations and warranties and covenants described directly above;

•	ISG will have received the opinion of Jones Day, counsel to ISG, based upon customary or reasonable representations and subject to customary or reasonable limitations and assumptions, to the effect that, for U.S. federal income tax purposes,

•	either the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and each of Mittal Steel, Park Acquisition Corp. and ISG will be a party to the reorganization within the meaning of section 368(b) of the Internal Revenue Code, or the “Reverse-Subsidiary Merger” structure referred to under “THE MERGER AGREEMENT — Tax Adjustment and Alternative Structure” beginning on page 84, together with the acquisition of the shares of LNM Holdings, will qualify as transfers of property described in Section 351(a) (subject to Section 351(b)) of the Internal Revenue Code by The Richmond Investment Holdings Limited and each of ISG’s stockholders, and

•	the transfer of shares of ISG common stock by its stockholders will not be subject to Section 367(a)(1) of the Internal Revenue Code,

and such opinion will not have been withdrawn or modified in any material respect. The representations upon which the opinion is based will be provided in representation letters signed and dated the date of such opinion by an appropriate officer of the representing entity, and will not have been withdrawn or modified in any material respect as of the effective time of the merger; and

•	no event, circumstance, change or effect will have occurred since the date of the merger agreement that, individually or in the aggregate with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Mittal Steel and its subsidiaries taken as a whole, giving effect to the acquisition of LNM Holdings as if it had closed on the date of the merger agreement; provided, however that the foregoing provision will not include any event, circumstance, change or effect resulting from changes in general economic conditions, or general changes in the industry of manufacturing, processing, selling, marketing and distributing steel in which Mittal Steel and its subsidiaries operate that do not have a disproportionate effect (relative to other industry participants) on Mittal Steel and its subsidiaries taken as a whole.

Termination

Termination by Mutual Agreement

      The merger agreement may be terminated and the merger and the other transactions contemplated by the parties may be abandoned at any time prior to the effective time of the merger, despite any requisite adoption of the merger agreement by the stockholders of ISG or Mittal Steel by mutual written consent of ISG and Mittal Steel duly authorized by their respective boards of directors.

Termination by Either ISG or Mittal Steel

      The merger agreement may be terminated and the merger and the other transactions contemplated by the parties may be abandoned by either ISG or Mittal Steel at any time prior to the effective time of the merger, notwithstanding any requisite adoption of the merger agreement by the stockholders of ISG or Mittal Steel:

•	if the effective time of the merger has not occurred on or before April 30, 2005 (which date may be extended at the written request of either Mittal Steel or ISG for up to an additional sixty calendar days to the extent necessary to satisfy the conditions to the merger related to antitrust approvals specified in the merger agreement and described under “THE MERGER AGREEMENT — Conditions of the Merger — Conditions to the Obligations of ISG, Mittal Steel and Park Acquisition Corp.” beginning on page 98 and so long as all other conditions have been satisfied or will be capable of being satisfied); provided, however, that the right to terminate the merger agreement under this provision will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before such date; or

•	if any governmental authority in the United States or The Netherlands has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making completion of the merger or the transaction related to the acquisition of LNM Holdings illegal or otherwise preventing or prohibiting completion of the merger or such acquisition; or

•	if the merger agreement fails to receive the requisite vote for adoption at an ISG stockholders’ meeting or the Mittal Steel shareholders’ meeting, in each case related to the merger.

Termination by Mittal Steel

      The merger agreement may be terminated and the merger and the other transactions contemplated by the parties may be abandoned by Mittal Steel at any time prior to the effective time of the merger, notwithstanding any requisite adoption of the merger agreement by the stockholders of ISG or Mittal Steel:

•	if a “Company Triggering Event” (as defined below) has occurred; or

•	if the ISG board of directors withdraws, modifies or changes its recommendation relating to the merger in a manner adverse to Mittal Steel; or

•	upon a breach of any representation, warranty, covenant or agreement on the part of ISG contained in the merger agreement, or if any representation or warranty of ISG has become untrue, in either case such that the conditions to the merger related to ISG confirming the accuracy of ISG’s representations and warranties and its compliance with the covenants in the merger agreement described under “THE MERGER AGREEMENT — Conditions of the Merger — Conditions to the Obligations of Mittal Steel and Park Acquisition Corp.” beginning on page 98 would not be satisfied; provided, however, that, if such breach is curable by ISG, Mittal Steel may not terminate the merger agreement under this provision as long as ISG continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 45 days after notice of such breach is provided by Mittal Steel to ISG; or

•	if

•	either condition related to the receipt of the tax opinions as described under “THE MERGER AGREEMENT — Conditions of the Merger” beginning on page 98 have not been satisfied or waived,

•	all other conditions have been satisfied, and

•	five business days have elapsed after Mittal Steel has provided written notice to ISG of its intention to terminate the merger agreement pursuant to this provision without ISG having consented to the completion of the merger by employing the alternative “Reverse-Subsidiary Merger” structure described under “THE MERGER — Tax Adjustment and Alternative Structure” beginning on page 84.

Termination by ISG

      In addition, the merger agreement may be terminated and the merger and the other transactions contemplated by the parties may be abandoned by ISG at any time prior to the effective time of the merger, notwithstanding any requisite adoption of the merger agreement by the stockholders of ISG or Mittal Steel:

•	upon a breach of any representation, warranty, covenant or agreement on the part of Mittal Steel and Park Acquisition Corp., contained in the merger agreement, or if any representation or warranty of Mittal Steel and Park Acquisition Corp. has become untrue, in either case such that the conditions to the merger related to Mittal Steel and Park Acquisition Corp. and the accuracy of their representations and warranties and their compliance with the covenants in the merger agreement described under “THE MERGER AGREEMENT — Conditions of the Merger — Conditions to the Obligations of Mittal Steel and Park Acquisition Corp.” beginning on page 98 would not be satisfied; provided, however, that, if such breach is curable by Mittal Steel and Park Acquisition Corp., ISG may not terminate the merger agreement under this provision as long as Mittal Steel and Park Acquisition Corp. continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within 45 days after notice of such breach is provided by ISG to Mittal Steel; or

•	if the LNM Holdings acquisition agreement has been terminated prior to completion of the transactions contemplated by such acquisition agreement, whether or not in accordance with its terms, or any of the conditions to completion in the LNM Holdings acquisition agreement will have become incapable of being fulfilled; or

•	in order for ISG to accept a “Superior Proposal”; provided that in order for the termination of the merger agreement pursuant to this provision to be effected, ISG must have complied with its obligations precedent to exercising its fiduciary termination right as described under “THE MERGER AGREEMENT — Additional Agreements — No Solicitation of Transactions; Fiduciary Termination Right — Fiduciary Termination Right” beginning on page 94, and its obligations (including payment of any required termination fee) described under “THE MERGER AGREEMENT — Fees and Expenses — Termination Fees and Expenses Paid by ISG” beginning on page 103.

      For purposes of the merger agreement, a “Company Triggering Event” will be deemed to have occurred if:

•	the ISG board has recommended to its stockholders a “Competing Transaction” or has authorized ISG to enter into any letter of intent or similar document or any agreement, contract or commitment accepting any “Competing Transaction”;

•	ISG has failed to include the recommendation of the ISG board of directors in favor of the merger in the proxy statement to be filed with the SEC in connection with the merger;

•	the ISG board of directors fails to reaffirm its recommendation in favor of the merger (which may include a reservation of the right to withdraw or change such recommendation in the future) within five business days after Mittal Steel requests in writing that such recommendation be reaffirmed; or

•	a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of ISG is commenced, and the ISG board of directors fails to recommend against or takes no position with respect to acceptance of such tender offer or exchange offer by the ISG stockholders within ten business days after such tender offer or exchange offer is commenced.

Effect of Termination

      In the event of the termination of the merger agreement pursuant to the provisions described under “THE MERGER AGREEMENT — Termination” beginning on page 100, the merger agreement will become void, and there will be no liability under the merger agreement on the part of any party to the merger agreement, except that:

•	the provisions regarding fees and expenses summarized under “THE MERGER AGREEMENT — Fees and Expenses” beginning on page 102, amendment and waiver summarized under “THE MERGER AGREEMENT — Amendment and Waiver” beginning on page 104, and the general provisions contained in Article IX of the merger agreement will survive such a termination;

•	termination of the merger agreement will not relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements contained in the merger agreement prior to such termination; and

•	the confidentiality agreement between Mittal Steel and ISG, dated September 28, 2004, will survive any termination of the merger agreement.

Fees and Expenses

      General Expenses. Except as provided below, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger or any other transaction is completed, provided that Mittal Steel and ISG will share certain expenses related to notifications and filings related to the merger with the SEC, Euronext Amsterdam and with various antitrust and competition law authorities.

      Termination Fees and Expenses Paid by ISG. In addition, ISG has agreed to pay a termination fee to Mittal Steel of $130,000,000:

•	upon termination of the merger agreement:

•	by Mittal Steel upon a “Company Triggering Event” (as described above under “THE MERGER AGREEMENT — Termination” beginning on page 100);

•	by Mittal Steel if the ISG board of directors withdraws, modifies or changes its recommendation regarding the merger in a manner adverse to Mittal Steel and prior to the time of such termination a “Competing Transaction” (as described above) regarding ISG has been communicated to the ISG board of directors and not withdrawn; or

•	by ISG in order to accept a “Superior Proposal”; provided that ISG has complied with its obligations precedent to accepting a “Superior Proposal” set forth in the merger agreement and described under “THE MERGER AGREEMENT — Additional Agreements — No Solicitation of Transactions; Fiduciary Termination Right — Fiduciary Termination Right” beginning on page 94; and

•	upon ISG entering into an agreement for a “Third Party Acquisition”:

•	if either Mittal Steel or ISG terminates the merger agreement because the merger has not become effective on or before April 30, 2005 (or such date as extended in accordance with the merger agreement), as further described under the first bullet of “THE MERGER AGREEMENT — Termination — Termination by Either ISG or Mittal Steel” beginning on page 100 and prior to the time of such termination a “Competing Transaction” (as described above) regarding ISG has been communicated to the ISG board of directors and not withdrawn, and ISG enters into an agreement for a Third Party Acquisition within 12 months after the date of such termination; or

•	if either Mittal Steel or ISG terminates the merger agreement because the merger agreement is not adopted by the ISG stockholders at their meeting related to the merger and, prior to the time of such failure to so approve the merger agreement, a “Competing Transaction” (as described above) regarding ISG has been publicly announced and not withdrawn, and ISG enters into an agreement for a Third Party Acquisition within 12 months after the date of such termination;

Expense Reimbursement by ISG

      In addition, ISG has agreed to reimburse Mittal Steel for certain expenses related to the merger up to a maximum amount of $10,000,000, provided that no break up fee described above has been paid by ISG, if Mittal Steel terminates the merger agreement:

•	because it is not adopted by the ISG stockholders at their meeting related to the merger and prior to the time of such termination, no “Competing Transaction” (as described above) with respect to ISG has been publicly announced and not withdrawn, and neither Mittal Steel nor Park Acquisition Corp. is in material breach of its covenants and agreements or its representations and warranties contained in the merger agreement;

•	because the ISG board of directors withdraws, modifies or changes its recommendation regarding the merger in a manner adverse to Mittal Steel and prior to the time of such termination no “Competing Transaction” (as described above) has been communicated to the ISG board of directors and not withdrawn, and neither Mittal Steel nor Park Acquisition Corp. is in material breach of its covenants and agreements or its representations and warranties contained in the merger agreement; or

•	because ISG has breached or failed to perform its covenants, representations and warranties as further described under “THE MERGER AGREEMENT — Termination — Termination by Mittal Steel” beginning on page 101.

Termination Fees and Expenses Paid by Mittal Steel

      In addition, Mittal Steel has agreed to pay to ISG a break up fee of $130,000,000 in the event ISG terminates the merger agreement because the LNM Holdings acquisition agreement has been terminated prior to completion of the transactions contemplated under such agreement, whether or not in accordance with its terms, or any of the conditions to completion in the LNM Holdings acquisition agreement shall have become incapable of being fulfilled.

Expense Reimbursement by Mittal Steel

      In addition, Mittal Steel has agreed to reimburse ISG for certain expenses related to the merger up to a maximum amount of $10,000,000, provided that no break-up fee described above has been paid by Mittal Steel and ISG is not in material breach of its covenants and agreements or its representations and warranties contained in the merger agreement, if ISG terminates the merger agreement because:

•	Mittal Steel has breached its representations or warranties or any of its or Park Acquisition Corp.’s representations or warranties have become untrue such that the conditions related to the accuracy and correctness of its representations and warranties or its compliance with covenants required by the merger agreement would not be satisfied; or

•	the merger agreement is not adopted by Mittal Steel’s shareholders at their meeting related to the merger.

      A “Third Party Acquisition” means any of the following transactions (other than the transactions contemplated by the merger agreement):

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ISG pursuant to which the ISG stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or of any direct or indirect parent of such entity;

•	a sale or other disposition by ISG of assets representing in excess of 50% of the aggregate fair market value of its business immediately prior to such sale or other disposition;

•	an acquisition by any person or group (including by way of a tender offer or an exchange offer or an issuance of capital stock by ISG), directly or indirectly, of beneficial ownership of 50% or more of the voting power of the then outstanding shares of ISG’s capital stock;

•	the adoption by ISG of a plan of liquidation or the recapitalization of ISG by means of the payment of an extraordinary dividend involving more than $1.0 billion; or

•	the repurchase by ISG or any of its subsidiaries of 50% or more of the outstanding shares of ISG common stock.

Amendment and Waiver

      The merger agreement may not be amended, except by an instrument in writing signed by each of Mittal Steel, Park Acquisition Corp. and ISG. The parties to the merger agreement may amend the merger agreement at any time prior to the effective time of the merger by action taken by or on behalf of their respective boards of directors. However, after the adoption of the merger agreement by the ISG stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of ISG common stock will be converted upon completion of the merger.

      In addition, prior to the effective time of the merger, any party to the merger agreement may through a signed written instrument:

•	extend the time for the performance of any obligation or other act of any other party to the merger agreement;

•	waive any inaccuracy in the representations and warranties of any other party to the merger agreement contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement.

Parties in Interest

      The merger agreement will be binding upon and inure solely to the benefit of each party thereto, and nothing in the merger agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, other than the provisions described above under “THE MERGER AGREEMENT — Certain Employee Benefits and Other Matters” beginning on page 96 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Governing Law

      The merger agreement is governed by the laws of the State of New York applicable to contracts executed in and to be performed in New York (other than those provisions set forth therein that are required to be governed by the DGCL). The parties to the merger agreement also submitted to the exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan of the City of New York and waived the right to a trial by jury in connection with the merger agreement.

RICHMOND SUPPORT LETTER AGREEMENT

      The following summary of the material provisions of the Richmond support letter agreement between The Richmond Investment Holdings Limited and ISG is qualified in its entirety by reference to the complete text of the Richmond support letter agreement, which is incorporated by reference and attached as Annex B to this proxy statement/ prospectus. You are urged to read the full text of the Richmond support letter agreement in its entirety for a more complete description of the terms and conditions of the agreement.

      The Richmond Investment Holdings Limited entered into the Richmond support letter agreement with ISG. On October 24, 2004, the date of the execution of the merger agreement and the Richmond support letter agreement, The Richmond Investment Holdings Limited was, at the time, the sole shareholder of LNM Holdings. The transactions contemplated by the LNM Holdings acquisition agreement were completed on December 17, 2004 and, as a result, LNM Holdings is a wholly owned subsidiary of Mittal Steel.

Representations and Warranties

      In the Richmond support letter agreement, The Richmond Investment Holdings Limited represented and warranted, as of the date of the Richmond support letter agreement, that:

•	The Richmond Investment Holdings Limited is the sole stockholder of LNM Holdings and has entered into the LNM Holdings acquisition agreement;

•	the LNM Holdings acquisition agreement is a valid and binding agreement of Richmond Investment Holdings Limited and is not in default by its terms, nor has the LNM Holdings acquisition agreement been canceled;

•	the representations and warranties of The Richmond Investment Holdings Limited contained in the LNM Holdings acquisition agreement are true and correct in all material respects;

•	The Richmond Investment Holdings Limited is not in breach or violation of, or default under, the LNM Holdings acquisition agreement in any material respect;

•	to The Richmond Investment Holdings Limited’s knowledge, Mittal Steel is not in breach or violation of, or default under, the LNM Holdings acquisition agreement;

•	The Richmond Investment Holdings Limited has not received any claim of default under the LNM Holdings acquisition agreement;

•	neither the execution of the LNM Holdings acquisition agreement or the merger agreement nor the completion of any transactions contemplated thereby will constitute a default under, give rise to cancellation rights under, or otherwise adversely affect the rights of Mittal Steel for indemnification under, the LNM Holdings acquisition agreement;

•	the execution and delivery of the Richmond support letter agreement by Richmond Investment Holdings Limited has been duly authorized;

•	the Richmond support letter agreement has been duly executed and delivered by The Richmond Investment Holdings Limited and constitutes the valid and binding obligation of The Richmond Investment Holdings Limited enforceable against The Richmond Investment Holdings Limited in accordance with its terms; and

•	the execution and delivery of the Richmond support letter agreement by The Richmond Investment Holdings Limited does not, and the performance of the Richmond support letter agreement by The Richmond Investment Holdings Limited will not, conflict with or violate the certificate of incorporation, by-laws or similar organizational documents of The Richmond Investment Holdings Limited.

Covenants

      In the Richmond support letter agreement, The Richmond Investment Holdings Limited agrees that, except as permitted or contemplated by the LNM Holdings acquisition agreement from the date of the

Richmond support letter agreement to the earlier of the termination of the merger agreement and the completion of Ispat International’s purchase of all of the issued and outstanding capital stock of LNM Holdings, The Richmond Investment Holdings Limited will cause LNM Holdings not to declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of the capital stock of LNM Holdings or repurchase or otherwise acquire, directly or indirectly, any of LNM Holdings’ capital stock or enter into any binding agreement to do any of the foregoing.

      The Richmond support letter agreement also provides that from the date of the Richmond support letter agreement until the earlier of the termination of the merger agreement and the effective time of the merger, The Richmond Investment Holdings Limited will cause LNM Holdings to:

•	provide to ISG and its representatives access (at reasonable times and upon prior notice) to the officers, employees, agents, properties, offices and other facilities of LNM Holdings and its subsidiaries and to such companies’ books and records; and

•	promptly furnish to ISG such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of LNM Holdings and its subsidiaries as is reasonably necessary in order for ISG to perform a due diligence review with respect to representations, warranties and covenants provided to ISG pursuant to the merger agreement.

PARENT SHAREHOLDER SUPPORT AGREEMENT

      The following summary of the material provisions of the parent shareholder support agreement between Ispat International Investments, S.L., and ISG is qualified in its entirety by reference to the complete text of the parent shareholder support agreement, which is incorporated by reference and attached as Annex C to this proxy statement/ prospectus. You are urged to read the full text of the parent shareholder support agreement in its entirety for a more complete description of the terms and conditions of the parent shareholder support agreement.

      Ispat International Investments, S.L., a company owned by the controlling shareholder of Mittal Steel, entered into a parent shareholder support agreement with ISG. On October 24, 2004, the date of the execution of the merger agreement and the parent shareholder support agreement, the number of Mittal Steel class A common shares and Mittal Steel class B common shares beneficially owned and of record by Ispat International Investments, S.L., were 26,100,000 and 72,150,000, respectively.

Voting Agreement

      The parent shareholder support agreement provides that Ispat International Investments, S.L., will vote all of its Mittal Steel class A common shares and Mittal Steel class B common shares:

•	in favor of the approval of the merger agreement, the merger and all other transactions contemplated by the merger agreement;

•	in favor of the approval of the LNM Holdings acquisition agreement pursuant to which Ispat International agreed to purchase all of the issued and outstanding capital stock of LNM Holdings and all other transactions contemplated by such agreement;

•	against any action, agreement or transaction (other than the merger agreement, the LNM Holdings acquisition agreement or the transactions contemplated thereby) or proposal (including any proposal or offer involving Mittal Steel or LNM Holdings that Ispat International Investments, S.L., knows would be an alternative to, or would prevent or materially delay, the transactions contemplated by the merger agreement) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Mittal Steel under the merger agreement or the LNM Holdings acquisition agreement or that could result in any of the conditions to Mittal Steel’s obligations under the merger agreement or the LNM Holdings acquisition agreement not being fulfilled; and

•	in favor of any other matter necessary to the completion of the transactions contemplated by the merger agreement and the LNM Holdings acquisition agreement that are considered and voted upon by the shareholders of Mittal Steel.

Covenants

      The parent shareholder support agreement provides, among other things, that Ispat International Investments, S.L., subject to the terms of the parent shareholder support agreement, will not:

•	directly or indirectly sell, assign, dispose of, or transfer (including by operation of law) any of its Mittal Steel class A common shares or Mittal Steel class B common shares or otherwise agree to do any of the foregoing; deposit any of its Mittal Steel class A common shares or Mittal Steel class B common shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the parent shareholder support agreement; enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Mittal Steel class A common shares or Mittal Steel class B common shares that would prevent Ispat International Investments, S.L. from voting as provided in “PARENT SHAREHOLDER SUPPORT AGREEMENT — Voting Agreement” or take any action that would make any representation or warranty of Ispat International Investments, S.L. in the parent shareholder support agreement untrue or incorrect in any material respect or have the effect of preventing or disabling Ispat International Investments, S.L. from performing its obligations under the parent shareholder support agreement; and

•	directly or indirectly, through any officer, director, agent or otherwise, enter into any contract, agreement or commitment contemplating or otherwise relating to any proposal or offer involving Ispat International or LNM Holdings that Ispat International Investments, S.L. knows would be an alternative to, or would prevent or materially delay, the transactions contemplated by the merger agreement.

Termination

      The obligations of Ispat International Investments, S.L. under the parent shareholder support agreement terminate upon the earlier of the effective time of the merger and the termination of the merger agreement as described in “MERGER AGREEMENT — Termination” beginning on page 100.

COMPANY SHAREHOLDER SUPPORT AGREEMENT

      The following summary of the material provisions of the company shareholder support agreement among Ispat International, Wilbur L. Ross, Chairman of the ISG board of directors and certain affiliates of Mr. Ross and Rodney B. Mott, ISG’s President and Chief Executive Officer and a member of the ISG board of directors, is qualified in its entirety by reference to the complete text of the company shareholder support agreement, which is incorporated by reference and attached as Annex D to this proxy statement/ prospectus. You are urged to read the full text of the company shareholder support agreement in its entirety for a more complete description of the terms and conditions of the agreement.

      Mr. Ross, certain affiliates of Mr. Ross and Mr. Mott each entered into a company shareholder support agreement with Mittal Steel. On October 24, 2004, the date of the execution of the merger agreement and the company shareholder support agreement, the number of shares of ISG common stock owned beneficially and of record by Mr. Ross and certain affiliates of Mr. Ross and Mr. Mott were 6,936,786 and 1,381,059, respectively.

Voting Agreement

     Grant of Proxy

      Pursuant to the company shareholder support agreement, each ISG stockholder party thereto granted an irrevocable proxy to Mittal Steel to vote all of their shares of ISG common stock and any shares they may acquire prior to the termination of the company shareholder support agreement:

•	in favor of the approval and adoption of the merger agreement and approval of the merger and all other transactions contemplated by the merger agreement and the company shareholder support agreement;

•	against any action, agreement or transaction (other than the merger agreement or the transactions contemplated thereby) or proposal (including any “Competing Transaction”, as defined in “MERGER AGREEMENT — Additional Agreements — No Solicitation of Transactions; Fiduciary Termination Right” beginning on page 93) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ISG under the merger agreement or that could result in any of the conditions to ISG’s obligations under the merger agreement not being fulfilled; and

•	in favor of any other matter necessary to the completion of the transactions contemplated by the merger agreement that is considered and voted upon by the ISG stockholders.

      In addition, each ISG stockholder who is a party to the company shareholder support agreement agreed to cause their shares of ISG common stock (and such other shares that each may acquire prior to the termination thereof) to be voted in accordance with the foregoing and to promptly notify Mittal Steel and ISG of the number of any new shares of ISG common stock or any other securities of ISG they acquire, if any, after the date of the company shareholder support agreement.

     Termination of Proxy

      The company shareholder support agreement provides that, upon the earlier to occur of the effective time of the merger and the termination of the merger agreement (regardless of the circumstances (including whether or not there is a dispute as to whether such termination was in accordance with the merger agreement)), the proxy will terminate automatically and without further action.

The Option

     Grant of Option

      Pursuant to the company shareholder support agreement, each ISG stockholder who is a party thereto granted Mittal Steel an irrevocable option to purchase each such stockholder’s shares of ISG common stock at a price per share equal to $38.50 payable in cash, which is exercisable under certain conditions described below.

     Option Premium Payment

      Mittal Steel has paid to each ISG stockholder that is a party to the company shareholder support agreement an amount in cash equal to $3.50, or the Option Premium, multiplied by the number of shares of ISG common stock held by each such stockholder.

      Upon termination of the merger agreement by Mittal Steel resulting solely from a failure of ISG’s representations and warranties made in the merger agreement to be true and correct or a failure of ISG to comply with or perform its agreements and covenants set forth in the merger agreement, each ISG stockholder party thereto has agreed to refund each such stockholder’s “Aggregate Option Premium” to Mittal Steel.

      Upon the completion of the merger, the “Option Premium” will be credited against the per share merger consideration to which a stockholder would be entitled upon conversion as set forth in “THE MERGER AGREEMENT — Merger Consideration” beginning on page 83, but in no event will Mittal Steel be entitled to any other portion of the merger consideration to which each relevant ISG stockholder is entitled upon conversion of each such stockholder’s shares of ISG common stock.

     Exercisability of Option

      The option granted under the company shareholder support agreement becomes exercisable upon the termination of the merger agreement under circumstances in which Mittal Steel is immediately entitled, or, in the case of certain termination events, entitled at a future date, to a termination fee of $130,000,000 as described in “THE MERGER AGREEMENT — Fees and Expenses — Termination Fees and Expenses Paid by ISG” beginning on page 103.

      Mittal Steel may exercise its option at any time and from time to time, with respect to any or all of the shares of ISG common stock under option only following the termination of the merger agreement and until April 30, 2005.

     Expiration of Option

      The option granted under the company shareholder support agreement will expire if not exercised on or before April 30, 2005. If the merger agreement is terminated under certain circumstances, as a result of the failure to close on or before April 30, 2005 (as such date may be extended pursuant to the merger agreement), and a termination fee is, or could be, payable by ISG, the expiration of the option may be postponed for a period of two business days.

     Option Closing

      Pursuant to the company shareholder support agreement, the option closing must occur within ten business days after the date of the notice of exercise, provided that:

•	to the extent necessary, with respect to the exercise of the option, any applicable waiting periods, and any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated; and

•	no preliminary or permanent injunction or other final non-appealable order, decree or ruling issued by any governmental authority preventing or prohibiting the exercise of the option or the delivery of shares of ISG common stock subject to the option may be in effect.

      The company shareholder support agreement provides that, at the option closing, each ISG stockholder party thereto will deliver good and valid title to each such stockholder’s shares of ISG common stock, subject to the provisions set forth below in “COMPANY SHAREHOLDER SUPPORT AGREEMENT — Covenants — Restrictions on Transfer of Shares”, free and clear of any liens, other than pursuant to the company shareholder support agreement. Upon delivery of each such stockholder’s shares of ISG common stock and payment of the aggregate exercise price, Mittal Steel will receive good, valid and marketable title to each such stockholder’s shares of ISG common stock, subject to the provisions set forth below in

“COMPANY SHAREHOLDER SUPPORT AGREEMENT — Covenants — Restrictions on Transfer of Shares”, free and clear of any liens.

      For purposes of the company shareholder support agreement, “aggregate exercise price” means the $38.50 price per share of ISG common stock multiplied by the number of shares held by such stockholder.

Covenants

     Restrictions on Transfer of Shares

      The company shareholder support agreement provides that from the date of the company shareholder support agreement to the earliest to occur of: (i) the effective time of the merger, (ii) a rescission of the option premium as described in “COMPANY SHAREHOLDER SUPPORT AGREEMENT — The Option — Option Premium Payment” beginning on page 111, (iii) termination of the merger agreement under circumstances pursuant to which, at the time of the termination of the merger agreement, Mittal Steel is not entitled or potentially entitled, depending upon future events, to receive the termination fee of $130,000,000 as set forth in “THE MERGER AGREEMENT — Fees and Expenses — Termination Fees and Expenses Paid by ISG” beginning on page 103, and (iv) April 30, 2005, each ISG stockholder party thereto agrees that each stockholder shall not, directly or indirectly:

•	sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the shares of ISG common stock or otherwise agree to do any of the foregoing;

•	deposit any shares of ISG common stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the company shareholder support agreement;

•	enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any shares of ISG common stock; or

•	take any action that would make any representation or warranty of each such ISG stockholder in the company shareholder support agreement untrue or incorrect in any material respect or have the effect of preventing or disabling each such ISG stockholder from performing such ISG stockholder’s obligations under the company shareholder support agreement.

      The company shareholder support agreement also provides that the parties recognize that certain of the shares of ISG common stock have previously been pledged to secure certain indebtedness and the liens arising therefrom will not constitute a breach of the provisions set forth above. In addition, upon any exercise of the option with respect to any such shares of ISG common stock, the parties agree to cooperate to cause the release of such shares of ISG common stock upon application of a portion of the proceeds from the option proceeds related to the obligations.

     No Solicitation of Transactions

      From the date of the company shareholder support agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement for any reason (regardless of the circumstances (whether or not there is a dispute as to whether such termination was in accordance with the merger agreement)), each ISG stockholder party thereto agrees that it will not, directly or indirectly, through any officer, director, agent or otherwise:

•	solicit (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Competing Transaction” (as defined in “THE MERGER AGREEMENT — Additional Agreements — No Solicitation of Transactions; Fiduciary Termination Right” beginning on page 93);

•	enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a “Competing Transaction”;

•	agree to, approve, endorse or recommend any “Competing Transaction” or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any “Competing Transaction”; or

•	authorize or permit any agent of the Mr. Ross, certain affiliates of Mr. Ross or Mr. Mott or any of their affiliates, or any investment banker, financial advisor, attorney, accountant or other representative retained by such stockholder or any of its affiliates, to take any such action.

      The company shareholder support agreement provides the foregoing will not prevent each ISG stockholder party thereto or each such ISG stockholder’s representatives or agents, in any such person’s capacity as a director or executive officer of ISG from engaging in any activity permitted pursuant to “THE MERGER AGREEMENT — Additional Agreements — No Solicitation of Transactions; Fiduciary Termination Right” beginning on page 93.

      The company shareholder support agreement further provides that, unless the no solicitation provision of the company shareholder support agreement has expired as described above, each ISG stockholder party thereto will, and will direct or cause each such ISG stockholder’s representatives and agents to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties that may be ongoing with respect to any “Competing Transaction”. From the date of the company shareholder support agreement to the earlier to occur of the effective time of the merger and the termination of the merger agreement for any reason, each ISG stockholder party thereto will notify Mittal Steel orally or in writing as promptly as practicable and in any event within one day after such ISG stockholder attains knowledge thereof, if any proposal, offer, inquiry or contact with any person regarding a “Competing Transaction” is made. The notice should specify the material terms and conditions (including material or proposed material amendments) thereof and the identity of the party making such proposal, offer, inquiry or contact.

Termination

      Pursuant to the company shareholder support agreement, the company shareholder support agreement and the option granted under the company shareholder support agreement terminate on April 30, 2005. If the option is exercised on or prior April 30, 2005, however, the option and the restrictions set forth above in “COMPANY SHAREHOLDER SUPPORT AGREEMENT — Covenants — Restriction on Transfer of Shares” survive until the expiration of the period for closing of the option.

DIRECTORS AND SENIOR MANAGEMENT FOLLOWING MERGER

Announced Changes of Directors and Senior Management

      Assuming completion of the merger, Mr. Lakshmi N. Mittal will remain Chairman and Chief Executive Officer of Mittal Steel. Mr. Wilbur L. Ross, Chairman of the ISG board of directors, is expected to become a member of Mittal Steel’s board of directors. Mr. Aditya Mittal will remain President and Group Chief Financial Officer and remain a member of Mittal Steel’s board of directors. Mr. Malay Mukherjee will remain Chief Operating Officer. Mr. Rodney B. Mott, ISG’s President and Chief Executive Officer and a member of the ISG board of directors, is expected to become Chief Executive Officer of Mittal Steel’s combined U.S. operations. The merger agreement and related documentation do not guarantee that Mr. Ross will serve as a director of Mittal Steel for any specified period after the merger. As of the date of this proxy statement/ prospectus, Mr. Mott has not entered into an agreement with respect to his post-merger employment and, accordingly, there can be no assurance that Mr. Mott will assume that role. At the Mittal Steel extraordinary general meeting of shareholders, Mr. Malay Mukherjee and Mr. Fernando Ruiz Sahagun intend to resign as directors of Mittal Steel. Mr. Mukherjee will remain as the Chief Operating Officer of Mittal Steel and Mr. Ruiz Sahagun will become a director of Mittal Steel’s U.S. subsidiary. The Mittal Steel Nomination Committee intends to nominate Mr. Lewis B. Kaden for election as a director of Mittal Steel at the extraordinary general meeting of shareholders.

Wilbur L. Ross

      Mr. Ross has served as the Chairman of the ISG board of directors since ISG’s inception. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment, Nippon Investment Partners and Absolute Recovery Hedge Fund. Mr. Ross is also the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, and Absolute Recovery Hedge Fund. Mr. Ross is also Chairman of International Coal Group, Inc., International Textiles Group, Inc. and Nano-Tex, LLC in the United States. Mr. Ross is a board member of Insuratex, Ltd. in Bermuda, Nikko Electric Co. and Ohizumi Manufacturing Company in Japan, Tong Yang Life Insurance Co. in Korea, and of Syms Corp., Clarent Hospital Corp. and News Communications Inc. in the United States. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board.

Rodney B. Mott

      Mr. Mott has served as ISG’s President and Chief Executive Officer and a member of the ISG board of directors since April 2002. Mr. Mott has over 30 years of management experience in the metals industry. He served as President and Chief Executive Officer of Pechiney Rolled Products, an aluminum rolling company and a division of Pechiney SA from January 2000 to August 2001. From 1987 to 2000 Mr. Mott held various positions with Nucor Corporation, a mini-mill steel producer, including Vice President/ General Manager of Nucor Steel, a division of Nucor Corporation, at the Blytheville, Arkansas and Berkley, South Carolina facilities. Prior to joining Nucor, Mr. Mott was Superintendent of Operations at Lone Star Steel from 1986 to 1987. He began his metals management career at U.S. Steel’s Fairless Hills operation, where he held positions of increasing responsibility during a 14-year career from 1971 to 1986. Mr. Mott is also a board member of the American Iron and Steel Institute and the National Association of Manufacturers.

Lewis B. Kaden

      Mr. Kaden has approximately 38 years of experience in corporate governance, dispute mediation, labor and employment law, and economic policy. He is currently a partner at the law firm of Davis Polk & Wardwell. Prior to that, Mr. Kaden served as Counsel to the Governor of New Jersey, as a Professor of Law at Columbia University and as director of Columbia’s Center for Law and Economic Studies. He served as a director of Bethlehem Steel Corporation for ten years and is currently Chairman of the Board of Directors of the Markle Foundation. He is a member of the Council on Foreign Relations and the moderator of the Business-Labor Dialogue. Mr. Kaden is a magna cum laude graduate of Harvard College and of Harvard Law School.

Current Directors and Senior Management

      Management of Mittal Steel’s business is vested in its board of directors. Mr. Lakshmi N. Mittal is Chairman of the board of directors and Chief Executive Officer of Mittal Steel. In establishing Mittal Steel’s strategic direction and corporate policies, Mr. Lakshmi N. Mittal is supported by members of Mittal Steel’s senior management team with substantial professional and worldwide steel industry experience.

      It is Mittal Steel’s intention, and its controlling shareholder has confirmed to Mittal Steel that it intends, to maintain on the Mittal Steel board of directors at all times at least two directors who are not and have not been senior managers or employees of any of Mittal Steel’s subsidiaries or affiliates.

      Mittal Steel continues to have a strong emphasis on corporate governance. Mittal Steel has five independent directors on its board of directors. See “DIRECTORS AND SENIOR MANAGEMENT FOLLOWING MERGER — Mittal Steel Board Practices — Corporate Governance — Director Independence” on page 124. Mittal Steel’s Audit Committee, Nomination Committee and Remuneration Committee are comprised exclusively of three independent members each.

      As of the date of this proxy statement/prospectus, the members of the Mittal Steel board of directors are as set forth below:

Name	Age	Date Joined Board	Class/Term	Position within Mittal Steel

Lakshmi N. Mittal	54	May 1997	Class A- 2008	Chairman of Mittal Steel’s Board of Directors and Chief Executive Officer
Aditya Mittal	28	May 2000	Class A- 2008	Member of Mittal Steel’s Board of Directors, President and Group Chief Financial Officer
Malay Mukherjee	56	July 1997	Class B- 2005	Member of Mittal Steel’s Board of Directors and Chief Operating Officer
Narayanan Vaghul(1)(2)(3)(4)	68	July 1997	Class C- 2005	Member of Mittal Steel’s Board of Directors
Ambassador Andrés Rozental(1)(2)(3)(4)	59	July 1997	Class C- 2005	Member of Mittal Steel’s Board of Directors
Fernando Ruiz Sahagun(4)	61	July 1997	Class C- 2005	Member of Mittal Steel’s Board of Directors
René Lopez(3)(4)	59	November 2002	Class C- 2005	Member of Mittal Steel’s Board of Directors
Muni Krishna T. Reddy(1)(2)(4)	59	November 2002	Class C- 2005	Member of Mittal Steel’s Board of Directors
Vanisha Mittal Bhatia(4)	23	December 2004	Class A- 2008	Member of Mittal Steel’s Board of Directors

(1)	Audit Committee

(2)	Nomination Committee

(3)	Remuneration Committee

(4)	Non-Executive

      The business address of each of the members of Mittal Steel’s board of directors is Mittal Steel’s offices at 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands.

Board of Directors

Lakshmi N. Mittal

      Mr. Lakshmi N. Mittal is the Chairman of the board of directors of Mittal Steel, and is the Chief Executive Officer of Mittal Steel. In addition, Mr. Lakshmi N. Mittal is the founder of Ispat International and The LNM Group and was responsible for the strategic direction and development of both companies. He is also a non-executive director of Iscor, an executive committee member of the International Iron and Steel Institute and a director of ICICI Bank Ltd. Mr. Lakshmi N. Mittal was named Steel Maker of the Year in 1996 by New Steel, a leading industry publication. He was also awarded the 8th honorary Willy Korf Steel Vision Award, the highest recognition for worldwide achievement in the steel industry. The award was presented by American Metal Market and World Steel Dynamics.

Aditya Mittal

      Mr. Aditya Mittal joined Mittal Steel in January 1997, where he is now the President and Group Chief Financial Officer. Mr. Aditya Mittal was also the Vice-Chairman of the Board of Directors and Head of Mergers and Acquisitions of LNM Holdings and has been responsible for all its acquisitions since the year 2000. From 1997 to 2000, he served as Head of Mergers and Acquisitions at Mittal Steel. Mr. Aditya Mittal also serves on Mittal Steel’s board of directors and the board of directors of Iscor. From 1996 to 1997, Mr. Aditya Mittal worked at Credit Suisse First Boston in the mergers and acquisitions area. He holds a bachelor’s degree in economics from the Wharton School in Pennsylvania, United States with specialization in strategic management and corporate finance, from which he graduated magna cum laude. He is the son of Mr. Lakshmi N. Mittal.

Malay Mukherjee

      Mr. Mukherjee is the Chief Operating Officer of Mittal Steel and has over 32 years of experience in a range of technical, commercial and general management roles in the steel industry. Mr. Mukherjee has held various senior management positions within Mittal Steel, including Managing Director of Imexsa and President and Chief Executive Officer of Ispat Europe Group S.A., or IEG. He has also served as Managing Director of Ispat Karmet, a subsidiary of LNM Holdings.

Narayanan Vaghul

      Mr. Vaghul has 49 years of experience in the financial sector and has been the Chairman of Industrial Credit and Investment Corporation of India Limited for 16 years and of ICICI Bank for the last two years. Prior to this, he was Chairman of the Bank of India and Executive Director of the Central Bank of India. He was chosen as the Businessman of the Year in 1992 by Business India, a leading Indian publication, and has served as a consultant to the World Bank, the International Finance Corporation and the Asian Development Bank. Mr. Vaghul was also a visiting Professor at the Stern Business School at New York University. Mr. Vaghul is Chairman of the Indian Institute of Finance Management & Research and is also a board member of various other companies, including Wipro Limited, Mahindra & Mahindra Limited, Nicholas Piramal India Limited, Apollo Hospitals Limited and Himatsingka Seide Limited.

Ambassador Andrés Rozental

      Ambassador Andrés Rozental has a long and distinguished career in the Mexican Diplomatic Service. Over the past 36 years, he has held various senior government and diplomatic posts including Ambassador of Mexico to the United Kingdom, Ambassador of Mexico to the Kingdom of Sweden, Ambassador, Permanent Representative to the United Nations in Geneva, as well as Deputy Foreign Minister of Mexico. From December 2000 to January 2002, he was Ambassador-at-Large and Special Presidential Envoy for President Fox of Mexico. Ambassador Rozental has received several awards, including the Grand Cross of the Polar

Star (Sweden) and the Grand Cross of the Civil Merit Order (Spain). He is also an officer of the National Order of Merit (France). Ambassador Rozental is currently a member of the board of managing directors of New India Investment Trust Ltd., Aeroplazas de Mexico and Inmobiliaria Fumisa. He is Chairman of the Board of Latinoamericana de Duty Free and the President of his own consulting firm, Rozental & Asociados in Mexico City. He is President of the Mexican Council on Foreign Relations and a trustee of the Universidad de las Américas, his alma mater.

Fernando Ruiz Sahagun

      Mr. Ruiz has approximately 31 years of experience in the field of accounting, finance and tax and is currently a partner at Chevez, Ruiz, Zamarripa y Cia., S.C., a leading tax consulting firm in Mexico. Mr. Ruiz is a member of several professional associations, including the Instituto Mexicano de Ejecutivos de Finanzas, Colegio de Contadores Publicos de Mexico, Instituto de Contadores Publicos and Academia de Estudios Fiscales de la Contaduria Publica. He is the President of the Business Coordinator Counsel’s Tax Committee (CCE) and a board member of various companies including Kimberly Clark de Mexico, S.A. de C.V., Accel, S.A. de C.V., Grupo Financiero Santander Serfin, S.A. de C.V., Corporacion San Luis, S.A. de C.V., Grupo Palacio de Hierro, S.A. de C.V., Grupo Camesa, S.A. de C.V., BASF Mexicana, S.A. de C.V. (a subsidiary of BASF AG), Bacardi, S.A. de C.V. (a subsidiary of Bacardi International Ltd.), Grupo México, S.A. de C.V. and Innova, S. de. R.L. de C.V.

René Lopez

      Mr. Lopez has approximately 37 years of experience in international finance, manufacturing and marketing with multinational corporations including Alcatel-Alsthom and GEC Alsthom, where he has worked since 1966. He was President and General Manager of Alcatel-Alsthom and GEC Alsthom Canada. Currently Mr. Lopez is owner and President of Gesterel Inc. in Canada, a consultancy services boutique specializing in mergers and acquisitions, finance and technology transfer management.

      Mr. Lopez had received the commemorative medal at the 125th anniversary of the Canadian Confederation.

Muni Krishna T. Reddy

      Mr. Reddy has over 34 years of experience in financial services and he is presently the Chairman of State Bank of Mauritius Ltd (SBM Group), Chairman of Bank SBM Madagascar, Chairman of SBM Nedbank International ltd. and Deputy Chairman of Global Financial Services PLC Malta. He holds the following directorships: Director on the Boards of Air Mauritius Ltd; British American (Holdings) Ltd; British American Insurance Company of the Bahamas Ltd; British American International Corporation Ltd; British American (UK) Ltd; India Growth Fund Inc, New York; Intercommercial Bank Ltd, Trinidad; Intercommercial Trust & Merchant Bank Ltd; Mauritius Telecom Ltd; Overseas Telecommunication Services Ltd and South East Asia Regional Fund Ltd. Mr. Reddy has taken over as Chairman of SBM Group in October 2003, after having been the Chief Executive Officer of SBM Group for more than 16 years. Prior to taking over as Chief Executive Officer of SBM Group in 1987, Mr. Reddy worked in Singapore and India. Mr. Reddy was conferred in 1993 with the title “Grand Officer of the Order of the Star and Key of the Indian Ocean” (GOSK) by the government of the Republic of Mauritius for distinguished services in Banking.

Vanisha Mittal Bhatia

      Ms. Vanisha Mittal Bhatia was appointed as a member of the LNM Holdings board of directors in June 2004. Ms. Vanisha Mittal Bhatia was appointed to Mittal Steel’s board of directors in December 2004. She has a Bachelor of Arts degree in Business Administration from the European Business School, and has completed corporate internships at Ispat Shipping Limited, Ispat Hamburger Stahlwerke GmbH, or Ispat Hamburg, and with an internet-based venture capital fund. She is the daughter of Mr. Lakshmi N. Mittal.

Senior Management

Bhikam C. Agarwal

      Mr. Agarwal is the Executive Vice President, Finance and Corporate Controller of Mittal Steel and has over 29 years of experience in steel and related industries. He has held various senior executive positions within Mittal Steel and was previously Chief Financial Officer since its formation as Ispat International in 1989. He has been responsible for the financial strategy of Mittal Steel and has been a coordinator of its prior activities in the capital markets, two of which received “deal of the year” awards from International Financing Review, a leading global financial publication. Mr. Agarwal has also led the finance and accounting functions of Ispat International across all its operating subsidiaries.

Roeland Baan

      Mr. Baan, 47, was appointed Chief Executive Officer for Mittal Steel Central and Eastern Europe in August, 2004. He joined Mittal Steel from the global conglomerate SHV Holdings, which lists metals recycling amongst its non-core activities. He spent eight years as a member of the Energy Divisions Executive Committee and was responsible for developing and executing the Group’s strategy across a number of key regions including Europe, South America and the Mediterranean rim. Prior to this, Mr. Baan spent 16 years with Shell, where he held a number of positions worldwide. He holds a Masters Degree in Economics from Vrije Universiteit in Amsterdam.

Narendra Chaudhary

      Mr. Chaudhary is the Chief Executive Officer of Ispat Sidex S.A., a position he has held since December 2001. Prior to joining Ispat Sidex, he was Chief Executive Officer of Ispat Karmet. Mr. Chaudhary possesses over 39 years of experience in a variety of technical and managerial functions in the steel industry. Mr. Chaudhary joined Imexsa in Mexico, a subsidiary of Ispat International, in 1993 as Director, Operations, and became Executive Director in 1996. He worked at various Steel Authority of India Limited, or SAIL, plants in various capacities for 28 years. Mr. Chaudhary has a Bachelor’s Degree in Engineering from Bihar Institute of Technology, India.

N.K. Choudhary

      Dr. Choudhary is the General Director and Chief Executive Officer of Mittal Steel Temirtau, a position he has held since January 2002. Dr. Choudhary started his career as a mining engineer in the Bhilai Steel Plant, India, in 1964. In 1984 he moved to India’s largest public sector aluminium company, National Aluminium Company ltd (Nalco). In 1992 he joined Indian Aluminium Company Ltd, or INDAL, as Chief Engineer — New Projects, to lead the Utkal Alumina Project — a World Class Mega Project. From 1992 to 1998 he worked in various senior positions like the Director and Chief Executive of Utkal Alumina India Ltd and Director and Group President — Smelter, Chemicals & Power. In December 1997 Dr. Choudhary was appointed as a Director of the INDAL Board and Chief Operating Officer of the Company. In October 1998 he assumed the position of Managing Director — Operations of INDAL. In April 1999 Dr. Choudhary was also appointed as independent Chairman of the Board of Directors of Utkal Alumina International Limited — a joint venture project undertaken by INDAL, Norsk Hydro of Norway and Alcan Aluminium of Canada.

Frantisek Chowaniec

      Mr. Chowaniec is the Chief Executive Officer of Ispat Nova Hut a.s. and Ispat Polska Stal S.A., or Ispat Polska, in Czeck Republic and Poland, the recent acquisition of Mittal Steel. Mr. Chowaniec has over 35 years experience in the running and management of the steel industry. He graduated from the Metallurgical Faculty of VSB Ostrava and graduated from a Post-graduate Manager Course at the University of North Florida.

Davinder Chugh

      Mr. Chugh is the Chief Executive Officer of Iscor in South Africa and has over 25 years experience in the steel industry, in particular materials purchasing, logistics, warehousing and shipping. Prior to being appointed Chief Executive, Mr. Chugh held the position of Commercial Director at Iscor since May 2002. Before joining Iscor he was vice president of purchasing at IEG. Mr. Chugh has been with the LNM Group since 1995 and successfully integrated the materials management functions at newly acquired Ispat plants in Hamburg, Duisburg, France, Romania and Algeria. Prior to this, he held several senior positions at the Steel Authority India Limited in New Delhi, India. He holds degrees in science and law and has a master’s degree in business administration.

Simon Evans

      Mr. Evans joined Mittal Steel in September 2001 as General Counsel. He has over 16 years of experience in corporate and commercial law in both industry and private practice. Formerly, Mr. Evans was European Counsel at Rohm and Haas and prior to that he worked at the law firm Taylor Joynson Garrett, London. Mr. Evans is a graduate of Oxford University in Oxford, England and the College of Law, Guildford in Surrey, England.

Richard Leblanc

      Mr. Leblanc is the President and Chief Executive Officer of Ispat Sidbec Inc., or Sidbec and has approximately 36 years of experience in the steel industry. Mr. Leblanc spent 18 years in various senior management positions at Stelco Inc. before joining Sidbec in 1987 as Vice-President, Production. He became President and Chief Executive Officer in 1996. Mr. Leblanc is a Director of the American Iron and Steel Institute and the Canadian Steel Producers Association. He holds a bachelor’s degree in electrical engineering from Laval University in Quebec, Canada.

Sudhir Maheshwari

      Mr. Maheshwari, is the Executive Vice President, Finance and Corporate Treasurer of Mittal Steel and has over 16 years of experience in steel and related industries. He was previously the Chief Financial Officer of LNM Holdings since January 2002. He has played an integral and key role in all the recent acquisitions by LNM Holdings. Having worked for Ispat International for 13 years, Mr. Maheshwari held the positions of Chief Financial Officer, IEG, Ispat Germany and Caribbean Ispat Limited, or CIL, and Director of Finance and M&A for Ispat International. He has also played a key role in various corporate finance and capital market projects including the IPO in 1997. Mr. Maheshwari is an Honours Graduate in Accounting and Commerce and a member of The Institute of Chartered Accountants and The Institute of Company Secretaries in India.

Gerhard Renz

      Mr. Renz is the President and Chief Operating Officer of Mittal Steel Europe and has over 31 years of experience in the steel industry. Mr. Renz formerly worked as the Managing Director of Mittal Steel Hamburg. Mr. Renz is a board member of Verein Deutsche Eisenhuttenleute, Wirtschaftsvereinigung Stahl and the European Iron and Steel Institute. He holds a German (bachelor’s) degree in engineering.

Henk Scheffer

      Mr. Scheffer joined Mittal Steel in March 2003 as Company Secretary, and he is responsible for compliance with corporate legal requirements and supporting and facilitating Mittal Steel’s board of directors. Previously, Mr. Scheffer worked at Canon for 13 years in various legal and general management positions. Mr. Scheffer holds a law degree from Rijks Universiteit Groningen (RUG).

Louis Schorsch

      Dr. Schorsch is the President and Chief Executive Officer of Inland and has over 26 years of experience in consulting and managerial roles predominantly relating to the steel industry. Prior to joining Inland in October 2003, Dr. Schorsch held various senior positions in the consulting and e-commerce sectors. His immediate previous assignments have been as President and Chief Executive Officer of GSX.Com Inc. and Principal at McKinsey & Company, where he worked from 1985 until 2000. While at McKinsey, he was a co-leader of the firm’s metals practice. Dr. Schorsch has published numerous articles in such publications as Business Week and Challenge and has also co-authored a book on steel titled “Upheaval in a Basic Industry”.

Compensation

      The total annual remuneration of the members of Mittal Steel’s board of directors for 2003 and 2004 was as follows:

	2003	2004

	(All amounts in
	$ thousand except
	option information)
Base salary	3,826	4,471
Short-term performance-related bonus	1,962	11,747
Long-term incentives (number of options)	—	—

      The annual remuneration of the members of Mittal Steel’s board of directors was as follows:

			2003	2004	2003	2004

			Short-term	Short-term	Long-term	Long-term
			Performance	Performance	Number of	Number of
	2003	2004	Related Bonus	Related Bonus	Options	Options

	(All amounts in $ thousand except option information)
Lakshmi N. Mittal	1,247	1,679	429	4,956	—	—
Aditya Mittal	910	1,193	1,327	4,050	—	—
Vanisha Mittal Bhatia*	—	—	—	—	—	—
Malay Mukherjee	870	807	206	3,101	—	—
Dr. Peter Southwick**	420	—	—	—	—	—
Narayanan Vaghul	84	136	—	—	—	—
Ambassador Andrés Rozental	86	213	—	—	—	—
Fernando Ruiz Sahagun	60	89	—	—	—	—
Muni Krishna T. Reddy	84	206	—	—	—	—
René Lopez	65	148	—	—	—	—

	3,826	4,471	1,962	11,747	—	—

*	Ms. Vanisha Mittal Bhatia was elected to Mittal Steel’s board of directors on December 15, 2004.

**	Dr. Peter Southwick resigned from Mittal Steel’s board of directors on October 1, 2003.

      The amount outstanding at December 31, 2004 in respect of loans and advances to members of Mittal Steel’s board of directors was $0 (December 31, 2003: $0 and December 31, 2002: $0). In 2004, $0 was accrued by Mittal Steel to provide pension benefits to the directors. In addition, Mittal Steel has not given any guarantees for the benefit of the members of Mittal Steel’s board of directors.

      The following table provides summarized information on the options outstanding and the movements on the options granted to Mittal Steel’s board of directors (in 2001, 2003 and 2004 no options were granted to members of Mittal Steel’s board of directors):

					Weighted
		Granted	Granted		Average
	Granted in	in	in		Exercise
	1999	2000	2002	Total(1)	Price

Lakshmi N. Mittal	80,000	80,000	80,000	240,000	$7.59
Aditya Mittal	7,500	7,500	25,000	40,000	5.26
Vanisha Mittal Bhatia(2)	—	—	—	—	—
Malay Mukherjee	40,000	40,000	50,000	130,000	7.18
Dr. Peter Southwick(3)	30,000	30,000	45,000	105,000	6.83
Narayanan Vaghul	2,000	5,000	10,000	17,000	5.25
Ambassador Andrés Rozental	—	5,000	10,000	15,000	4.36
Fernando Ruiz Sahagun	—	5,000	10,000	15,000	4.36
Muni Krishna T. Reddy	—	—	—	—	—
René Lopez	—	—	—	—	—

	159,500	172,500	230,000	562,000	—

Exercise Price(4)	$11.94	$8.57	$2.26	—	—
Term (in years)	10	10	10	—	—
Expiration Date	September 14, 2009	June 1, 2010	April 5, 2012

(1)	None of the options has been exercised, except for 90,000 options granted to Dr. Peter Southwick. Dr. Southwick exercised all his vested options in 2004 and currently retains 15,000 non-vested options.

(2)	Ms. Vanisha Mittal Bhatia was elected to Mittal Steel’s board of directors on December 15, 2004.

(3)	Dr. Peter Southwick resigned from Mittal Steel’s board of directors on October 1, 2003.

(4)	All options were granted at an exercise price equal to the market value on the date of grant.

      The total annual remuneration of the senior management of Mittal Steel (including amounts paid by LNM Holdings prior to its December 17, 2004 acquisition by Ispat International to any such senior manager in his capacity as a senior manager of LNM Holdings) for 2004 was as follows: $4 million in base salary, and $4 million in short-term performance related bonus. For 2004, $1 million was accrued by Mittal Steel to provide pension benefits to its senior management. No options were granted to senior management for 2004. As of December 31, 2004, $0 was outstanding in respect of loans and advances to senior management of Mittal Steel. The maximum amount outstanding during 2004 to senior management in respect of loans and advances was approximately $0.2 million. No interest was payable on the loans.

Stock Option Plan

      In 1999, Mittal Steel established the Ispat Stock Option Plan, which is described more fully in Note 11 to the Mittal Steel Supplemental Combined Financial Statements. Under the terms of the Ispat Stock Option Plan, Mittal Steel may grant options to senior management of Mittal Steel and its affiliates for up to six million Mittal Steel class A common shares (increased up to a maximum of 10 million Mittal Steel class A common shares in 2003). The exercise price of each option equals not less than the fair market value of Mittal Steel class A common shares on the date of grant, with a maximum term of 10 years. Options are granted at the discretion of Mittal Steel’s board of directors or its delegate. The options vest either ratably upon each of the first three anniversaries of the grant date or, in total, upon the death, disability or retirement of the participant. All outstanding option rights exercisable in at least the current and next financial year under the Ispat Stock Option Plan can be satisfied by the Mittal Steel class A common shares currently held in treasury.

      Prior to 2003, Mittal Steel accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, or Opinion 25. No stock-based employee compensation cost is reflected in 2001 and 2002 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common shares on the date of grant.

      Effective January 1, 2003, Mittal Steel adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or SFAS 123, prospectively to all employee awards granted, modified, or settled after January 1, 2003. This prospective adoption of the fair value provisions of SFAS 123 is in accordance with the transitional provisions of SFAS No. 148, Accounting for Stock-Based Compensation, or SFAS 148, issued in December 2002 for recognizing compensation cost of stock options. There were no stock options granted, modified or settled during 2003 and accordingly, no compensation expense has been recognized in 2003.

      SFAS 148 also requires that if awards of stock-based employee compensation were outstanding and accounted for under the intrinsic value method of Opinion 25 for any period in which an income statement is presented, a tabular presentation is required as follows for Mittal Steel (including LNM Holdings):

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004

	(All amounts in $ million except per share
	information)
Net income, as reported	$(199)	$595	$1,182	$855	$3,147
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	3	3	1	2	1
Pro forma net income	(202)	592	1,181	853	3,146
Earnings per share:
Basic and diluted — as reported	(0.31)	0.92	1.83	1.32	4.89
Basic and diluted — pro forma	(0.31)	0.91	1.83	1.32	4.89

      The fair value of each option grant of Mittal Steel class A common shares is estimated on the date of grant using Black-Scholes Model Method with the following weighted-average assumptions used:

	Years of Grant,

	2001	2002	2003

Dividend Yield	0	0	0
Expected annualized volatility	0	83%	0
Discount rate — Bond equivalent yield	0	5.03%	0
Expected life in years	0	8	0

      The status of the Ispat Stock Option Plan with respect to Mittal Steel is summarized below at December 31, 2004:

	Number of	Weighted Average
	Shares	Exercise Price

Opening balance as of January 1, 2002	2,202,000	$10.17
Granted during 2002	1,349,500	2.26
Exercised	0	0
Forfeitures	(160,000)	7.95
Outstanding at December 31, 2002	3,391,500	7.13
Granted during 2003	0	0
Exercised	(91,166)	7.08
Forfeitures/restoration	39,000	11.72
Outstanding at December 31, 2003	3,339,334	7.32
Granted during 2004	0	0
Exercised	(1,384,118)	7.76
Forfeitures/restoration	(244,000)	9.07
Outstanding at December 31, 2004	1,711,216	6.72

      At December 31, 2004 the stock options granted under the Ispat Stock Option Plan are exercisable as follows:

		Average
Year	Options	Exercise Price(1)

2005	1,711,216	6.72
2006	1,711,216	6.72
2007	1,711,216	6.72
2008	1,711,216	6.72
2009	1,711,216	6.72

(1)	Based on Exercise Price of $11.94, $8.57 and $2.26 for 1999, 2000 and 2002, the respective years of the grant date.

Mittal Steel Board Practices

      Article 18, paragraph 1 of Mittal Steel’s Articles of Association provides that its board of directors shall consist of five or more class A, class B and class C directors (and comprised at all times of one class A director and at least two class C directors). Article 18, paragraph 3 stipulates that class A directors are appointed for a period of four years starting on the day after the day of the annual general meeting of shareholders on which they are appointed and ending on the day of the annual general meeting of shareholders that will be held in the fourth year after their appointment. The same paragraph sets out that class B and class C directors are appointed for a period of one year starting on the day after the annual general meeting of shareholders on which they are appointed and ending on the day of the annual general meeting of shareholders that will be held in the next year.

Corporate Governance

      In June 2001, Mittal Steel adopted Corporate Governance guidelines in line with best practices on corporate governance. Mittal Steel will continue to monitor diligently new, proposed and final U.S. and Dutch corporate regulatory requirements and will make adjustments to its corporate governance controls and procedures to stay in compliance with these requirements on a timely basis. Mittal Steel is committed to meeting the corporate governance mandates and requirements under applicable current and proposed SEC and NYSE listing standards and the laws of The Netherlands. There are no significant differences between

Mittal Steel’s current corporate governance practices and those currently required to be followed by U.S. domestic companies under the NYSE listing standards.

      The new Dutch Corporate Governance Code was published on December 9, 2003. During the Mittal Steel annual general meeting of shareholders held on May 5, 2004, the implications of the new Dutch Corporate Governance Code were discussed with its shareholders and certain proposed changes to Mittal Steel’s Articles of Association to bring them in line with the requirements of the Dutch Corporate Governance Code were approved by the shareholders. The changes to Mittal Steel’s Articles of Association lowered the number of votes required to overrule a binding nomination for the appointment of a member of Mittal Steel’s board of directors made by the holders of Mittal Steel class B common shares from a majority of at least two thirds of votes cast representing more than half of the issued share capital of Mittal Steel to an absolute majority of votes cast representing at least one third of the issued share capital of Mittal Steel. In addition, Mittal Steel’s Articles of Association now provide that a class A director can be appointed for a maximum term of four years and cannot be appointed indefinitely as was previously permitted. Accordingly, Mittal Steel is materially in line with the requirements of the provisions of the Dutch Corporate Governance Code, in accordance with the implementation provisions. However, Mittal Steel’s annual general meeting of shareholders also approved that Mittal Steel will differ from the Dutch Corporate Governance Code with regard to the separation of the posts of Chairman and Chief Executive Officer. Mittal Steel’s Chairman and Chief Executive Officer will continue to be Mr. Lakshmi N. Mittal.

     Role of Mittal Steel’s Board of Directors and Management

      Mittal Steel’s business is conducted through operating subsidiaries, which are managed by their board of directors and headed by the subsidiary’s CEO/President. Mittal Steel’s board of directors and the senior corporate management provide the oversight to enhance the value to the stakeholders.

     Director Independence

      As per the criteria laid down by Mittal Steel’s board of directors, directors will be considered “independent” if they do not have a material relationship with Mittal Steel. Mittal Steel’s board of directors currently consists of nine directors, of whom Messrs. René Lopez, Fernando Ruiz Sahagun, Muni Krishna T. Reddy and Narayanan Vaghul and Ambassador Andrés Rozental are independent under Mittal Steel’s independence criteria and the NYSE listing standards. These directors constitute a majority of Mittal Steel’s board of directors. A firm of tax lawyers, of which Mr. Fernando Ruiz Sahagun is a partner, renders advice to Mittal Steel and some of its group companies. On the basis of Dutch corporate governance rules Mr. Fernando Ruiz Sahagun would as a result not be considered as “independent”. However, the board of directors has determined that this relationship would not impede Mr. Fernando Ruiz Sahagun’s ability to act as an independent director. Mr. Fernando Ruiz Sahagun does not serve on any committees of Mittal Steel’s board of directors. Mr. Kaden, who will be nominated as a director at the extraordinary general meeting of shareholders, would be considered independent under Mittal Steel’s independence criteria, the Dutch Corporate Governance Code and the NYSE listing standards.

     Function of Mittal Steel’s Board of Directors

      As per Mittal Steel’s Corporate Governance guidelines, Mittal Steel’s board of directors are responsible for the stewardship of Mittal Steel and assume responsibility for the adoption of a corporate strategy; monitoring of risk and control; succession planning including appointing, training and monitoring of senior management personnel; maintaining an investor relations program for Mittal Steel; ensuring the integrity of Mittal Steel’s internal control and management information system; and setting a remuneration policy that incorporates appropriate performance hurdles. Mittal Steel’s board of directors and each of its committees also have the power to hire independent advisors as they deem necessary.

     Qualification

      Directors should possess the highest personal and professional ethics and integrity, and be committed to representing the interests of the stakeholders. Mittal Steel’s directors possess experience in managing large companies and contribute towards the protection of the stakeholders interests in Mittal Steel through expertise in their respective fields. All directors bring an independent judgment to bear on issues of strategy, performance, resources and standards of conduct.

     Size of Mittal Steel’s Board of Directors and Selection Process

      All directors are subject to election by the shareholders. The names of directors submitted for election shall be accompanied by sufficient biographical details to enable shareholders to make an informed decision on their election. Each time a member of Mittal Steel’s board of directors is to be appointed, the meeting of holders of Mittal Steel class B common shares may make a binding nomination. A binding nomination can be overruled by a shareholders’ resolution passed by an absolute majority of votes cast representing at least one third of the issued share capital of Mittal Steel. Mittal Steel’s board of directors currently consists of nine members, which is considered reasonable given the size of Mittal Steel. All members of Mittal Steel’s board of directors, except for Messrs. Lakshmi N. Mittal and Aditya Mittal and Ms. Vanisha Mittal Bhatia (who as class A directors only stand for re-election once every four years), will next be considered for re-appointment at the annual general shareholders meeting in 2005. At the extraordinary general meeting of shareholders, Mr. Mukherjee and Mr. Ruiz Sahagun intend to resign as directors of Mittal Steel. Mr. Mukherjee will remain as the Chief Operating Officer of Mittal Steel and Mr. Ruiz Sahagun will become a director of Mittal Steel’s U.S. subsidiary. The Mittal Steel Nomination Committee intends to nominate Mr. Kaden for election as a director of Mittal Steel at the extraordinary general meeting of shareholders.

      During 2003, Dr. Peter Southwick, one of the class B directors, resigned from Mittal Steel’s board of directors. Dr. Southwick continues to be employed by one of Mittal Steel’s subsidiaries.

Board Committees

      Mittal Steel’s board of directors has established the following committees to assist the board of directors in discharging its responsibilities: (i) Audit; (ii) Remuneration; and (iii) Nomination.

Board Agenda

      The items placed before Mittal Steel’s board of directors include, among others, strategic plans of Mittal Steel; annual operating plans and budgets and any updates; capital budgets and any updates; quarterly results for Mittal Steel and its strategic business units; minutes of Audit Committee and other committee meetings; the information on recruitment and remuneration of senior management; environment, health and safety related matters; risk management policy of the group and such other matters considered important for the oversight of Mittal Steel’s board of directors.

Ethics and Conflict of Interest

      Ethics and conflicts of interest are governed by the Code of Business Conduct adopted by Mittal Steel. The Code of Business Conduct sets out standards for ethical behavior, which are to be followed by all employees and directors of Mittal Steel in the discharge of their duties. They must always act in the best interests of Mittal Steel and must avoid any situation where their personal interests conflict, or could conflict with their obligations toward Mittal Steel. As employees, they must not acquire any financial or other interest in any business or participate in any activity that could deprive Mittal Steel of the time or the scrupulous attention that they need to devote to the performance of their duties. Any behavior that deviates from Mittal Steel’s Code of Business Conduct is to be reported to the employee’s supervisor, a member of the management, the head of the legal department or the head of the internal audit/ internal assurance department.

      Mittal Steel’s Code of Business Conduct is available on Mittal Steel’s website at http://www.mittalsteel.com.

Separate Meeting of Non-Executive Directors

      The non-executive directors of Mittal Steel regularly schedule meetings without the presence of management. There is no minimum number of meetings that the non-executive directors must hold per year. During 2004, the non-executive directors of Mittal Steel held four meetings separate from the executive directors. The presiding independent director at each of these meetings is chosen at the meeting.

Communications with the Board

      Mittal Steel’s board of directors has established a process through Mittal Steel’s website at http://www.mittalsteel.com by which a shareholder or any other person may send communications directly to the board of directors.

Mittal Steel Audit Committee

      The primary function of the Mittal Steel Audit Committee is to assist Mittal Steel’s board of directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by Mittal Steel to any governmental body or the public; Mittal Steel’s system of internal control regarding finance, accounting, legal compliance and ethics that the management and Mittal Steel’s board of directors have established and Mittal Steel’s auditing, accounting and financial reporting processes generally.

      The Audit Committee’s primary duties and responsibilities are to serve as an independent and objective party to monitor Mittal Steel’s financial reporting process and internal controls system; review and appraise the audit efforts of Mittal Steel’s independent accountants and internal auditing department; provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and Mittal Steel’s board of directors. It is responsible for approving the appointment and fees of the independent auditors. It is also responsible for monitoring the independence of the external auditors.

Audit Committee Members

      The Audit Committee consists of three directors: Messrs. Narayanan Vaghul and Muni Krishna T. Reddy and Ambassador Andrés Rozental, all of whom are independent under Mittal Steel’s Corporate Governance guidelines, the New York Stock Exchange standards as well as the Dutch Corporate Governance Code. The Chairman of the Audit Committee is Mr. Narayanan Vaghul, who has significant experience and financial expertise. Mr. Vaghul is the Chairman of ICICI Bank, a company that is listed on the New York Stock Exchange and the Mumbai Stock Exchange. Both Mr. Reddy and Ambassador Andrés Rozental have considerable experience in managing companies’ affairs.

Charter and Meetings

      Mittal Steel’s Audit Committee charter is available on Mittal Steel’s website at http://www.mittalsteel.com. The Audit Committee, which is required to meet at least four times a year, met nine times during 2004. Of these meetings, six were physical meetings and three were teleconference meetings.

Process for Handling Complaints about Accounting Matters

      As part of the procedures of Mittal Steel’s board of directors for receiving and handling complaints or concerns about Mittal Steel’s financial accounting, internal controls and auditing issues, Mittal Steel’s Code of Business Conduct encourages all employees to bring such issues to the Audit Committee’s attention. Concerns relating to accounting or auditing matters may be communicated through the Mittal Steel website at http://www.mittalsteel.com. Employees reported no significant complaints of this nature during 2004.

Internal Audit/ Internal Assurance

      Mittal Steel has an Internal Audit function. The function is under the responsibility of the Director — Internal Assurance, who reports to the Audit Committee. The function is staffed by full time professional staff located at each of the principal operating subsidiaries and at the corporate level. Recommendations and matters relating to internal control and processes are made by the Internal Audit function, and their implementation is regularly reviewed by the Audit Committee.

External Auditors’ Independence

      The appointment and determination of fees of the external auditors is the direct responsibility of the Audit Committee. The Audit Committee is further responsible for obtaining annually a written statement from the external auditors that their independence has not been impaired. Mittal Steel’s current external auditors have informed Mittal Steel of their intention to rotate their lead and engagement partners in line with the new U.S. regulatory requirements in 2004 and 2005, respectively. The Audit Committee has obtained a confirmation from the external auditors that none of their former employees are in a position with Mittal Steel, which may impair their independence.

Mittal Steel Remuneration Committee

Charter and Meetings

      The Mittal Steel Remuneration Committee is comprised of three independent directors. The purpose of having a Remuneration Committee consisting exclusively of directors who are independent of management is to have members who are free of any business or other relationship, which could interfere with the exercise of their independent judgment. Mittal Steel’s board of directors has established the Remuneration Committee to determine on their behalf and on behalf of the shareholders within agreed terms of reference, Mittal Steel’s framework of remuneration and compensation, including stock options for executive members of Mittal Steel’s board of directors, the Chief Financial Officers, and the Chief Executive Officers of operating subsidiaries and designated senior management at the corporate level. The Remuneration Committee is required to meet at least twice a year and met three times in 2004.

      The charter of the Remuneration Committee is available on Mittal Steel’s website at http://www.mittalsteel.com.

Remuneration Committee Members

      The Mittal Steel Remuneration Committee consists of three directors: Mr. Narayanan Vaghul, Ambassador Andrés Rozental and Mr. René Lopez, all of whom are independent. The Chairman of the Remuneration Committee is Ambassador Andrés Rozental.

Remuneration Principles

      The Mittal Steel Remuneration Committee’s principal responsibility in compensating executives is to encourage and reward performance that will lead to long-term enhancement of shareholder value. None of the members of Mittal Steel’s board of directors currently has entered into any contracts with Mittal Steel or any of its subsidiaries that provide benefits upon termination of employment. The Remuneration Committee reviews the remuneration of executive members of Mittal Steel’s board of directors, the Chief Financial Officers, and the Chief Executive Officers of operating subsidiaries and designated senior management at the corporate level.

Mittal Steel Nomination Committee

Charter and Meetings

      Mittal Steel has a Nomination Committee comprised exclusively of three independent directors. The Nomination Committee elects its Chairman and members of the Nomination Committee are appointed and can be removed by Mittal Steel’s board of directors. The Nomination Committee is required to meet at least twice a year and met three times in 2004.

   The charter of the Nomination Committee is available on Mittal Steel’s website at http://www.mittalsteel.com.

Nomination Committee Members

      The Mittal Steel Nomination Committee consists of three directors: Narayanan Vaghul, Muni Krishna T. Reddy and Ambassador Andrés Rozental, all of whom are independent. Ambassador Andrés Rozental is the Chairman of the Nomination Committee.

Function of the Nomination Committee

      The Mittal Steel Nomination Committee will at the request of Mittal Steel’s board of directors, consider any appointment or reappointment to Mittal Steel’s board of directors. It will provide advice and recommendations to Mittal Steel’s board of directors on such appointment. The Nomination Committee is also responsible for developing, monitoring and reviewing Corporate Governance principles applicable to Mittal Steel.

Employees

      Mittal Steel had approximately 161,000 employees as of December 31, 2004 (as of December 31, 2002: 15,640; as of December 31, 2003: 14,811). The increase in the number of employees as of year-end 2004 as compared to year-end 2003 was due primarily to the acquisition of LNM Holdings on December 17, 2004.

      The table below sets forth the breakdown of the total year-end number of employees by geographical area for the past three years.

	As of December 31,

	2002	2003	2004

Americas	10,971	10,414	9,676
Europe	4,669	4,397	77,438
Rest of World	—	—	74,193

Total	15,640	14,811	161,307

      In general, Mittal Steel has a good relationship with its employees and with the labor unions.

Share Ownership

      As of February 11, 2005, the aggregate beneficial share ownership of Mittal Steel directors and senior management (21 individuals) is 469,934 Mittal Steel class A common shares (excluding shares owned by Mittal Steel’s controlling shareholder and including options to acquire 366,344 Mittal Steel class A common shares that are exercisable within 60 days of February 11, 2005), being 0.07% of the total issued share capital of Mittal Steel. Excluding options to acquire Mittal Steel class A common shares, these 21 individuals own 103,600 Mittal Steel class A common shares. See “MAJOR SHAREHOLDERS OF MITTAL STEEL AND NOTIFICATION OBLIGATIONS — Major Shareholders of Mittal Steel.” The number of options granted to directors and senior management in 2002 was 596,500 at an exercise price of $2.26. No options were granted during 2001, 2003 and 2004. These options vest either ratably upon each of the first three anniversaries of the grant date, or, in total, upon the death, disability or retirement of the participant. The option term expires 10 years after the grant date.

      In accordance with the new Dutch Corporate Governance Code, non-executive members of Mittal Steel’s board of directors will no longer receive any share options.

INTEREST OF CERTAIN PERSONS IN THE MERGER

      In considering the recommendation of the ISG board of directors to vote for the adoption of the merger agreement, you should be aware that certain members of the ISG board of directors and executive officers of ISG may have interests in the merger that differ from, or are in addition to, their interests as ISG stockholders. The ISG board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Mittal Steel Board of Directors and Management

      The merger agreement contemplates that Wilbur L. Ross, Chairman of the ISG board of directors, will join the Mittal Steel board of directors. In addition, the merger agreement contemplates that Rodney B. Mott, ISG’s President and Chief Executive Officer and a member of the ISG board of directors, will become the Chief Executive Officer of Mittal Steel’s U.S. operations. The merger agreement and related documentation do not guarantee that Mr. Ross or Mr. Mott will serve in these roles with Mittal Steel for any specified period after the merger. It is also expected that Mr. Ross and Mr. Mott will join the board of directors of Mittal Steel’s U.S. subsidiary after the merger.

Company Shareholder Support Agreement

      In connection with the merger agreement, Mittal Steel required that each of Messrs. Ross and Mott and their respective affiliates enter into the company shareholder support agreement in which, among other things, they each severally:

•	agreed to vote in favor of the merger, unless the merger agreement is terminated by the ISG board of directors, and

•	in exchange for an option payment of $3.50 per share, granted an option to purchase their ISG shares in certain circumstances involving a termination of the merger agreement for $38.50. The $3.50 per share option payment will be credited against any merger consideration payable with respect to the shares.

Messrs. Ross and Mott beneficially owned 6.9% and 1.4%, respectively, of the shares of ISG common stock outstanding as of the record date. These percentages do not include shares deemed to be beneficially owned by virtue of owning unexercised options. For a more detailed description of this agreement, see “COMPANY SHAREHOLDER SUPPORT AGREEMENT” beginning on page 110.

Director and Officer Indemnification

      The merger agreement requires the surviving company in the merger to indemnify ISG directors and officers, to honor indemnification in favor of ISG’s directors and officers in ISG’s Certificate of Incorporation, Bylaws and agreements with directors and officers and to maintain director and officer liability insurance. Please see “THE MERGER AGREEMENT — Additional Agreements — Directors’ and Officers’ Indemnification and Insurance” on page 95. Mittal Steel has also agreed to indemnify Mr. Ross to the same extent that Mittal Steel directors are indemnified for claims related to being named as a director of Mittal Steel in this proxy statement/ prospectus.

ISG Stock Options

      The merger agreement provides that all ISG stock options will be cancelled at the effective time of the merger and the holders of ISG stock options, including ISG executive officers, will receive an amount in cash equal to the difference between $42.00 per share and the applicable per share exercise price of the option. Executive officers of ISG own options to purchase 3,003,330 shares of ISG common stock, 268,875 of which are currently exercisable.

      Many of these options were granted during 2002, around the time ISG was founded, at exercise prices that are now substantially below current market prices for shares of ISG common stock. The pre-tax amounts payable to ISG’s executive officers at the closing of the merger for cancellation of these options are:

Executive Officer	Title	Amount Payable

		(amounts in millions)
Rodney B. Mott	President, Chief Executive Officer and director	$60.1
Leonard M. Anthony	Chief Financial Officer and Treasurer	2.4
Lonnie A. Arnett	Vice President, Controller and Chief Accounting Officer	0.5
V. John Goodwin	Chief Operating Officer	2.4
Carlos M. Hernandez	General Counsel and Secretary	0.5
Jerome V. Nelson	Vice President, Sales and Marketing	16.7
Karen A. Smith	Vice President, Human Resources	3.0
Gordon C. Spelich	Vice President, Business Development	15.5

ISG Officers Cash and Stock Bonus Plan

      The merger agreement contemplates that, on or prior to December 31, 2004, ISG will pay to each participant in the ISG officer cash and stock bonus plan, the participant’s earned bonus for the fiscal year ending December 31, 2004. The amounts payable under the plan did not change and ISG would have accrued such amounts as compensation expense in 2004 in any event. ISG paid these bonuses on December 20, 2004. In addition, bonuses accrued under the ISG officer cash and stock bonus plan for the period from January 1, 2005 through the merger closing date will be paid at the closing.

Employment Agreements with ISG Executive Officers

      The merger agreement provides that, following the merger, Mittal Steel will cause the surviving company in the merger and its subsidiaries to honor all existing ISG contracts, agreements, arrangements, policies, plans and commitments in effect applying to any current or former employees or directors of ISG or its subsidiaries. Messrs. Mott, Goodwin, Anthony and Nelson, are each parties to an employment agreement with ISG, and Mr. Hernandez is party to a letter agreement with ISG, each entered into before the commencement of discussions relating to the possible merger. In this section “Employment Agreements with ISG Executive Officers”, these executives are referred to as the ISG Executives.

      The agreements with the ISG Executives provide that, in the case of a termination of employment by ISG without “cause” or a termination of employment by the ISG Executive for “good reason”, each ISG Executive other than Mr. Mott would be entitled to a severance payment equal to two times his usual base salary and bonus compensation (using the average bonus over the past three years or if he was employed for less than three years, such shorter period), or three times his usual base salary and bonus in the case of Mr. Mott. “Good Reason” means the termination of the ISG Executive’s employment by the ISG Executive for any of the following reasons:

•	an involuntary reduction in the ISG Executive’s base salary unless such reduction occurs simultaneously with a company-wide reduction in officers’ salaries;

•	an involuntary discontinuance or reduction in bonus award opportunities for the ISG Executive under ISG’s officer cash and stock bonus plan unless a company-wide reduction of all officers’ bonus awards occurs simultaneously with such discontinuance or reduction;

•	an involuntary discontinuance of the ISG Executive’s participation in any employee benefit plans maintained by ISG unless such plans are discontinued by reason of law or loss of tax deductibility to ISG with respect to contributions to such plans, or are discontinued as a matter of ISG policy applied equally to all participants in such plans; and

•	ISG’s failure to obtain an assumption of ISG’s obligations under the employment agreement by any successor to ISG, regardless of whether such entity becomes a successor to ISG as a result of a merger, consolidation, sale of assets of ISG, or other form of reorganization.

      In addition, Mr. Mott’s employment agreement contains the following additional reasons under the definition of “Good Reason”:

•	a significant reduction in Mr. Mott’s responsibilities and status within the ISG organization, or a change in his title or office without Mr. Mott’s written consent;

•	a termination of Mr. Mott’s employment which is not effected pursuant to a notice of termination satisfying the requirements set forth in Mr. Mott’s employment agreement;

•	a failure of Mr. Mott to be elected to the ISG board of directors; or

•	a material breach of Mr. Mott’s employment agreement by ISG, which breach is not corrected by ISG within ten calendar days after receipt by ISG of written notice from Mr. Mott of such breach.

In that event, the ISG Executives are also entitled to health care and major medical coverage for two years, in the case of Messrs. Anthony, Goodwin, Hernandez and Nelson, or for three years, in the case of Mr. Mott, following a qualifying termination. Mr. Mott’s employment agreement entitles Mr. Mott to a “gross-up” payment in the event that payments made under his agreement trigger U.S. federal 20% excise taxes imposed in respect of change-in-control payments.

      Mr. Goodwin’s and Mr. Mott’s employment agreements, each provide, in connection with certain terminations of employment, for the provision of continued medical benefits for each employee and his dependents until Messrs. Goodwin or Mott reach 65 years of age.

      Mr. Hernandez’s letter agreement with ISG provides that, in the event that ISG and the ISG board of directors adopt a severance policy for senior executive officers and that policy provides severance and termination benefits greater than those provided under Mr. Hernandez’s letter agreement, then that severance policy will govern the severance and termination benefits to which Mr. Hernandez is entitled.

      The estimated value of the severance benefits, excluding the value of executive perquisite coverage or the excise tax gross-up payment, payable to Messrs. Anthony, Goodwin, Hernandez, Mott and Nelson, assuming a qualifying termination has occurred, would be approximately $1.9 million, $2.0 million, $1.9 million, $6.5 million, and $1.4 million, respectively.

      The employment agreements also include non-competition, non-solicitation and confidentiality obligations on the part of the ISG Executives. The letter agreement with Mr. Hernandez does not contain such obligations.

ISG Executive Severance Pay Plan

      ISG maintains an executive severance pay plan effective August 1, 2003 that covers officers and general managers of ISG, other than those officers who have separate agreements that provide for severance benefits upon termination of employment. The executive severance pay plan provides severance benefits to participating officers in the case of a termination by ISG. Messrs. Anthony, Goodwin, Hernandez, Mott and Nelson are not participants in the executive severance pay plan. Mr. Arnett, Ms. Smith and Mr. Spelich, among others, are participants in the plan.

      If the termination of the employee is in connection with a “change in control” of ISG, the officer is entitled to additional benefits of (i) an amount equal to the average of the bonus amounts paid to the officer under ISG’s cash and stock bonus plan with respect to the three calendar years (or, if employed for less than three years, the shorter period) ending prior to termination and (ii) a lump sum cash payment equal to six months salary. These severance benefits, however, will not be more than twice the officer’s annual compensation during the year immediately preceding termination of employment with ISG (or, if employed for less than one year, the year of such termination). Completion of the merger will be a “change in control” under the executive severance pay plan.

      A qualifying termination under the severance pay plan includes:

•	the involuntary dismissal of the officer by ISG without “cause”;

•	the involuntary dismissal of the officer by ISG within six months following a “change in control”; or

•	the voluntary withdrawal from employment by the officer for “good reason”.

      “Good reason”’ means a material adverse change in the employee’s title, position or responsibilities that has not been cured during the thirty day period following written notice to ISG by the employee.

      The estimated value of the severance benefits payable to Mr. Arnett, Ms. Smith and Mr. Spelich, assuming a qualifying termination occurs immediately following the closing of the merger, would be approximately $800,000, $700,000 and $900,000, respectively.

Supplemental Retention Arrangements

      On December 16, 2004, ISG’s compensation committee approved the adoption of supplemental retention arrangements for ISG’s eight executive officers, subject to obtaining the consent of Mittal Steel. The compensation committee did not approve any specific arrangements because the terms of any such arrangements would first need to be consented to by Mittal Steel pursuant to the terms of the merger agreement. As of the date of this proxy statement/prospectus no supplemental arrangements have been consented to by Mittal Steel. There can be no assurances as to when or whether Mittal Steel will consent to the adoption of any supplemental arrangements for ISG’s eight executive officers, but any such arrangements, if consented to and adopted, will result in such executive officers having an additional interest in the merger that differs from, or is in addition to, their interests as ISG stockholders.

Tax Gross-up Agreement

      In January 2005, ISG entered into a tax gross-up agreement with Mr. Hernandez. In the event that any payments or benefits resulting from the transaction would subject Mr. Hernandez to an excise tax because such payments or benefits are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then Mr. Hernandez will be entitled to a tax gross-up payment to restore him to the same tax position that he would have been in if the excise tax had not been imposed. The estimated value of the tax gross-up payment would be $1.0 million.

INDUSTRY OVERVIEW

Steel-Making Process

      Historically, primary steel producers have been divided into “integrated” and “mini-mill” producers. Over the past few decades, a third type of steel producer has emerged that combines the strengths of both the integrated and the mini-mill processes and they are referred to as “integrated mini-mill producers”.

Integrated Steel Making

      In integrated steel production, coal is converted to coke in a coke oven, and then combined in a blast furnace with iron ore and limestone to produce pig iron, which is subsequently combined with scrap in a converter, which is generally a basic oxygen or tandem furnace, to produce raw or liquid steel. Once produced, the liquid steel is metallurgically refined and then transported to a continuous caster for casting into a slab, which is then further shaped or rolled into its final form. Various finishing or coating processes may follow this casting and rolling. Recent modernization efforts by integrated steel producers have focused on cutting costs through eliminating unnecessary production steps, reducing manning levels through automation, and decreasing waste generated by the process. In recent years, integrated steel production has declined as a proportion of total steel production due to the high costs of building, operating and maintaining integrated steel operations, including lost production time associated with periodic blast furnace relinings. This reduction in integrated production capacity has increased the market share of the remaining producers of the highest value-added products that require the cleanest steel.

Mini-Mills

      A mini-mill employs an electric arc furnace to directly melt scrap and/or scrap substitutes such as direct reduced iron, thus entirely replacing all of the steps up to and including the energy-intensive blast furnace. A mini-mill incorporates the melt shop, ladle metallurgical station, casting, and rolling into a unified continuous flow. Mini-mills are generally characterized by lower costs of production and higher productivity than integrated steel makers. These attributes are due in part to the lower capital costs and lower operating costs resulting from the streamlined melting process and more efficient plant layouts of mini-mills. The quality of steel produced by mini-mills is primarily limited by the quality of the metallic raw materials used in liquid steel making, which is affected by the limited availability of high-quality scrap or virgin ore-based metallics for use in the electric arc furnaces. Mini-mills are substantially dependent on scrap, which in recent years has been characterized by price volatility, generally rising prices and limited availability from time to time.

Integrated Mini-Mills

      Integrated mini-mills are mini-mills that produce their own metallic raw materials consisting of high quality scrap substitutes, such as direct reduced iron. Unlike most mini-mills, integrated mini-mills are able to produce steel with the quality of an integrated producer, since scrap substitutes such as direct reduced iron are derived from virgin iron ore, which has fewer impurities. The internal production of scrap substitutes as the primary metallic feedstock provides integrated mini-mills with a competitive advantage over traditional scrap-based mini-mills by insulating the integrated mini-mills from their dependence on scrap, which is generally more expensive and has been subject to price volatility, generally rising prices and limited availability from time to time. The internal production of metallic feedstock also enables integrated mini-mills to reduce handling and transportation costs. The high percentage use of scrap substitutes such as direct reduced iron also allows the integrated mini-mills to take advantage of periods of low scrap prices by procuring a wide variety of lower-cost scrap grades, which can be blended with the higher-purity direct reduced iron charge. Because the production of direct reduced iron involves the use of significant amounts of natural gas, integrated mini-mills are more sensitive to the price of natural gas than mini-mills using scrap.

Products

      Steelmakers primarily produce two types of steel products, flat-rolled and long. Flat-rolled products, such as sheet or plate, are produced from semi-finished slabs. Long products, such as bars, rods and structural shapes, are rolled from blooms and/or billets.

Flat Products

      Slab. A slab is a semi-finished steel product obtained by rolling ingots on a rolling mill or processing them through a continuous caster and cutting them into various lengths. A slab has a rectangular cross section and is used as a starting material in the production process of other flat products (e.g., hot rolled sheet).

      Hot-Rolled Sheet. Hot-rolled sheet is minimally processed steel that is used in the manufacture of various non-surface critical applications, such as automobile suspension arms, frames, wheels, and other unexposed parts in auto and truck bodies, agricultural equipment, construction products, machinery, tubing, pipe and guard rails. All flat-rolled steel sheet is initially hot-rolled, a process that consists of passing a cast slab through a multi-stand rolling mill to reduce its thickness to less than 12 millimeters. Flat-rolled steel sheet that has been wound is referred to as “coiled”.

      Cold-Rolled Sheet. Cold-rolled sheet is hot-rolled sheet that has been further processed through a pickle line, which is an acid bath that removes scaling from steel’s surface, and then successively passed through a rolling mill without reheating until the desired gauge, or thickness, and other physical properties have been achieved. Cold rolling reduces gauge and hardens the steel and, when further processed through an annealing furnace and a temper mill, improves uniformity, ductility and formability. Cold rolling can also impart various surface finishes and textures. Cold-rolled steel is among other things used in steel applications that demand higher surface quality or finish, such as exposed automobile and appliance panels. As a result, the prices of cold-rolled sheet are higher than the prices of hot-rolled sheet. Typically, cold-rolled sheet is coated or painted prior to sale to an end-user.

      Coated Sheet. Coated sheet is generally cold-rolled steel that has been coated with zinc, aluminum or a combination thereof to render it corrosion-resistant and to improve its paintability. Hot-dipped galvanized, electro-galvanized and aluminized products are types of coated sheet. These are also the highest value-added sheet products because they require the greatest degree of processing and tend to have the strictest quality requirements. Coated sheet is used for many applications, often where exposed to the elements, such as automobile exteriors, major household appliances, roofing and siding, heating and air conditioning equipment, air ducts and switch boxes, as well as in certain packaging applications, such as food containers.

Long Products

      Bars. Bars are long steel products that are rolled from billets. Merchant bar and reinforcing bar (rebar) are two common categories of bars. Merchant bars include rounds, flats, angles, squares, and channels that are used by fabricators to manufacture a wide variety of products such as furniture, stair railings, and farm equipment. Rebar is used to strengthen concrete in highways, bridges and buildings.

      Billets/ Blooms. Billets and blooms are semi-finished steel products. Billets generally have square cross sections up to 155 millimeters x 155 millimeters, and blooms have square cross sections generally greater than 155 millimeters x 155 millimeters. These products are either rolled or continuously cast and is used for further processing by rolling to produce finished products like wire rod, bars and other sections.

      Special Bar Quality (SBQ). SBQ steel is the highest quality steel long product, and is typically used in safety-critical applications by manufacturers of engineered products. SBQ steel must meet specific applications’ needs for strength, toughness, fatigue life and other engineering parameters. SBQ steel is the only bar product that typically requires customer qualification, and is generally sold under contract to long-term customers. End-markets are principally the automotive, heavy truck and agricultural sectors, and products made with SBQ steel include axles, crankshafts, transmission gears, bearings and seamless tubes.

      Wire Rods. Wire rod is ring-shaped coiled steel with diameters ranging from 5.5 to 42 millimeters. Wire rod is used in the automotive, construction, welding and engineering sectors.

      Wire Products. Wire products include a broad range of products produced by cold reducing wire rod through a series of dies to improve surface finish, dimensional accuracy and physical properties. Wire products are used in a variety of applications such as springs, concrete wire, electrical conductors and structural cables.

      Seamless Tube. Seamless tubes have outer dimensions of approximately 25 to 508 millimeters. They are produced by piercing solid steel cylinders in a forging operation in which the metal is worked from both the inside as well as the outside. The final product is a tube with uniform properties from the surface through the wall and from one end to the other.

      Welded Pipes and Tubes. Welded pipes and tubes are manufactured from steel sheet that is bent into a cylinder and welded either longitudinally or helically.

Direct Reduced Iron

      Direct reduced iron is iron produced by a direct reduction process that removes the oxygen from the iron ore without melting it. Direct reduced iron is used as feedstock for electric arc furnaces and is a high quality substitute for scrap.

MITTAL STEEL

      Unless otherwise indicated, for purposes of this section, “MITTAL STEEL”:

•	“Ispat International” refers to Ispat International N.V. and its subsidiaries as they existed prior to the acquisition of LNM Holdings on December 17, 2004 and to their predecessor companies for periods prior to the organization of Ispat International in 1997.

•	“LNM Holdings” refers to LNM Holdings N.V. and its subsidiaries as they existed prior to their acquisition by Ispat International on December 17, 2004 and to their predecessor companies for the periods prior to the organization of LNM Holdings.

•	“Mittal Steel” refers to (x) with respect to time periods occurring on or after December 17, 2004, Mittal Steel Company N.V., formerly known as Ispat International N.V., and its subsidiaries (which include LNM Holdings and its subsidiaries) and (y) with respect to time periods occurring before December 17, 2004, Ispat International and its subsidiaries and their predecessors adjusted to give effect to the acquisition of LNM Holdings and its subsidiaries and their predecessors.

History and Development of Mittal Steel

      Mittal Steel Company N.V. is a public limited liability company that was incorporated in 1997 under the laws of The Netherlands under the name “Ispat International N.V.” On December 15, 2004, Ispat International’s shareholders approved the acquisition of LNM Holdings and, in connection with the acquisition, changed its name to “Mittal Steel Company N.V.” The acquisition of LNM Holdings was closed on December 17, 2004.

      The registered offices of Mittal Steel are located at 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands. The telephone number of the registered offices is +31 10 217 8800. Mittal Steel is registered at the Commercial Register in Rotterdam under number 24275428.

Ispat International

      Ispat International was incorporated under the laws of The Netherlands on May 27, 1997, to hold various steel and steel-related companies that were contributed or transferred to Ispat International by its controlling shareholder in July 1997. The controlling shareholder of Ispat International began acquiring assets in the steel industry in the early 1990s. Ispat International completed its initial public offering of its class A common shares in August 1997.

      Ispat International was the world’s eleventh largest steel producer based on 2003 shipments, with steel-making operations in Canada, Trinidad and Tobago, France, Germany, Mexico and the United States. Ispat International’s steel shipments increased from 1.5 million tons in 1992 to 15.2 million tons in 2003. In 2003, Ispat International’s consolidated sales, operating income and net income were $5,441 million, $151 million and $66 million, respectively. For the nine months ended September 30, 2004, Ispat International’s consolidated sales, operating income and net income were $6,320 million, $1,243 million and $887 million, respectively.

      Ispat International grew through a series of acquisitions, focused capital expenditure programs and implementation of improved management practices, resulting in increases in production and shipment of steel products, reduction in cash costs of production and increases in productivity. Ispat International’s aggregate capital expenditures were approximately $164 million, $108 million and $97 million during 2003, 2002 and 2001, respectively.

      Ispat International was a holding company with no business operations of its own. All of its significant subsidiaries were wholly owned by Ispat International, indirectly through intermediate holding companies. Since 1992, Ispat International has acquired numerous steel making assets, which currently constitute its major operating subsidiaries. Other than the acquisition of LNM Holdings, Ispat International has not made any significant acquisitions since 2000.

      Acquisition of LNM Holdings. In December 2004, Ispat International acquired LNM Holdings from Mittal Steel S.à.r.l., a wholly owned subsidiary of The Richmond Investment Holdings Limited (an entity controlled by the controlling shareholder of Mittal Steel and, at the time, the sole shareholder of LNM Holdings). Mittal Steel S.à.r.l. received 0.27931958 Ispat International class A common shares and 0.77068042 Ispat International class B common shares, for each LNM Holdings common share, or, in the aggregate, 139,659,790 Ispat International class A common shares and 385,340,210 Ispat International class B common shares.

      LNM Holdings was incorporated under the laws of The Netherlands Antilles to hold certain companies involved in steel manufacturing activities. Prior to its acquisition by Ispat International, LNM Holdings was controlled by the controlling shareholder of Ispat International.

      LNM Holdings operates steel-making and processing facilities in seven countries: Algeria, the Czech Republic, the Republic of Kazakhstan, Macedonia, Poland, Romania and South Africa. LNM Holdings has in recent years significantly increased its production and shipments of steel products, primarily through the acquisition of several steel making assets. LNM Holdings shipped a total of 12.3 million tons of steel and steel products in 2003. In 2003, its consolidated sales, operating income and net income were $4,167 million, $1,136 million and $1,116 million, respectively. For the nine months ended September 30, 2004, its consolidated sales, operating income and net income were $9,942 million, $3,160 million and $2,266 million, respectively.

      LNM Holdings is a holding company with no business operations of its own. All of its principal operating subsidiaries are wholly owned by LNM Holdings, either directly or indirectly through intermediate holding companies.

      Since 1995, LNM Holdings has acquired formerly state-owned steel making assets, which currently constitute its major operating subsidiaries:

•	In November 1995, LNM Holdings acquired Ispat Karmet’s steel plant and subsequently in 1996 a power plant and coal mines. Ispat Karmet, located in the Republic of Kazakhstan, is one of the largest single site steel production facilities in the twelve former-Soviet republics that now comprise the Commonwealth of Independent States, or CIS.

•	In October 2001, LNM Holdings acquired a 70% interest in Ispat Annaba. Ispat Annaba, located in Algeria, is one of the largest steel producers in Northern Africa.

•	In October 2001, LNM Holdings acquired a 70% interest in Ispat Tebessa. Ispat Tebessa, located in Algeria, owns iron ore mines.

•	In November 2001, LNM Holdings acquired a 91.6% interest, which increased to 99.4% in September 2003, in Ispat Sidex. Ispat Sidex, located in Romania, is one of the largest single site steel producers in Central and Eastern Europe.

•	In November 2001, LNM Holdings concluded a Business Assistance Agreement with Iscor, pursuant to which it agreed to provide Iscor with business, technical, purchasing and marketing assistance for a three-year period and also undertook to acquire a strategic shareholding in Iscor by March 2003. In 2001, LNM Holdings acquired a 8.3% interest, which increased to over 50%, in Iscor. Iscor, located in South Africa, is the largest steel producer in Africa.

•	In January 2003, LNM Holdings acquired a 69.7% interest, which increased to approximately 84.3%, in Ispat Nova Hut. Ispat Nova Hut is the largest steel producer in the Czech Republic.

•	In July 2003, LNM Holdings acquired a 70.8% interest in SC Ispat Tepro S.A., or Ispat Tepro. Ispat Tepro, located in Romania, is a downstream steel products manufacturer.

•	In December 2003, LNM Holdings acquired a 69.8% interest in Petrotub Roman S.A., or Ispat Petrotub. Ispat Petrotub, located in Romania, is a downstream steel products manufacturer.

•	In January 2004, LNM Holdings announced that it had reached an agreement with the administration of the Yingkou Economic and Technical Development Zone to establish a cold rolling and coating plant in Yingkou, Liaoning Province, Peoples Republic of China. The facility, when completed, will have an annual production capacity of approximately 440,000 tons of cold-rolled and coated steel.

•	In March 2004, LNM Holdings acquired a 69% interest in Ispat Polska, which increased to 70.5%, and a commitment to purchase a 25% interest by December 2007. Ispat Polska, located in Poland, is one of the largest steel producers in Central and Eastern Europe.

•	In April 2004, LNM Holdings acquired an 80.9% interest in Ispat Siderurgica. Ispat Siderurgica, located in Romania, is a downstream steel products manufacturer.

•	In April 2004, LNM Holdings entered into a joint venture with RZR Ljubija a.d., pursuant to which LNM Holdings acquired a 51% interest in the Ljubija iron ore mines in Bosnia and Herzegovina. These mines have been non-operational since the early 1990s.

•	In May 2004, LNM Holdings acquired a 44.5% interest, subsequently increased to an 88.3% interest, in RZ Ladna Valavnica AD. RZ Ladna Valavnica AD, located near Skopje, Macedonia, was non-operational from late 2003 through December 2004 but became operational in January 2005.

•	In May 2004, LNM Holdings acquired a 56.8% interest, subsequently increased to a 77.3% interest, in RZ Valavnica za Lenti AD. RZ Valavnica za Lenti AD, located near Skopje, Macedonia, was non-operational from late 2003 through December 2004 but became operational in January 2005. RZ Ladna Valavnica AD and RZ Valavnica za Lenti AD are collectively known as Ispat Skopje.

•	In December 2004, LNM Holdings acquired a 51% interest in BH Steel in Bosnia.

Mittal Steel

      Mittal Steel is one of the world’s largest steel producers(1), with steel making operations in 14 countries. Mittal Steel’s operating philosophy embraces mini mill, integrated mini mill and blast furnace processes for steel making. Mittal Steel’s steel shipments have increased from 1.5 million tons in 1992 to 27.4 million tons in 2003. In 2003, its consolidated sales, operating income and net income were $9,567 million, $1,299 million and $1,182 million, respectively. For the nine months ended September 30, 2004, its consolidated sales, operating income and net income were $16,019 million, $4,419 million and $3,147 million, respectively. Mittal Steel has grown through a series of acquisitions and by improving the operating performance of each acquired facility, through focused capital expenditure programs and implementation of improved management practices, resulting in increases in production and shipment of steel products, reduction in cash costs of production and increases in productivity. Mittal Steel’s aggregate capital expenditures were approximately $421 million, $264 million and $220 million during 2003, 2002 and 2001, respectively.

Recent Developments

      On February 22, 2005, Ispat Stahlwerk Ruhrort GmbH, or ISRG, signed an agreement, with ThyssenKrupp Stahl AG for the purchase of between 1.3 and 1.5 million tons of pig iron each year for a 20-year term commencing October 2007. This agreement replaces an existing supply agreement between the parties under which ISRG agreed to purchase from ThyssenKrupp Stahl AG 1.3 million tons of pig iron each year until September 2007.

      On February 11, 2005, Fitch Ratings assigned a “BBB” senior unsecured rating and a “F2” short term rating for Mittal Steel.

      On February 10, 2005, Mittal Steel’s board of directors approved a dividend policy for the fiscal year 2005 of $0.10 per share per quarter, which is subject to approval by Mittal Steel’s shareholders.

      1 Source: International Iron and Steel Institute Report, “World Steel in Figures 2004.”

      On February 1, 2005, Moody’s Investor Services Ltd. assigned a “Baa3” senior implied rating to Mittal Steel and upgraded Mittal Steel’s senior unsecured issuer rating to “Ba1”. In addition, Moody’s Investor Services Ltd. upgraded the senior notes of IEG and Inland to “Ba1”.

      On January 25, 2005, Mittal Steel announced that it had arranged commitments, subject to customary conditions, from a group of arrangers for a $3.2 billion unsecured revolving credit facility, the proceeds from which it expects to utilize to finance the cash portion of the merger with ISG, to refinance certain existing indebtedness and for general corporate purposes.

      On January 24, 2005, Standard & Poor’s Ratings Services raised its long-term corporate credit and senior secured debt ratings on Inland to “BBB-” from “BB-”. In addition, Standard & Poor’s Ratings Services assigned a “BB+” rating to Inland’s senior unsecured debt.

      On January 14, 2005, Mittal Steel signed a share purchase agreement with Hunan Valin Iron & Steel Group Co., Ltd., or the Valin Group, to acquire 37.17% of the outstanding shares of Hunan Valin Steel Tube & Wire Co., Ltd., or Valin, a listed subsidiary of the Valin Group. Under the terms of the share purchase agreement, Mittal Steel will acquire 656,250,000 legal person shares from the Valin Group at a price of Renminbi, or RMB, 3.96 per share, for a total consideration of RMB 2,599 million, approximately $314 million. The consideration is subject to adjustment based on the net asset value of Valin as at December 31, 2004. Subject to the receipt of all necessary approvals and waivers from the regulatory authorities in the Peoples Republic of China, the transaction is expected to close in the second quarter of 2005.

      On December 30, 2004, Inland, a wholly owned subsidiary of Mittal Steel, redeemed $227,500,000 principal amount of its 9 3/4% senior secured notes due 2014, at a redemption price equal to 109 3/4% of the outstanding principal amount redeemed, plus accrued and unpaid interest on such amount to, but excluding, December 30, 2004. Prior to the redemption of the notes by Ispat Inland ULC, Mittal Steel purchased $256,000,000 of capital stock of Inland. Consistent with the terms of the indenture with respect to the notes, the cash proceeds from the stock offering were used to redeem the notes. After giving effect to this redemption, $422,500,000 principal amount of the 9 3/4% senior secured notes due 2014 remain outstanding.

      On December 15, 2004, the shareholders of Mittal Steel approved the acquisition of LNM Holdings and resolved to amend Mittal Steel’s articles of association, which included the change of name of the company from “Ispat International N.V.” to “Mittal Steel Company N.V.” On December 17, 2004 the acquisition of LNM Holdings was completed. Under the terms of the LNM Holdings acquisition agreement, The Richmond Investment Holdings Limited (an entity controlled by the controlling shareholder of Mittal Steel and, at the time, the sole shareholder of LNM Holdings), received 0.27931958 Mittal Steel class A common shares and 0.77068042 Mittal Steel class B common shares, for each LNM Holdings common share, or, in the aggregate, 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal Steel class B common shares.

      On December 15, 2004, LNM Holdings signed an amendment to the Ispat Sidex Share Purchase Agreement resulting in the termination of its 5-year exemption to pay corporate income taxes and receive other economic incentives previously provided to Ispat Sidex. This amendment has prospective impact beginning January 1, 2005, and has resulted in LNM Holdings recording a deferred tax asset of $34 million in the fourth quarter of 2004. This deferred tax asset represents the tax effect of temporary differences which would have reversed within the previous tax holiday period, recovery of which is now more likely than not. Romanian taxable income will be taxed at the statutory rate (currently 16%) beginning January 1, 2005.

      On November 15, 2004, Standard & Poor’s Ratings Services raised its long-term corporate credit ratings for Mittal Steel to “BBB” from “BB-”, with a positive outlook. At the same time Standard & Poor’s raised the debt ratings on debt guaranteed by Mittal Steel for Inland and IEG to “BBB” from “BB-”, with a positive outlook.

      In October 2004, Mittal Steel announced that its board of directors had approved a transaction pursuant to which ISG will be merged with a wholly owned subsidiary of Mittal Steel.

      In connection with the merger, on October 24, 2004 the LNM Group (consisting of Mittal Steel and LNM Holdings), ISG and the USWA executed a letter of understanding in which the USWA agreed to support the merger and to waive its right of first refusal under the ISG collective bargaining agreement. See “THE MERGER — Letter of Understanding with the United Steelworkers of America” on page 82.

      In connection with changing its corporate name from Ispat International N.V. to Mittal Steel Company N.V., Mittal Steel is also changing the corporate names of certain of its subsidiaries. Set forth below are certain of Mittal Steel’s subsidiaries, listed by jurisdiction of organization, indicating the historic corporate name of the subsidiary and the contemplated new corporate name of the subsidiary. Certain of the name changes have been effected but Mittal Steel anticipates completing this process in the second quarter of 2005. All references herein are to each subsidiary’s historic corporate name.

Contemplated New Corporate Name of
Country	Historic Corporate Name of Subsidiary	Subsidiary

Algeria	Ispat Annaba	Mittal Steel Annaba
Bosnia	BH Steel	Mittal Steel Zenica
Canada	Sidbec	Mittal Canada Inc.
Czech Republic	Ispat Nova Hut	Mittal Steel Ostrava
	Valcovni Plechu	Mittal Steel Frydek
	Ispat Jakl Karvina	Mittal Steel Karvina
France	Unimétal	Mittal Steel Gandrange
Germany	Ispat Hamburger	Mittal Steel Hamburg
	Ispat Stahlwerk Ruhort	Mittal Steel Ruhrort
	Ispat Walzdraht Hochfeld	Mittal Steel Hochfeld
Kazakhstan	Ispat Karmet	Mittal Steel Temirtau
Luxembourg	IEG	Mittal Steel Europe
Macedonia	Ispat Skopje	Mittal Steel Skopje
Mexico	Imexsa	Mittal Steel Lazaro Cardenas
Poland	Ispat Polska	Mittal Steel Poland
Romania	Ispat Sidex	Mittal Steel Galati
	Ispat Petrotub	Mital Steel Roman
	Ispat Tepro	Mittal Steel Iasi
	Ispat Siderurgica	Mittal Steel Hunedoara
South Africa	Iscor	Mittal Steel South Africa
Trinidad	CIL	Mittal Steel Point Lisas

Business Overview

      Mittal Steel has a high degree of both product and geographic diversification. It produces a broad range of finished and semi-finished steel products that include hot-rolled sheet, cold-rolled, electro-galvanized and coated steel, bars, wire-rods, wire-products, pipes, billets, blooms and slabs. Mittal Steel’s plants manufacture steel products to various specifications, including many difficult and technically sophisticated products; and they sell these products to customers for use in a number of high-end applications. During 2004, Mittal Steel shipped its products to customers in over 90 countries worldwide, with its largest markets in North America and Europe. See “MITTAL STEEL — Products” beginning on page 141. Mittal Steel conducts its business through its subsidiaries operating in 14 countries. Most of these operations are strategically located with access to on-site deep water port facilities, which allow for cost-efficient import of raw materials and export of steel products. As at December 31, 2004, Mittal Steel had approximately 161,000 employees.

      The following tables set forth the operations in Mittal Steel’s geographic areas:

Product
Region	Category	Production Process

Americas	Flat/ Long	Mini-mill, integrated mini-mill, basic oxygen furnace
Europe	Flat/ Long	Mini-mill, integrated mini-mill, basic oxygen furnace
Rest of World	Flat/ Long	Mini-mill, integrated mini-mill, basic oxygen furnace

			Rest of	Others &
	Americas	Europe	World	Eliminations	Consolidated

	(All amounts in $ millions)
Year Ended December 31, 2001
Sales to unaffiliated customers	3,299	1,293	865	(34)	5,423
Operating income	(209)	21	172	(21)	(37)
Depreciation	187	(1)	45	(2)	229
Capital expenditures	(86)	(30)	(98)	14	(200)
Total assets at December 31, 2001 (year end)	7,307	6,823	1,690	(8,688)	7,162
Year Ended December 31, 2002
Sales to unaffiliated customers	3,796	2,152	1,483	(351)	7,080
Operating income	141	64	476	21	702
Depreciation	162	34	70	—	266
Capital expenditures	(81)	(54)	(130)	—	(265)
Total assets at December 31, 2002 (year end)	7,029	7,800	2,181	(9,101)	7,909
Year Ended December 31, 2003
Sales to unaffiliated customers	4,072	3,800	2,275	(580)	9,567
Operating income	136	317	707	139	1,299
Depreciation	165	116	84	(34)	331
Capital expenditures	(142)	(131)	(222)	74	(421)
Total assets at December 31, 2003 (year end)	7,349	9,654	3,225	(10,091)	10,137

Products

      Mittal Steel has a high degree of product diversification. Its plants produce a broad range of finished and semi finished steel products that include hot-rolled sheet, cold-rolled, electro-galvanized and coated steel, bars, wire-rods, wire-products, pipes, billets, blooms and slabs. Its plants manufacture steel products of different specifications, including many difficult and technically sophisticated products, and they sell these products to demanding customers for use in a number of high-end applications.

      Mittal Steel’s principal products currently include:

•	direct reduced iron;

•	semi-finished flat products such as slabs;

•	finished flat products such as hot and cold-rolled and hot-dipped and electro-galvanized steel;

•	semi-finished long products such as blooms and billets; and

•	finished long products such as bars, wire-rods and wire-products.

      In 2003, Mittal Steel was one of the world’s largest producers of direct reduced iron with total production of 7.2 million tonnes. Direct reduced iron enables it to control the quality and consistency of its metallic input, which is essential to ensure uniform high quality of the finished products. Direct reduced iron has historically given Mittal Steel a cost advantage compared to scrap.

      The following table sets forth Mittal Steel’s total production of direct reduced iron, and its total shipments(1) of flat and long products for the nine months ended September 30, 2004 by major product category:

			Rest of
	Americas	Europe	World	Total

Direct reduced iron production (thousand tonnes)	5,514	481	1,083	7,078
Flat products shipments (thousand tons)
Semi-finished	3,227	1,215	437	4,879
Finished	4,322	5,073	6,702	16,097
Long products shipments (thousand tons)
Semi-finished	—	226	—	226
Finished	1,743	6,992	2,041	10,776
Total steel products	9,292	13,506	9,180	31,978

Raw Materials

      Mittal Steel’s principal raw materials are iron ore, coal, coke, scrap, hot metal, alloys, natural gas and electricity.

      Mittal Steel secures iron ore supplies from its own mines and through long-term and short-term purchase agreements with certain iron ore suppliers. Its mines are located in Kazakhstan, the United States, South Africa, Algeria and Mexico and account for approximately 45% of its iron ore requirements. Mittal Steel has entered into long-term contracts with the Sishen iron ore mine and the Thabazimbi iron ore mine in South Africa and long-term contracts with iron ore suppliers in the United States. These long term contracts collectively account for approximately 20% of its iron ore requirements. The remaining quantities of iron ore are procured through long-term and short-term contracts with both international and local suppliers. Mittal Steel’s principal international suppliers include Companhia Vale do Rio Doce and MineraAoes Brasileiras Reunidas S.A. in Brazil, Shougang Hierro Peru S.A. in Peru, Corporacion Venezolana de Guyana in Venezuela and Quebec Cartier Mining Co. in Canada.

      Approximately 40% of Mittal Steel’s coal requirements are produced primarily at Ispat Karmet in Kazakhstan. The balance of its coal requirements are purchased.

      Mittal Steel secures most of its coke requirements through its own coke making subsidiaries in Poland, Kazakhstan, South Africa, Romania and the Czech republic and through a joint venture agreement between Sun Coal Company and Primary Energy LLC and Inland. Certain of Mittal Steel’s operating subsidiaries buy coke from local sources to optimize cost savings from transport efficiencies.

      Mittal Steel procures the majority of its scrap requirements internally due to its integrated steel making facilities and direct reduced iron facilities. In addition, scrap is sourced through hot metal supply contracts entered into by its European operating subsidiaries. Scrap is typically procured locally, to optimize savings from transport efficiencies.

      Mittal Steel procures its electricity requirements from local, regulated utility companies at prices fixed by either contract or tariff, except at its locations in the United States where a significant portion of its electricity requirements are purchased from onsite generation owned by third parties.

      1 All references herein to shipments are to shipments of steel products and include certain intercompany quantities, unless otherwise noted.

      Mittal Steel procures most of its natural gas requirements from the natural gas spot market or through short-term contracts entered into with local suppliers of natural gas with prices fixed by either contract or tariff based on spot market prices.

Management

      The Chairman and Chief Executive Officer of Mittal Steel is Mr. Lakshmi N. Mittal. Mr. Mittal’s vision and his ability to guide Mittal Steel in its formulation and execution of appropriate business strategies to meet the challenges of an increasingly dynamic industry and business environment, have helped it to emerge as a world leader in the steel industry, with a global manufacturing and marketing presence.

      For the purposes of global strategy formulation, planning and central functions, the global operations of Mittal Steel are divided into three regions: the Americas, Europe and Rest of World. Operating subsidiaries at each of the regions have their own manufacturing, engineering and commercial organizations and operate as profit centers within the framework of Mittal Steel’s global and regional business strategies.

      Within corporate and, where appropriate, regional management there are specialized and experienced executives in fields such as finance, marketing, purchasing, operations, shipping, human resources, communications, internal assurance, strategic planning, technology and law.

      Mittal Steel implements a Knowledge Management Program, or KMP. KMP is intended to develop, share and utilize the knowledge and experience of Mittal Steel in order to accelerate improvements in business performance. KMP is a quality, cost and efficiency improvement program designed to allow each subsidiary to benefit from the best practices of Mittal Steel. KMP includes meetings between senior and middle level managers at Mittal Steel to share technical and operating experiences and expertise, coordinate activities and to receive updates as to technical and commercial developments and company-wide practices, as well as focused technical efficiency programs, undertaken on a centralized basis. Mittal Steel believes that KMP contributes to reducing procurement and conversion costs through bulk purchasing and improving overall profitability and operating efficiencies through mutual assistance.

Marketing and Sales

      Mittal Steel’s marketing strategy is to work with its customers on product development to meet their present and future requirements while utilizing its assets in the most efficient and profitable manner. Mittal Steel focuses its efforts on providing solutions to its customers to reduce their costs and becoming their preferred supplier of high quality steel products.

      The large majority of Mittal Steel’s products are sold directly to customers through its own sales force. A small portion of its products are sold to intermediate international traders.

Organizational Structure

      Mittal Steel is a holding company with no business operations of its own. All of Mittal Steel’s significant operating subsidiaries are substantially owned by Mittal Steel, indirectly through intermediate holding companies. The following chart represents the current operational structure, and not the legal or ownership structure, of Mittal Steel.

*	Each of these companies, directly or indirectly, accounts for 10% or more of the net sales of Mittal Steel.

      The following table sets forth the registered office of each significant operating subsidiary of Mittal Steel.

Subsidiary	Registered Office

Americas
Ispat Inland Inc.	3210 Watling Street
East Chicago, IN 46312
U.S.A.
Ispat Mexicana, S.A. de C.V.	Fco. J. Mújica No. 1-B
Apartado Postal No. 19-A
Cd. Lázaro Cárdenas, Mich
C.P. 60950
México
Ispat Sidbec Inc.	4000 route des Acieries
Contrecoeur (Québec)
J0L 1C0
Canada
Caribbean Ispat Limited	Mediterranean Drive
Point Lisas
Couva
Trinidad and Tobago
Europe
Ispat Europe Group S.A.	34-38 Avenue de la Liberté
L-1930 Luxembourg
Luxembourg
Ispat Polska Stahl SA	Ul Chorzowska 50, 40-121
Katowice, Poland
Ispat Sidex SA	Strada Smardan nr. 1 —
800.698, judetal Galati Romania
Ispat Nova Hut	Vratimovska 689, Ostrava 7,
Ostrava-Kuncice, Czech Republic

Subsidiary	Registered Office

Rest of World
Ispat Karmet OJSC	472319 Termitau City, Lenin Avenue 1,
Kazakhstan
Ispat Annaba Spa	Sidi Amar, El-Hadjar
Complex B.P. 2055,
Annaba 2300, Algeria
Iscor Ltd	Ispat Iscor Head Office
Delfos Boulevard
Vanderbijlpark, 1911
South Africa
P.O. Box 450
Pretoria, 0001
South Africa

Property, Plant and Equipment

      Mittal Steel’s principal operating subsidiaries in the Americas are Inland, Imexsa, Sidbec and CIL; in Europe are Polska, Sidex, Ispat Nova Hut and IEG; and in the Rest of World are Ispat Karmet, Ispat Annaba and Iscor. In addition, Mittal Steel conducts operations through other subsidiaries and affiliates. All of its operating subsidiaries are substantially owned by Mittal Steel through intermediate holding companies.

      Certain of Mittal Steel’s assets are encumbered in favor of its lenders. See Note 9 to the Mittal Steel Supplemental Combined Financial Statements.

Americas

Ispat Inland Inc.

      General. Ispat Inland Inc., or Inland, is the fourth largest integrated producer of steel in the United States, with shipments of 5.3 million tons in 2003. Inland was established in 1893, and all raw steel made by Inland is produced at its Indiana Harbor Works located in East Chicago, Indiana. The property on which this plant is located, consisting of approximately 1,900 acres, is held by Inland in fee. The basic production facilities of Inland at its Indiana Harbor Works consist of blast furnaces for making iron; basic oxygen and electric furnaces for making steel; a continuous billet caster, a continuous combination slab/bloom caster and two continuous slab casters; and a variety of rolling mills and processing lines that produce finished steel mill products. A continuous annealing line and slitting equipment are leased by Inland. Inland has granted the PBGC a lien upon the caster facility to secure the payment of future pension funding obligations. Substantially all of the remaining property, plant and equipment at the Indiana Harbor Works, other than the caster facility and leased equipment, is subject to the lien of the First Mortgage of Inland dated April 1, 1928, as amended and supplemented. The Indiana Harbor Works is also subject to a second lien in favor of the USWA to secure a post-retirement health benefit.

      I/N Tek, a partnership in which a subsidiary of Inland owns a 60% interest, has constructed a 1.7 million ton annual production capacity cold-rolling mill on approximately 200 acres of land, which it owns in fee, located near New Carlisle, Indiana. Substantially all of the property, plant and equipment owned by I/N Tek is subject to a lien securing related indebtedness. The I/N Tek facility is adequate to serve the present and anticipated needs of Inland planned for such facility.

      I/N Kote, a partnership in which a subsidiary of Inland owns a 50% interest, has constructed a one million ton annual production capacity steel galvanizing facility on approximately 25 acres of land, which it owns in fee, located adjacent to the I/N Tek site. Substantially all of the property, plant and equipment owned by I/N Kote is subject to a lien securing related indebtedness. The I/N Kote facility is adequate to serve the present and anticipated needs for galvanized products of Inland planned for such facility.

      PCI Associates, or PCI, a partnership in which a subsidiary of Inland owns a 50% interest, has constructed a pulverized coal injection facility on land located within the Indiana Harbor Works. Inland leases PCI Associates the land upon which the facility is located. A 50% undivided interest in substantially all of the property, plant and equipment at the PCI facility is subject to a long-term lease, with the balance of the PCI facility owned by PCI Associates. The PCI facility is adequate to serve the present and anticipated needs of Inland planned for such facility.

      Inland owns property at the Indiana Harbor Works used in connection with a joint coke and energy production project with Sun Coal Company and Primary Energy LLC.

      A subsidiary of Inland owns a fleet of 350 coal hopper cars (100-ton capacity each) used in unit trains to move coal and coke to the Indiana Harbor Works. Inland time-charters three vessels for the transportation of iron ore and limestone on the Great Lakes. During 1998, Inland transferred ownership of such vessels to a third party subject to a lien in favor of the PBGC on the vessels to secure the payment of future pension funding obligations. Such equipment is adequate, when combined with purchases of transportation services from independent sources, to meet the present and anticipated transportation needs of Inland.

      Inland also owns and maintains research and development laboratories in East Chicago, Indiana. These facilities are adequate to serve its present and anticipated needs.

      Production Facilities. The following table sets forth a general description of Inland’s principal production units at the Indiana Harbor Works.

Facility	Capacity (per year)	Production (2003)(1)

3 blast furnaces	5.7 million tons of hot metal	4.2 million tons
2 basic oxygen furnaces	5.9 million tons of liquid steel	4.7 million tons
3 slab and bloom casters	5.6 million tons	4.6 million tons
80” Hot strip mill	6.0 million tons	5.1 million tons
Cold rolling mill:
2 continuous pickle lines	3.1 million tons	2.4 million tons
56” and 80” tandem mill	3.7 million tons	2.4 million tons
Continuous annealing facilities	457,000 tons	304,000 tons
Batch annealing facility	1.7 million tons	1.6 million tons
3 temper rolling mills	2.9 million tons	2.1 million tons
5 finishing lines	2.1 million tons	1.7 million tons
3 coating lines	928,000 tons	750,000 tons
1 electric arc furnace	610,000 tons of liquid steel	372,000 tons
1 continuous billet caster	800,000 tons	359,000 tons
12” bar mill	700,000 tons	522,000 tons

(1)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

      Products. Inland produces and sells a wide range of steel products, largely carbon and high-strength low-alloy steel grades, in flat-rolled and bar forms. Flat products generated 89% of Inland’s 2003 revenue. This division manufactures and sells hot-rolled, cold-rolled, coated and galvanized steel sheets used in various applications including automotive, steel service center, appliance, office furniture and electrical motor markets. Inland’s flat products division also manages Inland’s iron ore and iron-making operations, and produces the major portion of its raw steel requirements. Inland is one of the leading producers in the United States of automotive sheet, the highest value-added flat-rolled carbon steel product, and one of the largest suppliers of steel to the appliance market. Over 80% of Inland’s flat-rolled steel revenues are generated by value-added cold-rolled or coated steels. Nearly all of Inland’s steel products are made to fill specific orders due to the unique chemistry, surface quality, and width and gauge requirements of our customers.

      Inland’s bar division generated 11% of Inland’s 2003 revenue, and manufactures and sells a variety of bar products, including SBQ to the automotive industry directly, as well as to forgers and cold finishers, and also to heavy equipment manufacturers and steel service centers. SBQ steel is used by our customers in the automotive, agricultural and transportation industries, among others, to manufacture products such as axles and bearings.

Ispat Mexicana, S.A. de C.V.

      General. Ispat Mexicana, S.A. de C.V., or Imexsa, is the largest steel producer in Mexico. Imexsa operates a pelletizer plant, two direct reduced iron plants, an electric arc furnace-based steel making plant and continuous casting facilities. Imexsa has advanced secondary metallurgical capabilities, including ladle refining, vacuum degassing and calcium silicon injection, which permit it to produce higher quality slabs that are used for specialized steel applications in the automotive, line pipe manufacturing, shipbuilding and appliance industries.

      Imexsa’s production facilities are located on 1,075 acres adjacent to a major deep water port in Lazaro Cardenas, Michoacan, Mexico, through which most of its slabs are shipped for export and its raw materials are received. The port is the largest bulk material handling port in Mexico and the second largest bulk material handling port in Latin America. The port includes a metals and minerals wharf with three berths, operated by our joint venture, Corporacion del Balsas, S.A. de C.V., or Corporacion del Balsas, under a concession from the Mexican government, which expires in 2014, and a multipurpose terminal berth operated by Imexsa, which currently accepts vessels up to Handymax size. Imexsa operates the multipurpose terminal berth under a concession from the Mexican government, which expires in 2010.

      During 2003, Imexsa received re-certification for QS 9000 through 2006 (previously obtained in 1999 and valid through 2003) and holds several certifications for manufacturing customer specific shipbuilding grades of steel. Some of the value-added products developed in 2003 were heat-treatment grades for plate manufacturing, oil country tubular goods, high chromium grade for oil exploration applications and also for the gas transportation industry. As part of moving up the value chain, Imexsa has invested $13.5 million in a Ruhrstahl Heraeus Top Lance, or RHTL, plant. The new plant, which commenced operations in October 2004, will enable it to produce up to 1.0 million tons of ultra low carbon interstitial free steel mainly for the automobile segment. Imexsa (through an affiliate) is also constructing an oxygen gas plant, in which it is investing $10.5 million and which is expected to be operational by the end of March 2005. Since its inception, Imexsa has been an export-focused company. In 2003, approximately 71% of Imexsa’s slabs were exported to finished steel product manufacturers in China, Germany, Korea, Thailand and the United States.

      In addition to its core steel-making facilities, Imexsa holds a 50% equity interest in Pena Colorada, an iron ore mining and pelletizing company which has the capacity to produce 4.0 million tonnes of pellets, of which Imexsa’s share is 50%. Imexsa also has strategic interests in several other ancillary companies, which provide significant benefits. These include:

•	a 50% interest in Corporacion del Balsas, which manages captive port facilities for handling raw materials;

•	a 50% interest in Servicios Siderurgicos Integrados, S.A. de C.V., which provides various products such as industrial gas and services to Imexsa, at its cost of producing these services; and

•	a 50% interest in Cal del Balsas, S.A. de C.V., which produces lime products.

      Production Facilities. The following table sets forth a general description of Imexsa’s principal production units:

Facility	Capacity (per year)	Production (2003)(1)

Pelletizer plant	4.0 million tonnes of pellets	3.2 million tonnes
Direct reduced iron plant	2.4 million tonnes of direct reduced iron	2.0 million tonnes
Direct reduced iron plant	1.7 million tonnes of direct reduced iron	1.5 million tonnes
4 electric arc furnaces	4.0 million tons of liquid steel	3.3 million tons
2 continuous casters	3.8 million tons of slabs	3.1 million tons
Thermal power station	40 megawatts (two 20-megawatt units)	88.24 million kwh

(1)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

      Products. Imexsa is the world’s largest supplier of slabs to the merchant market. Slabs are purchased both by steel manufacturers without primary steel-making facilities and by steel manufacturers with either a temporary or permanent reliance on external sources for a portion or all of their needs. Imexsa’s product line mainly caters to high-end applications of its customers.

      Imexsa utilizes direct reduced iron as its primary metallic input for virtually all of its production.

Ispat Sidbec Inc.

      General. Ispat Sidbec Inc., or Sidbec, is the fourth largest steelmaker in Canada, based on 2003 shipments of approximately 1.6 million tons of finished steel products. Sidbec is currently the only Canadian steelmaker utilizing internally produced direct reduced iron as the primary raw material for steel making.

      Production Facilities. Sidbec’s facilities are located in the Province of Quebec on approximately 1,050 acres of land in Contrecoeur, 100 acres in Longueuil and 23 acres in Montreal. The following table sets forth a general description of Sidbec’s principal production facilities.

Facility	Capacity (per year)	Production (2003)(1)

2 direct reduced iron plants	1.5 million tonnes of direct reduced iron	503,000 tonnes
2 electric arc furnaces	1.8 million tons of liquid steel	1.7 million tons
1 continuous slab caster	900,000 tons of slabs	800,000 tons
1 six-strand billet caster	900,000 tons of billets	800,000 tons
Hot strip mill	683,000 tons of hot bands	640,000 tons
Cold rolling mill:
Pickling line	470,000 tons	430,000 tons
2 cold-rolling mills	470,000 tons	379,000 tons
19 annealing furnaces	330,000 tons	261,000 tons
1 temper mill	330,000 tons	261,000 tons
2 rod and bar mills	860,000 tons of rods and bars	718,000 tons
1 pipe mill	109,000 tons of pipe	76,000 tons

(1)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

      Products. Sidbec manufactures a wide range of steel products, including hot, cold and galvanized sheet, wire rods, bar and pipe products, and markets these products primarily in Canada and the United States.

Caribbean Ispat Limited

      General. Caribbean Ispat Limited, or CIL, located in Trinidad and Tobago, is the largest steelmaker in the Caribbean, based on 2003 shipments of one million tons of steel products. CIL operates direct reduced iron plants, an electric arc furnace-based steel-making plant, continuous casting facilities and a high-speed rolling mill.

      Production Facilities. CIL’s facilities are located on approximately 260 acres at the Point Lisas Industrial Complex in Point Lisas, Couva, Trinidad and Tobago. CIL leases the property on which the facilities are located from Point Lisas Industrial Port Development Company, or PLIPDECO. On February 12, 1996, CIL and PLIPDECO entered into a lease agreement extending the terms of the lease of such property until April 10, 2038. The following table and discussion set forth a general description of CIL’s principal production facilities.

Facility	Capacity (per year)	Production (2003)(1)

2 direct reduced iron plants	1.3 million tonnes of direct reduced iron	965,000 tonnes
	1.4 million tonnes of direct reduced iron	1,310,000 tonnes
2 electric arc furnaces	1.2 million tons of liquid steel	1,029,000 tons
2 continuous casters	1.1 million tons of billets	988,000 tons
1 rod mill	810,000 tons of wire rods	706,000 tons

(1)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

      CIL’s production facilities are located adjacent to a dedicated deep water dock facility near the waterfront of the Gulf of Paria. CIL operates the facility, which is leased from National Energy Corporation of Trinidad and Tobago Limited through 2015, for the receipt and dispatch of various raw materials, consumables and finished products. The berth of the dock facility has a service length of about 450 yards and a depth of 45 feet. The primary imported materials received at the dock are iron ore pellets and limestone.

      Products. CIL produces wire rods for use in a wide range of industrial applications, including the manufacture of welding electrodes, cables, chains, springs, fasteners, wire strands and wire ropes, pre-stressed concrete strands, tire beads, as well as in the construction industry. In 2003, substantially all of CIL’s wire rod shipments were exported, primarily to steel fabricators in South and Central America, the Caribbean and the United States. CIL is also a significant producer, exporter, and user of direct reduced iron.

Europe

Ispat Europe Group S.A.

      General. Ispat Europe Group S.A., or IEG, is the holding company of all our operating subsidiaries in Germany and France. The principal steel-making operations are in Hamburg, Germany, Duisburg, Germany, Unimétal, France. In addition, it has a number of downstream facilities in Belgium, France, Germany, Italy and the United Kingdom. The downstream business is one of the largest in Europe.

      Production Facilities. The following table sets forth a general description of IEG’s principal production units.

Facility	Capacity (per year)	Production (2003)(1)

1 direct reduced iron plant	600,000 tonnes	565,000 tonnes
2 electric arc furnaces	2,800,000 tons of liquid steel	2,200,000 tons
4 continuous casters	6,300,000 tons of billets/blooms	3,525,000 tons
2 billet rolling mills	2,000,000 tons of billets	1,147,600 tons
3 wire rod mills	2,992,000 tons of wire rods	2,098,200 tons

(1)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

      Products. IEG’s principal products are wire rods, bars, billets and blooms, and IEG’s subsidiaries are the largest producers of high quality wire rods in Europe. In addition, IEG’s downstream facilities produce wires for various applications, including springs, elevator ropes, hoisting ropes, wire mesh and bright drawing bars.

Ispat Polska

      General. Mittal Steel currently holds a 70.5% interest in Ispat Polska, as well as the irrevocable right, as agreed by Mittal Steel and the Polish state authorities, to purchase an additional 25% interest in Ispat Polska from Polish state authorities.

      Ispat Polska, formerly Polski Huty Stali S.A., or PHS, took control of the businesses of four steel companies in 2003: Huta Katowice S.A., Huta T. Sendzimira S.A., Huta Florian S.A. and Huta Cedler S.A., all of which were then Polish state-owned enterprises. Ispat Polska is the largest steel producer in Poland, with an annual production capacity of approximately 8.3 million tons of crude steel. The agreement for the acquisition of Ispat Polska by Mittal Steel was concluded in October 2003 and the acquisition was completed in March 2004. The major operations of Ispat Polska are based in Dabrowa Gornicza, Krakow, Sosnowiec and Swietochlowice, Poland.

      Ispat Polska produces a wide range of steel products, including both long products (including billets, blooms, sections, rails, and wire-rods and tubes) and flat products (including slabs, hot-rolled products, cold-rolled products and galvanized and coated coils).

      The sale of Ispat Polska by the government of Poland was part of its initiative to restructure its national steel industry. Pursuant to the acquisition agreement, Mittal Steel committed to make capital expenditures of $623 million through December 2009, as well as to comply with the PHS restructuring plan that the government of Poland agreed with the European Commission as part of the European Union accession process, including the shutdown of some rolling and finishing facilities and minimum employment levels. Approximately $515 million of the required capital investment is expected to be completed by the end of 2006, including construction of a continuous slab caster, modernization of rolling mills at Krakow and Sosnowiec and construction of a color coating line.

      In connection with the combination of four steel companies into Ispat Polska, Ispat Polska also became the owner of shares in a number of related companies. Some of these subsidiaries operate rolling mills that engage in converting billets, slabs and other semi-finished products into a range of finished products.

      Production Facilities. The following are the principal production facilities of Ispat Polska:

Facility	Capacity (per year)	Production (2003)(3)

	(Thousand tons, except as noted)
13 coke oven batteries(1)	5,340 thousand tonnes	5,191 thousand tonnes
2 sintering plants	8,200 thousand tonnes	7,732 thousand tonnes
5 blast furnaces (four operational)	7,385	6,133
2 converter plants with six basic oxygen	8,377	6,797
furnaces
2 continuous steel casters (for billets and blooms)	3,307	2,937
1 continuous steel caster (for slabs)	1,984	1,919
Breakdown mill	2,646	1,789
Continuous billet mill	1,102	827
Hot rolling mill	2,205	1,823
Cold rolling mill	1,929	945
Heavy-section mill	1,047	1,059(2)
Medium-section mill	937	941(2)
Galvanizing line	300	258
Wire rod mill	606	541
Tube mill	276	116
Cold rolled strip plant	88	88
Wire plants	120	115

(1)	Includes coke production of Zaklady Koksownicze Zdzieszowice, a subsidiary of Ispat Polska.

(2)	Production in excess of the stated capacity is possible by adjusting the facility loading and product mix.

(3)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production number will not give the quantity of saleable finished steel products.

      Products. Ispat Polska’s product range includes slabs, billets, blooms, sections, hot-rolled sheets and strips, cold-rolled sheets and strips, galvanized sheets, welded tubes, wire-rods and other wire products and coated sheets.

      More than 50% of Ispat Polska’s products are sold in the domestic market, while the remainder are exported, primarily to customers located in other member states of the European Union. Ispat Polska ships its products primarily to customers in the construction, engineering, transport, mining and automotive industries.

Ispat Sidex

      General. Mittal Steel acquired 91.6% of Combinatul Siderurgica Sidex S.A. Galati, now Ispat Sidex, from the Authority for Privatization and Management of State Ownership of Romania in November 2001, and increased its interest to 99.4% in September 2003. Ispat Sidex operates the largest integrated steel plant in Romania and is among the largest producers of steel in Central and Eastern Europe.

      According to its own estimates, Ispat Sidex produces over 75% of the total steel consumption in Romania. Ispat Sidex enters into long-term agreements with domestic customers in the shipbuilding, construction, automotive and appliance sectors.

      In connection with its acquisition by Mittal Steel, Ispat Sidex agreed with the Romanian government to make capital expenditures of approximately $251 million from November 2001 through December 2006, of which $76 million is to be used for environmental projects, as well as a further $100 million in capital expenditures from 2007 through 2011. These investments are secured by a pledge of a portion of Mittal Steel’s shares in Ispat Sidex. These investments, which have totaled $143 million through December 2003, have included modernizing a slab caster, pickling line, tandem mill and re-heating furnaces in the hot-rolling and plate mill; reconstructing a coke oven battery; implementing new computer software; and investments in equipment for desulphurizing coke oven gas.

      Mittal Steel has provided employment commitments for a five-year period from the date of its acquisition of Ispat Sidex during which it agreed not to engage in any collective dismissals of employees at Ispat Sidex. Pursuant to the acquisition agreement, Ispat Sidex is also exempt from enforcement of certain Romanian fiscal and environmental laws until such time as Romania joins the European Union and exempt from certain taxes and duties.

      Production Facilities. Ispat Sidex has a total annual production capacity of approximately 7.0 million tons of crude steel. The following table sets forth a general description of Ispat Sidex’s principal production facilities:

Facility	Capacity (per year)	Production (2003)(1)

	(Thousand tons, except as noted)
6 coke ovens	2,212 thousand tonnes	1,637 thousand tonnes
3 sintering plants	8,150 thousand tonnes	5,670 thousand tonnes
5 blast furnaces	6,750	4,493
6 basic oxygen furnaces	7,055	5,006
4 continuous slab casters	3,913	4,356(2)
5 continuous bloom casters	596	398
1 billet mill	661	371
2 heavy plate mills	2,315	1,689
1 hot strip mill	3,527	2,256
Cold rolling mill	1,742	826
Hot dip galvanizing line	220	187
Welded pipe plant	49	22

(1)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

(2)	Production in excess of the design capacity is achieved by improved control and production parameters.

      Products. Ispat Sidex produces and markets a large variety of products, including slabs, billets, plates, hot rolled, cold rolled and galvanized sheet and large diameter longitudinally welded pipes. Approximately 25% of its products are sold domestically. Sales outside the domestic market, Europe, Canada and the United States are made by LNM Marketing.

Ispat Nova Hut

      General. In January 2003, Mittal Steel acquired a 69.7% interest, which increased to approximately 84.3% voting interest, in Ispat Nova Hut, the largest steel producer in the Czech Republic. This includes voting rights due to 13.9% of Ispat Nova Hut’s shares that Mittal Steel does not own but are to be transferred to it following the resolution of a dispute between the government of the Czech Republic and another party. The sale of Ispat Nova Hut by the government of the Czech Republic was part of an initiative to restructure the Czech steel industry. Mittal Steel made capital expenditure commitments totaling $243 million over 10 years, including $135 million from 2003 through 2007 and $20 million for environmental improvements. Upon acquisition, Mittal Steel rescheduled the debt obligations of the Nova Hut Group with a consortium of Czech and international banks and led by the International Finance Corporation.

      Ispat Nova Hut has an annual production capacity of over 3.6 million tons of crude steel.

      In connection with the acquisition, Ispat Nova Hut also committed to follow the medium term restructuring plan approved by the European Commission. This plan includes reductions in capacity and employment levels and contributions for developments in the surrounding region.

      Production Facilities. Ispat Nova Hut’s production facilities are located in Ostrava, Czech Republic. The sinter plant and blast furnaces, although located on the same site as the remainder of the production facilities, are owned and operated by Vysoké Pece Ostrava, a.s., in which Mittal Steel has a total interest of 83%. The following table sets forth a general description of Ispat Nova Hut’s principal production facilities:

Facility	Capacity (per year)	Production (2003)(2)

	(Thousand tons, except as noted)
3 coke ovens	1,500 thousand tonnes	1,493 thousand tonnes
2 sinter plants(1)	3,640 thousand tonnes	3,380 thousand tonnes
4 blast furnaces(1)	3,789	3,675
Steel mill with 4 open hearth tandem furnaces	3,638	3,404
3 continuous casters	3,667	3,345
Hot strip mill	1,217	1,007
2 section mills	1,400	1,306
Wire rod mill	675	649
2 seamless tube mills	315	303
Spiral welding shop	50	46
Power plant	201 MW	1,507 GWh

(1)	Owned and operated by Vysoké Pece Ostrava, a.s.

(2)	Production facility details include the production numbers for each step in the steel making process. Output from one step in the process is used as input in the next process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

      Ispat Nova Hut also has a controlling ownership share in several other small operating companies, including cold-rolling mills, hot-rolling mills and a welded tube manufacturer.

      Products. Ispat Nova Hut produces mostly long products. Over 40% of Ispat Nova Hut’s production is sold in the domestic market, and the remainder is sold primarily to customers in other European countries. Ispat Nova Hut sells most of its production directly to end users, primarily in the engineering, automotive and construction industries, as well as to “stockists” (small-lot resellers).

Rest of World

Ispat Annaba SPA

      General. Ispat Annaba, located in Algeria, is a joint venture entered into in October 2001 between Mittal Steel and Groupe Sider, or Sider, an agency of the government of the Republic of Algeria, pursuant to which Mittal Steel acquired a 70% ownership in Ispat Annaba. Mittal Steel simultaneously acquired a 70% interest in Ispat Tebessa, an iron ore producer that supplies Ispat Annaba, from Enterprise Publique Economique du Fer et du Phosphate, or Ferphos. Mittal Steel also has a right of first refusal on the purchase of the remaining 30% of Ispat Annaba and Ispat Tebessa should either Sider or Ferphos, respectively, sell its remaining interest. Ispat Annaba is the only integrated steel plant in Algeria, with an annual production capacity of approximately 2.0 million tons of crude steel. Ispat Annaba also owns port facilities at Annaba, which is located approximately 17 km away from its steel producing operations, for handling exports of steel products and imports of raw materials.

      In connection with its acquisition, Mittal Steel provided capital expenditure commitments for Ispat Annaba of $140 million (of which environmental investment commitments amount to $25 million) over 10 years from the date of acquisition, including minimum investment of $80 million and a minimum shipping level of 1.3 million tons per year by October 2006. Mittal Steel also provided employment commitments extending through October 2005 during which it agreed that it would not undertake any collective dismissals and agreed to provide a working capital facility of $15 million for five years. Mittal Steel also agreed to make capital expenditures of $30 million at Ispat Tebessa, $20 million of which is to be invested through 2006.

      Production Facilities. Ispat Annaba’s production facilities consist of six basic oxygen furnaces and one electric arc furnace. Ispat Annaba completed the modernization of its hot strip mill in 2002, and completed construction in March 2004 of a new bar mill with an annual production capacity of 400,000 tons.

      The following table sets forth a general description of Ispat Annaba’s principal production facilities:

Facility	Capacity (per year)	Production (2003)(1)

	(Thousand tons, except as noted)
2 coke making batteries (1 operational)	565 thousand tonnes	574 thousand tonnes	(2)
1 sintering plant	3,170 thousand tonnes	1,865 thousand tonnes
2 blast furnaces	1,896	1,048
6 basic oxygen furnaces and one electric arc furnace	1,989	1,157
Hot rolling mill	1,984	563
Cold rolling mill	992	310
2 bar and rod mills	896	331	(3)

(1)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

(2)	Production in excess of capacity is achieved by adjusting the coal blend.

(3)	New bar mill completed in March 2004.

      Products. Ispat Annaba produces both long and flat products. The flat product range includes slabs, hot rolled and cold-rolled coils and sheets, hot-dipped galvanized products and tin plates, and the long product range includes billets, wire-rods, rebars and seamless tubes. Ispat Annaba supplies products primarily to the construction, housing, engineering, packaging and petrochemical industries.

      Approximately two-thirds of Ispat Annaba’s products are sold domestically, with large quantities exported to customers in Europe and the Maghreb region of northern Africa.

Ispat Karmet OJSC

      General. Mittal Steel acquired steel manufacturing facilities in the Karaganda region of the Republic of Kazakhstan in November 1995 from the government of the Republic of Kazakhstan. Mittal Steel subsequently acquired a nearby power plant and coal and iron ore mines. These facilities are now all held by Ispat Karmet and its subsidiaries. Since its acquisition by Mittal Steel, Ispat Karmet’s annual shipments of finished products have increased from the pre-acquisition level of 2.5 million tons to 4.1 million tons in 2003. This increase has been accomplished primarily by investment in Ispat Karmet’s operating equipment and through application of the operating, financial, procurement and marketing strategies and strengths of Mittal Steel. The share of Ispat Karmet’s value-added products, primarily cold-rolled and coated products, in its total output has increased from 6% in 1995 to over 55% in 2003.

      In December 2001, Ispat Karmet signed an investment agreement with the government of the Republic of Kazakhstan, pursuant to which Ispat Karmet agreed to make capital expenditures of approximately $580 million. Total related capital expenditures through the nine months ended September 30, 2004 were $378 million. These capital expenditures have included reconstructing blast furnaces, constructing a continuous caster, constructing a coke oven battery, constructing a tin plate rolling mill and establishing a galvanizing line. Ispat Karmet is also constructing two twin strand slab casters and conducting a major overhaul of a blast furnace. Ispat Karmet plans to construct a color coating line, an additional cold rolling mill, a coke oven battery and a tinning line in 2005 and 2006.

      Mittal Steel has also agreed not to undertake collective dismissals with respect to Ispat Karmet employees. In connection with the acquisition of Ispat Karmet, Mittal Steel was also exempted from compliance with certain changes in environmental laws for 10 years from the date of acquisition.

      Production Facilities. Ispat Karmet’s integrated steel plant consists of three basic oxygen furnace and four blast furnaces, with a total annual production capacity of 6.6 million tons of crude steel. Ispat Karmet’s rolled steel is shipped to customers in coil, strip or sheet form. In 2002, Ispat Karmet obtained EN ISO 9001-2000 certification for one of its galvanizing lines and in 2003 it obtained this certification for its rolling mills.

      Over 90% of Ispat Karmet’s production is exported, and the production that is sold domestically accounts for nearly all domestic steel consumption.

      The following table sets forth a general description of Ispat Karmet’s principal production facilities:

Facility	Capacity (per year)	Production (2003)(1)

	(Thousand tons, except as noted)
5 coke oven batteries	2,470 thousand tonnes	2,483(2) thousand tonnes
1 sintering plant	6,500 thousand tonnes	6,378 thousand tonnes
4 blast furnaces	4,768	4,560
3 basic oxygen furnaces	5,732	5,410
2 slab mills	6,614	4,755
1 hot strip mill	5,071	4,329
2 cold rolling mills	2,632	2,369
3 electrolytic tinning lines	413	297
2 hot-dip galvanizing and aluminum-zinc coating lines	883	794

(1)	Production facility details include the production numbers for each step in the steel-making process. Output from one step in the process is used as input in the next step in the process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

(2)	Production in excess of the stated capacity is possible by adjusting the facility loading and product mix.

      Products. Ispat Karmet’s product range of flat steel products includes pig-iron, slabs, hot and cold-rolled coils and sheets, black-plates, covers, tin-plates, hot-dipped galvanized products and pipes.

      Ispat Karmet sells steel products to a range of industries, including the tube and pipe making sectors, and manufacturers of consumer goods and appliances. Export sales of products manufactured by Ispat Karmet other than to customers in Europe, the Russian Federation and other CIS countries are conducted by LNM Marketing. LNM Marketing purchases steel products from Ispat Karmet pursuant to an agreement that extends through 2009, according to which prices are based on historical averages, increased annually at a fixed rate.

      A significant percentage of Ispat Karmet’s production is exported to China and other countries in West, Central and Southeast Asia.

Iscor Ltd.

      General. Iscor Ltd. is the largest steel producer in Africa, and has an installed annual production capacity of 9.2 million tons of crude steel. In 2001, Mittal Steel acquired 8.26% of the shares in Iscor, and increased its interest to 34.8% through additional purchases during 2002. In December 2002, Mittal Steel made an offer to Iscor shareholders to acquire up to an additional 12.19% of Iscor’s issued share capital. This offer was fully subscribed, and acquisition of these shares was completed in February 2003, as a result of which Mittal Steel’s ownership of Iscor increased to 47%. In return for the offer, the shareholders agreed to waive their right to receive a mandatory offer when Mittal Steel’s shareholding in Iscor exceeded 35%. By

December 31, 2003, Mittal Steel had made additional purchases by which it increased its interest in Iscor to 49.99% and following approval from the South African Competition Tribunal, Mittal Steel acquired a further 2,000 shares in June 2004, increasing its shareholding in Iscor to slightly over 50%. Iscor is consolidated into Mittal Steel’s financial statements from January 1, 2004.

      Approximately 70% of Iscor’s sales in 2003 were of flat products and 30% were of long products. According to its own estimates, Iscor has an overall domestic market share of approximately 66% in 2003.

      Production Facilities. Iscor operates two integrated steel plants, a facility based on COREX furnaces and direct reduced iron facilities. Iscor has four production facilities: Vanderbijlpark Works and Saldanha Steel, which produce flat products, and Newcastle and Vereeniging Works, which produce long steel products. Iscor’s Vanderbijlpark Works is located in South Africa’s Gauteng Province and has an annual production capacity of 4.7 million tons. Saldanha Steel, based on South Africa’s west coast near the deep-sea port of Saldanha, is a technologically modern facility with an annual production capacity of 1.4 million tons. Newcastle Works, located in the northern part of Kwa-Zulu Natal Province, has an annual production capacity of 2.0 million tons. Vereeniging Works located in Gauteng province, has an annual production capacity of 0.4 million tons of specialty steel products. The following table sets forth a general description of Iscor’s principal production facilities:

Facility	Capacity	Production (2003)(1)

	(Thousand tons, except as noted)
10 coke oven batteries	2,853 thousand tonnes	2,213 thousand tonnes
2 sintering plants	4,643 thousand tonnes	4,159 thousand tonnes
5 direct reduced iron kilns and one MIDREX® converter	1,696 thousand tonnes	1,567 thousand tonnes
3 blast furnaces	4,950	4,942
1 COREX® C2000 furnace	876	779
5 basic oxygen furnaces	5,638	4,934
5 electric arc furnaces	3,590	2,876
2 ladle furnaces	3,086	2,063
Continuous casting — four slab, two bloom and one billet casters	8,509	7,359
2 hot strip mills	4,335	4,261
1 hot plate mill	537	273
2 cold rolling mills with five stand tandem mills	1,669	1,367
Bar, rod and billet mills	3,412	3,072
Galvanizing lines — two continuous, one electrolytic	645	504
2 tinning lines — one continuous, one for cans	462	372
2 continuous pickling lines	1,769	1,628
2 continuous annealing lines	601	537
3 tempering mills	733	562

(1)	Production facility details include the production numbers for each step in the steel making process. Output from one step in the process is used as input in the next process. Hence, the summation of production numbers will not give the quantity of saleable finished steel products.

      Business Assistance Agreement. At the time of its initial investment in Iscor in November 2001, Mittal Steel entered into a Business Assistance Agreement, or the BAA, with Iscor, which expired on December 31, 2004. Within the framework of the BAA, Mittal Steel undertook to provide Iscor with business, technical, purchasing and marketing assistance; to assist Iscor in attaining additional sustainable savings; and to invest a minimum of $75 million in acquiring a strategic shareholding in Iscor prior to March 2003. The agreement originally provided for Mittal Steel to be allotted a certain percentage of shares in Iscor through the end of 2004, contingent on the achievement of specified cost savings, but was amended in December 2003 to provide for payment in either shares or cash.

      Mittal Steel received R613 million (approximately $94 million) in cash as BAA remuneration in December 2003 for the sustainability period ending June 2003 and R731 million (approximately $114 million) in cash as final remuneration in August 2004 for the sustainability period ending June 2004.

      Products. Iscor’s range of products includes hot-rolled sheets, cold-rolled sheet, coated-sheet, wire-rod and forged steel. Most of Iscor’s production is sold domestically. Asia is its largest export market, though significant quantities are also sold to customers in Europe and other parts of Africa. Iscor’s steel products are marketed internationally through Macsteel International B.V., a joint venture with Macsteel Holdings (Pty) Limited in which Iscor holds a 50% interest. Macsteel International purchases products from Iscor, and charges a contractual gross margin for its services with respect to these sales.

Government Regulation

      Mittal Steel’s operations are subject to various regulatory regimes in the regions in which it conducts its operations. The following is a discussion of the principal features of selected regulatory regimes that are or are likely to affect its operations.

      Environmental Regulation. Mittal Steel is subject to various environmental laws and regulations in the jurisdictions in which it conducts its operations. These regulations include requirements to obtain permits for certain emissions made in the ordinary course of its business and to conduct certain land and soil restoration activities. In connection with some of its acquisitions, Mittal Steel has also committed to make certain investments in pollution control measures and environmental abatement.

      EU Directive 2004/35/ EC of April 21, 2004 on Environmental Liability with Regard to the Prevention and Remedy of Environmental Damage, or the Environmental Liability Directive, provides for remedies for damage to the environment. While the manner and impact of the implementation of the Environmental Liability Directive is not yet certain, Mittal Steel is closely monitoring the potential impact on its operations.

      EU Directive 2003/87/ EC of October 13, 2003, or the Directive, established a program under which member states are allowed to trade greenhouse gas emission allowances within the European Community, subject to certain conditions. Member states must ensure that, from January l, 2005, no installation undertakes certain activities specified in the Directive that results in emissions specified in relation to that activity unless its operator holds a permit issued by a competent authority. The Directive also establishes carbon dioxide emission trading starting from January 1, 2005.

      The operations of Ispat Karmet are subject to oversight by the Ministry of Natural Resources and Environmental Protection of Kazakhstan, which establishes pollution limits and quotas. Relevant legislation imposes various fees for discharges of pollutants and other environmental damage and limits for discharges, and entities that emit pollution in excess of these amounts must pay higher rates. According to the terms of its acquisition by Mittal Steel, through 2005 Ispat Karmet is required to make annual expenditures on pollution control measures of at least KZT 200 million (approximately $1.5 million) and to adhere to environmental regulations in effect as of November 17, 1995.

      The operations of Ispat Inland Inc. are subject to environmental laws and regulations concerning emissions into the air, discharges into ground water and waterways, and the generation, handling, labelling, storage, transportation, treatment and disposal of waste material. These include various United States federal statutes regulating the discharge or release of pollutants to the environment, including the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, or RCRA, Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, also known as Superfund, Safe Drinking Water Act and Toxic Substances Control Act, as well as state and local requirements. Violations of these laws and regulations can give rise to a variety of civil, administrative, and, in some cases, criminal actions and could also result in substantial liabilities or require substantial capital expenditures. In addition, under CERCLA the

EPA has authority to impose liability for site remediation on waste generators, past and present site owners and operators, and transporters, regardless of fault or the legality of the original disposal activity. Liability under CERCLA is strict, joint and several.

      Foreign Trade. Exports of steel products manufactured by Ispat Karmet require licenses from the Ministry of Industry and Trade of the Republic of Kazakhstan. Each export transaction requires an individual license.

      Foreign Exchange. Some operations involving the South African rand are subject to limitations imposed by the South African Reserve Bank. For example, approval of the South African Reserve Bank is required in order to obtain foreign financing. These restrictions have not historically had a material impact on the operations of Iscor.

      The purchase and sale of foreign currency by Kazakh residents (including individuals and legal entities) is restricted by the National Bank of Kazakhstan. Purchases and sales of foreign currency may only be conducted by residents through authorized banks or other authorized organizations. Payments in “routine currency operations” may be made by residents of Kazakhstan to non-residents through authorized banks without restriction. Such “routine currency operations” include import/export settlements with payment within 180 days; short-term loans with terms of less than 180 days; dividends, interest and other income from deposits, investments, loans and other operations; and non-commercial transactions such as wages, pensions, and alimony. Operations involving the movement of capital from residents to non-residents require a license from the National Bank of Kazakhstan, and transactions involving the movement of capital from non-residents to residents must be registered with the National Bank of Kazakhstan. Licenses are issued on a case-by-case basis, and are valid only for a single transaction. These transactions include payments for exclusive rights to intellectual property; payments for rights to immovable property; settlements for import/export transactions and loans having terms of more than 180 days; and international transfers of pension assets and insurance and re-insurance contracts of an accumulative nature. Most transactions in which Ispat Karmet engages are not currently subject to licensing or registration requirements from the National Bank of Kazakhstan.

Litigation

      In addition to the matters discussed below, Mittal Steel is party to various legal actions arising in the ordinary course of business. Mittal Steel does not believe that the adverse determination of any such pending routine litigations, either individually or in the aggregate, will have a material adverse effect on its results of operations, financial condition or cash flows.

  Americas

      In 1990, Inland was party to a lawsuit filed by the EPA under the RCRA. In 1993, Inland entered into the EPA Consent Decree, which, among other things, requires the investigation and remediation of the Indiana Harbor Works. At September 30, 2004 and December 31, 2003, Inland’s reserves for environmental liabilities totaled $36.9 million and $36.8 million, respectively, $22.2 million and $22.1 million, respectively, of which is related to the sediment remediation under the EPA Consent Decree. At this time, it is not possible to accurately predict, beyond the currently established reserve, the amount of Inland’s potential environmental liabilities.

      In January 2005 Inland received a third party complaint by Alcoa Incorporated alleging that Inland is liable as successor to the interests of Hillside Mining Co., or Hillside, a company that Inland acquired in 1943, operated until the late 1940s and then sold in the early 1950s. It is alleged in the complaint that since Hillside was operating in the area at the same time as Alcoa, if Alcoa is found to be liable in the original suit that was filed against it by approximately 340 individuals who live in the Rosiclare area of southern Illinois, then Inland should also be found liable, and there should be an allocation to Inland of the amount that would be owed to the original plaintiffs. Those original plaintiffs are alleging that the mining and processing operations allowed the release of fluorspar, manganese, lead and other heavy metal contaminants, causing unspecified personal injury and property damage. Inland has also been identified as a potentially responsible party by the Illinois

Environmental Protection Agency in connection with this matter. Inland has requested further information from the Illinois Environmental Protection Agency regarding their potential claim. It is not possible to accurately predict the amount of Inland’s potential liability or whether this potential liability could materially affect Inland’s financial position, but it does intend to defend itself fully in these matters.

      On September 15, 2003, Inland entered into a settlement agreement with Ryerson Tull, pursuant to which Ryerson Tull paid Inland $21 million to release Ryerson Tull from various environmental and other indemnification obligations arising out of the sale by Ryerson Tull of Inland to Ispat International in 1998. The $21 million received from Ryerson Tull was paid into Inland’s pension plan, and went to reduce the amount of a Ryerson Tull guaranty/letter of credit provided to the PBGC upon the sale of Inland. Inland also agreed with Ryerson Tull to, among other things, make specified monthly contributions to Inland’s pension plan totaling $29 million over the 12-month period beginning January 2004, thereby eliminating, by the end of such year, the obligation of Ryerson Tull to provide the continuing guaranty and letter of credit to the PBGC, which guaranty/letter of credit Inland had previously committed to take all necessary action to eliminate. On September 15, 2004, Inland contributed the remaining $29 million. In addition, Inland committed to reimburse Ryerson Tull for the cost of the letter of credit to the PBGC and to give Ryerson Tull one-third of any proceeds that may become payable in connection with the Natural Resource Damages Act, or the NRDA, settlement under an environmental insurance policy.

      In October 1996, Inland was identified as a potentially responsible party due to alleged releases of hazardous substances from its Indiana Harbor Works facility and was notified of the NRDA trustees’ intent to perform an environmental assessment on the Grand Calumet River and Indiana Harbor Canal System. A form of consent decree has been negotiated, which was issued as a final order of the court in January 2005. Under the decree, Inland would pay approximately $1.5 million in the first year and approximately $1.7 million in each of the four years thereafter, for a total of approximately $8.2 million. Inland has also incurred approximately $0.5 million in costs related to this matter which will be payable within 30 days of the approval of the consent decree. Although Inland has taken an accounting reserve on this matter for approximately $8.7 million, Inland currently believes that, as a result of related ongoing negotiations with the EPA, Inland will be able to reduce the amount of a separate $28 million environmental reserve established concerning Inland’s EPA Consent Decree by approximately $7 million to $9 million. Until such time as the matter is finally resolved, it is not possible to accurately predict, beyond the currently established reserve, the amount of Inland’s potential liability or whether this potential liability could materially affect Inland’s financial position.

      Inland expects to make capital expenditures of $2 million to $5 million annually in each of the next five years for construction and have ongoing annual expenditures (non-capital) of $35 million to $40 million for the operation of air and water pollution control facilities to comply with current federal, state and local laws and regulations.

      Inland’s labor agreement with the USWA expired on July 31, 2004. Inland was negotiating a new collective bargaining agreement with the USWA prior to the announcement of the proposed merger. However, in connection with the merger, on October 24, 2004 the LNM Group (consisting of Ispat International and LNM Holdings), ISG and the USWA, executed a letter of understanding in which the parties agreed, among other things, that subject to ratification by the USWA’s Inland membership and the completion of the merger, Inland’s employees would be covered under the ISG collective bargaining agreement, as amended to include the terms agreed to pursuant to the letter of understanding and any other adjustments regarding Inland employees negotiated by the parties and consistent with the principles set forth under ISG’s current collective bargaining agreement. The parties are currently negotiating an amendment to the ISG collective bargaining agreement. The parties expect these negotiations to be completed prior to the completion of the merger. Once the terms of the amended collective bargaining agreement are finalized among the parties, the USWA’s Inland membership must ratify the agreement so that it is applicable to them.

      In 2000 and 2002, U.S. petitioners sought to have antidumping and countervailing duties assessed against cold-rolled imports from 12 countries and 20 countries, respectively. On both occasions, the U.S. International Trade Commission, or the ITC, issued negative final injury determinations, effectively terminating the investigations. U.S. petitioners appealed the 2000 ITC decision to the U.S. Court of International Trade, or the CIT, which remanded that decision to the ITC on October 28, 2003. On April 30, 2004, the ITC published its revised findings and affirmed the previous determinations. U.S. petitioners appealed the 2002 ITC decision to the CIT; the appeal was denied by the CIT on February 19, 2004, upholding the ITC’s final negative injury determination. Also, in May of 2004, the U.S. Department of Commerce and the ITC began a review that is expected to be completed in April 2005 of existing countervailing duty and antidumping orders against hot-rolled carbon steel flat products from Brazil, Japan and Russia that could result in the termination of such orders. Actions taken by trade authorities in connection with these matters could result in the assessment of increased levies or customs duties on future export sales into the United States, and/or increase the supply of steel into the United States, and, in either case, negatively impact future profit margins.

      Under the U.S. Continued Dumping and Subsidy Offset Act of 2000, or the CDSOA, commonly known as the “Byrd Amendment,” Inland was awarded approximately $1.2 million in collected customs duties for the year 2002, $2.1 million for 2003, and $1.4 million for 2004, based on its participation in or support for various U.S. antidumping and countervailing duty cases. The payment is based on “qualifying expenditures” and is distributed to U.S. steel companies out of funds collected from foreign producers under antidumping and countervailing duty orders. On September 2, 2002, the World Trade Organization, or WTO, issued a final ruling condemning the CDSOA. In its ruling the WTO recommended that the United States repeal the Byrd Amendment in order to comply with its findings. The U.S. government has appealed the decision, but the future of the CDSOA and offset distributions is questionable.

      In December 2001, CIL settled arbitration proceedings with respect to a scrap supply contract. This amounted to $21 million, of which $16 million was paid in cash and the balance of $5 million is being paid in 12 quarterly installments, which started on March 31, 2002. No interest is to accrue on the remaining balance unless the remaining installments are not paid when due. During 2002, a claim by a third party for alleged entitlement to the settlement monies was the subject of separate proceedings in Trinidad, which has been settled without any additional liability for Mittal Steel.

      In September 2003, the owners of a bulk cargo vessel commenced arbitration proceedings against CIL and an affiliate in connection with the loss of the vessel, which had been carrying a cargo of direct reduced iron supplied by CIL from Trinidad to Indonesia. Mittal Steel is unable to estimate the amount of liability, if any, arising from these proceedings. In October 2004, Ispat International provided cash security of $9.4 million in accordance with a court order.

      In March 2004, a group of residents in Nova Scotia brought a potential class action in the Supreme Court of Nova Scotia against various parties, including Sidbec, alleging various torts for damage allegedly caused by the steel plant and coke ovens formerly owned and occupied by Dominion Steel and Coal Corporation from 1927 to 1967. Mittal Steel acquired Sidbec in 1994 and the plaintiffs are attempting to establish that Sidbec thereby assumed the liabilities of the former occupiers. The plaintiffs are now seeking to have the claim approved as a class action, though the court has not yet issued a decision on this matter. Mittal Steel Canada intends to file preliminary motions to set aside this claim at an early stage. Mittal Steel is currently unable to assess the outcome of these proceedings or the amount of Mittal Steel Canada’s potential liability, if any.

     Europe

      In May 2003, the Irish government commenced proceedings against Imexsa and Ispat International, claiming certain environmental cleanup costs relating to the site of Irish Ispat, which was closed in 2001. See “MITTAL STEEL — History and Development.” In April 2004, the Irish government filed a Notice of Discontinuance of its claim against Mittal Steel and served its Statement of Claim against Imexsa in May 2004. In October 2004, Imexsa served a Request for Further and Better Particulars of Statement of Claim. In February 2005, the court dismissed the claim with no order for costs.

      In 1994, the European Commission raised claims of €47 million for repayment by DSG Dradenauer Stahlgesellschaft GmbH, or DSG, a former subsidiary of Mittal Steel, of loan amounts alleged to qualify as improper subsidies from the City of Hamburg. In April 2002, the European Court of Justice decided that the loan was an unauthorized subsidy under European Community law. DSG stated that the loan had been fully repaid. At first instance, the court in Hamburg, Germany confirmed the position of DSG. However, in April 2004, the High Court in Hamburg ruled that DSG is obliged to pay DM 1 million (€0.5 million) to the City of Hamburg. DSG is appealing this decision. Mittal Steel cannot predict the final outcome of these proceedings. In August 2004, DSG filed for bankruptcy and a receiver was appointed by the court. In August 2002, DSG was sold and consequently is no longer a subsidiary of Mittal Steel.

      In late 2002, three subsidiaries of Mittal Steel (Trefileurope, Trefileurope Italia S.r.l. and Fontainunion S.A.), along with other European manufacturers of pre-stressed wire and strands steel products, received notice from the European Commission that it was conducting an investigation into possible anti-competitive practices by these companies. Mittal Steel and its subsidiaries are cooperating fully with the European Commission in this investigation. The European Commission can impose fines (up to a maximum of 10% of annual revenues) for breaches of EU competition law. Mittal Steel is currently unable to assess the ultimate outcome of the proceedings before the European Commission or the amount of any fines that may result. As the alleged anti-competitive activities would have taken place in large part prior to the acquisition of the subsidiaries, Mittal Steel has notified the previous owners that it will seek indemnification for costs resulting from the investigation.

      Sidex International Plc., or SIP, a joint venture that Ispat Sidex formed with Balli Steel Plc in 1997, in 2002 raised a claim of approximately $49 million for non delivery of steel by Ispat Sidex from 1998 onwards as well as interest, damages and costs. Ispat Sidex disputes this claim and has brought a counterclaim for non payment by SIP plus damages, interest and costs, in a total amount exceeding the amount of the claim raised by SIP. Arbitration hearing proceedings began in mid-November 2004. Mittal Steel expects to be indemnified by the government of Romania if an award is granted in favor of SIP by a competent court or arbitration tribunal by a definite and irrevocable decision with respect to this claim.

      In February 2003, the Romanian Custom Authorities, or RCA, alleged non-compliance with respect to custom regulations relating to imported steel products at Ispat Sidex and assessed a penalty on Ispat Sidex in the amount of $14 million. Ispat Sidex subsequently appealed the decision of the RCA with the court of first instance and received a favorable ruling from the court of first instance with respect to $5 million alleged in the claim. With respect to the remaining $5 million assessment, Mittal Steel received an initial favorable ruling in the court of first instance on procedural grounds, which was appealed by the RCA to the Court of Appeal. The Court of Appeal reversed the decision of the court of first instance and reverted the case to the court of first instance. In the reverted proceeding, $2 million is still under consideration by the court of first instance and the RCA have received judgment against Ispat Sidex for $3 million. Mittal Steel is awaiting the grounds of rejection and intends to appeal the decision to a higher court.

      Since 2001, Ispat Nova Hut has been involved in a dispute with ICF Kaiser Netherlands B.V., or ICF, the contractor for phase 1 of a mini-mill works project (rolling mill P1500), and its parent company, Kaiser Group International. Under the terms of the turnkey engineering and construction contract, a maximum of three performance tests were required to ensure that the mini-mill met contract mandated quality and quantity standards. Although the mini-mill failed the first performance tests, ICF contends that Ispat Nova Hut owes it various costs incurred by ICF in relation to the construction of the mini-mill. As of January 31, 2005, the dispute has not been resolved and ICF commenced legal proceedings against Ispat Nova Hut. Until recently, the primary legal venue for this matter has been the United States Bankruptcy Court for the District of Delaware, where Kaiser Group International is currently going through bankruptcy reorganization. The Delaware bankruptcy court has previously ruled that Kaiser Group International, as opposed to ICF, could proceed with prosecution of its specific claims against Ispat Nova Hut in the Delaware bankruptcy court venue. Ispat Nova Hut appealed this ruling, and in the first quarter of 2004, the Delaware bankruptcy court’s decision was overturned by the United States District Court for the District of Delaware, which ruled that the proceedings should be stayed pending the completion of international arbitration proceedings. On January 6, 2004, ICF filed arbitration claims against Ispat Nova Hut in the amount of $51 million with the International Court of Arbitration in Paris, with the earliest possible award ruling being issued sometime in 2005. The sum claimed was revised to $67 million in November 2004 to include interest and additional costs. Mittal Steel vigorously disputes this claim and has submitted a $50 million counterclaim against ICF in these same arbitration proceedings. As Mittal Steel cannot determine the outcome of this matter or estimate the amount or range of potential contingent loss that may be incurred by Ispat Nova Hut, no litigation reserve has been provided for as at December 31, 2003.

  Rest of World

      In September 2004, the Environment Inspection Department of the Republic of Kazakhstan raised a claim for approximately $20 million, alleging that Ispat Karmet had failed to obtain the necessary approvals from the Environment Ministry and had therefore engaged in pollution without permission during the first six months of 2004. Ispat Karmet believes that it has acted in accordance with the terms of agreement by which it was acquired by Mittal Steel, which required compliance with environmental norms existing as of the date of such agreement and to make specified minimum investments in controlling environmental pollution, and Ispat Karmet plans to defend the matter.

INTERNATIONAL STEEL GROUP

The Company

Overview

      ISG is one of the largest integrated steel producers in North America1 with annual raw steel production capability of about 23 million net tons. It ships a variety of steel products from 13 major steel producing and finishing facilities in eight states. ISG has grown by acquiring out of bankruptcy the steelmaking assets of LTV, Acme, Bethlehem, Weirton and Georgetown.

      ISG believes that its cost structure is lower and more variable than other U.S. integrated steelmakers and is competitive with U.S. mini-mill steelmakers as well as most low cost international steelmakers. By acquiring facilities through asset purchases in bankruptcy proceedings, it is substantially free from the historical legacy costs that burdened the acquired facilities. ISG has collective bargaining agreements with the USWA and the Independent Steelworkers Union covering all of its principal facilities, which are a substantial departure from the labor agreements that previously governed employment at the acquired facilities. ISG believes its collective bargaining agreements, which expire in late 2008 and early 2009, have enabled it to implement a culture and operating philosophy that results in a significantly higher level of labor productivity than achieved previously at the facilities it acquired. A significant factor in ISG’s success has been the talent and experience of its senior management team, led by Rodney B. Mott, ISG’s President and Chief Executive Officer. ISG’s senior management team has experience managing both integrated and mini-mill facilities.

      ISG believes its plants are some of the most modern and well-maintained integrated steelmaking facilities in North America. ISG’s facilities and the skills of its workforce enable it to manufacture high quality, value-added steel products for its demanding customer base. ISG produces a broad range of hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, wire rod, rail products and semi-finished shapes. It sells these products directly to end-users, third-party processors and service centers primarily located in the Midwest and along the eastern seaboard of the United States.

History

      On April 12, 2002, ISG acquired out of bankruptcy the principal steelmaking and steel finishing assets of LTV, including the Cleveland, Indiana Harbor and Hennepin facilities, for $83.4 million in cash and assumed liabilities. These assets were idle when it acquired them. In addition, in May 2002, ISG purchased semi-finished and raw material inventories from LTV for $52.4 million in cash. ISG did not assume any of LTV’s defined benefit pension obligations and defined benefit retiree health obligations.

      On October 10, 2002, ISG acquired out of bankruptcy Acme’s sheet strip mill and basic oxygen furnace in Riverdale, Illinois for $60.9 million in cash, plus debt and certain assumed liabilities. The compact strip mill at the Riverdale facility was commissioned in September 1996 at a cost of over $400.0 million. These assets were idle when it acquired them. ISG restarted these assets in December 2002 and believes the facility is a competitive producer of high quality specialty steel products. ISG supplies Riverdale’s basic oxygen furnace with hot metal from blast furnaces at its Indiana Harbor Works and Burns Harbor facilities.

      Since December 15, 2002, substantially all of the hourly employees at ISG’s Cleveland, Indiana, Hennepin and Riverdale facilities have been governed by ISG’s collective bargaining agreement with the USWA. This agreement was ratified in February 2003 by approximately 95% of its represented steelworkers who voted. This collective bargaining agreement is substantially different from historical contracts the USWA has had with other large, integrated steel companies. On June 16, 2003, a substantially similar collective bargaining agreement was ratified by approximately 90% of the represented workers at the acquired Bethlehem facilities who voted. This agreement became effective at the acquired Bethlehem facilities on that same day. The terms of ISG’s collective bargaining agreement will also apply, subject to approval by the USWA and ratification by the covered workers, to any facilities with USWA represented employees that ISG may acquire in the future. The Weirton facility was acquired on May 18, 2004 and the unionized employees,

      1 Source: International Iron and Steel Institute Report, “World Steel in Figures 2004.”

who are members of the Independent Steelworkers Union, ratified the collective bargaining agreement by over a 90% vote. The Georgetown facility was acquired on June 21, 2004 and the collective bargaining agreement was unanimously ratified by the employees.

      In May 2003, ISG acquired out of bankruptcy substantially all of the assets of Bethlehem and its subsidiaries for $822.6 million in cash and the assumption of certain liabilities. This amount is net of cash acquired and $41.1 million in cash received subsequent to the closing from Bethlehem as required in the acquisition agreements for working capital adjustments and amounts not needed for secured, priority and administrative claims. Additional amounts could be received pending resolution of certain legal and contingent issues. Also, this amount includes payments of $81.6 million related to the transition assistance program for USWA-represented former Bethlehem employees.

      As part of the Bethlehem asset acquisition ISG acquired, among other things, steelmaking and finishing facilities at Burns Harbor, Indiana; Sparrows Point, Maryland; Coatesville, Pennsylvania; and Steelton, Pennsylvania, and several rolling and finishing facilities, including those at Conshohocken, Pennsylvania; Lackawanna, New York; and Columbus, Ohio. The Bethlehem asset acquisition broadened ISG’s product offerings and expanded its geographic presence.

      In May 2004, ISG acquired out of bankruptcy substantially all of the assets of Weirton for approximately $186 million cash plus assumed liabilities. Weirton based in Weirton, West Virginia is a significant producer of tin mill products.

      In June 2004, ISG acquired substantially all of the assets of Georgetown for approximately $18 million cash plus assumed liabilities. The Georgetown plant, located in Georgetown, South Carolina has the capability to produce high-quality wire rod products, which are used to make low carbon fine wire drawing, wire rope, tire cord, high-carbon machinery, and upholstery springs.

      In July 2004, ISG acquired a hot briquetted iron (HBI) facility in Trinidad & Tobago for approximately $18 million in cash, including payment at the closing of certain assumed liabilities. The facility was restarted in November 2004.

Products

      ISG’s principal products include a broad range of hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, wire rod, rail products and semi-finished shapes to serve the automotive, construction, pipe and tube, appliance, container and machinery markets. ISG sells steel products directly to end-users, third-party processors and service centers primarily located in the Midwest and along the eastern seaboard of the United States. All of these products are available in standard carbon grades as well as high strength, low alloy grades for more demanding applications. The following chart sets forth ISG’s respective product mixes based on shipments for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002.

	Nine Months Ended	Years Ended
	September 30,	December 31,

	2004	2003	2002

Hot Rolled	42%	46%	71%
Cold Rolled	19	19	22
Coated	21	20	7
Plate	10	8	—
Tin Plate	5	4	—
Rail and other	3	3	—

	100%	100%	100%

     Hot-Rolled Products

      All coiled flat-rolled steel is initially hot-rolled by passing a slab through a multistand rolling mill to reduce its thickness to less than 5/8 inch. Hot-rolled steel destined for the sheet market can be either shipped as black band, or cleaned in an acid bath and sold as pickled band. These products are used in non-critical surface applications such as automotive frames and wheels, construction products, pipe, off-highway equipment and guardrails.

     Cold-Rolled Products

      Cold-rolled sheet is hot-rolled coil that has been further processed through a pickler and then passed through a rolling mill without reheating until the desired gauge, or thickness, and other physical properties have been achieved. Cold-rolling reduces gauge and hardens the steel. Further processing through an annealing furnace and a temper mill improves ductility and formability. Cold-rolling can also impart various surface finishes and textures. Cold-rolled sheet is used in among other things steel applications that demand higher surface quality, such as exposed automobile and appliance panels. Cold-rolled sheet prices are usually higher than hot-rolled steel prices. Typically, cold-rolled sheet is coated or painted.

     Coated Products

      Either hot-rolled or cold-rolled coil may be coated with zinc, aluminum or a combination thereof to render it corrosion resistant and to improve its paintability. Hot-dipped galvanized, galvannealed, GalvalumeTM, electrogalvanized and aluminized products are types of coated steel. These are also the highest value-added sheet products because they require the greatest degree of processing and usually have the strictest quality requirements.

      Coated steel products are generally used in high volume applications such as automobiles, household appliances, roofing and siding, heating and air conditioning equipment, air ducts, switch boxes, chimney flues, awnings and grain bins.

     Plate

      Plate is steel that is generally more than 3/16 inch thick. It can be made on either a coiled plate mill up to 1-inch thick or a discrete plate mill. The coiled plate or discrete mill plate is then cut into sections for specific end uses. Commodity steel plate is used in a variety of applications such as storage tanks, ships and railcars, large diameter pipe and machinery parts. More specialized steel plate, such as high-strength-low alloy, heat-treated, or alloy plate, can have superior strength and performance characteristics for particular applications such as the manufacture of construction, mining and logging equipment; pressure vessels and oil and gas transmission lines; and the fabrication of bridges and buildings. Quenched and tempered plate is harder and stronger and can be used in products such as military armor and hard rock mining equipment.

     Tin Mill

      Tin mill sheet steel is used to produce food and other containers. It is available as black plate, tin plate and tin-free steel. Black plate is an uncoated thin gauge cold rolled steel, tin plate is black plate electrolytically plated with metallic tin and tin-free steel is black plate that has been electrolytically plated with metallic chromium and chromium oxides. Both tin plate and tin-free steel undergo a plating process whereby the molecules from the positively charged tin or chromium anode attach to the negatively charged sheet steel. The thickness of the coating is readily controlled through regulation of the voltage and speed of the sheet through the plating area.

     Rail

      Billets and blooms are fed through rollers that form rail. Rail is available in a number of sections determined by their weight per yard and relative strengths. Rail is sold to railroad companies and regional transit authorities for new track projects as well as the repair of existing track.

      Wire Rod

      Billets are fed through rolls that form wire rod. Wire rod is available in a variety of grades and dimensions for further processing into wire products or fabricated to make fasteners.

Customers

      ISG sells its products to a highly diversified customer base representing all major steel-consuming markets as well as to third-party processors and service centers. Its customers are primarily in the Midwest and along the eastern seaboard of the United States. No single customer represented more than 10% of ISG’s total consolidated revenues in 2003 and for the nine months ended September 30, 2004.

   Direct Sales to End-Users

      ISG sells directly to end-users representing a wide range of consuming markets, including automotive, construction, appliance, transportation, container, machinery and equipment. Its sales, technical and engineering staff are organized with both a specific product (plate, flat rolled, tinplate and rail products) and geographic market focus.

   Sales to Intermediate Processors and Steel Service Centers

      A significant portion of ISG’s sales are to intermediate processors and steel service centers. These processors and steel service centers typically act as intermediaries between steel producers and various end-user manufacturers that require further processing or inventory programs. The additional services performed by steel service centers and processors include pickling, galvanizing, cutting to length, slitting to size, leveling, blanking, shape correcting, edge rolling, shearing and stamping.

   Contract and Spot Sales

      A significant percentage of ISG’s sales in 2003 were sold on the spot market with price terms of three months or less. In 2004, a shift towards more contract business was achieved, with over half of sales through the nine months ended September 30, 2004 being through longer-term customer contracts.

   International Sales

      Historically, the opportunities for sales outside the United States of U.S. steel products have been intermittent and highly competitive. ISG’s export sales were $192.9 million for the nine months ended September 30, 2004, $165.1 million in 2003 and $2.7 million in 2002.

Sales, Customer Service and Product Development

      To service ISG’s customer base, ISG has a dedicated sales force of approximately 90 employees, who are principally aligned with its business units. Each of ISG’s major businesses has a dedicated sales and customer service staff on site that is responsible for the products produced by that particular facility. Although each sales group reports to a specific facility, it has responsibility to represent products and services produced by other divisions to increase customer convenience and maximize cross-selling opportunities. ISG’s overall sales strategy is directed by management at its corporate office and implemented by the division sales groups at each of its businesses.

      Technical resources exist within each division sales group, supported by plant technical personnel to help customers specify the proper material for each end-use. ISG has created an automotive sales group at its Burns Harbor facility to act as the focal point for ISG’s automotive sales, service and development effort.

      In connection with the Bethlehem acquisition, ISG acquired a research and product development facility and staff in Bethlehem, Pennsylvania. During 2003 and the nine months ended September 30, 2004, ISG spent approximately $5 million and $7 million, respectively, for research and development. In 2002, ISG did not have spending for research and development.

Backlog

      ISG had approximately $1.9 billion and $1.1 billion of backlog orders on September 30, 2004 and September 27, 2003, respectively. These backlogs consist of customer commitments that generally can be modified or terminated at any time prior to production. Typically, a customer will modify or cancel an order due to major shifts in their inventory levels or market conditions that change their need for the product. ISG estimates that substantially all of its backlog will be shipped during the current year. ISG does not believe that its backlog data and comparisons of that data as of different dates are reliable indicators of future sales or future shipments.

Competition

      Competition within the steel industry, both in the United States and globally, is intense and expected to remain so. ISG’s primary U.S. competitors are United States Steel Corporation, Nucor Corporation, AK Steel Holding Corporation, Inland and IPSCO Inc. However, the steel market in the United States is also served by a number of non-U.S. sources and U.S. supply is subject to changes in worldwide demand and currency fluctuations, among other factors.

      More than 35 U.S. companies in the steel industry have declared bankruptcy since 1997 and have either ceased production or more often continued to operate after being acquired or reorganized. In addition, many non-U.S. steel producers are owned and subsidized by their governments, and their decisions with respect to production and sales may be influenced by political and economic policy considerations rather than by prevailing market conditions. The steel industry is highly cyclical in nature and subject to significant fluctuations in demand as a result of macroeconomic changes in global economies, including those resulting from currency volatility. The global steel industry is also generally characterized by overcapacity, which can result in downward pressure on steel prices and gross margins.

      ISG competes with other flat-rolled steel producers (both integrated steel mills and mini-mills) and producers of plastics, aluminum, ceramics, carbon fiber, concrete, glass, plastic and wood that can be used in lieu of flat-rolled steels in manufactured products. Mini-mills generally offer a narrower range of products than integrated steel mills but can have some cost advantages as a result of their different production processes.

      The competition in the cut plate business, both carbon and alloy, is somewhat fragmented with ISG having the largest capability and the widest product range domestically.

      There is only one other major U.S. producer of rail products, Oregon Steel, which has about 50% of the U.S. rail market. Imports have about 25% of the U.S. rail market.

      Price, quality, delivery and service are the primary competitive factors in all markets that ISG serves and vary in relative importance according to the product category and specific customer.

Raw Materials

      ISG’s business depends on continued access to reliable supplies of various raw materials, principally iron ore, coal, coke, scrap, energy and industrial gases. ISG believes there will be adequate sources of its principal raw materials to meet its near term needs, although probably at higher prices than in the past.

Iron Ore

      For an integrated steelmaker, iron ore is an essential element in the production of steel. In 2003, ISG consumed approximately 10.9 million net tons of iron ore pellets and 2.7 million net tons of iron ore fines and other iron ore materials. In the nine months ended September 30, 2004, ISG consumed approximately 12.2 million net tons of iron ore pellets and 3.2 million net tons of iron ore fines and other iron ore materials.

      During 2004, ISG signed a five year agreement to purchase 1.7 million net tons of iron ore pellets annually beginning in 2004 for its Sparrows Point plant. This agreement will renew on an annual basis after 2008, unless either party gives one year notice.

      Cleveland-Cliffs Inc, one of ISG’s stockholders, is under a noncancellable contract to supply all of ISG’s requirements for iron ore pellets through 2016 for its Cleveland and Indiana Harbor facilities. This agreement will renew on an annual basis after 2016, unless either party gives at least two years’ advance written notice of termination. The agreement specifies product quality requirements and provides ISG with the right to negotiate price adjustments or to refuse to accept shipments of products in some circumstances. The prices ISG pays for iron ore pellets under the agreement are subject to annual adjustments for changes in certain price indices and selling prices for certain steel products, which effectively helps maintain ISG’s operating margin percentage. With the Weirton acquisition, ISG assumed Weirton’s agreement with Cleveland-Cliffs Inc and as part of the assignment agreed to certain amendments. Cleveland-Cliffs will supply all of Weirton’s iron ore pellets for the period 2006-2018 and partial requirements for 2004 and 2005. The other terms of the agreement are similar to ISG’s other contract with Cleveland-Cliffs Inc but only require a one year advance notice of termination. A portion of the requirements for iron ore pellets at the Weirton facility will also be supplied by United States Steel Corporation in 2005.

      ISG’s share of estimated recoverable reserves in the Hibbing Taconite (for additional information, see “INTERNATIONAL STEEL GROUP — Principal Operating Facilities — Joint Ventures” beginning on page 178) iron ore mine joint venture at December 31, 2003 is 140 million net tons of iron ore pellets. This mine and its processing facilities supply substantially all of Burns Harbor’s current annual iron ore pellet requirements and are operated by Cleveland-Cliffs Inc, which also owns 23% of the joint venture.

Coal and Coke

      Coke, a refined carbon product produced by baking coal to drive off volatile matter, is the principal fuel used to produce hot metal in ISG’s blast furnaces. The U.S. supply of coke has decreased significantly over the last decade and is expected to decrease further in the future primarily due to increased costs of complying with the requirements of the Clean Air Act and other environmental regulations. ISG’s integrated steelmaking facilities have access to both inland and coastal waterway systems, which enables ISG to more easily transport its coke needs.

      In 2003, ISG used 4.4 million net tons of coke and estimates that its needs for 2004 will be about 5.9 million net tons. ISG has actually used 4.4 million tons of coke during the nine months ended September 30, 2004. ISG expects that its coke batteries in Warren, Ohio and Burns Harbor, Indiana will supply approximately 2.2 million net tons in 2004. ISG also has contracts through 2005 for 0.3 million net tons per year, a contract through 2006 for 0.3 million net tons per year and a contract through 2020 for 0.7 million net tons per year. In 2003, ISG signed an agreement to purchase 0.55 million net tons annually beginning in 2005 from a coke oven currently being constructed. In July 2004, ISG signed a letter of intent to double the size of that coke oven which is expected to supply it an additional 0.55 million net tons beginning in 2006. The agreement is contingent on execution of related transportation agreements, granting of certain local and state incentives, permits from various agencies and receipt of corporate approvals. In the second quarter 2004, ISG consummated a long-term coke supply agreement with a subsidiary of DTE Energy Services for 0.7 million net tons in 2005 and almost 1.0 million net tons thereafter. With the acquisition of Weirton, ISG continued Weirton’s supply agreement for most of its coke requirements through 2005. Within certain limits, ISG has the ability to optimize fuel costs at its blast furnaces by switching among the fuels of coke, natural gas, oil and, at the Burns Harbor and Sparrows Point facilities, pulverized coal, depending on their relative costs.

      2004 short-term coke prices have surged from late 2003 levels because of strong international demand and rising ocean freight rates. ISG estimates that its 2004 coke costs will average at least $75 per net ton higher than the fourth quarter of 2003. ISG and other U.S. steel producers have announced steel price increases, including surcharges relating to higher costs of coke and other raw materials, to recover some or all of these cost increases. However, adequate supplies of coke may not be available to ISG in the future causing potential production disruption, or prices of these supplies may continue to increase significantly. If ISG is unable to obtain an adequate supply of coke in the future it may have to use more costly alternative sources of energy or reduce production, both of which actions would have a negative impact on its earnings and cash flow from operations.

      ISG used about 2.9 million net tons of coal in 2003 and expects to use about 4.3 million net tons in 2004. ISG has contracts for substantially all of its 2004 coal requirements for its coke oven batteries and pulverized coal injection at prices about 10% higher than those in 2003. ISG does, however, periodically buy small amounts of coal in the spot market for specific needs.

Scrap

      Historically, ISG uses hot metal for approximately 75% of its basic oxygen furnace charge and scrap for approximately 25%. These percentages can change plus or minus 5 percentage points depending on their relative costs, availability and other factors. Approximately half of that scrap is generated at ISG’s own facilities. ISG’s electric arc furnaces use scrap for 100% of their production, of which only a small portion is internally generated. ISG purchased 2.7 million net tons of scrap during the nine months ended September 30, 2004. There are no long-term scrap contracts available as all purchases are in a short-term open market. Scrap prices surged in late 2003 but have become volatile during 2004. Electric arc furnaces use approximately five times more scrap per ton of liquid steel and, therefore, higher scrap cost is a competitive disadvantage for electric arc furnace steelmakers. ISG and other U.S. steel producers have recently announced price increases, including surcharges related to scrap, to recover some or all of these cost increases. ISG expects scrap to continue to be in sufficient supply to satisfy its needs, although at higher prices than in recent history. ISG estimates that its 2004 scrap costs will average approximately $80 per net ton higher than the fourth quarter of 2003. It expects scrap costs to remain high during 2005.

Energy and Industrial Gases

      ISG’s steel operations consume large amounts of electricity, natural gas, oxygen and other industrial gases. ISG purchases its electrical power requirements from various suppliers. In addition, ISG operates cogeneration facilities on certain of its sites that utilize waste gases from the blast furnaces to supplement its electrical power requirements and control its energy costs. ISG purchases natural gas under short-term supply contracts with a common group of suppliers. ISG uses financial instruments to hedge such purchases when appropriate. Various service providers provide transportation of the natural gas to ISG’s facilities. ISG also has several long-term contracts to supply its oxygen, argon and nitrogen gas requirements.

Employees

      As of September 30, 2004 and December 31, 2003, ISG had approximately 14,900 and 12,000 employees, respectively. Since December 15, 2002, substantially all of the hourly employees at ISG’s steelmaking facilities are under collective bargaining agreements with the USWA or the Independent Steelworkers Union, which expire in late 2008 or early 2009. These agreements were ratified in February 2003 at the acquired LTV and Acme facilities, in June 2003 at the acquired Bethlehem facilities, in April 2004 at Weirton and May 2004 at Georgetown. The terms of ISG’s collective bargaining agreements will also apply, subject to approval by the USWA and ratification by the covered workers, to any facilities with USWA-represented employees that ISG may acquire in the future. ISG’s collective bargaining agreements are substantially different from those historically in effect in the U.S. steel industry. ISG’s collective bargaining agreements provide for:

•	five or six-year term;

•	five job classifications with broadened job descriptions;

•	increased work force flexibility;

•	base wages that increase 3% every 18 months through 2008 for the USWA;

•	base wages that increase approximately 5% in the first 12 months and every 18 months thereafter through 2008 for the Independent Steelworkers Union;

•	incentive compensation tied to productivity and profits per ton shipped;

•	benefit costs that are shared by ISG and its employees;

•	a partnership involving both the union and management;

•	flexibility to hire contractors for non-core, capital and surge work;

•	defined contributions to retiree healthcare benefits; and

•	defined contributions to pensions based on the number of employees hired and hours paid.

      These features provide greater flexibility and increased productivity as compared to historical agreements at integrated steel mills. The absence of significant defined benefit pension and retiree health care plans makes ISG’s cost structure significantly more variable than most of its U.S. integrated competitors. ISG also paid substantially all of its hourly employees and frontline supervisors production bonuses during every pay period in 2004. These combined factors make its labor costs competitive with U.S. mini-mills and low cost international integrated producers. ISG’s relations with its hourly-represented employees and the USWA continue to be positive.

Regulatory Environment

Unfair Trade Practices and Trade Remedies

      Under international agreement and U.S. law, remedies are available to domestic industries where imports are “dumped” or “subsidized” and such imports cause material injury to a domestic industry. Dumping involves selling for export a product at a price lower than the same or similar product is sold in the home market of the exporter or where the export prices are lower than a value that typically must be at or above the full cost of production. Subsidies from governments (including, among other things, grants and loans at artificially low interest rates) under certain circumstances are similarly actionable. The remedy available is an antidumping duty order or suspension agreement where injurious dumping is found and a countervailing duty order or suspension agreement where injurious subsidization is found. When dumping or subsidies continue after the issuance of an order, a duty equal to the amount of dumping or subsidization is imposed on the importer of the product. Such orders and suspension agreements do not prevent the importation of product, but rather require either that the product be priced at an undumped level or without the benefit of subsidies or that the importer pay the difference between such undumped or unsubsidized price and the actual price to the U.S. government as a duty.

      Globally, there have been a large number of trade remedy actions in many countries to address what has been fairly massive government subsidization of producers and swings in capacity utilization of various markets. Near the end of 2004, there are some 71 orders or suspension agreements in place in the United States on imported steel mill products from various foreign countries that compete with ISG’s domestically produced product including on cut-to-length plate (31 orders or suspension agreements), clad plate (1), hot-rolled steel (20), corrosion resistant steel (8), tin mill products (1), wire rod (8) and rails (2). Such orders and suspension agreements are subject to periodic reviews under U.S. law both to the amount of dumping or subsidization that may be continuing (in the case of suspension agreements where the terms of the suspension agreements are being honored) and to whether such orders or suspension agreements will be continued or revoked.

Section 201 Tariffs

      On March 20, 2002, in response to an investigation initiated by the office of the President of the United States under Section 201 of the Trade Act of 1974, the President of the United States imposed a remedy to address the serious injury to the domestic steel industry that was found. The remedy was an additional tariff on specific products up to 30% (as low as 9%) in the first year and subject to reductions each year. The remedy provided was potentially for three years and a day, subject to an interim review after 18 months as to continued need. On December 4, 2003 by Proclamation 7741, the President of the United States terminated the import relief provided under this law pursuant to Section 204(b)(1)(A) of the Trade Act of 1974 on the basis that “the effectiveness of the action taken under Section 203 has been impaired by changed economic circumstances” based upon a report from the ITC and the advice from the Secretary of Commerce and the Secretary of Labor. Thus, no relief under this law was provided to domestic producers during 2004.

Environmental Matters

      ISG’s operations are subject to a broad range of laws and regulations relating to the protection of human health and the environment. The prior owners of ISG’s facilities expended in the past, and ISG expects to expend in the future, substantial amounts to achieve or maintain ongoing compliance with U.S. federal, state, and local laws and regulations, including the Clean Air Act, RCRA and the Clean Water Act. These environmental expenditures are not projected to have a material adverse effect on ISG’s consolidated financial position or on ISG’s competitive position with respect to other similarly situated U.S. steelmakers subject to the same environmental requirements.

RCRA and Other Remediation Requirements

      Under RCRA and similar U.S. state programs, the owners of certain facilities that manage hazardous wastes are required to investigate and, if appropriate, remediate historic environmental contamination found at such facilities. All of ISG’s major operating and inactive facilities are or may be subject to a corrective action program or other laws and regulations relating to environmental remediation, including projects relating to the reclamation of industrial properties, also known as brownfield projects.

      At ISG’s properties in Lackawanna, New York, a RCRA Facility Investigation, or RFI, is complete. A report will be submitted to the EPA and the New York State Department of Environmental Conservation, or NYDEC, for approval on December 17, 2004. NYDEC and ISG executed an order on consent to perform interim corrective measures at a former owner’s benzol storage tank area. This order was executed on November 26, 2004. ISG and NYDEC will be discussing additional corrective measures following the agency’s review of the site RFI. ISG has estimated that the cost of performing anticipated remediation and post remediation activities will be about $71 million and will be completed over a period of 15 years or more.

      Bethlehem, the EPA and the Maryland Department of the Environment agreed to a phased RFI as part of a comprehensive multimedia pollution consent decree with respect to ISG’s Sparrows Point, Maryland facility, which was entered by the U.S. District Court for Maryland on October 8, 1997. ISG has assumed Bethlehem’s ongoing obligations under the consent decree. The consent decree requires ISG to address compliance, closure and post-closure care matters and implement corrective measures associated with two onsite landfills (Gray’s Landfill and Coke Point Landfill), perform a site-wide investigation required by Section 3008(h) of RCRA, continue the operation and maintenance of a remediation system at an idle rod and wire mill, and address several pollution prevention items, such as, reducing the generation of iron kish, and recycling blast furnace water treatment slurry and an onsite wastewater treatment plant sludge. The potential costs, as well as the time frame for the complete implementation of possible remediation activities at Sparrows Point, cannot be reasonably estimated until more of the investigations required by the decree have been completed and the data analyzed. Notwithstanding the above, it is likely, based on currently available data, that remediation will be required at the former coke plant. In addition, pursuant to the order of the U.S. District Court for Maryland, ISG also must implement corrective measures at the Gray’s Landfill, Coke Point Landfill, and post-closure care at the former Rod and Wire Mill Area. The total cost of these related matters is estimated to be approximately $43 million.

      ISG is required to prevent acid mine drainage from discharging to surface waters at idled mining operations in southwestern Pennsylvania. ISG entered into a Consent Order and Agreement with the Pennsylvania Department of Environmental Protection, or PaDEP, in May 2003 addressing the transfer of required permits from Bethlehem to ISG and financial assurance for long-term operation and maintenance of the wastewater treatment facilities associated with these mines. In accordance with this Consent Order and Agreement, ISG submitted an operational improvement plan to improve treatment facility operations and lower long-term wastewater treatment costs. The Consent Order and Agreement also required ISG to propose a long-term financial assurance mechanism. ISG’s cost reduction plan was approved by PaDEP and on May 9, 2004, ISG entered into a revised Consent Order and Agreement outlining a schedule for implementation of capital improvements and requiring the establishment of a treatment trust that the PaDEP has estimated to be the net present value of all future treatment cost. ISG expects to fund the treatment trust over a period of up to 10 years at a current target value of approximately $20 million. Until the improvements are made and the treatment trust is fully funded, ISG expects to pay about $1-$2 million per year for the treatment of acid mine drainage from the idled mining operation. After the treatment trust is fully funded, the treatment trust will then be utilized to fund the cost of treatment of acid mine drainage. Although unlikely, ISG could be required to make up any deficiency in the treatment trust in the future.

      ISG owns a large former integrated steelmaking site in Johnstown, Pennsylvania. The site has been razed and there are a number of historic waste disposal units located at the site that are subject to regulation by PaDEP. There are also historic operating locations at the Johnstown site that may have caused groundwater contamination. Although potentially subject to RCRA corrective action or similar state authority, no comprehensive environmental investigations have been performed at this site to date. ISG estimates the costs associated with future investigations and likely remediation at this facility that presently can be estimated to be approximately $23 million.

      ISG’s facility at Indiana Harbor, Indiana is subject to a EPA 3013 Administrative Order requiring development of a monitoring program to assess soil and groundwater conditions associated with 14 solid waste management units. The order was received on June 30, 2003 and requires submission of an investigation plan to U.S. EPA for approval. The plan was submitted to the EPA in November 2003. Based on EPA comments, the plan was revised and re-submitted for approval on December 3, 2004 and was approved on January 12, 2005. Although localized remediation activities have been conducted at this facility, additional remediation may be required after the investigation of these solid waste management units has been completed. It is not possible to estimate the cost of any required remediation or monitoring that may result from this investigation at this time. An area of subsurface fuel oil contamination exists and is currently the subject of remediation actions. The EPA advised ISG in the fall of 2004 that they may soon issue an administrative order with respect to the oil remediation action. In addition, a solid waste landfill at Indiana Harbor will require closure and post-closure care. The total cost related to these matters that can presently be estimated is approximately $17 million.

      At ISG’s Burns Harbor, Indiana facility, an RFI was completed in accordance with a EPA approved work plan. Based on the results of the investigation, ISG does not believe there will be any substantial remediation required to complete the corrective action process at the facility; however, it is likely that ISG will incur future costs primarily related to long term post-closure monitoring. In addition, Bethlehem managed approximately one million net tons of air pollution control dusts and sludges in piles on the ground at the Burns Harbor site. While an alternative means of handling this material continues to be evaluated, it is likely that ISG will incur future costs to manage this material. ISG also has a continuing obligation pursuant to a consent order issued by the U.S. District Court in Indiana to operate a collection and treatment system to control contaminated groundwater seeps from the face of a dock wall at the site. The total costs related to these matters are estimated to be approximately $22 million.

      ISG’s Cleveland, Ohio facilities may be subject to RCRA corrective action or remediation under other environmental statutes. An integrated steel facility has operated on the property since the early part of the 20th century. As a result, soil and groundwater contamination may exist that might require remediation pursuant to the RCRA corrective action program or similar state programs. No RCRA corrective action has been demanded at any of the Cleveland facilities by either U.S. federal or state authorities and no comprehensive investigation of any of the facilities has been performed. However, certain limited and localized remediation activities have been or will be conducted at these sites. These remediation activities include a large permitted solid waste landfill at the site that will require closure and post-closure care in the future. The cost of closure and post-closure care for this landfill is estimated to be approximately $14 million.

      At a site of the former steelmaking facilities in Bethlehem, Pennsylvania, a remedial investigation is being performed pursuant to the Pennsylvania Land Recycling (Brownfield) Program in conjunction with comprehensive redevelopment plans. These investigations are continuing to be performed with input and oversight from both the PaDEP, and the EPA Region III corrective action staff to ensure that the actions taken are acceptable to both U.S. state and federal regulatory authorities. The majority of the site was sold by ISG in April 2004 with an additional sale occurring in September 2004. Under the sales agreement, the buyers assumed financial responsibility for environmental obligations associated with the acquired property. The cost associated with anticipated environmental remediation actions on property ISG continues to own is estimated to be about $5 million.

      ISG’s facility at Riverdale, Illinois may be subject to RCRA corrective action or remediation under other environmental statutes. The facility had operated as an integrated steel facility since the early part of the 20th century. As a result, soil and groundwater contamination may exist that might require remediation under the RCRA corrective action program or similar state programs. Certain localized remediation activities have been conducted at this facility; however, there is no present U.S. federal or state demand for a RCRA corrective action program at the facility. No comprehensive environmental investigation of the facility has been performed. In January 2004, the State of Illinois filed a proceeding alleging that ISG arranged for the transport of slag waste to an off-site location without performing the necessary testing and notification to the Illinois Environmental Protection Agency and the owner of the land to which the material was sent. The matter was resolved through a Consent Order and Agreement signed by the parties on May 4, 2004. ISG paid an $80,000 civil penalty and removed slag from the offsite location in accordance with the order. The order has terminated.

      ISG’s recently acquired Weirton, West Virginia facility has been subject to a RCRA corrective action related consent decree since 1996. The Order requires the facility to conduct investigative activities to determine the nature and extent of hazardous substances that may be located on the facility’s property and to evaluate and propose corrective measures needed to abate unacceptable risks. Areas within the facility’s property have been prioritized. Investigation of the two highest priority areas has been completed. Investigation of the remaining areas is underway. In addition, ISG is required to complete closure activities for a surface impoundment pursuant to the RCRA corrective action and a 1996 consent decree. The cost of investigative and closure activities at the site is estimated to be about $12 million.

      On October 21, 2004, the PaDEP issued a notice of violation requiring inspection of underground storage tanks in Bethlehem, Pennsylvania. The inspection was performed and the agency issued a letter dated December 22, 2004 acknowledging performance of the inspection and a return to compliance. ISG does not expect any material reclamation requirements, fines or penalties relating to the inspection.

      In addition to the above matters, ISG receives notices of violation relating to minor environmental matters from time to time in the ordinary course of business. ISG does not expect any material reclamation requirements, fines or penalties to arise from these items.

Clean Air Act

      ISG’s facilities are subject to a variety of permitting requirements under the Clean Air Act, which restricts the type and amount of air pollutants that may be emitted from regulated emission sources. On February 28, 2003, the EPA issued a final rule to reduce hazardous air pollutant (HAP) emissions from integrated iron and steel manufacturing facilities. The final rule will require affected facilities to meet standards reflecting the application of maximum achievable control technology, or MACT, standards. Many of ISG’s facilities are subject to the new MACT standards, and compliance with such standards will be required by May 20, 2006. ISG anticipates installing controls at facilities to comply with the new MACT standards with capital expenditures of about $90 million through 2007.

      Other Clean Air Act requirements, such as revisions to national ambient air quality standards for ozone and particulate matter, may have significant impacts on ISG in the future, although whether and how it will be affected will not be determined for many years. ISG also may be affected if the U.S. federal government or the states in which it operates begin to regulate emissions of greenhouse gases such as carbon dioxide. However, because ISG cannot predict what requirements will be imposed on it or the timing of such requirements, it is unable to evaluate the ultimate cost of compliance with respect to these potential developments.

      The EPA has alleged that an acid fume scrubber at ISG’s Indiana Harbor facility was not operated in compliance with federal hazardous air pollutant standards for HCL emissions at the time ISG restarted the plant. ISG has tentatively agreed to enter into a settlement with the EPA with respect to this matter that would require it to pay a penalty of about $43,000 and to undertake a supplemental environmental project in lieu of additional penalties with an estimated cost of about $112,000. The supplemental project is underway and ISG completed the project prior to December 15, 2004, as required.

      On July 8, 2003, the Indiana Department of Environmental Management, or IDEM, issued a notice of violation to ISG’s Indiana Harbor plant. The notice of violation alleges that the H3 and H4 blast furnaces violated specified opacity limitations on January 2, 2003 and April 2, 2003, respectively. The notice of violation also alleges operations at the basic oxygen furnace exceeded fugitive emission and that on May 14, 2003 the basic oxygen furnace roof monitor exceeded an opacity standard. ISG discussed the notice of violation with the IDEM on January 25, 2005. IDEM may attempt to impose a penalty on ISG in regard to these allegations, which is not expected to be material.

      On June 2, 2004, the Illinois Environmental Protection Agency issued a violation notice alleging that ISG’s Riverdale facility failed to obtain a construction and operating permit for locating or modifying existing operations. The agency may seek to impose a penalty and injunctive relief associated with its allegations, which are not expected to be material.

      On September 28, 2004, the EPA issued a notice of violation to ISG’s Cleveland plant alleging that its steelmaking operations violated regulatory limitations on air emissions opacity in May and June 2004. Representatives of ISG met with the EPA Region 5 on November 10, 2004 to discuss the allegation. During the meeting, ISG presented extensive information describing its efforts at achieving and maintaining compliance at the north and south stacks of the No. 2 BOF precipitator. ISG presented actual data showing that the North Stack has maintained 100% compliance and the South Stack 99% compliance, since the May 2004 West Side start-up. The EPA stated they intended to take no further enforcement action concerning this notice of violation. However, the EPA reserved all its rights to take enforcement should performance deteriorate in the future.

      On November 22, 2004, IDEM issued a notice of violation to ISG’s Burns Harbor plant alleging a single opacity violation during a September 2004 coke oven charging observation. IDEM indicated that it may seek a civil penalty of $11,000.

Clean Water Act

      ISG’s facilities also are subject to a variety of permitting requirements under the Clean Water Act, which restricts the type and amount of pollutants that may be discharged from regulatory sources into receiving bodies of waters, such as rivers, lakes and oceans. On October 17, 2002, the EPA issued regulations that require existing wastewater dischargers to comply with new effluent limitations. Several of ISG’s facilities are subject to the new regulations, and compliance with such regulations will be required as new discharge permits are issued for continued operation.

      The Circuit Court for Baltimore County, Maryland entered into a consent decree in March 2001, which requires the installation of improvements to ISG’s Sparrow Point’s wastewater treatment plant. The improvements are now complete.

      The EPA has alleged, among other things, that water discharged from a wastewater lagoon at ISG’s Indiana Harbor facility is not permitted by the facility’s national pollution discharge elimination system, or NPDES, permit. It is ISG’s position that this discharge is authorized by the NPDES permit. As a result of a meeting with the EPA on February 5, 2004 and a revised order issued on June 30, 2004, ISG believes that most of the EPA’s concerns raised in the original order have been resolved. On July 20, 2004, the Indiana Department of Environmental Management issued a notice of violation to the Indiana Harbor facility alleging violations of Indiana’s water pollution control laws and regulations and the facility’s NPDES permit. The agency indicates it may seek a penalty of less than $30,000.

      On June 29, 2004, the IDEM issued a violation letter to ISG’s Burns Harbor facility alleging violations of the facility’s NPDES permit. ISG submitted additional information and the agency has not responded. However, the agency may seek penalties and injunctive relief associated with its allegations. Any penalties are not expected to be material.

      ISG’s Weirton facility was formerly subject to a EPA Oil Removal Order that recently has been terminated. However, ISG has agreed to continue oil sheen abatement activities on an ongoing basis. In addition, the facility expects to complete a tank diking program for groundwater protection and spill prevention purposes at an estimated cost of $750,000. ISG is discussing NPDES effluent limitation exceedances with the state of West Virginia Department of Environmental Protection (WVDEP). WVDEP may attempt to impose a penalty on ISG in regard to these allegations, which is not expected to be material.

Other

      ISG anticipates spending approximately $53 million over the next 40 years, including $5 million over the next 12 months, to address the removal and disposal of PCB equipment and asbestos material utilized in operations applications at its facilities.

      There are a number of other facilities and properties, which ISG owns across the United States, which may present incidental environmental liabilities. The estimated cost of future investigations and likely remediation at these sites is estimated to be about $14 million.

Intellectual Property

      ISG owns a number of U.S. and non-U.S. patents that relate to a wide variety of products and processes, have filed pending patent applications and are licensed under a number of patents. However, ISG believes no single patent or license or group of patents or licenses is of material importance to ISG’s overall business. ISG also owns registered trademarks for certain of its products and service marks for certain of its services, which, unlike patents and licenses, are renewable so long as they are continued in use and properly protected.

Principal Operating Facilities

      ISG’s steel operations consist of five integrated steelmaking plants, one basic oxygen furnace/compact strip mill, three electric arc furnace plants and four finishing plants. ISG also owns interests in various joint ventures that support these facilities, as well as numerous raw material, railroad and transportation assets.

Integrated Steelmaking Facilities

      Burns Harbor. ISG’s Burns Harbor facility is located on approximately 3,300 acres in Indiana on Lake Michigan, about 50 miles southeast of Chicago, Illinois, strategically located near many of its customers. Burns Harbor, which is the newest integrated steel making facility in the United States, is capable of producing hot-rolled sheet, cold-rolled sheet, corrosion resistant coated sheet and steel plates for use in construction, machinery, automotive, oil and gas and shipbuilding applications. Burns Harbor’s principal facilities include a sintering plant, two coke oven batteries (one of which is under a capital lease), two blast furnaces (including coal injection facilities), which yield 4.8 million net tons of hot metal per year, three basic oxygen furnaces, which each can make approximately 300 net tons of liquid steel in 30 minutes, a vacuum degassing facility, two continuous slab casters that produce internally clean steel with highly consistent chemistry (with a combined annual raw steel production capability of about 4.7 million net tons), an 80-inch hot-strip mill, two continuous pickling lines, an 80-inch five-stand cold-rolling mill, sheet finishing mills and a continuous heat treating line. Burns Harbor also has batch annealing facilities, a 72-inch hot-dip galvanizing line, which is capable of making both galvanized and galvannealed sheets, the currently idled 110-inch plate mill (including two continuous reheat furnaces, a roughing mill, a finishing mill and a normalizing furnace), which can roll plates from 3/16 to 1-inch thick, and a 160-inch shared plate mill (including two continuous reheat furnaces, four batch reheat furnaces, a roughing mill, a finishing mill, an in-line accelerated cooling facility, a quench and temper line and a batch normalizing furnace), which can roll plates up to 15 inches thick. Burns Harbor continuously casts 100% of its raw steel production volume.

      Indiana Harbor. ISG’s Indiana Harbor facility is located on approximately 1,200 acres in Indiana, 20 miles southeast of Chicago, Illinois on Lake Michigan, strategically located near many of ISG’s customers. Indiana Harbor’s customer base includes the automotive, agricultural, appliance, pipemaking and service center markets. Among its products are hot-rolled sheet, carbon and high-strength, processed and un-

processed; cold-rolled sheet, carbon and high-strength, enameling sheet, annealed cold-rolled and corrosion resistant coated products. Indiana Harbor’s major facilities include a sintering plant and two blast furnaces that have the capability to produce approximately 3.6 million net tons of hot metal per year. Indiana Harbor also has two basic oxygen furnaces, a ladle metallurgy facility, a vacuum degassing facility, two continuous slab casters (with annual raw steel production capability of about 4.0 million tons per year), three pusher reheat furnaces and an 84-inch hot-strip mill. Indiana Harbor’s finishing facilities consist of a pickle line, an 80-inch five-stand tandem mill, two hot-dip galvanizing lines, batch annealing, a two-stand temper mill and various slitting, recoil and inspection lines.

      Cleveland. ISG’s Cleveland facilities are located on approximately 1,200 acres on opposite banks of the Cuyahoga River, near Lake Erie in Cleveland, Ohio. Most of Cleveland’s output is hot-rolled or cold-rolled sheet. The Cleveland blast furnaces are capable of supplying about 3.1 million net tons to four basic oxygen furnaces. Other major facilities located at Cleveland include two twin strand 9-inch continuous slab casters (with annual raw steel production capability of about 3.7 million net tons), two ladle metallurgy facilities, vacuum degassing facilities, an 84-inch hot-strip mill, an 84-inch cold reducing mill, a temper mill and a batch anneal shop. Cleveland is serviced by ISG’s regional coke battery, the Warren Coke Battery, which supplies approximately 40% of Cleveland’s coke needs. Cleveland’s hot-strip mill, when supplemented with externally produced slabs, can produce approximately 3.8 million net tons annually. With the added slab production from the restart of its Cleveland West facility, ISG believes that Cleveland could be able to optimize production on the hot-strip mill.

      Sparrows Point. ISG’s Sparrows Point facility is located on approximately 3,100 acres on the Chesapeake Bay near Baltimore, Maryland. Principal facilities include a sintering plant, a large blast furnace with a pulverized coal injection system, two basic oxygen furnaces, a twin strand continuous slab caster (with annual raw steel production capability of about 3.9 million net tons), a 68-inch hot-strip mill, a new continuous pickling and cold reducing mill, two galvanizing lines, two GalvalumeTM lines and tin mill facilities that include tin and chrome plating lines. Sparrows Point continuously casts 100% of its raw steel production. Sparrows Point’s location on the Chesapeake Bay makes it the only domestic steel mill with direct ocean access and provides ISG with a deep-water port and the capability to ship products and receive raw materials by ship, thereby reducing ISG’s freight costs. Sparrows Point supplies slabs to Burns Harbor and Conshohocken plate facilities and to other ISG facilities depending on market conditions.

      Riverdale. ISG’s Riverdale, Illinois facility is located on 165 acres approximately 14 miles west of ISG’s Indiana Harbor facility. ISG supplies hot metal from its Indiana Harbor and Burns Harbor blast furnaces to Riverdale’s basic oxygen furnaces. Riverdale’s major facilities include basic oxygen furnaces; two ladle metallurgy furnaces, a continuous thin slab caster which uses a compact strip process (with annual raw steel production capability of about 750,000 net tons), a 62-inch wide tunnel furnace and a seven-stand hotstrip rolling mill. The Riverdale compact strip mill incorporates the latest casting and rolling technology designs with state-of-the-art computer-generated features to precisely control the thickness, profile and flatness of ISG’s products.

      Weirton. ISG’s Weirton, West Virginia facility is located on approximately 2,700 acres near the Ohio River. Principal facilities include two blast furnaces, a two vessel basic oxygen process shop, a ladle metallurgy facility, two vacuum degassing facilities, and a four strand continuous caster (with annual raw steel production capability of up to 3.0 million tons), a hot strip mill, two continuous picklers, three tandem cold mills, three hot dip galvanizing lines, one electro-galvanizing line, two tin plate lines, one chrome plate line, one bimetallic chrome/tin plate line and various annealing, temper rolling, shearing, cleaning and edge slitting lines.

Electric Arc Furnaces

      Coatesville. ISG’s facility located in Coatesville, Pennsylvania consists of an electric arc furnace (with an annual raw steel production capability of about 900,000 net tons), ingot teeming facilities, a slab caster, two plate mills (140-inch and 206-inch) and heat treating facilities. This facility refines more than 450 steel chemistries and together with ISG’s Conshohocken facility, processes some of the widest, heaviest and thickest plates in the industry. This facility produces a wide range of carbon and alloy products (carbon plate, high-strength, low alloy plate, commercial alloy plate, military alloy plate and coiled and cut plate) and special products (clad plate, re-sulpherized plate, steel plate, floor plate and clean steel plate) for use in infrastructure, chemical process facilities and shipbuilding applications. This facility also provides finishing and conversion services to key customers.

      Steelton. ISG’s facility in Steelton, Pennsylvania consists of an electric arc furnace (with an annual raw steel production capability of about 1.2 million net tons), a ladle furnace, a vacuum degassing facility, ingot teeming facilities, a continuous bloom caster, a 44-inch blooming mill, a 28-inch rail mill, in-line rail headhardening facilities, finishing and shipping facilities for long-length (80 foot) rails and a 20-inch bar mill. The Steelton facility primarily produces railroad rails, specialty blooms and flat bars.

      Georgetown. ISG’s Georgetown, South Carolina facility is located on 60 acres on Winyah Bay. It produces a wire rod coil from a billet that is cast on a 6 strand continuous caster. The facility has two 80 ton electric arc furnaces (with an annual raw steel production capability of about 1.0 million net tons) and two ladle metallurgy furnaces. It also has a Direct Reduced Iron plant that is capable of producing about 550,000 net tons annually. The facility has deep water access that allows it to receive ships.

Rolling and Finishing Facilities

      Hennepin. ISG’s Hennepin, Illinois finishing facility is located on 861 acres on the Illinois River. It can produce more than 1.2 million net tons of cold-rolled and galvanizing steel products a year from a hot rolled band substrate. The Hennepin facility’s location is well suited to serve the electrical, machinery and appliance markets, which are predominantly located in the industrial Midwest region of the United States. Additionally, Hennepin’s location on the Illinois River makes it capable of shipping and receiving by barge, thereby reducing shipping costs. The Hennepin facility consists of an 84-inch pickle line, an 84-inch five-stand tandem mill, a batch annealing facility, a temper mill, a hot-dip galvanized line and three processing lines. The Burns Harbor and Indiana Harbor facilities currently provide substrate to Hennepin.

      Columbus Coatings. ISG’s Columbus Coatings facility is located in Columbus, Ohio. It operates a coating line that produces quality corrosion resistant steel sheets primarily for the exposed and unexposed automotive market. ISG’s Burns Harbor facility currently provides cold-rolled coils for most of Columbus Coatings’ annual capability and is responsible for marketing of the finished product. ISG also operates a steel slitting and warehousing facility at its Columbus facility through Columbus Processing Company.

      Conshohocken. ISG’s facility in Conshohocken, Pennsylvania consists of a 110-inch Steckel mill, two reheat furnaces, a roughing mill, an in-line cooling and cut-to-length line, a quench and temper line and batch heat-treating system. This facility produces a wide range of carbon and alloy coiled and cut plate from slabs produced at Coatesville and Sparrows Point for use in infrastructure, chemical process facilities and shipbuilding applications. It also provides finishing and conversion services to key customers.

      Lackawanna. ISG operates a 4-stand tandem mill, an annealing facility, a temper mill, a continuous pickling line and a galvanizing line in Lackawanna, New York. The galvanizing line produces about 335,000 net tons per year of quality corrosion-resistant steel sheets for the unexposed automotive market. Hot-rolled steel substrate is supplied principally from ISG’s Burns Harbor and Cleveland facilities.

Railroad and Transport

      ISG owns the assets of seven short-line railroads, having sold three that were acquired from Bethlehem, that transport raw materials and semi-finished steel products within ISG’s various facilities, and an interstate truck broker which serves ISG’s facilities.

      ISG currently operates, under long-term charters, two 1,000-foot self-unloading ore vessels that are used for the transportation of iron ore on the Great Lakes. Prior to the closing of the merger, ISG is required to complete a transaction in which it transfers ownership of the two vessels to a third party approved by the U.S. Maritime Administration, and charters such vessels from the approved third party.

ISG — Homer Research Facility

      As part of ISG’s acquisition of Bethlehem’s assets, it acquired the Homer Research Facility, a research and product development facility in Bethlehem, Pennsylvania. The facility’s research efforts are focused on process and product technologies that will benefit ISG’s customers’ manufacturing operations.

Joint Ventures

      Hibbing Taconite. ISG owns a total 62.3% direct and indirect interest in Hibbing Taconite Company located in Hibbing, Minnesota, that owns iron ore reserves and operates mines and a pelletizing plant. Hibbing Taconite has mining and processing facilities that can supply all of Burns Harbor’s iron ore pellet needs. ISG owns a 90% interest in Ontario Iron Company, which is located in Hibbing, Minnesota that owns surface, land and mineral leases used by Hibbing Taconite.

      AK-ISG Metal Coatings Co. ISG owns a 40% interest in an electrogalvanizing joint venture facility, located on the east side of ISG’s Cleveland facility.

      Double G Coatings Company, L.P. ISG owns a 50% interest in Double G Coatings Company, L.P., or Double G, which is located near Jackson, Mississippi. This company operates a 270,000-ton-per year sheet coating line that produces galvanized and GalvalumeTM coated sheets primarily for the construction market. Sparrows Point provides cold-rolled coils for ISG’s share of production and is responsible for marketing its share of the finished product.

      Steel Construction Systems. ISG owns a 45% interest in Steel Construction Systems, which is located in Orlando, Florida and manufactures steel studs and roll-formed trusses for residential and light commercial buildings.

      Indiana Pickling and Processing Company. ISG owns a 20% interest in Indiana Pickling and Processing Company, which is located in Portage, Indiana and operates a pickling line.

      Bethlehem Roll Technologies LLC. ISG owns a 50% interest in Bethlehem Roll Technologies LLC, which is located in Sparrows Point, Maryland and operates a facility for grinding steel mill rolls for ISG and others.

      Chesapeake Heavy Machine Services, L.L.C. ISG owns a 50% interest in Chesapeake Heavy Machine Services, L.L.C., which is located in Sparrows Point, Maryland and manages and markets the services of a machine shop.

      Steel Health Resources, L.L.C. ISG owns a 47.5% interest in Steel Health Resources, L.L.C., which is located in Chesterton, Indiana and operates a healthcare clinic.

      WeBCo International, LLC. ISG owns a 50% interest in WeBCo International, LLC, which buys and markets non-prime steel material, principally for ISG’s Weirton operation.

      ISG accounts for all these joint ventures on the equity method except Hibbing Taconite, which is pro-rata consolidated.

Legal Proceedings

      See “INTERNATIONAL STEEL GROUP — Environmental Matters” for a discussion of environmental litigation and governmental proceedings beginning on page 171.

      In the ordinary course of business, ISG is involved in various pending or threatened legal proceedings. ISG cannot predict with certainty the outcome of any legal or environmental proceedings to which it is a party. In ISG’s opinion, however, adequate liabilities have been recorded for losses that are probable to result from legal proceedings and environmental remediation requirements. If such liabilities prove to be inadequate, however, it is reasonably possible that ISG could be required to record a charge to earnings that could be material to the results of operations in a particular future quarterly or annual period. ISG believes that any ultimate additional liability arising from these actions, that is reasonably possible over what has been recorded, will not be material to its consolidated financial condition and sufficient liquidity will be available for required payments.

      As described elsewhere, ISG purchased only specified assets of Georgetown, Weirton, Bethlehem, Acme and LTV through sales in bankruptcy proceedings. The sellers in those transactions retained liability for certain claims related to the assets that ISG purchased, including personal injury claims. The sale orders issued by the U.S. Bankruptcy Courts having jurisdiction over each respective transaction entered orders barring assertion of claims (other than those in respect of certain specifically assumed liabilities which did not include asbestos-related liabilities), against ISG related to the assets in question, and confirming that neither ISG nor its subsidiaries shall be responsible for any liabilities related to the assets (other than those in respect of certain specifically assumed liabilities which did not include asbestos-related liabilities). The sale orders issued by the U.S. Bankruptcy Courts also found that under no circumstances could ISG be deemed a successor to any of the sellers for purposes of any liabilities. ISG believes the manner through which its facilities were purchased in conjunction with the attendant orders of the U.S. Bankruptcy Court places it in a better position than other steelmakers with substantial exposure to asbestos-related liability or off-site environmental liability. Despite the foregoing it is possible that future claims with respect to historic asbestos exposure could be directed at ISG. The risk of incurring liability as the result of such claims is considered remote.

Recent Developments

Review of Operating Results

      On February 9, 2004, ISG reported fourth quarter 2004 net income of $606.0 million ($5.87 per diluted share) and net income of $1,027.4 million ($9.99 per diluted share) for the year ended December 31, 2004. The fourth quarter and year include an unusual income tax benefit of about $390 million ($3.78 per diluted share).

      Excluding this unusual income tax benefit, net income was $216.1 million ($2.10 per diluted share) and $637.5 million ($6.20 per diluted share) for the fourth quarter and year 2004. ISG’s management believes that ISG’s net income excluding this unusual tax benefit is more indicative of ISG’s results of operations. ISG’s rapid growth through acquisitions makes comparisons to prior-year amounts not meaningful.

      ISG’s fourth quarter 2004 operating income was $258.9 million, $68 per ton shipped, compared to $340.4 million, $84 per ton shipped, in the third quarter 2004. Net sales declined slightly to $2,553.5 million in the fourth quarter 2004 from $2,608.3 million in the third quarter. Shipments declined to 3,828,000 tons in the fourth quarter from 4,039,000 tons in the third quarter principally as a result of a planned outage of ISG’s Burns Harbor steelmaking facilities. ISG’s average net sales per ton shipped was $667 in the fourth quarter 2004 compared to $646 in the third quarter.

      Costs and Expenses. Cost of sales for the fourth quarter 2004 was 86 percent of sales compared to 83 percent in the third quarter largely due to increases in alloys, natural gas and scrap costs combined with higher maintenance spending and fixed costs being unabsorbed during the planned Burns Harbor production outages. The planned outages included 52 days at the caster, 13 days at the blast furnace and 6 days at the hot mill. ISG’s LIFO provision was $52 million in the fourth quarter compared to $24 million in the third quarter.

      Profit sharing, VEBA (voluntary employees’ beneficiary association) costs and production bonuses for all employees declined to about $40 per ton shipped in the fourth quarter 2004 from about $44 per ton shipped in the third quarter.

      Selling, general and administrative expenses were higher in the fourth quarter 2004, principally as a result of expenses relating to the merger with Mittal Steel.

      Miscellaneous income in the fourth quarter of $17 million resulted from ISG’s share of tariffs the United States government collected under antidumping laws for unfairly traded imports. The “Continued Dumping and Subsidy Offset Act” enables affected producers to receive the proceeds from those tariffs.

      Income Taxes. As of December 31, 2003, ISG had incurred a cumulative tax loss from inception and therefore, the estimated $1 billion of potential deferred tax asset acquired in the Bethlehem acquisition was fully offset by a valuation allowance. ISG’s pre-tax income of $756 million during 2004 and probability of continued significant profitability, the strong global steel market and available tax planning strategies made it more likely than not that ISG will realize benefits from deferred taxes. Therefore, the valuation allowance was reduced, resulting in about $390 million of unusual non-cash, income tax benefits in the fourth quarter of this year. Future adjustments to the valuation allowance are possible based on periodic reviews required under generally accepted accounting principles.

      ISG’s effective tax rate before the valuation allowance reduction of about 15% for 2004 results in an effective rate of about 12% for fourth quarter. The 15% effective rate for 2004 takes into consideration the temporary differences that arose during the year, the benefit of the NOL carryforward arising in 2003 and the benefit of NOL carryforwards available for 2004 from the Bethlehem acquisition. In addition, as required by generally accepted accounting principles, ISG recognized in 2004 the benefit of temporary differences, principally depreciation, that are expected to be available in 2005 and 2006 to carryback against the current income taxes paid for 2004. In 2005, ISG expects its effective rate to be a more typical 38 percent to 39 percent.

      Liquidity and Cash Flow from Operations. At December 31, 2004, ISG had liquidity of $848.1 million consisting of cash of $606.7 million and available borrowing capacity of $241.4 million under ISG’s revolving credit facility. Cash provided by operating activities for the year 2004 was $694.7 million compared to $288.9 million for 2003.

      Capital Expenditures. ISG made capital expenditures of $267.2 million and acquisitions of $223.9 million during 2004. The acquisitions include a Hot Briquetted Iron Facility and substantially all the assets of Georgetown and Weirton. ISG anticipates $425 million in capital expenditures in 2005.

Security Ownership of Management and Certain Beneficial Owners

      Except as otherwise indicated below, the following table sets forth certain information known to ISG, based on publicly available information and in some cases affirmations made to ISG by the subject parties, regarding the beneficial ownership of ISG common stock as of March 9, 2005 for:

•	each person known by ISG to beneficially own more than 5% of ISG common stock;

•	each of ISG’s directors and certain of ISG’s executive officers; and

•	all of ISG’s directors and executive officers as a group.

      ISG has determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, ISG believes that each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

		Percent of
	Number of	Outstanding
	Shares of ISG	Shares of ISG
	Common	Common
Name and Address	Stock(1)	Stock(2)

Franklin Mutual Advisors, LLC(3)	16,339,780	16.3%
51 John F. Kennedy Parkway Short Hills, NJ 07078
Wilbur L. Ross, Jr.(4)	6,936,788	6.9%
Manhattan Tower (19th Floor) 101 East 52nd Street New York, New York 10022
Paulson & Co., Inc.(5)	6,656,600	6.7%
590 Madison Avenue New York, New York 10022
Georgia Financial, LLC(6)	5,356,198	5.4%
6200 Riverside Drive Cleveland, Ohio 44135
Wellington Management Company, LLP(7)	5,086,975	5.1%
75 State Street Boston, MA 02109
Rodney B. Mott(8)	2,152,119	2.2%
Rand V. Araskog	25,000	*
William C. Bartholomay(9)	121,337	*
James C. Boland	2,000	*
Peter J. Powers	—	*
V. John Goodwin(10)	36,200	*
Leonard M. Anthony(11)	36,200	*
Gordon C. Spelich(12)	471,847	*
Jerome V. Nelson(13)	296,210	*
John C. Mang III(14)	119,460	*
All executive officers and directors as a group (13 persons)	10,238,791	10.2%

*	Less than one percent

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

(2)	Calculated assuming 100,035,950 outstanding shares, the number of shares of ISG common stock outstanding as of March 9, 2005. This number excludes the number of shares of ISG common stock for which any options to purchase ISG common stock held by directors and executive officers are exercisable.

(3)	Based on a Schedule 13G/A filing by Franklin Mutual Advisors, LLC on February 3, 2005. Includes shares beneficially owned by advisory clients of Franklin Mutual Advisers, LLC, or FMA: 6,143,191 shares of ISG common stock beneficially owned by Mutual Shares Fund, 2,855,428 shares of ISG common stock beneficially owned by Mutual Qualified Fund, 3,546,660 shares of ISG common stock beneficially owned by Mutual Beacon Fund, 2,689,230 shares of ISG common stock beneficially owned by Mutual Discovery Fund, 639,433 shares of ISG common stock beneficially owned by Mutual Shares Securities Fund, 128,899 shares of ISG common stock beneficially owned by Mutual Discovery Securities Fund, and 66,259 shares of ISG common stock owned by Mutual Beacon Fund (Canada), all of which shares are held of record by Bosworth & Co. c/o Franklin Mutual Advisers, LLC, and 264,260 shares of ISG common stock beneficially owned by Franklin Mutual Beacon Fund, all of which shares are held of record by Kane & Co. c/o Franklin Mutual Advisers, LLC. Pursuant to advisory contracts with its clients, FMA has voting and investment discretion over these securities beneficially owned by its clients. FMA disclaims beneficial ownership of these shares owned by its advisory clients.

(4)	Represents 152,889 shares of ISG common stock beneficially owned by Mr. Ross individually and 6,783,899 shares of ISG common stock deemed to be beneficially owned by Mr. Ross as a result of his position as a principal of WLR, which is also deemed to be a beneficial owner of such shares. The address of WLR is Manhattan Tower (19th Floor), 101 West 52nd Street, New York, New York 10022. To the extent that Mr. Ross is deemed to beneficially own any shares as a result of his position as a principal of WLR, Mr. Ross disclaims beneficial ownership of such shares.

(5)	Based on a Schedule 13G/A filed by Paulson & Co., Inc. with the SEC on February 15, 2005.

(6)	Georgia Financial, LLC is the wholly-owned subsidiary of Park Corporation, whose principal executive offices are at 6200 Riverside Drive, Cleveland, Ohio 44135.

(7)	Based on a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2004.

(8)	Includes options to purchase 28,960 shares of ISG common stock, which were exercisable as of February 28, 2005, and options to purchase 742,100 shares of ISG common stock that become exercisable within 60 days of February 28, 2005.

(9)	Represents the 23,597 shares of ISG common stock held by record by Mr. Bartholomay and 97,740 shares of ISG common stock held of record by Bartholomay Interest, L.P. Mr. Bartholomay is the general partner in Bartholomay Interest, L.P. To the extent Mr. Bartholomay is deemed to beneficially own these shares as a result of his position as general partner of Bartholomay Interest, L.P., Mr. Bartholomay disclaims beneficial ownership of these shares.

(10)	Includes options to purchase 36,200 shares of ISG common stock, which were exercisable as of February 28, 2005.

(11)	Includes options to purchase 36,200 shares of ISG common stock, which were exercisable as of February 28, 2005.

(12)	Includes options to purchase 13,575 shares of ISG common stock, which were exercisable as of February 28, 2005, 200,347 shares which have been pledged under a forward sales contract, and options to purchase 185,525 shares of ISG common stock that become exercisable within 60 days of February 28, 2005.

(13)	Represents options to purchase 135,840 shares of ISG common stock, which were exercisable as of February 28, 2005, and options to purchase 139,370 shares of ISG common stock that become exercisable within 60 days of February 28, 2005.

(14)	Includes options to purchase 9,050 shares of ISG common stock, which were exercisable as of February 28, 2005, and options to purchase 74,210 shares of ISG common stock that become exercisable within 60 days of February 28, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR MITTAL STEEL

      Unless otherwise indicated, for purposes of this section, “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR MITTAL STEEL”:

•	“Ispat International” refers to Ispat International N.V. and its subsidiaries as they existed prior to the acquisition of LNM Holdings on December 17, 2004 and to their predecessor companies for periods prior to the organization of Ispat International in 1997.

•	“LNM Holdings” refers to LNM Holdings N.V. and its subsidiaries as they existed prior to their acquisition by Ispat International on December 17, 2004 and to their predecessor companies for the periods prior to the organization of LNM Holdings.

•	“Mittal Steel” refers to (x) with respect to time periods occurring on or after December 17, 2004, Mittal Steel Company N.V., formerly known as Ispat International N.V., and its subsidiaries (which include LNM Holdings and its subsidiaries) and (y) with respect to time periods occurring before December 17, 2004, Ispat International and its subsidiaries and their predecessors adjusted to give effect to the acquisition of LNM Holdings and its subsidiaries and their predecessors.

      Certain sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations for Mittal Steel include forward-looking statements concerning trends or events potentially affecting the businesses of Mittal Steel. These forward-looking statements typically contain words such as “anticipates,” “believes,” “estimates,” “expects” or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected. These statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors that could cause future outcomes to differ materially from those set forth in forward-looking statements.

      The acquisition of LNM Holdings was accounted for as a combination of entities under common control for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of Ispat International and LNM Holdings are carried forward at their historical amounts, income of Mittal Steel includes income of Ispat International and LNM Holdings for the entire fiscal year in which the acquisition occurred and the reported income of the separate corporations for the prior years will be combined. The Mittal Steel Supplemental Combined Financial Statements, which include the accounts of Mittal Steel and its subsidiaries, all of which are controlled by Mittal Steel, have been prepared in accordance with U.S. GAAP. Inter-company balances and transactions have been eliminated on consolidation. Total shipments of steel products include intercompany shipments. All references to “Sales” include shipping and handling fees and costs as defined in EITF Issue No. 00-10. All references to “Net Sales” exclude shipping and handling fees and costs. See “ISPAT INTERNATIONAL SELECTED HISTORICAL FINANCIAL DATA” footnote 1 on page 19, for reconciliation between Sales and Net Sales.

      The records of each of Mittal Steel’s operating subsidiaries are maintained in the currency of the country in which the operating subsidiary is located, using the statutory or generally accepted accounting principles of such country. For consolidation purposes, the financial statements that result from such records have been translated to conform to U.S. GAAP and converted into U.S. dollars, the reporting currency. The Canadian dollar is the functional currency of Sidbec, the Czech koruna is the functional currency of Ispat Nova Hut, the Polish zloty is the functional currency of Ispat Polska, the South African rand is the functional currency of Iscor, the Euro is the functional currency of IEG and the U.S. dollar is the functional currency of all other operating subsidiaries. Transactions in currencies other than the functional currency of a subsidiary are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are re-measured at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of income. Upon consolidation, the results of operations of Mittal Steel’s subsidiaries and affiliates whose functional currency is other than the U.S. dollar are translated into U.S. dollars at weighted average exchange rates in the relevant year and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the Mittal Steel Supplemental Combined Financial Statements and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company.

Recent Acquisitions

      Mittal Steel completed a number of acquisitions of steel producing assets during 2001, 2002 and 2003. Mittal Steel has completed a number of additional acquisitions in 2004, as set forth below.

•	In December 2004, Mittal Steel acquired LNM Holdings from Mittal Steel S.à.r.l., a wholly owned subsidiary of The Richmond Investment Holdings Limited (an entity controlled by the controlling shareholder of Mittal Steel and, at the time, the sole shareholder of LNM Holdings). Mittal Steel S.à.r.l. received 0.27931958 Mittal Steel class A common shares and 0.77068042 Mittal Steel class B common shares, for each LNM Holdings common share, or, in the aggregate, 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal Steel class B common shares.

•	In December 2004, Mittal Steel acquired a 51% interest in BH Steel in Bosnia.

•	In June 2004, Mittal Steel purchased 2,000 additional shares in Iscor, raising its stake in Iscor to just above 50%.

•	In May 2004, Mittal Steel acquired a 44.5% interest, subsequently increased to a 88.3% interest, in RZ Ladna Valavnica AD. RZ Ladna Valavnica AD, located near Skopje, Macedonia, was non-operational from late 2003 through December 2004 but became operational in January 2005.

•	In May 2004, Mittal Steel acquired a 56.8% interest, subsequently increased to a 77.3% interest, in RZ Valavnica za Lenti AD. RZ Valavnica za Lenti AD, located near Skopje, Macedonia, was non-operational from late 2003 through December 2004 but became operational in January 2005.

•	In April 2004, Mittal Steel entered into a joint venture with RZR Ljubija a.d., pursuant to which Mittal Steel acquired a 51% interest in the Ljubija iron ore mines in Bosnia and Herzegovina. These mines have been non-operational since the early 1990s.

•	In April 2004, Mittal Steel acquired a 80.9% interest in Ispat Siderurgica. Ispat Siderurgica, located in Romania, is a downstream steel products manufacturer.

•	In March 2004, Mittal Steel acquired a 69% interest in Ispat Polska, which increased to 70.5%, and a commitment to purchase a 25% interest by December 2007. Ispat Polska, located in Poland, is one of the largest steel producers in Central and Eastern Europe.

Recent Developments

Twelve Months Ended December 31, 2004 compared to Twelve Months Ended December 31, 2003

      Review of Operating Results. On February 10, 2005, Mittal Steel reported net income for the twelve months ended December 31, 2004 of $4.7 billion or $7.31 per share compared to net income of $1.2 billion or $1.83 per share for the twelve months ended December 31, 2003. Consolidated sales and operating income for the twelve months ended December 31, 2004 were $22.2 billion and $6.1 billion, respectively, compared to $9.6 billion and $1.3 billion, respectively, for the twelve months ended December 31, 2003. Total steel shipments for the year 2004 were 42.1 million tons compared to 27.4 million tons in 2003.

      Net income for the fourth quarter of 2004 was $1.6 billion or $2.42 per share compared to net income of $1.3 billion or $2.07 per share for the third quarter of 2004. Consolidated sales and operating income for the fourth quarter of 2004 were $6.2 billion and $1.7 billion, respectively, compared to $6.3 billion and $1.9 billion, respectively, for the third quarter of 2004. Total steel shipments decreased by 8% in the fourth quarter 2004 to 10.1 million tons compared to 11.0 million tons in the third quarter 2004 due to a combination of shipping delays and outages.

      On a pro forma basis, Mittal Steel, including ISG, achieved shipments of 57.6 million tons, sales of $31.2 billion, operating income of $7.0 billion and net income of $5.7 billion or $8.13 per share for the twelve months ended December 31, 2004. These pro forma numbers assume the maximum issuance of shares pursuant to the merger and do not include any purchase accounting adjustments.

      Average price realization in the fourth quarter of 2004 increased by 9% compared to the third quarter of 2004, driven by higher base selling prices, raw material surcharges and improved product mix. For the year 2004, average price realization increased by 54% compared to 2003.

      Due to increases in the cost of key inputs, such as iron ore, scrap, electricity, natural gas and transportation, cost of goods sold per ton during the fourth quarter 2004 increased by 8% compared to the third quarter of 2004. Cost of goods sold per ton during the year 2004 increased by 31% compared to 2003.

      Selling, general and administrative expenses in the fourth quarter of 2004 increased by 61% compared to the third quarter of 2004. Selling, general and administrative expenses increased by 118% for the year 2004 compared to the year 2003 due to higher levels of sales activity, as well as higher costs of logistics.

      Other income included one-time cash gain of $109 million in the European region in the fourth quarter 2004.

      The relatively low rate of tax cost both in the fourth quarter 2004 and the full year 2004 was primarily due to the release of certain tax valuation allowances of $375 million in certain subsidiaries due to the improvement in outlook.

      Americas. Total steel shipments of the Americas region were 2.8 million tons in the fourth quarter 2004 compared to 3.2 million tons for the third quarter 2004. For the full year 2004 total steel shipments were 12.1 million tons compared to 11.6 million tons for the year 2003. Sales were marginally lower at $1.8 billion in the fourth quarter 2004 compared to $1.9 billion for the third quarter of 2004. For the full year 2004 sales were $6.6 billion compared to $4.1 billion for the year 2003. Operating income was $483 million for the fourth quarter 2004 compared to $580 million for the third quarter of 2004. For the full year 2004, operating income was $1.6 billion compared to $136 million for the year 2003.

      Europe. In the European region total steel shipments were 4.5 million tons in the fourth quarter 2004 compared to 4.7 million tons for the third quarter of 2004. For the year 2004 shipments were 18.0 million tons compared to 10.7 million tons for the year 2003. Sales were flat at $2.8 billion in the fourth quarter 2004 compared to the third quarter of 2004. Sales for the year 2004 increased to $9.9 billion compared to $3.8 billion for the year 2003. The operating income was $480 million for the fourth quarter 2004 compared to $644 million for the third quarter of 2004. Operating income for the year 2004 was $2.0 billion compared to $317 million for the year 2003.

      Rest of World. In the Rest of World region total steel shipments were 2.8 million tons in the fourth quarter 2004 compared to 3.1 million tons for the third quarter of 2004. For the year 2004 shipments were 11.9 million tons compared to 5.1 million tons for the year 2003. Sales increased to $2.2 billion in the fourth quarter 2004 compared to $2.0 billion in the third quarter of 2004. Sales for the year 2004 increased to $7.6 billion compared to $2.3 billion for the year 2003. Operating income remained relatively flat at $688 million for the fourth quarter 2004 compared to $668 million for the third quarter of 2004. Operating income for the year 2004 was $2.4 billion compared to $707 million for the year 2003.

      Liquidity and Capital Resources. As at December 31, 2004, Mittal Steel’s cash and cash equivalents including restricted cash were $2.6 billion compared to $900 million at December 31, 2003. In addition, Mittal Steel’s operating subsidiaries had available borrowing capacity of $1.5 billion as at December 31, 2004 (corresponding exercisable/available limits are lower, which are based on the level of inventory/receivable).

      Total debt at the end of 2004, which includes long-term debt, short-term debt, loan from shareholder and dividend payable, as well as borrowings under working capital credit facilities, was $3.6 billion compared to $3.1 billion at the end of 2003.

      During the fourth quarter of 2004, working capital decreased by $226 million, mainly due to decreased receivables at year-end, although inventories were higher. During the year 2004, working capital increased by $1.1 billion largely due to higher levels of inventory and accounts receivable, partly offset by increased trade payables and increased accrued expenses and other liabilities.

      Capital expenditures during the fourth quarter 2004 were $376 million and for the year 2004 were $898 million. Depreciation during the year 2004 was $553 million.

      During the year ended December 31, 2004, Mittal Steel purchased 5.3 million of its own shares for $54 million (at an average price of $10.25 per share). The last such purchase was made in the second quarter 2004.

      Outlook. For the first quarter 2005, Mittal Steel expects operating income per ton to be similar compared to the fourth quarter 2004. Shipments are expected to marginally increase. Mittal Steel expects stable demand for its products during the year 2005 and across geographical regions. It expects shipments to increase to approximately 62 million tons. Both selling prices and costs are expected to be higher, driven primarily by an increase in cost of inputs. Mittal Steel, however, expects to maintain operating profit per ton, at a similar level to the year 2004. Capital expenditures will be approximately $1.5 billion. The effective tax rate for the year 2005 should be substantially higher at approximately 25%-30%.

Other Recent Developments

•	On February 22, 2005, ISRG signed an agreement, with ThyssenKrupp Stahl AG for the purchase of between 1.3 and 1.5 million tons of pig iron each year for a 20-year term commencing October 2007. This agreement replaces an existing supply agreement between the parties under which ISRG agreed to purchase from ThyssenKrupp Stahl AG 1.3 million tons of pig iron each year until September 2007.

•	On February 11, 2005, Fitch Ratings assigned a “BBB” senior unsecured rating and a “F2” short term rating for Mittal Steel.

•	On February 10, 2005, Mittal Steel’s board of directors approved a dividend policy for the fiscal year 2005 of $0.10 per share per quarter, which is subject to approval by Mittal Steel’s shareholders.

•	On February 1, 2005, Moody’s Investor Services Ltd. assigned a “Baa3” senior implied rating to Mittal Steel and upgraded Mittal Steel’s senior unsecured issuer rating to “Ba1”. In addition, Moody’s Investor Services Ltd. upgraded the senior notes of IEG and Inland to “Ba1”.

•	On January 25, 2005, Mittal Steel announced that it had arranged commitments, subject to customary conditions, from a group of arrangers for a $3.2 billion unsecured revolving credit facility, the proceeds from which it expects to utilize to finance the cash portion of the merger with ISG, to refinance certain existing indebtedness and for general corporate purposes.

•	On January 24, 2005, Standard & Poor’s Ratings Services raised its long-term corporate credit and senior secured debt ratings on Inland to “BBB-” from “BB-”. In addition, Standard & Poor’s Ratings Services assigned a “BB+” rating to Inland’s senior unsecured debt.

•	On January 14, 2005, Mittal Steel signed a share purchase agreement with Hunan Valin Iron & Steel Group Co., Ltd., or the Valin Group, to acquire 37.17% of the outstanding shares of Hunan Valin Steel Tube & Wire Co., Ltd., or Valin, a listed subsidiary of the Valin Group. Under the terms of the share purchase agreement, Mittal Steel will acquire 656,250,000 legal person shares from the Valin Group at a price of RMB 3.96 per share, for a total consideration of RMB 2,599 million, approximately $314 million. The consideration is subject to adjustment based on the net asset value of Valin as at December 31, 2004. Subject to the receipt of all necessary approvals and waivers from the regulatory authorities in the Peoples Republic of China, the transaction is expected to close in the second quarter of 2005.

•	On December 30, 2004, Ispat Inland ULC, a wholly owned subsidiary of Mittal Steel, redeemed $227,500,000 principal amount of its 9 3/4% senior secured notes due 2014, at a redemption price equal to 109 3/4% of the outstanding principal amount redeemed, plus accrued and unpaid interest on such amount to, but excluding, December 30, 2004. In conjunction with the redemption of the notes by Ispat Inland ULC, Mittal Steel purchased $256,000,000 of capital stock of Inland on December 29, 2004 prior to the redemption of the notes. Consistent with the terms of the indenture with respect to the notes, the cash proceeds from the stock offering were used to redeem the notes. After giving effect to this redemption, $422,500,000 principal amount of the 9 3/4% senior secured notes due 2014 remain outstanding.

•	On December 15, 2004, the shareholders of Mittal Steel approved the acquisition of LNM Holdings. On December 17, 2004 the acquisition of LNM Holdings was closed. LNM Holdings operates steel-making and processing facilities in seven countries. Under the terms of the LNM Holdings acquisition agreement, The Richmond Investment Holdings Limited (an entity controlled by the controlling shareholder of Mittal Steel and the sole shareholder of LNM Holdings) received 0.27931958 Mittal Steel class A common shares and 0.77068042 registered Mittal Steel class B common shares of Mittal Steel for each LNM Holdings common share, or, in the aggregate, 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal Steel class B common shares.

•	On December 15, 2004, LNM Holdings signed an amendment to the Ispat Sidex Share Purchase Agreement resulting in the termination of its 5-year exemption to pay corporate income taxes and receive other economic incentives previously provided to Ispat Sidex. This amendment has prospective impact beginning January 1, 2005, and has resulted in LNM Holdings recording a deferred tax asset of $34 million in the fourth quarter of 2004. This deferred tax asset represents the tax effect of temporary differences which would have reversed within the previous tax holiday period, recovery of which is now more likely than not. Romanian taxable income will be taxed at the statutory rate (currently 16%) beginning January 1, 2005.

•	On November 15, 2004, Standard & Poor’s Ratings Services raised its long-term corporate credit rating for Mittal Steel to “BBB” from “BB-”, with a positive outlook. At the same time Standard & Poor’s raised the debt ratings on debt guaranteed by Mittal Steel for Inland and IEG to “BBB” from “BB-”, with a positive outlook.

•	In October 2004, Mittal Steel announced that its board of directors had approved a transaction pursuant to which ISG will be merged with a wholly owned subsidiary of Mittal Steel.

•	In connection with the merger, on October 24, 2004 Mittal Steel, ISG and the USWA executed a letter of understanding in which the USWA agreed to support the merger and to waive its right of first refusal under the ISG collective bargaining agreement. See “THE MERGER — Letter of Understanding with the United Steelworkers of America” on page 82.

Income Taxes

      Mittal Steel’s overall taxes are expected to increase due to the utilization of net operating losses in 2004, and a loss of tax exemptions in Romania even though Mittal Steel’s effective tax rate has decreased in certain jurisdictions, such as the Czech Republic.

Factors Affecting the Business

Cyclicality of the Steel Industry

      The steel industry is highly cyclical and is affected significantly by general economic conditions and other factors such as worldwide production capacity, fluctuations in steel imports/exports and tariffs. Steel prices are sensitive to a number of supply and demand factors. Recently, steel markets have been experiencing larger and more pronounced cyclical fluctuations. This trend, combined with the upward pressure on costs of key inputs, mainly metallics and energy, presents an increasing challenge for steel producers. The key drivers for maintaining a competitive position and good financial performance in this challenging environment are product differentiation, customer service, cost reduction and cash management.

      In 2001, the steel industry faced a severe downturn, which gradually reversed in 2002. Section 201 trade rulings in the United States and certain emerging shifts in global supply and demand for steel brought about improvements in both demand for and pricing of steel products.

      In 2003, world crude steel production increased by 7%, primarily due to China where production increased by 21%, making it the largest steel producing nation. Further, steel imports into China increased by 53% from 2002 to meet the demand from the automobile, white goods and construction sectors. The strong demand in China increased prices for steel as well as key raw materials such as iron ore, coke, scrap and alloys. To partly mitigate the impact of these input cost increases, steel companies in the United States started applying surcharges.

      In the first ten months of 2004, world crude steel production increased by 8.9% to 854.1 million metric tonnes compared to the same period in 2003. The growth in 2004 continues to be led by China, which increased production by 22%, while growth in North America was 7% and growth in the European Union (including the 10 new member states in 2004) was 5%, largely led by robust growth in industrial production and gross domestic product, or GDP, from the new member states of the European Union. Costs of key raw materials have continued to increase due to imbalances between demand and supply in certain regions and higher freight costs, leading to higher steel prices.(2)

Consolidation in the Steel Industry

      Within the past few years, the U.S. steel industry has significantly consolidated, primarily led by ISG, United States Steel Corporation, or US Steel, Nucor and Steel Dynamics. ISG was formed as a result of the acquisition of LTV, Bethlehem Steel, Acme Steel, Weirton Steel and Georgetown Steel in 2004. US Steel acquired National Steel; Nucor acquired Birmingham Steel and Trico; while Steel Dynamics acquired Qualitech Steel and GalvPro.

      In Europe consolidation took place with the formation of Arcelor, which is a combination of Aceralia, Arbed and Usinor, three large Europeans companies. In the recent past, LNM Holdings has acquired several assets primarily in Central and Eastern Europe, namely Romania, Czech Republic, Poland, Macedonia and Bosnia. Consolidation has occurred to achieve greater efficiency and economies of scale, particularly in response to the effective consolidation undertaken by raw material suppliers and consumers of steel products.

Global Steel Trade

      Mittal Steel’s ability to sell products is influenced by a number of factors including in varying degrees, by trends in global trade for steel products, particularly trends in imports of steel products into its principal markets. In the United States, Section 201 tariffs were in place through most of 2003. U.S. steel imports fell by 29% primarily due to higher demand in China and higher ocean freight costs. In the first half of 2004, high freight costs and continuing strong demand in China, Asia and Europe protected the U.S. market from cheaper imports. As a result, prices in North America have increased in the first nine months of 2004.

      2 Although steel prices do follow trends in raw material prices, the percent movements may not be to the same extent. Percent increases in costs of input factors are driven by demand-supply balance, availability and demand from alternative markets. Similarly steel pricing and demand is driven by demand from the end-user segments. Steel price surcharges are often implemented on contracted steel prices to recover increases in input costs. However, spot market steel prices and short-term contract are driven by market prices.

Raw Materials and Ocean Freight Costs

      Raw material prices and ocean freight costs have generally continued to increase in 2004. These price increases are mainly due to increased demand of key raw materials and longer voyage timings, as well as to port congestion, which reduces availability of ships and consequently increases freight rates.

      Chinese steel mills, which have usually sourced their iron ore from Australia, had to source iron ore from as far as Brazil to meet growing demand. Imports of iron ore into China continued to increase through the first nine months of 2004 compared to the same period in 2003. In 2004, iron ore deliveries into China are expected to be 200 million tonnes, a 35% increase over 2003 deliveries. This demand has increased not just iron ore prices by up to 40%, but also freight costs as demand for Capesize vessels increased in 2004.

      Coking coal prices have been increasing over the last two years. Prices increased substantially due to higher demand and supply constraints. Coke export prices have increased in China due to a new value-added tax as well as to the removal of tax credits available in 2003. Further, coke exports from China are also affected by transport infrastructure. Overall, prices have increased more than three-fold compared to levels at the beginning of 2003.

      Natural gas prices in North America continued to be close to $6-7 per mmbtu through most of the first nine months of 2004. Demand for natural gas in North America is increasing at around 3% per annum while supplies are increasing by only 1%. Prices did not ease during the summer of 2004 mainly due to higher oil prices, delays in bringing new production to market and sustained demand.

      Demand for high-grade scrap continued to be robust in the first nine months of 2004. During the first nine months of 2004, scrap prices in North America continued to increase and touched a high of $400 per long ton for automotive bundles due to a combination of strong demand from the steel industry, transport availability and cost. Scrap prices in Europe continued to increase on the back of export-led demand from Turkey and Asia.

      Ocean freight rates remained volatile throughout the year 2004, exposing the fragile state of this supply/demand balance. Strong demand in China for metallics has also increased the need for Capesize and Panamex vessels(3) to transport coking coal and ore. In addition, longer voyage times to the Far East and port congestion in Asia, as well as at loading ports, contributed to the shortage of ships in the Western Hemisphere. Given the inelastic nature of shipping capacity in the short term, this has increased freight costs significantly in 2004.

Impact of Exchange Rate Movements

      Mittal Steel operates in different geographical locations with different functional currencies. The U.S. dollar weakened against the Euro, Algerian dinar, Czech koruna, Kazakh tenge, Polish zloty, Romanian lei, South African rand and the Canadian dollar in the first nine months of 2004. These exchange rate movements had an adverse impact on the costs and competitive position of some of Mittal Steel’s subsidiaries, particularly the Canadian, Algerian, Czech, Polish, Romanian, Kazakh and South African operating subsidiaries and had a favorable impact on its operating subsidiaries in the United States. However, the translation impact of the functional currencies into U.S. dollars was favorable for most of Mittal Steel’s non-U.S. operating subsidiaries.

      Mittal Steel manages this risk through specific hedges to the extent management considers appropriate.

      3 Capesize ships are very large bulk carriers with deadweight exceeding 150,000 tons. Such ships are unable to go through the Suez Canal and therefore have to sail round the Cape of Good Hope to and from Europe. Panamax ships are large ships capable of transiting the Panama Canal and have a deadweight of 55,000 tons.

Critical Accounting Policies and Use of Judgments and Estimates

      The information regarding and analysis of Mittal Steel’s operational results and financial condition are based on figures contained in the Mittal Steel Supplemental Combined Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Mittal Steel’s management to make judgments in relation to certain estimates and assumptions used in the application of accounting policies. These judgments and estimates are made on the basis of available facts and are a normal part of the process of preparing financial statements. While the use of different assumptions and estimates could have caused the results to be different from those reported, Mittal Steel believes that the possibility of material differences between two periods is considerably reduced because of the consistency in the application of such judgments.

      The accounting policies that Mittal Steel considers critical, in terms of the likelihood of a material impact arising from a change in the assumptions or estimates used in the application of the accounting policy in question, are outlined below.

Impairment of Long Lived Assets

      According to SFAS 144, an impairment loss must be recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.4 The carrying amount of a long-lived asset is not recoverable if it exceeds the expected sum of the undiscounted cash flows over its remaining useful life. Additionally, APB Opinion No. 18, “The Equity Method of Accounting For Investment in Common Stock,” requires that a loss in value of an equity method investment that is other than a temporary decline should be recognized. Based on these accounting standards, Mittal Steel recognized the following impairments in 2002:

•	Impairment of the idled 2A Bloomer and 21” Bar Mill in the Americas region (Inland), resulting in an asset write-off of $23 million, following an assessment that those facilities, which were idled in the fourth quarter of 2001, were unlikely to be restarted; and

•	Write-off of the assets associated with the Empire Mine of $39 million in connection with the sale, effective December 31, 2002, of part of Mittal Steel’s interest in the Empire Partnership (and the sale of its related fluxing equipment) to a subsidiary of Cleveland-Cliffs Inc., thereby reducing Mittal Steel’s interest in the Empire Mine from 40% to 21%.

      During 2003 there was no material uncertainty relating to the recoverability of long-lived assets. Additionally, there were only temporary declines on equity method investments. Mittal Steel continues to monitor both internal and external factors which could result in an impairment of long-lived assets or a loss in value of an equity method investment.

Deferred Tax Assets

      Mittal Steel charges tax expenses or accounts for tax credits based on the differences between the financial statement amounts and the tax base amounts of assets and liabilities. Deferred tax assets are also recognized for the estimated future effects of tax losses carried forward. Mittal Steel annually reviews the deferred tax assets in the different jurisdictions in which it operates to assess the possibility of realizing such assets based on projected earnings. It takes an appropriate valuation allowance where it appears more likely than not, based on these projections, that the deferred tax assets will not be realized. Mittal Steel expects that it is more likely than not that the deferred tax assets of $484 million as of September 30, 2004 will be fully realized. The deferred tax asset mainly relates to its subsidiaries in the Americas. The amount of future taxable income required to recover this asset is approximately $1,500 million.

      4 References to “SFAS” are to Statement of Financial Accounting Standards.

Provisions for Pensions and Other Post Employment Benefits (SFAS 87 and 106)

      Mittal Steel’s operating subsidiaries have different types of pension plans for their employees. Also, most of the subsidiaries in the Americas region offer post employment benefits, primarily post employment health care. The expense associated with these pension plans and employee benefits, as well as the carrying amount of the related liability/asset on the balance sheet is based on a number of assumptions and factors such as the discount rate, expected wage increases, expected return on plan assets, future health care cost trends and market value of the underlying assets. Actual results that differ from these assumptions are accumulated and amortized over future periods and, therefore, will affect recognized expense and the recorded obligation in future periods, particularly in the case of Mittal Steel’s U.S. and Canadian subsidiaries. Such accumulated unrecognized costs amounted to $1,058 million for pensions, and $166 million for Other Post Retirement Benefits as of December 31, 2003. In addition, there is an unrecognized net gain of $105 million relating to Other Post Retirement Benefits. The decrease in the discount rate from 7.1% to 6.25% in 2003 contributed significantly to the increase in unrecognized prior service costs. These costs are amortized over the estimated average remaining service period of active participants of approximately 11 years.

      A 0.50 percent change in the discount rate would increase or decrease pension and other post retirement benefits expenses by approximately $10 million and increase or decrease pension and other post retirement benefits liabilities by $131 million. A 0.50 percent change in the assumed rate of return on plan assets would increase or decrease pension and other post retirement benefit expenses by $11 million.

Environmental and Other Contingencies

      Mittal Steel is currently engaged in the investigation and remediation of environmental contamination at a number of the facilities through which it operates. Mittal Steel is subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, as well as certain remediation activities that involve the clean up of soils and groundwater. Mittal Steel recognizes a liability for environmental remediation when it is likely that such remediation will be required and the amount can be estimated. Environmental liabilities assumed in connection with the acquisition of steel facilities and other assets are recorded at the present value of the estimated future payments. There are numerous uncertainties over both the timing and the ultimate costs that Mittal Steel expects to incur with respect to this work. Significant judgment is required in making these estimates and it is reasonable that others may come to different conclusions. If, in the future, Mittal Steel is required to investigate and remediate any currently unknown contamination and waste on properties that it owns, Mittal Steel may record significant additional liabilities. Also, if Mittal Steel estimates the cost to remediate currently known contamination and waste change, it will reduce or increase the recorded liabilities through credits or charges in the income statement.

      The estimates of loss contingencies for environmental matters are based on various judgments and assumptions. These estimates typically reflect judgments and assumptions relating to the probable nature, magnitude and timing of assessment, remediation and/or monitoring activities and the probable cost of these activities. In some cases, judgments and assumptions are made relating to the obligation or willingness and ability of third parties to bear a proportionate or allocated share of cost of these activities, including third parties who sold Mittal Steel or purchased assets from it subject to environmental liabilities. Mittal Steel also considers, among other things, the activity to date at particular sites, information obtained through consultation with applicable regulatory authorities and third-party consultants and contractors and its historical experience with other circumstances judged to be comparable. Due to the numerous variables associated with these judgments and assumptions, and the effects of changes in governmental regulation and environmental technologies, both the precision and reliability of the resulting estimates of the related contingencies are subject to substantial uncertainties. Mittal Steel regularly monitors environmental matters and estimated exposure to loss contingencies, reporting changes to the appropriate individuals and agencies, and modifying any disclosure of such matters and contingencies.

Purchase Accounting

      Accounting for acquisitions requires Mittal Steel to allocate the cost of the enterprise to the specific assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. This often results in positive or negative goodwill. Accounting principles allow Mittal Steel up to one year to acquire all necessary valuation information for the allocation. While independent appraisals and other valuations are used to allocate the cost of acquisitions, management is still required to make significant estimates and assumptions. In addition, when the fair value of the assets acquired exceeds their costs, Mittal Steel is required to pro rate that excess to reduce noncurrent assets, making the amount initially assigned to all assets and liabilities more important. This application of management judgment and estimates to account for acquisitions could significantly affect the financial statements. In light of this, Mittal Steel considers purchase accounting a critical accounting policy.

Review of Operating Results

      The following review of operating results is based on the supplemental combined financial statements included herein. In addition, to further enhance comparability, certain information for the nine months ended September 30, 2004 and 2003 and the year ended December 31, 2003 is presented on a historical basis. In addition, to further enhance comparability certain financial information is presented on a pro forma basis which illustrates the effect of the acquisition of ISG as if the transaction had occurred at the beginning of 2003. We believe that pro forma results represent comparative information for assessing earnings trends because the pro forma results include comparable operations in each year presented. Such pro forma results are not necessarily indicative of the combined results that would have occurred had the events actually occurred at the beginning of 2003.

Nine Months Ended September 30, 2004 compared to Nine Months Ended September 30, 2003

      Summary. The following events, which occurred in the nine months ended September 30, 2004, have had a significant effect on Mittal Steel’s historical results of operations:

      The Mittal Steel Supplemental Combined Financial Statements for the nine months ended September 30, 2004 include the results of the following operations, the results of which were not, or not fully, included in the nine months ended September 30, 2003.

•	The results of Ispat Polska were included from March 5, 2004, the date of its acquisition by Mittal Steel.

•	Mittal Steel acquired Ispat Nova Hut on January 31, 2003. Therefore the relevant results of operations of Ispat Nova Hut for 2003 are included only for the eight months ended September 30, 2003.

•	Mittal Steel acquired controlling interests in Ispat Tepro in July 2003, Ispat Petrotub in December 2003 and Ispat Siderurgica in April 2004.

•	Mittal Steel acquired RZ Valavnica Z.A. Lenti AD and RZ Ladna Valavnica AD in May 2004.

•	Iscor is being consolidated from January 1, 2004.

      Mittal Steel increased its equity interest in Iscor from 49.9% to slightly over 50% in 2004, and it consolidated Iscor’s results of operations in its financial statements. Therefore, the Mittal Steel Supplemental Combined Financial Statements for the nine months ended September 30, 2004 include the results of operations of Iscor for the entire period. Prior to January 1, 2004 Mittal Steel’s investment in Iscor was accounted for under the equity method, pursuant to which Mittal Steel recorded a percentage of Iscor’s net income equal to its equity interest as “income from equity investment.” Although the inclusion of Iscor’s results in the Mittal Steel Supplemental Combined Financial Statements in the nine months ended September 30, 2004 resulted in significant increases in Mittal Steel’s consolidated figures for, among other things, sales, shipments, net sales, operating income, gross profit and selling, general and administrative expenses during that period, the increase in Mittal Steel’s equity interest was not large enough to have a material effect on its net income, because its share of net income was always included in prior periods as a line item in the income statement.

      Result of Operations. The key performance indicators which Mittal Steel’s management uses to analyze operations are sales, average selling price, shipments, cost per ton, gross profit and operating income. Management’s analysis of liquidity and capital resources is driven by working capital and operating cash flow. The following analysis presents key performance indicators by each operating segment. The gross profit and operating income analyses are carried out for Mittal Steel as a whole.

      Historical Sales, Shipments and Average Selling Prices. During the nine months ended September 30, 2004, Mittal Steel experienced benefits from the continued increase in the global demand and prices for steel beginning in 2004. Sales of Mittal Steel increased to $16 billion for the nine months ended September 30, 2004, compared to $7 billion for the nine months ended September 30, 2003. The following table gives a summary of sales for each of Mittal Steel’s regions:

	Sales

	Nine Months		Change in
	Ended
					Average Selling
Regions	2004	2003	Sales	Shipments	Price

	($ Millions)		(%)
Americas	4,762	3,000	59	8	43
Europe(1)	7,061	2,760	156	70	50
Rest of World(2)	5,465	1,576	247	135	51

(1)	Includes results of Ispat Nova Hut from January 31, 2003 and Ispat Polska from March 5, 2004.

(2)	Includes results of Iscor from January 2004.

      Excluding the effects of the acquisition of Ispat Polska, Ispat Nova Hut, Iscor and the other subsidiaries acquired during the nine months ended September 30, 2004, sales increased in Mittal Steel to $9.2 billion for the nine months ended September 30, 2004 from $6.3 billion for the nine months ended September 30, 2003.

      Average selling prices increased by 47% for the nine months ended September 30, 2004 compared to the same period in 2003. Excluding the effects of Ispat Polska, Ispat Nova Hut, Iscor and the other subsidiaries acquired during the nine months ended September 30, 2004, average selling prices increased by 43% for the nine months ended September 30, 2004 compared to the same period in 2003. The average price realized improved as a result of strong demand for steel, leading to higher base selling prices, surcharges for the cost of raw materials and a more favorable product mix.

      Mittal Steel’s shipments increased to 32.0 million tons for the nine months ended September 30, 2004 compared to 20.4 million tons for the nine months ended September 30, 2003. Excluding the effects of Ispat Polska, Ispat Nova Hut, Iscor and the other subsidiaries acquired during the nine months ended September 30, 2004, shipments increased to 19.8 million tons in September 30, 2004 from 18.3 million tons as at 30th September 2003. The increase in shipments was due to the strong demand for steel.

      Americas. During the nine months ended September 30, 2004, sales in the Americas region increased to $4,762 million, compared to $3,000 million for the nine months ended September 30, 2003. This increase was largely due to an increase in selling prices as a result of a strong global demand, better product mix, and the implementation of pricing surcharges designed to offset the increase in key input costs, such as coke, scrap and iron ore. In addition, the strength of the Canadian dollar against the U.S. dollar also resulted in a higher average selling price in U.S. dollars.

      Total Shipments in the Americas region increased to 9.3 million tons as at September 30, 2004 from 8.6 million tons as at September 30, 2003 largely due to the increase in demand as well as completion of the reline of Blast Furnace No. 7 at Inland in October 2004.

      Europe. During the nine months ended September 30, 2004, Mittal Steel completed the acquisition of Ispat Polska. Due to its experience in augmenting its business through strategic acquisitions, Mittal Steel believes that it has been able to successfully manage the integration of Ispat Polska into its business.

      For the nine months ended September 30, 2004, sales in the European region have increased to $7,061 million as compared to $2,760 million for the nine months ended September 30, 2003.

      Excluding the effects of the subsidiaries acquired during the nine months ended September 30, 2004, for the nine months ended September 30, 2004, sales in the European region increased to $2,851 million as compared to $1,928 million for the nine months ended September 30, 2003. The average selling price in the European region increased by 50% at September 30, 2004 compared to the similar period in 2003. Excluding the effect of Ispat Poska, Ispat Nova Hut and the other subsidiaries acquired during the nine months ended September 30, 2004, average selling price in the European region increased by 43% at September 30, 2004 compared to a similar period in 2003 due to increased global demand for steel products and improved product mix. In addition, the strength of the Euro against the U.S. dollar resulted in a higher average selling price in U.S. dollars.

      Shipments in the European region increased to 13.5 million tons at September 30, 2004 from 7.9 million tons at September 30, 2003. Excluding the impact of Ispat Polska, Ispat Nova Hut and the other subsidiaries acquired during the nine months ended September 30, 2004, shipments increased to 6.5 million tons at September 30, 2004 from 5.8 million tons at September 30, 2003. Shipments increased across most product lines driven by strong global demand.

      Rest of World. Sales in the rest of world region for the nine months ended September 30, 2004 increased to $5,466 million compared to $1,576 million for the nine months ended September 30, 2003. Excluding the effect of the consolidation of Iscor in the Rest of World region for the nine months ended September 30, 2004 sales increased to $2,874 million at September 30, 2004 from $1,576 million for the nine months ended September 30, 2003. This was largely due to higher prices. In addition, the strength of the South African rand against the U.S. dollar resulted in a higher average selling price in U.S. dollars.

      Shipments in the Rest of World region increased to 9.2 million tons at September 30, 2004 from 3.9 million tons at September 30, 2003. Excluding the impact of the consolidation of Iscor, shipments in the Rest of World region increased to 4.0 million tons at September 30, 2004 from 3.9 million tons at September 30, 2003.

      Pro Forma. To further enhance comparability, financial information for the nine months ended September 30, 2004 and 2003 is also presented on a pro forma basis which illustrates the effect of the acquisition of ISG on a nine month basis in both periods as if the transaction had occurred at the beginning of 2003. We believe that pro forma results represent comparative information for assessing earnings trends because the pro forma results include comparable operations in each year presented. The pro forma results are not necessarily indicative of the combined results that would have occurred had the events actually occurred at the beginning of 2003.

      Pro Forma Sales, Shipments and Average Selling Prices Including ISG. During the nine months ended September 30, 2004, Mittal Steel experienced benefits from the continued increase in the global demand and prices for steel beginning in 2004. Sales of Mittal Steel increased to $22.9 billion for the nine months ended

September 30, 2004, compared to $11.8 billion for the nine months ended September 30, 2003. The following table gives a summary of sales for each of Mittal Steel’s regions:

	Sales

			Change in
	Nine Months
	Ended				Average
					Selling
	2004	2003	Net Sales (%)	Shipments (%)	Price (%)

	($ Millions)
Regions
Americas	11,681	7,665	52	10	37
Europe	7,061	2,760	156	70	50
Rest of World	5,466	1,576	247	135	51

      Excluding the effects of the acquisition of Ispat Polska, Ispat Nova Hut, Iscor and the other subsidiaries acquired during the nine months ended September 30, 2004, sales increased at Mittal Steel to $16.1 billion for the nine months ended September 30, 2004 from $10.9 billion for the nine months ended September 30, 2003. Average selling prices increased by 39% for the nine months ended September 30, 2004 compared to the same period in 2003. Excluding the effects of Ispat Polska, Ispat Nova Hut, Iscor and the other subsidiaries acquired during the nine months ended September 30, 2004, average selling prices increased also by 39% for the nine months ended September 30, 2004 compared to the same period in 2003. The average price realized improved as a result of strong demand for steel, leading to higher base selling prices, surcharges for the cost of raw materials and a more favorable product mix.

      Mittal Steel’s shipments increased to 44.5 million tons for the nine months ended September 30, 2004 compared to 31.7 million tons for the nine months ended September 30, 2003. Excluding the effects of Ispat Polska, Ispat Nova Hut, Iscor and the other subsidiaries acquired during the nine months ended September 30, 2004, shipments increased to 32.3 million tons in September 30, 2004 from 29.6 million tons as at 30th September 2003. The increase in shipments was due to the strong demand for steel.

      Americas. During the nine months ended September 30, 2004, sales in the Americas region, which includes ISG, increased to $11,681 million, compared to $7,665 million for the nine months ended September 30, 2003. This increase was largely due to an increase in selling prices as a result of a strong global demand, better product mix, and the implementation of pricing surcharges designed to offset the increase in key input costs, such as coke, scrap and iron ore. In addition, the strength of the Canadian dollar against the U.S. dollar also had the translation effect of a higher average selling price in U.S. dollars.

      Total shipments in the Americas region increased to 21.9 million tons as at September 30, 2004 from 19.9 million tons as at September 30, 2003 largely due to a global increase in product demand, which increased shipments. For the nine months ended September 30, 2003, shipments were lower due to the reline of Blast Furnace No. 7 at Inland.

      Historical Cost of Sales. Due to the increase in the cost of key inputs, such as iron ore, scrap, electricity, natural gas and transportation, the average cost per ton for Mittal Steel increased by 28% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003.

      Excluding the effects of cost per ton related to Ispat Polska, Iscor, Ispat Nova Hut and other subsidiaries acquired during the nine months ended September 30, 2004, Mittal Steel’s average cost per ton increased by 25% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. This increase in cost was largely due to the higher cost of raw materials and other key inputs driven by an increasingly strong sellers market for these inputs.

      Americas. In the Americas region, average cost per ton increased by 17% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. This was largely due to an increase in the cost of key inputs, such as coke, coal, scrap and alloys. In addition, at Inland labor costs were higher in the third quarter of 2004 as compared to the third quarter of 2003 due to increases in employee profit sharing and pension expense. The appreciation of the Canadian dollar against the U.S. dollar also resulted in a higher cost per ton in U.S. dollars.

      Europe. Average cost per ton in the European region, increased by 39% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. Excluding the effects of susidiaries acquired during the nine months ended September 30, 2004, Mittal Steel’s average cost per ton increased by 31% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. This increase is primarily due to increases in the cost of key raw material such as scrap, iron ore, coal, coke, energy and ferro alloy prices. In addition, the significant appreciation of the Euro and other relevant currencies against the U.S. dollar resulted in a higher cost in U.S. dollars.

      Rest of World. Average cost per ton in the Rest of World region, increased by 86% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. Excluding the inclusion of Iscor, average cost per ton increased by 29%.

      Average cost per ton increased due to increases in the cost of purchased metallics and other raw materials. In addition, the strength of the South African rand against the U.S. dollar also resulted in a higher cost in U.S. dollars.

      Pro Forma Cost of Sales Including ISG. Due to the increase in the cost of key inputs, such as iron ore, scrap, electricity, natural gas and transportation, the average cost per ton for Mittal Steel increased by 24% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003.

      Excluding the effects of cost per ton related to Ispat Polska, Iscor, Ispat Nova Hut and subsidiaries acquired during the nine months ended September 30, 2004, Mittal Steel’s average cost per ton increased by 28% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. The increase in the cost of such key inputs is primarily due to strong global demand.

      Americas. In the Americas region, which includes ISG, average cost per ton increased by 26% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. This was largely due to an increase in the cost of key inputs, such as coke, coal, scrap and alloys. In addition, at Inland labor costs were higher in the third quarter of 2004 as compared to the third quarter of 2003 due to increases in employee profit sharing and pension expense. The appreciation of the Canadian dollar against the U.S. dollar also resulted in a higher cost per ton in U.S. dollars. Costs per ton also increased during the third quarter due to a higher cost product mix, higher iron ore selling costs and variable compensation from profit sharing and health care expense contributions.

      Historical Gross Profit and Gross Profit Margins. For the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003 overall gross profit (sales less cost of sales, excluding depreciation) increased by 251% and gross profit margin (gross profit divided by Net Sales) increased by 33%.

      The following table gives a summary of the gross profit margins of Mittal Steel (including subsidiaries acquired during the nine months ended September 30, 2004) by region:

	Gross Profit
	Margin (%)

	Nine Months
	Ended

Regions	2004	2003

Americas	27	9
Europe	29	20
Rest of World	39	45

      Americas. In the Americas region, gross profit increased to $1,291 million at September 30, 2004 from $283 million at September 30, 2003. Gross margin in the Americas improved due to higher base prices and implementation of pricing surcharges, favorable U.S. and Canadian dollar exchange rates and an increase in the volume of sales. These favorable trends were offset by higher input costs, higher employee profit shares and pension and healthcare expenses.

      Europe. In the European region, gross profit increased to $2,027 million at September 30, 2004, from $542 million at September 30, 2003. Excluding the effects of Ispat Polska, Ispat Nova Hut and other subsidiaries acquired during the nine months ended September 30, 2004, gross profit increased to $658 million at September 30, 2004 from $342 million at September 30, 2003. Gross margin in the European region improved mainly due to improved average selling prices, strong demand and a favorable product mix. Increases in the volume of sales also contributed to higher margins, although higher input costs offset the gains in gross margins.

      Rest of World. In the Rest of World region, gross profit increased to $2,107 million at September 30, 2004 from $717 million at September 30, 2003 due to higher selling prices which were greater than prior increases in selling prices, the addition of subsidiaries acquired during the nine months ended September 30, 2004 and the translation impact of higher exchange rates against the U.S. dollar. Excluding the effects of Iscor, gross profit increased to $1,113 million at September 30, 2004 from $717 at September 30, 2003 million due to higher selling prices. However, in percentage terms, the gross profit margin went down in 2004, due to consolidation of Iscor.

      Pro Forma Gross Profit and Gross Profit Margins Including ISG. For the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003 overall gross profit (sales less cost of sales, excluding depreciation) increased by 258% and gross profit margin (gross profit divided by Sales) increased by 28%.

      In the Americas region, gross profit increased to $2,436 million at September 30, 2004 from $585 million at September 30, 2003. This increase was largely due to an increase in selling prices relative to average input costs as a result of a strong global demand, better product mix, and the implementation of pricing surcharges designed to offset the increase in key input costs.

      The following table gives a summary of the gross profit margins of Mittal Steel (including newly acquired subsidiaries) in its regions:

	Gross Profit
	Margin (%)

	Nine Months
	Ended

Regions	2004	2003

Americas	21	8
Europe	29	20
Rest of World	39	45

      Historical Selling, General and Administrative Expenses. Selling, general and administrative expenses at Mittal Steel increased by 97% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003, primarily due to the addition of new assets and the weakening of the U.S. dollar against the Euro, Canadian dollar and other currencies.

      Excluding the acquisition of Ispat Polska, Ispat Nova Hut, Iscor and other subsidiaries acquired during the nine months ended September 30, 2004, selling, general and administrative expenses have decreased by 29%.

      The inclusion of Ispat Polska increased selling general and administrative expenses in the nine months ended September 30, 2004, while increases relating to the consolidation of Iscor’s results were $219 million. Selling and administrative expenses were also affected by expenses at the other subsidiaries acquired during the nine months ended September 30, 2004, which totaled $16 million in the nine months ended September 30, 2004.

      Pro Forma Selling, General and Administrative Expense Including ISGs. Selling, general and administrative expenses as Mittal Steel increased by 75% for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003, primarily due to the addition of new assets and the weakening of the U.S. dollar against the Euro and the Canadian dollar.

      Excluding the acquisition of Ispat Polska, Ispat Nova Hut, Iscor and other subsidiaries acquired during the nine months ended September 30, 2004, selling, general and administrative expenses decreased by 6% reflecting on-going cost control measures.

      The inclusion of Ispat Polska increased selling general and administrative expenses by $71 million in the nine months ended September 30, 2004, while increases relating to the consolidation of Iscor’s results were $219 million. The inclusion of ISG increased selling, general and administrative expenses by $180 million. Selling and administrative expenses were also affected by expenses at the other newly acquired subsidiaries, which totaled $15 million in the nine months ended September 30, 2004.

      Historical Operating Income. Operating income at Mittal Steel increased to $4.4 billion for the nine months ended September 30, 2004, compared to $1.0 billion for the nine months ended September 30, 2003. Excluding the impact of the subsidiaries acquired during the nine months ended September 30, 2004 operating income increased to $2.7 billion from $905 million. This increase was largely due to a higher average selling price that more than offset the increases in costs, and the inclusion of the subsidiaries acquired during the nine months ended September 30, 2004.

      The following table gives a summary of the operating income of Mittal Steel in its regions:

	Operating		Operating
	Income		Margin

	Nine Months		Nine Months
	Ended		Ended
	September 30		September 30

Regions	2004	2003	2004	2003

	($ Millions)		(%)
Americas	1,100	109	23	4
Europe	1,486	274	21	10
Rest of World	1,711	555	31	35

      Americas. For the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003, operating income in the Americas region increased to $1,100 million from $109 million largely due to increased gross profit (as discussed above) and reduction in property tax.

      Europe. For the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003, operating income in the European region increased to $1,486 million from $274 million. Excluding the impact of the Ispat Polska, Ispat Tepro, Ispat Skopje, and Ispat Siderurgica, for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003 operating income increased to $419 million from $160 million.

      Rest of World. Operating income in the Rest of World region for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003, increased to $1,711 million from $555 million. Excluding the impact of Iscor operating income in the Rest of World region increased to $1,023 million from $555 million.

      Pro Forma Operating Income Including ISG. Operating income equals gross profit less selling, general and administrative expenses and depreciation. Operating income at Mittal Steel increased to $5.1 billion for the nine months ended September 30, 2004, compared to $1.1 billion for the nine months ended September 30, 2003.

      Excluding the impact of the newly acquired subsidiaries operating income increased to $3.2 billion from $1.0 billion. This increase was largely due to a higher average selling price and a significant increase in shipments.

      The following table gives a summary of the operating income and operating margin of Mittal Steel (including the subsidiaries acquired during the nine months ended September 30, 2004) in its regions:

	Operating		Operating
	Income		Margin

	Nine Months		Nine Months
	Ended		Ended
	September 30		September 30

	2004	2003	2004	2003

	($ Millions)		(%)
Americas	1,800	209	15	3
Europe	1,486	274	21	10
Rest of World	1,711	555	31	35

      Americas. For the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003, operating income in the Americas region, including ISG, increased to $1,700 million at September 30, 2004 from $209 million at September 30, 2003 largely due increased gross profit (as discussed above).

      Historical Financing Costs. Net interest expense at Mittal Steel decreased to $137 million at September 30, 2004, as compared to $141 million as at September 30, 2003. This decrease was mainly due to a lower level of debt, offset by an increased interest cost at Inland due to the refinance of debt at a higher interest rate.

      Historical Income Tax. Mittal Steel recorded a current income tax expense of $465 million as at September 30, 2004, as compared to $27 million as at September 30, 2003. This was largely due to the increase in income before tax in all operating subsidiaries and the inclusion of taxes at Ispat Polska and Iscor, as well as increased taxes at Ispat Nova Hut due to the exhaustion of tax loss carryforwards that were available to it in the nine months ended September 30, 2003.

Outlook

      Market conditions for Mittal Steel’s products are expected to continue to remain good in the fourth quarter of 2004. Shipments in the fourth quarter of 2004 will be lower than the third quarter of 2004 due to seasonal factors. Mittal Steel expects improved selling prices due to prior order bookings. Mittal Steel also believes that there is likely to be continued pressure on the availability and cost of all major production inputs.

      Working capital is expected to continue to increase in the fourth quarter of 2004 due to increases in costs and selling prices. Capital expenditure is expected to be slightly higher in the fourth quarter of 2004 than the average capital expenditure over the first three quarters of 2004. Overall, Mittal Steel expects its financial results in the fourth quarter to be similar to the third quarter of 2004 and higher than the average for the first nine months of 2004.

      Mittal Steel does not anticipate major changes in market conditions for steel, either for its products or for its key raw materials, in 2005. A marginal increase in sales volumes compared to 2004 and operating profit margins similar to 2004 are expected in 2005. Mittal Steel expects to maintain positive cash flows and pursue further debt reduction in 2005.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002

      Summary. The following events occurred in 2003, which had a significant effect on Mittal Steel’s historical results of operations:

•	The Mittal Steel Supplemental Combined Financial Statements for 2003 included the results of operations of Ispat Nova Hut, a newly acquired operating subsidiary in the European region, for the eleven months ended December 31, 2003 (i.e., from the date of its acquisition).

•	In addition, Mittal Steel acquired Ispat Tepro and Ispat Petrotub during 2003.

•	In 2003, Mittal Steel increased its equity interest in Iscor from 34.8% to 49.9%. Therefore the percentage of Iscor’s net income recorded by Mittal Steel in its Supplemental Combined Financial Statements as “income from equity investment” increased from 34.8% to 49.9%. In addition, during December 2003, Mittal Steel received $94 million in remuneration from Iscor under a business assistance agreement, which was entered into in November 2001.

      Pro Forma. Financial information for 2003 is presented on a pro forma basis which illustrates the effect of the acquisition of ISG as if the transaction had occurred at the beginning of 2003. The pro forma results are not necessarily indicative of the combined results that would have occurred had the events actually occurred at the beginning of 2003.

      Results of Operations. The key performance indicators which management uses to analyse operations are sales, average selling price, shipments, cost per ton, gross profit and operating income. Management’s analysis of liquidity and capital resources is driven by working capital and operating cash flow. The following analysis presents key performance indicators by each operating segment. The gross profit and operating income analyses are carried out for Mittal Steel as a whole.

      Historical Sales, Shipments and Average Selling Prices. The following table gives a summary of sales at Mittal Steel in its regions for the year ended December 31, 2003 compared to the year ended December 31, 2002:

			Change in

	Sales				Average
					Selling
Regions	2003	2002	Net Sales	Shipments	Price

				(%)
	($ Millions)
Americas	4,072	3,796	7	5	1
Europe(1)	3,800	2,152	77	34	23
Rest of World	2,275	1,483	53	(6)	41

(1)	Includes results of Ispat Nova Hut from January 31, 2003, Ispat Tepro from July 2003 and Ispat Petrotub from December 2003.

      Americas. Sales increased in the Americas region to $4,072 million at December 31, 2003 from $3,796 million at December 31, 2002. The increase in sales is due to an increase in shipments by 5% to 11.6 million tons and better prices realizations.

      Europe. In the European region sales increased to $3,800 million at December 31, 2003 from $2,152 million at December 31, 2002. The inclusion of Ispat Nova Hut in 2003 resulted in increases in sales of $1,162 million. Sales increased in U.S. dollar terms in 2003 as compared to 2002 due to the appreciation of the Euro by 20% against the U.S. dollar in 2003.

      Shipments increased to 10.7 million tons at December 31, 2003 from 8.0 million tons at December 31, 2002. The inclusion of Ispat Nova Hut in 2003 resulted in an increase in shipments of 2.9 million tons.

      In the European region, the average selling price increased by 23% in 2003, primarily driven by improved market conditions and increased sales of relatively higher priced Ispat Nova Hut products. Excluding the effects of Ispat Nova Hut and the subsidiaries acquired during the year ended December 31, 2003, the average selling price in the European region increased by 23%.

      Rest of World. In the Rest of World region, sales increased to $2,275 million in 2003 from $1,483 million in 2002, primarily due to a 41% increase in average selling price. This was largely due to stronger global demand, which led to higher selling prices and increased sales to customers in Asia, particularly in China.

      During the same period, shipments decreased by 6% in the Rest of World region. The decrease in shipments occurred as a result of temporary reductions in overall volumes at the relevant operating subsidiaries, due, in part, to an increased focus on production and sales of value added products at Ispat Annaba.

      Pro Forma Sales, Shipments and Average Selling Prices. For the period ended December 31, 2003. Sales were $15,934 million. Shipments for the same period were 40.5 million tons.

      Americas. Sales in the Americas region, which includes ISG, for the year ended December 31, 2003 were $10,419 million. The increase in sales is due to an increase in shipments to 24.6 million tons and better prices realizations. The acquisition of Bethlehem increased average selling price at ISG.

      Historical Cost of Sales and Cost Per Ton. The average cost per ton for Mittal Steel increased by 12% for the year ended December 31, 2003, compared to the year ended December 31, 2002. Excluding the effects of the historical subsidiaries acquired during the year ended December 31, 2003, cost per ton increased by 12% for the year ended December 31, 2003, compared to the year ended December 31, 2002. These increases were primarily the result of higher raw material costs, reflecting the general state of the market in a time of high demand, but also reflecting, in part, Mittal Steel’s increased focus on production of value added products.

      Americas. In the Americas region, average cost per ton increased by 5% for the year ended December 31, 2003, compared to the year ended December 31, 2002.

      Cost per ton increased at all Americas subsidiaries due to higher costs for natural gas, scrap and pension costs. Natural gas costs, which are largely driven by spot market gas prices in North America, increased by 90% from 2002 levels due to increases in demand. Average cost of scrap increased by 28% in 2003 due to strong export demand for scrap from China.

      Europe. In the European region, average cost per ton increased by 17% for the year ended December 31, 2003, compared to the year ended December 31, 2002. Excluding newly acquired subsidiaries, average cost per ton increased by 19% for the year ended December 31, 2003, compared to the year ended December 31, 2002. Cost per ton increased in 2003 over the prior year, in U.S. dollars terms, due to the weakening of the U.S. dollar, increases in iron ore prices, increases in scrap prices, higher energy costs and higher absorption of fixed costs due to lower shipments.

      Rest of World. In the Rest of World region, in addition to increases in input costs, lower capacity utilization at Ispat Annaba and strengthening of the Kazakh tenge against the U.S. dollar contributed to a 16% increase in average cost per ton for the year ended December 31, 2003, compared to the year ended December 31, 2002.

      Pro Forma Cost of Sales and Cost Per Ton Including ISG. The average cost per ton for Mittal Steel was $316 for the year ended December 31, 2003. The average cost per ton was affected in 2003 due to the result of higher raw material costs, reflecting the general state of the market in a time of high demand, but also reflecting, in part, Mittal Steel’s increased focus on production of value added products.

      Americas. In the Americas region, which includes ISG, average cost per ton was $380 for the year ended December 31, 2003. Cost per ton increased at all Americas subsidiaries due to higher costs for natural gas, scrap and pension costs. Natural gas costs, which are largely driven by spot market gas prices in North America, increased by 90% from 2002 levels. Average cost of scrap increased by 28% in 2003 due to strong export demand for scrap from China. In ISG average cost per ton was also affected due to reduced raw steel production for the second and third quarters causing fixed costs to be absorbed over fewer net tons and inclusion of non-cash charges amounting to $51.8 million in connection with the acquisition of Bethlehem assets.

      Historical Gross Profit and Gross Profit Margins. Overall gross profit (sales less cost of sales, excluding depreciation) increased to $1,999 million at December 31, 2003 from $1,328 million in December 31, 2002. Gross profit margin (gross profit divided by Net Sales) increased to 21% compared to an increase of 19% at December 31, 2002.

      Excluding the effect of the subsidiaries acquired during the year ended December 31, 2003, gross profit increased to $1,752 million at December 31, 2003 from $1,327 million at December 31, 2002. These increases were due to higher selling prices and increased shipments, offset in part by increases in raw material costs and the costs of other key inputs and freight cost.

      The following table gives a summary of the gross profit margin of Mittal Steel (including the subsidiaries acquired during the year ended December 31, 2003,) in its regions for the year ended December 31, 2003 compared to the year ended December 31, 2002:

	Gross Profit
	Margin (%)

Regions	2003	2002

Americas	9	11
Europe	18	13
Rest of World	43	45

      Pro Forma Gross Profit and Gross Profit Margins Including ISG. Overall gross profit (sales less cost of sales, excluding depreciation) increased to $2,433 million at December 31, 2003.

      Excluding the effect of subsidiaries acquired during the year ended December 31, 2003, gross profit was $2,217 million at December 31, 2003. Gross profit benefited from higher selling prices and increased shipments, offset in part by increases in raw material costs and the costs of other key inputs and freight cost.

      The following table gives a summary of the gross profit margin of Mittal Steel (including the newly acquired subsidiaries) in its regions for the year ended December 31, 2003.

Gross Profit
Margin (%)
for the Year
Ended 2003

Americas	8
Europe	18
Rest of World	43

      Historical Selling, General and Administrative Expenses. Selling, general and administrative expenses increased in 2003, by 24% mainly due to the appreciation of the Euro and the Canadian dollar against the U.S. dollar.

      Pro Forma Selling, General and Administrative Expenses Including ISG. Selling, general and administrative expenses was $465 million in 2003 mainly due to the appreciation of the Euro and the Canadian dollar against the U.S. dollar.

      Historical Other Operating Expenses. Other operating expenses in 2002 related to $39 million towards the write-off of Empire Mine investments and $23 million towards an impairment loss on the 2A Bloomer and 21” Bar Mill. These costs were not incurred in 2003. See Note 14 to the Mittal Steel Supplemental Combined Financial Statements.

      Historical Operating Income. The following table gives a summary of the operating income and operating margin of Mittal Steel for the year ended December 31, 2003 compared to the year ended December 31, 2002:

			Operating
	Operating		Margin
	Income		Change In

Regions	2003	2002	2003	2002

	($ Millions)		(%)
Americas	136	141	3	4
Europe	317	64	8	3
Rest of World	707	476	31	32

      Americas. For the year ended December 31, 2003, compared to the year ended December 31, 2002, operating income in the Americas region decreased to $136 million from $141 million. This decrease was largely due to higher costs, primarily due to increases in prices of raw materials.

      Europe. For the year ended December 31, 2003, compared to the year ended December 31, 2002, operating income in the European region increased to $317 million from $64 million. Excluding the impact of the subsidiaries acquired during the year ended December 31, 2003, operating income in the European region increased to $193 million at December 31, 2003 from $64 million at December 31, 2002, due to higher selling prices and increased shipments, offset in part by increases in raw material costs and the costs of other key inputs and freight costs.

      Rest of World. Operating income in the Rest of World region for the year ended December 31, 2003, compared to the year ended December 31, 2002, increased to $707 million at December 31, 2003 from $476 million at December 31, 2002 due to increased demand and higher sales.

      Pro Forma Operating Income Including ISG. The following table gives a summary of the operating income and operating margin of Mittal Steel for the year ended December 31, 2003:

	Operating Income
	for the	Operating
	Year Ended	Margin
	2003	2003

	($ Millions)	(%)
Americas	86	1
Europe	317	8
Rest of World	707	31

      Americas. Operating Income for the Americas, which included ISG, for the year ended December 31, 2003 was $86 million. Operating profit was affected by higher costs, primarily due to increases in prices of raw materials and also due to employment costs at ISG.

      Historical Other Income/(Expense). Other income was higher by $89 million during 2003. Components of Other Income include (i) higher profits from joint ventures and (ii) the gain from repurchase of bonds and the sale of land in Europe.

      Historical Financing Costs. Net interest expense (interest expenses less interest income) was 21% lower in 2003 at $175 million compared to 2002. Interest expense decreased as a result of lower average borrowings and lower interest rates, which reduced borrowing costs.

      Historical Net Gain or Loss from Foreign Exchange. Mittal Steel uses U.S. dollars as its reporting currency. Movements in the exchange rates of the currencies of the countries in which Mittal Steel has operations versus the U.S. dollar have an impact on the earnings of Mittal Steel. Such exchange rate movements affect both revenues and costs.

      Net gain from foreign exchange for 2003 was $44 million, an increase of $29 million from $15 million in 2002.

      Historical Income Tax. Mittal Steel recorded a current tax expense of $43 million in 2003 compared to $64 million in 2002. Deferred tax expenses were $141 million in 2003, compared to $(32) million in 2002.

      Apart from the normal tax on profits on Mittal Steel in the Americas region, current tax expenses increased due to certain additional non-cash provisions made at Inland. In 2002, the deferred tax benefit was higher due to the exchange loss on dollar denominated net monetary liabilities arising from depreciation of the currency during the year at Imexsa. In 2003, this benefit was significantly lower at Imexsa.

      In the Rest of World region Ispat Karmet has entered into agreements with the Kazakhstan government. Under these agreements, Ispat Karmet is entitled to lower taxes based on certain capital expenditure programs.

      The effective tax rate increased to 13% in 2003 from 5% in 2002 on income before taxes of $1,400 million and $638 million, respectively. This increase is largely due to higher contributions to net income by subsidiaries that have relatively high statutory tax rates. Income before taxes in Kazakhastan, which has a statutory tax rate of 30%, increased 96% over the previous year. This contributed a 5% increase in the effective rate.

      Additionally, the effective tax rate during 2002 was reduced by the income tax benefit of $40 million generated by Mexico, which resulted in an effective tax rate for that country of 235% as compared to 50% in 2003. This difference was due to tax losses from foreign translation effects in 2002 of $56 million as compared to $14 million in 2001.

      During 2003, subsidiaries in France and Canada increased the valuation allowances on deferred tax assets related to net operating loss carryforwards by $13 million and $14 million, respectively. These increases account for approximately 2% of the effective tax rate in 2003. The additional valuation allowances were determined necessary based on management’s assessment as to the recoverability of the deferred tax assets. For both France and Canada, negative evidence regarding the recoverability of the deferred tax assets consisted of, among other things, the fact that operations in both countries generated losses for tax purposes in each of the previous three years.

      Historical Effect of Change in Accounting Principle. Mittal Steel adopted the provisions of SFAS 143, Accounting for Asset Retirement Obligations, from January 1, 2003. Based on analysis Mittal Steel has performed, it has been determined that the assets for which an asset retirement obligation must be recorded are Mittal Steel’s Minorca Mine, a subsidiary of Inland, and a property in Hamburg. The cumulative impact of adopting SFAS 143 on January 1, 2003, is an increase in assets and liabilities of $9 million and $19 million, respectively. At IEG, there was a provision of $11 million for retirement obligations on the same asset but not calculated in accordance with the provisions of SFAS 143. Since this provision was no longer required, it was reversed. Accordingly, a cumulative post-tax gain of $1 million is reflected on the Consolidated Statement of Income as a Cumulative Effect of Change in Accounting Principle.

      Historical Minority Interest. Minority interest in income of subsidiaries amounted to $35 million in 2003. This consisted of the share of minority shareholders in the net income of mainly Ispat Nova Hut, Ispat Annaba and Ispat Sidex.

      Historical Net Income. Mittal Steel net income increased to $1,182 million for the year ended December 31, 2003, compared to net income of $595 million for the year ended December 31, 2002. This increase was due to higher operating income, lower interest rates and a higher tax charge, as discussed above.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Summary. The following events occurred in 2002, which have had a significant effect on Mittal Steel results of operations:

•	Mittal Steel acquired Ispat Sidex on November 15, 2001. Therefore, the Mittal Steel Supplemental Combined Financial Statements for 2002 include the results of operation of Ispat Sidex for the entire year, while the 2001 consolidated financial statements for 2001 include Ispat Sidex’s results only for the six-week period ended December 31, 2001.

•	Mittal Steel acquired Ispat Annaba in October 2001, and the Mittal Steel Supplemental Combined Financial Statements for 2001 include the results of Ispat Annaba only for the period between October 18, 2001 and December 31, 2001, while the Mittal Steel Supplemental Combined Financial Statements for 2002 include the full year’s results.

•	in 2002, Mittal Steel increased its equity interest in Iscor from 8.3% to 34.8%.

      The steel industry started improving in the second half of 2002 following a recession and corresponding decline in the demand for steel during 2001. The demand for steel increased in 2002 as a result of the improved economic environment, the announcement of trade restrictions by the United States and reduced production by several steel producers, which resulted in a decrease in the output of steel and an increase in steel prices. In addition, increased demand from emerging and other markets, most notably China, and the pronouncement of Section 201 trade rulings by the United States positively impacted the price and demand for steel.

      Results of Operations. The key performance indicators which management uses to analyze each operating subsidiary are Sales, average selling price, shipments, cost per ton, gross profit and operating income. Management’s analysis of liquidity and capital resources is driven by working capital and operating cash flow. The following analysis presents key performance indicators by each operating subsidiary. The gross profit and operating income analyses is carried out for Mittal Steel as a whole.

      Historical Sales, Shipments and Average Selling Price. Sales increased to $7,080 million at December 31 2002 from $5,423 million at December 31, 2001. Total steel shipments increased to 24.5 million tons from 18.6 million for the same period.

      Excluding the impact of subsidiaries acquired during the year ended December 31, 2002 sales increased to $5,852 million at December 31, 2002 from $5,282 million at December 31, 2001. Excluding the impact of Ispat Sidex and Ispat Annaba’s total steel shipments increased to 19.2 million tons at 31 December 2002 from 18.1 million tons at 31, December 2001.

      The following table gives a summary of sales of Mittal Steel (including subsidiaries acquired during the year ended December 31, 2002) in its regions:

			Change in
	Sales
					Average Selling
Regions	2002	2001	Sales	Shipments	Price

	($ Millions)		(%)
Americas	3,796	3,299	15	10	6
Europe	2,152	1,293	66	82	(8)
Rest of World	1,483	865	71	33	27

      Americas. During 2002, in the Americas region Sales increased to $3,796 million due to a better average price realization and higher shipments due to the general improvement in the North American market following the Section 201 ruling in the United States. Shipments increased to 11.1 million tons in 2002 from 10.1 million tons in 2001.

      Europe. During 2002, in the European region Sales increased to $2,152 million from $1,293 million in 2001. Excluding the impact of Ispat Sidex, sales increased to $1,253 million in 2002 from $1,202 million in 2001. This increase was largely due to the appreciation of the Euro against the U.S. dollar. During the same period excluding the effects of Ispat Sidex shipments remained flat and average selling prices in Euros were marginally lower.

      Rest of World. Sales in the Rest of World region increased to $1,483 million as at December 31, 2002 as compared to $865 million as at December 31, 2001. Excluding the impact of Ispat Annaba, sales increased to $1,154 million as at December 31, 2002 from $815 million as at December 31, 2001. This increase in sales was due to an increase in shipments by 5%, improvements in selling prices and an improved product mix.

      The increase in steel shipments resulted from higher demand of Mittal Steel’s products, particularly from China and Southeast Asia.

      Historical Cost of Sales and Cost Per Ton. In 2002, due to higher production, shipments and ongoing cost reduction efforts, the average cost per ton for Mittal Steel decreased by 9% for the year ended December 31, 2002, compared to the year ended December 31, 2001. Excluding the impact of subsidiaries acquired during the year ended December 31, 2002, the average cost per ton for Mittal Steel decreased by 3% for the year ended December 31, 2002, compared to the year ended December 31, 2001.

      Americas. In the Americas region, average cost per ton decreased by 5% for the year ended December 31, 2002, compared to the year ended December 31, 2001. This was mainly due to ongoing cost reduction efforts, higher production levels at certain locations and the optimization of metalics mix offset by higher metallic prices.

      Europe. In the European region, average cost per ton decreased by 11% for the year ended December 31, 2002, compared to the year ended December 31, 2001 due to improved efficiencies. The elimination of barter sales transactions and improved procurement policies at Ispat Sidex also contributed to lower costs.

      Excluding subsidiaries acquired during the year ended December 31, 2002, average cost per ton increased by 6% for the year ended December 31, 2002, compared to the year ended December 31, 2001. This increase was largely due to increases in the prices of scrap and increases in wages pursuant to collective agreements.

      Rest of World. In the Rest of World region, average cost per ton decreased by 3% for the year ended December 31, 2002, compared to the year ended December 31, 2001.

      Excluding the subsidiaries acquired during the year ended December 31, 2002 in the Rest of World region, average cost per ton decreased by 12% for the year ended December 31, 2002, compared to the year ended December 31, 2001.

      Historical Gross Profit, Gross Profit Margin and Operating Income. Mittal Steel improved in both gross profit (sales less cost of sales, exclusive of depreciation) and operating income as a result of continuous cost reduction efforts as well as marginal increases in selling prices. Gross profit increased to $1,328 million. There was an operating income of $702 million in 2002 as compared with an operating loss of $37 million in 2001.

      Excluding the effect of the subsidiaries acquired during the year ended December 31, 2002 gross profit increased to $1,081 million at December 31, 2002 from $461 million at December 31, 2001. Operating income was $627 million in 2002 as compared with an operating loss of $23 million in 2001.

      Excluding the effects of the subsidiaries acquired during the year ended December 31, 2002 gross profit margin (gross profit as a percent of Sales) improved from 9% to 19% mainly due to improvements in the Americas region offset in part by reduction in the European region. The operating margin (operating income as a percent of Sales) was 11% at 31 December 2002.

      Including the subsidiaries acquired during the year ended December 31, 2002, the following table gives a summary of the gross profit margin of Mittal Steel in its regions for the year ended December 31, 2002 compared to the year ended December 31, 2001:

	Gross Profit
	Margin (%)

Regions	2002	2001

Americas	11	3
Europe	13	11
Rest of World	45	31

      Comparative numbers of operating income and operating margin at Mittal Steel’s operating subsidiaries (including new acquisitions) were as follows:

			Operating
	Operating		Margin
	Income		Change in

Regions	2002	2001	2002	2001

	($ Millions)		(%)
Americas	141	(209)	4	(6)
Europe	64	21	3	2
Rest of World	476	172	34	21

      America. In the Americas region, gross profit increased to $431 million in 2002 from $96 million in 2001, largely due to cost reduction.

      Europe. In the European region, gross profit increased to $275 million in 2002 from $142 million in 2001. Excluding Ispat Sidex, gross profit decreased to $127 million at December 31, 2002 from $141 million at December 31, 2001.

      Rest of World. In the Rest of World region, gross profits increased to $665 million in 2002 from $269 million in 2001. Excluding the effect of Ispat Annaba, gross profits increased to $567 million in 2002 from $260 million in 2001. The increase was mainly due to increased sales derived from an improved product mix that was partially offset by increases in costs of raw material and other inputs.

      Other operating expenses during the year were $62 million as against $75 million in the previous year.

      Historical Financing Costs. Net interest expense (interest expenses less interest income) was $222 million in 2002 compared to $235 million in 2001. The decrease in interest expense was primarily due to the following reasons:

•	interest expense in the fourth quarter of 2001 was higher due to inclusion of non-cash expenses of $15 million in accordance with SFAS No. 133, from marking to market value, in an interest hedge contract;

•	savings in interest cost on floating rate debt due to a fall in the London Interbank Offered Rate, or LIBOR; and

•	reduction of debt.

      Historical Impact of Exchange Rate Movements. Mittal Steel uses U.S. dollars as its reporting currency and has steel manufacturing operations in fourteen countries with currencies other than U.S. dollars as the functional currency. The net result of exchange rate movements in 2002 was $15 million, compared to $(18) million in 2001.

      Historical Other Income. Imexsa recorded a gain of $7 million, representing its share of the profit arising from the sale of assets of its 51%-owned pipe making subsidiary.

      During 2002, Inland purchased $39 million bonds at discounts from face value. As a result of these early redemptions, Inland recognized an extraordinary gain of $30 million. This gain after tax was $19 million.

      In accordance with SFAS 145 by Mittal Steel as of January 1, 2003, gain or loss on extinguishments of debt that was previously classified as an extraordinary item in prior periods was reclassified and included within other (income) expense, net on Mittal Steel’s income statement.

      Historical Income Tax. Mittal Steel recorded a current tax expense of $64 million ($26 million in 2001) in 2002 primarily due to inclusion of certain tax payments at Imexsa arising as a result of the 1999 reforms of the Mexican Tax Code’s Consolidation Regime. There was a deferred tax benefit of $32 million in 2002 (benefit of $95 million in 2001). The deferred tax benefit was primarily due to the exchange loss on the U.S. dollar denominated net monetary liabilities arising from depreciation of the currency during the year in Mexico as well as losses at Inland due to non-cash write down as discussed above.

      The effective tax rate decreased to 5% in 2002 from 26% in 2001 on income (loss) before taxes of $638 million and ($270) million, respectively. This decrease was mainly attributable to the fact that during 2001, the contributions to income (loss) before income taxes from the operations were from countries with relatively high statutory tax rates, notably the U.S. and Canada, were much higher as compared to 2002, when the pretax losses and the corresponding income tax benefit contributed by these two countries had the effect of lowering Mittal Steel’s effective tax rate during that year. During 2001, the effective tax rate from U.S. and Canadian operations was 36% and 94%, respectively. The difference between this effective rate and the Canadian statutory rate of 33% was due to significant tax benefits from a partnership investment during 2001.

      The effect of the interplay between foreign currency translation and inflation also contributed to the decrease in the effective tax rate from 2002 to 2001.

      Historical Minority Interest. Minority interest in income of subsidiaries was $11 million in 2002. This consisted of the share of minority shareholders in the net income of Ispat Sidex and Ispat Annaba.

      Historical Net Income. There was a net income of $595 million in 2002 compared to a net loss of $199 million in 2001 due to the reasons discussed before. The 2002 net income included an extraordinary gain of $19 million after tax arising out of repurchase of debt at a discount at Inland as mentioned before.

Liquidity and Capital Resources

      On January 25, 2005 Mittal Steel announced that it had arranged commitments, subject to customary conditions, from a group of arrangers for a $3.2 billion unsecured revolving credit facility. See “MITTAL STEEL — Recent Developments.”

      On February 18, 2005, Ispat Inland ULC, an indirect wholly owned subsidiary of Mittal Steel, commenced a solicitation of consents relating to its outstanding Senior Secured Floating Rate Notes due 2010 and 9.75% Senior Secured Notes due 2014, or Senior Secured Notes, seeking the consent of holders of a majority of the principal amount of the notes to amend the terms of the indenture governing the notes. The consent solicitation is anticipated to expire prior to the closing of the merger. The purpose of the consent solicitation is to amend the indenture to eliminate the requirement that any acquisition of a U.S. steel-making business be made by Mittal Steel through its wholly owned subsidiary Inland or its subsidiaries.

      On October 11, 2004, LNM Holdings declared a dividend of $2,000 million which was a condition precedent to Ispat International’s acquisition of LNM Holdings. LNM Holdings made dividend payments totaling $625 million as of the date hereof to The Richmond Investment Holdings Limited, its sole shareholder on October 11, 2004, and has indicated that it intends to pay the balance of this dividend in 2005. This dividend will be entirely paid from cash flow from operations. Mittal Steel does not anticipate using any borrowing to pay this dividend.

Nine Months Ended September 30, 2004 compared to Nine Months Ended September 30, 2003

      Mittal Steel’s principal sources of liquidity are cash generated from its operations and various working capital credit lines at its operating subsidiaries. Cash generation and the ability to access funds and credit lines are critical to the future operations of Mittal Steel.

      Cash and cash equivalents at Mittal Steel increased to $2,098 million as at September 30, 2004, compared to $650 million as at September 30, 2003, due to higher cash flow from operations. Restricted cash at September 30, 2004 was $227 million.

      As at September 30, 2004, Mittal Steel’s total external debt, which includes both long-term debt and short-term debt, was $2.8 billion, compared to $3.0 billion as at September 30, 2003. Almost all external debt is borrowed by operating subsidiaries and secured by liens on the assets of the relevant operating subsidiaries. As at September 30, 2004 most of Mittal Steel’s external debt carries interest rates at varying levels based on a combination of fixed and variable interest rates. Under most of the loan agreements, its operating subsidiaries are required to comply with certain financial covenants. As at September 30, 2004, Mittal Steel’s operating subsidiaries were in compliance with all such covenants. Approximately $1.5 billion external debt is guaranteed by Mittal Steel.

      Sources and Use of Cash. Mittal Steel’s principal sources of liquidity are cash generated from operations and various working capital credit lines at its operating subsidiaries. A summary of the cash flow is given below.

	Nine Months
	Ended

	2004	2003

	($ Million)
Net cash provided from operating activities	2,867	935
Net cash used in investing activities	(567)	(549)
Net cash used by financing activities	(1,007)	(143)

      Net Cash provided from Operating Activities. Cash flow from operating activities at Mittal Steel increased to $2,867 million for the nine months ended September 30, 2004, compared to $935 million for the nine months ended September 30, 2003, due to higher cash flow from net operations.

      Net working capital (defined as Accounts Receivable plus Inventories plus Other Current Assets minus Trade Accounts Payable minus Accrued Expenses) at Mittal Steel increased by $1,333 million for the nine months ended September 30, 2004, as compared to $58 million for the nine months ended September 30, 2003, due to an increase in trade accounts receivable of $835 million, inventories (including raw materials and production in progress) of $809 million and an increase in prepaid expenses of $362 million. These factors were offset in part by increases in accounts payable of $253 million and accrued expenses and other liabilities of $420 million.

      Net Cash used by Investing Activities. Net cash used in investing activities at Mittal Steel was $567 million for the nine months ended September 30, 2004, as compared to $549 million for the nine months ended September 30, 2003. Capital expenditures for the nine months ended September 30, 2004 included $77 million spent on the reline of Blast Furnace No. 7 at Inland and $41 million at Ispat Polska, spent on various large capital projects which has been consolidated from March 5, 2004, and $55 million spent on reconstruction of a pickling line and the modernization of a continuous caster at Sidex.

      Net Cash used by Financing Activities. Net cash used by financing activities at Mittal Steel was $1,007 million for the nine months ended September 30, 2004, as compared to $143 million for the nine months ended September 30, 2003. During the nine months ended September 30, 2004, Mittal Steel reduced borrowing by $551 million.

      Working Capital Facilities. The following table gives a summary of the working capital facilities of Mittal Steel:

	Limit Nine		Utilization		Availability
	Months		Nine Months		Nine Months
	Ended		Ended		Ended

Regions	2004	2003	2004	2003	2004	2003

	($ Millions)
Americas	574	574	236	423	338	151
Europe	347	210	209	189	138	21
Rest of World	756	832	180	93	576	739
      Debt. The total external debt, both long and short-term, of Mittal Steel was $2,811 million as at September 30, 2004, compared to $2,992 million as at September 30, 2003. The following table gives a summary of the outstanding debt of Mittal Steel:

					Current
					Portion of
			Payable to		Long-Term
	Long-Term Debt		Bank		Debt		Total Debt
	Nine Months		Nine Months		Nine Months		Nine Months
	Ended		Ended		Ended		Ended

Regions	2004	2003	2004	2003	2004	2003	2004	2003

				($ Millions)
Americas	1,254	1,730	165	138	98	190	1,517	2,058
Europe	480	521	130	108	172	46	782	675
Rest of World	332	207	161	11	19	39	512	257

      On March 25, 2004, Inland received $776 million of net proceeds from the issuance and sale of $800 million of Senior Secured Notes. These net proceeds were used to retire the entire balance outstanding of $662 million of Tranche B and Tranche C Loans under Inland’s credit agreement, and to repay the entire balance outstanding of $105 million under its inventory revolving credit facility, with the remainder of the proceeds used to reduce the amount outstanding under its receivables revolving credit facility.

      Receivables Factoring. In addition to the credit facilities listed above, certain of Mittal Steel’s operating subsidiaries were parties to receivables factoring. The following table presents a summary of the receivables factoring of Mittal Steel:

	Limit		Utilization		Availability

	Nine Months		Nine Months		Nine Months
	Ended		Ended		Ended

Regions	2004	2003	2004	2003	2004	2003

($ Millions)
Americas	—	—	—	—	—	—
Europe	261	245	148	134	112	111
Rest of World	—	—	—	—	—	—

Year Ended December 31, 2003 compared to Year Ended December 31, 2002

      Mittal Steel’s principal sources of liquidity are cash generated from operations and various working capital credit lines at its operating subsidiaries. The following table presents a summary of cash flow of Mittal Steel:

	2003	2002

	($ Millions)
Net cash provided from operating activities	1,438	539
Net cash used in investing activities	(814)	(360)
Net cash used by financing activities	(282)	16

(1)	Subsequent to the issuance of the supplemental combined financial statements for the year ended December 31, 2003, Mittal Steel determined that it should have eliminated the gains on the early extinguishments of debt in computing 2002 and 2001 cash flows provided from operating activities, rather than being reported as part of Mittal Steel’s cash flow used by financing activities. Additionally, in 2001, a non-cash equity investment was included in cash flows from operating activities and investing activities, rather than being excluded from the statement of cash flows and disclosed as a non-cash investment.

      Net Cash Provided From Operating Activities. In 2003, cash flow from operations increased to $1,438 million from $539 million in 2003 million mainly due to improvement in working capital. Net working capital (defined as Accounts Receivable plus Inventories plus Other Current Assets minus Trade Accounts Payable minus Accrued Expenses) increased to $25 million due to an increase in inventories of $18 million, prepaid expenses and other of $87 million and Trade Accounts payable of $51 million. These increases were offset in part by Accrued Expenses and other liabilities of $181 million. Increased production in response to higher demand, and increases in prices and raw material costs, was the primary drivers of these changes.

      Net Cash Used/Provided From Investing Activities. Net cash used in investing activities was $814 million. Capital expenditures in 2003 were $421 million as against $265 million in 2002. This was mainly due in part to capital expenditures on the reline of Blast Furnace No. 7 at Inland of $89 million. Further capital expenditure growth was due to projects at Ispat Sidex, including reconstruction of battery no. 2 in the coke oven plant, modernization of caster 1 in basic oxygen furnace 1 and reconstruction of pickling line no. 2, and the inclusion of Ispat Nova Hut in 2003, where significant investments were made in the by-products plant and in modernizing a blast furnace and a tandem furnace.

      In addition at Ispat Karmet significant capital expenditures related to the installation of the continuous caster, reconstruction of Blast Furnace 3, as well as investments in its coal division. In addition, Ispat Annaba invested in a bar mill.

      Net Cash Provided From Financing Activities. Net utilization of cash from financing activities was $282 million (2002: $16 million) primarily due to dividend payments and repayments of debt. Total long-term debt repaid during 2003 was $110 million (2002: $(12) million). Mittal Steel also received a loan of

$94 million from an affiliate in 2003. See Note 7 to the Mittal Steel Supplemental Combined Financial Statements.

      Total debt excluding loans from shareholders increased by $280 million in 2003. See also “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR MITTAL STEEL — Trend Information — Funding” beginning on page 216 for a discussion of certain refinancing activities.

Sources and Uses of Cash

      Working Capital. At December 31, 2003, Mittal Steel’s cash and cash equivalents (inclusive of restricted cash of $140 million) amounted to $900 million ($417 million inclusive of restricted cash of $22 million at December 31, 2002). In addition, Mittal Steel’s operating subsidiaries had available borrowing capacity under their various credit lines, including receivable factoring and securitization facilities, of $764 million ($706 million at December 31, 2002). The following table gives a summary of the working capital credit facilities of Mittal Steel:

	Limit		Utilization		Availability

Regions	2003	2002	2003	2002	2003	2002

	($ Millions)
Americas	569	462	372	304	197	158
Europe	161	117	124	92	37	25
Rest of World	92	69	20	13	72	56

      Factoring and Securitization. In addition to the credit facilities listed above, certain of Mittal Steel’s European subsidiaries were parties to receivables factoring and securitization facilities as per the following details:

	Limit		Utilization		Availability

Regions	2003	2002	2003	2002	2003	2002

	($ Millions)
Americas	—	—	—	—	—	—
Europe	261	257	159	132	102	125
Rest of World	—	—	—	—	—	—

      Debt. Mittal Steel’s total external debt (both long and short term) was $2,973 million at December 31, 2003. The corresponding amount as at December 31, 2002 was $2,693 million. The following table gives details of debt at Mittal Steel:

	Long-Term Debt		Payable to		Current Portion
	(LTD)		Bank		of LTD		Total Debt

Regions	2003	2002	2003	2002	2003	2002	2003	2002

	($ Millions)
Americas	1,674	1,872	117	96	186	118	1,977	2,086
Europe	649	260	107	72	70	7	826	339
Rest of World	204	239	20	13	40	15	264	267

      Most of Mittal Steel’s debt is secured by liens on specified assets of the relevant subsidiary and carries interest rates at varying levels based on a combination of fixed and variable interest rates. The details are given in Note 9 to the Mittal Steel Supplemental Combined Financial Statements. Most of the loan agreements require Mittal Steel’s subsidiaries to comply with certain financial and other covenants. At December 31, 2003, all Mittal Steel’s operating subsidiaries were in compliance with all such covenants. Approximately $1.8 billion of the above debt was guaranteed by Mittal Steel.

      Please refer to “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR MITTAL STEEL — Trend Information — Funding” beginning on page 216 for a discussion on certain refinancing activities.

      Inland Pension Funding. On September 15, 2003, Inland entered into a settlement agreement with Ryerson Tull, pursuant to which Ryerson Tull paid Inland $21 million to release Ryerson Tull from various environmental and other indemnification obligations arising out of the sale by Ryerson Tull of Inland to Mittal Steel in 1998. The $21 million received from Ryerson Tull was paid into Inland’s pension plan, and went to reduce the amount of a Ryerson Tull guaranty/letter of credit provided to the Pension Benefit Guaranty Corporation, or PBGC, upon the sale of Inland. Inland also agreed with Ryerson Tull to, among other things, make specified monthly contributions to Inland’s pension plan totaling $29 million over the 12-month period beginning January 2004, thereby eliminating, by the end of such year, the obligation of Ryerson Tull to provide the continuing guaranty and letter of credit to the PBGC, which guaranty/letter of credit Inland had previously committed to take all necessary action to eliminate. On September 15, 2004, Inland contributed the remaining $29 million. In addition, Inland committed to reimburse Ryerson Tull for the cost of the letter of credit to the PBGC, and to give Ryerson Tull one-third of any proceeds that may become payable in connection with the NRDA settlement under an environmental insurance policy.

      Inland has made cash contributions to its pension plan of approximately $313 million since 1998 through December 31, 2003, including approximately $125 million during 2003. The contribution required in 2004 is $111 million, of which $67 million had been paid as of September 30, 2004.

      Funding obligations depend upon future asset performance, the level of interest rates used to measure Employee Retirement Income Security Act minimum funding levels, actuarial assumptions, union negotiated changes and future government regulation. Any such funding requirements could have an unfavorable impact on Mittal Steel’s borrowing arrangements and cash flows.

      For further details concerning Mittal Steel’s pension plans, please refer to Note 12 to the Mittal Steel Supplemental Combined Financial Statements.

      Shareholders’ Equity. Shareholders’ equity increased to $2,561 million at December 31, 2003. During 2003, Mittal Steel took an after tax charge of $79 million through other comprehensive income, primarily as a result of reduction in discount rate in pension liabilities (2002: $273 million). In addition, during 2003, Mittal Steel repurchased 2.6 million of its own shares for $9 million.

Year Ended December 31, 2002 compared to Year Ended December 31, 2001

      Mittal Steel’s principal sources of liquidity are cash generated from its operations and various working capital credit lines at its operating subsidiaries.

	2002	2001

	($ Millions)
Net cash provided from operating activities	539	237
Net cash used in investing activities	(360)	(214)
Net cash used by financing activities	16	(92)

      In 2002, Mittal Steel generated $539 million of cash from its operating activities as compared with $237 million during 2001. Since volumes of operations and sales were higher than the last year, particularly in the fourth quarter, inventory levels were higher, and net working capital (defined as Accounts Receivable plus Inventories plus Other Current Assets minus Trade Accounts Payable minus Accrued Expenses) was also higher.

      Capital expenditures during 2002 were $265 million compared to $200 million in 2001. Capital expenditures during the year included partial reline of Blast Furnace No. 5 at Inland at a cost of approximately $17 million. Mittal Steel also incurred $13 million for the preparatory work for the reline of Blast Furnace No. 7 of Inland and completion of a bar mill upgrade (Kocks Block) at Unimétal at a cost of $4 million and the relining of a blast furnace at Ispat Karmet and modernization of a hot strip mill at Ispat Annaba.

      At December 31, 2002, Mittal Steel’s cash and cash equivalents (inclusive of restricted cash) were $417 million ($225 million at December 31, 2001). In addition, Mittal Steel’s operating subsidiaries had available borrowing capacity under their various credit lines, including receivables factoring and securitization facilities, of $364 million ($395 million at December 31, 2001). The following table gives the details of working capital credit facilities at various units:

	Limit		Utilization		Availability

Regions	2002	2001	2002	2001	2002	2001

	($ Millions)
Americas	462	491	304	296	158	195
Europe	117	117	92	61	25	56
Rest of World	69	69	13	28	56	41

      Off-Balance Sheet Arrangements. For a discussion of Mittal Steel’s off-balance sheet arrangements, refer to Note 20 to the Mittal Steel Supplemental Combined Financial Statements.

      Mittal Steel is not contingently liable for the debt of any of its affiliates or joint ventures. However, Inland has guaranteed $55 million of long-term debt attributable to I/N Kote, one of its equity investments.

Sources and Uses of Cash.

      Factoring and Securitization. In addition to the credit facilities listed above, certain of Mittal Steel’s European operating subsidiaries were parties to receivables factoring and securitization facilities as per the following details:

	Limit		Utilization		Availability

Regions	2002	2001	2002	2001	2002	2001

	($ Millions)
Americas	—	—	—	—	—	—
Europe	257	213	132	110	125	103
Rest of World	—	—	—	—	—	—

      Debt (Refer to Note 9 to the Mittal Steel Supplemental Combined Financial Statements). Mittal Steel’s total external debt, both long and short term, was $2,693 million. The corresponding amount as at December 31, 2001 was $2,724 million. The following table gives significant details:

					Current
	Long-Term Debt		Payable to		Portion of
	(LTD)		Bank		LTD		Total Debt

Regions	2002	2001	2002	2001	2002	2001	2002	2001

				($ Millions)
Americas	1,872	1,913	96	127	118	178	2,086	2,218
Europe	260	138	72	121	7	2	339	261
Rest of World	239	203	13	27	15	15	267	245

      Most of the debt is secured by liens on specified assets of the relevant subsidiary and carry interest rates at varying levels based on a combination of fixed and variable interest rates. The details are given in Note 9 to the Mittal Steel Supplemental Combined Financial Statements. Most of the loan agreements require Mittal Steel’s subsidiaries to comply with certain financial and other covenants. At December 31, 2002, all Mittal Steel’s subsidiaries were in compliance with all such covenants.

      Approximately $1.8 billion of the above debt was guaranteed by Mittal Steel.

      The main sources of the improvements in cash generated by operations are higher average selling prices of its products, higher shipments and cost savings from its ongoing cost reduction program (offset partly by expected increases in certain key cost items). However, the expected improvements in liquidity are not entirely dependent on higher prices and cost reductions. If average selling prices and cost levels were to stay at the same levels as in the fourth quarter of 2002, Mittal Steel’s overall liquidity would still be adequate to take care of working capital needs of the business, capital expenditures as planned and scheduled amortization of debt. In such an event, the impact will be only on cash availability to repay debt over and above the scheduled amortizations.

      Shareholders’ Equity. Shareholders’ equity increased by $336 million to $1,442 million at December 31, 2002. During 2002, Mittal Steel took an after tax charge of $273 million through other comprehensive income, primarily as a result of lower discount rates on pension liability and reduction in value of pension assets.

      Treasury Stock Movements. During the year 2002, Mittal Steel sold 2,117,781 of its treasury stock shares to Ispat Inland Savings and Investment Plan for a total consideration of $5 million. Also, Mittal Steel bought back 139,200 of its shares from the open market during the year at an average consideration of $2.25 per share under a share buy-back program announced by Mittal Steel on October 28, 2002.

Research and Development, Patents and Licenses

      Mittal Steel has not incurred significant research and development costs in the past. These costs are fully expensed as incurred.

Trend Information

Overview

      Market conditions for Mittal Steel’s products are expected to continue to remain good in the fourth quarter of 2004. Shipments in the fourth quarter of 2004 will be lower than the third quarter of 2004 due to seasonal factors. Mittal Steel expects improved selling prices due to prior order bookings. Mittal Steel also believes that there is likely to be continued pressure on the availability and cost of all major production inputs.

      Working capital is expected to continue to increase in the fourth quarter of 2004 due to increases in costs and selling prices. Capital expenditure is expected to be slightly higher in the fourth quarter of 2004 than the average capital expenditure over the first three quarters of 2004.

      Overall Mittal Steel expects its financial results in the fourth quarter to be similar to the third quarter of 2004 and higher than the average for the first 9 months of 2004. Mittal Steel expects to realise positive cash flow and reduce its debt further in 2005.

      Mittal Steel does not anticipate major changes in market conditions for steel, either for its products or for its key raw materials, in 2005. A marginal increase in sales volumes compared to 2004 and operating profit margins similar to 2004 are expected in 2005. Mittal Steel expects to maintain positive cash flows and pursue further debt reduction in 2005.

Steel Industry

      In 2003-2004, steel markets have been dominated by increased consumption in China due to the high GDP growth and capital investment. In 2004, China increased production of crude steel by approximately 23% and contributed approximately 26% of global steel output. Steel production in China is expected to grow in 2005 by between 6% and 10%, compared to 13% in 2004. Excluding China, steel production increased by approximately 4.5% in 2004 and is expected to increase further by 3% in 2005, driven by a strong economic recovery in Asia, Europe, Japan and the United States.

      Steel producers in Europe are expected to pass on announced price increases for the fourth quarter of 2004 on the back of high world price rises during the summer, due to strong U.S. stock rebuilding and a rebound in Chinese industrial investment. The general expectation is that steel prices will rise in tandem with raw material prices in 2005.

      In the Americas region, base price increases and price surcharges to compensate for the surge in raw material prices were announced in December 2003, 2004. The full impact on the contract side of the business of base price increases have benefited the second half of 2004 and are expected to continue in the first half of 2005. However, spot prices for hot rolled and cold rolled products have slightly softened since August 2004.

      In the European region, real steel consumption increased in 2004 and is expected to increase in 2005. 2004 started with lower stocks and the economic recovery in Europe has seen improving demand in capital goods, which is expected to increase steel consumption in tubes, mechanical engineering, automotives and construction sectors. However, the slow pace of recovery in Germany is likely to dampen growth.

      In the Rest of World Mittal Steel expects steel prices in the countries in which it operates to generally track international prices. Further, Mittal Steel believes that the accession of 10 new countries into the European Union in May 2004 will add steel producing capacity, and may lead to some pressure on prices after the transitional arrangements come to an end. Production in end-user steel industries is expected to continue the modest recovery observed during the last year.

Sales

      The first half of 2005 should continue to see increases in sales due to stronger demand, improved steel prices and higher operating levels. Higher demand for steel is driven not only by China but also the recovery in United States, Europe, Japan and Asia. Mittal Steel expects to show better results in the second half of 2004 in the Americas region. Mittal Steel expects that operating subsidiaries in the European region will benefit from price increases together with increases in demand and that they will recover increasing raw material costs. Mittal Steel also expects to increase its steel production and shipments of steel products in the Rest of World region in response to favorable steel prices and increased demand. Overall, for the remainder of 2004 Mittal Steel expects higher shipments, higher average prices and improved product mix across all of its segments driven by strong demand for its products and a favorable pricing environment.

Costs

      The increased global demand for steel has resulted in significant price increases for key commodity inputs such as iron ore, scrap, coke and alloys. Price increases that occurred during 2004 are expected to continue for the first half of 2005 and are expected to be exacerbated by limited availability and continuing volatility in the commodities markets. Input price increases will adversely impact Mittal Steel’s operating costs significantly. Shortage of supply of key raw materials may also result in production constraints. However, Mittal Steel’s internal resources and negotiated commitments should enable it to avoid any material decrease in steel production resulting from shortfalls in raw materials.

      In 2004, world iron ore prices increased by 9%, in addition to approximately 20% increase in the previous two years. This trend is expected to continue in the foreseeable future with iron ore producers already announcing price increases of 20% for 2005 contracts. Most of the increase in demand is expected to come from China, Europe, Japan and other countries as world steel production is forecast to exceed one billion tons. Mittal Steel’s iron ore requirements will be met through production from its wholly or partly owned mines, long-term purchase contracts and some spot purchases.

      Mittal Steel does not have any long-term contracts for scrap. Consequently, IEG and Sidbec are vulnerable to movements in spot market scrap prices. However, scrap constitutes only a portion of the metallics requirements of these two subsidiaries.

      Coking coal availability is expected to continue to be tight in 2005. Mittal Steel’s major coke requirements are at Inland. Approximately 65% of Mittal Steel’s coke requirements are satisfied under long-term purchase contracts.

      The surge in oil prices, expectations of a severe winter in the Northern Hemisphere and increase in consumption of natural gas has contributed to higher prices during 2004. High natural gas prices are expected to continue throughout 2005 and the foreseeable future. The natural gas futures contracts for December 2004 in North America are currently trading at around $8 per mmbtu.

      Ocean freight costs have marginally eased from peak levels in early 2004, but the market continues to be firm. The continuing increases in global demand, particularly in China for iron ore and metallics are expected to continue to fuel demand and consequently increase freight costs for the first half of 2005. Mittal Steel has contracted a portion of its ocean freight requirements for 2005.

Funding

      As at December 31, 2004 it is estimated that Mittal Steel would have approximately $200 million of scheduled debt amortization between 2005 and 2006.

      On March 25, 2004, Mittal Steel and Inland guaranteed $800 million principal amount of senior secured notes issued by Ispat Inland ULC, a wholly owned subsidiary of Mittal Steel. This offering was comprised of $150 million of floating rate notes bearing interest at LIBOR plus 6.75% due April 1, 2010 and $650 million of fixed rate notes bearing interest at 9.75% (issued at 99.212% to yield 9.875%) due April 1, 2014. The $775.5 million net proceeds from the offering were used (i) to retire the entire balance outstanding of $661.5 million of Tranche B and Tranche C loans under the Credit Agreement dated July 16, 1998, as amended, with a syndicate of financial institutions for whom Credit Suisse First Boston was the agent, and (ii) repay the entire balance outstanding of $105 million under the inventory revolving credit facility, with the remainder of the proceeds used to reduce the amount outstanding under the receivables revolving credit facility. Series U and W First Mortgage Bonds were retired at the close of the refinancing. The early retirement of the term loans was done at par, without prepayment penalty.

Other Developments

Carbon Emissions Trading

      Under Directive 2003/87/ EC, or the Directive, dated October 13, 2003 the European Union, established a scheme for greenhouse gas emission allowance trading within the European Community. Member States must ensure that, from January 1, 2005, no installation undertakes any activity listed in Annex I of the Directive, resulting in emissions specified in relation to that activity unless its operator holds a permit issued by a competent authority. Mittal Steel is currently examining the matter and will formulate a response to this development designed to ensure compliance.

Off-Balance Sheet Arrangements

      Mittal Steel has no unconsolidated special purpose financing or partnership entities that are likely to create material contingent obligations. In addition, Mittal Steel is not contingently liable for the debt of any of its affiliates or joint ventures. However, Mittal Steel’s U.S. operating subsidiary has guaranteed $55 million of long term debt attributable to I/N Kote, one of its equity investments. For a discussion of off-balance sheet arrangements for the year ended December 31, 2002 compared to year ended December 31, 2001, refer to Note 20 to the Mittal Steel Supplemental Combined Financial Statements.

Tabular Disclosure of Contractual Obligations

      Mittal Steel has various purchase commitments for materials, supplies and items of permanent investment incidental to the ordinary course of business. Management believes that these commitments are not in excess of current market prices and reflect normal business operations. Mittal Steel had outstanding at December 31, 2003, various long-term obligations that will become due in 2004 and beyond.

      These various purchase commitments and long-term obligations will have an effect on Mittal Steel’s future liquidity and capital resources. The table below shows, by major category of commitment and long-term obligations outstanding as of December 31, 2003, Mittal Steel’s current estimate of their annual maturities.

		Less than	1-3	4-5	More than
	Total	1 Year	Years	Years	5 Years

	($ Millions)
Long-Term Debt Obligations — Note 9 to the Mittal Steel Supplemental Combined Financial Statements	2,729	536	1,368	213	612
Loan from Shareholder — Note 7 to the Mittal Steel Supplemental Combined Financial Statement	94	—	—	—	—
Operating Lease Obligations — Note 16 to the Mittal Steel Supplemental Combined Financial Statements	89	19	27	4	39
Environment Commitments*	—	—	—	—	—
I/ N Kote Debt Guarantee	55	—	55	—	—
Pension Agreements*	139	112	27	—	—
Other Post Retirement Benefits*	249	48	98	103	—
Operating Lease Obligations	—	—	—	—	—
Purchase Obligations	3717	716	693	629	1679
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet	233	18	120	8	87
Acquisition/ SPA Commitments	798	189	361	172	76

Total*	8,103	1,398	3,083	1,129	2,493

*	These are not total obligations, refer to the discussion below.

      Estimated payments for long-term obligations have been determined by Mittal Steel based on payment schedules for those long-term obligations where set payments exist. For long-term obligations with no set payment schedules, estimates have been made by Mittal Steel based on the most likely timing of cash payments based on the facts and circumstances that exist as of December 31, 2003. The ultimate timing of these future cash flows may differ due to events and circumstances that are out of the direct control of Mittal Steel. Also included are liabilities related to environmental matters, which are further discussed in Note 17 to the Mittal Steel Supplemental Combined Financial Statements. For further details on commitments, please refer to Note 16 to the Mittal Steel Supplemental Combined Financial Statements.

      In addition to the long-term obligations and commitments disclosed above, Mittal Steel has, in the normal course of business, provided guarantees to third parties in connection with indebtedness of its subsidiaries. Mittal Steel estimates that the fair value of these guarantees is not material and does not expect to incur material losses as a result of these guarantees. Mittal Steel has provided guarantees to third parties for indebtedness of its subsidiaries, the outstanding value of which was approximately $1.8 billion as at December 31, 2003.

Environmental Commitments

      On June 10, 1993, the U.S. District Court for the Northern District of Indiana entered the EPA Consent Decree that resolved all matters raised by a lawsuit led by the EPA against, among others, Inland. Inland cannot presently reasonably estimate the costs or time required to satisfy these obligations under the EPA Consent Decree. In October 1996, the Indiana Department of Environmental Management, as lead administrative trustee, notified Inland and other potentially responsible parties that the natural resource trustees (which also include the Indiana Department of Natural Resources, the U.S. Department of the

Interior, the Fish and Wildlife Service and the National Park Service) intended to perform a natural resource damage assessment on the Grand Calumet River and Indiana Harbor Canal System. It is not possible to predict the timing or the total obligation. At December 31, 2003, Mittal Steel had recognized $37 million for environmental liabilities.

Quantitative and Qualitative Disclosures Concerning Market Risk

      Our primary market risk exposures are to interest rate fluctuations and to exchange rate movements. Mittal Steel uses financial instruments, including fixed and variable rate debts, as well as swap and collar contracts to finance its operations and to hedge interest rate exposures. Mittal Steel does not hold or issue derivative financial instruments for trading purposes. The fair value information presented is based on the information available to management as of the date of the balance sheet. Although Mittal Steel is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the debt dates, and therefore, the current estimates of fair value may differ significantly from the amounts presented herein. The estimated fair values of certain financial instruments have been determined using available market information or other valuation methodologies that require considerable judgment in interpreting market data and the developing estimates. The estimates presented herein are not necessarily indicative of the amounts that Mittal Steel could realize in the current market exchange.

Interest Rate Sensitivity

      For debt obligations the following table presents principal cash flows and related interest rates by fiscal year of maturity. Variable rates disclosed represent the weighted average rate of the portfolio at the end of the period. For the interest rate swaps and collars, the table presents notional amounts and related interest rates by fiscal year of maturity. For these instruments, the variable rates presented are based on employed forward (spot) rates in the yield curve as of the end of each fiscal year. Employed forward (spot) rates should not be considered the predictor for actual or future interest rates.

	Interest Rate at December 31,
							Years		Fair-
Long-term Debt	2003	2004	2005	2006	2007	2008	Thereafter	Total	Value

	($ Millions)
VARIABLE INTEREST RATES:
First Mortgage Bonds (USD)		7	331	324	0	0	0	662	582
Average Interest Rate	5.41%	6.10%	7.58%	8.49%
Revolving credit facilities		0	150	0	90	0	0	240	240
Average Interest Rate	2% to		2.69% to		5.08% to
	4%		4.69%		7.08%
Senior Secured Credit Facilities (USD)		119	117	0	0	0	0	236	236
Average Interest Rate	5.41% to	6.10% to	7.58% to
	5.91%	6.60%	8.08%
Bank loans (USD)		5	35	84	84	84	56	348	348
Average Interest Rate	3.35% to	4.03% to	5.52% to	6.43% to	7.09% to	7.56% to	7.56% to
	4.99%	5.68%	7.16%	8.07%	8.73%	9.20%	9.20%
Debt from an Affiliate (USD)		0	94	0	0	0	0	94	94
Average Interest Rate	4.15%		6.32%
EXIM Bank — United States (USD)		6	6	6	6	5	0	29	29
Average Interest Rate	2.05%	2.74%	4.22%	5.13%	5.79%	6.26%
International Financial Corporation (USD)		8	3	2	0	0	0	13	13
Average Interest Rate	5.19% to	5.36% to	6.71% to	7.77% to
	5.30%	5.47%	6.82%	7.88%
Others	1% to 10%	14	10	4	4	1	0	33	33
EBRD	5.50%	8	8	8	—	0	—	24
IFC	5.50%	5	5	5	—	0	—	14

	Interest Rate at December 31,
							Years		Fair-
Long-term Debt	2003	2004	2005	2006	2007	2008	Thereafter	Total	Value

	($ Millions)
Romanian Commercial Bank	4.22%	—	—	14	—	0	—	14
IFC (tranche A)	2.66%	2	4	4	4	0	23	38
IFC (tranche B)	2.66%	4	9	9	9	0	49	81
GE Capital Hire Purchase	4.30%	1	1	1	1	0	30	33
CSFB, Repalon	4.67%	25	—	—	—	0	—	25
EBRD	4.72%	17	17	17	17	0	33	100
Total Variable $		221	789	478	215	90	192	1,984

	Interest Rate at December 31,
							Years		Fair-
Long-term Debt	2003	2004	2005	2006	2007	2008	Thereafter	Total	Value

	(Amounts in million USD)
FIXED INTEREST RATES:
Senior Secured Notes		15	18	24	22	9	0	88	84
	10.40%	10.40%	10.40%	10.40%	10.40%	10.40%	10.40%
Senior Export Notes		20	21	0	0	0	0	41	41
	11.17%	11.17%	11.17%
First Mortgage bonds		0	1	5	40	0	38	84	69
	5.75% to 7.90%		5.75% to 7.90%	5.75% to 7.90%	5.75% to 7.90%		5.75% to 7.90%
Industrial development revenue Bonds		0	0	0	15	0	84	99	53
	5.75% to 7.25%				5.75% to 7.25%		5.75% to 7.25%
Senior Secured Notes denominated in Euro		0	0	0	0	0	137	137	107
	11.88%						11.88%
Others	0.06% to 7.54%	2	1	0	0	3	0	6	6
Gov’t of Algeria	5.00%	0	0	0	0	0	143	143
Ministry of Finance, Romania	6.30%	0	1	1	1	0	2	5
Ministry of Finance, Romania	7.24%	0	0	1	1	0	10	12
Eximbank	8.82%	1	0	0	0	0	0	1
Romanian Commercial bank	8.00%	0	0	0	0	0	0	0
Total Fixed $		38	42	31	79	12	414	616

	Actual
	Int. Rate	2004	2005	2006	2007	2008	Thereafter	Total

	(Euros Million)
Variable
KFW-Germany	2.63%	4	4	4	4	0	9	24
IFC	3.65%	2	4	4	4	0	25	40
IFC	3.65%	5	10	10	10	0	54	89
Total Variable Euro		11	18	18	18		89	153

	Actual
	Int. Rate	2004	2005	2006	2007	2008	Thereafter	Total

	(CZK Million)
Fixed
Union Banka in Bankruptcy	22.00%	13	—	—	—	0	—	13
Ceska	44.00%	0.209	—	—	—	0	—	0.209
Konpo	25.00%	2	—	—	—	0	—	2
Total Fixed CZK		15	0	0	0	0	0	15

	Actual
	Int. Rate	2004	2005	2006	2007	2008	Thereafter	Total

	(CZK Million)
Variable
Konpo	5.10%	5	—	—		0	—	5
Czech Syndicated	3.56%	3	5	5	5	0	29	47
Ceska	5.07%	3	—	—	—	0	—	3
Total Variable CZK		11	5	5	5	0	29	55

MAJOR SHAREHOLDERS OF MITTAL STEEL AND NOTIFICATION OBLIGATIONS

Major Shareholders of Mittal Steel

      As at February 11, 2005, the authorized common shares of Mittal Steel consisted of 5,000,000,000 class A common shares, par value of €0.01 per share, and 721,500,000 class B common shares, par value of €0.10 per share. At February 11, 2005, 194,509,790 class A common shares and 457,490,210 class B common shares were issued and 185,323,565 (December 31, 2004: 185,322,233; December 31, 2003: 45,640,434) class A common shares (excluding treasury shares) and 457,490,210 (December 31, 2004: 457,490,210; December 31, 2003: 72,150,000) class B common shares were outstanding.

      The preference and relative rights of the Mittal Steel class A common shares and Mittal Steel class B common shares are substantially identical except for disparity in voting power and conversion rights. Holders of Mittal Steel class A common shares are entitled to one vote per share and holders of Mittal Steel class B common shares are entitled to 10 votes per share on all matters submitted to a vote of shareholders. Each Mittal Steel class B common share is convertible, at the option of the holder, into one Mittal Steel class A common share.

      The following table sets forth information as of February 11, 2005 with respect to the beneficial ownership of Mittal Steel class A common shares and Mittal Steel class B common shares by each person who is known to be the beneficial owner of more than 5% of either class of shares, and all directors and senior management as a group.

	Mittal Steel Class A			Mittal Steel Class B		Total Common Shares(1)
	Common Shares(1)			Common Shares
								Percentage of Total
	Number		Percentage of Class	Number	Percentage of Class	Number		Common Shares

Controlling Shareholder(2)	166,074,790		85.38%	457,490,210	100%	623,565,000		95.64%
Treasury Stock(3)	8,539,891	(4)	4.39	—	—	8,539,891		1.31
Other Public Shareholders	19,895,109		10.23	—	—	19,895,109		3.05

Total	194,509,790		100.00%	457,490,210	100%	652,000,000		100.00%

Directors and Senior Management(5)	469,934	(6)(7)	0.24%	—	—	469,934	(6)(7)	0.07%

(1)	For purposes of this table a person or group of persons is deemed to have beneficial ownership of any Mittal Steel class A common shares as of a given date which such person or group of persons has the right to acquire within 60 days after February 11, 2005 upon exercise of vested portions of stock options. The remaining non-vested stock options will be vested on April 5, 2005, which is only 53 days from February 11, 2005. The amounts in the table do not include the number of Mittal Steel class A common shares to be received upon conversion of the Mittal Steel class B common shares.

(2)	Mr. Lakshmi N. Mittal and his wife, Mrs. Usha Mittal, together control Mittal Steel through direct ownership of Mittal Steel class A common shares and through indirect ownership of holding companies that own both Mittal Steel class A common shares and Mittal Steel class B common shares. Ispat International Investments S.L. is the owner of 26,100,000 Mittal Steel class A common shares and 72,150,000 Mittal Steel class B common shares. As a result, Ispat International Investments S.L. is the beneficial owner of 98,250,000 class A common shares (assuming conversion of the Mittal Steel class B common shares into Mittal Steel class A common shares). Mittal Steel S.à.r.l., a limited liability company organized under the laws of Luxembourg, is the owner of 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal class B common shares. As a result, Mittal Steel S.à.r.l. is the beneficial owner of 525,000,000 Mittal Steel class A common shares (assuming conversion of the Mittal Steel class B common shares into Mittal Steel class A common shares). Mr. Mittal is the direct owner of 30,000 Mittal Steel class A common shares and holds options to acquire an additional 240,000 Mittal Steel class A common shares of which all 240,000 shares are, for the purposes of this table, deemed to be beneficially owned by Mr. Mittal due to the fact that those options are exercisable within 60 days. Mrs. Mittal is the direct owner of 5,000 Mittal Steel class A common shares and holds options to acquire an additional 40,000 Mittal Steel class A common shares of which all 40,000 shares are, for the purposes of this table, deemed to be beneficially owned by Mrs. Mittal due to the fact that those options are exercisable within 60 days. Mr. Mittal and Mrs. Mittal share equally beneficial ownership of 100% of Ispat International Investments S.L. and share equally beneficial ownership of 100% of Mittal Steel S.à.r.l. Accordingly, Mr. Mittal is the beneficial owner of 623,520,000 Mittal Steel class A common shares and Mrs. Mittal is the beneficial owner of 623,295,000 Mittal Steel class A common shares (in each case, assuming conversion of the Mittal Steel class B shares into Mittal Steel class A common shares).

Excluding options and assuming no conversion of the Mittal Steel class B common shares into Mittal Steel class A common shares, Mr. Lakshmi N. Mittal and Mrs. Usha Mittal, together directly and indirectly through intermediate holding companies, own 165,794,790 Mittal Steel class A common shares and 457,490,210 Mittal Steel class B common shares.

(3)	Represents Mittal Steel class A common shares repurchased by Mittal Steel pursuant to the previously announced share repurchase programs of Mittal Steel.

(4)	Consisting of 5,300,000 Mittal Steel class A common shares repurchased in the twelve months ended December 31, 2004, 2,263,000 Mittal Steel class A common shares repurchased in fiscal year ended December 31, 2003, 139,200 Mittal Steel class A common shares repurchased in fiscal year ended December 31, 2002, 368,000 Mittal Steel class A common shares repurchased in fiscal year ended December 31, 2001, 242,600 Mittal Steel class A common shares repurchased in fiscal year ended December 31, 2000, 5,358,200 Mittal Steel class A common shares repurchased in the fiscal year ended December 31, 1998 and 1,458,960 Mittal Steel class A common shares repurchased in the fiscal year ended December 31, 1997 and excluding 253,140 Mittal Steel class A common shares awarded to certain senior executives of Mittal Steel, 23,532, 2,117,781 and 2,081,833 Mittal Steel class A common shares issued to Inland’s pension fund in 2003, 2002 and 2001 respectively and 91,166 Mittal Steel class A common shares for options exercised under Mittal Steel’s pension plan during 2003 and excluding 1,374,951 Mittal Steel class A common shares for options exercised between December 31, 2003 and December 31, 2004 excluding 1,332 Mittal Steel class A common shares for options exercised between December 31, 2004 and February 11, 2005, excluding 366,334 stock options that can be exercised by Directors and Senior Management (other than the controlling shareholder) and excluding 280,000 stock options that can be exercised by the controlling shareholder, in each case within 60 days of February 11, 2005.

(5)	Comprised of 20 individuals and excludes shares beneficially owned by the controlling shareholder.

(6)	These 469,934 Mittal Steel class A common shares are included in shares owned by public shareholders indicated above.

(7)	During 1998, Mittal Steel awarded 198,750 common shares to certain senior management of Mittal Steel in connection with Mittal Steel’s initial public offering undertaken in 1997 and also awarded 54,390 common shares to certain senior executives as bonus shares in connection with Mittal Steel’s stock bonus plan.

      The Mittal Steel class A common shares may be held in registered form or bearer form, as the holder may elect. Registered shares may consist of either shares traded on the New York Stock Exchange, or New York Shares, which are registered in a register kept by or on behalf of Mittal Steel by its New York transfer agent, or shares traded on Euronext Amsterdam, which are registered in a register kept by or on behalf of Mittal Steel by its Dutch transfer agent. Shares in registered form may be evidenced by certificates.

      At February 11, 2005, there were 60 U.S. record holders holding an aggregate of 27,813,151 New York Shares, representing 15% of the class A common shares issued (including treasury shares). Mittal Steel’s knowledge of the number of New York Shares held by U.S. holders is based solely on the records of its New York transfer agent regarding registered Mittal Steel class A common shares.

      At February 11, 2005, there were 936,849 of the Mittal Steel class A common shares being held in The Netherlands. Mittal Steel cannot present the number of holders in The Netherlands because all of the shares are held as bearer shares.

Notification Obligations

      Holders of Mittal Steel common shares may be subject to notification obligations under the Dutch Act on Disclosure of Holdings in Listed Companies 1996 (Wet Melding Zeggenschap in ter beurze genoteerde vennootschappen 1996), as amended, or the Disclosure Act, and the Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995), as amended, or the Dutch Securities Act. The following description summarizes those obligations. Shareholders of Mittal Steel are advised to consult with their own legal advisers to determine whether the notification obligations apply to them.

      Pursuant to the Disclosure Act, any person who, directly or indirectly, acquires or disposes of an interest in Mittal Steel’s share capital or voting rights must immediately give written notice to Mittal Steel and, by means of a standard form, The Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) if, as a result of such acquisition or disposal, the percentage of Mittal Steel’s capital interest or voting rights held by such person falls within a different percentage range as compared with the percentage range applicable to the capital interest or voting rights held by such person prior to the acquisition or disposal. The percentage ranges referred to in the Disclosure Act are 0-5%, 5-10%, 10-25%, 25-50%, 50-66 2/3% and 66 2/3% or more.

      On July 3, 2003, a draft bill to amend the Disclosure Act was submitted to the Second Chamber of the Dutch Parliament. According to the Explanatory Notes to the proposed bill, it is anticipated that the following percentage ranges will be introduced: 0% to less than 5%, 5% to less than 10%, 10% to less than 15%, 15% to less than 20%, 20% to less than 25% and 25% or more. Under the proposed bill, above 25%, all direct or indirect transactions in a company’s share capital or voting rights must be reported.

      Upon notification, The Netherlands Authority for the Financial Markets shall arrange for publication of the notification in a newspaper distributed throughout the member state or states of the European Economic Area in which Mittal Steel is officially listed on the relevant stock exchange.

      For the purpose of calculating the percentage of capital interest or voting rights, the following interests must be taken into account:

•	common shares that are directly held (or acquired or disposed of) by any person,

•	common shares that are held (or acquired or disposed of) by such person’s subsidiaries or by a third party for such person’s account or by a third party with whom such person has concluded an oral or written voting agreement, and

•	common shares that such person, or any subsidiary or third party referred to above, may acquire pursuant to any option or other right held by such person (or acquired or disposed of). Special rules apply to the attribution of common shares that are part of the property of a partnership or other community of property. A holder of a pledge or right of usufruct in respect of common shares can also be subject to a notification obligation if such person has, or can acquire, the right to vote on the common shares. If a pledgor or usufructuary as holder of the common shares retains such voting rights, this may trigger notification obligations for such holder.

      The Disclosure Act requires the members of Mittal Steel’s board of directors to give written notification of the capital interest and controlling interest held by them with regard to Mittal Steel and with regard to affiliated companies of Mittal Steel. The directors must notify the number of shares they hold and voting rights they have and all changes thereto. The Disclosure Act defines an affiliated company as a company:

•	belonging to the same group as Mittal Steel or in which Mittal Steel has a participating interest as defined in Article 2:24(c) of the Dutch Civil Code, if its most recently established turnover amounts to at least 10% of the consolidated turnover of Mittal Steel, or

•	providing, directly or indirectly, at least 25% of the capital of Mittal Steel.

      On the basis of the notifications received by Mittal Steel under the Disclosure Act, members of Ispat International’s board of directors have the following interest in Mittal Steel securities. All option rights are option rights on Mittal Steel class A common shares.

Name	Date of Notification	Number

Lakshmi N. Mittal	December 17, 2004	165,789,790 class A common shares
457,490,210 class B common shares
240,000 options

Aditya Mittal	September 1, 2002	19,500 class A common shares
40,000 options

Malay Mukherjee	September 1, 2002	14,500 class A common shares
130,000 options

Ambassador Andrés Rozental	September 1, 2002	10,000 options
	July 19, 2004	5,000 options

Fernando Ruiz Sahagun	September 1, 2002	10,000 options
	July 19, 2004	5,000 options

Narayanan Vaghul	September 1, 2002	10,000 options
	July 19, 2004	5,000 options

Vanisha Bhatia Mittal	January 13, 2005	15,000 class A common shares

      On July 19, 2004, Mittal Steel notified The Netherlands Authority for the Financial Markets that 5,000 options had been granted to each of Ambassador Andrés Rozental, Mr. Fernando Ruiz Sahagun and Mr. Narayanan Vaghul. These options were granted on June 1, 2000, but were not reported to The Netherlands Authority for the Financial Markets on September 1, 2002, the date on which the notification obligations for directors came into force.

      In addition, pursuant to the Dutch Securities Act, and a decree based thereon, a shareholder who directly or indirectly holds a capital interest of more than 25% in Mittal Steel must, by means of a standard form, within 10 days after the month in which the transaction occurs, notify The Netherlands Authority for the Financial Markets of such transaction in the common shares issued by Mittal Steel. If that shareholder is a legal entity and not an individual, the obligations under the Dutch Securities Act also apply to its members of the board of directors and members of its supervisory board. In addition, these obligations apply to the following persons related to such 25% shareholder (if the 25% shareholder is not a legal entity):

•	spouses,

•	relations by blood or affinity to the first degree and other persons who share a household with these persons, and

•	relations by blood or affinity to the first degree who do not share a household with these persons but hold a capital interest of at least 5% or will obtain this percentage through the transaction. The Netherlands Authority for the Financial Markets keeps a public register of all notifications made pursuant to the Disclosure Act and the Dutch Securities Act and publishes any notification received by it.

      Non-compliance with the reporting obligations under the Disclosure Act or the Dutch Securities Act could lead to criminal fines, administrative fines, imprisonment or other sanctions. In addition, non-compliance with the reporting obligations under the Disclosure Act may lead to civil sanctions, including suspension of the voting rights relating to the common shares held by the offender for a period of not more than three years and a prohibition on the acquisition by the offender of the common shares or the voting on the common shares for a period of not more than five years.

Voting Rights

      As of February 11, 2005, Mittal Steel’s controlling shareholder owned directly and indirectly through holding companies 165,794,790 Mittal Steel class A common shares (approximately 89.5% of the issued and outstanding class (save for class A common shares held in treasury)) and 457,490,210 Mittal Steel class B common shares (100% of the issued and outstanding class), representing approximately 99.6% of the combined voting interest in Mittal Steel. On completion of the acquisition of LNM Holdings on December 17, 2004, 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal Steel class B common shares were issued to an intermediate holding company owned by the controlling shareholder. Prior to the recent completion of the acquisition of LNM Holdings, the controlling shareholder owned 26,135,000 Mittal Steel class A common shares (approximately 57.5% of the then issued and outstanding class (save for class A common shares held in treasury)) and 72,150,000 Mittal Steel class B common shares (100% of the then issued and outstanding class), representing approximately 97.5% of the then combined voting interest in Mittal Steel.

      The controlling shareholder, by virtue of its indirect ownership of Mittal Steel class B common shares, indirectly has the right to make binding nominations for the appointment of all members of Mittal Steel’s board of directors and to determine the outcome of any action requiring shareholder approval. In addition, the controlling shareholder will have the ability, by virtue of its indirect ownership of Mittal Steel class B common shares, to prevent or cause a change in control of Mittal Steel and its subsidiaries.

Conversion: Restriction on Transfers

      Under Mittal Steel’s Articles of Association, each Mittal Steel class B common share is convertible at any time and from time to time at the option of the holder thereof into one Mittal Steel class A common share. However, the conversion of a Mittal Steel class B common share into a Mittal Steel class A common share is a reduction of the issued share capital of Mittal Steel under the laws of The Netherlands and requires approval by the shareholders. In addition, the conversion of a Mittal Steel class B common share into a Mittal Steel class A common share will result in a reduction of the votes of the holder from 10 to one. The Mittal Steel class A common shares have no conversion rights.

      Mr. Lakshmi N. Mittal, Ispat International Investment S.L. (formerly known as LNM Holdings S.L.) and Mittal Steel have entered into a shareholder and registration rights agreement, or the Shareholder’s Agreement. Pursuant to the Shareholder’s Agreement, no person holding record or beneficial ownership of Mittal Steel class B common shares may transfer as defined in the Shareholder’s Agreement such Mittal Steel class B common shares, except to a permitted transferee, or a Permitted Transferee. A purported transfer of Mittal Steel class B common shares other than pursuant to the Shareholder’s Agreement will be null and void. A Permitted Transferee means:

•	Mr. Lakshmi N. Mittal;

•	his parents, spouse, children (natural or adopted), grandchildren or other issues;

•	trusts the primary beneficiaries of which are any of the foregoing persons or any charitable organization designated by any of them, which trusts are controlled, directly or indirectly, by any of the persons under the first, second and fifth bullets of this paragraph;

•	corporations, partnerships, limited liability companies and other persons if at least 80% of the economic interest in any such person is owned by any of the persons under the first and second bullets of this paragraph or any charitable organization designated by any of them; and

•	in the case of any person under the first and second bullets of this paragraph, the heirs, executors, administrators or personal representatives upon the death of such person or upon the incompetence or disability of such person for the purposes of the protection and management of such individual’s assets.

      The Shareholder’s Agreement further provides that if at any time a record or beneficial holder of Mittal Steel class B common shares ceases to be a Permitted Transferee, such holder

•	will not be entitled to exercise the voting rights attached to such Mittal Steel class B common shares and

•	will notify Mittal Steel’s board of directors that it is no longer a Permitted Transferee, which notification shall be deemed to be a request to convert such Mittal Steel class B common shares into Mittal Steel class A common shares.

Notwithstanding the foregoing, if at any time a holder of Mittal Steel class B common shares enters into a contract to transfer to a person that is not a Permitted Transferee, a Non-Permitted Transferee, a number of Mittal Steel class A common shares equivalent to that which would result from the conversion of all or a portion of such holder’s Mittal Steel class B common shares and thereafter such conversion is opposed by creditors of Mittal Steel in accordance with applicable Dutch law, which opposition has not been finally determined within six months after the commencement thereof, such holder shall be free to transfer its Mittal Steel class B common shares to such Non-Permitted Transferee. By its terms, the Shareholder’s Agreement may not be amended, other than for manifest error, except by approval of a majority of the Mittal Steel class A common shareholders (other than Mr. Lakshmi N. Mittal, Ispat International Investments S.L. (formerly known as LNM Holdings S.L.) and Permitted Transferees) at a general shareholders meeting.

      In addition, according to the terms of the Shareholder’s Agreement, each of Ispat International Investments S.L., Mr. Lakshmi N. Mittal and any Permitted Transferee will not permit or cause Mittal Steel to issue any additional Mittal Steel class B common shares other than to Ispat International Investments S.L., Mr. Lakshmi N. Mittal or any Permitted Transferee. Any additional Mittal Steel class B common shares issued by Mittal Steel will be subject to the terms of this Shareholder’s Agreement.

Non-Competition Agreement

      Pursuant to the LNM Holdings acquisition agreement, Mr. Lakshmi N. Mittal has entered into a non-competition agreement with Mittal Steel. Pursuant to the non-competition agreement, Mr. Lakshmi N. Mittal has agreed, for a period commencing upon the completion of the LNM Holdings acquisition agreement (December 17, 2004) and expiring June 30, 2007, not to, without the consent of Mittal Steel’s Audit Committee, directly or indirectly acquire an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, shareholder, consultant or otherwise, any person anywhere in the world that engages in the business of manufacturing, producing or supplying iron ore, coke, iron, steel or iron or steel products, hereinafter referred to as a “Competitor”. The non-competition agreement contains certain exceptions relating to limited lending on the part of Mr. Lakshmi N. Mittal. The non-competition agreement further provides that ownership of securities having no more than five percent of the outstanding voting power of any Competitor that is listed on any national securities exchange anywhere in the United States, Canada or Europe or 10% of the outstanding voting power of any Competitor that is listed on a national securities exchange anywhere else in the world, will not be deemed to be in violation of the non-competition agreement, so long as Mr. Lakshmi N. Mittal does not have any other connection or relationship with such Competitor. In addition, Mittal Steel will not be deemed to be a Competitor under the non-competition agreement, and Pt. Ispat Indo will not be deemed to be a Competitor so long as Pt. Ispat Indo does not (i) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or become connected with, as a partner, shareholder, consultant or otherwise, any Competitor carrying on business outside Indonesia (provided that Pt. Ispat Indo may own an equity interest in any joint venture so long as Pt. Ispat Indo’s direct and indirect equity or partnership interest therein does not exceed 20% and is not the largest equity or partnership interest therein) or (ii) own, manage or operate any material assets located outside Indonesia and relating to the business of manufacturing, producing or supplying iron ore, coke, iron, steel, or iron or steel products.

Related Party Transactions

      Mittal Steel engages in certain commercial and financial transactions with affiliated companies and/or joint ventures (such as I/N Tek, I/N Kote, Empire Iron Mining Partnership, PCI Associates, WDI, Pena Colorada, Sersiin, Sorevco, Polski Koks (since 2004), Orind International/Orind Refractories. Many of these transactions are pursuant to joint venture and partnership agreements.

      Mittal Steel also engages in certain commercial transactions with individuals and companies that are related to certain directors, directly or indirectly, (such as Lindsay International, Alkharsh International, Glacier Trade Centre, Dalijita Investments, Chevez Ruiz Zamarripa, LK Advisors, Dhamm Steel Services, Mr A.K. Hada and P.T. Ispat Indo).

      P.T. Ispat Indo, an indirect wholly owned subsidiary of the controlling shareholder, has entered into a management services agreement with Mittal Steel pursuant to which P.T. Ispat Indo pays fees to Mittal Steel as compensation for management services as and when services are rendered by Mittal Steel. Mittal Steel also charges fees to P.T. Ispat Indo for usage of the “Ispat” trade mark. Mittal Steel also supplies direct reduced iron to P.T. Ispat Indo/Glacier Trade Centre.

      Please refer to Note 7 of the Mittal Steel Supplemental Combined Financial Statements.

      Other than the foregoing and in connection with the recently completed acquisition of LNM Holdings, Mittal Steel declares that, to the best of its knowledge, no member of its board of directors has an interest with regard to transactions effected by Mittal Steel, that are unusual as to their nature and to their terms and conditions in the course of the last and current financial year.

      In addition, except as otherwise referred to in this section “MAJOR SHAREHOLDERS OF MITTAL STEEL AND NOTIFICATION OBLIGATIONS — Related Party Transactions”, Mittal Steel declares that, to the best of its knowledge, between members of its board of directors on the one hand, including (i) legal entities (other than Mittal Steel) or businesses in which they, directly or indirectly, hold 5% or more of the shares or interest and (ii) their close family members, and Mittal Steel on the other hand, no transactions or agreements (excluding employment agreements) currently exist.

DESCRIPTION OF MITTAL STEEL’S COMMON SHARES

      Mittal Steel (formerly known as Ispat International N.V.) was originally incorporated under the laws of The Netherlands on May 27, 1997 and has its statutory seat in Rotterdam. Mittal Steel’s Articles of Association were last amended on December 17, 2004 in conjunction with the approval of the acquisition of LNM Holdings on December 15, 2004.

      The following description of Mittal Steel’s share capital does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Mittal Steel’s Articles of Association. The full text of Mittal Steel’s Articles of Association, including the recent amendments, is incorporated in this proxy statement/ prospectus by reference and is available, in Dutch and English, at Mittal Steel’s offices and the addresses referred to in “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

Share Capital

      The authorized share capital of Mittal Steel is €122,150,000, consisting of 5,000,000,000 class A common shares, par value of €0.01 per share, and 721,500,000 class B common shares, par value of €0.10 per share. As at February 11, 2005, there were 194,509,790 Mittal Steel class A common shares and 457,490,210 Mittal Steel class B common shares in issue, of which 9,186,225 class A common shares were held in treasury.

      The rights of the holders of Mittal Steel class A common shares and the Mittal Steel class B common shares are substantially identical in all respects, except for disparity in voting power and conversion rights. Upon the conversion of each Mittal Steel class B common share into one Mittal Steel class A common share, the number of authorized class B common shares will be reduced by one and the number of authorized class A common shares will be increased by ten. Furthermore, upon such conversion, an amount of €0.09 per Mittal Steel class B common share so converted shall be added to a special share premium reserve.

      Following a resolution of a shareholders meeting held on December 21, 2001, Mittal Steel’s Articles of Association were amended on December 31, 2001 and the nominal value of the share capital of the company was re-denominated from Dutch guilders into euro. The nominal value of each class A common share was re-denominated from NLG 0.01 to €0.01 and the nominal value of each class B common share was re-denominated from NLG 0.10 to €0.10. The increase in the nominal value of the class A common shares and the class B common shares was paid up by charging €299,601.56 and €3,940,975.74, respectively, to the share premium reserve. Following the re-denomination, the issued share capital of Mittal Steel was €7,763,500 made up of 54,850,000 class A common shares of €0.01 each and 72,150,000 class B common shares of €0.10 each.

      Pursuant to an amendment to the Articles of Association adopted by the extraordinary meeting of Mittal Steel shareholders held on December 15, 2004 the authorized share capital of Mittal Steel increased from €12,215,000 consisting of 500,000,000 class A common shares and 72,150,000 class B common shares to €122,150,000, divided into 5,000,000,000 Mittal Steel class A common shares and 721,500,000 Mittal Steel class B common shares. In connection with the acquisition of LNM Holdings the managing board of Mittal Steel passed resolutions on October 23 and 24, 2004 resolving to issue 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal Steel class B common shares and these shares were issued on December 17, 2004 increasing the issued share capital of Mittal Steel from €7,763,500 divided into 54,850,000 Mittal Steel class A common shares and 72,150,000 class B common shares to €47,694,118.90 divided into 194,509,790 class A common shares and 457,490,210 class B common shares.

Corporate Purpose

      Under the Articles of Association, the objects and purposes of Mittal Steel are the following:

•	to participate in, take an interest in any other way in, and conduct the management of business enterprises;

•	to finance, provide security for or undertake the obligations of third parties; and

•	to conduct all activities which are incidental to or which may be conducive to any of the foregoing.

Dividends

      Mittal Steel’s board of directors may reserve a portion of Mittal Steel’s annual profits. The portion of Mittal Steel’s annual profits that remains unreserved shall be distributed to shareholders of Mittal Steel pro rata based on the number of common shares held by each shareholder, without regard to the class or par value of such common shares. Mittal Steel’s board of directors may resolve that Mittal Steel make distributions out of its general share premium account or out of any other reserves available for distributions under the laws of The Netherlands, not being a legal reserve or the special share premium reserve that Mittal Steel is required to maintain pursuant to Article 36.1 of its Articles of Association, or the Special Reserve. Mittal Steel may declare dividends in the form of common shares as well as in cash. Mittal Steel’s board of directors may also decide that Mittal Steel pay interim dividends. Mittal Steel may only declare distributions, including interim dividends, insofar as its shareholders’ equity exceeds the sum of its paid up issued share capital and certain reserves that are required to be maintained by the laws of The Netherlands or Mittal Steel’s Articles of Association (including the Special Reserve). Distributions that have not been claimed within five years and two days after the date on which they became due and payable revert to Mittal Steel.

      All calculations to determine the amounts available for dividends will be based on Mittal Steel’s statutory accounts, which will, as a holding company, be different from its consolidated accounts. Because Mittal Steel is a holding company and has no operations of its own, it is dependent on dividends or other advances from its operating subsidiaries to fund any dividends.

      The holders of Mittal Steel class A common shares and Mittal Steel class B common shares are entitled to receive pro rata such distributions, if any, as may be declared by Mittal Steel’s board of directors out of funds legally available for distribution. Kas Bank N.V. is the paying agent for dividends payable on Mittal Steel common shares in The Netherlands, and the Bank of New York is the paying agent for dividends payable on Mittal Steel common shares in the United States.

      On February 10, 2005, Mittal Steel’s board of directors approved a dividend policy for the fiscal year 2005 of $0.10 per share per quarter, which is subject to approval by Mittal Steel’s shareholders.

Shareholder Meetings and Voting Rights

      Each shareholder of Mittal Steel has the right to attend general meetings of shareholders, either in person or by proxy, to address shareholder meetings and to exercise voting rights, subject to the provisions of Mittal Steel’s Articles of Association. An annual general meeting of shareholders will be held within six months after the end of each financial year in The Netherlands, in Amsterdam, Haarlemmermeer (Schiphol Airport), The Hague or Rotterdam. Extraordinary general meetings of shareholders may be held as often as Mittal Steel’s board of directors deems necessary. In addition, one or more shareholders and other persons entitled to attend such meetings jointly representing at least 10% of the total outstanding share capital may request that a general meeting of shareholders be convened.

      Mittal Steel will give notice of each meeting of shareholders by notice published by advertisement, which shall be published in at least one national daily newspaper distributed throughout The Netherlands and in the Official Price List (Officiële Prijscourant) of Euronext Amsterdam N.V. and, if required, elsewhere. In addition, holders of registered shares shall be notified by letter that the meeting is being convened. Such notices will be given no later than on the 15th day prior to the day of the meeting and will include, or be accompanied by, an agenda (or state where such agenda may be obtained) identifying the business to be considered at the meeting.

      Each Mittal Steel class A common share entitles its holder to one vote and each Mittal Steel class B common share entitles its holder to 10 votes on each matter to be voted upon by shareholders. Shareholders will vote as a single class on all matters submitted to a vote of the general meeting of shareholders, including, without limitation, the appointment of members of Mittal Steel’s board of directors and any proposed amendment of Mittal Steel’s Articles of Association. The holders of Mittal Steel class B common shares have the right to make a binding nomination for the appointment of a member of Mittal Steel’s board of directors. The general meeting of shareholders may at all times resolve by a resolution passed by an absolute majority of the votes cast at the meeting and representing at least one-third of the issued share capital to overrule such binding nomination. Class B and class C directors will be elected to serve one-year terms, whereas Mittal Steel class A directors are appointed for a period of four years. Unless otherwise required by Mittal Steel’s Articles of Association or the laws of The Netherlands, resolutions of the general meeting of shareholders will be validly adopted by a simple majority of the votes cast. Except in limited circumstances provided for in Mittal Steel’s Articles of Association or under the laws of The Netherlands, there is no quorum requirement for the valid adoption of shareholder resolutions.

Liquidation Rights

      In the event of the dissolution and liquidation of Mittal Steel, holders of Mittal Steel common shares are entitled to receive all of the assets of Mittal Steel available for distribution after payment of all liabilities pro rata to the number of common shares held by each such shareholder irrespective of the par value of the common shares held by such holders. As a holding company, Mittal Steel’s sole material assets are the capital stock of its operating subsidiaries. Therefore, in the event of dissolution or liquidation, Mittal Steel will either distribute the capital stock of the operating subsidiaries or sell such stock and distribute the net proceeds thereof, after satisfying its liabilities. During liquidation, Mittal Steel’s Articles of Association will, to the extent possible, remain in full force and effect.

Preemptive Rights

      Unless limited or excluded by Mittal Steel’s shareholders or board of directors as described below, holders of each class of common shares have a pro rata preemptive right to subscribe for any newly issued common shares of such class, except for common shares issued for consideration other than cash or issued to Ispat International employees or employees of any of its operating subsidiaries. At the extraordinary meeting held on December 15, 2004, shareholders delegated authority to members of Mittal Steel’s board of directors to limit or exclude preemptive rights in respect of issues of Mittal Steel class A common shares for a period of five years (the maximum permitted by the laws of The Netherlands).

      The Mittal Steel board of directors will adopt a resolution under the authority delegated to it by shareholders to limit or exclude preemptive rights in respect of the issue of class A common shares in connection with the issue of Mittal Steel class A common shares to ISG stockholders pursuant to the merger agreement.

Issue of Common Shares

      Shareholders, upon a proposal by Mittal Steel’s board of directors, have the power to resolve upon the issue of additional common shares by Mittal Steel and the terms and conditions of such issue.

      At the extraordinary meeting held on December 15, 2004, shareholders delegated authority to Mittal Steel’s board of directors, for a period of five years (the maximum permitted by the laws of The Netherlands), to issue:

•	class A common shares with respect to all unissued class A common shares into which the authorized share capital of Mittal Steel is divided at the time the resolution to issue common shares is taken by Mittal Steel’s board of directors; and

•	such number of class B common shares to be issued pursuant to the LNM Holdings acquisition agreement.

      The Mittal Steel board of directors will adopt a resolution under this authority in order to issue such number of Mittal Steel class A common shares required to be issued to ISG stockholders pursuant to the merger agreement.

Purchase of Own Common Shares

      Mittal Steel may acquire its own common shares, subject to certain provisions of the laws of The Netherlands and of its Articles of Association, if and insofar as:

•	shareholders’ equity, less the amount to be paid for the common shares to be acquired is not less than the sum of Mittal Steel’s issued share capital plus any reserves required to be maintained by the laws of The Netherlands or Mittal Steel’s Articles of Association; and

•	Mittal Steel and its subsidiaries would thereafter not hold, or hold as pledgee, common shares with an aggregate par value exceeding one-tenth of Mittal Steel’s issued share capital.

      Purchases by Mittal Steel of its common shares may be effected by Mittal Steel’s board of directors only if the shareholders have authorized Mittal Steel’s board of directors to effect such repurchases and such authorization has been granted within 18 months (the maximum permitted by the laws of The Netherlands) prior to the date of purchase. At the extraordinary meeting held on December 15, 2004, shareholders granted the authority to Mittal Steel’s board of directors to repurchase Mittal Steel class A common shares and class B common shares for a period of 18 months effective from the date of the extraordinary meeting until June 14, 2006.

Reduction of Share Capital

      The shareholders of Mittal Steel may reduce the issued share capital of Mittal Steel by cancellation of common shares held by Mittal Steel, all common shares of a specific class or by reducing the par value of common shares, subject to certain statutory provisions. A resolution to reduce the issued share capital requires the approval of at least a majority of the votes cast and, if less than half of the issued share capital is represented at the meeting at which the vote is taken, the approval of at least two-thirds of the votes cast. In addition, the prior or simultaneous approval of each group of holders of the class of common shares to which the capital reduction relates is required. Mittal Steel is required to file any resolution of shareholders reducing its share capital with the trade register of the Chamber of Commerce and Industry in the district in which it has its corporate seat and to publish the filing in a national daily newspaper. During the two-month period after the filing is made, creditors of Mittal Steel may oppose such reduction of share capital.

Board of Directors

      Mittal Steel’s board of directors is made up of five or more class A, class B and class C directors (and must be composed at all times of one class A director and at least two class C directors). The members of Mittal Steel’s board of directors are appointed by the general meeting of shareholders. Class A directors are appointed for a period of four years starting on the day after the annual general meeting of shareholders at which they were appointed and ending on the day of the annual general meeting of the shareholders held in the fourth year after their appointment. Class B and class C directors are appointed for a period of one year starting on the day after the annual general meeting of shareholders on which they were appointed and ending on the day of the annual general meeting of shareholders held the next year. When a member of Mittal Steel’s board of directors is to be appointed, the meeting of holders of class B common shares may make a binding nomination. The general meeting of shareholders may overrule a binding nomination by a resolution passed by an absolute majority of votes cast representing at least one-third of the issued share capital of Mittal Steel. If such a resolution is passed by an absolute majority of votes cast but that majority does not represent at least one-third of the issued share capital of Mittal Steel, a new meeting may be convened at which a resolution passed by an absolute majority of votes cast will be sufficient to cancel the binding nature of the nomination.

      A member of Mittal Steel’s board of directors may be suspended or dismissed by the general meeting of shareholders by a resolution passed by at least a two-thirds majority of votes cast representing more than half of the issued share capital of Mittal Steel. If the proposal for suspension or dismissal is made by the holder of a majority of the class B common shares, it is sufficient if the resolution is passed by a simple majority of votes cast.

      Mittal Steel’s board of directors acting together, and each class A director acting alone, has the authority to represent Mittal Steel. Two class B directors acting jointly, and a class C director acting jointly with either two class B directors or a class A director, also have the authority to represent Mittal Steel.

Amendment of Mittal Steel Articles of Association

      The Articles of Association may be amended by resolution of the shareholders upon proposal by Mittal Steel’s board of directors. The resolution of the shareholders to amend the Articles of Association shall require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the amendment of the Articles of Association.

Annual Accounts

      Each year, Mittal Steel’s board of directors must prepare annual accounts within five months after the end of Mittal Steel’s financial year, unless the shareholders have approved an extension of this period for up to six additional months due to certain special circumstances recognized as such under the laws of The Netherlands.

      At the annual general meeting held on May 5, 2004, the shareholders re-appointed Deloitte Accountants as the registered accountants of Mittal Steel. In connection with the acquisition of LNM Holdings, Mittal Steel had notified its shareholders of a proposal to be voted on at an extraordinary general meeting to be held on December 15, 2004 in which it was proposing to withdraw the re-appointment of Deloitte Accountants as the registered accountants of Mittal Steel and to appoint Ernst & Young Accountants (the registered accountants of LNM Holdings) as the registered accountants of Mittal Steel with effect from the financial year 2004. This proposal was subsequently withdrawn and not acted upon. As a result, Deloitte Accountants remain the registered accountants of Mittal Steel. Under the laws of The Netherlands, the registered accountants of Mittal Steel are appointed by the shareholders. The shareholders of Mittal Steel have not adopted any resolution (or been notified of any proposal) regarding the appointment of Mittal Steel’s registered accountants for future years beyond 2004.

COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER DELAWARE AND DUTCH LAW

      As a result of the merger, stockholders of ISG will become shareholders of Mittal Steel, and their rights will be governed by Mittal Steel’s Articles of Association which differ in material respects from ISG’s Certificate of Incorporation and Bylaws. The following is a summary of the material differences between the rights of holders of ISG common stock and holders of Mittal Steel class A common shares and Mittal Steel class B common shares. These differences arise from differences between the DGCL and the Dutch Civil Code as well as from differences between the governing documents. This summary is not a complete description of the laws of the State of Delaware or of The Netherlands, ISG’s Certificate of Incorporation and Bylaws or Mittal Steel’s Articles of Association. For information on how to obtain ISG’s Certificate of Incorporation and Bylaws and Mittal Steel’s Articles of Association, see “WHERE YOU CAN FIND MORE INFORMATION.” This summary should be read in conjunction with “DESCRIPTION OF MITTAL STEEL’S COMMON SHARES” beginning on page 228.

Voting Rights

ISG	Mittal Steel
Under the DGCL, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

ISG’s Certificate of Incorporation provides for one vote per share of ISG common stock, but does not provide for cumulative voting. Under ISG’s Bylaws, the presence in person, or by proxy, of holders of a majority of the outstanding shares of stock entitled to vote at the meeting is required to constitute a quorum at stockholder meetings of ISG.	Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of association of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or Dutch law prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless Dutch law or the articles of association stipulate otherwise.

Mittal Steel’s Articles of Association provide for one vote per share of Mittal Steel class A common shares and ten votes per share of Mittal Steel class B common shares. Generally, all resolutions may be adopted by a simple majority of the total votes cast, and there are no quorum requirements. A resolution by the general meeting of shareholders to limit or exclude pre-emptive rights or to designate the managing board as the authorized organ (corporate body) for this purpose requires, in order to be validly adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders if less than half of the issued share capital is present or represented at such meeting. The same applies to a resolution to reduce the issued share capital. A binding nomination for the appointment of a managing director may be overruled by a resolution of the general meeting of shareholders adopted by an absolute majority of the votes cast, provided such majority represents at least one-third of the issued share capital. If this proportion of the capital is not represented at the meeting, but an absolute majority of the votes cast is in favor of a resolution to cancel the binding nature of the nomination, a new meeting may be convened at which the resolution may be passed by an absolute

ISG	Mittal Steel
majority of the votes cast, regardless of the proportion of the capital represented at the meeting. A member of Mittal Steel’s managing board may be suspended or dismissed by the general meeting of shareholders by a resolution passed by at least a two-thirds majority of votes cast representing more than half of the issued share capital of Mittal Steel.

Amendment of Charter Documents

ISG	Mittal Steel
Under the DGCL, amendments to a corporation’s certificate of incorporation require a resolution of the board of directors, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the by-laws may be amended only by the stockholders, unless the company’s certificate of incorporation also confer the power to amend the by-laws on the directors.

ISG’s Certificate of Incorporation requires the approval of 80% of the voting power of the shares of ISG common stock entitled to vote generally in the election of directors to amend or adopt any provision inconsistent with, or to repeal, provisions of ISG’s Bylaws and certain provisions of ISG’s Certificate of Incorporation relating to stockholder meetings and to the board of directors.	Under Dutch law, shareholders of a Dutch company may resolve to amend the company’s articles of association, although the prior approval of the Dutch Ministry of Justice is required for any such amendment.

Under Mittal Steel’s Articles of Association, the general meeting of shareholders may pass a resolution for an amendment to Mittal Steel’s Articles of Association that will be valid only if the resolution was proposed to the general meeting of shareholders by the managing board and the complete proposal has been made freely available to the shareholders and other persons entitled to attend meetings of shareholders, at the office of the company and, in the event that shares have been listed on Euronext Amsterdam, at a bank in Amsterdam specified in the notice convening the meeting from the day of notice convening such meeting until the close of that meeting. The resolutions of the shareholders to amend Mittal Steel’s Articles of Association will require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the amendment of Mittal Steel’s Articles of Association.

Appraisal Rights

ISG	Mittal Steel
The DGCL provides for appraisal rights in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (a) listed on a national securities exchange or designated as a national	Dutch law does not recognize the concept of appraisal or dissenters’ rights and, accordingly, holders of shares in a Dutch company have no appraisal rights.

ISG	Mittal Steel
market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or NASD, or (b) held of record by more than 2,000 holders, unless such holders are required by the terms of the merger to accept anything other than: (1) shares of stock of the surviving corporation; (2) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares of such stock; or (4) any combination of the above.

ISG’s Certificate of Incorporation has no provision relating to appraisal rights and as a result, holders of ISG common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal.

Preemptive Rights

ISG	Mittal Steel
Under the DGCL, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

ISG’s Certificate of Incorporation does not provide for preemptive rights.	Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro rata preemptive right to the number of shares held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Unless the articles of association state otherwise, holders of preferred shares have no preemptive rights. Preemptive rights in respect of newly issued common shares may be limited or excluded by the general meeting of shareholders.

Mittal Steel’s Articles of Association conform to Dutch law and authorize the general meeting of shareholders or the managing board, if so designated by a resolution of the general meeting of shareholders, to limit or exclude preemptive rights for holders of Mittal Steel common shares. In order for such a resolution to be adopted, a majority of at least two-thirds of the votes cast in a meeting of shareholders is required, if less than half of the issued share capital is present or represented at the meeting. By a resolution passed at the December 15, 2004 extraordinary meeting, the shareholders delegated authority to Mittal Steel’s board of directors to limit or exclude preemptive rights relating to issues of Mittal Steel class A common shares for a period of five years, until December 14, 2009 (the maximum period permitted under Dutch law).

Action by Written Consent of Shareholders

ISG	Mittal Steel
The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, consent in writing.

ISG’s Certificate of Incorporation provides that any action required or permitted to be taken by ISG stockholders must be effected at a duly called annual or special meeting of ISG stockholders and may not be effected by any consent in writing by such stockholders.	Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of association expressly so allow and provided no bearer shares are issued.

As Mittal Steel’s Articles of Association do not contain such an express provision and Mittal Steel has issued bearer shares, shareholders of Mittal Steel may not adopt resolutions outside a meeting of shareholders.

Shareholders’ Meetings

ISG	Mittal Steel
Under the DGCL, an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Any other proper business may be transacted at the annual meeting.

ISG’s Bylaws provide that the ISG board of directors will designate the time and place of the meeting.	Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to Mittal Steel’s Articles of Association, general meetings will be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague. An extraordinary general meeting of the shareholders may be held as often as deemed necessary by the managing board. In addition, in accordance with Dutch law, shareholders representing at least one-tenth of the issued share capital may request the managing board of Mittal Steel to convene a general meeting of shareholders. If the managing board of Mittal Steel has not convened a meeting within six weeks of the request, the persons who have made the request may be authorized by the president of the district court in Rotterdam to convene the meeting themselves.

Under Mittal Steel’s Articles of Association, the notice convening a general meeting of the shareholders must be sent no later than the fifteenth day prior to the day of the general meeting. Such notice must be accompanied by the agenda for the meeting or state where such agenda can be obtained. No valid resolutions may be adopted at a general meeting of shareholders in respect of items that are not included on the agenda. The agenda must contain such items as the person convening the meeting

ISG	Mittal Steel
decides and other items, as one or more shareholders, representing at least one-hundreth of the issued share capital have so requested the managing board in writing, at least five days before the date on which the meeting is convened.

Election of Directors and Representation

ISG	Mittal Steel
Under the DGCL, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director will hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of stockholders. The directors may be divided into one, two or three classes.

ISG’s Certificate of Incorporation provides that the number of directors which will constitute the ISG board of directors will be fixed, from time to time by, or in the manner provided in, ISG’s Bylaws. ISG’s Bylaws provide that the authorized number of directors will be such number as will from time to time be fixed by a vote of a majority of the total number of directors ISG would have if there were no vacancies. The ISG board of directors currently consists of six directors. As provided by ISG’s Certificate of Incorporation, the ISG board of directors is divided into three classes of directors, with the number of directors in each class as nearly equal in number as possible. The directors of each class serve for a three-year term, with the term of office of one class expiring at each annual meeting of stockholders.	The executive board of a Dutch company is in charge of the management of the company. Under Dutch law, the executive board must consist of at least one member.

Mittal Steel’s managing board is made up of five or more class A, class B and class C directors (and must be composed at all times of one class A director and at least two class C directors). The members of Mittal Steel’s managing board are appointed by the general meeting of shareholders. Class A directors are appointed for a period of four years starting on the day after the annual general meeting of shareholders at which they were appointed and ending on the day of the annual general meeting of the shareholders held in the fourth year after their appointment. Class B and class C directors are appointed for a period of one year starting on the day after the annual general meeting of shareholders on which they were appointed and ending on the day of the annual general meeting of shareholders held the next year. When a member of Mittal Steel’s managing board is to be appointed, the meeting of holders of class B common shares may make a binding nomination. The general meeting of shareholders may overrule a binding nomination by a resolution passed by an absolute majority of votes cast representing at least one-third of the issued share capital of Mittal Steel. If such a resolution is passed by an absolute majority of votes cast but that majority does not represent at least one-third of the issued share capital of Mittal Steel, a new meeting may be convened at which a resolution passed by an absolute majority of votes cast will be sufficient to cancel the binding nature of the nomination.

The managing directors will have such titles as the managing board may from time to time determine. The managing board will appoint a class A managing director as Chairman of the managing board, who will have the title of Chief Executive Officer.

ISG	Mittal Steel

Mittal Steel’s managing board of directors acting together, and each class A director acting alone, has the authority to represent Mittal Steel. Two class B directors acting jointly, and a class C director acting jointly with either two class B directors or a class A director, also have the authority to represent Mittal Steel.

Pursuant to Mittal Steel’s Articles of Association, resolutions of the managing board are validly adopted if adopted by a simple majority of the votes cast. An absent managing director may issue a proxy but only to another managing director. In addition, the managing board is permitted to adopt resolutions in writing without holding a meeting if the proposals for such resolutions have been communicated in writing to all managing directors and no managing director has objected to this method of adoption of a resolution.

Removal of Directors

ISG	Mittal Steel
Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) if the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

ISG’s Certificate of Incorporation provides that any director may be removed by the stockholders only for cause by an affirmative vote of at least 80% of the voting power of the stock entitled to vote in an election of the directors of the board, at an annual or special meeting, the notice of which must state that the removal of a director or directors is among the purposes of the meeting.	Under Dutch law, the general meeting of shareholders has the authority to suspend or remove members of the managing board at any time. Removal without cause is possible but may be contrary to principles of reasonableness and fairness, which are imposed under Dutch law. Any removal without cause, therefore, could result in the liability of the company for damages.

Mittal Steel’s Articles of Association provide that the general meeting of shareholders is entitled to suspend or dismiss a member of the managing board at any time. The general meeting may adopt a resolution to suspend or dismiss a director by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of the issued share capital. However, if the proposal for suspension or dismissal is made by a meeting of the holders of Mittal Steel class B common shares, such resolutions need only be adopted by a simple majority of votes cast.

Filling of Vacancies

ISG	Mittal Steel
The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (1) otherwise provided in the certificate of incorporation or by-laws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

ISG’s Certificate of Incorporation provides that board vacancies that result from an increase in the number of directors may be filled by a majority of the directors then in office (provided that a quorum is present), and any other vacancy occurring in the ISG board of directors may be filled by a majority of the directors then in office (even if no quorum is present) or by a sole remaining director.	Under Dutch law, a decision to appoint a new member of the managing board must be taken by the general meeting of shareholders. For a more detailed description of this process see “COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER DELAWARE AND DUTCH LAW — Election of Directors and Representation” beginning on page 237.

Mittal Steel’s Articles of Association provide that a managing director who is appointed to fill an interim vacancy will be in office for the remainder of the term of his predecessor. In case a managing director is prevented from acting or permanently absent, the remaining managing directors will be temporarily responsible for the entire management of Mittal Steel. If all managing directors are prevented from acting or permanently absent, the person designated by the general meeting of shareholders will be temporarily responsible for the management.

Shareholder Nominations and Proposals

ISG	Mittal Steel
ISG’s Bylaws provide that stockholders may nominate individuals for election to the board of directors or propose business at an annual meeting of ISG stockholders. In order to nominate an individual, a stockholder must deliver written notice to the principal executive offices of ISG not less than 60 days nor more than 90 days prior to the first anniversary of the date on which ISG first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is either more than 30 days before or more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be received not later than the later of the 90th calendar day prior to the annual meeting or the 10th calendar day following the day on which public disclosure of the date of the annual meeting was first made. As to each person whom the stockholder proposes to nominate for election or reelection as a director, the written notice must set forth: (i) the name and address, as they appear on ISG’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a	Pursuant to Mittal Steel’s Articles of Association, the managing board must invite the meeting of holders of Mittal Steel class B common shares to make a binding nomination each time a managing director is to be appointed, within a period of sixty days, so that for each appointment a choice can be made between two individuals. The nomination of holders of Mittal Steel class B common shares will be included in the notice of the general meeting of shareholders at which the appointment will be considered. If the holders of Mittal Steel class B common shares do not make a nomination or do not make a nomination in due time for inclusion in the notice of the general meeting, this should be stated in the notice. In such a case, the general meeting will vote on the appointment of a managing director as provided in the agenda to the general meeting by a simple majority of the votes cast.

Pursuant to Mittal Steel’s Articles of Association, extraordinary meetings will be held when one or more shareholders and other persons entitled to attend such meetings who jointly represent one-tenth of the issued share capital make a written request for a special

ISG	Mittal Steel
representation that the stockholder giving the notice is a holder of record of shares of ISG common stock entitled to vote at such annual meeting; (iii) the class and number of shares of ISG common stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) the name, age, business address, residence address and occupation of the nominee proposed by the stockholder; (vi) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board; (vii) the signed consent of each nominee to serve as a director of ISG if so elected; (viii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of ISG common stock entitled to vote required to elect such nominee or nominees, and (ix) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.
meeting to the managing board. Such written request must specify in detail the business to be discussed. If the managing board of Mittal Steel has not convened a meeting within six weeks of the request, the persons who have made the request may be authorized by the president of the district court in Rotterdam to convene the meeting themselves.

The agenda to a meeting of shareholders must contain such items as the person convening the meeting decides and other items, as one or more shareholders, representing at least one-hundreth of the issued share capital have so requested the managing board in writing, at least five days before the date on which the meeting is convened.

For any other business that a stockholder proposes to bring before an annual meeting, the written notice must be delivered by the same deadline as that applicable to notices for nominating directors and contain: (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on ISG’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of ISG common stock that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made; (iv) a description of all arrangements or understandings among such stockholder, the beneficial owner on whose behalf the notice is given

ISG	Mittal Steel
and any other person or persons (including their names) in connection with the proposal of such business of such stockholder and any material interest of such stockholder in such business; (v) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of ISG entitled to vote required to approve the proposal; and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting. ISG’s stockholders may not independently bring any business at a special meeting of the stockholders.

Dividends

ISG	Mittal Steel
Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value.

The ISG Bylaws provide that the board of directors have the full power to declare and pay dividends on the capital or stock of ISG.	Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting of shareholders. Moreover, dividends may be distributed only to the extent that net assets exceed the sum of the amount of issued and paid-up or called-up capital and increased by reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that net assets exceed the amount of the issued and paid-up capital plus required legal reserves. Under Dutch law, the articles of association may prescribe that the managing board decide what portion of the profits are to be held as reserves.

Pursuant to Mittal Steel’s Articles of Association, the Mittal Steel managing board may reserve a portion of Mittal Steel’s annual profits. The portion of Mittal Steel’s annual profits that remains unreserved will be distributed to shareholders of Mittal Steel pro rata based on the number of common shares held by each shareholder, without regard to the class or par value of such common shares. Mittal Steel’s managing board may resolve that Mittal Steel make distributions out of its general share premium account or out of any other reserves available for distributions under Dutch law, not being a legal reserve or the special share premium reserve that Mittal Steel is required to maintain pursuant to Article 36.1 of its Articles of Association, or Special Reserve. Mittal Steel may declare dividends in the form of common shares as well as in cash. Mittal Steel’s managing board may also decide that Mittal Steel pay interim

ISG	Mittal Steel
dividends. Mittal Steel may only declare distributions, including interim dividends, insofar as its shareholders’ equity exceeds the sum of its paid-up or called-up issued share capital and increased by certain reserves that are required to be maintained by the laws of The Netherlands or Mittal Steel’s Articles of Association (including the Special Reserve). Distributions that have not been claimed within five years and two days after the date on which they became due and payable revert to Ispat International.

Rights of Purchase and Reduction of Share Capital

ISG	Mittal Steel
Under the DGCL, a corporation may redeem or repurchase its own shares, except that a corporation cannot generally make such a purchase or redemption if it would cause impairment of its capital.	Under Dutch law, a company may not subscribe for newly issued shares in its own capital. A Dutch company may, subject to certain restrictions, purchase shares in its own capital, provided the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of the issued share capital. Under a resolution adopted by the extraordinary meeting of the shareholders held on December 15, 2004, Mittal Steel shareholders delegated authority to Mittal Steel’s board of directors to acquire Mittal Steel class A common shares and Mittal Steel class B common shares for a period of 18 months, until June 14, 2006 (the maximum permitted under Dutch law).

The shareholders of Mittal Steel may reduce the issued share capital of Mittal Steel by cancellation of common shares held by Mittal Steel, all common shares of a specific class or by reducing the par value of common shares, subject to certain statutory provisions. A resolution to reduce the issued share capital requires the approval of at least a majority of the votes cast and, if less than half of the issued share capital is represented at the meeting at which the vote is taken, the approval of at least two-thirds of the votes cast. In addition, the prior or simultaneous approval of each group of holders of the class of common shares to which the capital reduction relates is required. Mittal Steel is required to file any resolution of shareholders reducing its share capital with the trade register of the Chamber of Commerce and Industry in the district in which it has its corporate seat and to publish the filing in a national daily newspaper. During the two-month period after the filing is made, creditors of Mittal Steel may oppose such reduction of share capital.

Limitation of Directors’ Liability/ Indemnification of Officers and Directors

ISG	Mittal Steel
The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for (1) breaches of his or her duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) the unlawful purchase or redemption of stock or unlawful payment of dividends or (4) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ISG’s Certificate of Incorporation provides for indemnification of directors and executive officers to the fullest extent permitted by the DGCL. Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person will be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.	The concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands and sometimes is provided for in a company’s articles of association. Although the laws of The Netherlands do not contain any provisions in this respect, Mittal Steel’s Articles of Association provide that managing directors be indemnified by Mittal Steel to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a managing director becomes a party by virtue of his or her position. Mittal Steel’s Articles of Association also provide that expenses incurred in connection with the defense of any such claim, action, suit or proceeding may be advanced to the managing director prior to the final disposition thereof. No right to indemnification exists in the case of, among other things, wilful malfeasance, bad faith or gross negligence.

Special Meetings

ISG	Mittal Steel
Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate	Pursuant to Mittal Steel’s Articles of Association, extraordinary general meetings of shareholders may be held whenever the managing board

ISG	Mittal Steel
of incorporation or the by-laws. The DGCL does not provide stockholders with an automatic right to call special meetings of stockholders.

ISG’s Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the ISG board of directors, the Chief Executive Officer, President or Secretary within ten calendar days after receipt of the written request of a majority of the total number of directors that the board would have if there were no vacancies.	of Mittal Steel deems necessary. In addition, extraordinary meetings will be held when one or more shareholders and other persons entitled to attend such meetings who jointly represent one-tenth of the issued share capital make a written request for a special meeting to the managing board. Such written request must specify in detail the business to be discussed. If the managing board of Mittal Steel has not convened a meeting within six weeks of the request, the persons who have made the request may be authorized by the president of the district court in Rotterdam to convene the meeting themselves.

Shareholder Votes on Certain Reorganizations

ISG	Mittal Steel
Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. ISG’s Certificate of Incorporation does not contain such a provision.

Under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation.	Under Dutch law, the general meeting of shareholders must approve any legal merger (juridische fusie) in which the company would not be the surviving entity. In addition, the general meeting of shareholders must approve resolutions of the board of directors about an important change in the identity or character of the company or its business, in any event including:

• the transfer of the enterprise or a substantial part thereof to a third party;

• the entering into or ending of a long-lasting co- operation of the company or a subsidiary with a third party, if this co-operation or the ending thereof is of far-reaching significance for the company; and

• the acquiring or disposing of an interest in the share capital of a company with a value of at least one- third of the company’s assets according to the most recent annual accounts, by the company or a subsidiary.

Mittal Steel’s Articles of Association provide, partly in addition to the above, that the general meeting of shareholders must approve a sale, lease or exchange of all or substantially all of the company’s property or assets.

Certain Provisions Relating to Business Combinations

ISG	Mittal Steel
The DGCL generally prevents a corporation from entering into certain business combinations with an “interested stockholder” (defined generally to include any person or entity that is the beneficial owner of at least 15% of a corporation’s outstanding voting stock or an affiliate of any person or entity that owned 15% or more of the corporation’s outstanding stock within a three-year period immediately prior to the time that such stockholder became an “interested stockholder”), unless (1) the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder” is approved by the board of directors of the corporation, prior to such time as the stockholder became an “interested stockholder”, (2) the interested stockholder acquired at least 85% of the corporation’s voting stock in the same transaction in which it became an “interested stockholder” or (3) at or subsequent to such time in which the stockholder became an “interested stockholder”, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by a vote of 66 2/3% of the outstanding voting stock not owned by the “interested stockholder.”	Neither Dutch law nor Mittal Steel’s Articles of Association specifically prevent business combinations with interested shareholders.

Rights of Inspection

ISG	Mittal Steel
Under the DGCL, any stockholder may inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders and its other books and records during the corporation’s usual hours for business.	Under Dutch law, the annual accounts of a company are submitted to the general meeting of shareholders for their approval. Under Dutch law, the shareholders’ register is available for inspection by the shareholder.

Mittal Steel’s Articles of Association grant the managing board power to permit inspection of the share register by authorities who supervise and/or implement the trading of securities on a foreign stock exchange if Mittal Steel common shares are registered on such foreign exchange or are in the process of being registered.

Shareholder Suits

ISG	Mittal Steel
Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of	Dutch law does not provide for derivative suits. However, the Dutch Civil Code does provide for class actions. Only a foundation or an association whose objective is to protect the rights of a group of persons

ISG	Mittal Steel
himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction that is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.
having similar interests can institute a class action. Such class action can only result in a declaratory judgment (verklaring voor recht) on the basis of which each individual person may institute civil proceedings. The class action itself cannot result in an order for payment of monetary damages.

Conflict of Interest Transactions

ISG	Mittal Steel
The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed as to his relationship or interest and a majority of shares entitled to vote thereon consents or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the stockholders.	Mittal Steel’s Articles of Association provide that if a managing director has a conflict of interest, he or she will continue to represent the company as each of the other managing directors have power to represent the company. An exception to this is the situation in which a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, in which case the company will be represented by one or more other managing directors (with due observance of the representation principles, as described under “COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER DELAWARE AND DUTCH LAW — Election of Directors and Representation”.

Financial Information Available to Shareholders

      Mittal Steel and ISG are each required to file Annual Reports with the SEC containing certain financial information. ISG files Annual Reports on Form 10-K, which contain audited financial statements prepared in accordance with U.S. GAAP, and Quarterly Reports on Form 10-Q, which contain unaudited quarterly financial statements prepared in accordance with U.S. GAAP. Mittal Steel files Annual Reports on Form 20-F, which contain audited annual financial statements prepared in accordance with U.S. GAAP. Mittal Steel, as a foreign private issuer, is not required, however, to file Quarterly Reports, but chooses to furnish quarterly financial information prepared in accordance with U.S. GAAP under cover of a Report on Form 6-K.

MARKET DATA

      Mittal Steel class A common shares are listed and traded on the New York Stock Exchange, Mittal Steel’s principal United States trading market, and outside the United States on Euronext Amsterdam, in each case under the symbol “MT”. ISG common stock is listed and traded on the New York Stock Exchange under the symbol “ISG”.

      The following table sets forth, for the periods indicated, the high and low sales prices per share of Mittal Steel class A common shares as reported on the Euronext Amsterdam and the New York Stock Exchange Composite Tape and ISG common stock as reported on the New York Stock Exchange Composite Tape.

	EURONEXT		THE NEW YORK STOCK EXCHANGE
	AMSTERDAM
	MITTAL STEEL		MITTAL STEEL
	CLASS A		CLASS A		ISG COMMON
	COMMON SHARES		COMMON SHARES		STOCK

	HIGH	LOW	HIGH	LOW	HIGH	LOW

	(in Euros)		(in U.S. dollars)		(in U.S. dollars)
2004
First Quarter	9.00	5.19	11.06	6.80	43.50	33.70
Second Quarter	12.50	8.30	15.06	9.41	41.50	25.45
Third Quarter	26.50	11.50	30.45	14.16	35.50	27.98
April	9.86	8.60	11.88	10.58	41.50	28.64
May	10.76	8.30	13.00	9.44	31.00	25.45
June	12.50	9.50	15.06	12.40	31.98	27.69
July	15.19	11.50	18.17	14.16	33.75	27.98
August	24.14	14.39	27.79	17.56	32.50	28.83
September	26.50	20.52	30.45	24.78	35.50	30.11
October	27.79	19.60	35.75	24.50	37.70	27.86
November	32.29	26.10	42.20	33.45	40.91	36.47
December	32.45	27.00	42.80	36.10	41.25	39.15
January	28.89	22.54	38.84	30.04	40.63	37.79
February	32.95	27.75	43.00	36.06	41.75	40.27
March (through March 9, 2005)	33.25	29.45	43.86	39.14	42.06	41.24

Note:	Includes intraday highs and lows.

      The following chart sets forth the stock price history of Mittal Steel class A common shares on the New York Stock Exchange from March 9, 2004 to March 9, 2005.

      The following table sets forth the closing stock price history of Mittal Steel class A common shares on the New York Stock Exchange from March 9, 2004 to March 9, 2005.

3/09/2004	9.05
3/10/2004	8.99
3/11/2004	8.94
3/12/2004	9.02
3/15/2004	9.01
3/16/2004	9.40
3/17/2004	9.44
3/18/2004	9.65
3/19/2004	10.88
3/22/2004	10.18
3/23/2004	10.23
3/24/2004	9.97
3/25/2004	10.07
3/26/2004	10.15
3/29/2004	10.61
3/30/2004	10.80
3/31/2004	10.95
4/01/2004	11.20
4/02/2004	11.49
4/05/2004	11.66
4/06/2004	11.78
4/07/2004	11.63
4/08/2004	11.39
4/12/2004	11.65
4/13/2004	11.31
4/14/2004	11.08
4/15/2004	11.00
4/16/2004	11.37
4/19/2004	11.45
4/20/2004	11.26
4/21/2004	11.19
4/22/2004	11.45
4/23/2004	11.47
4/26/2004	11.55
4/27/2004	11.56
4/28/2004	11.25
4/29/2004	10.90
4/30/2004	10.76
5/03/2004	10.65
5/04/2004	10.75
5/05/2004	10.77
5/06/2004	11.03
5/07/2004	11.00
5/10/2004	10.85
5/11/2004	10.90
5/12/2004	10.85
5/13/2004	10.93
5/14/2004	10.92
5/17/2004	10.91
5/18/2004	11.50
5/19/2004	11.60
5/20/2004	11.66
5/21/2004	12.50
5/24/2004	12.20
5/25/2004	12.49
5/26/2004	12.46
5/27/2004	12.65
5/28/2004	12.61
6/01/2004	12.74
6/02/2004	12.77
6/03/2004	12.60
6/04/2004	12.60
6/07/2004	12.68
6/08/2004	12.74
6/09/2004	12.65
6/10/2004	13.25
6/14/2004	12.95
6/15/2004	13.10
6/16/2004	12.94
6/17/2004	13.44
6/18/2004	13.45
6/21/2004	13.45
6/22/2004	13.50
6/23/2004	14.16
6/24/2004	14.17
6/25/2004	14.34
6/28/2004	14.76
6/29/2004	15.00
6/30/2004	14.70
7/01/2004	14.95
7/02/2004	14.95
7/06/2004	14.77
7/07/2004	15.04
7/08/2004	14.99
7/09/2004	15.01
7/12/2004	15.03
7/13/2004	15.14
7/14/2004	15.82
7/15/2004	15.70
7/16/2004	16.02
7/19/2004	15.90
7/20/2004	16.00
7/21/2004	15.80
7/22/2004	15.70
7/23/2004	15.70
7/26/2004	15.78
7/27/2004	16.01
7/28/2004	16.51
7/29/2004	17.00
7/30/2004	17.55
8/02/2004	19.10
8/03/2004	19.50
8/04/2004	19.37
8/05/2004	23.76
8/06/2004	24.74
8/09/2004	25.65
8/10/2004	27.65
8/11/2004	27.29
8/12/2004	25.22
8/13/2004	25.90
8/16/2004	26.10
8/17/2004	26.10
8/18/2004	26.08
8/19/2004	26.24
8/20/2004	26.10
8/23/2004	25.64
8/24/2004	25.65
8/25/2004	25.60
8/26/2004	25.29
8/27/2004	25.40
8/30/2004	25.45
8/31/2004	25.20
9/01/2004	24.99
9/02/2004	25.77
9/03/2004	27.14
9/07/2004	29.68
9/08/2004	29.98
9/09/2004	29.81
9/10/2004	29.94
9/13/2004	30.02
9/14/2004	29.99
9/15/2004	29.45
9/16/2004	29.26
9/17/2004	28.35
9/20/2004	27.30
9/21/2004	27.75
9/22/2004	27.37
9/23/2004	27.04
9/24/2004	27.10
9/27/2004	26.40
9/28/2004	27.90
9/29/2004	27.75
9/30/2004	29.00
10/01/2004	28.91
10/04/2004	31.71
10/05/2004	31.89
10/06/2004	32.87
10/07/2004	31.85
10/08/2004	31.57
10/11/2004	31.11
10/12/2004	31.18
10/13/2004	27.25
10/14/2004	28.88
10/15/2004	29.05
10/18/2004	28.67
10/19/2004	25.75
10/20/2004	25.73
10/21/2004	25.34
10/22/2004	25.34
10/25/2004	32.30
10/26/2004	34.69
10/27/2004	33.35
10/28/2004	33.18
10/29/2004	33.66
11/01/2004	34.00
11/02/2004	35.36
11/03/2004	36.30
11/04/2004	36.35
11/05/2004	36.31
11/08/2004	37.31
11/09/2004	37.77
11/10/2004	37.12
11/11/2004	37.38
11/12/2004	38.40
11/15/2004	38.21
11/16/2004	38.01
11/17/2004	38.79
11/18/2004	38.36
11/19/2004	38.00
11/22/2004	38.41
11/23/2004	38.12
11/24/2004	37.88
11/26/2004	42.05
11/29/2004	40.98
11/30/2004	41.95
12/01/2004	40.55
12/02/2004	39.94
12/03/2004	40.30
12/06/2004	40.02
12/07/2004	39.56
12/08/2004	39.35
12/09/2004	39.28
12/10/2004	39.45
12/13/2004	38.50
12/14/2004	37.56
12/15/2004	38.40
12/16/2004	38.00
12/17/2004	38.60
12/20/2004	39.51
12/21/2004	39.65
12/22/2004	40.28
12/23/2004	39.23
12/27/2004	38.74
12/28/2004	38.84
12/29/2004	39.25
12/30/2004	37.75
12/31/2004	38.65
1/3/2005	36.96
1/4/2005	34.55
1/5/2005	34.39
1/6/2005	35.22
1/7/2005	34.12
1/10/2005	33.63
1/11/2005	30.77
1/12/2005	32.10
1/13/2005	34.00
1/14/2005	35.25
1/18/2005	35.53
1/19/2005	35.58
1/20/2005	35.20
1/21/2005	35.45
1/24/2005	35.00
1/25/2005	36.13
1/26/2005	35.50
1/27/2005	35.75
1/28/2005	35.78
1/31/2005	36.38
2/1/2005	36.82
2/2/2005	37.20
2/3/2005	36.75
2/4/2005	36.65
2/7/2005	37.45
2/8/2005	38.00
2/9/2005	37.65
2/10/2005	37.90
2/11/2005	38.40
2/14/2005	38.96
2/15/2005	38.20
2/17/2005	39.70
2/18/2005	39.90
2/22/2005	38.15
2/23/2005	38.28
2/24/2005	39.55
2/25/2005	42.63
2/28/2005	41.80
3/1/2005	40.59
3/2/2005	41.20
3/3/2005	41.93
3/4/2005	42.36
3/7/2005	41.68
3/8/2005	40.41
3/9/2005	39.89

ENFORCEABILITY OF CIVIL LIABILITIES

      Mittal Steel is organized under the laws of The Netherlands and the members of Mittal Steel’s board of directors are residents of The Netherlands or other countries outside the United States. Although some of Mittal Steel’s affiliates have substantial assets in the United States, substantially all of Mittal Steel’s assets and the assets of the members of Mittal Steel’s board of directors are located outside the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service of process within the United States upon Mittal Steel and the directors of Mittal Steel located outside the United States;

•	to enforce in U.S. courts or outside the U.S. judgments obtained against the directors of Mittal Steel in U.S. courts;

•	to enforce in U.S. courts judgments obtained against the directors of Mittal Steel in courts in jurisdictions outside the United States; and

•	to enforce against the directors of Mittal Steel in the Netherlands, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

      The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States federal securities laws, would not be enforceable in The Netherlands. However, if the party in whose favor such judgment is rendered brings a new suit in a competent court in The Netherlands, that party may submit to a Dutch court the final judgment that has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that the final judgment concerned results from proceedings compatible with Dutch concepts of due process, to the extent that the Dutch court is of the opinion that reasonableness and fairness so require, the Dutch court would, in principle, under current practice, recognize the final judgment that has been rendered in the United States and generally grant the same claim without re-litigation on the merits, unless the consequences of the recognition of such judgment contravene public policy in The Netherlands. It is not certain, however, that these court practices also apply to default judgments.

      In addition, punitive damages awarded in the United States or elsewhere may be unenforceable in The Netherlands.

      Dutch civil procedure differs substantially from U.S. civil procedure in a number of respects. In as far as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery exists under the laws of The Netherlands.

      Furthermore, a shareholder of a company incorporated under the laws of The Netherlands cannot sue individual members of the board of directors derivatively; that is, in the name of and for the benefit of Mittal Steel. Moreover, under Dutch law, the duties owed by members of the board of directors are owed primarily to Mittal Steel, not to its shareholders. This may limit the rights of the shareholders of a Dutch company to sue members of its board of directors. Although, the Dutch Civil Code does provide for class actions, it can only be instituted by a foundation or association whose object it is to protect the right of a group of persons having similar interests. Such class action can only result in a declaratory judgment (verklaring voor recht) on the basis of which each individual person may institute civil proceedings. The class action itself cannot result in an order for payment of monetary damages.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

      If the merger agreement is terminated, ISG will hold an annual meeting in 2005. To be considered for inclusion in ISG’s proxy statement for the 2005 annual stockholders meeting, stockholder proposals must have been received at ISG’s offices no later than December 30, 2004. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and ISG’s Bylaws, and must be submitted in writing, delivered or mailed to the Corporate Secretary, International Steel Group Inc., 4020 Kinross Lakes Parkway, Richfield, Ohio 44286.

      Stockholders who intend to present a proposal at the 2005 annual meeting must also comply with the advance notice provisions in ISG’s Bylaws, which are summarized in “COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER DELAWARE AND DUTCH LAW—Shareholder Nominations and Proposals” beginning on page 239 of this proxy statement/prospectus.

      ISG’s Bylaws require that if a stockholder desires to introduce a stockholder proposal from the floor at the 2005 annual meeting of the stockholders, the proposal must be delivered to or mailed and received at the above address not less than 60 nor more than 90 days prior to the first anniversary of the date on which ISG first mailed its proxy materials for the 2004 annual meeting of the stockholders. If, however, the date of the 2005 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the preceding anniversary date, notice by the stockholder will be timely if delivered no later than the close of business on the later of (i) the 90th calendar day prior to the 2005 annual stockholders meeting or (ii) the 10th day following public announcement of the 2005 annual stockholders meeting.

      As an ISG stockholder, you may nominate a person to serve as a director of ISG. Each nomination must be submitted in a manner that complies with all of the requirements of ISG’s Bylaws. You may also recommend a person to ISG’s Nominating and Corporate Governance Committee for nomination by following the procedures for a stockholder to recommend a candidate for nomination as a director of ISG set forth on ISG’s website.

      ISG’s Bylaws require that if a stockholder desires to nominate a person to serve as a director of ISG from the floor at the 2005 annual meeting of the stockholders, the nomination must be delivered to or mailed and received at the above address not less than 60 nor more than 90 days prior to the first anniversary of the date on which ISG first mailed its proxy materials for the 2004 annual meeting of the stockholders. If, however, the date of the 2005 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the preceding anniversary date, notice by the stockholder will be timely if delivered no later than the close of business on the later of (i) the 90th calendar day prior to the 2005 annual stockholders meeting or (ii) the 10th day following public announcement of the 2005 annual stockholders meeting.

LEGAL MATTERS

      The validity of the Mittal Steel class A common shares offered in the merger through this proxy statement/ prospectus will be passed upon for Mittal Steel by NautaDutilh.

      The material U.S. federal income tax consequences of the merger will be passed upon for Mittal Steel by Shearman & Sterling LLP, New York, New York. The material U.S. federal income tax consequences of the merger for ISG, and of the ownership of Mittal Steel class A common shares received by ISG stockholders in the merger, will be passed upon by Jones Day, Washington, D.C.

EXPERTS

      The supplemental combined financial statements of Mittal Steel Company N.V. and its consolidated subsidiaries (adjusted to give effect to the acquisition of LNM Holdings), except the consolidated financial statements of LNM Holdings N.V. as of December 31, 2003, and for each of the three years in the period ended December 31, 2003, the combined financial statements of Ispat Hamburg Group of Companies and Caribbean Ispat Limited, as of December 31, 2002, and for each of the two years in the period ended December 31, 2002 and Ispat Unimetal S.A., for the year ended December 31, 2001, included in this proxy statement/ prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte Accountants B.V., independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein. The financial statements of: LNM Holdings N.V. have been audited by Ernst & Young Accountants, independent registered public accounting firm, Ispat Hamburg Group of Companies (not separately presented herein) have been audited by Ernst & Young A.G., independent auditors, Caribbean Ispat Limited (not separately presented herein) have been audited by Ernst & Young Auditors, independent auditors, and Ispat Unimetal S.A. (not separately presented herein), have been audited by Ernst & Young Audit, independent auditors (consolidated with those of Mittal Steel (adjusted to give effect to the acquisition of LNM Holdings)), as stated in their reports included herein. Such financial statements of Mittal Steel and its consolidated subsidiaries (adjusted to give effect to the acquisition of LNM Holdings) are included and incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

      The financial statements and the related financial statement schedules of Ispat International N.V. and its consolidated subsidiaries, except the combined financial statements of Ispat Hamburg Group of Companies and Caribbean Ispat Limited, as of December 31, 2002, and for each of the two years in the period ended December 31, 2002 and Ispat Unimetal S.A., for the year ended December 31, 2001, included in this proxy statement/ prospectus have been audited by Deloitte Accountants B.V., independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein. The financial statements of Ispat Hamburg Group of Companies (not separately presented herein) have been audited by Ernst & Young A.G., independent auditors, of Caribbean Ispat Limited (not separately presented herein) have been audited by Ernst & Young Auditors, independent auditors and of Ispat Unimetal S.A. (not separately presented herein), have been audited by Ernst & Young Audit, independent auditors, as stated in their reports included herein. Such financial statements of Ispat International are included and incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of LNM Holdings N.V. and subsidiaries at December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, appearing in this proxy statement/ prospectus and the registration statement have been audited by Ernst & Young Accountants, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein which, as to the years 2002 and 2003, is based in part on the report of another auditor. The financial statements referred to above are included in reliance upon such reports given on the authority of Ernst & Young Accountants and KPMG Inc., as experts in accounting and auditing.

      Ernst & Young Accountants, LNM Holdings’ independent registered public accounting firm, has recently advised the Audit Committee of Mittal Steel that it has identified an independence issue related to providing prohibited payroll services in The Netherlands. These services involved processing payroll for approximately 17 employees of LNM Holdings’ Rotterdam office in 2002, 2003 and early 2004. In connection with the performance of these payroll processing services, Ernst & Young Accountants received LNM Holdings funds into a bank account jointly controlled by Ernst & Young Accountants and LNM Holdings totaling approximately fifty thousand dollars per month which were used to make monthly payroll payments. This service ceased in February 2004. Ernst & Young Accountants received fees for these payroll services of approximately seven thousand dollars per year in 2002 and 2003, respectively.

      The AICPA independence rules, as well as the SEC auditor independence rules, prohibit a bank account jointly controlled by LNM Holdings and Ernst & Young Accountants. Mittal Steel’s Audit Committee and Ernst & Young Accountants have discussed Ernst & Young Accountants’ independence with respect to LNM Holdings in light of the foregoing facts. Both the Mittal Steel Audit Committee and Ernst & Young Accountants have considered the impact that the holding and paying of these funds may have had on Ernst & Young Accountants’ independence with respect to LNM Holdings and have each independently concluded that there has been no impairment of Ernst & Young Accountants’ independence. In making this determination, Ernst & Young Accountants and the Mittal Steel Audit Committee considered, among other matters, the de minimis amount of funds involved and that the payroll expenses involved were not material to the consolidated financial statements of LNM Holdings. Furthermore, the payroll calculations for 2002 through February 2004 have been recalculated by an unrelated third party.

      The consolidated financial statements and schedule of International Steel Group Inc. and its subsidiaries, as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and the period from inception, February 22, 2002, through December 31, 2002, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Bethlehem Steel Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this document have been so included in reliance on the report (which contains an explanatory paragraph relating to Bethlehem Steel Corporation’s ability to continue as a going concern as described in Note B to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements and schedule of Weirton Steel Corporation and its subsidiaries as of December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon their authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements contains an explanatory paragraph that states that Weirton Steel Corporation’s recurring losses from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. As discussed in note 1 to the consolidated financial statements, Weirton Steel Corporation adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in 2003.

      The consolidated financial statements of Weirton Steel Corporation as of December 31, 2001, and for the year ended December 31, 2001, included herein, were audited by Arthur Andersen LLP whose report dated January 24, 2002 expressed an unqualified opinion on those statements and contained an explanatory paragraph that states that recurring losses from operations and Total Stockholders’ deficit raise substantial doubt about Weirton Steel Corporation’s ability to continue as a going concern. The December 31, 2001 consolidated financial statements of Weirton Steel Corporation do not include any adjustments that might result from the outcome of that uncertainty. These financial statements are included herein in reliance upon the authority of that firm, at that time, as experts in accounting and auditing. However, because Arthur Andersen LLP has ceased operations, a reissued audit report has not been obtained. In addition, Arthur

Andersen LLP’s written consent to include their audit report with respect to Weirton’s financial statements as of and for the fiscal years ended December 31, 2001 has not been obtained. Under these circumstances, Rule 437a under the Securities Act permits this proxy statement/prospectus to be filed without a written consent from Arthur Andersen LLP. Because Mittal Steel has not been able to obtain Arthur Andersen LLP’s consent, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

CERTAIN DEFINED TERMS

General Terms

      All references in this document to:

Acme:	Acme Steel Company.
Articles of Association:	The Amended and Restated Articles of Association of Mittal Steel, dated December 17, 2004.
Bethlehem:	Bethlehem Steel Corporation.
BAA:	Business Assistance Agreement.
BH Steel:	BH Steel Zelgezara Zenica.
CDSOA:	U.S Continued Dumping and Subsidy Offset Act of 2000.
CERCLA:	Comprehensive Environmental Response, Compensation and Liability Act of 1980.
CFIUS:	Committee on Foreign Investment in the United States.
CIL:	Caribbean Ispat Limited.
CIS:	Commonwealth of Independent States.
CIT:	U.S. Court of International Trade.
Company shareholder support agreement:	The Company Shareholder Support Agreement, dated as of October 24, 2004, among Mittal Steel and certain shareholders of ISG.
Controlling shareholder:	All references to the “controlling shareholder” refer, collectively, to Mr. Lakshmi N. Mittal and his wife, Mrs. Usha Mittal.
Corporacion del Balsas:	Corporacion del Balsas, S.A. de C.V.
DGCL:	Delaware General Corporation Law.
Directive:	EU Directive 2003/87/ EC of October 13, 2003.
Disclosure Act:	Dutch Act on Disclosure of Holdings in Listed Companies 1996, as amended.
Double G:	Double G Coatings Company, L.P.
DSG:	DSG Dradenauer Stahlgesellschaft GmbH.
Dutch Securities Act:	Dutch Act on Supervision of the Securities Trade 1995, as amended.
Environmental Liability Directive:	EU Directive 2004/35/ EC of April 21, 2004 on Environmental Liability with Regard to the Prevention and Remedy of Environmental Damage.
EPA:	U.S. Environmental Protection Agency.
EPS:	earnings per share.
ERISA:	Employee Retirement Income Security Act of 1974, as amended.
Exchange Act:	Securities Exchange Act of 1934, as amended.
FCO:	Federal Cartel Office.
Ferphos:	Enterprise Publique Economique du Feret du Phosphate.
FMA:	Franklin Mutual Advisors, LLC.
GDP:	gross domestic product.
Georgetown:	Georgetown Steel Corporation.
Goldman Sachs:	Goldman Sachs & Co.

IAA:	Autorità Garante della Concorrenza e del Mercato.
IBES:	Institutional Brokerage Estimate System.
IDEM:	Indiana Department of Environmental Management.
IEG:	Ispat Europe Group S.A., which includes IHSW, ISRG, IWHG, Unimétal, Trefileurope and Societe Metallurgique de Revigny S.N.C.
IHSW or Ispat Hamburg:	Ispat Hamburger Stahlwerke GmbH.
Imexsa:	Ispat Mexicana, S.A. de C.V.
INDAL:	Indian Aluminum Company Ltd.
Inland:	Ispat Inland Inc.
Iscor:	Ispat Iscor Limited.
Ispat Annaba:	Ispat Annaba SPA.
Ispat Germany:	collectively, ISRG, IWHG and IHSW.
Ispat Karmet:	Ispat Karmet OJSC.
Ispat Nova Hut:	Ispat Nova Hut a.s.
Ispat Petrotub:	Petrotub Roman S.A.
Ispat Polska:	Ispat Polska Stal S.A.
Ispat Siderurgica:	Ispat Siderurgica S.A.
Ispat Sidex:	Ispat Sidex S.A.
Ispat Tebessa:	Ispat Tebessa SPA.
Ispat Tepro:	SC Ispat Tepro S.A.
ITC:	U.S. International Trade Commission.
ISRG:	Ispat Stahlwerk Ruhrort GmbH.
IWHG:	Ispat Walzdraht Hochfeld GmbH.
KPM:	Knowledge Management Program.
LIBOR:	London Interbank Offered Rate.
LNM Marketing:	LNM Marketing FZE.
LTV:	LTV Steel Company Inc.
MACT:	maximum achievable control technology.
Merger agreement:	The Agreement and Plan of Merger and Reorganization, dated as of October 24, 2004, among Mittal Steel, Park Acquisition Corp. and ISG.
MOFCOM:	Ministry of Commerce.
NAFTA:	North American Free Trade Agreement.
NASD:	National Association of Securities Dealers, Inc.
NautaDutilh:	NautaDutilh N.V.
New York Shares:	shares traded on the New York Stock Exchange.
NPDES:	national pollution discharge elimination system.
NRDA:	Natural Resource Damages Act.
NYDEC:	New York State Department of Environmental Conservation.
Opinion 25:	APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.
Option Premium:	The amount in cash equal to $3.50 that Mittal Steel paid to each ISG stockholder that is a party to the Company shareholder support agreement.
PaDEP:	Pennsylvania Department of Environmental Protection.

Parent shareholder support agreement:	The Parent Shareholder Support Agreement, dated as of October 24, 2004, between ISG and Ispat International Investments, S.L.
PCI:	PCI Associates.
PFIC:	passive foreign investment company.
PHS:	Polski Huty Stali S.A. (now Ispat Polska).
PLIPDECO:	Point Lisas Industrial Port Development Company.
RCRA:	Resource Conservation and Recovery Act.
RFI:	RCRA Facility Investigation.
RHTL:	Ruhrstahl Heraeus Top Lance.
Richmond support letter agreement:	The Letter Agreement, dated as of October 24, 2004, between The Richmond Investment Holdings Limited and ISG.
RMB:	Renminbi.
RUG:	Rijks Universiteit Groningen.
SAIC:	State Administration for Industry and Commerce.
SEC:	U.S. Securities and Exchange Commission.
Securities Act:	Securities Act of 1933, as amended.
Senior Secured Notes:	Ispat Inland ULC’s Senior Secured Floating Rate Notes due 2010 and 9.75% Senior Secured Notes due 2014.
SFAS 123:	Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.
SFAS 148:	SFAS No. 148, Accounting for Stock-Based Compensation.
Sidbec:	Ispat Sidbec Inc.
Sider:	Groupe Sider.
SIP:	Sidex International Plc.
Special Reserve:	The special share premium reserve that Mittal Steel is required to maintain pursuant to Article 36.1 of its Articles of Association.
STB:	Surface Transportation Board.
Total Consideration:	The sum of (a) the value of the total consideration received by all ISG stockholders in the merger and (b) the value of all other amounts, if any, paid to ISG stockholders in connection with the merger.
Trefileurope:	Trefileurope S.A.
UBS:	UBS Securities LLC.
Unimétal:	Ispat Unimétal S.A.
U.S. GAAP:	United States generally accepted accounting principles.
US Steel:	United States Steel Corporation.
USWA:	United Steelworkers of America.
Valin:	Hunan Valin Iron & Steel Group Co., Ltd.
Valin Group:	Hunan Valin Steel Tube & Wire Co., Ltd.
Weirton:	Weirton Steel Corporation.

INDEX TO FINANCIAL STATEMENTS

Page

 Unaudited Pro Forma Condensed Combined Financial Statements of Mittal Steel Company N.V. and International Steel Group Inc. for the year ended December 31, 2003 and as of and for the nine months ended September 30, 2004
F-2

 Unaudited Pro Forma Condensed Consolidated Financial Statements of International Steel Group Inc., Bethlehem Steel Corporation and Weirton Steel Corporation for the year ended December 31, 2003 and nine months ended September 30, 2004
F-13

Ispat International N.V. and Subsidiaries Consolidated Financial Statements as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003	F-20

Ispat International N.V. and Subsidiaries Unaudited Condensed Consolidated Financial Statements for the nine months ended September 30, 2003 and 2004	F-109

LNM Holdings N.V. and Subsidiaries Consolidated Financial Statements as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003	F-150

LNM Holdings N.V. and Subsidiaries Unaudited Consolidated Financial Statements as of September 30, 2004 and for the nine months ended September 30, 2003 and 2004	F-183

Mittal Steel Company N.V. and Subsidiaries Supplemental Combined Financial Statements as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003	F-198

Ispat International N.V. and Subsidiaries Unaudited Consolidated Balance Sheet as of December 31, 2001	F-302

 Unaudited Pro Forma Condensed Combined Statement of Cash Flows of Mittal Steel Company N.V. and International Steel Group Inc. for the nine months ended September 30, 2004 and for the year ended December 31, 2003
F-304

Mittal Steel Company N.V. and Subsidiaries Supplemental Unaudited Combined Financial Statements for the nine months ended September 30, 2003 and 2004	F-308

 International Steel Group Inc. Consolidated Financial Statements as of December 31, 2002 and 2003 and for the period from inception, February 22, 2002, through December 31, 2002 and the year ended December 31, 2003
F-354

 International Steel Group Inc. Unaudited Consolidated Financial Statements as of September 30, 2004 and December 31, 2003, for the Third Quarter 2003 and 2004, and for the nine months ended September 30, 2003 and 2004
F-383

Bethlehem Steel Corporation Consolidated Financial Statements as of December 31, 2001 and 2002 and for each of the three years ended December 31, 2002	F-393

Bethlehem Steel Corporation Unaudited Consolidated Financial Statements as of March 31, 2003 and December 31, 2002, and for the three months ended March 31, 2002 and 2003	F-416

Weirton Steel Corporation Consolidated Financial Statements as of December 31, 2002 and 2003 and for each of the years in the two-year period ended December 31, 2003	F-424

Weirton Steel Corporation Unaudited Consolidated Financial Statements as of March 31, 2004 and December 31, 2003, and for the three months ended March 31, 2003 and 2004	F-467

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

OF MITTAL STEEL COMPANY N.V.
AND INTERNATIONAL STEEL GROUP INC.
for the year ended December 31, 2003 and as of and for the nine months ended September 30, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma financial statements are prepared to illustrate the estimated effects of the merger with ISG.

      Mittal Steel is proposing to acquire all the issued and outstanding shares of ISG common stock in exchange for cash and Mittal Steel class A common shares. The number of Mittal Steel class A common shares is based on certain assumptions about the value of Mittal Steel class A common shares and ISG common stock. Under the terms of the agreement with ISG, ISG stockholders will be entitled to receive: (1) $42.00 per share in cash, (2) a number of Mittal Steel class A common shares equal to $42.00 divided by the average closing price of Mittal Steel class A common shares on the New York Stock Exchange during the 20-trading-day period ending on (and including) the trading day that is two days prior to the closing of the merger, up to a maximum of 1.21740 shares and a minimum of 0.95865 shares, or (3) a combination of cash and Mittal Steel class A common shares. ISG stockholders may elect to receive cash or Mittal Steel class A common shares or a combination of the two, but may receive a different proportion of cash and shares because 50% of the shares of ISG common stock will be converted into cash and 50% of the shares of ISG common stock will be converted into Mittal Steel class A common shares. The value received by ISG stockholders in the merger would be $42.00 per ISG share, or $4.25 billion in the aggregate, if the average price of Mittal Steel class A common shares during the 20-trading-day period ending on (and including) the trading day that is two days before the effective date of the merger is between $34.50 and $43.81 per share.

      The merger with ISG will be accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed will be recorded at their fair values as of the date of the merger.

      The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003 give effect to the merger with ISG, accounted for using the purchase method of accounting, as if such merger had occurred on January 1, 2003. The impact of the merger with ISG is shown only for the latest fiscal year and interim period.

      The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the issuance of 54,989,911 Mittal Steel class A common shares in exchange for each share of ISG common stock.

      The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent Mittal Steel’s results of operations or financial condition for any future period or as of any date. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the supplemental combined financial statements of Mittal Steel and the pro forma and historical financial statements of ISG and the notes thereto and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR MITTAL STEEL”.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2004

	Supplemental		Pro Forma		Pro Forma
	Combined		Adjustments		Combined Mittal
	Mittal Steel	ISG	See Note 4		Steel and ISG

	(Amounts in $ millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,098	$604	$(2,245	) (A)	$157
			1,700	(D)

			(2,000	) (H)

Restricted cash	227	—			227
Trade accounts receivable, net	2,228	913	—		3,141
Inventories, net	3,174	1,126	347	(B)	4,647
Prepaid expenses	754	124	—		878
Deferred tax asset	124	—	—		124

Total Current Assets	8,605	2,767	(2,198)		9,174
Property, plant and equipment, net	7,294	1,023	2,190	(A)	10,507
Goodwill	—	—	442	(A)	442
Intangible asset-order backlog	—	—	30	(A)	30
Investments in affiliates and others	597	35	—		632
Deferred tax asset, net	360	—	—		360
Intangible pension assets	113	—	—		113
Other assets	329	96	—		425

Total Assets	$17,298	$3,921	$464		$21,683

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Payable to banks	$601	$—	$—		$601
Current portion of long-term debt	144	56	—		200
Trade accounts payable	1,733	712	—		2,445
Deferred tax liabilities	44	—	—		44
Accrued expenses and other liabilities	1,794	636	61	(A)	2,491

Total Current Liabilities	4,316	1,404	61		5,781
Long-term debt and loan from shareholder	2,066	638	1,700	(D)	4,404
Deferred tax liabilities	788	—	—		788
Employee benefit obligation	1,996	121	—		2,117
Other long-term obligations	808	361	—		1,169

Total Liabilities	9,974	2,524	1,761		14,259
Minority Interest	1,556	—	—		1,556
Shareholder’s Equity
Common shares	59	1	—	(A)	60
Treasury Stock	(125)	(20)	20	(A)	(125)
Additional Paid-in Capital	555	1,014	1,085	(A)	2,654
Retained earnings	5,184	393	(2,393	) (H)	3,184
Accumulated other comprehensive income	95	9	(9	)(A)	95

Total Shareholders’ Equity	5,768	1,397	(1,297)		5,868

Total Liabilities and Shareholders’ Equity	17,298	3,921	464		21,683

See accompanying notes to unaudited pro forma condensed combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2004

		Pro Forma			Pro Forma
	Supplemental	ISG including	Pro Forma		Combined
	Combined	Bethlehem	Adjustments		Mittal Steel
	Mittal Steel	and Weirton	See Note 4		and ISG

	(Amounts in $ millions, except for per share amounts)
Sales	$16,019	$6,919	$—		$22,938
Costs and Expenses:
Cost of sales (exclusive of depreciation shown separately below)	10,677	6,038	(288	) (B)(F)	16,427
Depreciation	411	101	164	(C)	676
Selling, general and administrative	512	180	—		692

	11,600	6,319	(124)		17,795
Operating income	4,419	600	124		5,143
Other income (expense) — net	65	—	—		65
Income from equity method investment	7	—	—		7

Financing Costs:
Interest (expense) — net	(137)	(48)	(38	)(E)	(223)
Net gain/(loss) from foreign exchange	9	—	—		9

	(128)	(48)	(38)		(214)

Income before taxes and minority interest	4,363	552	86		5,001
Income tax (expense)/benefit
Current	(465)	(149)	—		(614)
Deferred	(349)	37	(34	)(G)	(346)

	(814)	(112)	(34)		(960)

Net income before minority interest	3,549	440	52		4,041
Minority Interest	(402)	—	—		(402)

Net Income	3,147	440	52		3,639

Basic earnings per common share	4.89	4.49	—		5.21
Diluted earnings per common share	4.89	4.31	—		5.21
Weighted average shares outstanding (in millions)
— Basic	643	98	—		698
— Diluted	643	102	—		698
Shares issued in connection with Ispat International and LNM merger	525	—	—		—
Estimate of shares issued in connection with ISG merger	—	—	—		55

See accompanying notes to unaudited pro forma condensed combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2003

		Pro Forma			Pro Forma
	Supplemental	ISG Including	Pro Forma		Combined
	Combined	Bethlehem	Adjustments		Mittal Steel
	Mittal Steel	and Weirton	See Note 4		and ISG

	(Amounts in $ millions, except for per share amounts)
Sales	$9,567	$6,367	$—		$15,934
Costs and Expenses:
Cost of sales (exclusive of depreciation shown separately below)	7,568	5,917	14	(B)(F)	13,501
Depreciation	331	196	219	(C)	746
Selling, general and administrative	369	95	—		464
Special charges	—	5	—		5

	8,268	6,213	235		14,716
Operating income (loss)	1,299	154	(235)		1,218
Other income — net	70	—	—		70
Income from equity method investment	162	—	—		162

Financing Costs:
Interest (expense) — net	(175)	(45)	(51	)(E)	(271)
Net gain from foreign exchange	44	—	—		44

	(131)	(45)	(51)		(227)

Income (loss) before taxes and minority interest	1,400	109	(286)		1,223
Income tax expense:
Current	(43)	(38)	—		(81)
Deferred	(141)	—	(114	)(G)	(255)

	(184)	(38)	(114)		(336)

Net income (loss) before minority interest	1,216	71	(400)		887
Deemed dividend on conversion of class B common stock	—	(74)	—		(74)
Minority Interest	(35)	—	—		(35)

Net Income	$1,181	$(3)	$(400)		$778

Basic and diluted earnings (loss) per common share	1.83	(0.03)			1.11
Weighted average common shares outstanding in millions — Basic and Diluted	647	95	—		702
Estimate of shares issued in connection with ISG merger	—	—	—		55

See accompanying notes to unaudited pro forma condensed combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

      The Unaudited Pro Forma Condensed Combined Balance Sheet reflects adjustments as if the merger with ISG (accounted for using the purchase method of accounting) occurred at September 30, 2004.

      The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2004 and for the year-ended December 31, 2003 reflect adjustments as if the merger with ISG, accounted for using the purchase method of accounting, had occurred on January 1, 2003.

      The selected Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the historical results or financial position that would have occurred had Mittal Steel and ISG been combined during these time periods or the future results that may be achieved after the merger. In addition, they do not reflect cost savings or other synergies resulting from the acquisition.

      The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of Mittal Steel included herein and the historical financial statements of ISG included herein.

      The significant difference identified to date between the accounting policies of Mittal Steel and ISG relates to the valuation of inventories. ISG’s inventories are valued on a last-in-first-out (“LIFO”) basis. Mittal Steel values its inventory on a first-in-first-out (“FIFO”) or a weighted average cost basis. Mittal Steel has given effect to this difference in the pro forma condensed combined financial information. Please see Note 4 below.

      The pro forma combined provision for income taxes and the pro forma combined balances of deferred taxes may not represent the amounts that would have resulted had Ispat International, LNM Holdings and ISG filed consolidated income tax returns during the periods presented.

2.	Preliminary Purchase Price For ISG

      The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following terms of the merger. Under the terms of the agreement with ISG, ISG stockholders will be entitled to receive: (1) $42.00 per share in cash, (2) a number of Mittal Steel class A common shares equal to $42.00 divided by the average closing price of Mittal Steel class A common shares on the New York Stock Exchange during the 20-trading-day period ending on (and including) the trading day that is two days prior to the closing of the merger, up to a maximum of 1.21740 shares and a minimum of 0.95865 shares, or (3) a combination of cash and Mittal Steel class A common shares. ISG stockholders may elect to receive cash or Mittal Steel class A common shares or a combination of the two, but may receive a different proportion of cash and shares because 50% of the shares of ISG common stock will be converted into cash and 50% of the shares of ISG common stock will be converted into Mittal Steel class A common shares. The value in the merger would be $42.00 per ISG share, or $4.25 billion in the aggregate, if the average price of Mittal Steel class A common shares during the 20-trading-day period ending on (and including) the trading day that is two days before the effective date of the merger is between $34.50 and $43.81 per share. ISG stockholders, on a fully diluted basis, will own between approximately 7% and 9% of Mittal Steel depending on the average price of Mittal Steel class A common shares during the 20-trading-day period ending on (and including) the trading day that is two days before the effective date of the merger. All outstanding stock options of ISG will be settled by ISG in cash prior to the effective time of the merger. For purposes of estimating the total purchase price, we have assumed the fair value of the Mittal Steel class A common shares to be $42 per share.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The estimated total purchase price for the merger with ISG is as follows:

$ million

Preliminary estimate of the value of Mittal Steel class A common shares issued	2,100
Estimated transaction costs	61
Estimated settlement value of ISG stock options to be paid	145
Cash	2,100

Total estimated purchase price	4,406

3.	Preliminary ISG Purchase Price Allocation

      The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared on the basis of assumptions described in the notes thereto, including assumptions related to the calculation of the purchase price and the allocation of the total purchase price to the assets and liabilities of ISG based upon preliminary estimates of fair value. The actual allocation may differ from those assumptions after valuations and other procedures are completed.

      Under the purchase method of accounting, the total estimated purchase price as shown in the table in Note 2 above will be allocated to ISG’s net tangible and identifiable intangible assets based on their estimated fair values as of the date of completion of the merger.

      In the preliminary assessment of fair values to allocate the purchase price consideration, Mittal Steel has made the following assumptions:

•	Fair value of property, plant and equipment is based on the net book value at September 30, 2004 and includes the write up to fair values of the assets of LTV and Bethlehem of $2,190 million based upon appraisals done at the time of these acquisitions. This amount largely represents the negative goodwill adjusted against the fair value of LTV and Bethlehem’s property, plant and equipment. The final purchase price allocation will be based on an updated valuation upon completion of the merger with ISG.

•	Inventory value is based on the FIFO or weighted average cost of inventory disclosed in ISG’s Form 10-Q for the quarter ended September 30, 2004.

•	ISG has a deferred tax asset of $1,000 million which has a full valuation allowance. Mittal Steel has not re-evaluated this deferred tax asset and related valuation allowance at this stage. A reduction in the valuation allowance will reduce goodwill.

•	For all other assets and liabilities, Mittal Steel has assumed the values reflected in the ISG’s Form 10-Q for September 30, 2004 to approximate fair values.

      Mittal Steel expects that upon completion of the proposed merger or shortly thereafter, an independent third-party valuation of ISG’s assets and liabilities will be performed to develop a definitive allocation of the purchase price.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      Based upon the estimated purchase price and valuation, the following represents the preliminary allocation of the aggregate purchase price to the net assets and liabilities of ISG as of September 30, 2004.

$ million

Property, plant and equipment, net	3,213
Patents	6
Favorable supply contracts	21
Current assets, excluding inventories	1,641
Inventories	1,473
Other assets, excluding Patents and Favourable supply contracts	104
Order backlog	30

Total Assets	$6,488

Less:
Total liabilities	(2,524)

Net assets	3,964

Goodwill	442

Preliminary estimate of purchase consideration	$4,406

      In the preliminary allocation of the aggregate purchase price, Mittal Steel identified ISG’s customer order backlog as an identifiable intangible asset. The value and amortization of this identifiable intangible asset is estimated based on currently available information and best estimates of management. Upon completion by an independent third party valuation of ISG’s assets and liabilities, the valuation and amortization period of this asset could materially change, resulting in a higher amortization charge.

      Mittal Steel has not allocated amounts to any other intangible assets with indefinite lives or to intangible assets with definite lives other than those identified in the above table. If the purchase price is allocated to such assets then it is likely to increase the amortization charge (in the case that intangible assets with definite lives are identified) or may result in an impairment charge in a future period (in the case that intangible assets with indefinite lives are identified). The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements.

      In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in ISG’s net tangible and intangible assets which occur prior to completion of the merger could cause material differences in the information presented.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

4.	Pro Forma Adjustments

      The following pro forma adjustments are based on preliminary estimates which may change as additional information is obtained:

A. This adjustment gives effect to the merger with ISG as if the merger was completed on September 30, 2004 as follows:

Allocation of purchase price

	Debit	Credit

	$ million	$ million
Common Stock of ISG	1	—
Additional paid in capital — ISG	1,014	—
Retained earnings — ISG	393	—
Accumulated Other comprehensive income — ISG	9	—
Property, plant and equipment, net	2,190	—
Intangible asset-order backlog	30	—
Inventory, FIFO valuation difference	347	—
Goodwill	442	—

Common Stock — Mittal Steel	—	1
ISG Treasury stock — cancellation	—	20
Accrual for transaction costs	—	61
Additional paid in capital — Mittal Steel	—	2,099
Cash — ISG Stock Options	—	145
Cash — Purchase Consideration	—	2,100

	$4,426	$4,426

B. Adjustment to record cost of goods sold based on FIFO amounts calculated as follows:

LIFO reserve at September 30, 2004	$347
LIFO reserve at January 1, 2004	$(36)

Difference = Increase in LIFO reserve	$311

LIFO reserve at December 31, 2003	$36
LIFO reserve at January 1, 2003	$(22)

Difference = Increase in LIFO reserve	$14

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

C. Adjustment to reflect the incremental depreciation in the income statement arising out of the increase in fair value of property, plant and equipment. Depreciation has been calculated based on an assumed average useful life of 10 years and calculated as follows.

Incremental allocation to PPE	$2,190
Estimated average life in years	10
Depreciation charge per annum	219

Depreciation for nine months of 2004	$164

D. In January 2005, Mittal Steel entered into a commitment letter with certain financial institutions for a facility of $3,200 million. Mittal Steel will utilize $1,700 million towards the cash settlement of the purchase consideration of the ISG merger. This adjustment reflects utilization of the facility for the ISG merger.

E. Interest on the facility discussed in D. above will be charged at LIBOR plus 50 basis points. We have estimated the interest charge at 3% based on the current LIBOR of 2.50% plus 50 basis points. A 0.5% or 50 basis points change in the interest rate would increase or decrease net income by $9 million.

F. Based on management’s preliminary estimate, the order backlog is expected to be amortized within one year. This adjustment reflects the amortization of order backlog for the first nine months to September 30, 2004 and for the full year to December 31, 2003.

G. Represents the net tax effect of pro forma adjustments to inventories, depreciation, amortization of order backlog and interest on additional long-term debt, for the nine months ended September 30, 2004 and the year ended December 31, 2003.

H. On October 11, 2004, LNM Holdings declared a dividend of $2,000 million which was a condition precedent to Ispat International’s acquisition of LNM Holdings. LNM Holdings made dividend payments totaling $625 million as of the date hereof to The Richmond Investment Holdings Limited, its sole shareholder on October 11, 2004, and has indicated that it intends to pay the balance of this dividend in 2005. This dividend will be entirely paid from cash flow from operations. Mittal Steel does not anticipate using any borrowing to pay this dividend.

      The pro forma basic and diluted earnings per share are based on the weighted average number of Mittal Steel common shares outstanding and weighted average number of ISG common stock outstanding multiplied by the exchange ratio.

      Certain reclassifications have been made to conform ISG’s historical amounts to Mittal Steel’s presentation.

      The effect of the proposed new collective bargaining agreement with the USWA has not been reflected in these pro forma condensed combined financial statements since this agreement has not been finalized and ratified by Ispat Inland’s USWA membership. The effect of this agreement is not estimated to be material in relation to the pro forma combined financial position, results of operations and cash flows of Mittal Steel, including ISG.

5.	Sensitivity Analysis

      The pro forma basic and diluted earnings per share and pro forma average shares outstanding are based on an estimated fair value of Mittal Steel class A common shares of $42 per share. Under the terms of the purchase agreement with ISG, the number of shares issued in connection with the acquisition of ISG will vary in accordance with the average per share price of Mittal Steel class A common shares during the 20-day

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

trading period ending on (and including) the trading day that is two days before the effective date of the merger. The table set forth below shows the effect on pro forma basic and diluted earnings per share based on specified market price scenarios.

      As noted above, the ISG acquisition agreement specifies a fixed acquisition price of $42 per ISG share as long as the average market price of Mittal Steel class A common shares is within the range set forth below. We currently believe that, based on current market prices, the average market value of the shares will not vary outside of this range, and have therefore not presented the estimated effects on the total purchase consideration if this were to occur.

	Number of Mittal	Total Shares	Pro Forma	Pro Forma
Illustrative Average Closing Price of Mittal Steel Class A	Steel Class A	Outstanding	EPS for Nine	EPS for year
Common Shares on the New York Stock Exchange During the	Common Shares	After Giving	Months to	ended
20 Consecutive Trading Days Ending on (and Including) the	to be Issued in	Effect to the	September 30,	December 31,
Trading Day that is Two Days Prior to the Day of the Effective	the Merger	Merger	2004 for All	2003 for All
Time of the Merger	(1)(2)	(3)	Shares	Shares

Less than $34.50(4)	60,891,883	703,705,658	$5.21	$1.11
$34.50(4)	60,891,883	703,705,658	5.21	1.11
$36.83	57,020,492	699,834,267	5.24	1.11
$39.16	53,669,287	696,483,062	5.26	1.12
$41.48	50,668,209	693,481,984	5.29	1.12
$42.00	50,017,975	692,831,750	5.29	1.12
$43.81(4)	47,949,732	690,763,507	5.31	1.13
Greater than $43.81(4)	47,949,732	690,763,507	5.31	1.13

(1)	Determined by dividing $42.00 by the Illustrative Average Closing Price of Mittal Steel class A common shares on the New York Stock Exchange during the 20 consecutive trading days ending on (and including) the trading day that is two days prior to the day of the effective time of the merger.

(2)	Assumes that 100,035,950 shares of ISG Common stock are issued and outstanding at the effective time of the merger and thus 50% of these shares are converted into Mittal Steel class A common shares at the effective time of the merger.

(3)	Assumes that 185,323,565 Mittal Steel class A common shares and 457,490,210 Mittal Steel class B common shares are issued and outstanding at the effective time of the merger.

(4)	Rounded to nearest cent.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION OF
INTERNATIONAL STEEL GROUP, INC.,
BETHLEHEM STEEL CORPORATION AND
WEIRTON STEEL CORPORATION
For the year ended December 31, 2003 and
the nine months ended September 30, 2004

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

OF INTERNATIONAL STEEL GROUP, INC., BETHLEHEM STEEL CORPORATION
AND WEIRTON STEEL CORPORATION
For the year ended December 31, 2003 and the nine months ended September 30, 2004

      The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and nine months ended September 30, 2004 have been prepared to give effect to the following as if each of these transactions had occurred on January 1, 2003:

•	the acquisition of the Bethlehem (May 2003) and Weirton (May 2004) assets and assumption of certain liabilities;

•	borrowings under our credit facilities, in part, to finance the Bethlehem asset acquisition; and

•	initial public offering of ISG common stock on December 12, 2003

      Because Georgetown Steel Company was winding down operations during 2003, ceased operations in October 2003 and is not expected to resume full operations until early 2005, the following pro forma condensed consolidated financial information does not include any amounts related to Georgetown operations.

      This unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and related notes of ISG, Bethlehem and Weirton included herein. This unaudited pro forma condensed combined financial information includes estimates regarding the allocation of the purchase price and other assumptions that management believes are reasonable. The pro forma financial information is not necessarily indicative of the results that would have occurred if the above transactions had been in effect on the dates indicated, or which may result in the future, and do not include any cost reductions or other effects of our planned integration of the acquired assets.

      The unaudited pro forma condensed consolidated statements of operations do not reflect the following non-recurring charges or credits, which result directly from our acquisition of the Bethlehem and Weirton assets and assumption of certain liabilities:

•	an increase in the value of the Bethlehem acquired inventory of $40.8 million for the manufacturing profit added to inventory in accordance with GAAP under purchase accounting requirements which was charged to cost of sales during the year ended December 31, 2003;

•	a reduction in the value of the Weirton acquired inventory, which was estimated to be $5.0 million recognizing the estimated lower margins on inventory in accordance with GAAP under purchase accounting requirements which was credited to cost of sales during the nine months ended September 30, 2004;

•	a charge of $19.4 million for the initial contribution to the USWA multi-employer pension plan under the collective bargaining agreement covering employees at the acquired Bethlehem facilities which was charged to expense in May 2003; and

•	a charge of $2.8 million for the initial contribution to the ISU pension plan under the collective bargaining agreement covering employees at the acquired Weirton facilities which was charged to expense in May 2004. Payment of the contribution will be paid two years from the date of the acquisition.

      In addition, the following pro forma condensed consolidated financial information does not include the full impact of the expected labor cost reductions resulting from our collective bargaining agreements, or the other synergies and cost reductions that we expect to realize from the ongoing integration of the Bethlehem and Weirton assets into our business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS OF INTERNATIONAL STEEL GROUP, INC.,
BETHLEHEM STEEL CORPORATION AND WEIRTON STEEL CORPORATION
For the year ended December 31, 2003

			Bethlehem					Equity
		Historical	Pro Forma		Weirton	Weirton Pro		Offering		Pro Forma
	Historical ISG	Bethlehem *	Adjustments		Historical	Forma		Adjustments		Combined

	($ in millions, except per share information)
Net Sales	$4,070.0	$1,238.8	$—		$1,057.8	$—		$—		$6,366.6
Costs and expenses:
Cost of sales	3,836.9	1,152.5	(128.5	)(1)	1,100.4	(44.7	)(7)	—		5,916.6
Marketing, administrative and other expenses	153.6	22.5	—		19.4	—		—		195.5
Other income (loss) net	—	—	—		0.9	(0.9	)(7)	—		—
Depreciation and amortization	76.0	70.8	(53.3	)(2)	59.1	(57.4	)(8)	—		95.2
Equity in income from affiliates	—	—	—		(0.4)	0.4	(7)	—		—
Special charges	—	2,300.0	(2,300.0	)(3)	544.2	(539.6	)(9)	—		4.6

Total costs and expenses	4,066.5	3,545.8	(2,481.8)		1,723.6	(642.2)		—		6,211.9
Income (loss) from operations	3.5	(2,307.0)	2,481.8		(665.8)	642.2		—		154.7
Reorganization items	—	7.7	(7.7	)(4)	12.8	(12.8	)(10)	—		—
Interest and other financing expense, net	50.9	16.7	(4.8	)(5)	21.4	(21.2	)(11)	(17.8	)(13)	45.2

Income (loss) before income taxes	(47.4)	(2,331.4)	2,494.3		(700.0)	676.2		17.8		109.5
Provision (benefit) for income taxes	(23.9)	—	63.6	(6)	—	(9.0	)(12)	6.9	(12)	37.6

Net (loss) income before cumulative effect of accounting change	(23.5)	(2,331.4)	2,430.7		(700.0)	685.2		10.9		71.9
Deemed dividend on conversion of Class B common stock	(73.6)	—	—		—	—		—		(73.6)

Net (loss) income before cumulative effect of accounting change applicable to common stock	$(97.1)	$(2,331.4)	$2,430.7		$(700.0)	$685.2		$10.9		$(1.7)

(Loss) per share:
Common Stock
Basic	$(1.26)	$(17.76)	$—		$(16.64)	$—		$—		$(0.02)
Diluted	$(1.26)	$(17.76)	$—		$(16.64)	$—		$—		$(0.02)
Average shares outstanding:
Common Stock
Basic	77,100,000	131,258,000	—		42,078,000	—		—		94,550,633
Diluted	77,100,000	131,258,000	—		42,078,000	—		—		94,550,633

*	Historical Bethlehem amounts are for the four months ended April 30, 2003 since the results of the Bethlehem asset acquisition are included in the consolidated ISG results beginning May 1, 2003.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS OF INTERNATIONAL STEEL GROUP, INC.,
BETHLEHEM STEEL CORPORATION AND WEIRTON STEEL CORPORATION
For the nine months ended September 30, 2004

			Weirton
		Historical*	Pro Forma		Pro Forma
	Historical ISG	Weirton	Adjustments		Combined

	($ in millions except per share information)
Net Sales	$6,462.4	$456.7	$—		$6,919.1

Costs and expenses:
Cost of sales	5,633.2	406.8	(2.1	)(7)	$6,037.9
Marketing, administrative and other expenses	174.5	5.4	—		$179.9
Other (income) loss net	—	(0.2)	0.2	(7)	$—
Depreciation and amortization	98.3	18.5	(15.8	)(8)	$101.0
Equity in income from affiliates	—	(2.2)	2.2	(7)	$—
Special charges	—	—	—		$—

Total	5,906.0	428.3	(15.5)		6,318.8

Operating income	556.4	28.4	15.5		600.3
Reorganization items	—	7.7	(7.7	)(10)	$—
Interest and other financing expense, net	48.1	11.4	(11.3	)(11)	$48.2

Income (loss) before income taxes	508.3	9.3	34.5		552.1
Tax provision	86.9	—	24.6	(12)	$111.5

Net income (loss)	421.4	9.3	9.9		440.6

Income per share:
Common Stock
Basic	$4.29	$0.22	$—		$4.46
Diluted	$4.15	$0.22	$—		$4.33

Average shares outstanding
Common Stock
Basic	98,263,718	42,279,231	—		98,263,718
Diluted	101,761,309	42,279,231	—		101,761,309

*	Historical Weirton amounts are for the period January 1, 2004 through May 16, 2004, since the results of the Weirton asset acquisition are included in the consolidated ISG results beginning May 17, 2004.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS OF INTERNATIONAL STEEL GROUP, INC.,
BETHLEHEM STEEL CORPORATION AND WEIRTON STEEL CORPORATION
For the year ended December 31, 2003 and the nine months ended September 30, 2004
($ in millions)

      (1) Represents the net decrease in pension and other post employment expenses as a result of ISG’s acquisition of the Bethlehem assets, the elimination of amortization of deferred gains recognized on Bethlehem historical results, the impact of acquired below-market contracts and elimination of the increase in inventory value required by generally accepted accounting principles for purchase accounting.

Effect of Labor Agreement
Elimination of Bethlehem OPEB	$(85.6)
Implementation of new ISG OPEB	4.6
Elimination of pension charge under new labor agreement	(19.4)

Subtotal	(100.4)
Impact of acquired below market contracts	5.5
Elimination of amortization of deferred gains	7.2
Elimination of the increase in inventory value under purchase accounting	(40.8)

Total adjustment to cost of sales	$(128.5)

      (2) Represents a reduction of depreciation expense due to the revaluation of the acquired property, plant and equipment in the acquisition of the Bethlehem assets.

      (3) Represents the elimination of special charges related to pensions and other post-retirement obligations for liabilities that were not assumed in connection with the Bethlehem asset acquisition and impairment charges of long-lived assets acquired in the acquisition.

Employee benefit plan	$(10.0)
Impairment of long-lived assets	(2,290.0)

Total cost of products sold adjustment	$(2,300.0)

      (4) Represents the elimination of the reorganization costs incurred in connection with Bethlehem’s Chapter 11 bankruptcy proceedings.

      (5) Represents the net adjustments to interest expense as a result of the borrowings under the new credit facility and other debt incurred in the acquisition of the Bethlehem assets.

Amortization of new deferred debt fees	$2.1
Eliminate Bethlehem interest expense	(16.7)
Eliminate ISG debt fee amortization	(4.5)
Eliminate ISG historical interest expense	(1.7)
Record interest expense on new ISG debt	16.0

Total interest expense	$(4.8)

      (6) Represents the net tax effect of the Bethlehem purchase accounting adjustments. Assumes a full valuation allowance for any net deferred tax asset generated.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS OF INTERNATIONAL STEEL GROUP, INC.,
BETHLEHEM STEEL CORPORATION AND WEIRTON STEEL CORPORATION (continued)
For the year ended December 31, 2003 and the nine months ended September 30, 2004
($ in millions)

      (7) Represents the net decrease in pension and other post employment expenses as a result of ISG’s new labor agreement in connection with the acquisition of the Weirton assets and the reclassification of the equity in income from affiliates and other income (loss) to cost of sales in conformity with ISG’s classification.

		Nine Months
		Ended
	Year Ended	September 30,
	December 31, 2003	2004

Effect of Labor Agreement
Elimination of Weirton OPEB expense	(26.0)	(5.8)
Elimination of Weirton pension expense	(29.8)	—
Elimination of pension charge under new labor agreement	—	(2.8)
Implementation of new ISG pension expense	10.6	3.9

Subtotal	(45.2)	(4.7)
Reclassification from equity in income from affiliates to cost of sales	(0.4)	(2.2)
Reclassification other income (loss) to cost of sales	0.9	(0.2)
Elimination of the decrease in inventory value under purchase accounting	—	5.0

Total cost of sales adjustment	$(44.7)	$(2.1)

      (8) Represents a reduction of depreciation expense due to the revaluation of the acquired property, plant and equipment in the acquisition of the Weirton assets.

      (9) Represents the elimination of special charges related to pensions and other post-retirement obligations for liabilities that were not assumed in connection with the Weirton asset acquisition, the elimination of the write off of reimbursement contingency and elimination of the gain on early extinguishment of debt and elimination of the restructuring and severance charges.

Year Ended
December 31, 2003

Pension and OPEB curtailment	$(572.1)
Write off of reimbursement contingency	19.0
Gain on early extinguishment of debt	13.5

Total special charges adjustment	$(539.6)

      (10) Represents the elimination of the reorganization costs incurred in connection with Weirton’s Chapter 11 bankruptcy proceedings.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS OF INTERNATIONAL STEEL GROUP, INC.,
BETHLEHEM STEEL CORPORATION AND WEIRTON STEEL CORPORATION (continued)
For the year ended December 31, 2003 and the nine months ended September 30, 2004
($ in millions)

      (11) Represents the elimination of the Weirton interest expense less interest expense associated with the term loan assumed by ISG as follows.

		Nine Months
		Ended
	Year Ended	September 30,
	December 31, 2003	2004

Elimination of the Weirton interest expense	$(21.4)	$(11.4)
Interest on loan assumed by ISG	0.2	0.1

Total interest expense adjustment	$(21.2)	$(11.3)

      (12) Represents the net tax effect of the purchase accounting and equity offering adjustments. Assumes a full valuation allowance for any net deferred tax asset generated.

      (13) Represents the decrease in interest expense as a result of the repayment of the Tranche A term loan and a portion of the Tranche B term loan less interest on additional revolving credit facility borrowings to finance the Weirton acquisition from the proceeds of the initial public offering of ISG common stock on December 12, 2003.

Year Ended
December 31, 2003

Elimination of Tranche A interest expense	$(10.6)
Elimination of Tranche B interest expense	(5.8)
Elimination of amortization of deferred debt issuance costs	(4.8)
Interest on borrowing to finance Weirton acquisition	3.4

Total interest expense adjustment	$(17.8)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
as of December 31, 2002 and 2003 and
for each of the three years ended December 31, 2003

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Ispat International N.V.

      We have audited the accompanying consolidated balance sheets of Ispat International N.V. and subsidiaries (the “Company”) at December 31, 2002 and 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003, all expressed in millions of U.S. dollars. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We did not audit the consolidated financial statements of the Ispat Hamburg Group of Companies and the financial statements of Caribbean Ispat Limited as of December 31, 2002 and for the year ended December 31, 2002. We did not audit the combined financial statements of the Ispat Hamburg Group of Companies, the financial statements of Caribbean Ispat Limited and the consolidated financial statements of Ispat Unimetal S.A. as of December 31, 2001 and for the year ended December 31, 2001 (each of which is a consolidated subsidiary of the Company), which financial statements reflect total assets constituting 13% of consolidated total assets at December 31, 2002, and total sales constituting 25% and 14%, respectively, of consolidated total sales for the years ended December 31, 2001 and 2002. Those financial statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiaries, is based solely on the reports of such other auditors.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Ispat International N.V. and subsidiaries at December 31, 2002 and 2003, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE ACCOUNTANTS B.V.

Rotterdam, The Netherlands

March 4, 2004
and for Note 20 as of March 16, 2004 and for Note 21 as of August 9, 2004.

/s/ Deloitte Accountants B.V.

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft
Valentinskamp 24
20354 Hamburg
Postiach 30 17 09
20306 Hamburg
Telefon (0 40) 3 61 32-0
Telefax (0 40) 3 61 32-777
hamburg-@ernst-young.de
www.ernst-young.de

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF

THE ISPAT HAMBURG GROUP OF COMPANIES

      We have audited the consolidated balance sheet of the Ispat Hamburg Group of Companies (collectively the “Group”, which is a subsidiary of Ispat International N.V.) as at December 31, 2002 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2002 and the combined balance sheet of the Ispat Hamburg Group of Companies as at December 31, 2001 and the related combined statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of matarial misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Ispat Hamburg Group of Companies as of December 31, 2002 and the consolidated results of their operations and their cash flows for the year ended December 31, 2002 and the combined financial position of the Ispat Hamburg Group of Companies as of December 31, 2001 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Ernst & Young

Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft

/s/ M. Tabel	/s/ E.-W. Schlüschen
Wirtschaftsprüfer	Wirtschaftsprüfer

Hamburg, Germany

February 12, 2003

ERNST & YOUNG
P.O. Box 158
517 Sweet Briar Road Phone: (868) 628-1105
St. Clair Fax: (868) 622-0918
Port-of-Spain
Trinidad and Tobago

INDEPENDENT AUDITORS’ REPORT

TO THE STOCKHOLDERS OF CARIBBEAN ISPAT LIMITED

      We have audited the balance sheets of Caribbean Ispat Limited as of December 31, 2002 and 2001, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002 (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caribbean Ispat Limited as of December 31, 2002 and 2001, and the results of its operations and cash flows for the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Port of Spain,

TRINIDAD:
February 14, 2003

/s/  Ernst & Young

Ernst & Young Audit
S.A. au capital de 2.784.960(euro)
344 366 315 R.C.S. Paris
Tour Europe
20, place des Halles
67055 Strasbourg cedex
Telephone: 03.88.15.24.40
Fax:       03.88.22.21.16

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Ispat Unimetal, a wholly-owned subsidiary of Ispat International, N.V.

      We have audited the accompanying consolidated balance sheets of the Ispat Unimetal Group as of December 31, 2001 and December 31, 2000 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2001 and December 31, 2000. These financial statements are the responsibility of Ispat Unimetal’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Ispat Unimetal Group as of December 31, 2001 and December 31, 2000 and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and December 31, 2000 in conformity with generally accepted accounting principles in the United States of America.

      This report has been prepared solely for the purpose of consolidation with the financial statements of the Company’s ultimate parent Ispat International N.V. and should not be used for any other purpose.

Paris, January 28, 2002

Ernst & Young Audit

/s/ Daniel Noel

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

as of December 31, 2002 and 2003

	December 31,

	2002	2003

	(Millions of
	U.S. Dollars,
	except share data)
ASSETS
Current Assets:
Cash and Cash Equivalents	77	80
Trade accounts receivable, net of allowance for doubtful accounts of $41 at December 31, 2002 and $47 at December 31, 2003	529	507
Inventories (Note 3)	873	828
Prepaid expenses and other	95	105
Deferred tax assets (Note 12)	38	30

Total Current Assets	1,612	1,550
Property, Plant and Equipment — net (Note 4)	3,035	3,091
Investments in Affiliates and Joint Ventures (Note 5)	257	252
Deferred Tax Assets (Note 12)	438	535
Intangible Pension Assets (Note 11)	84	117
Other Assets	86	90

Total Assets	$5,512	$5,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Payable to banks and current portion of long-term debt (Note 7)	$262	$363
Trade accounts payable	607	577
Accrued expenses and other liabilities	377	492
Deferred tax liabilities (Note 12)	28	28

Total Current Liabilities	1,274	1,460
Long-Term Debt (Notes 8 and 9)	2,022	1,914
Deferred Tax Liabilities (Note 12)	69	74
Deferred Employee Benefits (Note 11)	1,881	1,906
Other Long-Term Obligations	138	132

Total Liabilities	5,384	5,486

Commitments and Contingencies (Notes 15 and 16)
Shareholders’ Equity (Note 10)
Common Shares:
Class A shares, € 0.01 par value per share, 500,000,000 shares authorized, 54,850,000 shares issued and 49,587,492 and 51,735,794 outstanding at December 31, 2003 and 2002, respectively
Class B shares, € 0.10 par value per share, 72,150,000 shares authorized, 72,150,000 shares issued and outstanding	7	7
Treasury Stock	(103)	(110)
Additional Paid-in Capital	587	586
Retained Earnings	141	207
Cumulative Other Comprehensive Income	(504)	(541)

Total Shareholders’ Equity	128	149

Total Liabilities and Shareholders’ Equity	$5,512	$5,635

See notes to the consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

for each of the three years ended December 31, 2003

	Year Ended December 31,

	2001	2002	2003

	(Millions of U.S. Dollars,
	except share data)
Sales	4,486	4,889	5,441
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	4,273	4,356	4,943
Depreciation	177	177	183
Selling, general and administrative	155	152	164
Other operating expenses (Note 13)	75	62	0

	4,680	4,747	5,290

Operating income (loss)	(194)	142	151
Other income (expense) — net	13	44	53
Financing costs:
Interest expense — net of capitalized interest of $2 in 2001, $1 in 2002 and $2 in 2003	(242)	(208)	(167)
Interest income	14	5	16
Net gain (loss) from foreign exchange	(9)	23	4

	(237)	(180)	(147)

Income (loss) before taxes	(418)	6	57
Income tax expense (benefit): (Note 12)
Current	8	18	22
Deferred	(114)	(61)	(30)

	(106)	(43)	(8)

Net income (loss) before cumulative effect of change in accounting principle	(312)	49	65
Cumulative effect of change in accounting principle	0	0	1

Net income (loss)	(312)	49	66

Basic and diluted earnings per common share before cumulative effect of change in accounting principle	(2.58)	0.40	0.53
Basic and diluted earnings per common share	(2.58)	0.40	0.53
Weighted average common share outstanding (in millions)	121	123	122

See notes to the consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

for each of the three years ended December 31, 2003

	Year Ended
	December 31,

	2001	2002	2003

	(Millions of
	U.S. Dollars, except
	share data)
Net income (loss)	(312)	49	66
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment — net income taxes of $2 in 2001, $2 in 2002 and $1 in 2003	(20)	6	36
Minimum pension liability adjustment — net of income taxes of $120 in 2001, $148 in 2002 and $46 in 2003	(213)	(273)	(79)
Unrealized gains (losses) on derivative financial instruments — net of income taxes of $(5) in 2001, $3 in 2002 and $4 in 2003	(8)	4	6

	(241)	(263)	(37)

Comprehensive income (loss)	(553)	(214)	29

See notes to the consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

for each of the three years ended December 31, 2003

	Common Stock			Additional
			Treasury	Paid-In	Retain
	Shares	Amount	Stock	Capital	Earnings

Balance at December 31, 2000	120	4	(111)	590	401
Net Loss		0	0	0	(312)
Other Comprehensive Income (loss)		0	0	0	0
Treasury Stock (Note 10)	2	0	4	0	0
Redenomination in Euro (Note 10)		3	0	(3)	0
Other (Note 10)		0	0	0	3

Balance at December 31, 2001	122	7	(107)	587	92
Net Income		0	0	0	49
Other Comprehensive Income (loss)		0	0	0	0
Treasury Stock (Note 10)	2	0	4	0	0

Balance at December 31, 2002	124	7	(103)	587	141
Net Income		0	0	0	66
Other Comprehensive Income (loss)		0	0	0	0
Treasury Stock (Note 10)	(2)	0	(7)	(1)	0

Balance at December 31, 2003	122	7	(110)	586	207

	Cumulative Other Comprehensive Income

	Foreign Currency		Derivative
	Translation	Minimum Pension	Financial	Shareholder’s
	Adjustment	Liability	Instrument	Equity

Balance at December 31, 2000	36	(36)	0	884
Net Loss	0	0	0	(312)
Other Comprehensive Income (loss)	(20)	(213)	(8)	(241)
Treasury Stock (Note 10)	0	0	0	4
Redenomination in Euro (Note 10)	0	0	0	0
Other (Note 10)	0	0	0	3

Balance at December 31, 2001	16	(249)	(8)	338
Net Income	0	0	0	49
Other Comprehensive Income (loss)	6	(273)	4	(263)
Treasury Stock (Note 10)	0	0	0	4

Balance at December 31, 2002	22	(522)	(4)	128
Net Income	0	0	0	66
Other Comprehensive Income (loss)	36	(79)	6	(37)
Treasury Stock (Note 10)	0	0	0	(8)

Balance at December 31, 2003	58	(601)	2	149

See notes to the consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

for each of the three years ended December 31, 2003

	Year Ended December 31,

	2001	2002	2003

	Restated	Restated
	(See Note 21)	(See Note 21)

	(Millions of U.S. Dollars, except share data)
Operating activities:
Net income (loss)	(312)	49	66
Adjustments required to reconcile net income to net cash provided from operations:
Depreciation	177	177	183
Deferred employee benefit costs	(106)	(52)	(164)
Net foreign exchange loss (gain)	9	(23)	(5)
Gain from Early Extinguishment of debt	(5)	(30)	0
Deferred income tax	(114)	(61)	(30)
Undistributed earnings from joint ventures	12	0	(28)
Other non-cash operating expenses	56	62	0
Other	2	(2)	(5)
Changes in operating assets and liabilities:
Trade accounts receivable	101	(64)	49
Short-term investments	78	0	0
Inventories	169	(37)	106
Prepaid expenses and other	24	(31)	18
Trade accounts payable	(81)	45	(72)
Accrued expenses and other liabilities	12	105	71

Net cash provided from operating activities	22	138	189

Investing activities:
Purchase of property, plant and equipment	(97)	(108)	(164)
Proceeds from sale of assets and investments including affiliates and joint ventures	37	18	21
Investments in affiliates and joint venture	21	11	19
Other	4	(1)	0

Net cash used in investing activities	(35)	(80)	(124)

Financing activities:
Proceeds from payable to banks	2,416	2,359	3,576
Proceeds from long-term debt — net of debt issuance costs	125	125	52
Proceeds from long-term debt from an affiliate	0	0	94
Payments of payable to banks	(2,418)	(2,346)	(3,570)
Payments of long-term debt	(245)	(213)	(207)
Purchase of treasury stock	(1)	(1)	(8)
Sale of treasury stock	5	5	0

Net cash used by financing activities	(118)	(71)	(63)

Net increase (decrease) in cash and cash equivalents	(131)	(13)	2

Effect of exchange rate changes on cash	2	5	1

Cash and cash equivalents:
At the beginning of the year	214	85	77

At the end of the year	85	77	80
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest — net of amounts capitalized	$244	$199	$166
Income taxes	4	20	13

See notes to the consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003
(Millions of U.S. dollars, except share data and per share data)

Note 1:	Nature of Business and Basis of Presentation

Nature of Business

      Ispat, together with its subsidiaries, is a manufacturer of steel and steel related products. Ispat owns and operates manufacturing facilities in the U.S., Mexico, Canada, Trinidad and Tobago (“Trinidad”), Germany and France. These manufacturing facilities, each of which includes its respective subsidiaries, are referred to herein as the “Operating Subsidiaries.”

Organization

      Ispat is formed and organized under the laws of the Netherlands to hold directly or indirectly certain subsidiaries involved in the steel manufacturing activities described above. Ispat has no manufacturing operation of its own and its major assets are interests in the common and preferred stock of the Operating Subsidiaries.

Basis of Presentation

      The consolidated financial statements, which include the accounts of Ispat and its subsidiaries, all of which are controlled by Ispat, have been prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”) (see also Note 2). Intercompany balances and transactions have been eliminated on consolidation.

      The records of each of the Operating Subsidiaries are maintained in the currency of the country in which the Operating Subsidiary is located, using the statutory or generally accepted accounting principles of such country. For consolidation purposes, the financial statements that result from such records have been adjusted to conform to US GAAP, using the U.S. Dollar as the reporting currency.

      The principal subsidiaries of Ispat, each of which is a wholly owned subsidiary, included in the consolidated financial statements are as follows:

Operating Subsidiary	Location

Caribbean Ispat Limited	Trinidad
Ispat Mexicana, S.A. de C.V.	Mexico
Ispat Sidbec Inc.	Canada
Ispat Hamburger Stahlwerke GmbH	Germany
Irish Ispat Limited(1)	Ireland
Ispat Stahlwerk Ruhrort GmbH and Ispat Waldraht Hochfeld GmbH	Germany
Ispat Inland Inc.	U.S.
Ispat Unimetal S.A. (including Society Metallurgique de Revigny S.N.C.)	France
Trefileurope S.A.	France

(1)	On June 15, 2001 Ispat announced the shutdown of its steel making operations in Haulbowline, County Cork, Ireland and the calling of a creditors meeting for the appointment of a liquidator. This decision was taken in view of continuing losses at Irish Ispat and after months of evaluating ways to make the plant more competitive in light of market conditions at that time.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Foreign Currency Translation and Translation of Financial Statements

      Transactions in currencies other than the functional currency of a subsidiary are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are remeasured at rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of income.

      Upon consolidation, the results of operation of the subsidiaries and affiliates whose functional currency is other than the U.S. Dollar are translated into U.S. dollars at weighted average exchange rates in the year and assets and liabilities are translated at year end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company. At Canadian and European Operating Subsidiaries, the functional currency is Canadian Dollar and Euro respectively.

Note 2:	Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions used.

Cash Equivalents

      Cash equivalents consist of highly liquid investments with original maturities of three months or less.

Inventories

      Inventories are carried at the lower of cost or net realizable value. Cost is determined using the average cost and first in, first out (“FIFO”) method. Costs of production in process and finished goods include the purchase costs of raw materials and conversion costs such as direct labor and an allocation of fixed and variable production overheads. Raw materials and spare parts are valued at cost inclusive of freight, shipping and handling costs.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. All property, plant and equipments except land are depreciated using the straight line method over the useful lives of the related assets, ranging from 10 to 50 years for buildings and 2 to 45 years for machinery and equipment. Major improvements, which add to productive capacity or extend the life of an asset, are capitalized while repairs and maintenance are charged to expense as incurred. Property, plant and equipment under construction are recorded as construction in progress until they are ready for their intended use; thereafter they are transferred to the related category of property, plant and equipment and depreciated over their estimated useful lives. Interest during construction is capitalized to property, plant and equipment under construction until the assets are ready for their intended use. Gains and losses on retirement or disposal of assets are determined as the difference between net disposal proceeds and carrying amount and reflected in the statement of income.

Long-Lived Assets

      Long-lived assets held and used by Ispat are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If the undiscounted future net cash flows are less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset.

Investment in Affiliates and Joint Ventures

      Investments in majority owned affiliates and joint ventures, where control does not exist and 20% to 50% owned affiliates and joint ventures in which Ispat has the ability to exercise significant influence, are accounted for under the equity method of accounting whereby the investment is carried at cost of acquisition, plus Ispat’s equity in undistributed earnings or losses since acquisition, less dividends received.

Investments in Less than 20% Owned Affiliates are Accounted for by the Cost Method

      Ispat periodically reviews all of its investments in affiliates and joint ventures for which fair value is less than cost to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. The amount of any write-down is included in other operating expenses.

Debt Issuance Costs

      Debt issuance costs, which are included in other assets, are stated at cost and amortized over the life of the related debt using the effective interest method. Amortization of debt issuance costs is included in interest expense, which is a component of financing costs, or alternatively, capitalized as borrowing costs on qualifying assets where applicable.

Retirement Benefits

      Ispat has defined benefit pension plans covering the majority of its employees in U.S. and Canadian operations. Benefits are based on, generally, the employee’s years of service and compensation. For those plans, which are funded, the assets are held in separate trustee administered funds. Ispat’s policy is to amortize prior service costs over the average future service period of active plan participants. Experience gains and losses in excess of 10% of the greater of the accumulated benefit obligation and fair value of plan assets are amortized over the average remaining service period of active participants. The liabilities and net periodic pension cost related to these plans are calculated by independent actuaries on the basis of formulas defined in the plans using the projected unit actuarial credit method.

      In addition to providing certain pension benefits, Ispat sponsors several unfunded defined post-retirement plans that provide health care and life insurance benefits to majority of its active and retired employees and their covered dependent and beneficiaries. These plans are contributory, with contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. Covered employees generally are eligible for these benefits when they have reached a certain age and these benefits are based on length of service.

Revenue Recognition

      Revenues are recognized when products are shipped or services are provided to customers, the sales price is fixed and determinable, collectibility is reasonably assured, and title and risks of ownership have passed to the buyer. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of sales.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Accounting for Shipping and Handling Costs

      Ispat classifies all amounts billed to a customer in a sale transaction related to shipping and handling, fees and costs as sales and all other shipping and handling costs as cost of sales.

Financing Costs

      Financing costs include interest, amortization of discounts or premiums on borrowings, amortization of costs incurred in connection with the arrangement of borrowings and net gain or loss from foreign exchange on translation of long-term debt, net of unrealized gains and losses on foreign exchange contracts.

Research and Development Costs

      Research and development costs are expensed as incurred.

Environmental Costs

      Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation or cost reduction, are expensed. Liabilities are recorded when environmental assessments and or remedial efforts are probable, and the cost can be reasonably estimated based on ongoing engineering studies, discussions with the environmental authorities and assumptions as to the areas that may have to be remediated along with the nature and extent of the remediation that may be required. The ultimate cost to Ispat is dependent upon factors beyond its control such as the scope and methodology of the remedial action requirements to be established by environmental and public health authorities, new laws or government regulations, rapidly changing technology and the outcome of any potential related litigation.

Taxes on Income

      The provision for income taxes includes income taxes currently payable or receivable and those deferred. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the estimated future effects of tax loss carry-forwards. Deferred tax assets and liabilities are measured using enacted statutory tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment date changes. Deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Derivative Financial Instruments

      Derivative financial instruments are utilized by Ispat to manage commodity price and foreign exchange risks. Ispat has established a control environment, which includes policies and procedures for risk assessment and the approval and monitoring of derivative financial instrument activities. Derivative financial instruments utilized by Ispat also include foreign currency forward contracts. Additionally, derivatives are used to hedge exposure to interest rate fluctuations for floating rate debt for which the gains or losses are recognized in interest expense. Ispat does not enter into foreign currency hedging contracts related to its investment in affiliated companies.

      All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 and the hedged item are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (“OCI”) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Gains and losses related to financial instruments that are utilized to manage exposures to fluctuations in the cost of energy and raw materials used in the production process are recognized as a part of the cost of the underlying product or service when the contracts are closed.

Earnings Per Common Share

      Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the periods presented. The computation of diluted earnings per common share is similar to basic earnings per common share, except that diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common shares were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the earnings (losses) of Ispat.

Stock Option Plan

      In 1999, Ispat established the Ispat N.V. Global Stock Option Plan (the “Ispat Plan”), which are described more fully in Note 10. Awards under Ispat’s plans vest over three years. Prior to 2003, Ispat accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in 2001 and 2002 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

      Effective January 1, 2003, Ispat adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), prospectively to all employee awards granted, modified, or settled after January 1, 2003. This prospective adoption of the fair value provisions of SFAS 123 is in accordance with the transitional provisions of SFAS No. 148, “Accounting for Stock-Based Compensation” (“SFAS 148”) issued in December 2002 for recognizing compensation cost of stock options. There were no stock options granted, modified or settled during 2003 and accordingly, no compensation expense has been recognized in 2003.

      SFAS 148 also requires that if awards of stock-based employee compensation were outstanding and accounted for under the intrinsic value method of Opinion 25 for any period in which an income statement is presented, a tabular presentation is required as follows:

	Year Ended
	December 31,

	2001	2002	2003

Net income (loss), as reported	(312)	49	66
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	0	0	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	3	3	1

Pro forma net income (loss)	(315)	46	65

Earnings (loss) per share:
Basic and diluted — as reported	(2.58)	0.40	0.53
Basic and diluted — pro forma	(2.60)	0.37	0.53

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Segment Reporting

      Ispat operates in a single business segment, which is composed of the manufacturing of semi-finished and finished steel products.

Reclassifications

      Certain reclassifications have been made to the prior periods’ financial statements in order to conform to the 2003 classifications.

Recent Accounting Pronouncements

FIN 46R

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which requires the consolidation by a business enterprise of variable interest entities if the business enterprise is the primary beneficiary. The FASB has amended FIN 46, now known as FIN 46 Revised December 2003 (“FIN 46R”). The requirements of FIN 46 or FIN 46R are effective to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003. There is no impact from the adoption of FIN 46R on Ispat’s consolidated results of operations, financial condition or liquidity.

SFAS 149

      In April 2003, the FASB issued SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies the circumstances under which a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to the language used in FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on Ispat’s consolidated results of operations, financial condition or liquidity.

SFAS 150

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 does not have a material impact on the consolidated financial statements of Ispat.

SFAS 132R

      In December 2003, the FASB issued SFAS 132 (revised 2003), “Employers’ Disclosure’s about Pensions and Other Postretirement Benefits.” This statement replaces the original SFAS 132 and revises employers’ disclosures about pension plans and other postretirement benefit plans to require more information about the economic resources and obligations of such plans. SFAS 132 (revised 2003) amends the disclosure

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 requirements of SFAS 87, SFAS 88, and SFAS 106, however, the measurement and recognition guidance is not affected. SFAS 132 (revised 2003) requires additional disclosures for plan assets, obligations, tabular presentation of key assumptions and measurement dates used for a majority of the plans. Ispat has adopted the provisions of SFAS 132R (See Note 11 for further information).

Note 3:	Inventories

	December 31,

	2002	2003

Finished Products	280	293
Production in process	252	215
Raw materials	224	195
Manufacturing supplies, spare parts and other	117	125

	873	828

Note 4:	Property, Plant and Equipment

      Property, plant and equipment are summarized as follows:

		Buildings and	Machinery and	Construction in
	Land	Improvements	Equipment	Process	Total

Balance at December 31, 2002
Gross value	$68	$543	$3,574	$48	$4,233
Accumulated depreciation	0	(160)	(1,038)	0	(1,198)

Net carrying value	68	383	2,536	48	3,035

Balance at December 31, 2003
Gross value	81	598	3,998	30	4,707
Accumulated depreciation	0	(194)	(1,422)	0	(1,616)

Net carrying value	$81	$404	$2,576	$30	$3,091

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Note 5:	Investments in Affiliates and Joint Ventures

      Ispat’s investments in affiliates and joint ventures, which include joint ventures accounted for using the equity method, are as follows:

		Ownership
Investee	Operating Activity	Percentage

Located in U.S.
Empire Iron Mining Partnership (“E.I.M.P”)(1)	Taconite/Pellets	21%
PCI Associates	Pulverized coal	50%
I/ N Tek(2)	Cold rolling	60%
I/ N Kote	Galvanizing	50%
Located in Mexico
Consorcio Minero Benito Juarez Pena Colorada S.A. de C.V. (“Pena Colorada”)	Mining and palletizing plant	50%
Servicios Siderurgicos Integrados, S.A. de C.V. (“Sersiin”)	Port operations, lime, industrial gases and engineering workshop	50%
Located in Canada
Sorevco	Galvanizing plant	50%
Delta Tube	Tubes	40%
Located in Germany
Westfalische Drahtindustrie GmbH (“WDI”)	Wire drawing	33.30%
Other	0	0

		December 31,

	Type of Ownership	2002	2003

Located in U.S.
Empire Iron Mining Partnership (“E.I.M.P.”)(1)	Partnership	0	0
PCI Associates	Partnership	22	22
I/ N Tek(2)	Partnership	52	51
I/ N Kote	Partnership	140	141
Located in Mexico
Consorcio Minero Benito Juarez Pena Colorada S.A. de C.V. (“Pena Colorada”)	Common stock	10	4
Servicios Siderurgicos Integrados, S.A de C.V. (“Sersiin”)	Common stock	9	9
Located in Canada
Sorevco	Limited partnership	7	7
Delta Tube	Limited partnership	2	2
Located in Germany
Westfalische Drahtindustrie GmbH (“WDI”)	Common stock	11	12
Other	—	4	4

		$257	$252

(1)	U.S. Operating Subsidiary sold 47.5% of its 40% interest in E.I.M.P. effective December 31, 2002, of the mine to Cleveland Cliffs, and its entire investment in the partnership was written off. See also Note 13.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

(2)	I/ N Tek, a general partnership formed for a joint venture between Ispat and Nippon Steel Corporation (“NSC”), owns and operates a cold-rolling facility. I/ N Tek is 60% owned by a wholly owned subsidiary of Ispat and 40% owned by NSC. Ispat has rights to the productive capacity of the facility, except in certain limited circumstances and has an obligation to use the facility for the production of cold rolled steel, under a tolling arrangement with I/ N Tek. Due to this lack of control by Ispat, Ispat accounts for its investment in I/ N Tek under the equity method. Ispat does not exercise control over I/ N Tek as all significant management decisions of the joint venture require agreement by both the partners.

      Summary condensed information, in the aggregate, of Ispat’s investments accounted for using the equity method is disclosed as follows:

	December 31,

	2001	2002	2003

Condensed Statement of Income Data
Gross revenue	1,508	1,088	1,282
Gross profit	115	83	102
Net Income	24	40	79

	December 31,

	2002	2003

Consolidated Balance Sheet Data
Current assets	388	346
Total assets	1,598	1,323
Current liabilities	455	388
Total liabilities	1,110	806
Net assets	488	516

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Note 6:	Balances and Transactions with Related Parties

      Transactions with related parties, all of which are affiliates and joint ventures of Ispat were as follows:

	December 31,

	2001	2002	2003

Transactions
Purchases of raw material:
Pena Colorada	$26	$33	$44
Sersiin	14	18	12
E.I.M.P	106	102	101
PCI Associates (Tolling fee)	43	34	32
LNM Holdings and its subsidiaries	0	29	28
Sales:
WDI	104	100	115
Sorevco	32	44	43
I/ N Kote	311	346	342
LNM Holdings and its subsidiaries	9	8	11
Other	9	18	21
Purchases:
I/ N Tek (Tolling charges)	143	142	137
Other	4	7	2
Sale of plant property & equipment — net of loan:
LNM Holdings	16	0	0
Other income
LNM Holdings and its subsidiaries (Management fees)(1)	6	5	8
LNM Holdings (Royalty income)	0	0	6

(1)	LNM Holdings, Ispat Karmet JSC and P.T. Ispat Indo, indirectly wholly-owned subsidiaries of the controlling shareholder, have entered into management services agreements with Ispat pursuant to which LNM Holdings, Ispat Karmet JSC and P.T. Ispat Indo pay fees to Ispat as compensation for management as and when services are rendered by Ispat.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	December 31,

	2002	2003

Receivables:
WDI	$32	$33
LNM Holdings and its subsidiaries	3	10
Others	7	5
Payables:
Sersiin	9	14
LNM Holdings and its subsidiaries	5	6
Others	8	14
Accrued expenses and other liabilities:
LNM Holdings and its subsidiaries	5	0
Long term debt to affiliates:
The Richmond Investment Holdings Limited	0	94
Other long-term obligation:
LNM Holdings	25	20

      Ispat and LNM Holdings completed an agreement effective June 17, 2002 under which Ispat, through its subsidiaries, will provide management and support services to LNM Holdings and its subsidiaries. These services will be offset against an advance payment of $30 over the next several years. The amount outstanding as at December 31, 2003 against this advance was $25(2002-$30).

Note 7:	Payable to Banks

      Payable to banks include borrowings and overdraft. Ispat has the following secured and unsecured bank lines and other working capital facilities:

	December 31,

	2002	2003

Committed	$485	$581
Uncommitted	60	80

	$545	$661

Ispat had the following under such bank lines and working capital facilities:
Presented under current liabilities (includes overdraft of $21 in 2002 and $41 in 2003)	$137	$167
Presented under long-term liabilities	225	240

	$362	$407

Borrowings under the lines are primarily denominated in U.S. dollars, except for the following:
€ 43 million (2002: € 45 million) inventory financing credit facility	$29	$34
Other Euro credit facilities	8	12
TT $ (Trinidad & Tobago)	0	10
British Pound	5	3

      These facilities do not include securitizations and factoring of receivables, which are discussed in Note 19.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      The credit facilities provide for borrowing at various interest rates and support letters of credit in addition to providing borrowings to fund local working capital requirements at the Operating Subsidiaries. Weighted-average interest rate on the bank lines, working capital facilities and temporary overdrafts ranged from 2.6% to 6.5% in 2002 and 2.0% to 6.5% in 2003.

      Certain of the credit facilities contain restrictive covenants that (i) require Ispat’s subsidiaries to comply with certain financial maintenance tests including the ratio of current assets to current liabilities and the ratio of total liabilities to total capital; (ii) require the maintenance of specified levels of net worth, (iii) prohibit subsidiaries from entering into agreements that restrict their ability to pay dividends and (iv) limit the payment of dividends (see Note 10).

      Certain of the lines of credit are collateralized by current assets and property, plant and equipment with a net carrying value of $760 at December 31, 2003 (2002 — $893).

Note 8:	Long-Term Debt

	December 31,

	2002	2003

AT U.S. OPERATING SUBSIDIARY
First Mortgage Bonds:
Series U, Tranche B, $350, due July 16, 2005	$334	$331
Series U, Tranche C, $350, due July 16, 2006	334	331
Series R, 7.9% due January 15, 2007	29	28
Series 1977, 5.75% due February 1, 2007	20	19
Series 1993, 6.8% due June 1, 2013	26	25
Series 1995, 6.85% due December, 2012	13	12
Industrial Development Revenue Bonds:
Pollution Control Project No. 11, 7.125% due June 1, 2007	21	15
Pollution Control Project No. 13, 7.250% due November 1, 2011	32	32
Exempt Facilities Project No. 14, 6.7% due November 1, 2012	5	3
Exempt Facilities Project No. 15, 5.75% due October 1, 2011	46	47
Exempt Facilities Project No. 16, 7% due January 1, 2014	8	2
Revolving Credit Facilities — 2% to 4%	225	240

AT MEXICO OPERATING SUBSIDIARY
Bank loans denominated in U.S. dollars, floating interest	352	348
Senior Structured Export Certificates, 10.625%	62	41
Export-Import Bank of the U.S., LIBOR plus 0.30%	29	29

AT CANADA OPERATING SUBSIDIARY
Senior Secured Credit Facilities(1):
Tranche A, $150, LIBOR plus 1.25%-4.05%	54	0
Tranche B, $125, LIBOR plus 1.75%-4.55%	118	118
Tranche C, $125, LIBOR plus 2.25%-5.05%	118	118

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	December 31,

	2002	2003

AT TRINIDAD OPERATING SUBSIDIARY
Senior Secured Notes, 10.4%	101	88
International Finance Corporation, LIBOR plus 3.25%-3.38%	26	13
Others	8	5

AT ISPAT EUROPE GROUP
Senior Secured €150 million, due February 1, 2011, 11.875%	129	137

FROM AN AFFILIATE
The Richmond Investment Holdings Limited, due October 6, 2005, LIBOR plus 3.00%	0	80
The Richmond Investment Holdings Limited, due December 30, 2005, LIBOR plus 3.00%	0	14

OTHER
Shipping Subsidiaries	30	19
Other	27	15
Total long-term debt including current portion	2,147	2,110

Less current portion of long-term debt	125	196

Total long-term debt	$2,022	$1,914

(1)	Interest rates are contingent on the achievement of certain financial ratios.

At U.S. Operating Subsidiary:

First Mortgage Bonds

      Series U, Tranche B and C (the “Term Loans”) are with a syndicate of financial institutions (the “Term Loan Lenders”) for whom Credit Suisse First Boston is the agent. Each of the Tranche B and Tranche C Loan is repayable in quarterly installments of $1 until maturity.

      Borrowings under the Term Loans bear interest at a rate per annum equal to, at Ispat’s option, (1) the higher of (a) the Agent’s prime rate or (b) the rate which is 0.5 of 1% in excess of the Federal Funds effective rate (together the “Base Rate”), plus 2.75% or (2) the London Interbank Offered Rates (“LIBOR”) (as defined in the Credit Agreement) plus 3.75%. The fee for the Letter of Credit (the “LC”) is 4.00% of the LC amount per annum (the “LC Fee”). The spread over the LIBOR and Base Rate and the LC Fee will be reduced if the U.S. Operating Subsidiary’s Consolidated Leverage Ratio (as defined in the Credit Agreement) falls to specified levels. The effective rate of interest paid on Series U First Mortgage Bonds was 5.1% for the year ended December 31, 2003 (5.6% for the year ended December 31, 2002).

      Ispat entered into a hedge as required under the agreement. It is a 5 year interest rate collar based on LIBOR with a floor of 4.50% and a ceiling of 6.26% on a notional amount of $450. The facilities and the hedge are fully and unconditionally guaranteed by Ispat. The hedge expired on October 16, 2003.

      A substantial portion of Ispat’s facilities at its Indiana Harbor Works is subject to a lien to First Mortgage. This property had a book value of approximately $1,600 at December 31, 2003 (2002 — $1,600).

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      The U.S. Operating Subsidiary must also maintain a minimum Consolidated EBITDA, as defined in the Credit Agreement. The U.S. Operating Subsidiary was in compliance with this covenant at December 31, 2003. The Credit Agreement also contains other covenants that, among other things, prohibit or limit the ability of Ispat or the Borrower to pay dividends and other restricted payments, incur indebtedness, create liens, engage in transactions with affiliates, sell assets and engage in mergers and consolidations. Any loans from Ispat to its U.S. Operating Subsidiary cannot be repaid until the U.S. Operating Subsidiary’s leverage falls to specified levels.

Industrial Development Revenue Bonds

      During 2003, Ispat purchased $29 (2002 — $40) bonds at discounts from face value. As a result of these early redemptions and recognized a gain of $14, net of tax $14 (2002 — $30, net of tax $19).

Revolving Credit Facilities

      Revolving credit facilities are denominated in U.S. dollars and are from the Chase Manhattan Bank, as agent. These credit facilities are shown as long-term debt as Ispat has the ability and intent to refinance these obligations as they mature under the respective credit agreements. The average interest rates on these facilities range from 2% to 4% and $150 of the outstanding balance is repayable in 2005 and $90 in 2007.

Contingent Liability

      A standby letter of credit in the amount of $160 that expired on July 9, 2003 was provided to the Pension Benefit Guarantee Corporation (“PBGC”), which is arranged by Credit Suisse First Boston. The letter of credit was not drawn upon. In July 2003, Ispat reached an agreement with the PBGC regarding alternative security for the $160 letter of credit. The letter of credit was allowed to expire, and in its place, Ispat agreed to contribute $160 to its pension plan over next two years. The U.S. Operating Subsidiary contributed $50 in July 2003, and is required to contribute $83 in 2004 and $28 in 2005. Outside of this Agreement, the U.S. Operating Subsidiary also contributed $21 in September 2003. Additionally, Ispat pledged $160 of non-interest bearing First Mortgage Bonds to the PBGC as security until the remaining $110 has been contributed to the Pension Plan and certain tests have been met.

At Mexico Operating Subsidiary:

Bank Loans Denominated In U.S. dollars, Floating Interest

California Commerce Bank, USA

      Loan payable to California Commerce Bank, USA under a line-of-credit agreement is denominated in U.S. dollars with an annual variable interest rate of LIBOR plus 300 basis points (effective annual interest rate at December 31, 2003 and 2002 are 4.99% and 5.53%, respectively). Principal is payable in quarterly installments with maturities until August 2005. $8 was outstanding at December 31, 2003 (2002 — $10).

Bancomer, Mexico

      Loan payable to Bancomer, Mexico is denominated in U.S. dollars. The loan bears interest at floating rate of LIBOR plus 325 basis points (effective annual interest rate at December 31, 2003 and 2002 are 4.35% and 5.25%, respectively). Principal is payable in semi-annual installments until 2008. $48 was outstanding at December 31, 2003 (2002 — $49).

      Loan payable to Bancomer, Mexico is denominated in U.S. dollars. The loan bears interest at floating rate of LIBOR plus 225 basis points (effective annual interest rate at December 31, 2003 and 2002 are 3.35%

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 and 4.20%, respectively). Principal is payable in semi-annual installments until 2008. $72 was outstanding at December 31, 2003 (2002 — $73).

Banamex, Mexico

      Loans payable to Banamex, Mexico under a line-of-credit agreement is denominated in U.S. dollars, with annual variable interest rates of LIBOR plus 375 basis points (effective annual interest rate at December 31, 2003 and 2002 are 4.88% and 5.86%, respectively). Principal is payable in semi-annual installments of $28 with maturities from 2005 to 2009. $220 was outstanding at December 31, 2003 and at December 31, 2002.

Senior Structured Export Certificates, 10.625%

      The New Senior Structured Export Certificates due 2005 (the “New Senior Certificates”) are denominated in U.S. dollars with interest payable quarterly at 10.625% per annum. The principal amount of the New Senior Certificates is payable in quarterly installments till May 2005.

      The New Senior Certificates are redeemable in whole or in part at a price equal to 100% of the outstanding principal amount, plus accrued interest thereon and a prepayment make whole premium (only in case of trigger event) as defined in the agreement.

      The New Senior Certificates are payable primarily from the proceeds of U.S. Dollar denominated accounts receivable to be generated from sales of steel slabs to Mitsubishi Corporation (the “steel purchaser”), under a long-term supply agreement and sales of steel slabs to certain other customers. Subject to certain exceptions, the supply agreement with Mitsubishi requires the steel purchaser to purchase sufficient volumes of slabs to generate receivables in each quarter in an aggregate face amount equal to 1.3 times the scheduled quarterly debt service on the New Senior Certificates.

Export-Import Bank of The United States

      Loan payable to a financial institution guaranteed by the Export-Import Bank of the United States is denominated in U.S. dollars. The loan bears interest at an annual variable rate of LIBOR plus 0.30% (effective annual interest rate at December 31, 2003 and 2002 are 2.05% and 2.54%, respectively). Principal is payable in semi-annual installments of $3 with maturities ranging from 2004 to 2008.

Debt Restructuring at Mexico Operating Subsidiary

      In response to the reduction in sales volume and prices and other negative developments faced by Ispat, Ispat initiated the process in 2001 to restructure its debt. The debt restructuring was successfully completed on September 6, 2002. The principal elements of debt restructuring are as noted below:

1. Exchange Offer and Consent Solicitation. All outstanding 1996 Senior Certificates were exchanged for New Senior Certificates. The terms of the New Senior Certificates are substantially similar to the terms of the 1996 Senior Certificates except that, among other things, the New Senior Certificates (i) have interest payable at 10 5/8% per annum; (ii) have a final maturity at May 2005; (iii) are guaranteed by certain subsidiaries of Mexico Operating Subsidiary; (iv) are secured, along with Mexico Operating Subsidiary’s existing bank lenders, by certain assets of Mexico Operating Subsidiary (as discussed below) on pro rata basis; and (v) have the benefit of the Excess Cash Flow Sweep (as discussed below).

2. Bank Amendments and Waivers. Mexico Operating Subsidiary’s bank lenders deferred principal payments on most of the outstanding bank debt for a period of three years. The bank lenders also waived certain financial covenants during this period, eliminated certain restrictions on the disposition of non-

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 core assets and granted permission to enter into a new working capital facility. Existing bank lenders have the benefit of the Excess Cash Flow (as discussed below) and are secured, along with the New Senior Certificates, by certain assets of Mexico Operating Subsidiary (as discussed below) on a pro rata basis.

3. Excess Cash Flow Sweep. Mexico Operating Subsidiary is required, on a semi-annual basis commencing December 31, 2002, to apply all of its excess cash flows (as defined in the Inter-creditor Agreement) to repurchase New Senior Certificates and retire debt owed to its existing bank lenders (the “Excess Cash Flow Sweep”) in the proportion of 20% to the New Senior Certificates and 80% to Mexico Operating Subsidiary’s existing bank debt, at a price equal to 100% of the principal amount thereof.

4. Ranking and Collateral. The New Senior Certificates are secured by receivables generated under a new supply agreement with Mitsubishi and those of certain other customers of Mexico Operating Subsidiary (the “Receivables”). In addition, Mexico Operating Subsidiary’s existing bank lenders and the New Senior Certificates are secured, on a pro rata basis, by (i) a first priority lien on all property, plant and equipment of Mexico Operating Subsidiary; (ii) a pledge on the stock of Mexico Operating Subsidiary and its immediate parent; and (iii) a first priority lien on the inventory and receivable not otherwise pledged to secure the new working capital facility or the Receivables.

5. New Working Capital Facility. Mexico Operating Subsidiary is entitled to draw up to $68 for its working capital needs, subject to the condition that amounts outstanding owed under the new working capital facility cannot exceed $35 unless authorized by Mexico Operating Subsidiary’s other bank lenders. The new working capital facility is secured by a first priority lien on certain inventory and receivables.

6. Shareholder Loan. An amount of $20 was loaned to Mexico Operating Subsidiary by Ispat for working capital needs. The loan is subordinated to other debt of Mexico Operating Subsidiary and secured by a second priority lien on certain inventory and receivables.

7. Sale of Non-Core Assets. Mexico Operating Subsidiary was entitled to sell certain non-core assets in 2002 in order to repay some of the debt relating to its shipping loans.

      The Structured Senior Export Certificates due 2005 (the “1996 Certificates”) are denominated in U.S. dollars with effective interest payable quarterly at 11.64% per annum. The principal amount of the Senior Certificates is payable in quarterly installments until May 2005.

At Canada Operating Subsidiary:

Senior Secured Credit Facilities

      The Tranche B facility is bearing an interest at rates ranging from LIBOR plus 1.75% to LIBOR plus 4.55% depending on the achievement of certain financial ratios. For 2003 the effective average rate is 6.46% (2002 effective average rate was 7.60%). The facility will mature in July 2004 and is repayable in installments of $0.3 in March 2004 and $118 in July 2004.

      The Tranche C facility is bearing an interest at rates ranging from LIBOR plus 2.25% to LIBOR plus 5.05% depending on the achievement of certain financial ratios. For 2003 the effective average rate is 6.96% (2002 effective average rate was 8.11%). The facility will mature in January 2005 and is repayable in installments of $0.3 in March 2004, $0.3 in June 2004 and $118 in January 2005.

      The Senior Secured Credit Facility is collateralized by all property, plant and equipment of the Canadian Operating Subsidiary and a second ranking charge on accounts receivables and inventories. Ispat has no interest rate swap agreement as of December 31, 2003 (2002 — $200).

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

At Trinidad Operating Subsidiary:

Senior Secured Notes, 10.4%

      The 10.4% Senior Secured Notes are denominated in U.S. dollars and have been used to finance the construction of a direct reduced iron plant. The notes mature in May 2008 with principal and interest repayable in semi-annual installments started in November 2002.

International Finance Corporation

      Loans payable to the International Finance Corporation are denominated in U.S. dollars and collateralized by property, plant and equipment with a net book value of $397 at December 31, 2003 (2002-$410). Principal and interest are due in semi-annual installments beginning December 1998 with interest accruing at LIBOR plus 3.25% to 3.38%, maturing in 2004 through 2006.

      At the request of the Trinidad Operating Subsidiary, the International Finance Corporation and their Participants have agreed to a waiver of the current ratio requirement for December 31, 2001, an amendment to the current ratio covenant for 2002 and a waiver of the late payment of principal due on December 15, 2001.

At Ispat Europe Group:

Senior Secured Notes Denominated in Euro, Due February 1, 2011, 11.875%

      Ispat Europe Group SA, a wholly owned subsidiary of Ispat has issued Senior Secured Notes worth €150 million. The Bonds issued on February 1, 2001 will mature on February 1, 2011. These Notes are secured by mortgage over the Property plant and equipment of the German Subsidiaries and an indirect pledge on the shares of the French Operating Subsidiary. The interest rate is fixed at 11.875% per annum and payable semi-annually.

From An Affiliate:

      Loans are payable to an affiliate The Richmond Investment Holdings Limited and are denominated in U.S. dollars. The interest rates on these loans are three months LIBOR plus 300 basis points (4.15% at December 31, 2003). Out of $94 outstanding as on December 31, 2003 (2002-$nil) $80 is payable on October 6, 2005 and $14 is payable on December 30, 2005.

Other:

Shipping Subsidiaries

      Loans payable at shipping subsidiaries are denominated in U.S. dollars to finance the purchase of equipment collateralized by the related assets. The interest rates on the loans range from 7.36% to 8.11%. Principal and interest are due in monthly/semi-annual installments with maturities ranging from 2005 to 2007.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Other:

      Various loans with interest rates ranging from 0.6% to 7.5% for other loans.

      Maturities of long-term debt at December 31, 2003 are as follows:

Years Ending December 31,

2004	$196
2005	787
2006	449
2007	261
2008	102
Subsequent years	315

Total	$2,110

      Certain long-term debt and other agreements of Ispat and its subsidiaries provide for various covenants that restrict the ability of certain of Ispat’s subsidiaries to pay dividends, make certain payments, incur additional indebtedness, make certain investments, create liens, guarantee indebtedness, sell or acquire assets, enter into mergers or consolidations and form subsidiaries, as well as require compliance with certain other financial maintenance tests in certain cases. Such financial maintenance tests include certain financial ratios and minimum levels of net worth. A significant part of Ispat’s net assets at December 31, 2003 (see Note 10) was subject to restrictive covenants, affecting capital distributions and the ability of the subsidiaries to loan or advance funds to the shareholders and other restrictions.

Note 9:	Financial Instruments and Credit Risk

Fair Value of Financial Instruments

      The estimated fair values of Ispat’s financial instruments at December 31, 2002 and 2003 are summarized below:

      The estimated fair values of certain financial instruments have been determined using available market information or other valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Ispat could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

      The carrying amounts of Ispat’s cash and cash equivalents, accounts receivable and short-term investments approximate their fair values. Cash equivalents are carried at cost, which approximates market value and accounts receivable and short-term investments are short-term in nature.

      Ispat’s short and long-term debt consists of debt instruments which bear interest at fixed rates and variable rates tied to market indicators. The fair value of Ispat’s variable rate debt approximates its carrying amount given the floating rate nature of the debt at prevailing market rates. The fair value of fixed rate debt is

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 based on estimated future cash flows discounted using the current market rates for debt of the same remaining maturities and credit risk. The estimated fair values of Ispat’s short and long-term debt are as follows:

	December 31, 2002		December 31, 2003

		Estimated Fair		Estimated Fair
	Carrying Value	Value	Carrying Value	Value

Instruments payable bearing interest at variable rates	$1,646	$1,421	$1,655	$1,575
Instruments payable bearing interest at fixed rates	501	379	455	360

Long-term debt, including current portion	$2,147	$1,800	$2,110	$1,935
Payable to banks	$137	$137	$167	$167

      The fair value of forward exchange contracts, all of which are short-term in nature, was estimated based on the applicable year-end exchange rates and are presented below:

	Foreign
	Currency
	Forward
	Contracts

	December 31,

	2002	2003

Fair value	$16	$78
Carrying Amount	$16	$78

      The fair value information presented herein is based on information available to management at the dates presented. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively valued for purposes of these financial statements.

      Ispat uses futures and swap contracts to manage fluctuations in the cost of natural gas and certain nonferrous metals, primarily zinc which is used in the coating of steel. Timing of these transactions corresponds to the expected need for the underlying physical commodity and is intended as a hedge against the cost volatility of these commodities.

      A portion of the floating rate debt used in connection with the financing of the acquisition of the U.S. Operating Subsidiary was hedged through the use of an interest collar that expired on October 16, 2003. Due to the decline in interest rates during fiscal years 2002, the fair value of the collar represented a derivative liability of approximately $14 at December 31, 2002.

Credit Risk

      Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and from movements in interest rates and foreign exchange rates. Ispat does not anticipate non-performance by counterparties. Ispat generally does not require collateral or other security to support financial instruments with credit risk.

      Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      Financial instruments that potentially subject Ispat to credit risk primarily consist of trade accounts receivable and derivative contracts.

      Ispat considers its credit risk associated with trade accounts receivable to be somewhat limited due to a large number of customers comprising Ispat’s customer base and their geographic dispersion. Ispat sells a significant amount of product pursuant to orders throughout its main markets. Ispat grants credit based on evaluations of its customers’ financial situation, in certain cases without requiring guarantees or letters of credit, and monitors the exposure of potential losses from granting credit.

      The counterparties to derivative contracts are generally major financial institutions and credit risk is generally limited to the unrealized gains and losses on such contracts should the counterparties fail to perform as contracted. Additionally, Ispat utilizes a portfolio of financial institutions either headquartered or operating in the same countries in which Ispat conducts its business. As a result, Ispat considers the risk of counterparty default to be minimal.

      A portion of the floating rate debt used in connection with the financing of the acquisition of the U.S. Operating Subsidiary was hedged through the use of an interest collar that expired on October 16, 2003. Due to the decline in interest rates during fiscal years 2002, the fair value of the collar represented a derivative liability of approximately $14 at December 31, 2002.

      The U.S. Operating Subsidiary had $1,107 of long-term debt (including debt due within one year) outstanding at December 31, 2003. Of this amount $902 is floating rate debt (fair value $822). The remaining $205 of fixed rate debt had a fair value of $149. Assuming a hypothetical 10% decrease in interest rates at December 31, 2003, the fair value of this fixed rate debt would be estimated to be $200. Fair market values are based upon market prices or current borrowing rates with similar rates and maturities.

      The Mexico Operating Subsidiary utilizes derivative commodity instruments not for trading purposes but to hedge exposure to fluctuations in the costs of natural gas. In February 2001, the Mexico Operating Subsidiary entered into a fixed price natural gas contract with Pemex at a price of $4 per mmbtu, excluding transportation charges, for a volume of 25350 G cal per day. This contract expired in December 31, 2003. For gas requirements in 2004, Ispat has entered into contracts in the futures market for a total volume of 7,300,000 MMBTU, at an average net price of $5.59 per MMBTU (excluding transportation charges). A hypothetical 10% fluctuation on the purchase price of natural gas will have an impact on pre-tax income of approximately $23. The fair value of such contracts as on December 31, 2003 was $44 (2002 — $161).

      At the Canadian Operating Subsidiary, an annual consumption of natural gas of Canadian Dollar 79 million (2002 — Canadian Dollar 38 million) at an exchange rate of 0.76 (Canadian Dollar to U.S. Dollar) would result in an annual consumption of $60 (2002 — $29). Therefore, a hypothetical 10% fluctuation in the purchase price of natural gas would have an impact on pre-tax income at the Canadian Operating Subsidiary of approximately $6 (2002 — $3).

Note 10:	Shareholders’ Equity

      The authorized common shares of Ispat consisted of 500,000,000 class A shares, with a par value of €0.01 per share, and 72,150,000 class B shares, with a par value of €0.10 per share. At December 31, 2002, 54,850,000 Ispat class A shares and 72,150,000 Ispat class B shares were issued and 49,587,492 (2002: 51,735,794) Ispat class A shares and 72,150,000 (2002: 72,150,000) Ispat class B shares were outstanding.

      In connection with the introduction of Euro on January 1, 2002, Ispat converted the nominal value of its shares from Dutch Guilders into Euro. The articles of association were amended on December 31, 2001 based on the resolution of the shareholders meeting held on December 21, 2001. By this conversion the total

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 common stock par value of Ispat increased by $3, which had been accounted for through Additional Paid-in Capital in Equity.

      The preference and relative rights of Ispat’s International’s class A shares and class B shares are substantially identical except for disparity in voting power and conversion rights. Holders of Ispat’s class A shares are entitled to one vote per share and holders of Ispat’s class B shares are entitled to ten votes per share on all matters submitted to a vote of shareholders. Each Ispat class B share is convertible, at the option of the holder, into one Ispat class A share.

      At December 31, 2003, Ispat had 5,262,508 of its own class A shares, which it purchased on the open market for a net consideration of $110 (at December 31, 2002: 3,114,206 at a consideration of $103).

      During the year 2003, Ispat sold 23,532 (2002 — 2,117,781) of its treasury stock shares to Ispat Inland Pension Fund for a total consideration of $0.01 (2002 — $5). Also, Ispat bought back 2,263,000 (2002 — 139,200) of its shares from the open market during the year at a consideration of $9 (2002 — $1) under a share buy-back program announced by Ispat.

      These shares have been acquired for the purpose of Ispat’s employee stock option plan.

      All calculations to determine the amounts available for dividends are based on Ispat’s Dutch statutory accounts, which, as a holding company, are different from its consolidated accounts.

      Ispat has no manufacturing operations of its own. Accordingly, it can only pay dividends or distributions to the extent it is able to arrange the cash dividend distribution from its subsidiaries, recognizes gains from the sale of its assets or records share premium from the issuance of (new) common shares. Certain of Ispat’s Operating Subsidiaries are subject to restrictions under the terms of their debt agreements for paying dividends. As a result, subsidiaries of Ispat had $375 in retained earnings, which are free of restriction for the payment of dividend at December 31, 2003. Dividends are payable by Ispat in either U.S. dollars or in Euros.

      Ispat received no cash dividends for the years 2001, 2002 and 2003, respectively, from its operating subsidiaries.

      In 2001, Ispat recorded a capital contribution of $3 relating to the gain on the sale of assets to a party under common control of Ispat’s principal shareholder.

Stock Option Plan

      In 1999, Ispat adopted a stock option plan, the Ispat Plan. Under the terms of the Ispat Plan, Ispat may grant options to senior management of Ispat and its affiliates for up to 6,000,000 shares of common stock. The exercise price of each option equals not less than the fair market value of Ispat stock on the date of grant, with a maximum term of 10 years. Options are granted at the discretion of Ispat’s Board of Director’s Plan Administration Committee or its delegate. The options vest either ratably upon each of the first three anniversaries of the grant date, or, in total, upon the death, disability or retirement of the participant.

      Prior to 2003, Ispat had chosen to account for stock-based compensation using the intrinsic value method prescribed in APB 25, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Ispat’s stock at the date of the grant over the amount an employee must pay to acquire the stock. As indicated above, all options were granted at an exercise price equal to or greater than the fair market value on the date of grant and accordingly, no compensation expense has been recognized in these financial statements pursuant to APB 25 effective January 1, 2003. Ispat has decided to expense stock-based compensation under the fair value recognition provisions of SFAS 123 (see Note 2).

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      The fair value of each option grant of Ispat stock is estimated on the date of grant using Black-Scholes Model Method with the following weighted-average assumptions used:

	Year of Grant

	2001	2002	2003

Dividend Yield	—	—	—
Expected annualized volatility	—	83%	—
Discount rate — bond equivalent yield	—	5.03%	—
Expected life in years	—	8	—

      The status of the Ispat Plan with respect to Ispat is summarized below at December 31, 2003:

		Weighted Average
	Number of Shares	Exercise Price($)

Opening balance as of January 1, 2001	2,512,000	10.19
Granted during the year	—	—
Exercised	—	—
Forfeitures	(310,000)	10.30
Outstanding at December 31, 2001	2,202,000	10.17
Granted during the year	1,349,500	2.26
Exercised	—	—
Forfeitures	(160,000)	7.95
Outstanding at December 31, 2002	3,391,500	7.13
Granted during the year	—	—
Exercised	(91,166)	7.08
Forfeitures/restoration	39,000	11.72
Outstanding at December 31, 2003	3,339,334	7.32

      At December 31, 2003, the stock options are exercisable as follows:

		Average Exercise Price
	Options	($)(1)

2003	2,530,111	8.93
2004	2,934,723	8.01
2005	3,339,334	7.32
2006	3,339,334	7.32
2007	3,339,334	7.32

(1)	Based on exercise prices of $11.94, $8.57 and $2.26 for 1999, 2000 and 2002 the respective years of the grant date.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Note 11:	Employee Benefit Plans

Defined Benefit Plans

      Ispat’s principal Operating Subsidiaries in the U.S., Canada, Trinidad, Germany and France provide defined benefit pension plans to their employees. A brief summary of the plans provided by the subsidiaries in the countries in which Ispat operates is as follows:

U.S. and Canadian Plans

      The U.S. Operating Subsidiary’s Pension Plan and Pension Trust which covers certain employees of Ispat, is a non-contributory benefit plan with pensions based on final pay and years of service for all salaried employees and certain wage employees, and years of service and a fixed rate (in most instances based on frozen pay or on job class) for all other wage employees including members of the United Steelworkers of America.

      The Canadian Operating Subsidiary offers contributory and non-contributory defined benefit pension plans for substantially all of its employees. Benefits for the non-contributory plans are generally calculated based on the number of years of service of the unionized employees and based on actuarial computations. Benefits for the contributory plans are generally calculated based on the number of years of service and the maximum average eligible earnings of each employee during any period of five consecutive years.

      The Canadian Operating Subsidiary provides certain post-employment and post-retirement medical benefits and life insurance for certain groups of retired employees. Ispat is accruing the cost of these benefits for current and future retirees using the projected unit credit actuarial method.

Trinidad Plan

      Ispat’s Operating Subsidiary in Trinidad maintains a contributory defined benefit pension plan for substantially all of its employees, the benefits of which are based on the employees’ length of service.

European Plans

      The German Operating Subsidiaries maintain unfounded defined pension plans for a certain number of employees the benefits of which are based on such employees’ length of service and applicable pension table under the terms of individual agreements.

      Additionally, certain of the employees at the Duisburg operations, after completing a minimum period of continuous employment are entitled to a Pension benefit based on length of service and compensation.

      Under French law, the French Operating Subsidiaries have an obligation to pay lump sum retirement indemnities to employees calculated based on the length of service and compensation at retirement. The French Operating Subsidiaries also have a commitment to provide additional post-retirement benefits linked to years of service and compensation at retirement reduced by retirement benefits available from the state managed pension scheme.

      Additionally, lump sum payments are also required to be paid to employees who have completed a defined number of years of service in Ispat.

Mexican Plan

      The Mexico Operating Subsidiary is obligated to provide seniority premiums, which consist of a one-time payment of 12 days wages for each year worked, calculated on the basis of the latest salary. Maximum salary used in these calculations is limited to double the legal minimum wage.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

                The components of the net periodic benefit cost of the defined benefit plans for the years ended December 31 are as follows:

	Pension Benefits U.S. and
	Canadian Plans

	2001	2002	2003

Components of net periodic benefit cost:
Service cost	$36	$42	$40
Interest cost	180	177	183
Expected return on plan assets	(211)	(210)	(202)
Special termination benefits	8	0	0
Recognized actuarial gain	(1)	1	2
Amortizations	9	9	13

	$21	$19	$36

	Pension Benefits
	Trinidad Plan

	2001	2002	2003

Components of net periodic benefit cost:
Service cost	$2	$2	$2
Interest cost	3	3	3
Expected return on plan assets	(5)	(5)	(6)
Net amortizations	0	(1)	0

	$—	$(1)	$(1)

	Pension Benefits
	European Plans

	2001	2002	2003

Components of net periodic benefit cost:
Service cost	$1	$2	$2
Interest cost	2	2	2

	$3	$4	$4

                The following assumptions were used:

	2001	2002	2003

Discount rates for obligations	6.50%-7.50%	6.50%-8.00%	6.25%-6.50%
Assumed rates of compensation increases	4.00%	4.00%-5.50%	3.00%-5.28%
Expected long-term rate of return on assets	7.75%-9.50%	7.50%-9.50%	8.00%-9.50%

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      The change of benefit obligation and plan assets and reconciliation of funded status through the measurement date are as follows:

	Trinidad Plan
	Year Ended
	December 31,

	2002	2003

Change in benefit obligation
Benefit obligation at beginning of the period	28	40
Service cost	2	2
Interest cost	3	3
Participants’ contributions	1	1
Benefit improvements	5	—
Actuarial (gains) losses	2	8
Benefits paid	(1)	(1)

Benefit obligation at end of the period	40	53

Change in fair value of plan assets
Fair value of plan assets at beginning of the period	54	61
Actual return on plan assets	7	16
Employers’ contribution	1	1
Participations’ contribution	1	1
Benefits paid	(2)	(2)

Fair value of plan assets at end of the period	61	77

Funded status of the plans	21	24
Unrecognized net actuarial losses	(15)	(2)
Unrecognized transition assets	(2)	(15)
Unrecognized prior service cost	12	10

Prepaid pension at end of period	16	17

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	U.S. and
	Canadian Plans(1)

	Year Ended
	December 31,

	2002	2003

Change in benefit obligation
Benefit obligation at beginning of the period	2,482	2,605
Service cost	42	40
Interest cost	177	183
Participants’ contributions	1	1
Plan amendment	—	41
Actuarial losses	115	242
Foreign currency exchange rate differences	3	65
Benefits paid	(215)	(214)

Benefit obligation at end of the period	2,605	2,963

Change in fair value of plan assets
Fair value of plan assets at beginning of the period	2,043	1,741
Actual return on plan assets	(98)	324
Employers’ contribution	8	140
Participants’ contribution	1	1
Foreign currency exchange rate differences	2	42
Benefits paid	(215)	(216)

Fair value of plan assets at end of the period	1,741	2,032

Underfunded status of the plans	(864)	(931)
Unrecognized net actuarial gains	830	941
Unrecognized prior service cost	84	117

Accrued pension liability at end of period	50	127

Accrued benefit liability(2)	(842)	(918)
Intangible asset	84	117
Accumulated other comprehensive income	808	928

Amount recognized on balance sheet	50	127

(1)	The actuarial computation for the U.S. Operating Subsidiary was performed at November 30, 2003 while the actuarial computation for the other Operating Subsidiaries was performed at December 31, 2003.

(2)	At U.S. Operating Subsidiary an amount of $112 has been recorded under current liabilities.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	European
	Plans

	Year Ended
	December 31,

	2002	2003

Change in benefit obligation
Benefit obligation at beginning of the period	32	42
Service cost	2	2
Interest cost	2	3
Plan amendments	(2)	—
Actuarial losses	3	—
Foreign currency exchange rate differences	5	11

Benefit obligation at end of the period	42	58

Underfunded status of the plans	(42)	(58)

Accrued pension liability at end of period	(42)	(58)

Amount recognized on balance sheet	(42)	(58)

Post-Retirement Benefits

      Ispat’s Operating Subsidiaries in the U.S., Canada and France provide post-retirement benefits, including medical benefits and life insurance benefits to retirees. The post-retirement plans relate to the U.S., Canadian and French operating subsidiaries.

      Substantially all of the U.S. Operating Subsidiary’s employees are covered under post-retirement life insurance and medical benefit plans that require deductible and co-insurance payments from retirees. The post-retirement life insurance benefit formula used in the determination of post-retirement benefit cost is primarily based on applicable annual earnings at retirement for salaried employees and specific amounts for hourly employees. The U.S. Operating Subsidiary does not prefund any of these post-retirement benefits. Effective January 1, 1994, a Voluntary Employee Benefit Association Trust was established for payment of health care benefits made to United Steel Workers of America. Funding of the Trust is made as claims are submitted for payment.

      The net periodic post-retirement benefit cost was as follows:

	U.S. and
	Canadian Plans

	2001	2002	2003

Service cost	9	8	10
Interest cost	61	59	59
Amortization	(20)	(20)	(20)
Special termination benefits	3	—	—
Recognized (gains)	(3)	(1)	—

Net periodic benefit cost	50	46	49

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	European Plans

	2001	2002	2003

Service cost	1	2	1
Interest cost	1	1	1

Net periodic benefit cost	2	3	2

      The following weighted average assumptions were used in accounting for the post-retirement benefit plan:

	November 30,

	2001	2002	2003

Discount rates for obligations	7.50%	6.50%-7.10%	6.25%-6.50%
Rate of compensation increase	4.00%	4.00%	3.00%-5.28%
Health care cost trend rate	4.50%	4.50%	4.50-9.20%

      The following tables sets forth the post-retirement benefit obligation at the dates indicated:

	U.S. and
	Canadian Plans

	Year Ended
	December 31,

	2002	2003

Benefit obligation at beginning of period	812	855
Service cost	8	9
Interest cost	59	59
Actuarial losses	33	172
Plan amendment	—	(105)
Foreign currency exchange rate changes	—	4
Benefits paid	(57)	(65)

Benefits obligation at end of period	855	929

Fair value of assets	—	—

Underfunded status of plan	(855)	(929)
Unrecognized net (gain)	(65)	105
Unrecognized prior service cost	(83)	(166)

Accrued post-retirement benefit obligation at end of period	(1,003)	(990)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	European
	Plans

	Year Ended
	December 31,

	2002	2003

Benefit obligation at beginning of the period	15	20
Service cost	2	1
Interest cost	1	1
Benefits paid	(1)	(1)
Foreign currency exchange rate differences	3	4

Benefit obligation at end of the period	20	25

Fair value of assets	—	—

Underfunded status of the plans	(20)	(25)
Unrecognized prior service cost	—	—

Accrued post-retirement benefit obligation at end of period	(20)	(25)

      An increase of 1% in the health care cost trend rate of the U.S. Operating Subsidiary would increase the benefit obligation by $111 and the annual net periodic cost by $9. A 1% decrease would reduce the benefit obligation by $99 and the annual net periodic annual net cost by $8.

      At the Canadian Operating Subsidiary, for evaluation purposes, the annual growth rate assumption for the cost of health care for each participant was established at 9.2% in 2003. The rate is expected to gradually decline to 3.6% in 2011 and remain at this level subsequently. A 1% change would have an effect of $2.

Note 12:	Income Tax Expense (Benefit)

      The breakdown of the income tax expense (benefit) before extraordinary gains or losses is as follows:

	Year Ended December 31,

	2001	2002	2003

Current:
U.S.	$—	$(3)	$11
America’s (excluding U.S.)	2	14	3
Europe	4	4	5
Others	2	3	3

Total current income tax expense (benefit)	$8	$18	$22

Deferred:
U.S.	(75)	(17)	(22)
America’s (excluding U.S.)	(38)	(59)	(18)
Europe	(1)	4	10

Total deferred income tax expense (benefit)	$(114)	$(72)	$(30)

Total income tax expense (benefit)	$(106)	$(54)	$(8)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      The following table reconciles the income tax expense compared at the statutory rate of each tax jurisdiction and Ispat’s overall effective tax rate:

		Year ended December 31, 2003

		United
		States	Mexico	Trinidad	Canada	Germany	France	Others	Total

		(in $ millions)
Income (loss) before taxes		(57)	14	28	28	57	(36)	23	57
Statutory tax rate		35%	34%	30%	38%	40%	33%	34%	39%

Statutory tax expense (benefit)		(20)	5	8	11	23	(12)	8	23
Increase (decrease) resulting from:
Manufacturing tax credits	America’s	—	—	—	(2)	—	—	—	(2)
Large corporation tax	America’s	—	—	—	1	—	—	—	1
Benefit arising from interest in partnership	America’s	—	—	—	(15)	—	—	—	(15)
Valuation allowance	America’s	—	—	(2)	14	—	—	—	12
Valuation allowance	Europe	—	—	—	—	—	12	—	12
Nontaxable exchange difference	America’s	—	—	—	(16)	—	—	—	(16)
Effects of foreign currency translation	America’s	—	(14)	—	—	—	—	—	(14)
Restructuring	Europe	—	—	—	—	(8)	—	—	(8)
Export allowances	America’s	—	—	1	—	—	—	—	1
Miscellaneous accruals	U.S.	9	—	—	—	—	—	—	9
Inflationary effects	America’s	—	1	—	—	—	—	—	1
Other permanent differences and nondeductible expenses	America’s	—	—	—	—	—	—	—	—
Others	Various	(2)	1	—	(8)	—	—	(3)	(12)

Income tax expense (benefit)		(13)	(7)	7	(15)	15	—	5	(8)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

		Year ended December 31, 2002

		United
		States	Mexico	Trinidad	Canada	Germany	France	Others	Total

		(in $ millions)
Income (loss) before taxes		(20)	(17)	(7)	14	39	(9)	6	6
Statutory tax rate		35%	34%	30%	38%	40%	33%	28%	83%

Statutory tax expense (benefit)		(7)	(6)	(2)	5	16	(3)	2	5
Increase (decrease) resulting from:
Manufacturing tax credits	America’s	—	—	—	(1)	—	—	—	(1)
Large corporation tax	America’s	—	—	—	1	—	—	—	1
Benefit arising from interest in partnership	America’s	—	—	—	(13)	—	—	—	(13)
Valuation allowance	America’s	—	—	(25)	—	—	—	—	(25)
Valuation allowance	Europe	—	—	—	—	—	3	—	3
Effects of foreign currency translation	America’s	—	(56)	—	—	—	—	—	(56)
Restructuring	Europe	—	—	—	—	(10)	—	—	(10)
Export allowances	America’s	—	—	27	—	—	—	—	27
Miscellaneous accruals	U.S.	—	—	—	—	—	—	—	—
Inflationary effects	America’s	—	21	—	—	—	—	—	21
Other permanent differences and nondeductible expenses	America’s	—	—	—	—	—	—	—	—
Others	Various	(2)	1	—	2	2	—	2	5

Income tax expense (benefit)		(9)	(40)	—	(6)	8	—	4	(43)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

		Year ended December 31, 2001

		United
		States	Mexico	Trinidad	Canada	Germany	France	Others	Total

		(in $ millions)
Income (loss) before taxes		(203)	(267)	(55)	(33)	33	11	96	(418)
Statutory tax rate		35%	35%	30%	38%	40%	33%	14%	39%

Statutory tax expense (benefit)		(71)	(93)	(17)	(13)	13	4	13	(164)
Increase (decrease) resulting from:
Manufacturing tax credits	America’s	—	—	—	2	—	—	—	2
Large corporation tax	America’s	—	—	—	1	—	—	—	1
Benefit arising from interest in partnership	America’s	—	—	—	(21)	—	—	—	(21)
Valuation allowance	America’s	—	15	31	—	—	—	—	46
Valuation allowance	Europe	—	—	—	—	—	(5)	—	(5)
Effects of foreign currency translation	America’s	—	18	—	—	—	—	—	18
Restructuring	Europe	—	—	—	—	(11)	—	—	(11)
Export allowances	America’s	—	—	1	—	—	—	—	1
Miscellaneous accruals	U.S.	—	—	—	—	—	—	—	—
Inflationary effects	America’s	—	35	—	—	—	—	—	35
Other permanent differences and nondeductible expenses	America’s	—	6	—	—	—	—	(11)	(5)
Others	Various	(3)	—	—	—	—	—		(3)

Income tax expense (benefit)		(74)	(19)	15	(31)	2	(1)	2	(106)

Deferred Income Tax

      Temporary differences and the resulting deferred tax assets and liabilities at December 31, 2002 and 2003 are summarized as follows:

		Year Ended
		December 31,

		2002	2003

Current deferred tax assets:
Facilities relocation restructuring	U.S.	$19	$19
Accrued vacation	U.S.	13	11
Inventories	Europe	6	7
Inventories	U.S.	6	0
Accrued expenses	America’s	1	5
Tax loss carryforwards	America’s	20	0
Others	U.S.	2	4
Others	America’s	2	2
Others	Europe	2	5

Total current deferred tax assets		$71	$53

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

		Year Ended
		December 31,

		2002	2003

Noncurrent deferred tax assets:
Employee benefit costs	U.S.	$346	$345
Minimum pension liability	U.S.	275	321
Net operating losses and alternative minimum tax	U.S.	191	251
Net operating losses and alternative minimum tax	America’s	66	65
Others	America’s	101	173
Others	Europe	58	78
Others	U.S.	48	46

Total noncurrent deferred tax assets		1,085	1,279

Total deferred tax assets		1,156	1,332

Valuation allowances
Valuation allowance	Europe	(60)	(73)
Valuation allowance	America’s	0	(14)
Valuation allowance	Others	(3)	0

		(63)	(87)

Net deferred tax asset after valuation allowances		$1,093	$1,245

		Year Ended
		December 31,

		2002	2003

Current deferred tax liabilities:
Amortization expense	U.S.	$(4)	$(5)
Capitalized interest	U.S.	0	(2)
Deduction in purchase in lieu of cost of sales	America’s	(19)	(20)

Total current deferred tax liabilities		$(23)	$(27)

Noncurrent deferred tax liabilities:
Property, plant and equipment	U.S.	(486)	(507)
Property, plant and equipment	America’s	(135)	(154)
Investment in joint ventures	U.S.	(51)	(51)
Others	America’s	(7)	(10)
Others	Europe	(11)	(32)
Other	U.S.	(1)	(1)

Total noncurrent deferred tax liabilities		(691)	(755)

Total deferred tax liabilities		(714)	(782)

		$379	$463

      At December 31, 2003, Ispat had a valuation allowance of $87 ($63 at December 31, 2002) to reduce its deferred tax assets to estimated realizable value. The valuation allowance primarily relates to the deferred tax

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 assets arising from tax loss operating carryforwards and capital loss carryforwards in France as well as other temporary timing differences. In France, tax loss operating carryforwards and capital loss carryforwards have no expiration date. The utilization of tax operating carryforwards is, however, restricted to the taxable income of the subsidiary generating the losses. In addition, capital loss carryforwards can only be offset against capital gains. The increase in the total valuation allowance, arising from French Operating and Canadian Operating Subsidiary, for the year ended December 31, 2003 was principally from a reduction in the temporary timing differences between the fiscal and commercial valuation of certain balance sheet items as well as a limited utilization of the tax loss carry forward. Offsetting this increase was a decrease in the valuation allowance at Trinidad Operating Subsidiary.

      At December 31, 2003, based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary timing differences are anticipated to reverse, management believes it is more likely than not that Ispat will realize the benefits of these deductible differences, net of the valuation allowances, at December 31, 2003. However, the amount of the deferred tax asset considered realizable could be adjusted in the future if estimates of taxable income are revised.

      Ispat has not provided any deferred income taxes on the undistributed earnings of its foreign subsidiaries based upon its determination that such earnings will be indefinitely reinvested. At December 31, 2003, the cumulative undistributed earnings of these subsidiaries were approximately $375 million ($321 million at December 31, 2002). If such earnings were not considered indefinitely reinvested, deferred foreign income taxes would have been provided, after consideration of estimated foreign tax credits. However, determination of the amount of deferred federal and foreign income taxes is not practical.

Tax Loss Carry Forward

      At December 31, 2003, the U.S., the Mexican and the Canadian Operating Subsidiary had their net operating loss carryforwards expiring as follows:

Year Expiring

2009	$65
2010	47
2011	33
2012	97
2013	14
2019	80
2020	190
2021	260
2023	152

      At Germany, Trinidad, France and the Netherlands the net operating loss carryforwards do not expire and are indefinite.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Note 13:	Other Operating Expenses

      Other operating expenses include:

	Year Ended
	December 31,

	2001	2002	2003

Closure of Company’s Irish Operating Subsidiary	$17	$—	$—
Arbitration settlement with respect to a scrap supply contract	19	0	0
Write-down in value of certain e-commerce software(1)	17	0	0
Impairment loss on oceangoing vessels(1)	22	0	0
Write-off of Empire Mine investments	0	39	0
Impairment loss on 2A Bloomer and 21” Bar Mill	0	23	0

	$75	$62	$—

(1)	Certain regroupings have been made to the prior period’s financial statements in order to conform to 2002 groupings.

Note 14:	Provisions and Allowances

	Balance at	Additions		Balance at
	December 31,	charged to cost	Deduction/	December 31,
	2002	and expenses	release	2003

Accounts receivable	$41	$6	$—	$47
Environmental (see Note 16)	28	9	0	37
Shutdown reserves(1)	23	7	3	27
Voluntary severance offer and other	1	0	0	1
Deferred tax valuation allowances	63	0	24	87

(1)	The U.S. Operating Subsidiary maintains various shutdown reserves for former or dormant entities. Additions relate to liability recorded upon adoption of SFAS 143 on January 1, 2003 and accretion during 2003 (see Note 15).

Note 15:	Commitments

      Ispat leases various facilities, land and equipment under non-cancelable lease arrangements, which expire at various dates through 2031. In most cases, management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      Future minimum lease payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

Year Ending

2004	$19
2005	16
2006	7
2007	4
2008	4
Thereafter	39
Total minimum lease payments	$89

      Rent expense amounted to $29, $27 and $30 for the years ended December 31, 2001, 2002 and 2003, respectively.

      In the normal course of business, Ispat enters into various long-term raw material supply contracts, which generally provide for the purchase prices to be negotiated annually based on market prices.

      In the ordinary course of its business Ispat has guaranteed certain debts of its subsidiaries, totaling $1,500.

      On July 16, 1998, Ispat’s U.S. Operating Subsidiary entered into an agreement (the “Agreement”) with the Pension Benefit Guaranty Corporation (the “PBGC”) to provide certain assurances with respect to the U.S. Operating Subsidiary’s Pension Plan. In accordance with the Agreement, Ispat provided the PBGC a $160 letter of credit, which expired on July 9, 2003, and had made $242 of contributions to the Pension Trust through June 30, 2003. The U.S. Operating Subsidiary made a further payment of $54.5 during the first quarter of 2003. In addition, the U.S. Operating Subsidiary granted to the PBGC a first priority lien on selected assets. In July 2003, the U.S. Operating Subsidiary reached an agreement with the PBGC regarding alternative security for the $160 letter of credit. The letter of credit was allowed to expire, and in its place, the U.S. Operating Subsidiary agreed to contribute $160 to its Pension Plan over the next two years. The U.S. Operating Subsidiary contributed $50 in July 2003, $21 in September 2003, and is required to contribute $82.5 in 2004 and $27.5 in 2005. Additionally, the U.S. Operating Subsidiary pledged $160 of non-interest bearing First Mortgage Bonds to the PBGC as security until the remaining $110 has been contributed to the Pension Plan and certain tests have been met.

      Also, under the Agreement, Ryerson Tull Inc., the former parent of the U.S. Operating Subsidiary, provided to the PBGC a $50 guarantee of the U.S. Operating Subsidiary’s pension plan obligations, later issuing a letter of credit to secure this guarantee. The U.S. Operating Subsidiary committed to take all necessary action to replace the guaranty/letter of credit by July 16, 2003, but was unable to do so, and therefore the guaranty and letter of credit continued in place. Separately, on September 15, 2003, the U.S. Operating Subsidiary entered into a settlement agreement with Ryerson Tull under which, among other things, Ryerson Tull paid the U.S. Operating Subsidiary $21 to release Ryerson Tull from various environmental and other indemnification obligations arising out of the sale by Ryerson Tull of the U.S. Operating Subsidiary to Ispat. The $21 received from Ryerson Tull was paid into the U.S. Operating Subsidiary Pension Plan and went to reduce the amount of the Ryerson Tull guaranty/letter of credit. The U.S. Operating Subsidiary has agreed to make specified monthly contributions to its Pension Plan totaling $29 over the twelve-month period beginning January 2004, thereby eliminating any remaining guaranty/letter of credit obligations of Ryerson Tull with respect to the U.S. Operating Subsidiary’s Pension Plan. In addition, the U.S. Operating Subsidiary committed to reimburse Ryerson Tull for the cost of the letter of credit to the

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

PBGC, and to share with Ryerson Tull one-third of any proceeds which the U.S. Operating Subsidiary might receive in the future in connection with a certain environmental insurance policy.

      The U.S. Operating Subsidiary has guaranteed $55 of long-term debt attributable to I/N Kote, one of its equity investments.

      The U.S. Operating Subsidiary has a 15 year agreement, with approximately 11 years remaining, with a third party to purchase approximately 1.2 million tons of coke annually, on a take or pay basis at prices determined by certain cost factors from a heat recovery coke battery facility located on land leased to the third party. Under a separate tolling agreement with another third party, the U.S. Operating Subsidiary has committed to pay tolling charges over approximately 11 remaining years to desulpharize exhaust gas from the coke battery and to convert the heat output from the coke battery to electrical power and steam. At December 31, 2003 and 2002, the estimated minimum tolling charges remaining over the life of this agreement were approximately $199 and $225 respectively.

      The U.S. Operating Subsidiary has, as a part of the agreement covering the 1990 sale of the Inland Lime & Stone Company division assets, agreed, subject to certain exceptions, to purchase at prices which approximate market, its annual limestone needs through 2002. With the completion of that agreement, the U.S. Operating Subsidiary is considering competitive bids for its limestone needs for 2003 and beyond.

      The U.S. Operating Subsidiary has a total amount of firm commitments to contractors and suppliers in connection with construction projects primarily related to additions to property, plant and equipment for an amount of $2 million at December 31, 2003, and $7 at December 31, 2002.

      In the fourth quarter of 2002, the U.S. Operating Subsidiary recognized a write-off amounting to $39 for the assets associated with the Empire Mine Partnership. The U.S. Operating Subsidiary agreed to sell part of its interest in the Empire Partnership to a subsidiary of Cleveland-Cliffs Inc. for ‘one’ U.S. Dollar thereby reducing its interest to 21%. Cleveland-Cliffs, Inc. will indemnify the U.S. Operating Subsidiary for liabilities associated with the Operating Subsidiary’s continuing ownership interest in the Empire Partnership. The U.S. Operating Subsidiary will have the option to sell its remaining interest in the Empire Partnership for ‘one’ U.S. Dollar to a subsidiary of Cleveland-Cliffs Inc. at any time after December 31, 2007. In addition, for twelve years, the U.S. Operating Subsidiary will purchase from subsidiaries of Cleveland-Cliffs all of its pellet requirements beyond those produced by the Minorca Mine and such subsidiary’s remaining interest in Empire. The U.S. Operating Subsidiary will pay a price for such pellets based on an agreed methodology, which is fixed for 2003 and 2004 and will be adjusted thereafter based on a formula.

      Under the new 10 5/8% Senior Structured Export Certificates (the “New SENs”) of Imexsa Export Trust No. 96-1 issued in exchange for outstanding 10 1/8% Senior Structured Export Certificates of Imexsa Export Trust No. 96-1 (See Notes 9 and 19), Ispat’s Mexican Operating Subsidiary is committed to sell steel slabs to Mitsubishi Corporation and other customers with a Standard & Poor’s Ratings Services and Moody’s Investor Service, Inc. credit rating no lower than Mitsubishi during the term of the agreement, which expires in May 31, 2005, based on sufficient volumes of slabs to generate receivables in each quarter in an aggregate face amount equal to 2 times the scheduled quarterly debt service (principal and interest) of the New SENs. The selling price of steel slabs to Mitsubishi Corporation or other customer for any quarter is derived from a formula based on the market price.

      In August 1999, the Mexican Operating Subsidiary entered into a long-term slab supply agreement commencing in January 2001, with a local customer APM S.A. de C.V. (now IMSA-MEX, S.A. de C.V.), whereby the customer will purchase 75% of its total slab requirements at 99% of the weighted average FOB Stowed base price for Mexican Operating Subsidiary’s non-affiliated customers plus the quality extras. Under this contract the Mexican Subsidiary shipped approximately 0.817 million tones in 2002 and approximately 1.012 million tones in 2003.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      On March 27, 1996, the Mexican Operating Subsidiary entered into an agreement for the period to December 31, 2005, with Pemex Gas y Petroquimica Basica (“Pemex”) to purchase natural gas. On February 8, 2001, Ispat’s Mexican Subsidiary entered into a three year agreement for the period January 1, 2001 to December 31, 2003, with Pemex to purchase 25,350 Gcal per day of natural gas at a fixed price of $4 per mmbtu excluding transportation charges. During 2004 the Mexican Operating Subsidiary will consume approximately 39,000 Gcal per day of natural gas to be invoiced by Pemex at the prevailing market price applied for each month.

      Pursuant to its agreement with ISCOTT, Ispat was required to offer new shares representing 40% of its Trinidadian Operating Subsidiary’s total issued share capital in a public offering to Trinidadian and Tobagonian nationals and locally controlled corporations by June 30, 1998. The Agreement also provides that such offering must be made at a fair price and on such other terms to be negotiated, and in default of agreement, by the Trinidad and Tobago Stock Exchange (the “TTSE”). The Government extended the deadline to make the offering in the second half of 2000 and has also agreed in principle, as an alternative arrangement, to allow the shares of Ispat to be listed and offered on the TTSE. Ispat is currently working with the Government to resolve the requirement.

      In September 2002, the Trinidadian Operating Subsidiary in agreed with the National Gas Company of Trinidad and Tobago Limited (“NGC”) to pay outstanding amounts for gas supplied whereby they paid to NGC approximately $5 in 2002 and approximately $19 in 2003 and agreed to pay $10 in monthly installments in 2004 towards the outstanding balance including interest. The Trinidadian Operating Subsidiary further agreed to accelerate certain of these payments to NGC in the event of increased cash flow under a variable factor method.

      The Trinidadian Operating Subsidiary had an agreement with a third party to purchase between 2.5 and 4.5 million metric tons of direct reduction iron ore pellets annually, for ten years, on a take or pay basis. In 2002 the parties reached an agreement to replace the remainder of the contract with annually negotiated purchase agreements and entered into an agreement for the purchase of 2.5 million metric tons of direct reduction iron ore pellets between January 1, 2002 and February 28, 2003. The Trinidadian Operating Subsidiary entered into a subsequent agreement for the purchase of 3.0 million metric tons of direct reduction iron ore pellets between March 1, 2003 and February 29, 2004. It is anticipated that in 2004 a further annual purchase agreement will be negotiated.

Asset Retirement Obligations

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement establishes standards for accounting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Ispat adopted the Standard during the first quarter of 2003. SFAS 143 requires that Ispat record the fair value of a legal liability for an asset retirement obligation (“ARO”) in the period in which it is incurred and capitalize the ARO by increasing the carrying amount of the related asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Ispat adopted the provisions of SFAS No. 143 on January 1, 2003. Based on analysis Ispat has performed, it has been determined that there are two assets for which an asset retirement obligation must be recorded.

      The first asset is Ispat’s Minorca Mine at Ispat Inland. The Minorca Mine, through the Environmental Impact Statement (the “EIS”) process, does have a reclamation plan on file with the state of Minnesota. Each year the Minorca Mine is required by the Minnesota Department of Natural Resources (the “MDNR”) to submit an annual mining and reclamation summary for the year just completed and to provide mining and reclamation plans for the coming year. When possible the Minorca Mine reclaims abandoned areas on a yearly basis. By doing this, the mine keeps up with the reclamation to avoid a huge cost at the end of the mine life.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Each fall the MDNR conducts a field review of prior reclamation work, to point out deficiencies that need to be corrected. A complete environmental site assessment was done in 1996. The Minnesota Pollution Control Agency conducted a multi-media inspection of the entire property with no violations. Currently, Ispat Inland Mining Company is in compliance with all environmental standards and therefore, Ispat expects little or no environmental remediation at the time of closure of the mine. As of December 31, 2003, the estimated total future reclamation costs have a fair value of $18 with an estimated potential reserve of 40,044,000 gross tons of pellets.

      The second asset retirement obligation relates to the removal costs of the manufacturing facilities and remediation at the site property at Ispat Hamburg. Under the terms of the lease agreement, Ispat Hamburg will be responsible for removal and remediation costs for the factory land at the end of its lease in 2013. At Ispat Europe, there was a provision of $11 for retirement obligations on the same asset but not calculated in accordance with the provisions of SFAS 143, which was reversed on adoption of SFAS 143.

      The cumulative impact of adopting SFAS 143, is an increase in assets and liabilities of $9 and $19, respectively. Accordingly, a cumulative post-tax gain of $1 is reflected on the Consolidated Statement of Income as a Cumulative Effect of change in Accounting Principle.

      Changes in the liability for asset retirement obligations during 2003 consisted of the following:

Total

Balance as of January 1, 2003
- Liability calculated as per SFAS 143	$17
- Provision for the liability created in previous years at Ispat Europe	11
Liabilities incurred	1
Reversal of provision not required	(11)
Translation adjustment	2

Balance as of December 31, 2003	$20

      The asset retirement obligation liability balances as if SFAS No. 143 had been adopted on January 1, 2001 (instead of January 1, 2003) were as follows:

	2002	2003

Liability for asset retirement obligations at beginning of period	$15	$17
Liability for asset retirement obligations at end of period	17	20

      In 2003, the cumulative effect of change in accounting principle from the application of SFAS 143 was as follows:

Total

Cumulative retirement obligation arising from application of SFAS 143	$10
Provision previously recognized at Ispat Europe for the asset retirement obligation	(11)
Cumulative gain effect of change in Accounting Principle	(1)

Note 16:	Contingencies

      In the ordinary course of its business, Ispat is party to various legal actions.

      The U.S. Operating Subsidiary is involved in various environmental and other administrative or judicial actions initiated by governmental agencies. While it is not possible to predict the results of these matters, the U.S. Operating Subsidiary does not believe environmental expenditures, excluding amounts that may be

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 required in connection with the 1993 Consent Decree in the 1990 Environmental Protection Agency (“EPA”) lawsuit, will materially affect the results of operations or financial position. Corrective actions relating to the EPA Consent Decree may require significant expenditures over the next several years that may be material to the results of operations, the financial position and the liquidity of Ispat. At December 31, 2003, the reserves for environmental liabilities totaled $28, $22 of which is related to the sediment remediation under the 1993 EPA Consent Decree. These amounts were unchanged from those outstanding at December 31, 2002.

      In October 1996 the U.S. Operating Subsidiary was identified as a potentially responsible party due to alleged releases of hazardous substances from its Indiana Harbor Works facility and was notified of the Natural Resource Damages Act (NRDA) Trustees’ intent to perform an environmental assessment on the Grand Calumet River and Indiana Harbor Canal System. A form of Consent Decree has been negotiated and the U.S. Operating Subsidiary currently believes it will be approved by the appropriate court in the first half of 2004 under which the U.S. Operating Subsidiary would pay approximately $1.5 in the first year and approximately $1.7 in each of the four years thereafter, for a total of approximately $8.2. The U.S. Operating Subsidiary has also incurred approximately $0.5 in costs related to this matter which will be payable within 30 days of the Consent Decree. Although the U.S. Operating Subsidiary has implemented an accounting reserve on this matter for approximately $8.7, the U.S. Operating Subsidiary currently believes that, as a result of related ongoing negotiations with the EPA, the U.S. Operating Subsidiary will be able to reduce the amount of a separate $28 environmental reserve established concerning the U.S. Operating Subsidiary’s 1993 environmental Consent Decree by $7-$9. Until such time as the matter is finally resolved, it is not possible to accurately predict, beyond the currently established reserve, the amount of the U.S. Operating Subsidiary’s potential liability or whether this potential liability could materially affect the U.S. Operating Subsidiary’s financial position.

      On July 2, 2002 the U.S. Operating Subsidiary received a notice of violation (“NOV”) issued by the U.S. Environmental Protection Agency against Ispat, Indiana Harbor Coke Company, L.P. (“IHCC”) and Cokenergy, Inc., alleging violations of air quality and permitting regulations for emissions from the Heat Recovery Coal Carbonization facility which is operated by IHCC. An amended NOV stating similar allegations was issued on August 8, 2002. Although the U.S. Operating Subsidiary currently believes that its liability with respect to this matter will be minimal, the U.S. Operating Subsidiary could be found liable for violations and this potential liability could materially affect the financial position of the U.S. Operating Subsidiary.

      The U.S. Operating Subsidiary is anticipated to make capital expenditures of $2 to $5 annually in each of the next five years for construction, and have ongoing annual expenditures (non-capital) of $35 to $40 for the operation of air and water pollution control facilities to comply with current federal state and local laws and regulations.

      The U.S. Operating Subsidiary and an independent, unaffiliated producer of raw materials are parties to a long-term supply agreement under which the U.S. Operating Subsidiary was obligated to fund an escrow account to indemnify said producer of raw materials against a specific contingency. Contributions to the escrow were determined by the agreement and the funds were restricted from the U.S. Operating Subsidiary’s use while in the escrow. The U.S. Operating Subsidiary received full recovery of $39, the escrowed amount, in April of 2001.

      In December 2001, the Trinidadian Operating Subsidiary settled arbitration proceedings with respect to a scrap supply contract. This amounted to $21 of which $16 was paid in cash and the balance of $5 is being paid in twelve quarterly installments, which started on March 31, 2002. No interest is to accrue on the remaining balance unless the remaining installments are not paid when due. During 2002 a claim by a third party for alleged entitlement to the settlement monies was the subject of separate proceedings in Trinidad which have been settled without any additional liability on Ispat.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      On March 5, 2002, as a result of an investigation under Section 201 of U.S. trade laws, U.S. imposed tariffs on imports into the United States of numerous steel products. These remedies included 30% tariff rate increases for hot-rolled sheet, cold-rolled sheet, coated sheet, and hot-rolled bar with the rates declining to 24% in year two and 18% in year three. The Section 201 remedy allowed Ispat Inland to increase U.S. prices for some of the covered products, benefiting the U.S. Operating Subsidiary’s financial position.

      Several foreign supplying countries challenged the U.S.’s action through the dispute resolution procedures of the World Trade Organization (“WTO”), and on November 11, 2003 the WTO issued a final ruling against the Section 201 remedy. The European Union and Japan announced that they would impose retaliatory tariffs on a wide range of products if the United States did not repeal the Section 201 tariffs. Following the issuance of a mid-term review of the Section 201 program, the President ended the Section 201 program on December 4, 2003, finding that the domestic steel industry’s increased productivity, decreased production costs, and new labor agreements demonstrate that the industry has made sufficient progress in its restructuring efforts.

      On December 13, 2003, in response to the elimination of the U.S. Section 201 tariffs, the European Union repealed duties on steel products from the United States. In response to the Section 201 tariffs, the European Union had imposed quotas on several hot-rolled and cold-rolled steel products in September 2002, with tariffs ranging from 15.7 to 23.4% on imports above quota levels. Canada initiated its own steel safeguard proceedings in response to the U.S. Section 201 tariffs, but it did not impose tariffs against steel imports, citing WTO compliance issues and NAFTA market distortion concerns.

      Twice, in 2000 and 2002, U.S. petitioners sought to have antidumping and countervailing duties assessed against cold-rolled imports from 12 countries and 20 countries, respectively. Both times, the U.S. International Trade Commission (“ITC”) issued negative final injury determinations, effectively terminating the investigations. U.S. petitioners appealed the 2000 ITC decision to the U.S. Court of International Trade (“CIT”), which remanded that decision to the ITC on October 28, 2003. The ITC is expected to issue its revised findings by March 31, 2004. U.S. petitioners have appealed the 2002 ITC decision to the CIT, while some of the respondents have raised on appeal issues relating to the final tariff margin determinations of the U.S. Department of Commerce (“Commerce”) in that investigation. Also, in May of 2004, the U.S. government — Commerce and the ITC — will begin a review of existing countervailing duty and antidumping orders against hot-rolled carbon steel flat products from Brazil, Japan and Russia that could result in the orders’ termination. Actions taken by trade authorities in connection with these matters could result in the assessment of increased levies or customs duties on future export sales into the United States, and/or increase the supply of steel into the United States, and, in either case, negatively impact future profit margins.

      In 2002, U.S. trade agencies also made affirmative determinations under U.S. anti-dumping and countervailing duty (“CVD”) laws for steel wire rod. The Operating Subsidiaries in Trinidad, Canada and Europe and certain of the operating companies under the European Operating Subsidiary were required to post bonds on their exports to the U.S. in 2001, and in 2002 final dumping and CVD margins were issued. For the Trinidadian Operating Subsidiary, the margins are 11.40% and 0% respectively, which entitles the company to receive a refund of the CVD already paid. No margins were assessed against the operating companies under the European Operating Subsidiary since the investigation was terminated as to Germany following a finding of “negligibility” in the German AD case. For the Canadian Operating Subsidiary, the AD and CVD margins were 2.54% and 6.61%, respectively. On November 3, 2003, following a joint request from U.S. producers and the Canadian Operating Subsidiary, the U.S. Department of Commerce initiated a changed circumstances review of the countervailing duty order on carbon and certain alloy steel wire rod from Canada. As a result the Department of Commerce revoked the countervailing duty order on January 23, 2004

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 and will instruct U.S. Customs to refund all countervailing duty deposits made by the Canadian Operating Subsidiary on or after February 8, 2002.

      In April 2002, the U.S. Department of Commerce issued preliminary anti-dumping duty margins against cold-rolled imports from 20 countries. However, in late 2002 the U.S. ITC issued negative final injury determinations against all 20 countries, terminating the investigations and eliminating the duties. The effect on the U.S. Operating Subsidiary is likely to be somewhat negative. The U.S. petitioners have appealed the decision to the U.S. Court of International Trade (“CIT”). The CIT remanded the final determinations to the ITC on October 28, 2003. The ITC must issue its revised findings by March 31, 2004.

      Under the U.S. Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”), commonly known as the “Byrd Amendment,” the U.S. Operating Subsidiary was awarded approximately $1.2 million in collected customs duties for FY 2002, based on its participation in or support for various U.S. AD and CVD cases. The payment is based on “qualifying expenditures” and is distributed to U.S. steel companies out of funds collected from foreign producers under AD and CVD orders. The U.S. Operating Subsidiary was scheduled to receive approximately $2 million under the CDSOA for FY 2003, but the funds have been withheld by U.S. Customs pending a resolution of the issue of whether “successor companies” can receive CDSOA distributions. On September 2, 2002, the WTO issued a final ruling condemning the CDSOA. In its ruling the WTO recommended that the U.S. repeal the Byrd Amendment in order to comply with its findings. The U.S. government has appealed the decision, but the future of the CDSOA and offset distributions is questionable.

      While several of the developments described above may be expected to benefit certain subsidiaries of Ispat, there can be no assurance that potential benefits will ultimately accrue because of WTO challenges, exclusion requests, and various economic uncertainties.

      The European Commission has raised claims of €47 million for repayment by DSG Dradenauer Stahlgesellschaft mbH (“DSG”) of loan amounts alleged to qualify as improper subsidies from the City of Hamburg. These subsidies are claimed to be contradictory to the European Commission’s rulings on competitive markets in the steel industry and the European Commission has initiated legal action to settle the matter. In April 2002, the European Court of Justice decided that the loan was an unauthorized subsidy under the EC law. DSG has stated that the loan is fully repaid. The court in Hamburg, Germany has confirmed the position of DSG. An appeal is now pending in the German courts and a decision is expected in March 2004. Ispat cannot predict the final outcome of these proceedings. In August 2002, DSG was sold and consequently is no longer a subsidiary of Ispat.

      Pursuant to a constitutional challenge to the 1999 Tax Reforms of the Mexican Tax Code’s Consolidation Regime by Ispat’s Mexican holding company, Grupo Ispat S.A. de C.V. (“Grupo”), Grupo and or consolidated subsidiaries had to pay the difference between the provisional amount paid under the old rules and the provisional amount required under the new rules adjusted for actualization and penalties. The net amount payable according to the authorities was approximately $13 and this was paid in full in June 2002. In December 2002, a settlement agreement was signed with the Mexican tax authorities concerning the final amount.

      In May 2003 the Irish Government commenced proceedings against the Mexican Operating Subsidiary and Ispat, claiming certain environmental cleanup costs relating to the site of Irish Ispat Limited, which was closed in 2001 (see Note 1). The Irish Government has not yet served its Statement of Claim. Ispat is currently unable to assess the amount, if any, of the Mexican Operating Subsidiary’s or Ispat’s liability.

      In the Autumn of 2002, three subsidiaries of Ispat (Trefileurope S.A., Trefileurope Italia S.r.l. and Fontainunion S.A.), along with other European manufacturers of pre-stressed wire and strands steel products, received notice from the European Commission that it was conducting an investigation into possible anti-

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 competitive practices. Ispat and its subsidiaries are cooperating fully with the European Commission in this investigation. Should the European Commission find that the companies have breached the EC law, it may impose a fine on the company or companies that it holds responsible for the conduct, through decisive influence or otherwise. The fine levied cannot exceed the limit set in Article 15(2) of EC Council Regulation 17/62. Ispat is currently unable to assess the ultimate outcome of the proceedings before the European Commission or the amount of any fines that may result. As the alleged anti-competitive activities would have taken place in large part prior to the acquisition of the subsidiaries, Ispat has notified the previous owners that it will hold them liable for all consequences of the investigation.

      In September 2003, the owners of a bulk cargo vessel commenced arbitration proceedings against our Trinidadian Operating Subsidiary and an affiliate in connection with the loss of the vessel, which had been chartered, by the affiliate to carry a cargo of direct reduced iron from Trinidad to Indonesia. No specific claim has been made at the current time against our Trinidadian Operating Subsidiary. Ispat is unable to estimate the amount of liability, if any, of our Trinidadian Operating Subsidiary.

Note 17:	Segment and Geographic Information

      The management considers Ispat’s steel operation to be a single business segment. As Ispat has no operations in its home country of the Netherlands, all of its sales are considered to be foreign sales. Annual sales to any individual customer did not exceed 10% of total sales in any of the periods presented.

      Information with respect to Ispat’s operations in different geographic areas is as follows:

	Americas				Europe

	U.S.	Mexico	Canada	Trinidad	France	Germany	Ireland

Year ended December 31, 2001
Sales to unaffiliated customers	$2,212	$534	$503	$103	$535	$582	$17
Operating income	(127)	(49)	21	(11)	15	31	(2)
Total assets at December 31, 2001	3,080	1,480	857	528	266	327	0
Depreciation	104	21	19	18	6	5	1
Capital expenditures	29	22	13	9	15	10
Year ended December 31, 2002
Sales to unaffiliated customer	$2,388	$588	$557	$129	$618	$609	$—
Operating income	33	57	41	18	38	(7)	0
Total assets at December 31, 2002	3,162	1,449	883	523	451	377	0
Depreciation	99	21	20	19	7	7	0
Capital expenditures	52	9	14	6	10	16	0
Year ended December 31, 2003
Sales to unaffiliated customers	$2,340	$868	$591	$238	$642	$719	$—
Operating income	(4)	86	1	50	(26)	52	0
Total assets at December 31, 2003	3,183	1,458	971	492	427	658	0
Depreciation	97	22	24	20	10	7	0
Capital expenditures	111	15	8	8	6	16	0

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Others &
	Consolidated
	Eliminations

Year ended December 31, 2001
Sales to unaffiliated customers	$—	$4,486
Operating income	(72)	(194)
Total assets at December 31, 2001	(1,225)	5,313
Depreciation	3	177
Capital expenditures	(1)	97

Year ended December 31, 2002
Sales to unaffiliated customers	$—	$4,889
Operating income	(38)	142
Total assets at December 31, 2002	(1,333)	5,512
Depreciation	4	177
Capital expenditures	1	108

Year ended December 31, 2003
Sales to unaffiliated customers	$43	$5,441
Operating income	(8)	151
Total assets at December 31, 2003	(1,554)	5,635
Depreciation	3	183
Capital expenditures	0	164

Note 18:	Financial Information for Issuer, Subsidiaries and Non-guarantor Subsidiaries

      The senior notes issued by Ispat Europe will be jointly, severally, fully and unconditionally guaranteed on a senior basis by Ispat, Ispat Germany GmbH, Ispat Hamburger Stahlwerke GmbH, Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH. Presented below is condensed consolidating financial information for:

•	Ispat on a parent company only basis;

•	Ispat Europe, on a parent company only basis;

•	Ispat Europe’s guarantor subsidiaries, Ispat Germany GmbH, Ispat Hamburger Stahlwerke GmbH, Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH on a combined basis;

•	Ispat Europe’s non-guarantor subsidiary, Ispat Unimetal;

•	Ispat Europe eliminations;

•	Ispat Europe consolidated;

•	Ispat’s non-guarantor subsidiaries, on a combined basis;

•	Ispat eliminations; and

•	Ispat and subsidiaries consolidated.

      Ispat Europe has no business operation of its own. Accordingly, it can only pay dividends or distributions to the extent it is able to arrange a distribution from its subsidiaries, recognize gain from the sale of its assets or records share premium from the issuance of common shares. Ispat Europe’s operating subsidiaries are

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 subject to certain restrictions under the terms of certain of their debt agreements for paying dividends. As a result, none of Ispat Europe’s retained earnings are free of restriction for the payment of dividends as at December 31, 2003.

Condensed consolidating statements of income for the year ended December 31, 2001

		Ispat Europe —	Ispat Europe —
	Ispat — Parent	Parent	Subsidiary
	Company	Company	Guarantors

Net sales	$—	$—	$630
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	0	0	562
Depreciation	0	0	5
Selling, general and administrative	6	0	34
Other operating expense	0	0	0

Operating income	(6)	0	29
Equity in earnings of subsidiaries	(306)	33	0
Other income (expense) — net	0	0	2
Financing costs:
Net interest income (expense)	0	(12)	(2)
Net gain (loss) from foreign exchange	0	0	0

Income before taxes	(312)	21	29
Income tax (benefit) expense:
Current	0	0	3
Deferred	0	0	(1)

Net income	$(312)	$21	$27

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat Europe —	Ispat Europe —
	Non-Guarantor	Parent	Ispat Europe —
	Subsidiary	Eliminations	Consolidated

Net sales	552	(38)	1,144
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	492	(29)	1,025
Depreciation	6	8	19
Selling, general and administrative	36	(8)	62
Other operating expense	—	—	—

Operating income	18	(9)	38
Equity in earnings of subsidiaries	—	(33)	—
Other income (expense) — net	—	—	2
Financing costs:
Net interest income (expense)	(2)	—	(16)
Net gain (loss) from foreign exchange	—	—	—

Income before taxes	16	(42)	24
Income tax (benefit) expense:
Current	1	—	4
Deferred	—	—	(1)

Net income	15	(42)	21

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat — Non-
	Guarantor	Ispat —	Ispat —
	Subsidiary	Eliminations	Consolidated

Net sales	3,631	(289)	4,486
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	3,517	(269)	4,273
Depreciation	189	8	216
Selling, general and administrative	91	(4)	155
Other operating expense	—	36	36

Operating income	(166)	(60)	(194)
Equity in earnings of subsidiaries	—	306	—
Other income (expense) — net	253	(242)	13
Financing costs:
Net interest income (expense)	(212)	—	(228)
Net gain (loss) from foreign exchange	(126)	117	(9)

Income before taxes	(251)	121	(418)
Income tax (benefit) expense:
Current	4	—	8
Deferred	(115)	2	(114)

Net income	(140)	119	(312)

Condensed Consolidating Statements of Comprehensive Income

for the Year Ended December 31, 2001

	Ispat Europe — Issuer Subsidiary

			Ispat Europe —
	Ispat — Parent	Ispat Europe —	Subsidiary
	Company	Parent Company	Guarantor

Net Income	(312)	21	27
Other comprehensive income (loss)	(241)	—	(7)

Comprehensive Income	(553)	21	20

	Ispat Europe —
	Non-Subsidiary	Ispat Europe —	Ispat Europe —
	Guarantor	Eliminations	Consolidated

Net Income	15	(42)	21
Other comprehensive income (loss)	(4)	—	(11)

Comprehensive Income	11	(42)	10

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat —
	Non-Guarantor	Ispat —	Ispat —
	Subsidiaries	Eliminations	Consolidated

Net Income	(140)	119	(312)
Other comprehensive income (loss)	(230)	241	(241)

Comprehensive Income	(370)	360	(553)

Condensed Consolidating Statements of Cash Flows

for the Year Ended December 31, 2001

	Ispat Europe — Issuer Subsidiary

		Ispat Europe —	Ispat Europe —
	Ispat — Parent	Parent	Subsidiary
	Company	Company	Guarantors

Net cash provided by operating activities	$8	$15	$54

Investing activities:
Purchases of property, plant and equipment	0	0	(10)
Proceeds from sale of investment including affiliates and joint ventures	0	0	36
Investment in affiliates and joint ventures	(13)	0	0
Other	0	0	0

Net cash provided (used) by investing activities	(13)	0	26

Financing activities:
Proceeds from payable to banks	0	0	0
Proceeds from long-term debt	0	125	0
Proceeds from long-term debt payable to affiliated	0	10	0
Payments of payable to banks	0	0	(43)
Payments of long-term debt payable to unrelated parties	0	(13)	(36)
Payments of long-term debt payable to affiliated	0	(13)	0
Purchase of treasury stock	(1)	0	0
Sale of treasury stock	5	0	0
Dividends	0	(122)	0
Issue of share capital — net	0	0	0

Net cash used by financing activities	4	(13)	(79)

Net increase (decrease) in cash and cash equivalents	(1)	2	1

Effect of exchange rate changes on cash	0	(2)	2

Cash and cash equivalents:
At the beginning of the year	1	0	14

At the end of the year	$—	$—	$17

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat Europe —		Ispat Europe —
	Non-Guarantor	Ispat Europe —	Europe
	Subsidiary	Eliminations	Consolidated

Net cash provided by operating activities	$3	$(3)	$69

Investing activities:
Purchases of property, plant and equipment	(15)	—	(25)
Proceeds from sale of investment including affiliates and joint ventures	—	—	36
Investment in affiliates and joint ventures	—	—	—
Other	—	—	—

Net cash provided (used) by investing activities	(15)	—	11

Financing activities:
Proceeds from payable to banks	12	—	12
Proceeds from long-term debt	—	—	125
Proceeds from long-term debt payable to affiliated	—	(10)	—
Payments of payable to banks	—	—	(43)
Payments of long-term debt payable to unrelated parties	—	—	(49)
Payments of long-term debt payable to affiliated	—	13	—
Purchase of treasury stock	—	—	—
Sale of treasury stock	—	—	—
Dividends	—	—	(122)
Issue of share capital — net	—	—	—

Net cash used by financing activities	12	3	(77)

Net increase (decrease) in cash and cash equivalents	—	—	3

Effect of exchange rate changes on cash	(1)	—	(1)

Cash and cash equivalents:
At the beginning of the year	5	—	19

At the end of the year	$4	$—	$21

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat — Non-Guarantor
	Subsidiaries	Ispat — Eliminations	Ispat — Consolidated

	As restated — See note 21		As restated — See note 21
Net cash provided by operating activities	(30)	(25)	22

Investing activities:
Purchases of property, plant and equipment	(86)	14	(97)
Proceeds from sale of investment including affiliates and joint ventures	18	(17)	37
Investment in affiliates and joint ventures	(208)	242	21
Other	4	—	4

Net cash provided (used) by investing activities	(272)	239	(35)

Financing activities:
Proceeds from payable to banks	2,404	—	2,416
Proceeds from long-term debt	14	(14)	125
Proceeds from long-term debt payable to affiliated	173	(173)	—
Payments of payable to banks	(2,375)	—	(2,418)
Payments of long-term debt payable to unrelated parties	(206)	10	(245)
Payments of long-term debt payable to affiliated	(17)	17	—
Purchase of treasury stock	—	—	(1)
Sale of treasury stock	—	—	5
Dividends	(65)	187	—
Issue of share capital — net	240	(240)	—

Net cash used by financing activities	168	(213)	(118)

Net increase (decrease) in cash and cash equivalents	(134)	1	(131)

Effect of exchange rate changes on cash	4	(1)	2

Cash and cash equivalents:
At the beginning of the year	194	—	214

At the end of the year	64	—	85

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Balance Sheets

As of December 31, 2002

		Ispat Europe — Issuer Subsidiary

		Ispat Europe —	Ispat Europe —
		Parent	Subsidiary
	Ispat — Parent Company	Company	Guarantors

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$21
Trade accounts receivable	0	0	67
Inventories	0	0	86
Other current assets	95	16	113

Total current assets	95	16	287
Property, plant and equipment — net	0	0	112
Investments in affiliates	359	367	11
Other assets	3	6	15

Total assets	$457	$389	$425

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$4	$16
Trade accounts payable	0	0	92
Accrued expenses and other current liabilities	304	71	60

Total current liabilities	304	75	168
Long-term debt	0	129	0
Deferred employee benefits	0	0	30
Other long-term obligations	25	1	21

Total liabilities	329	205	219
Shareholders’ equity	128	184	206
Total liabilities and shareholders’ equity	$457	$389	$425

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat Europe — Non-	Ispat Europe —	Ispat Europe —
	Guarantor Subsidiary	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$12	$—	$33
Trade accounts receivable	71	0	138
Inventories	123	0	209
Other current assets	19	(86)	62

Total current assets	225	(86)	442
Property, plant and equipment — net	92	0	204
Investments in affiliates	0	(367)	11
Other assets	2	0	23

Total assets	$319	$(453)	$680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$26	$—	$46
Trade accounts payable	102	0	194
Accrued expenses and other current liabilities	63	(72)	122

Total current liabilities	191	(72)	362
Long-term debt	1	0	130
Deferred employee benefits	48	0	78
Other long-term obligations	30	(14)	38

Total liabilities	270	(86)	608
Shareholders’ equity	49	(367)	72
Total liabilities and shareholders’ equity	$319	$(453)	$680

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat — Non-Guarantor
	Subsidiaries	Ispat — Eliminations	Ispat — Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$44	$—	$77
Trade accounts receivable	391	0	529
Inventories	681	(17)	873
Other current assets	2,068	(2,092)	133

Total current assets	3,184	(2,109)	1,612
Property, plant and equipment — net	2,831	0	3,035
Investments in affiliates	246	(359)	257
Other assets	601	(19)	608

Total assets	$6,862	$(2,487)	$5,512

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$216	$—	$262
Trade accounts payable	413	0	607
Accrued expenses and other current liabilities	488	(509)	405

Total current liabilities	1,117	(509)	1,274
Long-term debt	1,892	0	2,022
Deferred employee benefits	1,803	0	1,881
Other long-term obligations	144	0	207

Total liabilities	4,956	(509)	5,384
Shareholders’ equity	1,906	(1,978)	128
Total liabilities and shareholders’ equity	$6,862	$(2,487)	$5,512

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2002

		Ispat Europe — Issuer Subsidiary

	Ispat — Parent	Ispat Europe —	Ispat Europe —
	Company	Parent Company	Subsidiary Guarantors

Net sales	$—	$—	$688
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	4	2	609
Depreciation	0	0	7
Selling, general and administrative	7	2	35
Other operating expense	0	0	0

Operating income	(11)	(4)	37
Equity in earnings of subsidiaries	59	26	0
Other income (expense) — net	0	0	3
Financing costs:
Net interest income (expense)	1	(16)	(1)
Net gain (loss) from foreign exchange	0	0	0

Income before taxes	49	6	39
Income tax (benefit) expense:
Current	0	0	3
Deferred	0	0	4

Net income (loss) before extraordinary income	49	6	32
Extraordinary gain	0	0	0

Net income (loss)	$49	$6	$32

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat Europe —
	Non-Guarantor	Ispat Europe —	Ispat Europe —
	Subsidiary	Eliminations	Consolidated

Net sales	574	(43)	1,219
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	530	(36)	1,105
Depreciation	7		14
Selling, general and administrative	39	(7)	69
Other operating expense		0	0

Operating income	(2)	0	31
Equity in earnings of subsidiaries		(26)	0
Other income (expense) — net		0	3
Financing costs:
Net interest income (expense)	(1)	0	(18)
Net gain (loss) from foreign exchange	(1)	0	(1)

Income before taxes	(4)	(26)	15
Income tax (benefit) expense:
Current	2	0	5
Deferred		0	4

Net income (loss) before extraordinary income	(6)	(26)	6
Extraordinary gain		0	0

Net income (loss)	$(6)	$(26)	$6

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat — Non-
	Guarantor	Ispat —	Ispat —
	Subsidiaries	Eliminations	Consolidated

Net sales	$4,105	$(435)	$4,889
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	3,654	(407)	4,356
Depreciation	163	0	177
Selling, general and administrative	82	(6)	152
Other operating expense	62	0	62

Operating income	144	(22)	142
Equity in earnings of subsidiaries	0	(59)	0
Other income (expense) — net	18	(7)	14
Financing costs:
Net interest income (expense)	(185)	(1)	(203)
Net gain (loss) from foreign exchange	27	(3)	23

Income before taxes	4	(92)	(24)
Income tax (benefit) expense:
Current	13	0	18
Deferred	(76)	0	(72)

Net income (loss) before extraordinary income	67	(92)	30
Extraordinary gain	19	0	19

Net income (loss)	$86	$(92)	$49

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2002

		Ispat Europe — Issuer Subsidiary

	Ispat — Parent	Ispat Europe —	Ispat Europe —
	Company	Parent Company	Subsidiary Guarantor

Net Income	49	6	32
Other comprehensive income (loss)	—	(28)	30

Comprehensive Income	49	(22)	62

	Ispat Europe — Non-	Ispat Europe —	Ispat Europe —
	Subsidiary Guarantor	Eliminations	Consolidated

Net Income	(6)	(26)	6
Other comprehensive income (loss)	10	—	12

Comprehensive Income	4	(26)	18

	Ispat — Non-Guarantor
	Subsidiaries	Ispat — Eliminations	Ispat — Consolidated

Net Income	86	(92)	49
Other comprehensive income (loss)	(279)	4	(263)

Comprehensive Income	(193)	(88)	(214)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2002

		Ispat Europe — Issuer Subsidiary

			Ispat Europe —
	Ispat — Parent	Ispat Europe —	Subsidiary
	Company	Parent Company	Guarantors

Net cash provided by operating activities	$93	$16	$10

Investing activities:
Purchases of property, plant and equipment	0	0	(10)
Proceeds from sale of investment, including affiliates and joint ventures	0	0	0
Investment in affiliates and joint ventures	(98)	0	0
Other	1	0	0

Net cash provided (used) by investing activities	(97)	0	(10)

Financing activities:
Proceeds from payable to banks	0	0	3
Proceeds from long-term debt	0	3	0
Proceeds from long-term debt payable to affiliated	0	0	0
Payments of payable to banks	0	0	0
Payments of long-term debt payable to unrelated parties	0	(12)	0
Payments of long-term debt payable to affiliated	0	(7)	0
Purchase of treasury stock	(1)	0	0
Sale of treasury stock	5	0	0
Dividends	0	0	0
Issue of share capital — net	0	0	0

		Ispat Europe — Issuer Subsidiary

			Ispat Europe —
	Ispat — Parent	Ispat Europe —	Subsidiary
	Company	Parent Company	Guarantors

Net cash used by financing activities	4	(16)	3

Net increase (decrease) in cash and cash equivalents	0	0	3
Effect of exchange rate changes on cash	0	0	1

Cash and cash equivalents:
At the beginning of the year	0	0	17

At the end of the year	$—	$—	$21

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat Europe —
	Non-Guarantor	Ispat Europe —	Ispat Europe —
	Subsidiary	Eliminations	Consolidated

Net cash provided by operating activities	$19	$(3)	$42

Investing activities:
Purchases of property, plant and equipment	(15)	0	(25)
Proceeds from sale of investment, including affiliates and joint ventures	0	0	0
Investment in affiliates and joint ventures	0	0	0
Other	1	3	4

Net cash provided (used) by investing activities	(14)	3	(21)

Financing activities:
Proceeds from payable to banks	17	0	20
Proceeds from long-term debt	0	0	3
Proceeds from long-term debt payable to affiliated	0	0	0
Payments of payable to banks	(17)	0	(17)
Payments of long-term debt payable to unrelated parties	0	0	(12)
Payments of long-term debt payable to affiliated	0	0	(7)
Purchase of treasury stock	0	0	0
Sale of treasury stock	0	0	0
Dividends	0	0	0
Issue of share capital — net	0	0	0

Net cash used by financing activities	0	0	(13)

Net increase (decrease) in cash and cash equivalents	5	0	8

Effect of exchange rate changes on cash	2	0	3

Cash and cash equivalents:
At the beginning of the year	4	0	21

At the end of the year	$11	$—	$32

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat —
	Non-Guarantor
	Subsidiaries	Ispat — Eliminations	Ispat — Consolidated

	(As Restated — See note 21)		(As Restated — See note 21)
Net cash provided by operating activities	$18	$(15)	$138

Investing activities:
Purchases of property, plant and equipment	(83)	0	(108)
Proceeds from sale of investment, including affiliates and joint ventures	18	0	18
Investment in affiliates and joint ventures	(17)	126	11
Other	(5)	(1)	(1)

Net cash provided (used) by investing activities	(87)	125	(80)
Financing activities:
Proceeds from payable to banks	2,339	0	2,359
Proceeds from long-term debt	122	0	125
Proceeds from long-term debt payable to affiliated	30	(30)	0
Payments of payable to banks	(2,329)	0	(2,346)
Payments of long-term debt payable to unrelated parties	(201)	0	(213)
Payments of long-term debt payable to affiliated	(7)	14	0
Purchase of treasury stock	0	0	(1)
Sale of treasury stock	0	0	5
Dividends	(2)	2	0
Issue of share capital — net	88	(88)	0

Net cash used by financing activities	40	(102)	(71)

Net increase (decrease) in cash and cash equivalents	(29)	8	(13)

Effect of exchange rate changes on cash	2	0	5

Cash and cash equivalents:
At the beginning of the year	64	0	85

At the end of the year	$37	$8	$77

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Balance Sheets

As of December 31, 2003

		Ispat Europe — Issuer Subsidiary

	Ispat — Parent	Ispat Europe —	Ispat Europe —
	Company	Parent	Subsidiary Guarantors

ASSETS
Current assets:
Cash and cash equivalents	$1	$—	$19
Trade accounts receivable	0	0	76
Inventories	0	0	113
Other current assets	134	40	201

Total current assets	135	40	409
Property, plant and equipment — net	0	0	140
Investments in affiliates	395	326	81
Other assets	0	5	20

Total assets	$530	$371	$650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$4	$9
Trade accounts payable	0	0	101
Accrued expenses and other current liabilities	280	60	117

Total current liabilities	280	64	227
Long-term debt	81	134	0
Deferred employee benefits	0	0	38
Other long-term obligations	20	0	30

Total liabilities	381	198	295
Shareholders’ equity	149	173	355
Total liabilities and shareholders’ equity	$530	$371	$650

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat Europe —
	Non-Guarantor	Ispat Europe —	Ispat Europe —
	Subsidiary	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$19	$—	$38
Trade accounts receivable	76	0	152
Inventories	149	0	262
Other current assets	572	(760)	53

Total current assets	816	(760)	505
Property, plant and equipment — net	107	0	247
Investments in affiliates	145	(540)	12
Other assets	2	0	27

Total assets	$1,070	$(1,300)	$791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$41	$—	$54
Trade accounts payable	106	0	207
Accrued expenses and other current liabilities	235	(239)	173

Total current liabilities	382	(239)	434
Long-term debt	15	(13)	136
Deferred employee benefits	58	0	96
Other long-term obligations	15	0	45

Total liabilities	470	(252)	711
Shareholders’ equity	600	(1,048)	80
Total liabilities and shareholders’ equity	$1,070	$(1,300)	$791

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat —
	Non-Guarantor	Ispat —	Ispat —
	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$41	$—	$80
Trade accounts receivable	355	0	507
Inventories	574	(8)	828
Other current assets	2,201	(2,253)	135

Total current assets	3,171	(2,261)	1,550
Property, plant and equipment — net	2,844	0	3,091
Investments in affiliates	240	(395)	252
Other assets	733	(18)	742

Total assets	$6,988	$(2,674)	$5,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$309	$—	$363
Trade accounts payable	370	0	577
Accrued expenses and other current liabilities	753	(686)	520

Total current liabilities	1,432	(686)	1,460
Long-term debt	1,697	0	1,914
Deferred employee benefits	1,810	0	1,906
Other long-term obligations	141	0	206

Total liabilities	5,080	(686)	5,486
Shareholders’ equity	1,908	(1,988)	149
Total liabilities and shareholders’ equity	$6,988	$(2,674)	$5,635

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2003

	Ispat Europe — Issuer Subsidiary

			Ispat Europe —
	Ispat —	Ispat Europe —	Subsidiary
	Parent Company	Parent Company	Guarantors

Net sales	$—	$—	$799
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	0	(2)	700
Depreciation	0	0	7
Selling, general and administrative	14	1	40
Other operating expense	0	0	0

Operating income	(14)	1	52
Equity in earnings of subsidiaries	72	13	0
Other income (expense) — net	18	(1)	6
Financing costs:
Net interest income (expense)	(10)	(15)	(1)
Net gain (loss) from foreign exchange	0	0	0

Income before taxes	66	(2)	57
Income tax (benefit) expense:
Current	0	0	5
Deferred	0	0	10

Net income (loss) before extraordinary income	66	(2)	42
Extraordinary gain	0	0	3

Net income (loss)	$66	$(2)	$45

	Ispat Europe —
	Non-Guarantor	Ispat Europe —	Ispat Europe —
	Subsidiary	Eliminations	Consolidated

Net sales	$634	(50)	$1,383
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	606	(39)	1,265
Depreciation	10	0	17
Selling, general and administrative	44	(10)	75
Other operating expense	0	0	0

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat Europe —
	Non-Guarantor	Ispat Europe —	Ispat Europe —
	Subsidiary	Eliminations	Consolidated

Operating income	(26)	(1)	26

Equity in earnings of subsidiaries	0	(13)	0
Other income (expense) — net	(1)	0	4
Financing costs:
Net interest income (expense)	(2)	0	(18)
Net gain (loss) from foreign exchange	0	0	0

Income before taxes	(29)	(14)	12
Income tax (benefit) expense:
Current	2	0	7
Deferred	0	0	10

Net income (loss) before extraordinary income	(31)	(14)	(5)
Extraordinary gain	0	0	3

Net income (loss)	$(31)	(14)	$(2)

	Ispat —
	Non-Guarantor	Ispat —	Ispat —
	Subsidiaries	Eliminations	Consolidated

Net sales	$4,300	$(242)	$5,441
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	3,903	(225)	4,943
Depreciation	166	0	183
Selling, general and administrative	86	(11)	164
Other operating expense	0	0	0

Operating income	145	(6)	151
Equity in earnings of subsidiaries	0	(72)	0
Other income (expense) — net	45	(14)	53
Financing costs:
Net interest income (expense)	(123)	0	(151)
Net gain (loss) from foreign exchange	4	0	4

Income before taxes	71	(92)	57
Income tax (benefit) expense:
Current	15	0	22
Deferred	(40)	0	(30)

Net income (loss) before extraordinary income	96	(92)	65
Extraordinary gain	(2)	0	1

Net income (loss)	$94	$(92)	$66

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2003

	Ispat Europe — Issuer Subsidiary

			Ispat Europe —
	Ispat —	Ispat Europe —	Subsidiary
	Parent Company	Parent Company	Guarantor

Net Income	66	(2)	45
Other comprehensive income (loss)	—	5	35

Comprehensive Income	66	3	80

	Ispat Europe —
	Non-Subsidiary	Ispat Europe —	Ispat Europe —
	Guarantor	Eliminations	Consolidated

Net Income	(31)	(14)	(2)
Other comprehensive income (loss)	18	—	58

Comprehensive Income	(13)	(14)	56

	Ispat —
	Non-Guarantor	Ispat —	Ispat —
	Subsidiaries	Eliminations	Consolidated

Net Income	94	(92)	66
Other comprehensive income (loss)	(95)	—	(37)

Comprehensive Income	(1)	(92)	29

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2003

	Ispat Europe — Issuer Subsidiary

			Ispat Europe —
	Ispat — Parent	Ispat Europe —	Subsidiary
	Company	Parent Company	Guarantors

Net cash provided by operating activities	$(60)	$(57)	$144
Investing activities:
Purchases of property, plant and equipment	0	0	(16)
Proceeds from sale of investment, including affiliates and joint ventures	0	0
Investment in affiliates and joint ventures	0	41	0

Net cash provided (used) by investing activities	0	41	(16)

Financing activities:
Proceeds from payable to banks	0	0	0
Proceeds from long-term debt	70	0	0
Proceeds from long-term debt payable to affiliated	0	0	24
Payments of payable to banks	0	0	(8)
Payments of long-term debt payable to unrelated parties	0	(15)	0
Payments of long-term debt payable to affiliated	0	(4)	(141)
Purchase of treasury stock	(9)	0	0
Capital contribution	0	0	(4)
Dividends	0	0	0
Issue of share capital — net	0	0	0

Net cash used by financing activities	61	(19)	(129)

Net increase (decrease) in cash and cash equivalents	1	(35)	(1)

Effect of exchange rate changes on cash	0	35	(1)

Cash and cash equivalents:
At the beginning of the year	0	0	21

At the end of the year	$1	$—	$19

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat Europe —
	Non-Guarantor	Ispat Europe —	Ispat Europe —
	Subsidiary	Eliminations	Consolidated

Net cash provided by operating activities	$15	$(59)	$43

Investing activities:
Purchases of property, plant and equipment	(6)	0	(22)
Proceeds from sale of investment, including affiliates and joint ventures	0	0	0
Investment in affiliates and joint ventures	1	(42)	0

Net cash provided (used) by investing activities	(5)	(42)	(22)

Financing activities:
Proceeds from payable to banks	22	0	22
Proceeds from long-term debt	2	0	2
Proceeds from long-term debt payable to affiliated	0	(24)	0
Payments of payable to banks	(14)	0	(22)
Payments of long-term debt payable to unrelated parties	(1)	0	(16)
Payments of long-term debt payable to affiliated	(15)	160	0
Purchase of treasury stock	0	0	0
Capital contribution	0	0	(4)
Dividends	0	0	0
Issue of share capital — net	0	0	0

Net cash used by financing activities	(6)	136	(18)

Net increase (decrease) in cash and cash equivalents	4	35	3

Effect of exchange rate changes on cash	3	(35)	2

Cash and cash equivalents:
At the beginning of the year	11	0	32

At the end of the year	$18	$—	$37

	Ispat —
	Non-Guarantor	Ispat —	Ispat —
	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$182	$24	$189

Investing activities:
Purchases of property, plant and equipment	(142)	0	(164)
Proceeds from sale of investment including affiliates and joint ventures	21	0	21
Investment in affiliates and joint ventures	10	9	19

Net cash provided (used) by investing activities	(111)	9	(124)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

	Ispat —
	Non-Guarantor	Ispat —	Ispat —
	Subsidiaries	Eliminations	Consolidated

Financing activities:
Proceeds from payable to banks	3,554	0	3,576
Proceeds from long-term debt	74	(94)	52
Proceeds from long-term debt payable to affiliated	60	34	94
Payments of payable to banks	(3,548)	0	(3,570)
Payments of long-term debt payable to unrelated parties	(191)	0	(207)
Payments of long-term debt payable to affiliated	(14)	14	0
Purchase of treasury stock	0	0	(9)
Capital contribution	0	4	0
Dividends	(39)	39	0
Issue of share capital — net	28	(28)	0

Net cash used by financing activities	(76)	(31)	(64)

Net increase (decrease) in cash and cash equivalents	(5)	2	1

Effect of exchange rate changes on cash	0	0	2

Cash and cash equivalents:
At the beginning of the year	45	0	77

At the end of the year	$40	$2	$80

Note 19:	Securitization and Factoring of Receivables

      Certain subsidiaries of Ispat had securitization facilities under an agreement to sell interest in pools of Ispat’s trade receivables on a non-recourse basis. Participation interests in new receivables were sold, as collections reduce previously sold accounts. The proceeds from the sale of trade accounts receivables are included in the cash flows from operating activities in the Consolidated Statements of Cash Flows. The initial payment can go up to a maximum of 85% of recorded amounts for the receivables sold. The deferred proceeds outstanding amounted to $10 and $nil at December 31, 2002 and 2003 respectively. Gross receivables sold were $137, $60 and $nil at December 31, 2001, 2002 and 2003 respectively. These securitization facilities were discontinued in 2003.

      Additionally, some of our subsidiaries have entered into Factoring Agreements with certain banks/financial institutions under which they are entitled to sell eligible accounts receivables from the customers up to an agreed limit. The bank/financial institution buys these receivables without recourse to the seller. Payments for sale of these receivables are received in two installments. The first installment ranging between 90% to 95% of the receivables sold (up to a maximum of $261) is made available immediately on sale of the receivables. The deferred proceeds outstanding and availability amounted to $7 and $34 at December 31, 2002 and 2003 respectively. Gross receivables sold were $96 and $196 at December 31, 2002 and 2003 respectively. The balance portion of the purchase price is held back towards factoring commission, interest charges and any possible bonus or discounts till the receivables are collected from the customer by the Factoring agent. The proceeds from the sale of trade accounts receivables are included in the cash flows from operating activities in the Consolidated Statements of Cash Flows.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

      The receivables are sold at a discount that is included in Selling, general and administrative expenses in the consolidated statements of income and amounted $4, $5 and $5 for 2001, 2002 and 2003 respectively.

Securitization

	2001	2002	2003

Proceeds from trade receivable sold	$658	$487	$30
Nominal of trade receivables sold	688	498	30
Other Interest	4	3	0
Deferred payments on balance sheet	27	10	0

Factoring

	2001	2002	2003

Proceeds from trade receivable sold under factoring agreement	$—	$208	$943
Nominal of trade receivables sold under factoring agreement	0	216	982
Discounts incurred	0	2	5
Deferred payments on balance sheet	0	7	34

Note 20:	Financial Information for Issuer, Subsidiaries and Non-Guarantor Subsidiaries of the Proposed Offering

      On March 9, 2004, Ispat Inland Inc. announced that an affiliate will offer $800 million of senior secured notes through a private placement, subject to market and other conditions. The proceeds from the offering by Ispat Inland ULC, a newly created finance subsidiary, are expected to be used to repay existing debt. The notes will be secured by a pledge of $800 million of Ispat Inland Inc.’s first mortgage bonds, and will be jointly, severally, fully and unconditionally guaranteed by Ispat Inland Inc., certain of its existing and future domestic subsidiaries, Ispat, and Ispat Inland LP, a limited purpose finance subsidiary.

      Presented below is condensed consolidating financial information as required by Rule 3-10 of Regulation S-X related to this proposed offering for the following:

•	Ispat on a parent company only basis;

•	Ispat Inland Inc. and its guarantor subsidiaries

•	Ispat Inland Inc.’s non-guarantor subsidiaries;

•	Ispat Inland Inc. eliminations;

•	Ispat Inland consolidated;

•	Ispat Inland LP;

•	Ispat’s non-guarantor subsidiaries on a combined basis;

•	Ispat eliminations; and

•	Ispat and subsidiaries consolidated.

      A significant part of Ispat’s net assets at December 31, 2003 (see notes 8 and 10) is subject to restrictive covenants affecting capital distributions and the ability of Ispat’s subsidiaries to loan or advance funds to Ispat.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2001

			Ispat
		Ispat	Inland —				Ispat
	Ispat	Inland	Non-		Ispat	Ispat	Non-
	Parent	Guarantor	Guarantor	Consolidating	Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$1,816	$2,081	$(1,813)	$2,084	$—	$2,745	$(343)	$4,486
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)		1,647	2,241	(1,813)	2,075	0	2,503	(305)	4,273
Depreciation	0	104		0	104	0	94	(21)	177
Selling, general and administrative	6	32	1	0	33	0	133	(17)	155
Other operating expense	0	0	0	0	0	0	75	0	75

Operating income	(6)	33	(161)	0	(128)	0	(60)	0	(194)
Equity in earnings of Subsidiaries	(305)	0	0	0	0	0	0	305	0
Other income (expense) — net	0	2	21	0	23	5	227	(242)	13
Financing costs:
Net interest income (expense)	0	(54)	(39)		(93)	(11)	(124)	0	(228)
Net gain (loss) from foreign exchange	(1)	0	0	0	0	0	(126)	118	(9)

Income before taxes	(312)	(19)	(179)	0	(198)	(6)	(83)	181	(418)
Income tax (benefit) expense:
Current	—	41	(42)	0	(1)	0	9	0	8
Deferred	—	(32)	(39)	0	(71)	(2)	(43)	2	(114)

Net income (loss)	(312)	(28)	(98)	0	(126)	(4)	(49)	179	(312)

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2001

			Ispat Inland —
		Ispat Inland	Non-			Ispat	Ispat Non-
	Ispat Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net income (loss)	$(312)	$(28)	$(98)	$—	$(126)	$(4)	$(49)	$179	$(312)
Other comprehensive income (loss)	0	(192)	(8)	0	(200)	0	(19)	(22)	(241)

Comprehensive income	(312)	(220)	(106)	0	(326)	(4)	(68)	157	(553)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Balance Sheets as of December 31, 2001

			Ispat Inland —
		Ispat Inland	Non-			Ispat	Ispat Non-
	Ispat Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalent	$—	$2	$22	$—	$24	$3	$58	$—	$85
Trade accounts receivable	0	34	160	0	194	0	257	0	451
Inventories	0	20	393	0	413	0	396	(4)	805
Other current assets	43	328	(287)	0	41	11	1,423	(1,416)	102

Total current assets	43	384	288	0	672	14	2,134	(1,420)	1,443
Property, plant and equipment — net	0	1,805	0	0	1,805	0	1,319	(15)	3,109
Investments in affiliates	465	451	208	(413)	246	90	5,729	(6,231)	299
Other assets	5	308	4	0	312	676	140	(671)	462

Total assets	513	2,948	500	(413)	3,035	780	9,322	(8,337)	5,313

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long- term debt	0	7	0	0	7	7	324	0	338
Trade accounts payable	0	143	27	0	170	0	370	0	540
Accrued expenses and other current liabilities	175	168	3	0	171	17	583	(615)	331

Total current liabilities	175	318	30	0	348	24	1,277	(615)	1,209
Long-term debt	0	1,066	181	0	1,247	669	1,581	(1,456)	2,041
Deferred employee benefits	0	1,369	0	0	1,369	0	124	0	1,493
Other long-term obligations	0	46	3	0	49	3	183	(3)	232

Total liabilities	175	2,799	214	0	3,013	696	3,165	(2,074)	4,975
Shareholders’ equity	338	149	286	(413)	22	84	6,157	(6,263)	338

Total liabilities and shareholders’ equity	513	2,948	500	(413)	3,035	780	9,322	(8,337)	5,313

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2001

		Ispat	Ispat Inland —
		Inland	Non-			Ispat	Ispat Non-
	Ispat Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$8	$(12)	$(126)	$—	$(138)	$8	$198	$(54)	$22

Investing activities:
Purchases of property, plant and equipment (PP&E)	0	(28)	0	0	(28)	0	(83)	14	(97)
Proceeds from sale of assets and investment including affiliates and joint ventures	0	4	0	0	4	0	46	(13)	37
Investment in affiliates and joint ventures	(13)	(101)	109	0	8	0	(235)	261	21
Other investing activities	0	0	0	0	0	0	25	(21)	4
Net cash provided (used) by investing activities	(13)	(125)	109	0	(16)	0	(247)	241	(35)

Financing activities:
Proceeds from payable to banks	0	3	2,200	0	2,203	0	212	1	2,416
Proceeds from long-term debt	0	0	0	0	0	0	139	(14)	125
Proceeds from long-term debt payable to affiliated	0	156	0	0	156	7	20	(183)	0
Payments of payable to banks	0	0	(2,171)	0	(2,171)	0	(247)	0	(2,418)
Payments of long-term debt payable to unrelated parties	0	(8)	0	0	(8)	(8)	(238)	9	(245)
Payments of long-term debt payable to affiliated	0	(7)	0	0	(7)	(2)	(42)	51	0
Purchase of treasury stock	(1)	0	0	0	0	0	0	0	(1)
Sale of treasury stock	5	0	0	0	0	0	0	0	5
Capital contribution	0	0	0	0	0	0	0	0	0
Dividends	0	(19)	0	0	(19)	(3)	(167)	189	0
Issue of share capital — net	0	0	0	0	0	0	240	(240)	0

Net cash used by financing activities	$4	$125	$29	$0	$154	$(6)	$(83)	$(187)	$(118)

Net increase (decrease) in cash and cash equivalents	(1)	(12)	12	0	0	2	(132)	0	(131)
Effect of exchange rate changes on cash	0	0	0	0	0	0	2	0	2
Cash and cash equivalents:
At the beginning of the year	1	1	23	0	24	1	188	0	214
At the end of the year	0	(11)	35	0	24	3	58	0	85

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2002

		Ispat	Ispat Inland —
		Inland	Non-			Ispat	Ispat Non-
	Ispat Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$1,836	$2,300	$(1,832)	$2,304	$—	$3,169	$(584)	$4,889
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	4	1,967	1,947	(1,832)	2,082	0	2,814	(544)	4,356
Depreciation	0	99		0	99	0	78	0	177
Selling, general and administrative	7	27	1	0	28	0	135	(18)	152
Other operating expense	0	0	62	0	62	0	0	0	62

Operating income	(11)	(257)	290	0	33	0	142	(22)	142
Equity in earnings of subsidiaries	59	0	0	0	0	0	0	(59)	0
Other income (expense) — net	0	16	14	0	30	1	20	(7)	44
Financing costs:
Net interest income (expense)	1	(57)	(20)		(77)	(9)	(118)	0	(203)
Net gain (loss) from foreign exchange	0	0	0	0	0	0	81	(58)	23

Income before taxes	49	(298)	284	0	(14)	(8)	125	(146)	6
Income tax (benefit) expense:
Current	0	(47)	45	0	(2)	(1)	21	0	18
Deferred	0	(44)	39	0	(5)	(2)	(54)	0	(61)

Net income (loss)	49	(207)	200	0	(7)	(5)	158	(146)	49

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2002

		Ispat	Ispat Inland —
		Inland	Non-			Ispat	Ispat Non-
	Ispat Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net income (loss)	$49	$(207)	$200	$—	$(7)	$(5)	$158	$(146)	$49
Other comprehensive income (loss)	0	(249)	(2)	0	(251)	0	(14)	2	(263)

Comprehensive income	49	(456)	198	0	(258)	(5)	144	(144)	(214)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Balance Sheets as of December 31, 2002

		Ispat	Ispat Inland —
		Inland	Non-			Ispat	Ispat Non-
	Ispat Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$2	$8	$—	$10	$1	$66	$—	$77
Trade accounts receivable	0	92	166	0	258	0	273	(2)	529
Inventories	0	51	392	0	443	0	448	(18)	873
Other current assets	95	52	(7)	0	45	9	2,077	(2,093)	133

Total current assets	95	197	559	0	756	10	2,864	(2,113)	1,612
Property, plant and equipment — net	0	1,734	0	0	1,734	0	1,301	0	3,035
Investments in affiliates	359	366	215	(366)	215	90	6,064	(6,471)	257
Other assets	3	453	4	0	457	669	145	(666)	608

Total assets	457	2,750	778	(366)	3,162	769	10,374	(9,250)	5,512

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long- term debt	0	7	0	0	7	7	248	0	262
Trade accounts payable	0	159	17	0	176	0	431	0	607
Accrued expenses and other current liabilities	304	207	4	0	211	15	512	(637)	405

Total current liabilities	304	373	21	0	394	22	1,191	(637)	1,274
Long-term debt	0	1,017	225	0	1,242	662	1,715	(1,597)	2,022
Deferred employee benefits	0	1,705	0	0	1,705	0	176	0	1,881
Other long-term obligations	25	56	2	0	58	6	118	0	207

Total liabilities	329	3,151	248	0	3,399	690	3,200	(2,234)	5,384
Shareholders’ equity	128	(401)	530	(366)	(237)	79	7,174	(7,016)	128

Total liabilities and shareholders’ equity	457	2,750	778	(366)	3,162	769	10,374	(9,250)	5,512

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2002

			Ispat
		Ispat	Inland —				Ispat
	Ispat	Inland	Non-		Ispat	Ispat	Non-
	Parent	Guarantor	Guarantor	Consolidating	Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$94	$136	$(115)	$—	$21	$(5)	$60	$(32)	$138

Investing activities:
Purchases of property, plant and equipment (PP&E)	0	(52)	0	0	(52)	0	(56)	0	(108)
Proceeds from sale of assets and investment including affiliates and joint ventures	0	0	0	0	0	0	18	0	18
Investment in affiliates and joint ventures	(98)	(46)	57	0	11	0	(46)	144	11
Other investing activities	0	0	0	0	0	0	(1)	0	(1)

Net cash provided (used) by investing activities	(98)	(98)	57	0	(41)	0	(85)	144	(80)

Financing activities:
Proceeds from payable to banks	0	0	2,242	0	2,242	0	117	0	2,359
Proceeds from long-term debt	0	0	0	0	0	3	122	0	125
Proceeds from long-term debt payable to affiliated	0	0	0	0	0	7	0	(7)	0
Payments of payable to banks	0	(14)	(2,198)	0	(2,212)	0	(134)	0	(2,346)
Payments of long-term debt payable to unrelated parties	0	(13)	0	0	(13)	(7)	(190)	(3)	(213)
Payments of
long-term debt payable to affiliated	0	(9)	0	0	(9)	0	(14)	23	0
Purchase of treasury stock	(1)	0	0	0	0	0	0	0	(1)
Sale of treasury stock	5	0	0	0	0	0	0	0	5
Capital contribution	0	0	0	0	0	0	83	(83)	0
Dividends	0	(2)	0	0	(2)	0	38	(36)	0
Issue of share capital — net	0	0	0	0	0	0	6	(6)	0

Net cash used by financing activities	4	(38)	44	0	6	3	28	(112)	(71)

Net increase (decrease) in cash and cash equivalents	0	0	(14)	0	(14)	(2)	3	0	(13)
Effect of exchange rate changes on cash	0	0	0	0	0	0	5	0	5
Cash and cash equivalents:
At the beginning of the year	0	2	22	0	24	3	58	0	85
At the end of the year	0	2	8	0	10	1	66	0	77

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2003

			Ispat
		Ispat	Inland —				Ispat
	Ispat	Inland	Non-		Ispat	Ispat	Non-
	Parent	Guarantor	Guarantor	Consolidating	Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$2,107	$548	$(432)	$2,223	$—	$3,615	$(397)	$5,441
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	0	2,092	443	(432)	2,103	0	3,205	(365)	4,943
Depreciation	0	97	0	0	97	0	86	0	183
Selling, general and administrative	14	25	2	0	27	0	149	(26)	164
Other operating expense	0	0	0	0	0	0	0	0	0

Operating income	(14)	(107)	103	0	(4)	0	175	(6)	151
Equity in earnings of subsidiaries	72	0	0	0	0	0	0	(72)	0
Other income (expense) — net	18	(5)	13	0	8	7	35	(15)	53
Financing costs:
Net interest income (expense)	(10)	(64)	(6)	0	(70)	3	(74)	0	(151)
Net gain (loss) from foreign exchange	0	0	0	0	0	0	57	(53)	4

Income before taxes	66	(176)	110	0	(66)	10	193	(146)	57
Income tax (benefit) expense:
Current	0	9	2	0	11	(1)	12	0	22
Deferred	0	(46)	20	0	(26)	5	8	(17)	(30)

Net income (loss) before cumulative effect of change in accounting principle	66	(139)	88	0	(51)	6	173	(129)	65
Cumulative effect of change in accounting principle	0	(2)	0	0	(2)	0	3	0	1

Net income (loss)	66	(141)	88	0	(53)	6	176	(129)	66

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2003

			Ispat
		Ispat	Inland —				Ispat
	Ispat	Inland	Non-		Ispat	Ispat	Non-
	Parent	Guarantor	Guarantor	Consolidating	Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net income	$66	$(141)	$88	$—	$(53)	$6	$176	$(129)	$66
Other comprehensive income (loss)	0	(79)	(2)	0	(81)	0	62	(18)	(37)

Comprehensive income	66	(220)	86	0	(134)	6	238	(147)	29

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Balance Sheets

As of December 31, 2003

			Ispat
		Ispat	Inland —				Ispat
	Ispat	Inland	Non-		Ispat	Ispat	Non-
	Parent	Guarantor	Guarantor	Consolidating	Inland	Inland	Guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$1	$2	$11	$—	$13	$—	$64	$2	$80
Trade accounts receivable	—	39	177	—	216	—	297	(6)	507
Inventories	—	372	—	—	372	—	465	(9)	828
Other current assets	130	(104)	137	—	33	7	2,339	(2,374)	135

Total current assets	131	309	325	—	634	7	3,165	(2,387)	1,550
Property, plant and equipment — net	—	1,751	—	—	1,751	—	1,340	—	3,091
Investments in affiliates	394	321	214	(321)	214	90	6,255	(6,701)	252
Other assets	4	533	4	—	537	657	220	(676)	742

Total assets	529	2,914	543	(321)	3,136	754	10,980	(9,764)	5,635

Liabilities and shareholders’ equity
Current liabilities:
Payable to banks and current portion of long-term debt	—	22	—	—	22	7	334	—	363
Trade accounts payable	—	157	26	—	183	—	394	—	577
Accrued expenses and other current liabilities	360	272	4	—	276	—	907	(1,023)	520

Total current liabilities	360	451	30	—	481	7	1,635	(1,023)	1,460
Long-term debt	—	1,165	150	—	1,315	655	1,580	(1,636)	1,914
Deferred employee benefits	—	1,647	—	—	1,647	—	259	—	1,906
Other long-term obligations	20	78	2	—	80	6	98	2	206

Total liabilities	380	3,341	182	—	3,523	668	3,572	(2,657)	5,486
Shareholders’ equity	149	(427)	361	(321)	(387)	86	7,408	(7,107)	149

Total liabilities and shareholders’ equity	529	2,914	543	(321)	3,136	754	10,980	(9,764)	5,635

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2003

		Ispat
	Ispat	Inland	Ispat Inland —			Ispat	Ispat Non-
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland	Inland	guarantor	Ispat	Ispat
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	(62)	63	(39)	—	24	13	314	(100)	189

Investing activities:
Purchases of property, plant and equipment (PP&E)	—	(111)	—	—	(111)	—	(53)	—	(164)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	—	—	—	—	—	21	—	21
Investment in affiliates and joint ventures	—	(98)	117	—	19	—	12	(12)	19
Other investing activities	—	—	—	—	—	—	—	—	—

Net cash provided (used) by investing activities	—	(209)	117	—	(92)	—	(20)	(12)	(124)

Financing activities:
Proceeds from payable to banks	—	973	2,429	—	3,402	—	159	15	3,576
Proceeds from long-term debt	71	9	—	—	9	—	66	(94)	52
Proceeds from long-term debt payable to affiliated	—	76	—	—	76	—	(149)	167	94
Payments of payable to banks	—	(886)	(2,504)	—	(3,390)	—	(180)	—	(3,570)
Payments of long-term debt payable to unrelated parties	—	(3)	—	—	(3)	(13)	(189)	(2)	(207)
Payments of long-term debt payable to affiliated	—	(7)	—	—	(7)	(1)	(3)	11	—
Purchase of treasury stock	(8)	—	—	—	—	—	—	—	(8)
Sale of treasury stock	—	—	—	—	—	—	—	—	—
Capital contribution	—	—	—	—	—	—	(4)	4	—
Dividends	—	(16)	—	—	(16)	—	(23)	39	—
Issue of share capital — net	—	—	—	—	—	—	28	(28)	—

Net cash used by financing activities	63	146	(75)	—	71	(14)	(295)	112	(63)

Net increase (decrease) in cash and cash equivalents	1	—	3	—	3	(1)	(1)	—	2
Effect of exchange rate changes on cash	—	—	—	—	—	—	1	—	1
Cash and cash equivalents:
At the beginning of the year	—	2	8	—	10	1	66	—	77
At the end of the year	1	2	11	—	13	—	66	—	80

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

Note 21:	Restatement

      Subsequent to the issuance of the consolidated financial statements for the period ended December 31, 2003 Ispat determined that it should have eliminated the gains on the early extinguishment of debt in computing 2002 and 2001 Cash Flows provided from operating activities rather than being reported as part of Ispat’s Cash flow used by financing activities. Additionally, in 2001, a non-cash equity investment was included in Cash flows from operating activities and investing activities, rather than being excluded from the statement of cash flows and disclosed as a non-cash investment.

	As Previously
	Reported	As Restated

Year ended December 31, 2002:
Cash flows provided by operating activities	$168	$138
Cash flows used by financing activities	(101)	(71)
Year ended December 31, 2001:
Cash flows provided by operating activities	40	22
Cash flows used in investing activities	(48)	(35)
Cash flows used by financing activities	$(123)	$(118)

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS
for the nine months ended September 30, 2003 and 2004

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2003 and 2004

	December 31,	September 30,
	2003	2004

	(Millions of U.S. Dollars)
ASSETS
Current Assets:
Cash and Cash Equivalents	$80	$170
Trade accounts receivable, net of allowance for doubtful accounts	507	857
Inventories	828	1,106
Prepaid expenses and other	105	159
Deferred tax assets	30	88

Total Current Assets	1,550	2,380

Property, Plant and Equipment — net	3,091	3,030
Investments in Affiliates and Joint Ventures	252	267
Deferred Tax Assets	535	344
Intangible Pension Assets	117	113
Other Assets	90	110

Total Assets	$5,635	$6,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Payable to banks and current portion of long-term debt	$363	$394
Trade accounts payable	577	695
Accrued expenses and other liabilities	492	575
Deferred tax liabilities	28	37

Total Current Liabilities	1,460	1,701

Long-Term Debt	1,914	1,370
Deferred Tax Liabilities	74	159
Deferred Employee Benefits	1,906	1,899
Other Long-Term Obligations	132	107

Total Liabilities	5,486	5,236

Commitments and Contingencies
Shareholders’ Equity:
Common Shares	7	7
Treasury Stock	(110)	(125)
Additional Paid-in Capital	586	557
Retained Earnings	207	1,094
Accumulated Other Comprehensive Income	(541)	(525)

Total Shareholders’ Equity	149	1,008

Total Liabilities and Shareholders’ Equity	$5,635	$6,244

See notes to the condensed unaudited consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

for the nine months ended September 30, 2003 and 2004

	Nine Months Ended
	September 30,

	2003	2004

	(Millions of
	U.S. Dollars, except
	share data)
Sales	$4,032	$6,320
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	3,645	4,794
Depreciation	136	147
Selling, general and administrative	122	136

	3,903	5,077

Operating income	129	1,243
Other income (expense) — net	32	43
Financing costs:
Interest expense-net	(127)	(131)
Interest income	11	1
Net gain (loss) from foreign exchange	3	2

	(113)	(128)

Income before taxes	48	1,158
Income tax expense (benefit):
Current	11	46
Deferred	(20)	225

	(9)	271

Net income before cumulative effect of change in accounting principle	57	887
Cumulative effect of change in accounting principle	(2)	—

Net income	$55	$887

Basic and diluted earnings per common share before cumulative effect of change in accounting principle	$0.46	$7.51
Basic and diluted earnings per common share	0.44	7.51
Weighted average common share outstanding (in millions)	122	118

See notes to the condensed unaudited consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

for the nine months ended September 30, 2003 and 2004

	Nine Months Ended
	September 30,

	2003	2004

	(Millions of
	U.S. Dollars)
Net income	$55	$887
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	37	8
Minimum pension liability adjustment —	2	—
Unrealized gains (losses) on derivative financial instruments	3	8

	42	16

Comprehensive income	$97	$903

See notes to the condensed unaudited consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
for the nine months ended September 30, 2003 and 2004

						Cumulative Other
						Comprehensive Income

						(Millions of U.S. Dollars)
	Common Stock					Foreign
				Additional		Currency	Minimum	Derivative
			Treasury	Paid-In	Retained	Translation	Pension	Financial	Shareholders’
	Shares	Amount	Stock	Capital	Earnings	Adjustment	Liability	Instrument	Equity

Balance at December 31, 2003	122	$7	$(110)	$586	$207	$58	$(601)	$2	$149
Net Income		—	—	—	887	—	—	—	887
Other Comprehensive Income		—	—	—	—	8	—	8	16
Treasury Stock	(4)	—	(15)	(29)	—	—	—	—	(44)

Balance at September 30, 2004	118	$7	$(125)	$557	$1,094	$66	$(601)	$10	$1,008

See notes to the condensed unaudited consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the nine months ended September 30, 2003 and 2004

	Nine Months Ended
	September 30,

	2003	2004

	(Millions of
	U.S. Dollars)
Operating activities:
Net income	$55	$887
Adjustments required to reconcile net income to net cash provided from operations:
Depreciation	136	147
Deferred employee benefit costs	(145)	(7)
Net foreign exchange loss (gain)	(3)	(2)
Deferred income tax	(20)	226
Undistributed earnings from joint ventures	(25)	(65)
Other non-cash operating expenses	3	1
Changes in operating assets and liabilities:
Trade accounts receivable	51	(350)
Inventories	63	(276)
Prepaid expenses and other	(30)	(55)
Trade accounts payable	(76)	105
Accrued expenses and other liabilities	104	75

Net cash provided from operating activities	113	686

Investing activities:
Purchase of property, plant and equipment	(135)	(93)
Proceeds from sale of assets and investments including affiliates and joint ventures	19	20
Investments in affiliates and joint ventures	22	34
Other	—	2

Net cash used in investing activities	(94)	(37)

Financing activities:
Proceeds from payable to banks	2,758	1,981
Proceeds from long-term debt — including from affiliates	70	928
Payments of payable to banks	(2,672)	(2,175)
Payments of long-term debt	(176)	(1,248)
Purchase of treasury stock	(9)	(54)
Exercise of stock options	—	(7)
Sale of treasury stock	—	16

Net cash used in financing activities	(29)	(559)

Net increase (decrease) in cash and cash equivalents	(10)	90

Effect of exchange rate changes on cash	4	—

Cash and cash equivalents:
At the beginning of the period	77	80

At the end of the period	$71	$170

See notes to the condensed unaudited consolidated financial statements

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS
for the nine months ended September 30, 2003 and 2004
(Millions of U.S. Dollars, except share data and per share data and except for Note 10)

Note 1:	Nature of Business and Basis of Presentation

Nature of Business

      Ispat International N.V. (“Ispat International”) together with its subsidiaries (the “Company”) is a manufacturer of steel and steel related products. The Company owns and operates manufacturing facilities in the United States of America (“U.S.”), Mexico, Canada, Trinidad and Tobago (“Trinidad”), Germany and France. These manufacturing facilities, each of which includes its respective subsidiaries, are referred to herein as the “Operating Subsidiaries”.

Organization

      Ispat International is formed and organized under the laws of the Netherlands to hold directly or indirectly certain subsidiaries involved in the steel manufacturing activities described above. Ispat International has no manufacturing operation of its own and its major assets are interests in the common and preferred stock of the Operating Subsidiaries.

Basis of Presentation

      The accompanying condensed consolidated financial statements for nine month periods ended September 30, 2004 and 2003, which include the accounts of Ispat International and its subsidiaries, all of which are controlled by Ispat International, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are consistent in all material respects with those applied in the Company’s Annual Report on Form 20-F for the year ended December 31, 2003. The notes and accompanying condensed consolidated financial statements are unaudited and in the opinion of management, include all necessary adjustments for a fair presentation of the results for the interim periods. Such adjustments consist only of normal recurring items. The interim periods are not necessary indicative of the results expected for the full year or any future period. Intercompany balances and transactions have been eliminated on consolidation.

      These interim financial statements are prepared in accordance with Securities and Exchange Commission rules and regulations, which allow certain information and footnote disclosures, normally included in annual financial statements, to be condensed or omitted. As a result, these interim financial statements should be read in conjunction with the Consolidated Financial Statements filed with the Company’s Annual Report on Form 20-F for the year ended December 31, 2003.

      The records of each of the Operating Subsidiaries are maintained in the currency of the country in which the Operating Subsidiary is located, using the statutory or generally accepted accounting principles of such country. For consolidation purposes, the financial statements which result from such records, have been adjusted to conform to US GAAP, using the U.S. Dollar as the reporting currency.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

      The principal subsidiaries of Ispat International, each of which is a wholly owned subsidiary, included in the consolidated financial statements are as follows:

Operating Subsidiary	Location

Caribbean Ispat Limited	Trinidad
Ispat Mexicana, S.A. de C.V.	Mexico
Ispat Sidbec Inc.	Canada
Ispat Hamburger Stahlwerke GmbH	Germany
Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH	Germany
Ispat Inland Inc.	U.S.
Ispat Unimetal S.A. (including Society Metallurgique de Revigny S.N.C.)	France
Trefileurope S.A.	France

Foreign Currency Translation and Translation of Financial Statements

      Transactions in currencies other than the functional currency of a subsidiary are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are remeasured at rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of income.

      Upon consolidation, the results of operation of the subsidiaries and affiliates whose functional currency is other than the U.S. Dollar are translated into U.S. Dollars at weighted average exchange rates in the year and assets and liabilities are translated at year end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company. At Canadian and European Operating Subsidiaries, the functional currency is Canadian Dollar and Euro respectively.

Note 2:	Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions used.

Recent Accounting Pronouncements

      In May 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”. This FSP supersedes FSP No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” which was issued by the FASB in January 2004. FSP No. 106-2 provides specific guidance on accounting for the effects of the Act for employers sponsoring post-retirement health care plans that provide certain prescription drug benefits. Additionally, this guidance allows companies who elected to follow the deferral provisions of FSP No. 106-1, and whose prescription drug benefit plans are actuarially equivalent to the benefit to be provided under Medicare Part D, to either reflect the effects of the federal subsidy to be provided by the Act in their financial statements on a prospective basis or a retroactive basis.

      The Company determined that at the US Operating Subsidiary, the prescription drug benefit provided by the US Operating Subsidiary’s post-retirement benefit plan as of the date of the Act’s enactment was at least actuarially

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

equivalent to those of Medicare Part D and, accordingly, the Company will be entitled to the federal subsidy when it begins in calendar year 2006. On July 1, 2004, the Company adopted the provisions of FSP No. 106-2, and applied these provisions on a retroactive basis effective January 1, 2004. The US Operating Subsidiary calculated the effect of the Medicare subsidy on its APBO as of December 8, 2003, the date of the Act’s enactment (all other actuarial assumptions determined as of November 30, 2003 were not changed). Based on this calculation, the US Operating Subsidiary recognized the effects of the Medicare subsidy on its net periodic post-retirement benefit costs which reduced this expense and improved earnings by $2 and $5 million for the three and nine months ended September 30, 2004, respectively (refer to Note 5 — Employee Benefit Plans). Additionally, the accumulated postretirement benefit obligation was also reduced to $838 from $907 as a result of this subsidy.

      In December 2002, the FASB issued Statements of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment to FASB Statement No. 123” (“SFAS 148”). SFAS 148 provides alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of “Accounting for Stock-Based Compensation” (“SFAS 123”) to require prominent disclosures in both annual and interim financial statements about the method of accounting used in reporting results. In 2003, the Company had adopted SFAS 123 utilizing the “prospective” transition method of SFAS 148 and the related disclosure requirements. On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123”). SFAS No. 123 will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, the adoption of SFAS No. 123 requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123 is effective beginning as of the first interim or annual reporting period beginning after June 15, 2005. The Company is in the process of determining the impact of the requirements of SFAS No. 123 which are unlikely to have a material impact on its consolidated financial statements.

      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (“SFAS 151”). This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of SFAS 151 on its consolidated financial statements.

      The FASB issued FASB Statement 153 — Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 (“SFAS 153”) in December 2004. SFAS 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets.

      Under Opinion 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. The FASB eliminated this exception and replaced it with an exception for exchanges of nonmonetary assets that do not have commercial substance. By focusing the exception on exchanges that lack commercial substance, the FASB believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The company is currently evaluating the impact of SFAS 153 on its consolidated financial statements.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

Stock Option Plan

      In 1999, the Company established the Ispat International N.V. Global Stock Option Plan (the “Ispat Plan”), which are described more fully in Note 10. Awards under the Company’s plans vest over three years. Prior to 2003, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in 2001 and 2002 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

      Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), prospectively to all employee awards granted, modified, or settled after January 1, 2003. This prospective adoption of the fair value provisions of SFAS 123 is in accordance with the transitional provisions of SFAS No. 148, “Accounting for Stock-Based Compensation” (“SFAS 148”) issued in December 2002 for recognizing compensation cost of stock options. There were no stock options granted, modified or settled during 2003 and accordingly, no compensation expense has been recognized in 2003.

      SFAS 148 also requires that if awards of stock-based employee compensation were outstanding and accounted for under the intrinsic value method of Opinion 25 for any period in which an income statement is presented, a tabular presentation is required as follows:

	Nine Months Ended
	September 30

	2003	2004

Net income, as reported	$55	$887
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	2	1

Pro forma net income	$53	$886

Earnings per share:
Basic and diluted — as reported	$0.44	$7.51

Basic and diluted — pro forma	0.42	7.51

Note 3:	Inventories

      Inventories consist of the following:

	December 31, 2003	September 30, 2004

Finished products	$293	$313
Production in process	215	333
Raw materials	195	313
Manufacturing supplies, spare parts and other	125	147

Total	$828	$1,106

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

Note 4:	Borrowing Arrangements and Indebtedness

At U.S. Operating Subsidiary:

      On March 25, 2004, a newly created subsidiary of the US Operating subsidiary issued $800 principal amount of senior secured notes: $150 of floating rate notes bearing interest at LIBOR plus 6.75% due April 1, 2010 and $650 of fixed rate notes bearing interest at 9.75% (issued at 99.212% to yield 9.875%) due April 1, 2014 (the “Senior Secured Notes”). Also on March 25, 2004, the US Operating Subsidiary issued $800 principal amount of First Mortgage Bonds (Series Y, in a principal amount of $150 , and Series Z, in a principal amount of $650 ) to Ispat Inland Finance, LLC, an indirect subsidiary of the Borrower which, in turn, pledged them to the trustee for the Senior Secured Notes as security. The $776 net proceeds from the offering were used to retire the entire balance outstanding of $662 of Tranche B and Tranche C Loans under the Credit Agreement, and repay the entire balance outstanding of $105 under the inventory revolving credit facility, with the remainder of the proceeds used to reduce the amount outstanding under the receivables revolving credit facility. Series U and W First Mortgage Bonds were retired at the close of the refinancing. The early retirement of the Term Loans was done at par, without prepayment penalty.

      The Senior Secured Notes are also secured by a second position lien on the inventory of the US Operating Subsidiary. As further credit enhancement, the Senior Notes are fully and unconditionally guaranteed by the US Operating Subsidiary, certain of it subsidiaries, Ispat International and certain other affiliates of the Borrower. At September 30, 2004, the US Operating Subsidiary had an outstanding balance of $795 for the Senior Secured Notes in its Condensed Consolidated Balance Sheet.

      The US Operating Subsidiary is obligated to pay interest on the Series Y First Mortgage Bonds at the rate paid on the floating rate Senior Secured Notes, plus one-half of one percent per annum and on the Series Z First Mortgage Bonds at a rate of 10.25%. The First Mortgage Bonds are solely obligations of the US Operating Subsidiary and have not been guaranteed or assumed by or, otherwise, become the obligation of Ispat or any of its other subsidiaries. Each series of First Mortgage Bonds issued by the US Operating Subsidiary is limited to the principal amount outstanding, with the Pollution Control Series 1977 Bonds and the Series R First Mortgage Bonds subject to a sinking fund. A substantial portion of the property, plant and equipment owned by the US Operating Subsidiary at its Indiana Harbor Works is subject to the lien of the First Mortgage. This property had a book value of approximately $1,600 on December 31, 2003. This property is also subject to a subordinate lien in favor of the United Steelworkers of America to secure a post retirement health benefit.

      The terms of the Senior Secured Notes place certain limitations on the ability of the US Operating Subsidiary and the US Operating Subsidiary’s subsidiaries to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make other distributions or repurchase or redeem stock, (iii) make investments, (iv) sell assets, (v) incur liens, (vi) enter into agreements restricting their subsidiaries’ ability to pay dividends, (vii) enter into transactions with affiliates, (viii) engage in certain businesses and (ix) consolidate, merge or sell all or substantially all of its or their assets. The indenture under which the Senior Secured Notes were issued also contains limitations on the ability of the Borrower and the guarantors, other than Ispat and those that are not subsidiaries of the US Operating Subsidiary to, among other things, engage in business activities, other than performing their obligations under the indenture, incur additional indebtedness, and pay dividends. Such indenture also contains limited covenants that are applicable to Ispat. These limitations are subject to a number of exceptions and qualifications. The US Operating Subsidiary and Borrower were in compliance with all covenants on September 30, 2004.

      Ispat Inland Administrative Services US Operating Subsidiary (“IIASC”), a wholly owned subsidiary of the US Operating Subsidiary established to provide a supplemental source of funds to the US Operating Subsidiary, has a $200 (increased from $185 in July 2004) committed revolving credit facility with a group of banks, extending to November of 2005. The US Operating Subsidiary has agreed to sell substantially all of its receivables to IIASC to

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

secure this facility. Provisions of the credit agreement limit or prohibit the US Operating Subsidiary from merging, consolidating, or selling its assets and require IIASC to meet minimum net worth and leverage ratio tests. Under terms of the secured revolving credit agreement, based on the level of the leverage ratio and net worth calculations of the US Operating Subsidiary, the trustee retains initial control over cash lockbox receipts. On a daily basis, the trustee will remit the remaining cash to the US Operating Subsidiary after first using the receipts to make any payments prescribed by the secured revolving credit agreement. This practice has no impact on cash available to the US Operating Subsidiary under the facility. At September 30, 2004, based on the amount of eligible collateral, there was $70 of additional availability under the line. Drawings under the line at September 30, 2004 included $105 of loans and $25 of letters of credit issued for the purchase of commodities on the international market and as security under various insurance and workers compensation coverage.

      On April 30, 2003, the US Operating Subsidiary replaced its $120 inventory-backed credit facility with a four-year approximately $175 committed revolving credit facility secured by its inventory, spare parts, mobile equipment and the US Operating Subsidiary’s ownership interest in IIASC. Provisions of this agreement prohibit or limit the US Operating Subsidiary’s ability to incur debt, repay debt, make investments, sell assets, create liens, engage in transactions with or repay loans from affiliates, engage in mergers and consolidations and pay dividends and other restricted payments. At September 30, 2004, there were no drawings under the line and, based on the amount of eligible collateral, there was $173 of availability under the line.

      Series R First Mortgage Bonds have one last remaining sinking fund payment of $4 due in January of 2006. Pollution Control Series 1977 Bonds require annual payments of $2 to a sinking fund which is used to repurchase bonds at market or par.

At Mexico Operating Subsidiary:

      In February 2004 the Operating Subsidiary at Mexico (Imexsa) paid $6 to California Commerce Bank and Senior Structured Export Certificates (“SSEC”) on due dates. The voluntary prepayments of debt to Banks and SSEC was initiated paying in March $18, in April $24, in May $29, in June $65, in July $40, in August $60 and in September $80 reaching a total debt repayment to Banks and SSEC $322 during the period of nine months ending September 30, 2004. The Balance bank debt outstanding at September 30, 2004 is $96. The last and final payment for SSEC was made in June under a waiver granted by the Banks.

      The debt to Banks is unconditionally guarantee by the Company and certain subsidiaries of the Company . Also the debt to Banks is secured by a first priority lien on substantially all property, plant and equipment of Imexsa, a first priority lien on receivables of Imexsa and a first priority pledge on the shares of Mexican Operating Subsidiary and the Mexican holding at Mexico (Grupo).

      Under the debt agreements with Banks certain covenants restricts the ability of Mexican Operating Subsidiary to incur indebtedness, create liens, effect certain mergers and consolidations, sell assets, pay dividends, enter into affiliate transactions or make investments and engage in other business.

      In September an uncommitted line for letters of credit was granted by HSBC Mexico to Imexsa in amount of $25 million fully available in September 30, 2004.

At Canadian Operating Subsidiary:

      Canadian Operating Subsidiary has a revolving term credit facility of CAD $147 million bearing interest at the US prime base plus 3.596% or the Canadian prime rate plus 3.424%, maturing in July 2009 and collateralized by the Company’s accounts receivable and inventories. As of September 30, 2004, $68 was outstanding. Under the conditions of the revolving term credit facility, the Canadian Operating Subsidiary must satisfy certain restrictive

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

covenants as to minimum financial ratios, acquisition of fixed assets and payments of dividends or other distributions of equity.

      Senior Secured Credit facility Tranche B at Canadian Operating Subsidiary of $125 bearing interest at rate ranging from LIBOR plus premium based on covenant, maturing in January 2006 and all is repayable in January 2006. At September 30, 2004, the outstanding balance was $30. Repayments on Tranche B were $89 for the first nine months of 2004.

      Senior Secured Credit facility Tranche C at Canadian Operating Subsidiary of $125, bearing interest at rate ranging from LIBOR plus premium based on covenant, maturing in January 2006 and all is repayable in January 2006. At September 30, 2004, the outstanding balance was $37. Repayments on Tranche C were $80 for the first nine months of 2004.

      The Senior Secured Credit facilities at Canadian Operating Subsidiary are collateralized by a second ranking charge on accounts receivable and inventories and a deed of hypothec on all assets, movable and immovable, tangible and intangible, present and future of the Company and its wholly-owned subsidiary, Acufil Limited Partnership. Under the conditions of the Senior Secured Credit facilities, the Company must satisfy certain restrictive covenants as to minimum financial ratios, acquisition of fixed assets and payments of dividends or other distributions of equity.

At Trinidad Operating Subsidiary:

      In January and July 2004 the Operating Subsidiary at Trinidad paid Techint $1 on due dates. Balance outstanding as at September 30, 2004 is $1. In May 2004 it repaid $7 of Senior Secured Notes on the due date. Balance outstanding as at September 30, 2004 is $81. In June 2004 it also paid $13 to IFC representing a repayment on due date of $6 and a prepayment of remainder of the loan of $7. In September 2004 it paid the final installment of the CMMB loan. Total amount paid for 2004 is $10. In September 2004 it also paid the final installment of the Danielli loan. Total amount paid for 2004 is $2.

At Ispat Europe Group:

      In 2001, Ispat Europe Group S.A. issued Senior Secured Notes denominated in Euro, due February 1, 2011, 11.875%, worth €150 million ($139). From the issued date to the end of the year 2003, the Company has purchased €41 million ($42) from these Notes at an average purchase price of 92.7%. At the end of the year 2003, the outstanding Senior Secured Notes was amounting €109 million ($137).

      In the second quarter of 2004, the Company has purchased €16 million ($20) Senior Secured Notes at an average purchase price of 106.3%. At the end of third quarter 2004, the actual outstanding Senior Secured Notes was €92 million ($114). From the original €150 million ($139) Senior Secured Notes, the Company has purchased €58 million ($62) at an average purchase price of 96.6%. In 2004, the Company paid €13 million ($15) interest on these Senior Secured Notes from which €6 million ($7) was paid during the third quarter. The next estimated payment is €5 million ($7), will occur on February 1, 2005.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

      On and after February 1, 2006, the company shall be entitled at its option to redeem all or a portion of the Senior Secured Notes, if redeemed during the 12-month period commencing on February 1st of the years set forth below:

Period	Redemption Price

2006	105.938%
2007	103.958%
2008	101.979%
2009 and thereafter	100.000%

      From 1st July 2004 two more banks have joined the consortium, providing Inventory financing facility to Ispat Europe Group of Companies, namely, D Z Bank for €15 million ($19)and Bank Popularis Netaxis for €10 million ($13). The terms are similar to the existing facility. Hence now the total facility is for €68 million ($88).

From an Affiliate:

      Loans are payable to an affiliate The Richmond Investment Holdings Limited and are denominated in U.S. Dollars. $146 was outstanding at September 30, 2004 (At December 31, 2003 $94 was outstanding). The loan is repayable in 2005.

Note 5 — Employee Benefit Plans

Defined Benefit Plans

      The Company’s principal Operating Subsidiaries in the U.S., Canada, Trinidad, Germany and France provide defined benefit pension plans to their employees. A brief summary of the plans provided by the subsidiaries in the countries in which the Company operates is as follows:

U.S. and Canadian Plans

      The U.S. Operating Subsidiary’s Pension Plan and Pension Trust which covers certain employees of the Company, is a non-contributory benefit plan with pensions based on final pay and years of service for all salaried employees and certain wage employees, and years of service and a fixed rate (in most instances based on frozen pay or on job class) for all other wage employees including members of the United Steelworkers of America.

      The Canadian Operating Subsidiary offers contributory and non-contributory defined benefit pension plans for substantially all of its employees. Benefits for the non-contributory plans are generally calculated based on the number of years of service of the unionized employees and based on actuarial computations. Benefits for the contributory plans are generally calculated based on the number of years of service and the maximum average eligible earnings of each employee during any period of five consecutive years.

      The Canadian Operating Subsidiary provides certain post-employment and post-retirement medical benefits and life insurance for certain groups of retired employees. The Company is accruing the cost of these benefits for current and future retirees using the projected unit credit actuarial method.

Trinidad Plan

      The Company’s Operating Subsidiary in Trinidad maintains a contributory defined benefit pension plan for substantially all of its employees, the benefits of which are based on the employees’ length of service.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

European Plans

      The German Operating Subsidiaries maintain unfounded defined pension plans for a certain number of employees the benefits of which are based on such employees’ length of service and applicable pension table under the terms of individual agreements.

      Additionally, certain of the employees at the Duisburg operations, after completing a minimum period of continuous employment are entitled to a Pension benefit based on length of service and compensation.

      Under French law, the French Operating Subsidiaries have an obligation to pay lump sum retirement indemnities to employees calculated based on the length of service and compensation at retirement. The French Operating Subsidiaries also have a commitment to provide additional post-retirement benefits linked to years of service and compensation at retirement reduced by retirement benefits available from the state managed pension scheme.

      Additionally, lump sum payments are also required to be paid to employees who have completed a defined number of years of service in the Company.

Mexican Plan

      The Mexico Operating Subsidiary is obligated to provide seniority premiums, which consist of a one-time payment of 12 days wages for each year worked, calculated on the basis of the latest salary. Maximum salary used in these calculations is limited to double the legal minimum wage.

      The components of the net periodic benefit cost of the defined benefit plans for the years ended December 31 are as follows:

	U.S. and Canadian Plans

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2003

	(Dollars in millions)
Net Periodic Cost
Service cost	$35	$31
Interest cost	134	137
Expected return on plan assets	(152)	(150)
Amortization	40	18

Net periodic benefit cost	$57	$36

Post-Retirement Benefits

      The Company’s Operating Subsidiaries in the U.S., Canada and France provide post-retirement benefits, including medical benefits and life insurance benefits to retirees. The post-retirement plans relate to the U.S., Canadian and French operating subsidiaries.

      Substantially all of the U.S. Operating Subsidiary’s employees are covered under post-retirement life insurance and medical benefit plans that require deductible and co-insurance payments from retirees. The post-retirement life insurance benefit formula used in the determination of post-retirement benefit cost is primarily based on applicable annual earnings at retirement for salaried employees and specific amounts for hourly employees. The U.S. Operating Subsidiary does not prefund any of these post-retirement benefits. Effective January 1, 1994, a

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

Voluntary Employee Benefit Association Trust was established for payment of health care benefits made to United Steel Workers of America. Funding of the Trust is made as claims are submitted for payment.

      The net periodic post-retirement benefit cost was as follows:

	U.S. and Canadian Plans

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2003

	(Dollars in millions)
Net Periodic Benefit Cost
Service cost	$6	$7
Interest cost	39	44
Amortization	(22)	(15)

Net periodic benefit cost	$23	$36

Note 6:	Commitments and Contingencies

      In the ordinary course of its business, the Company is party to various legal actions.

      At September 30, 2004 and December 31, 2003, the Company’s US Operating Subsidiary guarantees $41 and $54, respectively, of long-term debt attributable to I/ N Kote, one of its equity investments. Since the US Operating Subsidiary accounts for its investment in I/ N Kote under the equity method, the debt which matures on January 12, 2007 is not recorded in the US Operating Subsidiary’s Condensed Consolidated Balance Sheet. The US Operating Subsidiary’s guarantee could be invoked in an event of default as defined in the provisions of the I/ N Kote loan agreement. In addition to its 50% share of the remaining principal balance, the US Operating Subsidiary also guarantees any outstanding interest due, both of which bear interest at a rate equal to the higher of (1) the prescribed borrowing rate on the loan, or (2) the Bank’s (Mizuho Corporate Bank Limited) prime rate, plus 2%. If the US Operating Subsidiary performed on its guarantee, it would continue to own its share of I/ N Kote, subject to the security interest of the Bank in the assets of I/ N Kote. The terms of the guarantee require the US Operating Subsidiary to maintain a minimum tangible net worth (as defined). The US Operating Subsidiary was in compliance with this term as of September 30, 2004.

      On July 16, 1998, the Company’s US Operating Subsidiary entered into an agreement (the “Agreement”) with the Pension Benefit Guaranty Corporation (the “PBGC”) to provide certain financial assurances with respect to the US Operating Subsidiary’s Pension Plan. In accordance with the Agreement, the Company provided the PBGC a $160 letter of credit which expired on July 9, 2003, and has made certain specified contributions to its Pension Plan. In addition, the US Operating Subsidiary granted to the PBGC a first priority lien on selected assets. In July 2003, the US Operating Subsidiary reached an agreement with the PBGC regarding alternative security for the $160 letter of credit. The letter of credit was allowed to expire, and in its place, the US Operating Subsidiary agreed to contribute $160 over the next two years and pay 50% of excess cash flows as defined in the agreement with the PBGC to the US Operating Subsidiary’s Pension Plan. The US Operating Subsidiary contributed $50 in July 2003, and is required to contribute $112 in 2004 and $27 in 2005. Outside of this Agreement, the US Operating Subsidiary also contributed $21 in September 2003. Additionally, the US Operating Subsidiary pledged $160 of non-interest bearing First Mortgage Bonds to the PBGC as security until the remaining $110 has been contributed to the Pension Plan and certain tests have been met.

      Under the Agreement, Ryerson Tull Inc., the former parent of the US Operating Subsidiary, also provided to the PBGC a $50 guarantee of the US Operating Subsidiary’s Pension Plan obligations, later issuing a letter of credit

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

to secure this guarantee. The US Operating Subsidiary committed to take all necessary action to replace the guaranty/letter of credit by July 16, 2003, but was unable to do so, and therefore the guaranty and letter of credit continued in place. Separately, on September 15, 2003, the US Operating Subsidiary entered into a settlement agreement with Ryerson Tull under which, among other things, Ryerson Tull paid the US Operating Subsidiary $21 to release Ryerson Tull from various environmental and other indemnification obligations arising out of the sale by Ryerson Tull of the US Operating Subsidiary to Ispat. The $21 received from Ryerson Tull was paid into the US Operating Subsidiary Pension Plan and went to reduce the amount of the Ryerson Tull guaranty/letter of credit. The US Operating Subsidiary has agreed to make specified monthly contributions to its Pension Plan totaling $29 over the twelve-month period beginning January 2004, thereby eliminating any remaining guaranty/letter of credit obligations of Ryerson Tull with respect to the US Operating Subsidiary’s Pension Plan. Of the $30 and the $98 of contributions made to the US Operating Subsidiary’s pension plan during the three and nine months ended September 30, 2004, $17 and $29 respectively, reduced the amount of, and by September 15, 2004, eliminated the Ryerson Tull guaranty/letter of credit. In addition, the US Operating Subsidiary committed to reimburse Ryerson Tull for the cost of the letter of credit to the PBGC, and to share with Ryerson Tull one-third of any proceeds which the US Operating Subsidiary might receive in the future in connection with a certain environmental insurance policy.

      In 1998, the US Operating Subsidiary entered into an agreement with a third party to purchase 1 million tons of coke annually for approximately 15 years on a take-or-pay basis at prices determined by certain cost factors from a heat recovery coke battery facility located on land leased from the US Operating Subsidiary. Under a separate tolling agreement with another third party, the US Operating Subsidiary has committed to pay tolling charges over approximately 15 years to desulphurize flue gas from the coke battery and to convert the heat output from the coke battery to electrical power and steam. The US Operating Subsidiary advanced $30 during construction of the project, which is recorded as a deferred asset on the balance sheet and will be credited against required cash payments during the second half of the energy tolling arrangement. As of September 30, 2004 and December 31, 2003, the estimated minimum tolling charges remaining over the life of this agreement were approximately $177 and $199 respectively.

      The US Operating Subsidiary sold all of its limestone and dolomite properties in 1990. The US Operating Subsidiary entered into a long-term contract with the buyer of the properties to purchase, subject to certain exceptions and at prices which approximate market, the full amount of the annual limestone needs of the US Operating Subsidiary through 2002. The US Operating Subsidiary has extended this arrangement at a fixed price through 2007.

      In 2002, the US Operating Subsidiary entered into an agreement with Cleveland-Cliffs, Inc. to purchase from subsidiaries of Cleveland-Cliffs, Inc. all of its pellet requirements beyond those produced by the Minorca Mine (a wholly owned subsidiary of the US Operating Subsidiary) for twelve years. The price of the pellets is fixed for the first two years and then, adjusted over the term of the agreement based on various market index factors.

      The total amount of firm commitments of the US Operating Subsidiary and its subsidiaries to contractors and suppliers in connection with construction projects primarily related to additions to property, plant and equipment, was $23 and $2 at September 30, 2004 and December 31, 2003, respectively.

      In 1993, the US Operating Subsidiary established a partnership, PCI Associates, with a subsidiary of NIPSCO, Inc. to lease from General Electric Capital Corporation certain equipment located at the Indiana Harbor Works relating to the injection of pulverized coal into the US Operating Subsidiary’s blast furnaces. The term of the lease is 18 years from the lease closing date, August 31, 1993. In 2003, NIPSCO sold its portion of PCI Associates to Primary Energy Steel LLC. Upon the failure of PCI Associates, the Indiana General Partnership, to pay certain amounts due or to perform certain duties under the PCI Lease or the insolvency of any of the Primary Energy Steel LLC parties or of the US Operating Subsidiary partner, the US Operating Subsidiary will be required, so long as it is the operator of the facility, to reimburse the lessor for certain amounts due, or to perform such actions, under the

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

lease relating to its operations. The guaranteed amounts and duties do not pertain to the base rents due under the lease, which are the responsibility of the Primary Energy Steel LLC subsidiary. The US Operating Subsidiary could be responsible for its percentage of the liabilities, costs or expenses associated with specified misrepresentations or covenant breaches, discounted at 10%. The US Operating Subsidiary cannot reasonably estimate the amounts which could be due under this guarantee, however, it is not likely that resulting payment obligations in connection with any such arrangements could materially affect the financial condition or results of operations of the US Operating Subsidiary. The US Operating Subsidiary has not recognized any liability associated with this guarantee.

      The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as Superfund, and analogous state laws can impose liability for the entire cost of cleanup at a site upon current or former site owners or operators or parties who sent hazardous materials to the site, regardless of fault or the lawfulness of the activity that caused the contamination. The US Operating Subsidiary is a potentially responsible party at several state and federal Superfund sites. The US Operating Subsidiary believes its liability at these sites is either de minimis or substantially resolved. The US Operating Subsidiary could, however, incur additional costs or liabilities at these sites based on new information, if additional cleanup is required, private parties sue for personal injury or property damage, or other responsible parties sue for reimbursement of costs incurred to clean up the sites. The US Operating Subsidiary could also be named a potentially responsible party at other sites if its hazardous materials or those of its predecessor were disposed of at a site that later becomes a Superfund site.

      On March 27, 1996, the Mexican Operating Subsidiary entered into an agreement for the period to December 31, 2005, with Pemex Gas y Petroquimica Basica (“Pemex”) to purchase natural gas. On February 8, 2001, the Company’s Mexican Subsidiary entered into a three year agreement for the period January 1, 2001 to December 31, 2003, with Pemex to purchase 25,350 Gcal per day of natural gas at a fixed price of $4 per mmbtu excluding transportation charges. During 2004 the Mexican Operating Subsidiary will consume approximately 39,000 Gcal per day of natural gas to be invoiced by Pemex at the prevailing market price applied for each month.

      In March 2002 the Mexican Operating Subsidiary signed an agreement with Shougan Hierro Peru, valid until April 2007, for the supply of 500,000 MT per annum of Pellet Feed to the Mexican operations. As of September 2004, 339,000 MT per annum had been received.

      In April 2002 the Mexican Operating Subsidiary signed an agreement with MBR Overseas Ltd, valid until December 2007, for the supply of 1,920,000 MT per annum of Pellet Feed to the Company’s Mexican operations. As of September 2004, 1,300,000 MT per annum had been received.

      Pursuant to its agreement with ISCOTT and the Government of Trinidad and Tobago made on December 30, 1994, the Company was required to offer new shares representing 40% of its Trinidadian Operating Subsidiary’s total issued share capital in a public offering to Trinidad and Tobago nationals and locally controlled corporations by June 30, 1998. The Agreement also provides that such offering must be made at a fair price and on such other terms to be negotiated, and in default of agreement, by the Trinidad and Tobago Stock Exchange (TTSE). The Government extended the deadline to make the offering in the second half of 2000 and has also agreed in principle, as an alternative arrangement, to allow the shares of Ispat International to be listed and offered on the TTSE. The Company is currently working with the Government to resolve the requirement.

      In September 2002, the Trinidadian Operating Subsidiary agreed with the National Gas Company of Trinidad and Tobago Limited (“NGC”) to pay outstanding amounts for gas supplied whereby they paid to NGC approximately $5 in 2002 and approximately $19 in 2003 and agreed to pay $10 in monthly installments in 2004 towards the outstanding balance including interest. The Trinidadian Operating Subsidiary further agreed to accelerate certain of these payments to NGC in the event of increased cash flow under a variable factor method. Payment pursuant to the above has been made on a timely basis and upon payment of the final two installments of $1 in November and December 2004 the full amount outstanding will have been paid.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

      The Trinidadian Operating Subsidiary had an agreement with a third party to purchase between 2.5 and 4.5 million metric tons of direct reduction iron ore pellets annually, for ten years, on a take or pay basis. In 2002 the parties agreed to replace the remainder of the contract with annually negotiated purchase agreements and entered into an agreement for the purchase of 2.5 million metric tons of direct reduction iron ore pellets between January 1, 2002 and February 28, 2003. The Trinidadian Operating Subsidiary entered into a subsequent agreement for the purchase of 3.0 million metric tons of direct reduction iron ore pellets between March 1, 2003 and February 29, 2004. A further agreement was entered into for the purchase of 2.7 million metric tons of direct reduction iron ore pellets between March 1, 2004 to February 28, 2005. It is anticipated that in 2005 a further annual purchase agreement will be negotiated.

      The U.S. Operating Subsidiary is involved in various environmental and other administrative or judicial actions initiated by governmental agencies. At September 30, 2004, and December 31, 2003, the reserves for environmental liabilities totaled $36.9 and $36.8, respectively. In 1993, the U.S. Operating Subsidiary agreed to a Consent Decree in connection with the Environmental Protection Agency (“EPA”) lawsuit. Of the recorded reserves, $22.2 and $22.1, respectively, is related to the sediment remediation under the EPA Consent Decree, which obligates the U.S. Operating subsidiaries to pay a specified amount of $19 plus interest at the 13-week Treasury bill rate. Assessments under the EPA Consent Decree have been ongoing since the decree was entered and no significant new environmental exposures have been identified. Because future required payments under the EPA Consent Decree are substantially fixed, management does not believe that environmental expenditures related to the EPA Consent Decree, in excess of the amounts currently accrued, if any, will have a material effect on the results of operations, financial position or cash flows of Mittal Steel. If any additional environmental exposures are identified through the assessment process, management will promptly re-evaluate appropriate accruals and adjust as appropriate.

      In October 1996, the US Operating Subsidiary was identified as a potentially responsible party due to alleged releases of hazardous substances from its Indiana Harbor Works facility and was notified of the NRDA trustees’ intent to perform an environmental assessment on the Grand Calumet River and Indiana Harbor Canal System. A form of consent decree has been negotiated and issued as a final order of the court in January 2005 under which the U.S. Operating Subsidiary will pay approximately $1.5 in the first year and approximately $1.7 in each of the four years thereafter, for a total of approximately $8.2. The U.S. Operating Subsidiary has also incurred approximately $0.5 in costs related to this matter which are payable within 30 days of the effective date of the Consent Decree. The U.S. Operating Subsidiary has recorded a liability for this matter of approximately $8.7. Management believes that the required future payments related to these matters are substantially fixed, and, accordingly, does not believe that reasonably possible losses in excess of the amounts accrued, if any, will have a material effect on Mittal Steel’s financial position, results of operations, and cash flows.

      The U.S. Operating Subsidiary has recorded an estimated liability of $6 related to certain other currently ongoing environmental matters that are outside the scope of the EPA Consent Decree and the NRDA order.

      One such matter includes a notice of violation (“NOV”) issued on July 2, 2002 by the EPA against Mittal Steel, Indiana Harbor Coke Company, L.P. (“IHCC”) and Cokenergy, Inc., alleging violations of air quality and permitting regulations for emissions from the Heat Recovery Coal Carbonization facility which is operated by IHCC. An amended NOV stating similar allegations was issued on August 8, 2002. Management believes that recent developments in this case have been favorable to the Company and that this matter will not have a material effect on Mittal Steel’s financial position, results of operations and cash flows.

      In addition, in January 2005 the U.S. Operating Subsidiary received a Third Party Complaint by Alcoa Incorporated alleging that the U.S. Operating Subsidiary is liable as successor to the interests of Hillside Mining Co., a company that the U.S. Operating Subsidiary acquired in 1943, operated until the late 1940s and then sold in the early 1950s. It is alleged that since Hillside was operating in the area at the same time as Alcoa, if Alcoa is found to be liable in the original suit that was filed against it by approximately 340 individuals who live in the

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

Rosiclare area of southern Illinois, then the U.S. Operating Subsidiary should also be found liable, and there should be an allocation to the U.S. Operating Subsidiary of the amount that would be owed to the original Plaintiffs. Those original Plaintiffs are alleging that the mining and processing operations allowed the release of fluorspar, manganese, lead and other heavy metal contaminants, causing unspecified personal injury and property damage. The U.S. Operating Subsidiary has also been identified as a potentially responsible party by the Illinois EPA in connection with this matter. The U.S. Operating Subsidiary has requested further information from the Illinois EPA regarding their potential claim. Until such time as this matter is further developed, management is not able to estimate reasonably possible losses, or range of such losses, the amounts of which may be material in relation to Mittal Steel’s financial position, results of operations and cash flows. The U.S. Operating Subsidiary intends to defend itself fully in these matters.

      It is anticipated that the US Operating Subsidiary will make capital expenditures of $2 to $5 annually in each of the next five years for the construction, and have ongoing annual expenditures (non-capital) of $35 to $40 to operate air and water pollution control facilities to comply with current federal, state and local laws and regulations.

      The US Operating Subsidiary and an independent, unaffiliated producer of raw materials are parties to a long-term supply agreement under which the US Operating Subsidiary was obligated to fund an escrow account to indemnify said producer of raw materials for the continuing availability of certain tax credits under the US Tax code, which credits extend until January 1, 2008. Contributions to the escrow were determined by the agreement and the funds were restricted from Company use while in the escrow account. The US Operating Subsidiary received full recovery of $39, the escrowed amount, in April of 2001. No further contributions to the escrow are required at this time as the US Operating Subsidiary believes the likelihood of the specific contingency occurring is remote. If there is any loss, disallowance or reduction in the allowable tax credits applicable to the raw materials previously sold to the US Operating Subsidiary, the US Operating Subsidiary is required to repay the independent, unaffiliated producer the amount by which the cost of the raw materials was decreased as a result of such tax credits, subject to certain adjustments, plus interest. As of September 30, 2004, the US Operating Subsidiary’s cumulative cost reduction due to such tax credits totaled $178. The US Operating Subsidiary has not recognized any liability associated with this indemnity.

      The US Operating Subsidiary is currently negotiating a new labor agreement with the United Steelworkers of America, as the previous agreement expired on July 31, 2004. Under the terms of the previous agreement, both parties agreed to negotiate a successor agreement without resorting to strikes or lockouts. In addition, both parties agreed that open issues would be submitted to binding arbitration and that the successor agreement will be based on the agreements currently in place at other domestic integrated steel producers. In the light of the Company’s proposed acquisition of International Steel Group Inc. (“ISG”), it is expected that the final agreement reached between the parties will be based on the contract currently in place at ISG. Negotiations are continuing between the parties.

      In 2000 and 2002, U.S. petitioners sought to have antidumping and countervailing duties assessed against cold-rolled imports from 12 countries and 20 countries, respectively. On both occasions, the U.S. International Trade Commission (the “ITC”) issued negative final injury determinations, effectively terminating the investigations. U.S. petitioners appealed the 2000 ITC decision to the U.S. Court of International Trade (the “CIT”), which remanded that decision to the ITC on October 28, 2003. On April 30, 2004, the ITC published its revised findings and affirmed the previous determinations. U.S. petitioners appealed the 2002 ITC decision to the CIT; the appeal was denied by the CIT on February 19, 2004, upholding the ITC’s final negative injury determination. Also, in May of 2004, the U.S. Department of Commerce and the ITC began a review of existing countervailing duty and antidumping orders against hot-rolled carbon steel flat products from Brazil, Japan and Russia that could result in the termination of such orders. Hearings are scheduled to occur in February and March 2005. Actions taken by trade authorities in connection with these matters could result in the assessment of increased levies or customs

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

duties on future export sales into the United States, and/or increase the supply of steel into the United States, and, in either case, negatively impact future profit margins.

      Under the U.S. Continued Dumping and Subsidy Offset Act of 2000 (the “CDSOA”), commonly known as the “Byrd Amendment,” the US Operating Subsidiary was awarded approximately $1.2 in collected customs duties for the year 2002, $2.1 for 2003 and $1.4 for 2004 based on its participation in or support for various U.S. anti-dumping and countervailing duty cases. The payment is based on “qualifying expenditures” and is distributed to U.S. steel companies out of funds collected from foreign producers under anti-dumping and countervailing duty orders. On September 2, 2002, the WTO issued a final ruling condemning the CDSOA. In its ruling the WTO recommended that the United States repeal the Byrd Amendment in order to comply with its findings. The U.S. government has appealed the decision, but the future of the CDSOA and offset distributions is questionable.

      In December 2001, the Trinidadian Operating Subsidiary settled arbitration proceedings with respect to a scrap supply contract. This amounted to $21 of which $16 was paid in cash and the balance of $5 is being paid in twelve quarterly installments which started on March 31, 2002. No interest is to accrue on the remaining balance unless the remaining installments are not paid when due. During 2002 a claim by a third party for alleged entitlement to the settlement monies was the subject of separate proceedings in Trinidad which have been settled without any additional liability on the Company.

      In September 2003, the owners of a bulk cargo vessel commenced arbitration proceedings against the Trinidadian Operating Subsidiary and an affiliate in connection with the loss of the vessel, which had been carrying a cargo of direct reduced iron supplied by the Trinidadian Operating Subsidiary from Trinidad to Indonesia. The Company is unable to estimate the amount of liability, if any, arising from these proceedings. In October 2004, the Company provided cash security of $9 in accordance with a court order.

      In 1994, the European Commission raised claims of €47 million for repayment by DSG Dradenauer Stahlgesellschaft mbH (“DSG”), a former subsidiary of the Company, of loan amounts alleged to qualify as improper subsidies from the City of Hamburg. In April 2002, the European Court of Justice decided that the loan was an unauthorized subsidy under European Community law. DSG stated that the loan had been fully repaid. At first instance, the court in Hamburg, Germany confirmed the position of DSG. However, in April 2004, the High Court in Hamburg ruled that DSG is obliged to pay DM 1 million (€0.5 million) to the City of Hamburg. DSG is appealing this decision. The Company cannot predict the final outcome of these proceedings. In August 2004, DSG filed for bankruptcy and a receiver was appointed by the court. In August 2002, DSG was sold and consequently is no longer a subsidiary of the Company.

      In May 2003, the Irish government commenced proceedings against the Company’s Mexican Operating Subsidiary and the Company, claiming certain environmental cleanup costs relating to the site of Irish Ispat Limited, which was closed in 2001. In April 2004, the Irish government filed a Notice of Discontinuance of its claim against the Company and served its Statement of Claim against the Mexican Operating Subsidiary in May 2004. In October 2004, the Mexican Operating Subsidiary served a Request for Further and Better Particulars of Statement of Claim. In February 2005, the court dismissed the claim with no order for costs.

      In July 2004 an associated company of the Company’s Mexican Operating Subsidiary received a legal claim from the Income Tax Office for the payment of $8 relating to 2000 and 2001. In September 2004 a legal defense was filed disputing the amount claimed by the tax office. As this was a 50% joint venture the potential liability for the Company’s Mexican Operating Subsidiary could be $4.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

      In late 2002, three subsidiaries of the Company (Trefileurope, Trefileurope Italia S.r.l. and Fontainunion S.A.), along with other European manufacturers of pre-stressed wire and strands steel products, received notice from the European Commission that it was conducting an investigation into possible anti-competitive practices by these companies. The Company and its subsidiaries are cooperating fully with the European Commission in this investigation. The European Commission can impose fines (up to a maximum of 10% of annual revenues) for breaches of European Community competition law. The Company is currently unable to assess the ultimate outcome of the proceedings before the European Commission or the amount of any fines that may result. As the alleged anti-competitive activities would have taken place in large part prior to the acquisition of the subsidiaries, The Company has notified the previous owners that it will seek indemnification for costs resulting from the investigation.

      In March 2004, a group of residents in Nova Scotia brought a potential class action in the Supreme Court of Nova Scotia against various parties, including the Company’s Canadian Operating Subsidiary, alleging various torts for damage allegedly caused by the steel plant and coke ovens formerly owned and occupied by Dominion Steel and Coal Corporation from 1927 to 1967. The Company acquired the Company’s Canadian Operating Subsidiary in 1994 and the plaintiffs are attempting to establish that the Company’s Canadian Operating Subsidiary thereby assumed the liabilities of the former occupiers. The plaintiffs are now seeking to have the claim approved as a class action, though the court has not yet issued a decision on this matter. The Canadian Operating Subsidiary intends to file preliminary motions to set aside this claim at an early stage. The Company is currently unable to assess the outcome of these proceedings or the amount of the Company’s Canadian Operating Subsidiary’s potential liability, if any.

      In addition to the foregoing, the Company is a party to a number of legal proceedings arising in the ordinary course of its business. The Company does not believe that the adverse determination of any such pending routine litigation, either individually or in the aggregate, will have a material adverse effect on its business, financial condition, results of operations, or cash flows of the Company.

Note 7:	Segment and Geographic Information

			Rest of	Others &
	America	Europe	World	Eliminations	Consolidated

	(All amounts in $ millions)
9 months Ended September 30, 2003
Sales to unaffiliated customers	$3,000	$1,077	$19	$(64)	$4,032
Operating income	107	22	2	(2)	129
Depreciation	123	13	—	—	136
Capital expenditures	117	18	—	—	135
Total assets at December 31, 2003	6,014	918	—	(1,297)	5,635

9 months Ended September 30, 2004
Sales to unaffiliated customers	$4,762	$1,560	$90	$(92)	$6,320
Operating income	1,099	144	22	(22)	1,243
Depreciation	132	15	—	—	147
Capital expenditures	81	12	—	—	93
Total assets at September 30, 2004	5,626	1,329	—	(711)	6,244

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

Note 8:	Financial Information For Issuer, Subsidiaries And Non-Guarantor Subsidiaries

      The senior notes issued by Ispat Europe will be jointly, severally, fully and unconditionally guaranteed on a senior basis by Ispat International, Ispat Germany GmbH, Ispat Hamburger Stahlwerke GmbH, Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH. Presented below is condensed consolidating financial information for:

•	Ispat International on a parent company only basis;

•	Ispat Europe, on a parent company only basis;

•	Ispat Europe’s guarantor subsidiaries, Ispat Germany GmbH, Ispat Hamburger Stahlwerke GmbH, Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH on a combined basis;

•	Ispat Europe’s non-guarantor subsidiary, Ispat Unimétal;

•	Ispat Europe eliminations; and

•	Ispat Europe consolidated;

•	Ispat International’s non-guarantor subsidiaries, on a combined basis;

•	Ispat International eliminations; and

•	Ispat International and subsidiaries consolidated.

      Ispat Europe has no business operation of its own. Accordingly, it can only pay dividends or distributions to the extent it is able to arrange a distribution from its subsidiaries, recognize gain from the sale of its assets or records share premium from the issuance of common shares. Ispat Europe’s operating subsidiaries are subject to certain restrictions under the terms of certain of their debt agreements for paying dividends. As a result, none of Ispat Europe’s retained earnings are free of restriction for the payment of dividends as at September 30, 2004.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2004

		Ispat Europe—Issuer Subsidiary

	Ispat	Ispat	Ispat	Ispat			Ispat
	International—	Europe—	Europe—	Europe—	Ispat	Ispat	International—	Ispat	Ispat
	Parent	Parent	Subsidiary	Non-Guarantor	Europe—	Europe—	Non-guarantor	International—	International—
	Company	Company	Guarantors	Subsidiary	Eliminations	Consolidated	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$16	$2	$25	$6	$—	$33	$121	$—	$170
Trade accounts receivable	—	7	149	105	—	261	601	(5)	857
Inventories	—	3	119	191	—	313	822	(29)	1,106
Other current assets	178	49	273	562	(833)	51	657	(639)	247

Total current assets	194	61	566	864	(833)	658	2,201	(673)	2,380
Property, plant and equipment — net	—	—	142	101	—	243	2,787	—	3,030
Investments in affiliates	1,375	323	88	451	(848)	14	4,682	(5,804)	267
Other assets	—	3	21	2	—	26	559	(18)	567

Total assets	$1,569	$387	$817	$1,418	$(1,681)	$941	$10,229	$(6,495)	$6,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$3	$2	$26	$—	$31	$363	$—	$394
Trade accounts payable	—	5	110	133	—	248	447	—	695
Accrued expenses and other current liabilities	561	99	189	264	(314)	238	451	(638)	612

Total current liabilities	561	107	301	423	(314)	517	1,261	(638)	1,701
Long-term debt	—	114	—	13	(12)	115	1,390	(135)	1,370
Deferred employee benefits	—	—	38	59	—	97	1,802	—	1,899
Other long-term obligations	—	—	32	14	—	46	220	—	266

Total liabilities	561	221	371	509	(326)	775	4,673	(773)	5,236
Shareholders’ equity	1,008	166	446	909	(1,355)	166	5,556	(5,722)	1,008
Total liabilities and shareholders’ equity	$1,569	$387	$817	$1,418	$(1,681)	$941	$10,229	$(6,495)	$6,244

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Nine Months Period Ended September 30, 2004

		Ispat Europe—Issuer Subsidiary
							Ispat
	Ispat	Ispat	Ispat	Ispat			International—
	International—	Europe—	Europe—	Europe—	Ispat	Ispat	Non-	Ispat	Ispat
	Parent	Parent	Subsidiary	Non-Guarantor	Europe—	Europe—	Guarantor	International—	International—
	Company	Company	Guarantors	Subsidiary	Eliminations	Consolidated	Subsidiaries	Eliminations	Consolidated

Sales	$—	$27	$952	$646	$(85)	$1,540	$4,878	$(98)	$6,320
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	22	782	584	(70)	1,318	3,541	(65)	4,794
Depreciation	—	—	6	8		14	133	—	147
Selling, general and administrative	12	8	36	35	(15)	64	69	(9)	136
Other operating expense	—	—	—	—	—	—	—	—	—

Operating income	(12)	(3)	128	19	—	144	1,135	(24)	1,243
Equity in earnings of subsidiaries	885	104	—	—	(104)	—	—	(885)	—
Other income (expense) — net	18	(3)	3	(2)	—	(2)	(642)	669	43
Financing costs:
Net interest income (expense)	(4)	(12)	(2)	—	—	(14)	(112)	—	(130)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	(1)	3	2

Income before taxes	887	86	129	17	(104)	128	380	(237)	1,158
Income tax (benefit) expense:
Current	—	—	32	—	—	32	14	—	46
Deferred	—	—	10	—	—	10	215	—	225

Net income (loss)	$887	$86	$87	$17	$(104)	$86	$151	$(237)	$887

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Period Ended September 30, 2004

		Ispat Europe—Issuer Subsidiary

	Ispat	Ispat	Ispat	Ispat			Ispat
	International—	Europe—	Europe—	Europe—	Ispat	Ispat	International—	Ispat	Ispat
	Parent	Parent	Subsidiary	Non-Guarantor	Europe—	Europe—	Non-Guarantor	International—	International—
	Company	Company	Guarantors	Subsidiary	Eliminations	Consolidated	Subsidiaries	Eliminations	Consolidated

Net income	$887	$86	$87	$17	$(104)	$86	$151	$(237)	$887
Other comprehensive income (loss)	16	(1)	6	(9)	3	(1)	17	(16)	16

Comprehensive income	$903	$85	$93	$8	$(101)	$85	$168	$(237)	$903

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Period Ended September 30, 2004

		Ispat Europe—Issuer Subsidiary

	Ispat	Ispat	Ispat	Ispat			Ispat
	International—	Europe—	Europe—	Europe—	Ispat	Ispat	International—	Ispat	Ispat
	Parent	Parent	Subsidiary	Non-Guarantor	Europe—	Europe—	Non-guarantor	International—	International—
	Company	Company	Guarantors	Subsidiary	Eliminations	Consolidated	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$139	$(46)	$45	$4	$11	$14	$619	$(86)	$686

Investing activities:
Purchases of property, plant and equipment	—	—	(7)	(5)	—	(12)	(81)	—	(93)
Proceeds from sale of investment including affiliates and joint ventures	—	—	—	—	—	—	20	—	20
Investment in affiliates and joint ventures	(80)	28	—	—	—	28	33	53	34
Other investing activities		2				2	80	(80)	2

Net cash provided (used) by investing activities	(80)	30	(7)	(5)	—	18	52	(27)	(37)

Financing activities:
Proceeds from payable to banks	—	3	(7)	4	—	—	1,981	—	1,981
Proceeds from long-term debt	—	—	—	—	—	—	87	795	882
Proceeds from long-term debt payable to affiliated	—	37	12	—	(49)	—	841	(795)	46
Payments of payable to banks	—	—	—	(15)	—	(15)	(2,160)	—	(2,175)
Payments of long-term debt payable to unrelated parties	—	(20)	—	(1)	—	(21)	(565)	(662)	(1,248)
Payments of long-term debt payable to affiliated	—	—	(37)	—	37	—	(748)	748	—
Purchase of treasury stock	(54)	—	—	—	—	—	—	—	(54)
Issue of share capital	—	—	—	—	—	—	31	(31)
Exercise of stock option	(7)	—	—	—	—	—	—	—	(7)
Dividends	—	(1)	—	—	1	—	(60)	60	—
Sale of treasury stock	16	—	—	—	—	—	—	—	16

Net cash used by financing activities	45	19	(32)	(12)	(11)	(36)	(593)	115	(559)

Net increase (decrease) in cash and cash equivalents	14	3	6	(13)		(4)	78	2	90

Effect of exchange rate changes on cash	—	—	—	—	—	—	2	(2)	—

Cash and cash equivalents:
At the beginning of the year	1	—	19	18	—	37	40	2	80

At the end of the year	$15	$3	$25	$5	$—	$33	$120	$2	$170

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2003

		Ispat Europe—Issuer Subsidiary

	Ispat	Ispat	Ispat	Ispat			Ispat
	International—	Europe—	Europe—	Europe—	Ispat	Ispat	International—	Ispat	Ispat
	Parent	Parent	Subsidiary	Non-Guarantor	Europe—	Europe—	Non-Guarantor	International—	International—
	Company	Company	Guarantors	Subsidiary	Eliminations	Consolidated	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$1	$—	$19	$19	$—	$38	$41	$—	$80
Trade accounts receivable	—	—	76	76	—	152	355	—	507
Inventories	—	—	113	149	—	262	574	(8)	828
Other current assets	134	40	201	572	(760)	53	2,201	(2,253)	135

Total current assets	135	40	409	816	(760)	505	3,171	(2,261)	1,550
Property, plant and equipment — net	—	—	140	107	—	247	2,844	—	3,091
Investments in affiliates	395	326	81	145	(540)	12	240	(395)	252
Other assets	—	5	20	2	—	27	733	(18)	742

Total assets	$530	$371	$650	$1,070	$(1,300)	$791	$6,988	$(2,674)	$5,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$4	$9	$41	$—	$54	$309	$—	$363
Trade accounts payable	—	—	101	106	—	207	370	—	577
Accrued expenses and other current liabilities	280	60	117	235	(239)	173	753	(686)	520

Total current liabilities	280	64	227	382	(239)	434	1,432	(686)	1,460
Long-term debt	81	134	—	15	(13)	136	1,697	—	1,914
Deferred employee benefits	—	—	38	58	—	96	1,810	—	1,906
Other long-term obligations	20	—	30	15	—	45	141	—	206

Total liabilities	381	198	295	470	(252)	711	5,080	(686)	5,486
Shareholders’ equity	149	173	355	600	(1,048)	80	1,908	(1,988)	149
Total liabilities and shareholders’ equity	$530	$371	$650	$1,070	$(1,300)	$791	$6,988	$(2,674)	$5,635

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Nine Months Period Ended September 30, 2003

		Ispat Europe—Issuer Subsidiary

	Ispat	Ispat	Ispat	Ispat			Ispat
	International—	Europe—	Europe—	Europe—	Ispat	Ispat	International—	Ispat	Ispat
	Parent	Parent	Subsidiary	Non-Guarantor	Europe—	Europe—	Non-guarantor	International—	International—
	Company	Company	Guarantors	Subsidiary	Eliminations	Consolidated	Subsidiaries	Eliminations	Consolidated

Sales	$—	$—	$623	$477	$(37)	$1,063	$3,031	$(62)	$4,032
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	(1)	548	449	(30)	966	2,733	(54)	3,645
Depreciation	—	—	5	8	—	13	123	—	136
Selling, general and administrative	6	—	31	33	(7)	57	62	(3)	122
Other operating expense	—	—	—	—	—	—

Operating income	(6)	1	39	(13)	—	27	113	(5)	129
Equity in earnings of subsidiaries	57	13	—	—	(13)	—	—	(57)	—
Other income (expense) — net	13	(1)	2	—	(1)	—	34	(15)	32
Financing costs:
Net interest income (expense)	(9)	(11)	—	(3)	—	(14)	(93)	—	(116)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	47	(44)	3

Income before taxes	55	2	41	(16)	(14)	13	101	(121)	48
Income tax (benefit) expense:
Current	—	—	6	1	—	7	4	—	11
Deferred	—	—	4	—	—	4	(9)	(15)	(20)

Net income (loss) before Cumulative effect of change in accounting principle	55	2	31	(17)	(14)	2	106	(106)	57

Cumulative effect of change in accounting principle	—	—	—	—	—	—	(2)	—	(2)

Net income (loss)	$55	$2	$31	$(17)	$(14)	$2	$104	$(106)	55

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Period Ended September 30, 2003

		Ispat Europe—Issuer Subsidiary

	Ispat	Ispat	Ispat	Ispat			Ispat
	International—	Europe—	Europe—	Europe—	Ispat		International—	Ispat	Ispat
	Parent	Parent	Subsidiary	Non-Guarantor	Europe-	Ispat Europe-	Non-guarantor	International—	International—
	Company	Company	Guarantors	Subsidiary	Eliminations	Consolidated	Subsidiaries	Eliminations	Consolidated

Net income	$55	$2	$31	$(17)	$(14)	$2	$104	$(106)	$55
Other comprehensive income (loss)	42	8	24	5	(29)	8	1	(9)	42

Comprehensive income	97	10	55	(12)	(43)	10	105	(115)	97

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Period Ended September 30, 2003

		Ispat Europe—Issuer Subsidiary

	Ispat	Ispat	Ispat	Ispat			Ispat
	International—	Europe—	Europe—	Europe—	Ispat	Ispat	International—	Ispat	Ispat
	Parent	Parent	Subsidiary	Non-Guarantor	Europe—	Europe—	Non-guarantor	International—	International—
	Company	Company	Guarantors	Subsidiary	Eliminations	Consolidated	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$(19)	$19	$(20)	$(5)	$—	$(6)	$163	$(25)	$113

Investing activities:
Purchases of property, plant and equipment	—	—	(13)	(5)	—	(18)	(117)	—	(135)
Proceeds from sale of investment including affiliates and joint ventures	—	—	—	—	—	—	19	—	19
Investment in affiliates and joint ventures	—	—	—	—	—	—	22	—	22
Other investing activities	—	—	—	—	—	—	—	—	—

Net cash provided (used) by investing activities	—	—	(13)	(5)	—	(18)	(76)	—	(94)

Financing activities:
Proceeds from payable to banks	—	—	3	21	—	24	2,734	—	2,758
Proceeds from long-term debt including affiliate	28	—	(5)	1	—	(4)	56	(10)	70
Payments of payable to banks	—	—	—	(12)	—	(12)	(2,660)		(2,672)
Payments of long- term debt payable to unrelated parties	—	(15)	24	(2)	—	7	(172)	(11)	(176)
Payments of long- term debt payable to affiliated	—	(4)	—	—	—	(4)	—	4	—
Purchase of treasury stock	(9)	—	—	—	—	—	—	—	(9)
Issue of share capital	—	—	—	—	—	—	—	—	—
Exercise of stock option	—	—	—	—	—	—	—	—	—
Dividends	—	—	—	(1)	—	(1)	(37)	38	—
Capital contribution	—	—	(4)	—	—	(4)	—	4	—

Net cash used by financing activities	19	(19)	18	7	—	6	(79)	25	(29)

Net increase (decrease) in cash and cash equivalents	—	—	(15)	(3)	—	(18)	8	—	(10)

Effect of exchange rate changes on cash	—	—	3	1	—	4	—	—	4

Cash and cash equivalents:
At the beginning of the year	—	—	21	11	—	32	37	8	77

At the end of the year	$—	$—	$9	$9	$—	$18	$45	$8	$71

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

Note 9:	Financial Information for Issuer, Subsidiaries and Non-Guarantor Subsidiaries

      On March 9, 2004, Ispat Inland Inc. announced that an affiliate will offer $800 million of senior secured notes through a private placement, subject to market and other conditions. The proceeds from the offering by Ispat Inland ULC, a newly created finance subsidiary, are expected to be used to repay existing debt. The notes will be secured by a pledge of $800 million of Ispat Inland Inc.’s first mortgage bonds, and will be jointly, severally, fully and unconditionally guaranteed by Ispat Inland Inc., certain of its existing and future domestic subsidiaries, Ispat International, and Ispat Inland LP, a limited purpose finance subsidiary.

      Presented below is condensed consolidating financial information as required by Rule 3-10 of Regulation S-X related to this proposed offering for the following:

•	Ispat International on a parent company only basis;

•	Ispat Inland ULC, a newly formed limited purpose finance subsidiary, the proposed issuer;

•	Ispat Inland Inc. and its guarantor subsidiaries and Ispat Inland LP on a combined basis;

•	Ispat International’s non-guarantor subsidiaries on a combined basis;

•	Ispat International eliminations; and

•	Ispat International and subsidiaries consolidated.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2004

		Ispat Inland—Issuer Subsidiary

	Ispat	Ispat	Ispat				Ispat
	International—	Inland—	Inland—		Ispat		International—	Ispat	Ispat
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland—	Ispat	Non-guarantor	International—	International—
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$16	$7	$36	$—	$43	$—	$111	$	$170
Trade accounts receivable	—	82	296	—	378	—	484	(5)	857
Inventories	—	518	—	—	518	—	617	(29)	1,106
Other current assets	178	103	(43)	—	60	834	2,758	(3,583)	247

Total current assets	194	710	289	—	999	834	3,970	(3,617)	2,380
Property, plant and equipment—net	1,375	1,695	—	—	1,695	—	1,335	(1,375)	3,030
Investments in affiliates		363	229	(363)	229	90	5,453	(5,505)	267
Other assets		412	2	—	414	20	151	(18)	567

Total assets	1,569	3,180	520	(363)	3,337	944	10,909	(10,515)	6,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	—	109	—	—	109		137	148	394
Trade accounts payable	—	189	22	—	211	—	484	—	695
Accrued expenses and other current liabilities	561	259	3	—	262	64	1,296	(1,571)	612

Total current liabilities	561	557	25	—	582	64	1,917	(1,423)	1,701
Long-term debt	—	1,128	105	—	1,233	795	1,130	(1,788)	1,370
Deferred employee benefits	—	1,633	—	—	1,633	—	266	—	1,899
Other long-term obligations		58	1	—	59		205	2	266

Total liabilities	561	3,376	131	—	3,507	859	3,518	(3,209)	5,236
Shareholders’ equity	1,008	(196)	389	(363)	(170)	85	7,391	(7,306)	1,008

Total liabilities and shareholders’ equity	1,569	3,180	520	(363)	3,337	944	10,909	(10,515)	6,244

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Nine Months Period Ended September 30, 2004

		Ispat Inland—Issuer Subsidiary

	Ispat	Ispat	Ispat				Ispat
	International—	Inland—	Inland—		Ispat		International—	Ispat	Ispat
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland—	Ispat	Non-guarantor	International—	International—
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Eliminations	Consolidated

Sales	$—	$2,347	$—	$—	$2,347	$—	$4,650	$(677)	$6,320
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	1,895	(57)	—	1,838	—	3,582	(626)	4,794
Depreciation	—	75		—	75	3	69	—	147
Selling, general and administrative	12	29	1	—	30	—	122	(28)	136
Other operating expense	—	—	—	—	—	—	—	—	—

Operating income	(12)	348	56	—	404	(3)	877	(23)	1,243
Equity in earnings of subsidiaries	885	—	—	—	—	—	—	(885)	—
Other income (expense) — net	18	(1)	12	—	11	—	(655)	669	43
Financing costs:
Net interest income (expense)	(4)	(74)	(4)		(78)	1	(49)	—	(130)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	(1)	3	2

Income before taxes	887	273	64	—	337	(2)	172	(236)	1,158
Income tax (benefit) expense:
Current	—	(3)	3	—	—	(1)	47	—	46
Deferred	—	120	(1)	—	119	—	106	—	225

Net income (loss)	887	156	62		218	(1)	19	(236)	887

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Period Ended September 30, 2004

		Ispat Inland—Issuer Subsidiary

	Ispat	Ispat	Ispat				Ispat
	International—	Inland—	Inland—		Ispat		International—	Ispat	Ispat
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland—	Ispat	Non-guarantor	International—	International—
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Eliminations	Consolidated

Net income	$887	$156	$62	$—	$218	$(1)	$19	$(236)	$887
Other comprehensive income (loss)	16	—		—	—	—	16	(16)	16

Comprehensive income	903	156	62	—	218	(1)	35	(236)	903

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Period Ended September 30, 2004

		Ispat Inland—Issuer Subsidiary

		Ispat					Ispat
	Ispat	Inland—	Ispat Inland—				International—	Ispat	Ispat
	International—	Guarantor	Non-Guarantor	Consolidating	Ispat Inland—	Ispat	Non-guarantor	International—	International—
	Parent Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$139	$(14)	$74	$—	$60	$(21)	$584	$(76)	$686

Investing activities:
Purchases of property, plant and equipment (PP&E)	—	(18)	—	—	(18)	—	(75)	—	(93)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	—	—	—	—	—	20		20
Investment in affiliates and joint ventures	(80)	0	29	—	29	—	32	53	34
Other investing activities	—	—	—	—	—	—	83	(81)	2

Net cash provided (used) by investing activities	(80)	(18)	29	—	11	—	60	(28)	(37)

Financing activities:
Proceeds from payable to banks	—	1,929	—	—	1,929	—	52	—	1,981
Proceeds from long- term debt		0	—	—	0		87	795	882
Proceeds from long- term debt payable to affiliated	—	774	—	—	774	21	95	(844)	46
Payments of payable to banks	—	(2,004)	(78)	—	(2,082)	—	(93)	—	(2,175)
Payments of long-term debt payable to unrelated parties	—	0	—	—	0		(586)	(662)	(1,248)
Payments of long-term debt payable to affiliated	—	(662)	—	—	(662)		(123)	785	—
Purchase of treasury stock	(54)	—	—	—	—	—	—	—	(54)
Sale of treasury stock	16	—	—	—	—	—	—	—	16
Exercise of stock option	(7)	—	—	—	—	—	—		(7)
Dividends	—	0	—	—	0	—	(61)	61	—
Issue of share capital — net	—	—	—	—	—	—	31	(31)	—

Net cash used by financing activities	(45)	37	(78)	—	(41)	21	(598)	104	(559)

Net increase (decrease) in cash and cash equivalents	14	5	25	—	30		46	—	90
Effect of exchange rate changes on cash	—	—	—	—	—	—		—	—
Cash and cash equivalents:
At the beginning of the year	1	2	11	—	13	—	66	—	80
At the end of the year	15	7	36	—	43	—	112	—	170

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2003

		Ispat Inland—Issuer Subsidiary

	Ispat	Ispat	Ispat				Ispat
	International—	Inland—	Inland—		Ispat		International—	Ispat	Ispat
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland—	Ispat	Non-Guarantor	International—	International—
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$1	$2	$11	$—	$13	$—	$64	$2	$80
Trade accounts receivable	—	39	177	—	216	—	297	(6)	507
Inventories	—	372	—	—	372	—	465	(9)	828
Other current assets	130	(104)	137	—	33	7	2,339	(2,374)	135

Total current assets	131	309	325	—	634	7	3,165	(2,387)	1,550
Property, plant and equipment - net	—	1,751	—	—	1,751	—	1,340	—	3,091
Investments in affiliates	394	321	214	(321)	214	90	6,255	(6,701)	252
Other assets	4	533	4	—	537	657	220	(676)	742

Total assets	529	2,914	543	(321)	3,136	754	10,980	(9,764)	5,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	—	112	150	—	262	7	334	(240)	363
Trade accounts payable	—	157	26	—	183	—	394	—	577
Accrued expenses and other current liabilities	360	276	4	—	280	—	907	(1,027)	520

Total current liabilities	360	545	180	—	725	7	1,635	(1,267)	1,460
Long-term debt	—	1,088	—	—	1,088	655	1,580	(1,409)	1,914
Deferred employee benefits	—	1,647	—	—	1,647	—	259	—	1,906
Other long-term obligations	20	61	2	—	63	6	98	19	206

Total liabilities	380	3,341	182	—	3,523	668	3,572	(2,657)	5,486
Shareholders’ equity	149	(427)	361	(321)	(387)	86	7,408	(7,107)	149

Total liabilities and shareholders’ equity	529	2,914	543	(321)	3,136	754	10,980	(9,764)	5,635

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Nine Months Period Ended September 30, 2003

		Ispat Inland—Issuer Subsidiary

	Ispat	Ispat	Ispat				Ispat
	International—	Inland—	Inland—		Ispat		International—	Ispat	Ispat
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland—	Ispat	Non-Guarantor	International—	International—
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Eliminations	Consolidated

Sales	$—	$1,540	$548	$(432)	$41,656	$—	$2,678	$(302)	$4,032
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	1,552	446	(432)	1,566	—	2,363	(284)	3,645
Depreciation	—	73	—	—	73	1	62	—	136
Selling, general and administrative	6	20	1	—	21	—	110	(15)	122
Other operating expense	—	—	—	—	—	—	—

Operating income	(6)	(105)	101	—	(4)	(1)	143	(3)	129
Equity in earnings of subsidiaries	57	—	—	—	—	—	—	(57)	—
Other income (expense) — net	13	(1)	9	—	8	9	17	(15)	32
Financing costs:
Net interest income (expense)	(9)	(48)	(5)	—	(53)	2	(56)	—	(116)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	47	(44)	3

Income before taxes	55	(154)	105	—	(49)	10	151	(119)	48
Income tax (benefit) expense:
Current	—	(2)	2	—	—	—	11	—	11
Deferred	—	(39)	20	—	(19)	4	11	(16)	(20)

Net income (loss) before cumulative effect of change in accounting principle	55	(113)	83	—	(30)	6	129	(103)	57
Cumulative effect of change in accounting principle	—	(1)	—	—	(1)	—	—	(1)	(2)

Net income (loss)	55	(114)	83	—	(31)	6	129	(104)	55

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Nine Months Period Ended September 30, 2003

		Ispat Inland—Issuer Subsidiary

	Ispat	Ispat	Ispat				Ispat
	International—	Inland—	Inland—		Ispat		International—	Ispat	Ispat
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland—	Ispat	Non-Guarantor	International—	International—
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Eliminations	Consolidated

Net income	$55	$(114)	$83	$—	$(31)	$6	$129	$(104)	$55
Other comprehensive income (loss)	42	—	—	—	—	—	9	(9)	42

Comprehensive income	97	(114)	83	—	(31)	6	138	(113)	97

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

for the nine months ended September 30, 2003 and 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Period Ended September 30, 2003

		Ispat Inland—Issuer Subsidiary

	Ispat	Ispat	Ispat				Ispat
	International—	Inland—	Inland—		Ispat		International—	Ispat	Ispat
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland—	Ispat	Non-Guarantor	International—	International—
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$(19)	$90	$(67)	—	$23	$11	$122	(24)	$113

Investing activities:
Purchases of property, plant and equipment (PP&E)	—	(94)	—	—	(94)	—	(41)	—	(135)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	—	—	—	—	—	19	—	19
Investment in affiliates and joint ventures	—	(98)	119	—	21	—	1	—	22
Other investing activities	—	—	—	—	—	—	—	—	—

Net cash provided (used) by investing activities	—	(192)	119	—	(73)	—	(21)	—	(94)

Financing activities:
Proceeds from payable to banks	—	2,685	(48)	—	2,637	—	121	—	2,758
Proceeds from long- term debt	28	15	—	—	15	—	37	(10)	70
Proceeds from long- term debt payable to affiliated	—	—	—	—	—	—	—	—	—
Payments of payable to banks	—	(2,576)	—	—	(2,576)	—	(96)	—	(2,672)
Payments of long-term debt payable to unrelated parties	—	—	—	—	—	(10)	(164)	(2)	(176)
Payments of long-term debt payable to affiliated	—	(7)	—	—	(7)	—	12	(5)	—
Purchase of treasury stock	(9)	—	—	—	—	—	—	—	(9)
Sale of treasury stock	—	—	—	—	—	—	—	—	—
Capital contribution	—	—	—	—	—	—	(4)	4	—
Dividends	—	(16)	—	—	(16)	—	(21)	37	—
Issue of share capital - net	—	—	—	—	—	—	—	—	—

Net cash used by financing activities	19	101	(48)	—	53	(10)	(115)	24	(29)

Net increase (decrease) in cash and cash equivalents	—	(1)	4	—	3	1	(14)	—	(10)
Effect of exchange rate changes on cash	—		—	—	—	—	4	—	4
Cash and cash equivalents:	—		—	—	—	—		—
At the beginning of the year	$—	2	8	—	10	1	66	—	77
At the end of the year	—	1	12	—	13	2	56	—	71

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (continued)
for the nine months ended September 30, 2003 and 2004

Note 10:	Subsequent Events

      On October 25, 2004, it was announced that the Company will acquire LNM Holdings. Under the terms of the arrangements, the Company will issue 525 million new Ispat International common shares, valued at $13,300 at the October 22, 2004 closing price of Ispat International class A common shares on the New York Stock Exchange, to the LNM Holdings shareholders. The new shares will comprise approximately 140 million Ispat International class A common shares and approximately 385 million Ispat International class B common shares.

      Simultaneously, the Company and ISG announced that their boards of directors have unanimously approved a definitive agreement under which the Company and ISG will merge. Under the terms of the agreement, ISG stockholders will receive $21.00 per share in cash and a number of the Company shares equal to $21.00 divided by the average closing price of Ispat International class A common shares during the 20-trading-day period ending on (and including) the trading day that is two days before the effective time of the merger, up to a maximum of 0.6087 shares and a minimum of 0.4793 shares. The value in the merger would be $42.00 per share of ISG common stock, or $4.5 billion in the aggregate if the average price of Ispat International class A common shares during the 20-trading-day period ending on (and including) the trading day that is two days before the effective time of the merger is between $34.50 and $43.81 per share. ISG stockholders will be able to elect between cash and Ispat International class A common shares, subject to pro ration such that 50% of the total consideration will be in cash and 50% will be in Ispat International class A common shares. The closing price of Ispat International class A common shares and ISG stock on Friday, October 22, 2004 on the NYSE were $25.34 and $29.68, respectively.

LNM HOLDINGS N.V. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

as of December 31, 2002 and 2003 and
for each of the three years ended December 31, 2003

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of LNM Holdings N.V. and subsidiaries:

We have audited the accompanying consolidated balance sheets of LNM Holdings N.V. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, comprehensive income, shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Iscor Ltd. and subsidiaries, (a corporation in which the Company has a 34.9% and 49.9% interest at December 31, 2002 and 2003, respectively), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to the amounts included for Iscor Ltd. and subsidiaries, it is based solely on their report. In the consolidated financial statements, the Company’s investment in Iscor Ltd. and subsidiaries is stated at $257 million and $581 million, respectively, at December 31, 2002 and 2003, and the Company’s equity in the net income of Iscor Ltd. and subsidiaries is stated at $95 million and $159 million, for the years then ended.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LNM Holdings N.V. and subsidiaries at December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Rotterdam, The Netherlands

October 28, 2004, except for Note 9, as to which the date is
November 26, 2004

/s/ Ernst & Young Accountants

Report of the Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Ispat Iscor Limited:

We have audited the Consolidated Balance Sheets of Iscor Ltd. and subsidiaries (the “Group”) as at December 31, 2003 and 2002 and the related Consolidated Income Statements, Consolidated Statements of Changes in Equity and Consolidated Cash Flow Statements for each of the years in the two year period ended December 31, 2003. These Consolidated Financial Statements are the responsibility of the management and directors of Iscor Ltd. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Consolidated Financial Statements present fairly, in all material respects, the financial position of the Group as at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2003 in conformity with International Financial Reporting Standards.

As described in Note 1, Basis of Presentation, the Company has restated its 2002 and 2003 financial statements for the treatment of negative goodwill.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences, as restated, is presented in Note 31 to the consolidated financial statements.

/s/ KPMG Inc.

Registered Accountants and Auditors

Pretoria, South Africa
October 28, 2004 except for Note 1, Basis of Presentation,
as to which the date is
November 26, 2004

LNM Holdings N.V. and subsidiaries

Consolidated Balance Sheets

(Millions of U.S. Dollars, except share data)

	December 31,

	2002	2003

Assets
Current Assets
Cash and cash equivalents (Note 4)	$318	$680
Restricted cash (Note 4)	22	140
Trade accounts receivable, net (Note 5)	239	382
Inventories, net (Note 6)	428	759
Prepaid expenses	73	186
Deferred tax asset, net (Note 7)	2	2

Total Current Assets	1,082	2,149
Property, plant and equipment, net (Note 8)	1,059	1,563
Investments in affiliates and others (Note 9)	260	715
Deferred tax asset, net (Note 7)	3	1
Other assets	26	110

Total Assets	$2,430	$4,538

Liabilities and Shareholder’s Equity
Current Liabilities:
Payable to banks (Note 10)	$44	$77
Current portion of long-term debt (Note 11)	15	100
Trade accounts payable	326	438
Accrued expenses and other liabilities
(Note 12)	119	320

Total Current Liabilities	504	935
Long-term debt (Note 11)	350	613
Loan from shareholder (Note 13)	40	—
Deferred tax liabilities (Note 7)	3	189
Employee benefit obligation (Note 14)	28	27
Other long-term obligations (Note 15)	55	101

Total Liabilities	980	1,865
Commitments and contingencies (Note 18)
Minority Interest	136	261
Shareholder’s Equity
Common shares (par value $0.10 per share, 500,000,000 common shares authorized, issued and outstanding)	50	50
Retained earnings	1,264	2,216
Accumulated other comprehensive income	—	146

Total Shareholder’s Equity	1,314	2,412

Total Liabilities and Shareholder’s Equity	$2,430	$4,538

      The number of Common shares outstanding and par value per Common share have been restated to give effect to the ten-for-one stock split effective October 14, 2004.

The notes to the consolidated financial statements form an integral part of this statement.

LNM Holdings N.V. and subsidiaries

Consolidated Statements of Income

(Millions of U.S. Dollars, except share data)

	Year Ended December 31,

	2001	2002	2003

Sales	$946	$2,228	$4,167
Costs and Expenses:
Cost of sales (exclusive of depreciation shown separately below)	679	1,425	2,664
Depreciation	52	89	148
Selling, general and administrative	58	154	219

	789	1,668	3,031

Operating income	157	560	1,136
Other income — net	7	4	32
Income from equity method investment (Note 9)	—	95	159
Financing Costs:
Interest (expense) — net of capitalized interest of $4 in 2001, $4 in 2002 and $6 in 2003	(12)	(24)	(33)
Interest income	5	5	9
Net gain/(loss) from foreign exchange	(9)	(8)	40

	(16)	(27)	16

Income before taxes and minority interest	148	632	1,343
Income tax expense (Note 7):
Current	18	46	21
Deferred	19	29	171

	37	75	192

Net income before minority interest	$111	$557	$1,151
Minority interest	2	(11)	(35)

Net Income	$113	$546	$1,116

Basic and diluted earnings per common share:
Net income	$0.23	$1.09	$2.23
Weighted average number of common share outstanding (in millions)	500	500	500

      Net income per Common share and average number of Common shares outstanding have been restated to give effect to the ten-for-one stock split effective October 14, 2004.

The notes to the consolidated financial statements form an integral part of this statement.

LNM Holdings N.V. and subsidiaries

(Millions of U.S. Dollars, except share data)

Consolidated Statements of Comprehensive Income

	Year Ended December 31,

	2001	2002	2003

Net Income	$113	$546	$1,116
Other Comprehensive Income, net of tax:
Unrealized gain on available for sale security — net of income taxes of $ nil	—	—	69
Foreign currency translation adjustment — net of income taxes of $ nil	—	—	77

	—	—	146

Comprehensive Income	$113	$546	$1,262

Consolidated Statements of Shareholder’s Equity

				Accumulated Other
				Comprehensive Income

				Unrealized	Foreign
	Common Shares			Gain on	Currency	Total
			Retained	Available for	Translation	Shareholder’s
	Shares	Amount	Earnings	Sale Security	Adjustment	Equity

	(In Millions)
Balance at December 31, 2000	500	$50	$605	$—	$—	$655
Net income		—	113	—	—	113

Balance at December 31, 2001	500	50	718	—	—	768
Net income		—	546	—	—	546

Balance at December 31, 2002	500	50	1,264	—	—	1,314
Net income		—	1,116	—	—	1,116
Other comprehensive income		—		69	77	146
Dividend, $0.33 per common share		—	(164)	—	—	(164)

Balance at December 31, 2003	500	$50	$2,216	$69	$77	$2,412

      The number of Common shares outstanding and cash dividends paid per common share have been restated to give effect to the ten-for-one stock split effective October 14, 2004.

The notes to the consolidated financial statements form an integral part of these statements.

LNM Holdings N.V. and subsidiaries

Consolidated Statements of Cash Flows

(Millions of U.S. Dollars, except share data)

	Year Ended December 31,

	2001	2002	2003

Operating activities
Net income	$113	$546	$1,116
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation	52	89	148
Actuarial gain from reassessment of employee benefit obligation	(7)	(11)	(3)
Net foreign exchange (gain)/ loss	4	—	(27)
Deferred income tax	19	29	171
Minority interest	(2)	11	35
Income from equity method investment, net of $47 recorded as Other Income in 2003	—	(95)	(112)
Distribution from equity method investment	—	6	48
Other	—	(32)	20
Changes in operating assets and liabilities, net of effects from purchases of subsidiaries:
Trade accounts receivable	6	(8)	(49)
Inventories	16	(82)	(124)
Restricted cash	(30)	8	(118)
Prepaid expenses	6	(28)	(89)
Trade accounts payable	31	(63)	21
Accrued expenses and other liabilities	(23)	39	94

Net cash provided by operating activities	185	409	1,131

Investing activities
Purchases of property, plant and equipment	(103)	(157)	(257)
Proceeds from sale of property, plant and equipment	—	17	5
Investment in affiliates and available for sale securities	(18)	(149)	(299)
Acquisitions of net assets of subsidiaries, net of cash acquired	(28)	1	(21)

Net cash used in investing activities	(149)	(288)	(572)

Financing activities
Proceeds from payable to banks	87	41	70
Proceeds from long term debt	—	59	—
Proceeds from shareholder’s loan	—	32	—
Payments of payable to banks	—	(14)	(66)
Payments of long term debt	(20)	(31)	(19)
Payments of shareholder’s loan	(41)	—	(40)
Payment of dividend	—	—	(164)

Net cash provided by (used in) financing activities	26	87	(219)

Net increase in cash and cash equivalents	62	208	340

Effect of exchange rate changes on cash	1	—	22

Cash and cash equivalents at the beginning of year	47	110	318

Cash and cash equivalents at the end of year	$110	$318	$680

Supplemental cash flow information
Cash paid during the year for:
Interest — net of amount capitalized	$49	$21	$35
Income tax	14	44	17

The notes to the consolidated financial statements form an integral part of this statement.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

1.	Nature of Business and Basis of Presentation

Nature of Business

      LNM Holdings N.V. (the “Company”), registered under the laws of the Netherlands Antilles, through its subsidiaries, produces steel and steel related products, mines iron ore and coal and generates power. The Company owns and operates manufacturing facilities in the Republic of Kazakhstan, the Republic of Algeria, the Republic of Romania and the Czech Republic. The foregoing manufacturing facilities, each of which includes its respective subsidiaries, are referred to herein as the “Operating Units”. The Company has no manufacturing operations of its own and its major assets are interests in the common stock of the Operating Units, sales subsidiary and a 49.9% investment in Iscor Limited, a steel manufacturing company in South Africa (“ISCOR”). Mr. Lakshmi N. Mittal and members of his immediate family own, either directly or indirectly, all the issued and outstanding shares of the Company at December 31, 2002 and 2003.

Basis of Presentation

      The consolidated financial statements, which include the accounts of the Company and its majority owned subsidiaries, all of which are controlled by the Company, have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“US GAAP”). Inter-company balances and transactions have been eliminated upon consolidation.

      The Company maintains its accounting records and prepares its consolidated financial statements in U.S. Dollars.

      The records of each of the Operating Units are maintained in the currency of the country in which the Operating Unit is located, using the statutory or generally accepted accounting principles of such country. The functional currency of each of the Operating Units is the U.S. Dollar, except Ispat Nova Hut, whose functional currency is Czech Koruna (“CZK”). For consolidation purposes, the financial statements, which result from such records, have been adjusted to conform to US GAAP.

      The consolidated financial statements include the following significant operating and sales subsidiaries:

				Date Acquired or
Company	Location	Present Ownership*	Activity	Established

Ispat Karmet OJSC (“Ispat Karmet”)	Republic of Kazakhstan	100.0%	Production and sale of steel products; coal mines; power plant; iron ore mines; and various ancillary businesses to support the steel business	November 17, 1995
LNM Marketing FZE (“LNM Marketing”)	Jebel Ali Free Zone, United Arab Emirates	100.0%	Sale of steel and steel related products	January 24, 2000
Ispat Annaba Spa (“Ispat Annaba”)	Republic of Algeria	70.0%	Production and sale of steel products; and various ancillary businesses to support the steel business	October 18, 2001
Ispat Tebessa Spa (“Ispat Tebessa”)	Republic of Algeria	70.0%	Mining of iron ore	October 18, 2001

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

				Date Acquired or
Company	Location	Present Ownership*	Activity	Established

S.C. Ispat Sidex S.A. (“Ispat Sidex”)	Republic of Romania	99.4%	Production and sale of steel products; and various ancillary businesses to support the steel business	November 15, 2001
Ispat Nova Hut a.s. (“Ispat Nova Hut”)	Czech Republic	74.3%	Production and sale of steel products; and various ancillary businesses to support the steel business	January 31, 2003
S.C. Ispat Tepro S.A. (“Ispat Tepro”)	Republic of Romania	70.8%	Production and sale of steel products; and various ancillary businesses to support the steel business	July 9, 2003
S.C. Ispat Petrotub S.A. (“Ispat Petrotub”)	Republic of Romania	69.8%	Production and sale of steel products; and various ancillary businesses to support the steel business	December 19, 2003

*	Ownership percentage as of December 31, 2003. Details of ownership for these entities are described more fully in Note 3.

Foreign Currency Transactions and Translation of Financial Statements

      The Company’s consolidated financial statements have been prepared using the U.S. Dollar as the reporting currency.

      Transactions in currencies other than the functional currency of a subsidiary or the Company are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are remeasured at rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of income.

      Upon consolidation, the results of operations of the subsidiaries and affiliates whose functional currency is other than the U.S. Dollar are translated into U.S. Dollars at the average exchange rates for the year and assets and liabilities are translated at year end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the Consolidated Statements of Comprehensive Income and the Consolidated Statements of Shareholder’s Equity and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company.

2.	Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions used.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

Cash and Cash Equivalents

      Cash and cash equivalents represent cash on hand, current account bank balances, bank deposits and highly liquid investments with an original maturity of three months or less.

Inventories

      Inventories are carried at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (“FIFO”) method and average cost method, which approximates FIFO. Costs include the purchase costs of raw materials and conversion costs such as direct labor and an allocation of fixed and variable production overheads. Raw materials and spare parts are valued at invoice cost inclusive of freight shipping and handling costs.

Accounts Receivable

      Accounts receivable are shown at their net realizable value, which approximates their fair value.

      The Company maintains an allowance for doubtful accounts at an amount it considers to be a sufficient estimate of losses resulting from collecting less than the full payment on its receivables. In judging the adequacy of the allowance for doubtful accounts, the Company considers multiple factors including historical bad debt experience, the current economic environment, and the aging of the receivables.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. Cost includes purchase price, duties and directly attributable costs of bringing the assets to useable condition for their intended use. Gains and losses on retirement or disposal of assets are determined as the difference between net disposal proceeds and the carrying amount and are reflected in the statement of income. Expenditures for repairs and maintenance are charged to expense as incurred. Major improvements or overhauls which add to productive capacity or extend the life of an asset are capitalized and amortized over their estimated useful life.

      Property, plant and equipment under construction are recorded as “capital work in progress” accumulating all costs directly related with the work performed at the period-end until those assets are ready for use. These assets under construction are not depreciated.

      The interest expense related to the construction and installation of property, plant and equipment, is capitalized. Interest during construction is capitalized to property, plant and equipment under construction until the assets are ready for their intended use.

      The cost of property, plant and equipment is depreciated on a straight-line basis, except coal-production assets, over the useful lives of the related assets, ranging from 10 to 40 years for buildings and 3 to 40 years for machinery and equipment. The cost of coal-production assets of Ispat Karmet are depreciated on a unit-of-production basis. The rate of depreciation is determined based on the rate of depletion of the proven developed reserves in the coal deposits mined. Proven developed reserves are defined as the estimated quantity of product which can be expected to be profitably extracted, processed and used in the production of steel under current and foreseeable economic conditions.

Negative Goodwill

      The Company has historically purchased under-performing steel assets, principally those involved in various privatization programs in former state controlled economies. Businesses with these characteristics typically have market values that do not exceed net asset fair value, thus producing negative goodwill for

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

accounting purposes. The Company accounts for its negative goodwill in accordance with FASB Statement of Financial Accounting Standards No. 141 (“FAS 141”), “Business Combinations”. FAS 141 requires that in a business combination in which the fair value of the identifiable net assets acquired exceeds the cost of the acquired business, the excess over cost (i.e., negative goodwill) reduce, on a pro rata basis, amounts assigned to all acquired non-current assets, with certain exceptions. Any excess negative goodwill remaining after reducing to zero the amounts that would have been assigned to the assets acquired would be recognized as an extraordinary gain.

Impairment of Long-lived Assets

      Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Events or circumstances that would result in an impairment review primarily include operations reporting losses, a significant change in the use of an asset, or the planned disposal or sale of an asset. The asset would be considered impaired when the future net undiscounted cash flows generated by the asset are less than its carrying value. An impairment loss would be recognized based on the amount by which the carrying value of the assets exceeds it fair value.

Investment in Affiliates and Others

      Investments in affiliates and others, over which the Company and/or its subsidiaries do not have the ability to exercise significant influence and have a readily determinable fair value, are accounted for at fair value with any unrealized gain or loss included in other comprehensive income. To the extent that these investments do not have a readily determinable fair value, they are accounted for under the cost method. Investments in 20% to 50% owned affiliates over which the Company and/or its Operating Units exercise or have the ability to exercise significant influence are accounted for by the equity method of accounting. The Company and its subsidiaries periodically review whether the fair value of its investments in affiliates and others is other than temporarily lower than book value. If judged so, the value of investment is written down to fair value.

Retirement Benefits

      The Operating Units settle their obligations to the various state contribution schemes according to the statutory requirements of the respective countries. In addition, retirement benefits are provided under unfunded defined benefit pension plans, agreed upon in the certain labour union agreements. The Company amortizes prior service costs over the average future service period of active plan participants. The liabilities and net periodic pension costs related to these plans are periodically calculated on the basis of formulas defined in the plans using the projected unit actuarial credit method and fully provided for in the financial statements.

Trade Accounts Payable

      Trade accounts payable are carried at cost which approximates the fair value of the consideration to be paid in the future for goods and services received.

Revenue Recognition

      Revenues are recognized when products are shipped to customers, the sales price is fixed and determinable, collectibility is reasonably assured, and title and risks of ownership have passed to the buyer. Costs associated with revenue, including shipping and other transportation costs, are recorded in cost of sales.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

Depreciation expense is classified as a separate component of costs and expenses on the Consolidated Statements of Income.

Financing Costs

      The caption financing costs includes interest, amortization of discounts or premiums on borrowings, amortization of costs incurred in connection with the arrangement of borrowings and net gains or losses from foreign exchange on transactions of long term debts, net of any unrealized gains and losses on foreign exchange contracts.

Research and Development and Advertising Costs

      Research and development and advertising costs are expensed as incurred and are not significant in any period presented.

Income Taxes

      The provision for income taxes includes income taxes paid, currently payable or receivable and those deferred. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the estimated future effects of tax loss carry-forwards. Deferred tax assets and liabilities are measured using currently enacted statutory tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of income in the period in which the enactment date changes. The Company records a valuation allowance based on available evidence to reduce its deferred tax assets to the amount that is more likely than not to be realized.

Environmental Costs

      Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation or cost reduction, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated based on ongoing engineering studies, discussions with the environmental authorities and assumptions as to the areas that may have to be remediated along with the nature and extent of the remediation that may be required. The ultimate cost to the Company and its subsidiaries are primarily dependent upon factors beyond its control such as the scope and methodology of the remedial action requirements to be established by environmental and public health authorities, new law or government regulations, rapidly changing technology and the outcome of any potential related litigation.

Derivative Financial Instruments

      Derivative financial instruments are utilized by the Company and its subsidiaries to manage its exposure to fluctuations in commodity prices, foreign exchange risks and interest rates. The Company and its subsidiaries have established a control environment which includes policies and procedures for risk assessment and the approval and monitoring of derivative financial instrument activities. Derivative instruments used by the Company and its subsidiaries are straightforward, non leveraged instruments for which quoted market prices are readily available from a number of independent sources. Such financial instruments are not bought and sold for trading purposes. The risk of credit loss is deemed to be remote, because the counterparties to these instruments are major international financial institutions with strong credit ratings and because of the

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

limited positions entered into by the Company and its subsidiaries with any one institution. The Company and its subsidiaries do not enter into foreign currency hedging contracts related to its investments in affiliated companies. The Company and its subsidiaries selectively uses various financial instruments, primarily foreign currency forward exchange contracts, interest rate swaps and commodity future contracts, to manage exposure to price fluctuations.

      All derivatives, whether designated as qualifying for hedge accounting treatment or not, are recorded on the balance sheet at fair value. If the derivative is designed as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designed as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Changes in the fair value of undesignated hedges are recognized in the income statement immediately. Gains and losses related to financial instruments that are utilized to manage exposures to fluctuations in the cost of materials used in the production process are recognized as a part of the cost of the underlying product or service when the contracts are executed. Open contracts as of December 31, 2002 and 2003 were not significant.

Earnings per Share

      Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the periods presented. The computation of diluted earnings per share is similar to basic earnings per common share, except that diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common shares were exercised into common shares or resulted in the issuance of common shares that then shared in the earnings (losses) of the Company. At December 31, 2001, 2002 and 2003, the Company had no such dilutive securities or contracts.

      On October 14, 2004, the Company declared a ten-for-one stock split of the Company’s Common Shares. Accordingly, all per share amounts, average shares outstanding, and shares outstanding have been adjusted retroactively to reflect the stock split.

Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statement,” which requires the consolidation by a business enterprise of variable interest entities, if the business enterprise is the primary beneficiary. The FASB has amended FIN 46 Revised December 2003 (“FIN 46R”). FIN 46 or FIN 46R are effective to those entities that are considered to be special purpose entities no later than as of the end of a reporting period that ends after December 31, 2003. Any interest in an entity created after December 31, 2003 will be subject to FIN 46R immediately. The Company will apply the provisions of FIN 46R for all other entities on January 1, 2005. The Company is currently evaluating the future impact, if any, of the adoption of this new standard.

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 149”). The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133. The amendments set forth in FAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. FAS 149 is effective for contracts entered into or modified after June 30, 2003, expect for certain outlined exceptions. This Statement was adopted with no initial impact.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”). FAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring these instruments be classified as liabilities (or assets in some circumstances) in the balance sheet. Further, FAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. The guidance in the Statement is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This Statement was adopted with no initial impact.

      In December 2003, the FASB issued SFAS 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. The statement replaces the original SFAS 132 and revises employers’ disclosures about pension plans and other postretirement benefit plans to require more information about the economic resources and obligations of such plans. SFAS 132 (revised 2003) amends the disclosure requirements of SFAS 87, SFAS 88, and SFAS 106, however the measurement and recognition guidance is not affected. SFAS 132 (revised 2003) requires additional disclosures for plan assets, obligations, tabular presentation of key assumptions and measurement dates used for a majority of the plans.

Reclassifications

      Certain reclassifications have been made to the prior period’s financial statements in order to conform to the current year classifications.

3.	Acquisitions

      A key element of the Company’s strategy is to achieve growth through acquisitions. The acquisitions provide for more significant presence in economies that are expected to experience above average growth in steel consumption.

      On October 18, 2001, the Company subscribed and acquired 1,260,331 shares of Ispat Annaba, representing 70% of the total issued share capital, for $25 under an agreement with Enterprise Nationale de Sidérurgie (“Sider”). The results of Ispat Annaba have been included in the consolidated financial statements since that date. Ispat Annaba, operating in the Republic of Algeria, is in the business of production and sale of steel products and also owns various ancillary businesses to support the steel business.

      On October 18, 2001, the Company subscribed and acquired 42,920 shares of Ispat Tebessa, representing 70% of the total issued capital, for $5 under an agreement with Enterprise Publique Economique du Fer et du Phosphate (“Ferphos”). The results of Ispat Tebessa have been included in the consolidated financial statements since that date. Ispat Tebessa, operating in the Republic of Algeria, owns iron mines and engages in the mining and sale of iron ore.

      On November 15, 2001, the Company purchased 705,965,328 shares of Ispat Sidex, representing 91.6% of the total issued share capital of Ispat Sidex, from the Authority for Privatization and Management of the State Ownership (“APAPS”) for $60. The Company has paid cash of $25 in 2001, $10 in 2003 and the balance of $25 will be paid subject to completion of negotiation with APAPS. The results of Ispat Sidex have been included in the consolidated financial statements since that date. Ispat Sidex, operating in the Republic of Romania, is in the business of production and sale of steel products and also owns various ancillary businesses to support the steel business.

      On January 31, 2003, the Company acquired 7,710,973 existing shares and 924,384 newly issued shares of Ispat Nova Hut, together representing 69.7% of the total issued share capital of Ispat Nova Hut, as well as certain of its debts for $52 under an agreement with Fond narodniho majetku Ceske republiky (“FNM”).

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

Ispat Nova Hut, operating in the Czech Republic, is in the business of production and sale of steel products and also owns various ancillary businesses to support the steel business. The Company acquired a further 573,294 shares of Ispat Nova Hut, representing 4.6% of the total issued share capital of Ispat Nova Hut, under a public offer, on November 21, 2003 for approximately $6. The minority interest and negative goodwill had been adjusted accordingly, as shown below. The results of Ispat Nova Hut have been included in the consolidated financial statements since January 31, 2003.

      On July 9, 2003, the Company acquired 5,782,596 shares of Ispat Tepro, which is in the business of production and sale of steel products in the Republic of Romania, representing 70.8% of its total issued capital, for $0.8 under an agreement with the Authority for Privatization and Management of State Holdings (“APAPS”). The Company has paid $0.3 with the balance $0.5 payable at the end of 18 months. The Company also has an option to acquire additional shares under a debt equity swap for $0.8, which will, if exercised, increase the shareholding of the Company in Ispat Tepro to approximately 83%. The results of Ispat Tepro have been included in the consolidated financial statements since the date of acquisition.

      The Company acquired an additional 59,981,037 shares of Ispat Sidex, representing 7.8% of the total issued share capital of Ispat Sidex, under a compulsory offer, closed on September 23, 2003 for $26, increasing the Company’s ownership to 99.4%. See above for discussion of initial acquisition of shares of Ispat Sidex. The acquisition of the minority interest was accounted for under the purchase method of accounting and resulted in negative goodwill of $35. The negative goodwill has been allocated to the fair value of the tangible fixed assets acquired.

      On December 19, 2003, the Company acquired 10,077,565 shares of Ispat Petrotub, which is in the business of production and sale of steel products in the Republic of Romania, representing 69.8% of the total issued capital of Ispat Petrotub, for $6 under an agreement with the Authority for Privatization and Management of State Holdings (“APAPS”). The Company has paid $2 and the remaining balance of $4 is payable at the end of 18 months. The results of Ispat Petrotub have been included in the consolidated financial statements since the date of acquisition.

      The above acquisitions were accounted for by the purchase method of accounting. The purchase price was allocated based on the estimated fair values of the assets acquired and the liabilities assumed. During 2002, in connection with its acquisition of Ispat Sidex, the Company finalized the valuation of property, plant and equipment of Ispat Sidex. This has resulted in lower prospective depreciation charges in 2002 and 2003 as compared to 2001, due to the resulting reallocation of asset categories. The Company has completed its valuation of assets and liabilities related to the Ispat Nova Hut acquisition made during 2003.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      The table presented below summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. Based on the difference between the purchase price (including acquisition costs) and the fair value to the assets acquired and the liabilities assumed, the negative goodwill is treated as disclosed below.

	2001 Acquisitions			2003 Acquisitions

	Ispat	Ispat	Ispat	Ispat	Ispat	Ispat
	Sidex	Annaba	Tebessa	Nova Hut	Tepro	Petrotub

Current assets	$259	$222	$25	$476	$5	$27
Property, plant & equipment	741	245	4	968	7	58
Other assets	1	—	—	24	1

Total Assets	$1,001	$467	$29	$1,468	$13	$85

Current liabilities	$342	$56	$3	$287	$9	$46
Long term loan	16	128	—	282	—	20
Other long term liabilities	2	29	14	14	—	2
Deferred tax	—	—	—	12	—	—
Minority interest	10	15	4	11	—	—

Total Liabilities	$370	$228	$21	$606	$9	$68

Total Net Assets	$631	$239	$8	$862	$4	$17

Minority interest	$53	$72	$2	$121	$1	$5
Net assets acquired	578	167	6	741	3	12
Purchase price	(60)	(25)	(5)	(58)	(1)	(11)

Negative Goodwill	$518	$142	$1	$683	$2	$1

      In the consolidated financial statements, the negative goodwill balances reduced the value, on a pro-rata basis, of non-current assets acquired, primarily property, plant and equipment acquired, in accordance with FAS 141.

      The following unaudited pro forma data for the Company includes the results of operations of Ispat Nova Hut, Ispat Tepro and Ispat Petrotub, as if the acquisitions had been consummated as the beginning of 2002. The unaudited pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

	Unaudited

	Pro Forma	Pro Forma
	2002	2003

Sales	$3,245	$4,337
Net Income	549	1,095
Earning per Common share — basic and diluted	1.10	2.19

4.	Cash and Cash Equivalents

      Cash and cash equivalents principally include balances in U.S. Dollar denominated accounts. At December 31, 2003, the Company also maintained depository accounts with balances denominated in the Euro, Romanian Lei, Czech Koruna, and Kazakhstan Tenge, as well as in other foreign currencies. Not included in cash and cash equivalents is restricted cash that has been pledged as collateral with various banks as margin for revolving letters of credit and guarantees.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

5.	Trade Accounts Receivable

      Trade accounts receivable is net of allowance for doubtful accounts of $72 at December 31, 2003 (2002: $36).

6.	Inventories, Net

      Inventory, net of allowance for slow moving and obsolete inventory of $101 (2002 $94), comprised of the following as on December 31,

	2002	2003

Finished products	$139	$216
Production in progress	84	142
Raw materials	95	249
Manufacturing supplies, spare parts and other	110	152

	$428	$759

7.	Income Taxes

      The Company is subject to Netherland Antilles tax laws. All subsidiaries operate outside of the Netherland Antilles and are subject to the laws of the respective countries in which they operate.

      The provision for income taxes from continuing operations for the year ended December 31 consists of the following:

	2001	2002	2003

Current:
Kazakhstan	$12	$42	$5
Netherlands Antilles	—	1	6
Netherlands	6	3	9
Others	—	—	1

Total current income tax expense	18	46	21

Deferred:
Kazakhstan	19	29	142
Czech Republic	—	—	22
Algeria	—	—	7

Total deferred income tax expense	19	29	171

Total income tax expense	$37	$75	$192

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      The effective tax rate applied to pretax income from continuing operations for the year ended December 31 differed from the statutory rate due to the following:

		2001	2002	2003

Income tax computed at statutory rate
Kazakhstan		$23	$67	$132
Czech Republic		—	—	38
Romania		3	5	48
Other		6	4	15

		32	76	233
Increase (decrease) resulting from
Permanent items	Kazakhstan	8	4	2
Contingencies	Kazakhstan	—	—	13
Rate change	Czech Republic	—	—	(11)
Change in valuation allowance	Czech Republic	—	—	(4)
Benefit of tax holiday	Romania	(3)	(5)	(48)
Other		—	—	7

Total income tax expense		$37	$75	$192

      The aggregate per share benefit of the Company’s tax holidays were $0.01, $0.01 and $0.10 per common share in 2001, 2002 and 2003, respectively.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

Deferred Income Tax

      The tax effects of temporary differences that give rise to a significant portion of the Company’s deferred tax assets and liabilities at December 31 are as follows:

		2002	2003

Current deferred tax assets
Allowance for obsolete inventory	Kazakhstan	$2	$2
Tax loss carry-forwards	Czech Republic	—	34
Other tax related benefits	Czech Republic	—	6
Less: valuation allowance		—	(40)

		$2	$2

Non current deferred tax assets
Property, plant and equipment	Kazakhstan	$—	$—
Employee benefit obligations	Kazakhstan	3	1
Property, plant and equipment	Czech Republic	—	144
Property, plant and equipment	Romania	41	63
Less: valuation allowance		(41)	(207)

		$3	$1

Non current deferred tax liabilities
Property, plant and equipment	Kazakhstan	$(3)	$(142)
Property, plant and equipment	Algeria	—	(7)
Other	Czech Republic	—	(40)

		$(3)	$(189)

Net deferred tax asset/(liability)		$2	$(186)

      As a result of commitments under sale and purchase agreements and capital investments undertaken by the Company, income from operating activities in certain countries is subject to reduced tax rates, and in some cases is wholly exempt from taxes, for years through 2011.

      Ispat Karmet and the Government of Kazakhstan signed an agreement that fixed its corporate income tax payments for the years 2005 through 2009. The fixed corporate income tax payments are dependent upon Ispat Karmet’s completion of required capital investments by December 31, 2004, which was subsequently extended to December 31, 2006. As of December 31, 2003, the Company has incurred approximately $153 of the total $580 required capital investments.

      Ispat Sidex is exempted from payment of income tax for a period of 5 years (see Note 19). Ispat Annaba and Ispat Tebessa are exempt from corporate tax for a period of 10 years commencing from October 2001 provided certain commitments are met as specified in Note 18.

      The Company has not provided any deferred income taxes on the undistributed earnings of its foreign Operating Units based upon its determination that such earnings will be indefinitely reinvested. If such earnings were not considered indefinitely reinvested, deferred foreign income taxes would have been provided. However, determination of the amount of deferred income taxes is not practical.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      At December 31, 2003, the Company had net operating loss carry-forwards of $121 which will begin to expire in 2004. These tax loss carry-forwards are denominated in local currency and fluctuation of the U.S. Dollar against the local currency could reduce the economic value of these tax loss carry-forwards in future years.

8.	Property, Plant and Equipment

      Property, plant and equipment is summarized as follows:

		Buildings	Machinery	Coal	Capital
		and	and	Production	Work in
	Land	Improvements	Equipment	Assets	Progress	Total

Balance at December 31, 2002:
At cost	$16	$417	$1,738	$176	$74	$2,421
Accumulated depreciation	—	(317)	(944)	(101)	—	(1,362)

Net carrying value	$16	$100	$794	$75	$74	$1,059

Balance at December 31, 2003:
At cost	$50	$542	$2,050	$206	$217	$3,065
Accumulated depreciation	—	(324)	(1,053)	(125)	—	(1,502)

Net carrying value	$50	$218	$997	$81	$217	$1,563

9.	Investment in Affiliates and Others

      The Company’s investments in affiliates and others are as follows:

	December 31, 2002		December 31, 2003

	Ownership		Ownership
Investees	Percentages		Percentages

Equity method investment:
ISCOR — Common shares	34.81%	$257	49.99%	$581
Available for sale securities:
Equity securities		3		44
Unrealized gain		—		69

Fair Value		3		113
Other investments		—		21

Total		$260		$715

      The Company accounts for its investment in ISCOR under the equity method of accounting. During 2002, the Company increased its ownership of ISCOR’s common shares from 8.26% at December 31, 2001 to 34.81% at December 31, 2002. This increase in investment was accounted for under the purchase method of accounting. The accounting treatment of the additional investment was in accordance with Accounting Principles Bulletin No. 18 “The Equity Method for Accounting for Investments in Common Stock” (APB No. 18). Accordingly the Company retroactively restated its investment in ISCOR on the equity method of accounting and recorded its ownership percentage of ISCOR’s income which amounted to $112 in 2003 (2002: $95, 2001: $ nil). In accordance with FAS 141, the acquisitions of common shares of ISCOR prior to 2003 resulted in negative goodwill of $118 and $38 in 2002 and 2001, respectively, which has been allocated to

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

the underlying acquired assets, primarily property, plant and equipment on a pro rata basis. Accordingly the related impact on depreciation on the Company’s allocated share of ISCOR’s property, plant, and equipment has been adjusted, which is reflected in the income from equity method investment in the income statements for the years 2002 and 2003. The acquisitions of common shares of ISCOR in 2003 resulted in goodwill of $78.

      The consolidated financial statements of ISCOR are prepared under International Financial Reporting Standards (“IFRS”) and reconciled to US GAAP. The income on equity method investments is based on ISCOR’s US GAAP results of operations for the years ended December 31, 2002 and 2003. The 2002 and 2003 financial statements of ISCOR prepared in accordance with IFRS and the accompanying reconciliation to US GAAP have been restated on November 26, 2004. This restatement had no effect on the US GAAP results of operations or shareholders’ equity of ISCOR or LNM Holdings in any period.

      ISCOR is a publicly traded company whose shares are exchanged on the JSE Securities Exchange, South Africa. The Company’s investment in ISCOR had an aggregate market value of $965 at December 31, 2003 ($381 at December 31, 2002).

      In June 2004, the Company purchased an additional 2,000 shares in ISCOR on the open market, taking the Company’s ownership percentage to greater than 50%.

      Summary financial information reported by ISCOR and prepared in accordance with US GAAP is presented in the following table:

	For Years Ended
	December 31,

	2002	2003

Condensed Statement of Income Data
Sales	$1,748	$2,452
Operating Income	264	321
Net Income	179	218

	At December 31,

	2002	2003

Condensed Balance Sheet Data
Current assets	$663	$835
Total assets	1,844	2,478
Current liabilities	414	498
Total liabilities	712	865
Net assets	1,132	1,613

Business Assistance Agreement

      In November 2001, the Company entered into a Business Assistance Agreement (“BAA”) with ISCOR. The BAA is a performance based agreement which covers a three year period up through December 31, 2004. Under the terms of the BAA, the Company has undertaken to provide ISCOR with business, technical, procurement and marketing assistance, devise operationally improvements to sustain annual sustainable savings, and invest a minimum in of $75 million in market purchases of ISCOR shares before March 2003.

      Remuneration for LNM’s business assistance is performance based, linked to a scale of cost savings targets. Settlement was initially provided for by the issue of ISCOR shares, but the BAA was amended in

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

December 2003 to provide for settlement by way of either issue of shares or payment of cash. During 2003, the Company received cash remuneration from ISCOR in the amount of $94, of which $47 was recorded as other income and $47 was recorded as income from equity investment to properly eliminate the effect of intercompany transactions in accordance with APB No. 18.

10.	Payable to Banks

      Payable to banks includes borrowings and overdraft. The revolving credit facilities of $85, provide for borrowing at various interest rates and support letters of credit in addition to providing borrowings to fund local working capital requirements at the Operating Units. The weighted–average interest on bank overdraft and working capital facilities ranged from 3.8% to 6.6% at December 31, 2003. (at December 31, 2002: 3.4% to 8.6%). Certain lines of credit are collateralized by certain current assets and property, plant and equipment with a net carrying value of $50 at December 31, 2003 (2002: $69).

11.	Long-Term Debt

      Long-term debt, denominated in U.S. Dollars unless otherwise noted, is comprised of the following as of December 31,

	2002	2003

Ispat Karmet
Secured loan from financial institutions	$50	$38
Ispat Annaba
Loan from Government	136	143
Ispat Sidex
Loans from banks guaranteed by Government of Romania	17	17
Others	3	1
Ispat Nova Hut
Secured syndicate loan from Czech Banks — denominated in CZK	—	47
Secured syndicate loan from financial institutions	—	119
Secured syndicate loan from financial institutions — denominated in Euro	—	129
Loan from a bank — denominated in CZK	—	13
Others	—	10
Ispat Petrotub
Secured loan from a bank	—	14
Secured loan from a bank — denominated in Euro	—	24
Other
Hire purchase from a financial institution	34	33
Secured loan from a financial institution	100	100
Secured loan from a bank	25	25

Total long term debts, including current portion	365	713
Less: current portion of long term debts	(15)	(100)

Long term debts, falling due after one year	$350	$613

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

Ispat Karmet

      Secured loan from financial institutions bear interest at LIBOR plus margin (effective interest rate for year 2003 and 2002 was 5.5% and 6.0% respectively). The principal, interest and other amounts payable under this facility are fully secured by current assets and property, plant and equipment of book value $1,100 of Ispat Karmet. The loan and interest is payable quarterly and the loan is maturing in 2006.

Ispat Annaba

      Ispat Annaba has a ten year term loan agreement with the Government of Algeria. The loan is payable on October 2011. This loan bears interest at 5% per annum from October 2004, which is after a moratorium period of three years. The Company has guaranteed the payment of the principal and interest payable under this loan.

Ispat Sidex

      Ispat Sidex has taken over the state guaranteed loans received from banks prior to acquisition. These loans, including related interest and fees, shall continue to be paid by the Government of Romania on behalf of Ispat Sidex. Ispat Sidex will reimburse to the Government of Romania in seven annual installments, after an initial three years grace period from the date of payments made by the Government of Romania. These loans bear interest between 6.3% and 7.2% per annum.

Ispat Nova Hut

      Secured syndicate loan from Czech banks bears interest at PRIBOR plus margin (effective interest rate for year 2003 was 3.6%). The loan is repayable in 18 equal semi annual installments starting in 2004.

      Secured syndicate loan from financial institutions bears interest at LIBOR plus margin (effective interest rate for year 2003 was 2.7%) and the secured syndicate loan from financial institutions, denominated in Euro bears interest at EURIBOR plus margin (effective interest rate for year 2003 was 3.7%). The loan is repayable in 18 semi annual installments starting in 2004. The Company has an interest rate swap agreement for approximately 50% of both U.S. Dollars and Euro dominated loans which effectively fixed the interest rate at 3.1% for $59.4 of U.S. Dollar loan and 3.4% for Euro 51.3 of Euro loan.

      The above loans are secured by pledge of certain current assets, certain financial investments and property, plant and equipment of aggregate book value $959 of Ispat Nova Hut.

      The loan from a bank, denominated in CZK, bears interest at 22%.

Ispat Petrotub

      Secured loan from a bank, bears interest at LIBOR plus margin (effective interest rate for the year 2003 was 4.2%). The loan is payable in 2006. The loan is secured by a portion of current assets and property plant and equipment of Ispat Petrotub with an aggregate book value of $41.

      Secured loan from a bank denominated in Euro, is partly guaranteed by the Ministry of Finance, Romania and partly secured by a letter of credit, bears interest at EURIBOR plus margin (effective interest rate for the year 2003 was 2.9%). The loan is payable in semi-annual installments and maturing in 2011.

Other

      The hire purchase loan from a financial institution carries interest at LIBOR plus margin (effective interest rate for year 2003 and 2002 was 4.3% and 4.3%), payable half yearly and maturing in year 2014.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      Secured loan from financial institution for $100 is for capital expenditure and working capital requirement at Ispat Sidex. The loan is guaranteed by the Company and certain of its Operating Units and certain subsidiaries and secured by a pledge of certain current assets with a book value $362 and property, plant and equipment with a book value $189 of Ispat Sidex. The loan bears interest at LIBOR plus variable margin (effective interest rate for the year 2003 and 2002 was 4.7% and 5.8% respectively). The loan is payable in 12 semi annual installments starting in 2004.

      Secured loan from a bank is secured by pledge of 40,905,400 shares of ISCOR. The loan bears interest at LIBOR plus margin (effective interest rate for the year 2003 and 2002 was 4.7% and 5.2% respectively). The loan is payable in 2004.

      Various other loans carry interest rates ranging from 5.1% to 8.8%.

      Certain debt agreements of the Company and/or its subsidiaries, provide for various covenants requiring certain consent from lenders in specified circumstances, to declare or pay any dividends, make certain restricted payments, incur additional indebtedness, make certain investments, create liens, guarantee indebtedness, sell or acquire assets with certain exceptions, enter into any merger or consolidation or reorganization, as well as require compliance with other financial maintenance tests, which includes financial ratios and minimum levels of net worth. The Company is in compliance with the covenants contained within the amended agreements related to all of its borrowings.

      Maturities of long-term debt at December 31, 2003 are as follows:

Years Ending December 31,

2004	$100
2005	68
2006	82
2007	55
2008	55
Thereafter	353

Total	$713

12.	Accrued Expenses and Other Liabilities

      Components of accrued expenses and other liabilities that exceed 5% of total current liabilities follows as of December 31,

	2002	2003

Purchase consideration payable, Sidex acquisition (see Note 3)	$35	$25
Other	84	295

	$119	$320

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

13.	Related Party Transactions

Loan from Shareholder

      Loan from Shareholder comprised of the following as of December 31:

	2002	2003

Principal:
As at January 1	$32	$32
Paid during the year	—	(32)

As at December 31	32	—

Interest:
As at January 1	8	8
Paid during the year	—	(8)

As at December 31	8	—

Total Long Term Loan From Shareholder	$40	$—

Other Transactions with Related Parties

      The Company and Ispat International N.V. (“IINV”), both majority-owned by the same controlling shareholders, entered into agreements under which IINV, through its subsidiaries, provide management and support services to the Company and its subsidiaries and also allow the Company to use the trade marks owned by IINV. These services will be offset against an advance payment of $30 over the next several years. The amount outstanding as at December 31, 2003 against this advance was $25 at December 31, 2003 (2002: $30).

      The Company and Lindsay International Pvt. Ltd (“Lindsay International”), a company majority owned by a relative of the controlling shareholder of the Company, entered into arrangements under which Lindsay International provides engineering goods and other steel-related supplies on an arm’s length basis to the Company’s subsidiaries.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      Transactions with related parties other than those otherwise disclosed, all of which are affiliates or joint ventures of the Company, in the normal course of operations were as follows during the years ended December 31, 2001, 2002 and 2003:

	Amount of	Amount of	Amount of
	Transaction	Transaction	Transaction
Nature of Transactions	During 2001	During 2002	During 2003

Purchases and expenses:
Ispat International NV and its subsidiaries	$9	$8	$25
Lindsay International	10	20	32
Others	76	68	36

Total	$95	$96	$93

Sales and other income:
Ispat International NV and its subsidiaries	$—	$29	$28
Others	8	3	40

Total	$8	$32	$68

Other:
Purchase of plant, property and equipment	$32	$5	$—

	As of	As of
	December 31,	December 31,
	2002	2003

Prepaid expenses:
Ispat International NV and its subsidiaries	$5	$6
Others	12	22

Trade accounts payable:
Lindsay International	1	1
Total	$18	$29

Other assets:
Ispat International NV and its subsidiaries	$25	$20

Accrued expenses and other liabilities:
Ispat International NV and its subsidiaries	$3	$10
Others	—	11

Total	$3	$21

14.	Employee Benefit Obligations

      Retirement benefits are provided in accordance with defined benefit unfunded plans, agreed upon in the labour union agreements at various Operating Units, wherever applicable. The Company amortizes prior service costs over the average future service period of active plan participants. The liabilities and net periodic pension costs related to these plans are annually calculated on the basis of formulas defined in the plans using the projected unit actuarial credit method and fully provided for in the financial statements. The measurement date is December 31.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      Summaries of changes in the benefit obligation and of the unfunded status of the plans follow:

	2002	2003

Change in benefit obligation
Benefit obligation at January 1	$ 38	$ 28
Service cost	4	8
Interest cost	1	1
Benefits paid	(15)	(10)
Other-net	—	—

Benefit obligation at December 31	$ 28	$ 27

Change in plan assets
Value of plan assets at January 1	$ —	$ —
Employer contributions	15	10
Benefits paid	(15)	(10)

Value of plan assets at December 31	$ —	$ —

Funded status of the plans
Unfunded accumulated obligation and net liability recognized on the Consolidated Balance Sheets	$ 28	$ 27

Assumptions as of December 31,
Discount rate	5% - 10%	5% - 10%
Salary adjustment rate	4% - 7%	4% - 7%

      The total accumulated benefit obligation for all plans at December 31, 2003 was $49 (2002: $47).

      The following table details the components of pension costs.

	2001	2002	2003

Service cost	$—	$4	$8
Interest cost	1	1	1
Prior service benefits and actuarial gain	(5)	—	—

	$(4)	$5	$9

15.	Other Long Term Obligations

      The other long term obligations include social payments and other obligations deferred at Ispat Sidex, Ispat Annaba and Ispat Tebessa under the terms of the share purchase agreements. The amounts are payable at varying intervals over one to three years.

16.	Shareholders’ Equity

      On October 14, 2004, the Company declared a ten-for-one split of the Company’s Common shares. Accordingly, Common shares outstanding have been reflected retroactively to reflect the stock split. The par value for each share was reduced from $1.00 per share to $0.10 per share. The nominal capital of the Company of $50 was not changed. At December 31, 2003, and 2002, the Company had 500,000,000 registered common shares outstanding adjusted for the ten-to-one stock split.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      As of December 31, 2002 and 2003, the Company has no stock option plan in place for employees or non-employees.

Share Retention Agreements

      Ispat Karmet has entered into share retention agreements with European Bank for Reconstruction and Development (“EBRD”) and International Finance Corporation (“IFC”), whereby until the date on which the EBRD and IFC loans have been repaid in full, Ispat Karmet’s holding company or its nominee shall not, unless EBRD and IFC otherwise agree in writing, transfer, assign, pledge, dispose of or encumber 67% of its total issued equity share capital.

      The Company has entered into a share pledge agreement with the Authority for Privatisation and Management of the State Ownership in the Republic of Romania (“APAPS”) for 20% share holding in Ispat Sidex’s share capital towards its commitment to pay the purchase price. Further the Company has also entered into a share pledge agreement with APAPS for 50% share holding in Ispat Sidex’s share capital towards its capital expenditure commitment for ten years commencing November 2001.

      The Company has entered into a share pledge agreement with IFC, whereby the Company has pledged its share holdings in Ispat Nova Hut’s share capital toward the commitment for repayment of loans to IFC by Ispat Nova Hut.

      The Company has entered into a share pledge agreement with APAPS for its share holding in Ispat Tepro’s share capital towards its commitment to pay the purchase price for Ispat Tepro.

      The Company has entered into a share pledge agreement with APAPS for 51.1% of its share holding in Ispat Petrotub’s share capital towards its commitment to pay the purchase price for Ispat Petrotub. The Company has also entered into a share pledge agreement with APAPS for 49.9% of its share holding in Ispat Petrotub’s share capital towards its capital expenditure commitment for five years commencing December 2003.

17.	Financial Instruments

Fair Values

      The short and long term debt consist of debt instruments which bear interest at fixed and variable rates tied to market indicators. The carrying amount of the Company’s long-term debt approximates fair value, which is determined using discounted cash flow analysis based on the Company’s incremental borrowing rate for similar type of financing arrangements.

      All derivative financial instruments held as of December 31, 2002 and 2003 were undesignated hedges entered into by the Company and its subsidiaries to manage its exposure to fluctuations in the foreign exchange rates and interest rates. Accordingly all gains and losses are recognized in the statements of income, resulting in a gain of $2 in 2003 ($1 in 2002 and $nil in 2001).

Concentration of Credit Risks

      Financial instruments, which potentially expose the Company and its subsidiaries to concentrations of credit risk consist primarily of cash in banks and trade accounts receivable. The Company and its subsidiaries consider its credit risk associated with trade accounts receivable to be limited due to a large number of customers comprising it’s customer base and their geographic dispersion. The Company and its subsidiaries sell its products pursuant to orders throughout its markets. The Company and its subsidiaries grant credit based on evaluation of its customers financial situation in certain cases without requiring guarantees or letters

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

of credit, and monitors the exposure. Annual sales to any individual customer did not exceed 10% of the total sales in any period presented. No individual customer comprises more than 10% of net accounts receivable in any period presented.

Commodity Price Risk Management

      Commodity hedging is primarily undertaken to ensure the Company and its subsidiaries have limited exposure to fluctuations of prices. The volumes hedged and related gains and losses were not significant during the year ended December 31, 2001, 2002 and 2003.

Currency Risks

      For countries in which the functional currency is the U.S. Dollar, sales contracts (including domestic) are often fixed in U.S. Dollars or linked to U.S. Dollars, thus diminishing currency risks. In order to contain the overall market risk, the Company and its subsidiaries are focused on minimizing the transactional exposures arising from local currency movements against the U.S. Dollar.

18.	Commitments and Contingencies

Capital Commitments

      The Company and its subsidiaries have capital commitments outstanding against major contracts as of December 31, 2003 amounting to $280 (2002: $85).

      The Company has committed to invest at Ispat Annaba over a ten year period commencing October 2001 $140, of which $80 shall be invested in the first five years of operations to attain shipping levels of 1.2 million metric tons per year. Ispat Annaba has spent $49 through December 31, 2003. Ispat Annaba has committed to complete and realize the industrial pollution control program estimated to cost up to $25 over ten year period commencing October 2001. The Company also committed to invest at Ispat Tebessa over ten years period commencing October 2001, $30 of which $20 shall be invested in the first five years of operations. Ispat Tebessa has spent $3 through December 31, 2003.

      The Company has committed to inject $175 to finance the total capital expenditure commitment of $351 (including $76 for environmental protection) at Ispat Sidex over ten years ending in 2011. The amount committed to be spent is $30, $66, $56, $55 and $44 for period November 15, 2001 to December 31, 2002, 2003, 2004 2005 and 2006, respectively and thereafter $20 every year from sixth to tenth year. Ispat Sidex has spent $143 and the Company has injected $40 to Ispat Sidex till December 31, 2003.

      Ispat Sidex has also committed to contribute $5 per year to provide certain employees facilities.

      Ispat Nova Hut has committed to invest $243, including $20 for environmental investment, from 2003 to 2012, out of which $135 shall be invested over 2003-2007. Ispat Nova Hut has spent $17 till December 2003.

      The Company has committed to invest at Ispat Tepro $10, including $1 for environmental investment, over five years commencing July 2003.

      The Company has committed to invest at Ispat Petrotub $18 over a ten year period commencing December 2003, out of which $8 shall be invested in first five years. Further, the Company has also committed to invest at Ispat Petrotub, $13 for environmental investment over the first five years commencing December 2003.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

Ispat Karmet Investment Agreement

      The Company has committed, subject to market conditions, to invest in projects in Ispat Karmet totaling $580 until the year 2006. The Company has completed the investments of $153 as of December 31, 2003. The Company plans to invest further an amount of $307 during the year 2004.

Other Commitments and Contingencies

      The Company and its subsidiaries had contingent liabilities amounting to $28 (2002: $3) in respect of bills of exchange discounted with banks which had not matured.

      For certain of its Operating Units, the Company has provided employment commitments for various periods in which the Company has agreed not to engage in any collective dismissals of employees.

Environmental Liabilities

      The Company is subject to various environmental laws and regulations that require environmental assessment or remediation efforts (collectively environmental remediation) at multiple locations and Operating Units. Environmental remediations and obligations for periods prior to the privatizations are borne by the local governments in the countries in which the Operating Units maintain operations. Environmental remediations and obligations for periods subsequent to the privatizations have been complied with, and accordingly there are no remediation liabilities for which the Company is responsible at December 31, 2003.

Environmental Compliance

      Compliance standards for environmental remediation vary significantly depending on the local regulatory environment in which the Operating Units operate. Ispat Karmet is maintaining the Environmental Plan of Action (based on the World Bank standards), which is also in compliance with the EBRD and IFC loan agreements. In accordance with the agreement with the Government of Algeria, Ispat Annaba continues its Environmental Plan of Action so as to achieve the norms, as specified therein, by March 2009. In accordance with the agreement with APAPS, Ispat Sidex continues its Environmental Plan of Action so as to complete the investment program, as specified therein, by 2006. Ispat Nova Hut continues its Environmental Plan of Actions so as to complete the investment program, as agreed with FNM, by 2010. Environmental remediation obligations existing as of the acquisition date, up to $39, are the responsibility of and will be paid by FNM. The Company believes the likelihood is remote that the environmental remediation obligations will exceed $39.

      The operations of Ispat Karmet are subject to oversight by the Ministry of Natural Resources and Environmental Protection of Kazakhstan, which established pollution limits and quotas. Relevant legislation imposes various fees for discharges of pollutants and other environmental damage and limits for discharges, and entities that emit pollution in excess of these amounts must pay higher rates. According to the terms of its acquisition by the Company, through 2005 Ispat Karmet is required to make annual expenditures on pollution control measures of approximately $2 and to adhere to environmental regulations in effect as of November 17, 1995.

Legal Claims

      In the ordinary course of business, the Company is party to various legal actions.

      Sidex International (“SIP”), in which Ispat Sidex has 40% equity holding since 1997, entered into a contract with Ispat Sidex to buy raw materials and sell steel through SIP. SIP claims approximately $49 million for alleged non-delivery of steel by Ispat Sidex, together with reimbursement of overpayments,

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

damages, interest and costs. Ispat Sidex vigorously disputes this claim and has brought a counter claim for non-payment by SIP on balances due on delivered steel contracts. The case is currently in the International Court of Arbitration. In Article 9 of the addendum to the Share Purchase Agreement dated November 6, 2001 the seller (the government of Romania) agreed to indemnify LNM Holdings for any arbitration settlements in respect of this particular matter in excess of the balance in Sidex’s Closing Date Financial Statements (as at November 15, 2001) prepared in accordance with Romanian statutory rules. Therefore, the Company does not believe that it will incur any loss with respect to this matter and no amount has been provided for at December 31, 2003.

      In February 2003, the Romanian Custom Authorities alleged non-compliance with respect to custom formalities relating to imported steel products at Ispat Sidex and assessed Ispat Sidex a penalty in the amount of $14. Ispat Sidex subsequently appealed the decision of the Romanian Custom Authorities with the Court of First Instance and received a favorable ruling from the Court with respect to $5 of the alleged claims. With respect to the remaining $5 assessment, the Company received an initial favorable ruling in the Court of First Instance on procedural grounds, which was appealed by the Customs Authorities to the Court of Appeal. The Court of Appeal reversed the decision of the Court of First Instance and reverted the case to the Court of First Instance to adjudge on Merit. In the reverted proceeding, $2 is still under consideration by the Court and the Romanian Customs Authorities have received judgment against Ispat Sidex for $3. The Company is awaiting the grounds of rejection and will appeal to Higher Court.

      Since 2001, Ispat Nova Hut has been in dispute with ICF Kaiser Netherlands B.V. (“ICF”), the contractor for Phase 1 of a mini-mill works project (rolling mill P1500), and its parent company, Kaiser International. Under the terms of the turnkey engineering and construction contract, a maximum of three performance tests were required to ensure that the mini-mill met contract mandated quality and quantity standards. Although the mini-mill failed the first performance tests, Kaiser Netherlands B.V. contends the Ispat Nova Hut owes it various costs incurred by ICF in relation to the construction of the mini-mill. To date, the dispute has not been resolved and ICF has resorted to legal action against Ispat Nova Hut. Until recently, the primary legal venue for this matter has been the United States Bankruptcy Court for the District of Delaware, where Kaiser International is currently going through bankruptcy reorganization. The Delaware bankruptcy court has previously ruled that Kaiser International, as opposed to ICF, could proceed with prosecution of its specific claims against Ispat Nova Hut in the Delaware bankruptcy court venue. Ispat Nova Hut appealed this ruling, and during the first quarter of 2004, the Delaware bankruptcy courts decision was overturned by the U.S. Third Circuit District Court, which ruled that the proceedings should be stayed pending the completion of international arbitration proceedings. Kaiser International has filed an appeal with the Third Circuit, which is still pending. On January 6, 2004, ICF filed arbitration claims against Ispat Nova Hut in the amount of $51 with the International Court of Arbitration in Paris, with the earliest possible award ruling being issued sometime in 2005. The Company vigorously disputes this claim and has submitted a $50 counterclaim against ICF in these same arbitration proceedings. As the Company cannot determine the outcome of this matter or estimate the amount or range of potential contingent loss that may be incurred by Ispat Nova Hut, no litigation reserve has been provided at December 31, 2003.

      In September 2004, the Environmental Inspection Department of the Republic of Kazakhstan raised a claim for approximately $20 million, alleging that Ispat Karmet had failed to obtain the necessary approvals from the Environment Ministry and had therefore engaged in pollution without permission during the first six months of 2004. Ispat Karmet believes that it has acted in accordance with the terms of the arrangement by which it was acquired by the Company, which required compliance with environmental norms existing as of the date of such agreement and to make specified minimum investments in controlling pollution. The Company vigorously disputes this claim. As the Company cannot determine the outcome of this matter or

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

estimate the amount or estimate the amount or range of potential contingent loss that may be incurred by Ispat Karmet, the Company has not provided for this exposure at December 31, 2003.

      In addition to the matters described above, there are various claims, lawsuits and administrative proceedings pending or threatened against the Company and its current Operating Units. Such actions are with respect to commercial matters, product liability, and employee disputes. Although it is not possible to predict with certainty the outcome or cost of these matters, the Company believes the likelihood is remote that any sum required to be paid in connection with liabilities recorded relating to these matters will have a material adverse effect on its financial position, results of operations or cash flows.

Tax Liabilities

      The Company does not believe that, as of December 31, 2003, any material matters exist relating to the fiscal matters in its country of incorporation and the countries where its Operating Units conduct business, including current pending or future governmental claims and demands, would require adjustment to the accompanying financial statements.

Economic, Legal and Political Environment

      The Company’s results are affected by domestic and international economic, political, legislative, regulatory and legal actions. In many of the countries in which the Company operates there have been significant political and economic changes in the last several years. Many of these countries continue to develop and enhance their business infrastructure and have begun to introduce market, legal and other regulatory reform. With respect to the Company’s operations in Algeria, Romania and Kazakhstan, these developmental stage economies display characteristics such as high inflation, lack of liquidity in the capital markets and the existence of exchange controls, which causes the national currencies to be illiquid in places other than Algeria, Romania and Kazakhstan. As a result, it is not possible to predict changes in economic policy and development and what effect such changes might have on the financial position and results of operations and cash flows of the Company.

      The Company does not carry political risk insurance in any country in which it conducts business. As of December 31, 2001, 2002, and 2003, the Company does not believe that any material matters exist relating to the evolving fiscal and regulatory environment, including current pending governmental claims and demands, which would require adjustment to the accompanying financial statements.

19.	Subsequent Events

      In January 2004, the Company announced that it had reached an agreement with the administration of the Yingkou Economic and Technical Development Zone to establish a cold rolling and coating plant in Yingkou, Liaoning Province, Peoples Republic of China. Planning for this facility, which would have an annual production capacity of approximately 440,000 tons and require total investment of approximately $100 through 2006, is currently underway.

      On February 3, 2004, the Company agreed a revolving facility with certain banks for $100, against the security of 67,700,955 shares in ISCOR.

      On March 5, 2004, the Company acquired a 69% economic and voting interest in Polskie Huty Stali Spolka Akcyjna (“PHS”), a steel manufacturing company in Poland for $476. In conjunction with the acquisition of the controlling interest in PHS, the Company made an irrevocable commitment to purchase an additional 25% interest by December 31, 2007. Simultaneously, the Polish state authorities made an irrevocable commitment to sell an additional 25% interest in PHS. The Company has also guaranteed capital expenditure of $623 over a period ending by December 2009.

LNM Holdings N.V. and subsidiaries

Notes to the Consolidated Financial Statements (continued)

(Unless otherwise stated all amounts are in millions of U.S. Dollars, except share data)

      In June 2004, the Company finalized a three year, revolving credit facility in an aggregate amount of $400, which is extendable for two additional years. The Lead Arrangers of the credit facility, ABN AMRO Bank N.V., Citibank International PLC, Credit Suisse First Boston International, HSBC Bank PLC and UBS Limited, committed $250 of the total amount, and it is expected that the remaining $150 will be syndicated later in 2004. At the same time, the Company concluded a $100 term facility with the International Finance Corporation, repayable between 2007 and 2012.

      In June 2004, the Company purchased an additional 2,000 shares in ISCOR on the open market, taking the Company’s ownership percentage to greater than 50%.

      During the second quarter of 2004, the Company acquired controlling interest in various steel manufacturing and mining operations in Eastern Europe. These acquisitions were consummated for a combined purchase price of approximately $32 and assumption of certain liabilities of a seller of $80. In addition, the Company has committed to certain capital investments over future periods with respect to these acquisitions, which in total are not significant.

      In August 2004, the Company completed negotiations with the Government of the Federation of Bosnia-Herzegovina and the Kuwaiti Investment Agency to acquire 51% of BH Steel in Bosnia.

      On October 11, 2004 the Company declared an interim dividend of $2,000 ($4.00 per common share) to the Company’s shareholder.

      On October 25, 2004, it was announced that the Company will be acquired by IINV. Under the terms of the arrangement, IINV will issue 525 million new shares, valued at approximately $13,300 at the October 22, 2004 closing price of IINV on the New York Stock Exchange, to the shareholder of the Company. The new shares will comprise approximately 140 million class A shares and approximately 385 million class B shares of IINV.

20.     Subsequent Event (Unaudited)

      On December 15, 2004, the Company signed an amendment to the Ispat Sidex Share Purchase Agreement resulting in the termination of its 5 year exemption to pay corporate income taxes and receive other economic incentives previously provided to Ispat Sidex. This amendment has prospective impact beginning January 1, 2005, and has resulted in the Company recording a deferred tax asset of $34 in the fourth quarter of 2004. This deferred tax asset represents the tax effect of temporary differences which would have reversed within the previous tax holiday period, recovery of which is now more likely than not. Romanian taxable income will be taxed at the statutory rate (currently 16%) beginning January 1, 2005.

LNM HOLDINGS N.V. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
as of September 30, 2004 and for the
nine months ended September 30, 2003 and 2004

LNM Holdings N.V. and subsidiaries

Unaudited Consolidated Balance Sheets

(Millions of U.S. Dollars, except share data)

	December 31,	September 30,
	2003	2004

Assets
Current Assets
Cash and cash equivalents	$680	$1,928
Restricted cash	140	227
Trade accounts receivable, net	382	1,371
Inventories, net	759	2,068
Prepaid expenses & others	186	669
Deferred tax asset, net	2	36

Total Current Assets	2,149	6,299
Property, plant and equipment, net	1,563	4,264
Investments in affiliates and others	715	330
Deferred tax asset, net	1	16
Other assets	110	219

Total Assets	$4,538	$11,128

Liabilities and Shareholder’s Equity
Current Liabilities
Payable to banks	$77	$259
Current portion of long-term debt	100	92
Trade accounts payable	438	1,038
Accrued expenses and other liabilities	320	1,287
Deferred tax liabilities	—	7

Total Current Liabilities	935	2,683
Long-term debt	613	696
Deferred tax liabilities	189	629
Employee benefit obligation	27	97
Other long-term obligations	101	701

Total Liabilities	1,865	4,806
Commitments and contingencies (Note 8)
Minority Interest	261	1,556
Shareholder’s Equity
Common shares (par value $0.10 per share, 500,000,000 common shares authorized, issued and outstanding)	50	50
Retained earnings	2,216	4,096
Accumulated other comprehensive income	146	620

Total Shareholder’s Equity	2,412	4,766

Total Liabilities and Shareholder’s Equity	$4,538	$11,128

      The number of Common shares outstanding and par value per Common share have been restated to give effect to the ten-for-one stock split effective October 14, 2004.

See accompanying notes to the unaudited consolidated financial statements.

LNM Holdings N.V. and subsidiaries

Unaudited Consolidated Statements of Income

(Millions of U.S. Dollars, except per share data)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2003	2004

Sales	$3,103	$9,942
Costs and Expenses:
Cost of sales (exclusive of depreciation shown separately below)	1,968	6,119
Depreciation	106	264
Selling, general and administrative	143	399

	2,217	6,782

Operating income	886	3,160
Other income — net	9	51
Income from equity method investment	103	—
Financing Costs:
Interest expense	(30)	(47)
Interest income	5	40
Net gain from foreign exchange	6	7

Income before taxes and minority interest	979	3,211

Income Tax Expense:
Current	16	419
Deferred	120	124

	136	543

Net Income Before Minority Interest	$843	$2,668
Minority interest	43	402

Net Income	$800	$2,266

Basic and diluted earnings per common share:
Net income	$1.60	$4.53
Weighted average number of common shares outstanding (in millions)	500	500

      Net income per Common share and average number of Common shares outstanding have been restated to give effect to the ten-for-one stock split effective October 14, 2004.

See accompanying notes to the unaudited consolidated financial statements.

LNM Holdings N.V. and subsidiaries

Unaudited Consolidated Statements of Income

(Millions of U.S. Dollars, except per share data)

	Nine Months
	Ended
	September 30

	2003	2004

Net income	$800	$2,266
Other Comprehensive Income, net of tax:
Unrealized gain on available for sale security — net of income taxes of $ nil	30	30
Foreign currency translation adjustment — net of income tax of $ nil	48	444

Comprehensive Income	$878	$2,740

Unaudited Consolidated Statements of Shareholder’s Equity

(Millions of U.S. Dollars, except per share data)

			Accumulated Other
			Comprehensive Income

			Unrealized
			Gain on	Foreign
			Available	Currency
		Retained	for Sale	Translation	Shareholder’s
	Share Capital	Earnings	Security	Adjustment	Equity

Balance as at December 31, 2003	$50	$2,216	$69	$77	$2,412
Net income for nine months ended September 30, 2004	—	2,266	—	—	2,266
Foreign currency translation adjustment		—	30	444	474
Dividend, $0.77 per common share	—	(386)	—	—	(386)

Balance as at September 30, 2004	$50	$4,096	$99	$521	$4,766

      The number of Common shares outstanding and cash dividends paid per common share have been restated to give effect to the ten-for-one stock split effective October 14, 2004.

See accompanying notes to the unaudited consolidated financial statements.

LNM Holdings N.V. and subsidiaries

Unaudited Consolidated Statement of Cash Flows

(Millions in U.S. Dollars, except per share data)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2003	2004

Operating activities
Net income	$800	$2,266
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation	106	264
Net foreign exchange gain	(4)	(1)
Deferred income tax	120	124
Minority interest	43	402
Income from equity method investment	(103)	—
Others	31	(36)
Changes in operating assets and liabilities, net of effects from purchases of subsidiaries:
Trade accounts receivable	(56)	(485)
Inventories	(56)	(533)
Restricted cash	(49)	(87)
Prepaid expenses and others	(52)	(322)
Trade accounts payable	(99)	148
Accrued expenses and other liabilities	91	354

Net cash provided by operating activities	772	2,094

Investing activities
Purchases of property, plant and equipment	(157)	(430)
Proceeds from sale of property, plant and equipment	2	2
Investment in affiliates and other	(247)	(11)
Acquisitions of net assets of subsidiaries, net of cash acquired	(6)	(7)
Other investing activities	2	3

Net cash used in investing activities	(406)	(443)

Financing activities
Proceeds from payable to banks	49	184
Proceeds from long term debt	—	106
Payments of payable to banks	(54)	(200)
Payments of long term debt	(14)	(127)
Payments of shareholders loan	(40)	—
Payment of dividend	(55)	(411)

Net cash used in financing activities	(114)	(448)

Net increase in cash and cash equivalents	252	1,203

Effect of exchange rate changes on cash	8	45

Cash and cash equivalents at the beginning of year	318	680

Cash and cash equivalents at the end of the period	$578	$1,928

See accompanying notes to the unaudited consolidated financial statements.

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Unless otherwise stated all amounts are in millions, except share data)

Note 1.	Nature of Business and Basis of Presentation

Nature of Business

      LNM Holdings N.V. (“LNM Holdings” or the “Company”), registered under the laws of the Netherlands Antilles, through its subsidiaries, produces steel and steel related products, mines iron ore and coal and generates power. The Company owns and operates manufacturing facilities in Eastern Europe, Central Europe, South Africa and Asia. The foregoing manufacturing facilities, each of which includes its respective subsidiaries, are referred to herein as the “Operating Units”. The Company has no manufacturing operations of its own and its major assets are interests in the common stock of the Operating Units, sales subsidiary. Mr. Lakshmi N. Mittal and members of his immediate family own, either directly or indirectly, all the issued and outstanding shares of the Company for all periods presented.

Basis of Presentation

      The accompanying unaudited consolidated financial statements for the nine months ended September 30, 2003 and 2004 have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. These financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s 2003 annual financial statements.

      The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by US GAAP for complete financial statements.

      The consolidated financial statements, which include the accounts of the Company and its majority owned subsidiaries, all of which are controlled by the Company, have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“US GAAP”). Inter-company balances and transactions have been eliminated upon consolidation.

      The Company maintains its accounting records and prepares its consolidated interim financial statements in U.S. Dollars.

      The records of each of the Operating Units are maintained in the currency of the country in which the Operating Unit is located, using the statutory or generally accepted accounting principles of such country. The functional currency of each of the Operating Units is the U.S. Dollar, except Ispat Nova Hut, whose functional currency is Czech Koruna (“CZK”) Ispat Iscor, whose functional currency is South African Rand (“ZAR”), and Ispat Polska, whose functional currency is Polish Zloty (“PLN”). For consolidation purposes, the financial statements, which result from such records, have been adjusted to conform to US GAAP.

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

      The consolidated interim financial statements include the following significant operating and sales subsidiaries:

		Present		Date Acquired or
Company	Location	Ownership*	Activity	Established

Ispat Karmet OJSC (“Ispat Karmet”)	Republic of Kazakhstan	100.0%	Production and sale of steel products; coal mines; power plant; iron ore mines; and various ancillary businesses to support the steel business	November 17, 1995
LNM Marketing FZE (“LNM Marketing”)	Jebel Ali Free Zone, United Arab Emirates	100.0%	Sale of steel and steel related products	January 24, 2000
Ispat Annaba Spa (“Ispat Annaba”)	Republic of Algeria	70.0%	Production and sale of steel products; and various ancillary businesses to support the steel business	October 18, 2001
Ispat Tebessa Spa (“Ispat Tebessa”)	Republic of Algeria	70.0%	Mining of iron ore	October 18, 2001
S.C. Ispat Sidex S.A (“Ispat Sidex”)	Republic of Romania	99.4%	Production and sale of steel products; and various ancillary businesses to support the steel business	November 15, 2001
Ispat Nova Hut a.s. (“Ispat Nova Hut”)	Czech Republic	75.4%	Production and sale of steel products; and various ancillary businesses to support the steel business	January 31, 2003
S.C. Ispat Tepro S.A (“Ispat Tepro”)	Republic of Romania	70.8%	Production and sale of steel products; and various ancillary businesses to support the steel business	July 9, 2003
S.C. Ispat Petrotub S.A. (“Ispat Petrotub”)	Republic of Romania	69.8%	Production and sale of steel products; and various ancillary businesses to support the steel business	December 19, 2003
Ispat Polska (“Ispat Polska”)	Republic of Poland	95.5%	Production and sale of steel products; and various ancillary businesses to support the steel business	March 5, 2004
S.C. Siderurgica S.A. (“Siderurgica”)	Republic of Romania	80.9%	Production and sale of steel products; and various ancillary businesses to support the steel business	April 5, 2004
RZ Ladna Valavnica AD,	Republic of Macedonia	60.1%	Production and sale of steel products; and various ancillary businesses to support the steel business	May 7, 2004
RZ Valavnica za AD	Republic of Macedonia	77.3%	Production and sale of steel products; and various ancillary businesses to support the steel business	May 7, 2004
Ispat Iscor Limited (Ispat Iscor”)	Republic of South Africa	50.1%(1)	Production and sale of steel products; and various ancillary businesses to support the steel business	June 10, 2004
RZR Ljubija a.d.	Republic of Bosnia- Herzegovina	51.0%	Mining of iron ore	August 12, 2004

*	Ownership percentage as of September 30, 2004

(1)	In June 2004, LNM Holdings purchased 2,000 additional shares in Iscor, raising its stake in Iscor to slightly over 50%. Iscor is consolidated since January 1, 2004 as the Company acquired majority in 2004. Prior to this date, investments in Iscor were accounted for based on equity method.

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

Foreign Currency Transactions and Translation of Financial Statements

      The Company’s consolidated financial statements have been prepared using the U.S. Dollar as the reporting currency.

      Transactions in currencies other than the functional currency of a subsidiary or the Company are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are remeasured at rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the interim statements of income.

      Upon consolidation, the results of operations of the subsidiaries and affiliates whose functional currency is other than the U.S. Dollar are translated into U.S. Dollars at the average exchange rates for the year and assets and liabilities are translated at year end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the Consolidated Statements of Comprehensive Income and the Consolidated Statements of Shareholder’s Equity and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company.

Earnings per Share

      Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the periods presented. The computation of diluted earnings per share is similar to basic earnings per common share, except that diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common shares were exercised into common shares or resulted in the issuance of common shares that then shared in the earnings (losses) of the Company. In all periods presented, the Company had no such dilutive securities or contracts.

      In October 2004, the Company declared a ten-for-one stock split of the Company’s Common Shares. Accordingly, all per share amounts, average shares outstanding, and shares outstanding have been adjusted retroactively to reflect the stock split.

Note 2.	Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions used.

Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statement,” which requires the consolidation by a business enterprise of variable interest entities, if the business enterprise is the primary beneficiary. The FASB has amended FIN 46 Revised December 2003 (“FIN 46R”). FIN 46 or FIN 46R are effective to those entities that are considered to be special purpose entities no later than as of the end of a reporting period that ends after December 31, 2003. Any interest in an entity created after December 31, 2003 will be subject to FIN 46R immediately. The Company will apply the provisions of FIN 46R for all other entities on January 1, 2005. The Company is currently evaluating the future impact, if any, of the adoption of this new standard.

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

      In December 2003, the FASB issued SFAS 132 (revised 2003), “Employers’ Disclosure’s about Pensions and Other Postretirement Benefits”. The statement replaces the original SFAS 132 and revises employers’ disclosures about pension plans and other postretirement benefit plans to require more information about the economic resources and obligations of such plans. SFAS 132 (revised 2003) amends the disclosure requirements of SFAS 87, SFAS 88, and SFAS 106, however the measurement and recognition guidance is not affected. SFAS 132 (revised 2003) requires additional disclosures for plan assets, obligations, tabular presentation of key assumptions and measurement dates used for a majority of the plans. The Company has adopted the provisions of SFAS 132R.

Note 3.	Acquisitions

      A key element of the Company’s strategy is to achieve growth through acquisitions. The acquisitions provide for more significant presence in economies that are expected to experience above average growth in steel consumption.

      In March 2004, the Company acquired a 69% interest in the total issued capital of Polskie Huty Stali Spoka Akcyjna (“PHS”), a steel manufacturing company in Poland for $476. In conjunction with the acquisition of the controlling interest in PHS, the Company irrevocably committed to purchase an additional 25% interest by December 2007. Simultaneously, Polish state authorities, which currently hold these shares, have committed irrevocably to sell this additional 25% interest in PHS to the Company for $15. As of the acquisition date, the Company’s total effective ownership percentage in PHS was 94%, which has increased to 95.5% at September 30, 2004 through the purchase of shares from employees. The results of PHS have been included in the consolidated interim financial statements since March 2004. The Company has also committed to make capital expenditures of $623 over a period ending by December 2009. Subsequent to acquisition of the controlling interest in PHS, the Company renamed PHS to Ispat Polska. Ispat Polska, is one of the largest steel producers in Central and Eastern Europe, and produces a wide range of steel products.

      During the second quarter of 2004, the Company acquired controlling interest in various steel manufacturing and mining operations in Eastern Europe. These acquisitions were consummated for a combined purchase price of approximately $32 and assumption of certain liabilities of a seller of $80. In addition, the Company has committed to certain capital investments over future periods with respect to these acquisitions, which in total are not significant. The results of these entities have been included in the consolidated interim financial statements since their respective acquisition dates, all of which were in the second quarter of 2004.

      In June 2004, the Company purchased 2,000 additional shares in Ispat Iscor, raising its stake in Ispat Iscor to slightly over 50% and providing the Company with voting control. The results of Iscor have been included in the consolidated interim financial statements since January 1, 2004.

      The Company is in the process of completing valuations of certain assets and certain liabilities related to the acquisitions made during 2004, which may result in change of negative goodwill and/or the carrying value of net assets acquired and related depreciation.

      The following unaudited interim pro forma information for the Company includes the results of operations for the nine-month periods ended September 30, 2003 and 2004, as if the Company, Ispat Nova Hut, Ispat Polska, Siderurgica, Rz Ladna Valavnica AD and Rz Valavnica za AD had been combined as of the beginning of those periods. With respect to Ispat Iscor, previously accounted for under the equity method, the Company has included sales for the nine-month periods ended September 30, 2003 as if the Company had been consolidating Ispat Iscor as of the beginning of the period. The unaudited interim pro forma information is based on historical information and includes preliminary estimates and assumptions, which the Company’s

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

Management believe are reasonable and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

	Unaudited Pro Forma
	Nine Months Ended
	September 30,

	2003	2004

Sales	$6,830	$10,503
Net Income	779	2,294
Earning per Common share — basic and diluted	1.56	4.59

Note 4.	Accrued Employee Termination Costs

      Prior to the acquisition of the controlling interest in PHS, PHS entered into a head count reduction plan in order to comply with the Act on Restructuring of Polish Steel Industry dated August 21, 2001 and Protocol 8 of the Republic of Poland Accession Treaty to the European Union. As part of the acquisition of the controlling interest in PHS, the Company agreed to provide certain entitlements for personnel whose employment with the Company will be terminated in conjunction with required restructuring plans. The total cost expected to be incurred relating to this restructuring plan is approximately $75 and has been included as part of the Company’s initial purchase price allocation of its acquisition of Ispat Polska. No costs have been paid relating to this restructuring plan in the nine-months ended September 30, 2004.

Note 5.	Inventories

      Inventory consists of the following as on September 30, 2004:

	December 31,	September 30,
	2003	2004

Finished products	$216	$453
Production in progress	142	552
Raw materials	249	740
Manufacturing supplies, spare parts and other	152	323

	$759	$2,068

Note 6.	Borrowing Arrangements and Indebtedness

      In June 2004, the Company finalized a three year, revolving credit facility in an aggregate amount of $400, which is extendable for two additional years at the option of the lenders. The Lead Arrangers of the credit facility, ABN AMRO Bank N.V., Citibank International PLC, Credit Suisse First Boston International, HSBC Bank PLC and UBS Limited, committed $250 of the total amount, of which no amount was outstanding at September 30, 2004. Subsequent to September 30, 2004, the Company has drawn $250 on this revolving credit facility.

      In June 2004, the Company concluded a $100 term facility with the International Finance Corporation (“IFC”), repayable between 2007 and 2012, of which no amount was outstanding at September 30, 2004.

Note 7.	Employee Benefit Obligations

      Retirement benefits are provided in accordance with defined benefit unfunded plans, agreed upon in the labour union agreements at various Operating Units, wherever applicable. The Company amortizes prior

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

service costs over the average future service period of active plan participants. The liabilities and net periodic pension costs related to these plans are annually calculated by independent actuaries on the basis of formulas defined in the plans using the projected unit actuarial credit method and fully provided for in the financial statements.

      Summaries of changes in the benefit obligation and of the unfunded status of the plans follow:

	2003	2004

Change in benefit obligation
Benefit obligation at January 1	$28	$27
Service cost	2	74
Interest cost	1	2
Benefits paid	(4)	(6)
Other-net	—	—

Benefit obligation at September 30	$27	$97

Change in plan assets
Value of plan assets at January 1	$—	$—
Employer contributions	—	—
Benefits paid	—	—

Value of plan assets at September 30	$—	$—

Funded status of the plans
Unfunded accumulated obligation and net liability recognized on the Consolidated Balance Sheets	$27	$97

Assumptions as of September 30,
Discount rate	5%-10%	5%-10%
Salary adjustment rate	4%-7%	4%-7%

      The following table details the components of pension costs for nine months ended September 30,

	2003	2004

Service cost	$2	$7
Interest cost	1	2
Prior service benefits and actuarial gain	—	—

	$3	$9

      The total accumulated benefit obligations for all plans at September 30, 2004 was $23 (September 30, 2003: $92)

Note 8.	Commitments and Contingencies

Capital Commitments

      The Company and its subsidiaries have capital commitments outstanding against major contracts as of September 30, 2004 amounting to $392 (2003: $280).

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

      The Company has committed to invest at Ispat Annaba over ten year period commencing October 2001, $140 of which $80 shall be invested in the first five years of operations to attain shipping levels of 1.2 million metric tons per year. Ispat Annaba has spent $61 through September 30, 2004. Ispat Annaba has committed to complete and realize the industrial pollution control program estimated to cost up to $25 over ten year period commencing October 2001 for which Ispat Annaba has spent $4 till September 30, 2004. The Company also committed to invest at Ispat Tebessa over ten years period commencing October 2001, $30 of which $20 shall be invested in the first five years of operations. Ispat Tebessa has spent $11 through September 30, 2004.

      The Company has committed to inject $175 to finance the total capital expenditure commitment of $351 (including $76 for environmental protection) at Ispat Sidex over ten years ending in 2011. The amount committed to be spent is $30, $66, $56, $55 and $44 for period November 15, 2001 to December 31, 2002, 2003, 2004 2005 and 2006, respectively and thereafter $20 every year from sixth to tenth year. Ispat Sidex has spent $217 and the Company has injected $40 to Ispat Sidex till September 30, 2004. Ispat Sidex has also committed to contribute $5 per year to provide certain employees facilities.

      Ispat Nova Hut has committed to invest $243, including $20 for environmental investment, from 2003 to 2012, out of which $135 shall be invested over 2003-2007. Ispat Nova Hut has spent $35 till September 30, 2004 ($10 till September 30, 2003).

      The Company has committed to invest at Ispat Tepro $10, including $1 for environmental investment, over five years commencing July 2003. Ispat Tepro has spent $ nil till September 30, 2004.

      The Company has committed to invest at Ispat Petrotub $18 over a ten year period commencing December 2003, out of which $8 shall be invested in first five years. Further, the Company has also committed to invest at Ispat Petrotub, $13 for environmental investment over the first five years commencing December 2003. Ispat Petrotub has spent $ nil till September 30, 2004.

      The Company has committed to invest at S.C. Siderurgica S.A. $12 over a ten year period commencing 2004, out of which $7 shall be invested in first five years. Further, the Company has also committed to invest at S.C. Siderurgica S.A., $4 for environmental investment.

      The Company has committed to invest $623 at Ispat Polska over a period of 2004 and 2009.

      The Company has committed subject to market conditions, to invest in projects in Ispat Karmet totaling $580 until the year 2006. The Company has completed the investments of $378 as of September 30, 2004.

Other Commitments and Contingencies

      The Company and its subsidiaries had contingent liabilities amounting to $50 as on September 30, 2004 (2003: $28) in respect of bills of exchange discounted with banks which had not matured.

      For certain of its Operating Units, the Company has provided employment commitments for various periods in which the Company has agreed not to engage in any collective dismissals of employees.

Environmental Liabilities

      The Company is subject to various environmental laws and regulations that require environmental assessment or remediation efforts (collectively environmental remediation) at multiple locations and Operating Units. None of the remediation efforts or obligations are either individually or in the aggregate material to the Company’s financial position, results of operations or cash flows. Environmental obligations for periods prior to privatizations, other than for Ispat Polska, are borne by the local governments in the countries in which the Operating Units maintain operations. The Company recorded an environmental remediation

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

liability of $101 when it consolidated Ispat Iscor in 2004. The Company acquired Ispat Polska in March 2004. As part of the preliminary price allocation, the Company recorded a liability related to estimated costs probable of payment for environmental remediation obligations existing at the time of acquisition. Based on the Company’s analysis and subject to the estimation process involved in quantifying the future costs, the Company believes the likelihood is remote that any additional sum it may be required to pay in connection with recorded environmental remediation efforts or obligations, individually or in the aggregate, will materially effect the Company’s financial position, results of operations or cash flows.

Environmental Compliance

      Compliance standards for environmental remediation vary significantly depending on the local regulatory environment in which the Operating Units operate. Ispat Karmet is maintaining the Environmental Plan of Action (based on the World Bank standards), which is also in compliance with the EBRD and IFC loan agreements. In accordance with the agreement with the Government of Algeria, Ispat Annaba continues its Environmental Plan of Action so as to achieve the norms, as specified therein, by March 2009. In accordance with the agreement with APAPS, Ispat Sidex continues its Environmental Plan of Action so as to complete the investment program, as specified therein, by 2006. Ispat Nova Hut continues its Environmental Plan of Actions so as to complete the investment program, as agreed with FNM, by 2010. Environmental remediation obligations existing as of the acquisition date, up to $39, are the responsibility of and will be paid by FNM. The Company believes the likelihood is remote that the environmental remediation obligations will exceed $39.

      The operations of Ispat Karmet are subject to oversight by the Ministry of Natural Resources and Environmental Protection of Kazakhstan, which established pollution limits and quotas. Relevant legislation imposes various fees for discharges of pollutants and other environmental damage and limits for discharges, and entities that emit pollution in excess of these amounts must pay higher rates. According to the terms of its acquisition by the Company, through 2005 Ispat Karmet is required to make annual expenditures on pollution control measures of approximately $2 and to adhere to environmental regulations in effect as of November 17, 1995.

Legal Claims

      In the ordinary course of business, the Company is party to various legal actions.

      Sidex International (“SIP”), in which Ispat Sidex has 40% equity holding since 1997, entered into a contract with Ispat Sidex to buy raw materials and sell steel through SIP. SIP claims approximately $49 for alleged non-delivery of steel by Ispat Sidex, together with reimbursement of overpayments, damages, interest and costs. Ispat Sidex vigorously disputes this claim and has brought a counter claim for non-payment by SIP on balances due on delivered steel contracts. The case is currently in the International Court of Arbitration. In Article 9 of the addendum to the Share Purchase Agreement dated November 6, 2001 the seller (the government of Romania) agreed to indemnify LNM Holdings for any arbitration settlements in respect of this particular matter in excess of the balance in Sidex’s Closing Date Financial Statements (as at November 15, 2001) prepared in accordance with Romanian statutory rules. Therefore, the Company does not believe that it will incur any loss with respect to this matter and no amount has been provided for at September 30, 2004.

      In February 2003, the Romanian Custom Authorities alleged non-compliance with respect to custom formalities relating to imported steel products at Ispat Sidex and assessed Ispat Sidex a penalty in the amount of $14. Ispat Sidex subsequently appealed the decision of the Romanian Custom Authorities with the Court of First Instance and received a favorable ruling from the Court with respect to $5 of the alleged claims. With respect to the remaining $5 assessment, the Company received an initial favorable ruling in the Court of First

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

Instance on procedural grounds, which was appealed by the Customs Authorities to the Court of Appeal. The Court of Appeal reversed the decision of the Court of First Instance and reverted the case to the Court of First Instance to adjudge on Merit. In the reverted proceeding, $2 is still under consideration by the Court and the Romanian Customs Authorities have received judgment against Ispat Sidex for $3. The Company is awaiting the grounds of rejection and will appeal to Higher Court.

      Since 2001, Ispat Nova Hut has been in dispute with ICF Kaiser Netherlands B.V. (ICF), the contractor for Phase 1 of a mini-mill works project (rolling mill P1500), and its parent company, Kaiser Group International. Under the terms of the turnkey engineering and construction contract, a maximum of three performance tests were required to ensure that the mini-mill met contract mandated quality and quantity standards. Although the mini-mill failed the first performance tests, Kaiser Netherlands B.V. contends the Ispat Nova Hut owes it various costs incurred by ICF in relation to the construction of the mini-mill. To date, the dispute has not been resolved and ICF has resorted to legal action against Ispat Nova Hut. Until recently, the primary legal venue for this matter has been the United States Bankruptcy Court for the District of Delaware, where Kaiser Group International is currently going through bankruptcy reorganization. The Delaware bankruptcy court has previously ruled that Kaiser Group International, as opposed to ICF, could proceed with prosecution of its specific claims against Ispat Nova Hut in the Delaware bankruptcy court venue. Ispat Nova Hut appealed this ruling, and during the first quarter of 2004, the Delaware bankruptcy court’s decision was overturned by the United States District Court for the District of Delaware, which ruled that the proceedings should be stayed pending the completion of international arbitration proceedings. On January 6, 2004, ICF filed arbitration claims against Ispat Nova Hut in the amount of $51 with the International Court of Arbitration in Paris, with the earliest possible award ruling being issued sometime in 2005. The sum claimed was revised to $67 million in November 2004 to include interest and additional costs. The Company vigorously disputes this claim and has submitted a $50 counterclaim against ICF in these same arbitration proceedings. As the Company cannot determine the outcome of this matter or estimate the amount or range of potential contingent loss that may be incurred by Ispat Nova Hut, no litigation reserve has been provided at September 30, 2004.

      In September 2004, the Environmental Inspection Department of the Republic of Kazakhstan raised a claim for approximately $20, alleging that Ispat Karmet had failed to obtain the necessary approvals from the Environment Ministry and had therefore engaged in pollution without permission during the first six months of 2004. Ispat Karmet believes that it has acted in accordance with the terms of the arrangement by which it was acquired by the Company, which required compliance with environmental norms existing as of the date of such agreement and to make specified minimum investments in controlling pollution. The Company vigorously disputes this claim. As the Company cannot determine the outcome of this matter or estimate the amount or estimate the amount or range of potential contingent loss that may be incurred by Ispat Karmet, the Company has not provided for this exposure at September 30, 2004.

      In addition to the matters described above, there are various claims, lawsuits and administrative proceedings pending or threatened against the Company and its current Operating Units. Such actions are with respect to commercial matters, product liability, and employee disputes. Although it is not possible to predict with certainty the outcome or cost of these matters, the Company believes the likelihood is remote that individually or in the aggregate any sum required to be paid in connection with liabilities recorded relating to these matters will have a material adverse effect on its financial position, results of operations or cash flows.

Tax Liabilities

      The Company does not believe that, as of September 30, 2004, any material matters exist relating to the fiscal matters in its country of incorporation and the countries where its Operating Units conduct business,

LNM Holdings N.V. and subsidiaries

Notes to Unaudited Consolidated Financial Statements — (continued)

(Unless otherwise stated all amounts are in millions, except share data)

including current pending or future governmental claims and demands, would require adjustment to the accompanying financial statements.

Economic, Legal and Political Environment

      The Company’s results are affected by domestic and international economic, political, legislative, regulatory and legal actions. In many of the countries in which the Company operates there have been significant political and economic changes in the last several years. Many of these countries continue to develop and enhance their business infrastructure and have begun to introduce market, legal and other regulatory reform. With respect to the Company’s operations in Bosnia, Macedonia, Algeria, Romania and Kazakhstan, these developmental stage economies display characteristics such as high inflation, lack of liquidity in the capital markets and the existence of exchange controls, which causes the national currencies to be illiquid in places other than Bosnia, Macedonia, Algeria, Romania and Kazakhstan. As a result, it is not possible to predict changes in economic policy and development and what effect such changes might have on the financial position and results of operations and cash flows of the Company.

      The Company does not carry political risk insurance in any country in which it conducts business. As of September 30, 2003 and 2004, the Company does not believe that any material matters exist relating to the evolving fiscal and regulatory environment, including current pending governmental claims and demands, which would require adjustment to the accompanying financial statements.

Note 9.	Subsequent Events

      In October 2004, Ispat Annaba availed a loan of $25 from IFC, pursuant to loan agreement signed in June 2003, repayable between 2006 and 2012.

      On October 11, 2004 the Company declared an interim dividend of $2,000 ($4.00 per common share) to the Company’s shareholder.

      On October 25, 2004, it was announced that the Company will be acquired by Ispat International. Under the terms of the arrangement, Ispat International will issue 525 million new Ispat International class A common shares, valued at $13,300 at the October 22, 2004 closing price of Ispat International on the New York Stock Exchange, to the shareholder of the Company. The new shares will comprise approximately 140 million Ispat International class A common shares and approximately 385 million Ispat International class B common shares.

      On December 15, 2004, the Company signed an amendment to the Ispat Sidex Share Purchase Agreement resulting in the termination of its 5 year exemption to pay corporate income taxes and receive other economic incentives previously provided to Ispat Sidex. This amendment has prospective impact beginning January 1, 2005, and has resulted in the Company recording a deferred tax asset of $34 in the fourth quarter of 2004. This deferred tax asset represents the tax effect of temporary differences which would have reversed within the previous tax holiday period, recovery of which is now more likely than not. Romanian taxable income will be taxed at the statutory rate (currently 16%) beginning January 1, 2005.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
as of December 31, 2002 and 2003 and
for each of the three years ended December 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Mittal Steel Company N.V.

      We have audited the supplemental combined balance sheets of Mittal Steel Company N.V. (formerly Ispat International N.V.) and subsidiaries (the “Company”) as of December 31, 2002 and 2003, and the related supplemental combined statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003, all expressed in millions of U.S. dollars. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits. The supplemental combined financial statements give retroactive effect to the merger of Ispat International N.V. and LNM Holdings N.V. (“LNM Holdings”), which has been accounted for on the basis of common control accounting as described in Note 1 to the supplemental combined financial statements. We did not audit the financial statements of LNM Holdings for the years ended December 31, 2001, 2002, 2003, which statements reflect total assets of $2,430 and $4,538 as of December 31, 2002 and 2003, respectively, and total revenue of $946, $2,228 and $4,167 for the years ended December 31, 2001, 2002 and 2003, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for LNM Holdings for 2001, 2002 and 2003, is based solely on the report of such other auditors.

      We did not audit the consolidated financial statements of the Ispat Hamburg Group of Companies and the financial statements of Caribbean Ispat Limited as of December 31, 2002 and for the year ended December 31, 2002. We also did not audit the combined financial statements of the Ispat Hamburg Group of Companies, the financial statements of Caribbean Ispat Limited and the consolidated financial statements of Ispat Unimetal S.A. as of December 31, 2001 and for the year ended December 31, 2001. Each of the aforementioned companies is a consolidated subsidiary of the Company. The financial statements for these subsidiaries reflect total assets constituting 9% of combined total assets at December 31, 2002, and total sales constituting 21% and 9%, respectively, of combined total sales for the years ended December 31, 2001 and 2002. Those financial statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiaries, is based solely on the reports of such other auditors.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the reports of the other auditors, the supplemental combined financial statements referred to above present fairly, in all material respects, the financial position of Mittal Steel Company N.V. and subsidiaries at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE ACCOUNTANTS B.V.

Rotterdam, The Netherlands

January 31, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of LNM Holdings N.V. and subsidiaries:

We have audited the accompanying consolidated balance sheets of LNM Holdings N.V. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, comprehensive income, shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Iscor Ltd. and subsidiaries, (a corporation in which the Company has a 34.9% and 49.9% interest at December 31, 2002 and 2003, respectively), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to the amounts included for Iscor Ltd. and subsidiaries, it is based solely on their report. In the consolidated financial statements, the Company’s investment in Iscor Ltd. and subsidiaries is stated at $257 million and $581 million, respectively, at December 31, 2002 and 2003, and the Company’s equity in the net income of Iscor Ltd. and subsidiaries is stated at $95 million and $159 million, for the years then ended.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LNM Holdings N.V. and subsidiaries at December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Rotterdam, The Netherlands

October 28, 2004, except for Note 9, as to which the date is
November 26, 2004

/s/ Ernst & Young Accountants

Report of the Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Ispat Iscor Limited:

We have audited the Consolidated Balance Sheets of Iscor Ltd. and subsidiaries (the “Group”) as at December 31, 2003 and 2002 and the related Consolidated Income Statements, Consolidated Statements of Changes in Equity and Consolidated Cash Flow Statements for each of the years in the two year period ended December 31, 2003. These Consolidated Financial Statements are the responsibility of the management and directors of Iscor Ltd. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Consolidated Financial Statements present fairly, in all material respects, the financial position of the Group as at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2003 in conformity with International Financial Reporting Standards.

As described in Note 1, Basis of Presentation, the Company has restated its 2002 and 2003 financial statements for the treatment of negative goodwill.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences, as restated, is presented in Note 31 to the consolidated financial statements.

/s/ KPMG Inc.

Registered Accountants and Auditors

Pretoria, South Africa
October 28, 2004 except for Note 1, Basis of Presentation,
as to which the date is
November 26, 2004

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft
Valentinskamp 24
20354 Hamburg
Postiach 30 17 09
20306 Hamburg
Telefon (0 40) 3 61 32-0
Telefax (0 40) 3 61 32-777
hamburg-@ernst-young.de
www.ernst-young.de

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF

THE ISPAT HAMBURG GROUP OF COMPANIES

      We have audited the consolidated balance sheet of the Ispat Hamburg Group of Companies (collectively the “Group”, which is a subsidiary of Ispat International N.V.) as at December 31, 2002 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2002 and the combined balance sheet of the Ispat Hamburg Group of Companies as at December 31, 2001 and the related combined statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of matarial misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Ispat Hamburg Group of Companies as of December 31, 2002 and the consolidated results of their operations and their cash flows for the year ended December 31, 2002 and the combined financial position of the Ispat Hamburg Group of Companies as of December 31, 2001 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Ernst & Young

Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft

/s/ M. Tabel	/s/ E.-W. Schlüschen
Wirtschaftsprüfer	Wirtschaftsprüfer

Hamburg, Germany

February 12, 2003

ERNST & YOUNG
P.O. Box 158
517 Sweet Briar Road Phone: (868) 628-1105
St. Clair Fax: (868) 622-0918
Port-of-Spain
Trinidad and Tobago

INDEPENDENT AUDITORS’ REPORT

TO THE STOCKHOLDERS OF CARIBBEAN ISPAT LIMITED

      We have audited the balance sheets of Caribbean Ispat Limited as of December 31, 2002 and 2001, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002 (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caribbean Ispat Limited as of December 31, 2002 and 2001, and the results of its operations and cash flows for the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Port of Spain,

TRINIDAD:
February 14, 2003

/s/  Ernst & Young

Ernst & Young Audit
S.A. au capital de 2.784.960(euro)
344 366 315 R.C.S. Paris
Tour Europe
20, place des Halles
67055 Strasbourg cedex
Telephone: 03.88.15.24.40
Fax:       03.88.22.21.16

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Ispat Unimetal, a wholly-owned subsidiary of Ispat International, N.V.

      We have audited the accompanying consolidated balance sheets of the Ispat Unimetal Group as of December 31, 2001 and December 31, 2000 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2001 and December 31, 2000. These financial statements are the responsibility of Ispat Unimetal’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Ispat Unimetal Group as of December 31, 2001 and December 31, 2000 and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and December 31, 2000 in conformity with generally accepted accounting principles in the United States of America.

      This report has been prepared solely for the purpose of consolidation with the financial statements of the Company’s ultimate parent Ispat International N.V. and should not be used for any other purpose.

Paris, January 28, 2002

Ernst & Young Audit

/s/ Daniel Noel

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED BALANCE SHEETS

(Millions of U.S. Dollars)

	December 31

	2002	2003

ASSETS
Current Assets:
Cash and cash equivalents	$395	$760
Restricted cash	22	140
Trade accounts receivable, net of allowance for doubtful accounts of $77 and $119 at December 31, 2002 and 2003	768	889
Inventories, net (Note 3)	1,301	1,587
Prepaid expenses and other	160	275
Deferred tax assets (Note 13)	40	32

Total Current Assets	2,686	3,683
Property, Plant and Equipment — net (Note 4)	4,094	4,654
Investments in Affiliates and Joint Ventures (Note 6)	517	967
Deferred Tax Assets (Note 13)	441	536
Intangible Pension Assets (Note 12)	84	117
Other Assets	87	180

Total Assets	$7,909	$10,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Payable to banks and current portion of long-term debt (Notes 8 and 9)	$546	$780
Trade accounts payable	933	1,015
Accrued expenses and other liabilities	488	796
Deferred tax liabilities (Note 13)	28	28

Total Current Liabilities	1,995	2,619
Long-Term Debt (Note 9)	2,147	2,193
Loan From Shareholder (Note 7)	40	94
Deferred Tax Liabilities (Note 13)	72	263
Deferred Employee Benefits (Note 12)	1,909	1,933
Other Long-Term Obligations	168	213

Total Liabilities	6,331	7,315

Minority Interest	136	261

Commitments and Contingencies (Notes 16 and 17)
Shareholders’ Equity (Note 11)
Common Shares:	59	59
Class A Shares, (EUR0.01 par value per share, 5,000,000,000 shares authorized, 194,509,790 shares issued and 189,247,282 and 191,395,584 shares outstanding at December 31, 2003 and 2002, respectively
Class B shares, (EUR0.10 par value per share, 721,500,000 shares authorized, 457,490,210 shares issued and outstanding
Treasury Stock	(103)	(110)
Additional Paid-in Capital	585	584
Retained Earnings	1,405	2,423
Accumulated Other Comprehensive Income	(504)	(395)

Total Shareholders’ Equity	1,442	2,561

Total Liabilities and Shareholders’ Equity	$7,909	$10,137

See accompanying notes to supplemental combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS

(Millions of U.S. Dollars, except per share data)

	Year Ended December 31,

	2001	2002	2003

Sales	$5,423	$7,080	$9,567
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	4,952	5,752	7,568
Depreciation	229	266	331
Selling, general and administrative	204	298	369
Other operating expenses (Note 14)	75	62	—

	5,460	6,378	8,268

Operating income (loss)	(37)	702	1,299
Other income (expense) — net	22	32	70
Income from equity method investments	(2)	111	162
Financing costs:
Interest expense-net of capitalized interest of $6 in 2001, $5 in 2002 and $8 in 2003	(254)	(232)	(200)
Interest income	19	10	25
Net gain (loss) from foreign exchange	(18)	15	44

	(253)	(207)	(131)

Income (loss) before taxes, minority interest and cumulative effect of change in accounting principle	(270)	638	1,400
Income tax expense (benefit): (Note 13)
Current	26	64	43
Deferred	(95)	(32)	141

	(69)	32	184
Net income (loss) before minority interest and cumulative effect of change in accounting principle	(201)	606	1,216

Minority interest	2	(11)	(35)
Net income (loss) before cumulative effect of change in accounting principle	(199)	595	1,181
Cumulative effect of change in accounting principle, net of tax	—	—	1

Net income (loss)	$(199)	$595	$1,182

Basic and diluted earnings (loss) per common share before cumulative effect of change in accounting principle	$(0.31)	$0.92	$1.83
Basic and diluted earnings (loss) per common share	(0.31)	0.92	1.83
Weighted average common shares outstanding (in millions)	646	648	647

See accompanying notes to supplemental combined financial statements.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(Millions of U.S. dollars)

	Year Ended December 31,

	2001	2002	2003

	(Millions of U.S. dollars)
Net income (loss)	$(199)	$595	$1,182
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment — net income taxes of $2 in 2001, $2 in 2002 and $1 in 2003	(20)	6	113
Minimum pension liability adjustment — net of income taxes of $120 in 2001, $148 in 2002 and $46 in 2003	(213)	(273)	(79)
Unrealized gain on available for sale security — net of income taxes of $nil	—	—	69
Unrealized gains (losses) on derivative financial instruments — net of income taxes of $(5) in 2001, $3 in 2002 and $4 in 2003	(8)	4	6

Comprehensive income (loss)	$(440)	$332	$1,291

See accompanying notes to supplemental combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED STATEMENT OF SHAREHOLDERS’ EQUITY

(Millions of U.S. dollars)

						Accumulated Other
	Common Stock					Comprehensive Income

						Foreign			Unrealized
				Additional		Currency	Minimum	Derivative	Gain on
			Treasury	Paid-In	Retained	Translation	Pension	Financial	Available for	Shareholders’
	Shares	Amount	Stock	Capital	Earnings	Adjustment	Liability	Instrument	Sale Securities	Equity

Balance at December 31, 2000	645	$56	(111)	588	1,006	36	(36)	—	$—	1,539
Net (loss)	—	—	—	—	(199)	—	—	—	—	(199)
Other Comprehensive (loss)	—	—	—	—	—	(20)	(213)	(8)	—	(241)
Treasury Stock (Note 11)	2	—	4	—	—	—	—	—	—	4
Redenomination in euro (Note 11)	—	3	—	(3)	—	—	—	—	—	—
Other (Note 11)	—	—	—	—	3	—	—	—	—	3

Balance at December 31, 2001	647	$59	(107)	585	810	16	(249)	(8)	—	1,106
Net Income	—	—	—	—	595	—	—	—	—	595
Other Comprehensive (loss)	—	—	—	—	—	6	(273)	4	—	(263)
Treasury Stock (Note 11)	2	—	4	—	—	—	—	—	—	4

Balance at December 31, 2002	649	$59	(103)	585	1,405	22	(522)	(4)	—	1,442
Net Income	—	—	—	—	1,182	—	—	—	—	1,182
Other Comprehensive Income (loss)	—	—	—	—	—	113	(79)	6	69	109
Treasury Stock (Note 11)	(2)	—	(7)	(1)	—	—	—	—	—	(8)
Dividends	—	—	—	—	(164)	—	—	—	—	(164)

Balance at December 31, 2003	647	$59	$(110)	$584	$2,423	$135	$(601)	$2	69	$2,561

See accompanying notes to supplemental combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS

(Millions of U.S. dollars)

	Year Ended December 31,

	2001	2002	2003

Operating activities:
Net income (loss)	$(199)	$595	$1,182
Adjustments required to reconcile net income to net cash provided by operations:
Depreciation	229	266	331
Deferred employee benefit costs	(113)	(63)	(167)
Net foreign exchange loss (gain)	13	(23)	(32)
Gain from early extinguishment of debt	(5)	(30)	—
Income from equity method investment	12	(95)	(140)
Distribution from equity method investment	—	6	48
Deferred income tax	(95)	(32)	141
Minority Interest	(2)	11	35
Other non-cash operating expenses	58	28	15
Changes in operating assets and liabilities — net of effects from purchases of subsidiaries:
Trade accounts receivable	107	(72)	—
Short-term investments	78	—	—
Inventories	185	(119)	(18)
Prepaid expenses and other	30	(32)	(87)
Trade accounts payable	(50)	(18)	(51)
Accrued expenses and other liabilities	(11)	117	181

Net cash provided by operating activities	237	539	1,438

Investing activities:
Purchase of property, plant and equipment	(200)	(265)	(421)
Proceeds from sale of assets and investments including affiliates and joint ventures	37	35	26
Investments in affiliates	3	(138)	(280)
Acquisitions of net assets of subsidiaries, net of cash acquired	(28)	1	(21)
Restricted cash	(30)	8	(118)
Other	4	(1)	—

Net cash (used in) investing activities	(214)	(360)	(814)

Financing activities:
Proceeds from payable to banks	2,503	2,400	3,646
Proceeds from long-term debt — net of debt issuance costs	125	184	52
Proceeds from long-term debt from an affiliate		32	94
Payments of payable to banks	(2,418)	(2,360)	(3,636)
Payments of long-term debt	(265)	(244)	(226)
Proceeds and payments of shareholders loan	—	—	—
Payments of long-term debt to affiliates	(41)	—	(40)
Purchase of treasury stock	(1)	(1)	(8)
Sale of treasury stock	5	5	—
Dividends	—	—	(164)

Net cash (used in) provided by financing activities	(92)	16	(282)

Net increase (decrease) in cash and cash equivalents	(69)	195	342

Effect of exchange rate changes on cash	3	5	23

Cash and cash equivalents:
At the beginning of the year	261	195	395

At the end of the year	$195	$395	$760

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:

Interest net of amount capitalized	$293	$220	$201
Income taxes	$18	$64	$30

See accompanying notes to supplemental combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

(Millions of U.S. dollars, except share data and per share data)

Note 1:	Nature of Business and Basis of Presentation

Nature of Business

      Mittal Steel Company N.V. (“Mittal Steel”) or (“Company”), together with its subsidiaries, is a manufacturer of steel and steel related products, mines iron ore and coal and generates power. Mittal Steel owns and operates manufacturing facilities in the U.S., Mexico, Canada, Trinidad and Tobago (“Trinidad”), Germany, France, Republic of Kazakhstan, the Republic of Algeria, the Republic of Romania and the Czech Republic. These manufacturing facilities, each of which includes its respective subsidiaries, are referred to herein as the “Operating Subsidiaries.”

      On December 17, 2004, Ispat International N.V. completed its acquisition of LNM Holdings N.V. and changed its name to Mittal Steel Company N.V. As Ispat International and LNM Holdings N.V. are affiliates under common control, the acquisition of LNM Holdings N.V. is accounted for on the basis of common control accounting, which is similar to a previously permitted method of accounting known as a “pooling-of-interests”. These supplemental combined financial statements reflect the financial position for those assets and liabilities and results of operations for Mittal Steel from the accounts of Ispat International and LNM Holdings N.V., as though Mittal Steel had been a stand alone legal entity during the periods presented herein. These supplemental combined financial statements have been prepared using the historical basis in the assets and liabilities and the historical results of operations relating to Ispat International N.V. and LNM Holdings N.V. based on the separate records maintained for each of these businesses.

Organization

      Mittal Steel is formed and organized under the laws of the Netherlands to hold directly or indirectly certain subsidiaries involved in the steel manufacturing activities described above. Mittal Steel has no manufacturing operation of its own and its major assets are interests in the common and preferred stock of the Operating Subsidiaries and a 49.9% investment in Iscor Limited, a steel manufacturing company in South Africa (“ISCOR”).

Basis of Presentation

      The consolidated financial statements, which include the accounts of Mittal Steel and its subsidiaries, all of which are controlled by Mittal Steel, have been prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”) and give effect to the acquisition of LNM Holdings N.V., accounted for using common control accounting, as if it had occurred on January 1, 2001 (see also Note 2). Intercompany balances and transactions have been eliminated in consolidation.

      The records of each of the Operating Subsidiaries are maintained in the currency of the country in which the Operating Subsidiary is located, using the statutory or generally accepted accounting principles of such country. For consolidation purposes, the financial statements that result from such records have been adjusted to conform to US GAAP, using the U.S. Dollar as the reporting currency.

      The principal subsidiaries of Mittal Steel included in the consolidated financial statements are as follows:

		Present
Operating Subsidiary	Location	Ownership

Caribbean Ispat Limited	Trinidad	100%
Ispat Mexicana, S.A. de C.V.	Mexico	100%
Ispat Sidbec Inc.	Canada	100%
Ispat Hamburger Stahlwerke GmbH	Germany	100%
Irish Ispat Limited(1)	Ireland	100%

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

		Present
Operating Subsidiary	Location	Ownership

Ispat Stahlwerk Ruhrort GmbH and Ispat Waldraht Hochfeld GmbH	Germany	100.0%
Ispat Inland Inc.	U.S.	100.0%
Ispat Unimetal S.A. (including Society Metallurgique de Revigny S.N.C.)	France	100.0%
Trefileurope S.A.	France	100.0%
Ispat Karmet OJSC	Republic of Kazakhstan	100.0%
LNM Marketing FZE	Jebel Ali Free Zone, United Arab Emirates	100.0%
Ispat Annaba	Republic of Algeria	70.0%
Ispat Tebessa Spa	Republic of Algeria	70.0%
S.C. Ispat Sidex S.A.	Republic of Romania	99.4%
S.C. Ispat Nova Hut a.s.	Czech Republic	74.3%
S.C. Ispat Tepro S.A.	Republic of Romania	70.8%
S.C. Ispat Petrotub S.A.	Republic of Romania	69.8%

(1)	On June 15, 2001 Mittal Steel announced the shutdown of its steel making operations in Haulbowline, County Cork, Ireland and the calling of a creditors meeting for the appointment of a liquidator. This decision was taken in view of continuing losses at Irish Ispat and after months of evaluating ways to make the plant more competitive in light of market conditions at that time.

Foreign Currency Translation and Translation of Financial Statements

      The records of each of Mittal Steel’s operating subsidiaries are maintained in the currency of the country in which the operating subsidiary is located, using the statutory or generally accepted accounting principles of such country. For consolidation purposes, the financial statements that result from such records have been translated to conform to U.S. GAAP and converted into U.S. dollars, the reporting currency. The Canadian dollar is the functional currency of Sidbec, the Czech koruna is the functional currency of Ispat Nova Hut, the Polish zloty is the functional currency of Ispat Polska, the South African rand is the functional currency of Iscor, the Euro is the functional currency of IEG and the U.S. dollar is the functional currency of all other operating subsidiaries. Transactions in currencies other than the functional currency of a subsidiary are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are re-measured at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of income. Upon consolidation, the results of operations of Mittal Steel’s subsidiaries and affiliates whose functional currency is other than the U.S. dollar are translated into U.S. dollars at average exchange rates in the relevant year and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income (“OCI”) in the Supplemental Combined Financial Statements and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company.

Note 2:	Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions used.

Cash and Cash Equivalents

      Cash equivalents represent cash on hand, current account bank balances, bank deposits and highly liquid investments with original maturities of three months or less.

Restricted Cash

      Restricted cash represents the required collateral with various banks as margin for revolving letters of credit and guarantees.

Accounts Receivable

      Accounts Receivable are shown at their net realizable value, which approximates their fair value.

      The Company maintains an allowance for doubtful accounts at an amount it considers to be a sufficient estimate of losses resulting from collecting less than the full payment of its receivables. In judging the adequacy of the allowance for doubtful accounts, the company considers multiple factors including historical bad debt experience, the current economic environment and the aging of the receivables.

Inventories

      Inventories are carried at the lower of cost or net realizable value. Cost is determined using the first in, first out (“FIFO”) method and average cost method which approximates FIFO. Costs of production in process and finished goods include the purchase costs of raw materials and conversion costs such as direct labor and an allocation of fixed and variable production overheads. Raw materials and spare parts are valued at cost inclusive of freight, shipping and handling costs.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. All property, plant and equipments except land are depreciated using the straight line method over the useful lives of the related assets, ranging from 10 to 50 years for buildings and improvements and 2 to 45 years for machinery and equipment. Major improvements, which add to productive capacity or extend the life of an asset, are capitalized while repairs and maintenance are charged to expense as incurred. Property, plant and equipment under construction are recorded as construction in progress until they are ready for their intended use; thereafter they are transferred to the related category of property, plant and equipment and depreciated over their estimated useful lives. Interest during construction is capitalized to property, plant and equipment under construction until the assets are ready for their intended use. Gains and losses on retirement or disposal of assets are determined as the difference between net disposal proceeds and carrying amount and are reflected in the statement of operations. The cost of coal-production assets of Ispat Karmet are depreciated on a unit-of-production basis. The rate of depreciation is determined based on the rate of depletion of the proven developed reserves in the coal deposits mined. Proven developed reserves are defined as the estimated quantity of product which can be expected to be profitably extracted, processed and used in the production of steel under current and foreseeable economic conditions.

Negative Goodwill

      The Company has historically purchased under-performing steel assets, principally those involved in various privatization programs in former state controlled economies. Businesses with these characteristics typically have market values that do not exceed net asset fair value, thus producing negative goodwill for

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

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accounting purposes. The Company accounts for its negative goodwill in accordance with FASB Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”. SFAS 141 requires that in a business combination in which the fair value of the identifiable net assets acquired exceeds the cost of the acquired business, the excess over cost (i.e., negative goodwill) reduce, on a pro rata basis, amounts assigned to all acquired non-current assets, with certain exceptions. Any excess negative goodwill remaining after reducing to zero the amounts that would have been assigned to the assets acquired would be recognized as an extraordinary gain.

Impairment of Long-lived Assets

      Long-lived assets held and used by Mittal Steel are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If the undiscounted future net cash flows are less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset.

Investment in Affiliates and Joint Ventures

      Investments in majority owned affiliates and joint ventures, where control does not exist and 20% to 50% owned affiliates and joint ventures in which Mittal Steel has the ability to exercise significant influence, are accounted for under the equity method of accounting whereby the investment is carried at cost of acquisition, plus Mittal Steel’s equity in undistributed earnings or losses since acquisition, less dividends received.

      Investment in affiliates and others, over which the Company and/or its subsidiaries do not have the ability to exercise significant influence and have a readily determinable fair value, are accounted for at fair value with any realized gain or loss included in other comprehensive income. To the extent that these investments do not have a readily determinable fair value, they are accounted for under the cost method.

      Mittal Steel periodically reviews all of its investments in affiliates and joint ventures for which fair value is less than cost to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. The amount of any write-down is included in other operating expenses.

Debt Issuance Costs

      Debt issuance costs, which are included in other assets, are stated at cost and amortized over the life of the related debt using the effective interest method. Amortization of debt issuance costs is included in interest expense, which is a component of financing costs, or alternatively, capitalized as borrowing costs on qualifying assets where applicable.

Retirement Benefits

      Mittal Steel has defined benefit pension plans covering the majority of its employees in U.S. and Canadian operations. Benefits are based on, generally, the employee’s years of service and compensation. For those plans, which are funded, the assets are held in separate trustee administered funds. Mittal Steel’s policy is to amortize prior service costs over the average future service period of active plan participants. Experience gains and losses in excess of 10% of the greater of the accumulated benefit obligation and fair value of plan assets are amortized over the average remaining service period of active participants. The liabilities and net periodic pension cost related to these plans are calculated on the basis of formulas defined in the plans using the projected unit actuarial credit method.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      In addition to providing certain pension benefits, Mittal Steel sponsors several unfunded defined post-retirement plans that provide health care and life insurance benefits to majority of its active and retired employees and their covered dependent and beneficiaries. These plans are contributory, with contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. Covered employees generally are eligible for these benefits when they have reached a certain age and these benefits are based on length of service.

      The Operating Subsidiaries settle their obligations to the various state contribution schemes according to the statutory requirements of the respective countries. In addition, retirement benefits are provided under unfunded defined benefit pension plans, agreed upon in the certain labor union agreements. The Company amortizes prior service costs over the average future service period of active plan participants. The liabilities and net periodic pension costs related to these plans are periodically calculated on the basis of formulas defined in the plans using the projected unit actuarial credit method and are fully provided for in the financial statements.

Trade Accounts Payable

      Trade accounts payable carried at cost which approximates the fair value of the consideration to be paid in the future for goods and services received.

Revenue Recognition

      Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred to customers, the sales price is fixed and determinable, collectibility is reasonably assured, and title and risks of ownership have passed to the buyer. The Company recognizes revenue upon shipment or upon delivery, depending upon shipping terms of the transaction and when delivery is deemed to have occurred. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of sales.

Accounting for Shipping and Handling Costs

      Mittal Steel classifies all amounts billed to a customer in a sale transaction related to shipping and handling, fees and costs as sales and all other shipping and handling costs as cost of sales.

Financing Costs

      Financing costs include interest, amortization of discounts or premiums on borrowings, amortization of costs incurred in connection with the arrangement of borrowings and net gain or loss from foreign exchange on translation of long-term debt, net of unrealized gains and losses on foreign exchange contracts.

Research and Development and Advertising Costs

      Research and development costs and advertising costs are expensed as incurred and are not significant in any period presented.

Environmental Costs

      Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation or cost reduction, are expensed. Liabilities are recorded when environmental assessments and or remedial efforts are probable, and the cost can be reasonably estimated based on ongoing engineering studies, discussions with the environmental authorities and assumptions as to the areas that may have to be remediated along with the nature and extent of the remediation that may be required. The ultimate cost to Mittal Steel is dependent upon factors beyond its control such as the scope and

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

methodology of the remedial action requirements to be established by environmental and public health authorities, new laws or government regulations, rapidly changing technology and the outcome of any potential related litigation.

Income Taxes

      The provision for income taxes includes income taxes currently payable or receivable and those deferred. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the estimated future effects of tax loss carry-forwards. Deferred tax assets and liabilities are measured using enacted statutory tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the changes are enacted. Deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Derivative Instruments

      Derivative instruments are utilized by Mittal Steel to manage commodity price and foreign exchange risks. Mittal Steel has established a control environment, which includes policies and procedures for risk assessment and the approval and monitoring of derivative instrument activities. Derivative instruments utilized by Mittal Steel also include foreign currency forward contracts. Additionally, derivatives are used to hedge exposure to interest rate fluctuations for floating rate debt for which the gains or losses are recognized in interest expense. Mittal Steel does not enter into foreign currency hedging contracts related to its investment in affiliated companies. The Company and its subsidiaries selectively use various financial instruments, primarily forward exchange contracts, interest rate swaps and commodity future contracts, to manage exposure to price fluctuations.

      All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (“OCI”) and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Gains and losses related to financial instruments that are utilized to manage exposures to fluctuations in the cost of energy and raw materials used in the production process are recognized as a part of the cost of the underlying product or service when the contracts are closed.

Earnings per Common Share

      Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the periods presented. The computation of diluted earnings per common share is similar to basic earnings per common share, except that diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common shares were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the earnings (losses) of Mittal Steel.

Stock Option Plan

      In 1999, Mittal Steel established the Ispat N.V. Global Stock Option Plan (the “Ispat Plan”), which is described more fully in Note 11. Awards under Mittal Steel’s plans vest over three years. Prior to 2003, Mittal Steel accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

compensation cost is reflected in 2001 and 2002 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

      Effective January 1, 2003, Mittal Steel adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), prospectively for all employee awards granted, modified or settled after January 1, 2003. This prospective adoption of the fair value provisions of SFAS 123 is in accordance with the transitional provisions of SFAS No. 148, ‘Accounting for Stock-Based Compensation’ (“SFAS 148”) issued in December 2002 for recognizing compensation cost of stock options. There were no stock options granted, modified or settled during 2003 and accordingly, compensation expense recognized in 2003 reflects only the vesting of previously issued options.

      SFAS 148 also requires that if awards of stock-based employee compensation were outstanding and accounted for under the intrinsic value method of Opinion 25 for any period in which an income statement is presented, a tabular presentation is required as follows:

	Year Ended December 31,

	2001	2002	2003

Net income (loss), as reported	(199)	595	1,182
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	3	3	1

Pro forma net income (loss)	(202)	592	1,181

Earnings (loss) per share:
Basic and diluted — as reported	(0.31)	0.92	1.83
Basic and diluted — pro forma	(0.31)	0.91	1.83

Segment Reporting

      Mittal Steel operates in a single business segment, which is composed of the manufacturing of semi-finished and finished steel products.

Recent Accounting Pronouncements

FIN 46R

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which requires the consolidation by a business enterprise of variable interest entities if the business enterprise is the primary beneficiary. The FASB has amended FIN 46, now known as FIN 46 Revised December 2003 (“FIN 46R”). The requirements of FIN 46 or FIN 46R are effective to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003. There was no impact from the adoption of FIN 46R on Mittal Steel’s consolidated results of operations, financial condition or liquidity.

SFAS 149

      In April 2003, the FASB issued SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments by requiring that contracts with comparable characteristics be accounted for

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

similarly. In particular, this statement clarifies the circumstances under which a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to the language used in FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on Mittal Steel’s consolidated results of operations, financial condition or liquidity.

SFAS 150

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 will not have a material impact on the consolidated financial statements of Mittal Steel.

SFAS 151

      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005. The Company believes that the adoption of SFAS 151 will not have a material effect on its consolidated financial statements.

SFAS 132R

      In December 2003, the FASB issued SFAS 132 (revised 2003), “Employers’ Disclosure’s about Pensions and Other Postretirement Benefits” (“SFAS 132R”). This statement replaces the original SFAS 132 and revises employers’ disclosures about pension plans and other postretirement benefit plans to require more information about the economic resources and obligations of such plans. SFAS 132R amends the disclosure requirements of SFAS 87, SFAS 88, and SFAS 106, however, the measurement and recognition guidance is not affected. SFAS 132R requires additional disclosures for plan assets, obligations, tabular presentation of key assumptions and measurement dates used for a majority of the plans. Mittal Steel will adopt the provisions of SFAS 132R effective December 31, 2004.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Note 3:	Inventories

      Inventory, net of allowance for slow moving or obsolete inventory are comprised of the following as of December 31:

	December 31,

	2002	2003

Finished Products	$419	$509
Production in process	336	357
Raw materials	319	444
Manufacturing supplies, spare parts and other	227	277

	$1,301	$1,587

Note 4:	Property, Plant and Equipment

		Buildings and	Machinery and	Construction	Coal Production
	Land	Improvements	Equipment	in Process	Assets	Total

Balance at December 31, 2002
Gross value	$84	$960	$5,312	$122	$176	$6,654
Accumulated depreciation	—	(477)	(1,982)	—	(101)	(2,560)

Net carrying value	$84	$483	$3,330	$122	$75	$4,094

Balance at December 31, 2003
Gross value	$131	$1,140	$6,048	$247	$206	$7,772
Accumulated depreciation	—	(518)	(2,475)	—	(125)	(3,118)

Net carrying value	$131	$622	$3,573	$247	$81	$4,654

Note 5:	Acquisitions

      A key element of the Company’s strategy is to achieve growth through acquisitions. The acquisitions provide for more significant presence in economies that are expected to experience above average growth in steel consumption.

      On October 18, 2001, the Company subscribed and acquired 1,260,331 shares of Ispat Annaba, representing 70% of the total issued share capital, for $25 under an agreement with Enterprise Nationale de Sidérurgie (“Sider”). The results of Ispat Annaba have been included in the supplemental combined financial statements since that date. Ispat Annaba, operating in the Republic of Algeria, is in the business of production and sale of steel products and also owns various ancillary businesses to support the steel business.

      On October 18, 2001, the Company subscribed and acquired 42,920 shares of Ispat Tebessa, representing 70% of the total issued capital, for $5 under an agreement with Enterprise Publique Economique du Fer et du Phosphate (“Ferphos”). The results of Ispat Tebessa have been included in the supplemental combined financial statements since that date. Ispat Tebessa, operating in the Republic of Algeria, owns iron mines and engages in the mining and sale of iron ore.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      On November 15, 2001, the Company purchased 705,965,328 shares of Ispat Sidex, representing 91.6% of the total issued share capital of Ispat Sidex, from the Authority for Privatization and Management of the State Ownership (“APAPS”) for $60. The Company has paid cash of $25 in 2001, $10 in 2003 and the balance of $25 will be paid subject to completion of negotiation with APAPS. The results of Ispat Sidex have been included in the supplemental combined financial statements since that date. Ispat Sidex, operating in the Republic of Romania, is in the business of production and sale of steel products and also owns various ancillary businesses to support the steel business.

      On January 31, 2003, the Company acquired 7,710,973 existing shares and 924,384 newly issued shares of Ispat Nova Hut, together representing 69.7% of the total issued share capital of Ispat Nova Hut, as well as certain of its debts for $52 under an agreement with Fond narodniho majetku Ceske republiky (“FNM”). Ispat Nova Hut, operating in the Czech Republic, is in the business of production and sale of steel products and also owns various ancillary businesses to support the steel business. The Company acquired a further 573,294 shares of Ispat Nova Hut, representing 4.6% of the total issued share capital of Ispat Nova Hut, under a public offer, on November 21, 2003 for approximately $6. The minority interest and negative goodwill had been adjusted accordingly, as shown below. The results of Ispat Nova Hut have been included in the supplemental combined financial statements since January 31, 2003.

      On July 9, 2003, the Company acquired 5,782,596 shares of Ispat Tepro, which is in the business of production and sale of steel products in the Republic of Romania, representing 70.8% of its total issued capital, for $0.8 under an agreement with the Authority for Privatization and Management of State Holdings (“APAPS”). The Company has paid $0.3 with the balance $0.5 payable at the end of 18 months. The Company also has an option to acquire additional shares under a debt equity swap for $0.8, which will, if exercised, increase the shareholding of the Company in Ispat Tepro to approximately 83%. The results of Ispat Tepro have been included in the consolidated financial statements since the date of acquisition.

      The Company acquired an additional 59,981,037 shares of Ispat Sidex, representing 7.8% of the total issued share capital of Ispat Sidex, under a compulsory offer, closed on September 23, 2003 for $26, increasing the Company’s ownership to 99.4%. See above for discussion of initial acquisition of shares of Ispat Sidex. The acquisition of the minority interest was accounted for under the purchase method of accounting and resulted in negative goodwill of $35. The negative goodwill has been allocated to the fair value of the tangible fixed assets acquired.

      On December 19, 2003, the Company acquired 10,077,565 shares of Ispat Petrotub, which is in the business of production and sale of steel products in the Republic of Romania, representing 69.8% of the total issued capital of Ispat Petrotub, for $6 under an agreement with the Authority for Privatization and Management of State Holdings (“APAPS”). The Company has paid $2 and the remaining balance of $4 is payable at the end of 18 months. The results of Ispat Petrotub have been included in the supplemental combined financial statements since the date of acquisition.

      The above acquisitions were accounted for by the purchase method of accounting. The purchase price was allocated based on the estimated fair values of the assets acquired and the liabilities assumed. During 2002, in connection with its acquisition of Ispat Sidex, the Company finalized the valuation of property, plant and equipment of Ispat Sidex. This has resulted in lower prospective depreciation charges in 2002 and 2003 as compared to 2001, due to the resulting reallocation of asset categories. The Company has completed its valuation of assets and liabilities related to the Ispat Nova Hut acquisition made during 2003.

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The table presented below summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. Based on the difference between the purchase price (including acquisition costs) and the fair value of the assets acquired and the liabilities assumed, the negative goodwill is treated as disclosed below.

	2001 Acquisitions			2003 Acquisitions

	Ispat	Ispat	Ispat	Ispat	Ispat	Ispat
	Sidex	Annaba	Tebessa	Nova Hut	Tepro	Petrotub

Current assets	$259	$222	$25	$476	$5	$27
Property, plant & equipment	741	245	4	968	7	58
Other assets	1	—	—	24	1	—

Total Assets	$1,001	$467	$29	$1,468	$13	$85

Current liabilities	$342	$56	$3	$287	$9	$46
Long term loan	16	128	—	282	—	20
Other long term liabilities	2	29	14	14	—	2
Deferred tax liabilities	—	—	—	12	—	—
Minority interest	10	15	4	11	—	—

Total Liabilities	$370	$228	$21	$606	$9	$68

Total Net Assets	$631	$239	$8	$862	$4	$17

Minority interest	$53	$72	$2	$121	$1	$5
Net assets acquired	578	167	6	741	3	12
Purchase price	(60)	(25)	(5)	(58)	(1)	(11)

Negative Goodwill	$518	$142	$1	$683	$2	$1

      In the supplemental combined financial statements, the negative goodwill balances reduced the value, on a pro-rata basis, of non-current assets acquired, primarily property, plant and equipment acquired, in accordance with SFAS 141.

      The following unaudited pro forma data for the Company includes the results of operations of Ispat Nova Hut, Ispat Tepro and Ispat Petrotub, as if the acquisitions had been consummated as the beginning of 2002. The unaudited pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

	Unaudited

	Pro Forma	Pro Forma
	2002	2003

Sales	$8,097	$9,737

Net Income	598	1,161

Earning per Common share — basic and diluted	0.92	1.79

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Note 6:	Investments in Affiliates and Joint Ventures

      Mittal Steel’s investments in affiliates and joint ventures, which include joint ventures accounted for using the equity method, are as follows:

		Ownership
		Percentage
Investee	Operating Activity	at December 31, 2003

Located in U.S.
Empire Iron Mining Partnership (“E.I.M.P.”)(1)	Taconite/Pellets	21%
PCI Associates	Pulverized coal	50%
I/N Tek(2)	Cold rolling	60%
I/N Kote	Galvanizing	50%
Located in Mexico
Consorcio Minero Benito Juarez Pena Colorada S.A. de C.V. (“Pena Colorada”)	Mining and palletizing plant	50%
Servicios Siderurgicos Integrados, S.A. de C.V. (“Sersiin”)	Port operations, lime, industrial gases and engineering workshop	50%
Located in Canada
Sorevco	Galvanizing plant	50%
Delta Tube	Tubes	40%
Located in Germany
Westfalische Drahtindustrie GmbH (“WDI”)	Wire drawing	33.3%
Located in Africa
Ispat Iscor	Integrated steel plants	49.99%

      The value of Mittal Steel’s investments in affiliates and joint ventures included in the balance sheet are as follows:

		December 31,

	Type of Ownership	2002	2003

Located in U.S.
Empire Iron Mining Partnership (“E.I.M.P.”)(1)	Partnership	—	—
PCI Associates	Partnership	22	22
I/N Tek(2)	Partnership	52	51
I/N Kote	Partnership	140	141
Located in Mexico
Consorcio Minero Benito Juarez Pena Colorada S.A. de C.V. (“Pena Colorada”)	Common stock	10	4
Servicios Siderurgicos Integrados, S.A. de C.V. (“Sersiin”)	Common stock	9	9
Located in Canada
Sorevco	Limited partnership	7	7
Delta Tube	Limited partnership	2	2
Located in Germany
Westfalische Drahtindustrie GmbH (“WDI”)	Common stock	11	12
Located in South Africa
Ispat Iscor(3)	Common Shares	257	581

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

		December 31,

	Type of Ownership	2002	2003

Available for sale securities
Equity securities		3	44
Unrealized gains		—	69

Fair value		3	113
Other investments		4	25

		$517	$967

(1)	U.S. Operating Subsidiary sold 47.5% of its 40% interest in E.I.M.P. effective December 31, 2002, of the mine to Cleveland Cliffs, and its entire investment in the partnership was written off. See also Note 13.

(2)	I/N Tek, a general partnership formed for a joint venture between Mittal Steel and Nippon Steel Corporation (“NSC”), owns and operates a cold-rolling facility. I/N Tek is 60% owned by a wholly owned subsidiary of Mittal Steel and 40% owned by NSC. Ispat has rights to the productive capacity of the facility, except in certain limited circumstances and has an obligation to use the facility for the production of cold rolled steel, under a tolling arrangement with I/N Tek. Due to this lack of control by Mittal Steel, Mittal Steel accounts for its investment in I/N Tek under the equity method. Mittal Steel does not exercise control over I/N Tek as all significant management decisions of the joint venture require agreement by both the partners.

(3)	The Company accounts for its investment in ISCOR under the equity method of accounting. During 2002, the Company increased its ownership of ISCOR’s common shares from 8.26% at December 31, 2001 to 34.81% at December 31, 2002. This increase in investment was accounted for under the purchase method of accounting. The accounting treatment of the additional investment was in accordance with Accounting Principles Bulletin No. 18 “The Equity Method for Accounting for Investments in Common Stock” (APB No. 18). Accordingly the Company retroactively restated its investment in ISCOR on the equity method of accounting and recorded its ownership percentage of ISCOR’s income which amounted to $112 in 2003 (2002: $95, 2001: $nil). In accordance with FAS 141, the acquisitions of common shares of ISCOR prior to 2003 resulted in negative goodwill of $118 and $38 in 2002 and 2001, respectively, which has been allocated to the underlying acquired assets, primarily property, plant and equipment on a pro rata basis. Accordingly the related impact on depreciation on the Company’s allocated share of ISCOR’s property, plant, and equipment has been adjusted, which is reflected in the income from equity method investment in the income statements for the years 2002 and 2003. The acquisitions of common shares of ISCOR in 2003 resulted in goodwill of $78.

      ISCOR is a publicly traded company whose shares are exchanged on the JSE Securities Exchange, South Africa. The Company’s investment in ISCOR had an aggregate market value of $965 at December 31, 2003 ($381 at December 31, 2002).

      In June 2004, the Company purchased an additional 2,000 shares in ISCOR on the open market, taking the Company’s ownership percentage to greater than 50%.

      Summary condensed information, in the aggregate, of Mittal Steel’s investments accounted for using the equity method is disclosed as follows:

	December 31,

	2002	2003

Condensed Statement of Income Data
Gross revenue	2,836	3,734
Gross profit	516	668
Net Income	219	297

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	December 31,

	2002	2003

Consolidated Balance Sheet Data
Current assets	1,051	1,181
Total assets	3,442	3,801
Current liabilities	869	886
Total liabilities	1,822	1,671
Net assets	1,620	2,130

Business Assistance Agreement

      In November 2001, the Company entered into a Business Assistance Agreement (“BAA”) with ISCOR. The BAA is a performance based agreement which covers a three year period up through December 31, 2004. Under the terms of the BAA, the Company has undertaken to provide ISCOR with business, technical, procurement and marketing assistance, devise operationally improvements to sustain annual sustainable savings, and invest a minimum in of $75 million in market purchases of ISCOR shares before March 2003.

      Remuneration for LNM’s business assistance is performance based, linked to a scale of cost savings targets. Settlement was initially provided for by the issue of ISCOR shares, but the BAA was amended in December 2003 to provide for settlement by way of either issue of shares or payment of cash. During 2003, the Company received cash remuneration from ISCOR in the amount of $94, of which $47 was recorded as other income and $47 was recorded as income from equity investment to properly eliminate the effect of intercompany transactions in accordance with APB No. 18.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Note 7:	Balances and Transactions with Related Parties

      Transactions with related parties, all of which are affiliates and joint ventures of Mittal Steel were as follows:

	December 31,

	2001	2002	2003

Transactions
Purchases of raw material:
Pena Colorada	$26	$33	$44
Sersiin	14	18	12
E.I.M.P.	106	102	101
PCI Associates (Tolling fee)	43	34	32
Orind Refractories	11	23	33
Sales:
WDI	104	100	115
Sorevco	32	44	43
I/ N Kote	311	346	342
P.T. Ispat Indo/Glacier trade centre	—	5	20
Alpos	—	—	12
M.G. Odra Gas	—	—	6
Topham Eisen-und Stahlhandelsges	—	—	22
Ispat Balt	6	—	—
Sersiin	4	2	—
LK Advisers*	—	0	0
Other	2	7	—
Purchases:
I/N Tek (Tolling charges)	143	142	137
Lindsay International Pvt Ltd	10	20	32
Alkharsh International Pvt Ltd	1	2	2
Corp. del. Balsas	—	3	2
Thyssen Trade Praha	—	—	21
Topham Eisen-und Stahlhandelsges	—	—	1
M.G. Odra Gas	—	—	9
Trans Ispat	76	67	—
Czech Slag-Nova Hut	—	—	2
Other	4	3	3

* Amounts are $0.1 and $0.2 for year 2002 and 2003.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	December 31,

	2002	2003

Receivables:
WDI	$32	$33
Orind International	1	1
P.T. Ispat Indo/Glacier trade centre	—	3
Alpos	—	7
Nova Hut Hungari	—	8
Topham Eisen-und Stahlhandelsges	—	1
M.G. Odra Gas	—	3
Corp. del. Balsas	—	1
Galvmet	5	—
Trans Ispat	1	—
Others	6	4
Payables:
Pena Colorada	1	10
Sersiin	9	14
Orind Refractories	8	9
Lindsay International Pvt Ltd	2	2
Alkharsh International Pvt Ltd	1	1
Bulk Lehar	—	3
M.G. Odra Gas	—	3
Thyssen Trade Praha	—	1
Slapmet	—	6
Other	5	1
Long term debt from affiliates/shareholders:
The Richmond Investment Holdings Limited	40	94

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Note 8:	Payable to Banks

      Payable to banks include borrowings and overdrafts.

      Mittal Steel had the following outstanding under such bank lines, working capital facilities and revolving credit facilities:

	December 31,

	2002	2003

— Presented under current liabilities (includes overdraft of $34 in 2002 and $95 in 2003)	$181	$244

      These facilities do not include securitizations and factoring of receivables, which are discussed in Note 20.

      The credit facilities provide for borrowing at various interest rates and support letters of credit in addition to providing borrowings to fund local working capital requirements at the Operating Subsidiaries. Weighted-average interest rate on the bank lines, working capital facilities and temporary overdrafts ranged from 2.6% to 8.6% in 2002 and 2.0% to 6.6% in 2003.

      Certain of the credit facilities contain restrictive covenants that (i) require Mittal Steel’s subsidiaries to comply with certain financial maintenance tests including the ratio of current assets to current liabilities and the ratio of total liabilities to total capital; (ii) require the maintenance of specified levels of net worth, (iii) prohibit subsidiaries from entering into agreements that restrict their ability to pay dividends and (iv) limit the payment of dividends (see Note 9).

      Certain of the lines of credit are collateralized by current assets and property, plant and equipment with a net carrying value of $810 at December 31, 2003 (2002: $962).

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Note 9:	Long-term Debt

	December 31,

	2002	2003

AT U.S. OPERATING SUBSIDIARY
First Mortgage Bonds:
Series U, Tranche B, $350, due July 16, 2005	$334	$331
Series U, Tranche C, $350, due July 16, 2006	334	331
Series R, 7.9% due January 15, 2007	29	28
Series 1977, 5.75% due February 1, 2007	20	19
Series 1993, 6.8% due June 1, 2013	26	25
Series 1995, 6.85% due December, 2012	13	12
Industrial Development Revenue Bonds:
Pollution Control Project No. 11, 7.125% due June 1, 2007	21	15
Pollution Control Project No. 13, 7.250% due November 1, 2011	32	32
Exempt Facilities Project No. 14, 6.7% due November 1, 2012	5	3
Exempt Facilities Project No. 15, 5.75% due October 1, 2011	46	47
Exempt Facilities Project No. 16, 7% due January 1, 2014	8	2
Revolving Credit Facilities — 2% to 4%	225	240
AT MEXICO OPERATING SUBSIDIARY
Bank loans denominated in U.S. dollars, floating interest	352	348
Senior Structured Export Certificates, 10.625%	62	41
Export-Import Bank of the U.S., LIBOR plus 0.30%	29	29
AT CANADA OPERATING SUBSIDIARY
Senior Secured Credit Facilities(1):
Tranche A, $150, LIBOR plus 1.25%-4.05%	54	—
Tranche B, $125, LIBOR plus 1.75%-4.55%	118	118
Tranche C, $125, LIBOR plus 2.25%-5.05%	118	118
AT TRINIDAD OPERATING SUBSIDIARY
Senior Secured Notes, 10.4%	101	88
International Finance Corporation, LIBOR plus 3.25% — 3.38%	26	13
Others	8	5
AT ISPAT EUROPE GROUP
Senior Secured € 150 million, due February 1, 2011, 11.875%	129	137
ISPAT KARMET
Secured loan from financial institutions	50	38
ISPAT ANNABA
Loan from Government	136	143

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	December 31,

	2002	2003

ISPAT SIDEX
Loans from banks guaranteed by the Government of Romania	17	17
Others	3	1
ISPAT NOVA HUT
Secured syndicate loan from the Czech Banks- denominated in CZK	—	47
Secured syndicate loans from Financial Institutions	—	119
Secured syndicate loans from Financial Institutions — denominated in Euros	—	129
Loan from a Bank — denominated in CZK	—	13
Others	—	10
ISPAT PETROTUB
Secured loan from a Bank	—	14
Secured loan from a Bank — denominated in Euros	—	24
OTHER
Shipping Subsidiaries	30	19
Other	27	15
Hire Purchase from a Financial Institution	34	33
Secured Loan from a financial institution	100	100
Secured loan from a bank	25	25

Total long-term debt including current portion	2,512	2,729
Less current portion of long-term debt	365	536

Total long-term debt	2,147	2,193

(1)	Interest rates are contingent on the achievement of certain financial ratios.

At U.S. Operating Subsidiary:

First Mortgage Bonds

      Series U, Tranche B and C (the “Term Loans”) are with a syndicate of financial institutions (the “Term Loan Lenders”) for whom Credit Suisse First Boston is the agent. Each of the Tranche B and Tranche C Loan is repayable in quarterly installments of $1 until maturity.

      Borrowings under the Term Loans bear interest at a rate per annum equal to, at Mittal Steel’s option, (1) the higher of (a) the Agent’s prime rate or (b) the rate which is 0.5 of 1% in excess of the Federal Funds effective rate (together the “Base Rate”), plus 2.75% or (2) the London Interbank Offered Rates (“LIBOR”) (as defined in the Credit Agreement) plus 3.75%. The fee for the Letter of Credit (the “LC”) is 4.00% of the LC amount per annum (the “LC Fee”). The spread over the LIBOR and Base Rate and the LC Fee will be reduced if the U.S. Operating Subsidiary’s Consolidated Leverage Ratio (as defined in the Credit Agreement) falls to specified levels. The effective rate of interest paid on Series U First Mortgage Bonds was 5.1% for the year ended December 31, 2003 (5.6% for the year ended December 31, 2002).

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      Mittal Steel entered into a hedge as required under the agreement. It is a five year interest rate collar based on LIBOR with a floor of 4.50% and a ceiling of 6.26% on a notional amount of $450. The facilities and the hedge are fully and unconditionally guaranteed by Mittal Steel. The hedge expired on October 16, 2003.

      A substantial portion of Mittal Steel’s facilities at its Indiana Harbor Works is subject to a lien to First Mortgage. This property had a book value of approximately $1,600 at December 31, 2003 (2002 - $1,600).

      The U.S. Operating Subsidiary must also maintain a minimum Consolidated EBITDA, as defined in the Credit Agreement. The U.S. Operating Subsidiary was in compliance with this covenant at December 31, 2003. The Credit Agreement also contains other covenants that, among other things, prohibit or limit the ability of Mittal Steel or the Borrower to pay dividends and other restricted payments, incur indebtedness, create liens, engage in transactions with affiliates, sell assets and engage in mergers and consolidations. Any loans from Mittal Steel to its U.S. Operating Subsidiary cannot be repaid until the U.S. Operating Subsidiary’s leverage falls to specified levels.

Industrial Development Revenue Bonds

      During 2003, Mittal Steel purchased $29 (2002: $40) bonds at discounts from face value. As a result of these early redemptions and recognized a gain of $14, net of tax $14 (2002: $30, net of tax $19).

Revolving Credit Facilities

      Revolving credit facilities are denominated in U.S. dollars and are from the Chase Manhattan Bank, as agent. The average interest rates on these facilities range from 2% to 4% and $150 of the outstanding balance is repayable in 2005 and $90 in 2007. In accordance with SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced, an Amendment of ARB No. 43, Chapter 3A,” and Emerging Issues Task Force 95-22, “Classifications of Borrowings Outstanding Under a Revolving Credit Agreement that include both a Subjective Acceleration Clause and a Lock-Box Arrangement,” amounts outstanding under the Revolving Credit Facilities have been classified as current liabilities. The average interest rates on these facilities range from 2% to 4% and $150 of the outstanding balance is repayable in 2005 and $90 in 2007.

Contingent Liability

      A standby letter of credit in the amount of $160 that expired on July 9, 2003 was provided to the Pension Benefit Guarantee Corporation (“PBGC”), and was arranged by Credit Suisse First Boston. The letter of credit was not drawn upon. In July 2003, Mittal Steel reached an agreement with the PBGC regarding alternative security for the $160 letter of credit. The letter of credit was allowed to expire, and in its place, Mittal Steel agreed to contribute $160 to its pension plan over next two years. The U.S. Operating Subsidiary contributed $50 in July 2003, and is required to contribute $83 in 2004 and $28 in 2005. Outside of this Agreement, the U.S. Operating Subsidiary also contributed $21 in September 2003. Additionally, Mittal Steel pledged $160 of non-interest bearing First Mortgage Bonds to the PBGC as security until the remaining $110 has been contributed to the Pension Plan and certain tests have been met.

At Mexico Operating Subsidiary:

Bank Loans Denominated In U.S. dollars, Floating Interest

California Commerce Bank, USA

      Loan payable to California Commerce Bank, USA under a line-of-credit agreement is denominated in U.S. dollars with an annual variable interest rate of LIBOR plus 300 basis points (effective annual interest rate at December 31, 2002 and 2003 are 5.53% and 4.99%, respectively). Principal is payable in quarterly installments with maturities until August 2005. $8 was outstanding at December 31, 2003 (2002- $10).

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Bancomer, Mexico

      Loan payable to Bancomer, Mexico is denominated in U.S. dollars. The loan bears interest at floating rate of LIBOR plus 325 basis points (effective annual interest rate at December 31, 2002 and 2003 are 5.25% and 4.35%, respectively). Principal is payable in semi -annual installments until 2008. $48 was outstanding at December 31, 2003 (2002: $49).

      Loan payable to Bancomer, Mexico is denominated in U.S. dollars. The loan bears interest at floating rate of LIBOR plus 225 basis points (effective annual interest rate at December 31, 2002 and 2003 are 4.20% and 3.35%, respectively). Principal is payable in semi -annual installments until 2008. $72 was outstanding at December 31, 2003 (2002: $73).

     Banamex, Mexico

      Loans payable to Banamex, Mexico under a line-of-credit agreement is denominated in U.S. dollars, with annual variable interest rates of LIBOR plus 375 basis points (effective annual interest rate at December 31, 2002 and 2003 are 5.86% and 4.88%, respectively). Principal is payable in semi-annual installments of $28 with maturities from 2005 to 2009. $220 was outstanding at December 31, 2002 and at December 31, 2003.

Senior Structured Export Certificates, 10.625%

      The New Senior Structured Export Certificates due 2005 (the “New Senior Certificates”) are denominated in U.S. dollars with interest payable quarterly at 10.625% per annum. The principal amount of the New Senior Certificates is payable in quarterly installments till May 2005.

      The New Senior Certificates are redeemable in whole or in part at a price equal to 100% of the outstanding principal amount, plus accrued interest thereon and a prepayment make whole premium (only in case of trigger event) as defined in the agreement.

      The New Senior Certificates are payable primarily from the proceeds of U.S. Dollar denominated accounts receivable to be generated from sales of steel slabs to Mitsubishi Corporation (the “steel purchaser”), under a long-term supply agreement and sales of steel slabs to certain other customers. Subject to certain exceptions, the supply agreement with Mitsubishi requires the steel purchaser to purchase sufficient volumes of slabs to generate receivables in each quarter in an aggregate face amount equal to 1.3 times the scheduled quarterly debt service on the New Senior Certificates.

Export-Import Bank of The United States

      Loan payable to a financial institution guaranteed by the Export-Import Bank of the United States is denominated in U.S. dollars. The loan bears interest at an annual variable rate of LIBOR plus 0.30% (effective annual interest rate at December 31, 2002 and 2003 are 2.54% and 2.05%, respectively). Principal is payable in semi-annual installments of $3 with maturities ranging from 2004 to 2008.

Debt Restructuring at Mexico Operating Subsidiary

      In response to the reduction in sales volume and prices and other negative developments faced by Mittal Steel, Mittal Steel initiated the process in 2001 to restructure its debt. The debt restructuring was successfully completed on September 6, 2002. The principal elements of debt restructuring are as noted below:

1. Exchange Offer and Consent Solicitation. All outstanding 1996 Senior Certificates were exchanged for New Senior Certificates. The terms of the New Senior Certificates are substantially similar to the terms of the 1996 Senior Certificates except that, among other things, the New Senior Certificates (i) have interest payable at 10 5/8% per annum; (ii) have a final maturity at May 2005; (iii) are guaranteed by certain subsidiaries of Mexico Operating Subsidiary; (iv) are secured, along with

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Mexico Operating Subsidiary’s existing bank lenders, by certain assets of Mexico Operating Subsidiary (as discussed below) on pro rata basis; and (v) have the benefit of the Excess Cash Flow Sweep (as discussed below).

2. Bank Amendments and Waivers. Mexico Operating Subsidiary’s bank lenders deferred principal payments on most of the outstanding bank debt for a period of three years. The bank lenders also waived certain financial covenants during this period, eliminated certain restrictions on the disposition of non-core assets and granted permission to enter into a new working capital facility. Existing bank lenders have the benefit of the Excess Cash Flow (as discussed below) and are secured, along with the New Senior Certificates, by certain assets of Mexico Operating Subsidiary (as discussed below) on a pro rata basis.

3. Excess Cash Flow Sweep. Mexico Operating Subsidiary is required, on a semi-annual basis commencing December 31, 2002, to apply all of its excess cash flows (as defined in the Inter-creditor Agreement) to repurchase New Senior Certificates and retire debt owed to its existing bank lenders (the “Excess Cash Flow Sweep”) in the proportion of 20% to the New Senior Certificates and 80% to Mexico Operating Subsidiary’s existing bank debt, at a price equal to 100% of the principal amount thereof.

4. Ranking and Collateral. The New Senior Certificates are secured by receivables generated under a new supply agreement with Mitsubishi and those of certain other customers of Mexico Operating Subsidiary (the “Receivables”). In addition, Mexico Operating Subsidiary’s existing bank lenders and the New Senior Certificates are secured, on a pro rata basis, by (i) a first priority lien on all property, plant and equipment of Mexico Operating Subsidiary; (ii) a pledge on the stock of Mexico Operating Subsidiary and its immediate parent; and (iii) a first priority lien on the inventory and receivable not otherwise pledged to secure the new working capital facility or the Receivables.

5. New Working Capital Facility. Mexico Operating Subsidiary is entitled to draw up to $68 for its working capital needs, subject to the condition that amounts outstanding owed under the new working capital facility cannot exceed $35 unless authorized by Mexico Operating Subsidiary’s other bank lenders. The new working capital facility is secured by a first priority lien on certain inventory and receivables.

6. Shareholder Loan. An amount of $20 was loaned to Mexico Operating Subsidiary by Mittal Steel for working capital needs. The loan is subordinated to other debt of Mexico Operating Subsidiary and secured by a second priority lien on certain inventory and receivables.

7. Sale of Non-Core Assets. Mexico Operating Subsidiary was entitled to sell certain non-core assets in 2002 in order to repay some of the debt relating to its shipping loans.

      The Structured Senior Export Certificates due 2005 (the “1996 Certificates”) are denominated in U.S. dollars with effective interest payable quarterly at 11.64% per annum. The principal amount of the Senior Certificates is payable in quarterly installments until May 2005.

At Canada Operating Subsidiary:

Senior Secured Credit Facilities

      The Tranche B facility is bearing an interest at rates ranging from LIBOR plus 1.75% to LIBOR plus 4.55% depending on the achievement of certain financial ratios. For 2003 the effective average rate is 6.46% (2002 effective average rate was 7.60%). The facility will mature in July 2004 and is repayable in installments of $0.3 in March 2004 and $118 in July 2004.

      The Tranche C facility is bearing an interest at rates ranging from LIBOR plus 2.25% to LIBOR plus 5.05% depending on the achievement of certain financial ratios. For 2003 the effective average rate is 6.96%

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

(2002 effective average rate was 8.11%). The facility will mature in January 2005 and is repayable in installments of $0.3 in March 2004, $0.3 in June 2004 and $118 in January 2005.

      The Senior Secured Credit Facility is collateralized by all property, plant and equipment of the Canadian Operating Subsidiary and a second ranking charge on accounts receivables and inventories. Mittal Steel has no interest rate swap agreement as of December 31, 2003 (2002-$200).

At Trinidad Operating Subsidiary:

Senior Secured Notes, 10.4%

      The 10.4% Senior Secured Notes are denominated in U.S. dollars and have been used to finance the construction of a direct reduced iron plant. The notes mature in May 2008 with principal and interest repayable in semi-annual installments which began in November 2002.

International Finance Corporation

      Loans payable to the International Finance Corporation are denominated in U.S. dollars and collateralized by property, plant and equipment with a net book value of $397 at December 31, 2003 (2002-$410). Principal and interest are due in semi-annual installments beginning December 1998 with interest accruing at LIBOR plus 3.25% to 3.38%, maturing in 2004 through 2006.

      At the request of the Trinidad Operating Subsidiary, the International Finance Corporation and their Participants have agreed to a waiver of the current ratio requirement for December 31, 2001, an amendment to the current ratio covenant for 2002 and a waiver of the late payment of principal due on December 15, 2001.

At Ispat Europe Group:

Senior Secured Notes Denominated in Euro, Due February 1, 2011, 11.875%

      Ispat Europe Group SA, a wholly owned subsidiary of Mittal Steel has issued Senior Secured Notes worth €150 million. The Notes issued on February  1, 2001 will mature on February 1, 2011. These Notes are secured by mortgage over the property, plant and equipment of the German Subsidiaries and an indirect pledge on the shares of the French Operating Subsidiary. The interest rate is fixed at 11.875% per annum and payable semi-annually.

Ispat Karmet

      Secured loan from financial institutions bear interest at LIBOR plus margin (effective interest rate for year 2002 and 2003 was 6.0% and 5.5%, respectively. The principal, interest and other amounts payable under this facility are fully secured by current assets and property, plant and equipment of book value $1,100 of Ispat Karmet. The loan and interest are payable quarterly and matures in 2006.

Ispat Annaba

      Ispat Annaba has ten year long term loan agreements with the Government of Algeria. The loan is payable on October 2011. This loan bears interest at 5% per annum from October 2004, which is after a moratorium period of three years. The Company has guaranteed the payment of the principal and interest payable under this loan.

Ispat Sidex

      Ispat Sidex has taken over the state guaranteed loans received from banks prior to acquisition. These loans, including related interest and fees, shall continue to be paid by the Government of Romania on behalf of

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Ispat Sidex. Ispat Sidex will reimburse the Government of Romania in seven annual installments, after an initial three year grace period from the date of payments made by the Government of Romania. These loans bear interest between 6.3% and 7.2% per annum.

Ispat Nova Hut

      Secured syndicate loan from Czech banks bears interest at PRIBOR plus margin (effective interest rate for year 2003 was 3.6%). The loan is repayable in 18 equal semi annual installments starting in 2004. Secured syndicate loan from financial institutions bears interest at LIBOR plus margin (effective interest rate for year 2003 was 2.7%) and the secured syndicate loan from financial institutions, denominated in Euro bears interest at EURIBOR plus margin (effective interest rate for year 2003 was 3.7%). The loans are payable in 18 semi annual installments starting in 2004. The Company has an interest rate swap agreement for approximately 50% of both U.S. Dollars and Euro dominated loans which effectively fixed the interest rate at 3.1% for $59.4 of U.S. Dollar loan and 3.4% for Euro 51.3 of Euro loan.

      The above loans are secured by pledge of certain current assets, certain financial investments and property, plant and equipment of aggregate book value $959 of Ispat Nova Hut. The loan from a bank, denominated in CZK, bears interest at 22%.

Ispat Petrotub

      Secured loan from a bank, bears interest at LIBOR plus margin (effective interest rate for the year 2003 was 4.2%). The loan is payable in 2006. The loan is secured by a portion of current assets and property plant and equipment of Ispat Petrotub with an aggregate book value of $41.

      Secured loan from a bank denominated in Euro, is partly guaranteed by the Ministry of Finance, Romania and partly secured by a letter of credit, bears interest at EURIBOR plus margin (effective interest rate for the year 2003 was 2.9%). The loan is payable in semi-annual installments maturing in 2011.

Other:

Shipping Subsidiaries

      Loans payable at shipping subsidiaries are denominated in U.S. dollars to finance the purchase of equipment collateralized by the related assets. The interest rates on the loans range from 7.36% to 8.11%. Principal and interest are due in monthly/ semi-annual installments with maturities ranging from 2005 to 2007.

      Various loans with interest rates ranging from 0.6% to 7.5% for other loans.

      The hire purchase loan from a financial institution carries interest at LIBOR plus margin (effective interest rate for year 2002 and 2003 was 4.3%), payable semi annually and matures in year 2014.

      Secured loan from financial institution for $100 is for capital expenditure and working capital requirement at Ispat Sidex. The loan is guaranteed by the Company and certain of its Operating Subsidiaries and certain subsidiaries and secured by a pledge of certain current assets with a book value of $362 and property, plant and equipment with a book value of $189 of Ispat Sidex. The loan bears interest at LIBOR plus variable margin (effective interest rate for the year 2002 and 2003 was 5.8% and 4.7%, respectively). The loan is payable in 12 semi annual installments starting in 2004.

      Secured loan from a bank is secured by pledge of 40,905,400 shares of ISCOR. The loan bears interest at LIBOR plus margin (effective interest rate for the year 2002 and 2003 was 5.2% and 4.7%, respectively). The loan is payable in 2004.

      Various other loans carry interest rates ranging from 0.6% to 8.8%.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      Certain debt agreements of the Company and/or its subsidiaries, provide for various covenants requiring certain consent from lenders in specified circumstances, to declare or pay any dividends, make certain restricted payments, incur additional indebtedness, make certain investments, create liens, guarantee indebtedness, sell or acquire assets with certain exceptions, enter into any merger or consolidation or reorganization, as well as require compliance with other financial maintenance tests, which includes financial ratios and minimum levels of net worth.

      The Company is in compliance with the covenants contained within the amended agreements related to all of its borrowings.

      Maturities of long-term debt at December 31, 2003 are as follows:

Years Ending December 31

2004	$296
2005	761
2006	531
2007	316
2008	157
Subsequent years	668

Total	$2,729

Note 10:	Financial Instruments and Credit Risk

Fair Value of Financial Instruments

      The estimated fair values of Mittal Steel’s financial instruments at December 31, 2002 and 2003 are summarized below:

      The estimated fair values of certain financial instruments have been determined using available market information or other valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Mittal Steel could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

      The carrying amounts of Mittal Steel’s cash and cash equivalents, accounts receivable and short-term investments approximate their fair values. Cash equivalents are carried at cost, which approximates market value and accounts receivable and short-term investments are short-term in nature.

      Mittal Steel’s short and long-term debt consists of debt instruments which bear interest at fixed rates and variable rates tied to market indicators. The fair value of Mittal Steel’s variable rate debt approximates its carrying amount given the floating rate nature of the debt at prevailing market rates. The fair value of fixed rate debt is based on estimated future cash flows discounted using the current market rates for debt of the

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

same remaining maturities and credit risk. The estimated fair values of Mittal Steel’s short and long-term debt are as follows:

	December 31, 2002		December 31, 2003

		Estimated Fair		Estimated Fair
	Carrying Value	Value	Carrying Value	Value

Instruments payable bearing interest at variable rates	$1,856	$1,631	$2,098	$2,018
Instruments payable bearing interest at fixed rates	656	499	631	533

Long-term debt, including current portion	$2,512	$2,130	$2,729	$2,551

Payable to banks	$181	$181	$244	$244

Fair Values

      The fair value of forward exchange contracts, all of which are short-term in nature, was estimated based on the applicable year-end exchange rates and are presented below:

	Foreign Currency
	Forward Contracts

	December 31,

	2002	2003

Fair value	$16	$78
Carrying Amount	$16	$78

      All derivative financial instruments held as of December 31, 2002 and 2003 were undesignated hedges entered into by the Company and its subsidiaries to manage its exposure to fluctuations in the foreign exchange rates and interest rates. Accordingly all gains and losses are recognized in the statement of operations, resulting in a gain of $2 in 2003 ($1 in 2002 and $nil in 2001).

      The fair value information presented herein is based on information available to management at the dates presented. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively valued for purposes of these financial statements.

      Mittal Steel uses futures and swap contracts to manage fluctuations in the cost of natural gas and certain nonferrous metals, primarily zinc which is used in the coating of steel. Timing of these transactions corresponds to the expected need for the underlying physical commodity and is intended as a hedge against the cost volatility of these commodities.

      A portion of the floating rate debt used in connection with the financing of the acquisition of the U.S. Operating Subsidiary was hedged through the use of an interest collar that expired on October 16, 2003. Due to the decline in interest rates during fiscal years 2002, the fair value of the collar represented a derivative liability of approximately $14 at December 31, 2002.

      The U.S. Operating Subsidiary had $1,095 of long-term debt (including debt due within one year) outstanding at December 31, 2003. Of this amount $902 is floating rate debt (fair value $822). The remaining $205 of fixed rate debt had a fair value of $149. Assuming a hypothetical 10% decrease in interest rates at December 31, 2003, the fair value of this fixed rate debt would be estimated to be $200. Fair market values are based upon market prices or current borrowing rates with similar rates and maturities.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The Mexico Operating Subsidiary utilizes derivative commodity instruments not for trading purposes but to hedge exposure to fluctuations in the costs of natural gas. In February 2001, the Mexico Operating Subsidiary entered into a fixed price natural gas contract with Pemex at a price of $4 per mmbtu, excluding transportation charges, for a volume of 25350 G cal per day. This contract expired on December 31, 2003. For gas requirements in 2004, Mittal Steel has entered into contracts in the futures market for a total volume of 7,300,000 MMBTU, at an average net price of $5.59 per MMBTU (excluding transportation charges). A hypothetical 10% fluctuation on the purchase price of natural gas will have an impact on pre-tax income of approximately $23. The fair value of such contracts as on December 31, 2003 was $44 (2002: $161).

      At the Canadian Operating Subsidiary, an annual consumption of natural gas of Canadian Dollar 79 million (2002: Canadian Dollar 38 million) at an exchange rate of 0.76 (Canadian Dollar to U.S. Dollar) would result in an annual consumption of $60 (2002: $29). Therefore, a hypothetical 10% fluctuation in the purchase price of natural gas would have an impact on pre-tax income at the Canadian Operating Subsidiary of approximately $6 (2002: $3).

Credit Risk

      Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and from movements in interest rates and foreign exchange rates. Mittal Steel does not anticipate non-performance by counterparties. Mittal Steel generally does not require collateral or other security to support financial instruments with credit risk.

      Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

      Financial instruments that potentially subject Mittal Steel to credit risk primarily consist of trade accounts receivable and derivative contracts.

      Mittal Steel considers its credit risk associated with trade accounts receivable to be somewhat limited due to a large number of customers comprising Mittal Steel’s customer base and their geographic dispersion. Mittal Steel sells a significant amount of product pursuant to orders throughout its main markets. Mittal Steel grants credit based on evaluations of its customers’ financial situation, in certain cases without requiring guarantees or letters of credit, and monitors the exposure of potential losses from granting credit.

      The counterparties to derivative contracts are generally major financial institutions and credit risk is generally limited to the unrealized gains and losses on such contracts should the counterparties fail to perform as contracted. Additionally, Mittal Steel utilizes a portfolio of financial institutions either headquartered or operating in the same countries in which Mittal Steel conducts its business. As a result, Mittal Steel considers the risk of counterparty default to be minimal.

Currency Risks

      For countries in which the functional currency is the U.S. Dollar, sales contracts (including domestic) are often fixed in U.S. Dollars or linked to U.S. Dollars, thus diminishing currency risks. In order to contain the overall market risk, the Company and its subsidiaries are focused on minimizing the transactional exposures arising from local currency movements against the U.S. Dollar.

Note 11:	Shareholders’ Equity

      The authorized common shares of Mittal Steel consisted of 5,000,000,000 class A shares, with a par value of EUR0.01 per share, and 721,500,000 class B shares, with a par value of EUR0.10 per share. At

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

December 31, 2003, 194,509,790 Mittal Steel class A shares and 457,490,210 Mittal Steel class B shares were issued and 189,247,282 (2002: 191,345,584) Mittal Steel class A shares and 457,490,210 (2002: 72,150,000) Mittal Steel class B shares were outstanding.

      In connection with the introduction of Euro on January 1, 2002, Mittal Steel converted the nominal value of its shares from Dutch Guilders into Euro. The articles of association were amended on December 31, 2001 based on the resolution of the shareholders meeting held on December 21, 2001. By this conversion the total common stock par value of Mittal Steel increased by $3, which had been accounted for through Additional Paid-in Capital in Equity.

      The preference and relative rights of Mittal Steel’s class A shares and class B shares are substantially identical except for disparity in voting power and conversion rights. Holders of Mittal Steel’s class A shares are entitled to one vote per share and holders of Mittal Steel’s class B shares are entitled to ten votes per share on all matters submitted to a vote of shareholders. Each Mittal Steel class B share is convertible, at the option of the holder, into one Mittal Steel class A share.

      At December 31, 2003, Mittal Steel had 5,262,508 of its own class A shares, which it purchased on the open market for a net consideration of $110 (at December 31, 2002: 3,114,206 at a consideration of $103).

      During the year 2003, Mittal Steel sold 23,532 (2002: 2,117,781) of its treasury stock shares to Ispat Inland Pension Fund for a total consideration of $0.01 (2002: $5). Also, Mittal Steel bought back 2,263,000 (2002: 139,200) of its shares from the open market during the year at a consideration of $9 (2002: $1) under a share buy-back program announced by Mittal Steel.

      These shares have been acquired for the purpose of Mittal Steel’s employee stock option plan.

      All calculations to determine the amounts available for dividends are based on Mittal Steel’s Dutch statutory accounts, which, as a holding company, are different from its consolidated accounts.

      Mittal Steel has no manufacturing operations of its own. Accordingly, it can only pay dividends or distributions to the extent it is able to arrange the cash dividend distribution from its subsidiaries, recognizes gains from the sale of its assets or records share premium from the issuance of (new) common shares. Certain of Mittal Steel’s Operating Subsidiaries are subject to restrictions under the terms of their debt agreements for paying dividends. As a result, subsidiaries of Mittal Steel had $2,591 in retained earnings, which are free of restriction for the payment of dividend at December 31, 2003. Dividends are payable by Mittal Steel in either U.S. dollars or in Euros.

      In December 2004, Mittal Steel acquired LNM Holdings from Mittal Steel S.a.r.l., a wholly owned subsidiary of The Richmond Investment Holdings Limited (an entity controlled by the controlling shareholder of Mittal Steel and, at the time, the sole shareholder of LNM Holdings). Mittal Steel S.a.r.l. received 0.27931958 Mittal Steel class A common shares and 0.77068042 Mittal Steel class B common shares, for each LNM Holdings common share, or, in the aggregate, 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal Steel class B common shares.

Share Retention Agreements

      Ispat Karmet has entered into share retention agreements with European Bank for Reconstruction and Development (“EBRD”) and International Finance Corporation (“IFC”), whereby until the date on which the EBRD and IFC loans have been repaid in full, Ispat Karmet’s holding company or its nominee shall not, unless EBRD and IFC otherwise agree in writing, transfer, assign, pledge, dispose of or encumber 67% of its total issued equity share capital.

      The Company has entered into a share pledge agreement with the Authority for Privatisation and Management of the State Ownership in the Republic of Romania (“APAPS”) for 20% share holding in Ispat

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Sidex’s share capital towards its commitment to pay the purchase price. Further the Company has also entered into a share pledge agreement with APAPS for 50% share holding in Ispat Sidex’s share capital towards its capital expenditure commitment for ten years commencing November 2001.

      The Company has entered into a share pledge agreement with IFC, whereby the Company has pledged its share holdings in Ispat Nova Hut’s share capital toward the commitment for repayment of loans to IFC by Ispat Nova Hut.

      The Company has entered into a share pledge agreement with APAPS for its share holding in Ispat Tepro’s share capital towards its commitment to pay the purchase price for Ispat Tepro.

      The Company has entered into a share pledge agreement with APAPS for 51.1% of its share holding in Ispat Petrotub’s share capital towards its commitment to pay the purchase price for Ispat Petrotub. The Company has also entered into a share pledge agreement with APAPS for 49.9% of its share holding in Ispat Petrotub’s share capital towards its capital expenditure commitment for five years commencing December 2003.

Stock Option Plan

      In 1999, Mittal Steel adopted a stock option plan, the Ispat Plan. Under the terms of the Ispat Plan, Mittal Steel may grant options to senior management of Mittal Steel and its affiliates for up to 6,000,000 shares of common stock. The exercise price of each option equals not less than the fair market value of Mittal Steel stock on the date of grant, with a maximum term of 10 years. Options are granted at the discretion of Mittal Steel’s Board of Director’s Plan Administration Committee or its delegate. The options vest either ratably upon each of the first three anniversaries of the grant date, or, in total, upon the death, disability or retirement of the participant.

      Prior to 2003, Mittal Steel had chosen to account for stock-based compensation using the intrinsic value method prescribed in APB 25, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Mittal Steel’s stock at the date of the grant over the amount an employee must pay to acquire the stock. As indicated above, all options were granted at an exercise price equal to or greater than the fair market value on the date of grant and accordingly, no compensation expense has been recognized in these financial statements pursuant to APB 25. Effective January 1, 2003, Mittal Steel has decided to expense stock-based compensation under the fair value recognition provisions of SFAS 123 (see Note 2).

      The fair value of each option grant of Mittal Steel stock is estimated on the date of grant using Black-Scholes Model Method with the following weighted-average assumptions used:

	Year of Grant

	2001	2002	2003

Dividend Yield	—	—	—
Expected annualized volatility	—	83%	—
Discount rate — bond equivalent yield	—	5.03%	—
Expected life in years	—	8	—

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The status of the Ispat Plan with respect to Mittal Steel is summarized below at December 31, 2003:

		Weighted
		Average
	Number of	Exercise
	Shares	Price ($)

Opening balance as of January 1, 2001	2,512,000	10.19
Granted during the year	—	—
Exercised	—	—
Forfeitures	(310,000)	10.30

Outstanding at December 31, 2001	2,202,000	10.17
Granted during the year	1,349,500	2.26
Exercised	—	—
Forfeitures	(160,000)	7.95

Outstanding at December 31, 2002	3,391,500	7.13
Granted during the year	—	—
Exercised	(91,166)	7.08
Forfeitures/restoration	39,000	11.72

Outstanding at December 31, 2003	3,339,334	7.32

      At December 31, 2003, the stock options are exercisable as follows:

		Average
		Exercise
		Price
	Options	($)(1)

2003	2,530,111	8.93
2004	2,934,723	8.01
2005	3,339,334	7.32
2006	3,339,334	7.32
2007	3,339,334	7.32

(1)	Based on exercise prices of $11.94, $8.57 and $2.26 for 1999, 2000 and 2002 the respective years of the grant date.

Note 12:     Employee Benefit Plans

Defined Benefit Plans

      Mittal Steel’s principal Operating Subsidiaries in the U.S., Canada, Trinidad, Germany and France provide defined benefit pension plans to their employees. A brief summary of the plans provided by the subsidiaries in the countries in which Mittal Steel operates is as follows:

U.S. and Canadian Plans

      The U.S. Operating Subsidiary’s Pension Plan and Pension Trust which covers certain employees of Mittal Steel, is a non-contributory benefit plan with pensions based on final pay and years of service for all salaried employees and certain wage employees, and years of service and a fixed rate (in most instances based on frozen pay or on job class) for all other wage employees including members of the United Steelworkers of America.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The Canadian Operating Subsidiary offers contributory and non-contributory defined benefit pension plans for substantially all of its employees. Benefits for the non-contributory plans are generally calculated based on the number of years of service of the unionized employees and based on actuarial computations. Benefits for the contributory plans are generally calculated based on the number of years of service and the maximum average eligible earnings of each employee during any period of five consecutive years.

      The Canadian Operating Subsidiary provides certain post-employment and post-retirement medical benefits and life insurance for certain groups of retired employees. Mittal Steel is accruing the cost of these benefits for current and future retirees using the projected unit credit actuarial method.

Trinidad Plan

      Mittal Steel’s Operating Subsidiary in Trinidad maintains a contributory defined benefit pension plan for substantially all of its employees, the benefits of which are based on the employees’ length of service.

European Plans

      The German Operating Subsidiaries maintain unfunded defined pension plans for a certain number of employees, the benefits of which are based on such employees’ length of service and applicable pension table under the terms of individual agreements.

      Additionally, certain of the employees at the Duisburg operations, after completing a minimum period of continuous employment are entitled to a pension benefit based on length of service and compensation.

      Under French law, the French Operating Subsidiaries have an obligation to pay lump sum retirement indemnities to employees calculated based on the length of service and compensation at retirement. The French Operating Subsidiaries also have a commitment to provide additional post-retirement benefits linked to years of service and compensation at retirement reduced by retirement benefits available from the state managed pension scheme.

      Additionally, lump sum payments are also required to be paid to employees who have completed a defined number of years of service at Mittal Steel.

Mexican Plan

      The Mexico Operating Subsidiary is obligated to provide seniority premiums, which consist of a one-time payment of 12 days wages for each year worked, calculated on the basis of the latest salary. Maximum salary used in these calculations is limited to double the legal minimum wage.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The components of the net periodic benefit cost of the defined benefit plans for the years ended December 31 are as follows:

	Pension Benefits U.S. and
	Canadian Plans

	2001	2002	2003

Components of net periodic benefit cost:
Service cost	$36	$42	$40
Interest cost	180	177	183
Expected return on plan assets	(211)	(210)	(202)
Special termination benefits requires a description of the nature of the event)	8	—	—
Recognized actuarial gain	(1)	1	2
Amortizations	9	9	13

	$21	$19	$36

	Pension Benefits U.S.
	and Trinidad Plan

	2001	2002	2003

Components of net periodic benefit cost:
Service cost	$2	$2	$2
Interest cost	3	3	3
Expected return on plan assets	(5)	(5)	(6)
Net amortizations	—	(1)	—

	$—	$(1)	$(1)

	Pension Benefits
	European Plans

	2001	2002	2003

Components of net periodic benefit cost:
Service cost	$1	$2	$2
Interest cost	2	2	2

	$3	$4	$4

      The following assumptions were used:

	2001	2002	2003

Discount rates for obligations	6.50%-7.50%	6.50%-8.00%	6.25%-6.50%
Assumed rates of compensation increases	4.00%	4.00%-5.50%	3.00%-5.28%
Expected long-term rate of return on assets	7.75%-9.50%	7.50%-9.50%	8.00%-9.50%

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The change of benefit obligation and plan assets and reconciliation of funded status through the measurement date are as follows:

	Trinidad Plan

	Year Ended
	December 31,

	2002	2003

Change in benefit obligation
Benefit obligation at beginning of the year	28	40
Service cost	2	2
Interest cost	3	3
Participants’ contributions	1	1
Benefit improvements	5	—
Actuarial losses	2	8
Benefits paid	(1)	(1)

Benefit obligation at end of the year	40	53

Change in fair value of plan assets
Fair value of plan assets at beginning of the year	54	61
Actual return on plan assets	7	16
Employers’ contribution	1	1
Participations’ contribution	1	1
Benefits paid	(2)	(2)

Fair value of plan assets at end of the year	61	77

Funded status of the plans	21	24
Unrecognized net actuarial losses	(15)	(2)
Unrecognized transition assets	(2)	(15)
Amortized prior service cost	12	10

Prepaid pension at end of year	16	17

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	U.S. and Canadian
	Plans(1)

	Year Ended
	December 31,

	2002	2003

Change in benefit obligation
Benefit obligation at beginning of the year	2,482	2,605
Service cost	42	40
Interest cost	177	183
Participants’ contributions	1	1
Plan amendment	—	41
Actuarial losses	115	242
Foreign currency exchange rate differences	3	65
Benefits paid	(215)	(214)

Benefit obligation at end of the year	2,605	2,963

Change in fair value of plan assets
Fair value of plan assets at beginning of the year	2,043	1,741
Actual return on plan assets	(98)	324
Employers’ contribution	8	140
Participants’ contribution	1	1
Foreign currency exchange rate differences	2	42
Benefits paid	(215)	(216)

Fair value of plan assets at end of the year	1,741	2,032

Underfunded status of the plans	(864)	(931)
Unrecognized net actuarial gains	830	941
Unamortized prior service cost	84	117

Accrued pension liability at end of year	50	127

Accrued benefit liability(2)	(842)	(918)
Intangible asset	84	117
Accumulated other comprehensive income	808	928

Amount recognized on balance sheets	50	127

(1)	The actuarial computation for the U.S. Operating Subsidiary was performed at November 30, 2003 while the actuarial computation for the other Operating Subsidiaries was performed at December 31, 2003.

(2)	At U.S. Operating Subsidiary an amount of $112 has been recorded under current liabilities.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	European Plans

	Year Ended
	December 31,

	2002	2003

Change in benefit obligation
Benefit obligation at beginning of the year	32	42
Service cost	2	2
Interest cost	2	3
Plan amendments	(2)	—
Actuarial losses	3	—
Foreign currency exchange rate differences	5	11

Benefit obligation at end of the year	42	58

Underfunded status of the plans	(42)	(58)

Accrued pension liability at end of year	(42)	(58)

Amount recognized on balance sheets	(42)	(58)

Other Plans

      Retirement benefits are provided in accordance with defined benefit unfunded plans, agreed upon in the labour union agreements at various Operating Subsidiaries, wherever applicable. The Company amortizes prior service costs over the average future service period of active plan participants. The liabilities and net periodic pension costs related to these plans are annually calculated on the basis of formulas defined in the plans using the projected unit actuarial credit method and fully provided for in the financial statements. The measurement date is December 31.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      Summaries of changes in the benefit obligation and of the unfunded status of the plans follow:

	2002	2003

Change in benefit obligation
Benefit obligation at January 1	$ 38	$ 28
Service cost	4	8
Interest cost	1	1
Benefits paid	(15)	(10)
Other — net	—	—

Benefit obligation at December 31	$ 28	$ 27

Change in plan assets
Value of plan assets at January 1	$ —	$ —
Employer contributions	15	10
Benefits paid	(15)	(10)

Value of plan assets at December 31	$ —	$ —

Funded status of the plans
Unfunded accumulated obligation and net liability recognized on the Consolidated Balance Sheets	$ 28	$ 27

Assumptions as of December 31,
Discount rate	5% - 10%	5% - 10%
Salary adjustment rate	4% - 7%	4% - 7%

      The total accumulated benefit obligation for all plans at December 31, 2003 was $49 (2002: $47).

      The following table details the components of pension costs.

	2001	2002	2003

Service cost	$—	$4	$8
Interest cost	1	1	1
Prior service benefits and actuarial gain	(5)	—	—

	$(4)	$5	$9

Post-Retirement Benefits

      Mittal Steel’s Operating Subsidiaries in the U.S., Canada and France provide post-retirement benefits, including medical benefits and life insurance benefits to retirees. The post-retirement plans relate to the U.S., Canadian and French operating subsidiaries.

      Substantially all of the U.S. Operating Subsidiary’s employees are covered under post-retirement life insurance and medical benefit plans that require deductible and co-insurance payments from retirees. The post-retirement life insurance benefit formula used in the determination of post-retirement benefit cost is primarily based on applicable annual earnings at retirement for salaried employees and specific amounts for hourly employees. The U.S. Operating Subsidiary does not prefund any of these post-retirement benefits. Effective January 1, 1994, a Voluntary Employee Benefit Association Trust was established for payment of health care benefits made to United Steel Workers of America. Funding of the Trust is made as claims are submitted for payment.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The net periodic post-retirement benefit cost was as follows:

	U.S. and
	Canadian Plans

	2001	2002	2003

Service cost	9	8	10
Interest cost	61	59	59
Amortization	(20)	(20)	(20)
Special termination benefits	3	—	—
Recognized (gains)	(3)	(1)	—

Net periodic benefit cost	50	46	49

	European Plans

	2001	2002	2003

Service cost	1	2	1
Interest cost	1	1	1

Net periodic benefit cost	2	3	2

      The following weighted average assumptions were used in accounting for the post-retirement benefit plan:

	November 30,

	2001	2002	2003

Discount rates for obligations	7.50%	6.50%-7.10%	6.25%-6.50%
Rate of compensation increase	4.00%	4.00%	3.00%-5.28%
Health care cost trend rate	4.50%	4.50%	4.50-9.20%

      The following tables sets forth the post-retirement benefit obligation at the dates indicated:

	U.S. and
	Canadian Plans

	Year Ended
	December 31,

	2002	2003

Benefit obligation at beginning of period	812	855
Service cost	8	9
Interest cost	59	59
Actuarial losses	33	172
Plan amendment	—	(105)
Foreign currency exchange rate changes	—	4
Benefits paid	(57)	(65)

Benefits obligation at end of period	855	929

Fair value of assets	—	—
Underfunded status of plan	(855)	(929)
Unrecognized net (gain)	(65)	105
Unrecognized prior service cost	(83)	(166)

Accumulated post-retirement benefit obligation at end of period	(1,003)	(990)

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	European Plans

	Year Ended
	December 31,

	2002	2003

Benefit obligation at beginning of the period	15	20
Service cost	2	1
Interest cost	1	1
Benefits paid	(1)	(1)
Foreign currency exchange rate differences	3	4

Benefit obligation at end of the period	20	25

Fair value of assets	—	—
Underfunded status of the plans	(20)	(25)
Unrecognized prior service cost	—	—

Accumulated post-retirement benefit obligation at end of period	(20)	(25)

      An increase of 1% in the health care cost trend rate of the U.S. Operating Subsidiary would increase the post retirement benefit obligation by $111 and the annual service and interest cost by $9. A 1% decrease would reduce the post retirement benefit obligation by $99 and the annual service and interest cost by $8.

      At the Canadian Operating Subsidiary, for evaluation purposes, the annual growth rate assumption for the cost of health care for each participant was established at 9.2% in 2003. The rate is expected to gradually decline to 3.6% in 2011 and remain at this level subsequently. A 1% change would have an effect of $2.

Note 13:	Income Tax Expense (Benefit)

      The breakdown of the income tax expense (benefit) is as follows:

	Year Ended December 31,

	2001	2002	2003

Current:
U.S.	$—	$(3)	$11
America’s (excluding U.S.)	2	14	3
Europe	10	7	14
Others	14	46	15

Total current income tax expense	26	64	43

Deferred:
U.S.	(75)	(6)	(22)
America’s (excluding U.S.)	(38)	(59)	(18)
Europe	(1)	4	32
Others	19	29	149

Total deferred income tax expense (benefit)	$(95)	$(32)	$141

Total income tax expense (benefit)	$(69)	$32	$184

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The following table reconciles the income tax expense compared at the statutory rate of each tax jurisdiction and Mittal Steel’s overall effective tax rate:

		Year Ended December 31,

		2001	2002	2003

Tax expense (benefit) at aggregate statutory rates of all jurisdictions:
U.S.		$(71)	$(7)	$(20)
Americas (excluding U.S.)		(123)	(3)	24
Europe		12	21	97
Others		51	73	155

		$(131)	$84	$256
Increase (decrease) resulting from:
Benefit arising from interest in partnership	Americas	(21)	(13)	(15)
Valuation allowance	Americas	46	(25)	12
Valuation allowance	Europe	(5)	3	8
Effects of foreign currency translation	Americas	18	(56)	(14)
Restructuring	Europe	(11)	(10)	(8)
Export allowances	Americas	1	27	1
Miscellaneous accruals	U.S.	—	—	9
Inflationary effects	Americas	35	21	1
Non-deductible expense	Americas	6	—	—
Non-taxable exchange difference	Americas	—	—	(16)
Permanent Items	Others	8	4	2
Miscellaneous accruals	Others	—	—	13
Rate change	Europe	—	—	(11)
Benefit of tax holiday	Romania	(3)	(8)	(48)
Others	Various	(12)	5	(6)

Income tax expense (benefit)		$(69)	$32	$184

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Deferred Income Tax

      Temporary differences and the resulting deferred tax assets and liabilities at December 31, 2002 and 2003 are summarized as follows:

		Year Ended
		December 31,

		2002	2003

Current deferred tax assets:
Facilities relocation restructuring	U.S.	$19	$19
Accrued vacation	U.S.	13	11
Inventories	Europe	6	7
Inventories	U.S.	6	—
Accrued expenses	Americas	1	5
Tax loss carryforwards	Americas	20	—
Others	U.S.	2	4
Others	Americas	2	2
Others	Europe	2	5
Allowance for obsolete inventory	Others	2	2
Tax loss carry-forwards	Europe	—	34
Other tax related benefits	Europe	—	6
Valuation allowance	Europe	—	(40)

Total current deferred tax assets		$73	$55

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

		Year Ended
		December 31,

		2002	2003

Noncurrent deferred tax assets:
Employee benefit costs	U.S.	$346	$345
Minimum pension liability	U.S.	275	321
Net operating losses and alternative minimum tax	U.S.	191	251
Net operating losses and alternative minimum tax	Americas	66	65
Others	Americas	101	173
Others	Europe	58	78
Others	U.S.	48	46
Property, plant and equipment	Others	—	—
Employee benefit obligations	Others	3	1
Property, plant and equipment	Europe	41	207

Total noncurrent deferred tax assets		1,129	1,487

Total deferred tax assets		1,202	1,542

Valuation allowances
Valuation allowance	Europe	(60)	(73)
Valuation allowance	Americas	—	(14)
Valuation allowance	Others	(3)	—
Valuation allowance	Others	(41)	(207)

		(104)	(294)

Net deferred tax asset after valuation allowances		1,098	1,248

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

		Year Ended
		December 31,

		2002	2003

Current deferred tax liabilities:
Amortization expense	U.S.	$(4)	$(5)
Capitalized interest	U.S.	—	(2)
Deduction in purchase in lieu of cost of sales	Americas	(19)	(20)

Total current deferred tax liabilities		$(23)	$(27)

Noncurrent deferred tax liabilities:
Property, plant and equipment	U.S.	(486)	(507)
Property, plant and equipment	Americas	(135)	(154)
Property, plant and equipment	Europe	—	(40)
Property, plant and equipment	Others	(3)	(149)
Investment in joint ventures	U.S.	(51)	(51)
Others	Americas	(7)	(10)
Others	Europe	(11)	(32)
Other	U.S.	(1)	(1)

Total noncurrent deferred tax liabilities		(694)	(944)

Total deferred tax liabilities		(717)	(971)

		$381	$277

      At December 31, 2003, Mittal Steel had a valuation allowance of $294 ($104 at December 31, 2002) to reduce its deferred tax assets to estimated realizable value. The valuation allowance primarily relates to the deferred tax assets arising from tax loss operating carryforwards and capital loss carryforwards in France as well as other temporary timing differences. In France, tax loss operating carryforwards and capital loss carryforwards have no expiration date. The utilization of tax operating carryforwards is, however, restricted to the taxable income of the subsidiary generating the losses. In addition, capital loss carryforwards can only be offset against capital gains. The increase in the total valuation allowance, arising from French Operating and Canadian Operating Subsidiary, for the year ended December 31, 2003 was principally from a reduction in the temporary timing differences between the fiscal and commercial valuation of certain balance sheet items as well as a limited utilization of the tax loss carry forward. Offsetting this increase was a decrease in the valuation allowance at Trinidad Operating Subsidiary.

      At December 31, 2003, based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary timing differences are anticipated to reverse, management believes it is more likely than not that Mittal Steel will realize the benefits of these deductible differences, net of the valuation allowances, at December 31, 2003. However, the amount of the deferred tax asset considered realizable could be adjusted in the future if estimates of taxable income are revised.

      Mittal Steel has not provided any deferred income taxes on the undistributed earnings of its foreign subsidiaries based upon its determination that such earnings will be indefinitely reinvested. At December 31, 2003, the cumulative undistributed earnings of these subsidiaries were approximately $375 million ($321 million at December 31, 2002). If such earnings were not considered indefinitely reinvested, deferred foreign income taxes would have been provided, after consideration of estimated foreign tax credits. However, determination of the amount of deferred federal and foreign income taxes is not practical.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      As a result of commitments under sale and purchase agreements and capital investments undertaken by the Company, income from operating activities in certain countries is subject to reduced tax rates, and in some cases is wholly exempt from taxes, for years through 2011.

      Ispat Karmet and the Government of Kazakhstan signed an agreement that fixed its corporate income tax payments for the years 2005 through 2009. The fixed corporate income tax payments are dependent upon Ispat Karmet’s completion of required capital investments by December 31, 2004, which was subsequently extended to December 31, 2006. As of December 31, 2003, the Company has incurred approximately $153 of the total $580 required capital investments.

      The Company signed an amendment to the Ispat Sidex share purchase agreement resulting in termination of their 5 year exemption to pay corporate income tax and other economic incentives previously provided to Ispat Sidex. This amendment has prospective impact beginning January 1, 2005. Ispat Annaba and Ispat Tebessa are exempt from corporate tax for a period of 10 years commencing from October 2001 provided certain commitments are met as specified in Note 16.

      At December 31, 2003, the Company had net operating loss carry-forwards of $121 which will begin to expire in 2004. These tax loss carry-forwards are denominated in local currency and fluctuation of the U.S. Dollar against the local currency could reduce the economic value of these tax loss carry-forwards in future years.

Tax Loss Carry Forward

      At December 31, 2003, the U.S., the Mexican and the Canadian Operating Subsidiary had their net operating loss carryforwards expiring as follows:

Year Expiring

2009	$65
2010	47
2011	33
2012	97
2013	14
2019	80
2020	190
2021	260
2023	152

      At Germany, Trinidad, France and the Netherlands the net operating loss carryforwards do not expire and are indefinite.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Note 14:	Other Operating Expenses

      Other operating expenses include:

	Year Ended
	December 31,

	2001	2002	2003

Closure of Company’s Irish Operating Subsidiary	$17	$—	$—
Arbitration settlement with respect to a scrap supply contract	19	—	—
Write-down in value of certain e-commerce software	17	—	—
Impairment loss on oceangoing vessels	22	—	—
Write-off of Empire Mine investments	—	39	—
Impairment loss on 2A Bloomer and 21” Bar Mill	—	23	—

	$75	$62	$—

Note 15:     Provisions and Allowances

	Balance at	Additions			Balance at
	December 31,	Charged to Cost	Deduction/		December 31,
	2002	and Expenses	Release	Acquisitions	2003

Accounts receivable	$77	$42	$—	—	$119
Environmental (see Note 17)	28	9	—	—	37
Shutdown reserves(1)	23	7	3	—	27
Voluntary severance offer and other	1	—	—	—	1
Deferred tax valuation allowances	104	20	—	210	334

(1)	The U.S. Operating Subsidiary maintains various shutdown reserves for former or dormant entities. Additions relate to liability recorded upon adoption of SFAS 143 on January 1, 2003 and accretion during 2003 (see Note 16).

Note 16:	Commitments

      Mittal Steel leases various facilities, land and equipment under non-cancelable lease arrangements, which expire at various dates through 2031. In most cases, management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      Future minimum lease payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

Year ending

2004	$19
2005	16
2006	7
2007	4
2008	4
Thereafter	39

Total minimum lease payments	$89

      Rent expense amounted to $29, $27 and $30 for the years ended December 31, 2001, 2002 and 2003, respectively.

      The Company and its subsidiaries have capital commitments outstanding against major contracts as of December 31, 2003 amounting to $280 (2002: $85).

      In the normal course of business, Mittal Steel enters into various long-term raw material supply contracts, which generally provide for the purchase prices to be negotiated annually based on market prices.

      In the ordinary course of its business Mittal Steel has guaranteed certain debts of its subsidiaries, totaling $1,700.

      On July 16, 1998, Mittal Steel’s U.S. Operating Subsidiary entered into an agreement (the “Agreement”) with the Pension Benefit Guaranty Corporation (the “PBGC”) to provide certain assurances with respect to the U.S. Operating Subsidiary’s Pension Plan. In accordance with the Agreement, Mittal Steel provided the PBGC a $160 letter of credit, which expired on July 9, 2003, and had made $242 of contributions to the Pension Trust through June 30, 2003. The U.S. Operating Subsidiary made a further payment of $54.5 during the first quarter of 2003. In addition, the U.S. Operating Subsidiary granted to the PBGC a first priority lien on selected assets. In July 2003, the U.S. Operating Subsidiary reached an agreement with the PBGC regarding alternative security for the $160 letter of credit. The letter of credit was allowed to expire, and in its place, the U.S. Operating Subsidiary agreed to contribute $160 to its Pension Plan over the next two years. The U.S. Operating Subsidiary contributed $50 in July 2003, $21 in September 2003, and is required to contribute $82.5 in 2004 and $27.5 in 2005. Additionally, the U.S. Operating Subsidiary pledged $160 of non-interest bearing First Mortgage Bonds to the PBGC as security until the remaining $110 has been contributed to the Pension Plan and certain tests have been met.

      Also, under the Agreement, Ryerson Tull Inc., the former parent of the U.S. Operating Subsidiary, provided to the PBGC a $50 guarantee of the U.S. Operating Subsidiary’s pension plan obligations, later issuing a letter of credit to secure this guarantee. The U.S. Operating Subsidiary committed to take all necessary action to replace the guaranty/letter of credit by July 16, 2003, but was unable to do so, and therefore the guaranty and letter of credit continued in place. Separately, on September 15, 2003, the U.S. Operating Subsidiary entered into a settlement agreement with Ryerson Tull under which, among other things, Ryerson Tull paid the U.S. Operating Subsidiary $21 to release Ryerson Tull from various environmental and other indemnification obligations arising out of the sale by Ryerson Tull of the U.S. Operating Subsidiary to Mittal Steel. The $21 received from Ryerson Tull was paid into the U.S. Operating Subsidiary Pension Plan and went to reduce the amount of the Ryerson Tull guaranty/letter of credit. The U.S. Operating Subsidiary has agreed to make specified monthly contributions to its Pension Plan totaling $29 over the twelve-month period beginning January 2004, thereby eliminating any remaining guaranty/letter of credit obligations of Ryerson Tull with respect to the U.S. Operating Subsidiary’s Pension

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Plan. In addition, the U.S. Operating Subsidiary committed to reimburse Ryerson Tull for the cost of the letter of credit to the PBGC, and to share with Ryerson Tull one-third of any proceeds which the U.S. Operating Subsidiary might receive in the future in connection with a certain environmental insurance policy.

      The U.S. Operating Subsidiary has guaranteed $55 of long-term debt attributable to I/ N Kote, one of its equity investments.

      The U.S. Operating Subsidiary has a 15 year agreement, with approximately 11 years remaining, with a third party to purchase approximately 1.2 million tons of coke annually, on a take or pay basis at prices determined by certain cost factors from a heat recovery coke battery facility located on land leased to the third party. Under a separate tolling agreement with another third party, the U.S. Operating Subsidiary has committed to pay tolling charges over approximately 11 remaining years to desulpharize exhaust gas from the coke battery and to convert the heat output from the coke battery to electrical power and steam. At December 31, 2003 and 2002, the estimated minimum tolling charges remaining over the life of this agreement were approximately $199 and $225 respectively.

      The U.S. Operating Subsidiary has, as a part of the agreement covering the 1990 sale of the Inland Lime & Stone Company division assets, agreed, subject to certain exceptions, to purchase at prices which approximate market, its annual limestone needs through 2002. With the completion of that agreement, the U.S. Operating Subsidiary is considering competitive bids for its limestone needs for 2003 and beyond.

      The U.S. Operating Subsidiary has a total amount of firm commitments to contractors and suppliers in connection with construction projects primarily related to additions to property, plant and equipment for an amount of $2 million at December 31, 2003, and $7 at December 31, 2002.

      In the fourth quarter of 2002, the U.S. Operating Subsidiary recognized a write-off amounting to $39 for the assets associated with the Empire Mine Partnership. The U.S. Operating Subsidiary agreed to sell part of its interest in the Empire Partnership to a subsidiary of Cleveland-Cliffs Inc. for ‘one’ U.S. Dollar thereby reducing its interest to 21%. Cleveland-Cliffs, Inc. will indemnify the U.S. Operating Subsidiary for liabilities associated with the Operating Subsidiary’s continuing ownership interest in the Empire Partnership. The U.S. Operating Subsidiary will have the option to sell its remaining interest in the Empire Partnership for ‘one’ U.S. Dollar to a subsidiary of Cleveland-Cliffs Inc. at any time after December 31, 2007. In addition, for twelve years, the U.S. Operating Subsidiary will purchase from subsidiaries of Cleveland-Cliffs all of its pellet requirements beyond those produced by the Minorca Mine and such subsidiary’s remaining interest in Empire. The U.S. Operating Subsidiary will pay a price for such pellets based on an agreed methodology, which is fixed for 2003 and 2004 and will be adjusted thereafter based on a formula.

      Under the new 10 5/8% Senior Structured Export Certificates (the “New SENs”) of Imexsa Export Trust No. 96-1 issued in exchange for outstanding 10 1/8% Senior Structured Export Certificates of Imexsa Export Trust No. 96-1 (See Notes 9 and 20), Mittal Steel’s Mexican Operating Subsidiary is committed to sell steel slabs to Mitsubishi Corporation and other customers with a Standard & Poor’s Ratings Services and Moody’s Investor Service, Inc. credit rating no lower than Mitsubishi during the term of the agreement, which expires in May 31, 2005, based on sufficient volumes of slabs to generate receivables in each quarter in an aggregate face amount equal to 2 times the scheduled quarterly debt service (principal and interest) of the New SENs. The selling price of steel slabs to Mitsubishi Corporation or other customers for any quarter is derived from a formula based on the market price.

      In August 1999, the Mexican Operating Subsidiary entered into a long-term slab supply agreement commencing in January 2001, with a local customer APM S.A. de C.V. (now IMSA-MEX, S.A. de C.V.), whereby the customer will purchase 75% of its total slab requirements at 99% of the weighted average FOB Stowed base price for Mexican Operating Subsidiary’s non-affiliated customers plus the quality extras. Under

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

this contract the Mexican Subsidiary shipped approximately 0.817 million tones in 2002 and approximately 1.012 million tones in 2003.

      On March 27, 1996, the Mexican Operating Subsidiary entered into an agreement for the period to December 31, 2005, with Pemex Gas y Petroquimica Basica (“Pemex”) to purchase natural gas. On February 8, 2001, Mittal Steel’s Mexican Subsidiary entered into a three year agreement for the period January  1, 2001 to December 31, 2003, with Pemex to purchase 25,350 Gcal per day of natural gas at a fixed price of $4 per mmbtu excluding transportation charges. During 2004 the Mexican Operating Subsidiary will consume approximately 39,000 Gcal per day of natural gas to be invoiced by Pemex at the prevailing market price applied for each month.

      Pursuant to its agreement with ISCOTT, Mittal Steel was required to offer new shares representing 40% of its Trinidadian Operating Subsidiary’s total issued share capital in a public offering to Trinidadian and Tobagonian nationals and locally controlled corporations by June 30, 1998. The Agreement also provides that such offering must be made at a fair price and on such other terms to be negotiated, and in default of agreement, by the Trinidad and Tobago Stock Exchange (the “TTSE”). The Government extended the deadline to make the offering in the second half of 2000 and has also agreed in principle, as an alternative arrangement, to allow the shares of Mittal Steel to be listed and offered on the TTSE. Mittal Steel is currently working with the Government to resolve the requirement.

      In September 2002, the Trinidadian Operating Subsidiary agreed with the National Gas Company of Trinidad and Tobago Limited (“NGC”) to pay outstanding amounts for gas supplied whereby they paid to NGC approximately $5 in 2002 and approximately $19 in 2003 and agreed to pay $10 in monthly installments in 2004 towards the outstanding balance including interest. The Trinidadian Operating Subsidiary further agreed to accelerate certain of these payments to NGC in the event of increased cash flow under a variable factor method.

      The Trinidadian Operating Subsidiary had an agreement with a third party to purchase between 2.5 and 4.5 million metric tons of direct reduction iron ore pellets annually, for ten years, on a take or pay basis. In 2002 the parties reached an agreement to replace the remainder of the contract with annually negotiated purchase agreements and entered into an agreement for the purchase of 2.5 million metric tons of direct reduction iron ore pellets between January 1, 2002 and February 28, 2003. The Trinidadian Operating Subsidiary entered into a subsequent agreement for the purchase of 3.0 million metric tons of direct reduction iron ore pellets between March 1, 2003 and February 29, 2004. It is anticipated that in 2004 a further annual purchase agreement will be negotiated.

      The Company has committed to invest at Ispat Annaba over ten year period commencing October 2001, $140 of which $80 shall be invested in the first five years of operations to attain shipping levels of 1.2 million metric tons per year. Ispat Annaba has spent $49 through December 31, 2003. Ispat Annaba has committed to complete and realize the industrial pollution control program estimated to cost up to $25 over ten year period commencing October 2001. The Company also committed to invest at Ispat Tebessa over ten years period commencing October 2001, $30 of which $20 shall be invested in the first five years of operations. Ispat Tebessa has spent $3 through December 31, 2003.

      The Company has committed to inject $175 to finance the total capital expenditure commitment of $351 (including $76 for environmental protection) at Ispat Sidex over ten years ending in 2011. The amount committed to be spent is $30, $66, $56, $55 and $44 for period November 15, 2001 to December 31, 2002, 2003, 2004 2005 and 2006, respectively and thereafter $20 every year from sixth to tenth year. Ispat Sidex has spent $143 and the Company has injected $40 to Ispat Sidex through December 31, 2003.

      Ispat Sidex has also committed to contribute $5 per year to provide certain employees facilities.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      Ispat Nova Hut has committed to invest $243, including $20 for environmental investment, from 2003 to 2012, out of which $135 shall be invested over 2003-2007. Ispat Nova Hut has spent $17 through December 2003.

      The Company has committed to invest at Ispat Tepro $10, including $1 for environmental investment, over five years commencing July 2003.

      The Company has committed to invest at Ispat Petrotub $18 over a ten year period commencing December 2003, out of which $8 shall be invested in first five years. Further, the Company has also committed to invest at Ispat Petrotub, $13 for environmental investment over the first five years commencing December 2003.

      The Company has committed subject to market conditions, to invest in projects in Ispat Karmet totaling $580 until the year 2006. The Company has completed the investments of $153 as of December 31, 2003. The Company plans to invest further an amount of $307 during the year 2004.

      For certain of its Operating Subsidiaries, the Company has provided employment commitments for various periods in which the Company has agreed not to engage in any collective dismissals of employees.

     Asset Retirement Obligations

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement establishes standards for accounting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted the Standard during the first quarter of 2003. SFAS 143 requires that the Company record the fair value of a legal liability for an asset retirement obligation (“ARO”) in the period in which it is incurred and capitalize the ARO by increasing the carrying amount of the related asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. The Company adopted the provisions of SFAS No. 143 on January 1, 2003. Based on analysis the Company has performed, it has been determined that there are two assets for which an asset retirement obligation must be recorded.

      The first asset is the Company’s Minorca Mine at Ispat Inland. The Minorca Mine, through the Environmental Impact Statement (the “EIS”) process, does have a reclamation plan on file with the state of Minnesota. Each year the Minorca Mine is required by the Minnesota Department of Natural Resources (the “MDNR”) to submit an annual mining and reclamation summary for the year just completed and to provide mining and reclamation plans for the coming year. When possible the Minorca Mine reclaims abandoned areas on a yearly basis. By doing this, the mine keeps up with the reclamation to avoid a huge cost at the end of the mine life. Each fall the MDNR conducts a field review of prior reclamation work, to point out deficiencies that need to be corrected. A complete environmental site assessment was done in 1996. The Minnesota Pollution Control Agency conducted a multi-media inspection of the entire property with no violations. Currently, Ispat Inland Mining Company is in compliance with all environmental standards and therefore, the Company expects little or no environmental remediation at the time of closure of the mine. As of December 31, 2003, the estimated total future reclamation costs have a fair value of $18 with an estimated potential reserve of 40,044,000 gross tons of pellets.

      The second asset retirement obligation relates to the removal costs of the manufacturing facilities and remediation at the site property at Ispat Hamburg. Under the terms of the lease agreement, Ispat Hamburg will be responsible for removal and remediation costs for the factory land at the end of its lease in 2013. At Ispat Europe, there was a provision of $11 for retirement obligations on the same asset but not calculated in accordance with the provisions of SFAS 143, which was reversed on adoption of SFAS 143.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      The cumulative impact of adopting SFAS 143, is an increase in assets and liabilities of $9 and $19, respectively. Accordingly, a cumulative post-tax gain of $1 is reflected on the Supplemental Combined Statement of Operations as a cumulative effect of change in accounting principle.

      Changes in the liability for asset retirement obligations during 2003 consisted of the following:

Total

Balance as of January 1, 2003
— Liability calculated as per SFAS 143	$17
— Provision for the liability created in previous years at Ispat Europe	11
Liabilities incurred	1
Renewal of provision not required	(11)
Translation adjustment	2

Balance as of December 31, 2003	$20

      The asset retirement obligation liability balances as if SFAS No. 143 had been adopted on January 1, 2001 (instead of January 1, 2003) were as follows:

	2002	2003

Liability for asset retirement obligations at beginning of period	$15	$17
Liability for asset retirement obligations at end of period	17	20

      In 2003, the cumulative effect of change in accounting principle from the application of SFAS 143 was as follows:

Total

Cumulative retirement obligation arising from application of SFAS 143	$10
Provision previously recognized at Ispat Europe for the asset retirement obligation	(11)

Cumulative gain effect of change in Accounting Principle	(1)

Note 17:	Contingencies

Environmental Liabilities

      The Company is subject to various environmental laws and regulations that require environmental assessment or remediation efforts (collectively environmental remediation) at certain of its Operating Subsidiaries. Compliance standards for environmental remediation vary significantly depending on the local regulatory environment in which the Operating Subsidiaries operate.

      The U.S. Operating Subsidiary is involved in various environmental and other administrative or judicial actions initiated by governmental agencies. At December 31, 2003, the reserves for environmental liabilities totaled $37. In 1993, the U.S. Operating Subsidiary agreed to a Consent Decree in connection with the Environmental Protection Agency (“EPA”) lawsuit. Of the recorded reserves, $22 is related to the sediment remediation under the EPA Consent Decree, which obligates the U.S. Operating subsidiaries to pay a specified amount of $19 plus interest at the 13-week Treasury bill rate. These amounts were unchanged from those outstanding at December 31, 2002. Assessments under the EPA Consent Decree have been ongoing since the decree was entered and no significant new environmental exposures have been identified. Because future required payments under the EPA Consent Decree are substantially fixed, management does not believe that environmental expenditures related to the EPA Consent Decree, in excess of the amounts currently accrued, if any, will have a material effect on the results of operations, financial position or cash flows

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

of Mittal Steel. If any additional environmental exposures are identified through the assessment process, management will re-evaluate appropriate accruals and adjust as necessary.

      In October 1996 the U.S. Operating Subsidiary was identified as a potentially responsible party due to alleged releases of hazardous substances from its Indiana Harbor Works facility and was notified of the Natural Resource Damages Act (NRDA) Trustees’ intent to perform an environmental assessment on the Grand Calumet River and Indiana Harbor Canal System. A form of consent decree has been negotiated and issued as a final order of the court in January 2005 under which the U.S. Operating Subsidiary will pay approximately $1.5 in the first year and approximately $1.7 in each of the four years thereafter, for a total of approximately $8.2. The U.S. Operating Subsidiary has also incurred approximately $0.5 in costs related to this matter which are payable within 30 days of the effective date of the Consent Decree. The U.S. Operating Subsidiary has recorded a liability for this matter of approximately $8.7. Management believes that the required future payments related to these matters are substantially fixed, and, accordingly, does not believe that reasonably possible losses in excess of the amounts accrued, if any, will have a material effect on Mittal Steel’s financial position, results of operations, and cash flows.

      The U.S. Operating Subsidiary has recorded an estimated liability of $6 related to certain other currently ongoing environmental matters that are outside the scope of the EPA Consent Decree and the NRDA order.

      One such matter includes a notice of violation (“NOV”) issued on July 2, 2002 by the EPA against Mittal Steel, Indiana Harbor Coke Company, L.P. (“IHCC”) and Cokenergy, Inc., alleging violations of air quality and permitting regulations for emissions from the Heat Recovery Coal Carbonization facility which is operated by IHCC. An amended NOV stating similar allegations was issued on August 8, 2002. Management believes that recent developments in this case have been favorable to the Company and that this matter will not have a material effect on Mittal Steel’s financial position, results of operations and cash flows.

      In addition, in January 2005 the U.S. Operating Subsidiary received a Third Party Complaint by Alcoa Incorporated alleging that the U.S. Operating Subsidiary is liable as successor to the interests of Hillside Mining Co., a company that the U.S. Operating Subsidiary acquired in 1943, operated until the late 1940s and then sold in the early 1950s. It is alleged that since Hillside was operating in the area at the same time as Alcoa, if Alcoa is found to be liable in the original suit that was filed against it by approximately 340 individuals who live in the Rosiclare area of southern Illinois, then the U.S. Operating Subsidiary should also be found liable, and there should be an allocation to the U.S. Operating Subsidiary of the amount that would be owed to the original Plaintiffs. Those original Plaintiffs are alleging that the mining and processing operations allowed the release of fluorspar, manganese, lead and other heavy metal contaminants, causing unspecified personal injury and property damage. The U.S. Operating Subsidiary has also been identified as a potentially responsible party by the Illinois EPA in connection with this matter. The U.S. Operating Subsidiary has requested further information from the Illinois EPA regarding their potential claim. Until such time as this matter is further developed, management is not able to estimate reasonably possible losses, or a range of such losses, the amounts of which may be material in relation to Mittal Steel’s financial position, results of operations and cash flows. The U.S. Operating Subsidiary intends to defend itself fully in these matters.

      The U.S. Operating Subsidiary is anticipated to make capital expenditures of $2 to $5 annually in each of the next five years for construction, and have ongoing annual expenditures (non-capital) of $35 to $40 for the operation of air and water pollution control facilities to comply with current federal state and local laws and regulations.

      Environmental remediation for periods prior to the privatizations of the Company’s Operating Subsidiaries in the Czech Republic, Romania, Kazakhstan and Algeria are borne by the local governments in those countries. Environmental remediation relating to periods subsequent to the privatizations have been complied with, and accordingly there are no remediation liabilities for which the Company is responsible at

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NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

December 31, 2003 with respect to the Company’s Operating Subsidiaries in the Czech Republic, Romania, Kazakhstan and Algeria.

      Ispat Karmet is maintaining the Environmental Plan of Action (based on World Bank standards), which is also in compliance with the EBRD and IFC loan agreements. In accordance with the agreement with the Government of Algeria, Ispat Annaba continues its Environmental Plan of Action so as to achieve the norms, specified therein, by March 2009. In accordance with the agreement with APAPS, Ispat Sidex continues its Environmental Plan of Action so as to complete the investment program, as specified therein, by 2006. Ispat Nova Hut continues its Environmental Plan of Action so as to complete the investment program, as agreed with FNM, by 2010. Environmental remediation obligations existing as of the acquisition date, up to $39, are the responsibility of and will be paid by FNM. The Company believes the likelihood is remote that the environmental remediation obligations will exceed $39.

      The operations of Ispat Karmet are subject to oversight by the Ministry of Natural Resources and Environmental Protection of Kazakhstan, which established pollution limits and quotas. Relevant legislation imposes various fees for discharges of pollutants and other environmental damager and limits for discharges, and entities that emit pollution in excess of these amounts must pay higher rates. According to the terms of its acquisition by the Company, through 2005 Ispat Karmet is required to make annual expenditures on pollution control measures of approximately $2 and to adhere to environmental regulations in effect as of November 17, 1995.

      In September 2004, the Environmental Inspection Department of the Republic of Kazakhstan raised a claim for approximately $20 million, alleging that Ispat Karmet had failed to obtain the necessary approvals from the Environment Ministry and had therefore engaged in pollution without permission during the first six months of 2004. Ispat Karmet believes that it has acted in accordance with the terms of the arrangement by which it was acquired by the Company, which required compliance with environmental norms existing as of the date of such agreement and to make specified minimum investments in controlling pollution. The Company vigorously disputes this claim. As the Company cannot determine the outcome of this matter or estimate the amount or estimate the amount or range of potential contingent loss that may be incurred by Ispat Karmet, the Company has not provided for this exposure at December 31, 2003.

Trade Matters

      On March 5, 2002, as a result of an investigation under Section 201 of U.S. trade laws, U.S. imposed tariffs on imports into the United States of numerous steel products. These remedies included 30% tariff rate increases for hot-rolled sheet, cold-rolled sheet, coated sheet, and hot-rolled bar with the rates declining to 24% in year two and 18% in year three. The Section 201 remedy allowed Ispat Inland to increase U.S. prices for some of the covered products, benefiting the U.S. Operating Subsidiary’s financial position.

      Several foreign supplying countries challenged the U.S.’s action through the dispute resolution procedures of the World Trade Organization (“WTO”), and on November 11, 2003 the WTO issued a final ruling against the Section 201 remedy. The European Union and Japan announced that they would impose retaliatory tariffs on a wide range of products if the United States did not repeal the Section 201 tariffs. Following the issuance of a mid-term review of the Section 201 program, the President ended the Section 201 program on December 4, 2003, finding that the domestic steel industry’s increased productivity, decreased production costs, and new labor agreements demonstrate that the industry has made sufficient progress in its restructuring efforts.

      On December 13, 2003, in response to the elimination of the U.S. Section 201 tariffs, the European Union repealed duties on steel products from the United States. In response to the Section 201 tariffs, the European Union had imposed quotas on several hot-rolled and cold-rolled steel products in September 2002, with tariffs ranging from 15.7 to 23.4% on imports above quota levels. Canada initiated its own steel safeguard

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

proceedings in response to the U.S. Section 201 tariffs, but it did not impose tariffs against steel imports, citing WTO compliance issues and NAFTA market distortion concerns.

      In 2000 and 2002, U.S. petitioners sought to have antidumping and countervailing duties assessed against cold-rolled imports from 12 countries and 20 countries, respectively. On both occasions, the U.S. International Trade Commission (the “ITC”) issued negative final injury determinations, effectively terminating the investigations. U.S. petitioners appealed the 2000 ITC decision to the U.S. Court of International Trade (the “CIT”), which remanded that decision to the ITC on October 28, 2003. On April 30, 2004, the ITC published its revised findings and affirmed the previous determinations. U.S. petitioners appealed the 2002 ITC decision to the CIT; the appeal was denied by the CIT on February 19, 2004, upholding the ITC’s final negative injury determination. Also, in May of 2004, the U.S. Department of Commerce and the ITC began a review of existing countervailing duty and antidumping orders against hot-rolled carbon steel flat products from Brazil, Japan and Russia that could result in the termination of such orders. Hearings are scheduled to occur in February and March 2005. Actions taken by trade authorities in connection with these matters could result in the assessment of increased levies or customs duties on future export sales into the United States, and/or increase the supply of steel into the United States, and, in either case, negatively impact future profit margins.

      In 2002, U.S. trade agencies also made affirmative determinations under U.S. anti-dumping (“AD”) and countervailing duty (“CVD”) laws for steel wire rod. The Operating Subsidiaries in Trinidad, Canada and Europe and certain of the operating companies under the European Operating Subsidiary were required to post bonds on their exports to the U.S. in 2001, and in 2002 final dumping and CVD margins were issued. For the Trinidadian Operating Subsidiary, the margins are 11.40% and 0% respectively, which entitles the company to receive a refund of the CVD already paid. No margins were assessed against the operating companies under the European Operating Subsidiary since the investigation was terminated as to Germany following a finding of “negligibility” in the German AD case. For the Canadian Operating Subsidiary, the AD and CVD margins were 2.54% and 6.61%, respectively. On November 3, 2003, following a joint request from U.S. producers and the Canadian Operating Subsidiary, the U.S. Department of Commerce initiated a changed circumstances review of the countervailing duty order on carbon and certain alloy steel wire rod from Canada. As a result the Department of Commerce revoked the countervailing duty order on January 23, 2004 and will instruct U.S. Customs to refund all countervailing duty deposits made by the Canadian Operating Subsidiary on or after February 8, 2002.

      In April 2002, the U.S. Department of Commerce issued preliminary anti-dumping duty margins against cold-rolled imports from 20 countries. However, in late 2002 the U.S. ITC issued negative final injury determinations against all 20 countries, terminating the investigations and eliminating the duties. The effect on the U.S. Operating Subsidiary is likely to be somewhat negative. The U.S. petitioners have appealed the decision to the U.S. Court of International Trade (“CIT”). The CIT remanded the final determinations to the ITC on October 28, 2003. The ITC must issue its revised findings by March 31, 2004.

      Under the U.S. Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”), commonly known as the “Byrd Amendment,” the U.S. Operating Subsidiary was awarded approximately $1.2 million in collected customs duties for FY 2002, based on its participation in or support for various U.S. AD and CVD cases. The payment is based on “qualifying expenditures” and is distributed to U.S. steel companies out of funds collected from foreign producers under AD and CVD orders. The U.S. Operating Subsidiary was scheduled to receive approximately $2 million under the CDSOA for FY 2003, but the funds have been withheld by U.S. Customs pending a resolution of the issue of whether “successor companies” can receive CDSOA distributions. On September 2, 2002, the WTO issued a final ruling condemning the CDSOA. In its ruling the

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

WTO recommended that the U.S. repeal the Byrd Amendment in order to comply with its findings. The U.S. government has appealed the decision, but the future of the CDSOA and offset distributions is questionable.

      While several of the developments described above may be expected to benefit certain subsidiaries of Mittal Steel, there can be no assurance that potential benefits will ultimately accrue because of WTO challenges, exclusion requests, and various economic uncertainties.

      The European Commission has raised claims of €47 million for repayment by DSG Dradenauer Stahlgesellschaft mbH (“DSG”) of loan amounts alleged to qualify as improper subsidies from the City of Hamburg. These subsidies are claimed to be contradictory to the European Commission’s rulings on competitive markets in the steel industry and the European Commission has initiated legal action to settle the matter. In April 2002, the European Court of Justice decided that the loan was an unauthorized subsidy under the EC law. DSG has stated that the loan is fully repaid. The court in Hamburg, Germany has confirmed the position of DSG. An appeal is now pending in the German courts and a decision is expected in March 2004. Mittal Steel cannot predict the final outcome of these proceedings. In August 2002, DSG was sold and consequently is no longer a subsidiary of Mittal Steel.

Legal Claims

      In the ordinary course of business, the Company is subject to various legal actions.

      Pursuant to a constitutional challenge to the 1999 Tax Reforms of the Mexican Tax Code’s Consolidation Regime by Mittal Steel’s Mexican holding company, Grupo Ispat International S.A. de C.V. (“Grupo”), Grupo and or consolidated subsidiaries had to pay the difference between the provisional amount paid under the old rules and the provisional amount required under the new rules adjusted for actualization and penalties. The net amount payable according to the authorities was approximately $13 and this was paid in full in June 2002. In December 2002, a settlement agreement was signed with the Mexican tax authorities concerning the final amount.

      In May 2003 the Irish Government commenced proceedings against the Mexican Operating Subsidiary and Mittal Steel, claiming certain environmental cleanup costs relating to the site of Irish Ispat Limited, which was closed in 2001 (see Note 1). The Irish Government has not yet served its Statement of Claim. Mittal Steel is currently unable to assess the amount, if any, of the Mexican Operating Subsidiary’s or Mittal Steel’s liability.

      In the Autumn of 2002, three subsidiaries of Mittal Steel (Trefileurope S.A., Trefileurope Italia S.r.l. and Fontainunion S.A.), along with other European manufacturers of pre-stressed wire and strands steel products, received notice from the European Commission that it was conducting an investigation into possible anti-competitive practices. Mittal Steel and its subsidiaries are cooperating fully with the European Commission in this investigation. Should the European Commission find that the companies have breached the EC law, it may impose a fine on the company or companies that it holds responsible for the conduct, through decisive influence or otherwise. The fine levied cannot exceed the limit set in Article 15(2) of EC Council Regulation 17/62. Mittal Steel is currently unable to assess the ultimate outcome of the proceedings before the European Commission or the amount of any fines that may result. As the alleged anti-competitive activities would have taken place in large part prior to the acquisition of the subsidiaries, Mittal Steel has notified the previous owners that it will hold them liable for all consequences of the investigation.

      In September 2003, the owners of a bulk cargo vessel commenced arbitration proceedings against our Trinidadian Operating Subsidiary and an affiliate in connection with the loss of the vessel, which had been chartered, by the affiliate to carry a cargo of direct reduced iron supplied by the Trinidadian Operating Subsidiary from Trinidad to Indonesia. No specific claim has been made at the current time against our

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Trinidadian Operating Subsidiary. Mittal Steel is unable to estimate the amount of liability, if any, of our Trinidadian Operating Subsidiary.

      In December 2001, the Trinidadian Operating Subsidiary settled arbitration proceedings with respect to a scrap supply contract. This amounted to $21 of which $16 was paid in cash and the balance of $5 is being paid in twelve quarterly installments, which started on March 31, 2002. No interest is to accrue on the remaining balance unless the remaining installments are not paid when due. During 2002 a claim by a third party for alleged entitlement to the settlement monies was the subject of separate proceedings in Trinidad which have been settled without any additional liability on Mittal Steel.

      Sidex International (SIP), in which Ispat Sidex has 40% equity holding since 1997, entered into a contract with Ispat Sidex to buy raw materials and sell steel through SIP. SIP claims approximately $49 million for alleged non-delivery of steel by Ispat Sidex, together with reimbursement of overpayments, damages, interest and costs. Ispat Sidex vigorously disputes this claim and has brought a counter claim for non-payment by SIP on balances due on delivered steel contracts. The case is currently in arbitration under the arbitration rules of the International Chamber of Commerce. In Article 9 of the addendum to the Share Purchase Agreement dated November 6, 2001 the seller (the government of Romania) agreed to indemnify Mittal Steel for any arbitration settlements in respect of this particular matter in excess of the balance in Sidex’s Closing Date Financial Statements (as at November 15, 2001) prepared in accordance with Romanian statutory rules. Therefore, the Company does not believe that it will incur any material loss with respect to this matter and no amount has been provided for at December 31, 2003.

      In February 2003, the Romanian Custom Authorities alleged non-compliance with respect to custom formalities relating to imported steel products at Ispat Sidex and assessed Ispat Sidex a penalty in the amount of $14. Ispat Sidex subsequently appealed the decision of the Romanian Custom Authorities with the Court of First Instance and received a favorable ruling from the Court with respect to $5 of the alleged claims. With respect to the remaining $5 assessment, the Company received an initial favorable ruling in the Court of First Instance on procedural grounds, which was appealed by the Customs Authorities to the Court of Appeal. The Court of Appeal reversed the decision of the Court of First Instance and reverted the case to the Court of First Instance to adjudge on Merit. In the reverted proceeding, $2 is still under consideration by the Court and the Romanian Customs Authorities have received judgment against Ispat Sidex for $3. The Company is awaiting the grounds of rejection and will appeal to Higher Court.

      Since 2001, Ispat Nova Hut has been in dispute with ICF Kaiser Netherlands B.V. (“ICF”), the contractor for Phase 1 of a mini-mill works project (rolling mill P1500), and its parent company, Kaiser International. Under the terms of the turnkey engineering and construction contract, a maximum of three performance tests were required to ensure that the mini-mill met contract mandated quality and quantity standards. Although the mini-mill failed the first performance tests, Kaiser Netherlands B.V. contends the Ispat Nova Hut owes it various costs incurred by ICF in relation to the construction of the mini-mill. To date, the dispute has not been resolved and ICF has resorted to legal action against Ispat Nova Hut. Until recently, the primary legal venue for this matter has been the United States Bankruptcy Court for the District of Delaware, where Kaiser International is currently going through bankruptcy reorganization. The Delaware bankruptcy court has previously ruled that Kaiser International, as opposed to ICF, could proceed with prosecution of its specific claims against Ispat Nova Hut in the Delaware bankruptcy court venue. Ispat Nova Hut appealed this ruling, and during the first quarter of 2004, the Delaware bankruptcy courts decision was overturned by the U.S. Third Circuit District Court, which ruled that the proceedings should be stayed pending the completion of international arbitration proceedings. Kaiser International has filed an appeal with the Third Circuit, which is still pending. On January 6, 2004, ICF filed arbitration claims against Ispat Nova Hut in the amount of $51 with the International Court of Arbitration in Paris, with the earliest possible award ruling being issued sometime in 2005. The Company vigorously disputes this claim and has submitted a $50 counterclaim against ICF in these same arbitration proceedings. As the Company cannot determine the

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

outcome of this matter or estimate the amount or range of potential contingent loss that may be incurred by Ispat Nova Hut, no litigation reserve has been provided at December 31, 2003.

      The U.S. Operating Subsidiary and an independent, unaffiliated producer of raw materials are parties to a long-term supply agreement under which the U.S. Operating Subsidiary was obligated to fund an escrow account to indemnify said producer of raw materials against a specific contingency. Contributions to the escrow were determined by the agreement and the funds were restricted from the U.S. Operating Subsidiary’s use while in the escrow. The U.S. Operating Subsidiary received full recovery of $39, the escrowed amount, in April of 2001.

      In addition to the matters described above, there are various claims, lawsuits and administrative proceedings pending or threatened against the Company and its current Operating Subsidiaries. Such actions are with respect to commercial matters, product liability and employee disputes. Although it is not possible to predict the outcome or cost of these matters, the Company believes it is remote that any sum required to be paid in connection with liabilities recorded relating to these matters will have a material adverse effect on its financial position, results of operations or cash flows.

      On December 15, 2004, the Company signed an amendment to the Ispat Sidex Share Purchase Agreement resulting in the termination of their 5 year exemption to pay corporate income taxes and other economic incentives previously provided to Ispat Sidex. This amendment has prospective impact beginning January 1, 2005.

Tax Liabilities

      The Company does not believe that, as of December 31, 2003, any material matters exist relating to the fiscal matters in its country of incorporation and the countries where its Operating Subsidiaries conduct business, including current pending or future governmental claims and demands, would require adjustment to the accompanying financial statements.

Economic, Legal and Political Environment

      The Company’s results are affected by domestic and international economic, political, legislative, regulatory and legal actions. In many of the countries in which the Company operates there have been significant political and economic changes in the last several years. Many of these countries continue to develop and enhance their business infrastructure and have begun to introduce market, legal and other regulatory reform. With respect to the Company’s operations in Algeria, Romania and Kazakhstan, these developmental stage economies display characteristics such as high inflation, lack of liquidity in the capital markets and the existence of exchange controls, which causes the national currencies to be illiquid in places other than Algeria, Romania and Kazakhstan. As a result, it is not possible to predict changes in economic policy and development and what effect such changes might have on the financial position and results of operations and cash flows of the Company.

      The Company does not carry political risk insurance in any country in which it conducts business. As of December 31, 2001, 2002, and 2003, the Company does not believe that any material matters exist relating to the evolving fiscal and regulatory environment, including current pending governmental claims and demands, which would require adjustment to the accompanying financial statements.

      The Company and its subsidiaries had contingent liabilities amounting to $28 (2002: $3) in respect of bills of exchange discounted with banks which had not matured.

Note 18:	Segment and Geographic Information

      The management considers Mittal Steel’s steel operation to be a single business segment. As Mittal Steel has no operations in its home country of the Netherlands, all of its sales are considered to be foreign sales. Annual sales to any individual customer did not exceed 10% of total sales in any of the periods presented.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

			Rest of	Others &
	America	Europe	World	Eliminations	Consolidated

	(All amounts in $ millions)
Year Ended December 31, 2001
Sales to unaffiliated customers	3,299	1,293	865	(34)	5,423
Operating income	(209)	21	172	(21)	(37)
Depreciation	187	(1)	45	(2)	229
Capital expenditures	86	30	98	(14)	200
Total assets at December 31, 2001 (year end)	7,307	6,823	1,690	(8,658)	7,162
Year Ended December 31, 2002
Sales to unaffiliated customers	3,796	2,152	1,483	(351)	7,080
Operating income	141	64	476	21	702
Depreciation	162	34	70	—	266
Capital expenditures	81	54	130	—	265
Total assets at December 31, 2002 (year end)	7,029	7,800	2,181	(9,101)	7,909
Year Ended December 31, 2003
Sales to unaffiliated customers	4,072	3,800	2,275	(580)	9,567
Operating income	136	317	707	139	1,299
Depreciation	165	116	84	(34)	331
Capital expenditures	142	131	222	(74)	421
Total assets at December 31, 2003 (year end)	7,349	9,654	3,225	(10,091)	10,137

      Information concerning certain countries was as follows (in millions of US dollars):

				Long-Lived Assets
	Sales for the Years Ended			as of
	December 31,			December 31,(1)

	2001	2002	2003	2002	2003

Americas
United States	$2,219	$2,397	$2,223	$1,734	$1,751
Mexico	493	668	872	480	467
Other	588	731	977	616	625

Total Americas	3,299	3,796	4,072	2,830	2,844

Europe
Romania	91	899	1,216	232	263
Czech Republic	—	—	1,162	—	799
Other	1,202	1,253	1,422	205	312

Total Europe	1,293	2,152	3,800	437	1,373

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

				Long-Lived Assets
	Sales for the Years Ended			as of
	December 31,			December 31,(1)

	2001	2002	2003	2002	2003

Rest of World
Kazakhstan	736	869	1,189	675	784
Other	129	614	1,086	317	333

Total Rest of World	865	1,483	2,275	992	117

Eliminations*	(34)	(351)	(580)	(165)	(680)

Total	$5,423	$7,080	$9,567	$4,094	$4,654

(1)	Consists of property, plant and equipment, net of accumulated depreciation

  *     Eliminations relate to inter-region

Note 19:	Financial Information for Issuer, Subsidiaries and Non-guarantor Subsidiaries

      The senior notes issued by Ispat Europe will be jointly, severally, fully and unconditionally guaranteed on a senior basis by Mittal Steel, Ispat Germany GmbH, Ispat Hamburger Stahlwerke GmbH, Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH. Presented below is condensed consolidating financial information for:

•	Mittal Steel on a parent company only basis;

•	Ispat Europe, on a parent company only basis;

•	Ispat Europe’s guarantor subsidiaries, Ispat Germany GmbH, Ispat Hamburger Stahlwerke GmbH, Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH on a combined basis;

•	Ispat Europe’s non-guarantor subsidiary, Ispat Unimetal;

•	Ispat Europe eliminations;

•	Ispat Europe consolidated;

•	Ispat’s non-guarantor subsidiaries, on a combined basis;

•	Ispat eliminations; and

•	Mittal Steel and subsidiaries consolidated.

      Ispat Europe has no business operation of its own. Accordingly, it can only pay dividends or distributions to the extent it is able to arrange a distribution from its subsidiaries, recognize gain from the sale of its assets or records share premium from the issuance of common shares. Ispat Europe’s operating subsidiaries are subject to certain restrictions under the terms of certain of their debt agreements for paying dividends. As a result, none of Ispat Europe’s retained earnings are free of restriction for the payment of dividends as at December 31, 2003.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      Condensed consolidating statements of income for the year ended December 31, 2001

		Ispat Europe —	Ispat Europe —
	Mittal Steel —	Parent	Guarantor
	Parent Company	Company	Subsidiaries

Sales	$—	$—	$630
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	—	562
Depreciation	—	—	5
Selling, general and administrative	6	—	34
Other operating expense	—	—	—

Operating income (loss)	(6)	—	29
Income from equity method investments	(192)	33	—
Other income (expense) — net	—	—	2
Financing costs:
Net interest income (expense)	—	(12)	(2)
Net gain (loss) from foreign exchange	(1)	—	—

Income before taxes and minority interest	(199)	21	29
Income tax (benefit) expense:
Current	—	—	3
Deferred	—	—	(1)
Income (loss) before minority interest	(199)	21	27
Minority interest	—	—	—

Net income (loss)	$(199)	$21	$27

	Ispat Europe
	Non-Guarantor	Consolidating	Ispat Europe
	Subsidiaries	Adjustments	Consolidated

Sales	$552	$(38)	$1,144
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	492	(29)	1,025
Depreciation	6	8	19
Selling, general and administrative	36	(8)	62
Other operating expense	—	—	—

Operating income (loss)	18	(9)	38
Income from equity method investments	—	(33)	—
Other income (expense) — net	—	—	2
Financing costs:
Net interest income (expense)	(2)	—	(16)
Net gain (loss) from foreign exchange	—	—	—

Income before taxes and minority interest	16	(42)	24
Income tax (benefit) expense:
Current	1	—	4
Deferred	—	—	(1)
Income (loss) before minority interest	15	(42)	21
Minority interest	—	—	—

Net income (loss)	$15	$(42)	$21

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel —	Mittal Steel —
	Non-Guarantor	Consolidating	Mittal Steel —
	Subsidiaries	Adjustments	Consolidated

Sales	$4,568	$(289)	$5,423
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	4,196	(269)	4,952
Depreciation	202	8	229
Selling, general and administrative	140	(4)	204
Other operating expense	39	36	75

Operating income (loss)	(9)	(60)	(37)
Income from equity method investments	(2)	192	(2)
Other income (expense) — net	262	(242)	22
Financing costs:
Net interest income (expense)	(219)	—	(235)
Net gain (loss) from foreign exchange	(135)	118	(18)

Income before taxes and minority interest	(103)	8	(270)
Income tax (benefit) expense:
Current	22	—	26
Deferred	(96)	2	(95)

Income (loss) before minority interest	(29)	6	(201)
Minority interest	2	—	2

Net income (loss)	$(27)	$6	$(199)

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2001

	Ispat Europe — Issuer Subsidiary

			Ispat Europe —
	Mittal Steel —	Ispat Europe —	Guarantor
	Parent Company	Parent Company	Subsidiaries

Net Income (loss)	$(199)	$21	$27
Other comprehensive income (loss)	—	—	(7)

Comprehensive Income (loss)	$(199)	$21	$20

	Ispat Europe —
	Non-Guarantor	Consolidating	Ispat Europe —
	Subsidiaries	Adjustments	Consolidated

Net Income (loss)	$15	$(42)	$21
Other comprehensive income (loss)	(4)	—	(11)

Comprehensive Income (loss)	$11	$(42)	$10

	Mittal Steel —	Mittal Steel —
	Non-Guarantor	Consolidating	Mittal Steel —
	Subsidiaries	Adjustments	Consolidated

Net Income (loss)	$(27)	$6	$(199)
Other comprehensive income (loss)	(208)	(22)	(241)

Comprehensive Income (loss)	$(235)	$(16)	$(440)

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2001

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -
	Parent	Parent	Guarantor
	Company	Company	Subsidiaries

Net cash provided by operating activities	$121	$15	$54

Investing activities:
Purchases of property, plant and equipment	—	—	(10)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	—	36
Acquisition of net assets of subsidiaries, net of cash acquired	—	—	—
Investment in affiliates and joint ventures	(126)	—	—
Restricted cash	—	—	—
Other	—	—	—

Net cash provided by (used in) investing activities	(126)	—	26

Financing activities:
Proceeds from payable to banks	—	—	—
Proceeds from long-term debt, net	—	125	—
Proceeds from long-term debt from an affiliate	—	10	—
Payments of payable to banks	—	—	(43)
Payments of long-term debt	—	(13)	(36)
Payments of long-term debt payable to affiliates	—	(13)	—
Purchase of treasury stock	(1)	—	—
Sale of treasury stock	5	—	—
Dividends	—	(122)	—
Issue of share capital — net	—	—	—

Net cash provided by (used in) financing activities	4	(13)	(79)

Net increase (decrease) in cash and cash equivalents	(1)	2	1

Effect of exchange rate changes on cash	—	(2)	2

Cash and cash equivalents:
At the beginning of the year	1	—	14

At the end of the year	$—	$—	$17

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Ispat Europe -	Ispat Europe -
	Non-Guarantor	Consolidating	Ispat Europe -
	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$3	$(3)	$69

Investing activities:
Purchases of property, plant and equipment	(15)	—	(25)
Proceeds from sale of investment including affiliates and joint ventures	—	—	36
Acquisition of net assets of subsidiaries, net of cash acquired	—	—	—
Investment in affiliates and joint ventures	—	—	—
Restricted cash	—	—	—
Other	—	—	—

Net cash provided by (used in) investing activities	(15)	—	11

Financing activities:
Proceeds from payable to banks	12	—	12
Proceeds from long-term debt, net	—	—	125
Proceeds from long-term debt from an affiliate	—	(10)	—
Payments of payable to banks	—	—	(43)
Payments of long-term debt	—	—	(49)
Payments of long-term debt payable to affiliates	—	13	—
Purchase of treasury stock	—	—	—
Sale of treasury stock	—	—	—
Dividends	—	—	(122)
Issue of share capital — net	—	—	—

Net cash provided by (used in) financing activities	12	3	(77)

Net increase (decrease) in cash and cash equivalents	—	—	3

Effect of exchange rate changes on cash	(1)	—	(1)

Cash and cash equivalents:
At the beginning of the year	5	—	19

At the end of the year	$4	$—	$21

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -	Mittal Steel -
	Non-Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$185	$(138)	$237

Investing activities:
Purchases of property, plant and equipment	(189)	14	(200)
Proceeds from sale of investment including affiliates and joint ventures	18	(17)	37
Acquisition of net assets of subsidiaries, net of cash acquired	(28)	—	(28)
Investment in affiliates and joint ventures	(226)	355	3
Restricted cash	(30)	—	(30)
Other	4	—	4

Net cash provided by (used in) investing activities	(451)	352	(214)

Financing activities:
Proceeds from payable to banks	2,491	—	2,503
Proceeds from long-term debt, net	14	(14)	125
Proceeds from long-term debt from an affiliate	173	(173)	—
Payments of payable to banks	(2,375)	—	(2,418)
Payments of long-term debt	(226)	10	(265)
Payments of long-term debt payable to affiliates	(58)	17	(41)
Purchase of treasury stock	—	—	(1)
Sale of treasury stock	—	—	5
Dividends	(65)	187	—
Issue of share capital — net	240	(240)	—

Net cash provided by (used in) financing activities	194	(213)	(92)

Net increase (decrease) in cash and cash equivalents	(72)	1	(69)

Effect of exchange rate changes on cash	5	(1)	3

Cash and cash equivalents:
At the beginning of the year	241	—	261

At the end of the year	$174	$—	$195

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Balance Sheets

As of December 31, 2002

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -
	Parent	Parent	Guarantor
	Company	Company	Subsidiaries

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$21
Restricted cash	—	—	—
Trade accounts receivable — net	—	—	67
Inventories — net	—	—	86
Other current assets	95	16	113

Total current assets	95	16	287
Property, plant and equipment — net	—	—	112
Investments in affiliates and joint ventures	1,673	367	11
Other assets	3	6	15

Total assets	$1,771	$389	$425

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$4	$16
Trade accounts payable	—	—	92
Accrued expenses and other current liabilities	304	71	60

Total current liabilities	304	75	168
Long-term debt	—	129	—
Loan from shareholder	—	—	—
Other long-term obligations	25	1	51

Total liabilities	329	205	219
Minority interest	—	—	—

Shareholders’ equity	1,442	184	206

Total liabilities and shareholders’ equity	$1,771	$389	$425

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Ispat Europe -
	Non-	Ispat Europe -
	Guarantor	Consolidating	Ispat Europe -
	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$12	$—	$33
Restricted cash	—	—	—
Trade accounts receivable — net	71	—	138
Inventories — net	123	—	209
Other current assets	19	(86)	62

Total current assets	225	(86)	442
Property, plant and equipment — net	92	—	204
Investments in affiliates and joint ventures	—	(367)	11
Other assets	2	—	23

Total assets	$319	$(453)	$680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$26	$—	$46
Trade accounts payable	102	—	194
Accrued expenses and other current liabilities	63	(72)	122

Total current liabilities	191	(72)	362
Long-term debt	1	—	130
Loan from shareholder	—	—	—
Other long-term obligations	78	(14)	116

Total liabilities	270	(86)	608
Minority interest	—	—	—
Shareholders’ equity	49	(367)	72

Total liabilities and shareholders’ equity	$319	$(453)	$680

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -	Mittal Steel -
	Non-Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$362	$—	$395
Restricted cash	22	—	22
Trade accounts receivable — net	630	—	768
Inventories — net	1,109	(17)	1,301
Other current assets	2,143	(2,100)	200

Total current assets	4,266	(2,117)	2,686
Property, plant and equipment — net	3,890	—	4,094
Investments in affiliates and joint ventures	506	(1,673)	517
Other assets	630	(44)	612

Total assets	$9,292	$(3,834)	$7,909

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$500	$—	$546
Trade accounts payable	739	—	933
Accrued expenses and other current liabilities	607	(517)	516

Total current liabilities	1,846	(517)	1,995
Long-term debt	2,017	—	2,147
Loan from shareholder	40	—	40
Other long-term obligations	2,033	(25)	2,149

Total liabilities	5,936	(542)	6,331
Minority Interest	136	—	136

Shareholders’ equity	3,220	(3,292)	1,442

Total liabilities and shareholders’ equity	$9,292	$(3,834)	$7,909

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2002

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -
	Parent	Parent	Guarantor
	Company	Company	Subsidiaries

Sales	$—	$—	$688
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	4	2	609
Depreciation	—	—	7
Selling, general and administrative	7	2	35
Other operating expense	—	—	—

Operating income (loss)	(11)	(4)	37
Income from equity method investments	605	26	—
Other income (expense) — net	—	—	3
Financing costs:
Net interest income (expense)	1	(16)	(1)
Net gain (loss) from foreign exchange	—	—	—

Income (loss) before taxes and minority interest	595	6	39
Income tax (benefit) expense:
Current	—	—	3
Deferred	—	—	4

Income (loss) before minority interest	595	6	32
Minority interest	—	—	—

Net income (loss)	$595	$6	$32

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Ispat Europe -	Ispat Europe -
	Non-Guarantor	Consolidating	Ispat Europe -
	Subsidiaries	Adjustments	Consolidated

Sales	$574	$(43)	$1,219
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	530	(36)	1,105
Depreciation	7	—	14
Selling, general and administrative	39	(7)	69
Other operating expense	—	—	—

Operating income (loss)	(2)	—	31
Income from equity method investments	—	(26)	—
Other income (expense) — net	—	—	3
Financing costs:
Net interest income (expense)	(1)	—	(18)
Net gain (loss) from foreign exchange	(1)	—	(1)

Income (loss) before taxes and minority interest	(4)	(26)	15
Income tax (benefit) expense:
Current	2	—	5
Deferred	—	—	4

Income (loss) before minority interest	(6)	(26)	6
Minority interest	—	—	—

Net income (loss)	$(6)	$(26)	$6

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -	Mittal Steel -
	Non-Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Adjustments	Consolidated

Sales	$6,296	$(435)	$7,080
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	5,050	(407)	5,752
Depreciation	252	—	266
Selling, general and administrative	228	(6)	298
Other operating expense	62	—	62

Operating income (loss)	704	(22)	702
Income from equity method investments	111	(605)	111
Other income (expense) — net	36	(7)	32
Financing costs:
Net interest income (expense)	(204)	(1)	(222)
Net gain (loss) from foreign exchange	19	(3)	15

Income (loss) before taxes and minority interest	666	(638)	638
Income tax (benefit) expense:
Current	59	—	64
Deferred	(36)	—	(32)

Income (loss) before minority interest	643	(638)	606
Minority interest	(11)	—	(11)

Net income (loss)	$632	$(638)	$595

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2002

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -
	Parent	Parent	Guarantor
	Company	Company	Subsidiaries

Net Income (loss)	$595	$6	$32
Other comprehensive income (loss)	—	(28)	30

Comprehensive Income (loss)	$595	$(22)	$62

	Ispat Europe -	Ispat Europe -
	Non-Guarantor	Consolidating	Ispat Europe
	Subsidiaries	Adjustments	Consolidated

Net Income (loss)	$(6)	$(26)	$6
Other comprehensive income (loss)	10	—	12

Comprehensive Income (loss)	$4	$(26)	$18

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -	Mittal Steel -
	Non-Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Investments	Consolidated

Net Income (loss)	$632	$(638)	$595
Other comprehensive income (loss)	(279)	4	(263)

Comprehensive Income (loss)	$(353)	$(634)	$332

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2002

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -
	Parent	Parent	Guarantor
	Company	Company	Subsidiaries

Net cash provided by operating activities	$640	$16	$10

Investing activities:
Purchases of property, plant and equipment	—	—	(10)
Proceeds from sale of assets and investment, including affiliates and joint ventures	—	—	—
Investment in affiliates and joint ventures	(644)	—	—
Acquisition of net assets, net of cash acquired	—	—	—
Restricted cash	—	—	—
Other investing activities	—	—	—

Net cash provided by (used in) investing activities	(644)	—	(10)

Financing activities:
Proceeds from payable to banks	—	—	3
Proceeds from long-term debt, net	—	3	—
Proceeds from long-term debt from an affiliate	—	—	—
Payments of payable to banks	—	—	—
Payments of long-term debt	—	(12)	—
Payments of long-term debt payable to affiliates	—	(7)	—
Purchase of treasury stock	(1)	—	—
Sale of treasury stock	5	—	—
Capital contribution	—	—	—
Dividends	—	—	—
Issue of share capital — net	—	—	—

Net cash provided by (used in) financing activities	4	(16)	3

Net increase (decrease) in cash and cash equivalents	—	—	3
Effect of exchange rate changes on cash	—	—	1

Cash and cash equivalents:
At the beginning of the year	—	—	17

At the end of the year	$—	$—	$21

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Ispat Europe -	Ispat Europe -
	Non-Guarantor	Consolidating	Ispat Europe -
	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$19	$(3)	$42

Investing activities:
Purchases of property, plant and equipment	(15)	—	(25)
Proceeds from sale assets and of investment, including affiliates and joint ventures	—	—	—
Investment in affiliates and joint ventures	—	—	—
Acquisition of net assets, net of cash acquired	—	—	—
Restricted cash	—	—	—
Other investing activities	1	3	4

Net cash provided by (used in) investing activities	(14)	3	(21)

Financing activities:
Proceeds from payable to banks	17	—	20
Proceeds from long-term debt, net	—	—	3
Proceeds from long-term debt from an affiliate	—	—	—
Payments of payable to banks	(17)	—	(17)
Payments of long-term debt	—	—	(12)
Payments of long-term debt payable to affiliates	—	—	(7)
Purchase of treasury stock	—	—	—
Sale of treasury stock	—	—	—
Capital contribution	—	—	—
Dividends	—	—	—
Issue of share capital — net	—	—	—

Net cash provided by (used in) financing activities	—	—	(13)

Net increase (decrease) in cash and cash equivalents	5	—	8

Effect of exchange rate changes on cash	3	—	4

Cash and cash equivalents:
At the beginning of the year	4	—	21

At the end of the year	$11	$—	$33

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -	Mittal Steel -
	Non-Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$418	$(561)	$539

Investing activities:
Purchases of property, plant and equipment	(240)	—	(265)
Proceeds from sale of assets and investment, including affiliates and joint ventures	35	—	35
Investment in affiliates and joint ventures	(166)	672	(138)
Acquisition of net assets, net of cash acquired	1	—	1
Restricted cash	8	—	8
Other investing activities	(4)	(1)	(1)

Net cash provided by (used in) investing activities	(366)	671	(360)
Financing activities:
Proceeds from payable to banks	2,380	—	2,400
Proceeds from long-term debt, net	181	—	184
Proceeds from long-term debt from an affiliate	62	(30)	32
Payments of payable to banks	(2,343)	—	(2,360)
Payments of long-term debt	(232)	—	(244)
Payments of long-term debt payable to affiliates	(7)	14	—
Purchase of treasury stock	—	—	(1)
Sale of treasury stock	—	—	5
Capital contribution	83	(83)	—
Dividends	(2)	2	—
Issue of share capital — net	5	(5)	—

Net cash provided by (used in) financing activities	127	(102)	16

Net increase (decrease) in cash and cash equivalents	179	8	195

Effect of exchange rate changes on cash	9	(8)	5

Cash and cash equivalents:
At the beginning of the year	174	—	195

At the end of the year	$362	$—	$395

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Balance Sheets

As of December 31, 2003

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -
	Parent	Parent	Guarantors
	Company	Company	Subsidiaries

ASSETS
Current assets:
Cash and cash equivalents	$1	$—	$19
Restricted cash	—	—	—
Trade accounts receivable — net	—	—	76
Inventories — net	—	—	113
Other current assets	130	40	201

Total current assets	131	40	409
Property, plant and equipment — net	—	—	140
Investments in affiliates and joint ventures	2,806	326	81
Other assets	4	5	20

Total assets	$2,941	$371	$650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$4	$9
Trade accounts payable	—	—	101
Accrued expenses and other current liabilities	360	60	117

Total current liabilities	280	64	227
Long-term debt	—	134	—
Loan from shareholder	—	—	—
Other long-term obligations	20	—	68

Total liabilities	380	198	295
Minority interest	—	—	—
Shareholders’ equity	2,561	173	355

Total liabilities and shareholders’ equity	$2,941	$371	$650

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Ispat Europe -	Ispat Europe -
	Non-Guarantor	Consolidating	Ispat Europe -
	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$19	$—	$38
Restricted cash	—	—	—
Trade accounts receivable — net	76	—	152
Inventories — net	149	—	262
Other current assets	572	(760)	53

Total current assets	816	(760)	505
Property, plant and equipment — net	107	—	247
Investments in affiliates and joint ventures	145	(540)	12
Other assets	2	—	27

Total assets	$1,070	$(1,300)	$791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$41	$—	$54
Trade accounts payable	106	—	207
Accrued expenses and other current liabilities	235	(239)	173

Total current liabilities	382	(239)	434
Long-term debt	15	(13)	136
Loan from shareholder	—	—	—
Other long-term obligations	73	—	141

Total liabilities	470	(252)	711
Minority interest	—	—	—
Shareholders’ equity	600	(1,048)	80

Total liabilities and shareholders’ equity	$1,070	$(1,300)	$791

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -	Mittal Steel -
	Non-Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$721	$—	$760
Restricted cash	140	—	140
Trade accounts receivable — net	737	—	889
Inventories — net	1,333	(8)	1,587
Other current assets	2,389	(2,265)	307

Total current assets	5,320	(2,273)	3,683
Property, plant and equipment — net	4,407	—	4,654
Investments in affiliates and joint ventures	955	(2,806)	967
Other assets	824	(42)	833

Total assets	$11,526	$(5,121)	$10,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$726	$—	$780
Trade accounts payable	808	—	1,015
Accrued expenses and other current liabilities	1,073	(782)	824

Total current liabilities	2,607	(782)	2,619
Long-term debt and loan from shareholder	1,976	81	2,193
Loan from shareholder	94	—	94
Other long-term obligations	2,268	(20)	2,409

Total liabilities	6,945	(721)	7,315
Minority Interest	261		261
Shareholders’ equity	4,320	(4,400)	2,561

Total liabilities and shareholders’ equity	$11,526	$(5,121)	$10,137

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Income

for the Year Ended December 31, 2003

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -
	Parent	Parent	Guarantor
	Company	Company	Subsidiaries

Sales	$—	$—	$799
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	(2)	700
Depreciation	—	—	7
Selling, general and administrative	14	1	40
Other operating expense	—	—	—

Operating income (loss)	(14)	1	52
Income from equity method investments	1,188	13	—
Other income (expense) — net	18	(1)	6
Financing costs:
Net interest income (expense)	(10)	(15)	(1)
Net gain (loss) from foreign exchange	—	—	—

Income (loss) before taxes and minority interest and cumulative effect of change in accounting principle	1,182	(2)	57
Income tax (benefit) expense:
Current	—	—	5
Deferred	—	—	10

Income (loss) before cumulative effect of change in accounting principle and minority interest	1,182	(2)	42
Cumulative effect of change in accounting principle and minority interest	—	—	3

Net income (loss)	$1,182	$(2)	$45

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Ispat Europe -
	Non-	Ispat Europe -
	Guarantor	Consolidating	Ispat Europe -
	Subsidiaries	Adjustments	Consolidated

Sales	$634	$(50)	$1,383
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	606	(39)	1,265
Depreciation	10	—	17
Selling, general and administrative	44	(10)	75
Other operating expense	—	—	—

Operating income (loss)	(26)	(1)	26
Income from equity method investments	—	(13)	—
Other income (expense) — net	(1)	—	4
Financing costs:
Net interest income (expense)	(2)	—	(18)
Net gain (loss) from foreign exchange	—	—	—

Income (loss) before taxes and minority interest and cumulative effect of change in accounting principle	(29)	(14)	12
Income tax (benefit) expense:
Current	2	—	7
Deferred	—	—	10

Income (loss) before cumulative effect of change in accounting principle and minority interest	(31)	(14)	(5)
Cumulative effect of change in accounting principle and minority interest	—	—	3

Net income (loss)	$(31)	$(14)	$(2)

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -
	Non-	Mittal Steel -
	Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Adjustments	Consolidated

Sales	$8,426	$(242)	$9,567
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	6,528	(225)	7,568
Depreciation	314	—	331
Selling, general and administrative	291	(11)	369
Other operating expense	—	—	—

Operating income (loss)	1,293	(6)	1,299
Income from equity method investments	162	(1,188)	70
Other income (expense) — net	62	(14)	162
Financing costs:
Net interest income (expense)	(147)	—	(175)
Net gain (loss) from foreign exchange	44	—	44

Income (loss) before taxes and minority interest and cumulative effect of change in accounting principle	1,414	(1,208)	1,400
Income tax (benefit) expense:
Current	36	—	43
Deferred	131	—	141

Income (loss) before cumulative effect of change in accounting principle and minority interest	1,247	(1,208)	1,216
Cumulative effect of change in accounting principle and minority interest	(37)	—	(34)

Net income (loss)	$1,210	$(1,208)	$1,182

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2003

		Ispat Europe - Issuer Subsidiary

			Ispat Europe -
	Mittal Steel -	Ispat Europe -	Guarantor
	Parent Company	Parent Company	Subsidiaries

Net Income (loss)	$1,182	$(2)	$45
Other comprehensive income (loss)	—	5	35

Comprehensive Income (loss)	$1,182	$3	$80

	Ispat Europe -	Ispat Europe -
	Guarantor	Consolidating	Ispat Europe -
	Subsidiaries	Adjustments	Consolidated

Net Income (loss)	$(31)	$(14)	$(2)
Other comprehensive income (loss)	18	—	58

Comprehensive Income (loss)	$(13)	$(14)	$56

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -	Mittal Steel -
	Non-Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Adjustments	Consolidated

Net Income (loss)	$1,210	$(1,208)	$1,182
Other comprehensive income (loss)	51	—	109

Comprehensive Income (loss)	$1,261	$(1,208)	$1,291

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2003

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -
	Parent	Parent	Guarantor
	Company	Company	Subsidiaries

Net cash provided by operating activities	$1,054	$(57)	$144
Investing activities:
Purchases of property, plant and equipment	—	—	(16)
Proceeds from sale of assets and investment, including affiliates and joint ventures	—	—
Investment in affiliates and joint ventures	(1,116)	41	—

Acquisitions of net assets of subsidiaries, net of cash acquired	—	—	—
Restricted cash	—	—	—
Other investing activities	—	—	—
Net cash provided by (used in) investing activities	(1,116)	41	(16)

Financing activities:
Proceeds from payable to banks	—	—	—
Proceeds from long-term debt — net of debt issuance	71	—	—
Proceeds from long-term debt from an affiliate	—	—	24
Payments of payable to banks	—	—	(8)
Payments of long-term debt	—	(15)	—
Payments of long-term debt payable to affiliates	—	(4)	(141)
Purchase of treasury stock	(8)	—	—
Sale of treasury stock	—	—	—
Capital contribution	—	—	(4)
Dividends	—	—	—
Issue of share capital — net	—	—	—

Net cash provided by (used in) financing activities	63	(19)	(129)

Net increase (decrease) in cash and cash equivalents	1	(35)	(1)

Effect of exchange rate changes on cash	—	35	(1)

Cash and cash equivalents:
At the beginning of the year	—	—	21

At the end of the year	$1	$—	$19

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Ispat Europe -	Ispat Europe -
	Non-Guarantor	Consolidating	Ispat Europe -
	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$15	$(59)	$43

Investing activities:
Purchases of property, plant and equipment	(6)	—	(22)
Proceeds from sale of assets and investment, including affiliates and joint ventures	—	—	—
Investment in affiliates and joint ventures	1	(42)	—

Acquisitions of net assets of subsidiaries, net of cash acquired	—	—	—
Restricted cash	—	—	—
Other investing activities	—	—	—
Net cash provided by (used in) investing activities	(5)	(42)	(22)

Financing activities:
Proceeds from payable to banks	22	—	22
Proceeds from long-term debt — net of debt issuance	2	—	2
Proceeds from long-term debt from an affiliate	—	(24)	—
Payments of payable to banks	(14)	—	(22)
Payments of long-term debt	(1)	—	(16)
Payments of long-term debt payable to affiliates	(15)	160	—
Purchase of treasury stock	—	—	—
Sale of treasury stock	—	—	—
Capital contribution	—	—	(4)
Dividends	—	—	—
Issue of share capital — net	—	—	—

Net cash provided by (used in) financing activities	(6)	136	(18)

Net increase (decrease) in cash and cash equivalents	4	35	3

Effect of exchange rate changes on cash	3	(35)	2

Cash and cash equivalents:
At the beginning of the year	12	—	33

At the end of the year	$19	$—	$38

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

	Mittal Steel -	Mittal Steel -
	Non-Guarantor	Consolidating	Mittal Steel -
	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$1,433	$(1,092)	$1,438

Investing activities:
Purchases of property, plant and equipment	(399)	—	(421)
Proceeds from sale of assets and investment including affiliates and joint ventures	26	—	26
Investment in affiliates and joint ventures	(289)	1,125	(280)
Acquisition of net assets of subsidiaries — net of cash acquired	(21)		(21)

Restricted cash	(118)	—	(118)
Other investing activities	—	—	—
Net cash provided by (used in) investing activities	(801)	1,125	(814)

Financing activities:
Proceeds from payable to banks	3,624	—	3,646
Proceeds from long-term debt, net of debt issuance	73	(94)	52
Proceeds from long-term debt from an affiliate	60	34	94
Payments of payable to banks	(3,614)	—	(3,636)
Payments of long-term debt	(210)	—	(226)
Payments of long-term debt payable to affiliates	(54)	14	(40)
Purchase of treasury stock	—	—	(8)
Sale of treasury stock	—	—	—
Capital contribution	—	4	—
Dividends	(203)	39	(164)
Issue of share capital — net	28	(28)	—

Net cash provided by (used in) financing activities	(296)	(31)	(282)

Net increase (decrease) in cash and cash equivalents	336	2	342

Effect of exchange rate changes on cash	23	(2)	23

Cash and cash equivalents:
At the beginning of the year	362	—	395

At the end of the year	$721	$—	$760

Note 20:     Securitization and Factoring of Receivables

      Certain subsidiaries of Mittal Steel had securitization facilities under an agreement to sell interest in pools of Mittal Steel’s trade receivables on a non-recourse basis. Participation interests in new receivables were sold, as collections reduce previously sold accounts. The proceeds from the sale of trade accounts receivables are included in the cash flows from operating activities in the Consolidated Statements of Cash Flows. The initial payment can go up to a maximum of 85% of recorded amounts for the receivables sold. The deferred proceeds outstanding amounted to $10 and $nil at December 31, 2002 and 2003 respectively. Gross receivables sold were $137, $60 and $nil at December 31, 2001, 2002 and 2003 respectively. These securitization facilities were discontinued in 2003.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

      Additionally, some of our subsidiaries have entered into Factoring Agreements with certain banks/financial institutions under which they are entitled to sell eligible accounts receivables from the customers up to an agreed limit. The bank/financial institution buys these receivables without recourse to the seller. Payments for sale of these receivables are received in two installments. The first installment ranging between 90% to 95% of the receivables sold (up to a maximum of $261) is made available immediately on sale of the receivables. The deferred proceeds outstanding and availability amounted to $7 and $34 at December 31, 2002 and 2003 respectively. Gross receivables sold were $96 and $196 at December 31, 2002 and 2003 respectively. The balance portion of the purchase price is held back towards factoring commission, interest charges and any possible bonus or discounts till the receivables are collected from the customer by the Factoring agent. The proceeds from the sale of trade accounts receivables are included in the cash flows from operating activities in the Consolidated Statements of Cash Flows.

      The receivables are sold at a discount that is included in Selling, general and administrative expenses in the consolidated statements of income and amounted $4, $5 and $5 for 2001, 2002 and 2003 respectively.

Securitization

	2001	2002	2003

Proceeds from trade receivable sold	$658	$487	$30
Nominal of trade receivables sold	688	498	30
Other Interest	4	3	—
Deferred payments on balance sheet	27	10	—

Factoring

	2001	2002	2003

Proceeds from trade receivable sold under factoring agreement	$—	$208	$943
Nominal of trade receivables sold under factoring agreement	—	216	982
Discounts incurred	—	2	5
Deferred payments on balance sheet	—	7	34

Note 21:	Financial Information for Issuer, Subsidiaries and Non-Guarantor Subsidiaries of the Proposed Offering

      On March 9, 2004, Ispat Inland Inc. announced that an affiliate will offer $800 million of senior secured notes through a private placement, subject to market and other conditions. The proceeds from the offering by Ispat Inland ULC, a newly created finance subsidiary, are expected to be used to repay existing debt. The notes will be secured by a pledge of $800 million of Ispat Inland Inc.’s first mortgage bonds, and will be jointly, severally, fully and unconditionally guaranteed by Ispat Inland Inc., certain of its existing and future domestic subsidiaries, Mittal Steel, and Ispat Inland LP, a limited purpose finance subsidiary.

      Presented below is condensed consolidating financial information as required by Rule 3-10 of Regulation S-X related to this proposed offering for the following:

•	Mittal Steel on a parent company only basis;

•	Ispat Inland Inc. and its guarantor subsidiaries

•	Ispat Inland Inc.’s non-guarantor subsidiaries;

•	Ispat Inland Inc. eliminations;

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

•	Ispat Inland consolidated;

•	Ispat Inland LP;

•	Mittal Steel’s non-guarantor subsidiaries on a combined basis;

•	Mittal Steel eliminations; and

•	Mittal Steel and subsidiaries consolidated.

      A significant part of Mittal Steel’s net assets at December 31, 2003 (see notes 8 and 10) is subject to restrictive covenants affecting capital distributions and the ability of Mittal Steel’s subsidiaries to loan or advance funds to Mittal Steel.

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2001

			Ispat Inland -
	Mittal Steel	Ispat Inland	Non-				Mittal Steel	Mittal Steel
	Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Ispat	Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Adjustments	Consolidated

Sales	$—	$1,816	$2,081	$(1,813)	$2,084	$—	$3,682	$(343)	$5,423
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	1,647	2,241	(1,813)	2,075	—	3,182	(305)	4,952
Depreciation	—	104	—	—	104	—	146	(21)	229
Selling, general and administrative	6	36	1	—	37	—	182	(21)	204
Other operating expenses	—	—	—	—	—	—	75	—	75

Operating income (loss)	(6)	29	(161)	—	(132)	—	97	4	(37)
Income from equity method investments	(192)	—	—	—	—	—	(2)	192	(2)
Other income (expense) — net	—	6	21	—	27	5	236	(246)	22
Financing costs:
Net interest income (expense)	—	(55)	(39)	—	(94)	(11)	(131)	1	(235)
Net gain (loss) from foreign exchange	(1)	—	—	—	—	—	(135)	118	(18)

Income (loss) before taxes and minority interest	(199)	(20)	(179)	—	(199)	(6)	65	69	(270)
Income tax (benefit) expense:
Current	—	41	(42)	—	(1)	—	27	—	26
Deferred	—	(32)	(39)	—	(71)	(2)	(24)	2	(95)

Income (loss) before minority interest	(199)	(29)	(98)	—	(127)	(4)	62	67	(201)
Minority interest	—	—	—	—	—	—	2	—	2

Net income (loss)	$(199)	$(29)	$(98)	$—	$(127)	$(4)	$64	$67	$(199)

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2001

			Ispat Inland -
	Mittal Steel	Ispat Inland	Non-				Mittal Steel	Mittal Steel
	Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Ispat	Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$(199)	$(29)	$(98)	$—	$(127)	$(4)	64	$67	$(199)
Other comprehensive income (loss)	—	(192)	(8)	—	(200)	—	(19)	(22)	(241)

Comprehensive income (loss)	$(199)	$(221)	$(106)	$—	$(327)	$(4)	$45	$45	$(440)

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2001

			Ispat Inland -
	Mittal Steel	Ispat Inland	Non-				Mittal Steel	Mittal Steel
	Parent	Guarantor	Guarantor	Consolidating	Ispat Inland	Ispat	Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$121	$1	$(139)	$—	$(138)	$8	$413	$(167)	$237

Investing activities:
Purchases of property, plant and equipment	—	(29)	—	—	(29)	—	(185)	14	(200)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	5	—	—	5	—	45	(13)	37
Investment in affiliates	(126)	(101)	109	—	8	—	(253)	374	3
Acquisition of net assets of subsidiaries, net of cash acquired	—	—	—	—	—	—	(28)	—	(28)
Restricted cash	—	—	—	—	—	—	(30)	—	(30)
Other investing activities	—	—	—	—	—	—	25	(21)	4
Net cash provided by (used in) investing activities	(126)	(125)	(109)	—	(16)	—	(426)	354	(214)

Financing activities:
Proceeds from payable to banks	—	3	2,200	—	2,203	—	299	1	2,503
Proceeds from long-term debt net of debt issuance	—	—	—	—	—	—	139	(14)	125
Proceeds from long-term debt from an affiliate	—	156	—	—	156	7	20	(183)	—
Payments of payable to banks	—	—	(2,171)	—	(2,171)	—	(247)	—	(2,418)
Payments of long-term debt	—	—	—	—	—	(8)	(258)	1	(265)
Proceeds and payments of shareholder loans	—	—	—	—	—	—	—	—	—
Payments of long-term debt payable to affiliates	—	(15)	—	—	(15)	(2)	(83)	59	(41)
Purchase of treasury stock	(1)	—	—	—	—	—	—	—	(1)
Sale of treasury stock	5	—	—	—	—	—	—	—	5
Dividends	—	(19)	—	—	(19)	(3)	(167)	189	—
Issue of share capital — net	—	—	—	—	—	—	240	(240)	—

Net cash provided by (used in) financing activities	4	125	29	—	154	(6)	(57)	(187)	(92)

Net increase (decrease) in cash and cash equivalents	(1)	1	(1)	—	—	2	(70)	—	(69)
Effect of exchange rate changes on cash	—	—	—	—	—	—	3	—	3
Cash and cash equivalents:
At the beginning of the year	1	1	23	—	24	1	235	—	261
At the end of the year	$—	$2	$22	$—	$24	$3	$168	$—	$195

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2002

	Mittal Steel	Ispat Inland	Ispat Inland -			Ispat	Mittal Steel	Mittal Steel
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland	Inland	Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

Sales	$—	$1,836	$2,300	$(1,832)	$2,304	$—	$5,360	$(584)	$7,080
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	4	1,967	1,947	(1,832)	2,082	—	4,210	(544)	5,752
Depreciation	—	99	—	—	99	—	167	—	266
Selling, general and administrative	7	31	1	—	32	—	281	(22)	298
Other operating expenses	—	—	62	—	62	—	—	—	62

Operating income (loss)	(11)	(261)	290	—	29	—	702	(22)	702
Income from equity method investments	605	—	—	—	—	—	111	(605)	111
Other income (expense) — net	—	20	14	—	34	1	8	(11)	32
Financing costs:
Net interest income (expense)	1	(57)	(20)	—	(77)	(9)	(137)	—	(222)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	73	(58)	15

Income before taxes and minority interest	595	(298)	284	—	(14)	(8)	757	(692)	638
Income tax (benefit) expense:
Current	—	(47)	45	—	(2)	(1)	67	—	64
Deferred	—	(44)	39	—	(5)	(2)	(25)	—	(32)
Net income (loss)before minority interest)	595	(207)	200	—	(7)	(5)	715	(692)	606
Minority Interest	—	—	—	—	—	—	(11)	—	(11)

Net Income (loss)	$595	$(207)	$200	$—	$(7)	$(5)	$704	$(692)	$595

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2002

	Mittal Steel	Ispat Inland	Ispat Inland-			Ispat	Mittal Steel	Mittal Steel
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland	Inland	Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$595	$(207)	$200	$—	$(7)	$(5)	$704	$(692)	$595
Other comprehensive income (loss)	—	(249)	(2)	—	(251)	—	(14)	2	(263)

Comprehensive income (loss)	$595	$(456)	$198	$—	$(258)	$(5)	$690	$(690)	$332

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Balance Sheets as of December 31, 2002

	Mittal Steel	Ispat Inland	Ispat Inland -			Ispat	Mittal Steel	Mittal Steel
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland	Inland	Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$2	$8	$—	$10	$1	$384	$—	$395
Restricted cash	—	—	—	—	—	—	22	—	22
Trade accounts receivable — net	—	92	166	—	258	—	512	(2)	768
Inventories — net	—	51	392	—	443	—	876	(18)	1,301
Other current assets	95	52	(5)	—	47	9	2,152	(2,103)	200

Total current assets	95	197	561	—	758	10	3,946	(2,123)	2,686
Property, plant and equipment — net	—	1,734	—	—	1,734	—	2,360	—	4,094
Investments in affiliates and joint ventures	1,673	366	215	(366)	215	90	6,324	(7,785)	517
Other assets	3	453	4	—	457	669	174	(691)	612

Total assets	1,771	2,750	780	(366)	3,164	769	12,804	(10,599)	7,909

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	—	16	225	—	241	7	307	(9)	546
Trade accounts payable	—	159	20	—	179	—	757	(3)	933
Accrued expenses and other current liabilities	304	202	4	—	206	15	631	(640)	516

Total current liabilities	304	377	249	—	626	22	1,695	(652)	1,995
Long-term debt	—	1,021	—	—	1,021	662	2,065	(1,601)	2,147
Loan from shareholder	—	—	—	—	—	—	40	—	40
Other long-term obligations	25	1,755	2	—	1,755	6	380	(17)	2,149

Total liabilities	329	3,151	251	—	3,402	690	4,180	(2,270)	6,331
Minority Interest	—	—	—	—	—	—	136	—	136

Shareholders’ equity	1,442	(401)	529	(366)	(238)	79	8,488	(8,329)	1,442

Total liabilities and shareholders’ equity	$1,771	$2,750	$780	$(366)	$3,164	$769	$12,804	$(10,599)	$7,909

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2002.

	Mittal Steel	Ispat Inland	Ispat Inland -			Ispat	Mittal Steel	Mittal Steel
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland	Inland	Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$640	$136	$(115)	$—	$21	$(5)	$461	$(578)	$539

Investing activities:
Purchases of property, plant and equipment	—	(52)	—	—	(52)	—	(213)	—	(265)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	—	—	—	—	—	35	—	35
Investment in affiliates	(644)	(46)	57	—	11	—	(195)	690	(138)
Acquisition of net assets of subsidiaries net of cash acquired	—	—	—	—	—	—	1	—	1
Restricted cash	—	—	—	—	—	—	8	—	8

Other investing activities	—	—	—	—	—	—	(1)	—	(1)

Net cash provided by (used in) investing activities	(644)	(98)	57	—	(41)	—	(365)	690	(360)

Financing activities:
Proceeds from payable to banks	—	—	2,242	—	2,242	—	158	—	2,400
Proceeds from long-term debt, net of debt issuance	—	—	—	—	—	3	181	—	184
Proceeds from long-term debt from an affiliate	—	2	—	—	2	7	30	(7)	32
Payments of payable to banks	—	(15)	(2,198)	—	(2,213)	—	(147)	—	(2,360)
Payments of long-term debt	—	(20)	—	—	(20)	(7)	(221)	(4)	(244)
Payments of long-term debt payable to affiliates	—	(3)	—	—	(3)	—	(13)	16	—
Purchase of treasury stock	(1)	—	—	—	—	—	—	—	(1)
Sale of treasury stock	5	—	—	—	—	—	—	—	5
Capital contribution	—	—	—	—	—	—	83	(83)	—
Dividends	—	(2)	—	—	(2)	—	38	(36)	—
Issue of share capital — net	—	—	—	—	—	—	6	(6)	—

Net cash provided by (used in) financing activities	4	(38)	44	—	6	3	115	(112)	16

Net increase (decrease) in cash and cash equivalents	—	—	(14)	—	(14)	(2)	211	—	195
Effect of exchange rate changes on cash	—	—	—	—	—	—	5	—	5
Cash and cash equivalents:
At the beginning of the year	—	2	22	—	24	3	168	—	195
At the end of the year	$—	$2	$8	$—	$10	$1	$384	$—	$395

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2003

	Mittal Steel	Ispat Inland	Ispat Inland -				Mittal Steel	Mittal Steel
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland	Ispat	Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Adjustments	Consolidated

Sales	$—	$2,107	$548	$(432)	$2,223	$—	$7,741	$(397)	$9,567
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	2,092	443	(432)	2,103	—	5,830	(365)	7,568
Depreciation	—	97	—	—	97	—	234	—	331
Selling, general and administrative	14	32	1	—	33	—	354	(32)	369
Other operating expenses	—	—	—	—	—	—	—	—	—

Operating income (loss)	(14)	(114)	104	—	(10)	—	1,323	—	1,299
Income from equity method investments	1,188	—	—	—	—	—	162	(1,188)	162
Other income (expense) — net	18	1	13	—	14	7	52	(21)	70
Financing costs:
Net interest income (expense)	(10)	(64)	(6)	—	(70)	3	(98)	—	(175)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	97	(53)	44

Income before taxes and cumulative effect of change in accounting principle and minority interest	1,182	(177)	111	—	(66)	10	1,536	(1,262)	1,400
Income tax (benefit) expense:
Current	—	9	2	—	11	(1)	33	—	43
Deferred	—	(46)	20	—	(26)	5	179	(17)	141

Net income (loss) before cumulative effect of change in accounting principle and minority interest	1,182	(140)	89	—	(51)	6	1,324	(1,245)	1,216
Cumulative effect of change in accounting principle and minority interest	—	(2)	—	—	(2)	—	(32)	—	(35)

Net income (loss)	$1,182	$(142)	$89	$—	$(53)	$6	$1,292	$(1,245)	$1,182

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Comprehensive Income

For the Year Ended December 31, 2003

	Mittal Steel	Ispat Inland	Ispat Inland -				Mittal Steel	Mittal Steel
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland		Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Ispat Inland LP	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$1,182	$(142)	$89	$—	$(53)	$6	$1,292	$(1,245)	$1,182
Other comprehensive income (loss)	—	(79)	(2)	—	(81)	—	208	(18)	109

Comprehensive income (loss)	$1,182	$(221)	$87	$—	$(134)	$6	$1,500	$(1,263)	$1,291

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Balance Sheets

As of December 31, 2003

	Mittal Steel	Ispat Inland	Ispat Inland -				Mittal Steel	Mittal Steel
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland		Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Ispat Inland LP	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$1	$2	$11	$—	$13	$—	$744	$2	$760
Restricted cash	—	—	—	—	—	—	140	—	140
Trade accounts receivable — net	—	39	177	—	216	—	679	(6)	889
Inventories — net	—	372	—	—	372	—	1,224	(9)	1,587
Other current assets	130	(104)	137	—	33	7	2,527	(2,390)	307

Total current assets	131	309	325	—	634	7	5,314	(2,403)	3,683
Property, plant and equipment — net	—	1,751	—	—	1,751	—	2,903	—	4,654
Investments in affiliates and joint ventures	2,806	321	214	(321)	214	90	6,970	(9,113)	967
Other assets	4	533	4	—	537	657	331	(696)	833

Total assets	$2,941	$2,914	$543	$(321)	$3,136	$754	$15,518	$(12,212)	$10,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	—	118	150	—	268	7	511	(6)	780
Trade accounts payable	—	157	26	—	183	—	832	—	1,015
Accrued expenses and other current liabilities	360	271	3	—	274	—	1,227	(1,037)	824

Total current liabilities	360	546	179	—	725	7	2,570	(1,043)	2,619
Long-term debt	—	1,088	—	—	1,088	655	2,099	(1,649)	2,193
Loan from shareholder	—	—	—	—	—	—	94	—	94
Other long-term obligations	20	1,707	3	—	1,710	6	674	(1)	2,409

Total liabilities	380	3,341	182	—	3,523	668	5,437	(2,693)	7,315
Minority Interest	—	—	—	—	—	—	261	—	261

Shareholders’ equity	2,561	(427)	361	(321)	(387)	86	9,820	(9,519)	2561

Total liabilities and shareholders’ equity	$2,941	$2,914	$543	$(321)	$3,136	$754	$15,518	$(12,212)	$10,137

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2003

	Mittal Steel	Ispat Inland	Ispat Inland -				Mittal Steel	Mittal Steel
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland		Non-Guarantor	Consolidating	Mittal Steel
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Ispat Inland LP	Subsidiaries	Adjustments	Consolidated

Net cash provided by operating activities	$1,054	$61	$(39)	$—	$22	$13	$1,561	$(1,212)	$1,438

Investing activities:
Purchases of property, plant and equipment	—	(111)	—	—	(111)	—	(310)	—	(421)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	—	—	—	—	—	26	—	26
Investment in affiliates	(1,116)	(98)	117	—	19	—	(287)	1,104	(280)
Acquisitions of net assets of subsidiaries, net of cash acquired	—	—	—	—	—	—	(21)	—	(21)
Restricted cash	—	—	—	—	—	—	(118)	—	(118)
Other investing activities	—	—	—	—	—	—	—	—	—

Net cash provided by (used in) investing activities	(1,116)	(209)	117	—	(92)	—	(710)	1,104	(814)

Financing activities:
Proceeds from payable to banks	—	973	2,429	—	3,402	—	229	15	3,646
Proceeds from long-term debt, net of debt insurance	71	25	—	—	25	—	66	(110)	52
Proceeds from long-term debt from an affiliate	—	61	—	—	61	—	(149)	182	94
Payments of payable to banks	—	(886)	(2,504)	—	(3,390)	—	(246)	—	(3,636)
Payments of long-term debt	—	—	—	—	—	(13)	(208)	(5)	(226)
Payments of long-term debt payable to affiliates	—	(9)	—	—	(9)	(1)	(43)	13	(40)
Purchase of treasury stock	(8)	—	—	—	(8)	—	—	—	(8)
Sale of treasury stock	—	—	—	—	—	—	—	—	—
Capital contribution	—	—	—	—	—	—	(4)	4	—
Dividends	—	(16)	—	—	(16)	—	(187)	39	(164)
Issue of share capital — net	—	—	—	—	—	—	28	(28)	—

Net cash provided by (used in) financing activities	63	148	(75)	—	73	(14)	(514)	110	(282)

Net increase (decrease) in cash and cash equivalents	1	—	3	—	3	(1)	337	2	342
Effect of exchange rate changes on cash	—	—	—	—	—	—	23	—	23
Cash and cash equivalents:
At the beginning of the year	—	2	8	—	10	1	384	—	395
At the end of the year	$1	$2	$11	$—	$13	$—	$744	$2	$760

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (Continued)

Note 22.	Subsequent Events

      In January 2004, the Company announced that it had reached an agreement with the administration of the Yingkou Economic and Technical Development Zone to establish a cold rolling and coating plant in Yingkou, Liaoning Province, Peoples Republic of China. Planning for this facility, which would have an annual production capacity of approximately 440,000 tons and require total investment of approximately $100 through 2006, is currently underway.

      On February 3, 2004, the Company agreed a revolving facility with certain banks for $100, against the security of 67,700,955 shares in ISCOR.

      On March 5, 2004, the Company acquired a 69% economic and voting interest in Polskie Huty Stali Spolka Akcyjna (PHS), a steel manufacturing company in Poland for $476. In conjunction with the acquisition of the controlling interest in PHS, the Company made an irrevocable commitment to purchase an additional 25% interest by December 31, 2007. Simultaneously, the Polish state authorities made an irrevocable commitment to sell an additional 25% interest in PHS. The Company has also guaranteed capital expenditure of $623 over a period ending by December 2009.

      In June 2004, the Company finalized a three year, revolving credit facility in an aggregate amount of $400, which is extendable for two additional years. The Lead Arrangers of the credit facility, ABN AMRO Bank N.V., Citibank International PLC, Credit Suisse First Boston International, HSBC Bank PLC and UBS Limited, committed $250 of the total amount, and it is expected that the remaining $150 will be syndicated later in 2004. At the same time, the Company concluded a $100 term facility with the International Finance Corporation, repayable between 2007 and 2012.

      In June 2004, the Company purchased an additional 2,000 shares in ISCOR on the open market, taking the Company’s ownership percentage to greater than 50%.

      During the second quarter of 2004, the Company acquired controlling interest in various steel manufacturing and mining operations in Eastern Europe. These acquisitions were consummated for a combined purchase price of approximately $32 and assumption of certain liabilities of a seller of $80. In addition, the Company has committed to certain capital investments over future periods with respect to these acquisitions, which in total are not significant.

      In August 2004, the Company completed negotiations with the Government of the Federation of Bosnia-Herzegovina and the Kuwaiti Investment Agency to acquire 51% of BH Steel in Bosnia.

      On October 2004, LNM Holdings declared a dividend of $2,000 million. Against this, LNM Holdings made dividend payments totaling $550 million through January 31, 2005 and the balance will be paid in 2005.

Note 23.     Subsequent Event (Unaudited)

      On December 15, 2004, the Company signed an amendment to the Ispat Sidex Share Purchase Agreement resulting in the termination of its 5 year exemption to pay corporate income taxes and receive other economic incentives previously provided to Ispat Sidex. This amendment has prospective impact beginning January 1, 2005, and has resulted in the Company recording a deferred tax asset of $34 in the fourth quarter of 2004. This deferred tax asset represents the tax effect of temporary differences which would have reversed within the previous tax holiday period, recovery of which is now more likely than not. Romanian taxable income will be taxed at the statutory rate (currently 16%) beginning January 1, 2005.

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES UNAUDITED

CONSOLIDATED BALANCE SHEET
as of December 31, 2001

ISPAT INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

as of December 31, 2001

December 31,
2001

(Millions of
U.S. dollars,
except share data)
ASSETS
Current Assets:
Cash and Cash Equivalents	$85
Trade accounts receivable, net of allowance for doubtful accounts of $31 at December 31, 2001	451
Inventories	805
Prepaid expenses and other	65
Deferred tax assets	37

Total Current Assets	1,443

Property, Plant and Equipment — net	3,109
Investments in Affiliates and Joint Ventures	299
Deferred Tax Assets	273
Intangible Pension Assets	83
Other Assets	106

Total Assets	$5,313

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Payable to banks and current portion of long-term debt	$338
Trade accounts payable	540
Accrued expenses and other liabilities	303
Deferred tax liabilities	28

Total Current Liabilities	1,209

Long-Term Debt	2,041
Deferred Tax Liabilities	134
Deferred Employee Benefits	1,493
Other Long-Term Obligations	98

Total Liabilities	4,975

Commitments and Contingencies
Shareholder’s Equity
Common Shares:
Class A shares, €0.01 par value per share, 500,000,000 shares authorized, 54,850,000 shares issued and 49,757,213 outstanding at December 31, 2001
Class B shares, €0.10 par value per share, 72,150,000 shares authorized, 72,150,000 shares issued and outstanding	7
Treasury Stock	(107)
Additional Paid-in Capital	587
Retained Earnings	92
Accumulated Other Comprehensive Income	(241)

Total Shareholder’s Equity	338

Total Liabilities and Shareholder’s Equity	$5,313

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF CASH FLOWS OF
MITTAL STEEL COMPANY N.V. AND INTERNATIONAL STEEL GROUP INC.

For the nine months ended September 30, 2004 and the year ended December 31, 2003

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2004

     The Unaudited Pro Forma Condensed Combined Statements of Cash Flows are presented to comply with the listing requirements of Euronext Amsterdam N.V. (“Euronext”) and have been prepared using the historical financial information of International Steel Group Inc. (“ISG”) and the supplemental combined financial statements of Mittal Steel Company N.V. (“Mittal Steel”). Accordingly, such cash flow information is presented on a different basis from the Pro Forma Condensed Combined Statements of Operations to the extent that it does not give effect to ISG’s acquisitions of Bethlehem Steel Corporation and Weirton Steel Corporation as if they occurred on January 1, 2003.

     Pro forma statements of cash flows are not required by Article 11 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Therefore, this information is not purported to be, and is not in compliance with the rules and regulations of the SEC.

					Pro Forma
	Supplemental				Combined
	Combined		Adjustments		Mittal Steel
	Mittal Steel	ISG	See Note 2		and ISG

	(Amounts in $ millions)
Operating activities:
Net income	$3,147	$440	$52		$3,639
Adjustments required to reconcile net income to net cash provided from operations:
Depreciation	411	98	164	(C)	673
Deferred employee benefit costs	(7)	—	—		(7)
Net foreign exchange loss (gain)	(3)	—	—		(3)
Deferred income tax	349	(37)	34	(D)	346
Undistributed earnings from joint ventures	(96)	—	—		(96)
Minority interest	402	—	—		402
Other (operating)	(3)	11	23		31
Changes in operating assets and liabilities, net effects from purchases of subsidiaries:
Trade accounts receivable	(835)	(272)	—		(1,107)
Short-term investments	—	—	—		—
Inventories	(809)	(173)	(311	)(B)	(1,293)
Prepaid expense & other	(362)	(32)	—		(394)
Trade accounts payable	253	244	—		497
Accrued expenses & other liabilities	420	309	—		729

Net cash provided by operating activities	2,867	588	(38)		3,417

Investing activities:
Purchase of property, plant & equipment	(523)	(150)	—		(673)
Proceeds from sale of property, plant and equipment	22	16	—		38
Investments in affiliate & joint ventures	23	—	—		23
Acquisition of net assets of subsidiaries	(7)	(223)	(2,270	)(A)	(2,500)
Restricted cash	(87)	—	—		(87)
Other investing activities	5	—	—		5

Net cash used in investing activities	(567)	(357)	(2,270)		(3,194)

Financing activities:
Proceeds from payable to banks	2,165	594	1,700	(D)	4,459
Proceeds from long-term debt	1,034	—	—		1,034
Proceeds from long-term debt to affiliates	—	—	—		—
Payments of payable to banks	(2,375)	(348)	—		(2,723)
Payments of long-term debt	(1,375)	—	—		(1,375)
Payments of long-term debt to affiliates	—	—	—
Issue of share capital	—	10	—		10
Capital contribution	(7)	—	—		(7)
Purchase of treasury stock	(54)	(20)	—		(74)
Sale of treasury stock	16	—	—		16
Dividends	(411)	—	(2,000)		(2,411)
Others	—	(38)	—		(38)

Net cash provided by (used in) financing activities	(1,007)	198	(300)		(1,109)

Net increase (decrease) in cash	1,293	429	(2,608)		(886)

Effect of exchange rate changes on cash	45	—	—		45

Opening Cash Balance	760	194	—		954
Closing Cash Balance	$2,098	$623	$(2,608)		$113

See accompanying notes to unaudited pro forma condensed combined statements of cash flows

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

      The Unaudited Pro Forma Condensed Combined Statements of Cash Flows are presented to comply with the listing requirements of Euronext and have been prepared using the historical financial information of ISG and the supplemental combined financial statements of Mittal Steel. Accordingly, such cash flow information is presented on a different basis from the Pro Forma Condensed Combined Statements of Operations to the extent that it does not give effect to ISG’s acquisitions of Bethlehem Steel Corporation and Weirton Steel Corporation as if they occurred on January 1, 2003.

      Pro forma statements of cash flows are not required by Article 11 of Regulation S-X of the SEC. Therefore, the information is not purported to be, and is not in compliance with the rules and regulations of the SEC.

	Supplemental				Pro Forma
	Combined		Pro Forma		Combined
	Mittal Steel	ISG	Adjustments		Mittal Steel

	(Amounts in $ millions)
Operating activities:
Net income after minority interest	$1,181	$(3)	$(400)		$778
Adjustments required to reconcile net income to net cash provided by operations:
Depreciation and amortization	331	76	219	(C)	626
Deferred employee benefit costs	(167)	—	—		(167)
Net foreign exchange loss (gain)	(32)	—	—		(32)
Deferred income tax	141	21	(82	)(D)	80
Undistributed earnings from joint ventures	(92)	—	—		(92)
Minority interest in the share of net income	35	—	—		35
Other (operating)	15	16	30		61
Changes in operating assets and liabilities, net effects from purchases of subsidiaries:
Trade accounts receivable	—	11	—		11
Inventories	(18)	68	(14	)(B)	36
Prepaid expenses & other	(87)	—	—		(87)
Trade accounts payable	(51)	59	—		8
Accrued expenses & other liabilities	181	62	—		243

Net cash provided by operating activities	1,437	310	(247)		1,500

Investing activities:
Purchase of property, plant & equipment	(421)	(97)	—		(518)
Proceeds from sale of property, plant and equipment	26	34	—		60
Investments in affiliate & joint ventures	(280)	—	—		(280)
Acquisition of net assets of subsidiaries	(21)	(822)	—		(843)
Restricted cash	(118)				(118)

Net cash used in investing activities	(814)	(885)	—		(1,699)

Financing activities:
Proceeds from payable to banks	3,646	941	—		4,587
Proceeds from long-term debt	52	710	—		762
Proceeds from long-term debt from affiliates	94	—	—		94
Payments of payable to banks	(3,636)	(1,002)	—		(4,638)
Payments of long-term debt	(226)	(469)	—		(695)
Payments of long-term debt to affiliates	(40)	—	—		(40)
Issue of share capital	—	648	—		648
Purchase of treasury stock	(8)	—	—		(8)
Dividends	(164)	—	—		(164)
Others	—	(48)	—		(48)

Net cash provided by (used in) financing activities	(282)	780	—		498

Net increase (decrease) in cash	341	205	(247)		299

Effect of exchange rate changes on cash	23	—	—		23

Cash and cash equivalents:
At the beginning of the year	395	10	—		405

At the end of the year	$759	$215	$(247)		$727

See accompanying notes to unaudited pro forma condensed combined statements of cash flows

1.     Basis of Presentation

      The Unaudited Pro Forma Condensed Combined Statements of Cash Flows are presented to comply with the listing requirements of Euronext and have been prepared using the historical financial information of ISG and the supplemental combined financial statements of Mittal Steel. Accordingly, such cash flow information is presented on a different basis from the Pro Forma Condensed Combined Statements of Operations included herein in the Unaudited Pro Forma Condensed Combined Financial Statements of Mittal Steel and ISG to the extent that such cash flow information does not give effect to ISG’s acquisitions of Bethlehem Steel Corporation and Weirton Steel Corporation as if they occurred on January 1, 2003.

      Pro forma statements of cash flows are not required by Article 11 of Regulation S-X of the SEC. Therefore, this information is not purported to be, and is not in compliance with the rules and regulations of the SEC.

      The Unaudited Pro Forma Condensed Combined Financial Statements of Cash Flows should be read in conjunction with the historical consolidated financial statements of Mittal Steel included herein, the historical financial statements of ISG included herein, and the Unaudited Pro Forma Condensed Combined Financial Statements of Mittal Steel and ISG included herein.

2.     Adjustments

      See Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements of Mittal Steel and ISG included herein.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES UNAUDITED SUPPLEMENTAL CONDENSED

COMBINED FINANCIAL STATEMENTS
for the nine months ended September 30, 2003 and 2004

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED COMBINED BALANCE SHEETS

(Unaudited)
(Millions of U.S. Dollars)

	December 31,	September 30,
	2003	2004

ASSETS
Current Assets:
Cash and cash equivalents	$760	$2,098
Restricted cash	140	227
Trade accounts receivable, net of allowance for doubtful accounts	889	2,228
Inventories	1,587	3,174
Prepaid expenses and other	275	754
Deferred tax assets	32	124

Total Current Assets	3,683	8,605

Property, Plant and Equipment — net	4,654	7,294
Investments in Affiliates and Joint Ventures	967	597
Deferred Tax Assets	536	360
Intangible Pension Assets	117	113
Other Assets	180	329

Total Assets	$10,137	$17,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Payable to banks and current portion of long-term debt	$780	$745
Trade accounts payable	1,015	1,733
Accrued expenses and other liabilities	796	1,794
Deferred tax liabilities	28	44

Total Current Liabilities	2,619	4,316
Long-Term Debt	2,193	1,920
Loan from Shareholder	94	146
Deferred Tax Liabilities	263	788
Deferred Employee Benefits	1,933	1,996
Other Long-Term Obligations	213	808

Total Liabilities	7,315	9,974

Commitments and Contingencies
Minority Interest	261	1,556
Shareholders’ Equity:
Common Shares	59	59
Treasury Stock	(110)	(125)
Additional Paid-in Capital	584	555
Retained Earnings	2,423	5,184
Accumulated Other Comprehensive Income	(395)	95

Total Shareholders’ Equity	2,561	5,768

Total Liabilities and Shareholders’ Equity	$10,137	$17,298

See accompanying notes to unaudited supplemental condensed combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED COMBINED STATEMENTS OF INCOME

(Unaudited)
(Millions of U.S. Dollars, except per share data)

	Nine Months Ended
	September 30,

	2003	2004

Sales	$7,119	$16,019
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	5,598	10,677
Depreciation	242	411
Selling, general and administrative	260	512

	6,100	11,600

Operating income	1,019	4,419
Other income — net	37	67
Income from equity method investments	103	5
Financing costs:
Interest expense	(157)	(178)
Interest income	16	41
Net gain from foreign exchange	9	9

	(132)	(128)

Income before taxes, minority interest, and cumulative effect of change in accounting principle	1,027	4,363
Income tax expense:
Current	27	465
Deferred	100	349

	127	814
Net income before minority interest and cumulative of change in accounting principle	900	3,549

Minority Interest	43	402

Net income before cumulative effect of change in accounting principle	857	3,147
Cumulative effect of change in accounting principle	(2)	—

Net income	$855	$3,147

Basic and diluted earnings per common share before cumulative effect of change in accounting principle	$1.32	$4.89
Basic and diluted earnings per common share	1.32	4.89
Weighted average common share outstanding (in millions)	647	643

SUPPLEMENTAL CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)
(Millions of U.S. Dollars)

	Nine Months Ended
	September 30,

	2003	2004

Net income	$855	$3,147
Other comprehensive income, net of tax:
Foreign currency translation adjustment	85	452
Minimum pension liability adjustment	2	—
Unrealized gain on available for sale securities net of tax $nil	30	30
Unrealized gains on derivative financial instruments	3	8

	120	490

Comprehensive income	$975	$3,637

See accompanying notes to unaudited supplemental condensed combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED COMBINED STATEMENTS OF

CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
(Millions of U.S. Dollars)

						Cumulative Other
	Common Stock					Comprehensive Income

						Foreign		Unrealized
				Additional		Currency	Minimum	Gain (Loss)
			Treasury	Paid-in	Retained	Translation	Pension	on Financial	Shareholders’
	Shares	Amount	Stock	Capital	Earnings	Adjustment	Liability	Instruments	Equity

Balance at December 31, 2003	647	$59	$(110)	$584	$2,423	$135	$(601)	$71	$2,561
Net Income		—	—	—	3,147	—	—	—	3,147
Other Comprehensive Income		—	—	—	—	452	—	38 *	490
Treasury Stock	(4)	—	(15)	(29)	—	—	—	—	(44)
Dividends		—	—	—	(386)	—	—	—	(386)

Balance at September 30, 2004	643	$59	$(125)	$555	$5,184	$587	$(601)	$109	$5,768

*	Includes $30 for unrealized gain on available for sale security — net of income tax of $nil.

See accompanying notes to unaudited supplemental condensed combined financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)
(Millions of U.S. Dollars)

	Nine Months Ended
	September 30,

	2003	2004

Operating activities:
Net income	$855	$3,147
Adjustments required to reconcile net income to net cash provided by operations:
Depreciation	242	411
Deferred employee benefit costs	(146)	(7)
Net foreign exchange (gain)	(7)	(3)
Deferred income tax	100	349
Undistributed earnings from joint ventures	(128)	(96)
Other non-cash operating expenses	34	(3)
Minority interest	43	402
Changes in operating assets and liabilities, net of effects from purchases of subsidiaries:
Trade accounts receivable	(5)	(835)
Inventories	7	(809)
Prepaid expenses and other	(82)	(362)
Trade accounts payable	(174)	253
Accrued expenses and other liabilities	196	420

Net cash provided by operating activities	935	2,867

Investing activities:
Purchase of property, plant and equipment	(292)	(523)
Proceeds from sale of assets and investments including affiliates and joint ventures	21	22
Investments in affiliates and joint ventures	(225)	23
Acquisitions of net assets of subsidiaries, net of cash acquired	(6)	(7)
Restricted cash	(49)	(87)
Other	2	5

Net cash used in investing activities	(549)	(567)

Financing activities:
Proceeds from payable to banks	2,807	2,165
Proceeds from long-term debt — including from affiliates	70	1,034
Payments of payable to banks	(2,726)	(2,375)
Payments of long-term debt — including from affiliates	(230)	(1,375)
Purchase of treasury stock	(9)	(54)
Dividends	(55)	(411)
Exercise of stock options/ capital contribution	—	(7)
Sale of treasury stock	—	16

Net cash used in financing activities	(143)	(1,007)

Net increase in cash and cash equivalents	243	1,293

Effect of exchange rate changes on cash	12	45

Cash and cash equivalents:
At the beginning of the period	395	760

At the end of the period	$650	$2,098

See accompanying notes to unaudited supplemental condensed consolidated financial statements

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS
(Millions of U.S. Dollars, except share data and per share data and except for Note 10)

Note 1:	Nature of Business and Basis of Presentation

Nature of Business

      On December 17, 2004, Ispat International N.V. completed its acquisition of LNM Holdings N.V. and changed its name to Mittal Steel Company N.V. As Ispat International and LNM Holdings are affiliates under common control, the acquisition of LNM Holdings is accounted for on the basis of common control accounting, which is similar to the method of accounting previously referred to as a “pooling-of-interests”. These unaudited supplemental condensed combined financial statements reflect the financial position for those assets and liabilities and results of operations for Mittal Steel from the accounts of Ispat International and LNM Holdings, as though Mittal Steel had been a stand alone legal entity during the periods presented in these financial statements. These unaudited supplemental condensed combined financial statements have been prepared using the historical basis in the assets and liabilities and the historical results of operations relating to Ispat International and LNM Holdings based on the separate records maintained for each businesses.

      Mittal Steel Company N.V. (formerly “Ispat International” or “Mittal Steel” or the “Company”), registered under the laws of the Netherlands, through its subsidiaries, produces steel and steel related products, mines iron ore and coal and generates power. The Company owns and operates manufacturing facilities in the United States of America (“U.S.”), Mexico, Canada, Trinidad and Tobago (“Trinidad”) Eastern Europe, Central Europe, South Africa and Asia. The foregoing manufacturing facilities, each of which includes its respective subsidiaries, are referred to herein as the “Operating Subsidiaries”. The Company has no manufacturing operations of its own and its major assets are interests in the common stock of the Operating Subsidiaries and Sales Subsidiaries.

Organization

      Mittal Steel is formed and organized under the laws of the Netherlands to hold directly or indirectly certain subsidiaries involved in the steel manufacturing activities described above. Mittal Steel has no manufacturing operation of its own and its major assets are interests in the common and preferred stock of the Operating Subsidiaries.

Basis of Presentation

      The accompanying unaudited supplemental condensed combined financial statements for nine month periods ended September 30, 2004 and 2003, which include the accounts of Mittal Steel and its subsidiaries, all of which are controlled by Mittal Steel, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are consistent in all material respects with those applied in the Company’s Annual Report on Form 20-F for the year ended December 31, 2003. The notes and accompanying unaudited supplemental condensed combined financial statements are unaudited and in the opinion of management, include all necessary adjustments for a fair presentation of the results for the interim periods. Such adjustments consist only of normal recurring items. The interim periods are not necessarily indicative of the results expected for the full year or any future period. Intercompany balances and transactions have been eliminated in consolidation.

      These interim financial statements are prepared in accordance with Securities and Exchange Commission rules and regulations, which allow certain information and footnote disclosures, normally included in annual financial statements, to be condensed or omitted. As a result, these interim financial statements should be read in conjunction with the Unaudited Supplemental Condensed Combined Financial Statements appearing in this registration statement for the year ended December 31, 2003. The balance sheet at December 31, 2003 has been derived from the audited supplemental combined financial statements at that date but does not

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

include all the information and footnotes required by US GAAP for complete financial statements. The Company maintains its accounting records and prepares its combined interim financial statements in U.S. Dollars.

      The records of each of the Operating Subsidiaries are maintained in the currency of the country in which the Operating Subsidiaries is located, using the statutory or generally accepted accounting principles of such country. The functional currency of each of the Operating Subsidiaries is the U.S. Dollar, except Ispat Nova Hut, whose functional currency is Czech Koruna (“CZK”). Ispat Iscor, whose functional currency is South African Rand (“ZAR”), and Ispat Polska, whose functional currency is Polish Zloty (“PLN”). For consolidation purposes, the financial statements, which result from such records, have been adjusted to conform to US GAAP.

      The consolidated interim financial statements include the following significant operating and sales subsidiaries:

Company	Location	Present Ownership*

Caribbean Ispat Limited	Trinidad	100.0%
Ispat Mexicana, S.A. de C.V.	Mexico	100.0%
Ispat Sidbec Inc.	Canada	100.0%
Ispat Hamburger Stahlwerke GmbH	Germany	100.0%
Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmvH	Germany	100.0%
Ispat Inland Inc.	U.S.	100.0%
Ispat Unimetal S.A. (including Society Metallurgique de Revigny S.N.C.)	France	100.0%
Trefileurope S.A.	France	100.0%
Ispat Karmet OJSC	Kazakhstan	100.0%
LNM Marketing FZE	Jebel Ali Free Zone, United Arab Emirates	100.0%
Ispat Annaba Spa	Algeria	70.0%
Ispat Tebessa Spa	Algeria	70.0%
S.C. Ispat Sidex S.A.	Romania	99.4%
Ispat Nova Hut a.s.	Czech Republic	75.4%
S.C. Ispat Tepro S.A.	Romania	70.8%
S.C. Ispat Petrotub S.A.	Romania	69.8%
Ispat Polska	Poland	95.5%
S.C. Siderurgica S.A.	Romania	80.9%
RZ Ladna Valavnica AD	Macedonia	60.1%
RZ Valavnica za AD	Macedonia	77.3%
Ispat Iscor Limited	South Africa	50.1	%(1)
RZR Ljubija a.d.	Bosnia-Herzegovina	51.0%

*	Ownership percentage as of September 30, 2004

(1)	In June 2004, the company purchased 2,000 additional shares in Iscor, raising its stake in Iscor to slightly over 50%. Iscor is consolidated since January 1, 2004 as the Company acquired majority ownership in 2004. Prior to this date, investments in Iscor were accounted for based on equity method.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation and Translation of Financial Statements

      The records of each of Mittal Steel’s operating subsidiaries are maintained in the currency of the country in which the operating subsidiary is located, using the statutory or generally accepted accounting principles of such country. For consolidation purposes, the financial statements that result from such records have been translated to conform to U.S. GAAP and converted into U.S. dollars, the reporting currency. The Canadian dollar is the functional currency of Sidbec, the Czech koruna is the functional currency of Ispat Nova Hut, the Polish zloty is the functional currency of Ispat Polska, the South African rand is the functional currency of Iscor, the Euro is the functional currency of IEG and the U.S. dollar is the functional currency of all other operating subsidiaries.

      Transactions in currencies other than the functional currency of a subsidiary are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are re-measured at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of income. Upon consolidation, the results of operations of Mittal Steel’s subsidiaries and affiliates whose functional currency is other than the U.S. dollar are translated into U.S. dollars at weighted average exchange rates in the relevant year and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the Unaudited Supplemental Condensed Combined Financial Statements and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company.

Earnings per Share

      Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the periods presented. The computation of diluted earnings per share is similar to basic earnings per common share, except that diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common shares were exercised into common shares or resulted in the issuance of common shares that then shared in the earnings (losses) of the Company.

Note 2:	Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions used.

Recent Accounting Pronouncements

FIN 46R

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” which requires the consolidation by a business enterprise of variable interest entities if the business enterprise is the primary beneficiary. The FASB has amended FIN 46, now known as FIN 46 Revised December 2003 (“FIN 46R”). The requirements of FIN 46 or FIN 46R are effective to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003. There was no impact from the adoption of FIN 46R on Mittal Steel’s combined results of operations, financial condition or liquidity.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

SFAS 149

      In April 2003, the FASB No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies the circumstances under which a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to the language used in FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on Mittal Steel’s combined results of operations, financial condition or liquidity.

SFAS 150

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 will not have a material impact on the combined financial statements of Mittal Steel.

SFAS 151

      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (“SFAS 151”). This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005. The company believes that the adoption of SFAS 151 will not have a material effect on its combined financial statements.

FSP 106-2

      In May 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”. This FSP supersedes FSP No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” which was issued by the FASB in January 2004. FSP No. 106-2 provides specific guidance on accounting for the effects of the Act for employers sponsoring post-retirement health care plans that provide certain prescription drug benefits. Additionally, this guidance allows companies who elected to follow the deferral provisions of FSP No. 106-1, and whose prescription drug benefit plans are actuarially equivalent to the benefit to be provided under Medicare Part D, to either reflect the effects of the federal subsidy to be provided by the Act in their financial statements on a prospective basis or a retroactive basis. The Company determined that at the US Operating Subsidiary, the prescription drug benefit provided by the US Operating Subsidiary’s post-retirement benefit plan as of the date of the Act’s enactment was at least actuarially equivalent to those of Medicare Part D and, accordingly, the Company will be entitled to the federal subsidy when it begins in calendar year 2006. On July 1, 2004, the Company adopted the provisions of FSP No. 106-2, and applied these provisions on a retroactive basis effective January 1, 2004. The US Operating Subsidiary calculated the effect of the Medicare subsidy on its

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

APBO as of December 8, 2003, the date of the Act’s enactment (all other actuarial assumptions determined as of November 30, 2003 were not changed). Based on this calculation, the US Operating Subsidiary recognized the effects of the Medicare subsidy on its net periodic post-retirement benefit costs which reduced this expense and improved earnings by $2 and $5 million for the three and nine months ended September 30, 2004, respectively (refer to Note 5 — Employee Benefit Plans). Additionally, the accumulated postretirement benefit obligation was also reduced to $838 from $907 as a result of this subsidy.

SFAS 132R

      In December 2003, the FASB issued SFAS 132 (revised 2003), “Employers’ Disclosure’s about Pensions and Other Postretirement Benefits”. The statement replaces the original SFAS 132 and revises employers’ disclosures about pension plans and other postretirement benefit plans to require more information about the economic resources and obligations of such plans. SFAS 132 (revised 2003) amends the disclosure requirements of SFAS 87, SFAS 88, and SFAS 106, however the measurement and recognition guidance is not affected. SFAS 132 (revised 2003) requires additional disclosures for plan assets, obligations, tabular presentation of key assumptions and measurement dates used for a majority of the plans. The Company will have adopted the provisions of SFAS 132R effective December 31, 2004.

Stock Option Plan

      In 1999, the Company established the Ispat International N.V. Global Stock Option Plan (the “Ispat Plan”). Awards under the Company’s plans vest over three years. Prior to 2003, the Company accounted for those plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations (“APB 25”). No stock-based employee compensation cost is reflected in 2001 and 2002 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

      Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), prospectively to all employee awards granted, modified, or settled after January 1, 2003. This prospective adoption of the fair value provisions of SFAS 123 is in accordance with the transitional provisions of SFAS No. 148, “Accounting for Stock-Based Compensation” (“SFAS 148”) issued in December 2002 for recognizing compensation cost of stock options.

      SFAS 148 also requires that if awards of stock-based employee compensation were outstanding and accounted for under the intrinsic value method of Opinion 25 for any period in which an income statement is presented, a tabular presentation is required as follows:

	Nine Months
	Ended
	September 30

	2003	2004

Net income, as reported	$855	$3,147
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	2	1

Pro forma net income	$853	$3,146

Earnings per share:
Basic and diluted — pro forma	1.32	4.89

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Note 3:	Acquisitions

      A key element of the Company’s strategy is to achieve growth through acquisitions. The acquisitions provide for more significant presence in economies that are expected to experience above average growth in steel consumption.

      In March 2004, the Company acquired a 69% interest in the total issued capital of Polskie Huty Stali Spoka Akcyjna (“PHS”), a steel manufacturing company in Poland for $476. In conjunction with the acquisition of the controlling interest in PHS, the Company irrevocably committed to purchase an additional 25% interest by December 2007. Simultaneously, Polish state authorities, which currently hold these shares, have committed irrevocably to sell this additional 25% interest in PHS to the Company for $15. As of the acquisition date, the Company’s total effective ownership percentage in PHS was 94%, which has increased to 95.5% at September 30, 2004 through the purchase of shares from employees. The results of PHS have been included in the unaudited supplemental condensed combined interim financial statements since March 2004. The Company has also committed to make capital expenditures of $623 over a period ending by December 2009. Subsequent to acquisition of the controlling interest in PHS, the Company renamed PHS to Ispat Polska. Ispat Polska, one of the largest steel producers in Central and Eastern Europe, produces a wide range of steel products.

      During the second quarter of 2004, the Company acquired controlling interest in various steel manufacturing and mining operations in Eastern Europe. These acquisitions were consummated for a combined purchase price of approximately $32 and assumption of certain liabilities of a seller of $80. In addition, the Company has committed to certain capital investments over future periods with respect to these acquisitions, which in total are not significant. The results of these entities have been included in the unaudited supplemental condensed combined interim financial statements since their respective acquisition dates, all of which were in the second quarter of 2004.

      In June 2004, the Company purchased 2,000 additional shares in Ispat Iscor, raising its stake in Ispat Iscor to slightly over 50% and providing the Company with voting control. The results of Iscor have been included in the unaudited supplemental condensed combined interim financial statements since January 1, 2004.

      The Company is in the process of completing valuations of certain assets and certain liabilities related to the acquisitions made during 2004, which may result in change of negative goodwill and/or the carrying value of net assets acquired and related depreciation.

      The following unaudited interim pro forma information for the Company includes the results of operations for the nine-month periods ended September 30, 2003 and 2004, as if the Company, Ispat Nova Hut, Ispat Polska, Siderurgica, Rz Ladna Valavnica AD and Rz Valavnica za AD had been combined as of the beginning of those periods. With respect to Ispat Iscor, previously accounted for under the equity method, the Company has included sales for the nine-month period ended September 30, 2003 as if the Company had been consolidating Ispat Iscor as of the beginning of the period. The unaudited interim pro forma information is based on historical information and includes preliminary estimates and assumptions, which the Company’s

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Management believe are reasonable and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

	Unaudited Pro Forma
	Nine Months Ended
	September 30,

	2003	2004

Sales	$10,846	$16,580
Net Income	834	3,175
Earning per Common share — basic and diluted	1.29	4.94

Note 4:	Inventories

      Inventories consist of the following:

	December 31,	September 30,
	2003	2004

Finished products	$509	$766
Production in process	357	885
Raw materials	444	1,053
Manufacturing supplies, spare parts and other	277	470

Total	$1,587	$3,174

Note 5:	Accrued Employee Termination Costs

      Prior to the acquisition of the controlling interest in Polskie Huty Stali Spolka Akcyjna PHS, PHS entered into a head count reduction plan in order to comply with the Act on Restructuring of Polish Steel Industry dated August 21, 2001 and Protocol 8 of the Republic of Poland Accession Treaty to the European Union. As part of the acquisition of the controlling interest in PHS, the Company agreed to provide certain entitlements for personnel whose employment with the Company will be terminated in conjunction with required restructuring plans. The total cost expected to be incurred relating to this restructuring plan is approximately $75 and has been included as part of the Company’s initial purchase price allocation of its acquisition of Ispat Polska. No costs have been paid relating to this restructuring plan in the nine-months ended September 30, 2004.

Note 6:     Borrowing Arrangements and Indebtedness

Americas

      On March 25, 2004, a newly created subsidiary of the US Operating Subsidiary issued $800 principal amount of senior secured notes: $150 of floating rate notes bearing interest at LIBOR plus 6.75% due April 1, 2010 and $650 of fixed rate notes bearing interest at 9.75% (issued at 99.212% to yield 9.875%) due April 1, 2014 (the “Senior Secured Notes”). Also on March 25, 2004, the US Operating Subsidiary issued $800 principal amount of First Mortgage Bonds (Series Y, in a principal amount of $150 , and Series Z, in a principal amount of $650) to Ispat Inland Finance, LLC, an indirect subsidiary of the borrower which, in turn, pledged them to the trustee for the Senior Secured Notes as security. The $776 net proceeds from the offering were used to retire the entire balance outstanding of $662 of Tranche B and Tranche C Loans under the Credit Agreement, and repay the entire balance outstanding of $105 under the inventory revolving credit facility, with the remainder of the proceeds used to reduce the amount outstanding under the receivables revolving credit

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

facility. Series U and W First Mortgage Bonds were retired at the close of the refinancing. The early retirement of the Term Loans was done at par, without prepayment penalty.

      The Senior Secured Notes are also secured by a second position lien on the inventory of the US Operating Subsidiary. As further credit enhancement, the Senior Notes are fully and unconditionally guaranteed by the US Operating Subsidiary, certain of it subsidiaries, Mittal Steel and certain other affiliates of the Borrower. At September 30, 2004, the US Operating Subsidiary had an outstanding balance of $795 for the Senior Secured Notes in its Condensed Consolidated Balance Sheet.

      The US Operating Subsidiary is obligated to pay interest on the Series Y First Mortgage Bonds at the rate paid on the floating rate Senior Secured Notes, plus one-half of one percent per annum and on the Series Z First Mortgage Bonds at a rate of 10.25%. The First Mortgage Bonds are solely obligations of the US Operating Subsidiary and have not been guaranteed or assumed by or, otherwise, become the obligation of Mittal Steel or any of its other subsidiaries. Each series of First Mortgage Bonds issued by the US Operating Subsidiary is limited to the principal amount outstanding, with the Pollution Control Series 1977 Bonds and the Series R First Mortgage Bonds subject to a sinking fund. A substantial portion of the property, plant and equipment owned by the US Operating Subsidiary at its Indiana Harbor Works is subject to the lien of the First Mortgage. This property had a book value of approximately $1,600 on December 31, 2003. This property is also subject to a subordinate lien in favor of the United Steelworkers of America to secure a post retirement health benefit.

      The terms of the Senior Secured Notes place certain limitations on the ability of the US Operating Subsidiary and the US Operating Subsidiary’s subsidiaries to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make other distributions or repurchase or redeem stock, (iii) make investments, (iv) sell assets, (v) incur liens, (vi) enter into agreements restricting their subsidiaries’ ability to pay dividends, (vii) enter into transactions with affiliates, (viii) engage in certain businesses and (ix) consolidate, merge or sell all or substantially all of its or their assets. The indenture under which the Senior Secured Notes were issued also contains limitations on the ability of the Borrower and the guarantors, other than Ispat and those that are not subsidiaries of the US Operating Subsidiary to, among other things, engage in business activities, other than performing their obligations under the indenture, incur additional indebtedness, and pay dividends. Such indenture also contains limited covenants that are applicable to Ispat. These limitations are subject to a number of exceptions and qualifications. The US Operating Subsidiary and Borrower were in compliance with all covenants on September 30, 2004.

      Ispat Inland Administrative Services US Operating Subsidiary (“IIASC”), a wholly owned subsidiary of the US Operating Subsidiary established to provide a supplemental source of funds to the US Operating Subsidiary, has a $200 (increased from $185 in July 2004) committed revolving credit facility with a group of banks, extending to November of 2005. The US Operating Subsidiary has agreed to sell substantially all of its receivables to IIASC to secure this facility. Provisions of the credit agreement limit or prohibit the US Operating Subsidiary from merging, consolidating, or selling its assets and require IIASC to meet minimum net worth and leverage ratio tests. Under terms of the secured revolving credit agreement, based on the level of the leverage ratio and net worth calculations of the US Operating Subsidiary, the trustee retains initial control over cash lockbox receipts. On a daily basis, the trustee will remit the remaining cash to the US Operating Subsidiary after first using the receipts to make any payments prescribed by the secured revolving credit agreement. This practice has no impact on cash available to the US Operating Subsidiary under the facility. At September 30, 2004, based on the amount of eligible collateral, there was $70 of additional availability under the line. Drawings under the line at September 30, 2004 included $105 of loans and $25 of letters of credit issued for the purchase of commodities on the international market and as security under various insurance and workers compensation coverage.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

      On April 30, 2003, the US Operating Subsidiary replaced its $120 inventory-backed credit facility with a four-year approximately $175 committed revolving credit facility secured by its inventory, spare parts, mobile equipment and the US Operating Subsidiary’s ownership interest in IIASC. Provisions of this agreement prohibit or limit the US Operating Subsidiary’s ability to incur debt, repay debt, make investments, sell assets, create liens, engage in transactions with or repay loans from affiliates, engage in mergers and consolidations and pay dividends and other restricted payments. At September 30, 2004, there were no drawings under the line and, based on the amount of eligible collateral, there was $173 of availability under the line.

      Series R First Mortgage Bonds have one last remaining sinking fund payment of $4 due in January of 2006. Pollution Control Series 1977 Bonds require annual payments of $2 to a sinking fund which is used to repurchase bonds at market or par.

      In February 2004 the Operating Subsidiary at Mexico (Imexsa) paid $6 to California Commerce Bank and Senior Structured Export Certificates (SSEC) on due dates. The voluntary prepayments of debt to Banks and SSEC was initiated paying in March $18, in April $24, in May $29, in June $65, in July $40, in August $60 and in September $80 reaching a total debt repayment to Banks and SSEC $322 during the period of nine months ended September 30, 2004. The bank debt outstanding at September 30, 2004 is $96. The last and final payment for SSEC was made in June under a waiver granted by the Banks.

      The debt to Banks is unconditionally guaranteed by the Company and certain subsidiaries of the Company. Also the debt to Banks is secured by a first priority lien on substantially all property, plant and equipment of Imexsa, a first priority lien on receivables of Imexsa and a first priority pledge on the shares of Mexican Operating Subsidiary and the Mexican holding at Mexico (Grupo).

      Under the debt agreements with Banks certain covenants restrict the ability of Mexican Operating Subsidiary to incur indebtedness, create liens, effect certain mergers and consolidations, sell assets, pay dividends, enter into affiliate transactions or make investments and engage in other business.

      In September an uncommitted line for letters of credit was granted by HSBC Mexico to Imexsa in the amount of $25 million fully available at September 30, 2004.

      Canadian Operating Subsidiary has a revolving term credit facility of CAD $147 million bearing interest at the US prime rate plus 3.596% or the Canadian prime rate plus 3.424%, maturing in July 2009 and collateralized by the Company’s accounts receivable and inventories. As of September 30, 2004, $68 was outstanding. Under the conditions of the revolving term credit facility, the Canadian Operating Subsidiary must satisfy certain restrictive covenants as to minimum financial ratios, acquisition of fixed assets and payments of dividends or other distributions of equity.

      Senior Secured Credit facility Tranche B at Canadian Operating Subsidiary of $125 bearing interest at rate ranging from LIBOR plus premium based on covenant, maturing in January 2006 and all is repayable in January 2006. At September 30, 2004, the outstanding balance was $30. Repayments on Tranche B were $89 for the first nine months of 2004.

      Senior Secured Credit facility Tranche C at Canadian Operating Subsidiary of $125, bearing interest at rate ranging from LIBOR plus premium based on covenant, maturing in January 2006 and all is repayable in January 2006. At September 30, 2004, the outstanding balance was $37. Repayments on Tranche C were $80 for the first nine months of 2004.

      The Senior Secured Credit facilities at Canadian Operating Subsidiary are collateralized by a second ranking charge on accounts receivable and inventories and a deed of hypothecation on all assets, movable and immovable, tangible and intangible, present and future of the Company and its wholly-owned subsidiary, Acufil Limited Partnership. Under the conditions of the Senior Secured Credit facilities, the Company must

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NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

satisfy certain restrictive covenants as to minimum financial ratios, acquisition of fixed assets and payments of dividends or other distributions of equity.

      In January and July 2004 the Operating Subsidiary at Trinidad paid Techint $1 on due dates. Balance outstanding as at September 30, 2004 is $1. In May 2004 it repaid $7 of Senior Secured Notes on the due date. Balance outstanding as at September 30, 2004 is $81. In June 2004 it also paid $13 to IFC representing a repayment on due date of $6 and a prepayment of remainder of the loan of $7. In September 2004 it paid the final installment of the CMMB loan. Total amount paid for 2004 is $10. In September 2004 it also paid the final installment of the Danielli loan. Total amount paid for 2004 is $2.

Europe

      In June 2004, the Company finalized a three year, revolving credit facility in an aggregate amount of $400, which is extendable for two additional years at the option of the lenders. The Lead Arrangers of the credit facility, ABN AMRO Bank N.V., Citibank International PLC, Credit Suisse First Boston International, HSBC Bank PLC and UBS Limited, committed $250 of the total amount, of which no amount was outstanding at September 30, 2004. Subsequent to September 30, 2004, the Company has drawn $250 on this revolving credit facility.

      In June 2004, the Company concluded a $100 term facility with the International Finance Corporation (“IFC”), repayable between 2007 and 2012, of which $100 was outstanding at September 30, 2004.

      In 2001, Ispat Europe Group S.A. issued Senior Secured Notes denominated in Euro, due February 1, 2011, 11.875%, worth EUR 150 million ($139). From the issued date to the end of the year 2003, the Company has purchased EUR 41 million ($42) from these Notes at an average purchase price of 92.7%. At the end of the year 2003, the outstanding Senior Secured Notes was amounting EUR 109 million ($137).

      In the second quarter of 2004, the Company has purchased EUR 16 million ($20) Senior Secured Notes at an average purchase price of 106.3%. At the end of third quarter 2004, the actual outstanding Senior Secured Notes was EUR 92 million ($114). From the original EUR 150 million ($139) Senior Secured Notes, the Company has purchased EUR 58 million ($62) at an average purchase price of 96.6%. In 2004, the Company paid EUR 13 million ($15) interest on these Senior Secured Notes from which EUR 6 million ($7) was paid during the third quarter. The next estimated payment is EUR 5 million ($7), will occur in February 2005.

      On and after February 1, 2006, the company shall be entitled at its option to redeem all or a portion of the Senior Secured Notes, if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price

2006	105.938%
2007	103.958%
2008	101.979%
2009 and thereafter	100.000%

      From July 1, 2004, two more banks have joined the consortium, providing Inventory financing facility to Ispat Europe Group of Companies, namely, D Z Bank for EUR 15 million ($19) and Bank Popularis Netaxis for EUR 10 million ($13). The terms are similar to the existing facility. Hence now the total facility is for EUR 68 million ($88).

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NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Note 7:	Employee Benefit Obligations & Plans

Defined Benefit Plans

      The Company’s principal Operating Subsidiaries in the U.S., Canada, Trinidad, Germany and France provide defined benefit pension plans to their employees. A brief summary of the plans provided by the subsidiaries in the countries in which the Company operates is as follows:

U.S. and Canadian Plans

      The U.S. Operating Subsidiary’s Pension Plan and Pension Trust which covers certain employees of the Company, is a non-contributory benefit plan with pensions based on final pay and years of service for all salaried employees and certain wage employees, and years of service and a fixed rate (in most instances based on frozen pay or on job class) for all other wage employees including members of the United Steelworkers of America.

      The Canadian Operating Subsidiary offers contributory and non-contributory defined benefit pension plans for substantially all of its employees. Benefits for the non-contributory plans are generally calculated based on the number of years of service of the unionized employees and based on actuarial computations. Benefits for the contributory plans are generally calculated based on the number of years of service and the maximum average eligible earnings of each employee during any period of five consecutive years.

      The Canadian Operating Subsidiary provides certain post-employment and post-retirement medical benefits and life insurance for certain groups of retired employees. The Company is accruing the cost of these benefits for current and future retirees using the projected unit credit actuarial method.

      The components of the net periodic benefit cost of the defined benefit plans for the periods ended September 30 are as follows:

	U.S. and Canadian Plans

	Nine Months Ended	Nine Months Ended
Net Periodic Cost	September 30, 2004	September 30, 2003

	(Dollars in millions)
Service cost	$35	$31
Interest cost	134	137
Expected return on plan assets	(152)	(150)
Amortization	40	18

Net periodic benefit cost	$57	$36

      Under an agreement with PBGC, the U.S. Operating Subsidiary is required to make cash contributions to the pension plan of $111 million for 2004, of which $67 million has been paid as of September 30, 2004.

Trinidad Plan

      The Company’s Operating Subsidiary in Trinidad maintains a contributory defined benefit pension plan for substantially all of its employees, the benefits of which are based on the employees’ length of service.

European Plans

      The German Operating Subsidiaries maintain unfunded defined pension plans for a certain number of employees the benefits of which are based on such employees’ length of service and applicable pension table under the terms of individual agreements.

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FINANCIAL STATEMENTS — (Continued)

      Additionally, certain of the employees at the Duisburg operations, after completing a minimum period of continuous employment are entitled to a pension benefit based on length of service and compensation.

      Under French law, the French Operating Subsidiaries have an obligation to pay lump sum retirement indemnities to employees calculated based on the length of service and compensation at retirement. The French Operating Subsidiaries also have a commitment to provide additional post-retirement benefits linked to years of service and compensation at retirement reduced by retirement benefits available from the state managed pension scheme.

      Additionally, lump sum payments are also required to be paid to employees who have completed a defined number of years of service in the Company.

      Retirement benefits are provided in accordance with defined benefit unfunded plans, agreed upon in the labor union agreements at various Operating Units, wherever applicable. The Company amortizes prior service costs over the average future service period of active plan participants. The liabilities and net periodic pension costs related to these plans are annually calculated by independent actuaries on the basis of formulas defined in the plans using the projected unit actuarial credit method and fully provided for in the financial statements.

      The total accumulated benefit obligations for all plans at September 30, 2004 was $23 (September 30, 2003: $92)

Mexican Plan

      The Mexico Operating Subsidiary is obligated to provide seniority premiums, which consist of a one-time payment of 12 days wages for each year worked, calculated on the basis of the latest salary. Maximum salary used in these calculations is limited to double the legal minimum wage.

Other Plans

      Retirement benefits are provided in accordance with defined benefit unfunded plans, agreed upon in the labour union agreements at various operating subsidiaries, where applicable. The Company amortizes prior service costs over the average future service period of active plan participants. The liabilities and net periodic pension costs related to these plans are annually calculated on the basis of formulas defined in the plans using the projected unit actuarial credit method and fully provided for in the financial statements.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

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FINANCIAL STATEMENTS — (Continued)

      Summaries of changes in the benefit obligation and of the unfunded status of the plans follow:

	2003	2004

Change in benefit obligation
Benefit obligation at January 1	$28	$27
Service cost	2	74
Interest cost	1	2
Benefits paid	(4)	(6)
Other-net	—	—

Benefit obligation at September 30	$27	$97

Change in plan assets
Value of plan assets at January 1	$—	$—
Employer contributions	—	—
Benefits paid	—	—

Value of plan assets at September 30	$—	$—

Funded status of the plans
Unfunded accumulated obligation and net liability recognized on the Consolidated Balance Sheets	$27	$97

Assumptions as of September 30,
Discount rate	5%-10%	5%-10%
Salary adjustment rate	4%-7%	4%-7%

      The following table details the components of pension costs for nine months ended September 30,

	2003	2004

Service cost	$2	$7
Interest cost	1	2
Prior service benefits and actuarial gain	—	—

	$3	$9

      The total accumulated benefit obligations for all plans at September 30, 2004 was $23 (September 30, 2003: $92)

Post-retirement Benefits

      The Company’s Operating Subsidiaries in the U.S., Canada and France provide post-retirement benefits, including medical benefits and life insurance benefits to retirees. The post-retirement plans relate to the U.S., Canadian and French operating subsidiaries.

      Substantially all of the U.S. Operating Subsidiary’s employees are covered under post-retirement life insurance and medical benefit plans that require deductible and co-insurance payments from retirees. The post-retirement life insurance benefit formula used in the determination of post-retirement benefit cost is primarily based on applicable annual earnings at retirement for salaried employees and specific amounts for hourly employees. The U.S. Operating Subsidiary does not prefund any of these post-retirement benefits. Effective January 1, 1994, a Voluntary Employee Benefit Association Trust was established for payment of

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

health care benefits made to United Steel Workers of America. Funding of the Trust is made as claims are submitted for payment.

      The net periodic post-retirement benefit cost was as follows:

	U.S. and Canadian Plans

	Nine Months Ended	Nine Months Ended
Net Periodic Benefit Cost	September 30, 2004	September 30, 2003

	(Dollars in millions)
Service cost	$6	$7
Interest cost	39	44
Amortization	(22)	(15)

Net periodic benefit cost	$23	$36

Note 8:	Commitments and Contingencies

Commitments

      Mittal Steel leases various facilities, land and equipment under non-cancelable lease arrangements, which expire at various dates through 2031. In most cases, management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

      In the normal course of business, Mittal Steel enters into various long-term raw material supply contracts, which generally provide for the purchase prices to be negotiated annually based on market prices.

      At September 30, 2004 and December 31, 2003, the Company’s US Operating Subsidiary guarantees $41 and $54, respectively, of long-term debt attributable to I/N Kote, one of its equity investments. Since the US Operating Subsidiary accounts for its investment in I/N Kote under the equity method, the debt which matures on January 12, 2007 is not recorded in the US Operating Subsidiary’s Condensed Consolidated Balance Sheet. The US Operating Subsidiary’s guarantee could be invoked in an event of default as defined in the provisions of the I/N Kote loan agreement. In addition to its 50% share of the remaining principal balance, the US Operating Subsidiary also guarantees any outstanding interest due, both of which bear interest at a rate equal to the higher of (1) the prescribed borrowing rate on the loan, or (2) the Bank’s (Mizuho Corporate Bank Limited) prime rate, plus 2%. If the US Operating Subsidiary performed on its guarantee, it would continue to own its share of I/N Kote, subject to the security interest of the Bank in the assets of I/N Kote. The terms of the guarantee require the US Operating Subsidiary to maintain a minimum tangible net worth (as defined). The US Operating Subsidiary was in compliance with this term as of September 30, 2004.

      On July 16, 1998, the Company’s US Operating Subsidiary entered into an agreement (the “Agreement”) with the Pension Benefit Guaranty Corporation (the “PBGC”) to provide certain financial assurances with respect to the US Operating Subsidiary’s Pension Plan. In accordance with the Agreement, the Company provided the PBGC a $160 letter of credit which expired on July 9, 2003, and has made certain specified contributions to its Pension Plan. In addition, the US Operating Subsidiary granted to the PBGC a first priority lien on selected assets. In July 2003, the US Operating Subsidiary reached an agreement with the PBGC regarding alternative security for the $160 letter of credit. The letter of credit was allowed to expire, and in its place, the US Operating Subsidiary agreed to contribute $160 over the next two years and pay 50% of excess cash flows as defined in the agreement with the PBGC to the US Operating Subsidiary’s Pension Plan. The US Operating Subsidiary contributed $50 in July 2003, $112 in 2004 and is required to contribute $27 in 2005. Outside of this Agreement, the US Operating Subsidiary also contributed $21 in September 2003. Additionally, the US Operating Subsidiary pledged $160 of non-interest bearing First Mortgage Bonds

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

to the PBGC as security until the remaining $110 has been contributed to the Pension Plan and certain tests have been met.

      Under the Agreement, Ryerson Tull Inc., the former parent of the US Operating Subsidiary, also provided to the PBGC a $50 guarantee of the US Operating Subsidiary’s Pension Plan obligations, later issuing a letter of credit to secure this guarantee. The US Operating Subsidiary committed to take all necessary action to replace the guaranty/letter of credit by July 16, 2003, but was unable to do so, and therefore the guaranty and letter of credit continued in place. Separately, on September 15, 2003, the US Operating Subsidiary entered into a settlement agreement with Ryerson Tull under which, among other things, Ryerson Tull paid the US Operating Subsidiary $21 to release Ryerson Tull from various environmental and other indemnification obligations arising out of the sale by Ryerson Tull of the US Operating Subsidiary to Mittal Steel. The $21 received from Ryerson Tull was paid into the US Operating Subsidiary Pension Plan and went to reduce the amount of the Ryerson Tull guaranty/letter of credit. The US Operating Subsidiary has agreed to make specified monthly contributions to its Pension Plan totaling $29 over the twelve-month period beginning January 2004, thereby eliminating any remaining guaranty/letter of credit obligations of Ryerson Tull with respect to the US Operating Subsidiary’s Pension Plan. Of the $30 and the $98 of contributions made to the US Operating Subsidiary’s pension plan during the three and nine months ended September 30, 2004, $17 and $29, respectively, reduced the amount of, and by September 15, 2004, eliminated the Ryerson Tull guaranty/letter of credit. In addition, the US Operating Subsidiary committed to reimburse Ryerson Tull for the cost of the letter of credit to the PBGC, and to share with Ryerson Tull one-third of any proceeds which the US Operating Subsidiary might receive in the future in connection with a certain environmental insurance policy.

      In 1998, the US Operating Subsidiary entered into an agreement with a third party to purchase one million tons of coke annually for approximately 15 years on a take-or-pay basis at prices determined by certain cost factors from a heat recovery coke battery facility located on land leased from the US Operating Subsidiary. Under a separate tolling agreement with another third party, the US Operating Subsidiary has committed to pay tolling charges over approximately 15 years to desulphurize flue gas from the coke battery and to convert the heat output from the coke battery to electrical power and steam. The US Operating Subsidiary advanced $30 during construction of the project, which is recorded as a deferred asset on the balance sheet and will be credited against required cash payments during the second half of the energy tolling arrangement. As of September 30, 2004 and December 31, 2003, the estimated minimum tolling charges remaining over the life of this agreement were approximately $177 and $199, respectively.

      The US Operating Subsidiary sold all of its limestone and dolomite properties in 1990. The US Operating Subsidiary entered into a long-term contract with the buyer of the properties to purchase, subject to certain exceptions and at prices which approximate market, the full amount of the annual limestone needs of the US Operating Subsidiary through 2002. The US Operating Subsidiary has extended this arrangement at a fixed price through 2007.

      In 2002, the US Operating Subsidiary entered into an agreement with Cleveland-Cliffs, Inc. to purchase from subsidiaries of Cleveland-Cliffs, Inc. all of its pellet requirements beyond those produced by the Minorca Mine (a wholly owned subsidiary of the US Operating Subsidiary) for twelve years. The price of the pellets is fixed for the first two years and then, adjusted over the term of the agreement based on various market index factors.

      The total amount of firm commitments of the US Operating Subsidiary and its subsidiaries to contractors and suppliers in connection with construction projects primarily related to additions to property, plant and equipment, was $23 and $2 at September 30, 2004 and December 31, 2003, respectively.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

      In 1993, the US Operating Subsidiary established a partnership, PCI Associates, with a subsidiary of NIPSCO, Inc. to lease from General Electric Capital Corporation certain equipment located at the Indiana Harbor Works relating to the injection of pulverized coal into the US Operating Subsidiary’s blast furnaces. The term of the lease is 18 years from the lease closing date, August 31, 1993. In 2003, NIPSCO sold its portion of PCI Associates to Primary Energy Steel LLC. Upon the failure of PCI Associates, the Indiana General Partnership, to pay certain amounts due or to perform certain duties under the PCI Lease or the insolvency of any of the Primary Energy Steel LLC parties or of the US Operating Subsidiary partner, the US Operating Subsidiary will be required, so long as it is the operator of the facility, to reimburse the lessor for certain amounts due, or to perform such actions, under the lease relating to its operations. The guaranteed amounts and duties do not pertain to the base rents due under the lease, which are the responsibility of the Primary Energy Steel LLC subsidiary. The US Operating Subsidiary could be responsible for its percentage of the liabilities, costs or expenses associated with specified misrepresentations or covenant breaches, discounted at 10%. The US Operating Subsidiary cannot reasonably estimate the amounts which could be due under this guarantee, however, it is not likely that resulting payment obligations in connection with any such arrangements could materially affect the financial condition or results of operations of the US Operating Subsidiary. The US Operating Subsidiary has not recognized any liability associated with this guarantee.

      The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as Superfund, and analogous state laws can impose liability for the entire cost of cleanup at a site upon current or former site owners or operators or parties who sent hazardous materials to the site, regardless of fault or the lawfulness of the activity that caused the contamination. The US Operating Subsidiary is a potentially responsible party at several state and federal Superfund sites. The US Operating Subsidiary believes its liability at these sites is either de minimis or substantially resolved. The US Operating Subsidiary could, however, incur additional costs or liabilities at these sites based on new information, if additional cleanup is required, private parties sue for personal injury or property damage, or other responsible parties sue for reimbursement of costs incurred to clean up the sites. The US Operating Subsidiary could also be named a potentially responsible party at other sites if its hazardous materials or those of its predecessor were disposed of at a site that later becomes a Superfund site.

      On March 27, 1996, the Mexican Operating Subsidiary entered into an agreement for the period to December 31, 2005, with Pemex Gas y Petroquimica Basica (“Pemex”) to purchase natural gas. On February 8, 2001, the Company’s Mexican Subsidiary entered into a three year agreement for the period January  1, 2001 to December 31, 2003, with Pemex to purchase 25,350 Gcal per day of natural gas at a fixed price of $4 per mmbtu excluding transportation charges. During 2004 the Mexican Operating Subsidiary will consume approximately 39,000 Gcal per day of natural gas to be invoiced by Pemex at the prevailing market price applied for each month.

      In March 2002 the Mexican Operating Subsidiary signed an agreement with Shougan Hierro Peru, valid until April 2007, for the supply of 500,000 MT per annum of Pellet Feed to the Mexican operations. As of September 2004, 339,000 MT per annum had been received.

      In April 2002 the Mexican Operating Subsidiary signed an agreement with MBR Overseas Ltd, valid until December 2007, for the supply of 1,920,000 MT per annum of Pellet Feed to the Company’s Mexican operations. As of September 2004, 1,300,000 MT per annum had been received.

      Pursuant to its agreement with ISCOTT and the Government of Trinidad and Tobago made on December 30, 1994, the Company was required to offer new shares representing 40% of its Trinidadian Operating Subsidiary’s total issued share capital in a public offering to Trinidad and Tobago nationals and locally controlled corporations by June 30, 1998. The Agreement also provides that such offering must be made at a fair price and on such other terms to be negotiated, and in default of agreement, by the Trinidad and Tobago Stock Exchange (TTSE). The Government extended the deadline to make the offering in the second

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

half of 2000 and has also agreed in principle, as an alternative arrangement, to allow the shares of Mittal Steel to be listed and offered on the TTSE. The Company is currently working with the Government to resolve the requirement.

      In September 2002, the Trinidadian Operating Subsidiary agreed with the National Gas Company of Trinidad and Tobago Limited (“NGC’) to pay outstanding amounts for gas supplied whereby they paid to NGC approximately $5 in 2002 and approximately $19 in 2003 and agreed to pay $10 in monthly installments in 2004 towards the outstanding balance including interest. The Trinidadian Operating Subsidiary further agreed to accelerate certain of these payments to NGC in the event of increased cash flow under a variable factor method. Payment pursuant to the above has been made on a timely basis and with payment of the final two installments of $1 in November and December 2004 the full amount outstanding was paid.

      The Trinidadian Operating Subsidiary had an agreement with a third party to purchase between 2.5 and 4.5 million metric tons of direct reduction iron ore pellets annually, for ten years, on a take or pay basis. In 2002 the parties agreed to replace the remainder of the contract with annually negotiated purchase agreements and entered into an agreement for the purchase of 2.5 million metric tons of direct reduction iron ore pellets between January 1, 2002 and February 28, 2003. The Trinidadian Operating Subsidiary entered into a subsequent agreement for the purchase of 3.0 million metric tons of direct reduction iron ore pellets between March 1, 2003 and February 29, 2004. A further agreement was entered into for the purchase of 2.7 million metric tons of direct reduction iron ore pellets between March 1, 2004 to February 28, 2005. It is anticipated that in 2005 a further annual purchase agreement will be negotiated.

      The Company and its subsidiaries have capital commitments outstanding against major contracts as of September 30, 2004 amounting to $392 (2003: $280). The Company has committed to invest $140 at its Algerian Operating Subsidiary over a ten year period commencing October 2001 of which $80 shall be invested in the first five years of operations to attain shipping levels of 1.2 million metric tons per year. The Algerian Operating Subsidiary has spent $61 through September 30, 2004. The Algerian Operating Subsidiary has committed to complete and realize the industrial pollution control program estimated to cost up to $25 over a ten year period commencing October 2001 for which the Algerian Operating Subsidiary has spent $4 till September 30, 2004. The Company also committed to invest $30 at Ispat Tebessa over a ten year period commencing October 2001, $20 of which is to be invested in the first five years of operations. $11 has been spent up to September 30, 2004.

      The Company has committed to inject $175 to finance the total capital expenditure commitment of $351 (including $76 for environmental protection) at its Romanian Operating Subsidiary over ten years ending in 2011. The amount committed to be spent is $30, $66, $56, $55 and $44 for period November 15, 2001 to December 31, 2002, 2003, 2004 2005 and 2006, respectively and thereafter $20 every year from sixth to tenth year. The Romanian Operating Subsidiary has spent $217 and the Company has injected $40 to the Romanian Operating Subsidiary up to September 30, 2004. The Romanian Operating Subsidiary has also committed to contribute $5 per year to provide certain employees facilities.

      The Company’s Czech Operating Subsidiary has committed to invest $243, including $20 for environmental investment, from 2003 to 2012, out of which $135 shall be invested over 2003-2007. The Czech Operating Subsidiary has spent $35 up to September 30, 2004 ($10 to September 30, 2003).

      The Company has committed to invest at Ispat Tepro $10, including $1 for environmental investment, over five years commencing July 2003. Ispat Tepro has spent $ nil till September 30, 2004.

      The Company has committed to invest at Ispat Petrotub $18 over a ten year period commencing December 2003, out of which $8 shall be invested in first five years. Furthermore, the Company has also committed to invest at Ispat Petrotub, $13 for environmental investment over the first five years commencing December 2003. Ispat Petrotub has spent $ nil till September 30, 2004.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

      The Company has committed to invest at S.C. Siderurgica S.A. $12 over a ten year period commencing 2004, out of which $7 shall be invested in first five years. Further, the Company has also committed to invest at S.C. Siderurgica S.A., $4 for environmental investment.

      The Company has committed to invest $623 at the Company’s Polish Operating Subsidiary over the period 2004-2009.

      The Company has committed, subject to market conditions, to invest in projects in its Kazakh Operating Subsidiary totaling $580 until the year 2006. The Company has completed the investments of $378 as of September 30, 2004.

      The Company and its subsidiaries had contingent liabilities amounting to $50 as on September 30, 2004 (2003: $28 ) in respect of bills of exchange discounted with banks which had not matured.

      For certain of its Operating Subsidiaries, the Company has provided employment commitments for various periods in which the Company has agreed not to engage in any collective dismissals of employees.

      Compliance standards for environmental remediation vary significantly depending on the local regulatory environment in which the Operating Subsidiaries operate. The Kazakh Operating Subsidiary is maintaining the Environmental Plan of Action (based on the World Bank standards), which is also in compliance with the EBRD and IFC loan agreements. In accordance with the agreement with the Government of Algeria, the Algerian Operating Subsidiary continues its Environmental Plan of Action so as to achieve the norms, as specified therein, by March 2009. In accordance with the agreement with APAPS, the Romanian Operating Subsidiary continues its Environmental Plan of Action so as to complete the investment program, as specified therein, by 2006. The Czech Operating Subsidiary continues its Environmental Plan of Actions so as to complete the investment program, as agreed with FNM, by 2010. Environmental remediation obligations existing as of the acquisition date, up to $39, are the responsibility of and will be paid by FNM. The Company believes the likelihood is remote that the environmental remediation obligations will exceed $39.

      The operations of the Kazakh Operating Subsidiary are subject to supervision by the Ministry of Natural Resources and Environmental Protection of Kazakhstan, which established pollution limits and quotas. Relevant legislation imposes various fees for discharges of pollutants and other environmental damage and limits for discharges, and entities that emit pollution in excess of these amounts must pay higher rates. According to the terms of its acquisition by the Company, through 2005 the Kazakh Operating Subsidiary is required to make annual expenditures on pollution control measures of approximately $2 and to adhere to environmental regulations in effect as of November 17, 1995.

Contingencies

      In addition to the foregoing, the Company is a party to a number of legal proceedings arising in the ordinary course of its business. The Company does not believe that the adverse determination of any such pending routine litigation, either individually or in the aggregate, will have a material adverse effect on its business, financial condition, results of operations, or cash flows of the Company. Where these actions are being contested their outcome is not predictable with assurance.

Environmental Liabilities

      Environmental remediation for periods prior to the privatizations of the Company’s Operating Subsidiaries in the Czech Republic, Romania, Kazakhstan and Algeria are borne by the local governments in those countries. Environmental remediation relating to periods subsequent to the privatizations have been complied with, and accordingly there are no remediation liabilities for which the Company is responsible at December 31, 2003 with respect to the Company’s Operating Subsidiaries in the Czech Republic, Romania,

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Kazakhstan and Algeria. The Company recorded an environmental remediation liability of $101 when it consolidated Ispat Iscor in 2004. As part of the Company’s acquisition of Ispat Polska in March 2004, the Company recorded as part of the preliminary purchase price allocation a liability related to estimated costs probable of payment for environmental remediation obligations existing at the time of acquisition.

      The Company is subject to various environmental laws and regulations that require environmental assessment or remediation efforts (collectively environmental remediation) at its multiple locations and Operating Subsidiaries.

      The U.S. Operating Subsidiary is involved in various environmental and other administrative or judicial actions initiated by governmental agencies. At September 30, 2004, and December 31, 2003, the reserves for environmental liabilities totaled $36.9 and $36.8, respectively. In 1993, the U.S. Operating Subsidiary agreed to a Consent Decree in connection with the Environmental Protection Agency (“EPA”) lawsuit. Of the recorded reserves, $22.2 and $22.1, respectively, is related to the sediment remediation under the EPA Consent Decree, which obligates the U.S. Operating subsidiaries to pay a specified amount of $19 plus interest at the 13-week Treasury bill rate. Assessments under the EPA Consent Decree have been ongoing since the decree was entered and no significant new environmental exposures have been identified. Because future required payments under the EPA Consent Decree are substantially fixed, management does not believe that environmental expenditures related to the EPA Consent Decree, in excess of the amounts currently accrued, if any, will have a material effect on the results of operations, financial position or cash flows of Mittal Steel. If any additional environmental exposures are identified through the assessment process, management will re-evaluate appropriate accruals and adjust as necessary.

      In October 1996 the U.S. Operating Subsidiary was identified as a potentially responsible party due to alleged releases of hazardous substances from its Indiana Harbor Works facility and was notified of the Natural Resource Damages Act (NRDA) Trustees’ intent to perform an environmental assessment on the Grand Calumet River and Indiana Harbor Canal System. A form of consent decree has been negotiated and issued as a final order of the court in January 2005 under which the U.S. Operating Subsidiary will pay approximately $1.5 in the first year and approximately $1.7 in each of the four years thereafter, for a total of approximately $8.2. The U.S. Operating Subsidiary has also incurred approximately $0.5 in costs related to this matter which are payable within 30 days of the effective date of the Consent Decree. The U.S. Operating Subsidiary has recorded a liability for this matter of approximately $8.7. Management believes that the required future payments related to these matters are substantially fixed, and, accordingly, does not believe that reasonably possible losses in excess of the amounts accrued, if any, will have a material effect on Mittal Steel’s financial position, results of operations, and cash flows.

      The U.S. Operating Subsidiary has recorded an estimated liability of $6 related to certain other currently ongoing environmental matters that are outside the scope of the EPA Consent Decree and the NRDA order.

      One such matter includes a notice of violation (“NOV”) issued on July 2, 2002 by the EPA against Mittal Steel, Indiana Harbor Coke Company, L.P. (“IHCC”) and Cokenergy, Inc., alleging violations of air quality and permitting regulations for emissions from the Heat Recovery Coal Carbonization facility which is operated by IHCC. An amended NOV stating similar allegations was issued on August 8, 2002. Management believes that recent developments in this case have been favorable to the Company and that this matter will not have a material effect on Mittal Steel’s financial position, results of operations and cash flows.

      In addition, in January 2005 the U.S. Operating Subsidiary received a Third Party Complaint by Alcoa Incorporated alleging that the U.S. Operating Subsidiary is liable as successor to the interests of Hillside Mining Co., a company that the U.S. Operating Subsidiary acquired in 1943, operated until the late 1940s and then sold in the early 1950s. It is alleged that since Hillside was operating in the area at the same time as Alcoa, if Alcoa is found to be liable in the original suit that was filed against it by approximately 340

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

individuals who live in the Rosiclare area of southern Illinois, then the U.S. Operating Subsidiary should also be found liable, and there should be an allocation to the U.S. Operating Subsidiary of the amount that would be owed to the original Plaintiffs. Those original Plaintiffs are alleging that the mining and processing operations allowed the release of fluorspar, manganese, lead and other heavy metal contaminants, causing unspecified personal injury and property damage. The U.S. Operating Subsidiary has also been identified as a potentially responsible party by the Illinois EPA in connection with this matter. The U.S. Operating Subsidiary has requested further information from the Illinois EPA regarding their potential claim. Until such time as this matter is further developed, management is not able to estimate reasonably possible losses, or a range of such losses, the amounts of which may be material in relation to Mittal Steel’s financial position, results of operations and cash flows. The U.S. Operating Subsidiary intends to defend itself fully in these matters.

      In September 2004, the Environmental Inspection Department of the Republic of Kazakhstan raised a claim for approximately $20, alleging that the Kazakh Operating Subsidiary had failed to obtain the necessary approvals from the Environment Ministry and had therefore engaged in pollution without permission during the first six months of 2004. The Kazakh Operating Subsidiary believes that it has acted in accordance with the terms of the arrangement by which it was acquired by the Company, which required compliance with environmental norms existing as of the date of such agreement and to make specified minimum investments in controlling pollution. The Company vigorously disputes this claim. As the Company cannot determine the outcome of this matter or estimate the amount or range of potential contingent loss that may be incurred by the Kazakh Operating Subsidiary, the Company has not provided for this exposure at September 30, 2004. If the outcome of this matter would be that Ispat Karmet is ordered to pay the maximum of the claim, being $20, this will not materially affect the financial position of Ispat Karmet or the Company.

      It is anticipated that the US Operating Subsidiary will make capital expenditures of $2 to $5 annually in each of the next five years for the construction, and have ongoing annual expenditures (non-capital) of $35 to $40 to operate air and water pollution control facilities to comply with current federal, state and local laws and regulations.

Trade Matters

      In 2000 and 2002, U.S. petitioners sought to have antidumping and countervailing duties assessed against cold-rolled imports from 12 countries and 20 countries, respectively. On both occasions, the U.S. International Trade Commission (the “ITC”) issued negative final injury determinations, effectively terminating the investigations. U.S. petitioners appealed the 2000 ITC decision to the U.S. Court of International Trade (the “CIT”), which remanded that decision to the ITC on October 28, 2003. On April 30, 2004, the ITC published its revised findings and affirmed the previous determinations. U.S. petitioners appealed the 2002 ITC decision to the CIT; the appeal was denied by the CIT on February 19, 2004, upholding the ITC’s final negative injury determination. Also, in May of 2004, the U.S. Department of Commerce and the ITC began a review of existing countervailing duty and antidumping orders against hot-rolled carbon steel flat products from Brazil, Japan and Russia that could result in the termination of such orders. Hearings are scheduled to occur in February and March 2005. Actions taken by trade authorities in connection with these matters could result in the assessment of increased levies or customs duties on future export sales into the United States, and/or increase the supply of steel into the United States, and, in either case, negatively impact future profit margins.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

      Under the U.S. Continued Dumping and Subsidy Offset Act of 2000 (the “CDSOA”), commonly known as the “Byrd Amendment,” the US Operating Subsidiary was awarded approximately $1.2 in collected customs duties for the year 2002, $2.1 for 2003 and $1.4 for 2004 based on its participation in or support for various U.S. anti-dumping and countervailing duty cases. The payment is based on “qualifying expenditures” and is distributed to U.S. steel companies out of funds collected from foreign producers under anti-dumping and countervailing duty orders. On September 2, 2002, the WTO issued a final ruling condemning the CDSOA. In its ruling the WTO recommended that the United States repeal the Byrd Amendment in order to comply with its findings. The U.S. government has appealed the decision, but the future of the CDSOA and offset distributions is questionable.

      In 1994, the European Commission raised claims of € 47 million for repayment by DSG Dradenauer Stahlgesellschaft GmbH (“DSG”), a former subsidiary of the Company, of loan amounts alleged to qualify as improper subsidies from the City of Hamburg. In April 2002, the European Court of Justice decided that the loan was an unauthorized subsidy under European Community law. DSG stated that the loan had been fully repaid. At first instance, the court in Hamburg, Germany confirmed the position of DSG. However, in April 2004, the High Court in Hamburg ruled that DSG is obliged to pay DM 1 million (€ 0.5 million) to the City of Hamburg. DSG is appealing this decision. The Company cannot predict the final outcome of these proceedings. In August 2004, DSG filed for bankruptcy and a receiver was appointed by the court. In August 2002, DSG was sold and consequently is no longer a subsidiary of the Company.

Legal Claims

      In December 2001, the Trinidadian Operating Subsidiary settled arbitration proceedings with respect to a scrap supply contract. This amounted to $21 of which $16 was paid in cash and the balance of $5 is being paid in twelve quarterly installments which started on March 31, 2002. No interest is to accrue on the remaining balance unless the remaining installments are not paid when due. During 2002 a claim by a third party for alleged entitlement to the settlement monies was the subject of separate proceedings in Trinidad which have been settled without any additional liability on the Company.

      In September 2003, the owners of a bulk cargo vessel commenced arbitration proceedings against the Trinidadian Operating Subsidiary and an affiliate in connection with the loss of the vessel, which had been carrying a cargo of direct reduced iron supplied by the Trinidadian Operating Subsidiary from Trinidad to Indonesia. The Company is unable to estimate the amount of liability, if any, arising from these proceedings. In October 2004, the Company provided cash security of $9 in accordance with a court order.

      In May 2003, the Irish government commenced proceedings against the Company’s Mexican Operating Subsidiary and the Company, claiming certain environmental cleanup costs relating to the site of Irish Ispat Limited, which was closed in 2001. In April 2004, the Irish government filed a Notice of Discontinuance of its claim against the Company and served its Statement of Claim against the Mexican Operating Subsidiary in May 2004. In October 2004, the Mexican Operating Subsidiary served a Request for Further and Better Particulars of Statement of Claim. In February 2005, the court dismissed the claim with no order for costs.

      In late 2002, three subsidiaries of the Company (Trefileurope, Trefileurope Italia S.r.l. and Fontainunion S.A.), along with other European manufacturers of pre-stressed wire and strands steel products, received notice from the European Commission that it was conducting an investigation into possible anti-competitive practices by these companies. The Company and its subsidiaries are cooperating fully with the European Commission in this investigation. The European Commission can impose fines (up to a maximum of 10% of annual revenues) for breaches of European Community competition law. The Company is currently unable to assess the ultimate outcome of the proceedings before the European Commission or the amount of any fines that may result. As the alleged anti-competitive activities would have taken place in large part prior to the

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

acquisition of the subsidiaries, the Company has notified the previous owners that it will seek indemnification for costs resulting from the investigation.

      In March 2004, a group of residents in Nova Scotia brought a potential class action in the Supreme Court of Nova Scotia against various parties, including the Company’s Canadian Operating Subsidiary, alleging various torts for damage allegedly caused by the steel plant and coke ovens formerly owned and occupied by Dominion Steel and Coal Corporation from 1927 to 1967. The Company acquired the Company’s Canadian Operating Subsidiary in 1994 and the plaintiffs are attempting to establish that the Company’s Canadian Operating Subsidiary thereby assumed the liabilities of the former occupiers. The plaintiffs are now seeking to have the claim approved as a class action, though the court has not yet issued a decision on this matter. The Canadian Operating Subsidiary intends to file preliminary motions to set aside this claim at an early stage. The Company is currently unable to assess the outcome of these proceedings or the amount of the Company’s Canadian Operating Subsidiary’s potential liability, if any.

      Sidex International (SIP), in which the Romanian Operating Subsidiary has a 40% equity holding since 1997, entered into a contract with the Romanian Operating Subsidiary to buy raw materials and sell steel through SIP. SIP claims approximately $49 for alleged non-delivery of steel by the Romanian Operating Subsidiary, together with reimbursement of overpayments, damages, interest and costs. The Romanian Operating Subsidiary vigorously disputes this claim and has brought a counterclaim for non-payment by SIP on balances due on delivered steel contracts. The case is currently in arbitration under the rules of the International Chamber of Commerce. In Article 9 of the addendum to the Share Purchase Agreement dated November 6, 2001 the seller (the government of Romania) agreed to indemnify LNM Holdings for any arbitration settlements in respect of this particular matter in excess of the balance in the Romanian Operating Subsidiary’s Closing Date Financial Statements (as at November 15, 2001) prepared in accordance with Romanian statutory rules. Therefore, the Company does not believe that it will incur any loss with respect to this matter and no amount has been provided for at December 31, 2004.

      In February 2003, the Romanian Custom Authorities alleged non-compliance with respect to custom formalities relating to imported steel products at the Romanian Operating Subsidiary and imposed a penalty of $14. The Romanian Operating Subsidiary subsequently appealed the decision of the Romanian Custom Authorities with the Court of First Instance and received a favorable ruling from the Court with respect to $5 of the alleged claims. With respect to the remaining $5 assessment, the Company received an initial favorable ruling in the Court of First Instance on procedural grounds, which was appealed by the Customs Authorities to the Court of Appeal. The Court of Appeal reversed the decision of the Court of First Instance and reverted the case to the Court of First Instance to adjudge on Merit. In the reverted proceeding, $2 is still under consideration by the Court and the Romanian Customs Authorities have received judgment against the Romanian Operating Subsidiary for $3. The Company is awaiting the grounds of rejection and will appeal to Higher Court.

      Since 2001, the Czech Operating Subsidiary has been in dispute with ICF Kaiser Netherlands B.V. (ICF), the contractor for Phase 1 of a mini-mill works project (rolling mill P1500), and its parent company, Kaiser Group International. Under the terms of the turnkey engineering and construction contract, a maximum of three performance tests were required to ensure that the mini-mill met contract mandated quality and quantity standards. Although the mini-mill failed the first performance tests, Kaiser Netherlands B.V. contends the Czech Operating Subsidiary owes it various costs incurred by ICF in relation to the construction of the mini-mill. To date, the dispute has not been resolved and ICF has resorted to legal action against the Czech Operating Subsidiary. Until recently, the primary legal venue for this matter has been the United States Bankruptcy Court for the District of Delaware, where Kaiser Group International is currently going through bankruptcy reorganization. The Delaware bankruptcy court has previously ruled that Kaiser Group International, as opposed to ICF, could proceed with prosecution of its specific claims against the

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Czech Operating Subsidiary in the Delaware bankruptcy court venue. The Czech Operating Subsidiary appealed this ruling, and during the first quarter of 2004, the Delaware bankruptcy court’s decision was overturned by the United States District Court for the District of Delaware, which ruled that the proceedings should be stayed pending the completion of international arbitration proceedings. On January 6, 2004, ICF filed arbitration claims against the Czech Operating Subsidiary in the amount of $51 with the International Court of Arbitration in Paris, with the earliest possible award ruling being issued sometime in 2005. The sum claimed was revised to $67 million in November 2004 to include interest and additional costs. The Company vigorously disputes this claim and has submitted a $50 counterclaim against ICF in these same arbitration proceedings. As the Company cannot determine the outcome of this matter or estimate the amount or range of potential contingent loss that may be incurred by the Czech Operating Subsidiary, no litigation reserve has been provided at December 31, 2004.

      Although Ispat Nova Hut believes that its liability with respect to this matter will be minimal, Ispat Nova Hut could be ordered to pay ICF and/ or could not be able to recover its counter claim against ICF. These events will not have material affect on the financial position of Ispat Nova Hut and/ or the Company.

      The US Operating Subsidiary and an independent, unaffiliated producer of raw materials are parties to a long-term supply agreement under which the US Operating Subsidiary was obligated to fund an escrow account to indemnify said producer of raw materials for the continuing availability of certain tax credits under the US Tax code, which credits extend until January 1, 2008. Contributions to the escrow account were determined by the agreement and the funds were restricted from Company use while in the escrow account. The US Operating Subsidiary received full recovery of $39, the escrowed amount, in April of 2001. No further contributions to the escrow account are required at this time as the US Operating Subsidiary believes the likelihood of the specific contingency occurring is remote. If there is any loss, disallowance or reduction in the allowable tax credits applicable to the raw materials previously sold to the US Operating Subsidiary, the US Operating Subsidiary is required to repay the independent, unaffiliated producer the amount by which the cost of the raw materials was decreased as a result of such tax credits, subject to certain adjustments, plus interest. As of September 30, 2004, the US Operating Subsidiary’s cumulative cost reduction due to such tax credits totaled $178. The US Operating Subsidiary has not recognized any liability associated with this indemnity.

      The US Operating Subsidiary is currently negotiating a new labor agreement with the United Steelworkers of America, as the previous agreement expired on July 31, 2004. Under the terms of the previous agreement, both parties agreed to negotiate a successor agreement without resorting to strikes or lockouts. In addition, both parties agreed that open issues would be submitted to binding arbitration and that the successor agreement will be based on the agreements currently in place at other domestic integrated steel producers. In the light of Mittal Steel Company’s proposed acquisition of International Steel Group Inc., it is expected that the final agreement reached between the parties will be based on the contract currently in place at International Steel Group Inc. Negotiations are continuing between the parties.

      The Company does not believe that, as of September 30, 2004, any material matters exist relating to the fiscal matters in its country of incorporation and the countries where its Operating Units conduct business, including the current pending or future governmental claims and demands, would require adjustment to the accompanying financial statements.

      The Company’s results are affected by domestic and international economic, political, legislative, regulatory and legal actions. In many of the countries in which the Company operates there have been significant political and economic changes in the last several years. Many of these countries continue to develop and enhance their business infrastructure and have begun to introduce market, legal and other regulatory reform. With respect to the Company’s operations in Bosnia, Macedonia, Algeria, Romania and Kazakhstan, these developmental stage economies display characteristics such as high inflation, lack of

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

liquidity in the capital markets and the existence of exchange controls, which causes the national currencies to be illiquid in places other than Bosnia, Macedonia, Algeria, Romania and Kazakhstan. As a result, it is not possible to predict changes in economic policy and development and what effect such changes might have on the financial position and results of operations and cash flows of the Company.

      The Company does not carry political risk insurance in any country in which it conducts business. As of December 31, 2003 and September 30, 2004, the Company does not believe that any material matters exist relating to the evolving fiscal and regulatory environment, including current pending governmental claims and demands, which would require adjustment to the accompanying financial statements.

Note 9:     Segment and Geographic Information

      The management considers Mittal Steel’s steel operation to be a single business segment. As Mittal Steel has no operations in its home country of the Netherlands, all of its sales are considered to be foreign sales.

			Rest of	Others &
	America	Europe	World	Eliminations	Consolidated
(All amounts in $ millions)
Nine months ended September 30, 2003
Sales to unaffiliated customers	3,000	2,760	1,576	(217)	7,119
Operating income	109	274	555	81	1,019
Depreciation	123	86	60	(27)	242
Capital expenditures	117	64	124	(13)	292
Total assets at December 31, 2003	7,349	9,654	3,225	(10,091)	10,137
Nine months ended September 30, 2004
Sales to unaffiliated customers	4,762	7,061	5,466	(1,270)	16,019
Operating income	1,100	1,486	1,711	122	4,419
Depreciation	133	203	153	(78)	411
Capital expenditures	80	167	292	(16)	523
Total assets at September 30, 2004	7,549	14,867	7,273	(12,391)	17,298

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

	Sales for the Nine
	Months Ended		Long-Lived Assets(1)
	September 30,
			December 31,	September 30,
	2003	2004	2003	2004

Americas
United States	$1,656	$2,347	$1,751	$1,695
Mexico	633	1,133	467	471
Other	711	1,282	625	621

Total Americas	3,000	4,762	2,843	2,787

Europe
Poland	—	2,429	—	1,902
Romania	852	1,479	263	335
Czech Republic	832	1,479	799	755
Other	1,076	1,674	312	469

Total Europe	2,760	7,061	1,374	3,461

Rest of World
Kazakhstan	886	1,031	784	907
South Africa	—	2,592	—	1,574
Other	690	1,842	333	330

Total Rest of World	1,576	5,465	1,117	2,811
Eliminations*	(217)	(1,269)	(680)	(1,765)

Total	$7,119	$16,019	$4,654	$7,294

(1)	Consists of property, plant and equipment, net of accumulated depreciation

*	Eliminations relate to inter-region.

Note 10:	Financial Information For Issuer, Subsidiaries And Non-Guarantor Subsidiaries

      The senior notes issued by Ispat Europe will be jointly, severally, fully and unconditionally guaranteed on a senior basis by Mittal Steel, Ispat Germany GmbH, Ispat Hamburger Stahlwerke GmbH, Ispat Stahlwerk Ruhrort GmbH and Ispat Walzdraht Hochfeld GmbH.

      Ispat Europe has no business operation of its own. Accordingly, it can only pay dividends or distributions to the extent it is able to arrange a distribution from its subsidiaries, recognize gain from the sale of its assets or records share premium from the issuance of common shares. Ispat Europe’s operating subsidiaries are subject to certain restrictions under the terms of certain of their debt agreements for paying dividends. As a result, none of Ispat Europe’s retained earnings are free of restriction for the payment of dividends as at September 30, 2004.

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheets

As of September 30, 2004

		Ispat Europe — Issuer Subsidiary

			Ispat Europe —	Ispat Europe —	Ispat Europe —
	Mittal Steel —	Ispat Europe —	Guarantors	Non-Guarantor	Consolidating	Ispat Europe —
	Parent Company	Parent Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$16	$2	$25	$6	$—	$33
Restricted cash	—	—	—	—	—	—
Trade accounts receivable — net	—	7	149	105	—	261
Inventories — net	—	3	119	191	—	313
Other current assets	178	49	273	562	(833)	51

Total current assets	194	61	566	864	(833)	658
Property, plant and equipment — net	—	—	142	101	—	243
Investments in affiliates and Joint Ventures	6,141	323	88	451	(848)	14
Other assets	—	3	21	2	—	26

Total assets	$6,335	$387	$817	$1,418	$(1,681)	$941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$3	$2	$26	$—	$31
Trade accounts payable	—	5	110	133	—	248
Accrued expenses and other current liabilities	477	99	189	264	(314)	238

Total current liabilities	477	107	301	423	(314)	517
Long-term debt	—	114	—	13	(12)	115
Loan from shareholder	84	—	—	—	—	—
Other long-term obligations	—	—	70	73	—	143

Total liabilities	561	221	371	509	(326)	775
Minority interest	—	—	—	—	—	—
Shareholders’ equity	5,774	166	446	909	(1,355)	166

Total liabilities and shareholders’ equity	$6,335	$387	$817	$1,418	$(1,681)	$941

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Mittal Steel —	Mittal Steel —
	Non-guarantor	Consolidating	Mittal Steel —
	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$2,049	$—	$2,098
Restricted cash	227	—	227
Trade accounts receivable — net	1,972	(5)	2,228
Inventories — net	2,890	(29)	3,174
Other current assets	1,362	(713)	878

Total current assets	8,500	(747)	8,605
Property, plant and equipment — net	7,051	—	7,294
Investments in affiliates and Joint Ventures	5,012	(10,570)	597
Other assets	794	(18)	802

Total assets	$21,357	$(11,335)	$17,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$714	$—	$745
Trade accounts payable	1,485	—	1,733
Accrued expenses and other current liabilities	1,745	(622)	1,838

Total current liabilities	3,944	(622)	4,316
Long-term debt	1,940	(135)	1,920
Loan from shareholder	146	(84)	146
Other long-term obligations	3,449	—	3,592

Total liabilities	9,479	(841)	9,974
Minority interest	1,556	—	1,556
Shareholders’ equity	10,322	(10,494)	5,768

Total liabilities and shareholders’ equity	$21,357	$(11,335)	$17,298

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Operations

For the Nine Months Period Ended September 30, 2004

		Ispat Europe — Issuer Subsidiary

			Ispat Europe —	Ispat Europe —	Ispat Europe —		Mittal Steel —
	Mittal Steel —	Ispat Europe —	Guarantors	Non-Guarantor	Consolidating	Ispat Europe —	Non-guarantor
	Parent Company	Parent Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Subsidiaries

Sales	$—	$27	$952	$646	$(85)	$1,540	$14,577
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	22	782	584	(70)	1,318	9,424
Depreciation	—	—	6	8		14	397
Selling, general and administrative	12	8	36	35	(15)	64	445
Other operating expense	—	—	—	—	—	—	—

Operating income	(12)	(3)	128	19	—	144	4,311
Income from equity method investments	3,151	104	—	—	(104)	—	5
Other income (expense) — net	18	(3)	3	(2)	—	(2)	(618)
Financing costs:
Net interest income (expense)	(4)	(12)	(2)	—	—	(14)	(119)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	6

Income (loss) before taxes and minority interest	3,153	86	129	17	(104)	128	3,585
Income tax (benefit) expense:
Current	—	—	32	—	—	32	433
Deferred	—	—	10	—	—	10	339

Net income before minority interest	3,153	86	87	17	(104)	86	2,813

Minority Interest	—	—	—	—	—	—	(402)

Net income (loss)	$3,153	$86	$87	$17	$(104)	$86	$2,411

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Mittal Steel —
	Consolidating	Mittal Steel —
	Adjustments	Consolidated

Sales	$(98)	$16,019
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	(65)	10,677
Depreciation	—	411
Selling, general and administrative	(9)	512
Other operating expense	—	—

Operating income	(24)	4,419
Income from equity method investments	(3,151)	5
Other income (expense) — net	669	67
Financing costs:
Net interest income (expense)	—	(137)
Net gain (loss) from foreign exchange	3	9

Income (loss) before taxes and minority interest	(2,503)	4,363
Income tax (benefit) expense:
Current	—	465
Deferred	—	349

Net income before minority interest	(2,503)	3,549

Minority Interest	—	(402)

Net income (loss)	$(2,503)	$3,147

Condensed Consolidating Statements of Comprehensive Income

For the Period Ended September 30, 2004

		Ispat Europe — Issuer Subsidiary

			Ispat Europe —	Ispat Europe —	Ispat Europe —		Mittal Steel —	Mittal Steel —
	Mittal Steel —	Ispat Europe —	Guarantors	Non-Guarantor	Consolidating	Ispat Europe —	Non-guarantor	Consolidating	Mittal Steel —
	Parent Company	Parent Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$3,153	$86	$87	$17	$(104)	$86	$2,411	$(2,503)	$3,147
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	8	(1)	6	(9)	3	(1)	453	(8)	452
Minimum pension liability adjustments	—	—	—	—	—	—	—	—	—
Unrealized gain on available for sale security	—	—	—	—	—	—	30	—	30
Unrealized gains (losses) on derivative financial instruments	8	—	—	—	—	—	8	(8)	8

Comprehensive income	$3,169	$85	$93	$8	$(101)	$85	$2,902	$(2,519)	$3,637

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Cash Flows

For the Nine Months Period Ended September 30, 2004

		Ispat Europe - Issuer Subsidiary

	Mittal Steel -	Ispat Europe -	Ispat Europe -	Ispat Europe -	Ispat Europe -		Mittal Steel -	Mittal Steel -
	Parent	Parent	Guarantors	Non-Guarantor	Consolidating	Ispat Europe -	Non-Guarantor	Consolidating	Mittal Steel -
	Company	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$2,406	$(47)	$45	$4	$11	$13	$2,800	$(2,352)	$2,867

Investing activities:
Purchases of property, plant and equipment	—	—	(7)	(5)	—	(12)	(511)	—	(523)
Proceeds from sale of assets and investments including affiliates and joint ventures	—	—	—	—	—	—	22	—	22
Investment in affiliates and joint ventures	(2,346)	28	—	—	—	28	22	2,319	23
Acquisitions of net assets of subsidiaries, net of cash acquired	—	—	—	—	—	—	(7)	—	(7)
Restricted cash	—	—	—	—	—	—	(87)	—	(87)
Other investing activities		2				2	83	(80)	5

Net cash provided by (used in) investing activities	(2,346)	30	(7)	(5)	—	18	(478)	2,239	(567)

Financing activities:
Proceeds from payable to banks	—	3	(7)	4	—	—	2,165	—	2,165
Proceeds from long-term debt including from affiliates	—	37	12	—	(49)	—	1,034	—	1,034
Payments of payable to banks	—	—	—	(15)	—	(15)	(2,360)	—	(2,375)
Payments of long-term debt including to affiliates	—	(20)	(37)	(1)	37	(21)	(1,440)	86	(1,375)
Purchase of treasury stock	(54)	—	—	—	—	—	—	—	(54)
Issue of share capital — net	—	—	—	—	—	—	31	(31)	—
Exercise of stock options/ capital contributions	(7)	—	—	—	—	—	—	—	(7)
Dividends	—	(1)	—	—	1	—	(471)	60	(411)
Sale of treasury stock	16	—	—	—	—	—	—	—	16

Net cash provided by (used in) financing activities	(45)	19	(32)	(12)	(11)	(36)	(1,041)	115	(1,007)

Net increase (decrease) in cash and cash equivalents	15	2	6	(13)	—	(5)	1,281	2	1,293

Effect of exchange rate changes on cash	—	—	—	—	—	—	47	(2)	45

Cash and cash equivalents:
At the beginning of the year	1	—	19	19	—	38	721	—	760

At the end of the year	$16	$2	$25	$6	$—	$33	$2,049	$—	$2,098

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheets

As of December 31, 2003

		Ispat Europe - Issuer Subsidiary

				Ispat Europe -			Mittal Steel -
	Mittal Steel -	Ispat Europe -	Ispat Europe -	Non-	Ispat Europe -		Non-	Mittal Steel -
	Parent	Parent	Guarantors	Guarantor	Consolidating	Ispat Europe -	Guarantor	Consolidating	Mittal Steel -
	Company	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$1	$—	$19	$19	$—	$38	$721	$—	$760
Restricted Cash	—	—	—	—	—	—	140	—	140
Trade accounts receivable — net	—	—	76	76	—	152	737	—	889
Inventories — net	—	—	113	149	—	262	1,333	(8)	1,587
Other current assets	130	40	201	572	(760)	53	2,389	(2,265)	307

Total current assets	131	40	409	816	(760)	505	5,320	(2,273)	3,683
Property, plant and equipment — net	—	—	140	107	—	247	4,407	—	4,654
Investments in affiliates and joint ventures	2,806	326	81	145	(540)	12	955	(2,806)	967
Other assets	4	5	20	2	—	27	844	(42)	833

Total assets	$2,941	$371	$650	$1,070	$(1,300)	$791	$11,526	$(5,121)	$10,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$4	$9	$41	$—	$54	$726	$—	$780
Trade accounts payable	—	—	101	106	—	207	808	—	1,015
Accrued expenses and other current liabilities	360	60	117	235	(239)	173	1,073	(782)	824

Total current liabilities	360	64	227	382	(239)	434	2,607	(782)	2,619
Long-term debt	—	134	—	15	(13)	136	1,976	81	2,193
Loan from shareholder	—	—	—	—	—	—	94	—	94
Other long-term obligations	20	—	68	73	—	141	2,268	(20)	2,409

Total liabilities	380	198	295	470	(252)	711	6,945	(721)	7,315
Minority interest	—	—	—	—	—	—	261	—	261
Shareholders’ equity	2,561	173	355	600	(1,048)	80	4,320	(4,400)	2,561

Total liabilities and shareholders’ equity	$2,941	$371	$650	$1,070	$(1,300)	$791	$11,526	$(5,121)	$10,137

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Operations

For the Nine Months Period Ended September 30, 2003

		Ispat Europe - Issuer Subsidiary

				Ispat Europe -			Mittal Steel -
	Mittal Steel -	Ispat Europe -	Ispat Europe -	Non-	Ispat Europe -		Non-	Mittal Steel -
	Parent	Parent	Guarantors	Guarantor	Consolidating	Ispat Europe -	Guarantor	Consolidating	Mittal Steel -
	Company	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Subsidiaries	Adjustments	Consolidated

Sales	$—	$—	$623	$477	$(37)	$1,063	$6,118	$(62)	$7,119
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	(1)	548	449	(30)	966	4,686	(54)	5,598
Depreciation	—	—	5	8	—	13	229	—	242
Selling, general and administrative	6	—	31	33	(7)	57	200	(3)	260
Other operating expense	—	—	—	—	—	—	—	—	—

Operating income (loss)	(6)	1	39	(13)	—	27	1,003	(5)	1,019
Income from equity method investments	857	13	—	—	(13)	—	103	(857)	103
Other income (expense) — net	13	(1)	2	—	(1)	—	39	(15)	37
Financing costs:
Net interest income (expense)	(9)	(11)	—	(3)	—	(14)	(118)	—	(141)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	53	(44)	9

Income before taxes, minority interest and cumulative effect of change in accounting principle	855	2	41	(16)	(14)	13	1,080	(921)	1,027
Income tax (benefit) expense:
Current	—	—	6	1	—	7	20	—	27
Deferred	—	—	4	—	—	4	111	(15)	100

Net income (loss) before minority interest and cumulative effect of change in accounting principle	855	2	31	(17)	(14)	2	945	(906)	900
Minority Interest	—	—	—	—	—	—	(43)	—	(43)
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(2)	—	(2)

Net income (loss)	$855	$2	$31	$(17)	$(14)	$2	$904	$(906)	$855

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Comprehensive Income

For the Period Ended September 30, 2003

		Ispat Europe - Issuer Subsidiary

				Ispat Europe -			Mittal Steel -
	Mittal Steel -	Ispat Europe -	Ispat Europe -	Non-	Ispat Europe -		Non-	Mittal Steel -
	Parent	Parent	Guarantors	Guarantor	Consolidating	Ispat Europe -	Guarantor	Consolidating	Mittal Steel -
	Company	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$855	$2	$31	$(17)	$(14)	$2	$904	$(906)	$855
Other comprehensive income
(loss), net of tax:
Foreign currency translation adjustment	42	8	24	5	(29)	8	44	(9)	85
Minimum pension liability adjustments	—	—	—	—	—	—	2	—	2
Unrealized gain on available for sale security	—	—	—	—	—	—	30	—	30
Unrealized gains (losses) on derivative financial instruments	—	—	—	—	—	—	3	—	3

Comprehensive income	$897	$10	$55	$(12)	$(43)	$10	$983	$(915)	$975

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Cash Flows

For the Nine Months Period Ended September 30, 2003

		Ispat Europe-Issuer Subsidiary

				Ispat Europe -			Mittal Steel -
	Mittal Steel -	Ispat Europe -	Ispat Europe -	Non-	Ispat Europe -	Ispat	Non-	Mittal Steel -
	Parent	Parent	Guarantors	Guarantor	Consolidating	Europe -	Guarantor	Consolidating	Mittal Steel -
	Company	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$781	19	(20)	(5)	—	$(6)	$985	$(825)	$935

Investing activities:
Purchases of property, assets and plant and equipment	—	—	(13)	(5)	—	(18)	(274)	—	(292)
Proceeds from sale of investment including affiliates and joint ventures	—	—	—	—	—	—	21	—	21
Investment in affiliates and joint ventures	(800)	—	—	—	—	—	(225)	800	(225)
Acquisitions of net assets of subsidiaries, net of cash acquired	—	—	—	—	—	—	(6)	—	(6)
Restricted Cash	—	—	—	—	—	—	(49)	—	(49)
Other investing activities	—	—	—	—	—	—	2	—	2

Net cash provided by (used in) by investing activities	(800)	—	(13)	(5)	—	(18)	(531)	800	(549)

Financing activities:
Proceeds from payable to banks	—	—	3	21	—	24	2,783	—	2,807
Proceeds from long-term debt including from affiliate	28	—	(5)	1	—	(4)	56	(10)	70
Payments of payable to banks	—	—	—	(12)	—	(12)	(2,714)	—	(2,726)
Payments of long-term debt payable including to affiliated	—	(19)	24	(2)	—	3	(226)	(7)	(230)
Purchase of treasury stock	(9)	—	—	—	—	—	—	—	(9)
Issue of share capital — net	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—
Dividends	—	—	—	(1)	—	(1)	(92)	38	(55)
Capital contribution	—	—	(4)	—	—	(4)	—	4	—

Net cash provided by (used in) financing activities	19	(19)	18	7	—	6	(193)	25	(143)

Net increase (decrease) in cash and cash equivalents	—	—	(15)	(3)	—	(18)	261	—	243

Effect of exchange rate changes on cash	—	—	3	1	—	4	8	—	12

Cash and cash equivalents:
At the beginning of the year	—	—	21	12	—	33	362	—	395

At the end of the year	$—	$—	$9	$10	$—	$19	631	—	$650

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Note 11:	Financial Information for Issuer, Subsidiaries and Non-Guarantor Subsidiaries

      On March 9, 2004, Ispat Inland Inc. announced that an affiliate will offer $800 million of senior secured notes through a private placement, subject to market and other conditions. The proceeds from the offering by Ispat Inland ULC, a newly created finance subsidiary, are expected to be used to repay existing debt. The notes will be secured by a pledge of $800 million of Ispat Inland Inc.’s first mortgage bonds, and will be jointly, severally, fully and unconditionally guaranteed by Ispat Inland Inc., certain of its existing and future domestic subsidiaries, Mittal Steel, and Ispat Inland LP, a limited purpose finance subsidiary.

      Presented below is condensed consolidating financial information as required by Rule 3-10 of Regulation S-X related to this proposed offering for the following:

•	Mittal Steel on a parent company only basis;

•	Ispat Inland ULC, a newly formed limited purpose finance subsidiary, the proposed issuer;

•	Ispat Inland Inc. and its guarantor subsidiaries and Ispat Inland LP on a combined basis;

•	Mittal Steel’s non-guarantor subsidiaries on a combined basis;

•	Mittal Steel eliminations; and

•	Mittal Steel and subsidiaries consolidated

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheets

As of September 30, 2004

		Ispat Inland - Issuer Subsidiary
							Mittal Steel -
	Mittal Steel -	Ispat Inland -	Ispat Inland -		Ispat		Non-	Mittal Steel -
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland -	Ispat Inland	Guarantor	Consolidating	Mittal Steel -
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$16	$7	$36	$—	$43	$—	$2,039	$—	$2,098
Restricted cash	—	—	—	—	—	—	227	—	227
Trade accounts receivable	—	82	296	—	378	—	1,855	(5)	2,228
Inventories	—	518	—	—	518	—	2,685	(29)	3,174
Other current assets	178	76	(43)	—	33	834	3,463	(3,630)	878

Total current assets	194	683	289	—	972	834	10,269	(3,664)	8,605
Property, plant and equipment – net	—	1,695	—	—	1,695	—	5,599	—	7,294
Investments in affiliates and joint ventures	6,141	363	229	(363)	229	90	5,783	(11,646)	597
Other assets	—	438	4	—	442	20	386	(46)	802

Total assets	$6,335	$3,179	$522	$(363)	$3,338	$944	$22,037	$(15,356)	$17,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$3	$105	$—	$108	$—	$488	$149	$745
Trade accounts payable	—	189	22	—	211	—	1,522	—	1,733
Accrued expenses and other current liabilities	477	260	3	—	263	64	2,675	(1,641)	1,838

Total current liabilities	477	452	130	—	582	64	4,685	(1,492)	4,316
Long-term debt	—	1,234	—	—	1,234	795	1,679	(1,788)	1,920
Loan from shareholder	84	—	—	—	—	—	62	—	146
Other long-term obligations	—	1,689	3	—	1,692	—	1,898	2	3,592

Total liabilities	561	3,375	133	—	3,508	859	8,324	(3,278)	9,974
Minority interest	—	—	—	—	—	—	1,556	—	1,556
Shareholders’ equity	5,774	(196)	389	(363)	(170)	85	12,157	(12,078)	5,768

Total liabilities and shareholders’ equity	$6,335	$3,179	$522	$(363)	$3,338	$944	$22,037	$15,356	$17,298

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Operations

For the Nine Months Period Ended September 30, 2004

		Ispat Inland — Issuer Subsidiary
							Mittal Steel -
	Mittal Steel -	Ispat Inland -	Ispat Inland -		Ispat		Non-	Mittal Steel -
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland -	Ispat Inland	Guarantor	Consolidating	Mittal Steel -
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

Sales	$—	$2,347	$—	$—	$2,347	$—	$14,349	$(677)	$16,019
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	1,895	(58)	—	1,837	—	9,464	(624)	10,677
Depreciation	—	75	—	—	75	3	333	—	411
Selling, general and administrative	12	29	1	—	30	—	498	(28)	512
Other operating expense	—	—	—	—	—	—	—	—	—

Operating income (loss)	(12)	348	57	—	405	(3)	4,054	(25)	4,419
Income from equity method investments	3,151	—	—	—	—	—	6	(3,152)	5
Other income (expense) — net	18	(1)	13	—	12	—	(632)	669	67
Financing costs:
Net interest income (expense)	(4)	(76)	(4)	—	(80)	1	(56)	2	(137)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	6	3	9

Income (loss) before taxes and minority interest	3,153	271	66	—	337	(2)	3,378	(2,503)	4,363
Income tax (benefit) expense:
Current	—	(3)	3	—	—	(1)	466	—	465
Deferred	—	120	—	—	120	—	229	—	349

Net income before minority interest	3,153	154	63	—	217	(1)	2,683	(2,503)	3,549

Minority interest	—	—	—	—	—	—	402	—	402

Net income (loss)	$3,153	$154	$63	—	$217	$(1)	$2,281	$(2,503)	$3,147

Condensed Consolidating Statements of Comprehensive Income

For the Period Ended September 30, 2004

		Ispat Inland — Issuer Subsidiary
							Mittal Steel -
	Mittal Steel -	Ispat Inland -	Ispat Inland -		Ispat		Non-	Mittal Steel -
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland -	Ispat Inland	Guarantor	Consolidating	Mittal Steel -
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$3,153	$154	$63	$—	$217	$(1)	$2,281	$(2,503)	$3,147
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	8	—	—	—	—	—	452	(8)	462
Minimum pension liability adjustments	—	—	—	—	—	—	—	—	—
Unrealized gain on available for sale security	—	—	—	—	—	—	30	—	30
Unrealized gains (losses) on derivative financial instruments	8	—	—	—	—	—	8	(8)	8

Comprehensive income	$3,169	$154	$63	$—	$217	$(1)	$2,771	$(2,519)	$3,637

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Cash Flows

For the Nine Months Period Ended September 30, 2004

		Ispat Inland - Issuer Subsidiary

			Ispat Inland -				Mittal Steel -
	Mittal Steel -	Ispat Inland -	Non-				Non-	Mittal Steel -
	Parent	Guarantor	Guarantor	Consolidating	Ispat Inland -	Ispat	Guarantor	Consolidating	Mittal Steel -
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$2,406	$20	$41	$—	$61	$(21)	$2,766	$(2,345)	$2,867

Investing activities:
Purchases of property, plant and equipment	—	(19)	—	—	(19)	—	(505)	1	(523)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	—	—	—	—	—	22	—	22
Investment in affiliates and joint ventures	(2,346)	—	29	—	29	—	21	2,319	23
Acquisitions of net assets of subsidiaries, net of cash acquired	—	—	—	—	—	—	(7)	—	(7)
Restricted cash	—	—	—	—	—	—	(87)	—	(87)
Other investing activities	—	—	—	—	—	—	86	(81)	5

Net cash provided by (used in) investing activities	(2,346)	(19)	29	—	10	—	(470)	2,239	(567)

Financing activities:
Proceeds from payable to banks	—	1,932	—	—	1,932	—	236	(3)	2,165
Proceeds from long-term debt — including from affiliates	—	795	—	—	795	21	288	(70)	1,034
Payments of payable to banks	—	(2,025)	(45)	—	(2,070)	—	(293)	12	(2,375)
Payments of long- term debt — including to affiliates	—	(698)	—	—	(698)	—	(836)	159	(1,375)
Purchase of treasury stock	(54)	—	—	—	—	—	—	—	(54)
Sale of treasury stock	16	—	—	—	—	—	—	—	16
Exercise of stock options/capital contributions	(7)	—	—	—	—	—	—	—	(7)
Dividends	—	—	—	—	—	—	(472)	61	(411)
Issue of share capital — net	—	—	—	—	—	—	31	(31)	—

Net cash provided by (used in) financing activities	(45)	4	(45)	—	(41)	21	(1,046)	104	(1,007)

Net increase (decrease) in cash and cash equivalents	15	5	25	—	30	—	1,250	(2)	1,293
Effect of exchange rate changes on cash	—	—	—	—	—	—	45	—	45
Cash and cash equivalents:
At the beginning of the year	1	2	11	—	13	—	744	2	760

At the end of the year	$16	$7	$36	$—	$43	$—	$2,039	$—	$2,098

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheets

As of December 31, 2003

		Ispat Inland - Issuer Subsidiary

			Ispat Inland -				Mittal Steel -
	Mittal Steel-	Ispat Inland -	Non-				Non-	Mittal Steel -
	Parent	Guarantor	Guarantor	Consolidating	Ispat Inland -	Ispat Inland	Guarantor	Consolidating	Mittal Steel -
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$1	$2	$11	$—	$13	$—	$744	$2	$760
Restricted cash	—	—	—	—	—	—	140	—	140
Trade accounts receivable — net	—	39	177	—	216	—	679	(6)	889
Inventories — net	—	372	—	—	372	—	1,224	(9)	1,587
Other current assets	130	(104)	137	—	33	7	2,527	(2,390)	307

Total current assets	131	309	325	—	634	7	5,314	(2,403)	3,683
Property, plant and equipment — net	—	1,751	—	—	1,751	—	2,903	—	4,654
Investments in affiliates and Joint Ventures	2,806	321	214	(321)	214	90	6,970	(9,113)	967
Other assets	4	533	4	—	537	657	331	(696)	833

Total assets	$2,941	$2,914	$543	$(321)	$3,136	$754	$15,518	$(12,212)	$10,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to banks and current portion of long-term debt	$—	$118	$150	$—	$268	$7	$511	$(6)	$780
Trade accounts payable	—	157	26	—	183	—	832	—	1,015
Accrued expenses and other current liabilities	360	271	3	—	274	—	1,227	(1,037)	824

Total current liabilities	360	546	179	—	725	7	2,570	(1,043)	2,619
Long-term debt	—	1,088	—	—	1,088	655	2,099	(1,649)	2,193
Loan from shareholder	—	—	—	—	—	—	94	—	94
Other long-term obligations	20	1,707	3	—	1,710	6	674	(1)	2,409

Total liabilities	380	3,341	182	—	3,523	668	5,437	(2,693)	7,315
Minority interest	—	—	—	—	—	—	261	—	261
Shareholders’ equity	2,561	(427)	361	(321)	(387)	86	9,820	(9,519)	2,561

Total liabilities and shareholders’ equity	$2,941	$2,914	$543	$(321)	$3,136	$754	$15,518	$(12,212)	$10,137

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Operations

For the Nine Months Period Ended September 30, 2003

		Ispat Inland - Issuer Subsidiary

			Ispat Inland -				Mittal Steel -
	Mittal Steel -	Ispat Inland -	Non-				Non-	Mittal Steel -
	Parent	Guarantor	Guarantor	Consolidating	Ispat Inland -	Ispat Inland	Guarantor	Consolidating	Mittal Steel -
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	LP	Subsidiaries	Adjustments	Consolidated

Sales	$—	$1,540	$548	$(432)	$1,656	$—	$5,765	$(302)	$7,119
Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	—	1,552	446	(432)	1,566	—	4,316	(284)	5,598
Depreciation	—	73	—	—	73	1	168	—	242
Selling, general and administrative	6	20	1	—	21	—	248	(15)	260
Other operating expense	—	—	—	—	—	—	—

Operating income	(6)	(105)	101	—	(4)	(1)	1,033	(3)	1,019
Income from equity method investments	857	—	—	—	—	—	103	(857)	103
Other income (expense) — net	13	(1)	9	—	8	9	22	(15)	37
Financing costs:
Net interest income (expense)	(9)	(48)	(5)	—	(53)	2	(81)	—	(141)
Net gain (loss) from foreign exchange	—	—	—	—	—	—	53	(44)	9

Income (loss) before taxes, minority interest and cumulative effect of change in accounting principle	855	(154)	105	—	(49)	10	1,130	(919)	1,027
Income tax (benefit) expense:
Current	—	(2)	2	—	—	—	27	—	27
Deferred	—	(39)	20	—	(19)	4	131	(16)	100

Net income (loss) before minority interest and cumulative effect of change in accounting principle	855	(113)	83	—	(30)	6	972	(903)	900
Minority interest	—	—	—	—	—	—	(43)	—	(43)
Cumulative effect of change in accounting principle	—	(1)	—	—	(1)	—	—	(1)	(2)

Net income (loss)	$855	$(114)	$83	$—	$(31)	$6	$929	$(904)	$855

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Comprehensive Income

For the Nine Months Period Ended September 30, 2003

		Ispat Inland — Issuer Subsidiary

	Mittal Steel —	Ispat Inland —	Ispat Inland —				Mittal Steel —	Mittal Steel —
	Parent	Guarantor	Non-Guarantor	Consolidating	Ispat Inland —	Ispat	Non-guarantor	Consolidated	Mittal Steel —
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$855	$(114)	$83	$—	$(31)	$6	$929	$(904)	$855
Other comprehensive income (loss), net of tax Foreign currency translation adjustment	42	—	—	—	—	—	52	(9)	85
Minimum pension liability adjustments	—	—	—	—	—	—	2		2
Unrealized gain on available for sale security	—	—	—	—	—	—	30	—	30
Unrealized gains (losses) on derivative financial instruments	—	—	—	—	—	—	3	—	3

Comprehensive income	$897	$(114)	$83	$—	$(31)	$6	$1,016	$(913)	$975

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Cash Flows

For the Nine Months Period Ended September 30, 2003

		Ispat Inland — Issuer Subsidiary

	Mittal	Ispat	Ispat				Mittal	Mittal
	Steel —	Inland —	Inland —		Ispat		Steel —	Steel —	Mittal
	Parent	Guarantor	Non-Guarantor	Consolidating	Inland —	Ispat	Non-guarantor	Consolidating	Steel —
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated	Inland LP	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$781	$90	$(67)	—	$23	$11	$944	$(824)	$935

Investing activities:
Purchases of property, plant and equipment	—	(94)	—	—	(94)	—	(198)	—	(292)
Proceeds from sale of assets and investment including affiliates and joint ventures	—	—	—	—	—	—	21	—	21
Investment in affiliates and joint ventures	(800)	(98)	119	—	21	—	(246)	800	(225)
Acquisitions of net assets of subsidiaries, net of cash acquired	—	—	—	—	—	—	(6)	—	(6)
Restricted cash	—	—	—	—	—	—	(49)	—	(49)
Other investing activities	—	—	—	—	—	—	2	—	2

Net cash provided by (used in) investing activities	(800)	(192)	119	—	(73)	—	(476)	800	(549)

Financing activities:
Proceeds from payable to banks	—	2,685	(48)	—	2,637	—	170	—	2,807
Proceeds from long-term debt — including from affiliates	28	15	—	—	15	—	37	(10)	70
Payments of payable to banks	—	(2,576)	—	—	(2,576)	—	(150)	—	(2,726)
Payments of long-term debt — including to affiliates	—	(7)	—	—	(7)	(10)	(206)	(7)	(230)
Purchase of treasury stock	(9)	—	—	—	—	—	—	—	(9)
Capital contribution	—	—	—	—	—	—	(4)	4	—
Dividends	—	(16)	—	—	(16)	—	(76)	37	(55)
Issue of share capital — net	—	—	—	—	—	—	—	—	—

Net cash provided by (used in) financing activities	19	101	(48)	—	53	(10)	(229)	24	(143)

Net increase (decrease) in cash and cash equivalents	—	(1)	4	—	3	1	239	—	243
Effect of exchange rate changes on cash	—		—	—	—	—	12	—	12
Cash and cash equivalents:	—		—	—	—	—
At the beginning of the year	—	2	8	—	10	1	384	—	395

At the end of the year	$—	$1	$12	$—	$13	$2	$635	$—	$650

MITTAL STEEL COMPANY N.V. AND SUBSIDIARIES

NOTES TO THE UNAUDITED SUPPLEMENTAL CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

Note 12:	Subsequent Events

      On October 25, 2004, it was announced that Ispat International N.V. will acquire LNM Holdings N.V. (LNMNV). Under the terms of the arrangements, the Company will issue 525 million new shares, valued at approximately $13,300 at the October 22, 2004 closing price of Ispat International N.V. on the New York Stock Exchange, to the shareholders of the LNMNV. The new shares will comprise approximately 140 million class A shares and approximately 385 million class B shares of the Company. On October 11, 2004 LNM Holdings N.V. declared an interim dividend of $2,000 ($4.00 per common share) to the Company’s shareholder.

      Simultaneously, Ispat International N.V. and International Steel Group Inc. (“ISG”) announced that their Boards of Directors have unanimously approved a definitive agreement under which the Company and ISG will merge. Under the terms of the agreement, ISG shareholders will receive $21.00 per share in cash and a number of the Company shares equal to $21.00 divided by the average closing price of the Company for the 20 trading days prior to closing, up to a maximum of 0.6087 shares and a minimum of 0.4793 shares. The value in the merger would be $42.00 per ISG share, or $4.5 billion in the aggregate if the average price of the Company’s shares for the 20 trading days prior to the merger is between $34.50 and $43.81 per share. ISG shareholders will be able to elect between cash and the Company’s shares, subject to pro ration such that 50% of the total consideration will be in cash and 50% will be in the Company’s shares. The closing price of the Company and ISG shares on Friday, October 22, 2004 on the NYSE were $25.34 and $29.68, respectively.

      In October 2004, The Algerian Operating Subsidiary availed a loan of $25 from IFC, pursuant to loan agreement signed in June 2003, repayable between 2006 and 2012.

      On October 11, 2004, LNM Holdings declared a dividend of $2,000 million. Against this LNM Holdings has made dividend payments totaling $625 million through February 8, 2005, and the balance will be paid in 2005.

      On December 15, 2004, the Company signed an amendment to the Ispat Sidex Share Purchase Agreement resulting in the termination of its 5 year exemption to pay corporate income taxes and receive other economic incentives previously provided to Ispat Sidex. This amendment has prospective impact beginning January 1, 2005, and has resulted in the Company recording a deferred tax asset of $34 in the fourth quarter of 2004. This deferred tax asset represents the tax effect of temporary differences which would have reversed within the previous tax holiday period, recovery of which is now more likely than not. Romanian taxable income will be taxed at the statutory rate (currently 16%) beginning January 1, 2005.

INTERNATIONAL STEEL GROUP INC.

CONSOLIDATED FINANCIAL STATEMENTS

as of December 31, 2002 and 2003 and for the period from inception,
February 22, 2002, through December 31, 2002
and the year ended December 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

International Steel Group Inc.:

      We have audited the accompanying consolidated balance sheets of International Steel Group Inc. and subsidiaries (Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2003 and the period from inception, February 22, 2002, through December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Steel Group Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the year ended December 31, 2003 and the period from inception, February 22, 2002, through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Cleveland, Ohio

March 9, 2004

INTERNATIONAL STEEL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended December 31, 2003 and the period from inception,
February 22, 2002, through December 31, 2002

		For the Period
		from Inception
		February 22
	Year Ended	through
	December 31,	December 31,
	2003	2002

	(Dollars in millions,
	except per share data)
Net sales	$4,070.0	$933.1
Costs and expenses:
Cost of sales	3,836.9	755.3
Marketing, administrative, and other expenses	153.6	50.2
Depreciation and amortization	76.0	11.0

Total costs and expenses	4,066.5	816.5

Income from operations	3.5	116.6
Interest and other financing expense, net	50.9	2.6

(Loss) income before income taxes	(47.4)	114.0
(Benefit) provision for income taxes	(23.9)	45.9

Net (loss) income	$(23.5)	$68.1
Deemed dividend on conversion of Class B common stock	(73.6)	—

Net (loss) income applicable to common stock	$(97.1)	$68.1

(Loss) income per common share:
Basic	$(1.26)	$1.02
Diluted	$(1.26)	$0.99

See accompanying notes to consolidated financial statements.

INTERNATIONAL STEEL GROUP INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and 2002

	2003	2002

	(Dollars in millions,
	except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$193.6	$9.8
Receivables, less allowances of $36.6 and $7.3	553.9	148.8
Inventories	866.8	203.9
Assets held for sale	68.6	16.1
Prepaid and other current assets	24.5	15.7

Total current assets	1,707.4	394.3
Property, plant and equipment, net	861.9	244.8
Investments in joint ventures	27.0	14.1
Other assets	38.7	14.9

Total assets	$2,635.0	$668.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital leases	$46.8	$1.1
Accounts payable	427.9	117.8
Accrued compensation and benefits	212.9	30.5
Other current liabilities	143.9	84.7

Total current liabilities	831.5	234.1
Long term liabilities:
Debt	362.8	68.4
Capital leases	212.7	—
Environmental liabilities	161.2	44.5
Pensions and other retiree benefits	101.0	0.3
Other obligations	16.6	16.6

Total liabilities	1,685.8	363.9
Stockholders’ equity:
Preferred Stock, $0.01 par value per share, authorized 5,000 shares, none issued	—	—
Common Stock, $0.01 par value per share, authorized 108,600,000 shares, 97,470,609 and 69,663,280 issued and outstanding	1.0	0.7
Additional paid-in capital	972.2	235.4
Retained (deficit) earnings	(29.0)	68.1
Accumulated other comprehensive income	5.0	—

Total stockholders’ equity	949.2	304.2

Total liabilities and stockholders’ equity	$2,635.0	$668.1

See accompanying notes to consolidated financial statements.

INTERNATIONAL STEEL GROUP INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the year ended December 31, 2003 and the period from inception,
February 22, 2002, through December 31, 2002

							Accumulated
			Class B Common				Other	Total
	Common Stock		Stock		Additional	Retained	Compre-	Stock-
					Paid-in	Earnings	hensive	holders’
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income	Equity

	(Dollars in millions)
Balance, February 22, 2002	—	$—	—	$—	$—	$—	$—	$—
Proceeds from equity offering on April 22	64,874,020	0.7	—	—	174.3	—	—	175.0
Proceeds from equity offering on October 10	4,789,260	—	—	—	61.1	—	—	61.1
Net income	—	—	—	—	—	68.1	—	68.1

Balance, December 31, 2002	69,663,280	$0.7	—	$—	$235.4	$68.1	$—	$304.2
Proceeds from Class B Common Stock equity offering on May 7	—	—	7,994,623	0.1	156.6	—	—	156.7
Class B Common Stock issued upon Bethlehem acquisition	—	—	765,306	—	15.0	—	—	15.0
Proceeds from stock option exercise	72,400	—	—	—	0.2	—	—	0.2
Proceeds from initial public equity offering on December 12	18,975,000	0.2	—	—	491.4	—	—	491.6
Conversion of Class B Common Stock to Common Stock with initial public equity offering on December 12	8,759,929	0.1	(8,759,929)	(0.1)	—	—	—	—
Deemed dividend on Class B Common Stock					73.6	(73.6)	—	—
Net gains on derivative instruments designated as cash flow hedges	—	—	—	—	—	—	5.0	5.0
Net loss	—	—	—	—	—	(23.5)	—	(23.5)

Balance, December 31, 2003	97,470,609	$1.0	—	$—	$972.2	$(29.0)	$5.0	$949.2

See accompanying notes to consolidated financial statements.

INTERNATIONAL STEEL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended December 31, 2003 and the period from inception,
February 22, 2002, through December 31, 2002

		For the Period
		from Inception
		February 22, 2002
	Year Ended	through
	December 31,	December 31,
	2003	2002

	(Dollars in millions)
Cash flows from operating activities:
Net (loss) income	$(23.5)	$68.1
Adjustments for items not affecting cash from operating activities:
Depreciation and amortization	76.0	11.0
Deferred income taxes	20.5	(5.3)
Other	16.2	(7.0)
Changes in working capital and other items:
Receivables	11.2	(145.7)
Inventories	67.5	(151.5)
Accounts payable	58.5	56.3
Accrued income taxes	(74.0)	30.1
Pension and other retiree benefits expense more than payments	67.9	0.3
Other	68.6	32.1

Net cash provided by (used in) operating activities	288.9	(111.6)

Cash flows from investing activities:
Capital expenditures and investments	(96.9)	(48.1)
Acquisitions, net of cash received	(822.6)	(144.3)
Proceeds from sales of assets	34.3	14.3

Net cash used in investing activities	(885.2)	(178.1)

Cash flows from financing activities:
Borrowings under revolving credit facility	941.6	867.9
Payments under revolving credit facility	(1,002.3)	(807.2)
Proceeds from long-term debt	710.0	8.8
Payments on long-term debt	(469.3)	—
Payments on capital leases	(23.7)	—
Issuance of common stock, net	648.5	236.2
Deferred financing fees	(24.7)	(6.2)

Net cash provided by financing activities	780.1	299.5

Increase in cash and cash equivalents	183.8	9.8
Cash and cash equivalents— beginning of period	9.8	—

Cash and cash equivalents— end of period	$193.6	$9.8

Other information:
Interest paid	$34.3	$1.4
Interest capitalized	0.4	0.3
Income taxes paid	30.0	21.2
Capital lease obligation incurred	0.2	—

See accompanying notes to consolidated financial statements.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002
(Dollars in millions, except per share data)

(1) Summary of Significant Accounting Policies

(a) Basis of Presentation

      These consolidated financial statements include the accounts of International Steel Group Inc. and its consolidated subsidiaries (ISG or the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in joint ventures are accounted for under the equity method of accounting, except an iron ore-mining venture, which is pro rata consolidated. Certain prior period amounts have been reclassified to conform to the current period presentation.

(b)	Nature of Operations

      ISG was organized in February 2002 to acquire the principal steelmaking and steel finishing assets from The LTV Corporation (LTV) and began operations in April 2002. In October 2002, ISG acquired the compact strip mill and basic oxygen furnace of Acme Steel Corporation (Acme). In May 2003, ISG acquired substantially all the assets of Bethlehem Steel Corporation and subsidiaries (Bethlehem). See Note 2, Acquisitions, for additional information. ISG is a domestic manufacturer of light flat-rolled, plate and rail steel products whose customers are located primarily in the United States of America. ISG reports its activities as a single segment and serves the automotive, appliance, transportation, machinery and construction markets, either directly or through steel service centers.

      The table below shows ISG’s shipments by product for the 2003 and 2002 periods.

	2003	2002

	Actual
Hot Rolled	46%	71%
Cold Rolled	19%	22%
Coated	20%	7%
Plate	8%	—
Tin Plate	4%	—
Rail and other	3%	—

	100%	100%

(c)	Revenue Recognition

      Revenue is recognized at the time products are shipped in accordance with customer instructions and when all substantial risks of ownership are transferred to the customer.

      ISG provides a full allowance for estimated claims for products that have been shipped that may not meet customer specifications. ISG tests its steel products before shipment to provide assurance that they meet customer specifications. ISG’s sales agreements do not contain “acceptance” or “right of return” clauses. The allowance is calculated based on claims that have been submitted but not resolved and anticipated future claims based on historical experience. The allowance for claims is a component of the accounts receivable allowances disclosed on the balance sheet and the provision for claims is a component of net sales.

(d)	Stock Based Compensation

      The Company accounts for stock based compensation under the fair value method as permitted under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

(e)	Amortization of Debt Issue Costs

      The Company capitalizes certain debt issuance costs and amortizes them on a straight-line basis over the expected term of the debt. In the event of an early termination of debt, the unamortized amounts are expensed in the period of termination.

(f)	Income Taxes

      Income taxes are accounted for under the asset and liability method that requires deferred income taxes to reflect the future tax consequences attributable to differences between the tax and financial reporting bases of assets and liabilities. Deferred tax assets and liabilities recognized are based on the tax rates in effect in the year in which differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management based on available evidence, it is more likely than not that some or all of any net deferred tax assets will not be realized.

(g)	Earnings per Share

      Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the net incremental shares issuable upon the assumed exercise of stock options and conversion of convertible debt as if the conversion occurred at the beginning of the period.

(h)	Cash and Cash Equivalents

      Cash and cash equivalents consist of highly liquid instruments with an original maturity of three months or less and are carried at cost, which approximates market value.

(i)	Inventories

      Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method of accounting for about 20% of the inventories at December 31, 2003 and the balance is determined using the first-in, first-out (FIFO) or average cost method. We plan to adopt LIFO for all inventories in 2004. The components of inventories follow:

	December 31,

	2003	2002

FIFO or average cost:
Raw materials	$291.0	$75.1
Finished and semi-finished goods	612.0	150.4

	903.0	225.5
LIFO reserve	(36.2)	(21.6)

Total	$866.8	$203.9

      During 2003, liquidation of LIFO inventory quantities reduced cost of sales by about $9.0. Inventories acquired in a business combination were valued at fair market value less, for in-process and finished goods, costs to complete processing and a reasonable profit for selling efforts. As a result, the value assigned to inventory acquired from Bethlehem, see Note 2, Acquisitions, and cost of sales for 2003 were $40.8 higher than our production costs.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

(j)	Assets Held for Sale

      Properties expected to be sold within one year are recorded as assets held for sale at the lower of the carrying value or fair value, less costs to sell. These assets are not depreciated while classified as held for sale. The net expense relating to all assets classified as held for sale was $7.0 and $0.6 in 2003 and 2002.

(k)	Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are 20 years for buildings and range from 3 to 10 years for machinery and equipment. Repairs and maintenance that do not significantly improve or extend the lives of the respective assets are expensed as incurred throughout the year.

      The components of Property, plant and equipment, net follow:

	December 31,

	2003	2002

Land and land improvements	$31.5	$17.0
Buildings	70.0	21.7
Machinery and equipment	796.6	206.0
Construction in progress	50.2	11.1

Total	948.3	255.8
Accumulated depreciation and amortization	(86.4)	(11.0)

Total property, plant and equipment, net	$861.9	$244.8

(l)	Long-lived Assets

      Long-lived assets are subject to an impairment assessment if there are circumstances that indicate the carrying amount may no longer be recoverable from future operations or sale. The amount of the impairment recognized, if any, is the difference between the carrying amount and the fair value of the asset.

(m)	Contingencies

      Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

      The Company’s estimates of environmental remediation liabilities are based on current technology and existing laws and regulations and site-specific estimated costs. The liabilities recognized under business combination accounting were recorded at their net present value. These amounts are adjusted for accretion of the discount and when the effect of new information or changes in law or technology can be reasonably estimated. Required future recognition of any environmental liabilities relating to currently owned properties will not be discounted.

(n)	Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

(o)	Market Risk

      ISG is exposed to fluctuations in interest rates and the prices of certain commodities such as natural gas, fuel oil, coke, steel scrap, iron ore and various non-ferrous metals. Management is authorized to use various financial instruments where available to manage the exposures associated with these fluctuations. ISG may employ the use of futures, forwards, collars, options and swaps to manage certain exposures when practical. By policy, ISG does not enter into such contracts for the purpose of speculation. These policies include establishing a risk management philosophy and objectives, providing guidelines for derivative usage and establishing procedures for control and reporting of derivative activity. The change in value of the effective portion of financial instruments used to hedge certain exposures is reported as a component of other comprehensive income and is reclassified into earnings in the same period during which the hedged transactions affect earnings.

(p)	Recent Accounting Pronouncements

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 as revised in December 2003, addresses consolidation by business enterprises of variable interest entities and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. It is based on the concept that companies that control another entity through interests other than voting interests should consolidate the controlled entity. Interpretation No. 46 and its revision did not have an effect on the Company’s consolidated financial position, results of operations or cash flows.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an effect on the Company’s consolidated financial position, results of operations or cash flows.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares of stock in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an effect on the Company’s consolidated financial position, results of operations or cash flows.

      In December 2003, the FASB revised SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postemployment Benefits. SFAS No. 132 (revised 2003) requires additional disclosure on the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans in the notes to consolidated financial statements. The disclosures include describing the types of plan assets, investment strategy, measurement dates, plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. The Company adopted SFAS No. 132 (revised 2003) as of December 31, 2003. Since this statement requires changes in disclosure only, it did not have any effect on the Company’s consolidated financial position, results of operations or cash flows.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

(2)	Acquisitions

      In 2002, ISG acquired certain steelmaking and finishing assets that had been idled and assumed certain liabilities of LTV and Acme that were in bankruptcy proceedings. In May 2003, ISG acquired substantially all the assets and assumed certain liabilities of Bethlehem, which was in bankruptcy proceedings. The acquisition of the Bethlehem net assets was accounted for as a business combination. Bethlehem’s results have been included in the consolidated financial results since May 1, 2003.

      The following unaudited pro forma data for ISG includes the results of operations of the Bethlehem acquisition as if it had been consummated on April 1, 2002, including the effects of the new labor agreement as it pertains to the former Bethlehem facilities and the financings incurred to fund the acquisition. Thus the unaudited pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it indicative of future results of operations.

	2003	2002

	(Unaudited)
Net sales	$5,308.7	$3,701.7
Net income	75.7	180.5
Net income applicable to common stock	2.1	180.5
Income per share
Basic	$0.03	$2.47
Diluted	$0.03	$2.37

      The purchase agreement included a minimum working capital requirement at closing and requires Bethlehem to return to ISG any excess cash after all secured, administrative and priority claims in Bethlehem’s bankruptcy case have been paid. As a result, ISG received cash subsequent to the purchase date from Bethlehem for working capital adjustments and excess cash. Additional amounts could be received pending resolution of certain legal and contingent issues.

      ISG created the transition assistance program to assist departing USWA–represented Bethlehem employees. This program affects about 2,100 former employees and we expect to pay the remaining liability of $23.6 recorded at December 31, 2003 during 2004. The following amounts have been paid (received) in connection with the Bethlehem purchase through December 31, 2003:

Cash paid at closing	$752.3
Cash acquired	(90.2)

Net cash paid at closing	662.1
Subsequent required installments paid	120.0
USWA transition assistance program payments	81.6
Cash received for working capital adjustments and amounts not needed for secured, priority and administrative claims	(41.1)

Cash paid, net	$822.6

      ISG has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed or recognized in the Bethlehem purchase based on their estimated fair values. ISG has not yet received all information expected to determine the final values to be assigned to all assets and liabilities acquired as it relates to certain legal and contingent issues. Values currently assigned are based on best estimates. The fair value of the net assets acquired from Bethlehem was in excess of the purchase price, resulting in negative

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

goodwill. In accordance with SFAS No. 141, Business Combinations, the negative goodwill was allocated as a pro rata reduction of the amounts that would have otherwise been assigned to the acquired non-current assets, primarily property, plant and equipment and intangible assets, based on their relative fair values.

      The amounts recorded for the net assets acquired follows:

	Bethlehem	Acme	LTV

Acquired assets:
Receivables, net	$379.2	$—	$—
Inventories	730.3	—	52.4
Prepaids and other current assets	5.1	—	3.2
Assets held for sale	85.7	—	30.4
Intangible assets	26.5	—	—
Property, plant and equipment	602.8	67.9	135.2
Other noncurrent assets	15.4	—	13.6

	1,845.0	67.9	234.8
Acquired liabilities:
Current portion of long term debt and capital lease obligations	32.7	—	—
Accounts payable	251.4	—	—
Accrued expenses and other current liabilities	130.1	3.9	64.8
Long term debt and capital lease obligations	358.9	—	—
Long term environmental liabilities	144.0	3.1	86.6
Long term pension and retiree benefits	82.5	—	—
Other long term obligations	7.8	—	—

	1,007.4	7.0	151.4

Net assets recorded	837.6	60.9	83.4
Value of stock issued	(15.0)	—	—

Cash paid, net	$822.6	$60.9	$83.4

      See Note 4, Income Taxes, regarding federal income tax issues related to the acquisition of the Bethlehem assets.

      Intangible assets consist of $5.5 assigned to patents with an estimated useful life of 16 years and $21.0 assigned to favorable supply contracts that were being amortized over the term of the associated contracts ranging from one to four years. ISG recognized $11.3 of expense during 2003 related to these intangibles. At December 31, 2003, the remaining balance of these intangible assets was reduced to zero through a provision for deferred federal income taxes.

(3)	Stock Compensation

      The Company recognizes compensation expense for its stock compensation program in accordance with the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of expense for stock based compensation on their fair value on the measurement date.

      ISG’s Key Employees’ Incentive Stock Option Plan provides that common stock options may be granted to key employees and officers with exercise prices at no less than the market value on the grant date. Outstanding options vest in four equal annual installments and expire six years after date of grant. The Company’s initial public offering of common stock on December 12, 2003 caused vesting of certain options to

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

be accelerated in 2003. If there is a change of control of 50% or more of the voting stock of the Company, all remaining unvested options will vest immediately. The fair value of options granted in 2003 was determined to be zero. The fair value of the options granted in 2002 is $9.4, of which, $3.3 and $2.9 were recognized as compensation expense during 2003 and 2002. These fair values were determined on the measurement date using the Black-Scholes option-pricing model under the following assumptions: risk-free rate of return of 3.04%; dividend yield of 0%; and the options are anticipated to be exercised upon vesting.

	2003		2002

		Weighted		Weighted
		Average		Average
	Shares	Price	Shares	Price

Options outstanding at beginning of the year	7,167,600	$2.76	—	$—
Granted	1,038,940	25.55	7,464,440	2.76
Exercised	(72,400)	2.76	—	—
Canceled/forfeited	(760,200)	2.76	(296,840)	2.76

Options outstanding at end of period	7,373,940	$5.97	7,167,600	$2.76

Options exercisable at end of period	2,619,975	$2.76	—	$—

      ISG has a Stock Appreciation Rights Plan (stock rights) for certain key employees that provides employees a cash payment after vesting for the difference between the stock rights price and the market value of the stock on the date of exercise, with the award limited to 200% of the stock rights price. Stock rights vest in four substantially equal installments and expire five years after grant. The Company granted 188,481 and 1,248,900 stock rights and recognized compensation expense of $2.5 and $0.5 during 2003 and 2002.

(4)	Income Taxes

      The components of the (benefit) provision for income taxes follows:

	2003	2002

(Benefit) provision:
Current
Federal	$(42.5)	$42.5
State	(1.9)	8.7
Deferred	20.5	(5.3)

Total	$(23.9)	$45.9

      A reconciliation of the statutory U.S. tax rate to the recorded effective tax rate follows:

	2003	2002

Taxes at statutory rate	(35.0)%	35.0%
Benefits of acquired tax attributes	(11.7)	—
Depletion	(2.8)	—
State and local income taxes net of federal effect	(1.5)	4.6
Other	0.7	0.7

Tax	(50.3)%	40.3%

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      Significant components of deferred income tax assets and (liabilities) follow:

	December 31,

	2003	2002

Temporary differences— assets (liabilities):
Plant and equipment	$378.2	$—
State deferred income taxes	163.7	—
Environmental liabilities	76.3	22.8
Capitalized leases	65.8	—
Compensation and benefits	48.1	2.0
Accruals and reserves	45.0	2.5
Vacation accruals	26.2	3.8
Inventories	16.1	2.5
Joint ventures	15.4	—
Other	18.3	14.6

Total assets	853.1	48.2

Prepaid expenses	(9.7)	—
LIFO inventories	(5.0)	(2.2)
Other	(3.5)	(0.2)
Plant and equipment	—	(40.5)

Total liabilities	(18.2)	(42.9)

Net operating loss carryforwards	399.6	—
AMT credit carryfoward	25.8	—
Valuation allowance	(1,260.3)	—

Net deferred tax asset	$—	$5.3

      Temporary differences represent the cumulative taxable or deductible amounts recorded in the consolidated financial statements in different years than recognized in the income tax returns.

      The acquisition of the Bethlehem assets was structured as a tax-free reorganization under Internal Revenue Code (IRC) Section 368 (a)(1)(G). The historic tax attributes of Bethlehem are, therefore, carried over to the ISG consolidated federal income tax return. These tax attributes are composed principally of net operating loss (NOL) carryforwards, alternative minimum tax (AMT) credit carryforwards and temporary differences related to the tax basis of property, plant and equipment. The net deferred tax assets acquired related to these tax attributes were not recognized at the date of acquisition because there were a number of required actions related to, among other matters, Bethlehem’s plan of liquidation under federal bankruptcy law. During the fourth quarter of 2003, among other events, the Bankruptcy Court confirmed Bethlehem’s plan of liquidation, which subsequently became effective on December 31, 2003. Accordingly, in the fourth quarter, we determined that it was appropriate to recognize the acquired net deferred tax assets and any related valuation allowance.

      IRC Section 382 restricts any excess tax depreciation and other deductions attributable to Bethlehem’s higher historic tax basis for five years and limits the annual utilization of Bethlehem’s NOL carryforwards. Realization of these future tax benefits is subject to our ability to generate sufficient future taxable income and agreement by the Internal Revenue Service to the transaction structure. We estimate the deferred tax assets acquired from Bethlehem to be about $1,300.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      SFAS No. 109, Accounting for Income Taxes, requires that we record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of sufficient future taxable income during periods in which those temporary differences become deductible and before the expiration of the NOL carryforwards. Because of ISG’s two-year existence, limited financial performance and cumulative tax loss from inception, it is management’s judgment that SFAS No. 109 requires the recording of a full valuation allowance for net deferred tax assets that resulted in a $5.3 provision for deferred income taxes for 2003. The requirement for this valuation allowance will be evaluated on a regular basis in light of the changing evidence. In addition, generally accepted accounting principles require that we recognize any tax benefits of the Bethlehem acquisition realized in 2003 through the income statement only after writing off any remaining intangible assets acquired from Bethlehem. Accordingly, in the fourth quarter of 2003, we wrote off $15.2 of intangible assets as a provision for deferred income taxes.

      In the future, if it is determined that it is more likely than not that the deferred tax assets will be realized based upon the available evidence, including actual taxable results and other sources of future taxable income, we will reduce the valuation allowance by providing a federal income tax benefit in that year.

      At December 31, 2003, ISG had regular tax NOL carryforwards of about $1,060 acquired from Bethlehem as limited by IRC Section 382, and with about $80 arising in 2003, AMT loss carryforwards acquired from Bethlehem of about $1,300 and AMT credit carryforwards acquired from Bethlehem of approximately $25. The NOL and AMT loss carryforwards will expire in varying amounts from 2005 through 2023 if we are unable to generate sufficient amounts of taxable income in the future. Approximately $630 of the NOL carryforwards expire between 2005 and 2008. AMT credits can be carried forward indefinitely.

(5)	Income (loss) per Share

      The following table presents calculations of income (loss) per share of common stock:

	2003	2002

Net (loss) income	$(23.5)	$68.1
Deemed dividend on the conversion of Class B common stock	(73.6)	—

Net (loss) income applicable to common stock	$(97.1)	$68.1

Weighted average number of shares of common stock outstanding— Basic	77.1	66.5
Incremental shares issuable upon assumed conversion	—	2.4

Total shares— Diluted	77.1	68.9

(Loss) income per share:
Basic	$(1.26)	$1.02

Diluted	$(1.26)	$0.99

      The basic and diluted loss per share are the same for 2003 because incremental shares issuable upon conversion are anti-dilutive.

      The Class B common stock was issued in 2003 for cash and in connection with the acquisition of the Bethlehem assets. It was identical in all respects to common stock, except that it contained an automatic conversion to common stock upon ISG’s initial public offering at a conversion ratio per share equal to (1) $92,500, divided by (2) the product of (a) the price per share paid by the public in the initial public offering multiplied by (b) 0.7, divided by (3) 3,620. Upon the completion of the offering on December 12, 2003, therefore, the Class B common stock automatically converted into 8,759,929 shares of common stock at

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

the $28 per share price of the public offering. The conversion of the Class B common stock resulted in a one-time “deemed dividend” to the holders of the Class B common stock of $73.6. The “deemed dividend” was recognized on the balance sheet as a reclassification from retained earnings to paid in capital in excess of par value. This transaction had no impact on cash flows or net income. The “deemed dividend,” however, is required to be treated similar to a preferred stock dividend in the calculation of loss per share of common stock by deducting it from net loss to arrive at net loss applicable to common stock, increasing the 2003 loss per common share by $0.95 from $0.31 to $1.26.

(6)	Comprehensive Income (Loss)

      The Company has financial instruments that are designated as cash flow hedges for natural gas, the effective portion of the change in value of these financial instruments is reported as a component of other comprehensive income and is reclassified into earnings in the same period during which the hedged transactions affect earnings. At December 31, 2003, the Company recognized $5.0 in both prepaid expenses and in other comprehensive income related to the cash flow hedges. Total comprehensive loss was $18.5 for the year ended December 31, 2003.

(7)	Long-term Debt and Capital Lease Obligations

      Components of long-term debt and capital leases follow:

	December 31,

	2003	2002

Debt— Notes and loans:
Credit Facilities, Tranche B, LIBOR plus 3.5%, Due May 2007	$266.8	$—
G. E. Facility, Variable, Due May 2006	—	60.7
Columbus Coatings financing, Variable, Due August 2008	57.8	—
PBGC convertible note, 6%, Due May 2007	35.0	—
Coal Act Subordinated Note, 9%, Due September 2005	7.0	—
Industrial Revenue Bonds, 5.8%, Due May 2007	4.9	6.0
Acme Steel Promissory Note, 7.75%, Due October 2007	2.8	2.8

Total debt	374.3	69.5
Current portion	(11.5)	(1.1)

Total long-term debt	$362.8	$68.4

Capital lease obligations:
Coke oven battery, approximately 5%, payable 2004-2014	$174.2	$—
Wide slab caster, 9.86%, payable 2004-2005	39.2	—
Iron ore vessel, 13%, payable 2004-2009	21.9	—
Other	12.7	—

Total capital lease obligations	248.0	—
Current portion	(35.3)	—

Total long-term capital lease obligations	$212.7	$—

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      The maturities of long-term debt and required capital lease payments at December 31, 2003 follows:

2004	$46.8
2005	63.4
2006	32.1
2007	345.6
2008	37.4
2009 and beyond	97.0

Total	$622.3

      ISG had a $200.0 Revolving Credit Facility with GE Capital Commercial Finance (GE Facility) that was replaced on May 7, 2003. The GE Facility was collateralized by the inventory and accounts receivable of ISG with interest payable at the option of ISG at the prime rate plus 1.25% or LIBOR plus 2.75%. During the second quarter 2003, $3.7 of debt issuance costs was expensed related to the early termination of this credit facility.

      In connection with the Bethlehem acquisition, the Company entered into new $1.0 billion credit facilities (Credit Facilities) that are collateralized by inventory, accounts receivable, real property and capital stock. The new Credit Facilities consist of a three-year $350.0 revolving credit facility, a two-year $250.0 tranche A term loan facility and a four-year $400.0 tranche B term loan facility. A total of $700.1 was borrowed under the facilities at May 7, 2003. Borrowings under the revolving credit facility are subject to overall leverage ratios and bear interest, at the option of ISG, at a floating rate equal to either LIBOR plus a margin ranging from 2.00% to 3.50% per annum or the Prime rate plus a margin ranging from 1.00% to 2.50% per annum. Borrowings under the tranche A term loan bore interest at a floating rate equal to either LIBOR plus 3.25% per annum or the Prime rate plus 2.25% per annum. The borrowings under the tranche B term loan bear interest at a floating rate equal to either LIBOR plus 3.50% per annum or the Prime rate plus 2.50% per annum. In October 2003, we amended certain covenants, increasing the interest rates by 0.5 percentage points. Commitment fees are payable quarterly for the unused portion of the total loan commitment with the rates ranging from 0.25% to 0.50% per annum. The Company is subject to various financial covenants including a minimum borrowing availability, limitations on capital expenditures, minimum fixed charges coverage, maximum leverage ratios, minimum net worth and minimum earnings before interest, taxes, depreciation and amortization (EBITDA) as defined in the agreement governing the Credit Facilities. The revolving credit facility may be withdrawn if a material adverse effect or event of default has occurred and the Company is unable to remedy the event in a timely manner as defined in the agreement.

      On December 18, 2003, the tranche A term loan was repaid in full and the $132.1 of the tranche B term loan was repaid using a portion of the proceeds from ISG’s initial public offering of common stock as required by the Credit Facilities. The amounts repaid are not eligible to be borrowed again during the remaining term of the Credit Facilities.

      At December 31, 2003, based on outstanding letters of credit, eligible accounts receivable, and inventories, the Company had unused borrowing capacity under the revolving credit facility of $239.1 and the weighted average interest rate on all outstanding borrowings under the facilities was 5.178% per annum. Payments of dividends are restricted by the minimum fixed charges coverage ratio which includes dividend payments as a component. Amounts available for payment of dividends and other restricted payments at December 31, 2003 were $52.5.

      Also in connection with the Bethlehem acquisition, ISG assumed a credit facility from Columbus Coatings Corporation, a subsidiary of Bethlehem. Borrowings under the facility bore interest at a floating rate

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

equal to LIBOR plus 5.0% per annum. The facility was paid in full on August 8, 2003, when ISG entered into a new loan agreement with GE Capital Corporation for $60.0. The loan bears interest at the greater of 5.75% per annum or the Eurodollar base rate plus a margin of 4.25% per annum. Monthly principal payments are $0.5 and increase to $1.7 beginning September 15, 2006 through maturity.

      The convertible note to the Pension Benefit Guaranty Corporation (PBGC) requires semi-annual interest payments beginning January 1, 2004, and the principal is due in full on May 6, 2007. The note is convertible, at the PBGC’s option, into 29,240.55 shares of ISG’s common stock for each $1 of principal and accrued interest outstanding. At December 31, 2003, the note was eligible to be converted into 1,064,015 shares of ISG common stock.

      The Coal Act subordinated note to the United Mine Workers of America 1992 Benefit Plan and the UMWA Combined Benefit Fund was paid in full in January 2004.

      The industrial development bonds bear interest at 5.8% and require monthly sinking fund payments of $0.1 for principal and interest beginning in December 2002. These bonds are secured by the Cleveland plant facilities.

      The promissory note payable to Acme was paid in full in January 2004.

      The amounts included in property, plant and equipment for capital leases were $179.4 (net of $11.3 of accumulated amortization) at December 31, 2003. The capital lease on a coke oven battery at the Burns Harbor facility requires payments in 2004 based on the cost and amount of coke production, which is estimated to be $25.6 and minimum monthly payments of $0.5 beginning in January 2005 with additional payments based on coke production. The capital lease on the slab caster at the Sparrows Point facility requires quarterly payments of $2.3 in 2004 with the balance due in 2005. The capital lease on an ore vessel requires monthly payments of $0.5.

      The Company believes that the carrying amount of its long-term debt at December 31, 2003 approximates fair market value.

      ISG, the parent corporation, has no independent assets or operations. Substantially all of its subsidiaries are full and unconditional guarantors of the debt and the guarantees are joint and several. All non-guarantor subsidiaries of ISG in the aggregate are minor. There are no restrictions on the ability of ISG or the guarantor subsidiaries to obtain funds from their respective subsidiaries.

(8)	Contingencies

      ISG is subject to various legal actions and contingencies in the normal course of conducting business. ISG recognizes liabilities for such matters when a loss is probable and the amount can be reasonably estimated. The effect of the ultimate outcome of these matters on future results of operations and liquidity cannot be predicted with any certainty. While the resolution of these matters may have a material effect on the results of operations and cash flows of a particular quarter or year, the Company believes that the ultimate resolution of such matters in excess of liabilities recorded will not have a material adverse effect on its competitive position or financial position.

      ISG is subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, as well as certain remediation activities that involve the clean up of environmental media such as soils and groundwater. If, in the future, the Company is required to investigate and remediate any currently unknown contamination and wastes or new information is obtained about required remediation activities at plant sites, ISG could be required to record additional liabilities.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      Undiscounted environmental liabilities related to the acquisition of the net assets from Bethlehem, Acme and LTV in the amount of $337.6 were recorded at their fair value based on engineering estimates discounted to their net present value using an 8% discount rate, resulting in recorded environmental liabilities of $216.2 at the acquisition dates.

      The table below represents the amounts recorded for environmental liabilities discounted at 8%:

	2003	2002

Beginning balance	$56.4	$—
Liabilities recognized at acquisition	159.0	57.2
Accretion and changes in estimates and timing of spending	1.0	3.5
Spending for remediation	(8.0)	(4.3)

Total	208.4	56.4
Total current portion included in other current liabilities	(47.2)	(11.9)

Long term balance at year end	$161.2	$44.5

      The 2003 current portion includes $13.5 related to assets held for sale.

      Environmental expenditures related to these liabilities for the next five years and thereafter are expected to be:

2004	$47.2
2005	25.7
2006	37.0
2007	19.8
2008	17.1
2009 and thereafter	168.6

Total— undiscounted	$315.4

      The accrued environmental liabilities are estimates. The significant assumptions that underlie our estimates may be impacted by changing circumstances that affect the reasonableness of such estimates and including the following:

•	the legal analysis applied to determining the existence of a liability or obligation,

•	the nature and scope of the liability or obligation,

•	the technical data utilized to evaluate engineering or other actionable solutions to address the liability or obligation,

•	the financial data utilized to calculate a range of cost estimates to effect an engineering or other solution to the liability or obligation,

•	the selected engineering or other action,

•	regulations and other governmental requirements applicable to the liability or obligation, and

•	the financial obligation to address the liability or obligation is solely that of ISG.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      Changing circumstances that may impact the reliability and precision of the estimates include:

•	the changes in the assumptions underlying the estimate,

•	a change in factors or laws that may affect the nature and scope of the liability or obligation,

•	new information that may impact the range of engineering or other actions that are appropriate and feasible to address the liability or obligation, and

•	a change in applicable markets and economies that impact costs.

      The components of accrued environmental liabilities based on engineering estimates are described below in the context of applicable environmental regulation by relative locations.

      Under the Resource Conservation and Recovery Act (RCRA) and similar U.S. state programs, the owners of certain facilities that manage hazardous wastes are required to investigate and, if appropriate, remediate historic environmental contamination found at such facilities. All of ISG’s major operating and inactive facilities are or may be subject to a corrective action program or other laws and regulations relating to environmental remediation, including projects relating to the reclamation of industrial properties, also known as brownfield projects.

      At ISG’s properties in Lackawanna, New York, a RCRA Facility Investigation, or RFI, is nearing completion. A report will be submitted to U.S. Environmental Protection Agency, or EPA, and the New York State Department of Environmental Conservation, or NYDEC, for approval. ISG has estimated that the undiscounted future cost of performing anticipated remediation and post remediation activities will be about $72 and will be completed over a period of 15 years or more. The accrual is based on the extent of soil and groundwater contamination identified during the RFI process and probable remedial alternatives, including excavation and consolidation of contaminates in an on-site landfill and operation of a groundwater pump and treat system.

      ISG has agreed with the U.S. EPA and the Maryland Department of the Environment to a phased RFI as part of a comprehensive multimedia pollution consent decree with respect to ISG’s Sparrows Point, Maryland facility, which was entered by the U.S. District Court for Maryland on October 8, 1997. The consent decree requires ISG to address compliance, closure and post-closure care matters and implement corrective measures associated with two onsite landfills (Gray’s Landfill and Coke Point Landfill), perform a site-wide investigation required by Section 3008(h) of RCRA, continue the operation and maintenance of a remediation system at an idle rod and wire mill, and address several pollution prevention items, such as, reducing the generation of iron kish, and recycling blast furnace water treatment slurry and onsite wastewater treatment plant sludge. The potential costs, as well as the time frame for the complete implementation of possible remediation activities at Sparrows Point, cannot be reasonably estimated until more of the investigations required by the decree have been completed and the data analyzed. Notwithstanding the above, it is probable, based on currently available data, that remediation will be required at the former coke plant. In addition, pursuant to the order of the U.S. District Court for Maryland, ISG also must implement corrective measures at the Gray’s Landfill and Coke Point Landfill and post-closure care at the former Rod and Wire Mill Area. The total undiscounted cost of these related matters is estimated to be approximately $43.

      Idled mining operations located in western Pennsylvania near Johnstown will require the prevention of acid mine drainage from discharging into surface waters. To comply with these obligations, the Company will pump and treat acid mine drainage from five closed mines and one coal refuse disposal area. The estimated undiscounted cost of the treatment combined with the establishment of required financial assurance for the long-term operation and maintenance of facilities at the mines is $32.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      ISG owns a large former integrated steelmaking site in Johnstown, Pennsylvania. The site has been razed and there are a number of historic waste disposal units, including solid and hazardous waste landfills located at the site that are subject to closure and other regulation by the Pennsylvania Department of Environmental Protection, or PaDEP. There are also historic steel and coke-making operating locations at the Johnstown site that may have caused groundwater contamination. Although potentially subject to RCRA corrective action or similar state authority, no comprehensive environmental investigations have been performed at this site to date. ISG estimates that the undiscounted costs associated with future landfill closure, site investigations and probable remediation at this facility that presently can be estimated is approximately $23.

      ISG’s facility at Indiana Harbor, Indiana is subject to a U.S. EPA 3013 Administrative Order investigation plan to assess soil and groundwater conditions associated with 14 solid waste management units. Although localized remediation activities have been conducted at this facility, additional remediation may be required after the investigation of these solid waste management units has been completed. It is not possible to estimate the cost of required remediation, if any, that may result from this investigation at this time. Also, an area of subsurface fuel oil contamination exists and is currently the subject of remediation actions. The U.S. EPA and ISG are discussing a draft administrative order with respect to the oil issue. In addition, a solid waste landfill at Indiana Harbor will require closure via an engineered capping system and post-closure care including groundwater monitoring. The total estimated undiscounted cost related to these matters that can presently be estimated is approximately $22.

      At ISG’s Burns Harbor, Indiana facility, an RFI was completed in accordance with a U.S. EPA approved work plan. Based on the results of the investigation, ISG does not believe there will be any substantial remediation required to complete the corrective action process at the facility; however, it is likely that ISG will incur future costs primarily related to long term post-closure care including groundwater monitoring. In addition, Bethlehem managed approximately one million net tons of air pollution control dusts and sludges in piles on the ground at the Burns Harbor site. While alternative means of handling this material continue to be evaluated, it is probable that ISG will incur future costs to manage this material. ISG also has a continuing obligation pursuant to a consent order issued by the U.S. District Court in Indiana to operate a collection and treatment system to control contaminated groundwater seeps from the face of a dock wall at the site. The total undiscounted costs related to these matters are estimated to be approximately $22.

      ISG’s Cleveland, Ohio facilities may be subject to RCRA corrective action or remediation under other environmental statutes. An integrated steel facility has operated on the property since the early part of the 20th century. As a result, soil and groundwater contamination may exist that might require remediation pursuant to the RCRA corrective action program or similar state programs. No RCRA corrective action has been demanded at any of the Cleveland facilities by either U.S. federal or state authorities and no comprehensive investigation of any of the facilities has been performed. However, certain limited and localized remediation activities have been or will be conducted at these sites. These remediation activities include a large permitted solid waste landfill at the site that will require installation of an engineered capping system for closure and post-closure care including groundwater monitoring in the future. The undiscounted cost of closure and post-closure care for this landfill is estimated to be approximately $14.

      There are a number of other facilities and properties, which ISG owns across the United States, which may present incidental environmental liabilities. The majority of these sites were formed pipe coating operations which may have impacted soils or groundwater. The estimated cost of future investigations and probable remediation at these sites is estimated to be about $16.

      We are spending about $4 per year to properly dispose of contaminated PCB equipment and asbestos material that periodically deteriorates. The estimated undiscounted cost of such future disposal is $48. This amount does not include costs to dispose of all such material in our facilities upon closure or dismantling.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      ISG purchased only selected assets of Bethlehem, Acme and LTV through sales in bankruptcy proceedings. The sales orders issued by the U.S. Bankruptcy Courts having jurisdiction over each transaction explicitly provide that the sellers retained asbestos-related liability, and that ISG shall not be deemed as a successor to any seller with respect to asbestos-related liabilities or any other matter. Despite the foregoing, it is possible that future claims with respect to historic asbestos exposure might be directed at us. The Company considers the risk of incurring liability as the result of such claims extremely remote.

      In 2003, the Company spent approximately $90 for recurring costs to manage hazardous substances and pollution in ongoing operations. Spending for environmental compliance related capital expenditures to limit or monitor pollutants was $5 in 2003 and the Company expects to spend an average of $38 per year for capital expenditures through 2008 to meet environmental standards.

      ISG has guaranteed the debt of a joint venture in the amount of $2.5 and has guaranteed a joint venture’s operating lease with annual payments of $6.6 through 2008 and one monthly payment of $0.6 in 2009.

      Other contingent liabilities with respect to product warranties and other matters arise in the normal course of business. In the opinion of management, any such unrecognized matters, would not have a material effect on the Company’s financial position, results of operations, or cash flows.

(9)	Pension and Other Postretirement Benefit Plans

      Under ISG’s labor agreement with the United Steelworkers of America (USWA), the Company and the USWA established defined contribution benefit trusts to fund pensions and retiree medical and death benefits for retirees and dependents from USWA represented bargaining units of LTV, Bethlehem and ISG. Contributions to the pension trust are an annual amount per employee for 2003 and 2002 and $1.50 per hour paid for 2003. The related expense was $45.0 ($25.9 based on hours paid and $19.1 based on number of employees) for 2003 and $7.6 (based on the number of employees) for 2002. About $5.8 was paid in 2003 and about $47.0 is expected to be paid in 2004 for prior years. Contributions to the retiree medical and death benefits trust are based on ISG’s quarterly EBITDA and certain overtime hours worked as defined in the agreement beginning in 2003. Related 2003 expense was $4.3, which will be paid in 2004.

      ISG also has a defined benefit retiree medical and death benefit plans covering USWA employees who are eligible to retire under the current labor agreements. The Company does not intend to provide similar retiree medical benefits for employees who retire after the current labor agreement expires. ISG is not required to pre-fund any benefits and expects any benefits to be paid in 2004 to be minimal.

      The accumulated postretirement benefit obligation and net periodic postretirement benefit costs presented below do not reflect the effects of the recently passed legislation “Medicare Prescription Drug, Improvement and Modernization Act of 2003.” We have not completely assessed the impact of this Act to determine if the currently existing plan will be modified and what financial impact, if any, it may have on our future expenses and obligations.

      In the Bethlehem acquisition, ISG acquired a 62.3% interest in Hibbing Taconite Company (Hibbing), an iron ore mining joint venture that is pro rata consolidated in ISG’s consolidated financial statements. Hibbing maintains a noncontributory defined benefit pension plan for hourly and salary employees with benefits based on years of service and compensation. Hibbing funds the pension plans within statutory guidelines. Hibbing also provides retiree medical and death benefits to most full-time employees with 30 years of service or employees who are 60 years of age with 15 years of service. ISG’s prorated required contribution to the plan based on net tons produced in 2003 will be $1.0 in 2004.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      ISG’s consolidated pension and other postemployment benefits information, at our measurement date of December 31, follows:

	Pension	Other Benefits

	2003	2003	2002

	(Dollars in millions)
Change in benefit obligation:
Postretirement benefit obligation at Bethlehem purchase date/beginning of period	$74.1	$32.3	$32.2
Service cost	1.5	2.9	—
Interest cost	3.0	5.8	0.1
Benefits paid	(1.7)	(0.7)	—
Plan changes (primarily additional employees from acquisition)	(2.7)	89.5	—
Net actuarial losses/ other	2.5	12.0	—

Postretirement benefit obligation at end of year	76.7	141.8	32.3

Change in plan assets:
Fair value of plan assets at Bethlehem purchase date	51.1	10.1	—
Actual return on plan assets	6.1	1.2	—
Net company contributions	2.1	—	—
Benefits paid	(1.7)	—	—

Fair value of plan assets at end of year	57.6	11.3	—

Funded status of plan:
Unfunded obligation	19.1	130.5	32.3
Unrecognized actuarial gain/ (loss)	5.8	(12.3)	—
Unrecognized prior service cost	—	(72.4)	(32.0)

Net amount recognized in the balance sheet	$24.9	$45.8	$0.3

      The accumulated benefit obligation for pensions at December 31, 2003 was $68.7.

Weighted average assumptions as of December 31 follow:
Discount rate— ISG	n/a	6.00%	6.50%
Discount rate— Hibbing	6.25%	6.25%	n/a
Expected long-term return on plan assets— Hibbing	8.50%	8.50%	n/a
Average rate of compensation increase— Hibbing	4.11%	n/a	n/a
Projected health care cost trend rate in 2004	n/a	10.00%	10.00%
Ultimate trend rate— ISG	n/a	5.50%	5.50%
Ultimate trend rate— Hibbing	n/a	5.00%	n/a
Year ultimate trend rate is achieved— ISG	n/a	2013	2012
Year ultimate trend rate is achieved— Hibbing	n/a	2009	n/a
Net periodic post retirement benefit cost:
Service cost	$1.5	$2.8	$—
Interest cost	3.0	5.8	0.1
Expected return on plan assets	(2.8)	(0.7)	—
Amortization of unrecognized prior service cost/other	0.5	11.4	0.2

Total net periodic postretirement benefit cost	$2.2	$19.3	$0.3

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      The plan asset allocations and target allocations are:

	Pension Assets		Other Benefits

	2004		2004
	Target	2003	Target	2003

Asset category:
Equity securities	70.0%	74.5%	65.0%	67.1%
Debt securities	25.0	20.5	35.0	32.9
Real estate	5.0	5.0	0.0	0.0

Total	100.0%	100.0%	100.0%	100.0%

      The expected return on plan assets represents the weighted average expected returns for each asset category. Expected returns are based on historical performance adjusted for current trends.

      A one-percentage-point increase or decrease in assumed health care cost trend rates would have the following effects:

	Increase	Decrease

Effect on total of service and interest cost components	$1.1	$(0.9)
Effect on accumulated postretirement benefit obligation	18.1	(15.2)

      As a result of the Bethlehem acquisition, ISG is required to provide lifetime medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to Bethlehem’s retirees and their surviving spouses. Upon a retiree’s death, his or her surviving spouse and dependent children may elect coverage up to an additional 36 months. ISG charges the participants a premium to participate in this program, and individuals who leave the program may not re-enter. Persons with ongoing illnesses or a high expectation of using healthcare services are more likely to enroll in this program than others. COBRA regulations preclude the use of a factor to reflect this phenomenon in establishing premiums. Therefore, ISG is likely to incur healthcare costs in excess of the premium amounts received from the participants. Accordingly, we recorded an actuarial liability of $50.9 in connection with the Bethlehem acquisition. Differences between our future experience and the actuarially expected amounts will be amortized over the expected remaining lives of the participants.

      In connection with COBRA, the following amounts were recorded:

Liability recognized at acquisition	$50.9
Interest cost on the liability	2.0
Premiums received in excess of healthcare claims and expenses	1.5

Balance: December 31, 2003	$54.4

      The amounts recorded in our balance sheet for pension, other postretirement benefits and COBRA are:

	2003	2002

Pensions	$24.9	$—
Other postretirement benefits	45.8	0.3
COBRA	54.4	—

Total	125.1	0.3
Current portion	(24.1)	(0.3)

Long-term pension and other retiree benefits	$101.0	$—

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

(10)	Commitments

      As part of the acquisition of the assets of LTV, ISG assumed a five-year supply contract to provide hot rolled bands to United States Steel Corporation (U.S. Steel) at predetermined prices. At inception, the U.S. Steel supply contract was scheduled to provide a total of 2,250,000 net tons through March 2006. The contracted selling prices to U.S. Steel were below the current market prices. Accordingly, ISG recorded a liability that is being amortized to income as the products are shipped representing the net present value of the difference between the contract prices and current market prices. In November 2003, the contract was modified as part of an asset swap agreement with U.S. Steel that was accounted for as a nonmonetary transaction. The revised contract is in effect until March 1, 2006 and requires ISG to provide U.S. Steel with up to 840,000 net tons of hot rolled bands at prices below current market price. The recorded liability of $15.0 at December 31, 2003 is being amortized into income as the products are shipped.

      We have entered into various supply agreements for services, natural gas transportation, industrial gases and certain raw materials that contain minimum annual requirements. Based upon prices in effect at December 31, 2003, the following table presents firm commitments relating to these agreements for the next five years and thereafter:

2004	$198.0
2005	239.4
2006	216.1
2007	207.5
2008	207.3
2009 and thereafter	825.3

$1,893.6

      The Company leases certain manufacturing equipment, office space and computer equipment under non-cancelable leases that expire at various dates through 2018. Rental expenses on operating leases were $23.8 for the year ended December 31, 2003 and $0.2 for the period ended December 31, 2002. Future minimum operating lease payments under non-cancelable operating leases in effect at December 31, 2003 are as follows:

2004	$34.6
2005	33.4
2006	24.0
2007	21.1
2008	20.4
2009 and thereafter	83.1

$216.6

(11)	Related Parties

      The Company has transactions in the normal course of business with various related parties. Approval by a majority of ISG’s disinterested directors is required to approve any transactions between ISG and a 5% or greater stockholder.

      Wilbur L. Ross is a director of the Company and is a principal of WL Ross and Co., which manages two funds that beneficially own 32.9% of ISG’s common stock at December 31, 2003. During the year ended December 31, 2003 and period ended December 31, 2002, the Company incurred $5.9 and $6.2 for fees and out-of-pocket expenses associated with financial advisory services.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

      Cleveland-Cliffs Inc. is a beneficial owner of 5.7% of ISG’s common stock as of December 31, 2003 and the Chairman and Chief Executive Officer was a director of ISG from ISG’s inception until February 2004. The Company has a 15-year supply agreement with Cleveland-Cliffs to purchase all of its iron ore pellet requirements for use in certain of ISG’s blast furnaces at prices that are adjusted annually for changes in the producer price index and ISG’s average realized hot rolled band selling prices. The supply agreement can be extended beyond the initial term with the consent of both parties or can be terminated at the end of the initial term with a two-year advance termination notice. During the year ended December 31, 2003 and for the period ended December 31, 2002, the Company purchased iron ore pellets for $236.1 and $119.7, respectively, under this agreement. Under the Bethlehem acquisition, ISG assumed an agreement to sell iron ore pellets to Cleveland-Cliffs that resulted in sales of approximately $20.7 since the date of acquisition.

      Park Corporation, whose Chairman and Chief Executive Officer served as a director of ISG from June 2002 to May 5, 2003, beneficially owned 9.0% of ISG’s common stock as of December 31, 2003 through Georgia Financial LLC, its wholly-owned subsidiary. The Park Corporation provided $6.4 of supplies and services to ISG during 2003. Under the Bethlehem acquisition, ISG assumed an agreement that resulted in approximately $6.9 of ingot sales to Park Corporation since the date of acquisition. All transactions with Park Corporation were at market prices.

      GE Capital is a stockholder of ISG. The Company has various capital lease arrangements financed through GE Capital and a $60.0 credit agreement for Columbus Coatings Company. Since the date of acquisition, the Company made lease payments of approximately $1.5 to GE Capital and principal payments of $2.1 under the credit agreement with Columbus Coatings Company.

      At December 31, 2003, ISG had a $4.6 account receivable from Cleveland-Cliffs, a $1.3 account receivable from Park Corporation, a $4.0 account payable to Park Corporation and a $57.8 debt to GE Capital under a credit agreement with Columbus Coatings Company.

(12)	Quarterly Information (Unaudited)

      The following is a summary of the unaudited quarterly results of operations for the year ended December 31, 2003 and the period from inception, February 22, 2002, through December 31, 2002.

	Quarter Ended

	3/29/2003	6/28/2003	9/27/2003	12/31/2003

Revenue	$461.7	$1,005.1	$1,184.9	$1,418.3

Cost of sales	$451.5	$982.4	$1,125.3	$1,277.7

Net (loss) income	$(2.3)	$(27.5)	$(18.6)	$24.9

Net (loss) income applicable to common stock	$(2.3)	$(27.5)	$(18.6)	$(48.7)

Income (loss) per share:
Basic	$(0.03)	$(0.41)	$(0.24)	$(0.57)

Diluted	$(0.03)	$(0.41)	$(0.24)	$(0.57)

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2003 and 2002
(Dollars in millions, except per share data)

	Quarter Ended

	6/29/2002	9/28/2002	12/31/2002

Revenue	$71.4	$363.7	$498.0

Cost of sales	$74.7	$287.8	$392.8

Net (loss) income	$(9.5)	$34.5	$43.1

Income (loss) per share:
Basic	$(0.15)	$0.53	$0.63

Diluted	$(0.15)	$0.51	$0.62

(13)	Subsequent Event (Unaudited)

      On February 19, 2004, we entered into an agreement to acquire most of the assets of the Weirton Steel Corporation for about $255 million, which includes assuming certain liabilities. Closing is subject to bankruptcy court approval, anti-trust matters and customary closing conditions. The process of obtaining bankruptcy court approval will include the solicitation by Weirton of competing offers for its assets, and there can be no assurance that this transaction will be consummated.

The Board of Directors and Stockholders
International Steel Group Inc.:

      Under date of March 9, 2004, we reported on the consolidated balance sheets of International Steel Group Inc. and subsidiaries (Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2003 and the period from inception, February 22, 2002, through December 31, 2002. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement Schedule II-Valuation and Qualifying Accounts. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

      In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Cleveland, Ohio

March 9, 2004

INTERNATIONAL STEEL GROUP INC. AND SUBSIDIARIES

SCHEDULE II— VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charged to
	Beginning	Costs and	Charges to			Balance at
Classification	of Period	Expenses	Other		Deductions	End of Period

	(Dollars in millions)
Allowances for receivables
December 31, 2002	$—	16.2	—		(8.9)	$7.3
December 31, 2003	$7.3	96.6	26.2	(a)	(93.5)	$36.6
Valuation allowance for net deferred tax asset
December 31, 2003	$—	5.3	1,278.9	(a)	(23.9)	$1,260.3

(a)	Balance established as a result of Bethlehem acquisition.

INTERNATIONAL STEEL GROUP INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

as of September 30, 2004 and December 31, 2003,
for the Third Quarter 2003 and 2004, and
for the nine months ended September 30, 2003 and 2004

INTERNATIONAL STEEL GROUP INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

			Nine Months Ended
	Third Quarter		September

	2004	2003	2004	2003

	(Dollars in millions, except per share data)
Net sales	$2,608.3	$1,184.9	$6,462.4	$2,651.7
Costs and expenses:
Cost of sales	2,171.0	1,125.3	5,633.2	2,559.2
Marketing, administrative, and other expenses	59.9	52.9	174.5	96.7
Depreciation and amortization	37.0	22.3	98.3	45.5

Total costs and expenses	2,267.9	1,200.5	5,906.0	2,701.4

Income (loss) from operations	340.4	(15.6)	556.4	(49.7)
Interest and other financing expense, net	13.2	15.2	48.1	30.7

Income (loss) before income taxes	327.2	(30.8)	508.3	(80.4)
Provision (benefit) for income taxes (Note 4)	70.8	(12.2)	86.9	(32.0)

Net income (loss)	$256.4	$(18.6)	$421.4	$(48.4)

Income (loss) per common share:
Basic	$2.59	$(0.24)	$4.29	$(0.66)
Diluted	$2.51	$(0.24)	$4.15	$(0.66)

See accompanying notes to consolidated financial statements.

INTERNATIONAL STEEL GROUP INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003

	(unaudited)

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$603.7	$193.6
Receivables, less allowances of $52.3 and $36.6	913.5	553.9
Inventories	1,126.2	866.8
Assets held for sale	48.3	68.6
Prepaid and other current assets	75.5	24.5

Total current assets	2,767.2	1,707.4

Property, plant and equipment, at cost	1,206.5	948.3
Accumulated depreciation and amortization	(184.0)	(86.4)

Property, plant and equipment, net	1,022.5	861.9

Investments in joint ventures	35.1	27.0
Other assets	96.3	38.7

Total assets	$3,921.1	$2,635.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and capital leases	$55.5	$46.8
Accounts payable	712.0	427.9
Accrued compensation and benefits	337.4	212.9
Other current liabilities	299.0	143.9

Total current liabilities	1,403.9	831.5

Long term liabilities:
Debt	637.6	362.8
Capital leases	174.8	212.7
Accrued environmental	174.7	161.2
Pensions and other retiree benefits	120.9	101.0
Other obligations	11.7	16.6

Total liabilities	2,523.6	1,685.8

Stockholders’ equity:
Preferred Stock, $0.01 par value per share, authorized 10,000,000 shares, none issued	—	—
Common Stock, $0.01 par value per share, authorized 350,000,000 shares, 100,001,050 and 97,470,609 issued and outstanding	1.0	1.0
Additional paid-in capital	1,014.3	972.2
Retained earnings (deficit)	392.4	(29.0)
Accumulated other comprehensive income	9.4	5.0
Treasury stock, 641,089 shares at cost	(19.6)	—

Total stockholders’ equity	1,397.5	949.2

Total liabilities and stockholders’ equity	$3,921.1	$2,635.0

See accompanying notes to consolidated financial statements.

INTERNATIONAL STEEL GROUP INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September

	2004	2003

	(unaudited)
	(Dollars in millions)
Cash flows from operating activities:
Net income (loss)	$421.4	$(48.4)
Adjustments for items not affecting cash from operating activities:
Depreciation and amortization	98.3	45.5
Deferred income taxes	(36.6)	—
Other	10.5	55.3
Changes in working capital and other items:
Receivables	(271.7)	(8.5)
Inventories	(173.1)	136.7
Prepaids and other current assets	(32.0)	(21.1)
Accounts payable	243.8	19.2
Income taxes	164.3	(32.0)
Accrued compensation and benefits	103.4	39.6
Other	40.4	38.2

Net cash provided by operating activities	568.7	224.5

Cash flows from investing activities:
Capital expenditures and investments	(150.7)	(59.0)
Acquisitions, net of cash received (Note 2)	(222.1)	(850.9)
Proceeds from sales of assets	16.1	23.1

Net cash used in investing activities	(356.7)	(886.8)

Cash flows from financing activities:
Borrowings under revolving credit facility	—	881.6
Payments under revolving credit facility	—	(937.3)
Proceeds from debt	594.6	710.0
Payments on debt	(347.8)	(88.6)
Payments on capital leases	(27.0)	(2.9)
Issuance of common stock, net	9.6	156.9
Purchase of treasury stock	(19.6)	—
Deferred financing fees	(11.7)	(18.9)

Net cash provided by financing activities	198.1	700.8

Increase in cash and cash equivalents	410.1	38.5
Cash and cash equivalents — beginning of period	193.6	9.8

— end of period	$603.7	$48.3

Other information:
Interest paid	$16.9	$13.0
Interest capitalized	0.6	0.4
Income taxes (received) paid, net	(40.7)	29.3
Capital lease obligation incurred	3.9	—

See accompanying notes to consolidated financial statements.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share data)

(1)	Basis of Presentation

      These interim financial statements are unaudited and include only selected notes. They do not contain all information required for annual statements under accounting principles generally accepted in the United States of America and should be read together with the audited financial statements in ISG’s Annual Report on Form 10-K for the year ended December 31, 2003 and all other reports on file with the Securities and Exchange Commission during the year 2004. In the opinion of management, these interim financial statements reflect all adjustments that are necessary to fairly present the results for the interim periods presented.

(2)	Acquisitions

      ISG acquired a hot briquetted iron (HBI) facility located in Point Lisas, Trinidad and Tobago in July 2004. The facility was idle when purchased. ISG acquired substantially all the assets and assumed certain liabilities of Georgetown Steel Company in June 2004, Weirton Steel Corporation in May 2004, and Bethlehem Steel Corporation in May 2003. These three companies were in bankruptcy proceedings at the purchase date. The results of their operations have been included in ISG’s consolidated financial statements since the dates of acquisition.

      The amounts recorded for the net assets acquired follow:

	HBI	Georgetown	Weirton	Bethlehem

Acquired Assets:
Receivables, net	$2.5	$—	$124.8	$379.2
Inventories	1.6	—	84.8	730.3
Prepaid and other current assets	—	—	.3	5.1
Assets held for sale	—	—	—	91.2
Intangible assets	—	—	—	26.4
Property, plant & equipment and non-current assets	17.7	19.6	93.7	608.8

	21.8	19.6	303.6	1,841.0

Acquired Liabilities:
Current portion of long term debt and capital leases	—	—	.7	32.7
Accounts payable	3.6	.7	36.3	251.3
Other current liabilities	—	.3	44.3	125.9
Long-term debt and capital leases (less current portion)	—	—	17.1	358.9
Environmental and other long-term liabilities	—	.2	19.7	234.6

	3.6	1.2	118.1	1,003.4
Value of stock issued	—	—	—	(15.0)

Net assets recorded	18.2	18.4	185.5	822.6
Cash refunded in future periods, net	—	—	—	28.3

Cash paid, net of cash acquired	$18.2	$18.4	$185.5	$850.9

      The amounts assigned to the HBI, Weirton, and Georgetown assets and liabilities are preliminary and could change as more information as to values is obtained.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars and shares in millions, except per share data)

      The following unaudited pro forma consolidated information includes the results of operations of the Bethlehem and Weirton acquisitions as if they had been consummated on January 1, 2003, including the effects of the new labor agreement as it pertains to the former Bethlehem facilities and the financings incurred to fund the Bethlehem acquisition. Georgetown was winding down operations during 2003, ceased operations in October 2003 and is not expected to resume full operations until early 2005. The HBI facility ceased operations in 2001 and is expected to restart operations during the fourth quarter 2004. Accordingly, the following pro forma information does not include any amounts related to the Georgetown and HBI operations, is based on historical information and does not necessarily reflect the actual results that would have occurred.

			Nine Months Ended,
	Third Quarter		September

	2004	2003	2004	2003

Net sales	$2,608.3	$1,456.2	$6,919.1	$4,664.7
Net income (loss)	$256.4	$(9.5)	$436.3	$44.9
Income (loss) per share
Basic	$2.59	$(0.10)	$4.44	$.47
Diluted	$2.51	$(0.09)	$4.29	$.46

(3)	Inventories

      Inventories are stated at the lower of cost or market. Cost was determined using the last-in, first-out (LIFO) method of accounting for about 20% of inventories at December 31, 2003 and the balance, principally the inventories at the former Bethlehem facilities, was determined using the first-in, first-out (FIFO) or average cost method.

      Effective January 1, 2004, ISG changed to the LIFO cost method of accounting for substantially all existing inventories and we reduced the number of pools from a pool for each manufacturing facility to a single pool. ISG believes that the LIFO method of valuing inventories is preferable because it more closely matches current costs and revenues in periods of increasing costs. ISG believes that a single method and a single pool for substantially all inventories is preferable because, in order to further achieve the operating synergies from ISG’s acquisitions, ISG is reallocating the supply of semi-finished materials to our finishing facilities among our steel producing facilities and are reallocating the sources of certain raw materials among our steel producing facilities in order to improve operating efficiencies. Having a single LIFO pool for substantially all inventories eliminates the potential for changes in inventory value solely because of this movement of inventory among manufacturing facilities.

      Because of significant raw material cost increases in the first quarter 2004, ISG changed its interim accounting for LIFO effective January 1, 2004, from an allocation of the projected annual LIFO provision ratably over the year to an estimated year-to-date calculation. ISG believes that the year-to-date calculation method is preferable because it more closely matches current costs with revenues in interim periods of rapidly rising costs.

      Consistent with the accounting for inventories at the Bethlehem operations during 2003, ISG is accounting for inventories at HBI, Weirton and Georgetown, which total about $237.9 at September 30, 2004, under the FIFO or average cost method during 2004. ISG expects to include these inventories in the single LIFO pool beginning January 1, 2005.

      The total LIFO provision for the third quarter and nine months ended September 30, 2004 was about $24.1 and $310.4. Because of the volatility of raw material costs during 2004, it is not possible to estimate the effect of the accounting changes mentioned above on interim 2004 results.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars and shares in millions, except per share data)

      The components of inventories follow:

	September 30,	December 31,
	2004	2003

FIFO or average cost:
Raw materials	$547.0	$291.0
Finished and semi-finished goods	925.8	612.0

	1,472.8	903.0
LIFO reserve	(346.6)	(36.2)

Total	$1,126.2	$866.8

(4)	Income Taxes

      At December 31, 2003, ISG recorded a full valuation allowance for our net deferred tax asset as discussed below. As a result, ISG’s provision for income taxes will typically reflect the amounts ISG expects to pay or recover for the year until we reduce the valuation allowance. Based on ISG’s pre-tax income to date and forecasted pre-tax income for the year 2004, ISG expects to pay income taxes for the year after recognizing temporary differences that arise during the year, the benefit of the net operating loss (NOL) carryforward arising in 2003 and the benefit of NOL carryforwards available for the year from the Bethlehem acquisition. In addition, generally accepted accounting principles require that ISG recognize in 2004 the benefit of temporary differences, principally depreciation, that are expected to be available in 2005 and 2006 to carryback against the current income taxes paid for 2004. The net effect of all these items results in an estimated effective income tax rate for 2004 of about 17.1%. ISG’s strong results in the third quarter 2004 due principally to higher realized prices and expected performance in the fourth quarter caused the effective tax rate for 2004 to increase to our current estimate of 17.1% from the 8.9% used in the first half 2004. As a result, the effective tax rate for the third quarter 2004 is 21.6% in order to bring the effective tax rate for nine months ended September 2004 to the 17.1% estimated full year rate.

      The acquisition of the Bethlehem assets was structured as a tax-free reorganization under Internal Revenue Code (IRC) Section 368(a)(1)(G). As a result, the historic tax attributes of Bethlehem are carried over to the ISG consolidated federal income tax return. These tax attributes are composed principally of NOL carryforwards, alternative minimum tax (AMT) credit carryforwards and temporary differences related to the tax basis of property, plant and equipment. The net deferred tax assets acquired related to these tax attributes were not recognized at the date of acquisition because there were a number of required actions related to, among other matters, Bethlehem’s plan of liquidation under federal bankruptcy law. During the fourth quarter of 2003, among other events, the Bankruptcy Court confirmed Bethlehem’s plan of liquidation, which subsequently became effective on December 31, 2003. Accordingly, in the fourth quarter of 2003, ISG determined that it was appropriate to recognize the acquired net deferred tax assets and any related valuation allowance.

      SFAS No. 109, Accounting for Income Taxes, requires that ISG record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of sufficient future taxable income during periods in which those temporary differences become deductible and before the expiration of the NOL carryforwards. Because of ISG’s two-year existence, limited financial performance and cumulative tax loss from inception, it was management’s judgment at December 31, 2003, that SFAS No. 109 required recording a full valuation allowance for the net deferred tax asset. That resulted in a $5.3 provision for deferred income taxes for the fourth quarter and year 2003 to provide a full valuation allowance on the previously recorded net deferred tax asset. Generally accepted accounting principles require that we recognize any tax benefits of the

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars and shares in millions, except per share data)

Bethlehem acquisition realized in 2003 through the income statement only after writing off any remaining intangible assets acquired from Bethlehem. Accordingly, in the fourth quarter of 2003, ISG wrote off $15.2 of intangible assets as a provision for deferred income taxes bringing the total provision for deferred taxes in the fourth quarter and year 2003 to $20.5.

(5)	Income (Loss) per Share

      The following table presents calculations of income (loss) per share of common stock:

			Nine Months
			Ended
	Third Quarter		September

	2004	2003	2004	2003

Net income (loss) applicable to common stock — Basic	$256.4	$(18.6)	$421.4	$(48.4)
Interest expense on convertible note — net of tax	.3	*	1.0	*

Net income (loss) applicable to common stock — Diluted	$256.7	$(18.6)	$422.4	$(48.4)

Weighted average number of shares of common stock outstanding — Basic	99.2	76.4	98.3	73.4
Incremental shares issuable upon assumed conversion of stock options	2.0	*	2.5	*
Incremental shares issuable upon assumed conversion of convertible note	1.0	*	1.0	*

Total shares — Diluted	102.2	76.4	101.8	73.4

Income (loss) per share:
Basic	$2.59	$(0.24)	$4.29	$(0.66)

Diluted	$2.51	$(0.24)	$4.15	$(0.66)

*	Antidilutive.

(6)	Pension and Other Postretirement Benefit Plans

      Under certain of ISG’s labor agreements with the United Steelworkers of America (USWA), ISG has a defined benefit retiree medical and death benefit plan (Plan) covering USWA employees who are eligible to retire under the current labor agreements. ISG does not intend to provide similar retiree medical benefits for employees who retire after the current labor agreement expires in 2008. ISG is not required to pre-fund any benefits and expects any benefits to be paid in 2004 to be minimal.

      In the Bethlehem acquisition, ISG acquired a 62.3% interest in Hibbing Taconite Company (Hibbing), an iron ore mining joint venture. Hibbing is consolidated on a pro rata basis in ISG’s consolidated financial statements because ISG does not have voting control of Hibbing, owns an undivided interest in each asset and is proportionately liable for its share of each liability. Hibbing maintains a noncontributory defined benefit pension plan for hourly and salary employees with benefits based on years of service and compensation. Hibbing funds the pension plan within statutory guidelines and our share of expected 2004 funding is $3.2. Hibbing also provides retiree medical and death benefits to most full-time employees with 30 years of service or employees who are 60 years of age with 15 years of service.

      The net periodic postretirement benefit costs for the plan for USWA employees at our steel plants presented below do not reflect the effects of the recently passed legislation “Medicare Prescription Drug, Improvement and Modernization Act of 2003” (Act). Detailed regulations necessary to implement the Act

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars and shares in millions, except per share data)

have not been issued. Accordingly, ISG has not been able to determine if the Plan meets the actuarial equivalent requirement of the Act or if it will modify the Plan. However, because the Plan requires that the Plan beneficiaries pay premiums beginning in 2011 to cover any cost per capita increases after 2008, the Act is not likely to have any significant effect on ISG’s accumulated postretirement benefit obligation nor ISG’s future net periodic benefit costs. The net periodic postretirement benefit costs for Hibbing employees does reflect lower costs as a result of the passage of this legislation. The impact on ISG’s postretirement benefit costs and ISG’s accumulated post retirement obligation was not material.

      The components of net periodic pension and other postemployment benefits costs for the third quarter and nine months ended 2004 and 2003 follow:

	Third Quarter				Nine Months Ended September

			Other
	Pension		Benefits		Pension		Other Benefits

	2004	2003	2004	2003	2004	2003	2004	2003

Service cost	$.4	$.6	1.0	.9	1.7	.9	2.9	1.9
Interest cost	1.7	1.1	2.2	2.0	4.0	1.9	6.3	3.9
Expected return on plan assets	(1.4)	(1.1)	(.4)	(.3)	(3.9)	(1.7)	(.9)	(.4)
Amortization of unrecognized prior service costs	—	.2	3.4	3.6	—	.3	10.7	7.8

Total cost	$.7	$.8	$6.2	$6.2	$1.8	$1.4	$19.0	$13.2

(7)	Contingencies

      ISG is subject to various legal actions and contingencies in the normal course of conducting business. ISG accrues liabilities for such matters when a loss is likely and the amount can be reasonably estimated. The effect of the ultimate outcome of these matters on future results of operations and liquidity cannot be predicted with any certainty. While the resolution of these matters may have a material effect on the results of operations of a particular future quarter or year, ISG believes that the ultimate resolution of such matters in excess of liabilities recorded will not have a material adverse effect on our competitive position or financial position.

      ISG is subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, as well as certain remediation activities that involve the clean up of environmental media such as soils and groundwater. If, in the future, ISG is required to investigate and remediate any currently unknown contamination and wastes at plant sites, ISG could be required to record additional liabilities. Environmental liabilities acquired in business combinations are recorded at their estimated fair value based on their estimated net present value determined using a market discount rate.

INTERNATIONAL STEEL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Dollars and shares in millions, except per share data)

      The table below represents changes in the amounts recorded for environmental liabilities:

	Nine Months	Year
	September, 2004	2003

Balance — beginning of period	$208.4	$56.4
Liabilities recognized at acquisition	11.9 *	159.0
Accretion and changes in estimates and timing of spending	10.6	1.0
Liabilities related to properties sold	(12.6)	—
Spending for remediation	(9.9)	(8.0)

Total	208.4	208.4
Amount included in other current liabilities — end of period	(33.7)	(47.2)

Long term balance — end of period	$174.7	$161.2

*	Includes a reduction of $6.9 million to amounts initially recorded for the Bethlehem acquisition as a result of additional information and analysis obtained during the first quarter of 2004.

(8)	Stockholders’ Equity

      During the nine months ended September 2004, ISG issued 3,171,530 shares of common stock upon exercise of employee stock options and purchased 641,089 shares of common stock currently held in treasury.

(9)	Other Comprehensive Income

      The table below shows the components of comprehensive income for the nine months ended September 30, 2004:

Other comprehensive income — derivative financial instruments:
Change in value during the period	$0.7
Recognized in net income	3.7

Net gain	4.4

Net income	421.4

Total comprehensive income	$425.8

(10)	Subsequent Event

      On October 25, 2004, International Steel Group Inc. (“ISG”) entered into a merger agreement with Ispat International N.V. (“Ispat International”) and an Ispat International subsidiary providing for a merger of ISG and the Ispat International subsidiary. At the effective time of the merger, ISG stockholders will be entitled to receive in exchange for each ISG common share either (1) $42.00 in cash, (2) a number of Ispat International Class A common shares equal to $42.00 divided by the average closing price for Ispat International shares on the New York Stock Exchange for the 20 trading days ending two days prior to the effective time of the merger, up to a maximum of 1.21740 Ispat International shares and a minimum of 0.95865 Ispat International shares, or (3) a combination of $42.00 in cash and Ispat International shares at the applicable exchange ratio.

      The merger is subject to the completion of the acquisition of LNM Holdings N.V. by Ispat International, approval by the stockholders of ISG and Ispat International, regulatory approval and satisfaction of customary conditions. The merger is expected to be completed by the end of the first quarter of 2005.

BETHLEHEM STEEL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

as of December 31, 2001 and 2002 and for each of the three years ended December 31, 2002

AUDITED HISTORICAL FINANCIAL STATEMENTS OF BETHLEHEM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of
Bethlehem Steel Corporation:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and cash flows present fairly, in all material respects, the financial position of Bethlehem Steel Corporation and its subsidiaries (“Bethlehem”) at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that Bethlehem will continue as a going concern, which contemplates continuity of the company’s operations and realization of its assets and payments of its liabilities in the ordinary course of business. As more fully described in the notes to the consolidated financial statements, on October 15, 2001, Bethlehem filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the bankruptcy process and the company’s recurring losses from operations raise substantial doubt about Bethlehem’s ability to continue as a going concern. Bethlehem is currently operating its business as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, and continuation of the company as a going concern is contingent upon, among other things, the confirmation of a Plan of Reorganization, the company’s ability to comply with all debt covenants under the existing debtor-in-possession financing agreements, and Bethlehem’s ability to generate sufficient cash from operations and obtain financing sources to meet its future obligations. If no reorganization plan is approved, it is possible that the company’s assets may be liquidated. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of these uncertainties.

Philadelphia, Pennsylvania

January 29, 2003

BETHLEHEM STEEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31

	2002	2001	2000

	(Dollars in millions,
	except per share data)
Net Sales	$3,572.4	$3,334.3	$4,094.4
Costs and Expenses:
Cost of sales	3,499.8	3,468.6	3,816.6
Depreciation and amortization (Note A)	246.3	253.1	260.3
Selling, administration and general expense	88.8	106.4	113.0
Special charges (gains) (Note C)	380.5	372.3	(20.9)

Total Costs and Expenses	4,215.4	4,200.4	4,169.0

Loss from Operations before Reorganization Items	(643.0)	(866.1)	(74.6)
Reorganization Items (Note B)	(14.5)	(8.1)	—
Financing Income (Expense):
Interest and other financing costs (Notes A, B and F)	(52.4)	(93.3)	(75.4)
Interest income	—	1.9	6.6

Loss Before Income Taxes	(709.9)	(965.6)	(143.4)
Benefit (Provision) for Income Taxes (Note E)	10.3	(984.0)	25.0

Net Loss	(699.6)	(1,949.6)	(118.4)
Dividend Requirements on Preferred and Preference Stock	39.4	40.5	40.7

Net Loss Applicable to Common Stock	$(739.0)	$(1,990.1)	$(159.1)

Net Loss per Common Share (Note L):
Basic and Diluted	$(5.64)	$(15.30)	$(1.21)

The accompanying Notes are an integral part of the Consolidated Financial Statements.

BETHLEHEM STEEL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31

	2002	2001

	(Dollars in millions,
	except per share data)
ASSETS
Current Assets:
Cash and cash equivalents (Note A)	$67.6	$104.0
Receivables, less allowances of $17.1 and $22.6	350.2	350.4
Inventories (Notes A and F)
Raw materials and supplies	224.6	259.5
Finished and semifinished products	516.3	465.8

Total Inventories	740.9	725.3
Other current assets	27.6	22.8

Total Current Assets	1,186.3	1,202.5
Investments and Miscellaneous Assets	76.9	129.6
Property, Plant and Equipment, less accumulated depreciation of $4,263.3 and $4,367.6 (Note A)	2,615.5	2,686.9
Intangible Pension Asset (Note H)	—	225.0

Total Assets	$3,878.7	$4,244.0

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$167.6	$150.1
Accrued employment costs	98.7	34.4
Other post-retirement benefits (Note H)	3.9	3.5
Accrued taxes (Note E)	31.3	14.4
Debt and capital lease obligations — current (Note F)	695.7	19.3
Other current liabilities	50.1	49.9

Total Current Liabilities	1,047.3	271.6
Long-term Debt and Capital Lease Obligations (Note F)	84.9	628.2
Deferred Gain (Note G)	81.5	103.2
Other Post-retirement Benefits (Note H)	34.7	37.8
Other Long-term Liabilities	7.1	5.6
Liabilities Subject to Compromise (Note B)	6,073.4	4,878.1
Stockholders’ Deficit (Notes I, J and K):
Preferred Stock — at $1 per share par value (aggregate liquidation preference of $462.8); Authorized 20,000,000 shares	11.3	11.4
Preference Stock — at $1 per share par value (aggregate liquidation preference of $68.3); Authorized 20,000,000 shares	2.0	2.0
Common Stock — at $1 per share par value; Authorized 250,000,000 Issued 136,092,234 and 135,780,069 shares	136.1	135.8
Common Stock — Held in treasury 4,952,123 and 4,898,134 shares at cost	(65.9)	(65.9)
Additional paid-in capital	1,909.9	1,908.2
Accumulated other comprehensive loss	(1,905.0)	(833.0)
Accumulated deficit	(3,538.6)	(2,839.0)

Total Stockholders’ Deficit	(3,450.2)	(1,680.5)

Total Liabilities and Stockholders’ Deficit	$3,878.7	$4,244.0

The accompanying Notes are an integral part of the Consolidated Financial Statements.

BETHLEHEM STEEL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2002	2001	2000

	(Dollars in millions)
Operating Activities:
Net Loss	$(699.6)	$(1,949.6)	$(118.4)
Adjustments for items not affecting cash from operating activities: Deferred income taxes (Note E)	—	984.0	(26.0)
Depreciation and amortization (Note A)	246.3	253.1	260.3
Special charges (gains) (Note C)	380.5	372.3	(20.9)
Recognition of deferred gains	(21.7)	(22.7)	(17.1)
Reorganization items (Note B)	14.5	8.1	—
Litigation recovery	—	13.0	—
Other — net	13.6	1.6	19.1
Working capital (excluding investing and financing activities):
Receivables — operating	(7.8)	9.6	81.2
Receivables — financing (Note F)	—	(212.0)	—
Inventories	(16.3)	148.7	(9.4)
Accounts payable	(14.0)	25.1	(45.2)
Employment costs and other	6.5	(8.1)	1.0
Funding post-retirement benefits (Note H):
Pension less than expense	135.2	94.5	29.0
Retiree healthcare and life insurance benefits less than expense	40.3	83.0	134.0

Cash Provided from (Used by) Operations Before Reorganization Items	77.5	(199.4)	287.6
Reorganization Items	(14.5)	(8.1)	—

Cash Provided from (Used by) Operating Activities	63.0	(207.5)	287.6

Investing Activities:
Capital expenditures	(124.3)	(89.2)	(224.3)
Cash proceeds from asset sales	27.8	47.5	128.0

Cash Used for Investing Activities	(96.5)	(41.7)	(96.3)

Financing Activities:
Borrowings (Note F)	90.6	408.8	132.3
Debt and capital lease payments (Note F)	(65.2)	(108.9)	(226.7)
Cash dividends paid (Note K)	—	(20.2)	(40.4)
Other payments	(28.3)	(36.2)	(41.3)
Purchase of Common Stock	—	—	(4.9)

Cash Provided from (Used for) Financing Activities	(2.9)	243.5	(181.0)

Net Increase (Decrease) in Cash and Cash Equivalents	(36.4)	(5.7)	10.3
Cash and Cash Equivalents — Beginning of Period	104.0	109.7	99.4

— End of Period	$67.6	104.0	109.7

Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$45.2	$105.4	$68.8
Income taxes paid (received) — net (Note E)	(9.4)	(1.4)	1.4
Capital lease obligations incurred	1.9	5.2	5.3

The accompanying Notes are an integral part of the Consolidated Financial Statements.

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	Accounting Policies

      Reorganization Under Chapter 11 — On October 15, 2001, Bethlehem and 22 of its wholly owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. See Note B, Reorganization Under Chapter 11.

      Principles of Consolidation — The consolidated financial statements include the accounts of Bethlehem Steel Corporation and all majority owned subsidiaries and a pro rata portion of a majority owned raw material joint venture. Investments in entities over which Bethlehem has significant influence are accounted for using the equity method of accounting.

      Cash and Cash Equivalents — Cash equivalents consist primarily of overnight investments, certificates of deposit and other short-term, highly liquid instruments generally with original maturities at the time of acquisition of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates market.

      Inventories — Inventories are valued at the lower of cost (principally FIFO) or market.

      Property, Plant and Equipment — Property, plant and equipment is stated at cost. Repairs, renewals, and planned major maintenance that neither materially add to the value of the property nor appreciably prolong its life are charged to expense in the year incurred. Gains or losses on dispositions of property, plant and equipment are recognized in income. Interest is capitalized on significant construction projects and totaled $1 million in 2002, none in 2001 and $12 million in 2000.

      Bethlehem’s property, plant and equipment by major classification is:

	December 31

	2002	2001

	(Dollars in millions)
Land (net of depletion)	$32.4	$30.3
Buildings	653.9	666.0
Machinery and equipment	6,046.2	6,224.3
Accumulated depreciation	(4,263.3)	(4,367.6)

	2,469.2	2,553.0
Construction-in-progress	146.3	133.9

Total	$2,615.5	$2,686.9

      Depreciation — Depreciation is based upon the estimated useful lives of each asset group. That life is 18 years for most steel producing assets. Steel producing assets, other than blast furnace linings, are depreciated on a straight-line basis adjusted by an activity factor. This factor is based on the ratio of production and shipments for the current year to the average production and shipments for the current and preceding four years at each operating location. Annual depreciation after adjustment for this activity factor is not less than 75% or more than 125% of straight-line depreciation. Depreciation after adjustment for this activity factor was $19 million less than straight-line in 2002, $24 million less than straight-line in 2001 and $9 million less than straight-line in 2000. Through December 31, 2002, $29 million less accumulated depreciation has been recorded under this method than would have been recorded under straight-line depreciation. The cost of blast furnace linings is depreciated on a unit-of-production basis.

      Amortization — Prior to January 2002, goodwill was amortized over a 30-year life using the straight-line method. Amortization was $12 million in 2001 and 2000. The balance of goodwill was written-off in 2001. See Note C, Asset Impairments and Special Charges (Gains).

      Asset Impairment — Bethlehem continually evaluates the carrying value of long-lived assets based on current events and circumstances. Bethlehem uses a probability weighted approach to determine future cash

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

flows, unless a particular set of cash flow assumptions is considered more likely to occur. In that instance Bethlehem uses the most likely future cash flows for determining asset impairment. A logical grouping of long-lived assets are considered impaired when the estimated undiscounted future cash flows are less than their carrying value. In that event, Bethlehem recognizes a loss equal to the amount by which the carrying value exceeds the estimated fair market value of the assets less any estimated disposal costs. See Note C, Asset Impairment and Special Charges (Gains).

      Foreign Currency, Interest Rate and Commodity Price Risk Management — On January 1, 2001, Bethlehem adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Adopting this standard had no effect on net income. Amounts recognized on the balance sheet at adoption were subsequently recorded in earnings.

      Periodically, Bethlehem enters into financial contracts to manage risks. Bethlehem uses foreign currency exchange contracts to manage the cost of firm purchase commitments for capital equipment or other purchased goods and services denominated in a foreign currency. Bethlehem uses interest rate swap agreements to fix the interest rate on certain floating rate financings. Bethlehem uses commodity contracts to fix the cost of a portion of its annual requirements for natural gas, zinc and other metals. Generally, foreign currency and commodity contracts are for periods of less than a year. At December 31, 2002, Bethlehem had no open derivative financial contracts or embedded derivatives.

      Environmental Expenditures — Environmental expenditures that increase the life or efficiency of property, plant and equipment, or that will reduce or prevent future environmental contamination are capitalized. Expenditures that relate to existing conditions caused by past operations and have no significant future economic benefit are expensed. Environmental expenses are accrued at the time the expenditure becomes probable and the cost can be reasonably estimated. Bethlehem does not discount any recorded obligations for future remediation expenditures to their present value nor does Bethlehem record recoveries of environmental remediation costs from insurance carriers and other third parties, if any, as assets until their receipt.

      Deferred Taxes — Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their tax bases. The realization of deferred tax assets is assessed periodically based principally on Bethlehem’s recent operating results and expected ability to generate future taxable income through operations and tax planning opportunities. During 2001, Bethlehem fully reserved its deferred tax assets. Bethlehem is continuing this policy in the future until, at a minimum, a chapter 11 plan is confirmed (see Note E, Taxes for further discussion).

      Revenue Recognition — Bethlehem recognizes substantially all revenues when products are shipped to customers and all substantial risks of ownership are transferred.

      Stock Options — FASB Statement No. 123, Accounting for Stock-Based Compensation allows companies to adopt a method of accounting that records the fair value of stock options, when granted, as compensation expense or to continue to account for options under the intrinsic method. Under Bethlehem’s current plans, exercisable options may be surrendered for the difference between the option price and the quoted market price of the Common Stock on the date of surrender. Depending on the circumstances, option holders receive either Common Stock, cash, or a combination of Common Stock and cash. Because Bethlehem may be compelled to settle the option award in cash rather than by issuing equity instruments, Bethlehem does not have the option of selecting between the fair value and intrinsic methods. Instead, the related expense is recognized periodically based on the difference between the option prices and current quoted market prices for our Common Stock.

      Use of Estimates — In preparing these financial statements, Bethlehem makes estimates and uses assumptions that affect some of the reported amounts and disclosures. See, for example, Note B,

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Reorganization Under Chapter 11; Note E, Taxes; Note G, Commitments and Contingent Liabilities; and Note H, Post-retirement Benefits. In the future, actual amounts received or paid could differ from those estimates.

      New Accounting Pronouncements — During 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. The Statement, which Bethlehem must adopt as of January 1, 2003, requires the recognition of a liability and an asset for the estimated cost of disposal as part of the initial cost of a long-lived asset and subsequent amortization of the asset to expense. Bethlehem does not expect adoption will have any material effect on its balance sheet or results of operations in 2003.

      During 2001 the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement establishes a single accounting approach for measuring impairment of long-lived assets. Bethlehem’s adoption of this Statement on January 1, 2002, had no financial impact.

      During 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Statement addresses issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of the Statement includes costs to terminate contracts that are not capital leases, costs to consolidate facilities or relocate employees and termination benefits provided to employees who are involuntarily terminated under terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual compensation contract. The provisions of the Statement are effective for exit or disposal activities initiated after December 31, 2002. There is no immediate financial impact related to the adoption of this Statement.

      Also during 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires that a guarantor recognize a liability for the fair value of guarantee obligations issued after December 31, 2002. Bethlehem will record the fair value of future material guarantees, if any.

B.	Reorganization Under Chapter 11

      On October 15, 2001, Bethlehem Steel Corporation and 22 of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code (the Code) in the United States Bankruptcy Court for the Southern District of New York (the Court). The wholly owned subsidiaries that did not file for chapter 11 reorganization are not material in relation to Bethlehem’s consolidated financial position and results of operations. Bethlehem continues to manage its properties and operate its businesses under Sections 1107 and 1108 of the Code as a debtor-in-possession. These consolidated financial statements have been prepared in conformity with generally accepted accounting principles on a going concern basis, which contemplates continuity of operations, realization of assets and payment of liabilities. Under the Code, actions by creditors to collect indebtedness owed by the Debtors prior to October 15, 2001 (pre-petition) are stayed and certain other pre-petition contractual obligations may not be enforced against the Debtors. Due to material uncertainties, it is not possible to predict the length of time the Debtors will operate under chapter 11 protection, the outcome of the reorganization in general, the effect of the reorganization on the Debtors’ businesses or the recovery by creditors of the Debtors. Any recovery by Bethlehem’s equity holders appears unlikely.

      Bethlehem continues to pursue various strategic alternatives including, among other things, possible consolidation opportunities, joint ventures with other steel operations, a stand-alone plan of reorganization and liquidation of part or all of Bethlehem’s assets. There can be no assurance that any such alternatives will be implemented. Bethlehem has an exclusive right to file a reorganization plan through July 31, 2003. After further consideration of such alternatives and negotiations with various parties in interest, Bethlehem expects to present a chapter 11 plan. That plan will likely cause a material change to the carrying amount of assets and liabilities in the financial statements.

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      The bar date for creditors, other than employees and former employees, to file proofs of claim with the Court was September 30, 2002. Differences between the amounts reflected on Bethlehem’s records and claims by creditors will be investigated and resolved in connection with our claims resolution process. That process has commenced and, in light of the number of creditors, will take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known. It is reasonably possible that the amount of claims ultimately allowed by the Court will differ materially from the amounts presently recorded by Bethlehem. These amounts are not currently capable of being reasonably estimated.

      On January 6, 2003, International Steel Group (ISG) provided a proposal to purchase substantially all of Bethlehem’s assets under section 363 of the Code. Management and the Board of Directors of Bethlehem are currently in discussions with ISG regarding the proposal to determine whether it believes such a transaction can be developed that is in the best interest of Bethlehem’s creditors and other constituents. Any sale of assets under the proposal will require the approval of the Court and, if approved, an open auction for the assets.

      These consolidated financial statements have been prepared in accordance with the AICPA’s Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (SOP 90-7). SOP 90-7 provides for segregating pre-petition liabilities that are subject to compromise, identifying all transactions and events that are directly associated with the reorganization of the Debtors and discontinuing interest accrual on unsecured or undersecured debt. SOP 90-7 requires that pre-petition liabilities, including claims that become known after a petition is filed, be reported on the basis of the expected amount of the claim allowed rather than the amounts for which those claims might be settled. Until other information is available, recorded liability amounts represent Bethlehem’s best estimate for potential allowed claims.

      Except for secured debt and capital lease obligations, all recorded liabilities of the Debtors that arose pre-petition have been classified as liabilities subject to compromise. The Court authorized, but did not require, payments of certain pre-petition wages, employee benefits and other obligations. Net changes in pension, other post-employment benefits and certain other accrued liabilities since October 15, 2001, are included in liabilities subject to compromise. Liabilities subject to compromise at December 31, 2002 and 2001 follows:

	December 31

	2002	2001

	(Dollars in millions)
Pension liability	$2,849.0	$1,624.0
Other post-employment benefits	2,059.0	2,005.7
Unsecured debt	526.7	526.7
Accounts payable	190.7	220.8
Accrued employment costs	186.7	270.6
Other accrued liabilities	194.6	152.8
Accrued taxes and interest	66.7	77.5

Total	$6,073.4	$4,878.1

      Net costs resulting from reorganization of the businesses have been reported in the statements of operations separately as reorganization items. For the years ended December 31, 2002 and 2001, the following have been incurred:

	2002	2001

	(Dollars in millions)
Professional fees	$17.9	$7.1
(Gains) losses from termination of contracts	(2.0)	1.4
Interest income	(1.4)	(0.4)

Total	$14.5	$8.1

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      Interest on unsecured debt that was not charged to earnings for the year ended December 31, 2002, was about $45 million and about $9 million for the period from October 15 to December 31, 2001.

C.	Asset Impairments and Special Charges (Gains)

      Bethlehem recognized the following asset impairments and special charges (gains):

	2002	2001	2000

	(Dollars in millions)
Pension plan curtailment	$176.0	$—	$—
Impairment of long-lived assets	89.0	347.0	1.5
Employee benefit costs	78.5	42.5	4.5
Environmental accruals	37.0	5.0	—
Gain on sale of joint venture interests	—	(22.2)	(9.0)
Gain on Metropolitan Life conversion	—	—	(17.9)

Total	$380.5	$372.3	$(20.9)

      As discussed in Note H, Post-retirement Obligations, the Pension Benefit Guaranty Corporation (PBGC) filed a complaint in the United States District Court of Eastern Pennsylvania to terminate Bethlehem’s Pension Plan effective December 18, 2002. As a result, Bethlehem recorded a $176 million non-cash curtailment charge as required by generally accepted accounting principles.

      Bethlehem continually analyzes its ability to recover the carrying value of its long-lived assets. In 2002, based on facts and circumstances that had been evolving, Bethlehem determined that the carrying value of certain assets exceeded the related expected future cash flows. Accordingly, Bethlehem recognized non-cash impairment losses of $89 million, principally for its Pennsylvania Steel Technologies operation in Steelton, Pennsylvania as market conditions in the rail market remain depressed and a new competitor entered the market. The fair market value of the assets was estimated using expected future cash flows and other fair market value indicators. During 2001, Bethlehem recorded non-cash impairment losses of (1) $317 million for goodwill acquired in the 1998 Lukens merger, (2) $11 million for the 110-inch plate mill at Burns Harbor which is expected to remain idle indefinitely, (3) $15 million for its Chicago Cold Rolling facility and (4) $3 million for writing-off its equity investment in a joint venture that ceased operations. During 2000, Bethlehem recognized a $1.5 million loss in connection with closing its Burns Harbor ingot teeming and slab mill operations.

      Bethlehem has taken several actions to reduce employment costs. As a result of these actions, Bethlehem recognized non-cash charges to account for employee benefits (primarily pensions) as required by generally accepted accounting principles. During 2002, Bethlehem (1) reduced about 245 USWA represented positions at its Pennsylvania Steel Technologies operations in Steelton, Pennsylvania and reduced about 290 non-represented salaried positions and recognized a $76 million charge and (2) recorded a $2.5 million non-cash charge related to Bethlehem’s permanently idled pipe mill in Steelton, Pennsylvania. During 2001, Bethlehem (1) recognized a $7.5 million charge when it eliminated about 300 non-represented salaried positions and (2) recorded a $35 million charge when it closed its Lackawanna Coke operations. During 2000, Bethlehem recorded a $4.5 million charge in connection with the closure of its Burns Harbor slab mill.

      During the fourth quarter of 2002, Bethlehem received an administrative order from the Pennsylvania Department of Environmental Protection regarding future requirements related to managing acid mine drainage at its closed coal mining facilities. As a result, Bethlehem increased its estimate of probable total future spending and recorded a $17 million non-cash charge. Earlier in 2002, Bethlehem personnel attended a meeting requested by representatives from the New York Department of Environmental Conservation to discuss the contents and timing of a Consent Order to conduct a RCRA Corrective Measures Study and to

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

begin to implement an agreed upon plan of remediation at its closed steel manufacturing facility in Lackawanna, New York. Based upon the information received and the conceptual agreements reached at that meeting, Bethlehem recorded a $20 million non-cash charge to reflect its most current estimate of the total probable future remediation costs at Lackawanna. These cash requirements for remediation are expected to be expended over a protracted period of years, according to a schedule to be agreed upon by Bethlehem and the regulatory agencies. During 2001, in connection with its closing of the Lackawanna coke ovens, Bethlehem recognized a $5 million charge to clean out certain pipes and tanks that previously were operating.

      In 2001, Bethlehem sold its interest in MBR, a Brazilian iron ore property, for $4 million in cash and $19 million in credits against future iron ore purchases (all of which have been used) resulting in a $22 million gain. During 2000, Bethlehem sold its equity interest in Presque Isle Corporation for $10 million resulting in a $9 million gain.

      In 2000, Bethlehem received $18 million from the conversion of Metropolitan Life Insurance Company from a mutual company owned by its policyholders to a publicly held company, all of which was recognized as a gain.

D.	Acquisitions

      On June 5, 2002, Bethlehem acquired the remaining 50% ownership interest in Columbus Coatings Company (CCC) and Columbus Processing Company (CPC) joint ventures that Bethlehem did not already own from LTV Steel Corporation. CCC is an automotive quality, hot-dipped galvanized coating line and CPC is a steel slitting facility, both located in Columbus, Ohio. These interests were acquired for cash, a release of LTV’s guarantee of CCC’s debt and forgiveness of claims against LTV by Bethlehem and CCC. The value assigned to assets and liabilities acquired follows:

(Dollars in millions)

Property, plant & equipment	$155.3
Debt and capital lease obligation	(105.9)
Other — net	(0.3)

Net assets	49.1
Less:
Investment in and receivable from joint ventures and LTV	(46.7)

Cash purchase price, net of cash acquired	$2.4

      On August 1, 2001, Bethlehem purchased the remaining 45% ownership interest in Chicago Cold Rolling (CCR) that it did not already own for $1 million plus assumption of $19 million in debt.

      These acquisitions were accounted for using the purchase method of accounting. Bethlehem’s results include the operations of the businesses since the date of acquisition. Pro-forma amounts are not significant.

E.	Taxes

      Bethlehem’s benefit (provision) for income taxes consisted of:

	2002	2001	2000

	(Dollars in millions)
Federal — deferred	$—	$(985)	$26
Federal, state and foreign — current	10	1	(1)

Total benefit (provision)	$10	$(984)	$25

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      The income tax benefit recorded in 2002 represents a $10 million tax refund as a result of the “Job Creation and Workers Assistance Act of 2002” that was enacted on March 8, 2002. The Act provides Bethlehem the ability to carry back a portion of its 2001 Alternative Minimum Tax (AMT) loss for a refund of taxes paid in prior years that was not previously available.

      The benefit (provision) for income taxes differs from the amount computed by applying the federal statutory rate to pre-tax income (loss). The computed amounts and the items comprising the total differences follow:

	2002	2001	2000

	(Dollars in millions)
Pre-tax loss:
United States	$(710)	$(967)	$(144)
Foreign	—	1	1

Total	$(710)	$(966)	$(143)

Computed amounts	$249	$338	$50
Change in valuation allowance	(244)	(1,208)	(25)
Goodwill amortization/impairment	—	(115)	(4)
AMT refund	10	—	—
Percentage depletion	2	5	5
Reorganization costs	(6)	(3)	—
Other differences — net	(1)	(1)	(1)

Total benefit (provision)	$10	$(984)	$25

      The components of Bethlehem’s net deferred income tax asset are as follows:

	December 31

	2002	2001

	(Dollars in millions)
Temporary differences:
Employee benefits	$1,135	$985
Depreciable assets	(190)	(220)
Other	210	185

Total	1,155	950
Operating loss carry-forward	510	475
Alternative minimum tax credits	25	35

Deferred income tax asset	1,690	1,460
Valuation allowance	(1,690)	(1,460)

Deferred income tax asset — net	$—	$—

      Temporary differences represent the cumulative taxable or deductible amounts recorded in Bethlehem’s financial statements in different years than recognized in its tax returns. Bethlehem’s employee benefits temporary difference includes amounts expensed in its financial statements for post-retirement pensions, health care and life insurance that become deductible in its tax return upon payment or funding in qualified trusts. The depreciable assets temporary difference represents principally cumulative tax depreciation in excess of financial statement depreciation. Other temporary differences represent various net expenses accrued for financial reporting purposes that are not deductible for tax reporting purposes until paid. At December 31, 2002, Bethlehem had regular tax net operating loss carry-forwards (NOL) of about $1.5 billion and alternative minimum tax loss carry-forwards of about $1 billion. The NOL will expire in varying amounts from 2005 through 2022 if Bethlehem is unable to use the amounts to offset taxable income in the future. Bethlehem’s ability to reduce future income tax payments through the use of NOL could be limited if it were

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

to undergo an ownership change as defined by the Internal Revenue Code. A chapter 11 plan may cause such an ownership change, may reduce the amount of NOL available and may limit NOL usage. Any liabilities cancelled under a chapter 11 plan will reduce Bethlehem’s NOL by the amount cancelled and, therefore, in substance will be taxable income.

      FASB Statement No. 109, Accounting for Income Taxes, requires that Bethlehem record a valuation allowance when it is “more likely than not that some portion or all of the deferred tax assets will not be realized.” It further states, “forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years.” Bethlehem incurred financial accounting losses in 1999 through 2001. Bethlehem’s results during 2001 were worse than it anticipated at the beginning of the year and it was not able to use any of the NOL expiring in 2001 in its federal income tax return for the year. In the absence of specific favorable factors, application of FASB Statement No. 109, and its subsequent interpretations require a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, during 2001, after consideration of these factors, Bethlehem provided a 100% valuation allowance for its deferred tax asset increasing its non-cash provision for income taxes for 2001 by $985 million. Bethlehem will continue this policy in the future until, at a minimum, a chapter 11 plan is confirmed.

      In addition to income taxes, Bethlehem incurred costs for certain other taxes as follows:

	2002	2001	2000

	(Dollars in millions)
Employment taxes	$55.9	$69.4	$69.7
Property taxes	23.0	29.2	31.4
State taxes and other	6.6	7.0	9.7

Total other taxes	$85.5	$105.6	$110.8

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

F.	Debt and Capital Lease Obligations

	December 31

	2002	2001

	(Dollars in millions)
Secured debt:
Notes and loans:
GECC DIP facility, Variable, Due October, 2003	$280.7	$205.6
Inventory debt, LIBOR plus 1.125%, Due October, 2003	289.9	289.9
CCC financing, Variable rate, Due October, 2003	68.2	—
Cold mill financing, LIBOR plus 2.5%, Due October, 2003	38.8	43.8
CCR financing, Variable rate, Due 2005	17.9	18.0
Dauphin County, PA Note 2%, Due 2003-2009	2.3	2.3
Capital lease obligations:
Wide slab caster, 9.867%, Due 2003-2005	42.6	46.1
Ore vessel, 11.5%, Due 2003-2009	24.2	26.1
Other	16.0	15.7

Total secured debt	780.6	647.5
Unsecured debt:
Notes and loans:
7 5/8% notes, Due 2004	150.0	150.0
10 3/8% notes, Due 2003	102.8	102.8
6 1/2% notes, Due 2006	75.0	75.0
9.64%, Due 2003-2009	0.3	0.3
Debentures:
8.45%, Due 2005	73.9	73.9
Pollution control and industrial revenue bonds:
7 1/2%–8%, Due 2015-2024	127.7	127.7

Total unsecured debt	529.7	529.7
Unamortized debt discount	(3.0)	(3.0)

Total debt	1,307.3	1,174.2
Amounts classified as current	(695.7)	(19.3)
Amounts classified as subject to compromise	(526.7)	(526.7)

Long-term	$84.9	$628.2

      At December 31, 2002 and 2001, secured debt and capital lease obligations with contractual maturities of less than one year are classified as current. All unsecured debt instruments have been classified as liabilities subject to compromise. Interest or principal is not expected to be paid or accrued on unsecured debt until a chapter 11 plan has been confirmed.

      A $450 million debtor-in-possession (DIP) financing with the General Electric Capital Corporation (GECC) was approved by the Court in 2001. The Court has authorized a $5 million carve out for the protection of certain administrative costs. The GECC financing is collateralized by, among other things, a senior lien on substantially all of the Debtors’ assets, excluding inventory and those assets that had previously been subject to a lien, and a junior lien on inventory and those assets that had previously been subject to a lien.

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The GECC financing expires on the earlier of confirmation of a chapter 11 plan or October 15, 2003. Bethlehem’s wholly owned subsidiaries that did not file for chapter 11 reorganization have guaranteed the financing. The PBGC’s legal action to terminate Bethlehem’s pension plan (see Note H, Post-retirement Benefits for more details) is an event of default under the GECC financing. However, on December 27, 2002, GECC agreed to waive such default and amended the credit facility’s pension plan related provisions. The amendment was subsequently approved by the Court. Bethlehem pays interest on this financing at its option at either (1) an indexed rate, typically based on the prime rate, plus 2.5% or (2) LIBOR plus 3.5%. At December 31, 2002 and 2001 its average rate was about 6%. The GECC financing contains certain financial performance covenants, with which Bethlehem is in compliance at December 31, 2002, and restricts its ability to pay dividends. Initial proceeds from the GECC financing were used to repurchase accounts receivable that had been sold under a previous credit facility. As part of the GECC financing, the $290 million previously borrowed under an inventory credit facility remains outstanding as secured debt for the term of the GECC financing. Interest is payable monthly in arrears on the GECC facility and as adequate protection on the inventory debt. At December 31, 2002, letters of credit outstanding under the GECC financing amounted to $16 million and, based on net eligible receivables in the borrowing base, $133 million was available for borrowing. In 2001, Bethlehem incurred $8 million in debt financing costs related to the facility that are being amortized over the two year term of the loan.

      Because of Bethlehem’s chapter 11 filing, CCC, which has not filed for chapter 11, and Bethlehem are in default under that loan agreement which would allow the lenders to call the full amount of the loan. Bethlehem believes that the market value of CCC exceeds the loan amount. In October, Bethlehem filed a motion with the Bankruptcy Court requesting approval to refinance with General Electric Capital Corporation the outstanding loan balance. A hearing was held on December 5, 2002 and the motion was approved. Closing on a new financing arrangement has been delayed indefinitely as management considers the impact of the PBGC’s legal actions to terminate Bethlehem’s pension plan.

      At December 31, 2002 and 2001, the estimated fair value of its unsecured debt was about $500 million less and $480 million less than the recorded amounts.

      The amounts included in property, plant and equipment for capital leases were $76 million (net of $17 million accumulated amortization) and $86 million (net of $10 million accumulated amortization) at December 31, 2002 and 2001.

G.	Commitments and Contingent Liabilities

      In 2000, Bethlehem sold and leased back under a long-term charter an ore vessel. The gain of $28 million was deferred and will be recognized over the eight-year life of the charter agreement. Bethlehem recognized $4 million of the gain during 2002 and 2001.

      Also in 2000, Bethlehem entered into a 12-year agreement to purchase pulverized coal for injection into L blast furnace at Sparrows Point. Bethlehem pays a minimum of $11 million per year plus additional amounts based on the amount of coal consumed. During 2002, Bethlehem made minimum payments of $11 million, paid variable fees of $5 million and purchased 561,000 tons of coal for $22 million.

      In 1998, Bethlehem sold the No. 1 Coke Oven Battery at Burns Harbor and entered into agreements to operate the facility and purchase about 800,000 tons of coke per year through the year 2007. Bethlehem purchased 845,000 tons of coke at a cost of $105 million in 2002, 821,000 tons at a cost of $99 million in 2001, and 851,000 tons at a cost of $104 million in 2000. The gain on the sale of about $160 million was deferred and is being recognized over the nine-year life of the operating and purchase agreements. Bethlehem has recognized $18 million of the gain in each year since 1999 as a reduction of cost of sales.

      In 1997, Bethlehem sold its interest in the Iron Ore Company of Canada (IOC) and entered into a 14-year agreement to purchase up to 1.8 million tons of iron ore pellets per year generally at market prices

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

through the year 2004 and about 500,000 tons in the years 2005 through 2011. In 2002, Bethlehem purchased 1.9 million net tons of iron ore from IOC at a cost of $50 million.

      Future minimum payments under noncancellable operating leases at December 31, 2002 were $30 million in 2003, $28 million in 2004, $24 million in 2005, $21 million in 2006, $15 million in 2007 and $62 million thereafter. Total rental expense under operating leases was $33 million, $35 million and $36 million in 2002, 2001 and 2000.

      At December 31, 2002, Bethlehem had outstanding approximately $35 million of purchase orders for additions and improvements to its properties.

      Bethlehem has guaranteed half the debt of its Double G joint venture. As of December 31, 2002 Bethlehem’s exposure was $7 million. National Steel Corporation, its partner in the joint venture, has guaranteed the other half.

      The domestic steel industry is subject to various federal, state and local environmental laws and regulations concerning, among other things, air emissions, wastewater discharges and solid and hazardous waste disposal. Bethlehem and federal and state regulatory agencies conduct negotiations to resolve differences in interpretation of certain environmental control requirements. In some instances, those negotiations are held in connection with the resolution of pending environmental proceedings. Bethlehem believes that there will not be any significant curtailment or interruptions of any of its important operations as a result of these proceedings and negotiations. Bethlehem cannot predict the specific environmental control requirements that it will face in the future. Based on existing and anticipated regulations promulgated under presently enacted legislation, Bethlehem has recorded liabilities for future remediation costs at December 31, 2002 and 2001 of about $116 million and $77 million. Bethlehem also currently estimates that capital expenditures for environmental control in the near-term will average about $55 million per year. Estimates of future capital expenditures and operating costs required for environmental compliance and reclamation, however, are subject to numerous uncertainties, including the evolving nature of regulations, possible imposition of more stringent requirements, availability of new technologies and the timing of expenditures. Environmental claims under the Code for environmental remediation and other environmental matters are expected to be ultimately resolved along with all other unsecured claims as part of a chapter 11 plan. Bethlehem believes that the future costs of environmental compliance will not have a material adverse effect on its competitive position with respect to other integrated domestic steelmakers that are subject to the same environmental requirements.

      In the ordinary course of its business, Bethlehem is involved in various pending or threatened legal proceedings. These proceedings include a large number of cases in which plaintiffs allege injury due to exposure to asbestos, allegedly resulting from past operations of Bethlehem and others. All of the asbestos cases resolved to date have either been dismissed as to Bethlehem or settled for immaterial amounts. The prosecution of any claims and any payments related to litigation existing on October 15, 2001, the date of Bethlehem’s filing for protection under chapter 11 of the Code, are automatically stayed pending resolution of all unsecured claims as part of a chapter 11 plan.

      Bethlehem cannot predict with certainty the outcome of any legal or environmental proceedings to which it is party. In Bethlehem’s opinion, however, adequate reserves have been recorded for losses that are probable and result from legal proceedings and environmental reclamation requirements relating to events occurring prior to December 31, 2002. If such reserves prove to be inadequate, however, it is reasonably possible that Bethlehem could be required to record a charge to earnings that could be material to the results of operations in a particular future quarterly or annual period. Bethlehem believes that any ultimate liability arising from these actions that is reasonably possible over what has been recorded will not be material to Bethlehem’s consolidated financial condition or near-term cash flow requirements.

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

H.	Post-Retirement Benefits

      On December 18, 2002, the PBGC filed a complaint in the United States District Court for the Eastern District of Pennsylvania alleging there was sufficient cause under applicable laws to terminate the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies (the Plan). The complaint requests, among other things, that the PBGC be appointed as the Plan’s trustee and December 18, 2002 be established as the Plan’s termination date. Bethlehem is considering all legal options and has until February 21, 2003 to respond. As a result of the PBGC’s actions, Bethlehem recognized a curtailment loss of $176 million in 2002 as required by generally accepted accounting principles and will not record future pension expense under the Plan. A termination would require Bethlehem to transfer administration responsibilities for the Plan and transfer ownership of the Plan’s assets to the PBGC.

      Bethlehem’s pension plan provides post-retirement benefits for substantially all its employees. Defined benefits are based on years of service and the five highest consecutive years of pensionable earnings during the last ten years prior to retirement or a minimum amount based on years of service. Bethlehem funds annually the amount required under ERISA minimum funding standards plus additional amounts as appropriate based on liquidity. In addition, Bethlehem currently provides other post-retirement benefits (OPEB) for health care and life insurance to most employees and their dependents.

      Under applicable accounting principles, Bethlehem is required to record a minimum pension liability at year-end, using its November 30, 2002 measurement date, equal to the unfunded accumulated pension obligation of $2,796 million for 2002 and $1,624 million for 2001. The difference between the unfunded pension accumulated and projected benefit obligations represents the projected future increases in salaries and wages used for actuarial purposes. Those applicable accounting principles require that any excess of the minimum liability over the accrued expense be recorded as an intangible asset up to the unamortized past service costs with the balance charged to other comprehensive income. As a result of the PBGC’s actions Bethlehem was required to immediately recognize these unamortized past service costs as a plan curtailment. (See Note C, Asset Impairments and Special Charges (Gains).)

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      The following sets forth the plans’ funded status at Bethlehem’s valuation date together with certain actuarial assumptions used and the amounts recognized in its consolidated balance sheets and statements of operations on a going concern basis in accordance with generally accepted accounting principles:

	Pension		OPEB

	2002	2001	2002	2001

	(Dollars in millions)
Change in benefit obligation:
Projected benefit obligation — beginning of year	$6,495	$6,060	$3,031	$2,775
Current service cost	62	60	14	13
Interest cost	444	463	209	213
Actuarial adjustments	189	469	77	223
Other	5	32	—	12
Benefits/administration fees paid	(612)	(589)	(224)	(205)

Projected benefit obligation — November 30	6,583	6,495	3,107	3,031

Change in plan assets
Fair value of plan assets — beginning of year	4,753	5,735	17	90
Actual return on plan assets	(472)	(393)	—	1
Employer contributions	15	8	—	—
Benefits/administration fees paid	(619)	(597)	(1)	(74)

Fair value of plan assets — November 30	3,677	4,753	16	17

Unfunded projected benefit obligation	2,906	1,742	3,091	3,014
Unrecognized:
Net actuarial (loss)	(1,905)	(838)	(992)	(960)
Effect of future salary increases	(110)	(120)	—	—
Prior service from plan amendments	—	(223)	(10)	(12)
December — net/other	53	5	9	5

Accrued expense	$944	$566	$2,098	$2,047

Balance sheet accounts:
Current and long-term liabilities	$—	$—	$39	$41
Liabilities subject to compromise	2,849	1,624	2,059	2,006
Adjustments to recognize minimum pension liability:
Accumulated other comprehensive loss	(1,905)	(833)	—	—
Intangible pension asset	—	(225)	—	—

Accrued expense	$944	$566	$2,098	$2,047

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Pension			OPEB

	2002	2001	2000	2002	2001	2000

	(Dollars in millions)
Components of net expense:
Current service cost	$62	$60	$64	$14	$13	$12
Interest cost	444	463	468	209	213	212
Expected return on plan assets	(426)	(520)	(557)	(1)	(1)	(7)
Other	—	8	—	—	3	—
Amortizations:
Initial net obligation	2	34	34	—	—	—
Plan amendments	61	50	50	2	2	2
Actuarial (gain) loss	—	—	(12)	46	34	38
PBGC, Multiemployer, other	7	8	8	7	7	7

Net expense*	$150	$103	$55	$277	$271	$264

*Excludes amounts in special charges.

Assumptions:
Expected return on plan assets	9 1/2%	9 1/2%	9 1/2%	7 1/8%	8%	8%
Discount rate — expense	7 1/8%	8%	8%	7 1/8%	8%	8%
Discount rate — projected obligation	6 3/4%	7 1/8%	8%	6 3/4%	7 1/8%	8%
Rate of compensation increase	3%	3%	2.9%	3%	3%	2.9%
Trend rate
— beginning next year	n/a	n/a	n/a	8.1%	8.8%	8.6%
— ending rate	n/a	n/a	n/a	4.8%	4.8%	4.8%
— ending year	n/a	n/a	n/a	2010	2010	2010

      A one-percentage-point change in assumed health care cost trend rates would have an effect of $20 million on the total service and interest cost components of the 2003 OPEB expense and of $260 million on the November 30, 2002 projected benefit obligation for OPEB.

      Bethlehem filed a motion with the Court to form a committee under Section 1114 of the Code with the possible outcome being a reduction or elimination of Bethlehem’s requirement to pay retiree medical and life insurance benefits.

I.	Stockholder Rights Agreement

      Bethlehem has a Stockholder Rights Agreement under which holders of Common Stock have rights to purchase a new series of Preference Stock, or under certain circumstances, additional shares of Common Stock. The rights generally become exercisable if a person or group begins a tender or exchange offer that would result in that person or group owning 15% or more of Bethlehem’s Common Stock. Under these circumstances, each right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Preference Stock at an exercise price of $60 per unit. The rights also become exercisable if a person or group acquires 15% or more of Common Stock or acquires 5% or more of Common Stock and makes a filing under the Hart- Scott-Rodino Antitrust Improvements Act of 1976. Under these circumstances, each right entitles the holder (other than the acquirer) to purchase, for the right’s exercise price, a number of shares of Common Stock (or, in certain circumstances, other consideration) worth twice the right’s exercise price. Bethlehem may redeem new rights under certain circumstances at one cent per right. If the rights are not redeemed or extended, they will expire in October 2008.

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

J.	Stock Options

      At December 31, 2002, Bethlehem had options outstanding under various Plans approved by its stockholders. New options can be granted only under the Plan approved in 2001, which reserved 6,400,000 shares of Common Stock for such use. At December 31, 2002, options on 5,480,750 shares of Common Stock were available for granting. Under the plans, the option price is the fair market value of its Common Stock on the date the option is granted. Options issued under the Plans become exercisable one to four years after the date granted and expire ten years from the date granted. Exercisable options may be surrendered for the difference between the option price and the quoted market price of the Common Stock on the date of surrender. Depending on the circumstances, option holders receive either Common Stock, cash, or a combination of Common Stock and cash. Because of the surrender component in its options, related expense is recognized periodically based on the difference between the option price and current quoted market prices. No options were granted in 2002. Compensation expense recognized and weighted average fair value for the options granted in 2002, 2001 and 2000 were not material.

      Changes in options outstanding during 2002, 2001 and 2000 were as follows:

	Number of	Weighted
	Options	Average Price

Balance December 31, 1999	5,682,077	$13
Granted	889,250	6
Terminated or canceled	(286,899)	15
Surrendered or exercised	(1,000)	6

Balance December 31, 2000	6,283,428	12
Granted	1,145,450	3
Terminated or canceled	(514,919)	13
Surrendered or exercised	(10,360)	8

Balance December 31, 2001	6,903,599	11
Terminated or canceled	(668,745)	10

Balance December 31, 2002	6,234,854	$11

      Options exercisable at the end of 2002, 2001 and 2000 were 4,938,516; 4,575,387 and 4,303,416.

      Information on its stock options at December 31, 2002 follows:

	Number of	Average	Average	Number of	Average
Range of	Options	Exercise	Contractual	Options	Exercise
Exercise Prices	Outstanding	Price	Life (Years)	Exercisable	Price

$2.375 – 7.37	1,864,727	$4	8	751,914	$5
8.125 – 20.375	4,370,127	13	4	4,186,602	13

Total	6,234,854	11	5	4,938,516	12

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

K.	Stockholders’ Deficit

										Accumulated

	Preferred Stock		Preference Stock		Common Stock		Common Stock			Other
	$1.00 Par Value		$1.00 Par Value		$1.00 Par Value		Held in Treasury		Additional	Compre-
									Paid-In	hensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit

	(Shares in thousands and dollars in millions, except per share data)
Balance December 31, 1999	11,623	$11.6	2,010	$2.0	133,589	$133.6	2,119	$(60.6)	$1,961.5	$—	$(771.0)
Net loss for year											(118.4)
Dividends on Preferred Stock									(40.4)
Preference Stock:
Stock dividend			100	0.1					(0.1)
Issued			84	0.1					0.1
Converted			(138)	(0.1)	138	0.1
Common Stock:
Acquired							2,732	(5.1)
Issued					897	0.9			5.7

Balance December 31, 2000	11,623	11.6	2,056	2.1	134,624	134.6	4,851	(65.7)	1,926.8	—	(889.4)
Net loss for year											(1,949.6)
Minimum pension adjustment										(833.0)
Dividends on Preferred Stock									(20.2)
Preference Stock:
Stock dividend			102	0.1					(0.1)
Issued			19	—
Converted	(265)	(0.2)	(149)	(0.2)	783	0.8			(0.4)
Common Stock:
Acquired							47	(0.2)
Issued					374	0.4			2.1

Balance December 31, 2001	11,358	11.4	2,028	2.0	135,781	135.8	4,898	(65.9)	1,908.2	(833.0)	(2,839.0)
Net loss for year											(699.6)
Minimum pension adjustment										(1,072.0)
Preference Stock:
Converted	(103)	(0.1)	(62)	—	306	0.3			(0.2)
Common Stock:
Acquired							54	—
Issued					5				1.9

Balance December 31, 2002	11,255	$11.3	1,966	$2.0	136,092	$136.1	4,952	$(65.9)	$1,909.9	$(1,905.0)	$(3,538.6)

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      Total non-owner changes in equity were as follows:

	2002	2001	2000

	(Dollars in millions)
Net Loss	$(699.6)	$(1,949.6)	$(118.4)
Minimum Pension Adjustment	(1,072.0)	(833.0)	—

	$(1,771.6)	$(2,782.6)	$(118.4)

      Preferred and Preference Stock issued and outstanding:

	December 31

	2002	2001

	(Shares in thousands)
Preferred Stock — Authorized 20,000 shares
$5.00 Cumulative Convertible Preferred Stock	2,500	2,500
$2.50 Cumulative Convertible Preferred Stock	3,999	4,000
$3.50 Cumulative Convertible Preferred Stock	4,756	4,858

Preference Stock — Authorized 20,000 shares
Series “A” 5% Cumulative Convertible Preference Stock	1,288	1,324
Series “B” 5% Cumulative Convertible Preference Stock	678	704

      Each share of $3.50 Cumulative Convertible Preferred Stock issued in 1993 is convertible into 2.39 shares of Common Stock, subject to certain events. Each share of the $5.00 Cumulative Convertible Preferred Stock and the $2.50 Cumulative Convertible Preferred Stock issued in 1983 is convertible into 1.77 and .84 shares of Common Stock, subject to certain events. During 2001, Bethlehem declared and paid only the first and second quarter dividend on Preferred Stock. Under Delaware law, Bethlehem has insufficient “surplus” to pay dividends on Preferred and Common Stock. The remaining 2001 and all of 2002 quarterly dividends are in arrears. Bethlehem’s failure to pay dividends on its Preferred Stock for six consecutive quarters triggers the right of the holders of a majority of the Preferred Stock to demand that two directors nominated by them be appointed to the Board. To date, the holders of a majority of the Preferred Stock have not made any demand to have any new directors appointed to the Board. Dividend payments are also restricted by Bethlehem’s GECC financing (See Note F, Debt and Capital Lease Obligations).

      In accordance with its labor agreements, Bethlehem issues Preference Stock to a trustee under the Employee Investment Program. Series “A” and Series “B” of Preference Stock have a cumulative dividend of 5% per annum payable at Bethlehem’s option in cash, Common Stock or additional shares of Preference Stock. Each share of Preference Stock is entitled to vote with Common Stock on all matters and is convertible into one share of Common Stock.

BETHLEHEM STEEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

L.	Earnings Per Share

      The following presents the details of Bethlehem’s earnings per share calculations:

	2002	2001	2000

	(Shares in thousands and dollars
	in millions, except per share data)
Basic and Diluted Earnings Per Share
Net loss	$(699.6)	$(1,949.6)	$(118.4)
Less dividend requirements
$2.50 preferred dividend-cash	(10.0)	(10.0)	(10.0)
$5.00 preferred dividend-cash	(12.5)	(12.5)	(12.5)
$3.50 preferred dividend-cash	(16.9)	(17.7)	(17.9)
5% preference dividend-stock	—	(0.3)	(0.3)

Total preferred and preference dividends	(39.4)	(40.5)	(40.7)
Net loss applicable to Common Stock	$(739.0)	$(1,990.1)	$(159.1)

Average Shares of Common Stock outstanding	130,981	130,077	131,747

Basic and Diluted Earnings Per Share	$(5.64)	$(15.30)	$(1.21)

M.	Quarterly Financial Data (Unaudited)

	2002				2001

	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q

		(Dollars in millions, except per share data)
Net sales	$803.8	$933.5	$938.5	$896.6	$877.9	$911.1	$825.4	$719.9
Cost of sales	811.5	931.2	887.5	869.6	910.8	915.2	844.0	798.6
Net loss	(97.3)	(118.9)	(54.2)	(429.2)	(118.4)	(1,131.9)	(152.2)	(547.1)
Net loss per Common Share — basic & diluted	(0.82)	(0.98)	(0.49)	(3.35)	(0.99)	(8.80)	(1.25)	(4.27)

N.	Information About Products and Services

	Percentage of Bethlehem’s
	Net Sales By Major Product

	2002	2001	2000

Steel mill products:
Hot-rolled sheets	16.1%	15.3%	14.9%
Cold-rolled sheets	16.1	15.2	18.9
Coated sheets	31.2	29.0	27.9
Tin mill products	8.2	7.9	6.3
Plates	17.4	21.6	20.5
Rail products	2.8	3.5	3.9
Other steel mill products	1.6	1.5	2.0
Other products and services (including raw materials and freight)	6.6	6.0	5.6

	100.0%	100.0%	100.0%

      Bethlehem’s largest customer, General Motors Corporation, accounts for about 10% of its consolidated sales in 2002, 2001 and 2000.

BETHLEHEM STEEL CORPORATION

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

as of March 31, 2003 and December 31, 2002, and for the three months ended March 31, 2002 and 2003

BETHLEHEM STEEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31

	2003	2002

	(Unaudited)
	(Dollars in millions)
Net Sales	$907.7	$803.8

Costs and Expenses
Cost of sales	866.1	811.5
Depreciation	60.1	60.5
Selling, administration and general expense	17.0	25.1
Impairment and other charges (Note 2)	2,300.0	—

Total Costs and Expenses	3,243.2	897.1

Loss from Operations	(2,335.5)	(93.3)
Reorganization Items (Note 4)	(5.6)	(2.1)
Financing Expense — net (Note 5)	(12.6)	(12.2)

Loss before Income Taxes and Cumulative Effect of Accounting Change	(2,353.7)	(107.6)
Benefit from Income Taxes (Note 6)	—	10.3

Loss before Cumulative Effect of Accounting Change	(2,353.7)	(97.3)
Cumulative Effect of Accounting Change (Note 3)	(12.5)	—

Net Loss	(2,366.2)	(97.3)
Dividend Requirements on Preferred and Preference Stock	9.8	9.9

Net Loss Applicable to Common Stock	$(2,376.0)	$(107.2)

Net Loss per Common Share (Basic and Diluted):
Net loss before cumulative effect of accounting change	$(18.00)	$(0.82)
Cumulative effect of accounting change	(0.10)	—

Net loss per common share	$(18.10)	$(0.82)

Average Shares Outstanding:
Basic and Diluted (millions)	131.3	130.9
Additional Data
Steel products shipped (thousands of net tons)	1,948	1,880
Raw steel produced (thousands of net tons)	2,199	2,306

The accompanying Notes are an integral part of the Consolidated Financial Statements.

BETHLEHEM STEEL CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2003	2002

	(Unaudited)
	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$40.9	$67.6
Receivables, less allowances	372.3	350.2
Inventories:
Raw materials	215.9	224.6
Finished and semifinished	526.0	516.3

Total Inventories	741.9	740.9
Other current assets	9.1	27.6

Total Current Assets	1,164.2	1,186.3
Investments and Miscellaneous Assets (Note 2)	13.4	76.9
Property, Plant and Equipment — net (Notes 2 and 3)	347.9	2,615.5

Total Assets	$1,525.5	$3,878.7

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$166.7	$167.6
Accrued employment costs	94.1	102.6
Accrued taxes	35.9	31.3
Debt and capital lease obligations — current	693.0	695.7
Other current liabilities	47.4	50.1

Total Current Liabilities	1,037.1	1,047.3
Long-term Debt and Capital Lease Obligations	80.5	84.9
Deferred Gain	76.1	81.5
Long-term Liabilities (Note 3)	47.4	41.8
Liabilities Subject to Compromise (Note 7)	6,100.4	6,073.4
Stockholders’ Deficit:
Preferred Stock	11.3	11.3
Preference Stock	1.9	2.0
Common Stock	136.3	136.1
Common Stock held in treasury at cost	(65.9)	(65.9)
Additional paid-in capital	1,910.2	1,909.9
Accumulated other comprehensive loss	(1,905.0)	(1,905.0)
Accumulated deficit	(5,904.8)	(3,538.6)

Total Stockholders’ Deficit	(5,816.0)	(3,450.2)

Total Liabilities and Stockholders’ Deficit	$1,525.5	$3,878.7

The accompanying Notes are an integral part of the Consolidated Financial Statements.

BETHLEHEM STEEL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31 2003

	2003	2002

	(Unaudited)
	(Dollars in millions)
Operating Activities:
Net loss	$(2,366.2)	$(97.3)
Adjustments for items not affecting cash from operating activities:
Depreciation and amortization	60.1	60.5
Impairment and other charges (Note 2)	2,300.0	—
Cumulative effect of accounting change (Note 3)	12.5	—
Recognition of deferred gains	(5.4)	(5.6)
Reorganization items	5.6	2.1
Other — net	1.9	4.9
Working capital (excluding financing and investing activities):
Receivables	(22.6)	(20.0)
Inventories	—	3.1
Accounts payable	(1.0)	(9.8)
Other	3.1	10.7
Funding Postretirement Benefits:
Pension funding less than expense (Note 1)	—	35.6
Retiree healthcare and life insurance benefit payments less than expense	11.7	14.1

Cash Used For Operating Activities Before Reorganization Items	(0.3)	(1.7)
Reorganization items	(5.6)	(2.1)

Cash Used For Operating Activities	(5.9)	(3.8)

Investing Activities:
Capital expenditures	(15.7)	(14.2)
Cash proceeds from asset sales	10.4	16.6

Cash Provided By (Used For) Investing Activities	(5.3)	2.4

Financing Activities:
Borrowings	15.0	0.5
Debt and capital lease payments	(22.1)	(18.1)
Other payments	(8.4)	(9.0)

Cash Used For Financing Activities	(15.5)	(26.6)

Net Decrease in Cash and Cash Equivalents	(26.7)	(28.0)
Cash and Cash Equivalents — Beginning of Period	67.6	104.0

— End of Period	$40.9	$76.0

Supplemental Cash Information:
Interest and other financing costs, net of amount capitalized	$12.6	$7.8
Capital lease obligations incurred	—	1.9

The accompanying Notes are an integral part of the Consolidated Financial Statements.

BETHLEHEM STEEL CORPORATION

NOTES TO MARCH 31, 2003 CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

      1.     These Consolidated Financial Statements are unaudited and should be read together with audited financial statements for the year ended December 31, 2002 included in this prospectus and other reports filed by Bethlehem with the Securities and Exchange Commission during 2003.

      On October 15, 2001, Bethlehem and 22 of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions for reorganization under chapter 11 of the United States Code (the Code) in the United States Bankruptcy Court for the Southern District of New York (the Court).

      On March 12, 2003, Bethlehem signed an asset purchase agreement (APA) to sell substantially all of its assets to a subsidiary of International Steel Group, Inc. (ISG) for cash, ISG Class B common stock and the assumption of certain liabilities. The transaction is expected to provide Bethlehem sufficient cash to satisfy all allowed secured, administrative and priority claims. Under the terms of the APA, the ISG Class B common stock with an expected value of $15 million is available to be distributed to the pre-petition unsecured creditors upon confirmation by the Court of a chapter 11 liquidating plan. No value will be distributed to holders of Bethlehem’s common, preferred or preference equity. The APA was approved by the Court on April 22, 2003. In connection with the approval of the APA, among other matters, the United Steelworkers of America agreed to release substantially all claims against Bethlehem and subsidiary companies; the trustees of the funds under the Coal Industry Health Benefit Retiree Act of 1992 agreed to withdraw their civil action filed on March 18, 2003 in the United States District Court for the District of Columbia for injunctive relief and agreed to settle certain claims against Bethlehem and “related persons;” and the Pension Benefit Guaranty Corporation (PBGC) agreed to release certain claims against any member of Bethlehem’s “controlled group” under Title IV of ERISA. Closing was completed on May 7, 2003, however, the opening of business on May 1, 2003 is the effective closing date for financial purposes. Bethlehem plans to file a chapter 11 liquidating plan with the Court within 60 days. Upon confirmation of such plan by the Court, Bethlehem’s chapter 11 case can be closed.

      On March 25, 2003, the Court approved a motion under section 1114 of the Code terminating health care and life insurance benefits (OPEB) for claims incurred after March 31, 2003, for substantially all current and future retired employees and their eligible dependents. Claims incurred on or before March 31, 2003 and received on or before May 31, 2003 will be paid. The Court also required, if sufficient funds are available, Bethlehem to reimburse up to two weeks of COBRA premiums paid by Bethlehem’s COBRA enrollees after all allowed secured, priority and administrative claims have been paid. Any remaining cash will be paid to ISG under the terms of the APA.

      On December 18, 2002, the PBGC filed a complaint in the United States District Court for the Eastern District of Pennsylvania alleging there was sufficient cause under applicable laws to terminate the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies (the Pension Plan). The complaint requested, among other things, that December 18, 2002 be established as the Pension Plan’s termination date and that the PBGC be appointed the Pension Plan’s ERISA trustee with full responsibility for managing Pension Plan assets and administering Pension Plan benefits. By agreement dated April 30, 2003, the litigation was resolved on the basis that the Pension Plan be terminated effective December 18, 2002 and the PBGC assume the duties of ERISA trustee of the Pension Plan effective April 30, 2003. As a result of the PBGC’s action to terminate Bethlehem’s Pension Plan, Bethlehem is not recording any pension expense in 2003.

      2.     As a result of the events mentioned in Note 1, Bethlehem recorded in March 2003 a loss for impairment of long-lived assets of approximately $2.3 billion and a loss for unrecognized past service cost resulting from the termination of OPEB of $10 million. In addition, Bethlehem adopted the liquidation basis of accounting as of April 30, 2003. The liquidation basis of accounting requires Bethlehem to accrue approximately $28 million as an estimate for expenses to be incurred during the period through closing the chapter 11 case. It also requires that assets be stated at their estimated net realizable value which was accomplished with the impairment charge recognized in March 2003. Bethlehem’s pre-petition unsecured

BETHLEHEM STEEL CORPORATION

NOTES TO MARCH 31, 2003 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

liabilities of approximately $6 billion continue to be valued at their historical basis until “legal release” by the Court. This release will occur when the ISG Class B common stock, with an expected value of $15 million becomes available to distribute to pre-petition unsecured creditors. Such creditors are also entitled to receive the benefits of any bankruptcy avoidance claims that Bethlehem may have.

      The pro forma statement of net liabilities as of March 31, 2003 reflecting (1) the adoption of the liquidation basis of accounting, (2) the sale of substantially all of Bethlehem’s assets to ISG and (3) the revaluation of liabilities upon “legal release” to the anticipated settlement value of the ISG Class B common stock follows ($ in millions):

Bethlehem Steel Corporation

Pro Forma Consolidated Statement of Net Liabilities
March 31, 2003

	Historical	Adjustments		Pro Forma

Assets
Current Assets:
Cash and cash equivalents	$40.9	$57.1	(a)	$98.0
Receivables — net	372.3	(252.3	)(a)	120.0
Inventories	741.9	(741.9	)(a)	—
Other current assets	9.1	0.9	(a)	10.0

Total Current Assets	1,164.2	(936.2)		228.0
Investments and Miscellaneous Assets	13.4	1.6	(a)	15.0
Property, Plant and Equipment — net	347.9	(347.9	)(a)	—

Total Assets	1,525.5	(1,282.5)		243.0

Liabilities
Current Liabilities:
Accounts payable	166.7	(166.7	)(a)	—
Accrued employment costs	94.1	7.9	(a)(b)	102.0
Secured debt and capital lease obligations-current	693.0	(693.0	)(a)	—
Other current liabilities	83.3	57.7	(a)(b)	141.0

Total Current Liabilities	1,037.1	(794.1)		243.0
Secured Debt and Capital Lease Obligations	80.5	(80.5	)(a)	—
Deferred Gains and Other Long-Term Liabilities	123.5	(123.5	)(a)(b)	—
Liabilities Subject to Compromise	6,100.4	(6,100.4	)(a)(b)	—

Total Liabilities	7,341.5	(7,098.5)		243.0

Net Liabilities	$(5,816.0)	$5,816.0		$—

Notes:

(a)	Adjustment to reflect sale of assets to ISG and April activity.

(b)	Adjustment to write-down liabilities of approximately $5.9 billion to anticipated settlement amount and to record accruals of approximately $28 million for estimated costs through closing the chapter 11 case.

      3.     On January 1, 2003, Bethlehem adopted FASB Statement No. 143, Accounting for Asset Retirement Obligations. The Statement requires the recognition of a liability and an asset for the estimated cost of disposal as part of the initial cost of a long-lived asset and subsequent amortization of the asset to expense. As a result of adopting this Statement, Bethlehem increased property, plant and equipment, net by $1 million, other long-term liabilities by $13 million and recorded a $12 million charge for the “cumulative effect of a

BETHLEHEM STEEL CORPORATION

NOTES TO MARCH 31, 2003 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

change in accounting principle” to account for depreciation and interest expense that would have been recorded since the affected assets were placed in service through December 31, 2002.

      4.     Net costs resulting from reorganization of the businesses have been reported in the statement of operations separately as reorganization items. For the three-month periods ended March 31, 2003 and 2002, the following have been recorded ($ in millions):

	2003	2002

Professional and other fees	$5.7	$4.3
Gains from termination of contracts	—	(2.0)
Interest income	(0.1)	(0.2)

Total	$5.6	$2.1

      5.     Interest at the stated contractual amount on unsecured debt that was not charged to earnings as a result of Bethlehem’s chapter 11 filing was approximately $11 million for the three-month periods ended March 31, 2003 and 2002.

      6.     The income tax benefit recorded in 2002 represents a $10 million tax refund as a result of the “Job Creation and Workers Assistance Act of 2002” that was enacted on March 8, 2002. The Act provides Bethlehem the ability to carry back a portion of its 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available.

      7.     Liabilities subject to compromise at March 31, 2003 and December 31, 2002 follows ($ in millions):

	March 31,	December 31,
	2003	2002

Pension liability	$2,849.0	$2,849.0
Other postemployment benefits	2,081.9	2,059.0
Unsecured debt	526.7	526.7
Accounts payable	190.6	190.7
Accrued employment costs	180.7	186.7
Other accrued liabilities	204.8	194.6
Accrued taxes and interest	66.7	66.7

Total	$6,100.4	$6,073.4

      The bar date by which creditors, other than employees and former employees, were required to file proofs of claim with the Court was September 30, 2002. On May 14, 2003, the Court approved an order to establish July 11, 2003 as the bar date by which employees and former employees as creditors will be required to file proofs of claim. Differences between the amounts reflected on Bethlehem’s records and claims by creditors will be investigated and resolved in connection with Bethlehem’s claims resolution process. That process has commenced and, in light of the number of creditors, will take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known. It is reasonably possible that the amount of claims ultimately allowed by the Court will differ materially from the amounts presently recorded by Bethlehem. These amounts are not currently capable of being reasonably estimated. Under the terms of the APA mentioned in Note 1, the ISG Class B common stock with an expected value of $15 million together with any bankruptcy avoidance claims that Bethlehem may have are the only assets available for distribution to allowed pre-petition unsecured claimants.

BETHLEHEM STEEL CORPORATION

NOTES TO MARCH 31, 2003 CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

      8.     Bethlehem’s financing arrangement with General Electric Capital Corporation (GECC) restricts dividend payments. Preferred dividends are in arrears since the second quarter of 2001. A portion of the proceeds from the sale of substantially all of Bethlehem’s assets to ISG has been used to fully repay its financing with GECC.

      9.     Because of Bethlehem’s chapter 11 filing, it is in default under the construction loan agreements of its Columbus Coating Company (CCC) subsidiary. This event of default would allow the lenders to call the full amount of the loan. Bethlehem believes that the market value of CCC exceeds the net loan amount. As part of the sale of assets to ISG, ISG has assumed the net outstanding debt.

WEIRTON STEEL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Weirton Steel Corporation:

      We have audited the accompanying consolidated balance sheets of Weirton Steel Corporation and subsidiaries (the “Debtor-in-Possession” or the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying year ended December 31, 2001 consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows were audited by other auditors who have ceased operations. The auditors’ report, dated January 24, 2002, on those consolidated financial statements was unqualified and included an explanatory paragraph that indicated there was substantial doubt about the Company’s ability to continue as a going concern.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Weirton Steel Corporation and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.
      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant recurring losses from operations, has an accumulated deficit, and as discussed in note 2 to the consolidated financial statements, filed a voluntary petition seeking to reorganize under Chapter 11 of the federal bankruptcy laws and entered into an agreement to sell substantially all of its assets, which raise substantial doubt about its ability to continue as a going concern. Although the Company is currently operating as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things: (1) the ability to receive waivers for current noncompliance with certain terms of various financing arrangements; (2) the ability to maintain future compliance with all terms of the debtor-in-possession and other financing agreements; (3) the ability of the Company to successfully achieve required cost savings to complete its restructuring; (4) the ability of the Company to achieve sustainable profitability; (5) the resolution of the uncertainty as to the amount of creditor claims that will be allowed; and (6) the ability of the Company to confirm a plan or reorganization under the Bankruptcy Code and obtain the required debt and equity financing to emerge from bankruptcy protection. Management’s plans in regard to these matters are described in note 3. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
      As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in 2003.

Pittsburgh, Pennsylvania
March 26, 2004

      This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the Weirton Steel Corporation’s consolidated financial statements as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP because Arthur Andersen LLP has ceased operations.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF

WEIRTON STEEL CORPORATION:

      We have audited the accompanying consolidated balance sheets of Weirton Steel Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Weirton Steel Corporation and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a Total Stockholders’ Deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
January 24, 2002

WEIRTON STEEL CORPORATION AND SUBSIDIARIES

DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Dollars in thousands, except per share data)

	Year Ended December 31,

	2003	2002	2001

NET SALES	$1,057,834	$1,036,159	$960,358
OPERATING COSTS:
Cost of sales	1,100,442	1,046,707	1,041,501
Selling, general and administrative expenses	19,337	26,621	34,515
Depreciation	59,124	65,185	65,194
Pension and OPEB curtailment	572,150	—	—
Restructuring and severance charges	4,595	—	141,326

Total operating costs	1,755,648	1,138,513	1,282,536

LOSS FROM OPERATIONS	(697,814)	(102,354)	(322,178)
Reorganization items	(12,799)	—	—
Income (loss) from unconsolidated subsidiaries	396	3,425	(18,673)
Interest expense (excluding contractual interest expense of $2,588 in 2003)	(21,432)	(32,028)	(38,458)
Write off of reimbursement contingency	18,983	—	—
Gain (loss) on early extinguishment of debt	13,554	153	(958)
Other income (loss), net	(929)	9,926	719

LOSS BEFORE INCOME TAXES	(700,041)	(120,878)	(379,548)
Income tax provision (benefit)	—	(3,475)	153,765

NET LOSS	(700,041)	(117,403)	(533,313)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in additional minimum pension liability	146,655	(146,655)	—

COMPREHENSIVE INCOME (LOSS)	$(553,386)	$(264,058)	$(533,313)

PER SHARE DATA:
Weighted average number of common shares (in thousands):
Basic	42,078	41,940	41,491
Diluted	42,078	41,940	41,491
Basic loss per share:	$(16.64)	$(2.80)	$(12.85)
Diluted loss per share:	$(16.64)	$(2.80)	$(12.85)

The accompanying notes are an integral part of these statements.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES

DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31,

	2003	2002

ASSETS:
Current assets:
Cash and equivalents, including restricted cash of $214 and $197, respectively	$230	$219
Receivables, less allowances of $7,546 and $6,487, respectively	119,460	97,347
Inventories	138,735	165,454
Other current assets	11,157	4,089

Total current assets	269,582	267,109
Property, plant and equipment, net	319,137	376,758
Intangible pension asset	—	40,388
Other assets and deferred charges	8,892	11,860

TOTAL ASSETS	$597,611	$696,115

LIABILITIES:
Current liabilities:
Debtor-in-possession facility	$141,087	$—
Senior credit facility	—	115,121
Notes and bonds payable	55,461	16,084
Payables	26,465	80,689
Accrued pension obligation	—	78,200
Postretirement benefits other than pensions	—	32,000
Accrued employee costs and benefits	27,070	42,534
Accrued taxes other than income	12,618	14,768
Other current liabilities	5,162	2,035

Total current liabilities	267,863	381,431
Notes and bonds payable	—	278,922
Accrued pension obligation	—	329,842
Postretirement benefits other than pensions	—	324,278
Other long term liabilities	4,238	46,529
Liabilities subject to compromise	1,592,165	—

TOTAL LIABILITIES	1,864,266	1,361,002
REDEEMABLE STOCK:
Preferred stock, Series A, $0.10 par value; 1,508,069 and 1,516,405 shares authorized and issued; 1,430,119 and 1,462,260 subject to put	19,837	20,305
Less: Preferred treasury stock, Series A, at cost, 55,728 and 54,151 shares	(805)	(782)
Preferred stock, Series C, $0.10 par value; 1,934,874 shares authorized and issued	—	48,372

TOTAL REDEEMABLE STOCK	19,032	67,895
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, Series A, $0.10 par value, 77,950 and 54,145 shares not subject to put	1,130	784
Common stock, $0.01 par value; 50,000,000 shares authorized; 44,056,828 and 43,848,529 shares issued	441	438
Additional paid-in capital	458,199	457,973
Common stock issuable, 278,637 and 292,171 shares	86	135
Less: Common treasury stock, at cost, 1,977,508 and 1,971,113 shares	(11,476)	(11,431)
Accumulated deficit	(1,734,067)	(1,034,026)
Accumulated other comprehensive loss	—	(146,655)

TOTAL STOCKHOLDERS’ DEFICIT	(1,285,687)	(732,782)

TOTAL LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS’ DEFICIT	$597,611	$696,115

The accompanying notes are an integral part of these statements.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES

DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(700,041)	$(117,403)	$(533,313)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED BY OPERATING ACTIVITIES:
Depreciation	59,124	65,185	65,194
(Income) loss from unconsolidated subsidiaries	(396)	(3,425)	18,673
Amortization of deferred financing costs	4,406	3,296	2,360
Non-cash restructuring charges	4,400	—	141,326
Reorganization charges	12,799	—	—
Pension and OPEB curtailment	572,150	—	—
Write-off of reimbursement contingency	(18,983)	—	—
(Gain) loss on early extinguishment of debt	(13,554)	(153)	958
Deferred income taxes	—	—	153,765
Cash provided (used) by working capital items:
Receivables	(22,113)	5,699	(28,059)
Inventories	26,719	(28,604)	65,527
Other current assets	(4,224)	1,891	5,265
Payables	25,095	9,492	(5,618)
Accrued employee costs and benefits	1,860	(5,495)	2,494
Other current liabilities	939	14,075	8,916
Accrued pension obligation	28,634	35,406	10,262
Other postretirement benefits	(6,764)	(8,097)	(12,424)
Other	(2,684)	479	(5,069)

NET CASH USED BY OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS:	(32,633)	(27,654)	(109,743)
Payments related to reorganization items	(9,506)	—	—

NET CASH USED BY OPERATING ACTIVITIES	(42,139)	(27,654)	(109,743)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital spending	(4,716)	(10,257)	(10,410)
Loans and advances to unconsolidated subsidiaries	—	—	(793)
Distribution from unconsolidated subsidiary	836	955	—

NET CASH USED BY INVESTING ACTIVITIES	(3,880)	(9,302)	(11,203)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings on senior credit facility	(115,121)	27,340	87,781
Net borrowings on debtor-in-possession revolving loan facility	141,087	—	—
Proceeds from vendor financing	—	16,319	11,531
Proceeds from issuance of debt	—	3,000	65,000
Repayment of debt obligations	(2,236)	(248)	(65,000)
Proceeds from issuance of debtor-in-possession term loan	25,000
Common shares issuable	—	—	(208)
Deferred financing costs	(2,700)	(10,606)	(8,815)

NET CASH PROVIDED BY FINANCING ACTIVITIES	46,030	35,805	90,289

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	11	(1,151)	(30,657)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	219	1,370	32,027

CASH AND EQUIVALENTS AT END OF PERIOD	$230	$219	$1,370

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net of capitalized interest	$20,197	$19,966	$31,453
Income taxes paid (refunded), net	55	(3,445)	(6,814)

NONCASH FINANCING ACTIVITIES:

In 2002, the Company issued $118.2 million in face amount of new Senior Secured Notes and 1.9 million shares of Series C Redeemable Preferred Stock with a mandatory redemption of $48.4 million in 2013 in exchange for $215.0 million in Senior Notes. The City of Weirton issued $27.3 million in principal amount of new Series 2002 Secured Pollution Control Revenue Refunding Bonds in exchange for $45.6 million of Series 1989 Bonds, which the Company is obligated to pay under the terms of a related loan agreement.

The accompanying notes are an integral part of these statements.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES

DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(Dollars in thousands, except per share data)

	Preferred
	Series A
	Not Subject to					Common
	Put		Common Stock		Additional	Shares Issuable
					Paid-in
	Shares	Amount	Shares	Amount	Capital	Shares	Amount

CONSOLIDATED STOCKHOLDERS’ EQUITY AT DECEMBER 31, 2000	18,782	$273	43,788,832	$438	$460,521	279,792	$279
Net loss	—	—	—	—	—	—	—
Conversion of preferred stock	(63)	(1)	23,931	—	349	—	—
Exercise of preferred stock put options	—	—	—	—	126	—	—
Purchase of treasury stock	—	—	—	—	2	—	—
Reclassification of preferred Series A not subject to put	18,907	274	—	—	—	—	—
Employee stock purchase plan:
Shares issued	—	—	—	—	(329)	(59,978)	(61)
Shares issuable	—	—	—	—	—	339,976	71
Board of Directors compensation plans:
Shares issued	—	—	—	—	(798)	(127,606)	(126)

CONSOLIDATED STOCKHOLDERS’ EQUITY (DEFICIT) AT DECEMBER 31, 2001	37,626	546	43,812,763	438	459,871	432,184	163
Net loss	—	—	—	—	—	—	—
Conversion of preferred stock	—	—	35,766	—	518	—	—
Exercise of preferred stock put options	—	—	—	—	66	—	—
Reclassification of preferred Series A not subject to put	16,519	238	—	—	—	—	—
Employee stock purchase plan:
Shares issued	—	—	—	—	(2,482)	(339,976)	(71)
Shares issuable	—	—	—	—	—	199,963	43
Additional minimum pension liability	—	—	—	—	—	—	—

CONSOLIDATED STOCKHOLDERS’ EQUITY (DEFICIT) AT DECEMBER 31, 2002	54,145	$784	43,848,529	$438	$457,973	292,171	$135

Net loss	—	—	—	—	—	—	—
Conversion of preferred stock	—	—	8,336	1	120	—	—
Exercise of preferred stock put options	—	—	—	—	22	—	—
Reclassification of preferred Series A not subject to put	23,805	346	—	—	—	—	—
Employee stock purchase plan:
Shares issued	—	—	199,963	2	84	(213,527)	(57)
Shares issuable	—	—	—	—	—	199,993	8
Additional minimum pension liability	—	—	—	—	—	—	—

CONSOLIDATED STOCKHOLDERS’ EQUITY (DEFICIT) AT DECEMBER 31, 2003	77,950	$1,130	44,056,828	$441	$458,199	278,637	$86

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Common			Accumulated
	Treasury Stock			Other	Stockholders’
			Accumulated	Comprehensive	Equity
	Shares	Amount	Deficit	Loss	(Deficit)

CONSOLIDATED STOCKHOLDERS’ EQUITY AT DECEMBER 31, 2000	2,498,198	$(15,301)	$(383,310)	$—	$62,900
Net loss	—	—	(533,313)	—	(533,313)
Conversion of preferred stock	—	—	—	—	348
Exercise of preferred stock put options	—	—	—	—	126
Purchase of treasury stock	125	—	—	—	2
Reclassification of preferred Series A not subject to put	—	—	—	—	274
Employee stock purchase plan:
Shares issued	(59,978)	390	—	—	—
Shares issuable	—	—	—	—	71
Board of Directors compensation plans:
Shares issued	(127,606)	925	—	—	1

CONSOLIDATED STOCKHOLDERS’ EQUITY (DEFICIT) AT DECEMBER 31, 2001	2,310,739	(13,986)	(916,623)	—	(469,591)
Net loss	—	—	(117,403)	—	(117,403)
Conversion of preferred stock	—	—	—	—	518
Exercise of preferred stock put options	—	—	—	—	66
Reclassification of preferred Series A not subject to put	—	—	—	—	238
Employee stock purchase plan:
Shares issued	(339,626)	2,555	—	—	2
Shares issuable	—	—	—	—	43
Additional minimum pension liability	—	—	—	(146,655)	(146,655)

CONSOLIDATED STOCKHOLDERS’ EQUITY (DEFICIT) AT DECEMBER 31, 2002	1,971,113	$(11,431)	$(1,034,026)	$(146,655)	$(732,782)

Net loss	—	—	(700,041)	—	(700,041)
Conversion of preferred stock	—	—	—	—	121
Exercise of preferred stock put options	—	—	—	—	22
Reclassification of preferred Series A not subject to put	—	—	—	—	346
Employee stock purchase plan:
Shares issued	6,395	(45)	—	—	(16)
Shares issuable	—	—	—	—	8
Additional minimum pension liability	—	—	—	146,655	146,655

CONSOLIDATED STOCKHOLDERS’ EQUITY (DEFICIT) AT DECEMBER 31, 2003	1,977,508	$(11,476)	$(1,734,067)	$—	$(1,285,687)

The accompanying notes are an integral part of these statements.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES

DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

NOTE 1.	Basis of Presentation and Significant Accounting Policies

      The financial statements herein include the accounts of Weirton Steel Corporation and its consolidated subsidiaries. Entities of which the Company owns a majority interest and controls are consolidated; entities of which the Company owns a less than majority interest and does not control are not consolidated and are reflected in the consolidated financial statements using the equity method of accounting. All intercompany accounts and transactions with consolidated subsidiaries have been eliminated in consolidation. Weirton Steel Corporation and/or Weirton Steel Corporation together with its consolidated subsidiaries are hereafter referred to as the “Company,” “we,” “us” and “our.”

      The Company operates a single segment, the making and finishing of carbon steel products, including tin mill and sheet products.

      Certain reclassifications have been made to prior year amounts to conform with current year presentation.

Cash

      The liability representing outstanding checks drawn against a zero-balance general disbursement bank account is included in accounts payable for financial statement presentation. Such amounts were $5.2 million and $5.4 million as of December 31, 2003 and 2002, respectively.

      Under its debtor-in-possession financing facility (the “DIP Facility”) and its prior senior credit facility, the Company is required to utilize all available cash on a daily basis to pay down amounts outstanding under the facility. Cash needs are funded by borrowing from amounts available under the facility. Amounts received from customers and held in blocked accounts pending transfer to pay down amounts outstanding under the facility are shown as a reduction to the facility. See Note 6.

Inventories

      Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out method. Inventory costs include materials, labor and manufacturing overhead.

Property, Plant and Equipment

      Property, plant and equipment is valued at cost. Major additions are capitalized, while the cost of maintenance and repairs, which do not improve or extend the lives of the respective assets, is charged to expense in the year incurred. Interest costs applicable to facilities under construction are capitalized. Gains or losses on property dispositions are credited or charged to income.

      Production variable depreciation is applied by establishing production capacity at the steel-making facility and the finishing facility. Actual forecasted production is then used to establish a percent of peak capacity or base capacity. The percent of peak capacity or base capacity is then applied as an adjustment factor to the unadjusted actual steel-making and finishing depreciation to arrive at the adjusted actual steel-making and finishing depreciation. All other depreciable assets are depreciated on a straight-line basis.

      The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s financial statements. In accordance with Statement 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The estimated fair value would consider future discounted cash flows. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      Based on the Company’s filing under Chapter 11 of Title 11 of the United States Code in the Bankruptcy Court, impairment indicators were present at December 31, 2003 for all of the Company’s long-lived assets. As such, the Company compared the estimated undiscounted future cash flows to the carrying value of the attributable long-lived assets. As the Company’s average long-lived assets are already more than two-thirds depreciated, the levels of cash flows necessary for recoverability were greatly reduced. The Company’s recoverability estimates are based on higher selling prices as reflected in current market conditions and the Company’s assumption that labor costs will decline due to a labor agreement comparable to the International Steel Group Inc. (“ISG”) model which includes lower legacy costs.

      Based on the impairment model utilized by the Company, in accordance with SFAS No. 144, the estimated undiscounted future cash flows exceed the carrying value of the attributable long-lived assets, and therefore, no impairment charge was recorded in 2003. Should future actual results or assumptions change, the Company may be required to record an impairment charge in a future period. Additionally, the impairment analysis does not contemplate the Asset Purchase Agreement (“APA”) with ISG or related fair value of long-lived assets which may be derived therefrom.

Debtor-in-Possession (“DIP”) Facility and Senior Credit Facility

      As discussed under the “Cash” sub-heading above, the Company’s current DIP facility and its prior senior credit facility provided that the Company utilize all available cash from collections and proceeds of asset sales to pay-down amounts outstanding under the facility. Due to this requirement, the balances outstanding under the DIP facility and its prior senior credit facility are accounted for as a current liability.

Research and Development

      The Company incurs research and development costs to improve existing products, develop new products and develop more efficient operating techniques. The costs are charged to expense as incurred and totaled $0.5 million, $0.9 million and $1.0 million in 2003, 2002 and 2001, respectively.

Revenue Recognition

      Revenues are recognized generally when products are shipped or services are provided to customers, the customer takes ownership and assumes risk of loss, the sales price is fixed and determinable, and collectability is reasonably probable. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of sales.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

Stock Based Compensation

      The Company accounts for its stock plans under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” under which compensation costs, if applicable, have been determined.

      At December 31, 2003, the Company has two stock-based employee compensation plans, which are described more fully in Note 12. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” No stock-based employee compensation cost is reflected in the Company’s net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on the Company’s net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	2003	2002	2001

Net loss:
As reported	$(700,041)	$(117,403)	$(533,313)
Fair value of stock based employee compensation	(930)	(947)	(1,043)

Pro forma	$(700,971)	$(118,350)	$(534,356)

Basic loss per share:
As reported	$(16.64)	$(2.80)	$(12.85)
Pro forma	(16.66)	(2.82)	(12.88)
Diluted loss per share:
As reported	$(16.64)	$(2.80)	$(12.85)
Pro forma	(16.66)	(2.82)	(12.88)

      The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2001. No options were granted under the 1987 Stock Option Plan in 2003 or 2002; no options were granted under the 1998 Stock Option Plan in 2003 or 2002.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

	2001	2000

1987 Stock Option Plan:
Fair value of options granted	—	$1.76
Average risk free interest rate	—	5.93%
Expected dividend yield	—	0%
Expected life of options	—	7 years
Expected volatility rate	—	0.62
1998 Stock Option Plan:
Weighted average fair value of options granted	$0.70	$2.06
Average risk free interest rate	4.94%	6.65%
Expected dividend yield	0%	0%
Expected life of options	5 years	5 years
Expected volatility rate	0.71	0.66

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of Estimates

      The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, valuation allowances for receivables and inventories, environmental liabilities, and assets and obligations related to employee benefits. Actual results could differ.

Recently Adopted Accounting Policies

      In December 2003, Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 132 (revised), “Employers Disclosure about Pensions and Other Postretirement Benefits.” The Statement prescribes employers’ disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. The Company’s disclosures in Note 7 and Note 8 incorporate the requirements of Statement 132 (revised).

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

      In May 2003, FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The Statement requires the Company to classify a financial instrument within its scope as a liability (or an asset in some circumstances). These include certain financial instruments that a) are mandatorily redeemable, b) embody an obligation to repurchase the Company’s equity shares or c) embody an obligation that the Company must or may settle by issuing a variable number of its equity shares. The provisions of SFAS No. 150 were effective as of the first interim period beginning after June 15, 2003. For further discussion refer to the “Preferred Stock” discussion in Note 11. In accordance with the provisions of SFAS No. 150, both the Preferred Series C and Preferred Series D stocks were reclassified to liabilities upon adoption of SFAS No. 150 and then reclassified to liabilities subject to compromise in accordance with the requirements of Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, discussed below.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” (“FIN 46”). FIN 46 requires the primary beneficiary to consolidate certain variable interest entities (“VIEs”). The primary beneficiary is generally defined as one having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after December 15, 2003. The adoption of FIN 46 is not applicable to the financial position or results of operations of the Company.

      In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure; Amendment of FASB Statement No. 123.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS 123 to provide more frequent and more prominent disclosure. The Company has adopted both the annual and interim disclosure provisions of SFAS 148, and these disclosures are properly included in the notes to these consolidated financial statements. The Company is not changing to the fair value based method of accounting for stock-based employee compensation. Therefore, the transition provisions are not applicable.

      In April 2002, FASB issued SFAS No. 145, “Recission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13 and Technical correction.” Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS No. 145 eliminates SFAS No. 4 and, thus, the exception to applying Opinion 30 to all gains and losses related to extinguishment of debt. As a result gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Opinion 30. Applying the provision of Opinion 30 will distinguish transactions that are part of an equity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. As a result, the amounts previously reported as extraordinary gain (loss) on extinguishment of debt have been reclassified in the accompanying statement of operations for all periods presented.

      In November 2002, FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 elaborates on the disclosures and clarifies the accounting related to a guarantor’s obligation in issuing a guarantee. The adoption of FIN 45 did not have a material effect on the financial position or results of operations of the Company.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

      In November 1990, the American Institute of Certified Public Accountants (“AICPA”) issued SOP 90-7. The SOP was prepared to provide guidance on financial reporting by entities that have filed petitions with the Bankruptcy Court and expect to reorganize as a going concerns under Chapter 11 of Title 11 of the United States Code. The Company entered bankruptcy on May 19, 2003, and adopted SOP 90-7 for all reporting subsequent to that date. SOP 90-7 requires that the financial statements for periods following the Chapter 11 filing through the Effective Date of a plan of reorganization distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business are reported separately as Reorganization items, net in the Consolidated Statements of Operations. The Consolidated Balance Sheet as of December 31, 2003 distinguishes pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts.

NOTE 2.	Bankruptcy Proceedings

      On May 19, 2003, Weirton Steel Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of West Virginia (the “Court”). Weirton continues to manage its business as a debtor-in-possession. As a debtor-in-possession, management is authorized to operate the business, but may not engage in transactions outside the ordinary course of business without Court approval. In connection with the filing of the Chapter 11 petition, Weirton has obtained Court orders that authorize it to pay certain pre-petition liabilities (such as employee wages and benefits, certain taxes and certain interest on senior secured indebtedness) and to take certain actions intended to preserve the going concern value of the business and enhance the prospects of reorganization. In addition, after December 31, 2003, Weirton obtained court orders that authorized us to pay certain pre-petition liabilities for critical raw materials.

      On October 7, 2003, Weirton filed a plan of reorganization to emerge from bankruptcy as a stand-alone company and on November 13, 2003, the Company filed a modified plan of reorganization. The plan, which called for the Company to emerge from bankruptcy, was subject to numerous conditions and uncertainties, including, among other things, approval of its terms by the Court and creditors, achieving new labor contracts with the Company’s unions, and obtaining requisite financing.

      On February 25, 2004, the Company entered into that certain Amended and Restated APA with ISG Weirton Inc. and its parent corporation, Cleveland-based International Steel Group (“Group” and together with ISG Weirton, “ISG”), pursuant to which the Company agreed to sell substantially all of its assets to ISG for approximately $255.0 million, subject to purchase price adjustments in the APA, consisting of cash and the assumption of certain liabilities. The transaction is subject to Bankruptcy Court approval and other conditions, including consideration of higher or otherwise better offers. If approved and if all conditions precedent are met or if not met, waived, the sale is expected to be completed in the second quarter of 2004. The transaction is the latest in a steel industry that has been rapidly consolidating since 2001. ISG has been a major player in consolidation, acquiring companies and lowering its costs through labor agreements that have scaled back health care and pension costs, and made significant reductions in the ranks of represented workers and management. On February 26, 2004 the Company’s attorneys filed documents related to the APA and requested a series of hearings to move the process toward a final sale. Relevant dates, subject to change, include: March 8 for the approval of auction procedures; April 6 as the deadline for competing bids to be received; April 12 for an auction; and April 14 for the Bankruptcy Court to approve the sale of the entity who

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

submits the highest or otherwise best bid at the auction. The APA contains a provision that entitles ISG, in the event that it is not the successful bidder and subject to certain other conditions, to be paid the following “Termination Payments” (i) reimbursement of its expenses incurred in connection with the transaction up to a maximum of $0.5 million, and (ii) a break-up fee in the amount of $4.74 million. To cover the Termination Payments and provide additional consideration of $1.0 million to the Company, any competing bid must be at least $6.24 million above the ISG offer to purchase the assets that are the subject of the APA.

      On February 26, 2004, the Company’s wholly owned subsidiary, FW Holdings, Inc., which holds a capital lease for the steam and power generation facilities used in the Company’s operations, filed a voluntary petition with the Court under Chapter 11. Also on February 26, 2004, another wholly owned subsidiary of the Company, Weirton Venture Holdings Corporation, which holds a 50% interest in WeBco International, LLC, filed a voluntary petition under chapter 11 of the Bankruptcy Code. Both of these cases are being jointly administered with the bankruptcy case of the Company, and both of these subsidiaries also are selling all or substantially all of their assets to ISG Weirton pursuant to the APA.

      These financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. As a result of the Chapter 11 filing, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be settled for amounts recorded.

      These financial statements have been prepared in accordance with the AICPA’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 requires that the financial statements for periods following the Chapter 11 filing through the Effective Date of the plan of reorganization distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business are reported separately as Reorganization items, net in the Consolidated Statements of Operations. The Consolidated Balance Sheet as of December 31, 2003 distinguishes pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The assets subject to the APA with ISG, discussed above, were not classified as “held for sale” at December 31, 2003, as there has been no Bankruptcy Court approval. If the APA is consummated, we will recognize a significant loss on the sale of these assets at the closing of the contemplated transaction.

      Under the Bankruptcy Code and related rules, the Company is required to file certain information and reports with the Court. During the eight months ended December 31, 2003, the Company filed with the Court its required Monthly Operating Reports in the form prescribed by the United States Trustee for the Northern District of West Virginia. Monthly Operating Reports are unaudited and prepared in a format prescribed by applicable bankruptcy rules. Those rules are not necessarily in accordance with Generally Accepted Accounting Principles or with requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by Weirton at the filing date are stayed, and other pre-petition contractual obligations may not be enforced against Weirton. In addition, Weirton has the right, subject to Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these rejections may file claims with the Court. The amounts of claims filed by creditors could be significantly different from their recorded amounts.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

Due to material uncertainties, it is not possible to predict the length of time Weirton will operate under Chapter 11 protection, the outcome of the proceedings or the amount or nature of any recovery by claimants.

      Except for fully secured debt, a vendor-financing obligation under a capital lease, real and personal property taxes, accrued wages and related payroll taxes and withholdings, all recorded pre-petition liabilities of the Company have been classified as liabilities subject to compromise. The Court authorized payments of certain pre-petition wages, employee benefits and other obligations. Net changes in pension, other postretirement benefits and certain other accrued liabilities since May 19, 2003, are included in liabilities subject to compromise. The Preferred Series C and Preferred Series D stock are also considered liabilities subject to compromise. See Note 11 for further discussion. As of December 31, 2003, payments of approximately $4.9 million have been made on liabilities subject to compromise. Liabilities subject to compromise at December 31, 2003 were as follows:

December 31,
2003

(In millions)
Other postemployment benefits	$343.5
Pension	825.1
Under Secured or Unsecured Debt	248.9
Accounts payable	78.3
Accrued employment costs	16.2
Other accrued liabilities	30.0
Accrued interest	1.8
Preferred Series C and D stock	48.4

$1,592.2

      Net costs resulting from reorganization of the business have been reported separately in the audited consolidated condensed statement of operations as reorganization items. For the year, the following have been incurred:

(In millions)

Reorganization fees (substantially professional fees)	$12.8

NOTE 3.	Organization and Background

Background

      The Company and its predecessor companies have been in the business of making and finishing steel products for over 90 years. From November 1929 to January 1984, the Company’s business was operated as either a subsidiary or a division of National Steel Corporation (“National”). Incorporated in Delaware in November 1982, the Company acquired the principal assets of National’s former Weirton Steel Division in January 1984.

      The Company’s authorized capital consists of 50.0 million shares of Common Stock, par value $0.01 per share, and 7.5 million shares of Preferred Stock, par value $0.10 per share, issuable in series, as designated by the Company’s Board of Directors. The Company has 3.5 million shares of Preferred Stock that is authorized, unissued and undesignated.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

      Prior to 1989, the Company was owned entirely by its employees through an Employee Stock Ownership Plan (the “1984 ESOP”). In June 1989, the Company’s Common Stock commenced trading publicly on the New York Stock Exchange following an underwritten secondary offering from the 1984 ESOP. In connection with that offering, the Company established a second Employee Stock Ownership Plan (the “1989 ESOP”) and funded it with 1.8 million shares of Convertible Voting Preferred Stock, Series A (the “Series A Preferred”).

Industry Conditions and Management’s Plans

      On March 5, 2002, after a trade investigation by the U.S. International Trade Commission (“ITC”) under Section 201 of the Trade Practices Act of 1974 regarding the illegal dumping of steel by foreign competitors, President Bush imposed tariffs on flat-rolled products over a three-year period at 30% in year one, 24% in year two and 18% in year three, in addition to tariff relief with respect to other products. The ITC conducted a mid-term review of the tariff program and in December 2003 and the President terminated the program.

      In September 2002, the U.S. Court of International Trade ruled against several Japanese steel companies attempting to overturn the Administration’s tariff on tin mill products (“TMP”). In another ruling, the same court vacated an August 2000 ITC affirmative ruling against dumped imports of Japanese TMP. The commission had ruled to affix duties of 95% for five years on certain Japanese tin producers. The Company and the ITC have appealed the decision. In February 2004, the ITC upheld its 2000 decision that Japan sold TMP in domestic markets at prices that violated federal trade law and injured the domestic steel industry. The ruling will ensure that a 95% tariff on Japanese TMP, imposed in 2000, will continue at least through 2005.

      Hot Rolled selling prices for steel have more than doubled since last year. The increase in selling prices is related to various factors including, lack of domestic supply and raw material surcharges caused by substantial increases in the cost of coke, iron ore, natural gas, and scrap steel, which are the major raw materials needed to produce raw steel.

      In January 2004, citing the global shortage of ironmaking coke, the Company started to temporarily curtail certain operations with temporary layoffs. Operating reductions will include certain finishing and rolling processes and idling the smaller of its two blast furnaces. The shortage of coke has impacted several other domestic steel producers, including several that already have reduced their operations. U.S. Steel, which is Weirton Steel’s primary coke supplier, declared force majeure as a result of a fire at a West Virginia coal mine. The mine provided metallurgical coal to U.S. Steel’s coke making plant in Clairton, PA. This mine has not yet fully resumed operations causing U.S. Steel to reduce shipments of coke to all of this coke facility’s customers, including Weirton Steel. Reduced coke production from U.S. Steel has aggravated an already worldwide shortage of coke. Coke is manufactured when metallurgical coal is baked in the absence of air. This material is one of several components used in blast furnaces to help produce molten iron, which is mixed with other ingredients to produce raw steel. Weirton Steel annually uses approximately 1.2 million tons of coke in its two blast furnace ironmaking operations. Adding to the coke shortage is China’s increasing demand for the material to supply its steelmaking operations.

      In light of the conditions discussed above, operating difficulties ensuing at year-end and inability to reach satisfactory labor agreements with its principal union, the Company determined it could not carry forward with its proposed reorganization plan. As a result, the Company pursued the alternative of an asset sale, and on February 25, 2004 announced that it had agreed to sell substantially all its assets to ISG for a total consideration of approximately $255.0 million (subject to purchase price adjustments in the APA) in cash and

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

assumption of certain liabilities. The sale to ISG is subject to the bankruptcy process, including auction proceedings if other bidders emerge. If the Company is unable to either complete the sale of the Company’s assets or continue with the plan of reorganization, it may be forced into Chapter 7 liquidation

Employees

      Substantially all of the Company’s employees participate in the 1984 ESOP and the 1989 ESOP which owned approximately 17% of the issued and outstanding common shares and substantially all the shares of the Company’s Series A preferred stock as of December 31, 2003. The shares of common stock and Series A preferred stock held by the 1984 ESOP and the 1989 ESOP collectively represented 38% of the voting power of the Company’s voting stock as of December 31, 2003.

      In June 2001, the Company and four bargaining units, covering all represented employees, ratified labor agreements which extended through September 1, 2002. The Company and the bargaining units reopened and modified the agreements to allow for the necessary workforce reductions to implement the Company’s planned employment cost savings program. These agreements extend through at least March 31, 2004. Approximately 85% of the Company’s workforce is covered under these collective bargaining agreements. The termination provisions of labor agreements covering three bargaining units represented by the Independent Steelworkers Union (“ISU”) state that the agreements shall terminate at the expiration of sixty (60) days after either party shall give written notice of termination to the other party, but in any event shall not terminate earlier than March 31, 2004. To date, neither party has exercised the right to give written notice of termination and the agreements will remain in effect, subject to the sixty (60) days written notice of termination provisions. A similar termination provisions is found in the labor agreement covering the plant protection bargaining unit represented by the Independent Guard Union (“IGU”). However, this agreement further provides that it shall not terminate in any event earlier than 60 days after the date of ratification of the written agreement. To date, neither party has exercised the right to give written notice of termination and there is no successor ISU agreement.

      On March 3, 2004, in connection with the proposed sale of substantially all of the company assets to ISG, the ISU announced that they have reached a tentative labor agreement with ISG.

      In February 2004, affected hourly employees represented by the ISU and the IGU ratified identical amendments to existing labor agreement provisions requiring the payment of all accrued vacation pay on the third Thursday in February, 2004. Subject to an exception for single day vacations, the amendments now provide for vacation payments to be made in weekly increments at the time the employee goes on scheduled vacation. Payments for unused vacation weeks will be made on December 9, 2004.

Other

      On September 6, 2001, the Company was de-listed from the NYSE for failure to maintain adequate market capitalization. Since then, the Company’s common stock has traded on the OTC Bulletin Board under the symbol WRTL.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

NOTE 4.	Inventories

      Inventories consisted of the following:

	December 31,

	2003	2002

Raw materials	$35,850	$44,117
Work-in-process	34,175	46,906
Finished goods	68,710	74,431

	$138,735	$165,454

NOTE 5.	Property, Plant and Equipment

      Property, plant and equipment consisted of the following:

	December 31,

	2003	2002

Land	$1,505	$1,508
Buildings	51,945	51,852
Machinery, equipment and other	915,328	931,000
Construction-in-progress	11,935	17,805

	980,713	1,002,165
Less: Allowances for depreciation	(661,576)	(625,407)

	$319,137	$376,758

      There was no capitalized interest applicable to facilities under construction for the years ended December 31, 2003 and 2002.

      Included within construction-in-progress is $11.2 million for idle equipment related to a new polymer coating process for both the years ended December 31, 2003 and 2002. The Polymer assets are included as part of the APA with ISG. Under an emergence plan, the Company would actively seek various alternatives in order to start its polymer project, including a strategic partnership or additional financing. The Company estimates that an additional investment of approximately $46.0 million is needed before the polymer project can be started. The polymer coating equipment will start being depreciated when it is placed into production or will be written-off if abandoned or no additional funding can be secured to adequately finance the project.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

NOTE 6.	Liquidity and Financing Arrangements

	December 31,		December 31,
	2003		2002

Secured Debt:
Obligation under revolving DIP Facility	$141,087		$—

Obligation under Senior Credit Facility	$—		$115,121

Obligation under term DIP Facility	$25,000		$—
Vendor financing obligations (capital lease)	27,693		29,024
6 1/4% Term Loan due 8/14/14	2,768		2,923

Total	55,461		31,947

Under Secured or Unsecured Debt:
10% Senior Secured Notes due 4/1/08	165,839		177,662
9% Secured Series 2002 Pollution Control Bonds due 4/1/12	42,772		45,162
Vendor financing obligations	543		566
11 3/8% Senior Notes due 7/1/04	12,658		12,658
10 3/4% Senior Notes due 6/1/05	16,336		16,336
8 5/8% Pollution Control Bonds due 11/1/14	10,720		10,720
Less: Unamortized debt discount	—		(45)

Total under or unsecured debt	248,868		263,059

Total	304,329		295,006
Less: Current portion	(55,461)		(16,084	)(1)
Less: debt subject to compromise	(248,868	)(1)	—

Long-term debt	$—		$278,922

(1)	Included in the current portion of long-term debt at December 31, 2002, was approximately $13.6 million in contingent interest payments. At December 31, 2003 contingent interest of $13.6 million is recorded as debt subject to compromise. The contingent payments were based on excess cash flow as defined in the indentures governing the debt securities issued in connection with the 2002 exchange offers. A gain on early extinguishment of debt of $13.6 million was recorded in 2003 for contingent interest payments that were not required to be made. Pending any changes in the terms of the underlying debt, gains will be recognized in the future for any future contingent interest payments that are not required to be made. The gain from contingent interest is a reduction in the related debt that is recorded in Liabilities Subject to Compromise at December 31, 2003.

DIP Facility and Senior Credit Facility

      At December 31, 2003, the Company had outstanding $141.1 million under the DIP Facility, which is presented net of $2.8 million of all available cash from lockboxes. Additionally, the Company utilized $0.5 million under its debtor-in-possession letter of credit sub-facility at December 31, 2003. At December 31, 2002, the Company had outstanding $115.1 million under its 2002 amended and restated revolving senior financing credit facility with a syndicate of lenders (the “Senior Credit Facility”), which is presented net of

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

$5.8 million of all available cash from lockboxes. At December 31, 2002, the Company also utilized an additional $0.5 million under its letter of credit sub-facility. After consideration of amounts outstanding under its letter of credit sub-facility and the amounts restricted in the “availability block”, discussed below, the Company had $9.0 million available for additional borrowing under the DIP Facility at December 31, 2003 and $23.0 million available for additional borrowing under the Senior Credit Facility at December 31, 2002. The Senior Credit Facility was terminated in connection with our bankruptcy case and, as permitted by the Court, outstanding obligations under that facility were satisfied.

      The DIP Facility has been structured to provide the Company with up to $225.0 million in financing during the course of its bankruptcy case. The DIP Facility consists of a term loan of $25.0 million and a revolving loan facility of up to $200.0 million. The borrowing base for the revolving loan facility is determined by the Company’s levels of accounts receivable and inventory in a manner substantially similar to the Senior Credit Facility. The DIP Facility also includes a letter of credit sub-facility of up to $5.0 million. The DIP Facility revolving loan lenders consist of Fleet Capital Corporation, “now Bank of America Business Capital”, Foothill Capital Corporation, The CIT Group/ Business Credit, Inc., GMAC Commercial Finance LLC and GE Capital and the DIP Facility term loan lender is Manchester Securities Corporation. Fleet Capital Corporation, “now Bank of America Business Capital”, acts as Agent for the DIP Facility lenders. The DIP Facility is collateralized by a senior lien on our inventories, accounts receivable, property, plant and equipment and substantially all of our other tangible and intangible assets with certain exceptions for prior existing senior liens. Priority in the encumbered plant, property and equipment collateral goes first to the term loan lender and in all other collateral to the revolving loan lenders. Proceeds from permitted sales of the respective types of collateral must be used to pay down the related loan. In the case of revolving loans, amounts repaid may become available for reborrowing. The DIP Facility has a term extending through the earliest to occur of (i) November 20, 2004, (ii) the occurrence of a Default or Event of Default (as defined in the DIP Facility), or (iii) confirmation of a final bankruptcy reorganization plan, unless the facility is terminated earlier as provided by its terms.
      In the absence of default, the Company is required to pay interest on outstanding amounts under the revolving portion of the DIP Facility of either (1) the prime rate announced from time to time by Fleet Bank, plus 2.25% or (2) LIBOR, plus 3.75%, at its option. The non-default interest rate applicable to the term portion is 14.5% per annum. Default rates of interest on revolving loans and the term loan under the DIP Facility are increased by 2.0% and 3.0% per annum, respectively, over the non-default rates. To maintain the DIP Facility, the Company is required to pay, from time to time, certain non-refundable fees, including a facility fee, unused line fee, administrative fee and monitoring fee. In addition, a deferred fee will be payable to the revolving lenders upon the earliest to occur of (i) confirmation of a plan of reorganization, (ii) sale of substantially all our assets or (iii) repayment in full of our obligations under the DIP Facility. Optional prepayment of the term loan under the DIP Facility also requires a prepayment fee, the size of which varies depending on the time of payment.

      The DIP Facility contains certain representations and warranties about Weirton and its business, affirmative and negative covenants requiring or restricting Weirton’s ability to engage in specified transactions and activities, and Events of Default, many of which have been derived from similar provisions in our former Senior Credit Facility and others that we believe are customary for a facility of this type. As under the prior Senior Credit Facility, amounts available for revolving borrowings depend on Weirton’s borrowing base of eligible receivables and inventory and are subject to certain limitations and reserves. Under the DIP Facility, the company is required to maintain minimum initial “availability block” of $10.0 million and at December 31, 2003, the “availability block” had increased to $11.8 million. The DIP Facility requires

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

increases in the “availability block” over time to a $20.0 million level by July 31, 2004. The DIP Facility provides the agent, for the lenders, the authority to establish additional reserves that it deems necessary, including, accelerating the scheduled increases of the “availability block.” The required increase in availability may be offset by asset sale proceeds, which increases effective borrowing capacity. The DIP Facility also contains certain performance covenants focused on meeting financial objectives and complying with budgetary limitations, and the failure to observe these covenants could result in one or more Events of Default. Among other things, these covenants require Weirton to attain increasing amounts of cumulative EBITDAR (earnings before interest expense, income taxes, depreciation and Restructuring Expenses, as defined in the DIP Facility) for specified periods during the term of the DIP Facility and minimum monthly EBITDAR during the last five months of the term. In addition, Weirton may not permit Restructuring Expenses to exceed monthly budgeted amounts by more than 10% overall and by more than 15% on a categorical basis. The Company is not permitted to allow consolidated accounts payable at the end of any month to be less than 50% of the projected budgeted amount for that date.

      The DIP Facility Events of Default encompass a wide range of occurrences, including, among other things: failure to pay obligations in a timely manner; breaches of representations, warranties and covenants (subject, in some cases, to cure periods); business disruptions and other factors producing a Material Adverse Effect (as defined in the DIP Facility) on Weirton’s business, assets, financial condition or income (other than as contemplated in our budget); material uninsured losses to collateral; changes in control and executive management; defaults on other indebtedness in excess of $0.5 million in the aggregate; and a number of events potentially affecting our bankruptcy case adversely, including our failure to file a plan of reorganization within 270 days of the petition filing date, the filing of reorganization plans unacceptable to any DIP Facility lender, the conversion of our case into a Chapter 7 (liquidation) proceeding, the filing of certain bankruptcy pleadings, the granting of authority to Weirton to incur certain impermissible liens or impermissible debt, the appointment of a bankruptcy trustee with enlarged powers, or the issuance of an order lifting the automatic stay in bankruptcy to allow persons to proceed against any of Weirton’s material property.

      In December 2003, the Company’s cumulative retention and severance expense and its aggregate Cumulative Restructuring Expense exceeded those allowed under the DIP Facility’s performance covenants, resulting in Events of Default. Due to the cumulative nature of these covenants, violations also occurred in January and February, and the Company anticipates that violations will continue on a monthly basis going forward. Additionally, in January and February, the Company also violated the cumulative other post-retirement benefits expense covenant and also anticipates that it will violate this on an ongoing monthly basis. The Company and its DIP Lenders have negotiated waivers of the December, January and February covenant violations, and those waivers are pending the Bankruptcy Court’s approval.

      In the absence of executed waivers for all known covenant violations, and the resulting Events of Default, the DIP Lenders can seek remedies available under the DIP Agreement, including accelerating the outstanding obligation. However, pending resolution of the sale of the Company’s assets to ISG, the DIP Lenders have not exercised any remedies available to them as a result of the Events of Default.

      In the event the sale of the Company’s assets to ISG or another successful bidder, would be delayed or terminated, the Company would continue to seek waivers to successive monthly covenant violations as they arise. The DIP lenders have not made any prospective commitments to waive future covenant violations resulting from the cumulative nature of the existing covenant violations.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

      Due to the covenant violations above, the Company is in cross default of it $27.7 million Vendor Financing obligation and $2.8 million 6 1/4% Term Loan and has classified both of these item as current liabilities.

Senior Credit Facility

      The DIP Facility replaced the Senior Credit Facility, of which approximately $154.6 million was outstanding on the petition filing date. Subsequently, the DIP term loan facility of $25.0 million was drawn down to repay a portion of the outstanding amounts under the revolving credit portion of the DIP Facility.

      On May 3, 2002, our senior credit facility was amended and restated to allow, among other things, the exchange offers to be made and to provide additional collateral with a broader security base. The lenders under the senior credit facility were given a first priority security interest in the Company’s hot strip mill and tin mill assets, in addition to inventory, accounts receivable and the No. 9 tin tandem mill, which served as collateral prior to the amendment.

      The senior credit facility was established on October 26, 2001 by agreement with Fleet Capital Corporation, “now Bank of America Business Capital”, as agent for itself and other lenders, Foothill Capital Corporation, as syndication agent, the CIT Group/ Business Credit, Inc. and GMAC Business Credit LLC, which serve as co-documentation agents for the facility, and Transamerica Business Capital Corporation. Initial borrowings under the facility were used to refinance the existing Inventory Facility and Receivables Participation Agreements. At December 31, 2002, the Company had borrowed $121.0 million, under the senior credit facility, which is presented net of $5.8 million, of all available cash from lockboxes. At December 31, 2002, the Company also utilized an additional $0.5 million, under the letter of credit sub-facility. After consideration of amounts outstanding under the letter of credit sub-facility, the Company had $23.0 million, available for additional borrowing under the facility as of December 31, 2002.

      The senior credit facility, which was scheduled to mature on March 31, 2004, consisted of up to $200.0 million of available revolving loans, including a $25.0 million letter of credit sub-facility, all secured by a first priority lien in the Company’s inventory, accounts receivable and three major items of real property: the Company’s tin mill assets, hot strip mill assets, and the No. 9 tandem mill (in each case including related fixtures and equipment).

      Amounts available to the Company under the senior credit facility were based upon the level of qualifying accounts receivable and inventory subject to a minimum availability reserve. Borrowings under the senior credit facility bore interest at variable rates on the basis of either LIBOR or the prime rate announced from time to time by Fleet Capital Corporation, “now Bank of America Business Capital”, at the Company’s option, plus an applicable margin. At December 31, 2002, the weighted average interest rate for the senior credit facility was 5.56%. In addition to such interest, the Company would have also been required to pays a commitment fee equal to 0.50% per annum on unused portions of the facility.

      Under blocked account arrangements required by the senior credit facility, all available cash from lockboxes was used on a daily basis to pay down amounts outstanding under the facility. The facility required the cash credited to the blocked accounts to be transferred to the agent for the lenders and used by it to pay outstanding obligations. As a result, the Company was not able to use that cash. The Company’s cash needs were funded by daily borrowings under the senior credit facility. Thus, applicable cash is shown as a reduction to the senior credit facility.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

The Exchange Offers

      The Company and the City of Weirton, West Virginia, a local governmental entity, completed two exchange offers in June 2002.

      The principal amount of notes and bonds, originally outstanding, tendered and remaining are as follows:

	Outstanding		Outstanding
	Prior to	Tendered for	After
	Exchange	Exchange	Exchange

11 3/8% Senior Notes due 2004	$122,724	$110,066	$12,658
10 3/4% Senior Notes due 2005	121,256	104,920	16,336
8 5/8% Pollution Control Bonds due 11/1/14	56,300	45,580	10,720

Total	$300,280	$260,566	$39,714

      The Company issued $118.2 million in face amount of 10% Senior Secured Notes due 2008 (“senior secured notes”) and 1.9 million shares of Series C Convertible Redeemable Preferred Stock (“Series C Preferred”) with a mandatory redemption in 2013 of $48.4 million in exchange for the tendered senior notes due 2004 and 2005 (“senior notes”). The City of Weirton issued $27.3 million in principal amount of Series 2002 Secured Pollution Control Revenue Refunding Bonds (“secured series 2002 bonds”) in exchange for the tendered 8 5/8% Pollution Control Bonds (“series 1989 bonds”). These notes and bonds are secured by second priority interests in our hot strip mill, our No. 9 tin tandem mill, and our tin assets.

      Through March 31, 2003, the senior secured notes were to accrue and pay interest at a rate of 0.5%. From April 1, 2003 to March 31, 2005, the senior secured notes were to accrue and pay interest at rates ranging from 0.5% to 10%. That range includes contingent interest, which is based on the Company’s “excess cash flow” as defined in the indenture governing the senior secured notes. Beginning April 1, 2005, the senior secured notes will accrue and pay interest at the rate of 10%.

      Through March 31, 2003, the secured series 2002 bonds were to also accrue and pay interest at a rate of 0.5%. From April 1, 2003 to March 31, 2005, the secured series 2002 bonds were to accrue and pay interest at rates ranging from 0.5% to 9%. That range includes contingent interest, which is based on the Company’s “excess cash flow” as defined in the indenture governing the secured series 2002 bonds. Beginning April 1, 2005, the secured series 2002 bonds were to accrue and pay interest at the rate of 9%.

Troubled Debt Restructuring Accounting

      The debt and preferred stock issued in connection with the June 2002 exchange offers, were accounted for in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” SFAS No. 15 requires that a comparison be made between the maximum future cash outflows associated with the senior secured notes and Series C Preferred (including principal, stated and contingent interest, and related costs on the senior secured notes and the mandatory redemption of the Series C Preferred), and the recorded assets and liabilities relating to the outstanding senior notes as of the date of the exchange. A similar comparison was made between the cash flows associated with the secured series 2002 bonds and the carrying amount of the series 1989 bonds.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

      The details of the comparison of the maximum future cash outflows associated with the new securities issued and the recorded assets and liabilities related to the previously outstanding senior notes and bonds are summarized below:

	Senior	Series 1989
	Notes	Bonds

Principal value of notes and bonds	$214,986	$45,580
Accrued interest	23,972	2,490
Other assets and liabilities	(2,529)	(238)

Total associated net liability	$236,429	$47,832

	Senior Secured
	Notes & Series C	Secured Series
	Preferred Stock	2002 Bonds

Principal value of notes and bonds	$118,242	$27,348
Future maximum interest payments	59,589	19,799
Issuance costs	10,073	2,669
Maximum mandatory redemption value	48,372	—

Total maximum cash flow associated with securities issued	236,276	49,816

Excess (shortfall) of the carrying value of assets and liabilities associated with the exchanged instruments compared to the total cash flow associated with the new securities issued	$153	$(1,984)

      Because the carrying value of assets and liabilities associated with the senior notes tendered for exchange exceeded the maximum future cash outflows associated with the new instruments issued, the Company recorded a gain of $0.2 million. The recorded liability of the senior secured notes is the total future cash outflow associated with the new notes. Because all future cash payments are included in the recorded value of the senior secured notes, the Company will not record interest expense on the senior secured notes and, when future payments occur, they will be recorded as a reduction of that liability. In the event that the Company does not pay the full amount of contingent interest, the liability will still be reduced by the maximum interest amount and the difference between the maximum interest amount and the actual amount of interest paid will be recorded as a gain. These liabilities have been reclassified as liabilities subject to compromise at December 31, 2003.

      In the exchange of the series 1989 bonds, the maximum future cash outflows associated with the secured series 2002 bonds exceeded the carrying value of the assets and liabilities of the series 1989 bonds tendered for exchange. Accordingly, no gain was recorded and the value of the secured series 2002 bonds was initially recorded at the carrying value of the assets and liabilities associated with the series 1989 bonds. The Company will record interest expense on the secured series 2002 bonds at a rate of 0.58%, which is imputed by comparing the maximum cash flows associated with the secured series 2002 bonds and their initial carrying value. In the event that the Company does not pay the full amount of contingent interest, the difference between the maximum interest and the actual interest paid will first reduce any accrued and unpaid interest recorded and then reduce the recorded liability for the secured series 2002 bonds. These liabilities have been reclassified as liabilities subject to compromise at December 31, 2003.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

Vendor Financing Programs

      The Company obtained assistance from its key vendors and others through its vendor financing programs to improve its liquidity in 2001 through 2002. Under the vendor financing programs, the Company negotiated arrangements with over 60 vendors, utilities and local entities in the form of purchase credits or other concessions and improvements in terms to achieve one-time cash benefits of approximately $30 million in the aggregate. The vendor financing programs were structured principally as a sale and leaseback transaction of steam and electrical generation assets, direct advances or concessions by certain vendors, and the transfer of a major operating lease to a public entity (eliminating the Company’s need to secure its obligations under the lease with a letter of credit). The Company treats the sale and leaseback as a secured financing. The obligations bear an implicit interest rate of 12% through 2007 and 16% from 2008 to 2012. The Company began making quarterly payments on the lease of $1.3 million in the first quarter of 2003. Based on an index of hot band prices, the Company may be required to pre-pay up to $2.0 million of principal in any given year. In connection with Chapter 11 filings in February 2004 of the Company’s subsidiary holding the lease, payments on the lease may be discontinued pending resolution of the consolidated bankruptcy case. The Company also has the option to terminate the lease and repurchase the assets in 2007 at the present value of the remaining lease payments.

      The voluntary bankruptcy filing by the Company, as guarantor, and its wholly owned subsidiary, as lessee, constituted Events of Default under the lease agreement. As a result, lessor has various remedies available to it, including accelerating the lease obligation and demanding surrender of the steam and electrical generating assets for sale to a third party. To date, the lessor has not exercised these options, but it is pursuing a challenge to its standing in the consolidated bankruptcy case. Due to the DIP covenant violations, the Company is in cross default of it $27.7 million Vendor Financing obligation and has classified this item in current liabilities.

Term Loan Agreement

      As permitted by its senior credit facility, on August 15, 2002 the Company entered into a term loan agreement with Steelworks Community Federal Credit Union under which it borrowed $3.0 million out of a maximum amount available of $3.1 million. The loan is being amortized by equal quarterly principal payments which commenced on September 30, 2002 and a final $1.1 million principal payment due August 14, 2014. The Company’s obligations under the agreement are collateralized by its General Office, Research and Development Facility, and railroad rolling stock. Although the agreement imposes no independent financial maintenance covenants on the Company, the loan contains cross default provisions linked to certain of the default thresholds under the Company’s DIP facility. Due to the DIP covenant violations, the Company is in cross default of it $2.8 million 6 1/4% Term Loan and has classified this item in current liabilities

Other

      At December 31, 2003 the Company had $55.5 million in principal payments due in 2004 in respect of its debt obligations. The vendor financing programs are included in the above amounts. In addition to the payments above the Company has contingent interest payments which are based on the Company’s “excess cash flow” as defined in the indentures governing the senior secured notes and the secured series 2002 bonds. The contingent interest was $13.6 million in 2003 and is expected to be $13.6 million in 2004, with no contingent interest payment thereafter.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

Receivables Participation Agreements

      Prior to the consummation of the senior credit facility, the Company, through its wholly-owned subsidiary, Weirton Receivables Inc. (“WRI”), was party to two receivables facilities with a group of three banks (the “WRI Amended Receivables Facilities”). The WRI Amended Receivables Facilities provided for a total commitment by the banks of up to $80.0 million, including a letter of credit subfacility of up to $25.0 million. The Company sold substantially all of its accounts receivable as they were generated to WRI. Upon the consummation of the senior credit facility, the WRI Amended Receivables Facilities were terminated and accounts receivable totaling $25.0 million were repurchased and refinanced under the senior credit facility.

      For 2001, the Company recognized $1.1 million in discount expense from the sale of the funded participation interest. Discount expense was recorded as a reduction to other income for financial reporting purposes.

Inventory Facility

      In November 1999, the Company entered into a working capital facility of up to $100.0 million secured by a first priority lien on the Company’s inventory (the “Inventory Facility”). Upon the consummation of the senior credit facility, the Inventory Facility was terminated and the amounts outstanding were refinanced through the senior credit facility. Borrowings under the Inventory Facility were based upon the levels and composition of the Company’s inventory. The amount available for borrowing was limited by both the Inventory Facility and the Company’s senior note indentures, which at that time limited the amount of indebtedness that could be incurred under such working capital facilities. During 2001, the Company incurred interest expense of $2.9 million related to the facility. On October 26, 2001, prior to refinancing the facility, borrowings under the facility were $47.8 million.

      In 2001, the Company incurred a $1.0 million loss on the early extinguishment of debt pertaining to costs incurred in the closing of the Inventory Facility.

Leases

      The Company uses certain lease arrangements to supplement its financing activities. Rental expense under operating leases was $7.4 million, $8.3 million and $5.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. The minimum future lease payments under non-cancelable operating leases are $6.4 million, $4.0 million, $0.6 million and $0.2 million for the years ending 2004 through 2007, respectively, with minimal payments due in 2008.

NOTE 7.	Employee Retirement Benefits

Pensions

      During 2002, the Company applied to the Internal Revenue Service (the “IRS”) for waivers regarding its pension plan funding obligations for plan years 2002 and 2003. In April 2003, the IRS granted the Company contingent funding waivers for the 2002 plan year and the first quarterly 2003 plan year contributions. The effect of the waivers would have been to allow Weirton to stretch out its required funding for the plan over a five-year period. The waivers were granted contingent upon the Company providing “adequate security” for its rescheduled obligations within 90 days of issuance. The DIP Facility and Court orders applicable to the Company in connection with its bankruptcy case prevented the Company from providing security. As a result

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

of the Company’s inability to satisfy the security requirements, the required aggregate of $47.6 million in pension obligations retroactively became due. As with all pension liabilities, the $47.6 million is classified as liabilities subject to compromise.

      During February 2003, the Company’s unionized employees ratified new labor agreements, which, among other things, provided for a freeze of further benefit accruals under the Company’s defined benefit pension plan as of April 30, 2003. The Company applied the same freeze to its non-unionized workforce. In accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” the Company recognized a pension curtailment charge of $38.8 million (included in the overall pension and OPEB curtailment cost of $572.2 million). The curtailment charge reflects the full recognition of the unrecognized prior service cost and transition obligation, since all benefit accrual associated with expected future years of service has been eliminated. Because the pension plan freeze constituted a significant event, the Company re-measured its pension plan assets and liabilities as of February 28, 2003. The accounting rules provide that if, at any plan measurement date, the fair value of plan assets is less than the plan’s accumulated benefit obligation (“ABO”), the sponsor must establish a liability at least equal to the amount by which the ABO exceeds the fair value of plan assets. The liability must be offset by the recognition of an intangible asset and/or a charge against stockholders’ deficit. Even though the freeze operates to moderate the Company’s long term funding burden with respect to the plan, because the Company was required to recognize all prior service cost and transition obligation with the pension curtailment, the difference between the ABO and plan assets at February 28, 2003 was taken as a direct charge of $15.3 million to stockholders’ deficit.

      On October 21, 2003, the Pension Benefit Guaranty Corporation (“PBGC”) filed a complaint to terminate as of that date , the Company’s funded defined benefit plan. On November 7, 2003, the Company consented to the termination of its pension plan and the PBGC assumed all assets and liabilities of the Plan as of that date. As a result, the Company’s benefit obligations for purposes of FAS 87 accounting have been eliminated. The Company’s accrued pension cost, which was $221 million as of December 31, 2002, has been eliminated. However, the PBGC has filed a claim against the Company in Bankruptcy Court for $825.1 million, equal to the PBGC’s estimate of the unfunded benefit liability. The Company has recorded pension obligations of $825.1 million as part of liabilities subject to compromise as of December 31, 2003 (see note 2). This claim will be settled in the course of bankruptcy proceedings.

Benefits Other than Pensions

      Historically the Company provided healthcare and life insurance benefits to substantially all its retirees and their dependents. The healthcare plans contained cost-sharing features including co-payments, deductibles and lifetime maximums. The life insurance benefits provided to retirees are generally based upon annual base pay at retirement, for salaried employees and specific amounts for represented employees. These welfare benefits were generally paid as incurred, without pre-funding.

      On March 15, 2004 the U.S. Bankruptcy Court for the Northern District of West Virginia entered an order authorizing the Company to terminate retiree benefits (of all retirees of the Company as of April 1, 2004) effective as of April 1, 2004. This order is subject to a stipulated order that the Company pay, on or before April 1, 2004, $1.4 million for the benefit of the exempt, salaried, non-union represented retirees of the Company as of April 1, 2004.

      For all exempt, salaried, non-represented active employees, the Company intends to notify these employees of the termination of this benefit plan effective in the second quarter.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

      All represented active employees will be subject to the effects bargaining agreement. The Company’s intent is to terminate this benefit as part of the effects bargaining agreement.

      The funded status and amounts recognized in the Company’s consolidated financial statements related to employee retirement benefits are set forth in the following table (in thousands):

	Pension Benefits		Other Benefits

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Change in benefit obligation:
Benefit obligation at beginning of year	$1,013,368	$904,479	$418,201	$389,076
Service cost	5,768	13,564	4,282	4,546
Interest cost	49,997	62,117	25,594	27,008
Amendments	—	156	—	—
Curtailment gain	(77,107)	—	(42,589)	—
Actuarial loss	48,323	100,497	17,301	29,183
Benefits paid	(59,563)	(67,445)	(35,573)	(31,612)
Settlement (gain) or loss	(980,786)	—	—	—

Benefit obligation at end of year	$—	$1,013,368	$387,216	$418,201

Change in plan assets:
Fair value of plan assets at beginning of year	$528,676	$633,189	$—	$—
Actual return on plan assets	68,251	(38,262)	—	—
Employer contributions	1,138	1,194	35,573	31,612
Benefits paid	(59,563)	(67,445)	(35,573)	(31,612)
Settlement payments	(538,502)	—	—	—

Fair value of plan assets at end of year	$—	$528,676	$—	$—

Reconciliation of funded status:
Accumulated benefit obligation	$—	$936,736	$—	$—
Effect of projected compensation increases	—	76,632	—	—

Actuarial present value of projected benefit obligation	—	1,013,368	387,216	418,201
Plan assets at fair value	—	528,676	—	—

Projected benefit obligation greater than plan assets	—	484,692	387,216	418,201
Items not yet recognized:
Prior service cost	—	(39,127)	—	9,381
Actuarial losses	—	(223,287)	(43,743)	(71,304)
Net Transition Obligation	—	(1,261)	—	—

Accrued benefit obligation	$—	$221,017	$343,473	$356,278

Amounts recognized in the consolidated balance sheets:
Accrued benefit liability	$—	$408,060	$343,473	$356,278
Intangible assets	—	(40,388)	—	—
Accumulated other comprehensive income	—	(146,655)	—	—

Net amount recognized	$—	$221,017	$343,473	$356,278

Other comprehensive income (loss) attributable to change in additional minimum liability recognition	146,655	(146,655)	—	—

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

	Pension Benefits		Other Benefits

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.00%	6.50%	6.00%	6.50%
Rate of compensation increase	n/a	4.00%	4.00%	4.00%
Measurement date	10/31/03	12/31/02	12/31/03	12/31/02

      The pension and OPEB curtailment gain (loss) of $572,150 included in the statement of operations included the following:

Pension freeze curtailment	$(38,803)
OPEB curtailment	3,217
FASB 87 settlement	288,437
PBGC pension plan termination claim	(825,100)
Other	99

$(572,150)

      The medical cost and administrative expense rates used to project anticipated cash flows and measure the Company’s postretirement benefit obligation as of December 31, 2003, 2002 and 2001 are as follows:

	For Retirees Who Have			For Retirees Who Are
	Not Yet Reached Age 65			Age 65 and Older

	2003	2002	2001	2003	2002	2001

Base medical cost trend:
Rate in first year	8.00%	9.00%	10.00%	6.50%	7.00%	7.50%
Ultimate rate	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Year in which ultimate rate is reached	2008	2008	2008	2008	2008	2008
Major medical cost trend:
Rate in first year	10.00%	11.75%	13.75%	—	—	—
Ultimate rate	4.50%	4.50%	4.50%	—	—	—
Year in which ultimate rate is reached	2008	2008	2008	—	—	—
Administrative expense trend	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%

      A one percentage point change in the assumed health care cost trend rates would have the following effects:

	One Percentage	One Percentage
	Point Increase	Point Decrease

Effect on total of service and interest cost components for 2003	$1,189	$(1,268)
Effect on 2003 accumulated postretirement benefit obligation	$14,637	$(15,605)

Other

      During the year ended December 31, 2002, the Company was required to record an additional minimum pension liability of $187.1 million. In accordance with SFAS No. 87 “Employers Accounting for Pensions,” to

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

offset this additional minimum pension liability, $40.4 million was recorded as a reduction in an intangible asset. Because the additional minimum pension liability exceeded unrecognized prior service costs, the Company was required to record $146.7 million as a component of comprehensive loss and is shown as an increase to shareholders’ deficit.

      As a condition of the purchase of the Company’s assets from National in 1984, National agreed to retain liability for pension service and the cost of life and health insurance for employees of the Company’s predecessor business who retired through May 1, 1983. National also retained the liability for pension service through May 1, 1983 for employees of the predecessor business who subsequently became active employees of the Company. As required, National established and funded its own defined benefit plan (“Plan 056”) under which pension benefits were calculated by crediting employees’ service time with National (together with subsequent Weirton service for benefit eligibility). Pension benefits payable to Company retirees with National service time are calculated under the Weirton’s defined benefit plan and are then reduced by amounts paid or payable according to National’s plan.

      By agreement with National, when the Company induced an employee to retire prior to attaining age 62 by offering some form of benefit enhancement, the Company was obligated to reimburse National on a monthly basis for all benefits paid by the National pension plan to the time the pensioner reached 62 years of age. The obligation to reimburse National was recorded at the time the enhanced benefit is granted.

      In March 2002, National filed for protection under federal bankruptcy law. On December 6, 2002 the PBGC filed an action with the U.S. District Court of Northern Illinois seeking to terminate all seven of National’s pension plans, including the Plan 056, which covers the Company’s employees and on May 31, 2003 the PBGC assumed control of Plan 056. On October 17, 2003 National filed a claim with the Court against Weirton in the amount of $2.8 million for obligations for reimbursement obligations related to induced retirements and at December 31, 2003 Weirton carried a liability subject to compromise equal to that claim. On December 19, 2003, National’s Plan of Liquidation became effective and the balance of $19.0 million which related to potential future reimbursements to National was recognized as “write-off of reimbursement contingency,” since no additional payments would be made by National on Weirton’s behalf.

NOTE 8.	Postemployment Benefits

      The components comprising the Company’s obligations for postemployment benefits are (i) workers’ compensation, which is $1.6 million of “Other long term liabilities” and $26.8 million of “Liabilities subject to compromise”; (ii) severance programs which include medical coverage continuation; and (iii) sickness and accident protection, which includes medical and life insurance benefits.

      Actuarial assumptions and demographic data, as applicable, that were used to measure the postemployment benefit obligation as of December 31, 2003 and 2002, were consistent with those used to measure pension and other postretirement benefit obligations for each respective year. As of December 31, 2003 and 2002, the Company had accrued $39.4 million and $35.8 million, respectively, for postemployment benefit obligations. The workers’ compensation liability is discounted at a rate of 6.0% and 6.5%, at December 31, 2003 and 2002, respectively. Workers’ compensation at December 31, 2003 consisted of $1.6 million of “Other long term liabilities” and $26.8 million of “Liabilities subject to compromise.”

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

NOTE 9.	Restructuring Charges

      The Company’s filing of bankruptcy under Chapter 11 of the United States Bankruptcy Code required it to find ways to increase efficiency and decrease its costs, including the employment component of its cost structure. In response, the Non-Represented Salaried Workforce Reduction Program (the “Program”) was adopted by Weirton’s senior management on October 22, 2003. The Program was designed to permanently reduce the non-represented salaried workforce by at least one hundred 100 to 175 employees. The Court approved the Program and authorized the payment of workforce reduction benefits by Order entered October 22, 2003. For the Program, the Company paid $0.2 million in 2003, related to amounts accrued for workforce reduction benefits. As of December 31, 2003 the Company had approximately $4.4 million recorded as a liability relating to the future payments for the Program. The Company will make payments related to the Program of approximately $2.1 million during 2004, $1.1 million during 2005, $0.3 million during 2006, $0.2 million during 2007, $0.2 million during 2008 and $0.5 million for the years thereafter.

      As part of a five part strategic restructuring plan, the Company began an operating cost savings program in 2001. In conjunction with that program, the Company’s management and the ISU negotiated labor agreements that became effective in late October 2001 and the agreement provided for the permanent elimination reductions. These workforce reductions were a key component to the operating cost savings program. The Company recorded a fourth quarter 2001 restructuring charge of $129.0 million. The fourth quarter 2001 restructuring charge, consisted of a $90.0 million increase in our accrued pension cost and a $28.6 million increase in our liability for other postretirement benefits. Also, as part of the fourth quarter 2001 restructuring charge, the Company recorded a $7.7 million liability to reimburse National for induced retirements. The remaining $2.7 million of the fourth quarter 2001 restructuring charge was related to other separation and severance benefits provided to the affected employees.

      In March 2001, prior to the initiation of the Company’s strategic restructuring plan, the Company established and implemented the 2001 Workforce Downsizing Program. The program reduced non-represented staff employees by approximately 10%. As a result, the Company recorded a first quarter 2001 restructuring charge of $12.3 million consisting of an increase in accrued pension cost of $5.4 million and an increase in our liability for other postretirement benefits of $3.9 million. The remaining $3.0 million consisted of a $0.6 million liability to reimburse National for induced retirements and $2.4 million of other separation and severance benefits provided to the affected employees. For the 2001 Workforce Downsizing Program, the Company paid $0.1 million and $4.1 million in 2003 and 2002, respectively, related to amounts accrued for salary continuance and other termination benefits for the affected employees as well as legal, actuarial and other services provided in connection with the headcount reduction programs.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

NOTE 10.	Income Taxes

      Deferred income tax assets and liabilities are recognized reflecting the future tax consequences of net operating loss and tax credit carryforwards and differences between the tax basis and the financial reporting basis of assets and liabilities. The components of the Company’s deferred income tax assets and liabilities were as follows:

	December 31,

	2003	2002

Deferred tax assets:
Net operating loss and tax credit carryforwards	$204,364	$159,428
Deductible temporary differences:
Allowance for doubtful accounts	1,870	2,175
Inventories	669	1,214
Pensions	321,789	143,385
Workers’ compensation	12,894	11,474
Postretirement benefits other than pensions	135,232	139,797
Equity investments	(5,552)	2,849
Accrued Interest related to debt exchange	24,851	30,065
Value difference in new debt (2002 exchange offers)	32,976	32,976
Other deductible temporary differences	21,963	26,218
Valuation allowance	(675,075)	(459,407)

	75,981	90,173
Deferred tax liabilities:
Accumulated depreciation	(75,981)	(90,173)

Net deferred tax asset	$—	$—

      As of December 31, 2003, the Company had available, for federal and state income tax purposes, regular net operating loss carryforwards of approximately $487 million expiring in 2007 through 2023; an alternative minimum tax (“AMT”) net operating loss carryforward of approximately $386 million expiring in 2020 through 2023; an AMT credit of approximately $9.1 million; general business tax credits of approximately $.9 million expiring in 2004 to 2005; and a Michigan Low-Grade Hematite Pellet credit of $4.1 million expiring beginning in 2006.

      In 2003, 2002 and 2001, as a result of the losses incurred, the Company did not generate any liability for regular federal income tax. In 2003, 2002 and 2001, the Company did not generate any liability for AMT.

      The Company has provided a 100% valuation allowance for its deferred tax assets as of December 31, 2003 and 2002. During 2002, in connection with the recognition of the additional minimum pension liability discussed in Note 7, the Company increased the valuation allowance for deferred tax assets by $57.2 million through comprehensive loss, while also recording an increase in the valuation allowance of $42.1 million through a charge to the consolidated statement of operations for all other components of the deferred tax assets. During 2003, the connection with reversal of the minimum pension liability in note 7, the Company decreased the valuation allowance for deferred tax assets by $57.2 million through comprehensive loss, while

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

also recording an increase in the valuation allowance of $272.9 million through a charge to the consolidated statement of operations for all other components of the deferred tax assets. The Company will continue to provide a 100% valuation allowance for the deferred income tax assets until it returns to an appropriate level of taxable income.

      The ultimate realization of the net deferred tax assets depends on the Company’s ability to generate sufficient taxable income in the future. If the Company were to be reorganized and were able to generate sufficient taxable income in the future, the Company will reduce the valuation allowance through a reduction of income tax expense.

      The elements of the Company’s deferred income taxes associated with its results for the years ended December 31, 2003, 2002 and 2001, respectively, are as follows:

	2003		2002	2001

Current income tax provision (benefit):
Federal	$	(—)	$(3,475)	$—
Deferred income tax provision (benefit)		(272,868)	(42,136)	(144,471)
Valuation allowance		272,868	42,136	298,236

Total income tax provision (benefit)		(—)	(3,475)	$153,765

      In June 2002, the Company received an income tax refund of $3.5 million in accordance with the Job Creation and Worker Assistance Act of 2002 signed by President Bush on March 9, 2002. This new act provided for an expansion of the carryback of net operating losses (“NOLs”) from two years to five years for NOLs arising in 2001 and 2002. The Company was able to carryback its AMT NOL recorded in 2001 to the 1997 through 1999 tax years when it paid an AMT. This carryback allowed the Company to recover the entire amount of alternative minimum taxes paid during those prior taxable years.

      The total income tax provision (benefit) recognized by the Company for the years ended December 31, 2003, 2002 and 2001, reconciled to that computed under the federal statutory corporate rate follows:

	2003	2002	2001

Tax provision (benefit) at federal statutory rate	$(245,013)	$(41,091)	$(132,841)
State income taxes, net of federal	(28,002)	(4,696)	(15,182)
Other	147	176	3,524
Change in valuation allowance	272,868	42,136	298,264

Income tax provision (benefit)	$—	$(3,475)	$153,765

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

NOTE 11.	Preferred Stock

      In accordance with SFAS No. 150, both the Preferred Series C and Preferred Series D stocks have been reclassified from redeemable preferred stock to liabilities subject to compromise during the third quarter of 2003.

Series D

      On May 16, 2003, the Company issued and contributed 380,000 shares of Series D Preferred Stock, par value $0.10 per share, to its 1989 ESOP as required under amendments to collective bargaining agreements reached with unions earlier in the year. The Series D Preferred, is redeemable at the Company’s option at $20 per share prior to February 28, 2005 and at $40 per share thereafter. The Series D Preferred Stock is mandatorily redeemable on March 1, 2015, at $40 per share or $15.2 million. The Preferred Series D has a liquidation value of $100 per share and, by its terms, can not be redeemed prior to the Senior Secured Debt. No cash proceeds were received in the transaction.

Series C

      During 2002 the Company issued shares of Series C Preferred to the holders of senior notes who tendered their outstanding notes in the exchange offers. The Series C Preferred is subject to mandatory redemption on April 1, 2013 at a redemption price of $25 per share in cash. Prior to April 1, 2013, the Company has the option of redeeming the Series C Preferred, in whole or in part in cash, at the end of each 12-month period beginning April 1 of each year based on the following redemption schedule:

12-Month Period	Redemption Price
Beginning April 1	Per Share

2003	$12.50
2004	15.00
2005	17.50
2006	20.00
2007	22.50
2008 and thereafter	25.00

      In addition, if the Company’s capital structure is amended to permit the issuance of additional shares of common stock, the Company will have the option to redeem all of the outstanding shares of Series C Preferred at any time prior to April 1, 2013 by delivering to the holders of Series C Preferred shares of common stock having a value equal to the then current aggregate redemption price for all outstanding shares of Series C Preferred.

      The Series C Preferred is not convertible at the option of the holders of the stock. However, the Company has the option of causing the conversion of the Series C Preferred into shares of its common stock prior to April 1, 2006 in connection with a significant transaction. A significant transaction is any transaction in which either an entity acquires more than 50% of the voting power of the Company’s capital stock or the Company enters into a merger or other business combination in which it is not the surviving entity.

      The Series C Preferred is non-voting stock and it is not entitled to receive dividends.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

Series A

      In June 1989, the Company sold 1.8 million shares of the Series A Preferred to the 1989 ESOP, which has since allocated those shares to participants. Each share of Series A Preferred is convertible at any time into one share of common stock, subject to adjustment, is entitled to 10 times the number of votes allotted to the common stock into which it is convertible, and has a preference on liquidation over common stock of $5 per share. The Series A Preferred has no preference over common stock as to dividends. The Series A Preferred is not intended to be readily tradable on an established market. As such, participants to whom shares of Series A Preferred are distributed from the 1989 ESOP following termination of service are given a right, exercisable for limited periods prescribed by law, to cause the Company to repurchase the shares at fair value. The Company also has a right of first refusal upon proposed transfers of distributed shares of Series A Preferred. In 1994, the 1989 ESOP was amended to provide for recontribution to the plan by the Company for shares of Series A Preferred reacquired for allocation among active employee participants on a per capita basis. If not repurchased by the Company or reacquired for allocation by the 1989 ESOP, shares of Series A Preferred automatically convert into common stock upon transfer to a non-qualified (non-employee) holder.

NOTE 12.	Stock Plans

      The Company has two stock option plans (the “1987 Stock Option Plan” and the “1998 Stock Option Plan”), an employee stock purchase plan (the “2000 Employee Stock Purchase Plan”) and deferred and stock compensation plans for nonemployee members of the board of directors (the “Directors’ Deferred Compensation Plan” and the “Directors’ Stock Compensation Policy”).

1987 and 1998 Stock Option Plans

      The Company may grant options for up to 750,000 shares under the 1987 Stock Option Plan, as amended. Under the plan, the option exercise price equals the stock’s market price on the date of grant. Generally, the options granted under the 1987 Stock Option Plan vest in one-third increments beginning on the date of grant, with the remaining two-thirds becoming exercisable after the first and second years. The options expire approximately 10 years from the date of grant. No options were granted in 2003, 2002 or 2001 under the 1987 Stock Option Plan

      During 2000, the 1998 Stock Option Plan was amended to increase the number of options the Company may grant from 3,250,000 shares to 6,500,000 shares. The option price and vesting requirements are determined by a Stock Option Committee appointed by the board of directors. No options were granted in 2003 or 2002 under the 1998 Stock Option Plan. The options granted during 2001 under the 1998 Stock Option Plan vest in one-third increments beginning on the date of grant, with the remaining two-thirds becoming exercisable after the first and second years. The options expire 10 years from the date of grant. The options granted during 2000 under the 1998 Stock Option Plan vest on May 23, 2010 and expire the following day. The options granted during 2000 are subject to accelerated vesting based on the continued employment of the recipients and the attainment of certain market prices for the Company’s common stock. The stock prices necessary for accelerated vesting range from $6.12 to $12.41 and must be maintained for 20 consecutive trading days for accelerated vesting to occur. Options that vest pursuant to the accelerated vesting provisions expire on May 24, 2010. All the options granted during 1999 and 1998 under the 1998 Stock Option Plan had vested as of December 31, 2000 and expired on June 24, 2002.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

      The following is a summary of stock option activity under the 1987 and 1998 Stock Option Plans:

	1987 Stock Option Plan		1998 Stock Option Plan

		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price

Balance Dec. 31, 2000	549,168	4.45	2,973,500	5.48
Granted	—	—	200,000	1.13
Exercised	—	—	—	—
Forfeited	(113,168)	7.45	(1,172,500)	5.36

Balance Dec. 31, 2001	436,000	3.68	2,001,000	5.11
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(77,499)	4.17	(742,834)	5.09

Balance Dec. 31, 2002	358,501	$3.56	1,258,166	$5.13
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(35,001)	2.47	(642,500)	4.25

Balance Dec. 31, 2003	323,500	$2.40	615,666	$6.05

      The following table represents additional information with regard to the 1987 and 1998 Stock Option Plans

	Outstanding			Exercisable

		Weighted	Weighted Average		Weighted
Range of	Number of	Average	Remaining	Number of	Average
Exercise Prices	Shares	Exercise Price	Contractual Life	Shares	Exercise Price

1987 Stock Option Plan:
$1.75-$3.13	267,500	$2.40	4.74 years	267,500	$2.40
$8.69	56,000	8.69	0.96 years	56,000	8.69
1998 Stock Option Plan:
$5.56	350,000	$5.56	6.42 years	—	—
$6.69	265,666	6.69	6.42 years	—	—
at December 31, 2003:

2000 Employee Stock Purchase Plan

      In May 2000, the Company replaced the 1994 Employee Stock Purchase Plan, which expired in 1999, with the 2000 Employee Stock Purchase Plan. The Company reserved 1.0 million shares of its common stock to be offered over a four and a half year period beginning July 1, 2000 to eligible employees under its 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan provides for participants to purchase the Company’s common stock at 85% of the lesser of the stock’s closing price at the beginning or the end of each year. (For 2000, 85% of the lesser of the stock’s closing price on July 1, 2000 or December 31, 2000 was used to determine the purchase price.) As of December 31, 2003 and 2002, 199,993 and 199,963 shares, respectively, were issuable in accordance with the 2000 Employee Stock Purchase Plan.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

Board of Directors’ Deferred Compensation Plan

      During 1991, the Company adopted a deferred compensation plan (the “Directors’ Deferred Compensation Plan”) to permit nonemployee members of the board of directors to receive shares of common stock in lieu of cash payments for total compensation or a portion thereof for services provided in their capacity as a member of the board of directors. The Company reserved 445,000 shares for issuance under the Directors’ Deferred Compensation Plan. During 2000, the Directors’ Deferred Compensation Plan was modified to allow directors to either defer shares issuable to a non-qualified trust maintained by an institutional trustee until such time as the shares are distributed to the directors or to defer share equivalents to a separate account maintained by the Company. The cost of the shares held in the trust are accounted for as a reduction to equity. The liability to compensate the directors is retained until such time as the shares are issued from the trust. The Directors’ Deferred Compensation Plan provides for the stock portion of the directors’ compensation to be valued at 90% of the lesser of the stock’s average trading price at the beginning or the end of each year. As of December 31, 2003 and 2002, a total of 287,749 and 333,268 shares, respectively, with a cost of $0.5 million and $0.6 million, respectively, were held by the trust for future distribution. As of December 31, 2003 and 2002, 78,644 and 92,208 shares, respectively, valued at $0.1 million were issuable and deferred by directors choosing to have shares issued to the Company maintained trust.

      As of December 31, 2002 and 2001, there were insufficient shares authorized for distributions under the Directors’ Deferred Compensation Plan. As such, the Company invests cash in money market funds to account for the shares that would have been issued to the trust. At December 31, 2002, the Company had a liability to fund $0.2 million for services rendered during 2002. On May 15, 2003 the Board of Directors’ Deferred Compensation Plan was suspended and no liabilities were unfunded at December 31, 2003.

Board of Directors’ Stock Compensation Policy

      Under a stock compensation policy initiated in 1998, the Company’s non-employee directors receive a portion of their annual retainers payable in shares of the Company’s common stock. The directors may elect to defer all or a portion of the shares under the Directors’ Deferred Compensation Plan. As of December 31, 2003 and 2002, no shares were issuable to non-employee directors; all shares otherwise attributable to retainers for 2003 and 2002 were deferred under the Directors’ Deferred Compensation Plan.

NOTE 13.	ESOP Financing

      The purchase by the 1989 ESOP of the Series A Preferred was financed through the issuance of a $26.1 million promissory note to the Company payable ratably over a 10 year period. The Company’s contribution to the 1989 ESOP for the principal and interest components of debt service was immediately returned. As such, the respective interest income and expense on the ESOP notes were entirely offset within the Company’s net financing costs. As of December 31, 2003, all shares originally financed had been allocated to participants of the 1989 ESOP, of which 1,347,373 shares (including recontributed shares) remained in the trust under the 1989 ESOP.

NOTE 14.	Repurchases of Common Stock for Treasury

      During April 1998, the Company announced that it had been authorized by the board of directors to repurchase up to 10%, or approximately 4.2 million shares, of its outstanding common stock. In February 2000, the Company announced that it had been authorized by the board of directors to repurchase an additional 12% of its capital stock. Under these stock repurchase programs, the Company paid

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

$16.0 million during 2000 to repurchase approximately 2.6 million shares of its outstanding common stock at prices ranging from $2.38 to $9.00 per share. There were no repurchases of outstanding common stock during 2003 or 2002 pursuant to the stock repurchase program. Repurchased shares of common stock are held in the Company’s treasury. The Company’s current DIP facility prohibits common stock repurchases by the Company.

NOTE 15.	Losses Per Share

      For the years ended December 31, 2003, 2002 and 2001, basic and diluted losses per share were the same; however, common stock equivalents totaling 2,895,139, 3,251,234 and 3,878,469, respectively, were excluded from both the basic and diluted losses per share calculations due to their anti-dilutive effect.

NOTE 16.	Environmental Compliance, Legal Proceedings and Commitments and Contingencies

Environmental Compliance

      The Company, as well as its domestic competitors, is subject to stringent federal, state and local environmental laws and regulations concerning, among other things, waste water discharges, air emissions and waste disposal. The Company spent approximately $0.3 million, $1.4 million and $1.9 million for pollution control capital projects in 2003, 2002 and 2001, respectively.

      The Company continued its environmental remediation and regulatory compliance activities required under its 1996 consent decree with federal and state environmental authorities that had settled certain water discharge, air emissions and waste handling enforcement issues. Under the consent decree, the Company committed to undertake environmental upgrade and modification projects totaling approximately $19.8 million, of which $16.6 million had been spent through December 31, 2003.

      As part of a related corrective action order, the Company also continued its investigative activities and interim corrective measures aimed at determining the nature and extent of hazardous substances which might be located on its property. These activities are being accomplished on an area by area basis and generally are at an early stage. Because the Company does not know the nature and extent of hazardous substances which may be located on its properties, it is not possible at this time to estimate the ultimate cost to comply with the corrective action order.

      At December 31, 2003, the Company had accrued approximately $9.0 million related to the consent decree, the corrective action order, and other environmental liabilities, of that, $0.4 million is classified as “Other long term liabilities” and $8.6 million is classified as “Liabilities subject to compromise.”

Legal Proceedings

      The Company, in the ordinary course of business, is the subject of, or party to, various pending or threatened legal actions. The Company believes that any ultimate liability resulting from these actions will not have a material adverse effect on its financial position or results of operations. On a quarterly and annual basis, management establishes or adjusts financial provisions and reserves for contingencies.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

Commitments and Contingencies

      The Company obtains insurance for automobile, general liability and property damage. However, the Company has elected to retain a portion of expected losses for property damage and general liability claims through the use of deductibles.

      Additionally the Company’s health care and workers’ compensation plans are self insured. Provisions for losses under those programs, other than post-retirement benefits costs, which are actuarially determined, are recorded based on estimates (utilizing claims experience and other data), of the aggregate liability for claims incurred and claims incurred but not reported.

      The Company is an integrated producer and does not own or operate sources of raw material supply. In October 1991, the Company entered into a supply agreement with a subsidiary of Cleveland-Cliffs Inc. to provide the majority of its iron ore pellet requirements beginning in 1992 and extending through 2008. This contract was modified in November of 2003 to purchase 67% of Company’s iron ore pellet requirements for 2004 and 2005 years respectively. The pricing for the Company’s requirements fluctuates primarily on world pellet market prices.

      In December 2003, the Company has entered into an amendment to the memorandum of understanding with U.S. Steel to provide it with 850,000 net tons of coke in each of 2004 and 2005 years respectively. In addition the Company has also secured through the amendment 1,000,000 tons of iron ore pellets in each of 2004 and 2005 years respectively. The price of coke fluctuates on an annual basis based on the market price for coke. The Company continually evaluates potential new sources for coke and processes for utilizing coke more efficiently in its steel making facilities. The Company obtains its limestone, tin, zinc, scrap metal and other raw materials requirements from multiple sources.

      During the fourth quarter of 2003 the Company negotiated special terms related to its natural gas supply agreement, as a result the Company received $4.0 million in cash and recognized a corresponding reduction in natural gas expense.

NOTE 17.	Claims and Allowances

      The Company’s policy is to fully reserve for claims that have been or may be incurred on all products that have been shipped. The reserve is calculated based on claims that have been submitted but not settled. The calculation also considers anticipated claims based on historical performance. The reserve for claims and allowances is netted against accounts receivable for financial reporting purposes.

      The following is a roll-forward of the Company’s claims and allowances activity:

	2003	2002

Beginning Balance	$4,521	$3,195
Additions to Reserve	16,620	16,272
Settled Claims	(15,292)	(14,946)

Ending Balance	$5,849	$4,521

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

NOTE 18.	Disclosures About Fair Value of Financial Instruments and Significant Group Concentrations of Credit Risk

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Redeemable Preferred Stock

      The fair value of the Series A, Series C and Series D Preferred was determined to be zero at December 31,2003, based upon the assumption that no future plan, whether through sale or emergence from bankruptcy would yield any value to the holder of the preferred stock. The Preferred Series A was based upon an independent appraisal performed as of December 31, 2002.

Long-term Debt Obligations

      In light of the Company’s Chapter 11 Bankruptcy filing and the uncertainty surrounding the APA it is not practicable for the Company to estimate the fair value of the Company’s long-term debt obligations for the year ended December 31, 2003.

	2003		2002

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Redeemable Preferred stock	$67,437	$—	$67,895	$2,374
Long term debt obligations	279,329	—	295,006	75,594

Significant Group Concentrations of Credit Risk

      One customer accounted for 12% of the Company’s trade receivables at December 31, 2003. There were no significant concentrations of credit risk as of or for the year ended December 31, 2002. One customer accounted for 15% of net sales in 2001.

NOTE 19.	Subsidiaries and Joint Ventures

      On February 26, 2004, the Company’s wholly owned subsidiary, FW Holdings, Inc., which holds a capital lease for the steam and power generation facilities used in the Company’s operations, filed a voluntary petition with the Court under Chapter 11. Also on February 26, 2004, another wholly owned subsidiary of the Company, Weirton Venture Holdings Corporation, which holds a 50% interest in WeBco International, LLC, filed a voluntary petition under chapter 11 of the Bankruptcy Code. Both of these cases are being jointly administered with the bankruptcy case of the Company, and both of these subsidiaries also are selling all or substantially all of their assets to ISG Weirton pursuant to the APA.

FW Holdings

      In 2001 the Company formed its wholly owned subsidiary, FW Holdings, Inc. (“FW Holdings”) in connection with a sale and leaseback financing of steam and electrical generation assets. See discussion in Note 6, “Liquidity and Financing Arrangements.”

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

MetalSite

      During the first quarter of 2001, MetalSite LP (“MetalSite”) continued to incur significant losses. Additionally, the difficulties experienced by other Internet and e-commerce companies, as well as questions about MetalSite’s capacity to obtain additional financing, raised doubts about the Company’s ability to realize its investment in MetalSite. As such, the Company incurred equity losses, including a charge to write its investment in MetalSite to zero, of $5.8 million during the first quarter of 2001. The Company maintains no balance related to MetalSite on its balance sheet. In August 2001 MetalSite sold all of its assets to Management Sciences Associates, Inc.

GalvPro

      The Company incurred equity losses, including a charge to write its investment in GalvPro LP (“GalvPro”) to zero, of $12.2 million during the first quarter of 2001. In August 2001, GalvPro filed a petition in the United States Bankruptcy Court for the Southern District of Indiana seeking protection under Chapter 11 of the United States Bankruptcy Code. In 2002, the assets of GalvPro were sold to Steel Dynamics Inc., subsequently the GalvPro’s Chapter 11 case was converted to a Chapter 7 proceeding and was later dismissed. The Company has no direct liability from GalvPro’s filing and therefore continues to carry no balance for its investment in GalvPro as of December 31, 2003.

WVHC and WeBCo

      WeBCo International LLC (“WeBCo”) was formed in 1997 with the Balli Group, plc. The primary function of WeBCo is to market and sell the partners’ products globally. As of December 31, 2003, Weirton owned 100% of Weirton Ventures Holding Corporation (“WVHC”) and WVHC owns 50% of WeBCo, and the carrying amount of the Company’s investment in WeBCo was $3.3 million.

Brightsmith, LLC

      In the first quarter of 2002, W&A Manufacturing LLC (“W&A”) changed its name to Brightsmith, LLC (“Brightsmith”). W&A was formed in 1998 with ATAS International for the purpose of manufacturing steel roofing products. As of December 31, 2003, the Company owned 50% of Brightsmith, and the carrying amount of the Company’s investment in Brightsmith was $0.3 million.

      The Company accounts for its investments in WeBCo and W&A using the equity method of accounting.

Related Party Transactions

      The Company had no purchases of goods and services from unconsolidated subsidiaries in 2003 and had $8.0 million and $31.1 million in 2002 and 2001, respectively. The Company’s sales of steel to unconsolidated subsidiaries totaled $25.7 million, $35.5 million and $9.0 million in 2003, 2002 and 2001, respectively. These transactions arose in the ordinary course of business and were transacted at arms-length. Pursuant to certain service agreements, the Company provides services to subsidiaries. The Company billed for these arrangements at amounts approximating the cost to provide the service. Such amounts were minimal in 2003, and 2002 and $0.5 million in 2001. At December 31, 2003 and 2002, the Company had outstanding trade receivables from unconsolidated subsidiaries of $0.4 million and $1.8 million respectively.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES
DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2003

In Thousands of Dollars, Except Per Share Amounts,

or in Millions of Dollars Where Indicated

      In each of 2003 and 2002, the Company received distributions of $0.8 million and $1.0 million, respectively, from WeBCo. There were no dividends or partnership distributions received from equity affiliates in 2001.

NOTE 20.	(Unaudited)

	Quarterly Periods in 2003					Quarterly Periods in 2002
(Dollars in millions,
except per share data)	4th		3rd	2nd	1st	4th	3rd	2nd	1st

Net sales	$284		$271	$243	$260	$275	$274	$251	$236
Gross profit	(6)		(10)	(15)	(12)	2	12	(10)	(14)
Operating income (loss)	(561	)(1)	(30)	(36)	(71)	(22)	(11)	(33)	(36)
Net income (loss)	(544	)(1)	(37)	(44)	(75)	(24)	(13)	(39)	(45)
Basic loss per share	$(12.93)		$(0.88)	$(1.05)	$(1.78)	$(0.59)	$(0.30)	$(0.85)	$(1.06)
Diluted loss per share	$(12.93)		$(0.88)	$(1.05)	$(1.78)	$(0.59)	$(0.30)	$(0.85)	$(1.06)

(1)	After eliminating the FAS No. 87 accruals and recording the $825 million PBGC claim for Pension, this amount includes a net charge of $537 million.

WEIRTON STEEL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

as of March 31, 2004 and December 31, 2003, and for the three months ended

March 31, 2003 and 2004

WEIRTON STEEL CORPORATION AND SUBSIDIARIES

DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,

	2004	2003

NET SALES	$296,586	$259,854
OPERATING COSTS:
Cost of sales	280,873	271,742
Selling, general and administrative expenses	3,728	6,053
Depreciation	12,296	14,483
Pension curtailment	—	38,803

Total operating costs	296,897	331,081

LOSS FROM OPERATIONS	(311)	(71,227)
Reorganization items	(4,870)	—
Income from unconsolidated subsidiaries	1,611	83
Interest expense (excluding contractual interest expense of $1,047 in 2004)	(7,038)	(4,962)
Other income, net	913	1,293

LOSS BEFORE INCOME TAXES	(9,695)	(74,813)
Income tax provision (benefit)	—	—

NET LOSS	(9,695)	(74,813)
OTHER COMPREHENSIVE LOSS:
Change in additional minimum pension liability	—	(15,345)

COMPREHENSIVE INCOME (LOSS)	$(9,695)	$(90,158)

PER SHARE DATA:
Weighted average number of common shares (in thousands):
Basic	42,279	42,077
Diluted	42,279	42,077
Basic loss per share:	$(0.23)	$(1.78)
Diluted loss per share:	$(0.23)	$(1.78)

The accompanying notes are an integral part of these statements.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES

DEBTOR-IN-POSSESSION AS OF MAY 19, 2003

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	March 31,	December 31,
	2004	2003

ASSETS:
Current assets:
Cash and equivalents, including restricted cash of $214 and $230, respectively	$214	$230
Receivables, less allowances of $4,824 and $7,546, respectively	116,701	119,460
Inventories	96,535	138,735
Other current assets	6,955	11,157

Total current assets	220,405	269,582
Property, plant and equipment, net	306,869	319,137
Other assets and deferred charges	5,802	8,892

TOTAL ASSETS	$533,076	$597,611

LIABILITIES:
Current liabilities:
Debtor-in-possession facility	$94,958	$141,087
Notes and bonds payable	55,018	55,461
Payables	41,209	26,465
Accrued employee costs and benefits	25,788	27,070
Accrued taxes other than income	8,492	12,618
Other current liabilities	4,971	5,162

Total current liabilities	230,436	267,863
Other long term liabilities	5,125	4,238
Liabilities subject to compromise	1,573,865	1,592,165

TOTAL LIABILITIES	1,809,426	1,864,266
REDEEMABLE STOCK (Series A):	19,032	19,032
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.01 par value; 50,000,000 shares authorized; 44,256,821 and 44,056,828 shares issued	441	441
Additional paid-in capital	458,199	458,199
Accumulated deficit	(1,743,762)	(1,734,067)
Other stockholders’ equity	(10,260)	(10,260)

TOTAL STOCKHOLDERS’ DEFICIT	(1,295,382)	(1,285,687)

TOTAL LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS’ DEFICIT	$533,076	$597,611

The accompanying notes are an integral part of these statements.

WEIRTON STEEL CORPORATION AND SUBSIDIARIES

DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended
	March 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(9,695)	$(74,813)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
Depreciation	12,296	14,483
Income from unconsolidated subsidiaries	(698)	(83)
Amortization of deferred financing costs	2,687	706
Reorganization charges	4,870	—
Pension curtailment	—	38,803
Cash provided (used) by working capital items:
Receivables	2,759	(14,115)
Inventories	42,200	1,832
Other current assets	4,202	(1,107)
Payables	442	(9,191)
Accrued employee costs and benefits	(1,282)	—
Other current liabilities	(3,762)	2,541
Accrued pension obligation	—	13,505
Other postretirement benefits	—	(1,389)
Other	(2,668)	1,012

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS:	51,351	(27,816)
Payments related to reorganization items	(4,767)	—

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	46,584	(27,816)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital spending	(28)	(1,683)
Distribution from unconsolidated subsidiary	—	836

NET CASH USED BY INVESTING ACTIVITIES	(28)	(847)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on senior credit facility	—	29,526
Net (repayments) on debtor-in-possession revolving loan facility	(46,129)	—
Repayment of debt obligations	(443)	(697)

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(46,572)	28,829

NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(16)	166
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	230	219

CASH AND EQUIVALENTS AT END OF PERIOD	$214	$385

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net of capitalized interest	$4,463	$4,557
Income taxes paid (refunded), net	1,733	46

The accompanying notes are an integral part of these statements.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(In thousands of dollars, except per share amounts, or in millions of dollars where indicated)

NOTE 1

BASIS OF PRESENTATION

      The Consolidated Condensed Financial Statements presented herein are unaudited. The Consolidated Condensed Balance Sheet as of December 31, 2003 has been derived from the audited balance sheet included in the Company’s Current Report on Form 8-K, which was incorporated by reference to the 2003 Annual Report on Form 10-K. Unless context otherwise requires, the terms “Weirton Steel,” “Weirton,” the “Company,” “we,” “us” and “our” refer to Weirton Steel Corporation and its consolidated subsidiaries. Entities of which the Company owns a controlling interest are consolidated; entities of which the Company owns a less than controlling interest are not consolidated and are reflected in the consolidated condensed financial statements using the equity method of accounting. All material intercompany accounts and transactions with consolidated subsidiaries have been eliminated in consolidation.

      Certain information and footnote disclosures normally prepared in accordance with accounting principles generally accepted in the United States have been either condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Although the Company believes that all adjustments necessary for a fair presentation have been made, interim periods are not necessarily indicative of the financial results of operations for a full year. As such, these financial statements should be read in conjunction with the audited financial statements and notes thereto included or incorporated by reference to the Company’s Current Report on Form 8-K, which was incorporated by reference to the 2003 Annual Report on Form 10-K.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Certain reclassifications have been made to prior year amounts to conform with current year presentation.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

STOCK BASED COMPENSATION

      At March 31, 2004, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” No stock-based employee compensation cost is reflected in the Company’s net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on the Company’s net loss and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	For The
	Three Months Ended
	March 31,

	2004	2003

Net loss:
As reported	$(9,695)	$(74,813)
Fair Value of Stock-based compensation	(206)	(232)

Pro forma	(9,901)	(75,045)

Basic loss per share:
As reported	$(0.23)	$(1.78)
Pro forma	(0.23)	(1.78)
Diluted loss per share:
As reported	$(0.23)	$(1.78)
Pro forma	(0.23)	(1.78)

NOTE 2

BANKRUPTCY PROCEEDINGS

      On May 19, 2003, Weirton Steel Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of West Virginia (the “Court”). Weirton continues to manage its business as a debtor-in-possession. As a debtor-in-possession, management is authorized to operate the business, but may not engage in transactions outside the ordinary course of business without Court approval. In connection with the filing of the Chapter 11 petition, Weirton has obtained Court orders that authorize it to pay certain pre-petition liabilities (such as employee wages and benefits, certain taxes and certain interest on senior secured indebtedness) and to take certain actions intended to preserve the going concern value of the business and enhance the prospects of reorganization. In addition, after December 31, 2003, Weirton obtained court orders that authorized us to pay certain pre-petition liabilities for critical raw materials.

      On February 25, 2004, the Company entered into that certain Amended and Restated Asset Purchase Agreement (“APA”) with ISG Weirton Inc. and its parent corporation, Cleveland-based International Steel Group (“Group” and together with ISG Weirton, “ISG”), pursuant to which the Company agreed to sell substantially all of its assets to ISG for approximately $255.0 million, subject to purchase price adjustments in the APA, consisting of cash and the assumption of certain liabilities. On April 22, 2004, the Court approved the company’s request to sell substantially all of its assets to ISG. On May 6, 2004 the Court approved the settlement between Weirton and the Informal Committee of Secured Noteholders. The Court approved APA between Weirton and ISG is scheduled to close on May 17, 2004. The transaction is the latest in a steel industry that has been rapidly consolidating since 2001. ISG has been a major player in consolidation, acquiring companies and lowering its costs through labor agreements that have scaled back health care and pension costs, and made significant reductions in the ranks of represented workers and management

NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

      On February 26, 2004, the Company’s wholly owned subsidiary, FW Holdings, Inc., which holds a capital lease for the steam and power generation facilities used in the Company’s operations, filed a voluntary petition with the Court under Chapter 11. Also on February 26, 2004, another wholly owned subsidiary of the Company, Weirton Venture Holdings Corporation, which holds a 50% interest in WeBco International, LLC, filed a voluntary petition under chapter 11 of the Bankruptcy Code. Both of these cases are being jointly administered with the bankruptcy case of the Company, and both of these subsidiaries also are selling all or substantially all of their assets to ISG Weirton pursuant to the APA.

      These financial statements have been prepared in accordance with the AICPA’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 requires that the financial statements for periods following the Chapter 11 filing through the Effective Date of the plan of reorganization distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business are reported separately as Reorganization items, net in the Consolidated Condensed Statements of Operations. The Consolidated Condensed Balance Sheet as of March 31, 2004 and December 31, 2003 distinguishes pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The assets subject to the APA with ISG, discussed above, were not classified as “held for sale” at March 31, 2004 and December 31, 2003. When the APA is completed, we will recognize a significant loss on the sale of these assets at the closing of the contemplated transaction.

      Under the Bankruptcy Code and related rules, the Company is required to file certain information and reports with the Court. During the three months ended March 31, 2004, the Company filed with the Court its required Monthly Operating Reports in the form prescribed by the United States Trustee for the Northern District of West Virginia. Monthly Operating Reports are unaudited and prepared in a format prescribed by applicable bankruptcy rules. Those rules are not necessarily in accordance with Generally Accepted Accounting Principles or with requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by Weirton at the filing date are stayed, and other pre-petition contractual obligations may not be enforced against Weirton. In addition, Weirton has the right, subject to Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these rejections may file claims with the Court. The amounts of claims filed by creditors could be significantly different from their recorded amounts. Due to material uncertainties, it is not possible to predict the length of time Weirton will operate under Chapter 11 protection, the outcome of the proceedings or the amount or nature of any recovery by claimants.

      Except for fully secured debt, a vendor-financing obligation under a capital lease, real and personal property taxes, accrued wages and related payroll taxes and withholdings, all recorded pre-petition liabilities of the Company have been classified as liabilities subject to compromise. The Court authorized payments of certain pre-petition wages, employee benefits and other obligations. Net changes in pension, other postretirement benefits and certain other accrued liabilities since May 19, 2003, are included in liabilities

NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

subject to compromise. The Preferred Series C and Preferred Series D stock are also considered liabilities subject to compromise. Liabilities subject to compromise were as follows:

	March 31,	December 31,
	2004	2004

Other postemployment benefits	$339.9	$343.5
Pension	825.1	825.1
Unsecured debt	248.9	248.9
Accounts payable	64.2	78.3
Accrued employment costs	16.2	16.2
Other accrued liabilities	29.4	30.0
Preferred series C & D stock	48.4	48.4
Accrued taxes and interest	1.8	1.8

Total	$1,573.9	$1592.2

      Net costs resulting from reorganization of the business have been reported separately in the consolidated condensed statement of operations as reorganization items. For the quarter ended March 31, 2004, the following have been incurred:

Reorganization expense	$4.9

NOTE 3

LIQUIDITY AND FINANCING ARRANGEMENTS

	2004		2003

Secured Debt:
Obligation under revolving DIP Facility	$94,958		$141,087

Obligation under term DIP Facility	$25,000		$25,000
Vendor financing obligations (capital lease)	27,289		27,693
6 1/4% Term Loan due 8/14/14	2,729		2,768

Total	55,018		55,461

Under Secured or Unsecured Debt:
10% Senior Secured Notes due 4/1/08	165,839		165,839
9% Secured Series 2002 Pollution Control Bonds due 4/1/12	42,772		42,772
Vendor financing obligations	543		543
11 3/8% Senior Notes due 7/1/04	12,658		12,658
10 3/4% Senior Notes due 6/1/05	16,336		16,336
8 5/8% Pollution Control Bonds due 11/1/14	10,720		10,720

Total under or unsecured debt	248,868		248,868

Total	303,886		304,329
Less: Current portion	(55,018)		(55,461)
Less: debt subject to compromise	(248,868	)(1)	(248,868	)(1)

Long-term debt	$—		$—

(1)	At March 31, 2004 and December 31, 2003 contingent interest of $13.6 million is recorded as debt subject to compromise. The contingent payments were based on excess cash flow as defined in the

NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

indentures governing the debt securities issued in connection with the 2002 exchange offers. A gain on early extinguishment of debt of $13.6 million was recorded in 2003 for contingent interest payments that were not required to be made. No payments were required during the quarter ended March 31, 2004 and likewise no gain on early extinguishment of debt was recorded. Pending any changes in the terms of the underlying debt, gains will be recognized in the future for any future contingent interest payments that are not required to be made. The gain from contingent interest is a reduction in the related debt that is recorded in Liabilities Subject to Compromise at March 31, 2004 and December 31, 2003.

DIP Facility and Senior Credit Facility

      At March 31, 2004 and December 31, 2003, the Company had outstanding $95.0 million and $141.1 million, respectively, under the DIP Facility, which is presented net of $6.5 million and $2.8 million, respectively, of all available cash from lockboxes. Additionally, the Company utilized $2.2 million and $0.5 million under its debtor-in-possession letter of credit sub-facility at March 31, 2004 and December 31, 2003, respectively. After consideration of amounts outstanding under its letter of credit sub-facility and the amounts restricted in the “availability block”, discussed below, the Company had $29.0 and $9.0 million available for additional borrowing under the DIP Facility at March 31, 2004 and December 31, 2003, respectively.

      The DIP Facility has been structured to provide the Company with up to $225.0 million in financing during the course of its bankruptcy case. The DIP Facility consists of a term loan of $25.0 million and a revolving loan facility of up to $200.0 million. The borrowing base for the revolving loan facility is determined by the Company’s levels of accounts receivable and inventory in a manner substantially similar to the Senior Credit Facility. The DIP Facility also includes a letter of credit sub-facility of up to $5.0 million. The DIP Facility revolving loan lenders consist of Fleet Capital Corporation, “now Bank of America Business Capital”, Foothill Capital Corporation, The CIT Group/ Business Credit, Inc., GMAC Commercial Finance LLC and GE Capital and the DIP Facility term loan lender is Manchester Securities Corporation. Fleet Capital Corporation, “now Bank of America Business Capital”, acts as Agent for the DIP Facility lenders. The DIP Facility is collateralized by a senior lien on our inventories, accounts receivable, property, plant and equipment and substantially all of our other tangible and intangible assets with certain exceptions for prior existing senior liens. Priority in the encumbered plant, property and equipment collateral goes first to the term loan lender and in all other collateral to the revolving loan lenders. Proceeds from permitted sales of the respective types of collateral must be used to pay down the related loan. In the case of revolving loans, amounts repaid may become available for reborrowing. The DIP Facility has a term extending through the earliest to occur of (i) November 20, 2004, (ii) the occurrence of a Default or Event of Default (as defined in the DIP Facility), or (iii) confirmation of a final bankruptcy reorganization plan, unless the facility is terminated earlier as provided by its terms.

      In the absence of default, the Company is required to pay interest on outstanding amounts under the revolving portion of the DIP Facility of either (1) the prime rate announced from time to time by Fleet Bank, plus 2.25      % or (2) LIBOR, plus 3.75%, at its option. The non-default interest rate applicable to the term portion is 14.5% per annum. Default rates of interest on revolving loans and the term loan under the DIP Facility are increased by 2.0% and 3.0% per annum, respectively, over the non-default rates. To maintain the DIP Facility, the Company is required to pay, from time to time, certain non-refundable fees, including a facility fee, unused line fee, administrative fee and monitoring fee. In addition, a deferred fee will be payable to the revolving lenders upon the earliest to occur of (i) confirmation of a plan of reorganization, (ii) sale of substantially all our assets or (iii) repayment in full of our obligations under the DIP Facility. Optional prepayment of the term loan under the DIP Facility also requires a prepayment fee, the size of which varies depending on the time of payment.

      The DIP Facility contains certain representations and warranties about Weirton and its business, affirmative and negative covenants requiring or restricting Weirton’s ability to engage in specified transactions

NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

and activities, and Events of Default, many of which have been derived from similar provisions in our former Senior Credit Facility and others that we believe are customary for a facility of this type. As under the prior Senior Credit Facility, amounts available for revolving borrowings depend on Weirton’s borrowing base of eligible receivables and inventory and are subject to certain limitations and reserves. Under the DIP Facility, the company is required to maintain minimum initial “availability block” of $10.0 million and at March 31, 2004, the “availability block” had increased to $17.0 million. The DIP Facility requires increases in the “availability block” over time to a $20.0 million level by July 31, 2004. The DIP Facility provides the agent, for the lenders, the authority to establish additional reserves that it deems necessary, including, accelerating the scheduled increases of the “availability block”. The required increase in availability may be offset by asset sale proceeds, which increases effective borrowing capacity. The DIP Facility also contains certain performance covenants focused on meeting financial objectives and complying with budgetary limitations, and the failure to observe these covenants could result in one or more Events of Default. Among other things, these covenants require Weirton to attain increasing amounts of cumulative EBITDAR (earnings before interest expense, income taxes, depreciation and Restructuring Expenses, as defined in the DIP Facility) for specified periods during the term of the DIP Facility and minimum monthly EBITDAR during the last five months of the term. In addition, Weirton may not permit Restructuring Expenses to exceed monthly budgeted amounts by more than 10% overall and by more than 15% on a categorical basis. The Company is not permitted to allow consolidated accounts payable at the end of any month to be less than 50% of the projected budgeted amount for that date.

      The DIP Facility Events of Default encompass a wide range of occurrences, including, among other things: failure to pay obligations in a timely manner; breaches of representations, warranties and covenants (subject, in some cases, to cure periods); business disruptions and other factors producing a Material Adverse Effect (as defined in the DIP Facility) on Weirton’s business, assets, financial condition or income (other than as contemplated in our budget); material uninsured losses to collateral; changes in control and executive management; defaults on other indebtedness in excess of $0.5 million in the aggregate; and a number of events potentially affecting our bankruptcy case adversely, including our failure to file a plan of reorganization within 270 days of the petition filing date, the filing of reorganization plans unacceptable to any DIP Facility lender, the conversion of our case into a Chapter 7 (liquidation) proceeding, the filing of certain bankruptcy pleadings, the granting of authority to Weirton to incur certain impermissible liens or impermissible debt, the appointment of a bankruptcy trustee with enlarged powers, or the issuance of an order lifting the automatic stay in bankruptcy to allow persons to proceed against any of Weirton’s material property.

      In December 2003, the Company’s cumulative retention and severance expense and its aggregate Cumulative Restructuring Expense exceeded those allowed under the DIP Facility’s performance covenants, resulting in Events of Default. Due to the cumulative nature of these covenants, violations also occurred throughout all of 2004, and the Company anticipates that violations will continue on a monthly basis going forward. Additionally, in January and February, the Company also violated the cumulative other post-retirement benefits expense covenant and it violated this on an ongoing monthly basis. The Company and its DIP Lenders have negotiated waivers of the December, January and February covenant violations, and those waivers were approved by the Bankruptcy Court.

      In the absence of executed waivers for all known covenant violations, and the resulting Events of Default, the DIP Lenders can seek remedies available under the DIP Agreement, including accelerating the outstanding obligation. However, pending resolution of the sale of the Company’s assets to ISG, the DIP Lenders have not exercised any remedies available to them as a result of the Events of Default.

      In the event the sale of the Company’s assets to ISG would be delayed or terminated, the Company would continue to seek waivers to successive monthly covenant violations as they arise. The DIP lenders have not made any prospective commitments to waive future covenant violations resulting from the cumulative nature of the existing covenant violations.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

      As of March 31, 2004, due to the covenant violations above, the Company is in cross default of it $27.3 million Vendor Financing obligation and $2.7 million 6 1/4% Term Loan and has classified both of these item as current liabilities.

NOTE 4

PENSION

      During 2002, the Company applied to the Internal Revenue Service (the “IRS”) for waivers regarding its pension plan funding obligations for plan years 2002 and 2003. In April 2003, the IRS granted the Company contingent funding waivers for the 2002 plan year and the first quarterly 2003 plan year contributions. The effect of the waivers would have been to allow Weirton to stretch out its required funding for the plan over a five-year period. The waivers were granted contingent upon the Company providing “adequate security” for its rescheduled obligations within 90 days of issuance. The DIP Facility and Court orders applicable to the Company in connection with its bankruptcy case prevented the Company from providing security. As a result of the Company’s inability to satisfy the security requirements, the required aggregate of $47.6 million in pension obligations retroactively became due. As with all pension liabilities, the $47.6 million is classified as liabilities subject to compromise.

      During February 2003, the Company’s unionized employees ratified new labor agreements, which, among other things, provided for a freeze of further benefit accruals under the Company’s defined benefit pension plan as of April 30, 2003. The Company applied the same freeze to its non-unionized workforce. In accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” the Company recognized a pension curtailment charge of $38.8 million. The curtailment charge reflects the full recognition of the unrecognized prior service cost and transition obligation, since all benefit accrual associated with expected future years of service has been eliminated. Because the pension plan freeze constituted a significant event, the Company re-measured its pension plan assets and liabilities as of February 28, 2003. The accounting rules provide that if, at any plan measurement date, the fair value of plan assets is less than the plan’s accumulated benefit obligation (“ABO”), the sponsor must establish a liability at least equal to the amount by which the ABO exceeds the fair value of plan assets. The liability must be offset by the recognition of an intangible asset and/or a charge against stockholders’ deficit. Even though the freeze operates to moderate the Company’s long term funding burden with respect to the plan, because the Company was required to recognize all prior service cost and transition obligation with the pension curtailment, the difference between the ABO and plan assets at February 28, 2003 was taken as a direct charge of $15.3 million to stockholders’ deficit.

      On October 21, 2003, the Pension Benefit Guaranty Corporation (“PBGC”) filed a complaint to terminate as of that date , the Company’s funded defined benefit plan. On November 7, 2003, the Company consented to the termination of its pension plan and the PBGC assumed all assets and liabilities of the Plan as of that date. As a result, the Company’s benefit obligations for purposes of FAS 87 accounting have been eliminated. The Company’s accrued pension cost, which was $221 million as of December 31, 2002, has been eliminated. However, the PBGC has filed a claim against the Company in Bankruptcy Court for $825.1 million, equal to the PBGC’s estimate of the unfunded benefit liability. The Company has recorded pension obligations of $825.1 million as part of liabilities subject to compromise as of March 31, 2004 and December 31, 2003. This claim will be settled in the course of bankruptcy proceedings.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS — (Continued)

NOTE 5

INVENTORIES

      Inventories consisted of the following:

	March 31,	December 31,
	2004	2003

Raw materials	$35,521	$35,850
Work-in-process	20,058	34,175
Finished goods	40,956	68,710

	$96,535	$138,735

NOTE 6

EARNINGS PER SHARE

      For the three months ended March 31, 2004 and 2003, basic and diluted earnings per share were the same; however, securities totaling 1,452,341 and 1,463,801, respectively, were excluded from both the basic and diluted earnings per share calculations due to their anti-dilutive effect.

      For the three months ended March 31, 2004 and 2003, there were an additional 939,166 and 1,603,333 options, respectively, outstanding for which the exercise price was greater than the average market price.

NOTE 7

CLAIMS AND ALLOWANCES

      The Company’s policy is to fully reserve for claims that have been or may be incurred on all products that have been shipped. The reserve is calculated based on claims that have been submitted but not settled. The calculation also considers anticipated claims based on historical performance. The reserve for claims and allowances is netted against accounts receivable for financial reporting purposes.

      The following is a rollforward of the Company’s claims and allowances activity for the first quarter of 2004:

Beginning Balance at December 31, 2003:	$5,849
Additions to Reserve	4,335
Settled Claims	(6,569)

Ending Balance at March 31, 2004:	$3,615

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among
ISPAT INTERNATIONAL N.V.,
PARK ACQUISITION CORP.
and
INTERNATIONAL STEEL GROUP INC.
dated as of
October 24, 2004

A-i

A-ii

A-iii

EXHIBITS

1	.02(a)	Form of Surviving Corporation Certificate of Incorporation
1	.02(b)	Form of Surviving Corporation By-laws
6.09		Form of Affiliate Letter

A-iv

      AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 24, 2004 (this “Agreement”), among Ispat International N.V., a company organized under the laws of The Netherlands (“Parent”), Park Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and International Steel Group Inc., a Delaware corporation (the “Company”).

      WHEREAS, Parent is entering into an acquisition agreement (the “Richmond Agreement”) with Richmond Investment Holdings Limited (“Richmond”), a company organized under the laws of the British Virgin Islands, for the purchase by Parent of all of the issued and outstanding capital stock of LNM Holdings N.V., a company organized under the laws of The Netherlands Antilles (the “LNM Transaction”);

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company desire to effect a business combination transaction pursuant to which, following the completion of LNM Transaction (the “LNM Closing”) and in conjunction therewith, the Company will merge with and into Merger Sub (the “Merger”) and become a wholly-owned subsidiary of Parent;

      WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved this Agreement and (ii) recommended the adoption of this Agreement by the stockholders of the Company;

      WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and has approved this Agreement and (ii) recommended the approval of the issuance of shares in the Merger and the LNM Transaction by the shareholders of Parent;

      WHEREAS, Parent, and certain stockholders of the Company (the “Stockholders”) have entered into a Company Shareholder Support Agreement, dated as of the date hereof (the “Company Shareholder Support Agreement”), providing that, among other things, the Stockholders will vote their Company Shares in favor of the adoption of this Agreement;

      WHEREAS, the Company, and a certain shareholder of Parent (the “Parent Shareholder”), have entered into a voting agreement, dated as of the date hereof (the “Parent Shareholder Support Agreement”), providing that, among other things, the Parent Shareholder will vote its Parent Class A Shares and Parent Class B Shares in favor of adoption of the Richmond Agreement and the transactions contemplated thereunder and this Agreement and the transactions contemplated hereunder;

      WHEREAS, the Company and Richmond have entered into a support agreement, dated as of the date hereof (the “LNM Shareholder Support Agreement”), providing representations and warranties to the Company from Richmond; and

      WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or alternatively, together with the LNM Transaction, as transfers of property described in Section 351(a) (subject to Section 351(b)) of the Code;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.01     The Merger. (a) Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”); provided, however, that if either of the conditions set forth in Section 1.01(b) (after taking into account the application, if any, of the final sentence of Section 1.01(b)) is satisfied, Parent shall, reverse the business combination structure referred to herein as the “Merger” so that Merger Sub will instead merge with and into the Company. In such event, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation of the Merger (a “Reverse-Subsidiary Merger”). A Reverse-Subsidiary Merger would be intended to be integrated with the LNM Transaction and treated as a transaction described in Section 351(a) of the Code, and, unless waived by the Company, the condition of Section 7.03(d) hereof would relate to the qualification of the acquisition under Section 351(a) of the Code and the condition in 7.02(f) shall be waived. In the event Parent effects the acquisition of the Company pursuant to a Reverse Subsidiary Merger, all references to the “Merger” in this Agreement and all other ancillary or related agreements, documents and instruments, shall be deemed to be references to the “Reverse-Subsidiary Merger”, all references to the “Surviving Corporation” shall be deemed to be to the “Company” as the Surviving Corporation of the Merger, and this Agreement and such other ancillary agreements, documents and instruments shall be construed and interpreted accordingly.

      (b) Notwithstanding anything to the contrary contained in this Agreement, Parent may effect the acquisition of the Company pursuant to the Reverse-Subsidiary Merger if either of the following two conditions is satisfied: (i) Parent reasonably determines that the value of the Stock Consideration on the date of the Effective Time (such value, the “Stock Value”) is likely to be less than 42.5% (the “Minimum Percentage”) of the sum of (A) the Stock Value, (B) the Cash Consideration, (C) any other amounts paid by Parent or the Company (or any affiliate thereof) to, or on behalf of, any Stockholder in connection with the sale, redemption or other disposition of any Company Shares in connection with the Merger for purposes of Treasury Regulation Section 1.368-1(e) (including payments with respect to Dissenting Shares) and (D) any extraordinary dividends distributed by the Company prior to, and in connection with, the Merger for purposes of Treasury Regulation Section 1.368-1(e) or (ii) Parent or the Company receives written notice from its counsel specified in Article VII to the effect that such counsel is unlikely to be able to deliver a tax opinion required pursuant to Section 7.02(f) or Section 7.03(d), as the case may be, on the date of the Effective Time. For purposes hereof, Parent shall have the right, at its sole and absolute discretion, to increase the Stock Consideration to the extent necessary (as reasonably determined by Parent based on the advice of its counsel) to cause the Stock Value to at least equal the Minimum Percentage (which determination shall be made based on the average of the high and low trading prices for Parent Class A Shares on the date of the Effective Time or, if the Closing occurs before the opening of the markets, the last business day immediately preceding the date of the Effective Time).

      SECTION 1.02     Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

      SECTION 1.03     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 1.04     Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, in the form attached hereto as Exhibit 1.04(a), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation. In the event of a Reverse-Subsidiary Merger, the reference to “Merger Sub” in this subparagraph (a) shall be replaced by a reference to “the Company”.

      (b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the By-laws of Merger Sub, in the form attached hereto as Exhibit 1.04(b), shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

      SECTION 1.05     Directors and Officers. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

      (b) The officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.01     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Cancellation of Certain Company Common Stock. Each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding and owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Company Shares”) and each share of Company Common Stock held in the treasury of the Company, immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Shares of Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Conversion of Company Common Stock. Each Company Share (other than any Company Shares to be canceled pursuant to Section 2.01(a)) shall be canceled and shall be converted automatically, subject to adjustment in accordance with Section 1.01(a), this Section 2.01 and Section 2.02, into the right to receive (i) $42.00 in cash (the “Cash Consideration”) or (ii) an amount of Class A Shares (the “Exchange Ratio”), par value € 0.01 per share (“Parent Class A Shares”) of Parent (the “Stock Consideration”) equal to the quotient determined by dividing $42.00 by the Average Parent Stock Price and rounding the result to the nearest one thousandth of a share, payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such Company Share; provided, however, that if such quotient is less than 0.95865, the Exchange Ratio will be 0.95865 and if such quotient is greater than 1.21740, the Exchange Ratio will be 1.21740, or (iii) a combination of cash and Parent Class A Shares determined in accordance with this Section 2.01 (the “Mixed Consideration”, together with the Cash Consideration and Stock Consideration elected by a holder of a Company Share as set forth above shall be referred to as, the “Merger Consideration”), payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such Company Share. The “Average Parent Stock Price” means the average of the per share closing prices of Parent Class A Shares on the NYSE during the 20 consecutive trading days ending on (and including) the trading day that is two days prior to the date of the Effective Time.

(d) Cash Election. Each record holder of Company Shares immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder’s Company Shares (a “Cash Election”). Notwithstanding the foregoing and subject to Section 1.01(a) and Section 2.01(l), the aggregate number of Company Shares that may be converted into the right to receive cash in the Merger

(the “Cash Election Number”) shall be 50% of the total number of shares of Company Shares issued and outstanding as of the Effective Time.

(e) Cash Election Shares. If the aggregate number of Company Shares covered by Cash Elections (the “Cash Election Shares”) exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction (the “Cash Fraction”), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (ii) a number of Parent Class A Shares equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction.

(f) Stock Election. Each record holder of Company Shares immediately prior to the Effective Time shall be entitled to elect to receive Parent Class A Shares for all or any part of such holder’s Company Shares (a “Stock Election”). Notwithstanding the foregoing and subject to Section 1.01(a) and Section 2.01(l), the aggregate number of Company Shares that may be converted into the right to receive Parent Class A Shares in the Merger (the “Stock Election Number”) shall be 50% of the total number of Company Shares issued and outstanding as of the Effective Time.

(g) Stock Election Shares. If the aggregate number of Company Shares covered by Stock Elections (the “Stock Election Shares”) exceeds the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of Parent Class A Shares equal to the product of (A) the Exchange Ratio and (B) a fraction (the “Stock Fraction”), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares and (ii) an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction equal to one minus the Stock Fraction.

(h) Mixed Election. Each record holder of Company Shares immediately prior to the Effective Time shall be entitled to elect to receive Parent Class A Shares for part of such holder’s Company Shares and cash for the remaining part of such holder’s Company Shares (a “Mixed Election” and, collectively with a Stock Election and Cash Election, the “Election”). Notwithstanding the foregoing and subject to Section 1.01(a) and Section 2.01(l), the aggregate number of Company Shares that may be converted into the right to receive the Cash Consideration shall be 50%, and the aggregate number of Company Shares that may be converted into the right to receive Parent Class A Shares in the Merger shall be 50%, in each case, of the total number of Company Shares issued and outstanding as of the Effective Time. With respect to each holder of Company Shares who makes a Mixed Election, each Company Share (or fraction thereof) such holder elects to be converted into the right to receive Cash Consideration shall be treated as a Cash Election Share for purposes of the provisions contained in Sections 2.01(c), (d) and (e), and each Company Share (or fraction thereof) such holder elects to be converted into the right to receive Parent Class A Shares shall be treated as a Stock Election Share for purposes of the provisions contained in Sections 2.01(c), (f) and (g).

(i) Form of Elections. Cash Elections, Stock Elections and Mixed Elections shall be made on a form designed for that purpose (a “Form of Election”). A record holder of Company Shares who holds such shares as nominee or trustee or in another representative capacity (a “Stockholder’s Representative”) may submit multiple Forms of Election; provided that such Stockholder’s Representative certifies that each such Form of Election covers all the Company Shares held by such Stockholder’s Representative for a particular beneficial owner.

(j) Deemed Non-Election. For the purposes hereof, a holder of Company Shares who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (the “No Election Shares”) shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Parent or the Paying Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares, at the discretion of Parent, may be treated as Cash Election Shares or Stock Election Shares; provided, however, that if the effect of such treatment would be to cause Section 1.01(b) to apply, then Parent shall not apply such treatment without the consent of the Company.

(k) Election Deadline. Each of Parent and the Company shall use its reasonable best efforts to cause copies of the Form of Election to be mailed to the record holders of Company Shares not less than thirty (30) days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of Company Shares subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. Parent and the Company shall be deemed to have made the Form of Election available for purposes of this Agreement if they post such form on their respective websites in a downloadable format. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the third day after the Effective Time (the “Election Deadline”) in order to be effective. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

(l) Anti-Dilution Provisions. In the event Parent (i) changes (or establishes a record date for changing) the number of Parent Class A Shares issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Shares or Company Shares), extraordinary dividends, stock combination, recapitalization, reclassification, reorganization combination, exchange of shares or similar transaction or like change with respect to the Parent Class A Shares or Company Shares or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Class A Shares (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon not prohibited by Section 5.02(b)(ii) of this Agreement shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a “Parent Business Combination”) and the terms thereof shall provide that Parent Class A Shares shall be converted into the shares of any other corporation or entity, then provision shall be made so that stockholders of the Company who would be entitled to receive Parent Class A Shares pursuant to this Agreement shall be entitled to receive, in lieu of each Parent Class A Share issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Parent Business Combination with respect to Parent Class A Shares and the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

      SECTION 2.02     Exchange of Certificates and Cash Consideration. (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the Parent Class A Shares issuable pursuant to Section 2.01 as of the Effective Time, and cash, from time to time as required to make payments in respect of the Cash Consideration and payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Class A Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Class A Shares and cash payments contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.01(c): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Class A Shares which such holder has the right to receive in respect of the Company Shares formerly represented by such Certificate (after taking into account all Company Shares then held by such holder), if any, cash in respect of the Cash Consideration to be received by such holder, if any, cash in lieu of any fractional Parent Class A Shares to which such holder is entitled pursuant to Section 2.02(e), any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Class A Shares, cash in respect of the Cash Consideration to be received by such holder, if any, cash in lieu of any fractional Parent Class A Shares to which such holder is entitled pursuant to Section 2.02(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Class A Shares, cash in respect of the Cash Consideration to be received by such holder, if any, cash in lieu of any fractional Parent Class A Shares to which such holder is entitled pursuant to Section 2.02(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

      (c) Distributions with Respect to Unexchanged Parent Class A Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Class A Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Class A Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Class A Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Class A Shares to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Class A Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Class A Shares.

      (d) No Further Rights in Company Common Stock. All Merger Consideration issued upon conversion of the Company Shares in accordance with the terms hereof (together with cash paid pursuant to Section 2.02(c) or Section 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

      (e) No Fractional Shares. No certificate or scrip representing fractional Parent Class A Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.02(h)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c). If this procedure has any adverse impact on whether the Merger will qualify under Treasury Regulation Section 1.368-1(e) then the parties will amend the provision set forth in this Section 2.02(e) to provide for a distribution of fractional shares to the holders of Company Shares and the subsequent sale of such fractional Parent Class A Shares.

      (f) Termination of Exchange Fund and Additional Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Parent Class A Shares, any Cash Consideration, any cash in lieu of fractional Parent Class A Shares to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Parent Class A Shares to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

      (g) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

      (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

      (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Class A Shares to which the holder is entitled pursuant to Section 2.01, any cash to which the holder is entitled pursuant to Section 2.01, any cash in lieu of fractional Parent Class A Shares to which the holders thereof are entitled pursuant to Section 2.02(e), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

      SECTION 2.03     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Company Shares, except as provided in this Agreement or by Law. On or after the Effective Time, subject, with respect to the relevant holders of Company Shares, their delivery of the Certificates required by Section 6.08 of this Agreement, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into Parent Class A Shares, any cash in respect of Cash Consideration elected, if any, any cash in lieu of fractional Parent Class A Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

      SECTION 2.04     Company Stock Options; Company SARs. (a) Each holder of an option (collectively, the “Company Stock Options”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company’s 2002 Stock Option Plan, dated as of June 28, 2002, as such plan may have been amended, supplemented or modified prior to the date hereof (the “Company Stock Option Plan”), will, in settlement of such Company Stock Option in effect immediately prior to the Effective Time and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Stock Options, receive from the Company for each Company Share subject to such Company Stock Option, an amount (subject to any applicable withholding tax) in cash equal to the difference between $42.00 and the exercise price per share of Company Common Stock, to the extent such difference is a positive number. At the Effective Time, each outstanding and unexercised Company Stock Option will be canceled whether or not the holder thereof is entitled to Company Option Consideration under this Section 2.04(a) and the holders of Company Stock Options will have no further rights in respect of any Company Stock Options. For the avoidance of doubt, in no event will payments under this Section 2.04(a) be taken into account in determining the aggregate amount of Cash Consideration included in the Merger Consideration.

      (b) On or after the date of this Agreement and prior to the Effective Time, each of Parent and the Company shall take all necessary action such that, with respect to each member of the Company Board and each employee of the Company that is subject to Section 16 of the Exchange Act, the acquisition by such person of Parent Class A Shares in the Merger and the disposition by any such person of Parent Class A Shares or Company Stock Options pursuant to the transactions contemplated by this Agreement shall be exempt from Section 16(b) of the Exchange Act pursuant to and to the extent permitted by Rule 16b-3 promulgated thereunder.

      (c) At the Effective Time, each stock appreciation right providing benefits measured by the value of a number of shares of Company Common Stock granted under the Managers Incentive Plan of the Company identified in Section 2.04 of the Company Disclosure Schedule (each, a “Company SAR”), whether vested or unvested, which is outstanding or unsatisfied immediately prior to the Effective Time, will cease to represent a right or award measured by the value of a number of shares of Company Common Stock and will be converted, at the Effective Time, into a right or award measured by the value of a number of shares of Parent Class A Shares (an “Assumed Company SAR”), on the same terms and conditions (including expiration date, vesting and payment provisions) as were applicable under the Company SAR (but taking into account any changes thereto, including the adjustments thereof, provided for in the Managers Incentive Plan of the Company or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby). The number of Parent Class A Shares by which each such Assumed Company SAR is measured will be equal to the number of shares of Company Common Stock by which the Company SAR is measured, multiplied by the Exchange Ratio (rounded to the nearest whole Parent Class A Share), and the exercise price by which each such Assumed Company SAR is measured will be equal to the exercise price by which the Company SAR is measured, divided by the Exchange Ratio; provided, that the maximum value of each such Assumed Company SAR shall not exceed the maximum value of the Company SAR. The parties will take all actions required to implement this Section 2.02(c), including any amendments to the Managers Incentive Plan of the Company to ensure that the Company SARs are converted as provided in this Section 2.02(c).

      SECTION 2.05     Appraisal Rights/Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Company Shares.

      (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

      SECTION 2.06     Affiliates. Notwithstanding anything to the contrary herein, no Parent Class A Shares shall be delivered to a person who is an “affiliate” of the Company by the Company in accordance with

Section 6.09 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Parent an executed copy of the affiliate letter contemplated in Section 6.09 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company’s disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (which schedule sets forth, with respect to each item disclosed therein, the specific section of this Agreement to which such item relates), contains items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V. Except as disclosed in the Company Disclosure Schedule, or a Company SEC Report filed prior to the date hereof, as an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

      SECTION 3.01     Organization and Qualification; Subsidiaries. (a) Each of the Company and each Material Company Subsidiary is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate, partnership or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and each Material Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed that would not, individually or in the aggregate, have a Company Material Adverse Effect.

      (b) A true and complete list of all the Material Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Material Company Subsidiary and which identifies the percentage (direct or indirect) of equity ownership of each Material Company Subsidiary owned by the Company and each other subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

      (c) Each subsidiary of the Company (each, a “Company Subsidiary”) that constitutes a significant subsidiary of the Company within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) to the Company’s business as a whole is so identified in Section 3.01(c) of the Company Disclosure Schedule and is referred to herein as a “Material Company Subsidiary”.

      SECTION 3.02     Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Material Company Subsidiary. The Certificates of Incorporation, By-laws or equivalent organizational documents of the Company and each Material Company Subsidiary are in full force and effect. Neither the Company nor any Material Company Subsidiary is in material violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

      SECTION 3.03     Capitalization. (a) The authorized capital stock of the Company consists of (i) 350,000,000 shares of Company Common Stock, (ii) 7,000,000 shares of Class B common stock, par value $0.01 per share (the “Company Class B Common Stock”) and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 18, 2004, (i) 100,027,950 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Company Class B Common Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) no shares of Company Common Stock were held by the Company Subsidiaries, (v) 4,275,510 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options, (vi) 660,200 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Option Plan and the Company Officer Stock and Cash Bonus Plan, and (vii) no shares of Company Preferred Stock were issued and outstanding. From October 18, 2004, to the date of this Agreement, the Company has not issued any shares of Company Common Stock other than pursuant to the exercise of Company Stock Options. Except as set forth in this Section 3.03, or the Company Shareholder Support Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Material Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Material Company Subsidiary. Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the Company Stock Option recipient; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise or purchase price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted; (v) the applicable vesting schedule; (vi) the date on which such Company Stock Option expires; and (vii) whether the exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Material Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

      (b) Each outstanding share of capital stock of each Material Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever other than Permitted Liens.

      SECTION 3.04     Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the “Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger or any of the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

      SECTION 3.05     No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Material Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Material Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

      (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Foreign Merger Filings and the filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

      SECTION 3.06     Permits; Compliance. Each of the Company and each Material Company Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Material Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) any Company Permit, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

      SECTION 3.07     SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 10, 2003. Each of (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004, (iii) all definitive proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 10, 2003, (iv) its prospectus dated September 3, 2004 filed pursuant to Rule 424(b)(3) of the Securities Act and (v) all other forms, reports and other registration statements filed by the Company with the SEC since December 10, 2003 filed prior to the date hereof, (the forms, reports and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above being, collectively, the “Company SEC Reports”), (A) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the

“Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations promulgated thereunder and (B) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Report has been revised or superseded by a Company SEC Report filed as of a later date (but before the date of this Agreement) and is publicly available. No Company Subsidiary is required to file any form, report or other document with the SEC.

      (b) Each of the consolidated financial statements of the Company together with the Company Subsidiaries (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in amounts that are immaterial in nature and amount and are consistent with past experience).

      (c) Except as and to the extent set forth on any of (i) the audited consolidated balance sheet of the Company as of December 31, 2003 or (ii) the unaudited consolidated balance sheet of the Company for the period ended June 30, 2004, each including the notes thereto (the “Company 2003-4 Balance Sheets”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that is required by GAAP to be recorded as a liability on a balance sheet of the Company or disclosed in footnotes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since June 30, 2004, which would not have a Company Material Adverse Effect.

      (d) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings. The Company has established and maintained a reporting system permitting employees to anonymously report alleged accounting irregularities and other matters as required by Law. As of the date hereof, the Company is not conducting or required to conduct any investigation as a result of any such report that, to the Company’s knowledge, is reasonably likely to have a material effect on the Company’s past or future reported results of operation or financial position. No attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its executive officers or directors to the Company Board or any committee thereof or to any director or executive officer of the Company.

      SECTION 3.08     Absence of Certain Changes or Events. Since December 10, 2003, except as expressly contemplated by this Agreement, (a) the Company and the Material Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice in all material respects, (b) there has not been any Company Material Adverse Effect and (c) none of the Company or any Material Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01(b)(ii), (b)(iii), (b)(iv), (b)(v)(A), (b)(viii) or (b)(xii).

      SECTION 3.09     Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any material property or asset of the Company or any Company Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had or would have a Company Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the Transactions. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Material Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect.

      SECTION 3.10     Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance benefit plans, programs or arrangements, and all employment, termination, severance or other similar contracts or agreements, or other material benefits plans, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary would incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (iii) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (each as in effect on the date of this Agreement, collectively, the “Plans”). Each Plan is in writing and the Company has furnished or made available to Parent a true and complete copy of each Plan and has delivered or made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      (b) Section 3.10(b) of the Company Disclosure Schedule lists (i) each multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) with respect to which the Company or any Company Subsidiary has, or has had within the past five years, any obligation to contribute, or for which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA (a “Multiemployer Plan”) and (ii) each single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). The Company has furnished or made available to Parent a true and complete copy of each Multiemployer Plan, and each summary plan description and summary of material modifications and the most recently prepared actuarial report and statement of withdrawal liability in connection with each Multiemployer Plan provided to the Company.

      (c) None of the Plans (i) (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transactions contemplated by this Agreement or (C) obligates the Company or any Company Subsidiary to make any payment or provide any benefit as a result of a “change in ownership or control”, within the meaning of such term under Section 280G of the Code or (ii) provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

      (d) Each Plan and, to the knowledge of the Company, each Multiemployer Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and there is no knowledge of the Company of any default or violation by any party to, any Plan or Multiemployer Plan. No Action is pending with respect to any Plan or, to the knowledge of the Company, threatened with respect to any Plan or, to the knowledge of the Company, pending or threatened with respect to any Multiemployer Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any Action with respect to any Plan or, to the knowledge of the Company, any Multiemployer Plan.

      (e) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available, that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust; provided, however, that there is no knowledge of the Company whether or not any Multiemployer Plan has timely received a favorable determination letter from the IRS under Section 401(a) of the Code (with respect to such Multiemployer Plan) or Section 501(a) of the Code (with respect to any trust established in connection with such Multiemployer Plan), or whether or not any fact or event has occurred to adversely affect the qualified or exempt status of any such Multiemployer Plan or related trust.

      (f) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and, to the knowledge of the Company, any Multiemployer Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

      (g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could give rise to any such challenge or disallowance.

      (h) Neither the Company nor any Company Subsidiary has made, or has any obligation or contingent obligation to make, any “excess parachute payment”, within the meaning of such term under Section 280G of the Code.

      SECTION 3.11     Labor and Employment Matters. (a) (i) There are no controversies relating to or arising out of a collective bargaining relationship between the Company or any Company Subsidiary and any union pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, have a Company Material Adverse Effect, (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, (iii) to the knowledge of the Company, as of the date hereof there are not any organizational campaigns, petitions or other activities or proceedings of any labor union to organize any such employees that would, individually or in the aggregate, have a Company Material Adverse Effect, (iv) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and there are no material grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract that would, individually or in the aggregate, have a Company Material Adverse Effect, (v) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary that would, individually or in the aggregate, have a Company Material Adverse Effect and (vi) as of the date hereof, there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof by any union or significant group of union workers, by or with respect to any employees of the Company or any Company Subsidiary. The consent of each labor union which is a party to the collective bargaining agreements listed in Section 3.11(a) of the Company Disclosure Schedule has been obtained or is not required to consummate the Transactions.

      (b) The Company and each Company Subsidiary is in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Material Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Material Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Material Company Subsidiary, that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Company Subsidiary, that would, individually or in the aggregate, have a Company Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person that would, individually or in the aggregate, have a Company Material Adverse Effect.

      SECTION 3.12     Real Property; Title to Assets. (a) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property that is the location of a steel plant of, or that is otherwise material to, the Company and the Material Company Subsidiaries taken as a whole and is owned by the Company or any Material Company Subsidiary. Each such parcel of real property (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Material Company Subsidiary consistent with past practice and (D) all matters of record, Liens and other imperfections of title and encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect (collectively, “Permitted Liens”) and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

      (b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property that is the location of a steel plant of, or that is otherwise material to, the Company and the Material Company

Subsidiaries and is leased or subleased by the Company or any Material Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent by the Company. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Material Company Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

      SECTION 3.13     Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted in writing to the Company that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party, (b) with respect to each item of Intellectual Property owned by the Company or a Company Subsidiary and material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole (“Company Owned Intellectual Property”), the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business, (c) with respect to each item of Intellectual Property licensed to the Company or a Company Subsidiary that is material to the business of the Company and the Company Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property, (d) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part by any Governmental Authority, (e) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property, (f) to the knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and (g) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder.

      SECTION 3.14     Taxes. (a) The Company and its Subsidiaries (i) have timely filed or caused to be timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed as of the date hereof, and all such filed Tax Returns are true, correct and complete in all material respects, and (ii) have paid all material amounts of Taxes required to be paid by the Company and the Company Subsidiaries (whether or not shown on such Tax Returns). The Company and the Company Subsidiaries have not waived any statute of limitations with respect to any material Tax or agreed to an extension of time with respect to a material Tax assessment or deficiency. All material Taxes required to have been withheld by or with respect to the Company and the Company Subsidiaries have been timely withheld and remitted to the applicable taxing authority. Neither the Company nor any of the Company Subsidiaries is subject to any agreement for the sharing of Taxes or is obligated to indemnify any other person for any material amount of Taxes pursuant to any agreement, which agreement will remain in effect after the Effective Time.

      (b) Neither the Company nor any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock intended to qualify under Section 355 of the Code. Neither the Company nor any of the Company Subsidiaries was, at any time during the applicable period set forth in Section 897(c)(1) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No amount will be includible in the income of the Company or any Company Subsidiary, for any taxable period that includes the Effective Time, under “Subpart F” of the Code, and neither the Company nor any Company Subsidiary holds any interests in a “passive foreign investment company” or “foreign personal holding company”. There are no Tax liens on any assets of the Company or any of the Company Subsidiaries (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP).

      (c) To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent (i) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) compliance by the parties with the “active trade or business test” set forth in Treasury Regulation Section 1.367(a)-3(c)(3).

      SECTION 3.15     Environmental Matters. (a)(i) Except as would not have a Company Material Adverse Effect, none of the Company nor any of the Company Subsidiaries has violated or is in violation of, or has any liability under, any Environmental Law, and, to the knowledge of the Company, there is no requirement proposed for adoption or implementation under any Environmental Law that is reasonably expected to have a Company Material Adverse Effect, (ii) there are no material Environmental Claims pending or threatened against the Company or any Company Subsidiary, or with respect to any property currently or formerly owned, leased, occupied or operated by the Company or any Company Subsidiary or any of their predecessors for which the Company or any Company Subsidiary has any or may be deemed to have any material liability, (iii) neither the Company nor any Company Subsidiary is conducting or funding, or has undertaken or completed, any material Remedial Action either voluntarily or pursuant to the requirements of Environmental Law or any Governmental Authority, (iv) except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any of their predecessors for which the Company or any Company Subsidiary has any or may be deemed to have any liability, has Released any Hazardous Substances into the Environment in violation of any Environmental Law, (v) none of the property currently or formerly owned, leased, occupied or operated by the Company or any Company Subsidiary or any of their predecessors for which the Company or any Company Subsidiary has any or may be deemed to have any material liability, is listed or proposed for listing on the National Priorities List under the federal Comprehensive Environmental Response, Compensation and Liability Act or any analogous foreign, state or local list, (vi) except as would not have a Company Material Adverse Effect, there has been no Release of Hazardous Substances at the properties currently or formerly owned, leased, occupied or operated by the Company or any Company Subsidiary or any of their predecessors for which the Company or any Company Subsidiary has any or may be deemed to have any liability (including, without limitation, soils and surface and ground waters), and (vii) except as would not have a Company Material Adverse Effect, each of the Company and each Company Subsidiary has all Environmental Permits and is in material compliance therewith; and

      (b) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

      SECTION 3.16     Inventories. To the knowledge of the Company, subject to amounts reserved therefor on the 2003-4 Balance Sheets, the values at which all Inventories are carried on the 2003-4 Balance Sheets reflect in all material respects the historical inventory valuation policy of the Company and the Company Subsidiaries of stating such Inventories at the lower of cost (determined by the last-in, first-out method for approximately 20% of the inventories at December 31, 2003 and the balance determined by the average cost or first-in, first-out methods) or market value.

      SECTION 3.17     Material Contracts. (a) Subsections (i) through (vii) of Section 3.17(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.17(a) of the Company Disclosure Schedule being the “Material Contracts”) as of the date hereof:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Company Subsidiaries;

(ii) each contract and agreement (excluding supply agreements entered into in the ordinary course of business with a remaining term of less than one year) which involved during the past 12 months, or is likely to involve over the next 12 months, consideration of more than $25 million, in the aggregate;

(iii) all broker, distributor, dealer, manufacturer’s representative, contracts and agreements which are not terminable by the Company without penalty upon notice of 90 days or less to which the Company or any Company Subsidiary is a party;

(iv) all material management contracts (excluding contracts for employment) and material contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Subsidiary is a party;

(v) except to the extent copies of which are filed as exhibits to the Company SEC Reports, all contracts and agreements evidencing indebtedness for borrowed money of more than $5 million;

(vi) all contracts and agreements involving amounts in excess of $25 million over the remaining term with any Governmental Authority to which the Company or any Company Subsidiary is a party; or

(vii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time.

      (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and neither the Company nor any Company Subsidiary is in default thereunder by its terms nor, to the Company’s knowledge, has any such Material Contract been cancelled by the other party thereto, and (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

      SECTION 3.18     Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all material insurance policies providing coverage in favor of the Company and the Material Company Subsidiaries, specifying the insurer, amount of coverage and type of insurance under each policy. Each such policy is in full force and effect and all premiums are currently paid or accruals provided for and no notice of cancellation or termination has been received with respect to any such policy.

      SECTION 3.19     Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way as of the date hereof, has duly (i) determined that this Agreement and the Merger are consistent with and in furtherance of the long term business and strategy of the Company and are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting.

      (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding Shares in favor of the adoption of this Agreement.

      SECTION 3.20     Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, officers, agents or employees of the Company or any Company Subsidiary, in each case acting on behalf of the Company or any Company Subsidiary, has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (c) made any payment in the nature of criminal bribery.

      SECTION 3.21     Interested Party Transactions. To the knowledge of the Company, since December 10, 2003, no current director, executive officer or other affiliate of the Company or any Company Subsidiary has (or had at the time of such transaction), directly or indirectly, (a) a material economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell, (b) a material economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services having a value, in the aggregate, of more than the greater of $1 million or 2% of such Person’s revenue for the most recently completed fiscal year in any 12 month period, (c) a material beneficial interest in any Material Company Contract or (d) any material contractual or other arrangement with the Company or any Company Subsidiary other than any agreement governing the terms and conditions of their employment or service as a director or executive officer; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.21. The Company and the Company Subsidiaries have not, since December 10, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Company Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

      SECTION 3.22     Opinion of Financial Advisor. The Company has received the written opinion of UBS Securities LLC and Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

      SECTION 3.23     Brokers. No broker, finder or investment banker (other than UBS Securities LLC and Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and UBS Securities LLC and Goldman, Sachs & Co., pursuant to which each such firm would be entitled to any payment relating to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent’s disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth, with respect to each item disclosed therein, the specific section of this Agreement to which such item relates), contains items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of the Company’s covenants contained in Article V. Except as disclosed in the Parent Disclosure Schedule, a Parent SEC Report filed prior to the date hereof, the Richmond Agreement, the LNM Disclosed Information or the Parent Prospectus, to the extent it is readily apparent that the items disclosed therein relate to particular sections of this Agreement, as an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

      SECTION 4.01     Corporate Organization. (a) Each of Parent, Merger Sub and each Material Parent Subsidiary is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate, partnership or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent, Merger Sub and each Material Parent Subsidiary is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      (b) A true and complete list of all the Material Parent Subsidiaries, together with the jurisdiction of incorporation or organization of each Material Parent Subsidiary and which identifies the percentage (direct or indirect) of equity ownership of each Material Parent Subsidiary owned by Parent, is set forth in Section 4.01(b) of the Parent Disclosure Schedule. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or other entity, which entity, if it were a Parent Subsidiary, would also be a Material Parent Subsidiary.

      (c) Each subsidiary of Parent (each, a “Parent Subsidiary”) that constitutes a significant subsidiary of Parent within the meaning of Rule 1-02 of Regulation S-X of the SEC to Parent’s business as a whole is so identified in Section 4.01(c) of the Parent Disclosure Schedule and, including LNM, from and after the date of the closing of the LNM Transaction, is referred to herein as a “Material Parent Subsidiary”.

      SECTION 4.02     Certificate of Incorporation and By-Laws. Parent has heretofore made available to the Company a complete and correct copy of the Deed of Incorporation (Akte van oprichting) and the Articles of Association (Statuten) of Parent and the Certificate of Incorporation and By-Laws or equivalent organization documents of Merger Sub, each as amended to date. Such Deed of Incorporation and Articles of Association of Parent, and the Certificates of Incorporation and By-Laws or equivalent organization documents of Merger Sub and each Material Parent Subsidiary, are in full force and effect. Neither Parent, Merger Sub nor any Material Parent Subsidiary is in material violation of any of the provisions of, in the case of Parent, its Deed of Incorporation or Articles of Association, or, in the case of Merger Sub or any Material Parent Subsidiary, its Certificate of Incorporation or By-Laws or equivalent organization documents.

      SECTION 4.03     Capitalization. (a) The authorized share capital of Parent consists of EUR 12,215,000 divided into (i) 500,000,000 Parent Class A Shares and (ii) 72,150,000 Class B Shares (“Parent Class B Shares”). As of the date of this Agreement, (i) 54,850,000 Parent Class A Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) 72,150,000 Parent Class B Shares are issued and outstanding all of which are validly issued, fully paid and non-assessable, (iii) 9,389,566 Parent Class A Shares were held in the treasury of Parent, (iv) there are no Parent Class A Shares held by the Parent Subsidiaries, (v) there are no Parent Class A Shares reserved for future issuance pursuant to stock options under the Purchaser Stock Option Plan. Except as set forth in this Section 4.03 and except for stock options granted pursuant to the stock option plans of Parent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or any Material Parent Subsidiary or obligating Parent or any Material Parent Subsidiary to issue or sell any shares of, or other equity interests in, Parent or any Material Parent Subsidiary. All Parent Class A Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except with respect to equity interests of certain Parent Subsidiaries, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary. Except with respect to equity interests of certain Parent Subsidiaries, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding shares of Parent capital stock, all outstanding Parent stock awards, and all outstanding shares of capital stock of each Material Parent Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

      (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or Merger

Sub’s voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      (c) The Parent Class A Shares to be issued pursuant to the Merger in accordance with Section 2.01 will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or rights of first refusal created by statute, Parent’s Articles of Association or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

      SECTION 4.04     Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Transactions, the approval of a majority of the then outstanding voting power of the Parent Class A Shares and Parent Class B Shares with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

      SECTION 4.05     No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Association of Parent or the Certificate of Incorporation or By-laws or any equivalent organizational documents of Merger Sub or any Material Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent, Merger Sub or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub and any Parent Subsidiary is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, any Material Parent Subsidiary or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the Exon-Florio Provision, the HSR Act, the Foreign Merger Filings and filing and recordation of appropriate merger documents as required by the DGCL, (ii) the consummation of the LNM Transaction and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 4.06     Permits; Compliance. Each of Parent, Merger Sub and the Material Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent, Merger Sub or the Material Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse

Effect. As of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent, Merger Sub nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent, Merger Sub or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (b) any Parent Permit, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 4.07     SEC Filings; Financial Statements. (a) Parent and, to the extent required, each Parent Material Subsidiary, has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2001 and furthermore Parent, and to the extent required each Parent Material Subsidiary, has fulfilled its obligations to timely publish its annual financial statements for the financial years 2002 and 2003. Each of (i) Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003, (ii) Parent’s Quarterly Reports on Form 6-K for the periods ended March 31, 2004 and June 30, 2004, (iii) any effective registration statement filed with the SEC since January 1, 2002, (iv) all reports on Form 6-K filed with the SEC (as opposed to furnished) since the filing date of Parent’s Form 6-K for the period ended June 30, 2004 and (v) all other forms, reports and other registration statements filed by Parent with the SEC since January 1, 2003 (collectively, the “Parent SEC Reports”), (A) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (B) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Parent SEC Reports has been revised or superseded by a Parent SEC Report filed as of a later date (but before the date of this Agreement) and is publicly available.

      (b) Each of the consolidated financial statements of Parent together with the Parent Subsidiaries (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 6-K of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in amounts that are immaterial in nature and amount and are consistent with past experience).

      (c) Included in Section 4.07(c) of the Parent Disclosure Schedule are (i) the unaudited consolidated balance sheet and related unaudited consolidated statements of income and stockholders equity and cash flow of LNM and its subsidiaries at and for the six months ended June 30, 2004 (the “LNM Interim Financials”), and (ii) the audited consolidated balance sheets and related audited consolidated statements of income and stockholders’ equity and cash flow of LNM and its subsidiaries at and for the twelve months ended December 31, 2001, December 31, 2002 and December 31, 2003 (the “LNM Audited Financials”).

      (d) Each of the consolidated financial statements of LNM and its subsidiaries (including, in each case, any notes thereto) contained in the LNM Interim Financials and the LNM Audited Financials was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of LNM and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in amounts that are immaterial in nature and amount and are consistent with past experience).

      (e) Except as and to the extent set forth on any of (i) the audited consolidated balance sheet of Parent as of December 31, 2003 and (ii) the unaudited consolidated balance sheet of Parent for the period ended June 30, 2004, each including the notes thereto (the “Parent 2003-4 Balance Sheets”), neither Parent nor any

Parent Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that is required by GAAP to be recorded as a liability on a balance sheet of Parent or disclosed in the footnotes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since June 30, 2004, which would not have a Parent Material Adverse Effect.

      (f) Parent has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report. Parent maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Parent and Parent Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings. Parent has established and maintained a reporting system permitting employees to anonymously report alleged accounting irregularities and other matters as required by Law. As of the date hereof, Parent is not conducting or required to conduct any investigation as a result of any such report that, to Parent’s knowledge, is reasonably likely to have a material effect on Parent’s past or future reported results of operation or financial position. No attorney representing Parent or any Parent Subsidiary has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or executive officer of Parent.

      SECTION 4.08     Absence of Certain Changes or Events. Since December 31, 2003, except as expressly contemplated by this Agreement, or specifically disclosed in any Parent SEC Report filed since December 31, 2003 and (a) prior to the date of this Agreement, Parent and the Parent Material Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice in all material respects, (b) prior to the date of the Agreement, there has not been any Parent Material Adverse Effect and (c) prior to the date of this Agreement, none of Parent or any Material Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02(b).

      SECTION 4.09     Absence of Litigation. Except as specifically disclosed in any Parent SEC Report filed prior to the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any Parent Subsidiary, or any material property or asset of Parent, Merger Sub or any Parent Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had or would have a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the Merger. Neither Parent, Merger Sub nor any Parent Subsidiary nor any material property or asset of Parent, Merger Sub or any Material Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 4.10     Richmond Agreement. Parent has entered into the Richmond Agreement. The Richmond Agreement is a legal, valid and binding agreement, and is not in default by its terms nor has it been canceled by either party, (b) to Parent’s knowledge, all of the representations and warranties of Richmond contained in the Richmond Agreement are true and correct in all respects except where failure of such representations to be so true and correct would not in the aggregate have a Parent Material Adverse Effect, (c) Richmond is not in breach or violation of, or default under, the Richmond Agreement, (d) Parent is not in breach or violation of, or default under, the Richmond Agreement, (e) Parent has not received any claim of default under such agreement and (f) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect the rights of Parent for indemnification under the Richmond Agreement. Parent has furnished or made available to the Company a true and complete copy of the Richmond Agreement, including any amendments thereto.

      SECTION 4.11     Labor and Employment Matters. (a) There are no controversies pending or, to the knowledge of Parent, threatened between Parent or any Parent Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, have a Parent Material Adverse Effect and (b) as of the date hereof, there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Parent, threat thereof, by any union or significant group of union workers, by or with respect to any employees of Parent or any Parent Subsidiary. There are no consents of a labor union which is a party to the collective bargaining agreements with Parent or any Material Parent Subsidiary required to consummate the Transactions.

      SECTION 4.12     Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      SECTION 4.13     Tax Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action or know of any fact that is reasonably likely to prevent (i) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) compliance by the parties with the “active trade or business test” set forth in Treasury Regulation Section 1.367(a)-3(c)(3).

      SECTION 4.14     Board Approval; Vote Required. (a) The Parent Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way as of the date hereof, has duly (i) determined that the Transactions are consistent with and in furtherance of the long term business and strategy of Parent and are fair to and in the best interests of Parent and its Shareholders, (ii) approved the Transactions and declared their advisability and (iii) recommended that the shareholders of Parent approve the Transactions and directed that the Transactions be submitted for consideration by the Parent’s stockholders at the Parent Shareholders’ Meeting.

      (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve the Transactions, is the affirmative vote of a majority of the then outstanding voting power of Parent Class A Shares and Parent Class B Shares in favor of the approval of the Transactions.

      SECTION 4.15     Certain Business Practices. None of Parent, any Parent Subsidiary or, to the Parent’s knowledge, any directors, officers, agents or employees of Parent or any Parent Subsidiary, in each case acting on behalf of Parent or any Parent Subsidiary has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA or (c) made any payment in the nature of criminal bribery.

      SECTION 4.16     Related Party Transactions. To the knowledge of Parent, since December 31, 2003, no current director, executive officer or other affiliate of Parent or any Parent Subsidiary has (or had at the time of such transaction), directly or indirectly engaged in any interested party transactions of a nature required to be described in the footnotes to audited financial statements by US GAAP as Related Party transactions, except as and to the extent set forth in the footnotes to any of (i) the audited financial statements of Parent, and (ii) with respect to the remaking of this representation and warranty as of the Effective Time, the audited financial statements of LNM, or in each case, in the ordinary course and consistent with past practices and as would not have a Parent Material Adverse Effect.

      SECTION 4.17     Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01     Conduct of Business by the Company Pending the Merger. (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the

Company Disclosure Schedule, or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the key current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with material customers, suppliers and other persons with which the Company or any Company Subsidiary has significant material business relations.

      (b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed:

(i) amend or otherwise change the Certificate of Incorporation or By-laws of the Company;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Material Company Subsidiary, or any options (except upon exercise of existing stock options), warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Material Company Subsidiary or (B) any assets of the Company or any Material Company Subsidiary, except for (w) granting of Permitted Liens in the ordinary course of business and in a manner consistent with past practice, (x) for sales, pledges, disposals or encumbrances of assets not involving $25 million in the aggregate, (y) sales of inventory in the ordinary course of business and (z) sales of the assets listed on Section 5.01(b)(ii) of the Company Disclosure Schedule after written notice to, and reasonable consultation with, Parent;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or, except as permitted by clause (C) of this Section 5.01(b)(v), any amount of assets in excess of $25 million in the aggregate, (B) incur any indebtedness for borrowed money or issue any debt securities in excess of $25 million in the aggregate or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person other than any Company Subsidiary, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice, or (C) authorize, or make any commitment with respect to any individual capital expenditure in excess of $5 million, other than authorizations and commitments with respect to capital expenditures that are made or entered into after written notice to, and reasonable consultation with, Parent;

(vi) hire any additional employees except in the ordinary course of business and consistent with past practices or increase the compensation payable or to become payable or the benefits provided to its directors or officers, except as required by law or existing agreement, or increase the compensation payable or to become payable or the benefits to be provided to its employees, except for an increase as set forth in Section 5.01(b)(vi) of the Company Disclosure Schedule in salaries or wages of employees of the Company or any Company Subsidiary who are not directors or officers of the Company or any Material Company Subsidiary, or, except as required by Law or any existing agreement or Plan, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or, except in the ordinary course of business, to any employee of the Company or of any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or group of employees;

(vii) (A) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise or (B) exercise its discretion with respect to or otherwise amend, modify or supplement the Company’s stock purchase plan;

(viii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as required by GAAP or applicable Law;

(ix) except in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, settle or compromise any material Tax liability, consent to any claim or assessment relating to a material amount of Taxes or any waiver of the statute of limitations, change any method of Tax accounting or, file any amended Tax Return or claim for refund of material Taxes;

(x) commence, settle, pay, discharge or satisfy any Actions, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $20 million in the aggregate, other than the payment, discharge or satisfaction of obligations other than Actions, in the ordinary course of business and consistent with past practice;

(xi) enter into, amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights thereunder, other than in the ordinary course of business and consistent with past practice;

(xii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xiii) enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

      SECTION 5.02     Conduct of Business by Parent Pending the Merger. (a) Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02(a) of the Parent Disclosure Schedule, or as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed:

(i) the businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii) Parent shall use its reasonable best efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the key current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with material customers, suppliers and other persons with which Parent or any Parent Subsidiary has material business relations.

      (b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.02(b) of the Parent Disclosure Schedule, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, neither Parent nor any Parent Subsidiary shall, directly or indirectly, unless the Company shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed:

(i) issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of capital stock of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of Parent except pursuant to the terms of the Richmond Agreement or in exchange for fair market value;

(ii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock other than as set forth on Section 5.02(b)(ii) of the Parent Disclosure Schedule; reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of Parent’s capital stock;

(iii) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporations, partnerships, other business organizations or any divisions thereof or any material amount of assets in one or more transactions involving consideration in excess of $1.5 billion in the aggregate;

(iv) directly or indirectly, take, or propose to take, without the prior written consent of the Company, any action with the intent to cause Parent’s representations and warranties set forth in Article IV to be untrue in any material respect;

(v) amend, modify or waive any closing condition or financial term of the Richmond Agreement in a manner that would adversely affect Parent’s rights thereunder;

(vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets in excess of $1.5 billion in the aggregate;

(vii) amend or otherwise change the Deed of Incorporation (Akte van oprichting) or the Articles of Association (Statuten) of Parent except as required by, the LNM Transaction or the actions authorized pursuant to the shareholder vote in connection therewith; or

(viii) enter into any formal binding agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.01     Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC the proxy statement to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval and adoption of this Agreement or any information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) and (ii) Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Class A Shares to be issued to the stockholders of the Company pursuant to the Merger. Parent and the Company each shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Class A Shares pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders.

      (b) Except as permitted by Section 6.04(c), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or any other Transaction (the “Company Recommendation”) and the Proxy Statement shall include the Company Recommendation.

      (c) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Class A Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      (d) Parent represents that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

      (e) The Company represents that the information supplied by the Company expressly for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which is required by the applicable rules and regulations to be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

      SECTION 6.02     Company Stockholders’ Meeting and Parent Shareholders’ Meeting. (a) The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement and the Company shall use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. In no event shall the Company be required to hold the Company’s Stockholders’ Meeting prior to the date that is 60 days after the date hereof. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders, except in the event and to the extent that the Company Board, in accordance with Section 6.04(c), withdraws or modifies the Company Recommendation.

      (b) Parent shall call and hold a general meeting of the shareholders of the Parent (the “Parent Shareholders’ Meeting”) for the purpose of voting upon the approval of this Agreement and the Transactions and Parent shall use its reasonable best efforts to hold the Parent Shareholders’ Meeting as promptly as practicable after the date on which the Euronext Prospectus is approved by Euronext.

      SECTION 6.03     Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time,

(i) the Company shall (and shall cause its subsidiaries to): (A) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, including access to conduct any reasonable environmental assessment and (B) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; and

(ii) Parent shall (and shall cause its subsidiaries to, and use its reasonable best efforts to cause LNM to): (A) provide to the Company and the Company’s Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of Parent and the Parent Subsidiaries and to the books and records thereof and (B) furnish promptly to the Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Parent and the Parent Subsidiaries (including for the purposes of this Section 6.03(a)(ii)(B), LNM and its Subsidiaries) as is reasonably necessary in order for the Company to perform a due diligence review with respect to the representations, warranties and covenants provided to the Company pursuant to this Agreement.

      (b) All information obtained by Parent or the Company pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated September 28, 2004 (the “Confidentiality Agreement”), between Parent and the Company.

      (c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      (d) Each of the Parent and the Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the transactions contemplated by this Agreement.

      SECTION 6.04     No Solicitation of Transactions. (a) The Company agrees that neither it nor any Company Subsidiary nor any of the directors, officers or employees of it or any Company Subsidiary will, and that it will not authorize or permit its and the Company Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary), to, directly or indirectly, (i) solicit (including by way of furnishing nonpublic information), or take any other action intended or reasonably likely to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of the Company Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company Subsidiaries, to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one (1) day after an executive officer of the Company attains knowledge thereof), orally and promptly thereafter in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to discuss any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Company Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Company Subsidiary and, if requested by Parent, to enforce such person’s obligation to do so.

      (b) Notwithstanding anything to the contrary in this Section 6.04, the Company Board may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, a person who has made an unsolicited, written proposal or offer regarding a Competing Transaction, if the Company Board has (i) determined, in its good faith judgment (after consultation with a financial advisor), that such proposal or offer constitutes a Superior Proposal, (ii) provided written notice to Parent of its intent to furnish information to or enter into discussions with such person at least three business days prior to taking any such action and (iii) obtained from such person an executed confidentiality agreement on terms determined by the Company in good faith not to be substantially less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement). The Company will use reasonable best efforts to keep Parent informed on a reasonably prompt basis of the status of any negotiations it enters into with any Person regarding a Superior Proposal, including any material amendments or proposed material amendments thereto. The Company will provide Parent with all information regarding the Company with which Parent has not previously been provided that is provided to any person making a Superior Proposal.

      (c) Except as permitted by this Section 6.04(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholders’ Meeting and after consultation with legal counsel (who may be the Company’s regularly engaged legal counsel), that it is required to make a Change in the Company Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may (i) make a Change in the Company Recommendation or (ii) terminate this Agreement pursuant to Section 8.01(j), but only, in the case of this clause (ii), (A) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to consider whether to effect a Change in the Company Recommendation and (B) if Parent does not, within three (3) business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines at meeting of the Company Board held for such purpose, in its good faith judgment (after consultation with a financial advisor) to be at least as favorable to the Company’s stockholders as such Superior Proposal. No disclosure that the Company Board may determine in good faith (after consultation with counsel, who may be the Company’s regularly engaged counsel) that it or the Company is required to make under applicable Law will constitute a violation of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so, except as permitted herein.

      (d) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Material Company Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition (including a disposition of stock of one or more Company Subsidiaries) of 15% or more of the assets of the Company and the Company Subsidiaries taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or any Material Company Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; (v) any solicitation in opposition to adoption of this Agreement by the Company’s stockholders or (vi) any other transaction the consummation of which would reasonably be expected to prevent or materially delay any of the Transactions.

      (e) A “Superior Proposal” means an unsolicited written proposal or offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of more than 50% of the then outstanding shares of voting stock of the Company, in each case on pricing and other terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after consultation with a financial advisor), to be more favorable to the Company stockholders than the Merger.

      SECTION 6.05     Certain Post-Closing Matters. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Company Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. In addition, if the Closing occurs, the parties identified in Section 6.05 of the Parent Disclosure Schedule will take the actions therein specified.

      SECTION 6.06     Certain Employee Benefits and Other Matters. (a) Promptly after the Effective Time, Parent will cause (i) a member of the Company Board designated for such purpose prior to the Closing by the Company Board, after consultation with Parent, or, if no such individual is so designated, the Chairman of the Company Board, to be elected to Parent’s Board of Directors and (ii) the Company’s CEO to be made the Chief Executive Officer for all Parent’s United States operations; provided, however, that if the Company’s current CEO no longer holds that position at the time of the closing, then Parent’s obligations under this clause (ii) will be solely to consult with the Company Board prior to the closing before making any substitute appointment.

      (b) On or prior to December 31, 2004, the Company shall pay to each participant in the Company’s Officer Cash and Stock Bonus Plan and the Return on Equity Bonus Program the participant’s bonus for the fiscal year ending December 31, 2004.

      SECTION 6.07     Directors’ and Officers’ Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII and IX of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

      (b) After the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or whom becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director, officer or employee of the Company or any of the Company Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless, such Indemnified Parties against such claims, actions or suits or proceedings, to the fullest extent that would be permitted under the DGCL (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party) (assuming for purposes of applying any applicable limitations on indemnification under the DGCL that they were directors, officers or employees of the Surviving Corporation at the time of the relevant action or inaction). From and after the Effective Time, the Surviving Corporation will fulfill and honor in all material respects the obligations of the Company to indemnify, defend and hold harmless, the Indemnified Parties as provided in the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, and any agreement specifically listed in Section 6.07 (b) of the Company Disclosure Schedule; provided, however, to the extent any such matter arises out of service by any such individual as a director or officer of Parent or any Parent Subsidiary as of or after the Effective Time, such indemnity shall be provided in accordance with the Deed of Incorporation and Articles of Association of Parent, as in effect from time to time, and any director and officer indemnification agreements between Parent and such person.

      (c) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time[; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.07(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance which amount is set forth in Section 6.07(c) of the Company Disclosure Schedule (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

      (d) In the event that Parent or the Surviving Corporation or their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, shall assume responsibility and liability for the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.07.

      SECTION 6.08     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which the notifying party determines could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, in any material respect, any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Parent shall give prompt notice to the Company of the occurrence of any material breach of the Richmond Agreement by any party thereto.

      SECTION 6.09     Company Affiliates. No later than 30 days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company’s judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 6.09, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, in the Company’s judgment, have become a Company Affiliate subsequent to the delivery of such list.

      SECTION 6.10     Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make as soon as reasonably practicable its respective filings, and thereafter make any other required submissions, under the HSR Act and the Foreign Merger Filings with respect to the Transactions and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.09 to take any action, including entering into any consent decree, hold separate order or other arrangement, that (x) (i) requires the divestiture of any assets of any of Merger Sub, Parent or any of their respective subsidiaries or (ii) limits Parent’s freedom of action with respect to, or its ability to retain, any of Parent’s or its affiliates’ assets or businesses, that, in any such case, if such action were to be taken with respect to a comparable amount of assets or businesses of the Company and the Company Subsidiaries, would have a Company Material Adverse Effect; or (y) (i) requires the divestiture of any assets of any of the Company or any Company Subsidiary or (ii) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any of the Company and the Company Subsidiaries’ assets or businesses that, in any such case, would have a Company Material Adverse Effect. Parent shall give notice promptly to the Chairman of the Committee on Foreign Investment in the United States pursuant to the Exon-Florio Provision of the Transactions, and each of the parties hereto shall make such additional filings and submissions as may be reasonably advisable under the Exon-Florio Provision in respect of the Transactions. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall cause their respective proper officers and directors to use their reasonable best efforts to take all such action.

      SECTION 6.11     Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could (i) prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code, or (ii) cause the parties to fail to comply with the requirements set forth in Treasury Regulations Section 1.367(a)-3(c). Notwithstanding the foregoing, the parties acknowledge and agree that any decision by Parent whether to exercise any of the rights set forth in Section 1.01(b) shall remain within the sole and absolute discretion of Parent.

      SECTION 6.12     Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

      SECTION 6.13     Consents of Accountants. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents and comfort letters from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents and comfort letters delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act and the Euronext Prospectus.

      SECTION 6.14     NYSE Listing. Parent shall promptly prepare and submit to the New York Stock Exchange, Inc. (“NYSE”) and Euronext a listing application covering the Parent Class A Shares to be issued in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Class A Shares, subject to official notice of issuance to NYSE and will not voluntarily withdraw such listings within three years of the Effective Date, and Euronext, and the Company shall cooperate with Parent with respect to such listing.

      SECTION 6.15     Subsequent Financial Statements. The Company shall, if it determines that doing so is practicable, prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, furnish drafts of such document to Parent, it being understood that Parent shall have no liability by reason of such consultation.

      SECTION 6.16     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE or Euronext, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.

      SECTION 6.17     Shareholder Circular/ Prospectus. (a) As promptly as practicable after the execution of this Agreement and prior to the Effective Time, Parent shall prepare the shareholder circular in connection with the approval to be obtained from the shareholders of Parent for the Transactions and shall prepare and file with Euronext the prospectus to be made available in connection with the Transactions (the “Euronext Prospectus”). Parent shall use its reasonable best efforts to cause the Euronext Prospectus to be cleared as promptly as practicable by Euronext. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with the preparation and clearing by Euronext of the Euronext Prospectus. Parent shall use its reasonable best efforts to ensure that the Euronext Prospectus is available following the clearing of the Euronext Prospectus by Euronext.

      (b) The Company shall have an opportunity to review in advance all written submissions to or filings with Euronext, to participate in discussions with Euronext in connection with drafts of the Euronext Prospectus and to comment on the sections of such submissions or filings that include any disclosure relating to the Company, any of the Company Subsidiaries, and their respective businesses, this Agreement or the Transactions and Parent shall consider in good faith and take into account any comments which the Company may provide to Parent with respect to any drafts of the Euronext Prospectus reviewed by the Company.

      (c) The Euronext Prospectus shall include the recommendation of the Parent Board to the shareholders of Parent in favor of approval of this Agreement and approval of the Transactions.

      (d) The Company represents and warrants that the information supplied by the Company expressly for inclusion in the Euronext Prospectus shall not, at (i) the time the Euronext Prospectus is approved by Euronext, (ii) the time the Euronext Prospectus (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (iii) the time of the Parent Shareholders’ Meeting and (iv) the Effective Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Date, any event or circumstance relating to the Company, or its respective officers or directors, should be discovered by the Company which is required by applicable rules and regulations to be set forth in an amendment or a supplement to the Euronext Prospectus, the Company shall promptly inform Parent.

      (e) Parent represents and warrants that the information supplied by Parent for inclusion in the Euronext Prospectus shall not, at (i) the time the Euronext Prospectus is approved by Euronext, (ii) the time the Euronext Prospectus (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (iii) the time of the Parent Shareholders’ Meeting and (iv) the Effective Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Date, any event or circumstance relating to Parent or any Parent Subsidiary thereof, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Euronext Prospectus, Parent shall promptly inform the Company. Parent represents and warrants to the Company that the Euronext Prospectus will comply as to form and substance in all material respects with the applicable requirements of the listing and issuing rules of Euronext (Fondsenreglement) and Euronext announcements.

      SECTION 6.18     Sale and Charter; Capital Expenditures. (a) Prior to the Closing, with respect to those certain shipping vessels owned by the Company and used for shipping in the Great Lakes region of the United States as described in Section 6.18 of the Company Disclosure Schedule (the “Great Lakes Shipping Vessels”), the Company shall consummate a transaction in which it transfers ownership of the Great Lakes Shipping Vessels to a third party approved by the United States Maritime Administration and charters from such approved third party the Great Lakes Shipping Vessels.

      (b) Within 15 Business Days after the date hereof Parent and the Company shall cause their representatives to consult with each other for purposes of developing an appropriate program of capital expenditures for the Company to pursue between the date hereof and the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

      SECTION 7.01     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) LNM Transaction. The LNM Transaction shall have been consummated on the terms set forth in the Richmond Agreement as in effect on the date hereof, with such amendments thereto as have been entered into with the approval of the parties thereto and the Company.

(b) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(c) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(d) Parent Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the shareholders of Parent in accordance with Section 2:107A of the Dutch Civil Code and the Parent’s Articles of Association (collectively, the “Parent Shareholder Approval”).

(e) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(f) U.S. Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(g) Foreign Merger Approvals. All applicable Foreign Merger Approvals of the transactions contemplated by this Agreement shall have been obtained.

(h) NYSE Listing. The Parent Class A Shares to be issued in the Merger shall have been authorized for listing on the NYSE and Euronext, subject to official notice of issuance.

      SECTION 7.02     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to “materially” (including the word “material”) or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Consents. The consents, approvals and authorizations, if any, listed on Section 7.02(d) of the Parent Disclosure Schedule shall have been obtained.

(e) Material Adverse Effect. No event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that the foregoing clause shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions, or (y) general changes in the industry of manufacturing, processing, selling, marketing and distributing steel in which the Company and the Company Subsidiaries operate that do not have a disproportionate effect (relative to other industry participants) on the Company and the Company Subsidiaries, taken as a whole.

(f) Tax Opinion. Parent shall have received the opinion of Shearman & Sterling LLP, counsel to Parent, based upon customary or reasonable representations and subject to customary or reasonable limitations and assumptions, to the effect that, for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The representations upon which the opinion is based shall be provided in representation letters signed and dated the date of such opinion by an authorized officer of the representing entity, and shall not have been withdrawn or modified in any material respect as of the Effective Time.

      SECTION 7.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to “materially” (including the word “material”) or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect. For the avoidance of doubt, LNM and subsidiaries will be Parent Subsidiaries as of the Effective Time.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c).

(d) Tax Opinion. The Company shall have received the opinion of Jones Day, counsel to the Company, based upon customary or reasonable representations and subject to customary or reasonable limitations and assumptions to the effect that, for United States federal income tax purposes, (1) either (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, or (ii) the Reverse-Subsidiary Merger, together with the LMN Transaction, will qualify as transfers of property described in Section 351(a) (subject to Section 351(b)) of the Code by Richmond and each of the stockholders of the Company, and (2) the transfer of Company Shares by the stockholders of the Company will not be subject to Section 367(a)(1) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The representations upon which the opinion is based shall be provided in representation letters signed and dated the date of such opinion by an appropriate officer of the representing entity, and shall not have been withdrawn or modified in any material respect as of the Effective Time.

(e) Parent Material Adverse Effect. No event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate with all other events, circumstances, changes and effects, is or could reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and the Parent Subsidiaries taken as a whole, giving effect to the LNM Transaction as if it had closed on the date hereof; provided, however that the foregoing clause shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions, or (y) general changes in the industry of manufacturing, processing, selling, marketing and distributing steel in which Parent and the Parent Subsidiaries operate that do not have a disproportionate effect (relative to other industry participants) on Parent and the Parent Subsidiaries taken as a whole.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01     Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company or Parent, as follows:

(a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before April 30, 2005 (which date may be extended at the written request of either Parent or the Company for up to an additional sixty (60) calendar days to the extent necessary to satisfy the conditions set forth in Section 7.01(f) or Section 7.01(g) and so long as all other conditions have been satisfied or shall be capable of being satisfied); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(c) by either Parent or the Company if any Governmental Authority in the United States or The Netherlands shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger or the LNM Transaction illegal or otherwise preventing or prohibiting consummation of the Merger or the LNM Transaction; or

(d) by Parent if a Company Triggering Event shall have occurred; or

(e) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for adoption at the Company Stockholders’ Meeting; or

(f) by Parent if the Company Board withdraws, modifies or changes the Company Recommendation in a manner adverse to Parent; or

(g) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.01(g) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 45 days after notice of such breach is provided by Parent to the Company; or

(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 8.01(h) for so long as Parent and Merger Sub continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within 45 days after notice of such breach is provided by the Company to Parent; or

(i) by the Company if the Richmond Agreement shall have been terminated prior to consummation of the transactions contemplated thereby, whether or not in accordance with its terms or any of the conditions to consummation in the Richmond Agreement shall have become incapable of being fulfilled; or

(j) by the Company in order to accept a Superior Proposal; provided that in order for the termination of this Agreement pursuant to this paragraph (j) to be effected, the Company shall have complied with the provisions of the second sentence of Section 6.04(c), and the provisions of Section 8.03(b) (including the payment of the Termination Fee); or

(k) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for adoption at the Parent Shareholders’ Meeting;

(l) by Parent if (i) the conditions set forth in Section 7.02(f) or Section 7.03(d) shall not be satisfied or waived, (ii) all other conditions shall have been satisfied, and (iii) five Business Days shall have elapsed after Parent has provided written notice to the Company of its intention to terminate the Agreement pursuant to this Section 8.01(l) without the Company having consented to the completion of Merger as a Reverse-Subsidiary Merger.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have authorized the Company to enter into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (ii) the Company shall have failed to include in the Proxy Statement the Company Recommendation; (iii) the Company Board fails to reaffirm the Company Recommendation (which may include a reservation of the right to withdraw or change the Company Recommendation in the future) within five (5) business days after Parent requests in writing that such recommendation be reaffirmed or (iv) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against or takes no position with respect to acceptance of such tender offer or exchange offer by its stockholders within ten (10) business days after such tender offer or exchange offer is commenced.

      SECTION 8.02     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) for Sections 8.03, 8.04 and 8.05 and Article IX and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

      SECTION 8.03     Fees and Expenses. (a) Except as set forth in this Section 8.03, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses for printing, mailing and filing fees relating to (i) printing, filing and mailing the Registration Statement, the Proxy Statement and the Euronext Listing Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and (ii) the filing fee for the Notification and Report Forms, if any, filed under HSR Act and the Form CO, if any, filed with the European Commission or any other Foreign Merger Filings, if any, incurred by a party or on its behalf in connection with or related to the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement and the Euronext Listing Prospectus, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement. As used in this Section 8.03, “Expenses” means expenses as defined in the preceding sentence plus all other reasonable, documented out-of-pocket costs and expenses, including all fees and expenses or counsel, accountants, experts, investment bankers and other third-party fees and expenses, incurred by a party or on its behalf in connection with or relating to the authorization, preparation, negotiation, execution, performance or enforcement of this Agreement.

      (b) The Company agrees that:

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(d); or

(ii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b) and (B) (x) prior to the time of such termination a Competing Transaction shall have been communicated to the Company Board with respect to the Company and not withdrawn and (y) the Company enters into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination; or

(iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(e), and (B) (x) prior to the time of such failure to so approve this Agreement or the Merger, a Competing Transaction shall have been publicly announced and not withdrawn with respect to the Company and (y) the Company enters into an agreement for a Third Party Acquisition within 12 months after the date of such termination;

(iv) if Parent shall terminate this Agreement pursuant to Section 8.01(f) and prior to the time of such termination a Competing Transaction shall have been communicated to the Company Board and not withdrawn with respect to the Company; or

(v) if the Company shall terminate this Agreement pursuant to Section 8.01(j);

then the Company shall pay to Parent upon termination of this Agreement, in the case of clause (b)(i), (b)(iv) or (b)(v) above, and upon entering into an agreement for a Third Party Acquisition, in the case of clause (b)(ii) or (b)(iii) above, a fee of $130,000,000 (the “Company Fee”), which amount shall be payable in immediately available funds.

      (c) The Company agrees that:

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(e) and (x) prior to the time of such termination no Competing Transaction has been publicly announced with respect to the Company and not withdrawn and (y) neither Parent nor Merger Sub is in material breach of its covenants and agreements or its representations and warranties contained in this Agreement; or

(ii) if Parent shall terminate this Agreement pursuant to Section 8.01(f) and (x) prior to the time of such termination no Competing Transaction has been communicated to the Company Board and not withdrawn and (y) neither Parent nor Merger Sub is in material breach of its covenants and agreements or its representations and warranties contained in this Agreement; or

(iii) if Parent shall terminate this Agreement pursuant to Section 8.01(g) and neither Parent nor Merger Sub is in material breach of its covenants and agreements or its representations and warranties contained in this Agreement;

then the Company shall, provided no payment is made or payable pursuant to Section 8.03(b), reimburse Parent (not later than one business day after submission of statements and documentation therefor) for all of its Expenses up to an amount equal to the amount of Parent’s Expenses, up to a maximum of $10,000,000.

      (d) Parent agrees that:

(i) if the Company shall terminate this Agreement pursuant to Section 8.01(i), then Parent shall pay to the Company upon termination of this Agreement a fee of $130,000,000 (the “Parent Fee”), which amount shall be payable in immediately available funds; and

(ii) if the Company shall terminate this Agreement pursuant to Section 8.01(h) and 8.01(k) and the Company is not in material breach of its covenants and agreements or its representations and warranties contained in this Agreement, then Parent shall, provided no payment is made or payable pursuant to clause (d)(i) above, reimburse the Company (not later than one business day after submission of statements and documentation therefor) for all of its Expenses up to an amount equal to the amount of the Company’s Expenses, up to a maximum of $10,000,000.

      (e) Each of the parties acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. In the event that either party shall fail to pay the amounts due pursuant to Section 8.03 when due, and, in order to obtain such payment, the non-breaching party commences a suit that results in a judgment against the breaching party for the amounts set forth in Section 8.03, the breaching party will pay to the non-breaching party interest on the amounts set forth in Section 8.03, commencing on the date that such amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate plus 2.00%. Payment of the fees and expenses described in this Section 8.03 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.

      (f) “Third Party Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or of any direct or indirect parent thereof; (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company’s business immediately prior to such sale or other disposition; (iii) an acquisition by any person or group (including by way of a tender offer or an exchange offer or an issuance of capital stock by the Company), directly or indirectly, of beneficial ownership of fifty percent (50%) or more of the voting power of the then outstanding shares of capital stock of the Company; (iv) the adoption by the Company of a plan of liquidation or the recapitalization of the Company by means of the payment of an extraordinary dividend involving more than $1.0 billion or (v) the repurchase by the Company or any of the Company Subsidiaries of 50% or more of the outstanding Shares.

      SECTION 8.04     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      SECTION 8.05     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.01     Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01 (except as provided in Section 8.02), as the case may be, except that the agreements set forth in Articles I and II and Sections 6.03(b), 6.06 and 6.10 and this Article IX shall survive the Effective Time.

      SECTION 9.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Ispat International N.V.
15th Floor, Hofplein 20
3032 AC Rotterdam
The Netherlands
Facsimile No.:+31-10-217-8850
Attention: Company Secretary

with a copy to:

Ispat International Ltd.
Berkeley Square House
7th Floor
Berkeley Square
London W1X 5PN
United Kingdom
Facsimile No.:+44-20-7412-0203
Attention: General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No: (212) 848-7179
Attention: John A. Marzulli, Jr.
Peter J. Rooney
Email: jmarzulli@shearman.com
prooney@shearman.com

if to the Company:

International Steel Group Inc.
4020 Kinross Lakes Parkway
Richfield, OH 44286
Facsimile No: (330) 659-9132
Attention: General Counsel
Email: chernandez@intlsteel.com

with a copy to:

Jones Day
222 East 41st Street
New York, New York 10017
Facsimile No.: (212) 755-7306
Attention: Robert A. Profusek
E-mail: raprofusek@jonesday.com

      SECTION 9.03     Certain Definitions. (a) For purposes of this Agreement:

      “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

      “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

      “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in Amsterdam or The City of New York.

      “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or could reasonably be expected to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that the foregoing clauses (i) and (ii) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions, or (y) general changes in the industry of manufacturing, processing, selling, marketing and distributing steel in which the Company and the Company Subsidiaries operate, in each case, that do not have a disproportionate effect (relative to other industry participants) on the Company and the Company Subsidiaries, taken as a whole.

      “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

      “EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of the European Community.

      “Environment” means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air, or terrestrial or aquatic biota.

      “Environmental Claim” means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Substances.

      “Environmental Laws” means any United States federal, state or local or non-United States laws (including common law), ordinances, regulations, rules, codes, orders or other requirements of law relating to

(i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution or protection of the Environment, health, safety or natural resources, (iv) exposure to Hazardous Substances or (v) natural resource damages.

      “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

      “Foreign Merger Filings” means any submission application or form required by the applicable laws of the European Commission, the member states thereof, or any other country in which Parent or the Company operate which has jurisdiction over the Merger and “Foreign Merger Approvals” means any approval required to be obtained from any such authority.

      “Exon-Florio Provision” means the provisions of Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder.

      “Hazardous Substances” means (i) those substances, chemicals, materials or wastes defined in or regulated under the following United States federal statutes and their state and non-United States counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, asbestos, radon, lead and mold, (v) any other contaminant and (vi) any substance, chemical, material or waste regulated pursuant to, or with respect to which liability may be imposed under, any Environmental Law.

      “Intellectual Property” means (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets and know-how.

      “knowledge of the Company” means the actual knowledge of any executive officer of the Company.

      “knowledge of Parent” means the actual knowledge of any executive officer of Parent.

      “LNM Disclosed Information” means any information disclosed in a document listed in Exhibit A to the letter delivered to Parent from LNM pursuant to the Richmond Agreement.

      “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries (including without limitation from and after the date of the Closing of the LNM Transaction, LNM and its subsidiaries) taken as a whole or (ii) prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement; provided, however, that the foregoing clauses (i) and (ii) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions, or (y) general changes in the industry of manufacturing, processing, selling, marketing and distributing steel in which Parent and the Parent Subsidiaries operate, in each case, that do not have a disproportionate effect (relative to other industry participants) on Parent and the Parent Subsidiaries, taken as a whole.

      “Parent Prospectus” means the draft dated October 23, 2004, of the shareholder circular/prospectus to be distributed to the shareholders of Parent in connection with the LNM Transaction.

      “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange

Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

      “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

      “Remedial Action” means all action to (i) clean up, remove, treat or handle in any other way Hazardous Substances in the Environment, (ii) restore or reclaim the Environment or natural resources, (iii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the Environment or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

      “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

      “Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of like kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges, (b) any liability for the payment of any Tax as a result of membership in any affiliated, consolidated, combined or unitary group of corporations of which the Company or any Company Subsidiary is or has been a member and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

      “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

      (b) The following terms have the meaning set forth in the Sections set forth:

Location of
Defined Term	Definition

Action	§ 3.09
Agreement	Preamble
Assumed Company SAR	§ 2.04(c)
Average Parent Stock Price	§ 2.01(c)
Blue Sky Laws	§ 3.05(b)
Cash Consideration	§ 2.01(c)
Cash Election	§ 2.01(d)
Cash Election Number	§ 2.01(d)
Cash Election Shares	§ 2.01(e)
Cash Fraction	§ 2.01(e)
Certificate of Merger	§ 1.02
Certificates	§ 2.02(b)
Change in the Company Recommendation	§ 6.04(c)
Closing	§ 1.02
Code	Recitals
Company	Preamble
Company 2003-4 Balance Sheets	§ 3.07(c)

Company Affiliate	§ 6.09
Company Board	Recitals
Company Class B Common Stock	§ 3.03(a)
Company Common Stock	§ 2.01(a)
Company Disclosure Schedule	Article III
Company Fee	§ 8.03(b)(v)
Company Licensed Intellectual Property	§ 3.13
Company Owned Intellectual Property	§ 3.13
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03(a)
Company Recommendation	§ 6.01(b)
Company SAR	§ 2.04(c)
Company SEC Reports	§ 3.07(a)
Company Shareholder Support Agreement	Recitals
Company Shares	§ 2.01(a)
Company Stock Option Plan	§ 2.04(a)
Company Stock Options	§ 2.04(a)
Company Stockholders’ Meeting	§ 6.01(a)
Company Subsidiary	§ 3.01(c)
Company Triggering Event	§ 8.01
Competing Transaction	§ 6.04(d)
Confidentiality Agreement	§ 6.03(b)
Dissenting Shares	§ 2.05(a)
DGCL	Recitals
Effective Time	§ 1.02
Election	§ 2.01(h)
Election Deadline	§ 2.01(k)
ERISA	§ 3.10(a)
Euronext Prospectus	§ 6.17(a)
Exchange Act	§ 3.07(a)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Exchange Ratio	§ 2.01(c)
Expenses	§ 8.03(a)
FCPA	§ 3.20
Form of Election	§ 2.01(i)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
Great Lakes Shipping Vessels	§ 6.18(a)
HSR Act	§ 3.05(b)
Indemnified Parties	§ 6.07(b)
IRS	§ 3.10(a)
Law	§ 3.05(a)
Lease Documents	§ 3.12(b)
Liens	§ 3.12(a)

LNM Audited Financials	§ 4.07(c)
LNM Closing	Recitals
LNM Interim Financials	§ 4.07(c)
LNM Shareholder Support Agreement	Recitals
LNM Transaction	Recitals
Material Company Subsidiary	§ 3.01(c)
Material Contracts	§ 3.17(a)
Material Parent Subsidiary	§ 4.01(c)
Maximum Premium	§ 6.07(c)
Merger	Recitals
Merger Consideration	§ 2.01(c)
Merger Sub	Preamble
Minimum Percentage	1.01(b)
Mixed Consideration	§ 2.01(c)
Mixed Election	§ 2.01(h)
Multiemployer Plan	§ 3.10(b)
Multiple Employer Plan	§ 3.10(b)
No Election Shares	§ 2.01(j)
Notice of Superior Proposal	§ 6.04(c)
NYSE	§ 6.14
Order	§ 7.01(e)
Parent	Preamble
Parent 2003-4 Balance Sheets	§ 4.07(e)
Parent Board	Recitals
Parent Business Combination	§ 2.01(l)
Parent Class A Shares	§ 2.01(c)
Parent Class B Shares	§ 4.03(a)
Parent Disclosure Schedule	Article IV
Parent Fee	§ 8.03(d)(i)
Parent Permits	§ 4.06
Parent SEC Reports	§ 4.07(a)
Parent Shareholder	Recitals
Parent Shareholder Approval	§ 7.01(d)
Parent Shareholders’ Meeting	§ 6.02(b)
Parent Shareholder Support Agreement	Recitals
Parent Subsidiary	§ 4.01(c)
Permitted Liens	§ 3.12(a)
Plans	§ 3.10(a)
Proxy Statement	§ 6.01(a)
Registration Statement	§ 6.01(a)
Representatives	§ 6.03(a)(i)
Reverse-Subsidiary Merger	§ 1.01(a)
Richmond	Recitals
Richmond Agreement	Recitals
SEC	§ 3.01(c)

Securities Act	§ 3.07(a)
Stock Consideration	§ 2.01(c)
Stock Election	§ 2.01(f)
Stock Election Number	§ 2.01(f)
Stock Election Shares	§ 2.01(g)
Stock Fraction	§ 2.01(g)
Stock Value	§ 1.01(b)
Stockholders	Recitals
Stockholder’s Representative	§ 2.01(i)
Superior Proposal	§ 6.04(e)
Surviving Corporation	§ 1.01(a)
Terminating Company Breach	§ 8.01(g)
Terminating Parent Breach	§ 8.01(h)
Third Party Acquisition	§ 8.03(f)
Transactions	§ 3.04

      Section 9.04     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

      For the avoidance of doubt, (1) the enforceability of the Company Shareholder Support Agreement, the Parent Shareholder Support Agreement and the LNM Shareholder Support Agreement (the “Support Agreements”) will not affect any party’s obligations hereunder and these agreements are not to be deemed to be a part of this Agreement and (2) the termination of this Agreement will not affect parties relative rights and obligations under the Confidentiality Agreement or, except as expressly provided herein or therein, the Support Agreements.

      SECTION 9.05     Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and this Agreement supersedes, except for the Confidentiality Agreement to the extent not waived in Section 6.03(d), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Sub may assign all or any of its rights and obligations hereunder to any affiliate of Parent controlled by Parent; provided that such assignment does not adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code or the ability of Parent and the Company to receive the opinions described in Sections 7.02(f) and 7.03(d); and provided further, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 9.06     Disclosure Schedules; Disclosure Information. Notwithstanding anything to the contrary contained in the Parent Disclosure Schedule, the Company Disclosure Schedule, the LNM Disclosure Information or in this Agreement, the information and disclosures contained in any section of the Parent Disclosure Schedule, the LNM Disclosure Information or the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, as though fully set forth in such other section for which the applicability of such information and disclosure is readily apparent on the face of such information or disclosure.

      SECTION 9.07     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

      SECTION 9.08     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 9.09     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

      SECTION 9.10     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

      SECTION 9.11     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.12     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ISPAT INTERNATIONAL N.V.

By	/s/ LAKSHMI N. MITTAL

Name: Mr. Lakshmi N. Mittal
Title: Chairman

PARK ACQUISITION CORP.

By	/s/ MICHAEL RIPPEY

Name: Mr. Michael Rippey
Title: Treasurer

INTERNATIONAL STEEL GROUP INC.

By	/s/ RODNEY B. MOTT

Name: Rodney B. Mott
Title: President & Chief Executive Officer

EXHIBIT 1.04(a)

FORM OF SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

      FIRST:     The name of this corporation shall be PARK ACQUISITION CORP.

      SECOND:     Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

      THIRD:     The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH:     The total number of shares of stock which this corporation is authorized to issue is One Hundred (100) shares of Common Stock with a par value of One Cent ($.01) per share.

      FIFTH:     The name and address of the incorporator is as follows:

          Tony Feuerstein
          599 Lexington Avenue
          New York, New York 10022

      SIXTH:     The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

      SEVENTH:     No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 22nd day of October, A.D. 2004.

/s/ TONY FEUERSTEIN

Tony Feuerstein
Incorporator

EXHIBIT 1.04(b)

FORM OF SURVIVING

CORPORATION BY-LAWS

BY-LAWS

OF
PARK ACQUISITION CORP.

Section		Page

ARTICLE V
CHECKS, DRAFTS, NOTES, AND PROXIES
SECTION 5.01.	Checks, Drafts and Notes	A-59
SECTION 5.02.	Execution of Proxies	A-59

ARTICLE VI
SHARES AND TRANSFERS OF SHARES
SECTION 6.01.	Certificates Evidencing Shares	A-59
SECTION 6.02.	Stock Ledger	A-60
SECTION 6.03.	Transfers of Shares	A-60
SECTION 6.04.	Addresses of Stockholders	A-60
SECTION 6.05.	Lost, Destroyed and Mutilated Certificates	A-60
SECTION 6.06.	Regulations	A-60
SECTION 6.07.	Fixing Date for Determination of Stockholders of Record	A-60

ARTICLE VII
SEAL
SECTION 7.01.	Seal	A-60

ARTICLE VIII
FISCAL YEAR
SECTION 8.01.	Fiscal Year	A-61

ARTICLE IX
INDEMNIFICATION AND INSURANCE
SECTION 9.01.	Liability of Directors	A-61
SECTION 9.02.	Right to Indemnification	A-61
SECTION 9.03.	Right to Advancement of Expenses	A-61
SECTION 9.04.	Right of Indemnitee to Bring Suit	A-61
SECTION 9.05.	Non-Exclusivity of Rights	A-62
SECTION 9.06.	Insurance	A-62
SECTION 9.07.	Indemnification of Employees and Agents of the Corporation	A-62

ARTICLE X
AMENDMENTS
SECTION 10.01.	Amendments	A-62

BY-LAWS

OF

PARK ACQUISITION CORP.

ARTICLE I

OFFICES

      SECTION 1.01.     Registered Office. The registered office of Park Acquisition Corp. (the “Corporation”) in the State of Delaware shall be at the principal office of the Corporation Service Company in the City of Wilmington, County of New Castle, Delaware 19801 and the registered agent in charge thereof shall be the Corporation Services Company.

      SECTION 1.02.     Other Offices. The Corporation may also have an office or offices at any other place or places within or without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may from time to time require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

      SECTION 2.01.     Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors of the Corporation, and for the transaction of such other business as may properly come before such meeting, shall be held at such place, date and time as shall be fixed by the Board and designated in the notice or waiver of notice of such annual meeting; provided, however, that no annual meeting of stockholders need be held if all actions, including the election of directors, required by the General Corporation Law of the State of Delaware (the “General Corporation Law”) to be taken at such annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.09 hereof.

      SECTION 2.02.     Special Meetings. Special meetings of stockholders for any purpose or purposes may be called by the Board or the Chairman of the Board, the President or the Secretary of the Corporation or by the recordholders of at least a majority of the shares of common stock of the Corporation issued and outstanding and entitled to vote thereat, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof.

      SECTION 2.03.     Notice of Meetings. (a) Except as otherwise provided by law, written notice of each annual or special meeting of stockholders stating the place, date and time of such meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held, shall be given personally or by first-class mail (airmail in the case of international communications) to each recordholder of shares entitled to vote thereat, not less than 10 nor more than 60 days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If, prior to the time of mailing, the Secretary of the Corporation (the “Secretary”) shall have received from any stockholder a written request that notices intended for such stockholder are to be mailed to some address other than the address that appears on the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

(a) Notice of a special meeting of stockholders may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, such notice shall be given by the Secretary on behalf of such person or persons. If the person or persons calling a special meeting of stockholders give notice thereof, such person or persons shall deliver a copy of such notice to the Secretary. Each request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.

      SECTION 2.04.     Waiver of Notice. Notice of any annual or special meeting of stockholders need not be given to any stockholder who files a written waiver of notice with the Secretary, signed by the person entitled to notice, whether before or after such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice thereof. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except when such stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the notice of such meeting was inadequate or improperly given.

      SECTION 2.05.     Adjournments. Whenever a meeting of stockholders, annual or special, is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

      SECTION 2.06.     Quorum. Except as otherwise provided by law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the recordholders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, whether annual or special. If, however, such quorum shall not be present in person or by proxy at any meeting of stockholders, the stockholders entitled to vote thereat may adjourn the meeting from time to time in accordance with Section 2.05 hereof until a quorum shall be present in person or by proxy.

      SECTION 2.07.     Voting. Each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Except as otherwise provided by law or the Certificate of Incorporation, when a quorum is present at any meeting of stockholders, the vote of the recordholders of a majority of the shares constituting such quorum shall decide any question brought before such meeting.

      SECTION 2.08.     Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express, in writing, consent to or dissent from any action of stockholders without a meeting may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary before such meeting of stockholders or such action of stockholders without a meeting, at such time as the Board may require. No proxy shall be voted or acted upon more than three years from its date, unless the proxy provides for a longer period.

      SECTION 2.09.     Stockholders’ Consent in Lieu of Meeting. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, and any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the recordholders of shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the recordholders of all shares entitled to vote thereon were present and voted.

ARTICLE III

BOARD

      SECTION 3.01.     General Powers. The business and affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these By-laws directed or required to be exercised or done by stockholders.

      SECTION 3.02.     Number and Term of Office. The number of directors shall be four or such other number as shall be fixed from time to time by the Board. Directors need not be stockholders. Directors shall be elected at the annual meeting of stockholders or, if, in accordance with Section 2.01 hereof, no such annual meeting is held, by written consent in lieu of meeting pursuant to Section 2.09 hereof, and each director shall hold office until his successor is elected and qualified, or until his earlier death or resignation or removal in the manner hereinafter provided.

      SECTION 3.03.     Resignation. Any director may resign at any time by delivering his written resignation to the Board, the Chairman of the Board of the Corporation (the “Chairman”) or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

      SECTION 3.04.     Removal. Any or all of the directors may be removed, with or without cause, at any time by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of the recordholders of shares pursuant to Section 2.09 hereof.

      SECTION 3.05.     Vacancies. Vacancies occurring on the Board as a result of the removal of directors without cause may be filled only by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of such recordholders pursuant to Section 2.09 hereof. Vacancies occurring on the Board for any other reason, including, without limitation, vacancies occurring as a result of the creation of new directorships that increase the number of directors, may be filled by such vote or written consent or by vote of the Board or by written consent of the directors pursuant to Section 3.08 hereof. If the number of directors then in office is less than a quorum, such other vacancies may be filled by vote of a majority of the directors then in office or by written consent of all such directors pursuant to Section 3.08 hereof. Unless earlier removed pursuant to Section 3.04 hereof, each director chosen in accordance with this Section 3.05 shall hold office until the next annual election of directors by the stockholders and until his successor shall be elected and qualified.

      SECTION 3.06.     Meetings. (a) Annual Meetings. As soon as practicable after each annual election of directors by the stockholders, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.08 hereof.

(a) Other Meetings. Other meetings of the Board shall be held at such times as the Chairman, the President of the Corporation (the “President”), the Secretary or a majority of the Board shall from time to time determine.

(b) Notice of Meetings. The Secretary shall give written notice to each director of each meeting of the Board, which notice shall state the place, date, time and purpose of such meeting. Notice of each such meeting shall be given to each director, if by mail, addressed to him at his residence or usual place of business, at least three days before the day on which such meeting is to be held, or shall be sent to him at such place by telecopy, telegraph, cable, or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held. A written waiver of notice, signed by the director entitled to notice, whether before or after the time of the meeting referred to in such waiver, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of any meeting of the Board need be specified in any written waiver of notice thereof. Attendance of a director at a meeting of the Board shall constitute a waiver of notice of such meeting, except as provided by law.

(c) Place of Meetings. The Board may hold its meetings at such place or places within or without the State of Delaware as the Board or the Chairman may from time to time determine, or as shall be designated in the respective notices or waivers of notice of such meetings.

(d) Quorum and Manner of Acting. One-third of the total number of directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law, the Certificate of Incorporation or these By-laws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(e) Organization. At each meeting of the Board, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:

1) the Chairman;

2) the President;

3) any director chosen by a majority of the directors present.

The Secretary or, in the case of his absence, any person (who shall be an Assistant Secretary, if an Assistant Secretary is present) whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

      SECTION 3.07.     Committees of the Board. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Any committee of the Board, to the extent provided in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have such power or authority in reference to amending the Certificate of Incorporation (except that such a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation under Section 251 or 252 of the General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or the revocation of a dissolution, or amending these By-laws; provided further, however, that, unless expressly so provided in the resolution of the Board designating such committee, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law. Each committee of the Board shall keep regular minutes of its proceedings and report the same to the Board when so requested by the Board.

      SECTION 3.08.     Directors’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all the members of the Board or such committee and such consent or electronic transmission is filed with the minutes of the proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

      SECTION 3.09.     Action by Means of Telephone or Similar Communications Equipment. Any one or more members of the Board, or of any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

      SECTION 3.10.     Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board may determine the compensation of directors. In addition, as determined by the Board, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

OFFICERS

      SECTION 4.01.     Officers. The officers of the Corporation shall be the Chairman, the President, the Secretary and a Treasurer and may include one or more Vice Presidents and one or more Assistant Secretaries and one or more Assistant Treasurers. Any two or more offices may be held by the same person.

      SECTION 4.02.     Authority and Duties. All officers shall have such authority and perform such duties in the management of the Corporation as may be provided in these By-laws or, to the extent not so provided, by resolution of the Board.

      SECTION 4.03.     Term of Office, Resignation and Removal. (a) Each officer shall be appointed by the Board and shall hold office for such term as may be determined by the Board. Each officer shall hold office until his successor has been appointed and qualified or his earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of his duties.

      (b) Any officer may resign at any time by giving written notice to the Board, the Chairman, the President or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman, the President or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

      (c) All officers and agents appointed by the Board shall be subject to removal, with or without cause, at any time by the Board or by the action of the recordholders of a majority of the shares entitled to vote thereon.

      SECTION 4.04.     Vacancies. Any vacancy occurring in any office of the Corporation, for any reason, shall be filled by action of the Board. Unless earlier removed pursuant to Section 4.03 hereof, any officer appointed by the Board to fill any such vacancy shall serve only until such time as the unexpired term of his predecessor expires unless reappointed by the Board.

      SECTION 4.05.     The Chairman. The Chairman shall have the power to call special meetings of stockholders, to call special meetings of the Board and, if present, to preside at all meetings of stockholders and all meetings of the Board. The Chairman shall perform all duties incident to the office of Chairman of the Board and all such other duties as may from time to time be assigned to him by the Board or these By-laws.

      SECTION 4.06.     The President. The President shall be the Chief Executive Officer of the Corporation and shall have general and active management and control of the business and affairs of the Corporation, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect. The President shall perform all duties incident to the office of President and all such other duties as may from time to time be assigned to him by the Board or these By-laws.

      SECTION 4.07.     Vice Presidents. Vice Presidents, if any, in order of their seniority or in any other order determined by the Board, shall generally assist the President and perform such other duties as the Board or the President shall prescribe, and in the absence or disability of the President, shall perform the duties and exercise the powers of the President.

      SECTION 4.08.     The Secretary. The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform the same duties for any committee of the Board when so requested by such committee. He shall give or cause to be given notice of all meetings of stockholders and of the Board, shall perform such other duties as may be prescribed by the Board, the Chairman or the President and shall act under the supervision of the Chairman. He shall keep in safe custody the seal of the Corporation and affix the same to any instrument that requires that the seal be affixed to it and which shall have been duly authorized for signature in the name of the Corporation and, when so affixed, the seal shall be attested by his signature or by the signature of the Treasurer of the Corporation (the “Treasurer”) or an Assistant Secretary or Assistant Treasurer of the Corporation. He shall keep in safe custody the certificate books and stockholder records and such other books and records of the Corporation as the Board, the Chairman or the President may direct and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman or the President.

      SECTION 4.09.     Assistant Secretaries. Assistant Secretaries of the Corporation (“Assistant Secretaries”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Secretary and perform such other duties as the Board or the Secretary shall prescribe, and, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary.

      SECTION 4.10.     The Treasurer. The Treasurer shall have the care and custody of all the funds of the Corporation and shall deposit such funds in such banks or other depositories as the Board, or any officer or officers, or any officer and agent jointly, duly authorized by the Board, shall, from time to time, direct or approve. He shall disburse the funds of the Corporation under the direction of the Board and the President. He shall keep a full and accurate account of all moneys received and paid on account of the Corporation and shall render a statement of his accounts whenever the Board, the Chairman or the President shall so request. He shall perform all other necessary actions and duties in connection with the administration of the financial affairs of the Corporation and shall generally perform all the duties usually appertaining to the office of treasurer of a corporation. When required by the Board, he shall give bonds for the faithful discharge of his duties in such sums and with such sureties as the Board shall approve.

      SECTION 4.11.     Assistant Treasurers. Assistant Treasurers of the Corporation (“Assistant Treasurers”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Treasurer and perform such other duties as the Board or the Treasurer shall prescribe, and, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

ARTICLE V

CHECKS, DRAFTS, NOTES, AND PROXIES

      SECTION 5.01.     Checks, Drafts and Notes. All checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall be determined, from time to time, by resolution of the Board.

      SECTION 5.02.     Execution of Proxies. The Chairman, the President or any Vice President may authorize, from time to time, the execution and issuance of proxies to vote shares of stock or other securities of other corporations held of record by the Corporation and the execution of consents to action taken or to be taken by any such corporation. All such proxies and consents, unless otherwise authorized by the Board, shall be signed in the name of the Corporation by the Chairman, the President or any Vice President.

ARTICLE VI

SHARES AND TRANSFERS OF SHARES

      SECTION 6.01.     Certificates Evidencing Shares. Shares shall be evidenced by certificates in such form or forms as shall be approved by the Board. Certificates shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by the Chairman, the President or any Vice President and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. If such a certificate is manually signed by one such officer, any other signature on the certificate may be a facsimile. In the event any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office or to be employed by the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer had held such office on the date of issue.

      SECTION 6.02.     Stock Ledger. A stock ledger in one or more counterparts shall be kept by the Secretary, in which shall be recorded the name and address of each person, firm or corporation owning the shares evidenced by each certificate evidencing shares issued by the Corporation, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares stand on the stock ledger of the Corporation shall be deemed the owner and recordholder thereof for all purposes.

      SECTION 6.03.     Transfers of Shares. Registration of transfers of shares shall be made only in the stock ledger of the Corporation upon request of the registered holder of such shares, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and upon the surrender of the certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed, together with such proof of the authenticity of signatures as the Corporation may reasonably require.

      SECTION 6.04.     Addresses of Stockholders. Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder, and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such stockholder.

      SECTION 6.05.     Lost, Destroyed and Mutilated Certificates. Each recordholder of shares shall promptly notify the Corporation of any loss, destruction or mutilation of any certificate or certificates evidencing any share or shares of which he is the recordholder. The Board may, in its discretion, cause the Corporation to issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board may, in its discretion, require the recordholder of the shares evidenced by the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

      SECTION 6.06.     Regulations. The Board may make such other rules and regulations as it may deem expedient, not inconsistent with these By-laws, concerning the issue, transfer and registration of certificates evidencing shares.

      SECTION 6.07.     Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to, or to dissent from, corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action. A determination of the stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

ARTICLE VII

SEAL

      SECTION 7.01.     Seal. The Board may approve and adopt a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware”.

ARTICLE VIII

FISCAL YEAR

      SECTION 8.01.     Fiscal Year. The fiscal year of the Corporation shall end on the thirty-first day of December of each year unless changed by resolution of the Board.

ARTICLE IX

INDEMNIFICATION AND INSURANCE

      SECTION 9.01.     Liability of Directors. To the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no Director will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director. If the Delaware General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a Director shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article IX will not adversely affect any right of protection of a Director existing prior to such repeal or modification.

      SECTION 9.02.     Right to Indemnification. Each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a Director of an officer of the Corporation or is or was serving at the request of the Corporation as Director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnity in connection therewith; provided, however, that, except as provided in Section 9.04 hereof with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      SECTION 9.03.     Right to Advancement of Expenses. The right to indemnification conferred in Section 9.02 hereof shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expense”); provided, however, that, if the General Corporation Law so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 9.03 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 9.02 and 9.03 hereof shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

      SECTION 9.04.     Right of Indemnitee to Bring Suit. If a claim under Section 9.02 or 9.03 hereof is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring to suit against the

Corporation to recover the unpaid amount of the claim. If successful in whole or part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to Indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expanses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for Indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to Indemnification or to an Advancements of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancements of Expenses, under this Article IX or otherwise shall be on the Corporation.

      SECTION 9.05.     Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. The By-laws of the Corporation may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article IX.

      SECTION 9.06.     Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

      SECTION 9.07.     Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

ARTICLE X

AMENDMENTS

      SECTION 10.01.     Amendments. Any By-law (including these By-laws) may be altered, amended or repealed by the vote of the recordholders of a majority of the shares then entitled to vote at an election of directors or by written consent of stockholders pursuant to Section 2.09 hereof, or by vote of the Board or by a written consent of directors pursuant to Section 3.08 hereto.

EXHIBIT 6.09

FORM OF AFFILIATE LETTER FOR

AFFILIATES OF THE COMPANY

[                    ] [     ], 2004

Ispat International N.V.
15th Floor, Hofplein 20
3032 AC Rotterdam
The Netherlands

Ladies and Gentlemen:

      I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of International Steel Group Inc., (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 24, 2004 (the “Merger Agreement”), among Ispat International N.V., a company organized under the laws of The Netherlands (“Parent”), Park Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

      As a result of the Merger, I may receive Parent Class A Shares, par value $[          ] per share, of Parent (the “Parent Shares”). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $[          ] per share, of the Company (the “Company Shares”).

      I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

1. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

A. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

B. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

C. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

D. I understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [ ], 2004 BETWEEN THE REGISTERED HOLDER HEREOF AND ISPAT INTERNATIONAL N.V., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ISPAT INTERNATIONAL N.V.”

E. I understand that unless a sale or transfer by me of the Parent Shares is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

F. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

[2. By Parent’s acceptance of this letter, Parent hereby agrees with me as follows:

A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Shares by me under Rule 145 and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

B. It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and 1(F) above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.]

3. It is understood and agreed that this letter agreement will terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Very truly yours,

Name:

Agreed and accepted this [     ] day
of [                    ], 2004, by

ISPAT INTERNATIONAL N.V.

By:

Name:
Title:

ANNEX B

RICHMOND INVESTMENT HOLDINGS LIMITED

October 24, 2004

International Steel Group Inc.

4020 Kinross Lakes Parkway
Richfield, OH 44286

Re: LNM Transaction

Ladies and Gentlemen:

      Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), entered into among Ispat International N.V. (“Parent”), a company organized under the laws of The Netherlands, Park Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent, and International Steel Group Inc. (the “Company”), a Delaware corporation. Reference is also made to the Acquisition Agreement (the “Richmond Agreement”) between Parent and Richmond Investment Holdings Limited (“Richmond”), a company organized under the laws of the British Virgin Islands, for the purchase by Parent of all of the issued and outstanding capital stock of LNM Holdings N.V. (“LNM”), a company organized under the laws of The Netherlands Antilles (the “LNM Transaction”). All capitalized terms not defined herein will have the meanings ascribed to such terms in the Merger Agreement. Each of Richmond and the Company are referred to herein as a “party”.

      1. Richmond Agreement. Richmond hereby represents and warrants to the Company that, except as disclosed in the Parent Disclosure Schedule, a Parent SEC Report filed prior to the date hereof, the Richmond Agreement, the LNM Disclosed Information or the Parent Prospectus:

      (a) Richmond is the sole stockholder of LNM and has entered into the Richmond Agreement; (b) the Richmond Agreement is a valid and binding agreement of Richmond, and is not in default by its terms nor has it been canceled by us; (c) the representations and warranties of Richmond contained in the Richmond Agreement are true and correct in all material respects; (d) Richmond is not in breach or violation of, or default under, the Richmond Agreement in any material respect; (e) to Richmond’s knowledge, Parent is not in breach or violation of, or default under, the Richmond Agreement; (f) Richmond has not received any claim of default under such agreement; (g) neither the execution of the Richmond Agreement or the Merger Agreement nor the consummation of any transactions contemplated thereby shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect the rights of Parent for indemnification under the Richmond Agreement; (h) the execution and delivery of this letter agreement by Richmond have been duly authorized by all necessary corporate, partnership or other similar action; (i) this letter agreement has been duly executed and delivered by the Richmond and constitutes the valid and binding obligation of the Richmond enforceable against the Redmond Seller in accordance with its terms; and (j) the execution and delivery of this agreement by the Richmond does not, and the performance of this letter agreement by the Richmond will not, conflict with or violate the certificate of incorporation, by-laws or similar organizational documents of the Richmond.

      2. Dividends. Except as permitted or otherwise contemplated by the Richmond Agreement, from the date of this letter agreement through the earlier of (i) the termination of the Merger Agreement and (ii) the closing date of the LNM Transaction, Richmond will cause LNM not to declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of LNM capital stock or repurchase or otherwise acquire, directly or indirectly, any of LNM’s capital stock or enter into any binding agreement to do any of the foregoing.

      3. Access to Information. Except as prohibited by any confidentiality agreement or similar agreement or arrangement to which Richmond or the Company or any of their respective subsidiaries is a party or in accordance with applicable Law, from the date of this Agreement until the earlier of (A) the termination of the Merger Agreement and (B) the Effective Time, Richmond shall cause LNM and it subsidiaries to: (i) provide to the Company and the Company’s Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of LNM and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of LNM and its subsidiaries as is reasonably necessary in order for the Company to perform due diligence review with respect to representations, warranties and covenants provided to the Company pursuant to the Merger Agreement.

      4. Non-Survival of Representations, Warranties. The representations and warranties in this letter agreement shall terminate at the Effective Time.

      5. Parties in Interest. This letter agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

      6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement were not performed in accordance with the terms hereof, in addition to any other remedy at law or equity.

      8. Entire Agreement; Assignment. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This letter agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

      8. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

      9. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this letter agreement.

      10. Amendment. This letter agreement may not be amended or modified except (a) by an instrument in writing signed by each of the parties hereto or (b) by a waiver in accordance with paragraph 11 hereof.

      11. Extension; Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other parties hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.

Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[SIGNATURE PAGE TO FOLLOW]

Very truly yours,

RICHMOND INVESTMENT HOLDINGS LIMITED

By:	/s/ SUDHIR MAHESHWARI

Name: Sudhir Maheshwari

Title:	Director

ACCEPTED AND AGREED:

INTERNATIONAL STEEL GROUP INC.

By:	/s/ RODNEY B. MOTT

Name: Rodney B. Mott

Title:	President & Chief Executive Officer

ANNEX C

PARENT SHAREHOLDER SUPPORT AGREEMENT

      PARENT SHAREHOLDER SUPPORT AGREEMENT, dated as of October 24, 2004 (this “Agreement”), between International Steel Group Inc., a Delaware corporation (the “Company”), and that certain shareholder of Ispat International N.V., a company organized under the laws of The Netherlands (“Parent”), whose name appears on the signature pages of this Agreement (the “Shareholder”).

      WHEREAS, the Shareholder owns of record and beneficially and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of Class A Shares and Class B Shares, par value — 0.01 per share (collectively, “Parent Capital Stock”), of Parent, as set forth opposite the Shareholder’s name on Exhibit A hereto (all such shares of Parent Capital Stock and any shares of Parent Capital Stock of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”);

      WHEREAS, Parent, Park Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to the Shareholder, which provides, upon the terms and subject to the conditions thereof, for the merger of the Company with and into Merger Sub (the “Merger”); and

      WHEREAS, Parent is entering into an acquisition agreement (the “Richmond Agreement”) with Richmond Investment Holdings Limited, a company organized under the laws of the British Virgin Islands, for the purchase by Parent of all of the issued and outstanding capital stock of LNM Holdings N.V. (“LNM”), a company organized under the laws of The Netherlands Antilles (the “LNM Transaction”).

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

      SECTION 1.01.     Voting Agreement. (a) The Shareholder, by this Agreement, with respect to the Shareholder’s Shares, hereby agrees to vote, at any meeting of the Shareholders of Parent, and in any action by written consent of the stockholders of Parent, all of the Shareholder’s Shares (i) in favor of the approval of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, (ii) in favor of the approval of the Richmond Agreement, the LNM Transaction and all other transactions contemplated by the Richmond Agreement, (iii) against any action, agreement or transaction (other than the Merger Agreement, the Richmond Agreement or the transactions contemplated thereby) or proposal (including any Alternative Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or the Richmond Agreement or that could result in any of the conditions to Parent’s obligations under the Merger Agreement or the Richmond Agreement not being fulfilled, and (iv) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and the Richmond Agreement that are considered and voted upon by the shareholders of Parent. For purposes of this Agreement, “Alternative Proposal” means any proposal or offer involving Parent or LNM that Parent knows would represent an alternative to, or would prevent or materially delay, the transactions contemplated by the Merger Agreement. The Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

ARTICLE II

ADDITIONAL AGREEMENTS

      SECTION 2.01.     Restriction on Transfer of Shares. The Shareholder agrees that the Shareholder shall not, directly or indirectly, (a) sell, assign, dispose of, or transfer (including by operation of law) any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares that would prevent the Shareholder from voting as provided in Section 1.01 hereof or (d) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations hereunder.

      SECTION 2.02.     No Solicitation of Transactions. The Shareholder shall not, directly or indirectly, through any officer, director, agent or otherwise, enter into any contract, agreement or commitment contemplating or otherwise relating to any Alternative Proposal.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

      The Shareholder hereby severally represents and warrants to the Company and as follows:

      SECTION 3.01.     Ownership of Shares. The Shareholder owns of record and beneficially and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the shares.

      SECTION 3.02.     Organization, Authority and Qualification. The Shareholder is a corporation or other such entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite corporate, partnership or other similar power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by such entity have been duly authorized by all necessary corporate, partnership or other similar action. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with its terms.

      SECTION 3.03.     No Conflict. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, conflict with or violate the certificate of incorporation, by-laws or similar organizational documents of the Shareholder. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, (a) conflict with or violate any Law applicable to the Shareholder or by which any property or asset of the Shareholder is bound or affected, or (b) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (b), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by the Shareholder of any of its obligations pursuant to this Agreement.

      SECTION 3.04.     Required Filings and Consents. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require any require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws and state takeover laws, the pre-merger notification requirements of the HSR

Act, and the requirements of the Foreign Merger Filings, and (ii) where the failure to obtain such consents, approvals, authorizations or permits would not, individually or in the aggregate, prevent or materially delay the performance by the Shareholder of any of its obligations pursuant to this Agreement.

      SECTION 3.05.     Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Shareholder, threatened against the Shareholder, or any property or asset of the Shareholder, before any Governmental Authority that seeks to materially delay or prevent the consummation of such the transaction contemplated by this Agreement.

      SECTION 3.06.     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder.

ARTICLE IV

TERMINATION

      SECTION 4.01.     Termination. The obligations of the Shareholder under this Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms under any provision of Section 8.01 of the Merger Agreement. Nothing in this Section 4.01 shall relieve any party of liability for any breach of this Agreement.

ARTICLE V

MISCELLANEOUS

      SECTION 5.01.     Expenses. Except as otherwise provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby are consummated.

      SECTION 5.02.     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 5.03.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

      if to the Shareholder:

Ispat International Investments, S.L., Sociedad Unipersonal
Avda. Alcalde
Ramirez Bethencourt, 6
Las Palmas de Gran Canaria
Facsimile No.: +44-20-7355-2105
Attention: Sudhir Maheshwari

      with a copy to:

Ispat International Ltd.
Berkeley Square House
7th Floor
Berkeley Square
London W1X 5PN
United Kingdom
Facsimile No.: +44-20-7412-0203
Attention: General Counsel

      with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No: (212) 848-7179

Attention:	John A. Marzulli, Jr.

Peter J. Rooney

Email:	jmarzulli@shearman.com

prooney@shearman.com

      if to the Company:

International Steel Group Inc.
4020 Kinross Lakes Parkway
Richfield, OH 44286
Facsimile No: (330) 659-9132
Attention: General Counsel
Email: chernandez@intlsteel.com

      with a copy to:

Jones Day
222 East 41st Street
New York, New York 10017
Facsimile No.: (212) 755-7306
Attention: Robert A. Profusek
E-mail: raprofusek@jonesday.com

      SECTION 5.04.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 5.05.     Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that the Company may assign all or any of its rights and obligations hereunder to any affiliate of the Company; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 5.06.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 5.07.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

      SECTION 5.08.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 5.09.     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 5.10.     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.10.

      SECTION 5.11.     Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by each of the parties hereto or (b) by a waiver in accordance with Section 5.11.

      SECTION 5.12.     Extension; Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other parties hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

INTERNATIONAL STEEL GROUP INC.

By	/s/ RODNEY B. MOTT

Name: Rodney B. Mott
Title: President & Chief Executive Officer

ISPAT INTERNATIONAL INVESTMENTS, S.L.

By	/s/ SUDHIR MAHESHWARI

Name: Sudhir Maheshwari
Title: Director

EXHIBIT A

Number of Shares of Parent
Capital Stock Owned
Name of Shareholder	Beneficially and of Record

ISPAT INTERNATIONAL INVESTMENTS, S.L	26,100,000 Parent Class A Shares
72,150,000 Parent Class B Shares

ANNEX D

COMPANY SHAREHOLDER SUPPORT AGREEMENT

      COMPANY SHAREHOLDER SUPPORT AGREEMENT, dated as of October 24, 2004 (this “Agreement”), among Ispat International N.V., a company organized under the laws of The Netherlands (“Parent”), and each of the stockholders whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

      WHEREAS, as of the date hereof and except as noted on Exhibit A hereto, each Stockholder represents and warrants to Parent that such Stockholder owns of record and beneficially and has good, valid and marketable title to, subject to Section 3.01, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock being referred to herein as the “Shares”);

      WHEREAS, Parent, Park Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the International Steel Group Inc., a Delaware corporation (the “Company”), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of the Company with Merger Sub (the “Merger”); and

      WHEREAS, Parent has required that Stockholders enter into this Agreement as a condition to Parent entering into the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, each Stockholder for himself individually and severally only, hereby agrees as follows:

ARTICLE I

VOTING AGREEMENT

      SECTION 1.01.     Grant of Proxy. (a) On the terms and subject to the conditions hereof, each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such Stockholder’s Shares and any other shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement, (ii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Competing Transaction) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement that is considered and voted upon by the stockholders of the Company. Each Stockholder further agrees to cause such Stockholder’s Shares (and such other shares) to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding any other provision hereof, upon the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement, (regardless of the circumstances (including whether or not there is a dispute as to whether such termination was in accordance with the Merger Agreement)) the foregoing proxy will terminate automatically and without further action.

(a) Each Stockholder agrees to promptly notify Parent and the Company of the number of any new Shares or any other securities of the Company acquired by such Stockholder, if any, after the date hereof.

ARTICLE II

THE OPTION

      SECTION 2.01.     Option Premium Payment. (a) Within one Business Day after Stockholder provides written notice of wire transfer instructions to Parent, Parent shall pay to each Stockholder by wire transfer in immediately available funds to the account set forth in such notice an amount in cash equal to $3.50 (the “Option Premium”) multiplied by the number of Shares held by such Stockholder as set forth in Exhibit A (the “Aggregate Option Premium” with respect to such Stockholder).

      (b) Upon termination of the Merger Agreement by Parent pursuant to Section 8.01(b) or 8.01(g) resulting solely from a failure of the condition to the closing of the Merger Agreement set forth in Section 7.02(a) and 7.02(b) to be satisfied, each Stockholder shall refund his Aggregate Option Premium to Parent and the Option Premium payment will be deemed rescinded.

      (c) Upon consummation of the Merger, the Option Premium will be credited against the per share Merger Consideration to which a Stockholder would be entitled upon conversion, but in no event will Parent be entitled to any other portion of the Merger Consideration to which Stockholder is entitled upon conversion of his Shares.

      SECTION 2.02.     Grant of Option. On the terms and subject to the conditions hereof, each Stockholder hereby grants to Parent an irrevocable option (the “Option”) to purchase such Stockholder’s Shares at a price per Share equal to $38.50 payable in cash (the “Exercise Price”, and the Exercise Price multiplied by the number of Shares held by such Stockholders, the “Aggregate Exercise Price”).

      SECTION 2.03.     Trigger, Expiration and Exercise of the Option. (a) The Option shall expire if not exercised on or before April 30, 2005 (the “Option Expiration”) provided, however, if the Option shall become exercisable pursuant to paragraph (b) below in connection with a termination of the Merger Agreement pursuant to Section 8.01(b), the Option Expiration shall be postponed for a period of two (2) Business Days.

(a) The Option will become exercisable upon the termination of the Merger Agreement (the “Option Triggering Event”) under circumstances (i) in which Parent is immediately entitled to the Company Fee pursuant to Section 8.03(b) of the Merger Agreement or (ii) in which Parent could be entitled to the Company Fee at a future date pursuant to Section 8.03(b), clauses (ii) or (iii), of the Merger Agreement. Parent may exercise the Option at any time and from time to time, with respect to any or all of the Shares, only following the Option Triggering Event and until the Option Expiration. In the event that Parent wishes to exercise the Option, Parent shall give written notice of such exercise (the date of such notice being herein called the “Notice Date”) to the Stockholders. The notice of exercise shall specify a place and date (not later than ten (10) business days and not earlier than two (2) business days following the Notice Date) for closing such purchase (the “Option Closing”).

      SECTION 2.04.     Closing Deliveries. At the Option Closing, (a) Parent shall pay the aggregate Exercise Price for the Shares being purchased from the Stockholders, by wire transfer of immediately available funds, to accounts to be designated not later than one business day prior to such Option Closing by the Stockholders by written notice to Parent and (b) each Stockholder shall deliver to Parent a certificate or certificates evidencing such Stockholder’s Shares, and each Stockholder agrees that such Stockholder’s Shares shall be transferred free and clear of all Liens, subject to Section 3.01. All such certificates shall be duly endorsed in blank, or with appropriate stock powers duly executed in blank attached thereto, in proper form for transfer, with the signature of each Stockholder or Parent, as the case maybe, thereon guaranteed, and with all applicable taxes paid or provided for.

      SECTION 2.05.     The Option Closing. (a) The Option Closing shall occur within ten (10) business days after the Notice Date; provided that (i) to the extent necessary, with respect to the exercise of the Option, any applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated and (ii) no preliminary or permanent injunction or other final non-appealable order, decree or ruling issued by any Governmental Authority preventing or prohibiting the exercise of the Option or the delivery of Shares subject to the Option shall be in effect.

(a) At the Option Closing, each Stockholder will deliver good and valid title to such Stockholder’s Shares, subject to Section 3.01, free and clear of any Liens, other than pursuant to this Agreement. Upon delivery of each Stockholder’s Shares and payment of the Aggregate Exercise Price contemplated herein, Parent will receive good, valid and marketable title to such Stockholder’s Shares, subject to Section 3.01, free and clear of any Liens.

      SECTION 2.06.     Certain Adjustments. (a) In the event of any change in the capital stock of the Company by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number or amount of shares, securities or other property subject to the Option, and the consideration payable thereon, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive, upon exercise of the Option, the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the Shares if the Option had been exercised immediately prior to such event relating to the Company or the record date therefor, as applicable. The provisions of this Section 2.06 shall apply in a like manner to successive stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or extraordinary distributions or similar transactions but will in no event apply to the Merger.

ARTICLE III

ADDITIONAL AGREEMENTS

      SECTION 3.01.     Restriction on Transfer of Shares. From the date hereof until the earliest to occur of: (1) the Effective Time, (2) a rescission of the Option Premium pursuant to Section 2.01(b), (3) termination of the Merger Agreement under circumstances pursuant to which, at the time of the termination of the Merger Agreement, Parent is not entitled or potentially entitled, depending upon future events, to receive the Company Fee pursuant to Section 8.03(b) of the Merger Agreement, and (4) April 30, 2005, each Stockholder agrees that such Stockholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing such Stockholder’s obligations hereunder. The parties recognize that certain of the Shares have previously been pledged to secure certain indebtedness and the liens arising therefrom will not constitute a breach of any provision hereof. Upon any exercise of the Option with respect to any such Shares, the parties will cooperate to cause the release of such Shares upon application of a portion of the proceeds from the Option proceeds related to the obligations.

      SECTION 3.02.     No Solicitation of Transactions. From the date hereof until the earlier to occur of (1) the Effective Time and (2) the termination of the Merger Agreement for any reason (regardless of the circumstances (whether or not there is a dispute as to whether such termination was in accordance with the Merger Agreement)) (the “No Shop Term”), each Stockholder agrees that he shall not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any agent of the Stockholder or any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Stockholder or any of its Affiliates, to take any such action; provided, however, that nothing in this Section 3.02 shall prevent a Stockholder or such Stockholder’s representatives or agents, in any such person’s capacity as a director or executive officer of the Company from engaging in any activity permitted pursuant to Section 6.04 of the Merger Agreement. Unless the No Shop Term has expired, each Stockholder shall, and shall direct or cause such Stockholder’s representatives and agents to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties that may be ongoing with respect to any Competing Transaction. During the No Shop Term, each Stockholder shall notify Parent as promptly as practicable (and in any event within one (1) day after the Stockholder attains knowledge thereof), orally and promptly thereafter in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions (including material amendments or proposed material amendments) thereof and the identity of the party making such proposal or offer or inquiry or contact.

      SECTION 3.03.     Affiliate Letters. Prior to the Closing, each Stockholder agrees to execute an affiliate letter as soon as possible after the date hereof, in the form and substance attached to the Merger Agreement as Exhibit 6.09 thereof.

      SECTION 3.04.     Further Assurances. From time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

      Each Stockholder hereby severally represents and warrants to Parent and as follows:

      SECTION 4.01.     Organization, Authority and Qualification. If such Stockholder is an individual, such Stockholder possesses all legal capacity to enter into this Agreement and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is a corporation, limited liability company, partnership or other entity, it is a corporation or other such entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite corporate, partnership or other similar power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is a corporation, limited liability company, partnership or other entity, the execution and delivery of this Agreement by such entity have been duly authorized by all necessary corporate, partnership or other similar action. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

      SECTION 4.02.     No Conflict. If such Stockholder is a corporation, limited liability company, partnership or other entity, the execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, conflict with or violate the certificate of incorporation, by-laws or similar organizational documents of such Stockholder. The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (a) conflict with or violate any Law applicable to such Stockholder, in his capacity as such, or by which such Stockholder’s Shares are bound or affected, or (b) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Shares of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (b), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations pursuant to this Agreement.

      SECTION 4.03.     Required Filings and Consents. The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws and the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations pursuant to this Agreement.

      SECTION 4.04.     Permitted Disclosure. Each Stockholder authorizes and agrees to permit Parent and the Company to publish and disclose in the Proxy Statement, the Registration Statement or the Euronext Statement and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

      SECTION 4.05.     Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of such Stockholder, threatened against such Stockholder, or any property or asset of such Stockholder, before any Governmental Authority that seeks to materially delay or prevent the consummation of the transaction contemplated by this Agreement.

      SECTION 4.06.     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any, or all, of the Stockholders.

ARTICLE V

TERMINATION

      SECTION 5.01.     Termination. Without limiting the generality of effect of any other provision hereof providing for a shorter term for any particular provision, subject to Section 2.03(a), this Agreement and the option granted hereunder shall terminate and be of no further force or effect on the Option Expiration provided, however, if the option granted hereunder is exercised on or prior to the Option Expiration, the option and the restrictions contained in Section 3.01 shall survive until the expiration of the period set forth in Section 2.05(a) for the Closing of the option. Nothing in this Section 5.01 shall relieve any party of liability for any willful breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

      SECTION 6.01.     Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

      SECTION 6.02.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

if to Parent:

Ispat International N.V.
15th Floor, Hofplein 20
3032 AC Rotterdam
The Netherlands
Facsimile No.:+31-10-217-8850
Attention: Company Secretary

with a copy to:

Ispat International Ltd.
Berkeley Square House
7th Floor
Berkeley Square
London W1X 5PN
United Kingdom
Facsimile No.:+44-20-7412-0203
Attention: General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No: (212) 848-7179

Attention:	John A. Marzulli, Jr. Peter J. Rooney

Email:	jmarzulli@shearman.com prooney@shearman.com

if to Rodney B. Mott:

c/o International Steel Group Inc.
4020 Kinross Lakes Parkway
Richfield, OH 44286

If to Wilbur L. Ross, WLR Recovery Fund L.P. and the other WLR Stockholders:

101 East 52nd Street
19th Floor
New York, NY 10022

      SECTION 6.03.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 6.04.     Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 6.05.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 6.06.     Governing Law. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

      SECTION 6.07.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 6.08.     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 6.09.     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 6.09.

      SECTION 6.10.     Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by each of the parties hereto or (b) by a waiver in accordance with Section 6.11.

      SECTION 6.11.     Extension; Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other parties hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      SECTION 6.12.     Certain Limitations. The stockholders have entered into this Agreement at the request of Parent, and there are no representations, warranties or covenants of any stockholder with respect to this Agreement, the transactions herein contemplated or the events giving rise thereto except as expressly provided herein, including without limitation as to the business, financial condition, results of operations or prospects of the Company.

[SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first written above.

ISPAT INTERNATIONAL N.V.

/s/ ADITYA MITTAL

Name: Mr. Aditya Mittal
Title: Managing Director A

STOCKHOLDERS

/s/ RODNEY B. MOTT

Name: Rodney B. Mott

WLR RECOVERY FUND L.P.

By:	WLR Recovery Associates LLC,

its General Partner

By:	/s/ WILBUR L. ROSS

Wilbur L. Ross, Jr., its Managing Member

WLR RECOVERY FUND II, L.P.

By:	WLR Recovery Associates II LLC,

its General Partner

By:	/s/ WILBUR L. ROSS

Wilbur L. Ross, Jr., its Managing Member
WLR RECOVERY ASSOCIATES II LLC

By:	/s/ WILBUR L. ROSS

Wilbur L. Ross, Jr., its Managing Member

/s/ WILBUR L. ROSS

Wilbur L. Ross, Jr.

/s/ WILBUR L. ROSS

Wilbur L. Ross, Jr., IRA

EXHIBIT A

LIST OF STOCKHOLDERS

Number of Shares of Company
Common Stock Owned
Name of Stockholder	Beneficially and of Record

Wilbur L. Ross	6,936,786
Rodney B. Mott	1,381,059 (1)

(1)	Pledged to Secure certain indebtedness.

ANNEX E

October 24, 2004

The Board of Directors

International Steel Group Inc.
4020 Kinross Lakes Parkway
Richfield, OH 44286

Dear Members of the Board:

      We understand that International Steel Group Inc., a Delaware corporation (the “Company”), is considering a transaction whereby the Company will be merged (the “Merger”) with and into Park Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Ispat International N.V., a company organized under the laws of The Netherlands (“Parent”) (or, in certain circumstances, Merger Sub may be merged with and into the Company). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 24, 2004 (the “Merger Agreement”) by and among Parent, Merger Sub and the Company, among other things, each outstanding share (other than certain shares specified in the Merger Agreement) of the common stock of the Company, par value of $0.01 per share (the “Shares”), will be converted into the right to receive one of the following (i) for each Share with respect to which an election to receive cash has been effectively made pursuant to the Merger Agreement, $42.00 in cash (the “Cash Consideration”), (ii) for each Share with respect to which an election to receive Class A Shares, nominal value €0.01 per share, of Parent (the “Parent Class A Shares”), has been effectively made pursuant to the Merger Agreement, that number of Parent Class A Shares (or fraction thereof) (the “Exchange Ratio”) equal to the quotient determined by dividing $42.00 by the average trading price of Parent’s common stock on the New York Stock Exchange for the 20 consecutive trading days ending two days prior to the date the merger certificate is filed with the Delaware Secretary of State (the “Effective Time”), rounded to the nearest one thousandth of a share; provided, however, that if such quotient is less than 0.95865, the Exchange Ratio will be 0.95865 and if such quotient is greater than 1.21740, the Exchange Ratio will be 1.21740 (the “Stock Consideration”), or (iii) a combination of cash and Parent Class A Shares (or fraction thereof) as provided in the Merger Agreement (the “Mixed Consideration,” and collectively with the Cash Consideration and the Stock Consideration, the “Consideration”). The aggregate number of Shares that may be converted into the right to receive Cash Consideration will be 50%, and the aggregate number of Shares that may be converted into the right to receive Stock Consideration will be 50%, of the total number of Shares issued and outstanding as of the Effective Time. Holders of the Shares will receive Cash Consideration, Stock Consideration or Mixed Consideration in accordance with such holder’s individual elections and the proration mechanism described in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the Shares in the Merger, taken in the aggregate.

      UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services. UBS also will receive a fee upon delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to the Company and Parent and received compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates have held or traded, and may in the future hold or trade, securities of the Company and Parent for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Merger, nor does our opinion constitute a recommendation to any holder of the Shares as to how such holder should vote or act with respect to the Merger or any other matter. In addition, our opinion does not address, or constitute a recommendation with respect to, any particular holder election. We have not been asked to, nor do we, offer any opinion as to any terms of the Merger Agreement (other than with respect to the Consideration as expressly set forth herein) or the form of the Merger. We express no opinion as to what the value of Parent Class A Shares will be when issued pursuant to the Merger Agreement or the prices at which they will trade at any time in the future. In rendering this opinion, we have assumed, with your consent, that Parent, Merger Sub and the Company will comply in all material respects with the terms of the Merger Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. We understand that, contemporaneously with the Parent’s entering into the Merger Agreement, Parent has entered into the Acquisition Agreement, dated as of October 24, 2004 (the “LNM Stock Purchase Agreement”), between Parent and Richmond Investment Holdings Limited (“LNM Seller”) pursuant to which Parent will acquire from LNM Seller all of the issued and outstanding capital stock of LNM Holdings N.V. (“LNM”), as provided in the LNM Stock Purchase Agreement (the “LNM Acquisition”). We have assumed with your consent that the LNM Acquisition will be consummated prior to the consummation of the Merger in accordance with the terms of the LNM Stock Purchase Agreement without waiver, modification or amendment of any material term, condition or agreement.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information and other data relating to the Company, Parent and LNM, (ii) reviewed the reported prices and trading activity for the Shares and Parent Class A Shares, (iii) reviewed certain internal financial information and other data including estimates and financial forecasts provided by the Company, Parent and LNM that were provided to us by the Company, Parent and LNM, respectively, and are not publicly available, (iv) conducted discussions with the senior management of the Company, Parent and LNM concerning the businesses and financial prospects of the Company, Parent and LNM, respectively, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, Parent and LNM, (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions that we believe to be generally relevant, (vii) considered certain pro forma effects of the Merger on Parent’s financial statements, (viii) reviewed the Merger Agreement and the LNM Stock Purchase Agreement and (ix) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

      In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, Merger Sub and Parent, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, we have been advised by the Management of the Company, Parent and LNM that they reflect the best currently available estimates and judgments as to the future performance of the Company, Parent and LNM. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement and the LNM Stock Purchase Agreement will be obtained without any adverse effect on any of the Company, Parent or LNM or on the expected benefits of the transactions contemplated by the Merger Agreement or the LNM Stock Purchase Agreement in any way meaningful to our analysis. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares in the Merger, taken in the aggregate, is fair from a financial point of view to such holders.

Very truly yours,

/s/ UBS SECURITIES LLC

ANNEX F

PERSONAL AND CONFIDENTIAL

October 24, 2004

Board of Directors

International Steel Group Inc.
4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9000

Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of International Steel Group Inc. (the “Company”) of the Consideration (as defined below) to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 24, 2004 (the “Agreement”), among Ispat International N.V. (“Parent”), Park Acquisition Corp., a wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company. Pursuant to the Agreement, the Company will be merged with and into Acquisition Sub (the “Merger”) (or, in certain circumstances, Acquisition Sub may be merged with and into the Company) and each outstanding Share (other than certain Shares specified in the Agreement) will be converted into the right to receive one of the following: (i) for each Share with respect to which an election to receive cash has been effectively made pursuant to the Agreement, $42.00 in cash (the “Cash Consideration”), (ii) for each Share with respect to which an election to receive shares of Class A Shares, nominal value €0.01 per share (the “Parent Class A Shares”), of Parent has been effectively made pursuant to the Agreement, that number of Parent Class A Shares (or fraction thereof) (the “Exchange Ratio”) equal to the quotient determined by dividing $42.00 by the Average Parent Stock Price (as defined in the Agreement), provided, however, that if such quotient is less than 0.95865, the Exchange Ratio will be 0.95865, and if such quotient is greater than 1.21740, the Exchange Ratio will be 1.21740 (the “Stock Consideration”), or (iii) in certain cases, a combination of cash and Parent Class A Shares (or a fraction thereof) as provided in the Agreement (collectively with the Cash Consideration and the Stock Consideration, the “Consideration”); such conversions being subject to the procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The aggregate number of Shares that may be converted into the right to receive the Cash Consideration will be 50%, and the aggregate number of Shares that may be converted into the right to receive the Stock Consideration will be 50%, of the total number of Shares issued and outstanding as of the time of the Merger.

      We understand that, contemporaneously with the Parent entering into the Agreement, Parent has entered into the Acquisition Agreement, dated as of October 24, 2004 (the “LNM Agreement”), between Parent and Richmond Investment Holdings Limited (“LNM Seller”), pursuant to which Parent will acquire from LNM Seller all of the issued and outstanding capital stock of LNM Holdings N.V. (“LNM”), as provided in the

F-1

Board of Directors
International Steel Group Inc.
October 24, 2004
Page Two

LNM Agreement (the “LNM Acquisition”). It is our understanding, and we have assumed with your consent, that the LNM Acquisition will be consummated prior to the consummation of the Merger in accordance with the terms of the LNM Agreement without waiver, modification or amendment of any material term, condition or agreement.

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon the consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other services to the Company from time to time, including having acted as joint bookrunner, joint lead arranger and syndication agent of the Company’s $1,000,000,000 aggregate principal amount of senior secured credit facilities in May 2003, having acted as the Company’s financial advisor in connection with the acquisition of certain assets of Bethlehem Steel Corporation by the Company in May 2003, having acted as joint bookrunning lead manager of the initial public offering of 18,975,000 Shares in December 2003 and having acted as joint bookrunning lead manager of the offering of $600,000,000 aggregate principal amount of 6.5% senior notes of the Company in April 2004. We also may provide investment banking services to the Company and Parent and their affiliates in the future. In connection with the above-described services, we have received, and may receive, compensation.

      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company, Parent and their respective affiliates for their own account and the accounts of their customers and may at any time hold long and short positions of such securities. In connection with this opinion, we have reviewed, among other things, the Agreement; the LNM Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the fiscal year ended December 31, 2003; the Registration Statement on Form S-1 of the Company with respect to the initial public offering of Shares, including the prospectus dated December 10, 2003 included therein; annual reports to stockholders and Annual Reports on Form 20-F of Parent for the three fiscal years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; unaudited consolidated financial statements of Parent and its subsidiaries for the six-month period ended June 30, 2004; certain other communications from the Company and Parent to their respective stockholders; audited consolidated financial statements of LNM and its subsidiaries for the three fiscal years ended December 31, 2003; unaudited consolidated financial statements of LNM and its subsidiaries for the six-month period ended June 30, 2004; and certain internal financial analyses and forecasts for the Company, Parent and LNM prepared by their respective managements. We also have held discussions with members of the senior managements of the Company, Parent and LNM regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and the LNM Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Parent Class A Shares, compared certain financial and stock market information for the Company and Parent and certain financial information for LNM with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the steel industry
F-2

Board of Directors
International Steel Group Inc.
October 24, 2004
Page Three

specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of the Company, Parent and LNM have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, Parent and LNM, as the case may be. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Parent or LNM or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Agreement and the LNM Agreement will be obtained without any adverse effect on the Company, Parent or LNM or on the expected benefits of the transaction contemplated by the Agreement or the LNM Agreement in any way meaningful to our analysis. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our opinion does not address the relative merits of the Transaction as compared to any alternative business transactions that might be available to the Company. Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which Parent Class A Shares will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to the Transaction.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares in the Merger, taken in the aggregate, is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(Goldman, Sachs & Co.)

F-3

ANNEX G

APPRAISAL RIGHTS PROCEDURES RELATING TO ISG COMMON STOCK

      Under Delaware law, ISG stockholders will have appraisal rights in connection with the merger. If the merger is successfully completed, holders of shares of ISG common stock, or ISG shares, who (a) hold ISG shares at the effective time of the merger, (b) do not wish to accept the consideration provided for in the merger, and (c) comply with the procedures provided for in Section 262 of the Delaware General Corporation Law, or the DGCL, will be entitled to have their ISG shares appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares as determined by the court. The following summarizes the provisions of Section 262 of the Delaware General Corporation Law regarding appraisal rights that would be applicable in connection with the merger. This discussion is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, which follows this summary. If you fail to take any action required by Delaware law, your rights to an appraisal in connection with the merger will be waived or terminated.

      Notification of Merger’s Effective Time. Either before the effective time or within 10 days after the effective time, ISG will send notice of the effective time of the merger and the availability of appraisal rights to each holder of ISG shares.

      Electing Appraisal Rights. To exercise appraisal rights, the record holder of ISG shares must, within 20 days after the date ISG mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to ISG. This demand must reasonably inform ISG of the identity of the holder of record and that the stockholder demands appraisal of his, her or its ISG shares.

      A demand for appraisal must be delivered to: Carlos M. Hernandez, Secretary, International Steel Group Inc., 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9000.

      Only Record Holders May Demand Appraisal Rights. Only a record holder of ISG shares is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

      Court Petition Must Be Filed. Within 120 days after the effective time of the merger, ISG or any ISG stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of ISG shares. ISG will have no obligation to file such a petition. ISG stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

      Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements under Section 262 of the Delaware General Corporation Law for exercise of appraisal rights may make a written request to receive from ISG a statement of the aggregate number of shares not voted in favor of the merger and the total number of ISG shares with respect to which demands for appraisal have been received and the total number of holders of these shares. ISG will be required to mail these statements within ten days after it receives a written request.

      Appraisal Proceeding by Delaware Court. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the ISG stockholders are entitled to appraisal rights. The court will appraise the ISG shares owned by the ISG stockholders and determine its fair value. In determining fair value, the court may consider all relevant factors, including market values of ISG shares, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the ISG shares to the ISG stockholders entitled to appraisal.

      The value of ISG shares determined by the court could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any

ISG stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorney’s fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis against the value of all ISG shares entitled to appraisal.

      Effect of Appraisal Demand on Voting and Right to Dividends; Tax Consequences. Any ISG stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to ISG stockholders of record as of a date prior to the effective time. We describe in the proxy statement/ prospectus under “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares to ISG Stockholders”, beginning on page 68, the tax consequences to an ISG stockholder who receives cash for his or her ISG shares pursuant to the exercise of appraisal rights.

      Loss, Waiver or Withdrawal of Appraisal Rights. Holders of ISG shares will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. An ISG stockholder will also lose the right to an appraisal by delivering to ISG a written withdrawal of the ISG stockholder’s demand for an appraisal. Any attempt to withdraw that is made more than 60 days after the effective time of the merger requires ISG’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, an ISG stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest, as described under “THE MERGER AGREEMENT — Merger Consideration” beginning on page 83 in this proxy statement/ prospectus.

      Dismissal of Appraisal Proceeding. If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any ISG stockholder who has perfected a right of appraisal without the approval of the court.

Delaware General Corporation Law Section 262

           262 APPRAISAL RIGHTS.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated by a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with the interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Although Dutch law does not contain any provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands. Mittal Steel’s Articles of Association provide that managing directors be indemnified by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a managing director becomes a party by virtue of his or her position. Ispat International maintains an insurance policy with a third party insurer insuring officers and directors against this type of liability.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits

Exhibit
Number	Description of Document

2.1	Agreement and Plan of Merger and Reorganization, dated as of October 24, 2004, among Mittal Steel Company N.V. (formerly known as Ispat International N.V.), Park Acquisition Corp. and International Steel Group Inc. (included as Annex A to the Proxy Statement/ Prospectus).
2.2	Acquisition Agreement, dated as of October 24, 2004, between Mittal Steel Company N.V. (formerly known as Ispat International N.V.) and The Richmond Investment Holdings Limited (incorporated by reference to Annex A of the Mittal Steel prospectus furnished to the SEC on November 18, 2004 on Form 6-K).
3.1	Amended and Restated Articles of Association of Mittal Steel Company N.V., dated December 17, 2004 (English Translation).*
5.1	Opinion of NautaDutilh N.V., counsel to Mittal Steel Company N.V., as to the validity of the securities being registered.
8.1	Tax Opinion of Jones Day, counsel to International Steel Group Inc.
8.2	Tax Opinion of Shearman & Sterling LLP, counsel to Mittal Steel Company N.V.
10.1	Letter Agreement relating to the LNM Holdings acquisition, dated as of October 24, 2004, between The Richmond Investment Holdings Limited and International Steel Group Inc. (included as Annex B to the Proxy Statement/ Prospectus).
10.2	Parent Shareholder Support Agreement, dated as of October 24, 2004, between International Steel Group Inc. and Ispat International Investments, S.L., Sociedad Unipersonal (included as Annex C to the Proxy Statement/ Prospectus).
10.3	Company Shareholder Support Agreement, dated as of October 24, 2004, among Mittal Steel Company N.V. (formerly known as Ispat International N.V.) and certain stockholders of International Steel Group Inc. (included as Annex D to the Proxy Statement/ Prospectus).
10.4	Non-Competition Agreement, dated as of December 17, 2004, between Mittal Steel Company N.V. (formerly known as Ispat International N.V.) and Mr. Lakshmi N. Mittal.*
23.1	Consent of Deloitte Accountants B.V. (for Ispat International N.V. and Mittal Steel Company N.V.).
23.2	Consent of Ernst & Young Accountants (for LNM Holdings N.V.).
23.3	Consent of Ernst & Young Deutsche Allgemeïne Treuhand AG (for Ispat Hamburg Group of Companies).
23.4	Consent of Ernst & Young (for Caribbean Ispat Limited).
23.5	Consent of Ernst & Young Audit (for Ispat Unimetal Group of Companies).
23.6	Consent of KPMG LLP (for International Steel Group Inc.).

Exhibit
Number	Description of Document

23.7	Consent of KPMG Inc. (for Iscor Ltd.).
23.8	Consent of KPMG LLP (for Weirton Steel Corporation).
23.9	Consent of PricewaterhouseCoopers LLP (for Bethlehem Steel Corporation).
23.10	Consent of NautaDutilh N.V. (included in Exhibit 5.1 to this Registration Statement).
23.11	Consent of Jones Day (included in Exhibit 8.1 to this Registration Statement).
23.12	Consent of Shearman & Sterling LLP (included in Exhibit 8.2 to this Registration Statement).
24.1	Power of Attorney (included on the signature page of the Registrant’s Registration Statement on Form F-4 (File No. 333-121220) filed with the Commission on December 14, 2004).
99.1	Form of International Steel Group Inc. Proxy.
99.2	Consent of UBS Securities LLC.*
99.3	Consent of Goldman, Sachs & Co.
99.4	Consent of Wilbur L. Ross.*
99.5	Consent of Lewis B. Kaden.**
99.6	Form of Election and Instructions.

*	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s registration statement on Form F-4 (File No. 333-121220) filed with the Commission on February 3, 2005.

**	Previously filed as an exhibit to Amendment No. 2 to the registration statement on Form F-4 (File No. 333-121220) filed with the Commission on March 2, 2005.

(b)	Financial Statement Schedules

      All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in this registration statement.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(c) (1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rotterdam, The Netherlands, on March 11, 2005.

MITTAL STEEL COMPANY N.V.
(Registrant)

By:	/s/ H.J. SCHEFFER

Name: H.J. Scheffer
Title: Company Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Lakshmi N. Mittal	(Chairman of Board of Directors and Chief Executive Officer)	March 11, 2005

* Aditya Mittal	(Director and Principal Financial Officer)	March 11, 2005

Vanisha Mittal Bhatia	Director

* Malay Mukherjee	Director	March 11, 2005

* Ambassador Andrés Rozental	Director	March 11, 2005

* Fernando Ruiz Sahagun	Director	March 11, 2005

* Narayanan Vaghul	Director	March 11, 2005

* René Lopez	Director	March 11, 2005

* Muni Krishna T. Reddy	Director	March 11, 2005

Signature		Title	Date

/s/ MARC R. JESKE Ispat Inland Inc. Name: Marc R. Jeske Title: General Counsel and Corporate Secretary		Authorized Representative	March 11, 2005

*By:	/s/ H.J. SCHEFFER Name: H.J. Scheffer Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description Of Document

2.1	Agreement and Plan of Merger and Reorganization, dated as of October 24, 2004, among Mittal Steel Company N.V. (formerly known as Ispat International N.V.), Park Acquisition Corp. and International Steel Group Inc. (included as Annex A to the Proxy Statement/ Prospectus).
2.2	Acquisition Agreement, dated as of October 24, 2004, between Mittal Steel Company N.V. (formerly known as Ispat International N.V.) and The Richmond Investment Holdings Limited (incorporated by reference to Annex A of the Mittal Steel prospectus furnished to the SEC on November 18, 2004 on Form 6-K).
3.1	Amended and Restated Articles of Association of Mittal Steel Company N.V., dated December 17, 2004 (English Translation).*
5.1	Opinion of NautaDutilh N.V., counsel to Mittal Steel Company N.V., as to the validity of the securities being registered.
8.1	Tax Opinion of Jones Day, counsel to International Steel Group Inc.
8.2	Tax Opinion of Shearman & Sterling LLP, counsel to Mittal Steel Company N.V.
10.1	Letter Agreement relating to the LNM Holdings acquisition, dated as of October 24, 2004, between The Richmond Investment Holdings Limited and International Steel Group Inc. (included as Annex B to the Proxy Statement/ Prospectus).
10.2	Parent Shareholder Support Agreement, dated as of October 24, 2004, between International Steel Group Inc. and Ispat International Investments, S.L., Sociedad Unipersonal (included as Annex C to the Proxy Statement/ Prospectus).
10.3	Company Shareholder Support Agreement, dated as of October 24, 2004, among Mittal Steel Company N.V. (formerly known as Ispat International N.V.) and certain stockholders of International Steel Group Inc. (included as Annex D to the Proxy Statement/ Prospectus).
10.4	Non-Competition Agreement, dated as of December 17, 2004, between Mittal Steel Company N.V. (formerly known as Ispat International N.V.) and Mr. Lakshmi N. Mittal.*
23.1	Consent of Deloitte Accountants B.V. (for Ispat International N.V. and Mittal Steel Company N.V.).
23.2	Consent of Ernst & Young Accountants (for LNM Holdings N.V.).
23.3	Consent of Ernst & Young Deutsche Allgemeine Treuhand AG (for Ispat Hamburg Group of Companies).
23.4	Consent of Ernst & Young (for Caribbean Ispat Limited).
23.5	Consent of Ernst & Young Audit (for Ispat Unimetal Group of Companies).
23.6	Consent of KPMG LLP (for International Steel Group Inc.).
23.7	Consent of KPMG Inc. (for Iscor Ltd.).
23.8	Consent of KPMG LLP (for Weirton Steel Corporation).
23.9	Consent of PricewaterhouseCoopers LLP (for Bethlehem Steel Corporation).
23.10	Consent of NautaDutilh N.V. (included in Exhibit 5.1 to this Registration Statement).
23.11	Consent of Jones Day (included in Exhibit 8.1 to this Registration Statement).
23.12	Consent of Shearman & Sterling LLP (included in Exhibit 8.2 to this Registration Statement).
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form F-4 (File No. 333-121220) filed with the Commission on December 14, 2004).
99.1	Form of International Steel Group Inc. Proxy.
99.2	Consent of UBS Securities LLC.*
99.3	Consent of Goldman, Sachs & Co.
99.4	Consent of Wilbur L. Ross.*
99.5	Consent of Lewis B. Kaden.**
99.6	Form of Election and Instructions.

*	Previously filed as an exhibit to Amendment No. 1 to the registration statement on Form F-4 (File No. 333-121220) filed with the Commission on February 3, 2004.

**	Previously filed as an exhibit to Amendment No. 2 to the registration statement on Form F-4 (filed No. 333-121220) filed with the Commission on March 2, 2005.